As filed with the Securities and Exchange Commission on May 12, 2025
No. 333-285035

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 3
to
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GLYCOMIMETICS, INC.
(Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation or organization)	2834 (Primary Standard Industrial Classification Code Number)	06-1686563 (I.R.S. Employer Identification No.)
P.O. Box 65
Monrovia, Maryland 21770
(240) 243-1201
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Brian Hahn
Principal Executive and Financial Officer
GlycoMimetics, Inc.
P.O. Box 65
Monrovia, Maryland 21770
(240) 243-1201
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:
Asher M. Rubin, Esq. John H. Butler, Esq. Kostian Ciko, Esq. Kori M. Cooper, Esq. Sidley Austin LLP 787 Seventh Avenue New York, New York 10019 (212) 839-5300	Ryan A. Murr, Esq. Branden C. Berns, Esq. Chris W. Trester, Esq. Gibson, Dunn & Crutcher LLP One Embarcadero Center, Suite 2600 San Francisco, California 94111 (415) 393-8373

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this registration statement and the satisfaction or waiver of all other conditions under the Merger Agreement described herein.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
GlycoMimetics, Inc.
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. GlycoMimetics, Inc. may not sell the securities described in this preliminary proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary proxy statement/prospectus is not an offer to sell and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
PRELIMINARY PROXY STATEMENT/PROSPECTUS
SUBJECT TO COMPLETION, DATED MAY 12, 2025

PROPOSED MERGER
YOUR VOTE IS VERY IMPORTANT

To the Stockholders of GlycoMimetics, Inc. and Crescent Biopharma, Inc.,
GlycoMimetics, Inc., a Delaware corporation (“GlycoMimetics”), and Crescent Biopharma, Inc., a Delaware corporation (“Crescent”), entered into an Agreement and Plan of Merger and Reorganization on October 28, 2024, which agreement was subsequently amended on February 14, 2025 and April 28, 2025 (as amended, the “Merger Agreement”), pursuant to which, among other matters, and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Gemini Merger Sub Corp., a Delaware corporation (“First Merger Sub”), will merge with and into Crescent, with Crescent continuing as a wholly owned subsidiary of GlycoMimetics and the surviving corporation of the merger (the “First Merger”), and Crescent will merge with and into Gemini Merger Sub II, LLC, a Delaware limited liability company (“Second Merger Sub” and together with First Merger Sub, “Merger Subs”), with Second Merger Sub being the surviving entity of the merger (the “Second Merger” and, together with the First Merger, the “Merger”). After the completion of the Merger, Second Merger Sub will change its corporate name to “Crescent Biopharma Operating Company, LLC” and GlycoMimetics will change its name to “Crescent Biopharma, Inc.” The term “Combined Company” when used in the accompanying proxy statement/prospectus refers to the post-Merger corporate structure including Crescent Biopharma, Inc. (f/k/a GlycoMimetics, Inc.) as the parent entity and Crescent Biopharma Operating Company, LLC as its wholly-owned subsidiary.
At the closing of the First Merger (the “First Effective Time”), upon the terms and subject to the conditions set forth in the Merger Agreement: (i) each then-outstanding share of Crescent common stock (including shares of Crescent common stock issued in the Crescent Pre-Closing Financing (as defined below) and excluding shares to be canceled pursuant to the Merger Agreement and excluding dissenting shares) will be automatically converted solely into the right to receive a number of shares of GlycoMimetics common stock equal to the Exchange Ratio as described in more detail in the section titled “The Merger Agreement —Exchange Ratio” beginning on page 158 of the accompanying proxy statement/prospectus (the “Exchange Ratio”); (ii) each then-outstanding share of Crescent preferred stock will be converted into the right to receive a number of shares of GlycoMimetics Series A non-voting convertible preferred stock, par value $0.001 per share (“GlycoMimetics Series A Preferred Stock”), equal to the Exchange Ratio divided by 1,000; (iii) each then-outstanding option to purchase Crescent common stock will be assumed by GlycoMimetics, subject to adjustment as set forth in the Merger Agreement and described in more detail in the section titled “The Merger Agreement — Crescent Options” beginning on page 161 of the accompanying proxy statement/prospectus; (iv) each then-outstanding Crescent restricted stock unit will be assumed by GlycoMimetics, subject to adjustment as set forth in the Merger Agreement and described in more detail in the section titled “The Merger Agreement — Crescent Restricted Stock Units” beginning on page 162 of the accompanying proxy statement/prospectus; (v) each then-outstanding pre-funded warrant to purchase shares of Crescent common stock will be converted into a pre-funded warrant to purchase shares of GlycoMimetics common stock, subject to adjustment as set forth in the Merger Agreement and described in more detail in the section titled “The Merger Agreement — Crescent Warrants” beginning on page 162 of the accompanying proxy statement/prospectus; (vi) each in-the-money option to acquire shares of GlycoMimetics common stock (the “GlycoMimetics In the Money Option”) that is issued and outstanding (whether vested or unvested) will be cancelled and converted into the right to receive a number of shares of GlycoMimetics common stock equal to the number of shares underlying such option; (vii) each GlycoMimetics restricted stock unit will be cancelled and converted into the right to receive a number of shares of GlycoMimetics common stock equal to the number of unsettled shares of GlycoMimetics common stock underlying such GlycoMimetics restricted stock unit; and (viii) each share of GlycoMimetics common stock that is issued and outstanding at the First Effective Time will remain issued and outstanding in accordance with its terms and such shares, subject to the proposed reverse stock split, and will be unaffected by the Merger.
Based on GlycoMimetics’ and Crescent’s capitalization as of May 3, 2025 and taking into account GlycoMimetics’ current cash position, each share of Crescent common stock is currently estimated to be entitled to receive approximately 15.4192 shares of GlycoMimetics common stock. Each share of Crescent preferred stock will be converted into the right to receive a number of shares of GlycoMimetics Series A Preferred Stock, equal to the Exchange Ratio divided by 1,000. This estimated Exchange Ratio does not give effect to the proposed GlycoMimetics reverse stock split and is subject to adjustment based on GlycoMimetics’ estimated net cash at the closing of the First Merger as described in more detail in the section titled “The Merger Agreement — Exchange Ratio” beginning on page 158 of the accompanying proxy statement/prospectus.
In connection with the Merger, on February 14, 2025, Crescent and GlycoMimetics entered into an amended and restated subscription agreement (the “Subscription Agreement”) with certain institutional and accredited investors for the purchase of shares of Crescent common stock and Crescent pre-funded warrants for an aggregate purchase price of approximately $200.0 million (which includes $37.5 million of proceeds previously received by Crescent from the issuance of its convertible notes in October 2024 (the “Convertible Notes”) and accrued interest on such note), immediately prior to the closing of the Merger (referred to herein as the “Crescent Pre-Closing Financing”). The shares of Crescent common stock and Crescent pre-funded warrants that are issued in the Crescent Pre-Closing Financing will be converted into the right to receive a number of shares of GlycoMimetics common stock and pre-funded warrants to purchase shares of GlycoMimetics common stock, respectively, equal to the Exchange Ratio described in more detail in the section titled “The Merger Agreement — Exchange Ratio” beginning on page 158 of the accompanying proxy statement/prospectus. Crescent and the investors participating in the Crescent Pre-Closing Financing have also agreed to enter into a registration rights agreement (the “Registration Rights Agreement”) at the closing of the Crescent Pre-Closing Financing, pursuant to which, among other things, the Combined Company will agree to provide for the registration and resale of certain shares of Crescent common stock that are held by the investors participating in the Crescent Pre-Closing Financing from time to time pursuant to Rule 415 under the Securities Act (“Rule 415”). The Crescent Pre-Closing Financing is more fully described in the sections titled “Agreements Related to the Merger — Subscription Agreement” and “Agreements Related to the Merger — Registration Rights Agreement” beginning on pages 176 and 178, respectively, of the accompanying proxy statement/prospectus.
In connection with the Merger (based on GlycoMimetics’ and Crescent’s capitalization as of May 3, 2025, the estimated Exchange Ratio as described in the accompanying proxy statement/prospectus, and without giving effect to the proposed GlycoMimetics reverse stock split or dilution from any equity issued by Crescent after the date of the Merger Agreement and before the closing), GlycoMimetics is expected to issue approximately 1,430,841,779 shares of GlycoMimetics common stock, pre-funded warrants to purchase 278,010,526 shares of GlycoMimetics common stock, and 308,384 shares of GlycoMimetics Series A Preferred Stock, options to purchase 359,204,314 shares of GlycoMimetics common stock, and 46,779,077 GlycoMimetics restricted stock units. This registration statement/proxy relates to the offering and registration of such securities, as well as 278,010,526 shares of GlycoMimetics common stock reserved for issuance upon exercise of such pre-funded warrants, 308,384,000 shares of GlycoMimetics common stock reserved for issuance upon conversion of such GlycoMimetics Series A Preferred Stock, 359,204,314 shares of GlycoMimetics common stock reserved for issuance upon conversion of such GlycoMimetics stock options, and 46,779,077 shares of GlycoMimetics common stock reserved for issuance upon settlement of such GlycoMimetics restricted stock units (in each case, in the amounts actually issued or reserved for issuance in connection with the Merger).
Immediately after the Merger, based on the estimated Exchange Ratio as described in the accompanying proxy statement/prospectus, GlycoMimetics securityholders as of immediately prior to the Merger are expected to own approximately 2.6% of the outstanding shares of capital stock of the Combined Company (on a fully-diluted basis, and subject to dilution from any equity issued by Crescent after May 3, 2025 and before the closing), and former holders of Crescent securities (including those issued in the Crescent Pre-Closing Financing) are expected to own approximately 97.4% of the outstanding shares of capital stock of the Combined Company (on a fully-diluted basis), subject to certain assumptions, including, but not limited to, GlycoMimetics’ net cash as of closing being equal to $1.8 million. Under certain circumstances described in more detail in the section titled “The Merger Agreement — Exchange Ratio” beginning on page 158 of the accompanying proxy statement/prospectus, the ownership percentages may be adjusted up or down including, but not limited to, if GlycoMimetics’ net cash as of closing is less than $1.725 million or more than $1.875 million. GlycoMimetics currently estimates that its net cash as of closing will be approximately $1.8 million, and the currently estimated ownership percentages reflect this projection.
Shares of GlycoMimetics common stock are currently listed on Nasdaq under the symbol “GLYC.” GlycoMimetics is not currently in compliance with the minimum bid price requirement for continued listing on The Nasdaq Capital Market and has until June 16, 2025 to regain compliance with the minimum closing bid price requirement for continued listing on The Nasdaq Capital Market under Nasdaq Listing Rule 5550(a)(2). GlycoMimetics plans to file an initial listing application for the Combined Company with Nasdaq. After completion of the Merger, GlycoMimetics will be renamed “Crescent Biopharma, Inc.” and it is expected that the common stock of the Combined Company will trade on Nasdaq under the symbol “CBIO.” It is a condition to the consummation of the Merger that GlycoMimetics will receive confirmation from Nasdaq that the Combined Company has been approved for listing on Nasdaq, but there can be no assurance such listing condition will be met or that GlycoMimetics will obtain such confirmation from Nasdaq. If such listing condition is not met or if such confirmation is not obtained, the Merger will not be consummated unless the condition is waived. The Nasdaq condition set forth in the Merger Agreement is not expected to be waived by the applicable parties. However, in the event that the shares of GlycoMimetics common stock to be issued in the Merger are not approved for listing on Nasdaq, it is possible that GlycoMimetics and Crescent may mutually agree to waive the applicable condition and nonetheless proceed with completion of the Merger. If such condition is waived, GlycoMimetics will not recirculate an updated proxy statement/prospectus, nor will it solicit a new vote of stockholders prior to proceeding with the Merger. Accordingly, you are advised that GlycoMimetics stockholders will not have certainty regarding the listing of the Combined Company’s shares at the time you are asked to vote at the special meeting described below. On May 9, 2025, the last trading day before the date of the accompanying proxy statement/prospectus, the closing sale price of GlycoMimetics common stock was $0.2402 per share.
GlycoMimetics stockholders are cordially invited to attend the special meeting in lieu of the annual meeting of GlycoMimetics stockholders. GlycoMimetics is holding its special meeting in lieu of the annual meeting of stockholders (the “GlycoMimetics Special Meeting”) on June 5, 2025, at 9:00 a.m. Eastern Time, unless postponed or adjourned to a later date, in order to obtain the stockholder approvals necessary to complete the Merger and related matters. At the GlycoMimetics Special Meeting, GlycoMimetics will ask its stockholders to:
1.
Approve (i) the issuance of shares of GlycoMimetics common stock (including the shares of GlycoMimetics common stock issuable upon conversion of GlycoMimetics Series A Preferred Stock), which will represent more than 20% of the shares of GlycoMimetics common stock outstanding immediately prior to the Merger, to stockholders of Crescent, pursuant to the terms of the Merger Agreement, a copy of which is attached as Annex A, including the amendments thereto, to the accompanying proxy statement/prospectus, and (ii) the change of control of GlycoMimetics resulting from the Merger, pursuant to Nasdaq Listing Rules 5635(a) and 5635(b), respectively (the “Nasdaq Stock Issuance Proposal” or “Proposal No. 1”);

2.
Approve an amendment to the amended and restated certificate of incorporation of GlycoMimetics, as amended (the “GlycoMimetics Charter”), to increase the number of shares of GlycoMimetics common stock that GlycoMimetics is authorized to issue from 150,000,000 shares to 175,000,000, in the form attached as Annex G to the accompanying proxy statement/prospectus (the “Authorized Share Increase Proposal” or “Proposal No. 2”);

3.
Approve an amendment to the GlycoMimetics Charter to effect a reverse stock split of GlycoMimetics’ issued and outstanding common stock at a ratio in the range between 70:1 to 110:1, inclusive, in the form attached as Annex H to the accompanying proxy statement/prospectus, with the final ratio and effectiveness of such amendment and the abandonment of such amendment to be mutually agreed by the GlycoMimetics board of directors (the “GlycoMimetics Board”) and the Crescent board of directors (the “Crescent Board”) prior to the First Effective Time or, if the Nasdaq Stock Issuance Proposal is not approved by GlycoMimetics stockholders, determined solely by the GlycoMimetics Board (the “Reverse Stock Split Proposal” or “Proposal No. 3”);

4.
Approve (A) the redomestication of GlycoMimetics from the State of Delaware to the Cayman Islands by conversion (“Proposal No. 4A”) and (B)(i) the redomestication of GlycoMimetics from the State of Delaware to the Cayman Islands by way of continuation and (ii) the adoption of the memorandum and articles of association of the Combined Company (the “Cayman Articles”), substantially in the form attached as Annex J to this proxy statement/prospectus (“Proposal No. 4B” and together with Proposal No. 4A, the “Redomestication Proposal” or “Proposal No. 4”);

5.
Elect Patricia Andrews to the GlycoMimetics Board and to hold office until GlycoMimetics’ annual meeting of stockholders in 2028, and until her successor has been duly elected and qualified, or until her earlier death, resignation or removal (the “Director Election Proposal” or “Proposal No. 5”), provided that if the Merger is consummated, the approval of Proposal No. 5 will only have an effect until the completion of the Merger because the composition of the GlycoMimetics Board will be reconstituted upon completion of the Merger, in accordance with the Merger Agreement;

6.
Ratify the appointment of Ernst & Young LLP as GlycoMimetics’ independent registered public accounting firm for fiscal year ending December 31, 2025, provided that PricewaterhouseCoopers LLP is expected to be appointed for that fiscal year if the Merger is completed, as the Combined Company’s independent registered public accounting firm (the “Auditor Ratification Proposal” or “Proposal No. 6”);

7.
Approve the Crescent Biopharma, Inc. 2025 Stock Incentive Plan (the “Stock Plan Proposal” or “Proposal No. 7”);

8.
Approve the Crescent Biopharma, Inc. 2025 Employee Stock Purchase Plan (the “ESPP Proposal” or “Proposal No. 8”);

9.
Approve, on an advisory basis, certain compensation arrangements for GlycoMimetics’ named executive officers that are based on or otherwise relate to the Merger (the “Merger Compensation Proposal” or “Proposal No. 9”);

10.
Approve, on an advisory basis, the compensation of GlycoMimetics’ named executive officers (the “Say-on-Pay Proposal” or “Proposal No. 10”);

11.
Approve an adjournment of the GlycoMimetics Special Meeting, if necessary, to solicit additional proxies if there is not a sufficient number of votes in favor of the Nasdaq Stock Issuance Proposal, the Authorized Share Increase Proposal and/or the Reverse Stock Split Proposal (the “Adjournment Proposal” or “Proposal No. 11”); and

12.
Transact such other business as may properly come before the stockholders at the GlycoMimetics Special Meeting or any adjournment or postponement thereof.

As described in the accompanying proxy statement/prospectus, current and certain former directors and officers of GlycoMimetics who in the aggregate owned approximately 1.7% of the outstanding shares of GlycoMimetics common stock as of May 3, 2025, and certain Crescent stockholders who in the aggregate owned approximately 98.4% of the outstanding shares of Crescent capital stock as of May 3, 2025, are parties to stockholder support agreements with GlycoMimetics and Crescent, respectively, whereby such stockholders have agreed to vote in favor of the adoption of the Merger Agreement and the approval of the Merger and related transactions contemplated by the Merger Agreement, subject to the terms of the support agreements. Following the effectiveness of the registration statement on Form S-4 of which the accompanying proxy statement/prospectus is a part and pursuant to the Merger Agreement, Crescent stockholders holding a sufficient number of shares of Crescent capital stock to adopt the Merger Agreement and approve the Merger and related transactions will be asked to execute written consents providing for such adoption and approval.
While the Combined Company will not be considered a “controlled company” under the relevant listing rules of Nasdaq, it is anticipated that the Combined Company executive officers, directors and principal stockholders will, in the aggregate, beneficially own approximately 40.8% of the Combined Company’s outstanding shares of common stock (on a fully-diluted basis). As a result, if these stockholders were to choose to act together, they would be able to control or significantly influence all matters submitted to the Combined Company stockholders for approval, as well as the Combined Company’s management and affairs, though they have no agreement to do so nor any expectation of entering into such an agreement.
After careful consideration, each of the GlycoMimetics and the Crescent boards of directors has approved the Merger Agreement and has determined that it is advisable to consummate the Merger. The GlycoMimetics Board has approved the proposals described in the accompanying proxy statement/prospectus and recommends that its stockholders vote “FOR” the proposals described in the accompanying proxy statement/prospectus.

More information about GlycoMimetics, Crescent, the Merger Agreement and transactions contemplated thereby and the foregoing proposals is contained in the accompanying proxy statement/prospectus. GlycoMimetics urges you to read the accompanying proxy statement/prospectus carefully and in its entirety. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER “RISK FACTORS” BEGINNING ON PAGE 19 OF THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS.
GlycoMimetics and Crescent are excited about the opportunities the Merger brings to GlycoMimetics’ and Crescent’s stockholders and thank you for your consideration and continued support.
Brian Hahn	Joshua Brumm
Principal Executive Officer and Principal Financial Officer	Chief Executive Officer
GlycoMimetics, Inc.	Crescent Biopharma, Inc.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the accompanying proxy statement/prospectus. Any representation to the contrary is a criminal offense.
The accompanying proxy statement/prospectus is dated May 12, 2025, and is first being mailed to GlycoMimetics’ stockholders on or about May 14, 2025.

GLYCOMIMETICS, INC.
P.O. Box 65
Monrovia, MD 21770
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS IN LIEU OF ANNUAL MEETING OF STOCKHOLDERS
To the stockholders of GlycoMimetics, Inc.:
NOTICE IS HEREBY GIVEN that a virtual special meeting in lieu of annual meeting of stockholders (the “GlycoMimetics Special Meeting”) will be held on Thursday, June 5, 2025 at 9:00 a.m. Eastern Time, unless postponed or adjourned to a later date. The GlycoMimetics Special Meeting will be held exclusively online. You will be able to attend and participate in the GlycoMimetics Special Meeting online by visiting www.virtualshareholdermeeting.com/GLYC2025SM, where you will be able to listen to the meeting live, submit questions and vote.
The GlycoMimetics Special Meeting will be held for the following purposes:
1.
To approve (i) the issuance of shares of GlycoMimetics common stock (including the shares of GlycoMimetics common stock issuable upon conversion of GlycoMimetics Series A Preferred Stock), which will represent more than 20% of the shares of GlycoMimetics common stock outstanding immediately prior to the Merger, to stockholders of Crescent, pursuant to the terms of the Merger Agreement, a copy of which is attached as Annex A, including the amendments thereto, to the accompanying proxy statement/prospectus, and (ii) the change of control of GlycoMimetics resulting from the Merger, pursuant to Nasdaq Listing Rules 5635(a) and 5635(b), respectively;

2.
To approve an amendment to the amended and restated certificate of incorporation of GlycoMimetics, as amended (the “GlycoMimetics Charter”), to increase the number of shares of GlycoMimetics common stock that GlycoMimetics is authorized from 150,000,000 to issue to 175,000,000, in the form attached as Annex G to the accompanying proxy statement/prospectus;

3.
To approve an amendment to the GlycoMimetics Charter to effect a reverse stock split of GlycoMimetics’ issued and outstanding common stock at a ratio in the range between 70:1 to 110:1, inclusive, in the form attached as Annex H to the accompanying proxy statement/prospectus, with the final ratio and effectiveness of such amendment and the abandonment of such amendment to be mutually agreed by the GlycoMimetics Board and the Crescent Board prior to the First Effective Time or, if the Nasdaq Stock Issuance Proposal is not approved by GlycoMimetics stockholders, determined solely by the GlycoMimetics Board;

4.
To approve (A) the redomestication of GlycoMimetics from the State of Delaware to the Cayman Islands by conversion and (B)(i) the redomestication of GlycoMimetics from the State of Delaware to the Cayman Islands by way of continuation and (ii) and, as a special resolution for the purposes of Cayman Islands law, the adoption of the memorandum and articles of association of the Combined Company (the “Cayman Articles”), substantially in the form attached as Annex J to this proxy statement/prospectus;

5.
To elect Patricia Andrews to the GlycoMimetics Board and to hold office until GlycoMimetics’ annual meeting of stockholders in 2028, and until her successor has been duly elected and qualified, or until her earlier death, resignation or removal, provided that if the Merger is consummated, the approval of Proposal No. 5 will only have an effect until the completion of the Merger because the composition of the GlycoMimetics Board will be reconstituted upon completion of the Merger, in accordance with the Merger Agreement;

6.
To ratify the appointment of Ernst & Young LLP as GlycoMimetics’ independent registered public accounting firm for fiscal year ending December 31, 2025, provided that PricewaterhouseCoopers LLP is expected to be appointed for that fiscal year if the Merger is completed as the Combined Company’s independent registered public accounting firm;

7.
To approve the Crescent Biopharma, Inc. 2025 Stock Incentive Plan;

8.
To approve the Crescent Biopharma, Inc. 2025 Employee Stock Purchase Plan;

9.
To approve, on an advisory basis, certain compensation arrangements for GlycoMimetics’ named executive officers that are based on or otherwise relate to the Merger;

10.
To approve, on an advisory basis, the compensation of GlycoMimetics’ named executive officers;

11.
To approve an adjournment of the GlycoMimetics Special Meeting, if necessary, to solicit additional proxies if there is not a sufficient number of votes in favor of the Nasdaq Stock Issuance Proposal, the Authorized Share Increase Proposal and/or the Reverse Stock Split Proposal; and

12.
To transact such other business as may properly come before the stockholders at the GlycoMimetics Special Meeting or any adjournment or postponement thereof.

These proposals are collectively referred to as the “Proposals.”
The GlycoMimetics Board has fixed May 13, 2025 as the record date (the “Record Date”) for the determination of stockholders entitled to notice of, and to vote at, the GlycoMimetics Special Meeting and any adjournment or postponement thereof. Only holders of record of shares of GlycoMimetics common stock at the close of business on the Record Date are entitled to notice of, and to vote at, the GlycoMimetics Special Meeting. At the close of business on May 3, 2025, GlycoMimetics had 64,532,091 shares of common stock outstanding and entitled to vote.
Your vote is important. The affirmative vote of a majority of the shares of GlycoMimetics common stock entitled to vote on the subject matter and present at the GlycoMimetics Special Meeting, assuming a quorum is present, is required for approval of Proposal No. 1, Proposal No. 6, Proposal No. 7, Proposal No. 8, Proposal No. 9, Proposal No. 10 and Proposal No. 11. The affirmative vote of a majority of the votes properly cast by the holders of GlycoMimetics common stock in person or represented by proxy at the GlycoMimetics Special Meeting, assuming a quorum is present, is required for approval of Proposal No. 2 and Proposal No. 3. The affirmative vote of a majority of the outstanding shares of GlycoMimetics common stock entitled to vote thereon is required for approval of Proposal No 4A. The affirmative vote of not less than two-thirds of the votes properly cast by the holders of GlycoMimetics common stock in person or represented by proxy at the GlycoMimetics Special Meeting, assuming a quorum is present, is required for approval of Proposal No. 4B. With respect to Proposal No. 5, the director is elected by a plurality of the votes properly cast at the GlycoMimetics Special Meeting, and the director nominee receiving the highest numbers of affirmative votes properly cast will be elected. Approval of each of Proposal No. 1, Proposal No. 2 and Proposal No. 3 is a condition to the completion of the Merger. Therefore, the Merger cannot be consummated without the approval of Proposal Nos. 1, 2 and 3.
All stockholders are cordially invited to attend the special meeting. Even if you plan to attend the GlycoMimetics Special Meeting, GlycoMimetics requests that you sign and return the enclosed proxy or vote by mail or online to ensure that your shares will be represented at the GlycoMimetics Special Meeting if you are unable to attend. You may change or revoke your proxy at any time before it is voted at the GlycoMimetics Special Meeting.
THE GLYCOMIMETICS BOARD HAS DETERMINED AND BELIEVES THAT EACH OF THE PROPOSALS OUTLINED ABOVE IS FAIR TO, IN THE BEST INTERESTS OF, AND ADVISABLE TO GLYCOMIMETICS AND ITS STOCKHOLDERS AND HAS APPROVED EACH SUCH PROPOSAL. THE GLYCOMIMETICS BOARD RECOMMENDS THAT GLYCOMIMETICS STOCKHOLDERS VOTE “FOR” EACH SUCH PROPOSAL.
Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to Be Held on June 5, 2025 at 9:00 a.m. Eastern Time.
The proxy statement/prospectus, which also serves as the annual report to stockholders in connection with the special meeting in lieu of annual meeting, is available at www.glycomimetics.com.
By Order of the GlycoMimetics Board of Directors,
Brian Hahn
Principal Executive and Financial Officer
May 12, 2025

EXPLANATORY NOTE
The issuances of (i) all shares of GlycoMimetics common stock in exchange for each share of Crescent common stock (including shares of Crescent common stock issued in the Crescent Pre-Closing Financing), (ii) all pre-funded warrants to purchase GlycoMimetics common stock in exchange for pre-funded warrants to purchase Crescent common stock (including pre-funded warrants issued in the Crescent Pre-Closing Financing), (iii) all shares of GlycoMimetics Series A Preferred Stock in exchange for shares of Crescent Series Seed Convertible Preferred Stock, par value $0.0001 per share (“Crescent Preferred Stock”), (iv) all options to purchase shares of GlycoMimetics common stock in exchange for options to purchase shares of Crescent common stock, (v) all GlycoMimetics restricted stock units in exchange for Crescent restricted stock units, (vi) all shares of GlycoMimetics common stock issuable upon exercise of pre-funded warrants to purchase shares of GlycoMimetics common stock issued in exchange for pre-funded warrants to purchase shares of Crescent common stock, (vii) all shares of GlycoMimetics common stock issuable upon conversion of GlycoMimetics Series A Preferred Stock issued in exchange for Crescent Preferred Stock, (viii) all shares of GlycoMimetics common stock issuable upon exercise of options to purchase shares of GlycoMimetics common stock issued in exchange for options to purchase shares of Crescent common stock, and (ix) all shares of GlycoMimetics common stock issuable upon settlement of GlycoMimetics restricted stock units issued in exchange for Crescent restricted stock units, are intended to be covered by this registration statement on Form S-4 of which the accompanying proxy statement/prospectus is a part. There is no difference between the shares of GlycoMimetics common stock that will be issued in exchange for each share of Crescent common stock issued in the Crescent Pre-Closing Financing, the shares of GlycoMimetics common stock that will be issued in exchange for each other share of Crescent common stock, the shares of GlycoMimetics common stock that will be issuable upon the exercise of GlycoMimetics pre-funded warrants issued in exchange for Crescent pre-funded warrants, the shares of GlycoMimetics common stock that will be issuable upon conversion of GlycoMimetics Series A Preferred Stock issued in exchange for each share of Crescent Preferred Stock, the shares of GlycoMimetics common stock that will be issuable upon the exercise of GlycoMimetics options issued in exchange for Crescent options, and the shares of GlycoMimetics common stock that will be issuable upon the settlement of restricted stock units that will be issued in exchange for Crescent restricted stock units.

REFERENCES TO ADDITIONAL INFORMATION
The accompanying proxy statement/prospectus incorporates important business and financial information about GlycoMimetics, Inc. that is not included in or delivered with this document. You may obtain this information without charge through the Securities and Exchange Commission (“SEC”) website (www.sec.gov) or upon your written or oral request by contacting P.O. Box 65, Monrovia, MD 21770, Attention: Principal Executive and Financial Officer, or by calling (240) 243-1201. GlycoMimetics also maintains a website at www.glycomimetics.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. However, the information contained in or accessible through GlycoMimetics’ website is not part of the accompanying proxy statement/prospectus or the registration statement of which the accompanying proxy statement/prospectus forms a part.
To ensure timely delivery of these documents, any request should be made no later than May 22, 2025 to receive them before the GlycoMimetics Special Meeting.
For additional details about where you can find information about GlycoMimetics, please see the section titled “Where You Can Find More Information” beginning on page 401 of the accompanying proxy statement/prospectus.

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PAGE
INDEX TO FINANCIAL STATEMENTS	F-1
ANNEX A: AGREEMENT AND PLAN OF MERGER AND REORGANIZATION, AND THE AMENDMENT THERETO	A-1
ANNEX B: OPINION OF LUCID CAPITAL MARKETS	B-1
ANNEX C: FORM OF COMPANY STOCKHOLDER SUPPORT AGREEMENT	C-1
ANNEX D: FORM OF GLYCOMIMETICS STOCKHOLDER SUPPORT AGREEMENT	D-1
ANNEX E: FORM OF LOCK-UP AGREEMENT	E-1
ANNEX F: CERTIFICATE OF DESIGNATION OF SERIES A NON-VOTING CONVERTIBLE PREFERRED STOCK	F-1
ANNEX G: FORM OF CERTIFICATE OF AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF GLYCOMIMETICS, INC. TO REFLECT INCREASE IN AUTHORIZED SHARES	G-1
ANNEX H: FORM OF CERTIFICATE OF AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF GLYCOMIMETICS, INC. TO REFLECT REVERSE STOCK SPLIT	H-1
ANNEX I: PLAN OF CONVERSION	I-1
ANNEX J: FORM OF CAYMAN ISLANDS MEMORANDUM AND ARTICLES OF ASSOCIATION	J-1
ANNEX K: APPRAISAL RIGHTS (SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW)	K-1
ANNEX L: RESOLUTIONS OF THE GLYCOMIMETICS BOARD FOR THE CAYMAN REDOMESTICATION	L-1
ANNEX M: CAYMAN ISLANDS CERTIFICATE OF DESIGNATION	M-1
ANNEX N: FORM OF CRESCENT BIOPHARMA, INC. 2025 STOCK INCENTIVE PLAN	N-1
ANNEX O: FORM OF CRESCENT BIOPHARMA, INC. 2025 EMPLOYEE STOCK PURCHASE PLAN	O-1
ANNEX P: FORM OF GLYCOMIMETICS, INC. PROXY CARD	P-1

QUESTIONS AND ANSWERS ABOUT THE MERGER
Except where specifically noted, the following information and all other information contained in this proxy statement/prospectus does not give effect to the proposed reverse stock split described in Proposal No. 3 of this proxy statement/prospectus.
All references to Crescent’s “product candidates,” “programs,” “portfolio” and “pipeline” in this proxy statement/prospectus refer to the research programs with respect to which Crescent has the option to acquire intellectual property license rights pursuant to each of that certain (i) Antibody Discovery and Option Agreement, dated September 19, 2024 (the “Antibody Paragon Option Agreement”), and (ii) Amended and Restated ADC Discovery and Option Agreement, dated April 28, 2025 (the “ADC Paragon Option Agreement,” and together with the Antibody Paragon Option Agreement, the “Paragon Option Agreements”), each by and among Crescent, Paragon Therapeutics, Inc. (“Paragon”) and Parascent Holding LLC (“Parascent”). As of the date of this proxy statement/ prospectus, Crescent has exercised the option and entered into a license agreement for CR-001, but it has not exercised the option or entered into a license agreement for CR-002 or CR-003, nor does it expect to do so prior to the time that this registration statement on Form S-4 is declared effective by the SEC.
The following section provides answers to frequently asked questions about the Merger. This section, however, provides only summary information. For a more complete response to these questions and for additional information, please refer to the cross-referenced sections.
Q:
What is the Merger?

A:
On October 28, 2024, GlycoMimetics, Crescent, First Merger Sub and Second Merger Sub entered into the Merger Agreement, which agreement was subsequently amended on February 14, 2025 and April 28, 2025. A copy of the Merger Agreement is attached as Annex A, including the amendments thereto. The Merger Agreement contains the terms and conditions of the proposed Merger. Pursuant to the Merger Agreement, First Merger Sub will merge with and into Crescent, with Crescent continuing as a wholly owned subsidiary of GlycoMimetics and the surviving corporation of the First Merger. Crescent will then merge with and into Second Merger Sub, with Second Merger Sub being the surviving entity of the Second Merger. This entire transaction is referred to in this proxy statement/prospectus as the Merger. In connection with the Merger, GlycoMimetics will change its corporate name to “Crescent Biopharma, Inc.”

At the First Effective Time, upon the terms and subject to the conditions set forth in the Merger Agreement, (i) each then-outstanding share of Crescent common stock (including shares of Crescent common stock issued in the Crescent Pre-Closing Financing) (excluding shares to be canceled pursuant to the Merger Agreement and excluding dissenting shares) will be automatically converted solely into the right to receive a number of shares of GlycoMimetics common stock equal to the Exchange Ratio (described in more detail in the section titled “The Merger Agreement — Exchange Ratio” beginning on page 158 of this proxy statement/prospectus), (ii) each then-outstanding share of Crescent preferred stock will be converted into the right to receive a number of shares of GlycoMimetics Series A Preferred Stock equal to the Exchange Ratio divided by 1,000, in accordance with the terms of the Merger Agreement, (iii) each then-outstanding option to purchase Crescent common stock will be assumed by GlycoMimetics, subject to adjustment as set forth in the Merger Agreement, (iv) each then-outstanding Crescent restricted stock unit will be assumed by GlycoMimetics, subject to adjustment as set forth in the Merger Agreement, (v) each then-outstanding pre-funded warrant to purchase shares of Crescent common stock will be converted into a pre-funded warrant to purchase shares of GlycoMimetics common stock, subject to adjustment as set forth in the Merger Agreement and the form of warrant, (vi) each in-the-money option to acquire shares of GlycoMimetics common stock that is issued and outstanding (whether vested or unvested) will be cancelled and converted into the right to receive immediately prior to the First Effective Time a number of shares of GlycoMimetics common stock equal to the number of shares underlying such option, and (vii) each GlycoMimetics restricted stock unit will be cancelled and converted into the right to receive a number of shares of GlycoMimetics common stock equal to the number of unsettled shares of GlycoMimetics common stock underlying such GlycoMimetics restricted stock unit. Each share of GlycoMimetics common stock that is issued and outstanding at the First Effective Time will remain issued and outstanding in accordance with its terms and such shares, subject to the proposed reverse stock split, will be unaffected by the Merger.
In connection with the Merger (based on GlycoMimetics’ and Crescent’s capitalization as of May 3, 2025, the estimated Exchange Ratio as described in the accompanying proxy statement/prospectus, and without giving effect to the proposed GlycoMimetics reverse stock split or dilution from any equity issued by Crescent after the date of the Merger Agreement and before the closing), GlycoMimetics is expected to issue approximately 1,430,841,779 shares of GlycoMimetics common stock, pre-funded warrants to purchase 278,010,526 shares of GlycoMimetics common stock, 308,384 shares of GlycoMimetics Series A Preferred Stock, options to purchase 359,204,314 shares of GlycoMimetics common stock, and 46,779,077 GlycoMimetics restricted stock units. Additionally, it is expected there will be 278,010,526 shares of GlycoMimetics common stock reserved for issuance upon exercise of such pre-funded warrants to purchase shares of GlycoMimetics common stock, and 308,384,000 shares of GlycoMimetics common stock reserved for issuance upon conversion of such GlycoMimetics Series A Preferred Stock, 359,204,314 shares of GlycoMimetics common stock reserved for issuance upon conversion of such GlycoMimetics stock options, and 46,779,077 shares of GlycoMimetics common stock reserved for issuance upon settlement of such GlycoMimetics restricted stock units (in each case, in the amounts actually issued or reserved for issuance in connection with the Merger).
Immediately after the Merger and prior to closing of the Crescent Pre-Closing Financing, based solely on the estimated Exchange Ratio as described in this proxy statement/prospectus, GlycoMimetics securityholders as of immediately prior to the Merger are expected to own approximately 2.6% of the outstanding shares of capital stock of the Combined Company (on a fully-diluted basis, and subject to dilution from any equity issued by Crescent after May 3, 2025 and before the closing), and former holders of Crescent securities (including those issued in the Crescent Pre-Closing Financing) are expected to own approximately 97.4% of the outstanding shares of capital stock of the Combined Company (on a fully-diluted basis), subject to certain assumptions, including, but not limited to, GlycoMimetics’ net cash as of closing being equal to $1.8 million. Under certain circumstances described in more detail in the section titled “The Merger Agreement — Exchange Ratio” beginning on page 158 of this proxy statement/prospectus, the ownership percentages may be adjusted up or down including, but not limited to, if GlycoMimetics’ net cash as of closing is less than $1.725 million or more than $1.875 million. GlycoMimetics currently estimates that its net cash as of closing will be approximately $1.8 million, and the currently estimated ownership percentages reflect this projection.
Q:
Why are the two companies proposing to merge?

A:
GlycoMimetics and Crescent believe that combining the two companies will result in a company with a promising pipeline, a strong leadership team and substantial capital resources, focused on developing novel biologics designed to set a new standard for the treatment of solid tumors. For a more complete description of the reasons for the Merger, please see the sections titled “The Merger — GlycoMimetics’ Reasons for the Merger” and “The Merger — Crescent’s Reasons for the Merger” beginning on pages 126 and 130, respectively, of this proxy statement/prospectus.

Q:
What will happen to GlycoMimetics if, for any reason, the Merger with Crescent does not close?

A:
GlycoMimetics has invested significant time and incurred, and expects to continue to incur, significant expenses related to the proposed Merger with Crescent. In the event the Merger does not close, GlycoMimetics will have a limited ability to continue its current operations without obtaining additional financing. Although the GlycoMimetics Board may elect, among other things, to attempt to complete another strategic transaction if the Merger with Crescent does not close, the GlycoMimetics Board may instead divest all or a portion of GlycoMimetics’ business or take steps necessary to liquidate or dissolve GlycoMimetics’ business and assets if a viable alternative strategic transaction is not available. If GlycoMimetics decides to dissolve and liquidate its assets, GlycoMimetics would be required to pay all of its contractual obligations, and to set aside certain reserves for potential future claims, and there can be no assurance as to the amount of and the timing of such liquidation and distribution of available cash left to distribute to stockholders after paying the obligations of GlycoMimetics and setting aside funds for reserves.

Q:
Why am I receiving this proxy statement/prospectus?

A:
You are receiving this proxy statement/prospectus because you have been identified as a stockholder of GlycoMimetics as of the applicable Record Date, and you are entitled to vote to approve the matters set forth herein. This document serves as:

•
a proxy statement of GlycoMimetics used to solicit proxies for the GlycoMimetics Special Meeting to vote on the matters set forth herein;

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a prospectus of GlycoMimetics used to offer (i) shares of GlycoMimetics common stock issued in exchange for shares of Crescent common stock (including shares of Crescent common stock issued in the Crescent Pre-Closing Financing), (ii) shares of GlycoMimetics common stock issuable upon exercise of pre-funded warrants issued in exchange for pre-funded warrants to purchase shares of Crescent common stock sold in the Crescent Pre-Closing Financing, and (iii) shares of GlycoMimetics common stock issuable upon conversion of GlycoMimetics Series A Preferred Stock issued in exchange for shares of Crescent preferred stock in the Merger; and

•
the annual report of GlycoMimetics provided in connection with the special meeting in lieu of annual meeting.

Q:
What is the Crescent Pre-Closing Financing?

A:
In connection with the Merger, Crescent and GlycoMimetics entered into the Subscription Agreement with certain investors named therein, including, among others, Fairmount, Venrock Healthcare Capital Partners, BVF Partners, Paradigm BioCapital, RTW Investments, Blackstone Multi-Asset Investing, Frazier Life Sciences, Commodore Capital, Perceptive Advisers, Deep Track Capital, Boxer Capital Management, Soleus, Logos Capital, Driehaus Capital Management, Braidwell LP, and Wellington Management, pursuant to which such investors agreed to purchase shares of Crescent common stock and pre-funded warrants to purchase shares of Crescent common stock for an aggregate purchase price of approximately $200.0 million (which includes $37.5 million of proceeds previously received by Crescent from the issuance of its Convertible Notes and accrued interest on such note). Shares of Crescent common stock and pre-funded warrants issued pursuant to this financing transaction will be converted into shares of GlycoMimetics common stock and pre-funded warrants to acquire shares GlycoMimetics common stock, in accordance with the Exchange Ratio and the Merger Agreement.

Immediately after the First Merger, the shares of Crescent common stock and Crescent pre-funded warrants issued in the Crescent Pre-Closing Financing are expected to represent approximately 65.3% of the outstanding shares of common stock of the Combined Company (on a fully-diluted basis, and subject to dilution from any equity issued by Crescent after May 3, 2025 and before the closing). GlycoMimetics, Crescent and the investors participating in the Crescent Pre-Closing Financing have also agreed to enter into a Registration Rights Agreement at the closing of the Crescent Pre-Closing Financing, pursuant to which, among other things, the Combined Company will agree to provide for the registration and resale of certain shares of GlycoMimetics common stock that are held by the investors participating in the Crescent Pre-Closing Financing from time to time pursuant to Rule 415. The closing of the Crescent Pre-Closing Financing is conditioned upon the satisfaction or waiver of the conditions to the closing of the Merger as well as certain other conditions.
For a more complete description of the Crescent Pre-Closing Financing, please see the sections titled “Agreements Related to the Merger — Subscription Agreement” and “— Registration Rights Agreement” beginning on pages 176 and 178 of this proxy statement/prospectus, respectively.
Q:
What proposals will be voted on at the GlycoMimetics Special Meeting in connection with the Merger?

A:
Pursuant to the terms of the Merger Agreement, the following proposals must be approved by the requisite stockholder vote at the GlycoMimetics Special Meeting in order for the Merger to close:

Proposal No. 1 — The Nasdaq Stock Issuance Proposal to approve (i) the issuance of shares of GlycoMimetics common stock (including the shares of GlycoMimetics common stock issuable upon conversion of GlycoMimetics Series A Preferred Stock), which will represent more than 20% of the

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shares of GlycoMimetics common stock outstanding immediately prior to the Merger, to stockholders of Crescent, pursuant to the terms of the Merger Agreement, a copy of which is attached as Annex A, including the amendments thereto, to this proxy statement/prospectus, and (ii) the change of control of GlycoMimetics resulting from the Merger, pursuant to Nasdaq Listing Rules 5635(a) and 5635(b), respectively;
Proposal No. 2 — Authorized Share Increase Proposal to approve an amendment to the GlycoMimetics Charter to increase the number of shares of GlycoMimetics common stock that GlycoMimetics is authorized to issue from 150,000,000 to 175,000,000, in the form attached as Annex G to this proxy statement/prospectus;
If the GlycoMimetics Share Increase Amendment is approved by stockholders, upon its effectiveness, and without giving effect to the proposed reverse stock split described in Proposal No. 3 of this proxy statement/prospectus, GlycoMimetics will have a total of 175,000,000 authorized shares of GlycoMimetics common stock, with 64,532,091 shares of GlycoMimetics common stock issued and outstanding (as of May 3, 2025), and 20,811,991 shares reserved for issuance (as of May 3, 2025), leaving a balance of 89,655,918 shares of GlycoMimetics common stock authorized and unissued and not reserved for any specific purpose.
In connection with the Merger (based on the estimated Exchange Ratio as described in the accompanying proxy statement/prospectus, and without giving effect to the proposed GlycoMimetics reverse stock split), GlycoMimetics is expected to issue approximately 1,430,841,779 shares of GlycoMimetics common stock, and reserve (a) 278,010,526 shares of GlycoMimetics common stock for issuance upon exercise of pre-funded warrants to purchase shares of GlycoMimetics common stock, (b) 308,384,000 shares of GlycoMimetics common stock reserved for issuance upon conversion of GlycoMimetics Series A Preferred Stock, and (c) 405,983,391 shares of GlycoMimetics common stock in connection with the assumption of Crescent’s 2024 Equity Incentive Plan and outstanding options and restricted stock units. If the Authorized Share Increase Proposal is effected, the number of authorized shares of GlycoMimetics common stock available for issuance immediately following the Merger will be dependent upon the final reverse stock split ratio mutually agreed by the GlycoMimetics Board and the Crescent Board prior to the First Effective Time or, if the Nasdaq Stock Issuance Proposal is not approved by GlycoMimetics stockholders, determined solely by the GlycoMimetics Board. Assuming a reverse-stock split ratio of 90:1, the mid-point of the range for the reverse stock split ratio set forth in the Reverse Stock Split Proposal, as of immediately following the Merger, GlycoMimetics will have 16,615,265 shares of GlycoMimetics common stock issued and outstanding, and 11,257,665 shares of GlycoMimetics common stock reserved for issuance, leaving a balance of 147,127,070 shares of GlycoMimetics common stock authorized and unissued and not reserved for any specific purpose. The foregoing does not consider the effects of any reservations of GlycoMimetics common stock in connection with the Stock Plan Proposal or the ESPP Proposal, or the termination of the GlycoMimetics Amended and Restated 2013 Equity Incentive Plan and GlycoMimetics 2013 Employee Stock Purchase Plan in connection with such proposals; and
Proposal No. 3 — Reverse Stock Split Proposal to approve an amendment to the GlycoMimetics Charter to effect a reverse stock split of GlycoMimetics’ issued and outstanding common stock at a ratio in the range between 70:1 to 110:1, inclusive, with the final ratio and effectiveness of such amendment and the abandonment of such amendment to be mutually agreed by the GlycoMimetics Board and the Crescent Board prior to the First Effective Time or, if the Nasdaq Stock Issuance Proposal is not approved by GlycoMimetics stockholders, determined solely by the GlycoMimetics Board, the form attached as Annex H to this proxy statement/prospectus.
Each of Proposal Nos. 1, 2, and 3 is a condition to completion of the Merger. The issuance of GlycoMimetics common stock, including shares of GlycoMimetics common stock issuable upon conversion of GlycoMimetics Series A Preferred Stock, and GlycoMimetics Series A Preferred Stock in connection with the Merger and the change of control of GlycoMimetics resulting from the Merger will not take place unless Proposal Nos. 1, 2, and 3 are approved by GlycoMimetics stockholders and the Merger is consummated. Notwithstanding the approval of Proposal No. 2, if Proposal No. 1 is not approved or if the Merger is not consummated for any reason, the actions contemplated by Proposal No. 2 will not be effected. However, the GlycoMimetics Board may determine to effect the reverse stock split if approved by GlycoMimetics stockholders following the special meeting, even if Proposal No. 1 or Proposal No. 2 is not approved or the Merger is not otherwise completed.
In addition to the requirement of obtaining GlycoMimetics stockholder approval of Proposal No. 1 and Proposal No. 2, the closing of the Merger is subject to the satisfaction or waiver of each of the other closing conditions set forth in the Merger Agreement. For a more complete description of the closing conditions under the Merger Agreement, please see the section titled “The Merger Agreement — Conditions to the Completion of the Merger” beginning on page 171 of this proxy statement/prospectus.
The presence, by attending or being represented by proxy, at the GlycoMimetics Special Meeting of the holders of a majority of the shares of GlycoMimetics common stock outstanding and entitled to vote at the GlycoMimetics Special Meeting is necessary to constitute a quorum at the meeting for the Proposals.
Q:
What proposals are to be voted on at the GlycoMimetics Special Meeting, other than the Nasdaq Stock Issuance Proposal, the Reverse Stock Split Proposal and the Authorized Share Increase Proposal?

A:
At the GlycoMimetics Special Meeting, the holders of GlycoMimetics common stock will also be asked to consider the following proposals:

Proposal No. 4 — The Redomestication Proposal to approve (A) the redomestication of GlycoMimetics from the State of Delaware to the Cayman Islands by conversion and (B)(i) the redomestication of GlycoMimetics from the State of Delaware to the Cayman Islands by way of continuation and (ii) the adoption of the Cayman Articles;
Proposal No. 5 — The Director Election Proposal to elect one director nominee, Patricia Andrews, to serve until GlycoMimetics’ 2028 annual meeting of stockholders, or until her successor has been duly elected and qualified, or until her earlier death, resignation or removal;
Proposal No. 6 — The Auditor Ratification Proposal to ratify the selection of Ernst & Young LLP as GlycoMimetics’ independent registered public accounting firm for the fiscal year ending December 31, 2025;
Proposal No. 7 — The Stock Plan Proposal to approve the Crescent Biopharma, Inc. 2025 Stock Incentive Plan;
Proposal No. 8 — The ESPP Proposal to approve the Crescent Biopharma, Inc. 2025 Employee Stock Purchase Plan;
Proposal No. 9 — The Merger Compensation Proposal to approve, on an advisory basis, certain compensation arrangements for GlycoMimetics’ named executive officers that are based on or otherwise relate to the Merger;
Proposal No. 10 — The Say-on-Pay Proposal to approve, on an advisory basis, the compensation of GlycoMimetics’ named executive officers; and
Proposal No. 11 — The Adjournment Proposal to approve an adjournment of the GlycoMimetics Special Meeting, if necessary, to solicit additional proxies if there is not a sufficient number of votes in favor of the Nasdaq Stock Issuance Proposal, the Authorized Share Increase Proposal and/or the Reverse Stock Split Proposal.
The approval of Proposal Nos. 4, 5, 6, 7, 8, 9, 10 and 11 are not a condition to the Merger. GlycoMimetics does not expect that any matter other than the Proposals will be brought before the GlycoMimetics Special Meeting.
The presence, by attending or being represented by proxy, at the GlycoMimetics Special Meeting of the holders of a majority of the shares of GlycoMimetics common stock outstanding and entitled to vote at the GlycoMimetics Special Meeting is necessary to constitute a quorum at the meeting for the purpose of approving the Proposals.

Q:
What stockholder votes are required to approve the Proposals at the GlycoMimetics Special Meeting?

A:
The affirmative vote of a majority of the shares of GlycoMimetics common stock entitled to vote on the subject matter and present at the GlycoMimetics Special Meeting, assuming a quorum is present, is required for approval of Proposal Nos. 1, 6, 7, 8, 9, 10 and 11. The affirmative vote of a majority of the votes properly cast by the holders of GlycoMimetics common stock in person or represented by proxy at the GlycoMimetics Special Meeting, assuming a quorum is present, is required for approval of Proposal No. 2 and Proposal No. 3. The affirmative vote of a majority of the outstanding shares of GlycoMimetics common stock entitled to vote thereon is required for approval of Proposal No. 4A. The affirmative vote of not less than two-thirds of the votes properly cast by the holders of GlycoMimetics common stock in person or represented by proxy at the GlycoMimetics Special Meeting, assuming a quorum is present, is required for approval of Proposal No. 4B. With respect to Proposal No. 5, the director nominee is elected by a plurality of the votes properly cast at the GlycoMimetics Special Meeting, and the director nominee receiving the highest numbers of affirmative votes properly cast will be elected. Proposal No. 1 is conditioned on the approval of Proposal No. 2. Notwithstanding the approval of Proposal No. 1, if Proposal No. 2 is not approved, the actions contemplated by Proposal No. 1 will not be effected and the Merger will not be consummated.

Q:
What will Crescent stockholders, participants in Crescent’s 2024 Equity Incentive Plan, option holders and warrant holders receive in the Merger?

A:
Crescent stockholders will receive shares of GlycoMimetics common stock. GlycoMimetics will assume Crescent’s 2024 Equity Incentive Plan, as amended, along with issued and outstanding awards under such plan. Outstanding and unexercised options to purchase shares of Crescent common stock and outstanding Crescent restricted stock units immediately prior to the First Effective Time will be converted into options to purchase shares of GlycoMimetics common stock and GlycoMimetics restricted stock units, respectively, with necessary adjustments being made to the number of shares and exercise price underlying such options and restricted stock units in order to reflect the economic equivalent of the prior equity award in light of the Exchange Ratio. Crescent pre-funded warrant holders’ outstanding and unexercised pre-funded warrants to purchase shares of Crescent common stock immediately prior to the First Effective Time will be assumed by GlycoMimetics and each outstanding and unexercised pre-funded warrant will be converted into a pre-funded warrant to purchase shares of GlycoMimetics common stock, with necessary adjustments to the number of shares and exercise price to reflect the Exchange Ratio. Applying the Exchange Ratio, the former Crescent securityholders immediately before the Merger are expected to own approximately 97.4% of the aggregate number of shares of the Combined Company’s capital stock following the Merger (on a fully-diluted basis, and subject to dilution from any equity issued by Crescent after May 3, 2025 and before the closing), and GlycoMimetics securityholders immediately before the Merger are expected to own approximately 2.6% of the aggregate number of shares of the Combined Company capital stock following the Merger (on a fully-diluted basis), subject to certain assumptions, including, but not limited to, GlycoMimetics’ net cash as of closing being equal to $1.8 million. Under certain circumstances further described in the Merger Agreement, the ownership percentages may be adjusted up or down including, but not limited to, if GlycoMimetics’ net cash is less than $1.725 million or more than $1.875 million. GlycoMimetics’ management currently anticipates GlycoMimetics’ net cash as of closing will be approximately $1.8 million, and the currently estimated ownership percentages reflect this projection.

For a more complete description of the treatment of Crescent common stock, Crescent’s 2024 Equity Incentive Plan, Crescent options, Crescent restricted stock units, and Crescent warrants in the Merger, please see the sections titled “The Merger Agreement — Merger Consideration” and “The Merger Agreement — Exchange Ratio” beginning on pages 157 and 158, respectively, of this proxy statement/prospectus. For a description of the effect of the Crescent Pre-Closing Financing on GlycoMimetics’ and Crescent’s current securityholders, please see the section titled “Agreements Related to the Merger — Subscription Agreement” beginning on page 176 of this proxy statement/prospectus.
Q:
Will the common stock of the Combined Company trade on an exchange?

A:
Shares of GlycoMimetics common stock are currently listed on Nasdaq under the symbol “GLYC.”

GlycoMimetics is not currently in compliance with the minimum bid price requirement for continued listing on The Nasdaq Capital Market and has until June 16, 2025 to regain compliance with the minimum closing bid price requirement for continued listing on The Nasdaq Capital Market under Nasdaq Listing Rule 5550(a)(2). GlycoMimetics intends to file an initial listing application for the common stock of the Combined Company with Nasdaq. After completion of the Merger, GlycoMimetics will be renamed “Crescent Biopharma, Inc.” and it is expected that the common stock of the Combined Company will trade on Nasdaq under the symbol “CBIO.” It is a condition to the consummation of the Merger that GlycoMimetics will receive confirmation from Nasdaq that the Combined Company has been approved for listing on Nasdaq, but there can be no assurance such listing condition will be met or that GlycoMimetics will obtain such confirmation from Nasdaq. If such listing condition is not met or if such confirmation is not obtained, the Merger will not be consummated unless the condition is waived. The Nasdaq condition set forth in the Merger Agreement is not expected to be waived by the applicable parties; however, if such condition is waived, GlycoMimetics will not recirculate an updated proxy statement/prospectus, nor will it solicit a new vote of stockholders prior to proceeding with the Merger. Accordingly, you are advised that GlycoMimetics stockholders will not have certainty regarding the listing of the Combined Company’s shares at the time you are asked to vote at the GlycoMimetics Special Meeting. For more information, please see the section entitled “Risk Factors — Risks Related to the Merger — GlycoMimetics and Crescent may mutually agree to waive the condition to the Merger requiring approval for listing on Nasdaq, and if such condition is waived, the Combined Company’s stock may not be listed on Nasdaq following completion of the Merger.” on page 19 of this proxy statement/prospectus.
On May 9, 2025, the last trading day before the date of this proxy statement/prospectus, the closing sale price of GlycoMimetics common stock was $0.2402 per share.
Q:
Who will be the directors of the Combined Company immediately following the Merger?

A:
Immediately following the Merger, the Combined Company’s board of directors will be composed of six members, all six of whom will have been designated by Crescent.

Effective as of the First Effective Time, the GlycoMimetics Board will appoint the following Crescent designees: Alexandra Balcom, Joshua Brumm, Peter Harwin, David Lubner, Susan Moran and Jonathan Violin to the board of directors of the Combined Company, and concurrent therewith all of GlycoMimetics’ current directors will resign from their positions as directors of the GlycoMimetics Board effective as of the First Effective Time. Peter Harwin is expected to be appointed as Chair of the board of directors of the Combined Company.
The staggered structure of three classes of directors of the GlycoMimetics Board will remain in place for the Combined Company following the completion of the Merger. See the section titled “Management Following the Merger” for additional information.
Q:
Who will be the executive officers of the Combined Company immediately following the Merger?

A:
Immediately following the Merger, the executive management team of the Combined Company is expected to consist of the following members of the Crescent executive management team:

Name	Title
Joshua Brumm	Chief Executive Officer and Director
Jonathan McNeill	Chief Operating Officer and President
Ellie Im	Chief Medical Officer
Richard Scalzo	Chief Financial Officer
Christopher Doughty	Chief Business Officer
Ryan Lynch	Treasurer, Senior Vice President of Finance and Chief Accounting Officer
Barbara Bispham	General Counsel and Corporate Secretary

Q:
As a GlycoMimetics stockholder, how does the GlycoMimetics Board recommend that I vote?

A:
The GlycoMimetics Board, in consultation with financial and legal advisors and management, evaluated the terms of the Merger Agreement and the related transactions contemplated thereby and: (i) determined that the Merger and the related transactions contemplated by the Merger Agreement are fair to, advisable and in the best interests of GlycoMimetics and its stockholders; (ii) approved and declared advisable the Merger Agreement and the related transactions contemplated by the Merger Agreement and the Subscription Agreement, including the issuance of shares of GlycoMimetics common stock, including shares of GlycoMimetics common stock issuable upon conversion of GlycoMimetics Series A Preferred Stock, in connection with the Merger and the Crescent Pre-Closing Financing, respectively; and (iii) recommends that GlycoMimetics’ stockholders vote “FOR” each of the Proposals.

Q:
What risks should I consider in deciding whether to vote in favor of the Merger?

A:
You should carefully review the section titled “Risk Factors” beginning on page 19 of this proxy statement/prospectus and the documents incorporated by reference herein, which set forth certain risks and uncertainties related to the Merger, risks and uncertainties to which the Combined Company’s business will be subject, and risks and uncertainties to which each of GlycoMimetics and Crescent, as independent companies, are subject.

Q:
When do you expect the Merger to be consummated?

A:
The Merger is anticipated to close in the late second quarter of 2025, but the exact timing cannot be predicted. For more information, please see the section titled “The Merger Agreement — Conditions to the Completion of the Merger” beginning on page 171 of this proxy statement/prospectus.

Q:
Why is GlycoMimetics seeking approval for the redomestication to the Cayman Islands (the “Cayman Redomestication”)?

A:
The GlycoMimetics and Crescent boards of directors believe that there are several reasons why the Cayman Redomestication is in the best interests of GlycoMimetics and GlycoMimetics’ stockholders. First, the Cayman Redomestication will eliminate the Combined Company’s obligation to pay the annual Delaware franchise tax, which GlycoMimetics and Crescent expect will result in substantial savings to the Combined Company over the long term. In addition, the Cayman Redomestication may help the Combined Company attract and retain qualified management by reducing the risk of lawsuits being filed against the Combined Company and its directors and officers. GlycoMimetics and Crescent believe that for the reasons described in this proxy statement/prospectus, in general, Cayman Islands law will provide greater protection to the Combined Company and its directors and officers than Delaware law. The GlycoMimetics Board believes that the Cayman Redomestication will give the Combined Company more flexibility and predictability in various corporation transactions. For more information, please see the section titled “Proposal No. 4 — The Redomestication Proposal” below.

Q:
How will the Cayman Redomestication affect the rights of the Combined Company’s stockholders?

A:
Your rights as a stockholder currently are governed by Delaware law and the provisions of the amended and restated certificate of incorporation of GlycoMimetics, and GlycoMimetics’ amended and restated bylaws. As a result of the Cayman Redomestication, you will become a shareholder of the Combined Company with rights governed by Cayman Islands law and the provisions of the memorandum and articles of association of the Combined Company, in the form attached as Annex J to this proxy statement/prospectus, which differ in certain respects from your current rights. These important differences are discussed and summarized in this proxy statement/prospectus under “Proposal No. 4 — The Redomestication — Effects of the Cayman Redomestication — Comparison of Rights of Holders of the Delaware Corporation Capital Stock and the Cayman Company Share Capital” beginning on page 213 of this proxy statement/prospectus.

x

Q:
What are the U.S. federal income tax considerations of the Cayman Redomestication to the Combined Company’s stockholders?

A:
Subject to the limitations and qualifications described in the section titled “Proposal No. 4 — The Redomestication Proposal — U.S. Federal Income Tax Considerations of the Cayman Redomestication” beginning on page 234 of this proxy statement/prospectus, GlycoMimetics intends that the Cayman Redomestication qualify as a “reorganization” within the meaning of Section 368(a) of the Code. As a result, a U.S. Holder (as defined therein) of the Combined Company stock (as defined therein) will not recognize gain or loss upon the Cayman Redomestication. For a more detailed discussion of the U.S. federal income tax considerations of the Cayman Redomestication, see the section titled “Proposal No. 4 — The Redomestication Proposal — U.S. Federal Income Tax Considerations of the Cayman Redomestication” beginning on page 234 of this proxy statement/prospectus.

Q:
What do I need to do now?

A:
GlycoMimetics urges you to read this proxy statement/prospectus carefully, including the annexes and the documents incorporated by reference, and to consider how the Merger affects you.

Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote at the GlycoMimetics Special Meeting, vote by proxy over the telephone, vote by proxy through the Internet or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time, the form of which is attached as Annex P. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote even if you have already voted by proxy.

•
To vote, attend the Special Meeting via the Internet and vote during the meeting.

•
To vote using the proxy card, simply complete, sign and date the proxy card that you may request or that we may elect to deliver at a later time and return it promptly in the envelope provided. If you return your signed proxy card to us before the special meeting, we will vote your shares as you direct.

•
To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number found on the Notice. Your vote must be received by June 4, 2025 at 11:59 p.m. Eastern Time to be counted.

•
To vote through the Internet, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the Notice. Your vote must be received by June 4, 2025 at 11:59 p.m. Eastern Time to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a Notice containing voting instructions from that organization rather than from GlycoMimetics. Simply follow the voting instructions in the Notice to ensure that your vote is counted. You may vote by telephone or over the Internet as instructed by your broker or bank. To vote at the GlycoMimetics Special Meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.
Q:
What if I return a proxy card or otherwise vote but do not make specific choices?

A:
If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the Nasdaq Stock Issuance Proposal, “For” the Authorized Share Proposal, “For” the Reverse Stock Split Proposal, “For” the Redomestication Proposal, “For” the Director Election Proposal, “For” the Auditor Ratification Proposal, “For” the Stock Plan Proposal, “For” the ESPP Proposal, “For” the Merger Compensation Proposal, and “For” the Adjournment Proposal. If any other matter is properly presented at the meeting, your proxy holder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Q:
What happens if I do not return a proxy card or otherwise vote or provide proxy instructions, as applicable?

A:
If you are a stockholder of record and fail to return your proxy card or otherwise vote, your shares will not be voted. If you are a beneficial owner of GlycoMimetics common stock and fail to provide proxy instructions, your shares will not be voted on non-routine matters.

Q:
If my GlycoMimetics shares are held in “street name” by my broker and I do not provide my broker or bank with voting instructions, what happens?

A:
If you are a beneficial owner of shares held in street name and you do not instruct your broker, bank or other agent how to vote your shares, your broker, bank or other agent will only be able to vote your shares with respect to proposals considered to be “routine.” Your broker, bank or other agent is not entitled to vote your shares with respect to “non-routine” proposals, which GlycoMimetics refers to as a “broker non-vote.” Whether a proposal is considered routine or non-routine is subject to stock exchange rules and final determination by the stock exchange. Even with respect to routine matters, some brokers are choosing not to exercise discretionary voting authority. As a result, GlycoMimetics urges you to direct your broker, bank or other agent how to vote your shares on all proposals to ensure that your vote is counted.

Q:
What are broker non-votes and do they count for determining a quorum?

A:
Generally, a “broker non-vote” occurs when shares held by a broker are not voted with respect to a particular proposal because the broker has not received voting instructions from its client(s) with respect to such shares on how to vote and does not have discretionary authority to vote on the matter.

Broker non-votes, if any, will be treated as shares present for the purpose of determining the presence of a quorum for the transaction of business at the GlycoMimetics Special Meeting. Broker non-votes, if any, will not be counted as “votes properly cast” or “shares entitled to vote” and will therefore have no effect on Proposal Nos. 1, 2, 3, 4B, 5, 6, 7, 8, 9, 10 and 11 and will have the effect of a vote “AGAINST” Proposal No. 4A.
Q:
May I revoke and/or change my vote after I have submitted a proxy or provided proxy instructions?

A:
GlycoMimetics stockholders of record, unless such stockholder’s vote is subject to a support agreement, may revoke and/or change their vote at any time before their proxy is voted at the GlycoMimetics Special Meeting in one of four ways:

•
You may submit another properly completed proxy with a later date by mail or via the internet.

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You can provide your proxy instructions via telephone at a later date.

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You may send a notice that you are revoking your proxy over the internet, following the instructions provided on your proxy card.

•
You may attend the GlycoMimetics Special Meeting and vote during the meeting. Simply attending the GlycoMimetics Special Meeting will not, by itself, revoke your proxy and/or change your vote.

Q:
What are the material U.S. federal income tax considerations of the Merger to a U.S. Holder of Crescent common stock and Crescent preferred stock?

A:
Subject to the limitations and qualifications described in the section titled “The Merger — U.S. Federal Income Tax Considerations of the Merger” beginning on page 151 of this proxy statement/prospectus, each of GlycoMimetics and Crescent intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) for U.S. federal income tax purposes. Assuming the Merger so qualifies, a U.S. Holder of Crescent stock (as defined therein) will not recognize gain or loss upon the exchange of its Crescent stock for GlycoMimetics stock. For a more detailed discussion of the U.S. federal income tax considerations of the Merger, see the section titled “The Merger — U.S. Federal Income Tax Considerations of the Merger” beginning on page 151.

Q:
What are the U.S. federal income tax considerations of the reverse stock split to a U.S. Holders of GlycoMimetics common stock?

A:
A U.S. Holder of GlycoMimetics common stock should not recognize gain or loss upon the reverse stock split, except to the extent such holder receives cash in lieu of a fractional share of GlycoMimetics common stock, and subject to the discussion in the section titled “Proposal No. 3 — The Reverse Stock Split Proposal — U.S. Federal Income Tax Considerations of the Reverse Stock Split” beginning on page 211 of this proxy statement/prospectus. Please review the information in the section titled “Proposal No. 3 — The Reverse Stock Split Proposal — U.S. Federal Income Tax Considerations of the Reverse Stock Split” beginning on page 211 of this proxy statement/prospectus for a more complete description of the U.S. federal income tax considerations of the reverse stock split to a U.S. Holder of GlycoMimetics common stock.

Q:
Who can help answer my questions?

A:
If you are a GlycoMimetics stockholder and would like additional copies of this proxy statement/prospectus without charge or if you have questions about the Merger or related matters, including the procedures for voting your shares, you should contact:

Banks and Brokers Call: (877) 750-8310
Stockholders Call Toll Free: (212) 750-5833

PROSPECTUS SUMMARY
This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. To better understand the Merger and the proposals being considered at the GlycoMimetics Special Meeting, you should read this entire proxy statement/prospectus carefully, including the Merger Agreement and the other annexes to which you are referred in this proxy statement/prospectus, and the documents incorporated by reference therein. For more information, please see the section titled “Where You Can Find More Information” beginning on page 401 of this proxy statement/prospectus. Except where specifically noted, the following information and all other information contained in this proxy statement/prospectus does not give effect to the proposed reverse stock split described in Proposal No. 3 of this proxy statement/prospectus.
The Companies
GlycoMimetics
GlycoMimetics is a biotechnology company that was previously developing a pipeline of proprietary glycomimetics, which are small molecules that mimic the structure of carbohydrates involved in important biological processes, to inhibit disease-related functions of carbohydrates such as the roles they play in cancers and inflammation. GlycoMimetics’ previous lead glycomimetic drug candidate, uproleselan, is a specific E-selectin antagonist that it was developing to be used in combination with chemotherapy to treat patients with acute myeloid leukemia (“AML”), a life-threatening hematologic cancer, and potentially other hematologic cancers. GlycoMimetics conducted a randomized, double-blind, placebo-controlled Phase 3 pivotal clinical trial to evaluate uproleselan in individuals with relapsed/refractory (R/R) AML. In May 2024, GlycoMimetics reported topline results from the Phase 3 trial, in which uproleselan combined with chemotherapy did not achieve a statistically significant improvement in overall survival in the intent to treat population versus chemotherapy alone. GlycoMimetics has concluded, following feedback from the U.S. Food and Drug Administration (“FDA”), that the regulatory path forward for its lead product candidate uproleselan for the treatment of relapsed and refractory acute myeloid leukemia would require an additional clinical trial. At this time, GlycoMimetics does not intend to continue development of uproleselan or any other product candidates. In July 2024, GlycoMimetics announced a streamlined operating plan that includes the exploration of strategic alternatives focused on maximizing shareholder value.
GlycoMimetics’ executive officers and employees work remotely, and its mailing address is P.O. Box 65, Monrovia, MD 21770. Its telephone number is (240) 243-1201.
Crescent
Crescent is a biotechnology company developing novel therapeutics to treat solid tumors, led by its initial program CR-001, a proprietary anti-PD-1/anti-VEGF bispecific antibody. Crescent believes CR-001 has the potential to deliver improved clinical efficacy and safety over pembrolizumab, marketed by Merck as Keytruda®, the best-selling drug in the world and approved for the treatment of numerous cancers. CR-001, for which Crescent has exercised its option in March 2025 and entered into a license agreement with Paragon in April 2025 for exclusive worldwide development and commercialization rights pursuant to the Antibody Paragon Option Agreement, is a new molecular entity designed to replicate the functional properties of ivonescimab, a cooperative bispecific anti-PD-1/anti-VEGF antibody in development by Akeso Biopharma and Summit Therapeutics Inc. that delivered significantly improved progression-free survival (“PFS”) in a head-to-head Phase 3 clinical trial versus Keytruda in non-small cell lung cancer (“NSCLC”). Crescent believes the emerging data from the clinical development of ivonescimab supports the rationale for developing CR-001 in light of CR-001 and ivonescimab sharing the same mechanism of action. Neither Crescent nor Paragon has any clinical data regarding cancer patients that have been treated with CR-001 and there can be no assurance that Crescent’s clinical trials, which have not yet commenced and are expected to cover a broader set of indications, will have similar or comparable results, or that Crescent’s clinical trials, which will take several years, will be completed successfully and/or produce results necessary to support the requisite regulatory approvals in order for Crescent to be able to commercialize CR-001. Following the precedents set by traditional PD-1 inhibitors, such as Keytruda and Opdivo®, Crescent plans to seek regulatory approvals for CR-001 to treat multiple solid tumor indications, both as a monotherapy and in combination with other mechanisms of action. Crescent intends to submit an Investigational New Drug (“IND”) application to the FDA for CR-001 in the fourth quarter of 2025 initially for solid tumor all-comers, with specific indications to be designated for inclusion in Crescent’s planned IND filing closer to the submission date, and with initial clinical data anticipated in the second half of 2026. Crescent plans to complement CR-001 with a portfolio of product candidates that have potential activity against solid tumors both as a monotherapy as well as in combination with CR-001. Crescent’s expected second and third programs, CR-002 and CR-003, are antibody drug conjugates (“ADCs”) against validated oncology targets. Pursuant to the ADC Paragon Option Agreements, Crescent has engaged Paragon to execute a mutually agreed research plan for CR-002 and CR-003 aimed at producing a potential product candidate to be licensed for further development, manufacture and commercialization by Crescent. The research plan activities performed by Paragon for Crescent primarily include preclinical studies and are overseen by a joint development committee comprised of employees from Crescent and Paragon.
Crescent was founded in September 2024 and launched to research and develop antibody and ADC candidates licensed from Paragon, an antibody discovery engine founded by Fairmount and led by industry veterans with extensive experience in drug discovery. Fairmount has launched a series of companies based on assets licensed from Paragon, including Apogee Therapeutics, Spyre Therapeutics, Oruka Therapeutics, and Jade Biosciences. Members of Crescent’s executive team and other employees have extensive experience in the manufacture and development of antibodies and ADCs, including management and oversight of externalized research and development activities.
Pursuant to the Paragon Option Agreements, Crescent has licensed intellectual property rights with respect to CR-001 and holds options to acquire intellectual property rights with respect to CR-002 and CR-003 from Paragon. Following the exercise of the options under the Paragon Option Agreements and execution of the respective license agreements, Crescent has or will have exclusive worldwide development and commercialization rights to its programs, including two selected targets for CR-001 (PD-1 and VEGF), one undisclosed target for CR-002, and three undisclosed targets for CR-003. As of the date of this proxy statement/prospectus, Crescent has exercised the option and entered into a license agreement for CR-001, but it has not exercised the option or entered into a license agreement for CR-002 or CR-003, nor does it expect to do so prior to the time that this registration statement on Form S-4 is declared effective by the SEC. Pursuant to the terms of the Paragon Option Agreements, Crescent has the sole discretion to exercise the applicable options. As was the case for the license agreement for CR-001, the terms of any license agreement entered into with Paragon pursuant to the Paragon Option Agreements are expected to be consistent with a set of pre-negotiated terms attached to the applicable Paragon Option Agreement, and shall grant Crescent an exclusive license to any improvements Paragon may make to the relevant product candidate, and Crescent will retain ownership over anything Crescent invents, including improvements thereto. Crescent expects that the decision to enter into or amend any Paragon Option Agreement (or similar agreements) or license agreement with Paragon will be subject to the approval of the Crescent Board, which includes two directors that are affiliated with Fairmount, one of which was elected to the Crescent Board by Fairmount as the holder of Crescent preferred stock. As a result, Fairmount may exert influence on the decisions of the Crescent Board and Crescent management, including as it relates to the Paragon Option Agreements and decisions to exercise options or enter into license agreements thereunder, which interests may differ from the interests of Crescent stockholders given Fairmount’s interest in Crescent and Paragon, and indirect interest in Parascent. For a discussion of the influence of Fairmount and the Preferred Directors (as defined below) on decisions of the Combined Company Board following the completion of the Merger, see “Risk Factors — Risks Related to the Combined Company — After completion of the Merger, Preferred Directors elected by the holders of GlycoMimetics Series A Preferred Stock will have the ability to control or significantly influence all matters submitted to the Combined Company Board for approval.” All directors of the Crescent Board owe fiduciary duties pursuant to Delaware law, and directors of the Crescent Board are expected to comply with their respective fiduciary duties under Delaware law relevant to related party transactions. If the Cayman Redomestication is effected, all directors of the Combined Company Board will owe fiduciary duties pursuant to Cayman Islands law, and directors of the Combined Company Board will be expected to comply with their respective fiduciary duties under Cayman Islands law relevant to related party transactions. See the section titled “Proposal No. 4 — The Redomestication Proposal — Effects of the Cayman Redomestication — Comparison of Stockholder Rights under Delaware and Shareholder Rights under Cayman Islands Law — Fiduciary Duties and Business Judgment” beginning on page 231 of this proxy statement/prospectus. Crescent considers Paragon, Parascent, and Fairmount to be related parties. See the section titled “Certain Relationships and Related Party Transactions of the Combined Company — Crescent’s Relationships with Paragon, Parascent and Fairmount” beginning on page 359 to this proxy statement/prospectus for more information.
Crescent’s principal executive offices are located at 221 Crescent Street Building 23, Suite 105, Waltham, MA 02453, and its telephone number is (617) 430-5595.
First Merger Sub
First Merger Sub is a direct, wholly owned subsidiary of GlycoMimetics and was formed solely for the purpose of carrying out the Merger. First Merger Sub’s executive officers and employees work remotely, and its mailing address is P.O. Box 65, Monrovia, MD 21770. Its telephone number is (240) 243-1201.
Second Merger Sub
Second Merger Sub is a direct, wholly owned subsidiary of GlycoMimetics and was formed solely for the purpose of carrying out the Merger. Second Merger Sub’s executive officers and employees work remotely, and its mailing address is P.O. Box 65, Monrovia, MD 21770. Its telephone number is (240) 243-1201.
The Merger (see page 118)
Subject to the terms and conditions of the Merger Agreement, and in accordance with the Delaware General Corporation Law (“DGCL”), (i) at the First Effective Time, First Merger Sub will merge with and into Crescent, with Crescent continuing as a wholly owned subsidiary of GlycoMimetics and the surviving corporation of the First Merger and (ii) immediately following the First Merger and as part of the same overall transaction as the First Merger, Crescent will merge with and into Second Merger Sub, with Second Merger Sub being the surviving entity.
GlycoMimetics’ Reasons for the Merger (see page 126)
In reaching its decision to approve the Merger Agreement and the transactions contemplated by the Merger Agreement, the GlycoMimetics Board considered a number of factors that it viewed as supporting its decision to approve the Merger Agreement, including:
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the then-current and historical trading prices of GlycoMimetics common stock, and the possibility that GlycoMimetics common stock could be delisted from the Nasdaq and only trade through the over the-counter markets, if at all;

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the GlycoMimetics Board’s belief that GlycoMimetics’ business development efforts were not reasonably likely to result in any significant developments or events in the near term that could reasonably be expected to serve as a meaningful catalyst for GlycoMimetics’ stock price;

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the risks associated with GlycoMimetics’ business plan, including execution risk, funding risk, technology risk, regulatory risk, risks relating to the potential size and/or profitability of GlycoMimetics’ potential target markets, and risks relating to the evolving competitive landscape relating for GlycoMimetics’ products and services;

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the GlycoMimetics Board’s belief that the Exchange Ratio for the Merger is the highest Exchange Ratio to which Crescent was willing to agree and that the other terms of the Merger Agreement represent in the aggregate the most favorable terms to GlycoMimetics and its stockholders to which Crescent was willing to agree;

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that following the Merger, the pre-Merger GlycoMimetics stockholders will continue to own common equity in Crescent and the GlycoMimetics Board’s belief that this continuing equity interest will provide the existing GlycoMimetics stockholders with an opportunity to participate following the Merger in the potential equity value of the Combined Company, which will focus on Crescent’s product pipeline;

•
the GlycoMimetics Board’s view, based on the scientific, regulatory and technical due diligence conducted by GlycoMimetics’ management and advisors of the potential market opportunity of

Crescent’s product candidates, which the GlycoMimetics Board anticipates will be the focus of the Combined Company; and
•
the GlycoMimetics Board’s belief that the funding advances by Crescent provided for in the Merger Agreement are reasonably likely to provide sufficient funding to GlycoMimetics to allow GlycoMimetics to close the Merger and should provide a cash cushion that, in the event the Merger Agreement is terminated, will substantially enhance the ability of GlycoMimetics to conduct an orderly dissolution and liquidation.

The foregoing information is not intended to be exhaustive, but is believed to include a summary of all of the material factors considered by the GlycoMimetics Board in its consideration of the Merger Agreement and the transactions contemplated thereby. After conducting an overall analysis of these and other factors, including thorough discussions with, and questioning of, GlycoMimetics’ senior management and legal counsel, the GlycoMimetics Board concluded that the benefits, advantages and opportunities of a potential transaction outweighed the uncertainties and risks described above.
Based on this overall analysis of the factors described above, the GlycoMimetics Board unanimously approved the Merger Agreement, the Merger, and the other transactions contemplated by the Merger Agreement.
Crescent’s Reasons for the Merger (see page 130)
In the course of reaching its decision to approve the Merger and the Crescent Pre-Closing Financing, the Crescent Board held numerous meetings, consulted with Crescent’s senior management, legal counsel and financial advisors, and considered a wide variety of factors. Ultimately, the Crescent Board concluded that a merger with GlycoMimetics, together with the additional financing committed from the Crescent Pre-Closing Financing, was the best option to generate capital resources to support the advancement of Crescent’s pipeline and fund the combined organization.
Additional factors the Crescent Board considered included the following (which factors are not necessarily presented in any order of relative importance):
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the Merger will potentially expand the access to capital and the range of investors available as a public company to support the preclinical and clinical development of Crescent’s pipeline, compared to the capital and investors Crescent could otherwise gain access to if it continued to operate as a privately-held company;

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the Crescent Pre-Closing Financing will generate capital resources to fund the Combined Company;

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the potential benefits from increased public market awareness of Crescent and its pipeline;

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the historical and current information concerning Crescent’s business, including its financial performance and condition, operations, management, and preclinical and clinical data;

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the competitive nature of the industry in which Crescent operates;

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the Crescent Board’s fiduciary duties to Crescent stockholders;

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the Crescent Board’s belief that no alternatives to the Merger, together with the additional financing committed from the Crescent Pre-Closing Financing, were reasonably likely to create greater value for Crescent stockholders, after considering the various financing and other strategic options to enhance stockholder value that were considered by the Crescent Board;

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the Crescent Board’s expectation that the Merger, together with the additional financing committed from the Crescent Pre-Closing Financing, would be a higher probability and more cost-effective means to access capital than other options considered, including an initial public offering;

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the expected financial position, operations, management structure and operating plans of the Combined Company (including the ability to support the Combined Company’s current and planned preclinical studies and clinical trials);

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the business, history, operations, financial resources and credibility of GlycoMimetics;

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the availability of appraisal rights under the DGCL to holders of Crescent capital stock who comply with the required procedures under the DGCL, which allow such holders to seek appraisal of the fair value of their shares of Crescent capital stock as determined by the Delaware Court of Chancery;

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the terms and conditions of the Merger Agreement;

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the shares of GlycoMimetics common stock issued to Crescent stockholders, including shares of GlycoMimetics common stock issued in exchange for shares of Crescent common stock sold in the Crescent Pre-Closing Financing, will be registered on a Form S-4 registration statement and will become freely tradable for Crescent stockholders who are not affiliates of Crescent and who are not parties to lock-up agreements;

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the Support Agreements, pursuant to which certain directors, officers and stockholders of Crescent and GlycoMimetics, respectively, have agreed, solely in their capacity as stockholders of Crescent and GlycoMimetics, respectively, to vote all of their shares of Crescent capital stock or GlycoMimetics common stock in favor of the adoption or approval, respectively, of the Merger Agreement;

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the ability to obtain a Nasdaq listing and the change of the combined organization’s name to Crescent Biopharma, Inc. prior to or upon the closing of the Merger; and

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the likelihood that the Merger will be consummated on a timely basis.

The Crescent Board also considered a number of uncertainties and risks in its deliberations concerning the Merger and the other transactions contemplated by the Merger Agreement, including the following:
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the possibility that the Merger or Crescent Pre-Closing Financing might not be completed;

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there is no adjustment to the Exchange Ratio if GlycoMimetics’ net cash as of closing is between $1.725 million and $1.875 million;

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for purposes of calculating the Exchange Ratio, GlycoMimetics’ valuation will be equal to at least 3% of the sum of (i) Crescent’s valuation immediately prior to the Merger (including the Crescent Pre-Closing Financing) plus (ii) $8 million, subject to further adjustment based on GlycoMimetics’ net cash;

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the potential effect of the termination fee of up to $2.0 million payable by Crescent;

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the potential reduction of GlycoMimetics’ net cash prior to the closing;

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the possibility that GlycoMimetics could consider certain unsolicited acquisition proposals;

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the costs, time and effort involved in connection with completing the Merger, related disruptions or potential disruptions to Crescent’s business and related administrative challenges associated with combining the companies;

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the additional expenses and obligations to which Crescent’s business will be subject following the Merger as a public company; and

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various other risks associated with the combined organization and the Merger, including the risks described in the section titled “Risk Factors” in this proxy statement/prospectus.

Recommendation of the GlycoMimetics Board of Directors (see page 113)
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The GlycoMimetics Board has determined and declared that the issuance of shares of GlycoMimetics common stock, including shares of GlycoMimetics common stock issuable upon conversion of GlycoMimetics Series A Preferred Stock, pursuant to the Merger Agreement is fair to, in the best interests of, and advisable to, GlycoMimetics and its stockholders. The GlycoMimetics Board recommends that GlycoMimetics stockholders vote “FOR” the approval of Nasdaq Stock Issuance Proposal as described in this proxy statement/prospectus.

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The GlycoMimetics Board has determined and declared that it is advisable and in the best interests of GlycoMimetics and its stockholders to approve the amendment to the GlycoMimetics Charter to effect the increase in authorized shares. The GlycoMimetics Board recommends that GlycoMimetics stockholders vote “FOR” the Authorized Share Increase Proposal as described in this proxy statement/prospectus.

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The GlycoMimetics Board has determined and declared that it is advisable and in the best interests of GlycoMimetics and its stockholders to approve the amendment to the GlycoMimetics Charter to effect the reverse stock split, if necessary. The GlycoMimetics Board recommends that GlycoMimetics stockholders vote “FOR” the Reverse Stock Split Proposal as described in this proxy statement/prospectus.

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The GlycoMimetics Board has determined and believes that it is fair to, in the best interests of, and advisable to, GlycoMimetics and its stockholders to approve (A) the redomestication of GlycoMimetics from the State of Delaware to the Cayman Islands by conversion and (B)(i) the redomestication of GlycoMimetics from the State of Delaware to the Cayman Islands by way of continuation and (ii) the adoption of the Cayman Articles, as described in this proxy statement/prospectus. The GlycoMimetics Board recommends that GlycoMimetics stockholders vote “FOR” the Redomestication Proposal as described in this proxy statement/prospectus.

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The GlycoMimetics Board has determined and believes that it is advisable to, and in the best interests of, GlycoMimetics and its stockholders to elect Patricia Andrews to serve on the GlycoMimetics Board and to hold office until GlycoMimetics’ annual meeting of stockholders in 2028, provided that if the Merger is consummated, the approval of Proposal No. 5 will only have an effect until the completion of the Merger because the composition of the GlycoMimetics Board will be reconstituted upon completion of the Merger, in accordance with the Merger Agreement. The GlycoMimetics Board recommends that GlycoMimetics stockholders vote “FOR” the director nominee named in the Director Election Proposal as described in this proxy statement/prospectus.

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The GlycoMimetics Board has determined and believes that it is advisable to, and in the best interests of, GlycoMimetics and its stockholders to ratify the selection of Ernst & Young LLP as GlycoMimetics’ independent registered public accounting firm for the fiscal year ending December 31, 2025, provided that PricewaterhouseCoopers LLP is expected to be appointed for that fiscal year if the Merger is completed. The GlycoMimetics Board recommends that GlycoMimetics stockholders vote “FOR” the Auditor Ratification Proposal as described in this proxy statement/prospectus.

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The GlycoMimetics Board has determined and believes that it is advisable to, and in the best interests of, GlycoMimetics and its stockholders to approve the 2025 Stock Incentive Plan, as described in this proxy statement/prospectus. The GlycoMimetics Board recommends that GlycoMimetics stockholders vote “FOR” the Stock Plan Proposal as described in this proxy statement/prospectus.

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The GlycoMimetics Board has determined and believes that it is advisable to, and in the best interests of, GlycoMimetics and its stockholders to approve the 2025 Employee Stock Purchase Plan, as described in this proxy statement/prospectus. The GlycoMimetics Board recommends that GlycoMimetics stockholders vote “FOR” the ESPP Proposal as described in this proxy statement/prospectus.

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The GlycoMimetics Board has determined and believes that it is advisable to, and in the best interests of, GlycoMimetics and its stockholders to approve certain compensation arrangements for GlycoMimetics’ named executive officers that are based on or otherwise relate to the Merger. The GlycoMimetics Board recommends that GlycoMimetics stockholders vote “FOR” the Merger Compensation Proposal as described in this proxy statement/prospectus.

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The GlycoMimetics Board has determined and believes that it is advisable to, and in the best interests of, GlycoMimetics and its stockholders to approve the compensation of GlycoMimetics’ named executive officers. The GlycoMimetics Board recommends that GlycoMimetics stockholders vote “FOR” the Say-on-Pay Proposal as described in this proxy statement/prospectus.

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The GlycoMimetics Board has determined and believes that adjourning the GlycoMimetics Special Meeting, if necessary, to solicit additional proxies if there is not a sufficient number of votes in favor of the Nasdaq Stock Issuance Proposal, the Authorized Share Increase Proposal and/or the Reverse Stock Split Proposal is fair to, in the best interests of, and advisable to, GlycoMimetics and its stockholders and has approved and adopted the proposal. The GlycoMimetics Board recommends that GlycoMimetics stockholders vote “FOR” the Adjournment Proposal, if necessary, as described in this proxy statement/prospectus.

Interests of GlycoMimetics’ Directors and Executive Officers in the Merger (see page 143)
In considering the recommendation of the GlycoMimetics Board with respect to approving the Merger, stockholders should be aware that GlycoMimetics’ directors and executive officers and certain former directors and officers who were directors and officers at the time of entry to the Merger Agreement have interests in the Merger that are different from, or in addition to, the interests of GlycoMimetics stockholders generally. These interests may present them with actual or potential conflicts of interest. These interests include the following:
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under the terms of the Merger Agreement, (i) prior to the closing of the Merger, the GlycoMimetics Board will accelerate the vesting of all equity awards of GlycoMimetics then outstanding but not then vested or exercisable, regardless of whether requirements for performance based vesting have been met, and cancel each option to acquire shares of GlycoMimetics common stock with an exercise price per share greater than the GlycoMimetics Closing Price and (ii) at the closing of the First Merger, (a) each option to acquire shares of GlycoMimetics common stock with an exercise price less than or equal to the GlycoMimetics Closing Price (a “GlycoMimetics In the Money Option”) will be cancelled and converted into the right to receive a number of shares of GlycoMimetics common stock equal to the number of shares underlying such option, (b) each GlycoMimetics restricted stock unit will be cancelled and converted into the right to receive a number of shares of GlycoMimetics common stock equal to the number of unsettled shares of GlycoMimetics common stock underlying such GlycoMimetics restricted stock unit, and (c) each other option to acquire shares of GlycoMimetics common stock will be cancelled for no consideration; and

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certain former executive officers of GlycoMimetics have or will receive severance benefits in accordance with the terms of separation agreements they have entered with GlycoMimetics in connection with the terminations of their employment, as described in further detail in the section of this proxy statement/prospectus titled “Interests of GlycoMimetics’ Directors and Executive Officers in the Merger.”

The GlycoMimetics Board was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve the Merger Agreement and the Merger, and to recommend that the GlycoMimetics stockholders approve the Merger as contemplated by this proxy statement/prospectus.
Interests of Crescent’s Directors and Executive Officers in the Merger (see page 146)
In considering the recommendation of the Crescent Board with respect to approving the Merger, stockholders should be aware that Crescent’s directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of Crescent stockholders generally. These interests may present them with actual or potential conflicts of interest. These interests include the following:

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as of May 3, 2025, Crescent’s current non-employee directors and executive officers beneficially owned, in the aggregate, approximately 80.0% of the shares of Crescent capital stock, which for purposes of this subsection excludes any Crescent shares issuable upon exercise or settlement of Crescent options and restricted stock units held by such individual;

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Fairmount Healthcare Fund II L.P. (“Fairmount Fund II”), an affiliate of Peter Harwin and Jonathan Violin, Crescent directors, currently holds shares of Crescent capital stock and an unsecured convertible promissory note with an initial principal amount of $15.0 million at an interest rate of 12% per annum of Crescent and has agreed to purchase shares and pre-funded warrants in the Crescent Pre-Closing Financing;

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in connection with the Merger, each option to purchase shares of Crescent common stock and each Crescent restricted stock unit held by Crescent’s executive officers and directors, whether or not vested, will be converted into an option to purchase shares of the Combined Company’s common stock or a restricted stock unit of the Combined Company, respectively, on the same terms and conditions (including any vesting and acceleration provisions);

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Crescent’s directors and executive officers are expected to become directors and executive officers of the Combined Company upon completion of the Merger; and

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Crescent’s directors and executive officers are entitled to certain indemnification and liability insurance coverage pursuant to the terms of the Merger Agreement.

The Crescent Board was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve the Merger Agreement and the Merger, and to recommend that the Crescent stockholders approve the Merger as contemplated by this proxy statement/prospectus.
Opinion of Lucid Capital Markets to the GlycoMimetics Board (see page B-1)
GlycoMimetics’ retained Lucid Capital Markets, LLC (“Lucid”) as its financial advisor in connection with the Merger and the other transactions contemplated by the Merger Agreement. On October 28, 2024, Lucid rendered to the GlycoMimetics Board its oral opinion, which was subsequently confirmed by delivery of a written opinion to the GlycoMimetics Board dated October 28, 2024, that, as of such date and based upon and subject to the various assumptions made, and the qualifications and limitations upon the review undertaken by Lucid in preparing its opinion, the Exchange Ratio proposed to be paid by GlycoMimetics pursuant to the Merger Agreement was fair, from a financial point of view, to GlycoMimetics.
The full text of the written opinion of Lucid, dated October 28, 2024, which describes the assumptions made and the qualifications and limitations upon the review undertaken by Lucid in preparing its opinion, is attached as Annex B to this proxy statement/prospectus and is incorporated herein by reference. Lucid’s financial advisory services and opinion were provided for the information and assistance of the GlycoMimetics Board (in their capacity as directors and not in any other capacity) in connection with and for purposes of the GlycoMimetics Board’s consideration of the Merger and the opinion of Lucid addressed only the fairness, from a financial point of view, as of the date thereof, to GlycoMimetics of the Exchange Ratio proposed to be paid by GlycoMimetics pursuant to the terms of the Merger Agreement. The opinion of Lucid did not address any other term or aspect of the Merger Agreement or the Merger and does not constitute a recommendation to any stockholder of GlycoMimetics as to whether or how such holder should vote with respect to the Merger or otherwise act with respect to the Merger or any other matter.
The full text of the written opinion of Lucid should be read carefully in its entirety for a description of the assumptions made and limitations upon the review undertaken by Lucid in preparing its opinion.
The Merger Agreement (see page 157)
Merger Consideration (see page 157)
At the First Effective Time, upon the terms and subject to the conditions set forth in the Merger Agreement, (i) each then-outstanding share of Crescent common stock (including shares of Crescent common stock issued in the Crescent Pre-Closing Financing and excluding shares to be canceled pursuant to the Merger Agreement and dissenting shares) will be automatically converted solely into the right to receive a number of shares of GlycoMimetics common stock equal to the Exchange Ratio (described in more detail in the section titled “The Merger Agreement — Exchange Ratio” beginning on page 158 of this proxy statement/prospectus), (ii) each then-outstanding share of Crescent preferred stock will be converted into the right to receive a number of shares of GlycoMimetics Series A Preferred Stock equal to the Exchange Ratio divided by 1,000, in accordance with the terms of the Merger Agreement, (iii) each then-outstanding option to purchase Crescent common stock will be assumed by GlycoMimetics, subject to adjustment based on the Exchange Ratio as set forth in the Merger Agreement, (iv) each then-outstanding Crescent restricted stock unit will be assumed by GlycoMimetics, subject to adjustment based on the Exchange Ratio as set forth in the Merger Agreement, and (v) each then-outstanding pre-funded warrant to purchase shares of Crescent common stock will be converted into a pre-funded warrant to purchase shares of GlycoMimetics common stock, subject to adjustment based on the Exchange Ratio as set forth in the Merger Agreement and the form of warrant.
Immediately after the Merger, GlycoMimetics securityholders as of immediately prior to the Merger are expected to own approximately 2.6% of the outstanding shares of capital stock of the Combined Company (on a fully-diluted basis, and subject to dilution from any equity issued by Crescent after May 3, 2025 and before the closing), and former holders of Crescent securities are expected to own approximately 97.4% of the outstanding shares of capital stock of the Combined Company (on a fully-diluted basis).

Under certain circumstances further described in the Merger Agreement, the ownership percentages may be adjusted up or down including, but not limited to, if GlycoMimetics’ net cash as of closing is less than $1.725 million or more than $1.875 million. GlycoMimetics’ management currently anticipates GlycoMimetics’ net cash as of closing will be approximately $1.8 million, and the currently estimated ownership percentages reflect this projection.
Crescent Options (see page 161)
Under the terms of the Merger Agreement, GlycoMimetics will assume Crescent’s 2024 Equity Incentive Plan and each option to purchase shares of Crescent common stock that is outstanding and unexercised immediately prior to the First Effective Time, whether or not vested, will be assumed and converted into an option to purchase shares of GlycoMimetics common stock.
Accordingly, from and after the First Effective Time: (i) each outstanding Crescent stock option assumed by GlycoMimetics may be exercised solely for shares of GlycoMimetics common stock; (ii) the number of shares of GlycoMimetics common stock subject to each outstanding Crescent stock option assumed by GlycoMimetics will be determined by multiplying (A) the number of shares of Crescent common stock that were subject to such Crescent stock option assumed by GlycoMimetics, as in effect immediately prior to the First Effective Time, by (B) the Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of GlycoMimetics common stock; and (iii) the per share exercise price of each Crescent stock option assumed by GlycoMimetics will be determined by dividing (A) the per share exercise price of such Crescent stock option, as in effect immediately prior to the First Effective Time, by (B) the Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent. Each Crescent stock option assumed by GlycoMimetics will otherwise continue in full force and effect and the term, exercisability, vesting schedule, acceleration rights and other terms and conditions of such Crescent stock option will otherwise remain unchanged.
Each Crescent stock option shall, in accordance with its terms, continue to be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to shares of GlycoMimetics common stock subsequent to the First Effective Time. In addition, the Combined Company’s compensation committee will succeed to the authority and responsibility of the Crescent Board as administrator of the Crescent 2024 Equity Incentive Plan.
Crescent Restricted Stock Units (see page 162)
Under the terms of the Merger Agreement, GlycoMimetics will assume Crescent’s 2024 Equity Incentive Plan and each Crescent restricted stock unit that is outstanding immediately prior to the First Effective Time, whether or not vested, will be assumed and converted into a GlycoMimetics restricted stock unit.
Accordingly, from and after the First Effective Time: (i) each outstanding Crescent restricted stock unit assumed by GlycoMimetics may be settled solely for shares of GlycoMimetics common stock; and (ii) the number of shares of GlycoMimetics common stock subject to each outstanding Crescent restricted stock unit assumed by GlycoMimetics will be determined by multiplying (A) the number of shares of Crescent common stock that were subject to such Crescent restricted stock unit assumed by GlycoMimetics, as in effect immediately prior to the First Effective Time, by (B) the Exchange Ratio, and rounding the resulting number up to the next whole number of shares of GlycoMimetics common stock to the extent the aggregate amount of fractional shares of GlycoMimetics common stock such holder of the assumed restricted stock units would otherwise be entitled to is equal to or exceeds 0.50, and otherwise rounded down. Each Crescent restricted stock unit assumed by GlycoMimetics will otherwise continue in full force and effect and the term, settlement, vesting schedule, acceleration rights and other terms and conditions of such Crescent restricted stock unit will otherwise remain unchanged.
Each Crescent restricted stock unit shall, in accordance with its terms, continue to be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to shares of GlycoMimetics common stock subsequent to the First Effective Time. In addition, the

Combined Company’s compensation committee will succeed to the authority and responsibility of the Crescent Board as administrator of the Crescent 2024 Equity Incentive Plan.
Crescent Warrants (see page 162)
Under the terms of the Merger Agreement, each warrant to purchase shares of Crescent capital stock that is outstanding and unexercised immediately prior to the First Effective Time (including any pre-funded warrant issued pursuant to the Crescent Pre-Closing Financing), whether or not vested, will be converted into a warrant to purchase shares of GlycoMimetics common stock.
Accordingly, from and after the First Effective Time: (i) each outstanding Crescent warrant assumed by GlycoMimetics may be exercised solely for shares of GlycoMimetics common stock; (ii) the number of shares of GlycoMimetics common stock subject to each outstanding Crescent warrant assumed by GlycoMimetics will be determined by multiplying (A) the number of shares of Crescent common stock that were subject to such Crescent warrant, as in effect immediately prior to the First Effective Time, by (B) the Exchange Ratio, and rounding the resulting number up to the next whole number of shares of GlycoMimetics common stock to the extent the aggregate amount of fractional shares of GlycoMimetics common stock such holder of the assumed warrants would otherwise be entitled to is equal to or exceeds 0.50, and otherwise rounded down; and (iii) the per share exercise price of each Crescent warrant assumed by GlycoMimetics will be determined by dividing (A) the per share exercise price of such Crescent warrant, as in effect immediately prior to the First Effective Time, by (B) the Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent. Each Crescent warrant assumed by GlycoMimetics will otherwise continue in full force and effect and the term, exercisability, vesting schedule, acceleration rights and other terms and conditions of such Crescent warrant will otherwise remain unchanged.
Each Crescent warrant shall, in accordance with its terms, continue to be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to shares of GlycoMimetics common stock subsequent to the First Effective Time.
GlycoMimetics Common Stock, GlycoMimetics Options and GlycoMimetics Restricted Stock Units (see page 163)
Except as contemplated by the proposed increase in the number of authorized shares of GlycoMimetics common stock described in Proposal No. 2 of this proxy statement/prospectus and the proposed reverse stock split of issued and outstanding GlycoMimetics common stock described in Proposal No. 3 of this proxy statement/prospectus, GlycoMimetics common stock will remain unaffected by the Merger.
Under the terms of the Merger Agreement, prior to the closing of the Merger, the GlycoMimetics Board will accelerate the vesting of all equity awards of GlycoMimetics then outstanding but not then vested or exercisable, and cancel each option to acquire shares of GlycoMimetics common stock with an exercise price per share greater than the volume weighted average closing trading price of a share of GlycoMimetics common stock on Nasdaq for the five (5) consecutive trading days ending three (3) trading days immediately prior to the closing of the First Merger (the “GlycoMimetics Closing Price”), such options known as GlycoMimetics Out of the Money Options. At the closing of the First Merger, (i) each option to acquire shares of GlycoMimetics common stock with an exercise price less than or equal to the GlycoMimetics Closing Price will be cancelled and converted into the right to receive a number of shares of GlycoMimetics common stock equal to the number of shares underlying such option, (ii) each GlycoMimetics restricted stock unit will be cancelled and converted into the right to receive a number of shares of GlycoMimetics common stock equal to the number of unsettled shares of GlycoMimetics common stock underlying such GlycoMimetics restricted stock unit, and (iii) each other option to acquire shares of GlycoMimetics common stock will be cancelled for no consideration.
Conditions to the Completion of the Merger (see page 171)
To complete the Merger, GlycoMimetics stockholders must approve Proposal No. 1 and Proposal No. 2 and Crescent stockholders must adopt the Merger Agreement and approve the Merger and the related transactions contemplated by the Merger Agreement. Additionally, each of the other closing conditions set forth in the Merger Agreement must be satisfied or waived.
Non-Solicitation (see page 167)
The Merger Agreement contains non-solicitation provisions prohibiting GlycoMimetics and Crescent from soliciting a competing transaction. Each of GlycoMimetics and Crescent has agreed that, subject to certain exceptions, GlycoMimetics and Crescent and any of their respective subsidiaries will not, nor will either party or any of its subsidiaries authorize or permit any of the directors, officers, employees, agents, attorneys, accountants, investment bankers, advisors or representatives retained by it or any of its subsidiaries to, directly or indirectly:
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solicit, initiate or knowingly encourage, induce or facilitate the communication, making, submission or announcement of, any acquisition proposal or acquisition inquiry or take any action that could reasonably be expected to lead to an acquisition proposal or acquisition inquiry;

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furnish any non-public information with respect to it to any person in connection with or in response to an acquisition proposal or acquisition inquiry;

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engage in discussions or negotiations with any person with respect to any acquisition proposal or acquisition inquiry;

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execute or enter into any letter of intent or any contract contemplating or otherwise relating to any acquisition transaction; or

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publicly propose to do any of the foregoing.

The Merger Agreement expressly permits Crescent to take any action with respect to an Interim Financing or a Crescent Acquisition (each as defined below).
Board Recommendation Change (see page 169)
Neither the Crescent Board nor the GlycoMimetics Board may change its recommendation in favor of the Merger, except that prior to receipt by such party of its stockholder approval, such party’s board of directors may effect a change in recommendation as a result of a material development or change in circumstances (“Intervening Event”) or with respect to a superior offer that did not result from a material breach of the Merger Agreement if:
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such party’s board of directors shall have determined in good faith, based on the advice of its outside legal counsel, that the failure to effect such change in recommendation would reasonably be expected to be inconsistent with its fiduciary duties under applicable law;

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such party has provided at least four business days’ prior written notice to the other party that it intends to effect a change in recommendation, and during such period has, and has caused its lead financial advisor and outside legal counsel to, negotiate with the other party in good faith to make such adjustments to the terms and conditions so that the acquisition proposal ceases to constitute a superior offer; and

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if after the other party shall have delivered to such party a written offer to alter the terms or conditions of the Merger Agreement during the four-business day period referred to above, such party’s board of directors shall have determined in good faith (based on the advice of its outside legal counsel), that the failure to effect a change in recommendation would reasonably be expected to be inconsistent with its fiduciary duties under applicable law.

In the event of any material amendment to any superior offer, the party considering the superior offer would be required to provide the other party with notice of such material amendment and there would be a new three-business day period following such notification during which the parties would be obligated to comply again with the requirements described above.
In the case of an Intervening Event, the party suffering such event shall promptly notify the other party before effecting a change in recommendation. The written notice is required to state the material facts and circumstances related to the applicable Intervening Event and that such party’s board of directors intends to make a change in recommendation.
Termination of the Merger Agreement (see page 172)
Either GlycoMimetics or Crescent may terminate the Merger Agreement under certain circumstances, which would prevent the Merger from being consummated.
Termination Fees Payable by GlycoMimetics and Termination Fees Payable by Crescent (see page 174)
If the Merger Agreement is terminated under certain circumstances, GlycoMimetics could be required to pay Crescent a termination fee of $320,000 or Crescent could be required to pay GlycoMimetics a termination fee of up to $2.0 million.
Support Agreements (see page 176)
Certain Crescent stockholders holding approximately 98.4% of the outstanding shares of Crescent capital stock, without giving effect to the Crescent Pre-Closing Financing, have entered into support agreements with GlycoMimetics and Crescent to vote all of their shares of Crescent capital stock in favor of the adoption and approval of the Merger Agreement and the transactions contemplated thereby and against any alternative acquisition proposals (the “Crescent Support Agreements”). Current and certain former directors and officers of GlycoMimetics holding approximately 1.7% of the outstanding shares of GlycoMimetics common stock have entered into support agreements with GlycoMimetics and Crescent to vote all of their shares of GlycoMimetics common stock in favor of the Nasdaq Stock Issuance Proposal, the Authorized Share Increase Proposal and the Reverse Stock Split Proposal and against any alternative acquisition proposals (the “GlycoMimetics Support Agreements,” and, together with the Crescent Support Agreements, the “Support Agreements”).
Lock-Up Agreements (see page 176)
Certain of Crescent’s executive officers, directors and stockholders have entered into lock-up agreements, pursuant to which such parties have agreed not to, except in limited circumstances, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of GlycoMimetics common stock or any securities convertible into or exercisable or exchangeable for GlycoMimetics common stock, currently or thereafter owned, including shares of GlycoMimetics common stock issuable upon conversion of GlycoMimetics Series A Preferred Stock issued in exchange for shares of Crescent preferred stock in the Merger, but excluding, as applicable, shares purchased in the Crescent Pre-Closing Financing (including any shares of GlycoMimetics common stock issuable upon exercise of pre-funded warrants issued in exchange for pre-funded warrants to purchase shares of Crescent common stock sold in the Crescent Pre-Closing Financing), until 180 days following the closing of the Merger.
Subscription Agreement and Registration Rights Agreement (see pages 176 and 178)
In connection with the Merger, Crescent and GlycoMimetics entered into the Subscription Agreement with certain new and existing investors of Crescent, pursuant to which such investors have agreed to purchase Crescent common stock or, in lieu thereof, Crescent pre-funded warrants, representing an aggregate commitment of $200.0 million (which includes $37.5 million of proceeds previously received by Crescent from the issuance of its Convertible Notes and accrued interest on such note) in the Crescent Pre-Closing Financing.
The shares of Crescent common stock and Crescent pre-funded warrants that are issued in the Crescent Pre-Closing Financing will be or will have the right to be, respectively, converted into shares of GlycoMimetics common stock in the Merger.
The Subscription Agreement contains customary representations and warranties of Crescent and also contains customary representations and warranties of the purchaser parties thereto.

The Subscription Agreement also contemplates GlycoMimetics, Crescent and the investors participating in the Crescent Pre-Closing Financing entering into the Registration Rights Agreement at the closing of the Crescent Pre-Closing Financing, pursuant to which, among other things, the Combined Company will agree to provide for the registration and resale of certain shares of Crescent common stock that are held by the investors participating in the Crescent Pre-Closing Financing from time to time pursuant to Rule 415.
Management Following the Merger (see page 350)
The following table sets forth the name, age as of May 3, 2025 and position of each of the individuals who are expected to serve as executives and directors of the Combined Company following completion of the Merger:
Name	Age	Position
Executive Officers
Joshua Brumm	47	Chief Executive Officer and Director
Jonathan McNeill	40	Chief Operating Officer and President
Ellie Im	47	Chief Medical Officer
Richard Scalzo	39	Chief Financial Officer
Christopher Doughty	38	Chief Business Officer
Ryan Lynch	41	Treasurer, Senior Vice President of Finance and Chief Accounting Officer
Barbara Bispham	39	General Counsel and Corporate Secretary
Non-Employee Directors:
Alexandra Balcom	41	Director
Peter Harwin	39	Chair and Director
David Lubner	61	Director
Susan Moran	55	Director
Jonathan Violin	49	Director
U.S. Federal Income Tax Considerations of the Merger (see page 151)
As discussed in detail in the section titled “The Merger — U.S. Federal Income Tax Considerations of the Merger” beginning on page 151 of this proxy statement/prospectus and subject to the limitations and qualifications described therein, Crecent and GlycoMimetics intend the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Assuming the Merger so qualifies, a U.S. Holder of Crecent stock (as defined therein) will not recognize gain or loss upon the exchange of its Crecent stock for GlycoMimetics stock. For a more detailed discussion of the U.S. federal income tax considerations of the Merger, see the section titled “The Merger — U.S. Federal Income Tax Considerations of the Merger,” beginning on page 151 of this proxy statement/prospectus.
U.S. Federal Income Tax Considerations of the Cayman Redomestication (see page 234)
Subject to the limitations and qualifications described in the section titled “Proposal No. 4 — The Redomestication Proposal — U.S. Federal Income Tax Considerations of the Cayman Redomestication,” GlycoMimetics intends that the Cayman Redomestication qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Assuming the Cayman Redomestication so qualifies, a U.S. Holder of the Combined Company stock will not recognize gain or loss upon the Cayman Redomestication. For a more detailed discussion of the U.S. federal income tax considerations of the Cayman Redomestication, please see the section titled “Proposal No. 4 — The Redomestication Proposal — U.S. Federal Income Tax Considerations of the Cayman Redomestication.”

Risk Factors (see page 19)
Both GlycoMimetics and Crescent are subject to various risks associated with their businesses and their industries. In addition, the Merger, including the possibility that the Merger may not be completed, poses a number of risks to each company and its respective securityholders, including the following risks:
Risks Related to the Proposed Merger
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Failure to complete, or delays in completing, the potential Merger with Crescent could materially and adversely affect GlycoMimetics’ results of operations, business, financial results and/or common stock price;

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The Exchange Ratio will not change or otherwise be adjusted based on the market price of GlycoMimetics common stock;

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The issuance of GlycoMimetics common stock, including shares of GlycoMimetics common stock issuable upon conversion of GlycoMimetics Series A Preferred Stock, to Crescent stockholders pursuant to the Merger Agreement and the resulting change in control from the First Merger must be approved by GlycoMimetics stockholders, and the Merger Agreement and transactions contemplated thereby must be approved by the Crescent stockholders. Failure to obtain these approvals would prevent the closing of the Merger;

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If GlycoMimetics completes the Merger, the Combined Company will need to raise additional capital and satisfy certain contractual obligations by issuing equity securities or additional debt or through licensing arrangements, which may cause significant dilution to the Combined Company’s stockholders or restrict the Combined Company’s operations;

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GlycoMimetics is expected to be deemed a shell company. As a result, if GlycoMimetics completes the Merger, the Combined Company may be subject to more stringent reporting requirements, offering limitations and resale restrictions;

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Some of the GlycoMimetics and Crescent directors and executive officers have interests in the Merger that are different from yours and that may influence them to support or approve the Merger without regard to your interests; and

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GlycoMimetics stockholders and Crescent stockholders may not realize a benefit from the Merger commensurate with the ownership dilution they will experience in connection with the Merger, including the conversion of Crescent common stock issued in the Crescent Pre-Closing Financing.

Risks Related to the Proposed Reverse Stock Split
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The reverse stock split may not increase the Combined Company’s stock price over the long term;

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The reverse stock split may decrease the liquidity of the Combined Company’s common stock; and

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The reverse stock split may lead to a decrease in the Combined Company’s overall market capitalization.

Risks Related to GlycoMimetics
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Failure to complete, or delays in completing, the Merger with Crescent could expose GlycoMimetics to other operational and financial risks;

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If GlycoMimetics does not successfully consummate the Merger or another strategic transaction, the GlycoMimetics Board may decide to pursue a dissolution and liquidation of GlycoMimetics;

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GlycoMimetics has a limited operating history, no history of commercializing products, has not generated any product revenue, has incurred significant operating losses since inception, expects to continue to incur losses and may never achieve or maintain profitability;

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If GlycoMimetics decides to resume development of its drug candidates, GlycoMimetics would need substantial additional funding. If GlycoMimetics was unable to raise that capital when needed,

GlycoMimetics may not be able to continue as a going concern and could be forced to delay, reduce or eliminate drug development programs or potential commercialization efforts; and
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If GlycoMimetics fails to comply or regain compliance with Nasdaq’s continued listing standards, its common stock may be delisted and the price of its common stock, its ability to access the capital markets and its financial condition could be negatively impacted.

Risks Related to Crescent
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Crescent has concluded there is substantial doubt about its ability to continue as a going concern for at least twelve months from the date its financial statements as of December 31, 2024 are available to be issued. Even if the Merger and Crescent Pre-Closing Financing are successful, Crescent will need to raise additional capital, and if it is unable to do so when needed, that will raise substantial doubt about Crescent’s ability to continue as a going concern;

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Crescent has never generated any revenue from product sales and may never be profitable;

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Crescent is a preclinical-stage biotechnology company with a limited operating history on which to assess its business; it has not initiated, conducted or completed any clinical trials, has no products approved for commercial sale, has historically incurred losses, and anticipates that it will continue to incur significant losses for the foreseeable future;

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Crescent’s programs are in preclinical stages of development and may fail in development or suffer delays that materially and adversely affect their commercial viability. If Crescent or its current or future collaborators are unable to complete development of or commercialize Crescent’s product candidates, or experience significant delays in doing so, Crescent’s business will be materially harmed;

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Crescent is substantially dependent on the success of its lead program, CR-001, and its anticipated clinical trials of such programs may not be successful;

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Crescent currently relies on licensing arrangements with Paragon through the Paragon Option Agreements. If Crescent is unable to maintain collaborations or licensing arrangements, or if its collaborations or licensing arrangements are not successful, Crescent’s business could be negatively impacted;

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In order to successfully implement Crescent’s plans and strategies, Crescent will need to grow the size of its organization and it may experience difficulties in managing this growth;

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Crescent does not currently own any issued patents or pending patent applications. Therefore, Crescent’s ability to obtain and protect its patent rights, and protect other proprietary rights, is uncertain, exposing Crescent to the possible loss of competitive advantage; and

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The regulatory approval processes of the FDA and other comparable foreign regulatory authorities are lengthy, time-consuming and inherently unpredictable. If Crescent is not able to obtain, or if there are delays in obtaining, required regulatory approvals for its product candidates, Crescent will not be able to commercialize, or will be delayed in commercializing, its product candidates, and its ability to generate revenue will be materially impaired.

Risks Related to the Cayman Redomestication
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Currently, GlycoMimetics is governed by Delaware law, GlycoMimetics Charter and GlycoMimetics Bylaws, but upon effectiveness of the Cayman Redomestication the Combined Company will be governed by Cayman Islands law and the Cayman Articles, provisions of which have anti-takeover implications.

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Because the Combined Company’s articles of association designate the courts of the Cayman Islands as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by shareholders, this could limit your ability to obtain a favorable judicial forum for disputes with the Combined Company or the Combined Company’s directors, officers or other employees.

Risks Related to the Combined Company
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The market price of the Combined Company’s common stock is expected to be volatile, and the market price of the common stock may drop following the Merger;

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The Combined Company may incur losses for the foreseeable future and may never achieve profitability;

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The Combined Company will need to raise additional financing in the future to fund its operations, which may not be available to it on favorable terms or at all;

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Provisions that will be in the Combined Company’s certificate of incorporation and bylaws and provisions under Delaware law could make an acquisition of the Combined Company more difficult and may prevent attempts by its stockholders to replace or remove its management;

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After completion of the Merger, the Combined Company’s executive officers, directors and principal stockholders will have the ability to control or significantly influence all matters submitted to the Combined Company stockholders for approval; and

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The Combined Company will have broad discretion in the use of the cash and cash equivalents of the Combined Company and the proceeds from the Crescent Pre-Closing Financing and may invest or spend the proceeds in ways with which you do not agree and in ways that may not increase the value of your investment.

These risks and other risks are discussed in greater detail under the section titled “Risk Factors” beginning on page 19 of this proxy statement/prospectus. GlycoMimetics and Crescent both encourage you to read and consider all of these risks carefully.
Regulatory Approvals (see page 151)
GlycoMimetics and Crescent do not intend to seek any regulatory approval from antitrust authorities to consummate the transactions.
Nasdaq Stock Market Listing (see page 153)
GlycoMimetics intends to file an initial listing application for the common stock of the Combined Company with Nasdaq. After completion of the Merger, GlycoMimetics will be renamed “Crescent Biopharma, Inc.” and it is expected that the common stock of the Combined Company will trade on Nasdaq under the symbol “CBIO.” It is a condition to the consummation of the Merger that GlycoMimetics will receive confirmation from Nasdaq that the Combined Company has been approved for listing on Nasdaq, but there can be no assurance such listing condition will be met or that GlycoMimetics will obtain such confirmation from Nasdaq. If such listing condition is not met or if such confirmation is not obtained, the Merger will not be consummated unless the condition is waived. The Nasdaq condition set forth in the Merger Agreement is not expected to be waived by the applicable parties; however, if such condition is waived, GlycoMimetics will not recirculate an updated proxy statement/prospectus, nor will it solicit a new vote of stockholders prior to proceeding with the Merger. Accordingly, you are advised that GlycoMimetics stockholders will not have certainty regarding the listing of the Combined Company’s shares at the time you are asked to vote at the GlycoMimetics Special Meeting. For more information, please see the section entitled “Risk Factors — Risks Related to the Merger — GlycoMimetics and Crescent may mutually agree to waive the condition to the Merger requiring approval for listing on Nasdaq, and if such condition is waived, the Combined Company’s stock may not be listed on Nasdaq following completion of the Merger.” on page 19 of this proxy statement/prospectus.
Anticipated Accounting Treatment (see page 153)
The Merger is expected to be treated by GlycoMimetics as a reverse merger and will be accounted for as an in-substance reverse recapitalization of GlycoMimetics by Crescent in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) as, at close, the transaction is, in essence, the issuance of equity for GlycoMimetics’ net assets, which primarily consist of nominal operations and assets consisting of cash and nominal other assets immediately before the Merger. For accounting purposes, Crescent is considered to be acquiring the assets and liabilities of GlycoMimetics in this transaction based on the terms of the Merger Agreement and other factors, including: (i) Crescent’s equity holders will own a substantial majority of the voting rights in the Combined Company; (ii) Crescent’s largest stockholder will retain the largest interest in the Combined Company; (iii) Crescent will designate all of the initial members of the board of directors of the Combined Company; and (iv) Crescent’s executive management team will become the management of the Combined Company. The Combined Company will be named Crescent Biopharma, Inc. Accordingly, the Merger is expected to be treated as the equivalent of Crescent issuing stock to acquire the net assets of GlycoMimetics. As a result of the Merger, the net assets of GlycoMimetics will be stated at fair value, which approximates carrying value, with no goodwill or other intangible assets recorded, and the historical results of operations prior to the Merger will be those of Crescent. The direct and incremental costs related to the transaction will be treated as a reduction of the net proceeds received within additional paid-in-capital. See the “Unaudited Pro Forma Condensed Combined Financial Information” elsewhere in this proxy statement/prospectus for additional information.
Appraisal Rights and Dissenters’ Rights (see page 154)
Under the DGCL, GlycoMimetics stockholders are not entitled to appraisal rights in connection with the Merger. Crescent stockholders are entitled to appraisal rights in connection with the Merger under Section 262 of the DGCL.
Comparison of Rights of Holders of GlycoMimetics Capital Stock and Crescent Capital Stock (see page 380)
Although both GlycoMimetics and Crescent are incorporated under the laws of the State of Delaware and thus are currently subject to the DGCL, the rights of their respective stockholders are not identical due to differences in their governing documents. If the Merger is completed, Crescent stockholders will become stockholders of GlycoMimetics, and their rights will be governed by the DGCL, the GlycoMimetics Charter and the GlycoMimetics Bylaws, in each case as they may be amended, including by Proposal Nos. 2 and 3 if approved by GlycoMimetics stockholders. The extent to which the rights of Crescent stockholders will change as a result of the Merger is further affected by Proposal No. 4, which, if approved and the Cayman Islands Redomicile is effected, would result in GlycoMimetics stockholders (including former Crescent stockholders) no longer being governed by the DGCL and GlycoMimetics’ existing organizational documents, but instead by a Cayman Islands memorandum and articles of association and the Cayman Islands Companies Act. For a comparison of stockholder rights under these respective regimes, see the section titled “Comparison of Rights of Holders of GlycoMimetics Capital Stock and Crescent Capital Stock” beginning on page 380, and, assuming the Cayman Islands Redomicile is completed, the section titled “Proposal No. 4 — The Redomicile Proposal — Effects of the Cayman Islands Redomicile — Comparison of Rights of Holders of the Delaware Corporation Capital Stock and the Cayman Company Share Capital” beginning on page 213.
If Proposal No. 4 is approved by GlycoMimetics stockholders and the Merger is completed, the Combined Company will effect the Cayman Redomestication pursuant to the Plan of Conversion as set forth in the form attached as Annex I to this proxy statement/prospectus, and, upon completion of the Cayman Redomestication, the rights of GlycoMimetics stockholders and the rights of Crescent stockholders who become the Combined Company stockholders pursuant to the Merger will no longer be governed by the GlycoMimetics Charter, GlycoMimetics’s amended and restated bylaws and the DGCL, and instead will be governed by a Cayman Articles, in the form attached as Annex J to this proxy statement/prospectus, and the Cayman Islands Companies Act. For a comparison of rights of holders of the Combined Company capital stock as a Delaware corporation and the Combined Company share capital as a Cayman Islands exempted company limited by shares assuming the completion of the Cayman Redomestication, see the section titled “Proposal No. 4 — The Redomestication Proposal — Effects of the Cayman Redomestication — Comparison of Rights of Holders of the Delaware Corporation Capital Stock and the Cayman Company Share Capital” beginning on page 213 of this proxy statement/prospectus.

MARKET PRICE AND DIVIDEND INFORMATION
The GlycoMimetics common stock is currently listed on The Nasdaq Capital Market under the symbol “GLYC.”
The closing price of the GlycoMimetics common stock on October 25, 2024, the last day of trading prior to the announcement of the Merger, as reported on The Nasdaq Capital Market, was $0.17 per share. The closing price of the GlycoMimetics common stock on May 9, 2025, as reported on The Nasdaq Capital Market, was $0.2402 per share.
Because the market price of the GlycoMimetics common stock is subject to fluctuation, the market value of the shares of the GlycoMimetics common stock that the Crescent stockholders will be entitled to receive in the Merger may increase or decrease.
Crescent is a private company, and its shares of common stock and preferred stock are not publicly traded.
Assuming approval of Proposal Nos. 1 and 2 and successful application for initial listing with Nasdaq, following the consummation of the Merger, shares of GlycoMimetics common stock will trade on Nasdaq under GlycoMimetics’ new name, “Crescent Biopharma, Inc.,” and new trading symbol “CBIO.”
As of May 3, 2025, there were approximately 22 registered holders of record of the GlycoMimetics common stock. As of May 3, 2025, Crescent had seven holders of record of Crescent common stock and one holder of record of Crescent preferred stock. For detailed information regarding the beneficial ownership of certain GlycoMimetics and Crescent stockholders, see the sections of this proxy statement/prospectus titled “Principal Stockholders of GlycoMimetics,” “Principal Stockholders of Crescent” and “Principal Stockholders of the Combined Company.”
Dividends
GlycoMimetics has never declared or paid any cash dividends on the GlycoMimetics common stock and does not anticipate paying cash dividends on the GlycoMimetics common stock for the foreseeable future. Notwithstanding the foregoing, any determination to pay cash dividends subsequent to the Merger will be at the discretion of the combined organization’s then-current board of directors and will depend upon a number of factors, including the combined organization’s results of operations, financial condition, future prospects, contractual restrictions, restrictions imposed by applicable law and other factors the then-current board of directors deems relevant.
Crescent has never paid or declared any cash dividends on Crescent capital stock. If the Merger does not occur, Crescent does not anticipate paying any cash dividends on the Crescent capital stock in the foreseeable future, and Crescent intends to retain all available funds and any future earnings to fund the development and expansion of its business. Any future determination to pay dividends will be at the discretion of the Crescent Board and will depend upon a number of factors, including its results of operations, financial condition, future prospects, contractual restrictions, and restrictions imposed by applicable laws and other factors the Crescent Board deems relevant.

RISK FACTORS
The Combined Company will be faced with a market environment that cannot be predicted and that involves significant risks, many of which will be beyond its control. In addition to the other information contained or incorporated by reference in this proxy statement/prospectus, you should carefully consider the material risks described below before deciding how to vote your shares of GlycoMimetics common stock. You should also read and consider the other information in this proxy statement/prospectus. Please see the section titled “Where You Can Find More Information” beginning on page 401 of this proxy statement/prospectus for further information. Moreover, some of the factors, events and contingencies discussed below may have occurred in the past, but the disclosures below are not representations as to whether or not the factors, events or contingencies have occurred in the past and instead reflect our beliefs and opinions as to the factors, events, or contingencies that could materially and adversely affect us in the future.
Risks Related to the Proposed Merger
Failure to complete, or delays in completing, the potential Merger with Crescent could materially and adversely affect GlycoMimetics’ results of operations, business, financial results and/or common stock price.
On October 28, 2024, GlycoMimetics entered into the Merger Agreement with Crescent, which agreement was subsequently amended on February 14, 2025 and April 28, 2025, pursuant to which, among other matters, and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, First Merger Sub will merge with and into Crescent, with Crescent continuing as a wholly owned subsidiary of GlycoMimetics and the surviving corporation of the First Merger and, immediately following the First Merger and as part of the same overall transaction as the First Merger, Crescent will merge with and into Second Merger Sub as part of the Second Merger, with Second Merger Sub continuing as a wholly owned subsidiary of GlycoMimetics and the surviving entity of the Second Merger. Consummation of the Merger is subject to certain closing conditions, a number of which are not within GlycoMimetics’ control. Any failure to satisfy these required conditions to closing may prevent, delay or otherwise materially adversely affect the completion of the transaction. GlycoMimetics cannot predict with certainty whether or when any of the required closing conditions will be satisfied or if another uncertainty may arise and cannot assure you that it will be able to successfully consummate the Merger as currently contemplated under the Merger Agreement or at all.
GlycoMimetics’ efforts to complete the Merger could cause substantial disruptions in, and create uncertainty surrounding, its business, which may materially adversely affect its results of operation and its business. Uncertainty as to whether the Merger will be completed in a timely manner or at all may affect GlycoMimetics’ ability to retain and motivate existing employees. Uncertainty as to whether the Merger will be completed in a timely manner or at all could adversely affect GlycoMimetics’ business and its relationship with collaborators, suppliers, vendors, regulators and other business partners. The adverse effects of the pendency of the transaction could be exacerbated by any delays in completion of the transaction or termination of the Merger Agreement.
If the conditions to the Merger are not satisfied or waived, the Merger may not occur.
Even if the Merger is approved by the stockholders of Crescent and GlycoMimetics, specified conditions must be satisfied or, to the extent permitted by applicable law, waived to complete the Merger. These conditions are set forth in the Merger Agreement and described further in the section titled “The Merger Agreement” of this proxy statement/prospectus. GlycoMimetics cannot assure you that all of the conditions to the consummation of the Merger will be satisfied or waived. If the conditions are not satisfied or waived, the Merger may not occur or the closing may be delayed.
GlycoMimetics and Crescent may mutually agree to waive the condition to the Merger requiring approval for listing on Nasdaq, and if such condition is waived, the Combined Company’s stock may not be listed on Nasdaq following completion of the Merger.
Pursuant to the Merger Agreement, GlycoMimetics agreed, to the extent required by the rules and regulations of Nasdaq, to use its commercially reasonable efforts to cause the shares of GlycoMimetics common stock being issued in the Merger to be approved for listing on Nasdaq at or prior to the Effective

Time. Additionally, under the Merger Agreement, each of GlycoMimetics’ and Crescent’s obligation to complete the Merger is subject to the satisfaction or waiver by each of the parties of various conditions, including that the shares of GlycoMimetics common stock to be issued in the Merger have been approved for listing (subject to official notice of issuance) on Nasdaq as of the closing of the Merger. In the event that the shares of GlycoMimetics common stock to be issued in the Merger are not approved for listing on Nasdaq, it is possible that GlycoMimetics and Crescent may mutually agree to waive the applicable condition and nonetheless proceed with completing the Merger. If such condition is waived, GlycoMimetics will not recirculate an updated proxy statement/prospectus, nor will it solicit a new vote of stockholders prior to proceeding with the Merger. If GlycoMimetics proceeds with the Merger in these circumstances, the Combined Company’s stock may not be listed on Nasdaq.
If the Combined Company’s stock is not listed on Nasdaq following completion of the Merger, trading of the shares could be conducted in the over-the-counter market or on an electronic bulletin board established for unlisted securities such as the Pink Sheets or the OTC Bulletin Board. In such event, it is likely that there would be significantly less liquidity in the trading of the common stock of the Combined Company; decreases in institutional and other investor demand for the shares, coverage by securities analysts, market making activity and information available concerning trading prices and volume; and fewer broker dealers willing to execute trades in the common stock of the Combined Company. Also, it may be difficult for the Combined Company to raise additional capital if the Combined Company’s common stock is not listed on a major exchange. The occurrence of any of these events could result in a further decline in the market price of the common stock of the Combined Company and could have a material adverse effect on the Combined Company.
The Exchange Ratio for the Merger will not change or otherwise be adjusted based on the market price of GlycoMimetics common stock.
Applying the Exchange Ratio, based on GlycoMimetics’ and Crescent’s capitalization as of May 3, 2025 and taking into account GlycoMimetics’ current cash position, each share of Crescent common stock is currently estimated to be entitled to receive approximately 15.4192 shares of GlycoMimetics common stock. Each share of Crescent preferred stock will be converted into the right to receive a number of shares of GlycoMimetics Series A Preferred Stock, equal to the Exchange Ratio divided by 1,000. Applying the Exchange Ratio, the former Crescent securityholders immediately before the Merger are expected to own approximately 97.4% of the aggregate number of shares of the Combined Company’s capital stock following the Merger (on a fully-diluted basis, and subject to dilution from any equity issued by Crescent after May 3, 2025 and before the closing), and GlycoMimetics securityholders immediately before the Merger are expected to own approximately 2.6% of the aggregate number of shares of the Combined Company capital stock following the Merger (on a fully-diluted basis), subject to certain assumptions, including, but not limited to, GlycoMimetics’ net cash as of closing being equal to $1.8 million. In the event GlycoMimetics’ net cash is below $1.725 million, the Exchange Ratio will be adjusted such that the number of shares issued to Crescent’s pre-closing securityholders will be increased, and GlycoMimetics stockholders will own a smaller percentage of the Combined Company following the consummation of the Merger.
Any changes in the market price of GlycoMimetics’ stock before the completion of the First Merger will not affect the number of shares Crescent stockholders will be entitled to receive pursuant to the Merger Agreement. Therefore, if before the completion of the First Merger, the market price of GlycoMimetics common stock increases from the market price on the date of the Merger Agreement, then Crescent stockholders could receive merger consideration with substantially more value for their shares of Crescent capital stock than the parties had negotiated when they established the Exchange Ratio. Similarly, if before the completion of the First Merger, the market price of GlycoMimetics common stock declines from the market price on the date of the Merger Agreement, then Crescent stockholders could receive merger consideration with substantially lower value. The Merger Agreement does not include a price-based termination right.

The issuance of GlycoMimetics common stock, including the shares of GlycoMimetics common stock issuable upon conversion of GlycoMimetics Series A Preferred Stock, to Crescent stockholders pursuant to the Merger Agreement and the resulting change in control from the First Merger must be approved by GlycoMimetics stockholders, and the Merger Agreement and transactions contemplated thereby must be approved by the Crescent stockholders. Failure to obtain these approvals would prevent the closing of the Merger.
Before the Merger can be completed, GlycoMimetics stockholders must approve, among other things, the issuance of GlycoMimetics common stock, including shares of GlycoMimetics common stock issuable upon conversion of GlycoMimetics Series A Preferred Stock, to Crescent stockholders pursuant to the Merger Agreement and the resulting change in control from the First Merger, and Crescent stockholders must adopt the Merger Agreement and approve the Merger and the related transactions. Failure to obtain the required stockholder approvals may result in a material delay in, or the abandonment of, the Merger. Any delay in completing the Merger may materially adversely affect the timing and benefits that are expected to be achieved from the Merger.
The Merger may be completed even though a material adverse effect may result from the announcement of the Merger, industry-wide changes or other causes.
In general, neither GlycoMimetics nor Crescent is obligated to complete the Merger if there is a material adverse effect affecting the other party between October 28, 2024, the date of the Merger Agreement, and the closing of the Merger. However, certain types of causes are excluded from the concept of a “material adverse effect.” Such exclusions include, but are not limited to, changes in general economic or political conditions, industry-wide changes, changes resulting from the announcement of the Merger, natural disasters, pandemics, other public health events or force majeure events and changes in U.S. generally accepted accounting principles. Therefore, if any of these events were to occur and adversely affect GlycoMimetics or Crescent, the other party would still be obliged to consummate the closing of the Merger notwithstanding such material adverse effect. If any such adverse effects occur and GlycoMimetics consummates the closing of the Merger, the stock price of the Combined Company may suffer. This in turn may reduce the value of the Merger to the stockholders of GlycoMimetics, Crescent or both.
If the Merger is not completed, GlycoMimetics’ stock price may decline significantly.
The market price of GlycoMimetics common stock is subject to significant fluctuations. Market prices for securities of pharmaceutical, biotechnology and other life science companies have historically been particularly volatile. In addition, the market price of GlycoMimetics common stock will likely be volatile based on whether stockholders and other investors believe that GlycoMimetics can complete the Merger or otherwise raise additional capital to support GlycoMimetics’ operations if the Merger is not consummated and another strategic transaction cannot be identified, negotiated and consummated in a timely manner, if at all. The volatility of the market price of GlycoMimetics common stock has been and may be exacerbated by low trading volume. Additional factors that may cause the market price of GlycoMimetics common stock to fluctuate include:
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announcements of the results of its clinical trials, discussions with regulators, and regulatory approval decisions;

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the entry into, or termination of, key agreements, including commercial partner agreements;

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announcements by commercial partners or competitors of new commercial products, clinical progress or lack thereof, significant contracts, commercial relationships or capital commitments;

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the loss of key employees;

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future sales of GlycoMimetics common stock;

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general and industry-specific economic conditions that may affect GlycoMimetics’ research and development expenditures; and

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period-to-period fluctuations in financial results.

Moreover, the stock markets in general have experienced substantial volatility that has often been unrelated to the operating performance of individual companies. These broad market fluctuations may also adversely affect the trading price of GlycoMimetics common stock. In the past, following periods of volatility in the market price of a company’s securities, stockholders have often instituted class action securities litigation against such companies.
If GlycoMimetics completes the Merger, the Combined Company will need to raise additional capital and satisfy certain contractual obligations by issuing equity securities or additional debt or through licensing arrangements, which may cause significant dilution to the Combined Company’s stockholders or restrict the Combined Company’s operations.
In connection with the Merger, Crescent and GlycoMimetics entered into the Subscription Agreement with certain investors, including existing investors of Crescent, pursuant to which the investors agreed to purchase, in the aggregate, $200.0 million (which includes $37.5 million of proceeds previously received by Crescent from the issuance of its Convertible Notes and accrued interest on such note) in shares of common stock and pre-funded warrants of Crescent in the Crescent Pre-Closing Financing immediately prior to the closing of the Merger. The closing of the Crescent Pre-Closing Financing is conditioned upon the satisfaction or waiver of the conditions to the closing of the Merger as well as certain other conditions. The shares of Crescent common stock and pre-funded warrants issued in the Crescent Pre-Closing Financing will result in dilution to all securityholders of the Combined Company (i.e., both GlycoMimetics’ pre-Merger securityholders and former Crescent securityholders).
Additional financing may not be available to the Combined Company when it is needed or may not be available on favorable terms. To the extent that the Combined Company raises additional capital by issuing equity securities, such financing will cause additional dilution to all securityholders of the Combined Company, including GlycoMimetics’ pre-Merger securityholders and Crescent’s former securityholders. It is also possible that the terms of any new equity securities may have preferences over the Combined Company’s common stock. Any debt financing the Combined Company enters into may involve covenants that restrict its operations. These restrictive covenants may include limitations on additional borrowing and specific restrictions on the use of the Combined Company’s assets, as well as prohibitions on its ability to create liens, pay dividends, redeem its stock or make investments. In addition, if the Combined Company raises additional funds through licensing arrangements, it may be necessary to grant licenses on terms that are not favorable to the Combined Company.
In addition, as a result of GlycoMimetics’ assumption of the Paragon Option Agreements in connection with the Merger, the Combined Company will be subject to the obligation to grant to Parascent, on each of December 31, 2025 and December 31, 2026, warrants to purchase a number of shares equal to 1.00% of the outstanding shares of GlycoMimetics common stock as of the date of the grant on a fully-diluted basis, with an exercise price equal to the fair market value of the underlying shares on the grant date. Such warrants granted will result in further dilution to all securityholders of the Combined Company.
Transfers of the Combined Company’s securities utilizing Rule 144 of the Securities Act may be limited.
A significant portion of the Combined Company’s securities will be restricted from immediate resale. Holders should be aware that transfers of the Combined Company’s securities pursuant to Rule 144 may be limited as Rule 144 is not available, subject to certain exceptions, for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. GlycoMimetics’ expected disposal of GlycoMimetics’ historical assets and operations in connection with the Merger is expected to make GlycoMimetics a shell company. GlycoMimetics anticipates that following the consummation of the Merger, the Combined Company will no longer be a shell company. As a result, GlycoMimetics anticipates that holders will not be able to sell their restricted Combined Company securities pursuant to Rule 144 without registration until one year after GlycoMimetics files the Current Report on Form 8-K following the closing that includes the required Form 10 information that reflects that the Combined Company is no longer a shell company.
GlycoMimetics’ is expected to be deemed a shell company. As a result, if GlycoMimetics completes the Merger, the Combined Company will be subject to more stringent reporting requirements, offering limitations and resale restrictions.
GlycoMimetics’ or the Combined Company’s expected disposal of GlycoMimetics’ historical assets and operations prior to or following the Merger is expected to make GlycoMimetics a shell company. As such, the Combined Company would be subject to the requirements applicable to shell company business combinations. The requirements applicable to shell company business combinations are as follows:
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the Combined Company will need to file a Form 8-K to report the Form 10 type information after closing with the SEC reflecting its status as an entity that is not a shell company;

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GlycoMimetics is not, and the Combined Company will not be, eligible to use a Form S-3 until 12 full calendar months after closing;

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the Combined Company will need to wait at least 60 calendar days after closing to file a Form S-8 for any equity plans or awards;

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the Combined Company will be an “ineligible issuer” for three years following the closing, which will prevent the Combined Company from (i) incorporating by reference in its Form S-1 filings, (ii) using a free writing prospectus, or (iii) taking advantage of well-known seasoned issuer status despite its public float;

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investors who (i) are affiliates of Crescent at the time the Merger is submitted for the vote or consent of Crescent stockholders, (ii) receive securities of the Combined Company in the Merger (i.e., Rule 145(c) securities) and (iii) publicly offer or sell such securities, will be deemed to be engaged in a distribution of such securities, and therefore to be underwriters with respect to resales of those securities, and accordingly such securities may not be included in the Form S-1 resale registration statement anticipated to be filed after the closing of the Merger unless such securities are sold only in a fixed price offering in which such investors are named as underwriters in the prospectus; and

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Rule 144(i)(2) will limit the ability to publicly resell Rule 145(c) securities per Rule 145(d), as well as any other “restricted” or “control” securities of the Combined Company per Rule 144 (i.e., holders of restricted securities and any affiliates of the public company are also affected) until one year after the Form 10 information is filed with the SEC.

The foregoing SEC requirements would increase the Combined Company’s time and cost of raising capital, offering stock under equity plans, and complying with securities laws. Further, such requirements will add burdensome restrictions on the resale of Combined Company shares by affiliates of Crescent and any holders of “restricted” or “control” securities.
Some of GlycoMimetics’ and Crescent’s directors and executive officers have interests in the Merger that are different from yours and that may influence them to support or approve the Merger without regard to your interests.
Directors and executive officers of GlycoMimetics and Crescent have interests in the Merger that are different from, or in addition to, the interests of other GlycoMimetics stockholders generally. These interests with respect to GlycoMimetics’ directors and executive officers may include, among others, retention bonus payments, extension of exercisability periods of previously issued stock option grants, severance payments if employment is terminated in a qualifying termination in connection with the Merger and rights to continued indemnification, expense advancement and insurance coverage.
Further, certain current members of the Crescent Board will continue as directors of the Combined Company after the effective time, and, following the closing of the Merger, will be eligible to be compensated as non-employee directors of the Combined Company pursuant to GlycoMimetics’ non-employee director compensation policy that is expected to remain in place following the effective time.
The GlycoMimetics Board was aware of and considered those interests, among other matters, in reaching their decisions to approve and adopt the Merger Agreement, approve the Merger, and recommend the approval of the Merger Agreement to GlycoMimetics and Crescent stockholders. These interests, among other factors, may have influenced the directors and executive officers of each company to support or approve the Merger.
GlycoMimetics stockholders and Crescent stockholders may not realize a benefit from the Merger commensurate with the ownership dilution they will experience in connection with the Merger, including the conversion of Crescent common stock issued in the Crescent Pre-Closing Financing.
If the Combined Company is unable to realize the full strategic and financial benefits currently anticipated from the Merger, GlycoMimetics stockholders and Crescent stockholders will have experienced substantial dilution of their ownership interests without receiving any commensurate benefit, or only receiving part of the commensurate benefit to the extent the Combined Company is able to realize only part of the strategic and financial benefits currently anticipated from the Merger.
GlycoMimetics securityholders will generally have a reduced ownership and voting interest in, and will exercise less influence over the management of, the Combined Company following the completion of the Merger as compared to their current ownership and voting interests in the respective companies.
After the completion of the Merger, GlycoMimetics’ current stockholders will generally own a smaller percentage of the Combined Company than their ownership of GlycoMimetics prior to the Merger. Immediately after the Merger, GlycoMimetics securityholders as of immediately prior to the Merger are expected to own approximately 2.6% of the outstanding shares of capital stock of the Combined Company (on a fully-diluted basis, and subject to dilution from any equity issued by Crescent after May 3, 2025 and before the closing), and former holders of Crescent securities are expected to own approximately 97.4% of the outstanding shares of capital stock of the Combined Company (on a fully-diluted basis), subject to certain assumptions, including, but not limited to, GlycoMimetics’ net cash as of closing being equal to $1.8 million. The Chief Executive Officer of Crescent will serve as the Chief Executive Officer of the Combined Company following the completion of the Merger.
Certain provisions of the Merger Agreement may discourage third parties from submitting competing proposals, including proposals that may be superior to the transactions contemplated by the Merger Agreement.
While the Merger Agreement is in effect, each party is generally prohibited from, among other things, soliciting, initiating or knowingly encouraging, inducing or facilitating the communication, making, submission or announcement of any acquisition proposal or acquisition inquiry. In addition, GlycoMimetics’ current directors and executive officers and certain significant stockholders have entered into support agreements pursuant to the terms of the Merger Agreement, and as an inducement to Crescent’s willingness to enter into the Merger Agreement, by which they have agreed to vote all of their shares of GlycoMimetics capital stock in favor of the Merger Agreement and the transactions contemplated thereby and against any competing proposals, subject to certain limited exceptions. These provisions could discourage a potential competing acquirer from considering or proposing an acquisition or merger, even if it were prepared to pay consideration with a higher value than that implied by the merger consideration in the combination.
Because the lack of a public market for Crescent common stock makes it difficult to evaluate the fair market value of its capital stock, the value of GlycoMimetics common stock to be issued to Crescent stockholders may be more or less than the fair market value of Crescent common stock.
The outstanding capital stock of Crescent is privately held and is not traded on any public market. The lack of a public market makes it difficult to determine the fair market value of Crescent capital stock. Because the percentage of GlycoMimetics’ equity to be issued to Crescent stockholders was determined based on negotiations between the parties, it is possible that the value of GlycoMimetics common stock and GlycoMimetics Series A Preferred Stock to be issued to Crescent stockholders will be more or less than the fair market value of Crescent capital stock.
Lawsuits may be filed against GlycoMimetics, Crescent, or any of the members of their respective boards of directors arising out of the Merger, which may delay or prevent the Merger.
Putative stockholder complaints, including stockholder class action complaints, and other complaints may be filed against GlycoMimetics, the GlycoMimetics Board, Crescent, the Crescent Board and others in connection with the transactions contemplated by the Merger Agreement. The outcome of litigation is uncertain, and GlycoMimetics or Crescent may not be successful in defending against any such future claims. Lawsuits that may be filed against GlycoMimetics, the GlycoMimetics Board, Crescent, or the Crescent Board could delay or prevent the Merger, divert the attention of GlycoMimetics’ and Crescent’s management and employees from their day-to-day business and otherwise adversely affect GlycoMimetics and Crescent financially.

GlycoMimetics has never paid and, other than in connection with the Merger with Crescent, does not intend to pay any cash dividends in the foreseeable future.
GlycoMimetics has never paid cash dividends on any of its capital stock. GlycoMimetics does not currently anticipate declaring or paying cash dividends on its capital stock in the foreseeable future.
If GlycoMimetics does not successfully consummate the Merger or another strategic transaction, the GlycoMimetics Board may decide to pursue a dissolution and liquidation of GlycoMimetics. In such an event, the amount of cash available for distribution to GlycoMimetics stockholders will depend heavily on the timing of such liquidation as well as the amount of cash that will need to be reserved for commitments and contingent liabilities, as to which GlycoMimetics can give you no assurance.
There can be no assurance that the Merger will be completed. If the Merger is not completed, the GlycoMimetics Board may decide to pursue a dissolution and liquidation of GlycoMimetics. In such an event, the amount of cash available for distribution to GlycoMimetics stockholders will depend heavily on the timing of such decision and, ultimately, such liquidation, since the amount of cash available for distribution continues to decrease as GlycoMimetics funds its operations while pursuing the Merger. In addition, if the GlycoMimetics Board were to approve and recommend, and GlycoMimetics stockholders were to approve, a dissolution and liquidation of GlycoMimetics, GlycoMimetics would be required under Delaware law to pay GlycoMimetics’ outstanding obligations, as well as to make reasonable provision for contingent and unknown obligations, prior to making any distributions in liquidation to stockholders. GlycoMimetics’ commitments and contingent liabilities may include obligations under GlycoMimetics’ employment and related agreements with certain employees that provide for severance and other payments following a termination of employment occurring for various reasons, including a change in control of GlycoMimetics, litigation against GlycoMimetics, and other various claims and legal actions arising in the ordinary course of business, and other unexpected and/or contingent liabilities. As a result of this requirement, a portion of GlycoMimetics’ assets would need to be reserved pending the resolution of such obligations.
In addition, GlycoMimetics may be subject to litigation or other claims related to a dissolution and liquidation of GlycoMimetics. If a dissolution and liquidation were to be pursued, the GlycoMimetics Board, in consultation with GlycoMimetics’ advisors, would need to evaluate these matters and make a determination about a reasonable amount to reserve. Accordingly, holders of GlycoMimetics common stock could lose all or a significant portion of their investment in the event of liquidation, dissolution or winding up of GlycoMimetics. A liquidation would be a lengthy and uncertain process with no assurance of any value ever being returned to GlycoMimetics stockholders.
GlycoMimetics and its stockholders will not have any right to make damage claims against Crescent for the breach of any representation, warranty or covenant made by Crescent in the Merger Agreement.
The Merger Agreement provides that all of the representations, warranties and covenants of the parties contained therein shall not survive the closing of the Merger, except for those covenants contained therein that by their terms apply or are to be performed in whole or in part after the Closing, and then only with respect to breaches occurring after the closing of the Merger. Accordingly, there are no remedies available to the parties with respect to any breach of the representations, warranties, covenants or agreements of the parties to the Merger Agreement after the Closing of the Merger, except for covenants to be performed in whole or in part after the Closing. As a result, GlycoMimetics and its stockholders will have no remedy available to it if the Merger is consummated and it is later revealed that there was a breach of any of the representations, warranties and covenants made by Crescent at the time of the Merger.
Additionally, GlycoMimetics cannot assure you that the due diligence conducted in relation to Crescent has identified all material issues or risks associated with Crescent, its business or the industry in which it competes. Furthermore, GlycoMimetics cannot assure you that factors outside of its or Crescent’s control will not later arise, or that any previously identified risks will not materialize in a manner inconsistent with the preliminary analysis. As a result of these factors, following the closing of the Merger, the Combined Company may be exposed to liabilities and incur additional costs and expenses and it may be forced to later write-down or write off assets, restructure its operations, or incur impairment or other charges. GlycoMimetics and its stockholders have no indemnification rights against Crescent or its stockholders under the Merger Agreement. Accordingly, any stockholders of GlycoMimetics that remain stockholders of the

Combined Company following the Merger could suffer a reduction in the value of their securities. Such stockholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by GlycoMimetics’ directors or officers of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the registration statement or proxy statement/prospectus relating to the Merger contained an actionable material misstatement or material omission.
Risks Related to the Proposed Reverse Stock Split
The reverse stock split could result in a significant devaluation of GlycoMimetics’ market capitalization and the trading price of GlycoMimetics common stock.
Although GlycoMimetics expects that the reverse stock split will result in an increase in the market price of GlycoMimetics common stock, GlycoMimetics cannot assure stockholders that the reverse stock split, if implemented, will increase the market price of GlycoMimetics common stock in proportion to the reduction in the number of shares of GlycoMimetics common stock outstanding or result in a permanent increase in the market price. Accordingly, the total market capitalization of GlycoMimetics common stock after the reverse stock split may be lower than the total market capitalization before such reverse stock split and, in the future, the market price of GlycoMimetics common stock following such reverse stock split may not exceed or remain higher than the market price prior to the corresponding reverse stock split.
The effect the reverse stock split may have upon the market price of GlycoMimetics common stock cannot be predicted with any certainty. The market price of GlycoMimetics common stock is dependent on many factors, including GlycoMimetics’ business and financial performance, general market conditions, prospects for future success and other factors detailed from time to time in the reports GlycoMimetics files with the SEC.
The reverse stock split may result in some stockholders owning “odd lots” that may be more difficult to sell or require greater transaction costs per share to sell.
The reverse stock split may result in some stockholders owning “odd lots” of less than 100 shares of GlycoMimetics common stock on a post-split basis. These odd lots may be more difficult to sell, or require greater transaction costs per share to sell, than shares in “round lots” of even multiples of 100 shares.
The reverse stock split may not generate additional investor interest.
While the GlycoMimetics Board believes that a higher stock price may help generate investor interest, there can be no assurance that the reverse stock split will result in a per share price that will attract institutional investors or investment funds or that such share price will satisfy the investing guidelines of institutional investors or investment funds. As a result, the trading liquidity of GlycoMimetics common stock may not necessarily improve.
The reverse stock split may not increase the Combined Company’s stock price over the long term.
The principal purposes of the reverse stock split are to (i) increase the per-share market price of GlycoMimetics common stock above the minimum bid price requirement under the Nasdaq rules so that the listing of GlycoMimetics and the shares of GlycoMimetics common stock being issued in the Merger on Nasdaq will be approved and (ii) increase the number of authorized and unissued shares available for future issuance in connection with the Merger, though such increase will not alone be sufficient to complete the Merger. It cannot be assured, however, that the reverse stock split will accomplish any increase in the per share market price of GlycoMimetics common stock for any meaningful period of time. While it is expected that the reduction in the number of outstanding shares of GlycoMimetics common stock will proportionally increase the market price of GlycoMimetics common stock, it cannot be assured that the reverse stock split will increase the market price of GlycoMimetics common stock by a multiple of the reverse stock split ratio mutually agreed by GlycoMimetics and Crescent, or result in any permanent or sustained increase in the market price of GlycoMimetics common stock, which is dependent upon many factors, including GlycoMimetics’ business and financial performance, general market conditions and prospects for future success. Thus, while the stock price of GlycoMimetics common stock might meet the listing requirements for Nasdaq initially after the reverse stock split, it cannot be assured that it will continue to do so.
The reverse stock split may decrease the liquidity of the Combined Company’s common stock.
Although the GlycoMimetics Board believes that the anticipated increase in the market price of the Combined Company’s common stock resulting from the proposed reverse stock split could encourage interest in its common stock and possibly promote greater liquidity for its stockholders, such liquidity could also be adversely affected by the reduced number of shares outstanding after the reverse stock split. The reduction in the number of outstanding shares may lead to reduced trading and a smaller number of market makers for the Combined Company’s common stock. In addition, the reverse stock split may not result in an increase in the Combined Company’s stock price necessary to satisfy Nasdaq’s initial listing requirements for the Combined Company.
The reverse stock split may lead to a decrease in the Combined Company’s overall market capitalization.
Should the market price of the Combined Company’s common stock decline after the reverse stock split, the percentage decline will be greater, due to the smaller number of shares outstanding, than it would have been prior to the reverse stock split. A reverse stock split is often viewed negatively by the market and, consequently, can lead to a decrease in the Combined Company’s overall market capitalization. If the per share market price does not increase in proportion to the reverse stock split ratio, then the value of the Combined Company, as measured by its stock capitalization, will be reduced. In some cases, the per-share stock price of companies that have effected reverse stock splits subsequently declined back to pre-reverse split levels, and accordingly, it cannot be assured that the total market value of the Combined Company’s common stock will remain the same after the reverse stock split is effected, or that the reverse stock split will not have an adverse effect on the Combined Company’s stock price due to the reduced number of shares outstanding after the reverse stock split.
Risks Related to GlycoMimetics
Risks Related to GlycoMimetics’ Financial Position and Capital Needs
GlycoMimetics has incurred significant losses since its inception. GlycoMimetics expects to continue to incur losses and may never achieve or maintain profitability.
GlycoMimetics has incurred significant losses since its inception and, as of December 31, 2024, GlycoMimetics had an accumulated deficit of $494.4 million. In recent years, GlycoMimetics has financed its operations primarily with proceeds from public offerings of its common stock.
GlycoMimetics has devoted substantially all of its financial resources and efforts to research and development, including preclinical studies and clinical trials. However, GlycoMimetics has not completed development of any drugs, and in July 2024, following the announcement of the data from its Phase 3 pivotal trial and its discussions with the FDA, GlycoMimetics announced that GlycoMimetics would initiate a review of strategic alternatives focused on maximizing stockholder value. GlycoMimetics also reduced its workforce by approximately 80% in order to conserve its cash resources as part of a streamlined operating plan while GlycoMimetics undertook its strategic review. Following the strategic review, GlycoMimetics entered into an acquisition agreement with Crescent to consummate the proposed Merger.
In connection with the termination of GlycoMimetics’ clinical programs, its research and development expenses have decreased. GlycoMimetics expects to continue to incur costs and expenditures in connection with the merger process. Based on its current operating plan, which includes the ceasing of its clinical development programs, GlycoMimetics expects that its current cash and cash equivalents will fund its operations until the closing of the Merger; however, GlycoMimetics has based this estimate on assumptions that may prove to be wrong, and GlycoMimetics could use its capital resources sooner than GlycoMimetics expects. There can be no assurance that the proposed Merger with Crescent, or any other course of action, business arrangement or transaction, or series of transactions, will be pursued, successfully consummated or lead to increased stockholder value. If GlycoMimetics is unable to close the Merger or raise additional capital, GlycoMimetics will need to eliminate some or all of its operations or liquidate.
GlycoMimetics expects to continue to incur significant expenses in connection with its ongoing activities, including continuing to operate as a public company. If GlycoMimetics were to resume clinical development activities in the future, GlycoMimetics would expect to incur significant additional expenses and operating losses.
To become and remain profitable, GlycoMimetics must succeed in developing and eventually commercializing drugs that generate significant revenue. This would require GlycoMimetics to be successful in a range of challenging activities, including completing preclinical testing and clinical trials of its drug candidates, obtaining regulatory approval for these drug candidates and manufacturing and commercializing any drugs for which GlycoMimetics may obtain regulatory approval, as well as discovering additional drug candidates. If GlycoMimetics were to resume its development programs, GlycoMimetics may never succeed in these activities and, even if GlycoMimetics did, GlycoMimetics may never generate revenue that is significant enough to achieve profitability.
Even if GlycoMimetics achieves profitability, GlycoMimetics may not be able to sustain or increase profitability on a quarterly or annual basis. GlycoMimetics’ failure to become and remain profitable would depress the value of GlycoMimetics and could impair its ability to raise capital, expand its business, maintain its research and development efforts or even continue its operations. A decline in the value of GlycoMimetics could also result in significant harm to its financial position and adversely affect its stock price.
If GlycoMimetics decides to resume development of its drug candidates, GlycoMimetics would need substantial additional funding. If GlycoMimetics was unable to raise that capital when needed, GlycoMimetics may not be able to continue as a going concern and could be forced to delay, reduce or eliminate drug development programs or potential commercialization efforts.
If GlycoMimetics were to resume development of drug candidates, its capital requirements would depend on many factors, including:
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the scope, progress, results and costs of preclinical development, laboratory testing and clinical trials;

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the number and development requirements of other drug candidates that GlycoMimetics may pursue;

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the costs, timing and outcome of regulatory review of its drug candidates;

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the costs and timing of future commercialization activities, including product manufacturing, marketing, sales and distribution, for any of its drug candidates for which GlycoMimetics receives marketing approval;

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the revenue, if any, received from commercial sales of its drug candidates for which GlycoMimetics receives marketing approval;

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the costs and timing of preparing, filing and prosecuting patent applications, maintaining and enforcing its intellectual property rights and defending any intellectual property-related claims; and

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the extent to which GlycoMimetics acquires or in-licenses other drug candidates and technologies.

Identifying potential drug candidates and conducting preclinical testing and clinical trials is a time-consuming, expensive and uncertain process that takes years to complete, and GlycoMimetics or any current or future collaborators may never generate the necessary data or results required to obtain regulatory approval and achieve product sales. In addition, drug candidates, if approved, may not achieve commercial success. Accordingly, if GlycoMimetics were to resume development activities, GlycoMimetics’ ability to fund its operations would be dependent upon management’s plans, which could include raising additional capital through a combination of equity and debt financings, collaborations and strategic alliances. However, there can be no assurances that new financings or other transactions will be available to GlycoMimetics on commercially acceptable terms, or at all. GlycoMimetics’ ability to raise additional capital could also be adversely impacted by global economic conditions and disruptions to and volatility in the credit and financial markets in the United States and worldwide. If GlycoMimetics is unable to raise capital to fund its operations when needed or on attractive terms, GlycoMimetics could be forced to delay, reduce the scope of or eliminate its research and development programs or any future commercialization efforts.
Raising additional capital may cause dilution to GlycoMimetics’ stockholders, restrict its operations or require GlycoMimetics to relinquish rights to its drug candidates.
If GlycoMimetics were to resume its development activities, GlycoMimetics would expect to finance its cash needs through a combination of equity offerings, debt financings and license and development agreements until such time, if ever, as GlycoMimetics could generate substantial commercial revenues. To the extent that GlycoMimetics raises additional capital through the sale of equity or convertible debt securities, your ownership interest would be diluted, and the terms of these securities may include liquidation or other preferences that could adversely affect your rights as a common stockholder. Debt financing and preferred equity financing, if available, may involve agreements that include covenants limiting or restricting its ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends.
If GlycoMimetics were to raise additional funds through collaborations, strategic alliances or marketing, distribution or licensing arrangements with third parties, GlycoMimetics may be required to relinquish valuable rights to its research programs or drug candidates or grant licenses on terms that may not be favorable to GlycoMimetics or that may be at less than the full potential value of such rights. If GlycoMimetics is unable to raise additional funds through equity or debt financings or other arrangements with third parties when needed, GlycoMimetics may be required to delay, limit, reduce or terminate its drug development or future commercialization efforts or grant rights to third parties to develop and market drug candidates that GlycoMimetics would otherwise prefer to develop and market itself.
If GlycoMimetics fails to comply or regain compliance with Nasdaq’s continued listing standards, its common stock may be delisted and the price of its common stock, its ability to access the capital markets and its financial condition could be negatively impacted.
GlycoMimetics common stock was previously listed on The Nasdaq Global Market, and GlycoMimetics was required to meet certain listing requirements, including with respect to minimum closing bid prices, market value of publicly held shares, stockholders’ equity and market value of listed securities.
In June 2024, GlycoMimetics received notice from the Listing Qualifications Department of The Nasdaq Stock Market, or Nasdaq, that GlycoMimetics was not in compliance with the minimum bid price requirement for continued listing on the Nasdaq Global Market. Pursuant to Nasdaq listing rules, GlycoMimetics was provided an initial compliance period until December 18, 2024 to regain compliance. In order to qualify for additional time to regain compliance, GlycoMimetics transferred the listing of GlycoMimetics common stock from The Nasdaq Global Market to The Nasdaq Capital Market, which became effective as of December 20, 2024. In connection with that transfer, on December 19, 2024, GlycoMimetics received notice from Nasdaq that GlycoMimetics had been granted an additional 180 calendar days, or until June 16, 2025, to regain compliance with the minimum closing bid price requirement for continued listing on The Nasdaq Capital Market under Nasdaq Listing Rule 5550(a)(2).
If necessary to regain compliance with Nasdaq listing standards, GlycoMimetics may, subject to approval of the GlycoMimetics Board and stockholders, implement a reverse stock split. However, there can be no assurance that a reverse stock split, or any other alternatives GlycoMimetics may consider to regain compliance with the minimum bid price requirement, would be approved or would result in a sustained higher stock price that would allow GlycoMimetics to meet the Nasdaq stock price listing requirements.
Separately, Nasdaq listing rules requires companies listed on the Nasdaq Capital Market to maintain a stockholders’ equity of at least $2.5 million. As of December 31, 2024, GlycoMimetics had stockholders’ equity of $5.3 million. As a result of GlycoMimetics’ expected decrease in stockholders’ equity prior to the Merger due to continued net losses, there can be no assurance that GlycoMimetics will be able to maintain the minimum required stockholders’ equity under the Nasdaq continued listing standards.
If GlycoMimetics is not able to maintain compliance within the compliance periods allotted by Nasdaq, its common stock could be delisted, which would have a further material adverse effect on the market price of its common stock and on stockholder liquidity. GlycoMimetics intends to actively monitor the bid price of its common stock and will consider available options to regain compliance with the listing requirement; however, there can be no assurance that GlycoMimetics will be able to regain compliance with the listing requirement or will otherwise be in compliance with the other Nasdaq listing criteria. If Nasdaq delists its common stock for failure to meet its listing standards, and its common stock is not eligible for quotation or listing on another market or exchange, GlycoMimetics and its stockholders could face significant negative consequences, including:
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trading of its common stock being conducted only in the over-the-counter market or on an electronic bulletin board established for unlisted securities, such as the Pink Sheets or the OTC Bulletin Board, which could result in limited availability of market quotations for its common stock and increased difficulty of disposing of shares of common stock;

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a determination that the common stock is a “penny stock,” which would require brokers trading in the common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for shares of its common stock;

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a limited amount of analyst coverage; and

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a decreased ability to issue additional securities or obtain additional financing in the future.

Risks Related to the Discovery and Development of GlycoMimetics’ Drug Candidates
Should GlycoMimetics resume development of its drug candidates, its focus on discovering and developing novel glycomimetic drugs and its approach to discovering and developing drugs may never lead to marketable drugs.
A key element of GlycoMimetics’ prior development strategy was to use and expand its platform to build a pipeline of novel glycomimetic drug candidates and progress these drug candidates through clinical development for the treatment of a variety of diseases. The discovery of therapeutic drugs based on molecules that mimic the structure of carbohydrates is an emerging field, and the scientific discoveries that form the basis for GlycoMimetics’ past efforts to discover and develop drug candidates are relatively new. The scientific evidence to support the feasibility of developing drug candidates based on these discoveries is both preliminary and limited. Although its research and development efforts resulted in a pipeline of glycomimetic drug candidates, GlycoMimetics was unable to successfully progress those drug candidates through clinical trials. If GlycoMimetics were to resume its development activities, the drug candidates that GlycoMimetics identifies may not be suitable for clinical development, including as a result of being shown to have harmful side effects or other characteristics that indicate that they are unlikely to be drugs that will receive marketing approval and achieve market acceptance. If GlycoMimetics does not successfully develop and commercialize drug candidates based upon its glycomimetics platform, GlycoMimetics will not be able to obtain product revenue in future periods.
If GlycoMimetics were to resume development activities, GlycoMimetics would need to conduct additional clinical trials. All of its other drug candidates other than uproleselan were in earlier stages of clinical trials or in preclinical development.
Uproleselan is GlycoMimetics’ only drug candidate that was recently in a Phase 2 or Phase 3 clinical trial. In the second quarter of 2024, GlycoMimetics announced results of its pivotal Phase 3 clinical trial of uproleselan in R/R AML. The study of uproleselan combined with chemotherapy did not meet its primary endpoint of overall survival in the intent to treat population. Following the announcement of the data from the Phase 3 trial, GlycoMimetics requested and held a meeting with the FDA to discuss whether any of the results summarized above could serve as a basis for a submission for regulatory approval. Based on the feedback received, GlycoMimetics concluded that any potential regulatory path for uproleselan in this patient population would require an additional clinical trial, the conduct of which would require capital resources beyond those available to it.
GlycoMimetics’ other drug candidates were in earlier stages of clinical trials or in preclinical development. GlycoMimetics has not completed the development of any drug candidates, GlycoMimetics currently generates no revenue from the sale of any drugs, and even if GlycoMimetics were to resume its development activities, GlycoMimetics may never be able to develop a marketable drug. As a company, GlycoMimetics has no experience in submitting and obtaining FDA approval for an NDA. GlycoMimetics previously invested substantially all of its efforts and financial resources in the development of its glycomimetics platform, the identification of potential drug candidates using that platform and the development of its drug candidates. If GlycoMimetics were to resume development, its ability to generate revenue from its other drug candidates, would depend heavily on their successful development and eventual commercialization. The success of those drug candidates would depend on several factors, including:
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successful completion of preclinical studies and clinical trials;

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receipt of marketing approvals from applicable regulatory authorities;

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obtaining and maintaining patent and trade secret protection and regulatory exclusivity for its drug candidates;

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making arrangements with third-party manufacturers for, or establishing, commercial manufacturing capabilities;

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launching commercial sales of the drugs, if and when approved, whether alone or in collaboration with others;

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acceptance of the drugs, if and when approved, by patients, the medical community and third-party payors;

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effectively competing with other therapies;

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obtaining and maintaining healthcare coverage and adequate reimbursement;

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protecting its rights in its intellectual property portfolio; and

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maintaining a continued acceptable safety profile of the drugs following approval.

Clinical drug development involves a lengthy and expensive process, with an uncertain outcome. Should GlycoMimetics resume development of its drug candidates, GlycoMimetics may incur additional costs or experience delays in completing, or ultimately be unable to complete, the development and commercialization of its drug candidates.
The risk of failure of GlycoMimetics’ drug candidates is high. It is impossible to predict when or if any of its drug candidates will prove safe or effective in humans or will receive regulatory approval. Before obtaining marketing approval from regulatory authorities for the sale of any drug candidate, GlycoMimetics or a collaborator must complete preclinical development and then conduct extensive clinical trials to demonstrate the safety and efficacy of the drug candidate in humans. Clinical testing is expensive, difficult to design and implement, can take many years to complete and is uncertain as to outcome. For example, in May 2024, GlycoMimetics announced results of its pivotal Phase 3 clinical trial of uproleselan in R/R AML. Even though GlycoMimetics observed favorable results in earlier trials of uproleselan, uproleselan combined with chemotherapy did not meet the primary endpoint of overall survival in the intent to treat population in its Phase 3 trial. A failure of one or more clinical trials can occur at any stage of development. The outcome of preclinical testing and early clinical trials may not be predictive of the success of later clinical trials, and interim results of a clinical trial do not necessarily predict final results. In addition, changes in patient treatment options over time may make the relevance of historical control data for a given indication less relevant to the drug candidate being studied, which could impact the success of the trial or, even if successful, the desirability of a successful drug candidate versus other available treatment options. Moreover, preclinical and clinical data are often susceptible to varying interpretations and analyses, and many companies that have believed their drug candidates performed satisfactorily in preclinical studies and clinical trials have nonetheless failed to obtain marketing approval of their drugs.
If GlycoMimetics were to resume development activities, GlycoMimetics or its current or future collaborators may experience numerous unforeseen events during, or as a result of, clinical trials that could delay or prevent its or their ability to receive marketing approval or commercialize its drug candidates, including:

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regulators or institutional review boards may not authorize GlycoMimetics or its investigators to commence a clinical trial or conduct a clinical trial at a prospective trial site;

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GlycoMimetics may experience delays in reaching, or fail to reach, agreement on acceptable clinical trial contracts or clinical trial protocols with prospective trial sites;

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clinical trials of its drug candidates may produce negative or inconclusive results, including failure to demonstrate statistical significance, and GlycoMimetics may decide, or regulators may require us, to conduct additional clinical trials or abandon drug development programs as GlycoMimetics has done with respect to uproleselan following the Phase 3 pivotal clinical trial;

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the number of patients required for clinical trials of its drug candidates may be larger than GlycoMimetics anticipates, enrollment in these clinical trials may be slower than GlycoMimetics anticipates or participants may drop out of these clinical trials at a higher rate than GlycoMimetics anticipates;

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its third-party contractors may fail to comply with regulatory requirements or meet their contractual obligations to GlycoMimetics in a timely manner, or at all;

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regulators or institutional review boards may require that GlycoMimetics or its investigators suspend or terminate clinical research for various reasons, including noncompliance with regulatory requirements or a finding that the participants are being exposed to unacceptable health risks;

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the cost of clinical trials of its drug candidates may be greater than GlycoMimetics anticipates;

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the supply or quality of its drug candidates or other materials necessary to conduct clinical trials of its drug candidates may be insufficient or inadequate; and

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its drug candidates may have undesirable side effects or other unexpected characteristics, causing GlycoMimetics or its investigators, regulators or institutional review boards to suspend or terminate the trials.

GlycoMimetics’ drug development costs would also increase if GlycoMimetics experiences delays in testing or marketing approvals. Preclinical studies or clinical trials may not begin as planned, could need to be restructured or may not be completed on schedule, or at all. Significant preclinical study or clinical trial delays also could shorten any periods during which GlycoMimetics may have the exclusive right to commercialize its drug candidates or allow its competitors to bring drugs to market before GlycoMimetics does, and thereby impair its ability to successfully commercialize its drug candidates.
Should GlycoMimetics resume development of its drug candidates, serious adverse or unacceptable side effects could be identified, in which case GlycoMimetics would need to abandon or limit their development.
If GlycoMimetics were to resume the development of its drug candidates and those candidates are associated with undesirable side effects in clinical trials or have characteristics that are unexpected, GlycoMimetics may need to abandon their development or limit their development to more narrow uses or subpopulations in which the undesirable side effects or other characteristics are less prevalent, less severe or more acceptable from a risk-benefit perspective. Many drug candidates that initially showed promise in early-stage testing have later been found to cause side effects that prevented their further development.
If GlycoMimetics were to resume development of its drug candidates, GlycoMimetics may expend its limited resources to pursue a particular drug candidate or indication and fail to capitalize on drug candidates or indications that may be more profitable or for which there is a greater likelihood of success.
Even if GlycoMimetics resumes its drug development activities, GlycoMimetics would have limited financial and management resources and as a result would need to focus on a limited number of research programs and drug candidates. As a result, GlycoMimetics may forego or delay pursuit of opportunities with other drug candidates or for other indications that later prove to have greater commercial potential. GlycoMimetics’ resource allocation decisions could cause GlycoMimetics to fail to capitalize on viable commercial drugs or profitable market opportunities. GlycoMimetics’ spending on research and development programs and drug candidates for specific indications may not yield any commercially viable drugs. If GlycoMimetics does not accurately evaluate the commercial potential or target market for a particular drug candidate, GlycoMimetics may relinquish valuable rights to that drug candidate through collaboration, licensing or other arrangements in cases in which it would have been more advantageous for GlycoMimetics to retain sole development and commercialization rights.
Risks Related to GlycoMimetics’ Dependence on Third Parties
Should GlycoMimetics resume development activities, its success would depend in part on collaborations. If GlycoMimetics is unable to maintain any of these collaborations, or if these collaborations are not successful, its business could be adversely affected.
Even before its decision to cease development activities, GlycoMimetics had limited capabilities for drug development and do not have any capabilities for sales, marketing or distribution. If GlycoMimetics were to resume drug development, it expects that it would need to engage collaborators to support its operations. GlycoMimetics cannot assure you that collaborators will develop its drug candidates in a timely manner, or at all, or, if regulatory approval for a drug candidate is achieved, that such collaborator will successfully commercialize the candidate.
Any collaborations GlycoMimetics might enter into may pose a number of risks, including:
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collaborators have significant discretion in determining the efforts and resources that they will apply to these collaborations;

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collaborators may not perform their obligations as expected;

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collaborators may not pursue the commercialization of any drug candidates that achieve regulatory approval or may elect not to pursue, continue or renew development or commercialization of drug candidates based on clinical trial results, changes in such collaborators’ strategic focus or available funding or external factors, such as an acquisition, that divert resources or create competing priorities;

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collaborators may delay clinical trials, provide insufficient funding for a clinical trial program, stop a clinical trial or abandon a drug candidate, repeat or conduct new clinical trials or require a new formulation of a drug candidate for clinical testing;

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collaborators could experience delays in initiating or conducting clinical trials for any number of reasons;

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collaborators could independently develop, or develop with third parties, drugs that compete directly or indirectly with its drugs or drug candidates if such collaborators believe that competitive products are more likely to be successfully developed or can be commercialized under terms that are more economically attractive than GlycoMimetics’;

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drug candidates discovered in collaboration with GlycoMimetics may be viewed by its collaborators as competitive with their own drug candidates or drugs, which may cause such collaborators to cease to devote resources to the commercialization of its drug candidates;

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a collaborator with marketing and distribution rights to one or more of its drug candidates that achieve regulatory approval may not commit sufficient resources to the marketing and distribution of such drug or drugs;

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disagreements with collaborators, including disagreements over proprietary rights, contract interpretation or the preferred course of development, might cause delays or termination of the research, development or commercialization of drug candidates, might lead to additional responsibilities for GlycoMimetics with respect to drug candidates or might result in litigation or arbitration, any of which would be time consuming and expensive;

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collaborators may not properly maintain or defend its or their intellectual property rights or may use its or their proprietary information in such a way as to invite litigation that could jeopardize or invalidate such intellectual property or proprietary information or expose GlycoMimetics to potential litigation;

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collaborators may infringe the intellectual property rights of third parties, which may expose GlycoMimetics to litigation and potential liability; and

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collaborations may be terminated for the convenience of the collaborator and, if terminated, GlycoMimetics could be required to raise additional capital to pursue further development or commercialization of the applicable drug candidates.

If any collaborations GlycoMimetics might enter into do not result in the successful development and commercialization of drugs, or if one of its collaborators terminates its agreement with GlycoMimetics, GlycoMimetics may not receive any future research funding or milestone or royalty payments under the collaboration. For example, in 2020, GlycoMimetics’ former collaborator Pfizer terminated its license agreement with GlycoMimetics for the worldwide development and commercialization of its prior drug candidate rivipansel, thereby eliminating its right to receive any future development or commercialization milestones or royalty payments for sales of that drug candidate. In addition, even if GlycoMimetics is eligible to receive any such payments from a collaborator, they could be substantially delayed. If GlycoMimetics does not receive the funding it expects under these agreements, the development of its drug candidates could be delayed and GlycoMimetics may need additional resources to develop its drug candidates. All of the risks relating to drug development, regulatory approval and commercialization described in this report also apply to the activities of its collaborators.
If a current or future collaborator of ours is involved in a business combination, the collaborator might deemphasize or terminate development or commercialization of any drug candidate licensed to it by GlycoMimetics. If one of its collaborators terminates its agreement with GlycoMimetics, GlycoMimetics may find it more difficult to attract new collaborators and its reputation in the business and financial communities could be adversely affected. GlycoMimetics may in the future determine to collaborate with pharmaceutical and biotechnology companies for their development and potential commercialization of its drug candidates. GlycoMimetics faces significant competition in seeking appropriate collaborators. GlycoMimetics’ ability to reach a definitive agreement for a collaboration will depend, among other things, upon its assessment of a collaborator’s resources and expertise, the terms and conditions of the proposed collaboration and the proposed collaborator’s evaluation of a number of factors. If GlycoMimetics is unable to reach agreements with suitable collaborators on a timely basis, on acceptable terms, or at all, GlycoMimetics may have to curtail the development of a drug candidate, reduce or delay its development or one or more of its other development programs, delay its potential commercialization or reduce the scope of any sales or marketing activities or increase its expenditures and undertake development or commercialization activities at its own expense. If GlycoMimetics elects to fund and undertake development or commercialization activities on its own, GlycoMimetics may need to obtain additional expertise and additional capital, which may not be available to GlycoMimetics on acceptable terms or at all. If GlycoMimetics fails to enter into collaborations and does not have sufficient funds or expertise to undertake the necessary development and commercialization activities, GlycoMimetics may not be able to further develop its drug candidates or bring them to market, which would impair its business prospects.
Should GlycoMimetics resume development of its drug candidates, GlycoMimetics would expect to rely on third parties to conduct additional clinical trials for its drug candidates, and those third parties may not perform satisfactorily, including failing to meet deadlines for the completion of such trials.
GlycoMimetics previously engaged a third-party contract research organization, or CRO, to conduct its clinical trials for uproleselan. If GlycoMimetics were to resume clinical development, GlycoMimetics would expect to engage CROs with respect to any further clinical trials of uproleselan or any of its other drug candidates that may progress to clinical development. GlycoMimetics would also expect to rely on third parties, such as CROs, clinical data management organizations, medical institutions and clinical investigators, to conduct those clinical trials. Agreements with such third parties might terminate for a variety of reasons, including a failure to perform by the third parties. If GlycoMimetics needs to enter into alternative arrangements, that would delay its drug development activities.
GlycoMimetics’ reliance on these third parties for research and development activities would reduce its control over these activities, but would not relieve GlycoMimetics of its responsibilities. For example, GlycoMimetics would remain responsible for ensuring that each of its clinical trials is conducted in accordance with the general investigational plan and protocols for the trial. Moreover, the FDA requires GlycoMimetics to comply with standards, commonly referred to as good clinical practices, or GCPs, for conducting, recording and reporting the results of clinical trials to assure that data and reported results are credible and accurate and that the rights, integrity and confidentiality of trial participants are protected. GlycoMimetics also is required to register ongoing clinical trials and post the results of completed clinical trials on a government-sponsored database, ClinicalTrials.gov, within specified timeframes. Failure to do so can result in fines, adverse publicity and significant civil and criminal sanctions.
Furthermore, these third parties may also have relationships with other entities, some of which may be GlycoMimetics’ competitors. If these third parties do not successfully carry out their contractual duties, meet expected deadlines or conduct GlycoMimetics’ clinical trials in accordance with regulatory requirements or its stated protocols, GlycoMimetics will not be able to obtain, or may be delayed in obtaining, marketing approvals for its drug candidates and will not be able to, or may be delayed in its efforts to, successfully commercialize its drug candidates.
GlycoMimetics also expects to rely on other third parties to store and distribute drug supplies for any further clinical trials that GlycoMimetics were to conduct. Any performance failure on the part of its distributors could delay clinical development or marketing approval of its drug candidates or commercialization of GlycoMimetics’drugs, producing additional losses and depriving GlycoMimetics of potential revenue.
GlycoMimetics previously contracted with third parties for the manufacturing of its drug candidates for preclinical and clinical testing, and if GlycoMimetics were to resume development activities and pursue commercialization, GlycoMimetics would expect to continue to do so. This reliance on third parties increases the risk that GlycoMimetics would not have sufficient quantities of its drug candidates or drugs, or such quantities at an acceptable cost, which could delay, prevent or impair its potential development or commercialization efforts.
GlycoMimetics does not have any manufacturing facilities or personnel. GlycoMimetics has in the past relied on third parties for the manufacturing of its drug candidates for preclinical and clinical testing, as well as for potential commercial manufacture. If GlycoMimetics were to resume its drug development activities, GlycoMimetics would need to re-engage those third parties. Its reliance on third parties would increase the risk that GlycoMimetics will not have sufficient quantities of its drug candidates or drugs, or such quantities at an acceptable cost or quality, which could delay, prevent or impair its ability to timely conduct clinical trials or its other potential development or commercialization efforts.
GlycoMimetics would also expect to rely on third-party manufacturers or third-party collaborators for the manufacturing of commercial supply of any other drug candidates for which GlycoMimetics or its collaborators obtain marketing approval. For example, in January 2024 GlycoMimetics entered into an agreement with Patheon Manufacturing Services LLC, or Patheon, for manufacture and supply of uproleselan for commercial sale. Pursuant to the agreement, Patheon was to manufacture commercial quantities of injectable uproleselan from active pharmaceutical ingredient GlycoMimetics was to supply.
If GlycoMimetics were to resume its development activities, GlycoMimetics may be unable to establish any agreements with third-party manufacturers or to do so on acceptable terms. Even if GlycoMimetics is able to establish agreements with third-party manufacturers, reliance on third-party manufacturers entails additional risks, including:
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reliance on the third party for regulatory compliance and quality assurance;

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the possible breach of the manufacturing agreement by the third party;

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the possible misappropriation of GlycoMimetics’ proprietary information, including its trade secrets and know-how; and

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the possible termination or non-renewal of the agreement by the third party at a time that is costly or inconvenient for GlycoMimetics.

Third-party manufacturers may not be able to comply with current good manufacturing practices, or cGMP, regulations or similar regulatory requirements outside the United States. GlycoMimetics’ failure, or the failure of its third-party manufacturers, to comply with applicable regulations could result in sanctions being imposed on GlycoMimetics, including clinical holds, fines, injunctions, civil penalties, delays, suspension or withdrawal of approvals, license revocation, seizures or recalls of drug candidates or drugs, operating restrictions and criminal prosecutions, any of which could significantly and adversely affect supplies of its drugs.
In addition, in the event that any of its third-party manufacturers fails to comply with such requirements or to perform its obligations to GlycoMimetics in relation to quality, timing or otherwise, or if its supply of components or other materials becomes limited or interrupted for other reasons, GlycoMimetics may be forced to manufacture the materials itself, for which GlycoMimetics currently does not have the capabilities or resources, or enter into an agreement with another third party, which GlycoMimetics may not be able to do on commercially reasonable terms, if at all. If its contract manufacturers cannot perform as agreed, GlycoMimetics may be required to replace such manufacturers and GlycoMimetics may incur added costs and delays in identifying and qualifying any such replacement. Any replacement of GlycoMimetics’ manufacturers could require significant effort and expertise because there may be a limited number of qualified replacements. If GlycoMimetics is required to change manufacturers for any reason, GlycoMimetics will be required to verify that the new manufacturer maintains facilities and procedures that comply with quality standards and with all applicable regulations and guidelines. The delays associated with the verification of a new manufacturer could negatively affect GlycoMimetics’ ability to develop its drug candidates in a timely manner or within budget.
GlycoMimetics’ dependence upon others for the manufacturing of its drug candidates or drugs may adversely affect its ability to commercialize any drugs that receive marketing approval on a timely and competitive basis.
Risks Related to the Potential Commercialization of GlycoMimetics’ Drug Candidates
Should GlycoMimetics resume development of drug candidates, if any of those drug candidates were to receive marketing approval, it may still fail to achieve the degree of market acceptance by physicians, patients, third-party payors and others in the medical community necessary for commercial success.
GlycoMimetics does not intend to continue development of uproleselan or any of its other product candidates. However, should GlycoMimetics decide to resume development activities and any of its drug candidates receives marketing approval, it may nonetheless fail to gain sufficient market acceptance by physicians, patients, third-party payors and others in the medical community. If its drug candidates do not achieve an adequate level of acceptance, GlycoMimetics may not generate significant revenue from drug sales and it may not become profitable. The degree of market acceptance of GlycoMimetics’ drug candidates, even if approved for commercial sale, would depend on a number of factors, including:
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the efficacy and potential advantages compared to alternative treatments;

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GlycoMimetics’ ability to offer its drugs for sale at competitive prices;

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the convenience and ease of administration compared to alternative treatments;

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the willingness of the target patient population to try new therapies and of physicians to prescribe these therapies;

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the strength of marketing and distribution support;

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the availability of third-party coverage and adequate reimbursement;

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the prevalence and severity of any side effects; and

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any restrictions on the use of GlycoMimetics’ drugs together with other medications.

Should GlycoMimetics resume development of its drug candidates, GlycoMimetics would need to establish sales, marketing and distribution capabilities for its drug candidates and may not be successful in commercializing those drug candidates if approved.
Even prior to its decision to cease drug development and commercialization activities, GlycoMimetics did not have a sales or marketing infrastructure and had no experience in the sale, marketing or distribution of pharmaceutical drugs. If GlycoMimetics were to resume development, GlycoMimetics would need to establish a sales and marketing organization to market or co-promote any drugs that achieve marketing approval. There are risks involved with establishing sales, marketing and distribution capabilities. For example, recruiting and training a sales force is expensive and time consuming and could delay any product launch. If the commercial launch of a drug candidate for which GlycoMimetics recruits a sales force and establish marketing capabilities is delayed or does not occur for any reason, GlycoMimetics would have prematurely or unnecessarily incurred these commercialization expenses. This may be costly, and its investment would be lost if GlycoMimetics cannot retain or reposition its sales and marketing personnel.
Other factors that could inhibit GlycoMimetics’ efforts to commercialize drugs on its own include:
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its inability to recruit, train and retain adequate numbers of effective sales and marketing personnel;

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the inability of sales personnel to obtain access to physicians or its failure to educate adequate numbers of physicians on the benefits of any future drugs;

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the lack of complementary drugs to be offered by sales personnel, which could put GlycoMimetics at a competitive disadvantage relative to companies with more products; and

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unforeseen costs and expenses associated with creating an independent sales and marketing organization.

If GlycoMimetics is unable to establish its own sales, marketing and distribution capabilities and therefore enter into arrangements with third parties to perform these services, its revenue and its profitability, if any, would likely be lower than if GlycoMimetics were to sell, market and distribute any drugs that GlycoMimetics develops itself. In addition, GlycoMimetics may not be successful in entering into arrangements with third parties to sell, market and distribute its drug candidates or may be unable to do so on terms that are favorable to GlycoMimetics. GlycoMimetics likely would have little control over such third parties, and any of them may fail to devote the necessary resources and attention to sell and market its drugs effectively. Even if GlycoMimetics were to resume drug development, in the event that GlycoMimetics does not establish sales, marketing and distribution capabilities successfully, either on its own or in collaboration with third parties, GlycoMimetics would not be successful in commercializing its drug candidates.
Should GlycoMimetics resume drug development, GlycoMimetics would face substantial competition, which may result in others discovering, developing or commercializing drugs before or more successfully than GlycoMimetics does.
The development and commercialization of new drugs is highly competitive. GlycoMimetics has faced competition with respect to its drug candidates, and should GlycoMimetics resume drug development GlycoMimetics would face competition with respect to any drug candidates that GlycoMimetics may seek to develop or commercialize in the future, from major pharmaceutical companies, specialty pharmaceutical companies, biotechnology companies, academic institutions, governmental agencies and public and private research institutions. Should any competitors’ drug candidates receive regulatory or marketing approval prior to GlycoMimetics’, they may establish a strong market position and diminish the need for GlycoMimetics’ drug candidates.
The key competitive factors affecting the success of all of GlycoMimetics’ drug candidates, if approved, are likely to be their safety, efficacy, convenience, price, the level of generic competition and the availability of coverage and reimbursement from government and other third-party payors. To the extent that competitive drugs or drug candidates developed by others are successful in treating GlycoMimetics’ target indications, it would reduce the market opportunity for its drug candidates.
Many of the companies against which GlycoMimetics may compete in the future, have significantly greater financial resources and expertise in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining regulatory approvals and marketing approved drugs than GlycoMimetics does. Mergers and acquisitions in the pharmaceutical and biotechnology industries may result in even more resources being concentrated among a smaller number of GlycoMimetics’ competitors. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These competitors also compete with GlycoMimetics in recruiting and retaining qualified scientific and management personnel and establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, its programs.
GlycoMimetics’ commercial opportunity could be reduced or eliminated if its competitors develop and commercialize drugs that are safer, more effective, have fewer or less severe side effects, are more convenient or are less expensive than any drugs that GlycoMimetics may develop. GlycoMimetics’ competitors also may obtain FDA or other regulatory approval for their drugs more rapidly than GlycoMimetics may obtain approval for its, which could result in its competitors establishing a strong market position before GlycoMimetics is able to enter the market.
In addition, because GlycoMimetics has no patents with respect to its glycomimetics platform, its competitors may use its methods, or acquire similar expertise, in order to develop glycomimetic drug candidates and progress these drug candidates through clinical development and commercialization, which could impair its ability to successfully commercialize its drug candidates or otherwise limit its commercial opportunities.
Even if GlycoMimetics or its collaborators are able to commercialize any of its drug candidates, the drugs may become subject to unfavorable pricing regulations or third-party coverage and reimbursement policies.
GlycoMimetics’ and its collaborators’ ability to commercialize any of its drug candidates successfully would depend, in part, on the extent to which coverage and adequate reimbursement for these drugs and related treatments will be available from government payor programs at the federal and state levels authorities, including Medicare and Medicaid, private health insurers, managed care plans and other organizations. Government authorities and third-party payors, such as private health insurers and health maintenance organizations, decide which medications they will pay for and establish reimbursement levels. A primary trend in the U.S. healthcare industry and elsewhere is cost containment. Government authorities and third-party payors have attempted to control costs by limiting coverage and the amount of reimbursement for particular medications. Increasingly, third-party payors are requiring that drug companies provide them with predetermined discounts from list prices and are challenging the prices charged for drugs. Coverage and reimbursement may not be available for any drug that GlycoMimetics or its collaborators commercialize and, even if these are available, the level of reimbursement may not be satisfactory. Inadequate reimbursement levels may adversely affect the demand for, or the price of, any drug candidate for which GlycoMimetics or its collaborators obtain marketing approval. Obtaining and maintaining adequate reimbursement for its drugs may be difficult. GlycoMimetics may be required to conduct expensive pharmacoeconomic studies to justify coverage and reimbursement or the level of reimbursement relative to other therapies. If coverage and adequate reimbursement are not available or reimbursement is available only to limited levels, GlycoMimetics or its collaborators may not be able to successfully commercialize any drug candidates for which marketing approval is obtained.
There may be significant delays in obtaining coverage and reimbursement for newly approved drugs, and coverage may be more limited than the indications for which the drug is approved by the FDA or similar regulatory authorities outside the United States. Moreover, eligibility for coverage and reimbursement does not imply that a drug will be paid for in all cases or at a rate that covers GlycoMimetics’ costs, including research, development, manufacture, sale and distribution expenses. Interim reimbursement levels for new drugs, if applicable, may also not be sufficient to cover GlycoMimetics’ costs and may not be made permanent. Reimbursement rates may vary according to the use of the drug and the clinical setting in which it is used, may be based on reimbursement levels already set for lower cost drugs and may be incorporated into existing payments for other services. Net prices for drugs may be reduced by mandatory discounts or rebates required by government healthcare programs or private payors and by any future relaxation of laws that presently restrict imports of drugs from countries where they may be sold at lower prices than in the United States. Third-party payors often rely upon Medicare coverage policy and payment limitations in setting their own reimbursement policies. However, one payor’s determination to provide coverage for a drug does not assure that other payors will also provide coverage for the drug. GlycoMimetics’ or its collaborators’ inability to promptly obtain coverage and adequate reimbursement rates from both government-funded and private payors for any approved drugs that GlycoMimetics develops could adversely affect its operating results, its ability to raise capital needed to commercialize drugs and its overall financial condition.

The regulations that govern marketing approvals, pricing, coverage and reimbursement for new drugs vary widely from country to country. Current and future legislation may significantly change the approval requirements in ways that could involve additional costs and cause delays in obtaining approvals. Some countries require approval of the sale price of a drug before it can be marketed. In many countries, the pricing review period begins after marketing or licensing approval is granted. In some foreign markets, prescription pharmaceutical pricing remains subject to continuing governmental control even after initial approval is granted. As a result, GlycoMimetics or its collaborators might obtain marketing approval for a drug in a particular country, but then be subject to price regulations that delay commercial launch of the drug, possibly for lengthy time periods, and negatively impact its ability to generate revenue from the sale of the drug in that country. Adverse pricing limitations may hinder GlycoMimetics’ ability to recoup its investment in one or more drug candidates, even if its drug candidates obtain marketing approval.
There can be no assurance that GlycoMimetics’ drug candidates, if they are approved for sale in the United States or in other countries, will be considered medically reasonable and necessary for a specific indication, that they will be considered cost-effective by third-party payors, that coverage or an adequate level of reimbursement will be available or that third-party payors’ reimbursement policies will not adversely affect its ability to sell its drug candidates profitably if they are approved for sale.
Product liability lawsuits against GlycoMimetics could cause GlycoMimetics to incur substantial liabilities and to limit commercialization of any drugs that GlycoMimetics may develop.
GlycoMimetics faces an inherent risk of product liability exposure related to the testing of its drug candidates in human clinical trials, and will face an even greater risk if GlycoMimetics commercially sells any drugs that GlycoMimetics may develop. If GlycoMimetics cannot successfully defend itself against claims that its drug candidates or drugs caused injuries, GlycoMimetics will incur substantial liabilities. Regardless of merit or eventual outcome, liability claims may result in:
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decreased demand for any drug candidates or drugs that GlycoMimetics may develop;

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injury to its reputation and significant negative media attention;

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withdrawal of clinical trial participants;

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significant costs to defend the related litigation;

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substantial monetary awards paid to trial participants or patients;

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loss of revenue;

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reduced resources of its management to pursue its business strategy; and

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the inability to commercialize any drugs that GlycoMimetics may develop.

GlycoMimetics has carried clinical trial insurance coverage in an amount that GlycoMimetics believes was sufficient in relation to its clinical trials that were conducted in the United States and in foreign countries where GlycoMimetics had sites. The use of its drug candidates in clinical trials may result in liability claims for which its insurance would not be adequate to cover all liabilities that GlycoMimetics may incur. In addition, if GlycoMimetics were to resume drug development activities, GlycoMimetics may need to increase its insurance coverage as GlycoMimetics expands its clinical trials or if GlycoMimetics commences commercialization of its drug candidates. Insurance coverage is increasingly expensive. GlycoMimetics may not be able to maintain insurance coverage at a reasonable cost or in an amount adequate to satisfy any liability that may arise.
Risks Related to GlycoMimetics’ Intellectual Property
Should GlycoMimetics resume drug development activities but are unable to obtain and maintain patent protection for its drug candidates, or if the scope of the patent protection obtained is not sufficiently broad, its competitors could develop and commercialize drug candidates similar or identical to ours, and its ability to successfully commercialize its drug candidates may be impaired.
If GlycoMimetics elects to resume its drug development activities, its success would depend in large part on its ability to obtain and maintain patent protection in the United States and other countries with respect to its drug candidates. GlycoMimetics has in the past sought to protect its proprietary position by filing patent applications in the United States and abroad related to its drug candidates and would need to maintain its intellectual property rights should GlycoMimetics decide to further pursue the development of any of those drug candidates.
The patent prosecution process is expensive and time consuming, and GlycoMimetics may not be able to file and prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner. It is also possible that GlycoMimetics will fail to identify patentable aspects of its research and development output before it is too late to obtain patent protection. GlycoMimetics may not have the right to control the preparation, filing and prosecution of patent applications, or to maintain the rights to patents licensed to third parties. Therefore, these patents and applications may not be prosecuted and enforced in a manner consistent with the best interests of GlycoMimetics’ business.
The patent position of biotechnology and pharmaceutical companies generally is highly uncertain, involves complex legal and factual questions and has in recent years been the subject of much litigation. In addition, the laws of foreign countries may not protect GlycoMimetics’ rights to the same extent as the laws of the United States, or vice versa. For example, European patent law restricts the patentability of methods of treatment of the human body more than U.S. law does. Publications of discoveries in the scientific literature often lag behind the actual discoveries, and patent applications in the United States and other jurisdictions are typically not published until 18 months after filing or, in some cases, not at all. Therefore, GlycoMimetics cannot know with certainty whether GlycoMimetics was the first to make the inventions claimed in its patents or pending patent applications, or that GlycoMimetics was the first to file for patent protection of such inventions. As a result, the issuance, scope, validity, enforceability and commercial value of its patent rights are highly uncertain. GlycoMimetics’ pending and future patent applications may not result in patents being issued that protect its drug candidates, in whole or in part, or which effectively prevent others from commercializing competitive drug candidates. Changes in either the patent laws or interpretation of the patent laws in the United States and other countries may diminish the value of GlycoMimetics’ patents or narrow the scope of its patent protection.
Recent patent reform legislation could increase the uncertainties and costs surrounding the prosecution of GlycoMimetics’ patent applications and the enforcement or defense of its issued patents. On September 16, 2011, the Leahy-Smith America Invents Act (the “Leahy-Smith Act”) was signed into law. The Leahy-Smith Act includes a number of significant changes to U.S. patent law. These include provisions that affect the way patent applications are prosecuted and may also affect patent litigation. The USPTO recently developed new regulations and procedures to govern administration of the Leahy-Smith Act, and many of the substantive changes to patent law associated with the Leahy-Smith Act, and in particular, the first to file provisions, became effective on March 16, 2013. Accordingly, it is not clear what, if any, impact the Leahy-Smith Act will have on the operation of GlycoMimetics’ business if GlycoMimetics were to continue the development of its drug candidates. However, the Leahy-Smith Act and its implementation could increase the uncertainties and costs surrounding the prosecution of GlycoMimetics’ patent applications and the enforcement or defense of GlycoMimetics’ issued patents, all of which could have a material adverse effect on GlycoMimetics’ business and financial condition.
Moreover, GlycoMimetics may be subject to a third-party preissuance submission of prior art to the U.S. Patent and Trademark Office, or become involved in opposition, derivation, reexamination, inter partes review, post-grant review or interference proceedings challenging its patent rights or the patent rights of others. An adverse determination in any such submission, proceeding or litigation could reduce the scope of, or invalidate, GlycoMimetics’ patent rights, allow third parties to commercialize its drug candidates and compete directly with GlycoMimetics, without payment to GlycoMimetics, or result in its inability to manufacture or commercialize drugs without infringing third-party patent rights. In addition, if the breadth or strength of protection provided by its patents and patent applications is threatened, it could dissuade companies from collaborating with GlycoMimetics to license, develop or commercialize current or future drug candidates.
Even if GlycoMimetics’ patent applications issue as patents, they may not issue in a form that will provide GlycoMimetics with any meaningful protection, prevent competitors from competing with

GlycoMimetics or otherwise provide GlycoMimetics with any competitive advantage. GlycoMimetics’ competitors may be able to circumvent its patents by developing similar or alternative drug candidates in a non-infringing manner.
In addition, the issuance of a patent is not conclusive as to its inventorship, scope, validity or enforceability, and GlycoMimetics’ patents may be challenged in the courts or patent offices in the United States and abroad. Such challenges may result in loss of exclusivity or freedom to operate or in patent claims being narrowed, invalidated or held unenforceable, in whole or in part, which could limit GlycoMimetics’ ability to stop others from using or commercializing similar or identical drug candidates, or limit the duration of the patent protection of GlycoMimetics’ drug candidates. Given the amount of time required for the development, testing and regulatory review of new drug candidates, patents protecting such candidates might expire before or shortly after such candidates are commercialized. As a result, GlycoMimetics’ patent portfolio may not provide it with sufficient rights to exclude others from commercializing drugs similar or identical to its drugs.
GlycoMimetics may become involved in lawsuits to protect or enforce its patents or other intellectual property, which could be expensive, time consuming and unsuccessful.
Competitors may infringe GlycoMimetics’ issued patents or other intellectual property. To counter infringement or unauthorized use, GlycoMimetics may be required to file infringement claims, which can be expensive and time consuming. Any claims GlycoMimetics asserts against perceived infringers could provoke these parties to assert counterclaims against GlycoMimetics alleging that GlycoMimetics infringes their patents. In addition, in a patent infringement proceeding, a court may decide that a patent of ours is invalid or unenforceable, in whole or in part, construe the patent’s claims narrowly or refuse to stop the other party from using the technology at issue on the grounds that GlycoMimetics’ patents do not cover the technology. An adverse result in any litigation proceeding could put one or more of GlycoMimetics’ patents at risk of being invalidated or interpreted narrowly.
GlycoMimetics may need to license intellectual property from third parties, and such licenses may not be available or may not be available on commercially reasonable terms.
A third party may hold intellectual property, including patent, rights that are important or necessary to the development of GlycoMimetics’ drug candidates should GlycoMimetics elect to resume such activities. It may be necessary for GlycoMimetics to use patented or proprietary technology of third parties to commercialize its drug candidates, in which case GlycoMimetics would be required to obtain a license from these third parties on commercially reasonable terms, or GlycoMimetics’ business could be harmed, possibly materially.
Third parties may initiate legal proceedings alleging that GlycoMimetics is infringing their intellectual property rights, the outcome of which would be uncertain and could have a material adverse effect on the success of its business.
If GlycoMimetics were to resume drug development, its commercial success would depend upon its ability, and the ability of its collaborators, to develop, manufacture, market and sell its drug candidates without infringing the proprietary rights of third parties. There is considerable intellectual property litigation in the biotechnology and pharmaceutical industries. GlycoMimetics may become party to, or threatened with, future adversarial proceedings or litigation regarding intellectual property rights with respect to its drug candidates, including interference or derivation proceedings before the USPTO. Third parties may assert infringement claims against GlycoMimetics based on existing patents or patents that may be granted in the future.
If GlycoMimetics is found to infringe a third party’s intellectual property rights, GlycoMimetics could be required to obtain a license from such third party to continue developing and marketing its drug candidates. However, GlycoMimetics may not be able to obtain any required license on commercially reasonable terms or at all. Even if GlycoMimetics was able to obtain a license, it could be non-exclusive, thereby giving its competitors access to the same technologies licensed to GlycoMimetics. GlycoMimetics could be forced, including by court order, to cease commercializing the infringing drug. In addition, GlycoMimetics could be found liable for monetary damages, including treble damages and attorneys’ fees if

GlycoMimetics is found to have willfully infringed a patent. A finding of infringement could prevent GlycoMimetics from commercializing its drug candidates or force GlycoMimetics to cease some of its business operations. Claims that GlycoMimetics has misappropriated the confidential information or trade secrets of third parties could have a similar negative impact on its business.
GlycoMimetics may be subject to claims by third parties asserting that GlycoMimetics or its employees have misappropriated their intellectual property, or claiming ownership of what GlycoMimetics regards as its own intellectual property.
Many of GlycoMimetics’ current and former employees were previously employed at universities or other biotechnology or pharmaceutical companies. Although GlycoMimetics has tried to ensure that its employees do not use the proprietary information or know-how of others in their work for it, GlycoMimetics may be subject to claims that these employees or GlycoMimetics has used or disclosed intellectual property, including trade secrets or other proprietary information, of any such employee’s former employer. Litigation may be necessary to defend against these claims.
In addition, while it is GlycoMimetics’ policy to require its employees and contractors who may be involved in the development of intellectual property to execute agreements assigning such intellectual property to GlycoMimetics, GlycoMimetics may be unsuccessful in executing such an agreement with each party who in fact develops intellectual property that GlycoMimetics regards as its own. GlycoMimetics’ assignment agreements may not be self-executing or may be breached, and GlycoMimetics may be forced to bring claims against third parties, or defend claims they may bring against GlycoMimetics, to determine the ownership of what GlycoMimetics regards as its intellectual property.
If GlycoMimetics fails in prosecuting or defending any such claims, in addition to paying monetary damages, GlycoMimetics may lose valuable intellectual property rights or personnel. Even if GlycoMimetics is successful in prosecuting or defending against such claims, litigation could result in substantial costs and be a distraction to management.
Intellectual property litigation could cause GlycoMimetics to spend substantial resources and distract its personnel from their normal responsibilities.
Even if resolved in its favor, litigation or other legal proceedings relating to intellectual property claims may cause GlycoMimetics to incur significant expenses and could distract its technical and management personnel from their normal responsibilities. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments, and if securities analysts or investors perceive these results to be negative it could have a substantial adverse effect on the price of GlycoMimetics common stock. Such litigation or proceedings could substantially increase GlycoMimetics’ operating losses and reduce the resources available for potential development activities or any future sales, marketing or distribution activities. GlycoMimetics may not have sufficient financial or other resources to conduct such litigation or proceedings adequately. Some of its competitors may be able to sustain the costs of such litigation or proceedings more effectively than GlycoMimetics can because of their greater financial resources. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could compromise its ability to compete in the marketplace.
If GlycoMimetics is unable to protect the confidentiality of its trade secrets, its business and competitive position would be harmed.
In addition to seeking patents for its drug candidates, GlycoMimetics has also relied on trade secrets, including unpatented know-how, technology and other proprietary information, to maintain its historical competitive position. For example, its platform was based on trade secrets that consist largely of expertise in carbohydrate chemistry and knowledge of carbohydrate biology. GlycoMimetics does not believe that GlycoMimetics can obtain patent protection for its platform. Thus, GlycoMimetics’ competitors may use its methods, or acquire similar expertise, in order to develop glycomimetic drug candidates and progress these drug candidates through clinical development and commercialization, which could impair its ability to successfully commercialize its drug candidates.

GlycoMimetics has sought to protect its trade secrets, in part, by entering into non-disclosure and confidentiality agreements with parties who have access to them, such as its employees, corporate collaborators, outside scientific collaborators, contract manufacturers, consultants, advisors and other third parties. GlycoMimetics has also entered into confidentiality and invention or patent assignment agreements with its current and former employees and consultants. Despite these efforts, any of these parties may breach the agreements and disclose GlycoMimetics’ proprietary information, including its trade secrets, and GlycoMimetics may not be able to obtain adequate remedies for such breaches. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive and time consuming, and the outcome is unpredictable. In addition, some courts inside and outside the United States are less willing or unwilling to protect trade secrets. If any of its trade secrets were to be lawfully obtained or independently developed by a competitor, GlycoMimetics would have no right to prevent them, or those to whom they communicate it, from using that technology or information to compete with GlycoMimetics. If any of GlycoMimetics’ trade secrets were to be disclosed to or independently developed by a competitor, its competitive position would be harmed.
Risks Related to Regulatory Approval of GlycoMimetics’ Drug Candidates and Other Legal Compliance Matters
Should GlycoMimetics resume development of its drug candidates but GlycoMimetics or its collaborators are not able to obtain, or if there are delays in obtaining, required regulatory approvals, GlycoMimetics or they would not be able to commercialize its drug candidates and its ability to generate revenue would be materially impaired.
In the event that GlycoMimetics resumes development of its drug candidates, the activities associated with their development and commercialization, including their design, testing, manufacture, safety, efficacy, recordkeeping, labeling, storage, approval, advertising, promotion, sale and distribution, would be subject to comprehensive regulation by the FDA and other regulatory agencies in the United States and by the EMA and similar regulatory authorities outside the United States. Failure to obtain marketing approval for a drug candidate would prevent GlycoMimetics or its collaborators from commercializing the drug candidate. GlycoMimetics has not received approval to market any of its drug candidates from regulatory authorities in any jurisdiction. GlycoMimetics has only limited experience in filing and supporting the applications necessary to gain marketing approvals and would expect to rely on third-party CROs to assist GlycoMimetics in this process. Securing marketing approval requires the submission of extensive preclinical and clinical data and supporting information to regulatory authorities for each therapeutic indication to establish the drug candidate’s safety and efficacy. Securing marketing approval also requires the submission of information about the product manufacturing process to, and inspection of manufacturing facilities by, applicable regulatory authorities. GlycoMimetics’ drug candidates may not be effective, may be only moderately effective or may prove to have undesirable or unintended side effects, toxicities or other characteristics that may preclude its ability to obtain marketing approval or prevent or limit commercial use. If any of GlycoMimetics’ drug candidates receives marketing approval, the accompanying label may limit the approved use of its drug, which could limit sales of the drug.
The process of obtaining marketing approvals, both in the United States and abroad, is expensive and may take many years if additional clinical trials are required, if approval is obtained at all, and can vary substantially based upon a variety of factors, including the type, complexity and novelty of the drug candidates involved. Changes in marketing approval policies during the development period, changes in or the enactment of additional statutes or regulations or changes in regulatory review for each submitted drug application may cause delays in the approval or rejection of an application. Regulatory authorities have substantial discretion in the approval process and may refuse to accept any application, or may decide that GlycoMimetics’ data are insufficient for approval and require additional preclinical, clinical or other studies. In addition, varying interpretations of the data obtained from preclinical and clinical testing could delay, limit or prevent marketing approval of a drug candidate. Any marketing approval GlycoMimetics ultimately obtains may be limited or subject to restrictions or post-approval commitments that render the approved drug not commercially viable.
If GlycoMimetics resumes development activities but experiences delays in obtaining approval or if GlycoMimetics fails to obtain approval of its drug candidates, the commercial prospects for its drug candidates may be harmed and its ability to generate revenue will be materially impaired.

Even though GlycoMimetics previously obtained Orphan Drug designation for several of its drug candidates, GlycoMimetics may not be able to obtain orphan drug marketing exclusivity for these or any of its other drug candidates should GlycoMimetics resume their development.
Regulatory authorities in some jurisdictions, including the United States and the European Union, or EU, may designate drugs for relatively small patient populations as orphan drugs. Under the Orphan Drug Act, the FDA may designate a drug as an orphan drug if it is intended to treat a rare disease or condition, which is generally defined as a patient population of fewer than 200,000 individuals annually in the United States. GlycoMimetics previously obtained Orphan Drug designation from the FDA for some of its drug candidates. However, in order to obtain marketing exclusivity in a particular jurisdiction, GlycoMimetics must receive the first marketing approval of the drug for its intended indication. In addition, the orphan designation does not convey any advantage in, or shorten the duration of, the regulatory review or approval process.
Generally, if a drug with an orphan designation subsequently receives the first marketing approval for the indication for which it has such designation, the drug is entitled to a period of marketing exclusivity, which precludes the FDA or the EMA from approving another marketing application for the same drug for the same indication for that time period. The applicable period is seven years in the United States and 10 years in the EU. The EU exclusivity period can be reduced to six years if a drug no longer meets the criteria for orphan designation or if the drug is sufficiently profitable so that market exclusivity is no longer justified. Orphan drug exclusivity may be lost if the FDA or the EMA determines that the request for designation was materially defective or if the manufacturer is unable to assure sufficient quantity of the drug to meet the needs of patients with the rare disease or condition.
Even though GlycoMimetics has obtained orphan drug exclusivity for a drug candidate, that exclusivity may not effectively protect the candidate from competition because different drugs can be approved for the same condition. Even after an orphan drug is approved, the FDA can subsequently approve another drug with the same active moiety for the same condition if the FDA concludes that the later drug is clinically superior in that it is shown to be safer, more effective or makes a major contribution to patient care.
Even if GlycoMimetics were to resume the development of uproleselan, the FDA fast track designation and additional breakthrough therapy designation for uproleselan may not actually lead to a faster development or regulatory review or approval process.
If a drug is intended for the treatment of a serious or life-threatening disease or condition and the drug demonstrates the potential to address unmet medical needs for this disease or condition, the drug sponsor may apply for the FDA fast track designation. If fast track designation is obtained, the FDA may initiate review of sections of a NDA before the application is complete. This “rolling review” is available if the applicant provides, and the FDA approves, a schedule for submission of the individual sections of the application.
Although GlycoMimetics previously obtained a fast track designation from the FDA for uproleselan to treat AML and breakthrough therapy designation for uproleselan to treat AML, even if GlycoMimetics were to continue to advance uproleselan toward potential regulatory approval, GlycoMimetics may not experience a faster development process, review or approval compared to conventional FDA procedures. Its fast track designation may be withdrawn by the FDA if it believes that the designation is no longer supported by data from its clinical development programs. Its fast track designation does not guarantee that GlycoMimetics will qualify for or be able to take advantage of the expedited review procedures or obtain regulatory approval.
Failure to obtain marketing approval in international jurisdictions would prevent GlycoMimetics drug candidates from being marketed abroad.
In order to market and sell its drugs in the EU and any other jurisdictions, GlycoMimetics or its collaborators must obtain separate marketing approvals and comply with numerous and varying regulatory requirements. The approval procedure varies among countries and can involve additional testing. The time required to obtain approval may differ substantially from that required to obtain FDA approval. The regulatory approval process outside the United States generally includes all of the risks associated with obtaining FDA approval. In addition, in many countries outside the United States, it is required that the drug be approved for reimbursement before it can be approved for sale in that country. If GlycoMimetics resumes development activities, GlycoMimetics or its collaborators may not obtain approvals from regulatory authorities outside the United States on a timely basis, if at all. Approval by the FDA does not ensure approval by regulatory authorities in other countries or jurisdictions, and approval by one regulatory authority outside the United States does not ensure approval by regulatory authorities in other countries or jurisdictions or by the FDA. However, failure to obtain approval in one jurisdiction may impact GlycoMimetics’ ability to obtain approval elsewhere. GlycoMimetics or its collaborators may not be able to file for marketing approvals and may not receive necessary approvals to commercialize its drugs in any market.
Should GlycoMimetics resume drug development activities, a variety of risks associated with developing and marketing its drug candidates internationally could hurt its business.
If GlycoMimetics were to continue the development of its drug candidates, GlycoMimetics or its collaborators may seek regulatory approval for its drug candidates outside of the United States and, accordingly, GlycoMimetics expects that GlycoMimetics will be subject to additional risks related to operating in foreign countries if GlycoMimetics obtains the necessary approvals, including:
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differing regulatory requirements in foreign countries;

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the potential for so-called parallel importing, which is what happens when a local seller, faced with high or higher local prices, opts to import goods from a foreign market with low or lower prices rather than buying them locally;

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unexpected changes in tariffs, trade barriers, price and exchange controls and other regulatory requirements;

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economic weakness, including inflation or political instability in particular foreign economies and markets;

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compliance with tax, employment, immigration and labor laws for employees living or traveling abroad;

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foreign taxes, including withholding of payroll taxes;

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foreign currency fluctuations, which could result in increased operating expenses and reduced revenues, and other obligations related to doing business in another country;

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difficulties staffing and managing foreign operations;

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workforce uncertainty in countries where labor unrest is more common than in the United States;

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potential liability under the Foreign Corrupt Practices Act or comparable foreign regulations;

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challenges enforcing its contractual and intellectual property rights, especially in foreign countries that do not respect and protect intellectual property rights to the same extent as the United States;

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production shortages resulting from any events affecting raw material supply or manufacturing capabilities abroad; and

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business interruptions resulting from pandemic, epidemic or disease outbreaks or geo-political actions, including war and terrorism.

Any drug candidate for which GlycoMimetics obtains marketing approval could be subject to post-marketing restrictions or recall or withdrawal from the market, and GlycoMimetics may therefore be subject to penalties if GlycoMimetics fails to comply with regulatory requirements or if GlycoMimetics experiences unanticipated problems with its drug candidates, when and if any of them are approved.
Any drug candidate for which GlycoMimetics obtains marketing approval, along with manufacturing processes, post-approval clinical data, labeling, advertising and promotional activities for such drug candidate, will be subject to continual requirements of and review by the FDA and other regulatory authorities. These requirements include submissions of safety and other post-marketing information and reports, registration and listing requirements, cGMP requirements relating to manufacturing, quality control, quality assurance and corresponding maintenance of records and documents, requirements regarding the distribution of samples to physicians and recordkeeping. Even if marketing approval of a drug candidate is granted, the approval may be subject to limitations on the indicated uses for which the drug may be marketed or to the conditions of approval, including the requirement to implement a risk evaluation and mitigation strategy. If any of GlycoMimetics’ drug candidates receives marketing approval, the accompanying label may limit the approved use of GlycoMimetics’ drug, which could limit its sales.
The FDA may also impose requirements for costly post-marketing studies or clinical trials and surveillance to monitor the safety or efficacy of the drug. The FDA closely regulates the post-approval marketing and promotion of drugs to ensure drugs are marketed only for the approved indications and in accordance with the provisions of the approved labeling. The FDA imposes stringent restrictions on manufacturers’ communications regarding off-label use, and if GlycoMimetics does not market its drugs for their approved indications, GlycoMimetics may be subject to enforcement action for off-label marketing. Violations of the Federal Food, Drug, and Cosmetic Act relating to the promotion of prescription drugs may lead to investigations alleging violations of federal and state healthcare fraud and abuse laws, as well as state consumer protection laws.
In addition, later discovery of previously unknown adverse events or other problems with GlycoMimetics’ drugs, manufacturers or manufacturing processes, or failure to comply with regulatory requirements, may have negative consequences, including:
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restrictions on such drugs, manufacturers or manufacturing processes;

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restrictions on the labeling or marketing of a drug;

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restrictions on product distribution or use;

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requirements to conduct post-marketing studies or clinical trials;

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warning letters;

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recall or withdrawal of the drugs from the market;

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refusal to approve pending applications or supplements to approved applications that GlycoMimetics submits;

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clinical holds;

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fines, restitution or disgorgement of revenue or profit;

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suspension or withdrawal of marketing approvals;

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refusal to permit the import or export of GlycoMimetics’ drugs;

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product seizure; or

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injunctions or the imposition of civil or criminal penalties.

Non-compliance with the EU requirements regarding safety monitoring or pharmacovigilance, and with requirements related to the development of drugs for the pediatric population, can also result in significant financial penalties. Similarly, failure to comply with the EU’s requirements regarding the protection of personal information can also lead to significant penalties and sanctions.
GlycoMimetics’ business and relationships with customers and third-party payors in the United States and elsewhere may be subject, directly or indirectly, to applicable anti-kickback, fraud and abuse, false claims, transparency, health information privacy and security and other healthcare laws and regulations, which could expose GlycoMimetics to significant penalties, including criminal sanctions, civil penalties, contractual damages, reputational harm, administrative burdens and diminished profits and future earnings.
Healthcare providers and third-party payors in the United States and elsewhere will play a primary role in the recommendation and prescription of any drug candidates for which GlycoMimetics obtains marketing approval. Any arrangements with third-party payors and customers may expose GlycoMimetics to broadly applicable fraud and abuse and other healthcare laws and regulations, including, without limitation, the federal

Anti-Kickback Statute and the federal False Claims Act, which may constrain the business or financial arrangements and relationships through which GlycoMimetics conducts clinical research, sell, market and distribute any drugs for which GlycoMimetics obtains marketing approval. In addition, GlycoMimetics may be subject to transparency laws and patient data privacy and security regulation by the U.S. federal and state governments and by governments in foreign jurisdictions in which GlycoMimetics conducts its business. The applicable federal, state and foreign healthcare laws and regulations that may affect its ability to operate include:
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the federal Anti-Kickback Statute, which prohibits, among other things, persons from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in cash or in kind, to induce or reward, or in return for, either the referral of an individual for, or the purchase, order or recommendation of, any good or service, for which payment may be made under federal healthcare programs, such as Medicare and Medicaid;

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federal civil and criminal false claims laws, including the federal False Claims Act, which impose criminal and civil penalties, including civil whistleblower or qui tam actions, and civil monetary penalty laws that prohibit individuals or entities for knowingly presenting, or causing to be presented, to the federal government, including the Medicare and Medicaid programs, claims for payment that are false or fraudulent or making a false statement to avoid, decrease or conceal an obligation to pay money to the federal government;

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the federal Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), which imposes criminal and civil liability for executing a scheme to defraud any healthcare benefit program or making false statements relating to healthcare matters;

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HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 (“HITECH”), and their respective implementing regulations, which impose obligations on covered healthcare providers, health plans, and healthcare clearinghouses, as well as their business associates and covered subcontractors that create, receive, maintain or transmit individually identifiable health information for or on behalf of a covered entity, with respect to safeguarding the privacy, security and transmission of individually identifiable health information;

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the federal Open Payments program, pursuant to the Physician Payments Sunshine Act, which requires manufacturers of drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program, with specific exceptions, to report annually to the Centers for Medicare & Medicaid Services (“CMS”) information related to “payments or other transfers of value” made to physicians, which is defined to include doctors, dentists, optometrists, podiatrists and chiropractors, other healthcare professionals (such as physician assistants and nurse practitioners) and teaching hospitals, and applicable manufacturers and applicable group purchasing organizations to report annually to CMS ownership and investment interests held by the physicians and their immediate family members, with disclosure of such information to be made by CMS on a publicly available website; and

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analogous state and foreign laws and regulations, such as state anti-kickback and false claims laws, which may apply to sales or marketing arrangements and claims involving healthcare items or services reimbursed by non-governmental third-party payors, including private insurers; state and foreign laws that require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government or otherwise restrict payments that may be made to healthcare providers; state and foreign laws that require drug manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers or marketing expenditures; state and local laws requiring the registration of pharmaceutical sales representatives; and state and foreign laws governing the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts.

Efforts to ensure that GlycoMimetics’ business arrangements with third parties will comply with applicable healthcare laws and regulations may involve substantial costs. It is possible that governmental authorities will conclude that GlycoMimetics’ business practices may not comply with current or future statutes, regulations or case law involving applicable fraud and abuse or other healthcare laws and regulations. If GlycoMimetics’ operations are found to be in violation of any of these laws or any other governmental regulations that may apply to GlycoMimetics, it may be subject to significant civil, criminal and administrative penalties, including, without limitation, damages, fines, individual imprisonment, additional reporting requirements and oversight if GlycoMimetics becomes subject to a corporate integrity agreement or similar agreement to resolve allegations of non-compliance with these laws, contractual damages, reputational harm, diminished profits and future earnings, disgorgement, exclusion from participation in government healthcare programs, such as Medicare and Medicaid, and the curtailment or restructuring of GlycoMimetics’ operations, which could have a material adverse effect on GlycoMimetics’ business. If any of the physicians or other healthcare providers or entities with whom GlycoMimetics expects to do business, including its collaborators, is found not to be in compliance with applicable laws, it may be subject to criminal, civil or administrative sanctions, including exclusions from participation in government healthcare programs, which could also materially affect its business.
Even if GlycoMimetics were to resume drug development activities, recently enacted and future legislation may increase the difficulty and cost for GlycoMimetics to obtain marketing approval of and commercialize its drug candidates and affect the prices GlycoMimetics may obtain.
In the United States and some foreign jurisdictions, there have been a number of enacted and proposed legislative and regulatory changes regarding the healthcare system that could prevent or delay marketing approval of GlycoMimetics’ drug candidates, restrict or regulate post-approval activities and affect its ability to profitably sell any drug candidates for which GlycoMimetics obtains marketing approval.
Among policy makers and payors in the United States and elsewhere, there is significant interest in promoting changes in healthcare systems with the stated goals of containing healthcare costs, improving quality and expanding access. In the United States, the pharmaceutical industry has been a particular focus of these efforts, which include major legislative initiatives to reduce the cost of care through changes in the healthcare system, including limits on the pricing, coverage, and reimbursement of pharmaceutical and biopharmaceutical products, especially under government-funded health care programs, and increased governmental control of drug. The Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act (collectively, the “PRACA”), is a sweeping law intended to broaden access to health insurance, reduce or constrain the growth of healthcare spending, improve quality of care, enhance remedies against fraud and abuse, add new transparency requirements for the healthcare and health insurance industries, impose new taxes and fees on the health industry and impose additional health policy reforms. The PPACA, among other things, increased the minimum level of Medicaid rebates payable by manufacturers of brand name drugs; required collection of rebates for drugs paid by Medicaid managed care organizations; required manufacturers to participate in a coverage gap discount program, under which they must agree to offer point-of-sale discounts off negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period, as a condition for the manufacturer’s outpatient drugs to be covered under Medicare Part D; imposed a non-deductible annual fee on pharmaceutical manufacturers or importers who sell certain “branded prescription drugs” to specified federal government programs, implemented a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drugs that are inhaled, infused, instilled, implanted, or injected; expanded the types of entities eligible for the 340B drug discount program; expanded eligibility criteria for Medicaid programs; created a new Patient-Centered Outcomes Research Institute to oversee, identify priorities in, and conduct comparative clinical effectiveness research, along with funding for such research; and established a Center for Medicare Innovation at CMS to test innovative payment and service delivery models to lower Medicare and Medicaid spending, potentially including prescription drug spending.
There have been amendments and judicial and Congressional challenges to certain aspects of PPACA. For example, in 2022, the Inflation Reduction Act of 2022 (“IRA”) was signed into law, which among other things, extends enhanced subsidies for individuals purchasing health insurance coverage in PPACA marketplaces through plan year 2025. The IRA also eliminates the “donut hole” under the Medicare Part D program beginning in 2025 by significantly lowering the beneficiary maximum out-of-pocket cost and creating a new manufacturer discount program. It is possible that the PPACA will be subject to judicial or Congressional challenges in the future. It is unclear how any such challenges and additional reform measures of the second Trump administration will impact the PPACA. Additional legislative proposals to reform healthcare and government insurance programs, along with the trend toward managed healthcare in the United States, could influence the purchase of medicines and reduce reimbursement and/or coverage of GlycoMimetics’ product candidates, if approved. Current and future healthcare reform measures may result in more rigorous coverage criteria and in additional downward pressure on the price that GlycoMimetics receives for any approved drug. Any reduction in reimbursement from Medicare or other government-funded programs may result in a similar reduction in payments from private payors.
In addition, there has been increasing legislative and enforcement interest in the United States with respect to specialty drug pricing practices. Specifically, there have been several recent U.S. Congressional inquiries and proposed bills designed to, among other things, bring more transparency to drug pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drugs. For example, the IRA, among other things (i) directs HHS to negotiate the price of certain high-expenditure, single-source drugs that have been on the market for at least seven years and covered under Medicare, known as the Medicare Drug Price Negotiation Program, and (ii) imposes rebates under Medicare Part B and Medicare Part D to penalize price increases that outpace inflation. These provisions began to take effect progressively in fiscal year 2023. In August 2024, HHS announced the agreed-upon prices of the first 10 drugs that were subject to price negotiations, although the Medicare Drug Price Negotiation Program is currently subject to legal challenges. On January 17, 2025, HHS selected fifteen additional drugs covered under Part D for price negotiation in 2025. Each year thereafter more Part B and Part D products will become subject to the Medicare Drug Price Negotiation Program.
Further, on December 7, 2023, an initiative to control the price of prescription drugs through the use of march-in rights under the Bayh-Dole Act was announced. On December 8, 2023, the National Institute of Standards and Technology published for comment a Draft Interagency Guidance Framework for Considering the Exercise of March-In Rights which for the first time includes the price of a product as one factor an agency can use when deciding to exercise march-in rights. While march-in rights have not previously been exercised, it is uncertain if that will continue under the new framework. At the state level, legislatures are increasingly passing legislation and implementing regulations designed to control pharmaceutical and biological product pricing. The implementation of cost containment measures or other healthcare reforms may prevent GlycoMimetics from being able to generate revenue, attain profitability or commercialize its drugs.
Legislative and regulatory proposals have been made to expand post-approval requirements and restrict sales and promotional activities for drugs. GlycoMimetics cannot be sure whether additional legislative changes will be enacted, or whether the FDA regulations, guidance or interpretations will be changed, or what the impact of such changes on the marketing approvals of its drug candidates, if any, may be. In addition, increased scrutiny by the U.S. Congress of the FDA’s approval process may significantly delay or prevent marketing approval, as well as subject GlycoMimetics to more stringent product labeling and post-marketing testing and other requirements.
Governments outside the United States tend to impose strict price controls, which may adversely affect GlycoMimetics’ revenue, if any, from the potential commercialization of drug candidates.
In some countries, particularly in the EU, the pricing of prescription pharmaceuticals is subject to governmental control. In these countries, pricing negotiations with governmental authorities can take considerable time after the receipt of marketing approval for a drug. To obtain coverage and reimbursement or pricing approval in some countries, GlycoMimetics may be required to conduct a clinical trial that compares the cost-effectiveness of its drug candidate to other available therapies. If reimbursement of GlycoMimetics’ drugs is unavailable or limited in scope or amount, or if pricing is set at unsatisfactory levels, its business could be harmed, possibly materially, to the extent that GlycoMimetics seeks to commercialize drugs.
If GlycoMimetics fails to comply with environmental, health and safety laws and regulations, GlycoMimetics could become subject to fines or penalties or incur costs that could harm its business.
GlycoMimetics is subject to numerous environmental, health and safety laws and regulations, including those governing laboratory procedures and the handling, use, storage, treatment and disposal of hazardous materials and wastes. GlycoMimetics’ prior operations involved the use of hazardous and flammable materials, including chemicals and biological materials. GlycoMimetics’ prior operations also produced hazardous waste products. GlycoMimetics has generally contracted with third parties for the disposal of these materials and wastes. GlycoMimetics cannot eliminate the risk of contamination or injury from these materials. In the event of contamination or injury resulting from its use of hazardous materials, GlycoMimetics could be held liable for any resulting damages, and any liability could exceed its resources. GlycoMimetics also could incur significant costs associated with civil or criminal fines and penalties for failure to comply with such laws and regulations.
Although GlycoMimetics has historically maintained workers’ compensation insurance to cover GlycoMimetics for costs and expenses GlycoMimetics may incur due to injuries to its employees resulting from the use of hazardous materials, this insurance may not provide adequate coverage against potential liabilities. GlycoMimetics does not maintain insurance for environmental liability or toxic tort claims that may be asserted against GlycoMimetics in connection with its storage or disposal of biological, hazardous or radioactive materials.
In addition, to the extent GlycoMimetics resumes significant drug development activities, GlycoMimetics may incur substantial costs in order to comply with current or future environmental, health and safety laws and regulations. These current or future laws and regulations may impair its research, development or production efforts. GlycoMimetics’ failure to comply with these laws and regulations also may result in substantial fines, penalties or other sanctions.
Risks Related to GlycoMimetics’ Operations
GlycoMimetics’ employees and employees of its collaborators may engage in misconduct or other improper activities, including non-compliance with regulatory standards and requirements.
GlycoMimetics and its collaborators are exposed to the risk of employee fraud or other misconduct. Misconduct by employees could include intentional failures to comply with FDA regulations, to provide accurate information to the FDA, to comply with manufacturing standards GlycoMimetics has established, to comply with federal and state healthcare fraud and abuse laws and regulations, to report financial information or data accurately or to disclose unauthorized activities to GlycoMimetics. In particular, sales, marketing and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Employee misconduct could also involve the improper use of individually identifiable information, including, without limitation, information obtained in the course of clinical trials, which could result in regulatory sanctions and serious harm to GlycoMimetics’ reputation. GlycoMimetics has adopted a code of business conduct and ethics, but it is not always possible to identify and deter employee misconduct, and the precautions GlycoMimetics takes to detect and prevent improper activities may not be effective in controlling unknown or unmanaged risks or losses or in protecting GlycoMimetics from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. If any such actions are instituted against GlycoMimetics, and GlycoMimetics is not successful in defending itself or asserting its rights, or any such actions are instituted against any of its collaborators, those actions could have a significant impact on its business, including the imposition of significant fines or other sanctions.
If GlycoMimetics’ information technology systems or data, or those of third parties upon which GlycoMimetics relies, are or were compromised, GlycoMimetics could experience adverse consequences resulting from such compromise, including, but not limited to, regulatory investigations or actions; litigation; fines and penalties; a disruption of its business operations, including its clinical trials; reputational harm; loss of revenue and profits; and other adverse consequences.
In the ordinary course of its business, GlycoMimetics and the third parties upon which GlycoMimetics has relied collect, receive, store, process, generate, use, transfer, disclose, make accessible, protect, secure, dispose of, transmit, and share (collectively, process) proprietary, confidential, and sensitive data, including personal data (such as health-related data), intellectual property, and trade secrets. GlycoMimetics has also relied upon third parties, such as service providers, for its data processing-related activities and has shared or received sensitive data with or from third parties. To the extent GlycoMimetics resumes its drug development activities, GlycoMimetics will be increasingly dependent on information technology systems and infrastructure, including mobile technologies, to operate its business. Cyberattacks, malicious internet-based activity, and online and offline fraud are prevalent and continue to increase. These threats are becoming increasingly difficult to detect. These threats come from a variety of sources, including traditional computer “hackers,” threat actors, personnel (such as through theft or misuse), sophisticated nation states, and nation-state-supported actors. Some actors now engage and are expected to continue to engage in cyber-attacks, including without limitation nation-state actors for geopolitical reasons and in conjunction with military conflicts and defense activities.
During times of war and other major conflicts, GlycoMimetics and the third parties upon which GlycoMimetics may rely could be vulnerable to a heightened risk of these attacks, including cyber-attacks that could materially disrupt its systems and operations, supply chain, and ability to operate clinical trials and develop its drug candidates. GlycoMimetics and the third parties upon which GlycoMimetics may rely could also be subject to a variety of evolving threats, including but not limited to social-engineering attacks (including through deep fakes, which may be increasingly more difficult to identify as fake, and phishing attacks), malicious code (such as viruses and worms), malware (including as a result of advanced persistent threat intrusions), denial-of-service attacks (such as credential stuffing), personnel misconduct or error, ransomware attacks, supply-chain attacks, software bugs, server malfunctions, software or hardware failures, loss of data or other information technology assets, adware, attacks enhanced or facilitated by artificial intelligence (AI), telecommunications failures, earthquakes, fires, floods, and other similar threats. Ransomware attacks, including those perpetrated by organized criminal threat actors, nation-states, and nation-state-supported actors, are becoming increasingly prevalent and severe and can lead to significant interruptions in GlycoMimetics’ operations, loss of data and income, reputational harm, and diversion of funds. Extortion payments may alleviate the negative impact of a ransomware attack, but GlycoMimetics may be unwilling or unable to make such payments due to, for example, applicable laws or regulations prohibiting such payments.
If GlycoMimetics resumes its drug development activities, GlycoMimetics expects that GlycoMimetics would need to rely on third parties and technologies to operate critical business systems to process sensitive information in a variety of contexts, including, without limitation, cloud-based infrastructure, data center facilities, encryption and authentication technology, employee email, content delivery to customers, and other functions. GlycoMimetics would also rely on CROs and CMOs. GlycoMimetics’ ability to monitor these third parties’ information security practices is limited, and these third parties may not have adequate information security measures in place. If the third parties GlycoMimetics may rely upon experience a security incident or other interruption, GlycoMimetics could experience adverse consequences. While GlycoMimetics may be entitled to damages if the third parties it relies upon fail to satisfy their privacy or security-related obligations to GlycoMimetics, any award may be insufficient to cover its damages, or GlycoMimetics may be unable to recover such award. Similarly, supply-chain attacks have increased in frequency and severity, and GlycoMimetics cannot guarantee that third parties and infrastructure in its potential supply chain or its third-party partners’ supply chains have not been compromised or that they do not contain exploitable defects or bugs that could result in a breach of or disruption to its information technology systems or the third-party information technology systems that would support GlycoMimetics and its services.
Remote work has also increased risks to GlycoMimetics’ information technology systems and data, as its current and former employees have utilized network connections, computers and devices outside its premises or network, including working at home, while in transit and in public locations. Future or past business transactions could expose GlycoMimetics to additional cybersecurity risks and vulnerabilities, as its systems could be negatively affected by vulnerabilities present in acquired or integrated entities’ systems and technologies. Furthermore, GlycoMimetics may discover security issues that were not found during due diligence of such acquired or integrated entities, and it may be difficult to integrate companies into its information technology environment and security program.
While GlycoMimetics previously implemented security measures designed to protect against security incidents, there can be no assurance that these measures will be effective. GlycoMimetics has taken steps designed to detect, mitigate, and remediate vulnerabilities in its information systems (such as its hardware and/or software, including that of third parties upon which GlycoMimetics has relied). GlycoMimetics may not, however, have detected and remediated all such vulnerabilities on a timely basis. GlycoMimetics may experience further delays in developing and deploying remedial measures and patches designed to address identified vulnerabilities. Vulnerabilities could be exploited and result in a security incident.
Any of the previously identified or similar threats could cause a security incident. A security incident could result in unauthorized, unlawful, or accidental acquisition, modification, destruction, loss, alteration, encryption, disclosure of, or access to data. A security incident could disrupt its ability (and that of third parties upon whom GlycoMimetics relies) to conduct its business. For example, the loss of clinical trial data from completed or future clinical trials could result in delays in its regulatory approval efforts and significantly increase its costs to recover or reproduce the data. GlycoMimetics may expend significant resources or modify its business activities (including its clinical trial activities) in an effort to protect against security incidents. Certain data privacy and security obligations may require GlycoMimetics to implement and maintain specific security measures, industry-standard or reasonable security measures to protect its information technology systems and data. Applicable data privacy and security obligations may require GlycoMimetics to notify relevant stakeholders of security incidents, including affected individuals, customers, regulators, and investors. Such disclosures are costly, and the disclosures or the failure to comply with such requirements could lead to adverse consequences. If GlycoMimetics (or a third party upon whom GlycoMimetics relies) experiences a security incident or are perceived to have experienced a security incident, GlycoMimetics may experience adverse consequences. These consequences may include government enforcement actions (for example, investigations, fines, penalties, audits, and inspections); interruptions in GlycoMimetics’ operations, including disruption of GlycoMimetics’ development programs, if any; additional reporting requirements and/or oversight; interruptions or restrictions on processing sensitive data (which could result in delays in obtaining, or GlycoMimetics’ inability to obtain, regulatory approvals and significantly increase GlycoMimetics’ costs to recover or reproduce the data); litigation (including class claims); indemnification obligations; negative publicity; reputational harm; monetary fund diversions; diversion of management attention; interruptions in GlycoMimetics’ operations (including availability of data); financial loss; and other similar harms. Security incidents and attendant consequences may negatively impact GlycoMimetics’ ability to grow and operate GlycoMimetics’ business.
GlycoMimetics’ contracts may not contain limitations of liability, and even where they do, there can be no assurance that limitations of liability in its contracts are sufficient to protect GlycoMimetics from liabilities, damages, or claims related to its data privacy and security obligations. Additionally, GlycoMimetics cannot be sure that its insurance coverage will be adequate or sufficient to protect GlycoMimetics from or to mitigate liabilities arising out of its privacy and security practices, that such coverage will continue to be available on commercially reasonable terms or at all, or that such coverage will pay future claims.
In addition to experiencing a security incident, third parties may gather, collect, or infer sensitive information about GlycoMimetics from public sources, data brokers, or other means that reveals competitively sensitive details about GlycoMimetics’ organization and could be used to undermine GlycoMimetics’ competitive advantage or market position. Additionally, sensitive information of GlycoMimetics could be leaked, disclosed, or revealed as a result of or in connection with use of generative AI technologies by GlycoMimetics’ employees, personnel or vendors.
GlycoMimetics and the third parties with whom GlycoMimetics has worked are subject to stringent and changing U.S. and foreign laws, regulations, rules, contractual obligations, industry standards, policies and other obligations related to data privacy and security. GlycoMimetics’ actual or perceived failure to comply with such obligations could lead to regulatory investigations or actions; litigation (including class claims) and mass arbitration; fines and penalties; disruptions of GlycoMimetics’ business operations; reputational harm; loss of revenue and profits; and other adverse business impacts.
In the ordinary course of its business, GlycoMimetics has processed personal data and other sensitive data, including proprietary and confidential business data, trade secrets, intellectual property, clinical trial participant data, and other sensitive third-party data. The data processing activities related to its work subject GlycoMimetics and the third parties with whom GlycoMimetics has worked to numerous data privacy and security obligations, such as federal, state, local and foreign laws, regulations, guidance, industry standards, external and internal privacy and security policies, contracts, and other obligations governing the processing and security of personal data. These obligations may change, are subject to differing interpretations and may be inconsistent among jurisdictions or conflict. The global data protection landscape is rapidly evolving, and implementation standards and enforcement practices are likely to remain uncertain for the foreseeable future. This evolution may create uncertainty in GlycoMimetics’ business; affect GlycoMimetics’ (or the third parties upon which GlycoMimetics relies) ability to operate in certain jurisdictions or to collect, store, transfer, use and share personal data; necessitate the acceptance of more onerous obligations in GlycoMimetics’ contracts; result in liability; or impose additional costs on GlycoMimetics. These obligations may necessitate changes to GlycoMimetics’ information technologies, systems, and practices and to those of any third parties that process personal data on GlycoMimetics’ behalf.
Outside the U.S., an increasing number of laws, regulations, and industry standards apply to data privacy and security. For example, the European Union’s General Data Protection Regulation (GDPR) (EU) 2016/679, or the EU GDPR and the United Kingdom’s GDPR (the “UK GDPR”), or collectively GDPR, impose strict requirements on the processing of personal data. Under the GDPR, government regulators may impose temporary or definitive bans on data processing, as well as fines in the event of violations. Under the GDPR, companies may face temporary or definitive bans on data processing and other corrective actions; fines of up to 20 million Euros under the EU GDPR, 17.5 million pounds sterling under the UK GDPR or, in each case, 4% of annual global revenue, whichever is greater; or private litigation related to processing of personal data brought by classes of data subjects or consumer protection organizations authorized at law to represent their interests.
GlycoMimetics may transfer personal data from Europe and other jurisdictions to the United States or other countries. Europe and other jurisdictions have enacted laws requiring data to be localized or limiting the transfer of personal data to other countries. In particular, the European Economic Area (the “EEA”) and the UK have significantly restricted the transfer of personal data to the United States and other countries whose privacy laws it generally believes are inadequate. Other jurisdictions have adopted or may adopt similarly stringent data localization and cross-border data transfer laws. Although there are currently various mechanisms that may be used to transfer personal data from the EEA and UK to the U.S. in compliance with law, such as the EEA standard contractual clauses, the UK’s International Data Transfer Agreement / Addendum, and the EU-U.S. Data Privacy Framework and the UK extension thereto (which allows for transfers to relevant U.S.-based organizations who self-certify compliance and participate in the Framework), these mechanisms are subject to legal challenges, and there is no assurance that GlycoMimetics can satisfy or rely on these measures to lawfully transfer personal data to the U.S. If there is no lawful manner for GlycoMimetics to transfer personal data from the EEA, the UK, or other jurisdictions to the U.S., or if the requirements for a legally-compliant transfer are too onerous, GlycoMimetics could face significant adverse consequences, including the interruption or degradation of its operations, the need to relocate part of or all of its business or data processing activities to other jurisdictions (such as Europe) at significant expense, increased exposure to regulatory actions, substantial fines and penalties, the inability to transfer data and work with partners, vendors and other third parties, and injunctions against its processing or transferring of personal data necessary to operate its business. Some EEA regulators have prevented companies from transferring personal data out of the EEA for allegedly violating the GDPR’s cross-border data transfer limitations.
In the United States, federal, state, and local governments have enacted numerous data privacy and security laws, including data breach notification laws, personal data privacy laws, consumer protection laws (e.g., Section 5 of the Federal Trade Commission Act), and other similar laws (e.g., wiretapping laws). For example, HIPAA, as amended by HITECH, imposes specific requirements relating to the privacy, security, and transmission of individually identifiable health data. See the risk factor captioned “GlycoMimetics’ business and relationships with customers and third-party payors in the United States and elsewhere may be subject, directly or indirectly, to applicable anti-kickback, fraud and abuse, false claims, transparency, health information privacy and security and other healthcare laws and regulations, which could expose GlycoMimetics to significant penalties, including criminal sanctions, civil penalties, contractual damages, reputational harm, administrative burdens and diminished profits and future earnings.”
Numerous U.S. states have also enacted comprehensive privacy laws that impose certain obligations on covered businesses, including providing specific disclosures in privacy notices and affording residents with certain rights concerning their personal data. As applicable, such rights may include the right to access, correct, or delete certain personal data, and to opt-out of certain data processing activities, such as targeted advertising, profiling, and automated decision-making. The exercise of these rights may impact GlycoMimetics’ business and ability to provide its products and services. Certain states also impose stricter requirements for processing certain personal data, including sensitive information, such as conducting data privacy impact assessments. These state laws allow for statutory fines for noncompliance. For example, the California Consumer Privacy Act of 2018, as amended by the California Privacy Rights Act of 2020, or CPRA, collectively CCPA, applies to personal data of consumers, business representatives, and employees who are California residents. These obligations include, but are not limited to, providing specific disclosures in privacy notices and honoring requests of such individuals certain rights related to their personal data. The CCPA provide for fines of up to $7,500 per intentional violation and allows private litigants affected by certain data breaches to recover significant statutory damages. While the CCPA and other comprehensive state privacy laws contain limited exceptions for clinical trial data, these developments may further complicate compliance efforts, and increase legal risk and compliance costs for GlycoMimetics and the third parties upon whom GlycoMimetics relies. Similar laws are being considered in several other states, as well as at the federal and local levels, and GlycoMimetics expects more states to pass similar laws in the future.
In addition to data privacy and security laws, GlycoMimetics may be contractually subject to industry standards adopted by industry groups and may become subject to such obligations in the future. GlycoMimetics is also bound by other contractual obligations related to data privacy and security, and its efforts to comply with such obligations may not be successful. For example, clinical trial participants or research subjects about whom GlycoMimetics or its vendors obtain information, as well as the providers who share this information with GlycoMimetics, may contractually limit its ability to use and disclose the information. GlycoMimetics has published privacy policies, marketing materials, and other statements, such as compliance with certain certifications or self-regulatory principles, regarding data privacy and security. If these policies, materials or statements are found to be deficient, lacking in transparency, deceptive, unfair, or misrepresentative of its practices, GlycoMimetics may be subject to investigation, enforcement actions by regulators, or other adverse consequences.
Obligations related to data privacy and security (and consumers’ data privacy expectations) are quickly changing, becoming increasingly stringent, and creating uncertainty. Additionally, these obligations may be subject to differing applications and interpretations, which may be inconsistent or conflict among jurisdictions. Preparing for and complying with these obligations requires GlycoMimetics to devote significant resources, which may necessitate changes to its services, information technologies, systems, and practices and to those of any third parties that process personal data on its behalf.
It is possible that, in the future, GlycoMimetics may fail or be perceived to have failed to comply with applicable data privacy and security obligations. Moreover, despite GlycoMimetics’ best compliance efforts, its personnel or third parties whom it relies on could fail to comply with such obligations, which could negatively impact its business operations and compliance posture. If GlycoMimetics or the third parties on which it relies fail, or are perceived to have failed, to address or comply with data privacy and security obligations, GlycoMimetics could face significant consequences. These consequences may include, but are not limited to, government enforcement actions; litigation (including class claims) and mass arbitration demands; additional reporting requirements and/or oversight; bans on processing personal data; orders to destroy or not use personal data; and imprisonment of company officials. In particular, plaintiffs have become increasingly more active in bringing privacy-related claims against companies, including class claims and mass arbitration demands. Some of these claims allow for the recovery of statutory damages on a per violation basis, and, if viable, carry the potential for monumental statutory damages, depending on the volume of data and the number of violations. Any of these events could have a material adverse effect on GlycoMimetics’ reputation, business, or financial condition, including but not limited to: interruptions or stoppages in GlycoMimetics’ business operations including, as relevant, clinical trials; inability to process personal data or to operate in certain jurisdictions; limited ability to develop or commercialize uproleselan; expenditure of time and resources to defend any claim or inquiry; adverse publicity; or revision or restructuring of GlycoMimetics’ operations.

General Risk Factors
GlycoMimetics may become involved in litigation, including securities class action litigation, that could divert management’s attention and harm its business, and insurance coverage may not be sufficient to cover all costs and damages.
In the past, litigation, including securities class action litigation, has often followed certain significant business transactions, such as the sale of a company or announcement of any other strategic transaction, or the announcement of negative events, such as negative results from clinical trials. These events may also result in investigations by the SEC. GlycoMimetics may be exposed to such litigation, even if no wrongdoing occurred. Litigation is usually expensive, uncertain, and diverts management’s attention and resources, which could adversely affect GlycoMimetics’ business and cash resources and its ability to consummate the Merger with Crescent.
Unfavorable global economic conditions could adversely affect GlycoMimetics’ business, financial condition or results of operations.
GlycoMimetics’ results of operations could be adversely affected by general conditions in the global economy and in the global financial markets. A severe or prolonged economic downturn, or additional global financial crises, including related to health epidemics or armed conflicts and geopolitical tensions around the world, could result in a variety of risks to GlycoMimetics’ business, including weakened demand for its product candidates, if approved, or its ability to raise additional capital when needed on acceptable terms, if at all. A weak or declining economy could also strain GlycoMimetics’ suppliers, possibly resulting in supply disruption. Any of the foregoing could harm GlycoMimetics’ business and GlycoMimetics cannot anticipate all of the ways in which the economic climate and financial market conditions could adversely impact its business.
In addition, GlycoMimetics’ available cash and cash equivalents are held in accounts managed by third-party financial institutions and consist of cash in its operating accounts and cash invested in U.S. Government money market funds. At any point in time, the funds in GlycoMimetics’ operating accounts may exceed the Federal Deposit Insurance Corporation insurance limits. While GlycoMimetics monitors the cash balances in its operating accounts and adjusts the cash balances as appropriate, these cash balances could be impacted if the underlying financial institutions fail. GlycoMimetics can provide no assurances that access to its operating cash or invested cash and cash equivalents will not be impacted by adverse conditions in the financial markets.
If GlycoMimetics fails to comply or regain compliance with Nasdaq’s continued listing standards prior to the consummation of the Merger, GlycoMimetics common stock may be delisted and the price of its common stock, its ability to access the capital markets and its financial condition could be negatively impacted.
GlycoMimetics common stock was previously listed on the Nasdaq Global Market, and it was required to meet certain listing requirements, including with respect to minimum closing bid prices, market value of publicly held shares, stockholders’ equity and market value of listed securities.
In June 2024, GlycoMimetics received notice from the Listing Qualifications Department of The Nasdaq Stock Market (“Nasdaq”) that it was not in compliance with the minimum bid price requirement for continued listing on the Nasdaq Global Market. Pursuant to Nasdaq listing rules, GlycoMimetics was provided an initial compliance period until December 18, 2024 to regain compliance. In order to qualify for additional time to regain compliance, GlycoMimetics transferred the listing of its common stock from the Nasdaq Global Market to the Nasdaq Capital Market, which became effective as of December 20, 2024. In connection with that transfer, on December 19, 2024, GlycoMimetics received notice from Nasdaq that it had been granted an additional 180 calendar days, or until June 16, 2025, to regain compliance with the minimum closing bid price requirement for continued listing on The Nasdaq Capital Market under Nasdaq Listing Rule 5550(a)(2).
If necessary to regain compliance with Nasdaq listing standards, GlycoMimetics may, subject to approval of the GlycoMimetics Board and stockholders, implement a reverse stock split. However, there can be no assurance that a reverse stock split, or any other alternatives GlycoMimetics may consider to regain compliance with the minimum bid price requirement, would be approved or would result in a sustained higher stock price that would allow GlycoMimetics to meet the Nasdaq stock price listing requirements.
Separately, Nasdaq listing rules requires companies listed on the Nasdaq Capital Market to maintain a stockholders’ equity of at least $2.5 million. As of December 31, 2024, GlycoMimetics had stockholders’ equity of $5.3 million. As a result of GlycoMimetics’ expected decrease in stockholders’ equity prior to the Merger due to continued net losses, there can be no assurance that GlycoMimetics will be able to maintain the minimum required stockholders’ equity under the Nasdaq continued listing standards.
If GlycoMimetics is not able to maintain compliance within the compliance periods allotted by Nasdaq, its common stock could be delisted, which would have a further material adverse effect on the market price of its common stock and on stockholder liquidity. GlycoMimetics intends to actively monitor the bid price of its common stock and will consider available options to regain compliance with the listing requirement; however, there can be no assurance that GlycoMimetics will be able to regain compliance with the listing requirement or will otherwise be in compliance with the other Nasdaq listing criteria. If Nasdaq delists GlycoMimetics common stock for failure to meet its listing standards, and GlycoMimetics common stock is not eligible for quotation or listing on another market or exchange, GlycoMimetics and GlycoMimetics stockholders could face significant negative consequences, including:
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trading of GlycoMimetics common stock being conducted only in the over-the-counter market or on an electronic bulletin board established for unlisted securities, such as the Pink Sheets or the OTC Bulletin Board, which could result in limited availability of market quotations for GlycoMimetics common stock and increased difficulty of disposing of shares of common stock;

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a determination that the common stock is a “penny stock,” which would require brokers trading in GlycoMimetics common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for shares of GlycoMimetics common stock;

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a limited amount of analyst coverage; and

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a decreased ability to issue additional securities or obtain financing in the future.

An active trading market for GlycoMimetics common stock may not be sustained.
Although GlycoMimetics common stock is listed on The Nasdaq Capital Market, GlycoMimetics cannot assure you that an active trading market for GlycoMimetics’ shares will be sustained. If an active market for GlycoMimetics common stock is not sustained, it may be difficult for investors in GlycoMimetics common stock to sell shares without depressing the market price for the shares or to sell the shares at all.
The trading price of GlycoMimetics common stock has been and is likely to continue to be volatile.
GlycoMimetics’ stock price from time to time has been volatile. The stock market in general and the market for biopharmaceutical companies in particular have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, investors may not be able to sell their common stock at or above the price paid for the shares. The market price for GlycoMimetics common stock may be influenced by many factors, including:
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expectations regarding the consummation of the Merger with Crescent;

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announcements relating to development, regulatory approvals or commercialization of GlycoMimetics’ drug candidates;

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actual or anticipated variations in GlycoMimetics’ operating results;

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changes in financial estimates by GlycoMimetics or by any securities analysts who might cover GlycoMimetics’ stock;

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conditions or trends in GlycoMimetics’ industry;

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changes in laws or other regulatory actions affecting GlycoMimetics or its industry, such as drug pricing and reimbursement;

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stock market price and volume fluctuations of comparable companies and, in particular, those that operate in the biopharmaceutical industry;

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announcements by GlycoMimetics or its competitors of significant acquisitions, strategic partnerships or divestitures;

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announcements of investigations or regulatory scrutiny of GlycoMimetics’ operations or lawsuits filed against GlycoMimetics;

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capital commitments;

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investors’ general perception of GlycoMimetics and its business;

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disputes concerning GlycoMimetics’ intellectual property or other proprietary rights;

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recruitment or departure of key personnel; and

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sales of GlycoMimetics common stock, including sales by its directors and officers or specific stockholders.

In addition, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies, which has resulted in volatile stock prices for many companies notwithstanding the lack of a fundamental change in their underlying business models or prospects. These fluctuations have often been unrelated or disproportionate to the operating performance of those companies. Broad market and industry factors, including worsening economic conditions and other adverse effects or developments relating to political, regulatory and other market conditions, may negatively affect the market price of shares of GlycoMimetics common stock, regardless of GlycoMimetics’ actual operating performance.
In addition, in the past, stockholders have initiated class action lawsuits against pharmaceutical and biotechnology companies following periods of volatility in the market prices of these companies’ stock. Such litigation, if instituted against GlycoMimetics, could cause GlycoMimetics to incur substantial costs and divert management’s attention and resources from its business.
If equity research analysts do not publish research or reports, or publish unfavorable research or reports, about GlycoMimetics, its business or its market, its stock price and trading volume could decline.
The trading market for GlycoMimetics common stock is influenced by the research and reports that equity research analysts publish about GlycoMimetics and its business. GlycoMimetics has only limited research coverage by equity research analysts. Equity research analysts may elect not to initiate or continue to provide research coverage of GlycoMimetics common stock, and such lack of research coverage may adversely affect the market price of GlycoMimetics common stock. Even if GlycoMimetics has equity research analyst coverage, GlycoMimetics will not have any control over the analysts or the content and opinions included in their reports. The price of GlycoMimetics common stock could decline if one or more equity research analysts downgrade GlycoMimetics common stock or issue other unfavorable commentary or research. If one or more equity research analysts ceases coverage of GlycoMimetics or fails to publish reports on GlycoMimetics regularly, demand for its stock could decrease, which in turn could cause GlycoMimetics common stock price or trading volume to decline.
The issuance of additional stock in connection with financings, acquisitions, investments, GlycoMimetics’ stock incentive plan, GlycoMimetics’ employee stock purchase plan or otherwise will dilute all other stockholders.
GlycoMimetics’ certificate of incorporation authorizes GlycoMimetics to issue up to 150,000,000 shares of common stock and up to 5,000,000 shares of preferred stock with such rights and preferences as may be determined by the GlycoMimetics Board. Subject to compliance with applicable rules and regulations, GlycoMimetics may issue its shares of common stock or securities convertible into its common stock from time to time in connection with a financing, acquisition, investment, its stock incentive plan, its employee stock purchase plan or otherwise. Any such issuance could result in substantial dilution to GlycoMimetics’ existing stockholders and cause the trading price of GlycoMimetics common stock to decline.

If a substantial number of GlycoMimetics’ total outstanding shares are sold into the market, or if the market perceives that such sales may occur, it could cause the market price of GlycoMimetics common stock to drop significantly.
Sales of a substantial number of shares of GlycoMimetics common stock in the public market could occur at any time. If GlycoMimetics’ stockholders sell, or if the market perceives that GlycoMimetics’ stockholders intend to sell, substantial amounts of GlycoMimetics common stock in the public market, the market price of GlycoMimetics common stock could decline significantly. All of GlycoMimetics’ outstanding shares of common stock are available for sale in the public market, subject only to the restrictions of Rule 144 under the Securities Act in the case of GlycoMimetics’ affiliates.
In addition, GlycoMimetics has filed registration statements on Form S-8 registering the issuance of shares of common stock subject to options or other equity awards issued or reserved for future issuance under its equity incentive plans. Shares registered under these registration statements are available for sale in the public market subject to vesting arrangements and exercise of options, as well as Rule 144 in the case of GlycoMimetics’ affiliates. If these additional shares are sold, or if it is perceived that they will be sold, in the public market, the trading price of GlycoMimetics common stock could decline.
Provisions in GlycoMimetics’ corporate charter documents and under Delaware law may prevent or frustrate attempts by GlycoMimetics’ stockholders to change its management and hinder efforts to acquire a controlling interest in it, and the market price of its common stock may be lower as a result.
Provisions in GlycoMimetics’ certificate of incorporation and bylaws that could make it difficult for a third party to acquire, or attempt to acquire, control of GlycoMimetics, even if a change in control was considered favorable by some or all of its stockholders. For example, the GlycoMimetics Board has the authority to issue up to 5,000,000 shares of preferred stock. The GlycoMimetics Board can fix the price, rights, preferences, privileges and restrictions of the preferred stock without any further vote or action by GlycoMimetics’ stockholders. The issuance of shares of preferred stock may delay or prevent a change in control transaction. As a result, the market price of GlycoMimetics common stock and the voting and other rights of GlycoMimetics’ stockholders may be adversely affected. An issuance of shares of preferred stock may result in the loss of voting control to other stockholders.
GlycoMimetics’ charter documents also contain other provisions that could have an anti-takeover effect, including:
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only one of GlycoMimetics’ three classes of directors is elected each year;

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stockholders are not entitled to remove directors other than by a 66 2∕3% vote and only for cause;

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stockholders are not permitted to take actions by written consent;

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stockholders cannot call a special meeting of stockholders; and

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stockholders must give advance notice to nominate directors or submit proposals for consideration at stockholder meetings.

In addition, GlycoMimetics is subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which regulates corporate acquisitions by prohibiting Delaware corporations from engaging in specified business combinations with particular stockholders of those companies. These provisions could discourage potential acquisition proposals and could delay or prevent a change in control transaction. They could also have the effect of discouraging others from making tender offers for GlycoMimetics common stock, including transactions that may be in your best interests. These provisions may also prevent changes in GlycoMimetics’ management or limit the price that investors are willing to pay for GlycoMimetics’ stock.
GlycoMimetics’ certificate of incorporation also provides that the Court of Chancery of the State of Delaware will be the exclusive forum for substantially all disputes between GlycoMimetics and its stockholders.
If GlycoMimetics fails to maintain proper and effective internal controls, its ability to produce accurate financial statements on a timely basis could be impaired.
GlycoMimetics is subject to the reporting requirements of the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010

and the rules and regulations of The Nasdaq Capital Market. The Sarbanes-Oxley Act requires, among other things, that GlycoMimetics maintains effective disclosure controls and procedures and internal control over financial reporting and perform system and process evaluation and testing of its internal control over financial reporting to allow management to report on the effectiveness of its internal control over financial reporting. This requires that GlycoMimetics incur substantial additional professional fees and internal costs to expand its accounting and finance functions and that GlycoMimetics expends significant management efforts.
GlycoMimetics may discover areas of its internal financial and accounting controls and procedures that need improvement. GlycoMimetics’ internal control over financial reporting will not prevent or detect all errors and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and instances of fraud will be detected.
If GlycoMimetics is unable to maintain proper and effective internal controls in the future, GlycoMimetics may not be able to produce timely and accurate financial statements, and GlycoMimetics may conclude that its internal controls over financial reporting are not effective. If that were to happen, the market price of its stock could decline and GlycoMimetics could be subject to sanctions or investigations by Nasdaq, the SEC or other regulatory authorities.
GlycoMimetics does not anticipate paying any cash dividends on its common stock, and its stock may not appreciate in value.
GlycoMimetics has never declared or paid cash dividends on its common stock. GlycoMimetics intends to retain all available funds to continue its operations through the Merger and do not anticipate declaring or paying any cash dividends on its common stock. Any return to stockholders will therefore be limited to the appreciation of their stock, if any. There is no guarantee that shares of GlycoMimetics common stock will appreciate in value or that the price at which GlycoMimetics’ stockholders have purchased their shares will be able to be maintained.
GlycoMimetics’ ability to use net operating loss carryforwards may be subject to limitations.
As of December 31, 2024, GlycoMimetics had federal and state net operating loss carryforwards of $351.8 million, research and development tax credit carryforwards of $10.9 million and $44.1 million of orphan drug tax credit carryforwards. The federal and state net operating loss carryforwards will begin to expire, if not utilized, beginning in 2025, the research and development tax credits in 2025 and the orphan drug tax credit in 2033. These net operating loss and tax credit carryforwards could expire unused and be unavailable to offset future income tax liabilities.
Under federal income tax laws, federal net operating losses incurred in 2018 and in future years may be carried forward indefinitely, but the deductibility of such federal net operating losses is limited. In addition, under Section 382 of the Internal Revenue Code of 1986, as amended, and corresponding provisions of state law, if a corporation undergoes an “ownership change,” which is generally defined as a greater than 50% change, by value, in its equity ownership over a three-year period, the corporation’s ability to use its pre-change net operating loss carryforwards and other pre-change tax attributes to offset its post-change income or taxes may be limited. The Merger with Crescent, if consummated, could result in an ownership change that would limit the ability of the Combined Company to use GlycoMimetics’ net operating loss carryforwards.
Risks Related to Crescent
All references to Crescent’s “product candidates,” “programs,” “portfolio” and “pipeline” in this proxy statement/prospectus refer to the research programs with respect to which Crescent has the option to acquire intellectual property license rights pursuant to the Paragon Option Agreements. As of the date of this proxy statement/prospectus, Crescent has exercised the option and entered into a license agreement for CR-001, but it has not exercised the option or entered into a license agreement for CR-002 or CR-003, nor does it expect to do so prior to the time that this registration statement on Form S-4 is declared effective by the SEC.

Risks Related to Crescent’s Financial Condition and Capital Requirements
Crescent has concluded there is substantial doubt about its ability to continue as a going concern for at least twelve months from the date its financial statements as of December 31, 2024 are available to be issued. Even if the Merger and Crescent Pre-Closing Financing are successful, Crescent will need to raise additional capital, and if it is unable to do so when needed, that will raise substantial doubt about Crescent’s ability to continue as a going concern.
As of December 31, 2024, Crescent had $34.8 million of cash. Should this Merger and Crescent Pre-Closing Financing be successful, Crescent will need to raise additional capital to continue to fund its operations and service its debt obligations in the future. If Crescent is unable to raise additional capital when needed, that will raise substantial doubt about Crescent’s ability to continue as a going concern. As a result, Crescent has concluded there is substantial doubt about its ability to continue as a going concern for at least twelve months from the date its financial statements as of December 31, 2024 are available to be issued. In light of these concerns, Crescent’s independent registered public accounting firm included in its opinion on the financial statements an explanatory paragraph expressing substantial doubt about Crescent’s ability to continue as a going concern beyond twelve months from the date Crescent’s financial statements are available to be issued.
Developing Crescent’s product candidates requires a substantial amount of capital. Following the Merger and Crescent Pre-Closing Financing, the Combined Company will also incur additional costs associated with operating as a public company. Crescent expects its research and development expenses to increase in connection with its ongoing activities, particularly as it advances its product candidates through preclinical studies and clinical trials. Crescent will need to raise additional capital to fund its operations, and such funding may not be available to Crescent on acceptable terms, or at all, and such funding may become even more difficult to obtain due to rising interest rates and the current downturn in the U.S. capital markets and the biotechnology sector in general. Competition for additional capital among biotechnology companies may be particularly intense during economic downturns. Crescent may be unable to raise capital through public offerings of its common stock and may need to turn to alternative financing arrangements. Such arrangements, if Crescent pursues them, could involve the issuance of one or more types of securities, including common stock, preferred stock, convertible debt, warrants to acquire common stock or other securities. These securities could be issued at or below the then prevailing market price for Crescent common stock. In addition, if Crescent issues debt securities, the holders of the debt would have a claim to Crescent’s assets that would be superior to the rights of stockholders until the principal, accrued and unpaid interest and any premium or make-whole has been paid. Interest on any newly-issued debt securities and/or newly-incurred borrowings would increase Crescent’s operating costs and reduce its net income (or increase its net loss), and these impacts may be material. If the issuance of new securities results in diminished rights to holders of Crescent common stock, the market price of Crescent common stock could be materially and adversely affected.
Crescent does not currently have any products approved for sale and does not generate any revenue from product sales. Accordingly, Crescent expects to rely primarily on equity and/or debt financings to fund its continued operations. Crescent’s ability to raise additional funds will depend, in part, on the success of its preclinical studies and clinical trials and other product development activities, regulatory events, its ability to identify and enter into licensing or other strategic arrangements, and other events or conditions that may affect its value or prospects, as well as factors related to financial, economic and market conditions, many of which are beyond Crescent’s control. There can be no assurances that sufficient funds will be available to Crescent when required or on acceptable terms, if at all.
If Crescent is unable to raise additional capital when required or on acceptable terms, it may be required to:
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significantly delay, scale back, or discontinue the development or commercialization of its product candidates;

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seek strategic partnerships, or amend existing partnerships, for research and development programs at an earlier stage than otherwise would be desirable or that Crescent otherwise would have sought to develop independently, or on terms that are less favorable than might otherwise be available in the future;

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dispose of technology assets, or relinquish or license on unfavorable terms, Crescent’s rights to technologies or any of its product candidates that it otherwise would seek to develop or commercialize itself;

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pursue the sale of the company to a third party at a price that may result in a loss on investment for Crescent’s stockholders; or

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file for bankruptcy or cease operations altogether (and face any related legal proceedings).

Any of these events could have a material adverse effect on Crescent’s business, operating results, and prospects.
Even if successful in raising new capital, Crescent could be limited in the amount of capital it raises due to investor demand restrictions placed on the amount of capital it raises or other reasons.
Additionally, any capital raising efforts are subject to significant risks and contingencies, as described in more detail under the risk factor titled “Raising additional capital may cause dilution to Crescent’s stockholders, restrict its operations, or require it to relinquish rights.”
Crescent has never generated any revenue from product sales and may never be profitable.
Crescent has no products approved for commercialization and has never generated any revenue from product sales. Crescent’s ability to generate revenue and achieve profitability depends on its ability, alone or with strategic collaborators, to successfully complete the development of, and obtain the regulatory and marketing approvals necessary to commercialize, one or more of its product candidates. Crescent does not anticipate generating revenue from product sales for the foreseeable future. Crescent’s ability to generate future revenue from product sales depends heavily on its success in many areas, including but not limited to:
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completing research and development of its product candidates;

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obtaining regulatory and marketing approvals for its product candidates for which it completes clinical trials;

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manufacturing product candidates and establishing and maintaining supply and manufacturing relationships with third parties that are commercially feasible, meet regulatory requirements and Crescent’s supply needs in sufficient quantities to meet market demand for its product candidates, if approved;

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qualifying for adequate coverage and reimbursement by government and third-party payors for any product candidates for which Crescent obtains regulatory and marketing approval;

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marketing, launching, and commercializing product candidates for which Crescent obtains regulatory and marketing approval, either directly or with a collaborator or distributor;

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gaining market acceptance of Crescent’s product candidates as treatment options;

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addressing any competing products and technological and market developments;

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implementing internal systems and infrastructure, as needed;

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protecting and enforcing Crescent’s intellectual property rights, including patents, trade secrets, and know-how;

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negotiating favorable terms in any collaboration, licensing, or other arrangements into which Crescent may enter;

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obtaining coverage and adequate reimbursement from third-party payors and maintaining pricing for Crescent’s product candidates that supports profitability; and

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attracting, hiring, and retaining qualified personnel.

Even if one or more of the product candidates that Crescent develops is approved for commercial sale, Crescent anticipates incurring significant costs associated with commercializing any approved product candidate. Crescent’s expenses could increase beyond expectations if it is required by regulatory authorities to perform clinical and other studies in addition to those that Crescent anticipates. Even if Crescent is able to generate revenues from the sale of any approved products, it may not become profitable and may need to obtain additional funding to continue operations. Crescent will also have to develop or acquire manufacturing capabilities or continue to contract with contract manufacturers in order to continue development and potential commercialization of its product candidates. For instance, if the costs of manufacturing Crescent’s drug product are not commercially feasible, Crescent will need to develop or procure its drug product in a commercially feasible manner in order to successfully commercialize a future approved product, if any. Additionally, if Crescent is not able to generate revenue from the sale of any approved products, it may never become profitable.
Crescent is a preclinical-stage biotechnology company with a limited operating history on which to assess its business; it has not initiated, conducted or completed any clinical trials, has no products approved for commercial sale, has historically incurred losses, and anticipates that it will continue to incur significant losses for the foreseeable future.
Crescent is a preclinical-stage biotechnology company with a limited operating history. Since September 19, 2024 (inception), Crescent has incurred significant operating losses. For the period between September 19, 2024 (inception) to December 31, 2024, Crescent reported a net loss of $17.9 million and had an accumulated deficit of $17.9 million. Crescent will need to raise substantial additional capital to continue to fund its operations in the future. Failure to raise capital as and when needed, on favorable terms or at all, would have a negative impact on Crescent’s financial condition and its ability to develop its product candidates. Changing circumstances may cause Crescent to consume capital significantly faster or slower than it currently anticipates. If Crescent is unable to acquire additional capital or resources, it will be required to modify its operational plans to complete future milestones and it may be required to delay, limit, reduce or eliminate development or future commercialization efforts of product candidates and/or programs. Crescent has based these estimates on assumptions that may prove to be wrong, and it could exhaust its available financial resources sooner than it currently anticipates. Crescent may be forced to reduce its operating expenses and raise additional funds to meet its working capital needs, principally through the additional sales of its securities or debt financings or entering into strategic collaborations.
Crescent has devoted substantially all of its financial resources to identify, acquire, and develop its product candidates, organizing and staffing its company, and providing general and administrative support for its operations. To date, Crescent has funded its operations primarily from the sale and issuance of convertible preferred and common equity securities and unsecured convertible notes. The amount of Crescent’s future net losses will depend, in part, on the rate of its future expenditures and its ability to obtain funding through equity or debt financings, strategic collaborations, or grants.
Biopharmaceutical product development is a highly speculative undertaking and involves a substantial degree of risk. Crescent expects its losses to increase as its product candidates enter more advanced clinical trials. It may be several years, if ever, before Crescent completes pivotal clinical trials and/or has a product candidate approved for commercialization. Crescent expects to invest significant funds into the research and development of its current programs to determine the potential to advance product candidates to regulatory approval. If Crescent obtains regulatory approval to market a product candidate, its future revenue will depend upon the size of any markets in which its product candidates may receive approval, and its ability to achieve sufficient market acceptance, pricing, coverage and adequate reimbursement from third-party payors, and adequate market share for its product candidates in those markets. Even if Crescent obtains adequate market share for its product candidates, because the potential markets in which its product candidates may ultimately receive regulatory approval could be very small, Crescent may never become profitable despite obtaining such market share and acceptance of its products.
Crescent expects to continue to incur significant expenses and increasing operating losses for the foreseeable future and its expenses will increase substantially if and as it:
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continues the preclinical development and initiates the clinical development of its product candidates;

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continues efforts to discover and develop new product candidates;

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continues the manufacturing of its product candidates or increases volumes manufactured by third parties;

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advances its product candidates into larger, more expensive clinical trials;

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initiates additional preclinical studies or clinical trials for its product candidates;

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seeks regulatory and marketing approvals and reimbursement for its product candidates;

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establishes a sales, marketing, and distribution infrastructure to commercialize any products for which it may obtain regulatory and marketing approval and market for itself;

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seeks to identify, assess, acquire, and/or develop other product candidates;

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makes milestone, royalty, or other payments under third-party license agreements;

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seeks to maintain, protect, and expand its intellectual property portfolio;

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is required to pay penalties under its Registration Rights Agreement for failing to timely register the applicable securities;

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seeks to attract and retain skilled personnel;

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experiences any delays or encounters issues with the development and potential regulatory approval of its clinical and product candidates such as safety issues, manufacturing delays, clinical trial accrual delays, longer follow-up for planned studies or trials, additional major studies or trials, or supportive trials necessary to support regulatory and marketing approval; and

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and incurs additional costs associated with operating as a public company.

Crescent has no significant experience as a company in initiating, conducting or completing clinical trials. In part because of this lack of experience, Crescent cannot be certain that its planned clinical trials will begin or be completed on time, if at all. In addition, Crescent has not yet demonstrated an ability to obtain regulatory and marketing approvals, manufacture a commercial-scale product or arrange for a third party to do so on its behalf, or conduct sales, marketing and distribution activities necessary for successful product commercialization. Consequently, any predictions you make about Crescent’s future success or viability may not be as accurate as they could be if Crescent had a longer operating history. Further, the net losses Crescent incurs may fluctuate significantly from quarter to quarter and year to year, such that a period-to-period comparison of its results of operations may not be a good indication of its future performance.
Raising additional capital may cause dilution to Crescent’s stockholders, restrict its operations, or require it to relinquish rights.
Until such time, if ever, as Crescent can generate substantial revenue from the sale of its product candidates, Crescent expects to finance its cash needs through a combination of equity offerings, debt financings and license and development agreements. To the extent that Crescent raises additional capital through the sale of equity securities or convertible debt securities, the ownership interest of its stockholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of holders of Crescent common stock. Debt financing and preferred equity financing, if available, may involve agreements that include covenants limiting or restricting Crescent’s ability to take specific actions, such as incurring additional debt, making capital expenditures, or declaring dividends.
If Crescent raises additional funds through collaborations, strategic alliances or marketing, distribution or licensing arrangements with third parties, it may be required to relinquish valuable rights to its research programs or product candidates or grant licenses on terms that may not be favorable to it. If Crescent is unable to raise additional funds through equity or debt financings or other arrangements with third parties when needed, it may be required to delay, limit, reduce or terminate its product development or future commercialization efforts or grant rights to third parties to develop and market product candidates that Crescent would otherwise prefer to develop and market itself.
To the extent that Crescent raises additional capital through the sale of equity, including pursuant to any sales under convertible debt or other securities convertible into equity, the ownership interest of its stockholders will be diluted, and the terms of these new securities may include liquidation or other preferences that adversely affect the rights of its stockholders. For instance, at its inception in September 2024, Crescent sold an aggregate of 20,000,000 shares of Series Seed Preferred Stock, and in October 2024, it sold the Convertible Notes for gross proceeds of $37.5 million.
Debt financing, if available, would likely involve agreements that include covenants limiting or restricting Crescent’s ability to take specific actions, such as incurring additional debt, making capital expenditures, making additional product acquisitions, or declaring dividends. If Crescent raises additional funds through strategic collaborations or licensing arrangements with third parties, Crescent may have to relinquish valuable rights to its product candidates or future revenue streams or grant licenses on terms that are not favorable to Crescent. Crescent cannot assure that it will be able to obtain additional funding if and when necessary to fund its entire portfolio of product candidates to meet its projected plans. If Crescent is unable to obtain funding on a timely basis, it may be required to delay or discontinue one or more of its development programs or the commercialization of any product candidates or be unable to expand its operations or otherwise capitalize on potential business opportunities, which could materially harm Crescent’s business, financial condition, and results of operations.
Risks Related to Discovery, Development and Commercialization
Crescent faces competition from entities that have developed or may develop programs for the diseases addressed by product candidates developed by Crescent.
The development and commercialization of drugs is highly competitive. Product candidates developed by Crescent, if approved, will face significant competition and Crescent’s failure to effectively compete may prevent it from achieving significant market penetration. Crescent competes with a variety of multinational biopharmaceutical companies, specialized biotechnology companies and emerging biotechnology companies, including Merck, Bristol Myers Squibb, Genetech, AstraZeneca, Summit Therapeutics Inc., BioNTech SE, LaNova Medicines Ltd., and Compass Therapeutics, Inc., as well as academic institutions, governmental agencies, and public and private research institutions, among others. Many of the companies with which Crescent is currently competing or will compete against in the future have significantly greater financial resources and expertise in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining regulatory approvals, and marketing regulatory approved products than Crescent does, and are further along in the clinical development and/or commercialization process than Crescent is. Mergers and acquisitions in the pharmaceutical and biotechnology industry may result in even more resources being concentrated among a smaller number of Crescent’s competitors. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These competitors also compete with Crescent in recruiting and retaining qualified scientific and management personnel, establishing clinical trial sites, raising capital, registering patients for clinical trials, establishing and defending rights to intellectual property, as well as in acquiring technologies complementary to, or necessary for, Crescent’s product candidates.
Crescent’s competitors have developed, are developing or may in the future develop programs and processes competitive with Crescent’s programs and processes. Competitive therapeutic treatments include those that have already been approved and accepted by the medical community and any potential new treatments, including those currently under clinical development. Crescent’s success will depend partially on its ability to develop and commercialize products that have a competitive safety, efficacy, dosing and/or presentation profile. Crescent’s commercial opportunity and success will be reduced or eliminated if competing products are safer, more effective, have a more attractive dosing profile or presentation or are less expensive than the products Crescent develops, or if Crescent’s competitors develop competing products or if biosimilars enter the market more quickly than Crescent does and are able to gain market acceptance. Conversely, the lack of commercial success of other competing programs may raise concerns about the financial viability of Crescent’s programs. Please see the section titled “Crescent’s Business — Competition” beginning on page 296 of this proxy statement/prospectus for a more detailed description of Crescent’s competitors.

Crescent’s programs are in preclinical stages of development and may fail in development or suffer delays that materially and adversely affect their commercial viability. If Crescent or its current or future collaborators are unable to complete development of or commercialize Crescent’s product candidates, or experience significant delays in doing so, Crescent’s business will be materially harmed.
Crescent has no products on the market, and all of its programs are in preclinical stages of development and have not been tested in humans. As a result, Crescent expects it will be many years before it commercializes any product candidate, if ever. Crescent’s ability to achieve and sustain profitability depends on obtaining regulatory approvals for, and successfully commercializing, its product candidates, either alone or with third parties, and Crescent cannot guarantee you that it will ever obtain regulatory approval for any of its product candidates. Crescent has not yet demonstrated its ability to initiate or complete any clinical trials, obtain regulatory approvals, manufacture a clinical or commercial scale product or arrange for a third party to do so on its behalf, or conduct sales and marketing activities necessary for successful product commercialization. Before obtaining regulatory approval for the commercial distribution of Crescent’s product candidates, Crescent or an existing or future collaborator must conduct extensive preclinical tests and clinical trials to demonstrate the safety and efficacy in humans of Crescent’s programs and product candidates.
Crescent or its collaborators may experience delays in initiating or completing clinical trials. Crescent or its collaborators also may experience numerous unforeseen events during, or as a result of, any clinical trials that they could conduct that could delay or prevent Crescent’s ability to receive regulatory and marketing approval or commercialize its product candidates, including:
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regulators or institutional review boards (“IRBs”), the FDA or ethics committees may not authorize Crescent or its investigators to commence a clinical trial or conduct a clinical trial at a prospective trial site;

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Crescent may experience delays in reaching, or fail to reach, agreement on acceptable terms with prospective trial sites and prospective contract research organizations (“CROs”), the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;

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clinical trial sites deviating from trial protocol or dropping out of a trial;

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clinical trials of any product candidates may fail to show safety or efficacy, produce negative or inconclusive results, and Crescent may decide, or regulators may require it, to conduct additional preclinical studies or clinical trials or Crescent may decide to abandon product development programs;

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the number of subjects required for clinical trials of any product candidates may be larger than Crescent anticipates, especially if regulatory bodies require completion of non-inferiority or superiority trials, enrollment in these clinical trials may be slower than Crescent anticipates or subjects may drop out of these clinical trials or fail to return for post-treatment follow-up at a higher rate than Crescent anticipates;

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Crescent’s third-party contractors may fail to comply with regulatory requirements or meet their contractual obligations to Crescent in a timely manner, or at all, or may deviate from the clinical trial protocol or drop out of the trial, which may require that Crescent add new clinical trial sites or investigators;

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Crescent may elect to, or regulators, IRBs or ethics committees may require that Crescent or its investigators, suspend or terminate clinical research or trials for various reasons, including noncompliance with regulatory requirements or a finding that the patients in Crescent’s trials are being exposed to unacceptable health risks;

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the cost of clinical trials of any of Crescent’s programs may be greater than Crescent anticipates;

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the quality of Crescent’s product candidates or other materials necessary to conduct clinical trials of Crescent’s product candidates may be inadequate to initiate or complete a given clinical trial;

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Crescent’s inability to manufacture sufficient quantities of its product candidates for use in clinical trials;

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reports from clinical testing of other therapies may raise safety or efficacy concerns about Crescent’s programs;

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Crescent’s failure to establish an appropriate safety profile for a product candidate based on clinical or preclinical data for such product candidates as well as data emerging from other therapies in the same class as Crescent’s product candidates; and

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the FDA or other regulatory authorities may require Crescent to submit additional data such as long-term toxicology studies, or impose other requirements before permitting Crescent to initiate a clinical trial.

Commencing clinical trials in the United States is subject to acceptance by the FDA of an IND application, biologics license application (“BLA”) or similar application and finalizing the trial design based on discussions with the FDA and other regulatory authorities. In the event that the FDA requires Crescent to complete additional preclinical studies or it is required to satisfy other FDA or foreign regulatory authority requests, respectively, prior to commencing clinical trials, the start of Crescent’s first clinical trials may be delayed. Even after Crescent receives and incorporates guidance from these regulatory authorities, the FDA or other regulatory authorities could disagree that Crescent has satisfied their requirements to commence any clinical trial or change their position on the acceptability of Crescent’s trial design or the clinical endpoints selected, which may require Crescent to complete additional preclinical studies or clinical trials, delay the enrollment of Crescent’s clinical trials or impose stricter approval conditions than Crescent currently expects. There are equivalent processes and risks applicable to clinical trial applications in other countries, including countries in the European Union (“EU”).
Crescent may not have the financial resources to continue development of, or to modify existing or enter into new collaborations for, a product candidate if it experiences any issues that delay or prevent regulatory approval of, or its ability to commercialize, its product candidates. Crescent or its current or future collaborators’ inability to complete development of, or commercialize Crescent’s product candidates, or significant delays in doing so, could have a material and adverse effect on Crescent’s business, financial condition, results of operations and prospects.
Crescent is substantially dependent on the success of its lead program, CR-001, and its anticipated clinical trials of such program may not be successful.
Crescent’s future success is substantially dependent on its ability to timely obtain regulatory and marketing approval for, and then successfully commercialize, its lead program, CR-001. Crescent also intends to advance its CR-002 and CR-003 programs. Crescent is investing a majority of its efforts and financial resources into the research and development of these programs. Crescent anticipates that the IND for CR-001 will be submitted by the fourth quarter of 2025 followed by a Phase 1 clinical trial with results expected in the second half of 2026 in patients with solid tumors. Crescent anticipates that the IND for CR-002 will be submitted by mid-2026. The success of Crescent’s CR-001 is dependent on observing in CR-001 the targeting, binding, cooperativity and pharmacokinetics of ivonescimab, an anti-PD-1/anti-VEGF bispecific antibody that demonstrated significantly improved progression-free survival (“PFS”) to market-leading pembrolizumab in a large Phase 3 clinical trial, while avoiding the mechanistic risks that could perturb the balance of efficacy and safety that define this new class of immunotherapy, assuming Crescent successfully completes clinical development and obtains regulatory and marketing approval for CR-001. To the extent Crescent does not observe this recapitulation of ivonescimab in CR-001, it would significantly and adversely affect the clinical and commercial potential of CR-001.
Crescent’s programs will require additional clinical development, evaluation of clinical, preclinical and manufacturing activities, product development, regulatory and marketing approval in multiple jurisdictions, substantial investment and significant marketing efforts before Crescent generates any revenues from product sales. Crescent is not permitted to market or promote these programs, or any other programs, before it receives regulatory and marketing approval from the FDA and comparable foreign regulatory authorities, and Crescent may never receive such regulatory or marketing approvals.
The success of Crescent’s product candidates will depend on a variety of factors. Crescent does not have complete control over many of these factors, including certain aspects of clinical development and the regulatory submission process, potential threats to Crescent’s intellectual property rights and the manufacturing, marketing, distribution and sales efforts of any current or future collaborator. Accordingly, Crescent cannot assure you that it will ever be able to generate revenue through the sale of these product candidates, even if approved. If Crescent is not successful in obtaining regulatory approval and commercializing its CR-001, CR-002 or CR-003 programs, or is significantly delayed in doing so, Crescent’s business will be materially harmed.
If Crescent does not achieve its projected development goals in the time frames it announces and expects, the commercialization of Crescent’s product candidates may be delayed and its expenses may increase and, as a result, its stock price may decline.
From time to time, Crescent estimates the timing of the anticipated accomplishment of various scientific, clinical, regulatory and other product development goals, which it sometimes refers to as milestones. These milestones may include the commencement or completion of scientific studies and clinical trials, such as the expected timing for the anticipated commencement of Crescent’s Phase 1 studies, and clinical trials in solid tumor and other target indications, as well as the receipt of clinical data, and submission of regulatory filings. From time to time, Crescent may publicly announce the expected timing of some of these milestones. All of these milestones are and will be based on numerous assumptions. The actual timing of these milestones can vary dramatically compared to Crescent’s estimates, in some cases for reasons beyond Crescent’s control. If Crescent does not meet these milestones as publicly announced, or at all, the commercialization of its product candidates may be delayed or never achieved and, as a result, its stock price may decline. Additionally, delays relative to Crescent’s projected timelines are likely to cause overall expenses to increase, which may require Crescent to raise additional capital sooner than expected and prior to achieving targeted development milestones.
Any drug delivery device that Crescent potentially uses to deliver its product candidates may have its own regulatory, development, supply and other risks.
Crescent expects to deliver its product candidates via a drug delivery device, such as an injector or other delivery system. There may be unforeseen technical complications related to the development activities required to bring such a product to market, including primary container compatibility and/or dose volume requirements. Crescent’s product candidates may not be approved or may be substantially delayed in receiving approval if the devices that Crescent chooses to develop do not gain and/or maintain their own regulatory approvals or clearances. Where approval of the drug product and device is sought under a single application, the increased complexity of the review process may delay approval. In addition, some drug delivery devices are provided by single-source unaffiliated third-party companies. Crescent may be dependent on the sustained cooperation and effort of those third-party companies both to supply the devices and, in some cases, to conduct the studies required for approval or other regulatory clearance of the devices. Even if approval is obtained, Crescent may also be dependent on those third-party companies continuing to maintain such approvals or clearances once they have been received. Failure of third-party companies to supply the devices, to successfully complete studies on the devices in a timely manner, or to obtain or maintain required approvals or clearances of the devices could result in increased development costs, delays in or failure to obtain regulatory approval and delays in product candidates reaching the market or in gaining approval or clearance for expanded labels for new indications.
Crescent’s approach to the discovery and development of its programs is unproven, and Crescent may not be successful in its efforts to build a pipeline of programs with commercial value.
Crescent’s approach to the discovery and development of its programs, particularly CR-001, leverages clinically validated mechanisms of action and incorporates the targeting, binding, cooperativity and pharmacokinetics of ivonescimab, an anti-PD-1/anti-VEGF bispecific antibody that demonstrated significantly improved PFS to market-leading pembrolizumab in HARMONi-2, a large Phase 3 clinical trial for the treatment of naïve, or not previously treated, advanced and metastatic NSCLC. Crescent’s programs are purposefully designed to avoid mechanistic risks that could perturb the balance of efficacy and safety that defines this new class of immunotherapy. However, the scientific research that forms the basis of Crescent’s efforts to develop programs using ivonescimab-like technologies is ongoing and may not result in viable programs. There is limited clinical data available on product candidates utilizing the same mechanism of action as ivonescimab, especially in solid tumor indications, demonstrating whether they are safe or effective for long-term treatment in humans. The long-term safety and efficacy of these technologies and exposure profile of Crescent’s programs compared to currently approved products is unknown. Additionally, there can be no assurance that Crescent’s clinical trials, which are expected to cover a broader set of indications than in HARMONi-2, will demonstrate similar or comparable safety and efficacy results to HARMONi-2. Crescent may ultimately discover that reproducing ivonescimab’s established pharmacology for its specific targets and indications and any programs resulting therefrom does not possess certain properties required for therapeutic effectiveness. Crescent currently has only preclinical data regarding the ivonescimab-like properties of its programs and the same results may not be seen in humans. In addition, programs using ivonescimab-like technologies may demonstrate different chemical and pharmacological properties in patients than they do in laboratory studies. This technology and any programs resulting therefrom may not demonstrate the same chemical and pharmacological properties in humans and may interact with human biological systems in unforeseen, ineffective or harmful ways. Many product candidates that appeared highly promising in preclinical studies or in early-stage clinical trials have failed when advanced into, or further in, clinical development. In addition, the failure of companies that are developing products similar to Crescent or targeting the same indications as Crescent to demonstrate safety and efficacy of their product candidates may be harmful to Crescent’s business, financial condition, results of operations and prospects.
In addition, Crescent may in the future seek to discover and develop programs that are based on novel targets and technologies that are unproven. If Crescent’s discovery or business development activities fail to identify novel targets or technologies for drug development, or such targets prove to be unsuitable for treating human disease, Crescent may not be able to develop viable additional programs. Crescent and its existing or future collaborators may never receive approval to market and commercialize any product candidate. Even if Crescent or an existing or future collaborator obtains regulatory approval, the approval may be for targets, disease indications or patient populations that are not as broad as Crescent intended or desired or may require labeling that includes significant use or distribution restrictions or safety warnings. If the products resulting from Crescent’s programs prove to be ineffective, unsafe or commercially unviable, such programs would have little, if any, value, which would have a material and adverse effect on Crescent’s business, financial condition, results of operations and prospects.
Preclinical and clinical development involves a lengthy and expensive process that is subject to delays and uncertain outcomes, and results of earlier studies and trials may not be predictive of future clinical trial results. If Crescent’s preclinical studies and clinical trials are not sufficient to support regulatory approval of any of its product candidates, Crescent may incur additional costs or experience delays in completing, or ultimately be unable to complete, the development of such product candidate.
Before obtaining regulatory and marketing approval from regulatory authorities for the sale of any product candidate, Crescent must complete preclinical studies and then conduct extensive clinical trials to demonstrate the safety and efficacy of such product candidate in humans. Crescent’s clinical trials may not be conducted as planned or completed on schedule, if at all, and failure can occur at any time during the preclinical study or clinical trial process. For example, Crescent depends on the availability of non-human primates (“NHPs”) to conduct certain preclinical studies that it is required to complete prior to submitting an IND and initiating clinical development. There is currently a global shortage of NHPs available for drug development. This could cause the cost of obtaining NHPs for Crescent’s future preclinical studies to increase significantly and, if the shortage continues, could also result in delays to Crescent’s development timelines.
Furthermore, a failure of one or more clinical trials can occur at any stage of testing. The outcome of preclinical studies and early-stage clinical trials may not be predictive of the success of later clinical trials. Moreover, preclinical and clinical data are often susceptible to varying interpretations and analyses, and many companies that have believed their product candidates performed satisfactorily in preclinical studies and clinical trials have nonetheless failed to obtain regulatory and marketing approval of their product candidates. In addition, Crescent expects to rely on patients to provide feedback on measures such as measures of quality of life, which are subjective and inherently difficult to evaluate. These measures can be influenced by factors outside of Crescent’s control, and can vary widely from day-to-day for a particular patient, and from patient to patient and from site to site within a clinical trial.

Crescent cannot be sure that the FDA or comparable foreign regulatory authorities will agree with its clinical development plan. Crescent plans to design a Phase 1 clinical trial for CR-001 based on the clinical profile of ivonescimab. If the FDA or comparable foreign regulatory authorities require Crescent to conduct additional trials or enroll additional patients, Crescent’s development timelines may be delayed. Crescent cannot be sure that submission of an IND, BLA or similar application will result in the FDA or comparable foreign regulatory authorities, as applicable, allowing clinical trials to begin in a timely manner, if at all. Moreover, even if these trials begin, issues may arise that could cause regulatory authorities to suspend or terminate such clinical trials. Events that may prevent successful or timely initiation or completion of clinical trials include: inability to generate sufficient preclinical, toxicology or other in vivo or in vitro data to support the initiation or continuation of clinical trials; delays in reaching a consensus with regulatory authorities on study design or implementation of the clinical trials; delays or failure in obtaining regulatory authorization to commence a trial; delays in reaching agreement on acceptable terms with prospective CROs and clinical trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and clinical trial sites; delays in identifying, recruiting and training suitable clinical investigators; delays in obtaining required IRB approval or positive ethics committee opinions at each clinical trial site; delays in manufacturing, testing, releasing, validating or importing/exporting sufficient stable quantities of Crescent’s product candidates for use in clinical trials or the inability to do any of the foregoing; failure by Crescent’s CROs, other third parties or Crescent to adhere to clinical trial protocols; failure to perform in accordance with the FDA’s or any other regulatory authority’s current Good Clinical Practice requirements (“GCPs”) or applicable regulatory guidelines in other countries; changes to the clinical trial protocols; clinical sites deviating from trial protocol or dropping out of a trial; changes in regulatory requirements and guidance that require amending or submitting new clinical protocols; selection of clinical endpoints that require prolonged periods of observation or analyses of resulting data; transfer of manufacturing processes to facilities operated by a contract manufacturing organization (“CMO”) and delays or failure by Crescent’s CMOs or Crescent to make any necessary changes to such manufacturing process; and third parties being unwilling or unable to satisfy their contractual obligations to Crescent.
Crescent could also encounter delays if a clinical trial is suspended or terminated by it, by the IRBs or ethics committees of the institutions in which such clinical trials are being conducted, by the Data Safety Monitoring Board, if any, for such clinical trial or by the FDA or comparable foreign regulatory authorities. Such authorities may suspend or terminate a clinical trial due to a number of factors, including failure to conduct the clinical trial in accordance with regulatory requirements or Crescent’s clinical trial protocols, inspection of the clinical trial operations or trial site by the FDA or comparable foreign regulatory authorities resulting in the imposition of a clinical hold, unforeseen safety issues or adverse side effects, failure to demonstrate a benefit from the programs, changes in governmental regulations or administrative actions or lack of adequate funding to continue the clinical trial. If Crescent is required to conduct additional clinical trials or other testing of its product candidates beyond those that Crescent currently contemplates, if Crescent is unable to successfully complete clinical trials of its product candidates, if the results of these trials are not positive or are only moderately positive or if there are safety concerns, Crescent’s business and results of operations may be adversely affected and it may incur significant additional costs.
If Crescent encounters difficulties enrolling patients in its future clinical trials, its clinical development activities could be delayed or otherwise adversely affected.
Crescent may experience difficulties in patient enrollment in its future clinical trials for a variety of reasons, including the competitive landscape for solid tumor indications and competition for establishing trial sites and clinical trial enrollment. The timely completion of clinical trials in accordance with their protocols depends, among other things, on Crescent’s ability to enroll a sufficient number of patients who remain in the trial until its conclusion. The enrollment of patients in future trials for any of Crescent’s programs will depend on many factors, including if patients choose to enroll in clinical trials, rather than using approved products, or if Crescent’s competitors have ongoing clinical trials for programs that are under development for the same indications as its programs, and patients instead enroll in such clinical trials. Additionally, the number of patients required for clinical trials of Crescent’s programs may be larger than Crescent anticipates, especially if regulatory bodies require the completion of non-inferiority or superiority trials. Even if Crescent is able to enroll a sufficient number of patients for its future clinical trials, it may have difficulty maintaining patients in its clinical trials. Crescent’s inability to enroll or maintain a sufficient number of patients would result in significant delays in completing clinical trials or receipt of regulatory and marketing approvals and increased development costs or may require Crescent to abandon one or more clinical trials altogether.
Preliminary, “topline” or interim data from Crescent’s clinical trials that it announces or publishes from time to time may change as more patient data become available and are subject to audit and verification procedures.
From time to time, Crescent may publicly disclose preliminary or topline data from its preclinical studies and clinical trials, which are based on a preliminary analysis of then-available data, and the results and related findings and conclusions are subject to change following a more comprehensive review of the data. Crescent also makes assumptions, estimations, calculations and conclusions as part of its analyses of these data without the opportunity to fully and carefully evaluate complete data. As a result, the preliminary or topline results that Crescent reports may differ from future results of the same studies, or different conclusions or considerations may qualify such results, once additional data have been received and fully evaluated or subsequently made subject to audit and verification procedures.
Any preliminary or topline data should be viewed with caution until the final data are available. From time to time, Crescent may also disclose interim data from its preclinical studies and clinical trials. Interim data are subject to the risk that one or more of the clinical outcomes may materially change as patient enrollment continues and more patient data become available or as patients from Crescent’s clinical trials continue other treatments. Further, others, including regulatory agencies, may not accept or agree with Crescent’s assumptions, estimates, calculations, conclusions or analyses or may interpret or weigh the importance of data differently, which could impact the value of the particular product candidate, the approvability or commercialization of the particular product candidate and Crescent in general. In addition, the information Crescent chooses to publicly disclose regarding a particular preclinical study or clinical trial is based on what is typically extensive information, and you or others may not agree with what Crescent determines is material or otherwise appropriate information to include in its disclosure. As a result, you or others may have reached different conclusions based on such extensive information in comparison to Crescent’s publicly disclosed conclusion regarding a particular preclinical study or clinical trial. If the preliminary, topline or interim data that Crescent reports differ from actual results, or if others, including regulatory authorities, disagree with the conclusions reached, Crescent’s ability to obtain approval for, and commercialize, its product candidates may be harmed, which could harm its business, operating results, prospects or financial condition.
Crescent’s future clinical trials or those of its future collaborators may reveal significant adverse events or undesirable side effects not seen in Crescent’s preclinical studies and may result in a safety profile that could halt clinical development, inhibit regulatory approval or limit commercial potential or market acceptance of any of Crescent’s product candidates.
Results of Crescent’s clinical trials could reveal a high and unacceptable severity and prevalence of side effects, adverse events or unexpected characteristics. While preclinical studies conducted with respect to Crescent’s programs have not shown any such characteristics to date, Crescent has not yet initiated any clinical trials in humans. If significant adverse events or other side effects are observed in any of Crescent’s future clinical trials, Crescent may have difficulty recruiting patients to such trials, patients may drop out of the trials, or Crescent may be required to abandon the trials or its development efforts of one or more programs altogether. For example, clinical experience in NSCLC with anti-VEGF inhibitors, such as bevacizumab, identified serious adverse events, including fatal pulmonary hemorrhage, that have limited the number of patients eligible for treatment. Other adverse events associated with bevacizumab include proteinuria and hypertension. Crescent, the FDA or other applicable regulatory authorities, or an IRB, may suspend any clinical trials of any program at any time for various reasons, including a belief that subjects or patients in such trials are being exposed to unacceptable health risks or adverse side effects. Some potential products developed in the biotechnology industry that initially showed therapeutic promise in early-stage studies and trials have later been found to cause side effects that prevented their further development. Other potential products have shown side effects in preclinical studies, which side effects do not present themselves in clinical trials in humans. Even if the side effects do not preclude the product candidate from obtaining or maintaining regulatory and marketing approval, undesirable side effects may inhibit market acceptance of the approved product due to its tolerability versus other therapies. Treatment-emergent adverse events could also affect patient recruitment or the ability of enrolled subjects to complete Crescent’s clinical trials or could result in potential product liability claims. Potential side effects associated with Crescent’s product candidates may not be appropriately recognized or managed by the treating medical staff, as toxicities resulting from Crescent’s product candidates may not be normally encountered in the general patient population and by medical personnel. Any of these occurrences could harm Crescent’s business, financial condition, results of operations and prospects significantly.
In addition, even if Crescent successfully advances its product candidates or any future product candidates through clinical trials, such trials will only include a limited number of patients and limited duration of exposure to Crescent’s product candidates. As a result, Crescent cannot be assured that adverse effects of its product candidates will not be uncovered when a significantly larger number of patients are exposed to the product candidate after approval. Further, any clinical trials may not be sufficient to determine the effect and safety consequences of using Crescent’s product candidates over a multi-year period.
If any of the foregoing events occur or if one or more of Crescent’s programs proves to be unsafe, Crescent’s entire pipeline could be affected, which would have a material adverse effect on its business, financial condition, results of operations and prospects.
Crescent may expend its limited resources to pursue a particular program and fail to capitalize on programs that may be more profitable or for which there is a greater likelihood of success.
Because Crescent has limited financial and managerial resources, it focuses its research and development efforts on certain selected programs and utilizes Paragon to conduct certain research activities (primarily preclinical studies) pursuant to the Paragon Option Agreements. For example, Crescent is initially focused on its lead program, CR-001, and other expected programs, CR-002 and CR-003, for which Crescent has or expects to develop a research plan with Paragon and has or expects to obtain a license from Paragon pursuant to a Paragon Option Agreement. As a result, Crescent may forgo or delay pursuit of opportunities with other programs that later prove to have greater commercial potential. Crescent’s resource allocation decisions may cause it to fail to capitalize on viable commercial products or profitable market opportunities. Crescent’s spending on current and future research and development programs for specific indications may not yield any commercially viable product candidates. If Crescent does not accurately evaluate the commercial potential or target market for a particular product candidate, it may relinquish valuable rights to that product candidate through collaboration, licensing or other royalty arrangements in cases in which it would have been more advantageous for it to retain sole development and commercialization rights to such product candidate. In addition, Crescent selects product candidates amongst a variety of potential product candidates from Paragon, and the product candidates it selects may fail to be viable commercial products or the product candidates it does not select may have a greater likelihood of success.
Any approved products resulting from Crescent’s current programs or any future program may not achieve adequate market acceptance among clinicians, patients, healthcare third-party payors and others in the medical community necessary for commercial success and Crescent may not generate any future revenue from the sale or licensing of such products.
Even if regulatory approval is obtained for a product candidate resulting from one of Crescent’s current or future programs, they may not gain market acceptance among physicians, healthcare professionals, patients, healthcare payors or the medical community. Crescent may not generate or sustain revenue from sales of the product due to factors such as whether the product can be sold at a competitive cost and whether it will otherwise be accepted in the market. There are several approved products and product candidates in later stages of development for the treatment of solid tumors, including pembrolizumab. In addition, Opdivo, a PD-1 inhibitor, and Yervoy®, a CTLA-4 inhibitor, in combination are approved by the FDA for treating various cancers, including metastatic melanoma, advanced renal cell carcinoma, and certain types of colorectal cancer. Crescent’s CR-001 utilizes a proprietary anti-PD-1/anti-VEGF bispecific antibody for its method of action, and is designed to recapitulate the targeting, binding, cooperativity and pharmacokinetics of ivonescimab, an anti-PD-1/anti-VEGF bispecific antibody that demonstrated significantly improved PFS to market-leading pembrolizumab in a large Phase 3 clinical trial. Although checkpoint inhibitors are highly effective in some patients, most patients with solid tumors fail to respond to these therapies. Furthermore, patients who do respond do not always achieve durable responses. Market participants with significant influence over acceptance of new treatments, such as clinicians and third-party payors, may not adopt a biologic that uses cooperative binding qualities for Crescent’s targeted indications, and Crescent may not be able to convince the medical community and third-party payors to accept and use, or to provide favorable reimbursement for, any programs developed by it or its existing or future collaborators. Serious adverse events, including fatal pulmonary hemorrhage, observed in anti-VEGF inhibitors, such as bevacizumab, may adversely affect Crescent’s ability to gain market acceptance. Market acceptance of Crescent’s product candidates may be negatively impacted by potential poor performance of its competitors, including the occurrence of serious adverse events in such competitors’ clinical trials or failure by such competitors to obtain and maintain regulatory approval for their product candidates.
Sales of medical products also depend on the willingness of clinicians to prescribe the treatment. Crescent cannot predict whether clinicians, clinicians’ organizations, hospitals, other healthcare providers, government agencies or private insurers will determine that its product is safe, therapeutically effective, cost effective or less burdensome as compared with competing treatments. If any of Crescent’s product candidates is approved but does not achieve an adequate level of acceptance by such parties, Crescent may not generate or derive sufficient revenue from that product candidate and may not become or remain profitable. Market acceptance of Crescent’s product candidates will depend on many factors, including factors that are not within its control.
Certain of Crescent’s programs may compete with its other programs, which could negatively impact Crescent’s business and reduce its future revenue.
Crescent is developing product candidates for the same indication, solid tumors, and may in the future develop its programs for other oncology indications. Each such program targets a different mechanism of action. However, developing multiple programs for a single indication may negatively impact Crescent’s business if the programs compete with each other. For example, if multiple programs are conducting clinical trials at the same time, they could compete for the enrollment of patients. In addition, if multiple product candidates are approved for the same indication, they may compete for market share, which could limit Crescent’s future revenue.
Crescent may conduct clinical trials for programs at sites outside the United States, and the FDA may not accept data from trials conducted in such locations.
Crescent may choose to conduct one or more of its future clinical trials outside the United States. Although the FDA may accept data from clinical trials conducted outside the United States, acceptance of this data is subject to conditions imposed by the FDA. For example, the clinical trial must be well designed and conducted and performed by qualified investigators in accordance with ethical principles. The trial population must also adequately represent the U.S. population, and the data must be applicable to the U.S. population and U.S. medical practice in ways that the FDA deems clinically meaningful. In addition, while these clinical trials are subject to the applicable local laws, FDA acceptance of the data will depend on its determination that the trials also complied with all applicable U.S. laws and regulations. If the FDA does not accept the data from any trial that Crescent conducts outside the United States, it would likely result in the need for additional trials, which would be costly and time-consuming and would delay or permanently halt Crescent’s development of the applicable product candidates. Even if the FDA accepted such data, it could require Crescent to modify its planned clinical trials to receive clearance to initiate such trials in the United States or to continue such trials once initiated.
Further, conducting international clinical trials presents additional risks that may delay completion of Crescent’s clinical trials. These risks include the failure of enrolled patients in foreign countries to adhere to clinical protocol as a result of differences in healthcare services or cultural customs that could restrict or limit Crescent’s ability to conduct its clinical trials, the administrative burdens of conducting clinical trials under multiple sets of foreign regulations, foreign exchange fluctuations, diminished protection of intellectual property in some countries, as well as political and economic risks relevant to foreign countries.

Risks Related to Government Regulation
The regulatory approval processes of the FDA and other comparable foreign regulatory authorities are lengthy, time-consuming and inherently unpredictable. If Crescent is not able to obtain, or if there are delays in obtaining, required regulatory approvals for its product candidates, Crescent will not be able to commercialize, or will be delayed in commercializing, its product candidates, and its ability to generate revenue will be materially impaired.
The process of obtaining regulatory approvals, both in the United States and abroad, is unpredictable, expensive and typically takes many years following commencement of clinical trials, if approval is obtained at all, and can vary substantially based upon a variety of factors, including the type, complexity and novelty of the product candidates involved. Crescent cannot commercialize product candidates in the United States without first obtaining regulatory approval from the FDA. Similarly, Crescent cannot commercialize product candidates outside of the United States without obtaining regulatory approval from comparable foreign regulatory authorities. Before obtaining regulatory approvals for the commercial sale of Crescent’s product candidates, including its lead program, CR-001, and other expected programs, CR-002 and CR-003, Crescent must demonstrate through lengthy, complex and expensive preclinical studies and clinical trials that its product candidates are both safe and effective for each targeted indication. Securing regulatory approval also requires the submission of information about the drug manufacturing process to, and inspection of manufacturing facilities by, the relevant regulatory authority. Further, Crescent’s product candidates may not be effective, may be only moderately effective or may prove to have undesirable or unintended side effects, toxicities or other characteristics that may preclude Crescent’s obtaining regulatory and marketing approval. The FDA and comparable foreign regulatory authorities have substantial discretion in the approval process and may refuse to accept any application or may decide that Crescent’s data are insufficient for approval and require additional preclinical, clinical or other data. Crescent’s product candidates could be delayed in receiving, or fail to receive, regulatory approval for many reasons, including: the FDA or comparable foreign regulatory authorities may disagree with the design or implementation of Crescent’s clinical trials; Crescent may be unable to demonstrate to the satisfaction of the FDA or comparable foreign regulatory authorities that a product candidate is safe and effective for its proposed indication; the results of clinical trials may not meet the level of statistical significance required by the FDA or comparable foreign regulatory authorities for approval; serious and unexpected drug-related side effects may be experienced by patients in Crescent’s clinical trials or by individuals using drugs similar to Crescent’s product candidates; Crescent may be unable to demonstrate that a product candidate’s clinical and other benefits outweigh its safety risks; the FDA or comparable foreign regulatory authorities may disagree with Crescent’s interpretation of data from preclinical studies or clinical trials; the data collected from clinical trials of Crescent’s product candidates may not be acceptable or sufficient to support the submission of a BLA or other submission or to obtain regulatory approval in the United States or elsewhere, and Crescent may be required to conduct additional clinical trials; the FDA or the applicable foreign regulatory authority may disagree regarding the formulation, labeling and/or the specifications of Crescent’s product candidates; the FDA or comparable foreign regulatory authorities may fail to approve the manufacturing processes or facilities of third-party manufacturers with which Crescent contracts for clinical and commercial supplies; and the approval policies or regulations of the FDA or comparable foreign regulatory authorities may significantly change in a manner rendering Crescent’s clinical data insufficient for approval. In addition, the FDA and comparable foreign regulatory authorities may undergo leadership changes, change their policies, issue additional regulations or revise existing regulations, or take other actions, such as those implemented by the recently established Department of Government Efficiency, which may impact Crescent’s clinical development plans or prevent or delay approval of its programs under development on a timely basis. Such policy or regulatory changes could impose additional requirements upon Crescent that could delay its ability to obtain approvals and increase the costs of compliance.
Of the large number of drugs in development, only a small percentage successfully complete the FDA or foreign regulatory approval processes and are commercialized. The lengthy approval process as well as the unpredictability of future clinical trial results may result in Crescent’s failing to obtain regulatory approval to market its product candidates, which would significantly harm Crescent’s business, results of operations and prospects.

If Crescent were to obtain approval, regulatory authorities may approve any of Crescent’s product candidates for fewer or more limited indications than Crescent requests, including failing to approve the most commercially promising indications, may grant approval contingent on the performance of costly post-marketing clinical trials, or may approve a product candidate with a label that does not include the labeling claims necessary or desirable for the successful commercialization of that product candidate. If Crescent is not able to obtain, or if there are delays in obtaining, required regulatory approvals for its product candidates, Crescent will not be able to commercialize, or will be delayed in commercializing, its product candidates and its ability to generate revenue will be materially impaired.
Disruptions at the FDA and other government agencies could negatively affect the review of Crescent’s regulatory submissions, which could negatively impact its business.
The ability of the FDA to review and approve regulatory submissions can be affected by a variety of factors, including statutory, regulatory and policy changes, inadequate government budget funding levels or a reduction in the FDA’s workforce and its ability to hire and retain key personnel, disruptions caused by government shutdowns and public health crises. There have been mass layoffs of federal employees since the start of the current presidential administration in January 2025, the full impact of which is unclear at this time. Such disruptions could significantly impact the ability of the FDA or other regulatory authorities to timely review and process our regulatory submissions, which could have a material adverse effect on Crescent’s business. In addition, the presidential administration has made and is expected to continue to make changes in the leadership of various U.S. federal regulatory agencies and changes to U.S. federal government policy that have led to, in some cases, legal challenges and uncertainty around the funding, functioning and policy priorities of the U.S. federal regulatory agencies, including the FDA.
Crescent is unable to predict the extent to which the presidential administration may impose or seek to impose leadership or policy changes at the FDA or changes to rules and policies impacting Crescent’s business and operations. It is unclear how these executive actions or other potential actions by the federal government will impact the FDA or other regulatory authorities that oversee Crescent’s business. Government proposals to reduce or eliminate budgetary deficits may include reduced allocations to the FDA and other related government agencies. These budgetary pressures may reduce the FDA’s ability to perform its responsibilities, which could result in delays in Crescent’s clinical trial timelines. If a significant reduction in the FDA’s workforce occurs, the FDA’s budget is significantly reduced or a prolonged government shutdown occurs, it could significantly impact the ability of the FDA to timely review and process Crescent’s regulatory submissions or take other actions critical to the development or manufacturing of its programs, which could have a material adverse effect on Crescent’s business.
Crescent may not be able to meet requirements for the chemistry, manufacturing and control of its programs.
In order to receive approval of its products by the FDA and comparable foreign regulatory authorities, Crescent must show that it and its contract manufacturing partners are able to characterize, control and manufacture its drug products safely and in accordance with regulatory requirements. This includes manufacturing the active ingredient, developing an acceptable formulation, manufacturing the drug product, performing tests to adequately characterize the formulated product, documenting a repeatable manufacturing process, and demonstrating that Crescent’s drug products meet stability requirements. Meeting these chemistry, manufacturing and control requirements is a complex task that requires specialized expertise. If Crescent is not able to meet the chemistry, manufacturing and control requirements, it may not be successful in getting its products approved.
Crescent’s product candidates for which it intends to seek approval as biologics may face competition sooner than anticipated.
The Patient Protection and Affordable Act, as amended by the Healthcare and Education Reconciliation Act (the “ACA”), includes a subtitle called the Biologics Price Competition and Innovation Act of 2009 (“BPCIA”), which created an abbreviated approval pathway for biological products that are biosimilar to or interchangeable with an FDA-licensed reference biological product. Under the BPCIA, an application for a highly similar or “biosimilar” product may not be submitted to the FDA until four years following the date that the reference product was first approved by the FDA. In addition, the approval of a biosimilar product may not be made effective by the FDA until 12 years from the date on which the reference product was first approved. During this 12-year period of exclusivity, another company may still market a competing version of the reference product if the FDA approves a full BLA for the competing product containing the sponsor’s own preclinical data and data from adequate and well-controlled clinical trials to demonstrate the safety, purity and potency of their product.
Crescent believes that any of its product candidates approved as biologics under a BLA should qualify for the 12-year period of exclusivity. However, there is a risk that this exclusivity could be shortened due to congressional action or otherwise, or that the FDA will not consider Crescent’s product candidates to be reference products for competing products, potentially creating the opportunity for competition sooner than anticipated. Other aspects of the BPCIA, some of which may impact the BPCIA exclusivity provisions, have also been the subject of recent litigation. Moreover, the extent to which a biosimilar, once approved, will be substituted for any reference products in a way that is similar to traditional generic substitution for non-biological products is not yet clear, and will depend on a number of marketplace and regulatory factors that are still developing.
Even if Crescent receives regulatory approval of its product candidates, Crescent will be subject to extensive ongoing regulatory obligations and continued regulatory review, which may result in significant additional expense and Crescent may be subject to penalties if it fails to comply with regulatory requirements or experiences unanticipated problems with its product candidates.
Any regulatory approvals that Crescent may receive for its product candidates will require the submission of reports to regulatory authorities and surveillance to monitor the safety and efficacy of the product candidate, may contain significant limitations related to use restrictions for specified age groups, warnings, precautions or contraindications, and may include burdensome post-approval study or risk management requirements. For example, the FDA may require a risk evaluation and mitigation strategy (“REMS”) in order to approve Crescent’s product candidates, which could entail requirements for a medication guide, physician training and communication plans or additional elements to ensure safe use, such as restricted distribution methods, patient registries and other risk minimization tools. In addition, if the FDA or comparable foreign regulatory authorities approve Crescent’s product candidates, its product candidates and the activities associated with their development and commercialization, including their design, testing, manufacture, safety, efficacy, recordkeeping, labeling, storage, approval, advertising, promotion, sale, distribution, import and export will be subject to comprehensive regulation by the FDA and other regulatory agencies in the United States and by comparable foreign regulatory authorities. These requirements include submissions of safety and other post-marketing information and reports, registration, as well as on-going compliance with current cGMPs and GCPs for any clinical trials that Crescent conducts following approval. In addition, manufacturers of drug products and their facilities are subject to continual review and periodic, unannounced inspections by the FDA and other regulatory authorities for compliance with cGMPs.
If Crescent or a regulatory authority discovers previously unknown problems with a product, such as adverse events of unanticipated severity or frequency, or problems with the facilities where the product is manufactured, a regulatory authority may impose restrictions on that product, the manufacturing facility or Crescent, including requiring recall or withdrawal of the product from the market or suspension of manufacturing, restrictions on Crescent’s ability to conduct clinical trials, including full or partial clinical holds on ongoing or planned trials, restrictions on the manufacturing process, warning or untitled letters, civil and criminal penalties, injunctions, product seizures, detentions or import bans, voluntary or mandatory publicity requirements and imposition of restrictions on operations, including costly new manufacturing requirements. The occurrence of any event or penalty described above may inhibit Crescent’s ability to commercialize its product candidates and generate revenue and could require Crescent to expend significant time and resources in response and could generate negative publicity.
Crescent may face difficulties from healthcare legislative reform measures.
Existing regulatory policies may change, and additional government regulations may be enacted that could prevent, limit or delay regulatory approval of Crescent’s product candidates. Crescent cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action, either in the United States or abroad. For example, the Trump Administration has discussed several changes to the reach and oversight of the FDA, which could affect its relationship with the pharmaceutical industry, transparency in decision-making and ultimately the cost and availability of prescription drugs. If Crescent is slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if it is not able to maintain regulatory compliance, Crescent may lose any regulatory and marketing approval that it may have obtained and it may not achieve or sustain profitability. See the section titled “Crescent’s Business — Government Regulation — Healthcare Reform” for a more detailed description of healthcare reform measures that may prevent or limit Crescent’s ability to generate revenue, attain profitability, or commercialize its product candidates.
Crescent’s business operations and current and future arrangements with investigators, healthcare professionals, consultants, third-party payors, patient organizations and customers will be subject to applicable healthcare regulatory laws, which could expose Crescent to penalties.
Crescent’s business operations and current and future arrangements with investigators, healthcare professionals, consultants, third-party payors, patient organizations and customers may expose Crescent to broadly applicable fraud and abuse and other healthcare laws and regulations. These laws may constrain the business or financial arrangements and relationships through which Crescent conducts its operations, including how Crescent researches, markets, sells and distributes its product candidates, if approved. See the section titled “Crescent’s Business — Government Regulation — Other Healthcare Laws and Compliance Requirements” for a more detailed description of the laws that may affect Crescent’s ability to operate.
Ensuring that Crescent’s internal operations and future business arrangements with third parties comply with applicable healthcare laws and regulations will involve substantial costs. If Crescent’s operations are found to be in violation of any of these laws or any other governmental laws and regulations that may apply to it, Crescent may be subject to significant penalties, including civil, criminal and administrative penalties, damages, fines, exclusion from government-funded healthcare programs, integrity oversight and reporting obligations to resolve allegations of non-compliance, disgorgement, individual imprisonment, contractual damages, reputational harm, diminished profits and the curtailment or restructuring of Crescent’s operations. Further, defending against any such actions can be costly and time-consuming and may require significant personnel resources. Therefore, even if Crescent is successful in defending against any such actions that may be brought against it, its business may be impaired.
Even if Crescent is able to commercialize any product candidates, due to unfavorable pricing regulations and/or third-party coverage and reimbursement policies, it may not be able to offer such product candidates at competitive prices which would seriously harm its business.
Crescent intends to seek approval to market its product candidates in both the United States and in selected foreign jurisdictions. If Crescent obtains approval in one or more foreign jurisdictions for its product candidates, Crescent will be subject to rules and regulations in those jurisdictions. Crescent’s ability to successfully commercialize any product candidates that it may develop will depend in part on the extent to which reimbursement for these product candidates and related treatments will be available from government health administration authorities, private health insurers and other organizations. Government authorities and other third-party payors, such as private health insurers and health maintenance organizations, decide which medications they will pay for and establish reimbursement levels. Government authorities and other third-party payors have attempted to control costs by limiting coverage and the amount of reimbursement for particular medications. These entities may create preferential access policies for a competitor’s product, including a branded or generic/biosimilar product, over Crescent’s products in an attempt to reduce their costs, which may reduce Crescent’s commercial opportunity. Additionally, if any of Crescent’s product candidates are approved and Crescent is found to have improperly promoted off-label uses of those product candidates, Crescent may become subject to significant liability, which would materially adversely affect its business and financial condition. See the sections titled “Crescent’s Business — Government Regulation — Coverage and Reimbursement” and “Crescent’s Business — Other Government Regulation Outside of the United States — Regulation in the European Union” for a more detailed description of the government regulations and third-party payor practices that may affect Crescent’s ability to commercialize its product candidates.

Crescent is subject to U.S. and certain foreign export and import controls, sanctions, embargoes, anti-corruption laws, and anti-money laundering laws and regulations. Crescent can face criminal liability and other serious consequences for violations, which can harm its business.
Crescent is subject to export control and import laws and regulations, including the U.S. Export Administration Regulations, U.S. Customs regulations, various economic and trade sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Controls, the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, the USA PATRIOT Act, and other state and national anti-bribery and anti-money laundering laws in the countries in which Crescent conducts activities. Anti-corruption laws are interpreted broadly and prohibit companies and their employees, agents, contractors, and other collaborators from authorizing, promising, offering, or providing, directly or indirectly, improper payments or anything else of value to or from recipients in the public or private sector. Crescent may engage third parties to sell its products outside the United States, to conduct clinical trials, and/or to obtain necessary permits, licenses, patent registrations, and other regulatory approvals. Crescent has direct or indirect interactions with officials and employees of government agencies or government-affiliated hospitals, universities, and other organizations. Crescent can be held liable for the corrupt or other illegal activities of its employees, agents, contractors, and other collaborators, even if Crescent does not explicitly authorize or have actual knowledge of such activities. Any violations of the laws and regulations described above may result in substantial civil and criminal fines and penalties, imprisonment, the loss of export or import privileges, debarment, tax reassessments, breach of contract and fraud litigation, reputational harm, and other consequences.
Governments outside the United States tend to impose strict price controls, which may adversely affect Crescent’s revenue, if any.
In some countries, particularly member states of the EU (“EU Member States”), the pricing of prescription drugs is subject to governmental control. In these countries, pricing negotiations with governmental authorities can take considerable time after receipt of regulatory and marketing approval for a therapeutic. In addition, there can be considerable pressure by governments and other stakeholders on prices and reimbursement levels, including as part of cost containment measures. Political, economic and regulatory developments may further complicate pricing negotiations, and pricing negotiations may continue after reimbursement has been obtained. Reference pricing used by various EU Member States and parallel distribution, or arbitrage between low-priced and high-priced EU Member States, can further reduce prices. To obtain coverage and reimbursement or pricing approvals in some countries, Crescent or current or future collaborators may be required to conduct a clinical trial or other studies that compare the cost-effectiveness of Crescent’s product candidates to other available therapies in order to obtain or maintain reimbursement or pricing approval. Publication of discounts by third-party payors or authorities may lead to further pressure on the prices or reimbursement levels within the country of publication and other countries. If reimbursement of any product candidate approved for marketing is unavailable or limited in scope or amount, or if pricing is set at unsatisfactory levels, Crescent’s business, financial condition, results of operations or prospects could be materially and adversely affected. Brexit could lead to legal uncertainty and potentially divergent national laws and regulations, including those related to the pricing of prescription pharmaceuticals, as the United Kingdom (“UK”) determines which EU laws to replicate or replace. If the UK were to significantly alter its regulations affecting the pricing of prescription pharmaceuticals, Crescent could face significant new costs.
Crescent may attempt to obtain accelerated approval of its product candidates. If Crescent is unable to obtain accelerated approval, Crescent may be required to conduct clinical trials beyond those that it contemplates, or the size and duration of Crescent’s pivotal clinical trials could be greater than currently planned, which could increase the expense of obtaining, reduce the likelihood of obtaining, and/or delay the timing of obtaining necessary regulatory approvals. Even if Crescent receives accelerated approval from the FDA or comparable foreign regulatory authorities, the FDA or comparable foreign regulatory authorities may require that Crescent conducts confirmatory trials to verify clinical benefit. If Crescent’s confirmatory trials do not verify clinical benefit, or if Crescent does not comply with rigorous post-approval requirements, the FDA may seek to withdraw accelerated approval.
Crescent may seek accelerated approval for Crescent’s product candidates. The FDA may grant accelerated approval to a product designed to treat a serious or life-threatening condition that provides meaningful therapeutic advantage over available therapies and demonstrates an effect on a surrogate endpoint or intermediate clinical endpoint that is reasonably likely to predict clinical benefit. The FDA considers a clinical benefit to be a positive therapeutic effect that is clinically meaningful in the context of a given disease. If granted, accelerated approval may be contingent on the sponsor’s agreement to conduct, in a diligent manner, additional post-approval confirmatory studies to verify and describe the drug’s predicted effect on irreversible morbidity or mortality or other clinical benefit. Under the Food and Drug Omnibus Reform Act of 2022, the FDA may require, as appropriate, that such studies be underway prior to approval or within a specific time period after the date of approval for a product granted accelerated approval. The FDA may require that any such confirmatory study be initiated or substantially underway prior to the submission of an application for accelerated approval. If such post-approval studies fail to confirm the drug’s clinical benefits relative to its risks, the FDA may withdraw its approval of the drug. If Crescent chooses to pursue accelerated approval, there can be no assurance that the FDA will agree that Crescent’s proposed primary endpoint is an appropriate surrogate endpoint. Similarly, there can be no assurance that after subsequent FDA feedback that Crescent will continue to pursue accelerated approval or any other form of expedited development, review, or approval, even if Crescent initially decides to do so. Furthermore, if Crescent submits an application for accelerated approval, there can be no assurance that such application will be accepted or that approval will be granted on a timely basis, or at all. The FDA also could require Crescent to conduct further studies or trials prior to considering Crescent’s application or granting approval of any type. Crescent might not be able to fulfill the FDA’s requirements in a timely manner, which would cause delays, or approval might not be granted because Crescent’s submission is deemed incomplete by the FDA. Comparable considerations apply outside of the United States.
Even if Crescent receives accelerated approval from the FDA, Crescent will be subject to rigorous post-approval requirements, including submission to the FDA of all promotional materials prior to their dissemination. The FDA will require Crescent to conduct a confirmatory study to verify the predicted clinical benefit. The FDA could withdraw accelerated approval for multiple reasons, including Crescent’s failure to conduct any required post-approval study with due diligence, or the inability of such study to confirm the predicted clinical benefit. A failure to obtain accelerated approval or any other form of expedited review or approval for a product candidate could result in a longer time period prior to commercializing such product candidate, increase the cost of development of such product candidate, and harm Crescent’s competitive position in the marketplace.
A breakthrough therapy, fast track, or other expedited designation for Crescent’s product candidates may not lead to a faster development or regulatory review or approval process, and it does not increase the likelihood that those product candidates will receive regulatory and marketing approval.
Crescent may seek a breakthrough therapy, fast track, or other designation for appropriate product candidates. Designations such as these are within the discretion of the FDA, or other comparable regulatory authorities. The receipt of a designation for a product candidate may not result in a faster development process, review or approval compared to products considered for approval under conventional FDA procedures and does not assure ultimate approval by the FDA. In addition, even if one or more of Crescent’s product candidates qualifies under one of FDA’s designation programs, the FDA may later decide that the products no longer meet the conditions for qualification or decide that the time period for FDA review or approval will not be shortened. See the section titled “Crescent’s Business — Government Regulation —  Expedited Development and Review Programs” for a more detailed description of the process for seeking expedited designations such as fast track or breakthrough therapy designations.
Disruptions at the FDA, the SEC and other government agencies and regulatory authorities caused by funding shortages, changes or reductions in agency personnel, or global health concerns could hinder their ability to hire and retain key leadership and other personnel, prevent new products and services from being developed or commercialized in a timely manner or otherwise prevent those agencies from performing normal business functions on which the operation of Crescent’s business may rely, which could negatively impact Crescent’s business.
The ability of the FDA to review regulatory filings and Crescent’s ability to commence human clinical trials can be affected by a variety of factors, including government budget and funding levels, ability to hire and retain key personnel and accept the payment of user fees, and statutory, regulatory and policy changes. Average review times at the agency have fluctuated in recent years as a result. In addition, government funding of the SEC, and other government agencies on which Crescent’s operations may rely, including those that fund research and development activities is subject to the political process, which is inherently fluid and unpredictable.
Disruptions at the FDA and other agencies or comparable foreign regulatory authorities may also slow the time necessary for the review and approval of applications for clinical trial or marketing authorization, which would adversely affect Crescent’s business. For example, in previous years, including in 2018 and 2019, the U.S. government shut down several times and certain regulatory agencies, such as the FDA and the SEC, had to furlough critical employees and stop critical activities. Additionally, action by the new Trump Administration to limit federal agency budgets or personnel may result in reductions to the FDA’s budget, employees, and operations, which may lead to slower response times and longer review periods, potentially affecting our ability to progress development of Crescent’s product candidates or obtain regulatory approval for Crescent’s product candidates. If a prolonged government shutdown occurs, it could significantly impact the ability of the FDA to timely review and process Crescent’s regulatory submissions, which could have a material adverse effect on Crescent’s business. Further, future government shutdowns or changes or reductions in agency personnel could impact Crescent’s ability to access the public markets and obtain necessary capital in order to properly capitalize and continue Crescent’s operations.
If a prolonged government shutdown occurs, if there is a significant change or reduction in agency personnel, or if global health concerns prevent the FDA or other regulatory authorities from conducting their regular inspections, reviews, or other regulatory activities, it could significantly impact the ability of the FDA or other regulatory authorities to timely review and process Crescent’s regulatory submissions, which could have a material adverse effect on its business.
Risks Related to Crescent’s Intellectual Property
Crescent does not currently own any issued patents or pending patent applications. Therefore, Crescent’s ability to obtain and protect its patent rights, and protect other proprietary rights, is uncertain, exposing Crescent to the possible loss of competitive advantage.
Crescent’s success depends in large part on its ability to obtain and maintain patent protection for its platform technologies, programs and their uses, as well as its ability to operate without infringing on or violating the proprietary rights of others. Crescent’s ability to protect its technologies from unauthorized making, using, selling, offering to sell or importing by third parties is dependent on the extent to which Crescent has rights under valid and enforceable patents that cover these activities. Crescent relies upon a combination of future patents, trademarks, trade secret protection, confidentiality agreements and the Paragon Option Agreements to protect the intellectual property related to its programs and technologies. Crescent does not currently own any patents, but it expects to license certain patent rights from Paragon and, in the future, prosecute underlying intellectual property for some or all of the in-licensed or owned product candidates that it develops. Paragon has filed provisional patent applications and intends to file one or more additional provisional patent applications directed to antibodies that target PD-1 and VEGF, including applications covering composition of matter, pharmaceutical formulations, and methods of using such antibodies, including CR-001. In addition, Paragon intends to file one or more additional provisional patent applications directed to ADCs, including applications covering composition of matter, pharmaceutical formulations, and methods of using such antibodies, including CR-002 and CR-003. However, Crescent may not be able to protect its intellectual property rights throughout the world and the legal systems in certain countries may not favor enforcement or protection of patents, trade secrets, and other intellectual property. Filing, prosecuting and defending patents on programs worldwide would be expensive and Crescent’s intellectual property rights in some foreign jurisdictions can be less extensive than those in the United States; the reverse may also occur. As such, Crescent may not have patents in all countries or all major markets and may not be able to obtain patents in all jurisdictions even if it applies for them. Crescent’s competitors may operate in countries where Crescent does not have patent protection and can freely use Crescent’s technologies and discoveries in such countries to the extent such technologies and discoveries are publicly known or disclosed in countries where Crescent does have patent protection or pending patent applications.
Crescent’s intellectual property portfolio is at an early stage. Crescent does not currently own any issued patents or pending patent applications. Crescent’s future optioned in-licensed or owned patent applications may not result in patents being issued. Any issued patents may not afford sufficient protection of Crescent’s programs or their intended uses against competitors, nor can there be any assurance that the patents issued will not be infringed, designed around, invalidated by third parties, or effectively prevent others from commercializing competitive technologies, products or programs. Even if these patents are granted, they may be difficult to enforce. If Crescent does not obtain patent coverage for the work it is conducting, or if Crescent obtains such rights but they are invalidated or rendered unenforceable, it may be unable to exclude competitors from pursuing and marketing the same or similar product candidates. Other risks Crescent faces if it is not able to obtain and maintain patent coverage for its product candidates are the reduction in valuation of Crescent’s product candidates, and ultimately of Crescent as a company, by potential investors, and Crescent’s inability to assert claims for infringement against third parties or counterclaim against such third parties or negotiate more advantageous settlement parameters Further, any issued patents that Crescent may license or own covering Crescent’s programs could be narrowed or found invalid or unenforceable if challenged in court or before administrative bodies in the United States or abroad, including the United States Patent and Trademark Office (“USPTO”). Further, if Crescent encounters delays in its clinical trials or delays in obtaining regulatory approval, the period of time during which Crescent could market its product candidates under patent protection would be reduced. Thus, the patents that Crescent may own and license may not afford Crescent any meaningful competitive advantage.
In addition to seeking patents for some of its technology and programs, Crescent may also rely on trade secrets, including unpatented know-how, technology and other proprietary information, to maintain its competitive position. Any disclosure, either intentional or unintentional, by Crescent’s employees, the employees of third parties with whom Crescent shares its facilities or third-party consultants and vendors that Crescent engages to perform research, clinical trials or manufacturing activities, or misappropriation by third parties (such as through a cybersecurity breach) of Crescent’s trade secrets or proprietary information could enable competitors to duplicate or surpass Crescent’s technological achievements, thus eroding Crescent’s competitive position in its market. In order to protect Crescent’s proprietary technology and processes, it relies in part on confidentiality agreements and, if applicable, material transfer agreements, consulting agreements, or other similar agreements prior to beginning research or disclosing proprietary information with parties, such as collaborators, employees, consultants, outside scientific collaborators and sponsored researchers and other advisors. Crescent also enters into confidentiality and invention or patent assignment agreements with its employees and consultants under which they are obligated to maintain confidentiality and to assign their inventions to Crescent. These agreements typically limit the rights of the third parties to use or disclose Crescent’s confidential information, including Crescent’s trade secrets. These agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. Crescent may need to share its proprietary information, including trade secrets, with future business partners, collaborators, contractors and others located in countries at heightened risk of theft of trade secrets, including through direct intrusion by private parties or state actors and those affiliated with or controlled by state actors. In addition, while Crescent undertakes efforts to protect its trade secrets and other confidential information from disclosure, others may independently discover trade secrets and proprietary information, and in such cases, Crescent may not be able to assert any trade secret rights against such party. Enforcing a claim that a party disclosed or misappropriated Crescent’s trade secrets, or securing title to an employee- or consultant-developed invention if a dispute arises, is challenging and the outcome is unpredictable. In addition, courts outside of the United States may be less willing to protect trade secrets. Costly and time-consuming litigation could be necessary to enforce and determine the scope of Crescent’s proprietary rights and failure to obtain or maintain trade secret protection could adversely affect Crescent’s competitive business position.
The enforceability of confidentiality agreements may vary from jurisdiction to jurisdiction. In addition, these agreements typically restrict the ability of Crescent’s advisors, employees, third-party contractors and consultants to publish data potentially relating to Crescent’s trade secrets, although Crescent’s agreements may contain certain limited publication rights. Despite Crescent’s efforts to protect its trade secrets, competitors may discover Crescent’s trade secrets, either through breach of its agreements with third parties, independent development or publication of information by any of its third-party collaborators. A competitor’s discovery of Crescent’s trade secrets would impair its competitive position and have an adverse impact on its business.

Lastly, if Crescent’s trademarks and trade names are not registered or adequately protected, then Crescent may not be able to build name recognition in its markets of interest and its business may be adversely affected.
If Crescent is unable to obtain or maintain necessary rights to its programs through acquisitions and in-licenses, its business may be materially harmed.
Because Crescent’s development programs currently do and may in the future require the use of proprietary rights held by third parties, the growth of Crescent’s business may depend in part on its ability to acquire, in-license, or use these third-party proprietary rights. Crescent may be unable to acquire or in-license any compositions, methods of use, processes or other third-party intellectual property rights from third parties that it identifies as necessary for its programs. The licensing and acquisition of third-party intellectual property rights is a competitive area, and a number of more established companies may pursue strategies to license or acquire third-party intellectual property rights that Crescent may consider attractive or necessary. These established companies may have a competitive advantage over Crescent due to their size, capital resources and greater clinical development and commercialization capabilities. In addition, companies that perceive Crescent to be a competitor may be unwilling to assign or license rights to Crescent. Crescent also may be unable to license or acquire third-party intellectual property rights on commercially reasonable terms or at all. If Crescent is unable to successfully obtain rights to required third-party intellectual property rights or maintain the existing intellectual property rights it does obtain, Crescent’s ability to commercialize any of its targeted therapeutics, if approved, would likely be delayed, or Crescent may have to abandon development of the relevant program, which could have a material adverse effect on its business, financial condition, results of operations, and prospects.
While Crescent plans to obtain the right to control prosecution, defense, maintenance and enforcement of the patents relating to its programs, there may be times when the filing and prosecution activities for patents and patent applications relating to Crescent’s programs are controlled by future licensors or collaboration partners. For example, Paragon currently has the right to file patent applications and control prosecution with respect to any inventions that may fall within the ADC Paragon Option Agreement for CR-002 and CR-003. If Crescent, Paragon or any of Crescent’s future licensors or collaboration partners fail to prosecute, maintain and enforce such patents and patent applications in a manner consistent with the best interests of Crescent’s business, including by payment of all applicable fees for patents covering its product candidates, Crescent could lose its rights to the intellectual property or its exclusivity with respect to those rights, its ability to develop and commercialize those product candidates may be adversely affected and it may not be able to prevent competitors from making, using and selling competing products. In addition, even where Crescent is granted the right to control patent prosecution of patents and patent applications it has licensed to and from third parties, Crescent may still be adversely affected or prejudiced by actions or inactions of its licensees, its future licensors and their counsel that took place prior to the date upon which Crescent assumed control over patent prosecution. For example, because Crescent has not yet entered into a license agreement for CR-002 or CR-003, Paragon is currently responsible for the prosecution, defense, maintenance and enforcement of patents related to such programs. Subsequent to entering into a license agreement with Paragon for each such program, Crescent expects to control patent prosecution over such program following the trigger for transfer of prosecution control to Crescent.
Crescent’s future licensors may rely on third-party consultants or collaborators or on funds from third parties such that Crescent’s future licensors are not the sole and exclusive owners of the patents Crescent in-licenses. If other third parties have ownership rights to Crescent’s future in-licensed patents, they may be able to license such patents to Crescent’s competitors, and Crescent’s competitors could market competing products and technology. This could have a material adverse effect on Crescent’s competitive position, business, financial conditions, results of operations, and prospects.
It is possible that Crescent may be unable to obtain licenses at a reasonable cost or on reasonable terms, if at all. Even if Crescent is able to obtain a license, it may be non-exclusive, including with respect to the use, field or territory of the licensed intellectual property, thereby giving Crescent’s competitors access to the same technologies licensed to Crescent. In that event, Crescent may be required to expend significant time and resources to redesign its technology, programs, or the methods for manufacturing them or to develop or license replacement technology, all of which may not be feasible on a technical or commercial basis. If Crescent is unable to do so, it may be unable to develop or commercialize the affected product candidates, which could harm its business, financial condition, results of operations, and prospects significantly. Crescent cannot provide any assurances that third-party patents do not exist which might be enforced against Crescent’s current technology, manufacturing methods, programs, or future methods or products resulting in either an injunction prohibiting Crescent’s manufacture or future sales, or, with respect to its future sales, an obligation on Crescent’s part to pay royalties and/or other forms of compensation to third parties, which could be significant.
Disputes may arise between Crescent and its future licensors regarding intellectual property subject to a license agreement, including: the scope of rights granted under the license agreement and other interpretation-related issues; whether and the extent to which Crescent’s technology and processes infringe on intellectual property of the licensor that is not subject to the licensing agreement; Crescent’s right to sublicense patents and other rights to third parties; Crescent’s right to transfer or assign the license; the inventorship and ownership of inventions and know-how resulting from the joint creation or use of intellectual property by Crescent’s future licensors and it and its partners; and the priority of invention of patented technology. If Crescent or its future licensors breach the terms of its license agreements, such breach may have a material adverse effect on Crescent’s business and the commercialization efforts for Crescent’s programs.
Crescent may be subject to patent infringement claims or may need to file claims to protect its intellectual property, which could result in substantial costs and liability and prevent Crescent from commercializing its potential products.
Because the intellectual property landscape in the biotechnology industry is rapidly evolving and interdisciplinary, it is difficult to conclusively assess Crescent’s freedom to operate and guarantee that Crescent can operate without infringing on or violating third-party rights. If certain of Crescent’s product candidates are ultimately granted regulatory approval, patent rights held by third parties, if found to be valid and enforceable, could be alleged to render one or more of Crescent’s product candidates infringing. If a third party successfully brings a claim against Crescent, Crescent may be required to pay substantial damages, be forced to abandon any affected product candidate and/or seek a license from the patent holder. In addition, any intellectual property claims (e.g., patent infringement or trade secret misappropriation) brought against Crescent, whether or not successful, may cause Crescent to incur significant legal expenses and divert the attention of its management and key personnel from other business concerns. Crescent cannot be certain that future patents, if filed and issued, owned or licensed by it will not be challenged by others, whether in the course of litigation or in agencies like the USPTO. Some of Crescent’s competitors may be able to sustain the costs of complex intellectual property litigation more effectively than Crescent can because they have substantially greater resources. In addition, any uncertainties resulting from the initiation and continuation of any litigation could have a material adverse effect on Crescent’s ability to raise funds.
Competitors may infringe or otherwise violate Crescent’s future patents, trademarks, copyrights or other intellectual property. To counter infringement or other violations, Crescent may be required to file claims, which can be expensive and time-consuming. Any such claims could provoke these parties to assert counterclaims against Crescent, including claims alleging that Crescent infringes their patents or other intellectual property rights and/or that Crescent’s patents are invalid and/or unenforceable. In addition, in a patent infringement proceeding, a court or administrative body may decide that one or more of the patents Crescent asserts is invalid or unenforceable, in whole or in part, construe the patent’s claims narrowly or refuse to prevent the other party from using the technology at issue on the grounds that Crescent’s patents do not cover the technology. Similarly, if Crescent asserts trademark infringement claims, a court or administrative body may determine that the marks Crescent has asserted are invalid or unenforceable or that the party against whom Crescent has asserted trademark infringement has superior rights to the marks in question. In such a case, Crescent could ultimately be forced to cease use of such marks. In any intellectual property litigation, even if Crescent is successful, any award of monetary damages or other remedy Crescent receives may not be commercially valuable.
Further, Crescent may be required to protect its future patents, if filed and issued, through procedures created to challenge the validity of a patent before administrative bodies in the United States such as the USPTO or abroad. Such mechanisms include re-examination, post grant review and equivalent proceedings in foreign jurisdictions, e.g., opposition proceedings. An adverse determination in any such submission or proceeding could reduce the scope or enforceability of, or invalidate, Crescent’s patent rights, which could adversely affect Crescent’s competitive position. Because of a lower evidentiary standard in USPTO proceedings compared to the evidentiary standard in U.S. federal courts necessary to invalidate a patent claim, a third party could potentially provide evidence in a USPTO proceeding sufficient for the USPTO to hold a claim invalid even though the same evidence would be insufficient to invalidate the claim if first presented in a district court action.
In addition, if Crescent’s programs are found to infringe the intellectual property rights of third parties, these third parties may assert infringement claims against Crescent’s future licensees and other parties with whom Crescent has business relationships and Crescent may be required to indemnify those parties for any damages they suffer as a result of these claims, which may require Crescent to initiate or defend protracted and costly litigation on behalf of licensees and other parties regardless of the merits of such claims. If any of these claims succeed, Crescent may be forced to pay damages on behalf of those parties or may be required to obtain licenses for the products they use.
Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation or other legal proceedings relating to Crescent’s intellectual property rights, there is a risk that some of Crescent’s confidential information could be compromised by disclosure during this type of litigation or other proceedings.
Crescent may be subject to claims that it has wrongfully hired an employee from a competitor or that its employees, consultants or independent contractors have wrongfully used or disclosed confidential information of third parties.
As is common in the biotechnology industry, in addition to Crescent’s employees, Crescent engages the services of consultants to assist it in the development of its programs. Many of these consultants, and many of Crescent’s employees, were previously employed at, or may have previously provided or may be currently providing consulting services to, other biotechnology or pharmaceutical companies including Crescent’s competitors or potential competitors. Crescent could in the future be subject to claims that it or its employees have inadvertently or otherwise used or disclosed alleged trade secrets or other confidential information of former employers or competitors. Although Crescent tries to ensure that its employees and consultants do not use the intellectual property, proprietary information, know-how or trade secrets of others in their work for Crescent, Crescent may become subject to claims that it caused an employee to breach the terms of his or her non-competition or non-solicitation agreement, or that Crescent or these individuals have, inadvertently or otherwise, used or disclosed the alleged trade secrets or other proprietary information of a former employer or competitor.
While Crescent may litigate to defend itself against these claims, even if it is successful, litigation could result in substantial costs and could be a distraction to management. If Crescent’s defenses to these claims fail, in addition to requiring it to pay monetary damages, a court could prohibit Crescent from using technologies or features that are essential to its programs, if such technologies or features are found to incorporate or be derived from the trade secrets or other proprietary information of the former employers. Moreover, any such litigation or the threat thereof may adversely affect Crescent’s reputation, its ability to form strategic alliances or sublicense its rights to collaborators, engage with scientific advisors or hire employees or consultants, each of which would have an adverse effect on Crescent’s business, results of operations and financial condition. Even if Crescent is successful in defending against such claims, litigation could result in substantial costs and be a distraction to management.
Changes to patent laws in the United States and other jurisdictions could diminish the value of patents in general, thereby impairing Crescent’s ability to protect its products.
Although Crescent does not currently own or in-license any patents or applications, if it obtains such patents and applications in the future, changes in either the patent laws or interpretation of patent laws in the United States, including patent reform legislation such as the Leahy-Smith Act could increase the uncertainties and costs surrounding the prosecution of Crescent’s owned and in-licensed patent applications, if any, and the maintenance, enforcement or defense of its owned and in-licensed issued patents, if any. The Leahy-Smith Act includes a number of significant changes to United States patent law. These changes include provisions that affect the way patent applications are prosecuted, redefine prior art, provide more efficient and cost-effective avenues for competitors to challenge the validity of patents, and enable third-party submission of prior art to the USPTO during patent prosecution and additional procedures to attack the validity of a patent at USPTO-administered post-grant proceedings, including post-grant review, inter partes review and derivation proceedings. Assuming that other requirements for patentability are met, prior to March 2013, in the United States, the first to invent the claimed invention was entitled to the patent, while outside the United States, the first to file a patent application was entitled to the patent. After March 2013, under the Leahy-Smith Act, the United States transitioned to a first-to-file system in which, assuming that the other statutory requirements for patentability are met, the first inventor to file a patent application will be entitled to the patent on an invention regardless of whether a third party was the first to invent the claimed invention. As such, the Leahy-Smith Act and its implementation could increase the uncertainties and costs surrounding the prosecution of Crescent’s patent applications, if any, and the enforcement or defense of its issued patents, if any, all of which could have a material adverse effect on Crescent’s business, financial condition, results of operations and prospects. Additionally, the USPTO and patent offices in other jurisdictions have often required that patent applications directed to pharmaceutical and/or biotechnology-related inventions be limited or narrowed substantially to cover only the specific innovations exemplified in the patent application, thereby limiting the scope of protection against competitive challenges. Accordingly, even if Crescent or its licensors are able to obtain patents, the patents might be substantially narrower than anticipated. Thus, there is no assurance as to the degree and range of protections any of Crescent’s patents, if issued, may afford Crescent or whether patents will be issued.
In addition, the patent positions of companies in the development and commercialization of biologics and pharmaceuticals are particularly uncertain. U.S. Supreme Court and U.S. Court of Appeals for the Federal Circuit rulings have narrowed the scope of patent protection available in certain circumstances and weakened the rights of patent owners in certain situations, including in the antibody arts. For example, the United States Supreme Court in Amgen, Inc. v. Sanofi (Amgen) recently held that Amgen’s patent claims to a class of antibodies functionally defined by their ability to bind a particular antigen were invalid for lack of enablement where the patent specification provided twenty-six exemplary antibodies, but the claimed class of antibodies covered a “vast number” of additional antibodies not disclosed in the specification. The Court stated that if patent claims are directed to an entire class of compositions of matter, then the patent specification must enable a person skilled in the art to make and use the entire class of compositions. This decision makes it unlikely that Crescent will be granted U.S. patents with composition of matter claims directed to antibodies functionally defined by their ability to bind a particular antigen. Even if Crescent is granted claims directed to functionally defined antibodies, it is possible that a third party may challenge Crescent’s patents, when issued, relying on the reasoning in Amgen or other recent precedential court decisions. Additionally, there have been proposals for additional changes to the patent laws of the United States and other countries that, if adopted, could impact Crescent’s ability to enforce its proprietary technology. This combination of events has created uncertainty with respect to the validity and enforceability of patents once obtained. Depending on future actions by the U.S. Congress, the federal courts and the USPTO, the laws and regulations governing patents could change in unpredictable ways that could have a material adverse effect on Crescent’s patent rights and its ability to protect, defend and enforce its patent rights in the future.
Geopolitical instability in the United States and in foreign countries could increase the uncertainties and costs surrounding the prosecution or maintenance of patent applications and the maintenance, enforcement or defense of issued patents. For example, the United States and foreign government actions related to Russia’s invasion of Ukraine may limit or prevent filing, prosecution and maintenance of patent applications in Russia. Government actions may also prevent maintenance of issued patents in Russia. These actions could result in abandonment or lapse of patents or patent applications, resulting in partial or complete loss of patent rights in Russia. If such an event were to occur, it could have a material adverse effect on Crescent’s business. In addition, a decree was adopted by the Russian government in March 2022 allowing Russian companies and individuals to exploit inventions owned by patentees that have citizenship or nationality in, are registered in, or have predominately primary place of business or profit-making activities in the United States and other countries that Russia has deemed unfriendly without consent or compensation. Consequently, Crescent would not be able to prevent third parties from practicing its inventions in Russia or from selling or importing products made using its inventions in and into Russia. Accordingly, Crescent’s competitive position may be impaired, and its business, financial condition, results of operations and prospects may be adversely affected.

In addition, a European Unified Patent Court (“UPC”) entered into force on June 1, 2023. The UPC is a common patent court that hears patent infringement and revocation proceedings effective for EU Member States. The broad geographic reach of the UPC could enable third parties to seek revocation of any of Crescent’s future European patents in a single proceeding at the UPC rather than through multiple proceedings in each of the individual European Union member states in which the European patent is validated. Under the UPC, a successful revocation proceeding for a European Patent under the UPC would result in loss of patent protection in those European Union countries. Accordingly, a single proceeding under the UPC could result in the partial or complete loss of patent protection in numerous European Union countries. Such a loss of patent protection could have a material adverse impact on Crescent’s business and its ability to commercialize its technology and product candidates and, resultantly, on its business, financial condition, prospects and results of operations. Moreover, the controlling laws and regulations of the UPC will develop over time and Crescent cannot predict what the outcomes of cases tried before the UPC will be. The case law of the UPC may adversely affect Crescent’s ability to enforce or defend the validity of its European patents. Patent owners have the option to opt-out their European patents from the jurisdiction of the UPC, defaulting to pre-UPC enforcement mechanisms.
Although Crescent does not currently own any European patents or applications, if it obtains such patents and applications in the future, any such revocation and loss of patent protection could have a material adverse impact on Crescent’s business and its ability to commercialize or license its technology and products. Moreover, the controlling laws and regulations of the UPC will develop over time, and may adversely affect Crescent’s ability to enforce or defend the validity of any European patents it may obtain. Crescent may decide to opt out from the UPC any future European patent applications that it may file and any patents it may obtain. If certain formalities and requirements are not met, however, such European patents and patent applications could be challenged for non-compliance and brought under the jurisdiction of the UPC. Crescent cannot be certain that future European patents and patent applications will avoid falling under the jurisdiction of the UPC, if Crescent decides to opt out of the UPC.
Obtaining and maintaining patent protection depends on compliance with various procedural, document submissions, fee payment and other requirements imposed by governmental patent agencies, and Crescent’s patent protection could be reduced or eliminated for non-compliance with these requirements.
Periodic maintenance fees, renewal fees, annuities fees and various other governmental fees on patents and/or patent applications are due to be paid to the USPTO and foreign patent agencies in several stages over the lifetime of the patent and/or patent application. The USPTO and various foreign governmental patent agencies also require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. While an inadvertent lapse can in many cases be cured by payment of a late fee or by other means in accordance with the applicable rules, there are situations in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. Non-compliance events that could result in abandonment or lapse of a patent or patent application include, but are not limited to, failure to respond to official actions within prescribed time limits, non-payment of fees and failure to properly legalize and submit formal documents. If Crescent fails to maintain any future patents and patent applications, if filed and issued, covering its programs, Crescent’s competitive position would be adversely affected.
Crescent may not identify relevant third-party patents or may incorrectly interpret the relevance, scope or expiration of a third-party patent, which might adversely affect Crescent’s ability to develop and market its products.
Crescent cannot guarantee that any of its patent searches or analyses, including the identification of relevant patents, the scope of patent claims or the expiration of relevant patents, are complete or thorough, nor can Crescent be certain that it has identified each and every third-party patent and pending application in the United States and abroad that is relevant to or necessary for the commercialization of its product candidates in any jurisdiction. The scope of a patent claim is determined by an interpretation of the law, the written disclosure in a patent, the patent’s prosecution history and in some cases certain extrinsic evidence of the meaning of terms in a claim. Crescent’s interpretation of the relevance or the scope of a patent or a pending application may be incorrect. For example, Crescent may incorrectly determine that its products are not covered by a third-party patent or may incorrectly predict whether a third-party’s pending application will issue with claims of relevant scope. Crescent’s determination of the expiration date of any patent in the United States or abroad that it considers relevant may be incorrect. Crescent’s failure to identify and correctly interpret relevant patents may negatively impact its ability to develop and market its products.
In addition, because some patent applications in the United States may be maintained in secrecy until the patents are issued, patent applications in the United States and many foreign jurisdictions are typically not published until 18 months after filing, and publications in the scientific literature often lag behind actual discoveries, Crescent cannot be certain that others have not filed patent applications for technology covered by Crescent’s future issued patents or its pending applications, if filed, or that Crescent was the first to invent the technology. Crescent’s competitors may have filed, and may in the future file, patent applications covering products or technology similar to Crescent’s. Any such patent application may have priority over Crescent’s future patent applications or patents, if filed and issued, which could require Crescent to obtain rights to issued patents covering such technologies.
Crescent may become subject to claims challenging the inventorship or ownership of its patents and other intellectual property.
Crescent may be subject to claims that former employees, collaborators or other third parties have an interest in Crescent’s future patents, if filed and issued, or other intellectual property as an inventor or co-inventor. The failure to name the proper inventors on a patent application can result in the patents issuing thereon being invalid or unenforceable. Inventorship disputes may arise from conflicting views regarding the contributions of different individuals named as inventors, the effects of foreign laws where foreign nationals are involved in the development of the subject matter of the patent, conflicting obligations of third parties involved in developing Crescent’s programs or as a result of questions regarding co-ownership of potential joint inventions. Litigation may be necessary to resolve these and other claims challenging inventorship and/or ownership. While Crescent typically requires employees, consultants and contractors who may develop intellectual property on its behalf to execute agreements assigning such intellectual property to Crescent, Crescent may be unsuccessful in obtaining execution of assignment agreements with each party who in fact develops intellectual property that Crescent regards as its own. Moreover, even when Crescent obtains agreements assigning intellectual property to it, the assignment of intellectual property rights may not be self-executing or the assignment agreements may be breached. In either case, Crescent may be forced to bring claims against third parties, or defend claims that they may bring against Crescent, to determine the ownership of what Crescent regards as its intellectual property. If Crescent fails in defending any such claims, in addition to paying monetary damages, it may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, valuable intellectual property. Such an outcome could have a material adverse effect on Crescent’s business. Even if Crescent is successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.
Patent terms may be inadequate to protect the competitive position of Crescent’s product candidates for an adequate amount of time.
Patents have a limited lifespan. In the United States, if all maintenance fees are timely paid, the natural expiration of a patent is generally 20 years from its earliest United States non-provisional filing date or international Patent Cooperation Treaty Filing. The patent term of a U.S. patent may be lengthened by patent term adjustment, which compensates a patentee for administrative delays by the USPTO in granting a patent, or may be shortened if a patent is terminally disclaimed over an earlier-filed patent.
Various extensions may be available, but the life of a patent, and the protection it affords, is limited. Even if patents covering Crescent’s product candidates are obtained, once the patent life has expired, Crescent may be open to competition from competitive products, including generics or biosimilars. Given the amount of time required for the development, testing and regulatory review of new product candidates, patents protecting such product candidates might expire before or shortly after such product candidates are commercialized. As a result, Crescent’s owned and licensed patent portfolio may not provide it with sufficient rights to exclude others from commercializing products similar or identical to Crescent’s.
In the United States, the Drug Price Competition and Patent Term Restoration Act of 1984 permits a Patent Term Extension (“PTE”) of up to five years beyond the normal expiration of the patent to compensate patent owners for loss of an enforceable patent term due to the lengthy regulatory approval process. A PTE grant cannot extend the remaining term of a patent beyond a total of 14 years from the date of the product approval. Further, PTE may only be applied once per product, and only with respect to an approved indication — in other words, only one patent (for example, covering the product itself, an approved use of said product, or a method of manufacturing said product) can be extended by PTE. Crescent anticipates applying for PTE in the United States. Similar extensions may be available in other countries where anticipates is prosecuting patents, and Crescent likewise anticipates applying for such extensions.
The granting of a PTE is not guaranteed and is subject to numerous requirements. Crescent might not be granted an extension because of, for example, failure to apply within applicable periods, failure to apply prior to the expiration of relevant patents or otherwise failure to satisfy any of the numerous applicable requirements. In addition, to the extent Crescent wishes to pursue a PTE based on a patent that it in-licenses from a third party, Crescent would need the cooperation of that third party. Moreover, the applicable authorities, including the FDA and the USPTO in the United States, and any equivalent regulatory authority in other countries, may not agree with Crescent’s assessment of whether such extensions are available, and may refuse to grant extensions to Crescent’s patents, or may grant more limited extensions than Crescent requests. If this occurs, Crescent’s competitors may be able to obtain approval of competing products following its patent expiration by referencing Crescent’s clinical and preclinical data and launch their product earlier than might otherwise be the case. If this were to occur, it could have a material adverse effect on Crescent’s ability to generate revenue.
Crescent’s technology licensed from various third parties in the future, including Paragon, may be subject to retained rights.
Crescent’s future licensors may retain certain rights under the relevant agreements with Crescent, including the right to use or license the licensed technology outside of the scope of Crescent’s license, use the underlying technology for noncommercial academic and research use, to publish general scientific findings from research related to the technology, and to make customary scientific and scholarly disclosures of information relating to the technology. It is difficult to monitor whether Crescent’s licensors limit their use of the technology to these uses, and Crescent could incur substantial expenses to enforce its rights to its licensed technology in the event of misuse. In addition, while there are certain restrictions on Paragon’s ability to develop products that could be competitive with Crescent’s, these restrictions may not prevent the possible future license or development by Paragon of certain technology that could lead to product candidates competitive with Crescent’s. This could have a material adverse effect on Crescent’s competitive position, business, financial condition, results of operations, and prospects.
Risks Related to Crescent’s Reliance on Third Parties
Crescent expects to rely on licensing arrangements with Paragon through the Paragon Option Agreements. If Crescent is unable to maintain collaborations or licensing arrangements, or if its collaborations or licensing arrangements are not successful, Crescent’s business could be negatively impacted.
Crescent expects to rely on its current and future licensing arrangements with Paragon, including through the Paragon Option Agreements, for a substantial portion of its discovery capabilities, including for CR-001, CR-002 and CR-003, and in-licenses.
Collaborations or licensing arrangements that Crescent enters into may not be successful, including in connection with the Paragon Option Agreements, and any success will depend heavily on the efforts and activities of such collaborators or licensors. If any of Crescent’s current or future collaborators or licensors experiences delays in performance of, or fails to perform its obligations under their agreement with Crescent, disagrees with Crescent’s interpretation of the terms of such agreement or terminates their agreement with Crescent, Crescent’s programs could be adversely affected. If Crescent fails to comply with any of the obligations under its collaborations or license agreements, including payment terms and diligence terms, Crescent’s collaborators or licensors may have the right to terminate such agreements, in which event Crescent may lose intellectual property rights and may not be able to develop, manufacture, market or sell the products covered by its agreements or may face other penalties under its agreements. Crescent’s collaborators and licensors may also fail to properly maintain or defend the intellectual property Crescent has licensed from them, if required by Crescent’s agreement with them, or even infringe upon, Crescent’s intellectual property rights, leading to the potential invalidation of Crescent’s intellectual property or subjecting it to litigation or arbitration, any of which would be time-consuming and expensive and could harm Crescent’s ability to commercialize its product candidates. In addition, collaborators could independently develop, or develop with third parties, products that compete directly or indirectly with Crescent’s programs and products if the collaborators believe that the competitive products are more likely to be successfully developed or can be commercialized under terms that are more economically attractive than Crescent’s.
As part of Crescent’s strategy, Crescent plans to evaluate additional opportunities to enhance its capabilities and expand its development pipeline or provide development or commercialization capabilities that complement Crescent’s. Crescent may not realize the benefits of such collaborations, alliances or licensing arrangements. Any of these relationships may require Crescent to incur non-recurring and other charges, increase its near and long-term expenditures, issue securities that dilute its existing stockholders or disrupt its management and business.
Crescent may face significant competition in attracting appropriate collaborators, and more established companies may also be pursuing strategies to license or acquire third-party intellectual property rights that Crescent considers attractive. These companies may have a competitive advantage over Crescent due to their size, financial resources and greater clinical development and commercialization capabilities. In addition, companies that perceive Crescent to be a competitor may be unwilling to assign or license rights to Crescent. Whether Crescent reaches a definitive agreement for a collaboration will depend upon, among other things, its assessment of the collaborator’s resources and expertise, the terms and conditions of the proposed collaboration and the proposed collaborator’s evaluation of a number of factors. Collaborations are complex and time-consuming to negotiate, document and execute. In addition, consolidation among large pharmaceutical and biotechnology companies has reduced the number of potential future collaborators. Crescent may not be able to negotiate additional collaborations on a timely basis, on acceptable terms or at all. If Crescent fails to enter into collaborations and does not have sufficient funds or expertise to undertake the necessary development and commercialization activities, it may not be able to further develop its product candidates or bring them to market.
Crescent currently relies, and plans to rely in the future, on third parties to conduct and support its preclinical studies and clinical trials. If these third parties do not properly and successfully carry out their contractual duties or meet expected deadlines, Crescent may not be able to obtain regulatory approval of or commercialize its product candidates.
Crescent has utilized and plans to continue to utilize and depend upon independent investigators and collaborators, such as medical institutions, CROs, contract testing labs and strategic partners, to conduct and support its preclinical studies and clinical trials under agreements with Crescent. Crescent will rely heavily on these third parties over the course of its preclinical studies and clinical trials, and Crescent controls only certain aspects of their activities. As a result, Crescent will have less direct control over the conduct, timing and completion of these preclinical studies and clinical trials and the management of data developed through preclinical studies and clinical trials than would be the case if it were relying entirely upon its own staff. Nevertheless, Crescent is responsible for ensuring that each of its studies and trials is conducted in accordance with the applicable protocol, legal, regulatory and scientific standards, and its reliance on these third parties does not relieve Crescent of its regulatory responsibilities. Crescent and its third-party contractors and CROs are required to comply with GCP regulations, which are regulations and guidelines enforced by the FDA and comparable foreign regulatory authorities for all of Crescent’s programs in clinical development. If Crescent or any of these third parties fail to comply with applicable GCP regulations, the clinical data generated in Crescent’s clinical trials may be deemed unreliable and the FDA or comparable foreign regulatory authorities may require Crescent to perform additional clinical trials before approving Crescent’s marketing applications. Crescent cannot assure you that upon inspection by a given regulatory authority, such regulatory authority will determine that any of Crescent’s clinical trials comply with GCP regulations. In addition, Crescent’s clinical trials must be conducted with products produced under cGMP regulations. Crescent’s failure to comply with these regulations may require it to repeat clinical trials, which would delay the regulatory approval process. Moreover, Crescent’s business may be implicated if any of these third parties violates federal or state fraud and abuse or false claims laws and regulations or healthcare privacy and security laws.
Any third parties conducting Crescent’s clinical trials will not be Crescent’s employees and, except for remedies available to Crescent under its agreements with such third parties, Crescent cannot control whether they devote sufficient time and resources to Crescent’s programs. These third parties may be involved in mergers, acquisitions or similar transactions and may have relationships with other commercial entities, including Crescent’s competitors, for whom they may also be conducting clinical trials or other product development activities, which could negatively affect their performance on Crescent’s behalf and the timing thereof and could lead to products that compete directly or indirectly with Crescent’s product candidates. If these third parties do not successfully carry out their contractual duties or obligations or meet expected deadlines, if they need to be replaced or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to Crescent’s clinical protocols or regulatory requirements or for other reasons, Crescent’s clinical trials may be extended, delayed or terminated and Crescent may not be able to complete development of, obtain regulatory approval of or successfully commercialize its product candidates.
In addition, Crescent currently relies on foreign CROs and CMOs, including WuXi Biologics (Hong Kong) Limited (“WuXi”) for formulation and manufacturing of Crescent’s stage 1 clinical trial materials, and will likely continue to rely on foreign CROs and CMOs in the future. WuXi is a subsidiary or affiliate of WuXi Biologics, which is identified in the proposed U.S. legislation known as the BIOSECURE Act as a biotechnology “company of concern.” The BIOSECURE Act, if passed, would prohibit federal agencies from entering into procurement contracts with an entity that uses biotechnology equipment or services from a biotechnology company of concern. Foreign CMOs may be subject to U.S. legislation, including the proposed BIOSECURE Act, trade restrictions and other foreign regulatory requirements which could increase the cost or reduce the supply of material available to Crescent, delay the procurement or supply of such material or have an adverse effect on Crescent’s ability to secure significant commitments from governments to purchase its potential therapies. For example, in April 2025, the United States government imposed significant tariffs on imports from China and other countries and may impose more restrictions on goods, including biologically derived substances, manufactured in or imported from China or impose other restrictions on companies’ ability to work with Chinese biotech companies. To the extent these or future tariffs are applicable to the material we import from China and other countries, our financial condition could be adversely affected.
Further, the biopharmaceutical industry in China is strictly regulated by the Chinese government. Changes to Chinese regulations or government policies affecting biopharmaceutical companies are unpredictable and may have a material adverse effect on Crescent’s collaborators in China which could have an adverse effect on Crescent’s business, financial condition, results of operations and prospects. In addition, the United States government has imposed a 10% additional tariff on imports from China and may impose more restrictions on goods, including biologically derived substances, manufactured in or imported from China or impose other restrictions on companies’ ability to work with Chinese biotech companies. Evolving changes in China’s public health, economic, political, and social conditions and the uncertainty around China’s relationship with other governments, such as the United States and the UK, could also negatively impact Crescent’s ability to manufacture its product candidates for its planned clinical trials or have an adverse effect on its ability to secure government funding, which could adversely affect Crescent’s financial condition and cause it to delay its clinical development programs. Furthermore, if the BIOSECURE Act is passed and one or more of Crescent’s collaborators or vendors in China, including WuXi, is deemed to be a biotechnology company of concern, Crescent’s operations and financial condition may be negatively impacted as a result of any delays or increased costs arising from the trade restrictions and other foreign regulatory requirements affecting such collaborators. In addition, while Crescent has established relationships with CROs and CMOs outside of China, moving to those suppliers in the event of a geopolitical instability affecting Crescent’s collaborators in China could introduce delays into the development program.
Crescent currently relies and expects to rely in the future on the use of manufacturing suites in third-party facilities or on third parties to manufacture its product candidates, and Crescent may rely on third parties to produce and process its products, if approved. Crescent’s business could be adversely affected if it is unable to use third-party manufacturing suites or if the third-party manufacturers encounter difficulties in production.
Crescent does not currently own any facility that may be used as its clinical or commercial manufacturing and processing facility and must currently rely on CMOs to manufacture its product candidates. Crescent has not yet caused any product candidates to be manufactured on a commercial scale and may not be able to do so for any of its product candidates, if approved. Crescent currently has a sole source relationship for its supply of the CR-001, CR-002 programs and expects to have a sole source relationship for the supply of the CR-003 program]. If there should be any disruption in such supply arrangement, including any adverse events affecting Crescent’s sole supplier, it could have a negative effect on the clinical development of Crescent’s programs and other operations while Crescent works to identify and qualify an alternate supply source. Crescent may not control the manufacturing process of, and may be completely dependent on, its contract manufacturing partners for compliance with cGMP requirements and any other regulatory requirements of the FDA or comparable foreign regulatory authorities for the manufacture of its product candidates. Beyond periodic audits, Crescent has limited control over the ability of its CMOs to maintain adequate quality control, quality assurance and qualified personnel. If the FDA or a comparable foreign regulatory authority does not approve these facilities for the manufacture of Crescent’s product candidates or if it withdraws any approval in the future, Crescent may need to find alternative manufacturing facilities, which would require the incurrence of significant additional costs, delays, and materially adversely affect Crescent’s ability to develop, obtain regulatory approval for or market its product candidates, if approved. Similarly, Crescent’s failure, or the failure of its CMOs, to comply with applicable regulations could result in sanctions being imposed on Crescent, including fines, injunctions, civil penalties, delays, suspension or withdrawal of approvals, license revocation, seizures or recalls of product candidates or drugs, operating restrictions and criminal prosecutions, any of which could significantly and adversely affect supplies of Crescent’s product candidates or drugs and harm Crescent’s business and results of operations.
Moreover, Crescent’s CMOs may experience manufacturing difficulties due to resource constraints, supply chain issues, or as a result of labor disputes or unstable political environments. If any CMOs on which Crescent will rely fail to manufacture quantities of Crescent’s product candidates at quality levels necessary to meet regulatory requirements and at a scale sufficient to meet anticipated demand at a cost that allows Crescent to achieve profitability, Crescent’s business, financial condition and prospects could be materially and adversely affected. In addition, Crescent’s CMOs are responsible for transporting temperature-controlled materials that can be inadvertently degraded during transport due to several factors, rendering certain batches unsuitable for trial use for failure to meet, among others, Crescent’s integrity and purity specifications. Crescent and any of its CMOs may also face product seizure or detention or refusal to permit the import or export of products. Crescent’s business could be materially adversely affected by business disruptions to its third-party providers that could materially adversely affect its anticipated timelines, potential future revenue and financial condition and increase its costs and expenses. Each of these risks could delay or prevent the completion of Crescent’s preclinical studies and clinical trials or the approval of any of its product candidates by the FDA, result in higher costs or adversely impact commercialization of its product candidates. See the section titled “Crescent’s Business — Manufacturing” for a more detailed description of Crescent’s manufacturing plans and assumptions and the factors that may affect the success of Crescent’s programs.
Risks Related to Employee Matters, Managing Growth and Other Risks Related to Crescent’s Business
In order to successfully implement Crescent’s plans and strategies, Crescent will need to grow the size of its organization and it may experience difficulties in managing this growth.
Crescent expects to experience significant growth in the number of its employees and the scope of its operations, particularly in the areas of preclinical and clinical drug development, technical operations, clinical operations, regulatory affairs and, potentially, sales and marketing. To manage Crescent’s anticipated future growth, Crescent must continue to implement and improve its managerial, operational and financial personnel and systems, expand its facilities and continue to recruit and train additional qualified personnel. Due to Crescent’s limited financial resources and the limited experience of its management team working together in managing a company with such anticipated growth, Crescent may not be able to effectively manage the expansion of its operations or recruit and train additional qualified personnel.
Crescent is highly dependent on its key personnel and anticipates hiring new key personnel. If Crescent is not successful in attracting and retaining highly qualified personnel, it may not be able to successfully implement its business strategy.
Crescent is a preclinical stage biotechnology company with a limited operating history, and, as of May 3, 2025, it had 22 full-time employees. Crescent has been and will continue to be highly dependent on the research and development, clinical and business development expertise of its executive officers, as well as the other principal members of its management, scientific and clinical team. Any of Crescent’s management team members may terminate their employment with Crescent at any time. Crescent does not maintain “key person” insurance for any of its executives or other employees.
Attracting and retaining qualified personnel will also be critical to Crescent’s success, including with respect to any strategic transaction that it may pursue. The loss of the services of Crescent’s executive officers or other key employees could impede the achievement of its research, development and commercialization objectives and seriously harm its ability to successfully implement its business strategy. Furthermore, replacing executive officers and key employees may be difficult and may take an extended period of time because of the limited number of individuals in Crescent’s industry with the breadth of skills and experience required to successfully develop, facilitate regulatory approval of and commercialize product candidates. Competition to hire from this limited pool is intense, and Crescent may be unable to hire, train, retain or motivate these key personnel on acceptable terms given the competition among numerous pharmaceutical and biotechnology companies for similar personnel. Crescent also experiences competition for the hiring of scientific and clinical personnel from universities and research institutions.
In addition, Crescent relies on consultants and advisors, including scientific and clinical advisors, to assist it in formulating its discovery and nonclinical and clinical development and commercialization strategy. Crescent’s consultants and advisors may be employed by employers other than Crescent and may have commitments under consulting or advisory contracts with other entities that may limit their availability to Crescent. If Crescent is unable to continue to attract and retain high quality personnel, its ability to pursue its growth strategy will be limited.
Crescent’s future growth may depend, in part, on its ability to operate in foreign markets, where it would be subject to additional regulatory burdens and other risks and uncertainties.
Crescent’s future growth may depend, in part, on its ability to develop and commercialize its product candidates in foreign markets for which it may rely on collaboration with third parties. Crescent is not permitted to market or promote any of its product candidates before it receives regulatory approval from the applicable foreign regulatory authority, and may never receive such regulatory approval for any of its product candidates. To obtain separate regulatory approval in many other countries, Crescent must comply with numerous and varying regulatory requirements of such countries regarding safety and efficacy and governing, among other things, clinical trials and commercial sales, pricing and distribution of its product candidates, and Crescent cannot predict success in these jurisdictions. If Crescent fails to comply with the regulatory requirements in international markets and receive applicable regulatory and marketing approvals, its target market will be reduced and its ability to realize the full market potential of its product candidates will be harmed and its business will be adversely affected. Moreover, even if Crescent obtains approval of its product candidates and ultimately commercializes its product candidates in foreign markets, Crescent would be subject to the risks and uncertainties, including the burden of complying with complex and changing foreign regulatory, tax, accounting and legal requirements and reduced protection of intellectual property rights in some foreign countries.
Crescent’s estimates of market opportunity and forecasts of market growth may prove to be inaccurate, and even if the markets in which Crescent competes achieve the forecasted growth, its business may not grow at similar rates, or at all.
Crescent’s market opportunity estimates and growth forecasts are subject to significant uncertainty and are based on assumptions and estimates which may not prove to be accurate. Crescent’s estimates and forecasts relating to size and expected growth of its target market may prove to be inaccurate. Even if the markets in which Crescent competes meet Crescent’s size estimates and growth forecasts, Crescent’s business may not grow at similar rates, or at all. Crescent’s growth is subject to many factors, including its success in implementing its business strategy, which is subject to many risks and uncertainties.
Crescent’s revenue will be dependent, in part, upon the size of the markets in the territories for which it gains regulatory approval, the accepted price for the product, the ability to obtain coverage and reimbursement and whether Crescent owns the commercial rights for that territory. If the number of Crescent’s addressable patients is not as significant as it estimates, the indication approved by regulatory authorities is narrower than it expects or the treatment population is narrowed by competition, physician choice or treatment guidelines, Crescent may not generate significant revenue from sales of such products, even if approved.
Crescent’s employees, independent contractors, consultants, commercial collaborators, principal investigators, CROs, CMOs, suppliers and vendors may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements.
Crescent is exposed to the risk that its employees, independent contractors, consultants, commercial collaborators, principal investigators, CROs, CMOs, suppliers and vendors acting for or on its behalf may engage in misconduct or other improper activities. Crescent will adopt a code of conduct, which will become effective as of the Closing, but it is not always possible to identify and deter misconduct by these parties and the precautions Crescent takes to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting Crescent from governmental investigations or other actions or lawsuits stemming from a failure to comply with these laws or regulations.
Crescent’s internal information technology systems, or those of any of its CROs, manufacturers, other contractors or consultants, third-party service providers, or potential future collaborators, may fail or suffer security or data privacy breaches or other unauthorized or improper access to, use of, or destruction of Crescent’s proprietary or confidential data, employee data or personal data, which could result in additional costs, loss of revenue, significant liabilities, harm to Crescent’s brand and material disruption of its operations.
In the ordinary course of its business, Crescent and the third parties upon which it relies collect, receive, store, process, generate, use, transfer, disclose, make accessible, protect, secure, dispose of, transmit, and share (collectively, process) proprietary, confidential, and sensitive data, including personal data, intellectual property, trade secrets, and other sensitive data (collectively, sensitive information).
Despite the implementation of security measures in an effort to protect systems that store Crescent’s information, given their size and complexity and the increasing amounts of information maintained on Crescent’s internal information technology systems and those of its third-party CROs, other contractors (including sites performing Crescent’s clinical trials), third-party service providers and supply chain companies, and consultants, these systems are potentially vulnerable to breakdown or other damage or interruption from service interruptions, system malfunction, natural disasters, terrorism, war and telecommunication and electrical failures, as well as security breaches from inadvertent or intentional actions by Crescent’s employees, contractors, consultants, business partners and/or other third parties, or from cyber-attacks by malicious third parties, which may compromise Crescent’s system infrastructure or lead to the loss, destruction, alteration or dissemination of, or damage to, Crescent’s data.
Some actors now engage and are expected to continue to engage in cyber-attacks, including without limitation nation-state actors for geopolitical reasons and in conjunction with military conflicts and defense activities. During times of war and other major conflicts, Crescent, and the third parties upon which it relies, may be vulnerable to a heightened risk of these attacks, including retaliatory cyber-attacks, that could materially disrupt Crescent’s systems and operations, supply chain, and ability to produce, sell and distribute its goods and services. In particular, severe ransomware attacks are becoming increasingly prevalent and can lead to significant interruptions in Crescent’s operations, ability to provide its products or services, loss of sensitive data and income, reputational harm, and diversion of funds. Extortion payments may alleviate the negative impact of a ransomware attack, but Crescent may be unwilling or unable to make such payments due to, for example, applicable laws or regulations prohibiting such payments.
To the extent that any disruption or security breach were to result in loss, destruction, unavailability, alteration or dissemination of, or damage to, Crescent’s data or applications, or for it to be believed or reported that any of these occurred, Crescent could incur liability and reputational damage and the development and commercialization of its product candidates could be delayed. Further, Crescent’s insurance policies may not be adequate to compensate it for the potential losses arising from any such disruption in, or failure or security breach of, its systems or third-party systems where information important to Crescent’s business operations or commercial development is stored.
Crescent’s fully-remote workforce may create additional risks for its information technology systems and data because its employees work remotely and utilize network connections, computers, and devices working at home, while in transit and in public locations. Additionally, business transactions (such as acquisitions or integrations) could expose Crescent to additional cybersecurity risks and vulnerabilities, as its systems could be negatively affected by vulnerabilities present in acquired or integrated entities’ systems and technologies.
While Crescent has implemented security measures designed to protect against security incidents, there can be no assurance that these measures will be effective. Crescent may be unable in the future to detect vulnerabilities in its information technology systems because such threats and techniques change frequently, are often sophisticated in nature, and may not be detected until after a security incident has occurred. Further, Crescent may experience delays in developing and deploying remedial measures designed to address any such identified vulnerabilities. Applicable data privacy and security obligations may require Crescent to notify relevant stakeholders of security incidents. Such disclosures are costly, and the disclosure or the failure to comply with such requirements could lead to adverse consequences.
Crescent relies on third-party service providers and technologies to operate critical business systems to process sensitive information in a variety of contexts. Crescent’s ability to monitor these third parties’ information security practices is limited, and these third parties may not have adequate information security measures in place. If Crescent’s third-party service providers experience a security incident or other interruption, Crescent could experience adverse consequences. While Crescent may be entitled to damages if its third-party service providers fail to satisfy their privacy or security-related obligations to it, any award may be insufficient to cover Crescent’s damages, or Crescent may be unable to recover such award. In addition, supply-chain attacks have increased in frequency and severity, and Crescent cannot guarantee that third parties’ infrastructure in its supply chain or its third-party partners’ supply chains have not been compromised.
If Crescent (or a third party upon whom it relies) experiences a security incident or are perceived to have experienced a security incident, Crescent may experience adverse consequences, such as government enforcement actions (for example, investigations, fines, penalties, audits, and inspections); additional reporting requirements and/or oversight; restrictions on processing sensitive information (including personal data); litigation (including class claims); indemnification obligations; negative publicity; reputational harm; monetary fund diversions; interruptions in Crescent’s operations (including availability of data); financial loss; and other similar harms. Security incidents and attendant consequences may cause stakeholders (including investors and potential customers) to stop supporting Crescent’s platform, deter new customers from products, and negatively impact Crescent’s ability to grow and operate its business.
Crescent’s contracts may not contain limitations of liability, and even where they do, there can be no assurance that limitations of liability in Crescent’s contracts are sufficient to protect Crescent from liabilities, damages, or claims related to its data privacy and security obligations. Crescent cannot be sure that its insurance coverage will be adequate or sufficient to protect it from or to mitigate liabilities arising out of its privacy and security practices, that such coverage will continue to be available on commercially reasonable terms or at all, or that such coverage will pay future claims.
Crescent is subject to stringent and changing laws, regulations and standards, and contractual obligations relating to privacy, data protection, and data security. The actual or perceived failure to comply with such obligations could lead to government enforcement actions (which could include civil or criminal penalties), fines and sanctions, private litigation and/or adverse publicity and could negatively affect Crescent’s operating results and business.
Crescent and third parties who it works with are or may become subject to numerous domestic and foreign laws, regulations, and standards relating to privacy, data protection, and data security, the scope of which is changing, subject to differing applications and interpretations, and may be inconsistent among countries, or conflict with other rules. Crescent is or may become subject to the terms of contractual obligations related to privacy, data protection and data security. Crescent’s obligations may also change or expand as its business grows. The actual or perceived failure by Crescent or third parties related to Crescent to comply with such laws, regulations and obligations could increase Crescent’s compliance and operational costs, expose it to regulatory scrutiny, actions, fines and penalties, result in reputational harm, lead to a loss of customers, result in litigation and liability, and otherwise cause a material adverse effect on its business, financial condition, and results of operations. See the section titled “Crescent’s Business — Government Regulation — Data Privacy and Security” for a more detailed description of the laws that may affect Crescent’s ability to operate.
If Crescent fails to comply with environmental, health and safety laws and regulations, it could become subject to fines or penalties or incur costs that could have a material adverse effect on the success of its business.
Crescent is subject to numerous environmental, health and safety laws and regulations, including those governing laboratory procedures and the handling, use, storage, treatment and disposal of hazardous materials and wastes. Crescent’s operations may involve the use of hazardous and flammable materials, including chemicals and biological and radioactive materials. In addition, Crescent may incur substantial costs in order to comply with current or future environmental, health and safety laws and regulations. These current or future laws and regulations may impair Crescent’s research, development or commercialization efforts. Failure to comply with these laws and regulations also may result in substantial fines, penalties or other sanctions.
Crescent may be subject to adverse legislative or regulatory tax changes that could negatively impact its financial condition.
The rules dealing with U.S. federal, state and local income taxation are constantly under review by persons involved in the legislative process and by the Internal Revenue Service and the U.S. Treasury Department. Changes to tax laws (which may have retroactive application) could adversely affect Crescent’s stockholders or Crescent. Crescent assesses the impact of various tax reform proposals and modifications to existing tax treaties in all jurisdictions where it has operations to determine the potential effect on its business and any assumptions it has made about its future taxable income. Crescent cannot predict whether any specific proposals will be enacted, the terms of any such proposals or what effect, if any, such proposals would have on its business if they were to be enacted. For example, the United States enacted the Inflation Reduction Act of 2022 (“IRA”), which implements, among other changes, a 1% excise tax on certain stock buybacks. In addition, beginning in 2022, the Tax Cuts and Jobs Act eliminated the previously available option to deduct research and development expenditures and requires taxpayers to amortize them generally over five years for research activities conducted in the United States and over 15 years for research activities conducted outside the United States. The U.S. Congress is considering legislation that would restore the current deductibility of research and development expenditures; however, Crescent has no assurance that the provision will be repealed or otherwise modified. Such changes, among others, may adversely affect Crescent’s effective tax rate, results of operation and general business condition.
Crescent may acquire businesses or products, or form strategic alliances, in the future, and may not realize the benefits of such acquisitions.
Crescent may acquire additional businesses or products, form strategic alliances, or create joint ventures with third parties that it believes will complement or augment its existing business. If Crescent acquires businesses with promising markets or technologies, it may not be able to realize the benefit of acquiring such businesses if it is unable to successfully integrate them with its existing operations and company culture. Crescent may encounter numerous difficulties in developing, manufacturing and marketing any new product candidates or products resulting from a strategic alliance or acquisition that delay or prevent it from realizing their expected benefits or enhancing Crescent’s business. There is no assurance that, following any such acquisition, Crescent will achieve the synergies expected in order to justify the transaction, which could result in a material adverse effect on Crescent’s business and prospects.
Crescent maintains its cash at financial institutions, often in balances that exceed federally-insured limits. The failure of financial institutions could adversely affect Crescent’s ability to pay its operational expenses or make other payments.
Crescent’s cash held in non-interest-bearing and interest-bearing accounts exceeds the Federal Deposit Insurance Corporation (“FDIC”) insurance limits. If such banking institutions were to fail, Crescent could lose all or a portion of those amounts held in excess of such insurance limitations. For example, the FDIC took control of Silicon Valley Bank on March 10, 2023. The Federal Reserve subsequently announced that account holders would be made whole. However, the FDIC may not make all account holders whole in the event of future bank failures. In addition, even if account holders are ultimately made whole with respect to a future bank failure, account holders’ access to their accounts and assets held in their accounts may be substantially delayed. Any material loss that Crescent may experience in the future or inability for a material time period to access its cash and cash equivalents could have an adverse effect on its ability to pay its operational expenses or make other payments, which could adversely affect its business.
General Risk Factors
Crescent’s estimates of market opportunity and forecasts of market growth may prove to be inaccurate, and even if the markets in which Crescent competes achieve the forecasted growth, its business may not grow at similar rates, or at all.
Crescent’s market opportunity estimates and growth forecasts are subject to significant uncertainty and are based on assumptions and estimates which may not prove to be accurate. Crescent’s estimates and forecasts relating to size and expected growth of its target market may prove to be inaccurate. Even if the markets in which Crescent competes meet its size estimates and growth forecasts, Crescent’s business may not grow at similar rates, or at all. Crescent’s growth is subject to many factors, including its success in implementing its business strategy, which is subject to many risks and uncertainties.
Crescent’s revenue will be dependent, in part, upon the size of the markets in the territories for which Crescent gains regulatory approval, the accepted price for the product, the ability to obtain coverage and reimbursement and whether Crescent owns the commercial rights for that territory. If the number of its addressable patients is not as significant as Crescent estimates, the indication approved by regulatory authorities is narrower than Crescent expects or the treatment population is narrowed by competition, physician choice or treatment guidelines, Crescent may not generate significant revenue from sales of such products, even if approved.
Crescent may become exposed to costly and damaging liability claims, either when testing a product candidate in the clinical or at the commercial stage, and its product liability insurance may not cover all damages from such claims.
Crescent is exposed to potential product liability and professional indemnity risks that are inherent in the research, development, manufacturing, marketing, and use of pharmaceutical products. While Crescent currently has no products that have been approved for commercial sale, the future use of a product candidate in clinical trials, and the sale of any approved products in the future, may expose Crescent to liability claims. These claims may be made by patients that use the product, healthcare providers, pharmaceutical companies, or others selling such product. Any claims against Crescent, regardless of their merit, could be difficult and costly to defend and could materially and adversely affect the market for Crescent’s products or any prospects for commercialization of its products. Although Crescent intends to obtain product liability insurance for its future clinical trials, it is possible that any liabilities could exceed Crescent’s insurance coverage or that in the future Crescent may not be able to maintain insurance coverage at a reasonable cost or obtain insurance coverage that will be adequate to satisfy any liability that may arise. If a successful product liability claim or series of claims is brought against Crescent for uninsured liabilities or in excess of insured liabilities, Crescent’s assets may not be sufficient to cover such claims and its business operations could be impaired.
Litigation costs and the outcome of litigation could have a material adverse effect on Crescent’s business.
From time to time Crescent may be subject to litigation claims through the ordinary course of its business operations regarding, but not limited to, employment matters, security of patient and employee personal information, contractual relations with collaborators and intellectual property rights. Litigation to defend itself against claims by third parties, or to enforce any rights that Crescent may have against third parties, may continue to be necessary, which could result in substantial costs and diversion of its resources, causing a material adverse effect on its business, financial condition, results of operations or cash flows.

Crescent’s business could be adversely affected by economic downturns, inflation, increases in interest rates, natural disasters, public health crises, political crises, geopolitical events, or other macroeconomic conditions, which could have a material and adverse effect on its results of operations and financial condition.
The global economy, including credit and financial markets, has experienced extreme volatility and disruptions, including, among other things, diminished liquidity and credit availability, declines in consumer confidence, declines in economic growth, supply chain shortages, increases in inflation rates, higher interest rates, and uncertainty about economic stability. Adverse macroeconomic conditions, including inflation, slower growth or recession, new or increased tariffs and other barriers to trade, especially in light of recent comments and executive orders made by the Trump Administration, changes to fiscal and monetary policy or government budget dynamics (particularly in the pharmaceutical and biotech areas), tighter credit, fluctuating interest rates, volatility in financial markets, high unemployment, labor availability constraints, currency fluctuations and other challenges in the global economy have in the past adversely affected, and may in the future adversely affect, Crescent and Crescent’s business partners and suppliers. In addition, on February 1, 2025, the United States imposed a 25% tariff on imports from Canada and Mexico, which were subsequently suspended for a period of one month, and a 10% additional tariff on imports from China. On April 2, 2025, the United States announced a baseline 10% tariff on all foreign goods, with goods imported from specified nations, including China and those in the European Union, taxed at higher rates. On April 9, 2025, the United States suspended certain of these tariffs, while increasing the tariff on imports from China to 145%. Historically, tariffs have led to increased trade and political tensions. In response to tariffs, other countries have implemented retaliatory tariffs on U.S. goods. Political tensions as a result of trade policies could reduce trade volume, investment, technological exchange and other economic activities between major international economies, resulting in a material adverse effect on global economic conditions and the stability of global financial markets. There is substantial uncertainty about the duration of existing tariffs and whether additional tariffs may be imposed, modified or suspended. The Federal Reserve has raised interest rates multiple times in response to concerns about inflation and it may raise them again. Higher interest rates, coupled with reduced government spending and volatility in financial markets, may increase economic uncertainty and affect consumer spending. Similarly, the ongoing military conflict between Russia and Ukraine and in the Middle East and rising tensions with China have created extreme volatility in the global capital markets and may have further global economic consequences, including disruptions of the global supply chain. For example, trade policies and geopolitical disputes (including as a result of China-Taiwan relations) and other international conflicts can result in tariffs, sanctions and other measures that restrict international trade, and can materially adversely affect Crescent’s business, particularly if these measures occur in regions where Crescent sources its components or raw materials. In addition, tensions between the United States and China have led to a series of tariffs being imposed by the United States on imports from China mainland, as well as other business restrictions. Tariffs increase the costs of the components and raw materials Crescent sources. Countries may also adopt other measures, such as controls on imports or exports of goods, technology or data, that could adversely impact Crescent’s operations and supply chain. Any such volatility and disruptions may adversely affect Crescent’s business or the third parties on whom Crescent relies. If the equity and credit markets deteriorate, including as a result of political unrest or war, it may make any necessary debt or equity financing more costly, more dilutive, or more difficult to obtain in a timely manner or on favorable terms, if at all. Increased inflation rates can adversely affect Crescent by increasing its costs, including labor and employee benefit costs.
Crescent may in the future experience disruptions as a result of such macroeconomic conditions, including delays or difficulties in initiating or expanding clinical trials and manufacturing sufficient quantities of materials. Any one or a combination of these events could have a material and adverse effect on Crescent’s results of operations and financial condition.
Risks Related to the Cayman Redomestication
Currently, GlycoMimetics is governed by Delaware law, GlycoMimetics Charter and GlycoMimetics Bylaws, but upon effectiveness of the Cayman Redomestication the Combined Company will be governed by Cayman Islands law and the Cayman Articles, provisions of which have anti-takeover implications.
Upon effectiveness of the Cayman Redomestication, the Combined Company’s organizational documents will change and the Combined Company and its organizational documents will be governed by

Cayman Islands law rather than Delaware law. Provisions that will be included in the Cayman Articles may discourage, delay or prevent a merger, acquisition or other change in control of the Combined Company that shareholders may consider favorable, including transactions in which its ordinary shareholders might otherwise receive a premium price for their ordinary shares. These provisions could also limit the price that investors might be willing to pay in the future for the Combined Company’s ordinary shares, thereby depressing the market price of its ordinary shares. In addition, because the Combined Company board of directors will be responsible for appointing the members of the Combined Company management team, these provisions may frustrate or prevent any attempts by the Combined Company shareholders to replace or remove its current management by making it more difficult for shareholders to replace members of the Combined Company board of directors. Among other things, these provisions will:
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continue the use of a classified board of directors such that not all members of the Combined Company board of directors are elected at one time;

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allow the authorized number of the Combined Company directors to be changed only by resolution of its board of directors, subject to the terms of the Cayman Certificate of Designation;

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limit the manner in which shareholders can remove directors from the Combined Company’s board of directors;

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provide for advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted on at shareholder meetings;

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limit who may call a general meeting of shareholders;

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authorize the Combined Company board of directors to issue preferred shares without shareholder approval, which could be used to institute a “poison pill” that would work to dilute the share ownership of a potential hostile acquirer, effectively preventing acquisitions that have not been approved by the Combined Company board of directors; and

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require a special resolution passed by the affirmative vote of not less than two-thirds of the votes cast at a general meeting of the Combined Company will be required to amend provisions of the Cayman Articles.

In addition, upon effectiveness of the Cayman Redomestication, the Cayman Certificate of Designation (as defined below) relating to the Cayman Series A Preferred Shares (as defined below) may delay or prevent a change in control of the Combined Company. At any time while at least 30% of the originally issued Cayman Series A Preferred Shares remain issued and outstanding, we may not consummate a Fundamental Transaction (as defined in the Cayman Certificate of Designation) or any merger or consolidation of the Combined Company with or into another entity or any share sale to, or other business combination in which the Combined Company’s shareholders immediately before such transaction do not hold at least a majority of the Combined Company’s share capital immediately after such transaction, without the affirmative vote of the Cayman Preferred Directors (as defined below), acting together, or a simple majority of the then issued and outstanding Cayman Series A Preferred Shares. This provision of the Cayman Certificate of Designation may make it more difficult for the Combined Company to enter into any of the aforementioned transactions, even potential change of control transactions that could offer a premium over the market value of the Combined Company to the ordinary shareholders, as it would require the separate consent of the Cayman Preferred Directors, acting together, or a simple majority of the issued and outstanding Cayman Series A Preferred Shares.
Because the Cayman Articles designate the courts of the Cayman Islands as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our shareholders, this could limit your ability to obtain a favorable judicial forum for disputes with our company or our company’s directors, officers or other employees.
The Cayman Articles will provide that unless the Combined Company consents in writing to the selection of an alternative forum, the courts of the Cayman Islands shall have exclusive jurisdiction over any claim or dispute arising out of or in connection with the Cayman Articles or otherwise related in any way to each shareholder’s shareholding in the Combined Company, including but not limited to (i) any derivative action or proceeding brought on behalf of the Combined Company, (ii) any action asserting a claim of breach of any fiduciary or other duty owed by any of the Combined Company’s current or former director, officer or other employee to the Combined Company or its shareholders, (iii) any action asserting a claim arising pursuant to any provision of the Companies Act or the Cayman Articles, or (iv) any action asserting a claim against the Combined Company governed by the internal affairs doctrine (as such concept is recognized under the laws of the United States of America) and that each shareholder irrevocably submits to the exclusive jurisdiction of the courts of the Cayman Islands over all such claims or disputes. The forum selection provision in Cayman Articles will not apply to actions or suits brought to enforce any liability or duty created by the Securities Act, Exchange Act or any claim for which the federal district courts of the United States of America are, as a matter of the laws of the United States of America, the sole and exclusive forum for determination of such a claim.
The Cayman Articles will also provide that, without prejudice to any other rights or remedies that we may have, each of the Combined Company’s shareholders acknowledges that damages alone would not be an adequate remedy for any breach of the selection of the courts of the Cayman Islands as exclusive forum and that accordingly the Combined Company shall be entitled, without proof of special damages, to the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of the selection of the courts of the Cayman Islands as exclusive forum.
This choice of forum provision may increase a shareholder’s cost and limit the shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage lawsuits against the Combined Company and its directors, officers and other employees. Any person or entity purchasing or otherwise acquiring any of the Combined Company’s shares or other securities, whether by transfer, sale, operation of law or otherwise, shall be deemed to have notice of and have irrevocably agreed and consented to these provisions. There is uncertainty as to whether a court would enforce such provisions, and the enforceability of similar choice of forum provisions in other companies’ memorandum and articles of association or other charter documents has been challenged in legal proceedings. It is possible that a court could find this type of provisions to be inapplicable or unenforceable, and if a court were to find this provision in the Cayman Articles to be inapplicable or unenforceable in an action, the Combined Company may incur additional costs associated with resolving the dispute in other jurisdictions, which could have adverse effect on the Combined Company’s business and financial performance.
Risks Related to the Combined Company
If any of the events described in “Risks Related to GlycoMimetics” or “Risks Related to Crescent” occur, those events could cause potential benefits of the Merger not to be realized.
Following completion of the Merger, the Combined Company will be susceptible to many of the risks described in the sections herein entitled “Risks Related to GlycoMimetics” and “Risks Related to Crescent.” To the extent any of the events in the risks described in those sections occur, the potential benefits of the Merger may not be realized and the results of operations and financial condition of the Combined Company could be adversely affected in a material way. This could cause the market price of the Combined Company common stock to decline.
The market price of the Combined Company common stock is expected to be volatile, and the market price of the common stock may drop following the Merger.
The market price of the Combined Company common stock following the Merger could be subject to significant fluctuations. Some of the factors that may cause the market price of the Combined Company common stock to fluctuate include:
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results of clinical trials and preclinical studies of the Combined Company’s product candidates, or those of the Combined Company’s competitors or the Combined Company’s existing or future collaborators;

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failure to meet or exceed financial and development projections the Combined Company may provide to the public;

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failure to meet or exceed the financial and development projections of the investment community;

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if the Combined Company does not achieve the perceived benefits of the Merger as rapidly or to the extent anticipated by financial or industry analysts;

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announcements of significant acquisitions, strategic collaborations, joint ventures or capital commitments by the Combined Company or its competitors;

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actions taken by regulatory agencies with respect to the Combined Company’s product candidates, clinical studies, manufacturing process or sales and marketing terms;

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disputes or other developments relating to proprietary rights, including patents, litigation matters, and the Combined Company’s ability to obtain patent protection for its technologies;

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additions or departures of key personnel;

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significant lawsuits, including patent or stockholder litigation;

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if securities or industry analysts do not publish research or reports about the Combined Company’s business, or if they issue adverse or misleading opinions regarding its business and stock;

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changes in the market valuations of similar companies;

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general market or macroeconomic conditions or market conditions in the pharmaceutical and biotechnology sectors;

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sales of securities by the Combined Company or its securityholders in the future;

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if the Combined Company fails to raise an adequate amount of capital to fund its operations or continued development of its product candidates;

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trading volume of the Combined Company common stock;

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announcements by competitors of new commercial products, clinical progress or lack thereof, significant contracts, commercial relationships or capital commitments;

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adverse publicity relating to precision medicine product candidates, including with respect to other products in such markets;

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the introduction of technological innovations or new therapies that compete with the products and services of the Combined Company; and

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period-to-period fluctuations in the Combined Company’s financial results.

Moreover, the stock markets in general have experienced substantial volatility that has often been unrelated to the operating performance of individual companies. These broad market fluctuations may also adversely affect the trading price of the Combined Company common stock. In addition, a recession, depression or other sustained adverse market event could materially and adversely affect the Combined Company’s business and the value of its common stock. In the past, following periods of volatility in the market price of a company’s securities, stockholders have often instituted class action securities litigation against such companies. Furthermore, market volatility may lead to increased shareholder activism if the Combined Company experiences a market valuation that activists believe is not reflective of its intrinsic value. Activist campaigns that contest or conflict with the Combined Company’s strategic direction or seek changes in the composition of its board of directors could have an adverse effect on its operating results, financial condition and cash flows.
The Combined Company may incur losses for the foreseeable future and may never achieve profitability.
The Combined Company may never become profitable, even if it is able to complete clinical development for one or more product candidates and eventually commercialize such product candidates. The Combined Company will need to successfully complete significant research, development, testing and regulatory compliance activities that, together with projected general and administrative expenses, is expected to result in substantial increased operating losses for at least the next several years. Even if the Combined Company does achieve profitability, it may not be able to sustain or increase profitability on a quarterly or annual basis.

If the Combined Company fails to attract and retain management and other key personnel, it may be unable to continue to successfully develop or commercialize its product candidates or otherwise implement its business plan.
The Combined Company’s ability to compete in the highly competitive pharmaceuticals industry depends on its ability to attract and retain highly qualified managerial, scientific, medical, legal, sales and marketing and other personnel. The Combined Company will be highly dependent on its management and scientific personnel. The loss of the services of any of these individuals could impede, delay, or prevent the successful development of the Combined Company’s product pipeline, completion of its planned clinical trials, commercialization of its product candidates or in-licensing or acquisition of new assets and could impact negatively its ability to implement successfully its business plan. If the Combined Company loses the services of any of these individuals, it might not be able to find suitable replacements on a timely basis or at all, and its business could be harmed as a result. The Combined Company might not be able to attract or retain qualified management and other key personnel in the future due to the intense competition for qualified personnel among biotechnology, pharmaceutical and other businesses.
The Combined Company will need to raise additional financing in the future to fund its operations, which may not be available to it on favorable terms or at all.
The Combined Company will require substantial additional funds to conduct the costly and time-consuming clinical efficacy trials necessary to pursue regulatory approval of each potential product candidate and to continue the development of CR-001, CR-002, CR-003 and Crescent’s future programs and future product candidates. The Combined Company’s future capital requirements will depend upon a number of factors, including: the number and timing of future product candidates in the pipeline; progress with and results from preclinical testing and clinical trials; the ability to manufacture sufficient drug supplies to complete preclinical and clinical trials; the costs involved in preparing, filing, acquiring, prosecuting, maintaining and enforcing patent and other intellectual property claims; and the time and costs involved in obtaining regulatory approvals and favorable reimbursement or formulary acceptance. Raising additional capital may be costly or difficult to obtain and could, for example, through the sale of common stock or securities convertible or exchangeable into common stock, significantly dilute the Combined Company stockholders’ ownership interests or inhibit the Combined Company’s ability to achieve its business objectives. If the Combined Company raises additional funds through public or private equity offerings, the terms of these securities may include liquidation or other preferences that adversely the rights of its common stockholders. In addition, any debt financing may subject the Combined Company to fixed payment obligations and covenants limiting or restricting its ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If the Combined Company raises additional capital through marketing and distribution arrangements or other collaborations, strategic alliances or licensing arrangements with third parties, the Combined Company may have to relinquish certain valuable intellectual property or other rights to its product candidates, technologies, future revenue streams or research programs or grant licenses on terms that may not be favorable to it. Even if the Combined Company were to obtain sufficient funding, there can be no assurance that it will be available on terms acceptable to the Combined Company or its stockholders.
The Combined Company will incur additional costs and increased demands upon management as a result of complying with the laws and regulations affecting public companies.
The Combined Company will incur significant legal, accounting and other expenses as a public company that Crescent did not incur as a private company, including costs associated with public company reporting obligations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Combined Company’s management team will consist of the executive officers of Crescent prior to the Merger. These executive officers and other personnel will need to devote substantial time to gaining expertise related to public company reporting requirements and compliance with applicable laws and regulations to ensure that the Combined Company complies with all of these requirements. Any changes the Combined Company makes to comply with these obligations may not be sufficient to allow it to satisfy its obligations as a public company on a timely basis, or at all. These reporting requirements, rules and regulations, coupled with the increase in potential litigation exposure associated with being a public company, could also make it more difficult for the Combined Company to attract and retain qualified persons to serve on the board of directors or on board committees or to serve as executive officers, or to obtain certain types of insurance, including directors’ and officers’ insurance, on acceptable terms.
Upon completion of the Merger, failure by the Combined Company to comply with the initial listing standards of Nasdaq will prevent its stock from being listed on Nasdaq.
Upon completion of the Merger, GlycoMimetics, under the new name “Crescent Biopharma, Inc.,” will be required to meet the initial listing requirements to maintain the listing and continued trading of its shares on Nasdaq. These initial listing requirements are more difficult to achieve than the continued listing requirements. Pursuant to the Merger Agreement, GlycoMimetics agreed to use its commercially reasonable efforts to cause the shares of GlycoMimetics common stock being issued in the Merger (including any common stock issuable upon conversion of the GlycoMimetics Series A Preferred Stock) to be approved for listing on Nasdaq at or prior to the effective time of the Merger. Based on information currently available to GlycoMimetics, GlycoMimetics anticipates that its stock will be unable to meet the $4.00 minimum bid price initial listing requirement at the closing of the Merger unless it effects a reverse stock split. The GlycoMimetics Board intends to effect a reverse stock split of the shares of GlycoMimetics common stock at a ratio of between 70:1 to 110:1. In addition, often times a reverse stock split will not result in a trading price for the affected common stock that is proportional to the ratio of the split. Following the Merger, if the Combined Company is unable to satisfy Nasdaq listing requirements, Nasdaq may notify the Combined Company that its shares of common stock will not be listed on Nasdaq.
Upon a potential delisting from Nasdaq, if the Combined Company common stock is not then eligible for quotation on another market or exchange, trading of the shares could be conducted in the over-the-counter market or on an electronic bulletin board established for unlisted securities such as the Pink Sheets or the OTC Bulletin Board. In such event, it is likely that there would be significantly less liquidity in the trading of the Combined Company common stock; decreases in institutional and other investor demand for the shares, coverage by securities analysts, market making activity and information available concerning trading prices and volume; and fewer broker dealers willing to execute trades in the Combined Company common stock. Also, it may be difficult for the Combined Company to raise additional capital if the Combined Company common stock is not listed on a major exchange. The occurrence of any of these events could result in a further decline in the market price of the Combined Company common stock and could have a material adverse effect on the Combined Company.
Once the Combined Company is no longer a smaller reporting company or otherwise no longer qualifies for applicable exemptions, the Combined Company will be subject to additional laws and regulations affecting public companies that will increase the Combined Company’s costs and the demands on management and could harm the Combined Company’s operating results and cash flows.
The Combined Company will be subject to the reporting requirements of the Exchange Act, which requires, among other things, that the Combined Company file with the SEC, annual, quarterly and current reports with respect to the Combined Company’s business and financial condition as well as other disclosure and corporate governance requirements. However, as a “smaller reporting company,” as such term is defined in Rule 12b-2 under the Exchange Act, in at least the near term, the Combined Company may take advantage of exemptions from disclosure requirements, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and reduced disclosure obligations regarding executive compensation in this proxy statement/prospectus and in the Combined Company’s periodic reports and proxy statements. Once the Combined Company is no longer a smaller reporting company or otherwise no longer qualifies for these exemptions, the Combined Company will be required to comply with these additional legal and regulatory requirements applicable to public companies and will incur significant legal, accounting and other expenses to do so. If the Combined Company is not able to comply with the requirements in a timely manner or at all, the Combined Company’s financial condition or the market price of the Combined Company common stock may be harmed. For example, if the Combined Company or its independent auditor identifies deficiencies in the Combined Company’s internal control over financial reporting that are deemed to be material weaknesses the Combined Company could face additional costs to remedy those deficiencies, the market price of the Combined Company stock could decline or the Combined Company could be subject to sanctions or investigations by the SEC or other regulatory authorities, which would require additional financial and management resources.

If the Combined Company fails to maintain proper and effective internal controls, its ability to produce accurate financial statements on a timely basis could be impaired.
Provided the Combined Company continues to be listed on Nasdaq, the Combined Company will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act and the rules and regulations of Nasdaq. The Sarbanes-Oxley Act requires, among other things, that the Combined Company maintain effective disclosure controls and procedures and internal control over financial reporting. The Combined Company must perform system and process evaluation and testing of its internal control over financial reporting to allow management to report on the effectiveness of its internal controls over financial reporting in its Annual Report on Form 10-K filing for that year, as required by Section 404 of the Sarbanes-Oxley Act. As a private company, Crescent has not been required to document and test its internal controls over financial reporting nor has its management been required to certify the effectiveness of its internal controls and its auditors have not been required to opine on the effectiveness of its internal control over financial reporting. Following the Merger, the Combined Company will be required to incur substantial professional fees and internal costs to expand its accounting and finance functions and expend significant management efforts. The Combined Company may experience difficulty in meeting these reporting requirements in a timely manner.
The Combined Company may discover weaknesses in its system of internal control over financial reporting that could result in a material misstatement of its financial statements. The Combined Company’s internal control over financial reporting will not prevent or detect all errors and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and instances of fraud will be detected.
If the Combined Company is not able to comply with the requirements of Section 404 of the Sarbanes-Oxley Act, or if it is unable to maintain proper and effective internal controls, the Combined Company may not be able to produce timely and accurate financial statements. If that were to happen, the market price of its common stock could decline and it could be subject to sanctions or investigations by Nasdaq, the SEC or other regulatory authorities.
The unaudited pro forma condensed combined financial information for GlycoMimetics and Crescent included in this proxy statement/prospectus are preliminary, and the Combined Company’s actual financial position and operations after the Merger may differ materially from the unaudited pro forma financial information included in this proxy statement/prospectus.
The unaudited pro forma financial information for GlycoMimetics and Crescent included in this proxy statement/prospectus are presented for illustrative purposes only and is not necessarily indicative of the Combined Company’s actual financial condition or results of operations of future periods, or the financial condition or results of operations that would have been realized had the entities been combined during the period presented. The Combined Company’s actual results and financial position after the Merger may differ materially and adversely from the unaudited pro forma financial information included in this proxy statement/prospectus. The Exchange Ratio reflected in this proxy statement/prospectus is preliminary. The final Exchange Ratio could differ materially from the preliminary Exchange Ratio used to prepare the pro forma adjustments. For more information see the section titled “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 364.
Provisions that will be in the Combined Company’s certificate of incorporation and bylaws and provisions under Delaware law could make an acquisition of the Combined Company more difficult and may prevent attempts by its stockholders to replace or remove its management.
Provisions that will be included in the Combined Company’s certificate of incorporation and bylaws may discourage, delay or prevent a merger, acquisition or other change in control of the Combined Company that stockholders may consider favorable, including transactions in which its common stockholders might otherwise receive a premium price for their shares. These provisions could also limit the price that investors might be willing to pay in the future for shares of the Combined Company common stock, thereby depressing the market price of its common stock. In addition, because the Combined Company board of directors will be responsible for appointing the members of the Combined Company management team, these provisions may frustrate or prevent any attempts by the Combined Company stockholders to replace or remove its current management by making it more difficult for stockholders to replace members of the Combined Company board of directors. Among other things, these provisions will:
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continue the use of a classified board of directors such that not all members of the Combined Company board of directors are elected at one time;

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allow the authorized number of the Combined Company directors to be changed only by resolution of its board of directors;

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limit the manner in which stockholders can remove directors from the Combined Company’s board of directors;

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provide for advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted on at stockholder meetings;

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require that stockholder actions must be effected at a duly called stockholder meeting and prohibit actions by its stockholders by written consent;

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limit who may call a special meeting of stockholders;

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authorize the Combined Company board of directors to issue preferred stock without stockholder approval, which could be used to institute a “poison pill” that would work to dilute the stock ownership of a potential hostile acquirer, effectively preventing acquisitions that have not been approved by the Combined Company board of directors; and

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require the approval of the holders of at least 66 2∕3% of the votes that all Combined Company stockholders would be entitled to cast to amend or repeal certain provisions of the Combined Company’s certificate of incorporation or bylaws.

Moreover, because the Combined Company will be incorporated in Delaware, it is governed by the provisions of Section 203 of the DGCL, which prohibits stockholders owning in excess of 15% of the outstanding Combined Company voting stock from merging or combining with the Combined Company. Although GlycoMimetics and Crescent believe these provisions collectively will provide for an opportunity to receive higher bids by requiring potential acquirors to negotiate with the Combined Company board of directors, they would apply even if the offer may be considered beneficial by some stockholders. In addition, these provisions may frustrate or prevent any attempts by the Combined Company stockholders to replace or remove then current management by making it more difficult for stockholders to replace members of the board of directors, which is responsible for appointing the members of management.
In addition, the Certificate of Designation of Preferences, Rights and Limitations of the Series A Preferred Stock (the “Series A Certificate of Designation”) relating to the Combined Company’s Series A Preferred Stock may delay or prevent a change in control of the Combined Company. At any time while at least 30% of the originally issued Series A Preferred Stock remains issued and outstanding, we may not consummate a Fundamental Transaction (as defined in the Series A Certificate of Designation) or any merger or consolidation of the Combined Company with or into another entity or any stock sale to, or other business combination in which the Combined Company’s stockholders immediately before such transaction do not hold at least a majority of the Combined Company’s capital stock immediately after such transaction, without the affirmative vote of the Preferred Directors, acting together, or the holders of a majority of the then outstanding shares of the Series A Preferred Stock. This provision of the Series A Certificate of Designation may make it more difficult for the Combined Company to enter into any of the aforementioned transactions, even potential change of control transactions that could offer a premium over the market value of the Combined Company to the common stockholders, as it would require the separate consent of the Preferred Directors, acting together, or a majority of the holders of the Series A Preferred Stock.
If Proposal No. 4 is approved by GlycoMimetics stockholders and the Merger is completed, the Combined Company will effect the Cayman Redomestication pursuant to the Plan of Conversion as set forth in the form attached as Annex I to this proxy statement/prospectus, and, upon completion of the Cayman Redomestication, the rights of GlycoMimetics stockholders and the rights of Crescent stockholders who become the Combined Company stockholders pursuant to the Merger will no longer be governed by the GlycoMimetics Charter, GlycoMimetics Bylaws and the DGCL, and instead will be governed by a Cayman Articles, in the form attached as Annex J to this proxy statement/prospectus, and the Cayman Islands Companies Act. See “Risks Related to the Cayman Redomestication — Currently, GlycoMimetics is governed by Delaware, GlycoMimetics Charter and GlycoMimetics Bylaws, but upon effectiveness of the Cayman Redomestication the Combined Company will be governed by Cayman Islands law and the Cayman Articles, provisions of which have anti-takeover implications.”
If Proposal No. 4 is not approved by GlycoMimetics stockholders or the Combined Company does not effect the Cayman Redomestication for any reason, GlycoMimetics and Crescent expect the Combined Company to amend its bylaws to provide that, unless the Combined Company consents in writing to the selection of an alternative forum, certain designated courts will be the sole and exclusive forum for certain legal actions between Combined Company and its stockholders, which could limit its stockholders’ ability to obtain a favorable judicial forum for disputes with the Combined Company or its directors, officers, employees or stockholders.
If Proposal No. 4 is not approved by GlycoMimetics stockholders or the Combined Company does not effect the Cayman Redomestication for any reason, GlycoMimetics and Crescent expect the Combined Company to amend its bylaws to provide that, unless the Combined Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) is the sole and exclusive forum for the following types of proceedings (i) any derivative action or proceeding brought on the Combined Company’s behalf, (ii) any action asserting a claim of or based on a breach of a fiduciary duty owed by any of the Combined Company’s current or former directors, officers, employees or stockholders to the Combined Company or its stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action asserting a claim arising pursuant to any provision of the Combined Company’s certificate of incorporation or its bylaws (in each case, as they may be amended from time to time) or that is governed by the internal affairs doctrine, in each case subject to the Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein, which for purposes of this risk factor refers to herein as the “Delaware Forum Provision.” The Delaware Forum Provision will not apply to any causes of action arising under the Securities Act and the Exchange Act. GlycoMimetics and Crescent expect the Combined Company to also amend its bylaws to provide that, unless it consents in writing to an alternative forum, federal district courts of the United States will be the sole and exclusive forum for any complaint asserting a cause of action arising under the Securities Act, which for purposes of this risk factor is referred to herein as the “Federal Forum Provision.” There is uncertainty as to whether a court would enforce such a provision. In addition, the bylaws of the Combined Company will provide that any person or entity purchasing or otherwise acquiring any interest in shares of its capital stock is deemed to have notice of and consented to the foregoing Delaware Forum Provision and Federal Forum Provision; provided, however, that stockholders cannot and will not be deemed to have waived the Combined Company’s compliance with the U.S. federal securities laws and the rules and regulations thereunder.
The Delaware Forum Provision and the Federal Forum Provision may impose additional costs on stockholders of the Combined Company in pursuing any such claims, particularly if the stockholders do not reside in or near the State of Delaware or were permitted to select another jurisdiction. Additionally, the forum selection clauses in the bylaws of the Combined Company may limit its stockholders’ ability to bring a claim in a judicial forum that they find favorable for disputes with the Combined Company or its directors, officers, employees or stockholders, which may discourage such lawsuits against the Combined Company and its directors, officers, employees and stockholders even though an action, if successful, might benefit its stockholders. Alternatively, if a court were to find the Delaware Forum Provision or the Federal Forum Provision contained in the Combined Company’s bylaws to be inapplicable or unenforceable in an action, the Combined Company may incur additional costs associated with resolving such action in other jurisdictions, which could materially and adversely affect its business, financial condition and results of operations.
If Proposal No. 4 is approved by GlycoMimetics stockholders and the Merger is completed, the Combined Company will effect the Cayman Redomestication pursuant to the Plan of Conversion as set forth in the form attached as Annex I to this proxy statement/prospectus, and, upon completion of the Cayman Redomestication, the rights of GlycoMimetics stockholders and the rights of Crescent stockholders who become the Combined Company stockholders pursuant to the Merger will no longer be governed by the GlycoMimetics Charter, GlycoMimetics Bylaws and the DGCL, and instead will be governed by a Cayman Articles, in the form attached as Annex J to this proxy statement/prospectus, and the Cayman Islands Companies Act. See “Risks Related to the Cayman Redomestication — Because the Cayman Articles designate the courts of the Cayman Islands as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our shareholders, this could limit your ability to obtain a favorable judicial forum for disputes with our company or our company’s directors, officers or other employees.”
GlycoMimetics and Crescent do not anticipate that the Combined Company will pay any cash dividends in the foreseeable future.
The current expectation is that the Combined Company will retain its future earnings, if any, to fund the growth of the Combined Company’s business as opposed to paying dividends. As a result, capital appreciation, if any, of the Combined Company common stock will be your sole source of gain, if any, for the foreseeable future.
An active trading market for the Combined Company common stock may not develop and its stockholders may not be able to resell their shares of common stock for a profit, if at all.
Prior to the Merger, there had been no public market for shares of Crescent capital stock. An active trading market for the Combined Company shares of common stock may never develop or be sustained. If an active market for the Combined Company common stock does not develop or is not sustained, it may be difficult for the Combined Company stockholders to sell their shares at an attractive price or at all.
Future sales of shares by existing stockholders could cause the Combined Company stock price to decline.
If existing securityholders of GlycoMimetics and Crescent sell, or indicate an intention to sell, substantial amounts of the Combined Company common stock in the public market after legal restrictions on resale discussed in this proxy statement/prospectus lapse, the trading price of the common stock of the Combined Company could decline. Based on shares outstanding as of May 3, 2025 for GlycoMimetics and Crescent, after giving effect to the estimated Exchange Ratio and the shares of Crescent common stock to be issued in the Crescent Pre-Closing Financing and shares expected to be issued upon completion of the Merger and prior to giving effect to the anticipated GlycoMimetics Reverse Stock Split, the Combined Company is expected to have outstanding a total of approximately 1.495 billion shares of common stock immediately following the completion of the Merger (or approximately 2.082 billion shares of common stock after giving effect to the conversion of the GlycoMimetics Series A Preferred Stock and the exercise of the Crescent pre-funded warrants to be issued in the Crescent Pre-Closing Financing). Approximately 1.257 billion shares (or approximately 1.362 billion, if certain Crescent pre-funded warrants are exercised) will be freely tradeable upon completion of the Merger and approximately 238.1 million shares (or approximately 719.9 million, if the GlycoMimetics Series A Preferred Stock is converted and the remaining Crescent pre-funded warrants are exercised) will become available for sale in the public market beginning 180 days after the closing of the Merger as a result of the expiration of lock-up agreements between GlycoMimetics on the one hand and certain securityholders of Crescent on the other hand (and without giving effect to any restrictions on resale under securities laws). In addition, shares of common stock that are subject to outstanding options or restricted stock units will become eligible for sale in the public market to the extent permitted by the provisions of various vesting agreements and Rules 144 and 701 under the Securities Act. If these shares are sold, the trading price of the Combined Company common stock could decline.
After completion of the Merger, the Combined Company executive officers, directors and principal stockholders will have the ability to control or significantly influence all matters submitted to the Combined Company stockholders for approval.
Upon the completion of the Merger, and giving effect to the issuance of the shares of Crescent common stock and the Crescent pre-funded warrants prior to the closing of the Merger pursuant to the Crescent Pre-Closing Financing, it is anticipated that the Combined Company executive officers, directors and principal stockholders will, in the aggregate, beneficially own approximately 40.8% of the Combined

Company’s outstanding shares of common stock (on a fully-diluted basis), subject to certain assumptions, including, but not limited to, GlycoMimetics’ net cash as of closing being $1.8 million. GlycoMimetics’ management currently anticipates GlycoMimetics’ net cash as of closing will be approximately $1.8 million, and the currently estimated ownership percentages reflect this projection. As a result, if these stockholders were to choose to act together, they would be able to control or significantly influence all matters submitted to the Combined Company stockholders for approval, as well as the Combined Company management and affairs. For example, these stockholders, if they choose to act together, would control or significantly influence the election of directors and approval of any merger, consolidation or sale of all or substantially all of the Combined Company’s assets. This concentration of voting power could delay or prevent an acquisition of the Combined Company on terms that other stockholders may desire.
After completion of the Merger, Preferred Directors elected by the holders of GlycoMimetics Series A Preferred Stock will have the ability to control or significantly influence all matters submitted to the Combined Company Board for approval.
Following the completion of the Merger, pursuant to the Series A Certificate of Designation, at all times when at least 30% of the originally issued GlycoMimetics Series A Preferred Stock remains issued and outstanding: (i) the holders of GlycoMimetics Series A Preferred Stock, exclusively and voting together as a separate class on an as-converted to common stock basis, shall be entitled to elect two Preferred Directors; and (ii) the holders of GlycoMimetics common stock and of any other class or series of voting stock (including the GlycoMimetics Series A Preferred Stock), exclusively and voting together as a single class on an as-converted to common stock basis, shall be entitled to elect the balance of the total number of directors of GlycoMimetics. Each Preferred Director shall be entitled to three votes on each matter presented to the Combined Company Board.
Following the completion of the Merger, it is expected that Peter Harwin and Jonathan Violin will be elected as the two Preferred Directors by the holders of GlycoMimetics Series A Preferred Stock. These two directors will, in the aggregate, have six votes on each matter presented to the Combined Company Board, representing 60% of the total votes of the Combined Company Board. As a result, these two Preferred Directors would be able to control or significantly influence all matters submitted to the Combined Company Board for approval, including business plans and policies and the appointment and removal of the Combined Company’s officers. The holders of GlycoMimetics Series A Preferred Stock will thereby have influence with respect to the composition of the Combined Company Board and, to the extent they influence the actions of the Preferred Directors, if at all, actions of the Combined Company Board. An affiliate of Fairmount is expected to be the sole holder of GlycoMimetics Series A Preferred Stock following the completion of the Merger. Peter Harwin is a Managing Member at Fairmount, and Dr. Violin is a Venture Partner at Fairmount.
Crescent expects that the decision to enter into or amend any Paragon Option Agreement (or similar agreements) or license agreement with Paragon will be subject to the approval of the Combined Company Board. As noted above, the Combined Company Board will include two Preferred Directors that are affiliated with and elected by Fairmount. As a result, Fairmount may exert influence on the decisions of the Combined Company Board and the Combined Company management, including as it relates to the Paragon Option Agreements and decisions to exercise options or enter into license agreements thereunder, which interests may differ from the interests of the Combined Company stockholders given Fairmount’s interest in the Combined Company and Paragon, and indirect interest in Parascent. All directors of the Combined Company will owe fiduciary duties pursuant to Delaware law, and directors of the Combined Company Board will be expected to comply with their respective fiduciary duties under Delaware law relevant to related party transactions. If the Cayman Redomestication is effected, all directors of the Combined Company Board will owe fiduciary duties pursuant to Cayman Islands law, and directors of the Combined Company Board will be expected to comply with their respective fiduciary duties under Cayman Islands law relevant to related party transactions. See the section titled “Proposal No. 4 — The Redomestication Proposal — Effects of the Cayman Redomestication — Comparison of Stockholder Rights under Delaware and Shareholder Rights under Cayman Islands Law — Fiduciary Duties and Business Judgment” beginning on page 231 of this proxy statement/prospectus. Following the completion of the Merger, Crescent anticipates that the Combined Company will adopt a related party transaction approval policy and the Combined Company’s audit committee will be responsible for the review, consideration and approval or ratification of related party transactions.

If equity research analysts do not publish research or reports, or publish unfavorable research or reports, about the Combined Company, its business or its market, its stock price and trading volume could decline.
The trading market for the Combined Company common stock will be influenced by the research and reports that equity research analysts publish about it and its business. Equity research analysts may elect to not provide research coverage of the Combined Company common stock after the completion of the Merger, and such lack of research coverage may adversely affect the market price of its common stock. In the event it does have equity research analyst coverage, the Combined Company will not have any control over the analysts or the content and opinions included in their reports. The price of the Combined Company common stock could decline if one or more equity research analysts downgrade its stock or issue other unfavorable commentary or research. If one or more equity research analysts ceases coverage of the Combined Company or fails to publish reports on it regularly, demand for its common stock could decrease, which in turn could cause its stock price or trading volume to decline.
The Combined Company will have broad discretion in the use of the cash and cash equivalents of the Combined Company and the proceeds from the Crescent Pre-Closing Financing and may invest or spend the proceeds in ways with which you do not agree and in ways that may not increase the value of your investment.
The Combined Company will have broad discretion over the use of the cash and cash equivalents of the Combined Company and the proceeds from the Crescent Pre-Closing Financing. You may not agree with the Combined Company’s decisions, and its use of the proceeds may not yield any return on your investment. The Combined Company’s failure to apply these resources effectively could compromise its ability to pursue its growth strategy and the Combined Company might not be able to yield a significant return, if any, on its investment of these net proceeds. You will not have the opportunity to influence its decisions on how to use the Combined Company’s cash resources.
The Combined Company may be subject to adverse legislative or regulatory tax changes that could negatively impact its financial condition.
The rules dealing with U.S. federal, state and local income taxation are constantly under review by persons involved in the legislative process and by the Internal Revenue Service and the U.S. Treasury Department. Changes to tax laws (which changes may have retroactive application) could adversely affect the Combined Company or its stockholders. The Combined Company will assess the impact of various tax reform proposals and modifications to existing tax treaties in all jurisdictions where the Combined Company has operations to determine the potential effect on its business and any assumptions the Combined Company will make about its future taxable income. It cannot predict whether any specific proposals will be enacted, the terms of any such proposals or what effect, if any, such proposals would have on its business if they were to be enacted. For example, the United States enacted the IRA, which implements, among other changes, a 1% excise tax on certain stock buybacks. In addition, beginning in 2022, the Tax Act eliminates the currently available option to deduct research and development expenditures and requires taxpayers to amortize them generally over five years. The U.S. Congress is considering legislation that would restore the current deductibility of research and development expenditures, however, there is no assurance that the provision will be repealed or otherwise modified. Such changes, among others, may adversely affect its effective tax rate, results of operation and general business condition.
The Combined Company’s ability to use NOL carryforwards and other tax attributes may be limited, including as a result of the Merger.
GlycoMimetics has incurred losses during its history, and the Combined Company does not expect to become profitable in the near future and may never achieve profitability. As of December 31, 2024, GlycoMimetics had NOL carryforwards of approximately $351.8 million, and approximately $10.9 million of research and development credits that may be used to offset future taxable income. GlycoMimetics had operating loss carryforwards of $351.8 million generated prior to 2018, which will expire beginning in 2025 if not utilized. Under current law, GlycoMimetics’ U.S. federal NOLs of $351.8 million incurred in tax years beginning after December 31, 2017 may be carried forward indefinitely, but the deductibility of such net operating loss carryforwards is limited to 80% of taxable income. It is uncertain if and to what extent various states will conform to federal law. In addition, under Sections 382 and 383 of the Code, U.S. federal net operating loss carryforwards and other tax attributes may become subject to an annual limitation in the event of certain cumulative changes in ownership. An “ownership change” pursuant to Section 382 of the Code generally occurs if one or more stockholders or groups of stockholders who own at least 5% of a company’s stock increase their ownership by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period. The Combined Company’s ability to utilize its net operating loss carryforwards and other tax attributes to offset future taxable income or tax liabilities may be limited as a result of ownership changes, including, as discussed above, in connection with the Merger or other transactions. Similar rules may apply under state tax laws. If the Combined Company earns taxable income, such limitations could result in increased future income tax liability to the Combined Company, and the Combined Company’s future cash flows could be adversely affected.
Unfavorable global economic conditions could adversely affect the Combined Company’s business, financial condition, results of operations or cash flows.
The Combined Company’s results of operations could be adversely affected by general conditions in the global economy and in the global financial markets. A severe or prolonged economic downturn could result in a variety of risks to the Combined Company’s business, including weakened demand for the Combined Company’s product candidates and the Combined Company’s ability to raise additional capital when needed on acceptable terms, if at all. A weak or declining economy could also strain the Combined Company’s suppliers, possibly resulting in supply disruption, or cause the Combined Company’s customers to delay making payments for its services. Any of the foregoing could harm the Combined Company’s business and the Combined Company cannot anticipate all of the ways in which the current economic climate and financial market conditions could adversely impact its business.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement/prospectus contains or incorporates statements that constitute forward-looking statements within the meaning of the federal securities laws in relation to GlycoMimetics, Crescent, the Merger and the other proposed transactions contemplated thereby. Any express or implied statements that do not relate to historical or current facts or matters are forward-looking statements. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These forward-looking statements include, but are not limited to, express or implied statements regarding GlycoMimetics’ or Crescent’s expectations, hopes, beliefs, intentions or strategies regarding the future. In some cases, you can identify forward-looking statements by terminology such as “may,” “might,” “will,” “could,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “projects,” “seeks,” “target,” “endeavor,” “possible,” “potential,” “continue,” “contemplate” or the negative of these terms or other comparable terminology, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements are based on current expectations and beliefs concerning future developments and their potential effects. There can be no assurance that future developments affecting GlycoMimetics, Crescent or the proposed transaction will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond GlycoMimetics’ or Crescent’s control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. In addition to other factors and matters contained in or incorporated by reference in this document, GlycoMimetics and Crescent believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:
•
the risk that the conditions to the closing of the Merger are not satisfied, including the failure to obtain stockholder approval required to complete the Merger and transactions contemplated thereby;

•
GlycoMimetics’ and Crescent’s ability to meet expectations regarding the timing and completion of the Merger;

•
the risk that the Crescent Pre-Closing Financing is not completed;

•
uncertainties as to the timing and costs of the consummation of the Merger and the ability of each of GlycoMimetics and Crescent to consummate the Merger and the transactions contemplated thereby, including the Crescent Pre-Closing Financing;

•
risks related to GlycoMimetics’ continued listing on the Nasdaq until closing of the proposed Merger;

•
expectations regarding the strategies, prospects, plans expectations and objectives of management of GlycoMimetics or Crescent for future operations of the Combined Company following the closing of the Merger;

•
the ability of the Combined Company to recognize the benefits that may be derived from the Merger, including the commercial or market opportunity of the product candidates of Crescent and the Combined Company;

•
risks related to GlycoMimetics’ and Crescent’s ability to correctly estimate their respective operating expenses and expenses associated with the transaction, uncertainties regarding the impact any delay in the closing of the Merger would have on the anticipated cash resources of the Combined Company upon closing and other events and unanticipated spending and costs that could reduce the Combined Company’s cash resources;

•
the accuracy of the parties’ estimates regarding expenses, future revenue, capital requirements and needs for additional financing;

•
the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the Merger Agreement;

•
the fact that under the terms of the Merger Agreement, GlycoMimetics and Crescent are restrained from soliciting other acquisition proposals during the pendency of the Merger, except in certain circumstances;

•
the effect of the announcement or pendency of the Merger on GlycoMimetics’ or Crescent’s business relationships, operating results and business generally, including disruption of GlycoMimetics’ and Crescent’s management’s attention from ongoing business operations due to the Merger and potential adverse reactions or changes to business relationships resulting from the announcement or completion of the transaction;

•
the risk that the Merger Agreement may be terminated in circumstances that require GlycoMimetics or Crescent to pay a termination fee;

•
the outcome of any legal proceedings that may be instituted against GlycoMimetics, Crescent or any of their respective directors or officers related to the Merger Agreement or the transactions contemplated thereby;

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the ability of GlycoMimetics and Crescent to protect their respective intellectual property rights;

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competitive responses to the Merger;

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legislative, regulatory, political and economic developments beyond the parties’ control;

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the initiation, timing and success of clinical trials for Crescent’s product candidates;

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success in retaining, or changes required in, GlycoMimetics’ and Crescent’s officers, key employees or directors;

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GlycoMimetics’ public securities’ potential liquidity and trading;

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regulatory actions with respect to GlycoMimetics’ and Crescent’s product candidates or their respective competitors’ products and product candidates;

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Crescent’s ability to manufacture their product candidates in conformity with the FDA’s requirements and to scale up manufacturing of their product candidates to commercial scale, if approved;

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Crescent’s reliance on third-party contract development and manufacturer organizations to manufacture and supply product candidates;

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the beneficial characteristics, and the potential safety, efficacy and therapeutic effects of Crescent’s product candidates;

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the expected potential benefits of strategic collaboration with third parties and Crescent’s ability to attract collaborators with development, regulatory and commercialization expertise;

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Crescent’s ability to successfully commercialize product candidates, if approved, and the rate and degree of market acceptance of such product candidates; and

•
developments and projections relating to Crescent’s competitors or industry.

Should one or more of these risks or uncertainties materialize, or should any of GlycoMimetics’ or Crescent’s assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. There may be additional risks that GlycoMimetics or Crescent considers immaterial or which are unknown. You are urged to carefully review the disclosures GlycoMimetics and Crescent make concerning these risks and other factors that may affect GlycoMimetics’ and Crescent’s business and operating results under the section titled “Risk Factors” beginning on page 19 of this proxy statement/prospectus. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in reports filed with the SEC by GlycoMimetics and incorporated by reference herein. Please see the section titled “Where You Can Find More Information” beginning on page 401 of this proxy statement/prospectus. There can be no assurance that the Merger will be completed, or if it is completed, that it will be completed within the anticipated time period or that the expected benefits of the Merger will be realized.
If any of these risks or uncertainties materialize or any of these assumptions prove incorrect, the results of GlycoMimetics, Crescent or the Combined Company could differ materially from the forward-looking statements. Any public statements or disclosures by GlycoMimetics and Crescent following this proxy statement/prospectus that modify or impact any of the forward-looking statements contained in this proxy statement/prospectus will be deemed to modify or supersede such statements in this proxy statement/

prospectus. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document and are qualified in their entirety by reference to the cautionary statements herein. GlycoMimetics and Crescent do not intend, and undertake no obligation, to update any forward-looking information to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events, unless required by law to do so.

THE SPECIAL MEETING IN LIEU OF ANNUAL MEETING OF GLYCOMIMETICS STOCKHOLDERS
Date, Time and Place
The GlycoMimetics Special Meeting will be held on June 5, 2025, commencing at 9:00 a.m. Eastern Time, unless postponed or adjourned to a later date. The GlycoMimetics Special Meeting will be held exclusively online. You will be able to attend and participate in the GlycoMimetics Special Meeting online by visiting www.virtualshareholdermeeting.com/GLYC2025SM, where you will be able to listen to the meeting live, submit questions and vote. GlycoMimetics is sending this proxy statement/prospectus to its stockholders in connection with the solicitation of proxies by the GlycoMimetics Board for use at the GlycoMimetics Special Meeting and any adjournments or postponements of the GlycoMimetics Special Meeting. This proxy statement/prospectus is first being furnished to GlycoMimetics stockholders on or about May 14, 2025.
Purpose of the GlycoMimetics Special Meeting
The purposes of the GlycoMimetics Special Meeting are:
1.
Approve (i) the issuance of shares of GlycoMimetics common stock (including the shares of GlycoMimetics common stock issuable upon conversion of GlycoMimetics Series A Preferred Stock), which will represent more than 20% of the shares of GlycoMimetics common stock outstanding immediately prior to the Merger, to stockholders of Crescent, pursuant to the terms of the Merger Agreement, a copy of which is attached as Annex A, including the amendments thereto, to this proxy statement/prospectus, and (ii) the change of control of GlycoMimetics resulting from the Merger, pursuant to Nasdaq Listing Rules 5635(a) and 5635(b), respectively (the “Nasdaq Stock Issuance Proposal” or “Proposal No. 1”);

2.
Approve an amendment to the amended and restated certificate of incorporation of GlycoMimetics (the “GlycoMimetics Charter”) to increase the number of shares of GlycoMimetics common stock that GlycoMimetics is authorized to issue from 150,000,000 shares to 175,000,000, in the form attached as Annex G to this proxy statement/prospectus (the “Authorized Share Increase Proposal” or “Proposal No. 2”);

3.
Approve an amendment to the GlycoMimetics Charter to effect a reverse stock split of GlycoMimetics’ issued and outstanding common stock at a ratio in the range between 70:1 to 110:1, inclusive, in the form attached as Annex H to this proxy statement/prospectus, with the final ratio and effectiveness of such amendment and the abandonment of such amendment to be mutually agreed by the GlycoMimetics Board and the Crescent Board prior to the First Effective Time or, if the Nasdaq Stock Issuance Proposal is not approved by GlycoMimetics stockholders, determined solely by the GlycoMimetics Board (the “Reverse Stock Split Proposal” or “Proposal No. 3”);

4.
Approve (A) the redomestication of GlycoMimetics from the State of Delaware to the Cayman Islands by conversion (“Proposal No. 4A”) and (B)(i) the redomestication of GlycoMimetics from the State of Delaware to the Cayman Islands by way of continuation and (ii) the adoption of the memorandum and articles of association of the Combined Company (the “Cayman Articles”), substantially in the form attached as Annex J to this proxy statement/prospectus (“Proposal No. 4B” and together with Proposal No. 4A, the “Redomestication Proposal” or “Proposal No. 4”);

5.
Elect Patricia Andrews to the GlycoMimetics Board and to hold office until GlycoMimetics’ annual meeting of stockholders in 2028, and until her successor has been duly elected and qualified, or until her earlier death, resignation or removal (the “Director Election Proposal” or “Proposal No. 5”), provided that if the Merger is consummated, the approval of Proposal No. 5 will only have an effect until the completion of the Merger because the composition of the GlycoMimetics Board will be reconstituted upon completion of the Merger, in accordance with the Merger Agreement;

6.
Ratify the appointment of Ernst & Young LLP as GlycoMimetics’ independent registered public accounting firm for fiscal year ending December 31, 2025, provided that PricewaterhouseCoopers LLP is expected to be appointed for that fiscal year if the Merger is completed (the “Auditor Ratification Proposal” or “Proposal No. 6”);
7.
Approve the Crescent Biopharma, Inc. 2025 Stock Incentive Plan (the “Stock Plan Proposal” or “Proposal No. 7”);

8.
Approve the Crescent Biopharma, Inc. 2025 Employee Stock Purchase Plan (the “ESPP Proposal” or “Proposal No. 8”);

9.
Approve, on an advisory basis, certain compensation arrangements for GlycoMimetics’ named executive officers that are based on or otherwise relate to the Merger (the “the Merger Compensation Proposal” or “Proposal No. 9”);

10.
Approve, on an advisory basis, the compensation of GlycoMimetics’ named executive officers (the “Say-on-Pay Proposal” or “Proposal No. 10”);

11.
Approve an adjournment of the GlycoMimetics Special Meeting, if necessary, to solicit additional proxies if there is not a sufficient number of votes in favor of the Nasdaq Stock Issuance Proposal, the Authorized Share Increase Proposal and/or the Reverse Stock Split Proposal (the “Adjournment Proposal” or “Proposal No. 11”); and

12.
Transact such other business as may properly come before the stockholders at the GlycoMimetics Special Meeting or any adjournment or postponement thereof.

Each of Proposal Nos. 1, 2, and 3 is a condition to completion of the Merger. The issuance of GlycoMimetics common stock, including shares of GlycoMimetics common stock issuable upon conversion of GlycoMimetics Series A Preferred Stock, and GlycoMimetics Series A Preferred Stock in connection with the Merger and the change of control of GlycoMimetics resulting from the Merger will not take place unless Proposal Nos. 1, 2, and 3 are approved by GlycoMimetics stockholders and the Merger is consummated. The amendment to the GlycoMimetics Charter to increase the number of authorized shares of GlycoMimetics common stock will not take place unless Proposal Nos. 1, 2, and 3 are approved by GlycoMimetics stockholders and the Merger is consummated. The amendment to the GlycoMimetics Charter to effect a reverse stock split of GlycoMimetics’ issued and outstanding common stock will not take place unless Proposal No. 3 is approved by the requisite GlycoMimetics stockholders. Notwithstanding the approval of Proposal No. 2, if Proposal No. 1 is not approved or if the Merger is not consummated for any reason, the actions contemplated by Proposal No. 2 will not be effected. However, the GlycoMimetics Board may determine to effect the reverse stock split if approved by GlycoMimetics stockholders following the special meeting, even if Proposal No. 1 or Proposal No. 2 is not approved, or the Merger is not otherwise completed.
Recommendation of the GlycoMimetics Board of Directors
The GlycoMimetics Board recommends that you vote:
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The GlycoMimetics Board has determined and declared that the issuance of shares of GlycoMimetics common stock, including shares of GlycoMimetics common stock issuable upon conversion of GlycoMimetics Series A Preferred Stock, pursuant to the Merger Agreement is fair to, in the best interests of, and advisable to, GlycoMimetics and its stockholders. The GlycoMimetics Board recommends that GlycoMimetics stockholders vote “FOR” the approval of Nasdaq Stock Issuance Proposal as described in this proxy statement/prospectus.

•
The GlycoMimetics Board has determined and declared that it is advisable and in the best interests of GlycoMimetics and its stockholders to approve the amendment to the GlycoMimetics Charter to effect the increase in authorized shares. The GlycoMimetics Board recommends that GlycoMimetics stockholders vote “FOR” the Authorized Share Increase Proposal as described in this proxy statement/prospectus.

•
The GlycoMimetics Board has determined and declared that it is advisable and in the best interests of GlycoMimetics and its stockholders to approve the amendment to the GlycoMimetics Charter to effect the reverse stock split, if necessary. The GlycoMimetics Board recommends that GlycoMimetics stockholders vote “FOR” the Reverse Stock Split Proposal as described in this proxy statement/prospectus.
•
The GlycoMimetics Board has determined and believes that it is advisable to, and in the best interests of, GlycoMimetics and its stockholders to approve (A) the redomestication of GlycoMimetics from the State of Delaware to the Cayman Islands by conversion and (B)(i) the redomestication of GlycoMimetics from the State of Delaware to the Cayman Islands by way of continuation and (ii) the adoption of the Cayman Articles, as described in this proxy statement/ prospectus. The GlycoMimetics recommends that GlycoMimetics stockholders vote “FOR” the Redomestication Proposal as described in this proxy statement/ prospectus.

•
The GlycoMimetics Board has determined and believes that it is advisable to, and in the best interests of, GlycoMimetics and its stockholders to elect Patricia Andrews to serve on the GlycoMimetics Board and to hold office until GlycoMimetics’ annual meeting of stockholders in 2028, provided that if the Merger is consummated, the approval of Proposal No. 5 will only have an effect until the completion of the Merger because the composition of the GlycoMimetics Board will be reconstituted upon completion of the Merger, in accordance with the Merger Agreement. The GlycoMimetics Board that GlycoMimetics stockholders vote “FOR” the director nominee named in the Director Election Proposal as described in this proxy statement/prospectus.

•
The GlycoMimetics Board has determined and believes that it is advisable to, and in the best interests of, GlycoMimetics and its stockholders to ratify the selection of Ernst & Young LLP as GlycoMimetics’ independent registered public accounting firm for the fiscal year ending December 31, 2025, provided that PricewaterhouseCoopers LLP is expected to be appointed for that fiscal year if the Merger is completed. The GlycoMimetics Board recommends that GlycoMimetics stockholders vote “FOR” the Auditor Ratification Proposal as described in this proxy statement/prospectus.

•
The GlycoMimetics Board has determined and believes that it is advisable to, and in the best interests of, GlycoMimetics and its stockholders to approve the 2025 Stock Incentive Plan, as described in this proxy statement/prospectus. The GlycoMimetics Board recommends that GlycoMimetics stockholders vote “FOR” the Stock Plan Proposal as described in this proxy statement/prospectus.

•
The GlycoMimetics Board has determined and believes that it is advisable to, and in the best interests of, GlycoMimetics and its stockholders to approve the 2025 Employee Stock Purchase Plan, as described in this proxy statement/prospectus. The GlycoMimetics Board recommends that GlycoMimetics stockholders vote “FOR” the ESPP Proposal as described in this proxy statement/prospectus.

•
The GlycoMimetics Board has determined and believes that it is advisable to, and in the best interests of, GlycoMimetics and its stockholders to approve certain compensation arrangements for GlycoMimetics’ named executive officers that are based on or otherwise relate to the Merger. The GlycoMimetics Board recommends that GlycoMimetics stockholders vote “FOR” the Merger Compensation Proposal as described in this proxy statement/prospectus.

•
The GlycoMimetics Board has determined and believes that it is advisable to, and in the best interests of, GlycoMimetics and its stockholders to approve the compensation of GlycoMimetics’ named executive officers. The GlycoMimetics Board recommends that GlycoMimetics stockholders vote “FOR” the Say-on-Pay Proposal as described in this proxy statement/prospectus.

•
The GlycoMimetics Board has determined and believes that adjourning the GlycoMimetics Special Meeting, if necessary, to solicit additional proxies if there is not a sufficient number of votes in favor of the Nasdaq Stock Issuance Proposal, the Authorized Share Increase Proposal and/or the Reverse Stock Split Proposal is fair to, in the best interests of, and advisable to, GlycoMimetics and its stockholders and has approved and adopted the proposal. The GlycoMimetics Board recommends that GlycoMimetics stockholders vote “FOR” the Adjournment Proposal, if necessary, as described in this proxy statement/prospectus.

Record Date and Voting Power
Only holders of record of GlycoMimetics common stock at the close of business on the Record Date of May 13, 2025, are entitled to notice of, and to vote at, the GlycoMimetics Special Meeting. At the close of business on May 3, 2025, there were 22 registered holders of record of GlycoMimetics common stock and there were 64,532,091 shares of GlycoMimetics common stock issued and outstanding. Each share of GlycoMimetics common stock entitles the holder thereof to one vote on each matter submitted for stockholder approval.
Voting and Revocation of Proxies
The proxy accompanying this proxy statement/prospectus is solicited on behalf of the GlycoMimetics Board for use at the GlycoMimetics Special Meeting.
If, as of the Record Date referred to above, your shares were registered directly in your name with the transfer agent for GlycoMimetics common stock, Equiniti, then you are a stockholder of record. As a stockholder of record, you may vote at the GlycoMimetics Special Meeting or vote by proxy. Whether or not you plan to attend the GlycoMimetics Special Meeting, we urge you to vote by proxy over the telephone or on the Internet as instructed below or return the proxy card we may mail to you to ensure your vote is counted, the form of which is attached hereto as Annex P.
The procedures for voting are as follows:
If you are a stockholder of record, you may vote at the GlycoMimetics Special Meeting. Alternatively, you may vote by proxy by using the accompanying proxy card, over the internet or by telephone. Whether or not you plan to attend the GlycoMimetics Special Meeting, GlycoMimetics encourages you to vote by proxy to ensure your vote is counted. Even if you have submitted a proxy before the GlycoMimetics Special Meeting, you may still attend the GlycoMimetics Special Meeting and vote. In such case, your previously submitted proxy will be disregarded.
•
To vote, come to the GlycoMimetics Special Meeting and we will give you a ballot when you arrive. If you attend the GlycoMimetics Special Meeting and vote, your vote will revoke any proxy that you have previously submitted. Simply attending the GlycoMimetics Special Meeting will not, by itself, revoke your proxy.

•
To vote using the proxy card, simply complete, sign and date the proxy card that you may request or that we may elect to deliver at a later time and return it promptly in the envelope provided. If you return your signed proxy card to GlycoMimetics before the special meeting, we will vote your shares as you direct.

•
You can vote by proxy over the telephone by calling the toll-free number found on the proxy card.

•
You can vote by proxy over the internet by following the instructions provided on the proxy card.

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a voting instruction card and voting instructions with these proxy materials from that organization rather than from GlycoMimetics. Simply complete and mail the voting instruction card to ensure that your vote is counted. To vote at the GlycoMimetics Special Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.
GlycoMimetics provides internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.
If you are a beneficial owner of shares held in street name and you do not instruct your broker, bank or other agent how to vote your shares, your broker, bank or other agent will only be able to vote your shares with respect to proposals considered to be “routine.” Your broker, bank or other agent is not entitled to vote your shares with respect to “non-routine” proposals. As a result, GlycoMimetics urges you to direct your broker, bank or other agent how to vote your shares on all proposals to ensure that your vote is counted.
Abstentions and broker non-votes, if any, will be treated as shares present for the purpose of determining the presence of a quorum for the transaction of business at the GlycoMimetics Special Meeting. Abstentions will be counted towards the vote totals for each proposal, will have the same effect as a vote “AGAINST” Proposal Nos. 1, 4A, 6, 7, 8, 9, 10 and 11 and will have no effect on Proposal Nos. 2, 3 and 4B. Broker non-votes, if any, will have no effect on Proposal Nos. 1, 2, 3, 4B, 5, 6, 7, 8, 9, 10 and 11 and will have the same effect as a vote “AGAINST” Proposal No. 4A. Withheld votes will have no effect on Proposal No. 5.
All properly executed proxies that are not revoked will be voted at the GlycoMimetics Special Meeting and at any adjournments or postponements of the GlycoMimetics Special Meeting in accordance with the instructions contained in the proxy. If a holder of GlycoMimetics common stock executes and returns a proxy and does not specify otherwise, the shares represented by that proxy will be voted “FOR” all of the proposals in accordance with the recommendation of the GlycoMimetics Board.
Required Vote
The presence at the GlycoMimetics Special Meeting of the holders of a majority of the shares of GlycoMimetics common stock outstanding and entitled to vote at the GlycoMimetics Special Meeting is necessary to constitute a quorum at the meeting. Abstentions and broker non-votes, if any, will be counted towards the presence of a quorum. The affirmative vote of a majority of the shares of GlycoMimetics common stock entitled to vote on the subject matter and present at the GlycoMimetics Special Meeting, assuming a quorum is present, is required for approval of Proposal Nos. 1, 6, 7, 8, 9, 10 and 11. The affirmative vote of a majority of votes properly cast by holders of GlycoMimetics common stock in person or represented by proxy at the GlycoMimetics Special Meeting, assuming a quorum is present, is required for approval of Proposal No. 2 and Proposal No. 3. The affirmative vote of a majority of the outstanding shares of GlycoMimetics common stock entitled to vote thereon is required for approval of Proposal No. 4A. The affirmative vote of not less than two-thirds of the votes properly cast by the holders of GlycoMimetics common stock in person or represented by proxy at the GlycoMimetics Special Meeting, assuming a quorum is present, is required for approval of Proposal No. 4B. With respect to Proposal No. 5, the director nominee is elected by a plurality of the votes properly cast at the GlycoMimetics Special Meeting, and the director nominee receiving the highest numbers of affirmative votes properly cast will be elected. Proposal No. 1 is conditioned on the approval of Proposal No. 2. Notwithstanding the approval of Proposal No. 1, if Proposal No. 2 is not approved, the actions contemplated by Proposal No. 1 will not be effected and the Merger will not be consummated.
Each of Proposal No. 1, Proposal No. 2 and Proposal No. 3 is a condition to completion of the Merger. The issuance of GlycoMimetics common stock, including shares of GlycoMimetics common stock issuable upon conversion of GlycoMimetics Series A Preferred Stock, and GlycoMimetics Series A Preferred Stock in connection with the Merger and the change of control of GlycoMimetics resulting from the Merger will not take place unless Proposal Nos. 1, 2, and 3 are approved by GlycoMimetics stockholders and the Merger is consummated. The amendment to the GlycoMimetics Charter to increase the number of authorized shares of GlycoMimetics common stock will not take place unless Proposal Nos. 1, 2, and 3 are approved by GlycoMimetics stockholders and the Merger is consummated. The amendment to the GlycoMimetics Charter to effect a reverse stock split of GlycoMimetics’ issued and outstanding common stock, will not take place unless Proposal No. 3 is approved by the requisite GlycoMimetics stockholders. Notwithstanding the approval of Proposal No. 2, if Proposal No. 1 is not approved or if the Merger is not consummated for any reason, the actions contemplated by Proposal No. 2 will not be effected. However, the GlycoMimetics Board may determine to effect the reverse stock split if approved by GlycoMimetics stockholders following the special meeting, even if Proposal No. 1 or Proposal No. 2 is not approved or the Merger is not otherwise completed.
Votes will be counted by the inspector of election appointed for the meeting, who will separately count “FOR,” “AGAINST” and “WITHHOLD” votes, abstentions and broker non-votes, if any, as applicable to each proposal. Abstentions and broker non-votes, if any, will be treated as shares present for the purpose of determining the presence of a quorum for the transaction of business at the GlycoMimetics Special Meeting. Abstentions will be counted towards the vote totals for each proposal, will have the same effect as a vote “AGAINST” Proposal Nos. 1, 4A, 6, 7, 8, 9, 10 and 11 and will have no effect on Proposal Nos. 2, 3 and 4B. Broker non-votes, if any, will have no effect on Proposal Nos. 1, 2, 3, 4B, 5, 6, 7, 8, 9, 10 and 11 and will have the same effect as a vote “AGAINST” Proposal No. 4A. Withheld votes will have no effect on Proposal No. 5.
As of May 3, 2025, the directors and executive officers of GlycoMimetics owned or controlled 0.4% of the outstanding shares of GlycoMimetics common stock entitled to vote at the GlycoMimetics Special Meeting. As of May 3, 2025, the GlycoMimetics stockholders that are party to a support agreement, including the directors, executive officers and certain stockholders of GlycoMimetics, owned an aggregate number of shares of GlycoMimetics common stock representing approximately 1.7% of the outstanding shares of GlycoMimetics common stock. Each stockholder that entered into a support agreement, including the directors and executive officers of GlycoMimetics, has agreed to vote all shares of GlycoMimetics common stock owned by him or her as of the Record Date in favor of the adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger, the issuance of GlycoMimetics common stock, including shares of GlycoMimetics common stock issuable upon conversion of GlycoMimetics Series A Preferred Stock, to the stockholders of Crescent pursuant to the Merger Agreement and the change of control resulting from the First Merger, and against any alternative acquisition proposals.
Solicitation of Proxies
In addition to solicitation by mail, the directors, officers, employees and agent of GlycoMimetics may solicit proxies from GlycoMimetics stockholders by personal interview, telephone, email, fax or otherwise. GlycoMimetics and Crescent will share equally the costs of printing and filing this proxy statement/prospectus and proxy card. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries who are record holders of GlycoMimetics common stock for the forwarding of solicitation materials to the beneficial owners of GlycoMimetics common stock. GlycoMimetics will reimburse these brokers, custodians, nominees and fiduciaries for the reasonable out of pocket expenses they incur in connection with the forwarding of solicitation materials. GlycoMimetics has retained Innisfree M&A Incorporated as its proxy solicitor.
Crescent will pay the fees of Innisfree M&A Incorporated, which Crescent and GlycoMimetics expect to be approximately $20,000, plus reimbursement for certain out-of-pocket expenses. Crescent has agreed to indemnify Innisfree M&A Incorporated and related parties against certain liabilities and expenses arising out of its services in connection with the special meeting.
Other Matters
As of the date of this proxy statement/prospectus, the GlycoMimetics Board does not know of any business to be presented at the GlycoMimetics Special Meeting other than as set forth in the notice accompanying this proxy statement/prospectus. If any other matters should properly come before the GlycoMimetics Special Meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting the proxies.

THE MERGER
This section and the section titled “The Merger Agreement” beginning on page 157 of this proxy statement/prospectus describe the material aspects of the Merger and the Merger Agreement. While GlycoMimetics and Crescent believe that this description covers the material terms of the Merger and the Merger Agreement, it may not contain all of the information that is important to you. You should read carefully this entire proxy statement/prospectus for a more complete understanding of the Merger and the Merger Agreement and the other documents to which you are referred in this proxy statement/prospectus. See the section titled “Where You Can Find More Information” beginning on page 401 of this proxy statement/prospectus.
Background of the Merger
The following chronology is a summary description of the background of the negotiations and the proposed merger and does not purport to document every discussion among representatives of GlycoMimetics, Crescent and other parties. In addition to formal meetings of the GlycoMimetics Board, GlycoMimetics’ management had periodic and other informal discussions with members of the GlycoMimetics Board throughout the process, and GlycoMimetics’ management held weekly calls with various advisors, and ultimately with Crescent and its advisors. The terms of the Merger Agreement are the result of extensive arm’s-length negotiations among GlycoMimetics’ and Crescent’s management and members of the GlycoMimetics Board and the Crescent Board, as well as with GlycoMimetics’ and Crescent’s respective financial advisors and legal counsel.
In the ordinary course of business, the GlycoMimetics Board — assisted by GlycoMimetics senior management and outside advisors — regularly considers and reviews the strategy, performance (including clinical trial outcomes), and prospects of GlycoMimetics with a view toward maximizing stockholder value. These reviews have included, from time to time, discussions of opportunities and risks associated with GlycoMimetics’ product candidates, its financial condition and market conditions generally, with a view toward strategic alternatives, financing opportunities, business collaborations and licensing opportunities potentially available to GlycoMimetics.
On May 4, 2024, at a meeting of the GlycoMimetics Board with members of GlycoMimetics’ management, an external biostatistical consultant, and a representative of GlycoMimetics’ legal advisor, Sidley Austin LLP (“Sidley”), in attendance, members of the GlycoMimetics Board and management reviewed the topline results of GlycoMimetics’ Phase 3 global pivotal study of uproleselan in patients with relapsed/refractory acute myeloid leukemia (the “Clinical Trial”). The results of the Clinical Trial indicated that uproleselan combined with chemotherapy did not achieve a statistically significant improvement in the primary endpoint of overall survival in the intent to treat population versus chemotherapy alone. The topline results further indicated potential significant benefit in a subset patient group that, if statistically significant and validated through additional analysis, could merit investigation as a potential pathway for regulatory approval. The GlycoMimetics Board discussed potential next steps regarding Clinical Trial data analysis, including possibly pursuing a strategy for regulatory approval pathway following receipt and analysis of the full dataset for the Clinical Trial, as well as the potential for a positive readout from an adaptive Phase 2/3 study being conducted by the National Cancer Institute (the “NCI”) with uproleselan in adults with newly diagnosed AML who are 60 years or older and fit for intensive chemotherapy (the “NCI Trial”). GlycoMimetics Board also considered and discussed potential strategic alternatives available to GlycoMimetics in light of the negative Clinical Trial results, including out-licensing or divestiture of GlycoMimetics’ other development programs. GlycoMimetics’ management presented the outline of a near-term plan to address the Clinical Trial results, including public announcement of topline results, expectations regarding receipt of the full dataset and plans for additional analysis and development of a briefing document to the FDA, and a corporate review and reduction of financial commitments to include a work force reduction.
Prior to market open on May 6, 2024, GlycoMimetics publicly announced the Clinical Trial results. In the same release, GlycoMimetics also announced preliminary financial results for the first quarter of 2024, which showed that, as of March 31, 2024, GlycoMimetics had cash and cash equivalents of $31.3 million.
On May 8, 2024, the GlycoMimetics Board held a videoconference meeting with members of GlycoMimetics’ management and a representative of Sidley in attendance to further review and discuss the topline results from the Clinical Trial, including the potential utility of conducting additional analysis based on data signals in the specified patient subsets referred to previously. The GlycoMimetics Board also considered and discussed a proposal prepared by GlycoMimetics’ management regarding: (i) an initial 30-day period to include Clinical Trial data analysis and potential public presentation of results via an investor call, planned engagement with the FDA on a potential regulatory pathway to submit a New Drug Application based on subset analysis, engagement with the NCI regarding potential modification of the NCI Trial in light of the Clinical Trial results, outreach to potential partners regarding a sale or licensing of the company’s pipeline programs, development of a planned reduction in force, and identification of a preferred financial advisor to assist with a potential strategic option process; (ii) a subsequent two month period to implement the planned reduction in force, discuss Clinical Trial data with the FDA and evaluate potential registration pathways, if any, close out the Clinical Trial and update the company’s budget, and execute any potential partnering opportunities for GlycoMimetics pipeline assets; and (iii) a final, additional two month period to either continue to engage with the FDA or, should a registrational pathway not be feasible, to engage a financial advisor to assist with strategic options, or carry out a wind-down of the company. The GlycoMimetics Board and management discussed the proposed phased approach to business operations over the subsequent six month period and directed management to begin preparatory work on the strategic review process.
On May 24, 2024, GlycoMimetics’ management updated the GlycoMimetics Board on GlycoMimetics’ progress in development of a regulatory strategy based on subset analysis of data from the Clinical Trial, recent interactions with regulatory agencies regarding potential data publication at a medical conference, and engagement efforts with the NCI regarding the NCI Trial to assess whether such NCI Trial would be capable of modification in light of the results of the Clinical Trial.
On June 4, 2024, GlycoMimetics’ management presented comprehensive results from the Clinical Trial during an investor call and in a concurrent press release. GlycoMimetics’ management announced its intention to explore a potential path forward for uproleselan in multiple AML settings based on observed Clinical Trial efficacy results, as well as efforts to engage with the NCI regarding potential modification of the NCI Trial in light of the observed Clinical Trial efficacy results.
On June 18, 2024, GlycoMimetics’ management submitted a Type B briefing package to the FDA in anticipation of a meeting with the FDA scheduled for July 18, 2024.
On June 21, 2024, GlycoMimetics received a notice from The Nasdaq Stock Market that GlycoMimetics was not in compliance with Nasdaq’s listing rules because the minimum bid price of GlycoMimetics common stock had been below $1.00 per share for 30 consecutive business days.
At a videoconference meeting on June 28, 2024, the GlycoMimetics Board met with members of GlycoMimetics’ management and a representative of Sidley in attendance to discuss and consider GlycoMimetics’ potential strategic scenarios pending the outcome of the upcoming FDA Type B meeting. The GlycoMimetics Board considered the company’s potential pathways in scenarios including full FDA approval, accelerated approval, and no approval, including with or without a confirmatory trial. The GlycoMimetics Board discussed potential outcomes in an approval scenario, including out-licensing of ex-US rights to uproleselan, partnering of pipeline assets, and potential acquisition of GlycoMimetics by a third party. The GlycoMimetics Board further discussed potential strategic alternatives available to GlycoMimetics in a non-approval scenario, including a broad outreach to potential reverse merger counterparties or a liquidation of GlycoMimetics, and considered the projected timing of such alternatives against the company’s existing cash runway. The GlycoMimetics Board determined that while awaiting FDA feedback GlycoMimetics should explore and evaluate its strategic alternatives and discussed the retention of a financial advisor to assist the GlycoMimetics Board.
Between June 28, 2024, and July 26, 2024, members of GlycoMimetics’ management interviewed several investment banking firms to assess their suitability to act as GlycoMimetics’ financial advisor in connection with a review of potential strategic alternatives.
On July 12, 2024, the FDA provided preliminary comments in response to GlycoMimetics’ Type B briefing package, which comments indicated the agency would most likely require one or more additional clinical trials for potential regulatory approval of uproleselan.

The GlycoMimetics Board met on July 15, 2024 via videoconference with members of GlycoMimetics’ management and a representative of Sidley in attendance. GlycoMimetics’ management briefed the GlycoMimetics Board on the FDA’s preliminary comments and the company’s preparations for the upcoming in-person meeting, as well as the status of GlycoMimetics’ discussions with the NCI on a potential modification of the NCI Trial. The GlycoMimetics Board discussed GlycoMimetics’ cash position, current partnering efforts, and the projected timelines for various strategic alternatives, including a potential dissolution or a reverse merger. The GlycoMimetics Board then discussed potential reverse merger candidates, including licensees of Paragon. The GlycoMimetics Board also discussed the previously-interviewed potential candidates to act as financial advisor to GlycoMimetics in connection with a potential strategic transaction and, following discussion, directed GlycoMimetics’ management to contact Lucid regarding a potential engagement.
On July 19, 2024, the GlycoMimetics Board held a videoconference meeting with members of GlycoMimetics’ management and a representative of Sidley in attendance to receive an update and discuss the outcome of GlycoMimetics’ Type B meeting with the FDA. The GlycoMimetics Board also discussed the update from GlycoMimetics’ management regarding discussions with Lucid. Based on these discussions, and after consideration of the relative qualifications and expertise of the other potential candidates, including industry expertise, knowledge, access to potential transaction counterparties, and recent transaction experience, as well as the terms of the proposed engagement letter with Lucid and the recommendation of GlycoMimetics’ management, the GlycoMimetics Board approved the selection of Lucid as GlycoMimetics’ financial advisor to assist GlycoMimetics in its review of potential strategic alternatives and authorized and directed GlycoMimetics’ management to seek to finalize an engagement letter with Lucid. The board of directors also discussed a proposed press release to announce GlycoMimetics’ most recent corporate developments.
Thereafter, on July 25, 2024, GlycoMimetics issued a press release regarding recent corporate developments, including the FDA’s feedback on the potential regulatory pathway for uproleselan, GlycoMimetics’ initiation of an engagement of Lucid as GlycoMimetics’ financial advisor for the strategic review, continuation of discussions with the NCI regarding potential modification of the NCI Trial, and an additional, significant workforce reduction. Based on the corporate restructuring and streamlining of operations, GlycoMimetics also announced its expectation of a significant reduction in future operating expenses that would extend its cash runway into the second quarter of 2025.
The GlycoMimetics Board held a videoconference meeting on July 26, 2024 with members of GlycoMimetics’ management and a representative of Sidley in attendance. The GlycoMimetics Board received updates regarding feedback to the July 25 announcement of a strategic review and initiation of a corporate restructuring plan. Among other things, the GlycoMimetics Board discussed the feasibility of GlycoMimetics raising the additional funds that would be required to conduct the additional clinical trials that management anticipated would be required in order to achieve regulatory approval of uproleselan, including a discussion regarding the feedback from certain of GlycoMimetics’ major investors that they were unwilling to provide additional funding to GlycoMimetics based on the development opportunities then available to GlycoMimetics, and the GlycoMimetics Board determined that pursuing such a financing was not a viable strategy for GlycoMimetics. The GlycoMimetics Board also discussed management’s ongoing efforts to monetize GlycoMimetics’ pipeline products, including a discussion of the terms of a non-binding term sheet submitted by a third party for potential acquisition of GlycoMimetics’ GMI-1687 program.
On August 2, 2024, the GlycoMimetics Board held a meeting at which members of management, representatives from Lucid, and a representative from Sidley were present. The GlycoMimetics Board reviewed cash projections provided by the company’s management based on expected timelines to complete a reverse merger, and considered the terms of in-process business development negotiations for the potential sale of GlycoMimetics pipeline programs that could result in additional cash generation. At this meeting, Lucid reviewed the process it proposed to undertake in order to identify and evaluate potential strategic alternatives and potential counterparties that it believed may be interested in pursuing a reverse merger transaction with GlycoMimetics. The GlycoMimetics Board discussed the anticipated timeline for contacting and receiving and evaluating proposals from interested parties in connection with a strategic transaction. The GlycoMimetics Board authorized Lucid to begin outreach to all of the potential counterparties presented.

Beginning on August 9, 2024, Lucid initiated a process of identifying and evaluating potential counterparties for a strategic transaction with assistance from the GlycoMimetics Board and members of GlycoMimetics’ management. In their outreach, members of the GlycoMimetics Board, GlycoMimetics’ management, and representatives of Lucid contacted over 200 potential buyers that might be suitable candidates for a reverse merger with GlycoMimetics, with various interested parties entering into confidentiality agreements to prepare bid letters that were due on August 21, 2024. On that date, Lucid received 32 bid letters from counterparties that indicated interest in a reverse merger transaction.
Following receipt of bid letters on August 21, 2024, Lucid reviewed the proposals and selected 11 potential counterparties that most strongly aligned with GlycoMimetics’ stated requirements and projected closing cash levels. Lucid engaged in discussions with each of the 11 finalists to assess their interest in moving forward with a potential transaction and based on those conversations, identified that 5 of the 11 potential counterparties would be interested in presenting to GlycoMimetics’ management. Based on discussions with the management of GlycoMimetics regarding GlycoMimetics’ updated expense budgets and anticipated cash forecasts through the potential closing of a reverse merger transaction, Lucid reprioritized discussions with the potential counterparties to focus on 10 candidates believed to be most interested in and reasonably able to consummate a reverse merger with GlycoMimetics. After diligence calls with each of these 10 counterparties, three viable targets were identified and the remaining seven potential counterparties were deprioritized due to transactability issues, including cash needs, milestone timing, free float considerations, and valuation concerns. GlycoMimetics’ management reviewed with Lucid the non-binding proposals provided by the three remaining potential counterparties and, during the week of September 2, 2024, met with representatives of each potential counterparty. Following the counterparty management presentations and after further diligence, Lucid worked with GlycoMimetics’ management to refine GlycoMimetics’ estimate of closing cash deliverable at a projected closing and determined that two of the three potential counterparties would not be viable choices. With respect to the remaining potential counterparty (“Party A”), on September 10, 2024, GlycoMimetics’ management directed Lucid to present Party A with a proposed term sheet for a reverse merger reflecting, among other items, the anticipated closing cash deliverable by GlycoMimetics and a reduced equity valuation for Party A. Thereafter, on September 12, 2024, Party A presented a further revised proposed term sheet with additional proposed revisions, including a readjusted Party A valuation.
Following the announcement of topline results, GlycoMimetics’ management continued to explore potential monetization transactions for GlycoMimetics’ other programs but was unable to identify any other viable transactions. On September 5, 2024, following extensive marketing efforts and discussion with multiple potentially interested parties, GlycoMimetics sold its rivipansel program to Biossil Inc. for approximately $1 million in cash.
On September 13, 2024, the GlycoMimetics Board held a meeting at which members of management, representatives from Lucid, and a representative from Sidley were present. The GlycoMimetics Board reviewed the proposed reverse merger process to date, the potential candidates considered during the process, the proposed terms of a merger with Party A and Lucid’s analysis of the viability of Party A as a viable merger candidate, anticipated timelines to completion of a potential merger, and the potential pros and cons of pursuing a dissolution of GlycoMimetics instead of a reverse merger transaction with Party A. As part of this discussion, Lucid provided GlycoMimetics Board with additional context regarding Party A’s willingness to engage in a low-cash merger transaction, the anticipated post-merger financing needs of the Combined Company, and a preliminary valuation analysis of Party A. The GlycoMimetics Board, GlycoMimetics’ management and Lucid further considered and assessed the potential closing risk to a merger transaction with Party A given that such transaction would require approval from Chinese regulatory authorities and discussed potential protections that could be included in a merger agreement to help mitigate such risks. Following additional discussion, the GlycoMimetics Board directed GlycoMimetics’ management and Lucid to continue with negotiation of the Party A term sheet, incorporating such additional protections.
On September 15, 2024, representatives from Wedbush Securities Inc. (“Wedbush”), the financial advisor to Crescent, contacted Lucid to express interest in submitting a proposal for a merger transaction between GlycoMimetics and Crescent, a company that would be setup and in-license product candidates from Paragon.

On September 17, 2024, Lucid representatives conducted a call with Party A’s financial advisor to provide an update on GlycoMimetics’ process and deliberations regarding Party A’s proposed term sheet. On that same date, GlycoMimetics and Paragon executed a confidentiality agreement, after which representatives of Crescent presented Lucid and GlycoMimetics’ management with a written indication of interest for a merger transaction (the “Crescent Proposal”). Following receipt of the Crescent Proposal on September 17 and throughout the following day, Lucid and GlycoMimetics’ management met multiple times to review and discuss the Crescent Proposal as well as to conduct diligence on the anticipated Crescent assets, including a review of other recent reverse merger transactions involving affiliates of Paragon.
On September 18, 2024, following additional discussions regarding the Crescent Proposal, including the relative merits of the proposal in relation to the Party A term sheet and in light of the post-merger strength of prior similarly-situated merger partners of Paragon licensees, GlycoMimetics’ management directed Lucid to prepare a draft term sheet reflecting the Crescent Proposal for consideration by the GlycoMimetics Board.
The GlycoMimetics Board convened at a meeting on September 19, 2024, at which members of management, representatives from Lucid, and a representative from Sidley were present. While considering the best interests of GlycoMimetics stockholders, the GlycoMimetics Board reviewed and assessed the Crescent Proposal and the proposed Crescent term sheet (“Crescent Term Sheet”) in the context of the existing Party A term sheet as well as being a potential alternative to a wind-down or dissolution of GlycoMimetics. Lucid then provided a more detailed description of its recent interactions with Wedbush and Paragon in respect of the Crescent Proposal, including a company overview and an assessment of the company’s proposed Private Investment in Public Equity (“PIPE”) financing and expected post-merger valuation. The GlycoMimetics Board then considered and discussed the relative merits and risks of the Crescent Proposal, Crescent Term Sheet and Party A term sheet, including the respective GlycoMimetics valuations, post-merger ownership percentages, financing needs, and risks to completion of a merger with both counterparties. At that point of the meeting, representatives of Crescent then joined the videoconference to respond to due diligence questions from GlycoMimetics’ management, the GlycoMimetics Board and their advisors, including questions about Crescent’s technology, development plans and milestones, expected clinical inflection points, and expected financial resources from a proposed concurrent PIPE transaction. Paragon’s representatives also joined the videoconference and described their experience with recent reverse merger transactions and fitness as a strategic transaction partner.
Following Crescent’s presentation, the GlycoMimetics Board determined that Crescent was a counterparty that merited serious consideration because (i) it required a minimal amount of GlycoMimetics’ cash and would therefore allow for sufficient time to complete the proposed transaction, (ii) the company was backed by a reputable investor with a history of successful reverse merger transactions, and (iii) the company was confident that it could secure strong interest with respect to an investment that would be contemplated to close concurrently with the closing of the proposed merger. As a result, the GlycoMimetics Board focused its efforts on pursuing a transaction with Crescent while continuing to discuss a potential transaction with Party A in case a transaction with Crescent did not come to fruition. The GlycoMimetics Board determined that it should pursue a transaction with Crescent in light of the GlycoMimetics Board’s view that (i) the liquidation of GlycoMimetics was not reasonably likely to result in superior value to GlycoMimetics’ stockholders when compared to the proposed transaction; (ii) the $8 million enterprise value ascribed to GlycoMimetics would give GlycoMimetics’ stockholders a significant opportunity to participate in the potential growth of the Combined Company following the merger at the negotiated exchange ratio; (iii) the preliminary due diligence performed to date and the recommendations of its advisors with respect to the viability of Crescent’s assets, including the proposed concurrent $125 million PIPE financing, would provide a meaningful opportunity to GlycoMimetics’ stockholders; (iv) the likelihood of consummation of the proposed transaction would be high given Paragon licensees’ recent record of successful reverse merger transactions and substantial capital resources; and (v) the proposal from Crescent was more favorable to GlycoMimetics than the potential value that might have resulted from further pursuing other strategic transactions available to GlycoMimetics, including with Party A, in light of the extensive outreach process undertaken to date. To assist with the potential transaction, the GlycoMimetics Board discussed the establishment of a special transaction committee for the purpose of reviewing, negotiating and making recommendations to the GlycoMimetics Board regarding subsequent changes to the Crescent Term Sheet (the “Term Sheet Committee”). The Term Sheet Committee was formed for convenience of the

GlycoMimetics Board and not because of any conflicts-related concerns with Crescent or Paragon. The GlycoMimetics Board approved the formation of the Term Sheet Committee and appointed Mr. Junius and Mr. Pearson to serve on the Term Sheet Committee. The GlycoMimetics Board delegated to the Term Sheet Committee the full power and authority of the GlycoMimetics Board to, among other things, consider, evaluate, negotiate and make recommendations to the GlycoMimetics Board regarding the Crescent Term Sheet. It was also discussed and concluded that the Term Sheet Committee would update and seek input from the GlycoMimetics Board as appropriate; and members of the GlycoMimetics Board who were not also members of the Term Sheet Committee would have timely access to the Crescent Term Sheet and any subsequent changes thereto.
On September 19, 2024 and September 20, 2024, GlycoMimetics’ management and the legal representatives and financial advisors to each of GlycoMimetics and Crescent continued to perform due diligence on Crescent and the potential strategic opportunity and held multiple discussions regarding, among other things, the form of the proposed transaction and related timelines; Crescent’s proposed increase of the level of concurrent PIPE financing with no concomitant change to GlycoMimetics valuation; the proposed development plan for Crescent’s technology and the indication under development; the potential contribution of additional assets to Crescent, including GlycoMimetics’ existing pipeline; the substantive economic terms of a potential reverse merger transaction; and the relative valuations to be ascribed to each party. Following these discussions, a revised Crescent Term Sheet was circulated to the Term Sheet Committee for approval, which was granted. Thereafter, on the evening of September 20, 2024, Lucid delivered a revised draft of the Crescent Term Sheet to Wedbush, proposing a reverse merger transaction ascribing an $8,000,000 enterprise valuation to GlycoMimetics, a $50,000,000 enterprise valuation of Crescent, a concurrent PIPE financing in the amount of $125,000,000, and setting forth certain other material terms including (1) conditions to execution of any definitive agreement, (2) conditions to the closing of the business combination transaction; and (3) the exclusivity period.
On September 22, 2024, representatives of Wedbush delivered a revised Crescent Term Sheet to Lucid that included proposed changes to the cash deliverable collar, post-closing board representation, a shortening of the exclusivity period, and a number of the other legal terms, while leaving the respective enterprise values and concurrent financing requirements unchanged.
On September 23, 2024, multiple discussions were held between GlycoMimetics’ management and the Term Sheet Committee regarding the revised Crescent Term Sheet, including an update on negotiations and the anticipated timeline for a potential transaction with Crescent. The members of the Term Sheet Committee provided feedback and direction to GlycoMimetics’ management on these matters, and authorized GlycoMimetics’ management to continue to negotiate and to execute the non-binding term sheet consistent with such feedback. The revised Crescent Term Sheet was shared with Wedbush that afternoon, and later that day was returned to Lucid and GlycoMimetics’ management with minor adjustments to the board representation provision and amount of the collar for net cash to be delivered at closing. GlycoMimetics’ management met once again with the members of the Term Sheet Committee regarding these additional changes, which were approved. Thereafter, GlycoMimetics and Crescent executed the non-binding Crescent Term Sheet. The executed Crescent Term Sheet proposed a reverse merger transaction that provided an ascribed value of Crescent of $50 million, with an implied ownership interest in the Combined Company of approximately 86.2% for Crescent equityholders and an ascribed value of GlycoMimetics of $8 million (assuming closing net cash of $1 million) with an implied ownership interest in the Combined Company of approximately 13.8% for existing GlycoMimetics equityholders, in each case, prior to accounting for the proposed $125 million concurrent PIPE investment. The GlycoMimetics valuation was based on (i) $1 million of net cash at closing, plus (ii) a non-cash enterprise value of $7 million. The term sheet also provided for a concurrent financing at closing of no less than $125 million. The executed term sheet also provided for an exclusive negotiation period of an additional 21 days from execution of the Crescent Term Sheet.
On September 24, 2024, GlycoMimetics made the decision not to pursue a transaction with Party A. Party A is owned by a Chinese parent and GlycoMimetics was concerned about the unknown time it would take for Chinese regulatory bodies to clear the transaction.
Following execution of the Crescent Term Sheet, on September 25, 2024, GlycoMimetics’ management and their representatives from Lucid and Sidley met with Crescent management and representatives of

Wedbush and Gibson, Dunn & Crutcher LLP (“Gibson”), Crescent’s legal advisor, via video conference to discuss the timeline and process for signing definitive agreements providing for a potential business combination and a concurrent private placement financing, including the status of Gibson’s discussions with the SEC regarding the preferred form of the merger, and discussed and tentatively agreed on a work plan for such definitive agreements.
On September 27, 2024, Gibson provided their formal due diligence request list to GlycoMimetics, and thereafter GlycoMimetics provided Crescent and its advisors with access to an online data room for purposes of conducting further business, financial, legal, tax, intellectual property, insurance and other due diligence with respect to GlycoMimetics and its business. Between September 27, 2024 and October 28, 2024, representatives of GlycoMimetics’ management team conducted further business and financial due diligence with respect to Crescent, its business and the market for its pipeline products, and, over the same period of time, GlycoMimetics’ legal and financial advisors conducted due diligence with respect to Crescent and its business based on verbal and written responses from Crescent’s management team and its financial and legal advisors. During the same period, GlycoMimetics’ advisors negotiated the terms and conditions of the Merger Agreement at the direction of and in coordination with the GlycoMimetics Board and GlycoMimetics’ management.
On October 16, 2024, GlycoMimetics executed an indemnity letter with Jefferies LLC, TD Securities (USA) LLC and Stifel, Nicolaus & Company, Incorporated as placement agents in respect of the sale of securities underlying the proposed $125 million concurrent PIPE financing.
On October 17, 2024, the GlycoMimetics Board held a meeting with GlycoMimetics’ management to discuss the status of the reverse merger negotiations and the ongoing discussions regarding the structuring of the transaction. The GlycoMimetics Board reviewed the proposed transaction timeline and GlycoMimetics’ existing cash resources, the proposed PIPE financing for the transaction, including the potential dilution to GlycoMimetics shareholders as a result of the proposed PIPE financing.
On October 17, 2024, representatives of Sidley and Lucid discussed with Gibson the potential terms of the preferred stock to be issued in the merger.
On October 19, 2024, Gibson delivered draft documentation for the PIPE financing to Sidley.
On October 21, 2024, members of GlycoMimetics Board met with Sidley and Lucid and discussed the drafts of the Merger Agreement and the PIPE documentation, and following such discussion Sidley sent to Gibson an issues list for negotiation.
Later, on October 21, 2024, representatives of Sidley and Lucid and representatives of Gibson had a teleconference to negotiate the terms of the PIPE financing.
On October 22, 2024, representatives of Gibson delivered to Sidley drafts of certain ancillary agreements and documents relating to the merger.
Later in the day on October 22, 2024, representatives of Gibson and representatives of Sidley had a videoconference call to negotiate the terms of the merger agreement.
On October 23, 2024, GlycoMimetics’ management participated in a due diligence call with the placement agents for the PIPE and their advisors.
On October 24, 2024, representatives of Lucid and representatives of Wedbush had a videoconference to discuss the merger consideration calculation and Lucid requested the addition of a floor concept to protect GlycoMimetics in the event Crescent engaged in a dilutive acquisition during the pre-closing period. On October 24, 2024, representatives of Gibson provided to Sidley a proposed approach to addressing the concerns raised by GlycoMimetics regarding the impact of dilutive acquisitions and GlycoMimetics’ potential cash needs through closing. Management of GlycoMimetics, Sidley and Lucid discussed the proposed approach, and later in the day representatives of Sidley provided a revised draft of the merger agreement to Gibson, which included updates providing that: (1) for purposes of determining the value of GlycoMimetics in the calculation of the exchange ratio, GlycoMimetics would be valued, at a minimum, at 3% of the value of the combined company (including the amount received in the PIPE), subject to certain assumptions and an adjustment for GlycoMimetics net cash delivered at closing, (2) a time-based adjustment for the amount of GlycoMimetics net cash required to be delivered at closing would be made if the closing of the merger were to occur after June 30, 2024, and (3) if the merger agreement were to be terminated by Crescent after May 30, 2024 in certain situations where GlycoMimetics would not otherwise receive a termination fee, GlycoMimetics would nonetheless be entitled to receive a set fee for each month between May 30, 2024 and the termination, up to $2 million.
During the evening of October 24, 2024, representatives of Gibson provided a revised draft of the merger agreement to Sidley.
On the morning of October 25, 2024, management of GlycoMimetics discussed the revised draft merger agreement with Sidley and Lucid. Throughout the day GlycoMimetics’ management and advisors had numerous calls with Crescent and its advisors to negotiate the terms of the merger agreement and ancillary agreements, and in the early evening on October 25, 2024, the representatives of Sidley provided a revised draft of the merger agreement to Gibson.
Negotiations on the merger agreement included the structure of the merger, involving a two-step process to achieve desired tax and legal outcomes, and the conversion of securities, detailing the exchange ratio and treatment of options and warrants. In addition, valuation and financial adjustments were crucial, with specific procedures for determining Crescent’s valuation and GlycoMimetics’ net cash position, and terms for financing. Governance changes, such as board and officer appointments and amendments to organizational documents, were negotiated alongside employee benefits, including the termination of GlycoMimetics’ 401(k) plans and acceleration of vesting for options. Regulatory compliance, ensuring the merger qualifies as a reorganization under Section 368(a) of the Internal Revenue Code, and indemnification provisions for directors and officers were also key points. Termination provisions, stockholder consents, and miscellaneous provisions like amendments and waivers were meticulously detailed to address both parties’ interests.
On October 25, 2024, the GlycoMimetics Board held a video conference meeting with members of GlycoMimetics’ management team in attendance. At the meeting, the GlycoMimetics Board was provided with an overview of the proposed merger (including the potential benefits and the risks related thereto), the key terms of the draft merger agreement and related ancillary documents, and its fiduciary duties.
Over the course of the next several days, GlycoMimetics and its advisors had rolling negotiations with Crescent and its advisors regarding the terms of the merger agreement and the ancillary agreements.
On October 28, 2024, the parties entered into the Merger Agreement and the related ancillary documents and the private placement investors executed and delivered the Subscription Agreement for the $125 million Crescent Pre-Closing Financing.
On October 29, 2024, GlycoMimetics and Crescent issued a joint press release announcing the execution and delivery of the Merger Agreement, and GlycoMimetics filed a Current Report on Form 8-K, which filed as an exhibit (a) the Merger Agreement, (b) the form of Certificate of Designation of Preferences, Rights and Limitations of Series A Non-Voting Convertible Preferred Stock, (c) the form of Crescent Support Agreement, (d) the form of GlycoMimetics Support Agreement, (e) the form of GlycoMimetics Securities Purchase Agreement, (f) the form of Registration Rights Agreement, (g) the form of Lock-up Agreement, (h) a press release and a joint press release, dated October 29, 2024, respectively (i) an investor presentation providing information on Crescent, and (j) a transcript of a conference call held to announce the proposed transactions.
Over the course of second half of January 2025, Gibson, Crescent, Sidley and GlycoMimetics discussed potential amendments to the merger agreement and the securities purchase agreement, and on February 3, 2025, representatives of Gibson provided drafts of an amendment to the merger agreement and an amended and restated securities purchase agreement related to the PIPE financing. The amended and restated securities purchase agreement provided, among other things, for the purchase of securities of Crescent immediately prior to the closing of the merger in lieu of the purchase of securities of GlycoMimetics immediately following the closing of the merger. The price and other economic terms of the financing remained materially unchanged. The amendment to the merger agreement adjusted, among other things, (i) the structure of PIPE financing described in the merger agreement (as described above) and (ii) the filings contemplated to be made with the SEC in connection with the transactions contemplated by the merger agreement. Relative to the terms of the merger agreement signed on October 28, 2024, the amendment to the merger agreement did not result in a change to the expected exchange ratio or ownership of the combined company by GlycoMimetics securityholders as of immediately prior to the merger.
Over the course of the next several days, GlycoMimetics and its advisors had rolling negotiations with Crescent and its advisors regarding the terms of the amendment to the merger agreement and the amended and restated securities purchase agreement. On February 13, 2025, representatives of Sidley and representatives of Gibson and Crescent proposed that the amendment to the merger agreement contain a covenant that Crescent would, if necessary, obtain additional support agreements for investors participating in any interim financings by Crescent, such that the Crescent stock subject to support agreements would exceed a majority of Crescent’s outstanding shares (measured immediately following the closing of such interim financing).
On February 14, 2025, the parties entered into the amendment to the merger agreement and the amended and restated securities purchase agreement (along with the investors in the PIPE financing), and GlycoMimetics filed a Current Report on Form 8-K related thereto.
GlycoMimetics’ Reasons for the Merger
During the course of its evaluation of the Merger Agreement and the transactions contemplated thereby, the GlycoMimetics Board held numerous meetings, consulted with GlycoMimetics’ senior management and with financial and legal advisors and consultants to the GlycoMimetics Board. In reaching its decision to approve the Merger Agreement and the transactions contemplated thereby, the GlycoMimetics Board considered a number of factors that it viewed as supporting its decision to approve the Merger Agreement, including:
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the then-current and historical trading prices of GlycoMimetics common stock, and the possibility that GlycoMimetics common stock could be delisted from the Nasdaq and only trade through the over-the-counter markets, if at all;

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the GlycoMimetics Board’s belief that GlycoMimetics’ business development efforts were not reasonably likely to result in any significant developments or events in the near term that could reasonably be expected to serve as a meaningful catalyst for GlycoMimetics’ stock price;

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the extensive efforts of the GlycoMimetics Board and GlycoMimetics’ management over an extended period of time to identify a fundable business model for GlycoMimetics that could reasonably be expected to enhance and create long-term shareholder value;

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the risks associated with GlycoMimetics’ business plan, including execution risk, funding risk, technology risk, regulatory risk, risks relating to the potential size and/or profitability of GlycoMimetics’ potential target markets, and risks relating to the evolving competitive landscape relating for GlycoMimetics’ products and services;

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GlycoMimetics’ liquidity position, extremely limited funding runway and repeated inability to raise material amounts of additional capital;

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the comprehensive and thorough process of reviewing and analyzing potential strategic alternatives undertaken by the GlycoMimetics Board and management, including the exploration of potential sale of the company transactions, licensing transactions, transactions for the sale of key assets or businesses, and financing transactions, the GlycoMimetics Board’s belief that no commercially viable alternative financing, strategic investment, merger, asset sale or licensing transaction was reasonably available to GlycoMimetics, and the GlycoMimetics Board’s belief that the only reasonably executable alternative to the Merger was a liquidation and dissolution of GlycoMimetics that could not be reasonably expected to provide any dividend, liquidating distribution or other payments or value to GlycoMimetics stockholders;

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the GlycoMimetics Board’s belief that the Exchange Ratio for the Merger is the highest Exchange Ratio to which Crescent was willing to agree and that the other terms of the Merger Agreement represent in the aggregate the most favorable terms to GlycoMimetics and its stockholders to which Crescent was willing to agree;

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that following the Merger, the pre-Merger GlycoMimetics stockholders will continue to own common equity in Crescent and the GlycoMimetics Board’s belief that this continuing equity interest will provide the existing GlycoMimetics stockholders with an opportunity to participate following the Merger in the potential equity value of the Combined Company, which will focus on Crescent’s product pipeline;

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the GlycoMimetics Board’s view, based on the scientific, regulatory and technical due diligence conducted by GlycoMimetics’ management and advisors of the potential market opportunity of Crescent’s product candidates, which the GlycoMimetics Board anticipates will be the focus of the Combined Company;

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the GlycoMimetics Board’s view, following review with GlycoMimetics’ management and advisors, of Crescent’s anticipated fundraising and development plans and the potential ability of the Combined Company to successfully raise additional funds to enable the continued development of Crescent’s product pipeline through anticipated future value inflection points;

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the GlycoMimetics Board’s belief that the funding advances by Crescent provided for in the Merger Agreement are reasonably likely to provide sufficient funding to GlycoMimetics to allow GlycoMimetics to close the Merger and should provide a cash cushion that, in the event the Merger Agreement is terminated, will substantially enhance the ability of GlycoMimetics to conduct an orderly dissolution and liquidation; and

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the ability of the GlycoMimetics Board to respond to unsolicited acquisition proposals that third parties may make before GlycoMimetics stockholders approve the Merger, including the GlycoMimetics Board’s ability to change its recommendation regarding the Merger and (subject to payment of the breakup fee described elsewhere in this proxy statement/prospectus) terminate the Merger Agreement in response to a superior proposal.

The GlycoMimetics Board also considered the terms of the Merger Agreement and related transaction documents, including those described below, and concluded that the terms of the Merger Agreement and related transaction documents, in the aggregate, were fair to and in the best interests of GlycoMimetics and its stockholders under the circumstances:

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that under the terms of the Merger Agreement, the pre-Merger GlycoMimetics stockholders are anticipated (subject to dilution from any equity issued by Crescent after May 3, 2025 and before the closing) to own approximately 2.6% of the fully-diluted equity interests of Crescent at the closing;

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the nature of the conditions to GlycoMimetics’ and Crescent’s respective obligations to complete the Merger, as more fully described below under the caption “The Merger Agreement — Conditions to the Completion of the Merger,” beginning on page 171 in this proxy statement/prospectus, and the GlycoMimetics Board’s view of the likelihood that the Merger will be completed on a timely basis;

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the respective rights of, and limitations on, GlycoMimetics and Crescent under the Merger Agreement to consider and engage in discussions regarding unsolicited acquisition proposals under certain circumstances, and the limitations on the board of directors of each party to change its recommendation in favor of the Merger, as more fully described below under the caption “The Merger Agreement — Non-Solicitation” and “The Merger Agreement — Board Recommendation Change,” beginning on pages 167 and 169 in this proxy statement/prospectus;

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the potential termination fee plus reimbursement certain of expenses, which could become payable by Crescent to GlycoMimetics if the Merger Agreement is terminated in certain circumstances, as more fully described below under the caption “The Merger Agreement — Termination and Termination Fees,” beginning on page 172 in this proxy statement/prospectus;

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the GlycoMimetics Support Agreements, pursuant to which certain stockholders of GlycoMimetics agreed, solely in their capacities as stockholders, to vote their shares of GlycoMimetics common stock in favor of the Merger and against any alternative acquisition proposals, and that such voting obligations terminate if the GlycoMimetics Board changes its recommendation with respect to the Merger, all as more fully described below under the caption “Agreements Related to the Merger — Support Agreements,” beginning on page 176 in this proxy statement/prospectus;

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the provisions of the Merger Agreement relating to the officers and employees of GlycoMimetics, including the treatment of employee stock options and restricted stock units in the Merger, the treatment of GlycoMimetics’ obligations to pay severance to officers and employees, and the provisions relating to GlycoMimetics’ ability to change the compensation of officers and employees and/or make any bonus payment or equity awards following the signing of the Merger Agreement.

In the course of its deliberations, the GlycoMimetics Board also considered a variety of risks and other countervailing factors related to entering into the Merger, including:
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the termination fee payable by GlycoMimetics upon the occurrence of certain events and the potential effect of such termination fee in deterring other potential acquirors from proposing an alternative acquisition that may be more advantageous to GlycoMimetics stockholders;

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the substantial expenses to be incurred by GlycoMimetics in connection with the Merger and the potential for events out of the control of GlycoMimetics to delay the vote of GlycoMimetics stockholders or Crescent stockholders and/or delay or prevent the closing;

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the risk that GlycoMimetics does not have sufficient liquidity to fund expenses and options through the closing, including if the closing were to be delayed;

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the risk that one of more of the conditions to the closing will not be satisfied, including among others the risk that Crescent stockholders do not approve the Merger; the risk that GlycoMimetics common stock is delisted by Nasdaq and/or the risk that a material adverse effect occurs with respect to GlycoMimetics; and the related risk that in the event the Merger Agreement is terminated without the closing occurring (and without GlycoMimetics entering into an agreement for a superior proposal), GlycoMimetics will not have sufficient remaining cash to be able to fund an orderly dissolution and liquidation;

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the restrictions on GlycoMimetics soliciting alternative acquisition proposals during the pendency of the Merger, as more fully described below under the caption “The Merger Agreement — Non-Solicitation,” beginning on page 167 in this proxy statement/prospectus;

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that the trading of GlycoMimetics common stock, both prior to the Merger and following the completion of the Merger, will likely be materially impacted by matters relating to Crescent and its financial condition, operating results, pipeline and prospects; that Crescent is not currently a public company and limited information available relating to Crescent is publicly available; that there is no established trading market or market prices for Crescent common stock; and that as a result the price of GlycoMimetics common stock could increase, decrease and/or be volatile;

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that the ability of the Combined Company to execute on its business plan will be subject to substantial challenges, some of which will be beyond the control of the Combined Company, including risks and challenges relating to execution, technology, regulatory matters, funding needs and the fact that the Combined Company is not anticipated to generate any material amount of revenue in the near future, risks relating to the development and/or commercialization of Crescent’s product pipeline, and inherent uncertainties as to the extent to which the Combined Company will be able to successfully execute its business plan on a timely basis, if at all, and achieve its projections;

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the interests that GlycoMimetics’ directors and executive officers have with respect to the transactions that are or may be different from, or in addition to, the interests of GlycoMimetics stockholders generally, including those interests described in the sections entitled “The Merger — Interests of GlycoMimetics’ Directors and Executive Officers in the Merger” beginning on page 143 in this proxy statement/prospectus; and

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the various other risks associated with the Combined Company and the proposed transactions, including those described in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” beginning on pages 19 and 109, respectively, in this proxy statement/prospectus.

The foregoing information and factors considered by the GlycoMimetics Board are not intended to be exhaustive but are believed to include all of the material factors considered by the GlycoMimetics Board. In view of the wide variety of factors considered in connection with its evaluation of the Merger and the complexity of these matters, the GlycoMimetics Board did not find it useful to attempt, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, individual members of the GlycoMimetics Board may have given different weight to different factors. The GlycoMimetics Board conducted an overall analysis of the factors described above, including thorough discussions with, and questioning of, GlycoMimetics’ senior management team and financial and legal advisors and consultants to the GlycoMimetics Board, and considered the factors overall to be favorable to, and to support, its determination.
GlycoMimetics Liquidation Analysis
In connection with the evaluation of the Merger by the GlycoMimetics Board, GlycoMimetics’ management prepared an analysis with respect to the estimated value of the liquidation or dissolution of GlycoMimetics as a potential alternative to the Merger, including for such purposes GlycoMimetics’ estimated cash position at the time of the potential dissolution or liquidation, GlycoMimetics’ estimated expenses in connection with any such liquidation or dissolution, and estimated amount of cash available to be distributed to GlycoMimetics stockholders in connection with any such proposed future dissolution or liquidation (the “Liquidation Analysis”). Although the Liquidation Analysis assumes that the entirety of GlycoMimetics cash balance at the time of the dissolution or liquidation would be available for distribution to GlycoMimetics stockholders, it is unlikely that the entirety of such cash balance would be available at the time of an actual dissolution or liquidation due to the requirements of applicable law.
The inclusion of the Liquidation Analysis should not be deemed an admission or representation by GlycoMimetics or any of its officers, directors, affiliates, advisors, or other representatives with respect to the Liquidation Analysis. The Liquidation Analysis is not included to influence your views on the Merger, the Merger Agreement and the transactions contemplated thereby and is summarized in this proxy statement/prospectus solely to provide stockholders access to certain information considered by the GlycoMimetics Board in connection with its evaluation of the Merger, the Merger Agreement and the transactions contemplated thereby. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of GlycoMimetics do not purport to be appraisals or reflect the prices at which shares of GlycoMimetics common stock may actually be valued or trade, either before or after the consummation of the Merger.
The Liquidation Analysis is prospective financial information and was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, or GAAP. Neither the independent registered public accounting firm of GlycoMimetics nor any other independent accountant has audited, reviewed, compiled, examined or performed any procedures with respect to the accompanying unaudited prospective financial information for the purpose of its inclusion herein, and accordingly, neither the independent registered public accounting firm of GlycoMimetics nor any other independent accountant expresses an opinion or provides any form of assurance with respect thereto for the purpose of this proxy statement/prospectus.
The prospective financial information included in this proxy statement/prospectus has been prepared by, and is the responsibility of, GlycoMimetics’ management. PricewaterhouseCoopers LLP has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying prospective financial information and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report included in this proxy statement/prospectus relates to Crescent’s previously issued financial statements. It does not extend to the prospective financial information and should not be read to do so.
The Liquidation Analysis includes estimates of cash and of certain expenditures, which for the purpose of the Liquidation Analysis were not calculated in accordance with GAAP. Non-GAAP financial measures should not be viewed as a substitute for GAAP financial measures and may be different from non-GAAP financial measures used by other companies. Furthermore, there are limitations inherent in non-GAAP financial measures because they exclude charges and credits that are required to be included in a GAAP presentation. Accordingly, non-GAAP financial measures should be considered together with, and not as an alternative to, financial measures prepared in accordance with GAAP. The SEC rules, which otherwise would require a reconciliation of a non-GAAP financial measure to a GAAP financial measure, do not apply to non-GAAP financial measures provided to a board of directors or financial advisors in connection with a proposed business combination transaction such as the Merger if the disclosure is included in a document such as this proxy statement/prospectus.
In light of the foregoing factors and the uncertainties inherent in estimated cash balances, stockholders are cautioned not to place undue reliance, if any, on the Liquidation Analysis.
The below summary of the Liquidation Analysis is subject to the statements above, and it represents estimates prepared by GlycoMimetics’ management of the cash which could be distributed to stockholders as permitted under applicable law pursuant to a plan of dissolution.
Key assumptions underlying the Liquidation Analysis included: (i) that the entire distribution of GlycoMimetics’ net cash would be made in November 2024 (the “Deemed Liquidation Date”); (ii) that GlycoMimetics would have approximately $3.87 million of net cash and cash equivalents as of the Deemed Liquidation Date, after satisfying its liabilities and paying the costs and expenses of the liquidation and dissolution; and (iii) that approximately 64.5 million total shares of GlycoMimetics common stock would be issued and outstanding on the Deemed Liquidation Date. The analysis resulted in an estimated cash distribution per share of GlycoMimentics common stock of $0.06 per share.
Crescent’s Reasons for the Merger
In the course of reaching its decision to approve the Merger and the Crescent Pre-Closing Financing, the Crescent Board held numerous meetings, consulted with Crescent’s senior management, legal counsel and financial advisors, and considered a wide variety of factors. Ultimately, the Crescent Board concluded that a merger with GlycoMimetics, together with the additional financing committed from the Crescent Pre-Closing Financing, was the best option to generate capital resources to support the advancement of Crescent’s pipeline and fund the combined organization.
Additional factors the Crescent Board considered included the following (which factors are not necessarily presented in any order of relative importance):
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the Merger will potentially expand the access to capital and the range of investors available as a public company to support the clinical development of Crescent’s pipeline, compared to the capital and investors Crescent could otherwise gain access to if it continued to operate as a privately-held company;

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the Crescent Pre-Closing Financing will generate capital resources to fund the Combined Company;

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the potential benefits from increased public market awareness of Crescent and its pipeline;

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the historical and current information concerning Crescent’s business, including its financial performance and condition, operations, management and preclinical and clinical data;

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the competitive nature of the industry in which Crescent operates;

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the Crescent Board’s fiduciary duties to Crescent stockholders;

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the Crescent Board’s belief that no alternatives to the Merger, together with the additional financing committed from the Crescent Pre-Closing Financing, were reasonably likely to create greater value for Crescent stockholders, after considering the various financing and other strategic options to enhance stockholder value that were considered by the Crescent Board;

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the Crescent Board’s expectation that the Merger, together with the additional financing committed from the Crescent Pre-Closing Financing, would be a higher probability and more cost-effective means to access capital than other options considered, including an IPO;

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the expected operations, management structure and operating plans of the Combined Company (including the ability to support the Combined Company’s current and planned preclinical studies and clinical trials);

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the business, history, operations, financial resources and credibility of GlycoMimetics;

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the availability of appraisal rights under the DGCL to holders of Crescent capital stock who comply with the required procedures under the DGCL, which allow such holders to seek appraisal of the fair value of their shares of Crescent capital stock as determined by the Delaware Court of Chancery;

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the terms and conditions of the Merger Agreement, including the following:

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the determination that the expected relative percentage ownership of GlycoMimetics stockholders and Crescent stockholders in the combined organization was appropriate, based on the Crescent Board’s judgment and assessment of the approximate valuations of GlycoMimetics (including the value of the net cash GlycoMimetics is expected to provide to the combined organization) and Crescent (including the value of the amount of proceeds from the Crescent Pre-Closing Financing);

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the expectation that the Merger will be treated as a reorganization for U.S. federal income tax purposes, with the result that the Crescent stockholders will generally not recognize taxable gain or loss for U.S. federal income tax purposes with respect to the Merger;

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the limited number and nature of the conditions of the obligation of GlycoMimetics to consummate the Merger;

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the rights of Crescent under the Merger Agreement to consider certain unsolicited acquisition proposals under certain circumstances should Crescent receive a superior offer;

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the rights of Crescent under the Merger Agreement to effect a change in recommendation in favor of the Merger as a result of a material development or change in circumstances (i.e., applicable Intervening Events);

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the conclusion of the Crescent Board that the potential termination fees payable by GlycoMimetics or Crescent to the other party, and the circumstances when such fee may be payable, were reasonable; and

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the belief that the other terms of the Merger Agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations, were reasonable in light of the entire transaction;

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the shares of GlycoMimetics common stock issued to Crescent stockholders, including shares of GlycoMimetics common stock issued in exchange for shares of Crescent common stock sold in the Crescent Pre-Closing Financing, will be registered on a Form S-4 registration statement and will become freely tradable for Crescent stockholders who are not affiliates of Crescent and who are not parties to lock-up agreements;

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the Support Agreements, pursuant to which certain directors, officers and stockholders of Crescent and GlycoMimetics, respectively, have agreed, solely in their capacity as stockholders of Crescent and GlycoMimetics, respectively, to vote all of their shares of Crescent capital stock or GlycoMimetics common stock in favor of the adoption or approval, respectively, of the Merger Agreement;

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the ability to obtain a Nasdaq listing and the change of the combined organization’s name to Crescent Biopharma, Inc. prior to or upon the closing of the Merger; and

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the likelihood that the Merger will be consummated on a timely basis.

The Crescent Board also considered a number of uncertainties and risks in its deliberations concerning the Merger and the other transactions contemplated by the Merger Agreement, including the following:
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the possibility that the Merger might not be completed and the potential adverse effect of the public announcement of the Merger on the reputation of Crescent and the ability of Crescent to obtain financing in the future in the event the Merger is not completed; the possibility that the Crescent Pre-Closing Financing might not be completed or completed in accordance with the terms of the Merger Agreement and the potential adverse effect of the public announcement of the Crescent Pre-Closing Financing on the reputation of Crescent and the ability of Crescent to obtain financing in the future in the event the Crescent Pre-Closing Financing is not completed;

•
the Exchange Ratio used to establish the number of shares of GlycoMimetics common stock to be issued to Crescent stockholders in the Merger is fixed, except for adjustments due to GlycoMimetics’

net cash balances, the amount of proceeds from the Crescent Pre-Closing Financing and outstanding capital stock at closing, and thus the relative percentage ownership of GlycoMimetics stockholders and Crescent stockholders in the combined organization immediately following the completion of the Merger is similarly fixed;
•
the potential reduction of GlycoMimetics’ net cash prior to the closing;

•
the possibility that GlycoMimetics could, under certain circumstances, consider unsolicited acquisition proposals if superior to the Merger or change its recommendation to approve the Merger upon certain events;

•
the risk that the Merger might not be consummated in a timely manner or at all, for a variety of reasons, such as the failure of GlycoMimetics to obtain the required stockholder vote or the failure of Crescent to close the Crescent Pre-Closing Financing, and the potential adverse effect on the reputation of Crescent and the ability of Crescent to obtain financing in the future in the event the Merger is not completed;

•
the costs involved in connection with completing the Merger, the time and effort of Crescent senior management required to complete the Merger, the related disruptions or potential disruptions to Crescent’s business operations and future prospects, including its relationships with its employees, suppliers and partners and others that do business or may do business in the future with Crescent, and related administrative challenges associated with combining the companies;

•
the additional expenses and obligations to which Crescent’s business will be subject to following the Merger that Crescent has not previously been subject to, and the operational changes to Crescent’s business, in each case that may result from being a public company;

•
the fact that the representations and warranties in the Merger Agreement do not survive the closing of the Merger and the potential risk of liabilities that may arise post-closing;

•
the risk that future sales of common stock by existing GlycoMimetics stockholders may cause the price of GlycoMimetics common stock to fall, thus reducing the potential value of GlycoMimetics common stock received by Crescent stockholders following the Merger; and

•
various other risks associated with the combined organization and the Merger, including the risks described in the section titled “Risk Factors” in this proxy statement/prospectus.

The foregoing information is not intended to be exhaustive, but is believed to include a summary of all of the material factors considered by the Crescent Board in its consideration of the Merger Agreement, the Crescent Pre-Closing Financing, and the transactions contemplated thereby. After conducting an overall analysis of these and other factors, including thorough discussions with, and questioning of, Crescent’s senior management and legal counsel, the Crescent Board concluded that the benefits, advantages and opportunities of a potential transaction outweighed the uncertainties and risks described above. Based on this overall analysis of the factors described above, the Crescent Board unanimously approved the Merger Agreement, the Merger, the Crescent Pre-Closing Financing and the other transactions contemplated by the Merger Agreement.
Opinion of Lucid, GlycoMimetics’ Financial Advisor, to the GlycoMimetics Board of Directors
As stated above, pursuant to an engagement letter dated July 24, 2024 (the “Engagement Letter”), GlycoMimetics retained Lucid to act as its financial advisor in connection with the Merger and to render an opinion to the GlycoMimetics Board as to the fairness of the Exchange Ratio, from a financial point of view, to the holders of common stock of GlycoMimetics (the “Lucid Opinion”). On October 28, 2024, at the request of the GlycoMimetics Board, Lucid rendered an oral opinion, subsequently confirmed by delivery of the Lucid Opinion dated October 28, 2024, to the GlycoMimetics Board, that the Exchange Ratio was fair, from a financial point of view, to the holders of common stock of GlycoMimetics as of the date of the Lucid Opinion and based upon the various assumptions, qualifications and limitations set forth therein.
The full text of the Lucid Opinion is attached as Annex B to this proxy statement/prospectus and is incorporated by reference. GlycoMimetics encourages its stockholders to read the Lucid Opinion in its entirety for the assumptions made, procedures followed, other matters considered and limits of the review by Lucid.

The summary of the Lucid Opinion set forth herein is qualified by reference to the full text of the Lucid Opinion. Lucid provided the Lucid Opinion for the benefit and use of the GlycoMimetics Board in its consideration of the financial terms of the Merger. The Lucid Opinion is not a recommendation to the GlycoMimetics Board or to any stockholder as to how to vote or act with respect to the Merger or any other matter.
As described elsewhere in this proxy statement/prospectus, concurrent with the execution and delivery of the Merger Agreement, certain institutional and accredited investors entered into a Securities Purchase Agreement with GlycoMimetics, pursuant to which they agreed, subject to the terms and conditions of such agreement, to purchase immediately following the consummation of the Merger, shares of GlycoMimetics common stock and pre-funded warrants for an aggregate purchase price of approximately $200.0 million in a private placement. The Merger Agreement and the Securities Purchase Agreement were amended on February 14, 2025 to, among other things, contemplate that the investors would instead receive, immediately prior to the consummation of the Merger, shares of Crescent common stock and pre-funded warrants for an aggregate purchase price of approximately $200.0 million, which is referred to in this proxy statement/prospectus as the Crescent Pre-Closing Financing. The Merger Agreement was amended again on April 28, 2025 to, among other things, address the conversion of Crescent restricted stock units into GlycoMimetics restricted stock units in connection with the Merger. This “Opinion of GlycoMimetics’ Financial Advisor” reflects the current structure of the Merger and Crescent Pre-Closing Financing. The Lucid Opinion attached as Annex B includes language regarding the original form of the Merger Agreement and Securities Purchase Agreement. Lucid has confirmed with the GlycoMimetics Board that this change to the Merger and Crescent Pre-Closing Financing (i) does not impact the conclusions of its opinion and (ii) does not require an amendment to its opinion.
In connection with the Lucid Opinion, Lucid took into account an assessment of general economic, market and financial conditions as well as its experience in connection with similar transactions and securities valuations generally and, among other things:
•
Reviewed a draft of the Merger Agreement;

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Reviewed and analyzed certain publicly available financial and other information for each of GlycoMimetics and Crescent, respectively, including equity research on comparable companies, and certain relevant financial and operating data furnished to Lucid by the management of GlycoMimetics;

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Reviewed and analyzed certain relevant historical financial and operating data concerning Crescent furnished to Lucid by the management of Crescent and its financial advisors;

•
Discussed with certain members of the management of GlycoMimetics the historical and current business operations, financial condition and prospects of GlycoMimetics and Crescent;

•
Reviewed and analyzed the reported price and trading histories of certain publicly traded companies that Lucid deemed relevant;

•
Reviewed and analyzed certain financial terms of the Merger Agreement as compared to the publicly available financial terms of certain selected business combinations that Lucid deemed relevant;

•
Reviewed and analyzed certain financial terms of completed initial public offerings for certain companies that Lucid deemed relevant; and

•
Reviewed and analyzed such other information and such other factors, and conducted such other financial studies, analyses and investigations, as Lucid deemed relevant for purposes of this Opinion.

In conducting Lucid’s review and arriving at the Lucid Opinion, Lucid has, with GlycoMimetics’ consent, relied upon the assumption that all information provided to Lucid by GlycoMimetics and Crescent was accurate and complete in all material respects. Lucid did not undertaken any responsibility for the accuracy, completeness or reasonableness of, or independent verification of, such information. Furthermore, Lucid assumed, with GlycoMimetics’ consent, that the Exchange Ratio will be 14.7507.
Lucid expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting the Lucid Opinion of which Lucid becomes aware after the date of the Lucid Opinion. Lucid assumed there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of GlycoMimetics or Crescent since the date of the last financial statements made available to Lucid. Lucid did not obtain any independent evaluations, valuations or appraisals of the assets or liabilities of GlycoMimetics or Crescent, nor was Lucid furnished with such materials. In addition, Lucid did not evaluate the solvency or fair value of GlycoMimetics or Crescent under any state or federal laws relating to bankruptcy, insolvency or similar matters. The Lucid Opinion did not address any legal, tax or accounting matters related to the Merger, as to which Lucid assumed that GlycoMimetics and the GlycoMimetics Board received such advice from legal, tax and accounting advisors as each determined appropriate. The Lucid Opinion addressed only the fairness of the Exchange Ratio, from a financial point of view, to the holders of common stock of GlycoMimetics. Lucid expressed no view as to any other aspect or implication of the Merger or any other agreement or arrangement entered into in connection with the Merger. The Lucid Opinion was necessarily based upon economic and market conditions and other circumstances as they existed and could be evaluated by Lucid on the date of the Lucid Opinion. It should be understood that although subsequent developments may affect the Lucid Opinion, Lucid does not have any obligation to update, revise or reaffirm the Lucid Opinion and Lucid expressly disclaimed any responsibility to do so.
Lucid did not consider any potential legislative or regulatory changes currently being considered or recently enacted by the United States or any foreign government, or any domestic or foreign regulatory body, or any changes in accounting methods or generally accepted accounting principles that may be adopted by the U.S. Securities and Exchange Commission, the Financial Accounting Standards Board, or any similar foreign regulatory body or board.
For purposes of rendering the Lucid Opinion, Lucid assumed, with the consent of the GycoMimetics board of directors, that except as would not be in any way meaningful to Lucid’s analysis, the final form of the Merger Agreement would not differ from the draft agreement Lucid reviewed; the representations and warranties of each party contained in the Merger Agreement were true and correct in all respects; each party would perform all of the covenants and agreements required to be performed by it under the Merger Agreement; and the transactions contemplated by the Merger Agreement would be consummated in accordance with the terms of the Merger Agreement, without any waiver or amendment of any term or condition thereof. Lucid also assumed that all governmental, regulatory and other consents and approvals contemplated by the Merger Agreement or otherwise required for the transactions contemplated thereby would be obtained and that in the course of obtaining any of those consents no restrictions would be imposed or waivers made that would have an adverse effect on GlycoMimetics, Crescent or the contemplated benefits of the Merger. Lucid assumed that the Merger would be consummated in a manner that complies with the applicable provisions of the Securities Act, the Exchange Act, and all other applicable federal and state statutes and the rules and regulations promulgated thereunder.
For purposes of rendering the Lucid Opinion, Lucid, with the consent of the GlycoMimetics Board, assumed that (i) prior to the closing of the Merger, Crescent would receive approximately $200.0 million in proceeds from the Crescent Pre-Closing Financing and that no Interim Financing (as defined in the Merger Agreement) would occur, (ii) the Exchange Ratio would be 14.7507, and (iii) upon closing of the Merger, the holders of Crescent common stock and Crescent preferred stock, Crescent options, Crescent restricted stock units, and Crescent warrants would in the aggregate hold approximately 86.2% of the fully-diluted shares of GlycoMimetics common stock (excluding certain GlycoMimetics options) immediately following the Merger (19.4% after giving effect to the Crescent Pre-Closing Financing), the holders of GlycoMimetics common stock would in the aggregate hold approximately 13.8% of the fully-diluted shares of GlycoMimetics common stock (excluding certain GlycoMimetics options) immediately following the Merger (3.1% after giving effect to the Crescent Pre-Closing Financing) and (iv) the investors in the Crescent Pre-Closing Financing would in the aggregate hold approximately 77.5% of the fully-diluted shares of GlycoMimetics common stock (excluding certain GlycoMimetics options).
The Lucid Opinion was intended for the benefit and use of the GlycoMimetics Board in its consideration of the financial terms of the Merger and, except as set forth in the Engagement Letter, may not be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose without Lucid’s prior written consent, except that the Lucid Opinion may be included in its entirety in any filing related to the Merger to be filed with the U.S. Securities and Exchange Commission and the proxy statement/prospectus to be mailed to the GlycoMimetics stockholders. The Lucid Opinion does not constitute a recommendation to the GlycoMimetics Board of whether to approve the Merger or to any

GlycoMimetics stockholder or any other person as to how to vote or act with respect to the transactions contemplated by the Merger Agreement (including the Merger) or any other matter. The Lucid Opinion did not address GlycoMimetics’ underlying business decision to proceed with the Merger or the relative merits of the Merger compared to other alternatives available to GlycoMimetics. Lucid expressed no opinion as to the prices or ranges of prices at which shares or the securities of any person, including GlycoMimetics, would trade at any time, including following the announcement or consummation of the Merger. Lucid was requested to opine as to, and the Lucid Opinion did not in any manner address, the amount or nature of compensation to any of the officers, directors or employees of any party to the Merger, or any class of such persons, relative to the compensation to be paid to the holders of GlycoMimetics common stock in connection with the Merger or with respect to the fairness of any such compensation.
Principal Financial Analyses
The following is a summary of the principal financial analyses performed by Lucid to arrive at the Lucid Opinion. Some of the summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses. Lucid performed certain procedures, including each of the financial analyses described below and reviewed with the GlycoMimetics Board the assumptions on which such analyses were based and other factors, including the historical and projected financial results of GlycoMimetics and Crescent.
Transaction Overview as of the Date of the Lucid Opinion
Based upon the Exchange Ratio of 14.7507 at the time of the signing of the Merger Agreement, it was estimated that at the closing: (a) Crescent equity holders as of immediately prior to the Merger (including the shares issued in the approximately $200.0 million Crescent Pre-Closing Financing) would own approximately 96.9% of the fully-diluted shares of GlycoMimetics common stock at the closing of the Merger, and (b) the GlycoMimetics equity holders as of immediately prior to the Merger will own approximately 3.1% of the fully-diluted shares of GlycoMimetics common stock at the closing of the Merger, in each case, subject to adjustment of the Exchange Ratio as set forth in the Merger Agreement and described herein.
Crescent Valuation
For the purpose of the Lucid Opinion, Lucid utilized a Crescent Valuation of $50.0 million, which was the pre-money valuation utilized in the Crescent Pre-Closing Financing and the Merger Agreement. The post-money Crescent valuation is calculated by adding the negotiated value of $50.0 million plus $200.0 million raised in the Crescent Pre-Closing Financing totaling $250.0 million.
Analysis of Selected Initial Public Offering Transactions
Lucid reviewed certain publicly available information for the IPOs of 20 solid tumor-focused biopharmaceutical companies that have completed an IPO since September 2018 and whose lead product at the time of IPO was in early-stage of clinical development. Although the companies referred to below were used for comparison purposes, none of these companies are directly comparable to Crescent. Accordingly, an analysis of the results of such a comparison is not purely mathematical but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the selected companies below. These companies, which are referred to as the “Selected Precedent IPO Companies,” were:
•
Adagene

•
Bicara Therapeutics

•
Bicycle Therapeutics

•
Black Diamond Therapeutics

•
Bolt Biotherapeutics

•
CureVac N.V.

•
Gritstone Bio

•
Janux Therapeutics

•
Lyell Immunopharma

•
Nuvectis Pharma

•
Omega Therapeutics

•
ORIC Pharmaceuticals

•
Prelude Therapeutics

•
Pyxis Oncology

•
Relay Therapeutics

•
Tharimmune

•
Turnstone Biologics

•
Tyra Biosciences

•
Werewolf Therapeutics

•
Xilio Therapeutics

The total enterprise value at IPO is defined as the pre-money equity value plus indebtedness, liquidation value of preferred stock and non-controlling interest, minus cash and cash equivalents at the time of its IPO. The Selected Precedent IPO Companies had total enterprise values between $32.1 million and $3.1 billion. Lucid derived a median total enterprise value of $321.5 million for the Selected Precedent IPO Companies. Using the 25th percentile and the 75th percentile of the implied total enterprise values, Lucid then calculated a range of implied total equity values for Crescent (by adding an estimated $4.0 million in net cash at closing), which was approximately $225.4 million to $577.1 million. This compares to the Crescent Valuation as per the Merger Agreement of $50.0 million.

Selected Precedent IPO Companies
Filing Date	Issuer	Enterprise Value ($M)
9/13/24	Bicara Therapeutics	$412.8
2/9/24	Adagene	786.1
7/21/23	Turnstone Biologics	137.1
2/4/22	Nuvectis Pharma	41.9
1/13/22	Tharimmune	32.1
10/22/21	Xilio Therapeutics	218.8
10/7/2021	Pyxis Oncology	222.2
9/15/21	Tyra Biosciences	346.6
7/29/21	Omega Therapeutics	557.9
6/17/21	Lyell Immunopharma	3,098.2
6/11/21	Janux Therapeutics	413.8
5/4/21	Werewolf Therapeutics	236.0
2/4/21	Bolt Biotherapeutics	437.6
9/25/20	Prelude Therapeutics	618.8
8/14/20	CureVac N.V.	2,619.9
7/16/20	Relay Therapeutics	1,025.3
4/24/20	ORIC Pharmaceuticals	261.3
1/30/20	Black Diamond Therapeutics	296.3
5/22/19	Bicycle Therapeutics	127.7
9/27/18	Gritstone Bio	278.4
Analysis of Selected Publicly Traded Companies
Based on its experience and professional judgment and using financial screening sources and databases to find companies that share similar business characteristics to Crescent within the biopharmaceutical industry, Lucid selected financial data of 13 publicly traded companies (referred to as the “Selected Publicly Traded Companies”). Each of the Selected Publicly Traded Companies had a lead candidate in the early stages of clinical development and focused on the solid tumor space. Furthermore, Lucid concentrated its analysis on comparable companies reporting cash balances exceeding $75.0 million, aligning with Crescent’s anticipated cash balance of over $200.0 million following the closing of the Crescent Pre-Closing Financing. Although the companies referred to below were used for comparison purposes, none of those companies is directly comparable to Crescent. Accordingly, an analysis of the results of such a comparison is not purely mathematical but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the selected companies below. The total enterprise values are based on closing stock prices on October 25, 2024. The Selected Publicly Traded Companies were:
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Bicara Therapeutics

•
Context Therapeutics

•
Corbus Pharmaceuticals

•
CytomX Therapeutics

•
Enliven Therapeutics

•
Fate Therapeutics

•
Immatics

•
InstilBio

•
Janux Therapeutics

•
Mersana Therapeutics

•
ORIC Pharmaceuticals

•
TScan Therapeutics

•
Tyra Biosciences

The Selected Publicly Traded Companies had implied total enterprise values between negative $56.7 million and $2.1 billion. Lucid derived a median implied total enterprise value of $135.2 million for the Selected Publicly Traded Companies. Using the 25th percentile and the 75th percentile of the implied total enterprise values, Lucid then calculated a range of implied total equity values for Crescent (by adding an estimated $4.0 million in net cash at closing), which was approximately $64.2 million to $661.8 million. This compares to the Crescent Valuation as per the Merger Agreement of $50.0 million.
Selected Publicly Traded Companies
Company Name	Enterprise Value ($M)
Janux Therapeutics	$2,139.7
Enliven Therapeutics	1,048.5
Tyra Biosciences	784.2
Bicara Therapeutics	657.8
Immatics	386.7
ORIC Pharmaceuticals	266.4
Instil Bio	135.2
Mersana Therapeutics	95.7
Context Therapeutics	74.0
Corbus Pharmaceuticals	60.2
TScan Therapeutics	(9.8)
Fate Therapeutics	(50.2)
CytomX Therapeutics	(56.7)
Analysis of Selected Fairmount-Backed Publicly Traded Companies
Based on its experience and professional judgment, Lucid selected financial data of 6 publicly traded companies previously backed by the Fairmount team (referred to as the “Selected Fairmount-Backed Publicly Traded Companies”). The selection criteria for these companies was based on Crescent’s affiliation with Fairmount. Although the companies referred to below were used for comparison purposes, none of those companies is directly comparable to Crescent. Accordingly, an analysis of the results of such a comparison is not purely mathematical but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the selected companies below. The total enterprise values are based on closing stock prices on October 25, 2024. The Selected Publicly Traded Companies were:
•
Apogee Therapeutics

•
Astria Therapeutics

•
Cogent Biosciences

•
Oruka Therapeutics

•
Spyre Therapeutics

•
Viridian Therapeutics

The Selected Fairmount-Backed Publicly Traded Companies had implied total enterprise values between $292.5 million and $2.3 billion. Lucid derived a median implied total enterprise value of $952.0 million for the Selected Fairmount-Backed Publicly Traded Companies. Using the 25th percentile and the 75th percentile of the implied total enterprise values, Lucid then calculated a range of implied total equity values for Crescent (by adding an estimated $4.0 million in net cash at closing), which was approximately $612.5 million to $1.3 billion. This compares to the Crescent Valuation as per the Merger Agreement of $50.0 million.
Selected Publicly Traded Companies
Company Name	Enterprise Value ($M)
Apogee Therapeutics	$2,323.6
Spyre Therapeutics	1,346.5
Viridian Therapeutics	983.9
Cogent Biosciences	920.2
Oruka Therapeutics	504.6
Astria Therapeutics	292.5
Selected Precedent M&A Transactions
Lucid reviewed the financial terms, to the extent the information was publicly available, of the 9 most recent qualifying merger transactions of companies in the biopharmaceutical industry, which had a lead candidate in the early-stage of clinical development and focused on the solid tumor space (referred to as the “Selected Precedent M&A Transactions”). Although the precedent transactions referred to below were used for comparison purposes, none of the target companies is directly comparable to Crescent. Accordingly, an analysis of the results of such a comparison is not purely mathematical but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the companies involved and other factors that could affect the merger value of such companies and Crescent to which they are being compared. Lucid reviewed the total enterprise values of the target companies (not inclusive of future milestone payments). These transactions, including the date each was closed, were as follows below.
The Selected Precedent M&A Transactions had total implied enterprise values between $110.0 million and $2.4 billion. Lucid derived a median total enterprise value of $509.0 million for the Selected Precedent M&A Transactions. Using the 25th percentile and the 75th percentile of the implied total enterprise values, Lucid then calculated a range of implied total enterprise values for Crescent (by adding an estimated $4.0 million in net cash at closing), which was approximately $204.0 million to $1.2 billion. This compares to Crescent’s Valuation as per the Merger Agreement of $50.0 million.
Selected Precedent M&A Transactions
Closed Date	Target	Acquirer	Implied Enterprise Value ($M)
7/29/24	Nerio Therapeutics	Boehringer Ingelheim	$1,300.0
5/2/24	Mariana Oncology	Novartis	1,000.0
4/3/24	Kinnate Biopharma	XOMA Royalty Corp	115.3
11/22/23	T3 Pharma	Boehringer Ingelheim	509.0
1/16/23	Neogene	AstraZeneca	200.0
9/7/22	Good Therapeutics	Roche	250.0
12/10/21	NBE Therapeutics	Boehringer Ingelheim	1,180.0
1/23/20	Synthorx	Sanofi	2,350.0
5/31/2018	AurKa Pharma	Eli Lilly	110.0

GlycoMimetics Valuation
Analysis of Precedent Reverse Merger Transactions
Lucid reviewed the financial terms, to the extent the information was publicly available, of life sciences reverse merger transactions dating back to January 2018 (referred to as the “Selected Precedent Reverse Merger Transactions”). Lucid reviewed the total premium to cash delivered to each target. These transactions, including the date each was closed, are as follows:
Selected Precedent Reverse Merger Transactions
Closed Date	Surviving Company	Public Company	Value Delivered for Public Vehicle Net of Cash ($ mm’s)
10/17/2024	TuHURA Biosciences	Kintara Therapeutics (Nasdaq: KTRA)	$10
10/9/2024	Wex Pharmaceuticals	Virios Therapeutics (Nasdaq: VIRI)	6
9/3/2024	Oruka Therapeutics	ARCA Biopharma (Nasdaq: ABIO)	6
8/12/24	Firefly Neurosciences	WaveDancer (Nasdaq: WAVD)	14
6/20/24	Tetonic Therapeutics	AVROBIO (Nasdaq: AVRO)	13
4/1/2024	Tawsfynydd Therapeutics	Onconova Therapeutics (Nasdaq: ONTX)	11
3/26/2024	Serina Therapeutics	AgeX Therapeutics (Nasdaq: AGE)	6
3/25/2024	Q32 Bio	Homology Medicines (Nasdaq: FIXX)	20
3/21/2024	LENZ Therapeutics	Graphite Bio (Nasdaq: GRPH)	12
3/14/2024	Immunogenx	First Wave BioPharma (FWBI)	15
3/6/2024	Adaptive Phage Therapeutics	Biomx (NYSEAM: PHGE)	NA
12/27/2023	Cyclo Therapeutics (Nasdaq: CYTH)	Applied Molecular Transport (Nasdaq: AMTI)	1
12/18/2023	Neurogene	Neoleukin Therapeutics (Nasdaq: NLTX)	14
12/15/2023	ProteoMedix (Onconetix)	Blue Water Biotech (Nasdaq: BWV)	NA
11/13/2023	Cartesian Therapeutics	Selecta Biosciences (Nasdaq: RNAC)	13
11/3/2023	Korro Bio	Frequency Therapeutics (Nasdaq: FREQ)	15
10/31/2023	Lung Therapeutics	Aileron Therapeutics (Nasdaq: ALRN)	10
10/16/2023	Notable Labs	Vascular Biogenics Ltd. (Nasdaq: VBLT)	20
9/11/2023	Dianthus Therapeutics	Magenta Therapeutics (Nasdaq: MGTA)	20
8/16/2023	EIP Pharma (CervoMed)	Diffusion Pharmaceuticals (Nasdaq: DFFN)	10
6/29/2023	TeraImmune	Baudax Bio (Nasdaq: BXRX)	3
6/22/2023	Spyre Therapeutics	Aeglea BioTherapeutics (Nasdaq: AGLE)	25
6/1/2023	Elicio Therapeutics	Angion Biomedica (Nasdaq: ANGN)	7
4/22/2023	GRI Bio	Vallon Pharmaceuticals (Nasdaq: VLON)	29
3/20/2023	CalciMedica	Graybug Vision (Nasdaq: GRAY)	15
3/7/2023	Carisma Therapeutics	Sesen Bio (Nasdaq: SESN)	15
2/23/2023	Enliven Therapeutics	Imara (Nasdaq: IMRA)	10
1/9/2023	Catheter Precision, Inc.	Ra Medical Systems (NYSE: RMED)	4
12/29/2022	Disc Medicine	Gemini Therapeutics (Nasdaq: GMTX)	10
12/27/2022	GNI Group (Gyre Therapeutics)	Catalyst Biosciences (Nasdaq: CBIO)	9
12/19/2022	Kineta, Inc.	Yumanity Therapeutics (Nasdaq: YMTX)	26
11/8/2022	ARS Pharmaceuticals	Silverback Therapeutics (Nasdaq: SBTX)	5
9/28/2022	Aceragen, Inc.	Idera Pharmaceuticals (Nasdaq: IDRA)	7
9/15/2022	Lisata Therapeutics (Cend)	Caladrius Biosciences (Nasdaq: CLBS)	25
8/30/2022	Vivani Medical (Nano Precision)	Second Sight Medical (Nasdaq: EYES)	NA
7/5/2022	Syros Pharmaceuticals (Nasdaq: SYRS)	Tyme Technologies (Nasdaq: TYME)	8

Closed Date	Surviving Company	Public Company	Value Delivered for Public Vehicle Net of Cash ($ mm’s)
5/16/2022	Aprea Therapeutics, Inc.	Atrin Pharmaceuticals (NasdaqGS: APRE)	15
10/24/2021	Quoin Pharmaceuticals, Inc.	Cellect Biotechnology Ltd. (Nasdaq: APOP)	13
8/26/2021	Aadi Bioscience, Inc.	Aerpio Pharmaceuticals, Inc. (Nasdaq: ARPO)	15
8/3/2021	Decoy Biosystems, Inc.	Indaptus Therapeutics (Intec) (Nasdaq: INDP)	10
7/27/2021	Cytocom, Inc. (Statera)	Cleveland BioLabs, Inc. (Nasdaq: CBLI)	NA
6/28/2021	Tempest Therapeutics Inc.	Millendo Therapeutics, Inc. (Nasdaq: MLND)	19
6/15/2021	ReShape Lifesciences Inc.	Obalon Therapeutics, Inc. (Nasdaq: OBLN)	15
4/27/2021	Leading BioSciences, Inc. (Palisade)	Seneca Biopharma, Inc. (Nasdaq: SNCA)	30
4/16/2021	MyMD Pharmaceuticals, Inc.	Akers Biosciences, Inc. (Nasdaq: AKER)	5
3/31/2021	StemoniX Inc. (Vyant Bio)	Cancer Genetics, Inc. (Nasdaq: CGIX)	15
3/16/2021	ChemomAb Ltd.	Anchiano Therapeutics Ltd. (Nasdaq: ANCN)	15
2/24/2021	Viracta Therapeutics, Inc.	Sunesis Pharmaceuticals (Nasdaq: SNSS)	16
1/28/2021	Quellis Biosciences, Inc. (Astria)	Catabasis Pharmaceuticals (Nasdaq: CATB)	25
12/22/2020	Yumanity Therapeutics Inc.	Proteostasis Therapeutics (Nasdaq: PTI)	34
12/1/2020	Petros Pharmaceuticals, Inc.	Neurotrope, Inc. (NasdaqCM: NTRP)	4
11/23/2020	F-star Therapeutics, Limited	Spring Bank Pharmaceuticals, Inc.	23
11/5/2020	Ocuphire Pharma, Inc.	Rexahn Pharmaceuticals (Nasdaq: REXN)	16
10/27/2020	Viridian Therapeutics, Inc.	Miragen Therapeutics, Inc. (NasdaqCM: MGEN)	15
9/15/2020	Adicet Bio, Inc.	resTORbio, Inc. (NasdaqGS: TORC)	8
9/14/2020	Anelixis Therapeutics (Eledon)	Novus Therapeutics, Inc. (NasdaqCM: NVUS)	5
7/6/2020	Kiq Bio (Cogent)	Unum Therapeutics, Inc. (NASDAQ: UMRX)	17
6/15/2020	Forte Biosciences, Inc.	Tocagen Inc. (NasdaqGS: TOCA)	8
5/28/2020	Larimar Therapeutics, Inc.	Zafgen, Inc. (NasdaqGS: ZFGN)	5
5/26/2020	Histogen, Inc.	Conatus Pharmaceuticals (Nasdaq: CNAT)	23
5/22/2020	Qualigen, Inc.	Ritter Pharmaceuticals (Nasdaq: RTTR)	NA
5/18/2020	Timber Pharmaceuticals, Inc.	BioPharmX Corporation (AMEX: BPMX)	16
4/1/2020	Curetis NV (Euronext: CURE)	OpGen, Inc. (NasdaqCM: OPGN)	7
1/9/2020	Protara Therapeutics, Inc.	Proteon Therapeutics, Inc. (NASDAQ: PRTO)	5
12/30/2019	NeuroBo Pharmaceuticals, Inc.	Gemphire Therapeutics Inc. (NASDAQ: GEMP)	8
11/7/2019	Venus Concept Ltd.	Restoration Robotics, Inc. (NASDAQ: HAIR)	20
9/27/2019	Ocugen, Inc.	Histogenics Corporation (NASDAQ: HSGX)	NA
8/31/2019	Brickell Biotech, Inc.	Vical Incorporated (NASDAQ: VICL)	4
7/31/2019	ESSA Pharma (NASDAQ: EPIX)	Realm Therapeutics plc (NASDAQ: RLM)	1
7/22/2019	Salarius Pharmaceuticals, LLC	Flex Pharma, Inc. (NASDAQ: FLKS)	4
7/15/2019	NeuBase Therapeutics	Ohr Pharmaceutical (NASDAQ: OHRP)	7
6/10/2019	Oncternal Therapeutics, Inc.	GTx, Inc. (NASDAQ: GTXI)	9
6/9/2019	Edesa Biotech Inc.	Stellar Biotechnologies, Inc. (NASDAQ: SBOT)	2
5/9/2019	Armata Pharmaceuticals (f.k.a C3J)	Ampliphi Biosciences (NYSE: APHB)	10
5/6/2019	Adynxx, Inc.	Alliqua BioMedical, Inc. (NASDAQ: ALQA)	3
4/23/2019	Mereo BioPharma (AIM: MPH)	Oncomed Pharmaceuticals (NASDAQ: OMED)	20
4/12/2019	Immunic AG	Vital Therapies, Inc. (NASDAQ: VTL)	10
3/26/2019	Enlivex Therapeutics Ltd.	Bioblast Pharma Ltd. (NASDAQ: ORPN)	5
3/18/2019	PDS Biotechnology Corporation	Edge Therapeutics, Inc. (NASDAQ: EDGE)	5
3/13/2019	X4 Pharmaceuticals, Inc.	Arsanis, Inc. (NASDAQ: ASNS)	29

Closed Date	Surviving Company	Public Company	Value Delivered for Public Vehicle Net of Cash ($ mm’s)
1/24/2019	Seelos Therapeutics, Inc.	Apricus Biosciences, Inc. (NASDAQ: APRI)	8
12/7/2018	Millendo Therapeutics, Inc.	OvaScience, Inc. (NASDAQ: OVAS)	5
10/12/2018	Aravive Biologics, Inc.	Versartis, Inc. (NASDAQ: VSAR)	0
2/13/2018	Vaxart, Inc.	Aviragen Therapeutics, Inc. (NASDAQ: AVIR)	44
1/30/2018	Innovate Biopharmaceuticals, Inc.	Monster Digital, Inc. (NASDAQ: MSDI)	6
1/17/2018	Evofem Biosciences, Inc.	Neothetics, Inc. (NASDAQ: NEOT)	29
1/4/2018	Rocket Pharmaceuticals, Ltd.	Inotek Pharmaceuticals Corp (NASDAQ: ITEK)	5
Lucid reviewed the value delivered for the public vehicle (net of cash) from the Selected Precedent Reverse Merger Transactions, which ranged from $0.0 million to $44.0 million. Lucid derived the median for the value delivered for the public vehicle (net of cash) to be $10.0 million. This compares to the GlycoMimetics Valuation as per the Merger Agreement of $8.0 million.
The summary set forth above does not purport to be a complete description of all the analyses performed by Lucid. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, such an opinion is not readily susceptible to partial analysis or summary description. Lucid did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, notwithstanding the separate factors summarized above, Lucid believes, and advised the GlycoMimetics Board, that its analyses must be considered as a whole. Selecting portions of its analyses and the factors considered by it without considering all analyses and factors could create an incomplete view of the process underlying the Lucid Opinion. In performing its analyses, Lucid made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of GlycoMimetics and Crescent. These analyses performed by Lucid are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses or securities may actually be sold. Accordingly, such analyses and estimates are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors. None of GlycoMimetics, Crescent, Lucid or any other person assumes responsibility if future results are materially different from those projected. The analyses supplied by Lucid and the Lucid Opinion were among several factors taken into consideration by the GlycoMimetics Board in making its decision to enter into the Merger Agreement and should not be considered as determinative of such a decision.
Lucid was selected by the GlycoMimetics Board to render an opinion to the GlycoMimetics Board because Lucid is a nationally recognized investment banking firm and as part of its investment banking business, Lucid is regularly engaged in the valuation of businesses and their securities in connection with mergers, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In addition, in the ordinary course of its business, Lucid or certain of its affiliates, as well as investment funds in which Lucid or its affiliates may have financial interests, may acquire, hold or sell long or short positions, or trade or otherwise effect transactions in debt, equity, and other securities and financial instruments (including bank loans and other obligations) of, or investments in, GlycoMimetics, Crescent or any other party that may be involved in the Merger and/or their respective affiliates. In the two years preceding the date of the Lucid Opinion, Lucid had not had a relationship GlycoMimetics or its affiliates and had not received any fees from GlycoMimetics or any of its affiliates. In the two years preceding the date of the Lucid Opinion, Lucid had not had a relationship with Crescent or any of its affiliates and had not received any fees from Crescent or any of its affiliates. Lucid and its affiliates may in the future seek to provide investment banking or financial advisory services to GlycoMimetics and Crescent and/or their respective affiliates and expect to receive fees for the rendering of these services.

Pursuant to the Engagement Letter between Lucid and GlycoMimetics, as of the time the Merger Agreement was approved, if the Merger is consummated, Lucid will be entitled to receive a transaction fee of $1,100,000 payable in cash at the closing of the transaction. Lucid received a $150,000 upfront initial fee and a fee for the Lucid Opinion of $350,000 upon delivery of the Lucid Opinion, that were non-creditable to the $1,100,000 transaction fee. Additionally, GlycoMimetics has agreed to reimburse Lucid for its out-of-pocket expenses and has agreed to indemnify Lucid against certain liabilities, including liabilities under the federal securities laws. The terms of the fee arrangement with Lucid, which are customary in transactions of this nature, were negotiated at arm’s length between GlycoMimetics and Lucid, and the GlycoMimetics Board was aware of the arrangement.
Interests of GlycoMimetics’ Directors and Executive Officers in the Merger
In considering the recommendation of the GlycoMimetic Board with respect to approving the Merger, stockholders should be aware that GlycoMimetic’s current directors and officers and certain former directors and executive officers who were directors and officers at the time of entry to the Merger Agreement have interests in the Merger that are different from, or in addition to, the interests of GlycoMimetics’ stockholders generally. These interests may present them with actual or potential conflicts of interest, and these interests, to the extent material, are described below.
GlycoMimetics Board was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve the Merger Agreement and the Merger, and to recommend that the GlycoMimetic’s stockholders approve the Merger as contemplated by this proxy statement/prospectus.
Treatment of GlycoMimetics Options and Restricted Stock Units
Under the terms of the Merger Agreement, prior to the closing of the Merger, the GlycoMimetics Board will accelerate the vesting of all equity awards of GlycoMimetics then outstanding but not then vested or exercisable, regardless of whether requirements for performance based vesting have been met, and cancel each option to acquire shares of GlycoMimetics common stock with an exercise price per share greater than the GlycoMimetics Closing Price. At the closing of the First Merger, (i) each option to acquire shares of GlycoMimetics common stock with an exercise price less than or equal to the GlycoMimetics Closing Price will be cancelled and converted into the right to receive a number of shares of GlycoMimetics common stock equal to the number of shares underlying such option, (ii) each GlycoMimetics restricted stock unit will be cancelled and converted into the right to receive a number of shares of GlycoMimetics common stock equal to the number of unsettled shares of GlycoMimetics common stock underlying such GlycoMimetics restricted stock unit, and (iii) each other option to acquire shares of GlycoMimetics common stock will be cancelled for no consideration.
The table below sets forth information regarding the GlycoMimetics stock options held as of May 3, 2025 by each of GlycoMimetics’ executive officers and non-employee directors, including certain former executive officers and non-employee directors who resigned from their positions effective February 21, 2025. No GlycoMimetics executive officer or non-employee director holds any restricted stock units.
Participant	Number of Vested Options Held (#)	Weighted Average Exercise Price of Vested Options ($)	Number of Unvested Options Held (#)	Weighted Average Exercise Price of Unvested Options ($)
Executive Officers
Harout Semerjian(1)	1,934,448	2.09	2,004,102	1.68
Brian Hahn(1)	824,488	5.55	545,712	1.73
Non-Employee Directors
Patricia Andrews	152,500	6.16	—	—
Mark Goldberg, M.D.(2)	167,901	6.41	40,000	1.62
Scott Jackson(2)	130,500	5.25	—	—

Participant	Number of Vested Options Held (#)	Weighted Average Exercise Price of Vested Options ($)	Number of Unvested Options Held (#)	Weighted Average Exercise Price of Unvested Options ($)
Rachel King(2)	1,353,500	7.78	—	—
Daniel Junius	163,500	6.05	40,000	1.62
Scott Koenig, M.D., Ph.D.(2)	121,000	7.34	—	—
Timothy Pearson	152,500	6.16	40,000	1.62

(1)
Messers. Semerjian and Hahn ceased employment with GlycoMimetics on February 21, 2025.

(2)
Dr. Goldberg, Mr. Jackson, Ms. King and Dr. Scott resigned from the GlycoMimetics Board effective February 21, 2025.

Potential Payments upon Termination or Change in Control
Messrs. Semerjian and Hahn were previously subject to employment agreements with GlycoMimetics which provided that, in the event the executive’s employment was terminated by GlycoMimetics without “cause”, or for “good reason” (each as defined in the employment agreements and as described in more detail in the section titled “GlycoMimetics Executive Compensation” on page 184), subject to the executive’s execution and non-revocation of a release, the executive have been entitled to 12 months of salary continuation payable in equal installments via payroll (18 months in the case of Mr. Semerjian) and continued payment of the employer portion of the executive’s medical, dental and vision benefits for up to 12 months (18 months in the case of Mr. Semerjian).
In the event the employment of Mr. Semerjian or Mr. Hahn had been terminated without cause or for good reason within 12 months following a “change in control” (as defined in the employment agreements and as described in more detail in the section titled “GlycoMimetics Executive Compensation” on page 184), subject to the executive’s execution and non-revocation of a release, the executive have instead been entitled to receive a lump sum payment equal to 12 months (18 months in the case of Mr. Semerjian) of the sum of his base salary and his then current target annual bonus, continued payment of the employer portion of the executive’s medical, dental and vision benefits for up to 12 months (18 months in the case of Mr. Semerjian), and full acceleration of any unvested GlycoMimetics equity awards.
In August 2024, GlycoMimetics entered into a Retention Agreement and Offer of Revised Severance Eligibility with each of Messrs. Semerjian and Hahn (the “Retention Agreements”). The Retention Agreements provided for a cash retention payment equal to the executive’s 2024 target bonus if the executive remained employed through December 31, 2024, payable on the next regularly scheduled payroll date, which each executive earned based on their continued service through December 31, 2024. If an executive received the cash retention payment, he would not be eligible to receive a 2024 target bonus, but would remain eligible to receive a prorated target bonus based on the number of months the executive is employed by GlycoMimetics in 2025. The Retention Agreements also provided that Messrs. Semerjian and Hahn were entitled to the benefits they would have been eligible to receive pursuant to their employment agreements if their employment was terminated following a change in control if, within 3 months following their separation date, GlycoMimetics entered into a definitive agreement that results in a change in control within the 12 months following their separation date.
The Merger will constitute a “change in control” for purposes of the employment agreements and Retention Agreements.
As previously disclosed, each of Messrs. Semerjian and Hahn ceased employment with GlycoMimetics as of February 21, 2025 (the “Separation Date”).
GlycoMimetics entered into a Separation Agreement with each of Mr. Semerjian and Mr. Hahn, effective as of the Separation Date (each, a “Separation Agreement”). Under the Separation Agreement with Mr. Semerjian, GlycoMimetics will pay Mr. Semerjian a lump sum severance payment of $1,365,456 (the equivalent of 18 months of his base salary in effect as of the Separation Date plus his target bonus for

2024), subject to standard payroll deductions and withholdings. Under the Separation Agreement with Mr. Hahn, GlycoMimetics paid Mr. Hahn a lump sum severance payment of $480,991, (the equivalent of 12 months of his base salary in effect as of the Separation Date), subject to standard payroll deductions and withholdings. In addition, GlycoMimetics will also pay the federal COBRA (or, if applicable, state continuation coverage) premiums to continue healthcare coverage (i) for Mr. Semerjian and his covered dependents, as applicable, for up to 18 months from the Separation Date, and (ii) for Mr. Hahn and his covered dependents, as applicable, for up to 12 months from the Separation Date. The separation payments and benefits under the Separation Agreement are in satisfaction of the amounts payable to Messrs. Semerjian and Hahn under their employment agreements. Pursuant to the Retention Agreements, Messrs. Semerjian and Hahn also received payments of $53,425 and $28,058, respectively, representing the prorated amount of each executive’s respective target bonus for 2025.
GlycoMimetics has entered into a separate agreement with Mr. Semerjian (the “Semerjian Consulting Agreement”), effective as of the Separation Date, pursuant to which Mr. Semerjian will, at the request of the GlycoMimetics Board or its designee, provide GlycoMimetics with consulting services for a period of 12 months following the date of execution (the “Semerjian Consulting Period”). During the Semerjian Consulting Period, Mr. Semerjian will be paid an hourly rate of $700 and his equity awards will continue to vest in accordance with their terms due to his continued status as a consultant.
GlycoMimetics also entered into a separate agreement with Mr. Hahn (the “Hahn Consulting Agreement”), effective as of the Separation Date, pursuant to which Mr. Hahn will, at the request of the GlycoMimetics Board or its designee, provide GlycoMimetics with consulting services as its Principal Financial Officer, Principal Executive Officer and Principal Accounting Officer through the earlier of (i) the closing of a change in control (as defined in Mr. Hahn’s equity award agreements with GlycoMimetics and the GlycoMimetics equity award plans), and (ii) September 30, 2025 (the “Hahn Consulting Period”), subject to earlier termination or extension by mutual agreement of the parties. During the Hahn Consulting Period, Mr. Hahn will be paid a monthly retainer equal to $15,000 and his equity awards will continue to vest in accordance with their terms due to his continued standing as a consultant.
Golden Parachute Compensation
The information set forth in the table below is intended to comply with Item 402(t) of Regulation S-K, which requires disclosure of compensation that each named executive officer could receive that is based on or otherwise relates to the Merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section GlycoMimetics uses such term to describe the Merger-related compensation payable to GlycoMimetics’ named executive officers. For additional details regarding the terms of the payments and benefits described below, see the discussion above. This Merger-related compensation is subject to a non-binding advisory vote of GlycoMimetics stockholders, as set forth in Proposal No. 9 to this proxy statement. See the section entitled “Proposal No. 9 — The Merger Compensation Proposal” on page 252.
The amounts indicated below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including assumptions described below, and do not reflect certain compensation actions that may occur before the consummation of the Merger. For purposes of calculating such amounts, the Company has assumed:
•
the relevant price per share of GlycoMimetics common stock is $0.41 per share, which is the average closing market price of GlycoMimetics common stock over the first five business days following the first public announcement of the transaction; and

•
May 3, 2025 as the date the Mergers are consummated.

Golden Parachute Payments
Name	Cash ($)(1)	Equity ($)(2)	Pension/ NQDC ($)	Perquisites/ Benefits(3) ($)	Tax Reimbursement ($)	Other ($)	Total ($)
Harout Semerjian	1,418,881	0	0	56,034	0	0	1,474,915
Brian Hahn	509,049	0	0	37,356	0	0	546,405
Edwin Rock, M.D.	0(5)	0	0	0	0	0	0

(1)
The amounts reported in the “Cash” column represent (i) cash payments payable, in the case of Mr. Semerjian and paid, in the case of Mr. Hahn, pursuant to the Separation Agreements entered into with each of Messrs. Semerjian and Hahn, as discussed in further detail above, consisting of a lump sum severance payment of $1,365,456 for Mr. Semerjian (the equivalent of 18 months of his base salary in effect as of the Separation Date plus his target bonus for 2024) and a lump sum severance payment of $480,991 for Mr. Hahn (the equivalent of 12 months of his base salary in effect as of the Separation Date) and (ii) cash payments of $53,425 and $28,058 for Messrs. Semerjian and Hahn, respectively, representing the prorated amount of each executive’s respective target bonus for 2025 payable pursuant to the Retention Agreements, as discussed in further detail above.

(2)
Amounts reflect the acceleration value of unvested option and restricted stock unit awards held by the executive officers. The amounts reported in this column are attributable to single-trigger arrangements (i.e., the amounts are triggered by the change in control alone). Under the terms of the Merger Agreement, prior to the closing of the Merger, the GlycoMimetics Board will accelerate the vesting of all equity awards of GlycoMimetics then outstanding but not then vested or exercisable, and cancel each option to acquire shares of GlycoMimetics common stock with an exercise price per share greater than the GlycoMimetics Closing Price. At the closing of the First Merger, (i) each option to acquire shares of GlycoMimetics common stock with an exercise price less than or equal to the GlycoMimetics Closing Price will be cancelled and converted into the right to receive a number of shares of GlycoMimetics common stock equal to the number of shares underlying such option, (ii) each GlycoMimetics restricted stock unit will be cancelled and converted into the right to receive a number of shares of GlycoMimetics common stock equal to the number of unsettled shares of GlycoMimetics common stock underlying such GlycoMimetics restricted stock unit, and (iii) each other option to acquire shares of GlycoMimetics common stock will be cancelled for no consideration. Amounts are calculated assuming a price of $0.41 per share of GlycoMimetics common stock. Because none of the named executive officers hold outstanding restricted stock units and the exercise price per share for each outstanding stock option held by the named executive officers exceeds the assumed purchase price of $0.41, no amounts are included in this column.

(3)
Represents the value of the continued payment of the employer portion of the named executive officer’s medical, dental and vision benefits for up to 12 months (18 months in the case of Mr. Semerjian), with the value based on the current active employee rates under GlycoMimetics’ health plans payable pursuant to the Separation Agreements, discussed in further detail above.

(4)
As Dr. Rock separated from employment effective August 1, 2024 and has received severance payments in accordance with the terms of his employment agreement; he is not eligible for severance payments in connection with the Merger.

Interests of Crescent’s Directors and Executive Officers in the Merger
In considering the recommendation of the Crescent Board with respect to approving the Merger, stockholders should be aware that Crescent’s directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of Crescent stockholders generally. These interests may present them with actual or potential conflicts of interest, and these interests, to the extent material, are described below.
The Crescent Board was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve the Merger Agreement and the Merger, and to recommend that the Crescent stockholders approve the Merger as contemplated by this proxy statement/prospectus.
Crescent Ownership Interests
As of May 3, 2025, Crescent’s current non-employee directors and executive officers beneficially owned, in the aggregate approximately 80.0% of the shares of Crescent capital stock, which for purposes of this subsection excludes any Crescent shares issuable upon exercise or settlement of Crescent options and Crescent restricted stock units held by such individual. Each of Crescent’s officers, directors and affiliated stockholders have also entered into a support agreement in connection with the Merger. For a more detailed discussion of the support agreements, please see the section titled “Agreements Related to the Merger — Support Agreements” beginning on page 176 of this proxy statement/prospectus.
As noted above, Fairmount Fund II (an affiliate of Peter Harwin and Jonathan Violin, Crescent directors), Jonathan Violin (a Crescent director), and Christopher Doughty (Crescent’s Chief Business Officer), also currently hold shares of Crescent capital stock. The table below sets forth the ownership of Crescent capital stock by Fairmount Fund II, Jonathan Violin and Christopher Doughty as of May 3, 2025. Fairmount Fund II also holds a portion of the Convertible Notes and has agreed to purchase shares and pre-funded warrants in the Crescent Pre-Closing Financing. For a more detailed discussion of these relationships, please see the section titled “Certain Relationships and Related Party Transactions of the Combined Company — Crescent Transactions — Crescent Pre-Closing Financing” beginning on page 359 of this proxy statement/prospectus.
Stockholder	Shares of Capital Stock held
Fairmount Healthcare Fund II L.P.	20,000,000(1)
Jonathan Violin	481,075(2)
Christopher Doughty	273,224(3)

(1)
Consists of 20,000,000 shares of Crescent common stock issuable upon conversion of 20,000,000 shares of Crescent preferred stock held directly by Fairmount Fund II. Fairmount Funds Management LLC (“Fairmount”) serves as the investment manager for Fairmount Fund II. Fairmount Fund II has delegated to Fairmount the sole power to vote and the sole power to dispose of all securities held in Fairmount Fund II’s portfolio. As a manager of Fairmount, Peter Harwin may be deemed to have voting and investment power over the shares held by Fairmount Fund II. Fairmount and Mr. Harwin disclaim beneficial ownership of such shares, except to the extent of any pecuniary interest therein.

(2)
Consists of 481,075 shares of Crescent common stock held by Jonathan Violin. Of such shares, (i) 341,530 are fully vested and were granted to Dr. Violin for his service as Chief Executive Officer and President (positions he held until March 2025) and (ii) 139,545 were purchased by Dr. Violin, in anticipation of his service as Chief Executive Officer and President and director of Crescent, at the fair market value on the purchase date. The purchased shares are subject to vesting as to 25% on September 28, 2025 and in equal monthly installments for the 36 months thereafter. Dr. Violin originally purchased 1,024,590 shares; however, on April 14, 2025, as a result of him no longer serving as Chief Executive Officer and President, Crescent repurchased 885,045 shares at the price Dr. Violin originally purchased such shares.

(3)
Consists of 273,224 shares of Crescent common stock held by Christopher Doughty. Such shares were purchased by Mr. Doughty, in anticipation of his service as Crescent’s Chief Business Officer, at the fair market value on the purchase date. The purchased shares are subject to vesting as to 25% on September 28, 2025 and in equal monthly installments for the 36 months thereafter.

Violin and Doughty Anti-Dilution Provision
Pursuant to the consulting agreement between Crescent and Dr. Violin and the offer letter between Crescent and Mr. Doughty, Crescent was obligated to issue additional options to purchase shares of Crescent common stock in order to maintain (i) Dr. Violin’s ownership in Crescent at approximately 5% on a fully-diluted basis, and (ii) Mr. Doughty’s ownership in Crescent at approximately 1% on a fully-diluted basis, in each case, until Crescent has raised an aggregate of $200.0 million in financing. Pursuant to these anti-dilution provisions, in connection with the entry into the Subscription Agreement, on December 11, 2024, Crescent issued Dr. Violin and Mr. Doughty options to purchase shares of Crescent common stock in full satisfaction of such obligations. Dr. Violin’s consulting agreement was terminated effective March 31, 2025 in connection with his removal as an officer of Crescent.
Crescent Options
Under the terms of the Merger Agreement, each option to purchase shares of Crescent common stock that is outstanding and unexercised immediately prior to the effective time of the First Merger under

Crescent’s 2024 Equity Incentive Plan and that, following assumption by GlycoMimetics at the effective time of the First Merger, will be eligible to be registered on Form S-8, whether or not vested, will be converted into an option to purchase shares of GlycoMimetics common stock. GlycoMimetics will assume Crescent’s 2024 Equity Incentive Plan and each such outstanding option to purchase shares of Crescent common stock in accordance with the terms (as in effect as of the date of the Merger Agreement) of Crescent’s 2024 Equity Incentive Plan and the terms of the stock option agreement by which such option to purchase shares of Crescent common stock is evidenced.
The table below sets forth information regarding the Crescent stock options held as of May 3, 2025 by each of Crescent’s current executive officers and non-employee directors. The number of shares of common stock underlying such options and the exercise price will be adjusted appropriately to reflect the Exchange Ratio.
Participant	Number of Vested Options Held (#)	Weighted Average Exercise Price of Vested Options ($)	Number of Unvested Options Held (#)	Weighted Average Exercise Price of Unvested Options ($)
Executive Officers
Joshua Brumm	—	—	5,572,323	0.89
Jonathan McNeill	—	—	2,786,161	0.89
Ellie Im	—	—	1,784,237	1.38
Richard Scalzo	—	—	1,622,034	1.38
Christopher Doughty	88,110	0.89	969,210	0.89
Ryan Lynch	—	—	731,535	0.89
Barbara Bispham	—	—	735,193	0.89
Non-Employee Directors
Alexandra Balcom	15,505	0.89	124,040	0.89
Peter Harwin	—	—	—	—
David Lubner	—	—	139,545	1.38
Susan Moran	15,505	0.89	124,040	0.89
Jonathan Violin(1)	1,569,459	0.89	—	—

(1)
Mr. Violin previously held unvested stock options to purchase 3,717,141 shares of Crescent common stock; however, on April 14, 2025, as a result of him no longer serving as Chief Executive Officer and President, Dr. Violin agreed to forfeit all unvested Crescent stock options.

Crescent Restricted Stock Units
Under the terms of the Merger Agreement, each restricted stock unit representing the right to receive shares of Crescent common stock that is outstanding immediately prior to the effective time of the First Merger under Crescent’s 2024 Equity Incentive Plan will be assumed by GlycoMimetics and converted into restricted stock units representing the right to receive a number of shares of GlycoMimetics common stock equal to the number Crescent restricted stock units, multiplied by the Exchange Ratio. The assumed restricted stock units will otherwise continue in full force and effect and the vesting schedule, acceleration rights and other terms and conditions of such restricted stock units will otherwise remain unchanged.
The table below sets forth information regarding the Crescent restricted stock units held as of May 3, 2025 by each of Crescent’s current executive officers and non-employee directors. The number of shares of common stock subject to such restricted stock units will be adjusted appropriately to reflect the Exchange Ratio.

Participant	Number of Restricted Stock Units Held (#)
Executive Officers
Joshua Brumm	1,857,441
Jonathan McNeill	928,720
Ellie Im	—
Richard Scalzo	—
Christopher Doughty	—
Ryan Lynch	—
Barbara Bispham	—
Non-Employee Directors
Alexandra Balcom	—
Peter Harwin	—
David Lubner	—
Susan Moran	—
Jonathan Violin	—
Crescent Management Following the Merger
As described in the section captioned “Management Following the Merger” beginning on page 350 of this proxy statement/prospectus certain of Crescent’s directors and executive officers are expected to become the directors and executive officers of the Combined Company upon the closing of the Merger.
Indemnification and Insurance
For a discussion of the indemnification and insurance provisions related to the Crescent directors and officers under the Merger Agreement, please see the section titled “The Merger Agreement — Indemnification and Insurance for Directors and Officers” beginning on page 170 of this proxy statement/prospectus.
Form of the Merger
Subject to the terms and conditions of the Merger Agreement, and in accordance with the DGCL, (i) at the First Effective Time, First Merger Sub will merge with and into Crescent, with Crescent continuing as a wholly owned subsidiary of GlycoMimetics and the surviving corporation of the First Merger and (ii) immediately following the First Merger and as part of the same overall transaction as the First Merger (the “Second Effective Time”), Crescent will merge with and into Second Merger Sub, with Second Merger Sub being the surviving entity.
Merger Consideration and Adjustment
At the First Effective Time, upon the terms and subject to the conditions set forth in the Merger Agreement, (i) each then-outstanding share of Crescent common stock (including shares of Crescent common stock issued in the Crescent Pre-Closing Financing and excluding shares to be canceled pursuant to the Merger Agreement and dissenting shares) will be automatically converted solely into the right to receive a number of shares of GlycoMimetics common stock equal to the Exchange Ratio (described in more detail in the section titled “The Merger Agreement — Exchange Ratio” beginning on page 158 of this proxy statement/prospectus), (ii) each then-outstanding share of Crescent preferred stock will be converted into the right to receive a number of shares of GlycoMimetics Series A Preferred Stock equal to the Exchange Ratio divided by 1,000, in accordance with the terms of the Merger Agreement, (iii) each then-outstanding option to purchase Crescent common stock will be assumed by GlycoMimetics, subject to adjustment based on the Exchange Ratio as set forth in the Merger Agreement, (iv) each then-outstanding Crescent restricted stock unit will be assumed by GlycoMimetics, subject to adjustment based on the Exchange Ratio as set forth in the Merger Agreement, and (v) each then-outstanding pre-funded warrant to purchase shares of Crescent common stock will be converted into a pre-funded warrant to purchase shares of GlycoMimetics common stock, subject to adjustment based on the Exchange Ratio as set forth in the Merger Agreement and the form of warrant.
No fractional shares of GlycoMimetics common stock will be issued in connection with the Merger, and no certificates or scrip for any such fractional shares will be issued. Any fractional shares of GlycoMimetics common stock resulting from the conversion of shares of Crescent common stock (including shares of Crescent common stock issued in the Crescent Pre-Closing Financing) shall be issued as follows: (i) one share of GlycoMimetics common stock if the aggregate amount of fractional shares of GlycoMimetics common stock of any individual holder of Crescent capital stock if upon conversion is equal to or exceeds 0.50 or (ii) no shares of GlycoMimetics common stock if the aggregate amount of fractional shares of GlycoMimetics common stock of any individual holder of Crescent capital stock if upon conversion is less than 0.50, with no cash being paid for any fractional share eliminated by such rounding. Any fractional shares of GlycoMimetics Series A Preferred Stock that a holder of Crescent preferred stock would otherwise be entitled to receive will be aggregated with all fractional shares of GlycoMimetics preferred stock issuable to such holder and rounded up to the nearest whole share of GlycoMimetics’ convertible preferred stock.
Procedures for Exchanging Stock Certificates
On or prior to the closing date, GlycoMimetics and Crescent will select an exchange agent (the “Exchange Agent”) and, at the First Effective Time (as defined herein), GlycoMimetics will deposit with the Exchange Agent evidence of book-entry shares representing the shares of GlycoMimetics common stock issuable pursuant to the terms of the Merger Agreement in exchange for shares of Crescent common stock (including shares of Crescent common stock issued in the Crescent Pre-Closing Financing) (excluding shares to be canceled pursuant to the Merger Agreement and excluding dissenting shares) and the shares of GlycoMimetics Series A Preferred Stock issuable pursuant to the terms of the Merger Agreement in exchange for shares of Crescent preferred stock calculated in accordance with the Merger Agreement.
Promptly after the First Effective Time, the Exchange Agent will mail to each record holder of Crescent common stock (including shares of Crescent common stock issued in the Crescent Pre-Closing Financing) (excluding shares to be canceled pursuant to the Merger Agreement and excluding dissenting shares) and each record holder of Crescent preferred stock who will receive GlycoMimetics Series A Preferred Stock issuable in exchange for such Crescent preferred stock pursuant to the terms, and calculated in accordance with, the Merger Agreement (i) a letter of transmittal and (ii) instructions for surrendering the record holder’s stock certificates in exchange for the merger consideration. Upon delivery to the Exchange Agent of a duly executed letter of transmittal in accordance with the Exchange Agent’s instructions and the declaration for tax withholding purposes, the surrender of the record holder’s stock certificates, if applicable, and delivery to the Exchange Agent of such other documents as may be reasonably required by the Exchange Agent or GlycoMimetics, the record holder of such stock certificates or book-entry shares, as applicable, will be entitled to receive in exchange therefor book-entry shares representing the number of whole shares of GlycoMimetics common stock or GlycoMimetics Series A Preferred Stock issuable to such holder pursuant to the Merger Agreement. The surrendered certificates representing shares of Crescent common stock or Crescent preferred stock will be canceled.
After the First Effective Time, each certificate representing Crescent common stock or Crescent preferred stock that has not been surrendered will represent only the right to receive shares of GlycoMimetics common stock or GlycoMimetics Series A Preferred Stock, as applicable, issuable pursuant to the Merger Agreement to which the holder of any such certificate is entitled.
HOLDERS OF CRESCENT COMMON STOCK OR CRESCENT PREFERRED STOCK SHOULD NOT SEND IN THEIR CRESCENT STOCK CERTIFICATES UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT WITH INSTRUCTIONS FOR THE SURRENDER OF CRESCENT STOCK CERTIFICATES.
First Effective Time and Second Effective Time
The Merger Agreement requires the parties to consummate the Merger as promptly as practicable (and in any event within two business days) after all of the conditions to the consummation of the Merger contained in the Merger Agreement are satisfied or waived, including the adoption of the Merger Agreement by the Crescent stockholders and the approval by the GlycoMimetics stockholders of the issuance of GlycoMimetics common stock, including shares of GlycoMimetics common stock issuable upon conversion of GlycoMimetics Series A Preferred Stock, and the other transactions proposed under the Merger Agreement, other than those conditions that by their nature are to be satisfied at the closing of the Merger. The First Merger will become effective upon the filing of a certificate of merger (the “First Certificate of Merger”) with the Secretary of State of the State of Delaware or at such later time as is agreed by GlycoMimetics and Crescent and specified in the First Certificate of Merger. The Second Merger will become effective upon the filing of a certificate of merger (the “Second Certificate of Merger”) with the Secretary of State of the State of Delaware or at such later time as is agreed by GlycoMimetics and Crescent and specified in the Second Certificate of Merger. Neither GlycoMimetics nor Crescent can predict the exact timing of the consummation of the Merger.
Regulatory Approvals
In the United States, GlycoMimetics must comply with applicable federal and state securities laws and the rules and regulations of Nasdaq in connection with the issuance of shares of GlycoMimetics common stock, including shares of GlycoMimetics common stock issuable upon conversion of GlycoMimetics Series A Preferred Stock, to Crescent’s stockholders in connection with the transactions contemplated by the Merger Agreement and the filing of this proxy statement/prospectus with the SEC. GlycoMimetics and Crescent do not intend to seek any regulatory approval from antitrust authorities to consummate the transactions.
U.S. Federal Income Tax Considerations of the Merger
The following discussion is a summary of U.S. federal income tax considerations to U.S. Holders (as defined below) of Crescent common stock of Crescent preferred stock (collectively, “Crescent stock”) of the Merger. The discussion does not purport to be a complete analysis of all potential tax considerations. The considerations of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws, are not discussed. This discussion is based on the Code, Treasury Regulations promulgated under the Code, judicial decisions and published rulings and administrative pronouncements of the IRS, in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a U.S. Holder. Crescent has not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax considerations of the Merger.
This discussion is limited to a U.S. Holder that holds Crescent stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax considerations relevant to a U.S. Holder’s particular circumstances, including, without limitation, the effect of the Medicare contribution tax on net investment income, the alternative minimum tax, or the special tax accounting rules under Section 451(b) of the Code. In addition, it does not address considerations relevant to U.S. Holders subject to special rules, such as:
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U.S. expatriates and former citizens or long-term residents of the United States;

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U.S. Holders whose functional currency is not the U.S. dollar;

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persons holding Crescent stock as part of a hedge, straddle or other risk-reduction strategy or as part of a conversion transaction or other integrated investment;

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banks, insurance companies and other financial institutions;

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real estate investment trusts or regulated investment companies;

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brokers, dealers or traders in securities or other persons that elect to use a mark-to-market method of accounting for their holdings in Crescent stock;

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partnerships or other entities or arrangements classified as partnerships, passthroughs, or disregarded entities for U.S. federal income tax purposes (and investors therein), S corporations or other passthrough entities (including hybrid entities);

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tax-exempt organizations or governmental organizations;

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persons deemed to sell Crescent stock under the constructive sale provisions of the Code;

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persons who hold or receive Crescent stock pursuant to the exercise of any employee stock option or otherwise as compensation;

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tax-qualified retirement plans; and

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persons that own, or have owned, actually or constructively, more than 5% of Crescent stock;

If an entity or arrangement classified as a partnership for U.S. federal income tax purposes holds Crescent stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership, and certain determinations made at the partner level. Accordingly, a partnership holding Crescent stock and each partner in such partnership is urged to consult its tax advisor regarding the U.S. federal income tax considerations to it of the Merger.
This discussion is for informational purposes only and is not tax advice. Each prospective investor is urged to consult its tax advisor with respect to the application of the U.S. federal income tax laws to its particular situation as well as any tax considerations of the Merger arising under U.S. federal estate or gift tax laws, the laws of any state, local or non-U.S. taxing jurisdiction or any applicable income tax treaty.
For purpose of this discussion, a “U.S. Holder” is any beneficial owner of Crescent stock that, for U.S. federal income tax purposes, is or is treated as any of the following:
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an individual who is a citizen or resident of the United States;

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a corporation created or organized under the laws of the United States, any state thereof or the District of Columbia;

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an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

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a trust that: (i) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code); or (ii) has a valid election in effect to be treated as a U.S. person for U.S. federal income tax purposes.

Each of Crescent and GlycoMimetics intends that the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code. Assuming the Merger so qualifies, a U.S. Holder will not recognize gain or loss upon the exchange of its Crescent stock for GlycoMimetics common stock or GlycoMimetics Series A Preferred Stock (collectively, “GlycoMimetics stock”). A U.S. Holder will have the same aggregate basis in its GlycoMimetics stock after the Merger as such U.S. Holder had in the corresponding Crescent stock immediately prior to the Merger. A U.S. Holder’s holding period in the GlycoMimetics stock immediately following the Merger will include such U.S. Holder’s holding period in the corresponding Crescent stock immediately prior to the Merger. If a U.S. Holder holds different blocks of Crescent stock (generally, Crescent stock acquired on different dates or at different prices), such U.S. Holder is urged to consult its tax advisor with respect to the determination of the tax bases and/or holding periods of the shares of GlycoMimetics stock received in the Merger.
Each U.S. Holder is urged to consult its tax advisor regarding the U.S. federal income tax considerations of the Merger in light of its personal circumstances and the considerations to them under state, local and non-U.S. tax laws and other federal tax laws.
Information Reporting
Each U.S. Holder who receives GlycoMimetics stock in the Merger is required to retain permanent records pertaining to the Merger and make such records available to any authorized IRS officers and employees. Such records should specifically include information regarding the amount, basis, and fair market value of all transferred property, and relevant facts regarding any liabilities assumed or extinguished as part of such reorganization. Each U.S. Holder who owned immediately before the Merger at least one percent (by vote or value) of the total outstanding stock of Crescent or who owned securities in Crescent with a basis of $1,000,000 or more is required to attach a statement to its tax return for the year in which the Merger is consummated that contains the information listed in Treasury Regulation Section 1.368-3(b). Such statement must include the U.S. Holder’s tax basis in such U.S. Holder’s Crescent stock surrendered in the Merger, the fair market value of such Crescent stock, the date of the Merger, and the name and employer identification number of each of Crescent and GlycoMimetics. Each U.S. Holder is urged to consult with its tax advisor to comply with these rules.
Nasdaq Stock Market Listing
Shares of GlycoMimetics common stock are currently listed on Nasdaq under the symbol “GLYC.” GlycoMimetics is not currently in compliance with the minimum bid price requirement for continued listing on The Nasdaq Capital Market and has until June 16, 2025 to regain compliance with the minimum closing bid price requirement for continued listing on The Nasdaq Capital Market under Nasdaq Listing Rule 5550(a)(2). GlycoMimetics has agreed to use commercially reasonable efforts to (a) maintain its listing on Nasdaq until the First Effective Time and to obtain approval of the listing of the combined corporation on Nasdaq; (b) to the extent required by the rules and regulations of Nasdaq, prepare and submit to Nasdaq a notification form for the listing of the shares of GlycoMimetics common stock to be issued in connection with the Merger and transactions contemplated thereunder, and to cause such shares to be approved for listing (subject to official notice of issuance); (c) prepare and timely submit to Nasdaq a notification form for the proposed reverse stock split (if required) and to submit a copy of the amendment to the GlycoMimetics Charter effecting the proposed reverse stock split, certified by the Secretary of State of the State of Delaware, to Nasdaq on the closing date of the Merger; and (d) to the extent required by Nasdaq Marketplace Rule 5110, assist Crescent in preparing and filing an initial listing application for the GlycoMimetics common stock issued to Crescent stockholders (including any common stock issuable upon conversion of the GlycoMimetics Series A Preferred Stock) (the “Nasdaq Listing Application”) and to cause such Nasdaq Listing Application to be conditionally approved prior to the First Effective Time.
In addition, under the Merger Agreement, each of GlycoMimetics’ and Crescent’s obligation to complete the Merger is subject to the satisfaction or waiver by each of the parties, at or prior to the closing of the Merger, of various conditions, including that the Nasdaq Listing Application shall have been approved.
If the Nasdaq Listing Application is approved, GlycoMimetics anticipates that the common stock of the Combined Company will be listed on Nasdaq following the closing of the Merger under the trading symbol “CBIO.” In order for the Nasdaq Listing Application to be accepted, among other requirements, the Combined Company must maintain a bid price of $4.00 or higher for a certain period of time following the proposed reverse stock split.
Anticipated Accounting Treatment
The Merger is expected to be treated by GlycoMimetics as a reverse merger and will be accounted for as an in-substance reverse recapitalization of GlycoMimetics by Crescent in accordance with U.S. GAAP as, at close, the transaction is, in essence, the issuance of equity for GlycoMimetics’ net assets, which primarily consist of nominal operations and assets consisting of cash and nominal other assets immediately before the Merger. Immediately prior to the Merger, Crescent is not a variable interest entity as it has sufficient equity at risk in order to fund its next development milestones. For accounting purposes, Crescent is considered to be acquiring the assets and liabilities of GlycoMimetics in this transaction based on the terms of the Merger Agreement and other factors, including: (i) Crescent’s equity holders will own a substantial majority of the voting rights in the Combined Company; (ii) Crescent’s largest stockholder will retain the largest interest in the Combined Company; (iii) Crescent will designate all of the initial members of the board of directors of the Combined Company; and (iv) Crescent’s executive management team will become the management of the Combined Company. The Combined Company will be named Crescent Biopharma, Inc. Accordingly, the Merger is expected to be treated as the equivalent of Crescent issuing stock to acquire the net assets of GlycoMimetics. As a result of the Merger, the net assets of GlycoMimetics will be stated at fair value, which approximates carrying value, with no goodwill or other intangible assets recorded, and the historical results of operations prior to the Merger will be those of Crescent. The direct and incremental costs related to the transaction will be treated as a reduction of the net proceeds received within additional paid-in-capital. See the “Unaudited Pro Forma Condensed Combined Financial Information” elsewhere in this proxy statement/prospectus for additional information.

Appraisal Rights and Dissenters’ Rights
Under the DGCL, GlycoMimetics stockholders are not entitled to appraisal rights in connection with the Merger. Crescent stockholders are entitled to appraisal rights in connection with the Merger under Section 262 of the DGCL.
The discussion below is not a complete summary regarding Crescent’s stockholders’ appraisal rights under Delaware law and is qualified in its entirety by reference to the text of the relevant provisions of Delaware law, which are attached as Annex K in this proxy statement/prospectus. Stockholders intending to exercise appraisal rights should carefully review Annex K. Failure to follow precisely any of the statutory procedures set forth in Annex K may result in a termination or waiver of these rights. This summary does not constitute legal or other advice, nor does it constitute a recommendation that Crescent stockholders exercise their appraisal rights under Delaware law.
Under Section 262, where a merger is adopted by stockholders by written consent in lieu of a meeting of stockholders pursuant to Section 228 of the DGCL, either the constituent corporation before the effective date of such merger or the surviving corporation, within ten days after the effective date of such merger, must notify each stockholder of the constituent corporation entitled to appraisal rights of the approval of such merger, the effective date of such merger and that appraisal rights are available.
If the Merger is completed, within ten days after the effective date of the Merger, Crescent will notify its stockholders that the Merger has been approved, the effective date of the Merger and that appraisal rights are available to any stockholder who has not approved the Merger. Holders of shares of Crescent capital stock who desire to exercise their appraisal rights must deliver a written demand for appraisal to Crescent within 20 days after the date of mailing of that notice, and that stockholder must not have delivered a written consent approving the Merger. A demand for appraisal must reasonably inform Crescent of the identity of the stockholder and that such stockholder intends thereby to demand appraisal of the shares of Crescent capital stock held by such stockholder. Failure to deliver a written consent approving the Merger will not in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262. All demands for appraisal should be addressed to c/o Crescent Biopharma, Inc., 221 Crescent Street Building 23, Suite 105, Waltham, MA 02453 and should be executed by, or on behalf of, the record holder of shares of Crescent capital stock.
ALL DEMANDS MUST BE RECEIVED BY CRESCENT WITHIN 20 DAYS AFTER THE DATE CRESCENT MAILS A NOTICE TO ITS STOCKHOLDERS NOTIFYING THEM THAT THE MERGER HAS BEEN APPROVED, THE EFFECTIVE DATE OF THE MERGER AND THAT APPRAISAL RIGHTS ARE AVAILABLE TO ANY STOCKHOLDER WHO HAS NOT APPROVED THE MERGER.
If you fail to deliver a written demand for appraisal within the time period specified above, you will be entitled to receive the merger consideration for your shares of Crescent capital stock as provided for in the Merger Agreement, but you will have no appraisal rights with respect to your shares of Crescent capital stock.
To be effective, a demand for appraisal by a holder of shares of Crescent capital stock must be made by, or in the name of, the registered stockholder, fully and correctly, as the stockholder’s name appears on the stockholder’s stock certificate(s). Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to Crescent. The beneficial owner must, in these cases, have the registered owner, such as a broker, bank or other custodian, submit the required demand in respect of those shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by or for the fiduciary; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a custodian for others, may exercise the record owner’s right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner. In addition, the stockholder must continuously hold the shares of record from the date of making the demand through the effective time.
If you hold your shares of Crescent capital stock in a brokerage account or in other custodian form and you wish to exercise appraisal rights, you should consult with your bank, broker or other custodian to determine the appropriate procedures for the making of a demand for appraisal by the custodian.
At any time within 60 days after the effective time, any stockholder who has demanded an appraisal, but has neither commenced an appraisal proceeding or joined an appraisal proceeding as a named party, has the right to withdraw such stockholder’s demand and accept the terms of the Merger by delivering a written withdrawal to Crescent. If, following a demand for appraisal, you have withdrawn your demand for appraisal in accordance with Section 262, you will have the right to receive the merger consideration for your shares of Crescent capital stock.
Within 120 days after the effective date of the Merger, any stockholder who has delivered a demand for appraisal in accordance with Section 262 will, upon written request to the surviving corporation, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the Merger Agreement and with respect to which demands for appraisal rights have been received and the aggregate number of holders of these shares. This written statement will be mailed to the requesting stockholder within 10 days after the stockholder’s written request is received by the surviving corporation or within 10 days after expiration of the period for delivery of demands for appraisal, whichever is later. Within 120 days after the effective date of the Merger, either the surviving corporation or any stockholder who has delivered a demand for appraisal in accordance with Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all such stockholders. Upon the filing of the petition by a stockholder, service of a copy of the petition must be made upon the surviving corporation. The surviving corporation has no obligation to file a petition in the Delaware Court of Chancery in the event there are dissenting stockholders, and GlycoMimetics, which is expected to be the surviving corporation, has no present intent to file a petition in the Delaware Court of Chancery. Accordingly, the failure of a stockholder to file a petition within the period specified could nullify the stockholder’s previously written demand for appraisal.
If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. After notice to dissenting stockholders who demanded appraisal of their shares, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Delaware Court of Chancery may require the stockholders who have demanded appraisal for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.
After determination of the stockholders entitled to appraisal of their shares, the Delaware Court of Chancery will appraise the “fair value” of the shares owned by those stockholders. This value will be exclusive of any element of value arising from the accomplishment or expectation of the Merger, but may include a fair rate of interest, if any, upon the amount determined to be the fair value. When the value is determined, the Delaware Court of Chancery will direct the payment of the value, with interest thereon accrued during the pendency of the proceeding, if the Delaware Court of Chancery so determines, to the stockholders entitled to receive the same, upon surrender by the holders of the certificates representing those shares. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter only upon the sum of (i) the difference, if any, between the amount so paid and the fair value of the shares subject to appraisal as determined by the Delaware Court of Chancery and (ii) interest theretofore accrued, unless paid at that time.

In determining fair value and, if applicable, a fair rate of interest, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.”
Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that this exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”
You should be aware that the fair value of your shares as determined under Section 262 could be more than, the same as, or less than the value that you are entitled to receive under the terms of the Merger Agreement.
Costs of the appraisal proceeding may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery as the Court deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. In the absence of such a determination of assessment, each party bears its own expenses. Any stockholder who had demanded appraisal rights will not, after the effective time, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time; however, if no petition for appraisal is filed within 120 days after the effective time, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the Merger within 60 days after the effective time, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the merger consideration for shares of his or her Crescent capital stock pursuant to the Merger Agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective time may only be made with the written approval of the surviving corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the court.
Failure to follow the steps required by Section 262 for perfecting appraisal rights may result in the loss of appraisal rights. In view of the complexity of Section 262, stockholders who may wish to dissent from the Merger and pursue appraisal rights should consult their legal advisors.

THE MERGER AGREEMENT
The following is a summary of the material terms of the Merger Agreement. A copy of the Merger Agreement, including the amendments thereto, is attached to this proxy statement/prospectus as Annex A and is incorporated by reference into this proxy statement/prospectus. The Merger Agreement has been attached to this proxy statement/prospectus to provide you with information regarding its terms. It is not intended to provide any other factual information about GlycoMimetics, Crescent, First Merger Sub or Second Merger Sub. The following description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement. You should refer to the full text of the Merger Agreement for details of the Merger and the terms and conditions of the Merger Agreement.
The Merger Agreement contains representations and warranties that GlycoMimetics, First Merger Sub and Second Merger Sub, on the one hand, and Crescent, on the other hand, have made to one another as of specific dates. These representations and warranties have been made for the benefit of the other parties to the Merger Agreement and may be intended not as statements of fact but rather as a way of allocating the risk to one of the parties if those statements prove to be incorrect. In addition, the assertions embodied in the representations and warranties are qualified by information in confidential disclosure letters exchanged by the parties in connection with signing the Merger Agreement. While GlycoMimetics and Crescent do not believe that these disclosure letters contain information required to be publicly disclosed under the applicable securities laws, other than information that has already been so disclosed, the disclosure letters do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached Merger Agreement. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information about GlycoMimetics or Crescent, because they were made as of specific dates, may be intended merely as a risk allocation mechanism between GlycoMimetics, First Merger Sub, Second Merger Sub and Crescent and are modified by the disclosure letters.
Structure
Subject to the terms and conditions of the Merger Agreement, and in accordance with Delaware law, at the closing of the Merger, (i) First Merger Sub, a wholly owned subsidiary of GlycoMimetics formed by GlycoMimetics in connection with the Merger, will merge with and into Crescent, with Crescent surviving as a wholly owned subsidiary of GlycoMimetics, and (ii) immediately following the First Merger and as part of the same overall transaction as the First Merger, Crescent will merge with and into Second Merger Sub, with Second Merger Sub being the surviving entity of the Second Merger.
Completion and Effectiveness of the Merger
The Merger Agreement requires the parties to consummate the Merger as promptly as practicable (and in any event within two business days) after all of the conditions to the consummation of the Merger contained in the Merger Agreement are satisfied or waived, including the adoption of the Merger Agreement by the Crescent stockholders and the approval by the GlycoMimetics stockholders of the issuance of GlycoMimetics common stock, including shares of GlycoMimetics common stock issuable upon conversion of GlycoMimetics Series A Preferred Stock, and the other transactions proposed under the Merger Agreement, other than those conditions that by their nature are to be satisfied at the closing of the Merger. The Merger will become effective upon the filing of certificates of Merger with the Secretary of State of the State of Delaware or at such later time as is agreed by GlycoMimetics and Crescent and specified in the certificates of Merger. Neither GlycoMimetics nor Crescent can predict the exact timing of the consummation of the Merger.
Merger Consideration
At the First Effective Time, upon the terms and subject to the conditions set forth in the Merger Agreement, each share of Crescent common stock (including any shares of Crescent common stock issued pursuant to Crescent’s Pre-Closing Financing) outstanding immediately prior to the First Effective Time (excluding shares to be canceled pursuant to the Merger Agreement and excluding dissenting shares) will be automatically converted solely into the right to receive a number of shares of GlycoMimetics common stock equal to the Exchange Ratio described in more detail below, and each share of Crescent’s preferred stock outstanding immediately prior to the First Effective Time (excluding shares to be canceled pursuant to the Merger Agreement and excluding dissenting shares) will be automatically converted solely into the right to receive a number of shares of GlycoMimetics’ convertible preferred stock equal to (x) the Exchange Ratio described in more details below divided by (y) 1,000. No fractional shares of GlycoMimetics common stock will be issued in connection with the Merger, and no certificates or scrip for any such fractional shares will be issued. Any fractional shares of GlycoMimetics common stock resulting from the conversion of shares of Crescent common stock (including shares of Crescent common stock issued in the Crescent Pre-Closing Financing) shall be issued as follows: (i) one share of GlycoMimetics common stock if the aggregate amount of fractional shares of GlycoMimetics common stock of any individual holder of Crescent capital stock if upon conversion is equal to or exceeds 0.50 or (ii) no shares of GlycoMimetics common stock if the aggregate amount of fractional shares of GlycoMimetics common stock of any individual holder of Crescent capital stock if upon conversion is less than 0.50, with no cash being paid for any fractional share eliminated by such rounding. Any fractional shares of GlycoMimetics Series A Preferred Stock that a holder of Crescent preferred stock would otherwise be entitled to receive will be aggregated with all fractional shares of GlycoMimetics Series A Preferred Stock issuable to such holder and rounded up to the nearest whole share of GlycoMimetics Series A Preferred Stock.
Exchange Ratio
The Exchange Ratio is calculated using a formula intended to allocate existing GlycoMimetics and Crescent securityholders a percentage of the Combined Company. Based on GlycoMimetics’ and Crescent’s capitalization as of May 3, 2025, the Exchange Ratio was estimated to be equal to approximately 15.4192 shares of GlycoMimetics common stock for each share of Crescent common stock. Each share of Crescent preferred stock will be converted into the right to receive a number of shares of GlycoMimetics Series A Preferred Stock, equal to the Exchange Ratio divided by 1,000. This estimate of the Exchange Ratio is subject to adjustment prior to closing of the First Merger for net cash as of 11:59 p.m. Eastern Time on the business day prior to the anticipated closing date (and as a result, GlycoMimetics securityholders could own less, and Crescent securityholders (including, for this purpose, investors in the Crescent Pre-Closing Financing) could own more, or vice versa, of the Combined Company). GlycoMimetics’ management currently anticipates that GlycoMimetics’ net cash as of closing will be approximately $1.8 million.
Based on the estimates set forth above, after giving effect to the Crescent Pre-Closing Financing, and certain other assumptions, immediately following the completion of the Merger, GlycoMimetics securityholders would own approximately 2.6% of the capital stock of the Combined Company post-Merger, and Crescent securityholders, including shares of Crescent common stock and Crescent warrants purchased in the Crescent Pre-Closing Financing, would own approximately 97.4% of the capital stock of the Combined Company post-Merger. Under certain circumstances further described in the Merger Agreement, the ownership percentages may be adjusted up or down including, but not limited to, if GlycoMimetics’ net cash as of closing is less than $1.725 million or more than $1.875 million. GlycoMimetics’ management currently anticipates GlycoMimetics’ net cash as of closing will be approximately $1.8 million, and the currently estimated ownership percentages reflect this projection. There can be no assurances any of these assumptions will be accurate at closing when the final Exchange Ratio is determined. For more information on the Crescent Pre-Closing Financing, please see the section titled “Agreements Related to the Merger — Subscription Agreement” beginning on page 176 in this proxy statement/prospectus.
The Exchange Ratio formula is the quotient obtained (rounded to four decimal places) by dividing the number of Crescent Merger Shares (defined below) by the Crescent Outstanding Shares (defined below), in which:
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“Aggregate Valuation” means the sum of (i) the Crescent Valuation plus (ii) the GlycoMimetics Valuation.

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“Company Acquisition” means any acquisition or license of, by purchase or otherwise, a portion of, or all or substantially all of, (i) the property or assets, (ii) the equity securities or other evidence of beneficial ownership, or (iii) any division, line of business or other business unit, in each case, of any person other than GlycoMimetics and its subsidiaries.

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“Crescent Allocation Percentage” means the percentage (rounded to four decimal places) determined by subtracting the GlycoMimetics Allocation Percentage from 100%.

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“Crescent Merger Shares” means the product determined by multiplying (i) the Post-Closing GlycoMimetics Shares by (ii) the Crescent Allocation Percentage.

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“Crescent Outstanding Shares” means, without duplication, the total number of shares of Crescent capital stock outstanding immediately prior to the First Effective Time, (including any shares of Crescent common stock or Crescent preferred stock that are issued in, or issuable upon the exercise or conversion of securities issued in, the Crescent Pre-Closing Financing, any Interim Financing or Crescent Acquisition), expressed on a fully diluted and as-converted-to-Crescent common stock basis, assuming, without limitation or duplication, the exercise of all options and warrants to acquire Crescent’s capital stock and other rights or commitments to receive shares of Crescent common stock or Crescent preferred stock (or securities convertible or exercisable into shares of Crescent common stock or Crescent preferred stock, including the convertible promissory note convertible into Crescent common stock), whether conditional or unconditional or vested or unvested, that are outstanding (on a treasury share method basis) as of immediately prior to the First Effective Time. The calculation of Crescent outstanding shares excludes, (i) any Crescent options, Crescent warrants and any other equity awards issued under Crescent’s 2024 Equity Incentive Plan (including any shares of Crescent common stock issuable upon the exercise of such Crescent options, Crescent warrants or other equity awards) issued to directors, employees, consultants or other service providers following October 28, 2024 but prior to the Closing and (ii) any shares of Crescent common stock underlying the Convertible Notes that are to be contributed as consideration in the Crescent Pre-Closing Financing pursuant to the Subscription Agreement.

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“Crescent Valuation” means (i) $50.0 million, plus (ii) the amount of proceeds actually received by Crescent from the Crescent Pre-Closing Financing (including in the proceeds actually received from any convertible promissory notes convertible into Crescent common stock, and any interest thereon, contributed as consideration in the Crescent Pre-Closing Financing), plus (iii) the fair market value of each Company Acquisition, plus (iv) the fair market value of any Interim Financing.

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“GlycoMimetics Allocation Percentage” means the quotient (expressed as a percentage and rounded to four decimal places) determined by dividing (i) the GlycoMimetics Valuation by (ii) the Aggregate Valuation.

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“GlycoMimetics Net Cash Lower Amount” means if GlycoMimetics net cash is less than $1.725 million, then the difference, if any, between $1.8 million and GlycoMimetics net cash.

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“GlycoMimetics Net Cash Upper Amount” means if GlycoMimetics net cash is more than $1.875 million, then the difference, if any, between $1.8 million and GlycoMimetics net cash.

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“GlycoMimetics Outstanding Shares” means, without duplication, (including, without limitation, the effects of any reverse split, if completed) the total number of shares of GlycoMimetics common stock outstanding immediately prior to the First Effective Time expressed on a fully-diluted basis and as converted to GlycoMimetics common stock basis, and assuming, without limitation or duplication, (i) the issuance of shares of GlycoMimetics common stock in respect of all options, warrants or other rights or commitments to receive shares of GlycoMimetics common stock or GlycoMimetics preferred stock (or securities convertible or exercisable into shares of GlycoMimetics common stock or GlycoMimetics preferred stock, but excluding any GlycoMimetics convertible preferred stock issuable as a result of the Merger or as a result of the Crescent Pre-Closing Financing), whether conditional or unconditional, that are outstanding (on a treasury share method basis) as of immediately prior to the First Effective Time, and (ii) the settlement in shares of GlycoMimetics common stock of GlycoMimetics restricted stock units outstanding as of immediately prior to the Effective Time on a net settlement basis, and excludes GlycoMimetics Out of the Money Options.

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“GlycoMimetics Valuation” means the greater of (x)(i) $8.0 million, minus (ii) the GlycoMimetics Net Cash Lower Amount (if any) plus (iii) the GlycoMimetics Net Cash Upper Amount (if any), and (y)(i) the GlycoMimetics Valuation Floor, minus (ii) the GlycoMimetics Net Cash Lower Amount (if any) plus (iii) the GlycoMimetics Net Cash Upper Amount (if any).

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“GlycoMimetics Valuation Floor” means an amount equal to (i) 0.03, multiplied by (ii) the sum of (A) Crescent Valuation (as of immediately prior to the closing) and (B) $8.0 million.

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“Interim Financing” means any sale (or series of related sales) by Crescent of its common stock or preferred stock, as applicable, that is completed following October 28, 2024; provided, however, that neither the issuance of Convertible Notes nor the Crescent Pre-Closing Financing is an Interim Financing.

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“Post-Closing GlycoMimetics Shares” means the quotient determined by dividing (i) the GlycoMimetics Outstanding Shares by (ii) the GlycoMimetics Allocation Percentage. The estimated Exchange Ratio for purposes of the unaudited pro forma condensed combined financial information was derived on a fully-diluted basis as of October 28, 2024 using a stipulated value of Crescent of approximately $50.0 million (excluding the Crescent Pre-Closing Financing) and of GlycoMimetics of approximately $8.0 million. For more information, see “Unaudited Pro Forma Condensed Combined Financial Information.”

Calculation of GlycoMimetics’ Net Cash
Pursuant to the terms of the Merger Agreement, GlycoMimetics’ “net cash” means, as of 11:59 p.m. Eastern Time on the last business day prior to the anticipated closing date, the sum (without duplication) of the following:
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GlycoMimetics’ unrestricted cash and cash equivalents and marketable securities determined, to the extent in accordance with GAAP, in a manner consistent with the manner in which such items were historically determined and in accordance with the financial statements (including any related notes) contained or incorporated by reference in GlycoMimetics’ SEC filings or GlycoMimetics’ balance sheet; and

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Certain GlycoMimetics prepaid expenses set forth in GlycoMimetics’ disclosure letter; and

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$300,000 for each month, or portion thereof, after June 30, 2025 by which closing is delayed (except where such delay is caused primarily by the actions of GlycoMimetics), which amount shall begin accruing on July 1, 2025.

minus the sum (without duplication) of the following:
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GlycoMimetics’ consolidated short-term and long-term contractual obligations and liabilities accrued at the closing date, in each case determined in accordance with GAAP and, to the extent in accordance with GAAP, in a manner consistent with the manner in which such items were historically determined and in accordance with the financial statements (including any related notes) contained or incorporated by reference in the GlycoMimetics’ SEC reports and its balance sheet;

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The aggregate amount (without duplication) of all fees and expenses incurred by GlycoMimetics prior to the First Effective Time in connection with the contemplated transactions, in each case (excluding certain fees and expenses incurred by GlycoMimetics prior to the First Effective Time in connection with certain transactions), to the extent unpaid as of the First Effective Time, including;

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any fees and expenses of legal counsel, accountants, financial advisors, investment bankers, brokers, consultants, tax advisors, and other professional advisors of GlycoMimetics in connection with the transactions contemplated by the Merger Agreement;

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50% of the fees paid to the SEC in connection with filing this registration statement and any amendments and supplements thereto, with the SEC;

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50% of the fees and expenses in connection with the printing, mailing and distribution of this proxy statement and any amendments and supplements thereto;

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50% of the fees associated with the filing of the Combined Company’s initial listing application with Nasdaq;

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any bonus, retention payments, severance, change-in-control payments or similar payment obligations (including payments with “single-trigger” provisions triggered at and as of the consummation of the transactions contemplated hereby) that become due or payable to any director, officer, employee or consultant in connection with the consummation of the contemplated transactions, together with any payroll taxes associated therewith;

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the costs associated with obtaining the “D&O tail policy” pursuant to Section 6.7 of the Merger Agreement; and

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the amount by which the actual amount of any Parent Net Cash Excluded Expense at closing exceeds the estimate set forth on Schedule 1.1(b) of GlycoMimetics disclosure letter.

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All remaining rent payments and any other liabilities under GlycoMimetics’ lease obligations; and

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Any unpaid taxes of GlycoMimetics and its subsidiaries for tax periods (or portions thereof) ending on or before the closing date.

No later than five business days prior to the anticipated closing date, (i) GlycoMimetics will deliver to Crescent a net cash schedule setting forth, in reasonable detail, GlycoMimetics’ good faith estimated calculation of the components of its net cash, including any GlycoMimetics Net Cash Lower Amount or GlycoMimetics Net Cash Upper Amount and (ii) Crescent will deliver to GlycoMimetics a Crescent valuation schedule setting forth, in reasonable detail, Crescent’s good faith estimated calculations of the components of Crescent’s valuation, in each case, as of 11:59 p.m. Eastern Time on the last business day prior to the anticipated closing date, prepared and certified by GlycoMimetics’ and Crescent’s chief financial officer (or if there is no chief financial officer, the principal financial and accounting officer), as the case may be, and, if requested, the relevant work papers and back-up materials used or useful in preparing the net cash schedule and Crescent valuation schedule, respectively. No later than three business days after delivery of such net cash schedule (the last day of such period referred to as the response date), Crescent will have the right to dispute any part of the net cash schedule by delivering a written notice to that effect to GlycoMimetics (referred to herein as a dispute notice). Any dispute notice will identify, in reasonable detail and, to the extent known, the nature and amounts of any proposed revisions to GlycoMimetics’ net cash calculation. No later than three business days after delivery of such Crescent valuation schedule (the last day of such period referred to as the response date), GlycoMimetics will have the right to dispute any part of such schedule by delivering a written notice to that effect to Crescent (referred to herein as an Crescent valuation dispute notice). Any dispute notice will identify, in reasonable detail and, to the extent known, the nature and amounts of any proposed revisions to Crescent’s valuation calculation.
If Crescent disputes the net cash schedule or GlycoMimetics disputes the Crescent valuation schedule, the parties shall attempt in good faith to resolve the disputed items and negotiate an agreed-upon determination of net cash and/or Crescent’s valuation, as the case may be. If the parties are unable to negotiate an agreed-upon determination of the disputed items or component thereof within three days after the delivery of the relevant dispute notice, any remaining disagreements will be referred to an independent auditor of recognized national standing mutually agreed upon by GlycoMimetics and Crescent. The determination of the amount of net cash or Crescent valuation made by such auditor shall be final and binding on GlycoMimetics and Crescent.
GlycoMimetics’ net cash balance is subject to numerous factors, some of which are outside of GlycoMimetics’ control. The actual amount of net cash will depend significantly on the timing of the closing of the Merger. In addition, the closing of the Merger could be delayed if GlycoMimetics and Crescent are not able to agree upon the amount of GlycoMimetics’ net cash as of 11:59 p.m. Eastern Time on the last business day prior to the anticipated closing date.
Crescent Options
Under the terms of the Merger Agreement, each option to purchase shares of Crescent common stock that is outstanding and unexercised immediately prior to the First Effective Time, whether or not vested, will be assumed and converted into an option to purchase shares of GlycoMimetics common stock.
Accordingly, from and after the First Effective Time: (i) each outstanding Crescent stock option assumed by GlycoMimetics may be exercised solely for shares of GlycoMimetics common stock; (ii) the number of shares of GlycoMimetics common stock subject to each outstanding Crescent stock option assumed by GlycoMimetics will be determined by multiplying (A) the number of shares of Crescent common stock that were subject to such Crescent stock option assumed by GlycoMimetics, as in effect immediately prior to the First Effective Time, by (B) the Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of GlycoMimetics common stock; and (iii) the per share exercise price of each

Crescent stock option assumed by will be determined by dividing (A) the per share exercise price of such Crescent stock option, as in effect immediately prior to the First Effective Time, by (B) the Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent. Each Crescent stock option assumed by GlycoMimetics will otherwise continue in full force and effect and the term, exercisability, vesting schedule, acceleration rights and other terms and conditions of such Crescent stock option will otherwise remain unchanged.
To the extent provided under the terms of a Crescent stock option assumed by GlycoMimetics in accordance with the terms of the Merger Agreement, such Crescent stock option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to shares of GlycoMimetics common stock subsequent to the First Effective Time. In addition, the GlycoMimetics Board or a committee thereof will succeed to the authority and responsibility of the Crescent Board or any committee thereof with respect to each Crescent option assumed by GlycoMimetics in accordance with the terms of the Merger Agreement.
Crescent Restricted Stock Units
Under the terms of the Merger Agreement, GlycoMimetics will assume Crescent’s 2024 Equity Incentive Plan and each Crescent restricted stock unit that is outstanding immediately prior to the First Effective Time, whether or not vested, will be assumed and converted into a GlycoMimetics restricted stock unit.
Accordingly, from and after the First Effective Time: (i) each outstanding Crescent restricted stock unit assumed by GlycoMimetics may be settled solely for shares of GlycoMimetics common stock; and (ii) the number of shares of GlycoMimetics common stock subject to each outstanding Crescent restricted stock unit assumed by GlycoMimetics will be determined by multiplying (A) the number of shares of Crescent common stock that were subject to such Crescent restricted stock unit assumed by GlycoMimetics, as in effect immediately prior to the First Effective Time, by (B) the Exchange Ratio, and rounding the resulting number up to the next whole number of shares of GlycoMimetics common stock to the extent the aggregate amount of fractional shares of GlycoMimetics common stock such holder of the assumed restricted stock unit would otherwise be entitled to is equal to or exceeds 0.50, and otherwise rounded down. Each Crescent restricted stock unit assumed by GlycoMimetics will otherwise continue in full force and effect and the term, settlement, vesting schedule, acceleration rights and other terms and conditions of such Crescent restricted stock unit will otherwise remain unchanged.
Each Crescent restricted stock unit shall, in accordance with its terms, continue to be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to shares of GlycoMimetics common stock subsequent to the First Effective Time. In addition, the Combined Company’s compensation committee will succeed to the authority and responsibility of the Crescent Board as administrator of the Crescent 2024 Equity Incentive Plan.
Crescent Warrants
Under the terms of the Merger Agreement, each warrant to purchase shares of Crescent capital stock (including any pre-funded Crescent warrants issued pursuant to the Crescent Pre-Closing Financing) that is outstanding and unexercised immediately prior to the First Effective Time, whether or not vested, will be converted into a warrant to purchase shares of GlycoMimetics common stock.
Accordingly, from and after the First Effective Time: (i) each outstanding Crescent warrant assumed by GlycoMimetics may be exercised solely for shares of GlycoMimetics common stock; (ii) the number of shares of GlycoMimetics common stock subject to each outstanding Crescent warrant assumed by GlycoMimetics will be determined by multiplying (A) the number of shares of Crescent common stock issuable upon exercise of the Crescent warrant that were subject to such Crescent warrant, as in effect immediately prior to the First Effective Time, by (B) the Exchange Ratio, and rounding the resulting number up to the next whole number of shares of GlycoMimetics common stock to the extent the aggregate amount of fractional shares of GlycoMimetics common stock such holder of the assumed warrants would otherwise be entitled to is equal to or exceeds 0.50, and otherwise rounded down; and (iii) the per share exercise price for the GlycoMimetics common stock issuable upon exercise of each Crescent warrant assumed by GlycoMimetics will be determined by dividing (A) the per share exercise price of GlycoMimetics common stock subject to such Crescent warrant as in effect immediately prior to the First Effective Time, by (B) the Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent. Each Crescent warrant assumed by GlycoMimetics will otherwise continue in full force and effect and the term, any restriction on the exercise and other provisions of such Crescent warrant will otherwise remain unchanged.
To the extent provided under the terms of a Crescent warrant assumed by GlycoMimetics in accordance with the terms of the Merger Agreement, such Crescent warrant shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to shares of GlycoMimetics common stock subsequent to the First Effective Time. In addition, the GlycoMimetics Board or a committee thereof will succeed to the authority and responsibility of the Crescent Board or any committee thereof with respect to each Crescent warrant assumed by GlycoMimetics in accordance with the terms of the Merger Agreement.
GlycoMimetics Common Stock, GlycoMimetics Options and GlycoMimetics Restricted Stock Units
Except as contemplated by the proposed increase in the number of authorized shares of GlycoMimetics common stock described in Proposal No. 2 of this proxy statement/prospectus and the proposed reverse stock split of issued and outstanding GlycoMimetics common stock described in Proposal No. 3 of this proxy statement/prospectus, GlycoMimetics common stock will remain unaffected by the Merger.
Under the terms of the Merger Agreement, prior to the closing of the Merger, the GlycoMimetics Board will accelerate the vesting of all equity awards of GlycoMimetics then outstanding but not then vested or exercisable, and cancel each GlycoMimetics Out of the Money Option. At the closing of the First Merger, (i) each GlycoMimetics In the Money Option will be cancelled and converted into the right to receive a number of shares of GlycoMimetics common stock equal to the number of shares underlying such option, (ii) each GlycoMimetics restricted stock unit will be cancelled and converted into the right to receive a number of shares of GlycoMimetics common stock equal to the number of unsettled shares of GlycoMimetics common stock underlying such GlycoMimetics restricted stock unit, and (iii) each other option to acquire shares of GlycoMimetics common stock will be cancelled for no consideration.
Procedures for Exchanging Crescent Stock Certificates
Prior to the closing date of the First Merger, GlycoMimetics will select an Exchange Agent and, at the First Effective Time, GlycoMimetics will deposit with the Exchange Agent evidence of book-entry shares representing the shares of GlycoMimetics common stock and GlycoMimetics Series A Preferred Stock issuable pursuant to the terms of the Merger Agreement in exchange for shares of Crescent common stock and Crescent preferred stock.
Promptly after the First Effective Time, the Exchange Agent will mail to each record holder of Crescent common stock or Crescent preferred stock (i) a letter of transmittal and (ii) instructions for surrendering the record holder’s stock certificates in exchange for the merger consideration. Upon delivery to the Exchange Agent of a duly executed letter of transmittal in accordance with the Exchange Agent’s instructions and the declaration for tax withholding purposes, the surrender of the record holder’s stock certificates, if applicable, and delivery to the Exchange Agent of such other documents as may be reasonably required by the Exchange Agent or GlycoMimetics, the record holder of such stock certificates or book-entry shares, as applicable, will be entitled to receive in exchange therefor book-entry shares representing the number of whole shares of GlycoMimetics common stock issuable to such holder pursuant to the Merger Agreement. The surrendered certificates representing shares of Crescent common stock or Crescent preferred stock will be canceled.
After the First Effective Time, each certificate representing Crescent common stock or Crescent preferred stock that has not been surrendered will represent only the right to receive shares of GlycoMimetics common stock or preferred stock (as applicable) issuable pursuant to the Merger Agreement to which the holder of any such certificate is entitled.

HOLDERS OF CRESCENT COMMON STOCK OR CRESCENT PREFERRED STOCK SHOULD NOT SEND IN THEIR CRESCENT STOCK CERTIFICATES UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT WITH INSTRUCTIONS FOR THE SURRENDER OF CRESCENT STOCK CERTIFICATES.
Directors and Officers of GlycoMimetics Following the Merger
Pursuant to the Merger Agreement, each of the directors and officers of GlycoMimetics will resign effective as of the First Effective Time and the GlycoMimetics Board will thereafter consist of a total of six new directors designated by Crescent. Crescent has designated Alexandra Balcom, Joshua Brumm, Peter Harwin, David Lubner, Susan Moran and Jonathan Violin to serve as members of the GlycoMimetics Board.
In addition, upon the closing of the Merger, Joshua Brumm will serve as Chief Executive Officer, Jonathan McNeill will serve as Chief Operating Officer and President, Ellie Im will serve as Chief Medical Officer, Richard Scalzo will serve as Chief Financial Officer, Christopher Doughty will serve as Chief Business Officer, Ryan Lynch will serve as Treasurer, Senior Vice President of Finance and Chief Accounting Officer, and Barbara Bispham will serve as General Counsel and Corporate Secretary.
Amendment of the Amended and Restated Certificate of Incorporation of GlycoMimetics
GlycoMimetics agreed to amend its amended and restated certificate of incorporation to (i) change GlycoMimetics’ name to “Crescent Biopharma, Inc.”, (ii) effect the proposed reverse stock split, if needed, (iii) authorize a sufficient number of shares of common stock to issue the merger consideration, (iv) increase the number of shares of GlycoMimetics common stock that GlycoMimetics is authorized to the amount proposed in this proxy statement/prospectus and (v) reincorporate GlycoMimetics from Delaware to the Cayman Islands.
Representations and Warranties
The Merger Agreement contains customary representations and warranties of GlycoMimetics, First Merger Sub and Second Merger Sub, on one hand, and Crescent, on the other hand, for a transaction of this type relating to, among other things:
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corporate organization and power, and similar corporate matters;

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due organization;

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subsidiaries;

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organizational documents;

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authority to enter into the Merger Agreement and the related agreements;

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votes required for completion of the Merger and approval of the proposals that will come before the GlycoMimetics Special Meeting of stockholders and that will be the subject of the Crescent stockholder approval;

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except as otherwise specifically disclosed in the Merger Agreement, the fact that the consummation of the Merger would not contravene the organizational documents, certain laws, governmental authorizations or certain contracts of the parties; result in any encumbrances on the parties’ assets or require the consent of any third party;

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the parties’ efforts with respect to ensuring the inapplicability of Section 203 of the DGCL and other similar takeover laws;

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capitalization;

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financial statements and, with respect to GlycoMimetics, documents filed with the SEC and the accuracy of information contained in those documents;

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material changes or events;

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liabilities;

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title to assets;

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real property and leaseholds;

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intellectual property;

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material contracts;

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the validity of material contracts to which the parties or their subsidiaries are a party and any violation, default or breach of such contracts;

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regulatory compliance, permits and restrictions;

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legal proceedings and orders;

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tax matters;

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employee and labor matters and benefit plans;

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environmental matters;

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insurance;

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financial advisors fees;

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certain transactions or relationships with affiliates;

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privacy and data security;

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with respect to GlycoMimetics, the valid issuance in the Merger of GlycoMimetics common stock; and

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with respect to Crescent, the lack of ownership of GlycoMimetics common stock.

The representations and warranties are, in many respects, qualified by materiality and knowledge, and will not survive the Merger. The accuracy of the representations and warranties of the Company form the basis of certain of the conditions to the obligations of GlycoMimetics and Crescent to complete the Merger, subject to materiality thresholds.
Covenants; Conduct of Business Pending the Merger
GlycoMimetics has agreed that, except as permitted by the Merger Agreement, as required by law, or unless Crescent has provided written consent, during the period commencing on the date of the Merger Agreement and continuing until the earlier to occur of the First Effective Time and the termination of the Merger Agreement, GlycoMimetics and its subsidiaries will use commercially reasonable efforts to conduct their business and operations in the ordinary course consistent with past practices and in compliance with all applicable laws, regulations and certain material contracts. GlycoMimetics has also agreed that, subject to certain limited exceptions, without the consent of Crescent, it will not, and will not cause or permit any of its subsidiaries to, during the period commencing on the date of the Merger Agreement and continuing until the earlier to occur of the First Effective Time and the termination of the Merger Agreement:
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declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock; or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities (except for shares of GlycoMimetics common stock from terminated employees, directors or consultants of GlycoMimetics);

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sell, issue, grant, pledge or otherwise dispose of or encumber or authorize the issuance of any capital stock or other security (except for GlycoMimetics common stock issued upon the valid exercise of outstanding GlycoMimetics options or GlycoMimetics restricted stock units), any option, warrant or right to acquire any capital stock or any other security or any instrument convertible into or exchangeable for any capital stock or other security;

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except as required to give effect to anything in contemplation of the closing, amend the certificate of incorporation, bylaws or other similar organizational documents of GlycoMimetics or its subsidiaries, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except as related to the transactions contemplated in the Merger Agreement;
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form any subsidiary or acquire any equity interest or other interest in any other entity or enter into any joint venture with any other entity;

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lend money to any person or entity; incur or guarantee any indebtedness for borrowed money; guarantee any debt securities of others; or make any capital expenditure or commitment in excess of $25,000;

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adopt, establish or enter into certain agreements, plans or arrangements relating to employment or benefits matters; cause or permit any such agreement, plan or arrangement to be amended other than as required by law or in order to make amendments for purposes of Section 409A of the Code; pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers, employees or independent contractors; increase the severance or change of control benefits offered to any current or new employees, directors or consultants; or hire any officer, employee or consultant;

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acquire any material asset or sell, lease or otherwise irrevocably dispose of any of its assets or properties, or grant any encumbrance with respect to such assets or properties;

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sell, assign, transfer, license, sublicense or otherwise dispose of any material intellectual property rights of GlycoMimetics (other than pursuant to non-exclusive licenses in the ordinary course of business);

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other than in the ordinary course of business: make, change or revoke any material tax election; file any amended income or other material tax return; adopt or change any material accounting method in respect of taxes; enter into any material tax closing agreement or settle any material tax claim or assessment; consent to any extension or waiver of the limitation period applicable to or relating to any material tax claim or assessment; or surrender any material claim for refund;

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waive, settle or compromise any pending or threatened legal proceeding against GlycoMimetics or any of its subsidiaries, other than waivers, settlements or agreements for an amount not in excess of $100,000 in the aggregate (excluding amounts to be paid under existing insurance policies or renewals thereof) and that do not impose any material restrictions on the operations or businesses of GlycoMimetics or its subsidiaries, taken as a whole, or any equitable relief on, or the admission of wrongdoing by GlycoMimetics or any of its subsidiaries;

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delay or fail to repay when due any material obligation, including accounts payable and accrued expenses;

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forgive any loans to any person, including its employees, officers, directors or affiliate;

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terminate or modify in any material respect, or fail to exercise renewal rights to, any material insurance policy;

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materially change pricing or royalties or other payments set or charged by GlycoMimetics or any of subsidiaries to its customers or licensees;

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agree to materially change pricing or royalties or other payments set or charged by persons who have licensed intellectual property to GlycoMimetics or any of subsidiaries;

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enter into, amend in a manner adverse to GlycoMimetics or terminate any of GlycoMimetics’ material contracts outside the ordinary course of business; or

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agree, resolve or commit to do any of the foregoing.

Crescent has agreed that, except as permitted by the Merger Agreement (including in connection with any Interim Financing or Crescent Acquisition), as required by law, or unless GlycoMimetics shall have provided its written consent, during the period commencing on the date of the Merger Agreement and continuing until the earlier to occur of the First Effective Time and the termination of the Merger Agreement, Crescent will use commercially reasonable efforts to conduct its business and operations in the ordinary course consistent with past practices and in compliance with all applicable laws, regulations and certain contracts. Crescent has also agreed that, subject to certain limited exceptions, without the consent of GlycoMimetics, it will not, and will not cause or permit its subsidiary to, during the period commencing on the date of the Merger Agreement and continuing until the earlier to occur of the First Effective Time and the termination of the Merger Agreement:
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declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock; or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities (except for shares of common stock from terminated employees, directors or consultants of Crescent);

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except as required to give effect to anything in contemplation of the closing, amend the certificate of incorporation, bylaws or other organizational documents of Crescent or its subsidiaries, or effect or be a party to any Merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except as related to the transactions contemplated in the Merger Agreement;

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other than in the ordinary course of its business, sell, issue, grant, pledge or otherwise dispose of or encumber or authorize any of the foregoing actions with respect to more than 25% of the shares of Crescent capital stock outstanding as of the date the Merger Agreement was signed: any capital stock or other security of Crescent or its subsidiaries (except for shares of outstanding Crescent common stock issued upon the valid exercise or settlement of Crescent options or warrants in accordance with their terms as in effect as of the date of the Merger Agreement); any option, warrant or right to acquire any capital stock or any other security; or any instrument convertible into or exchangeable for any capital stock or other security of Crescent or its subsidiaries;

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other than in the ordinary course of its business, acquire any equity interest or other interest in any other entity or enter into a joint venture with any other entity;

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lend money to any person or entity; incur or guarantee any indebtedness for borrowed money; guarantee any debt securities of others;

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sell, lease or otherwise irrevocably dispose of any of its assets or properties, or grant any encumbrance with respect to such assets or properties, except in the ordinary course of business;

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sell, assign, transfer, license, sublicense or otherwise dispose of any material intellectual property rights owned by Crescent, other than pursuant to non-exclusive licenses in the ordinary course of business;

•
waive, settle or compromise any pending or threatened legal proceeding against Crescent, other than waivers, settlements or agreements (A) for an amount not in excess of $100,000 in the aggregate (excluding amounts to be paid under existing insurance policies or renewals thereof) and (B) that do not impose any material restrictions on the operations or businesses of Crescent or any equitable relief on, or the admission of wrongdoing by Crescent;

•
enter into, amend in a manner adverse to Crescent or terminate any material contract outside of the ordinary course of its business; and

•
agree, resolve or commit to do any of the foregoing.

Non-Solicitation
Each of GlycoMimetics and Crescent have agreed that, except as described below, GlycoMimetics and Crescent and any of their respective subsidiaries will not, nor will either party or any of its subsidiaries authorize any of the directors, officers, employees, agents, attorneys, accountants, investment bankers, advisors or representatives retained by it or any of its subsidiaries to, directly or indirectly:
•
solicit, initiate or knowingly encourage, induce or facilitate the communication, making, submission or announcement of, any Acquisition Proposal (as defined below) or Acquisition Inquiry (as defined below) or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry;

•
furnish any non-public information with respect to it to any person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry;

•
engage in discussions or negotiations with any person with respect to any Acquisition Proposal or Acquisition Inquiry;

•
execute or enter into any letter of intent or any contract contemplating or otherwise relating to an Acquisition Proposal; or

•
publicly propose to do any of the foregoing.

An “Acquisition Inquiry” means, with respect to a party, an inquiry, indication of interest or request for non-public information (other than an inquiry, indication of interest or request for information made or submitted by Crescent, on the one hand, or GlycoMimetics on the other hand, to the other party) that would reasonably be expected to lead to an Acquisition Proposal.
An “Acquisition Proposal” means, with respect to a party, any offer or proposal, whether written or oral (other than an offer or proposal made or submitted by or on behalf of Crescent or any of its affiliates, on the one hand, or by or on behalf of GlycoMimetics or any of its affiliates, on the other hand, to the other party) contemplating or otherwise relating to any Acquisition Transaction with such party.
An “Acquisition Transaction” means any transaction or series of related transactions (other than the Crescent Pre-Closing Financing, any Interim Financing, or any Company Acquisition) involving:
•
any merger, consolidation, amalgamation, share exchange, business combination, issuance or acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or similar transaction: (i) in which any individual, entity, governmental entity, or “group,” as defined under applicable securities laws, directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of GlycoMimetics or Crescent or any of their respective subsidiaries or (ii) in which GlycoMimetics, Crescent or Merger Subs or any of their respective subsidiaries issues securities representing more than 20% of the outstanding securities of any class of voting securities of such party or any of its subsidiaries or issues securities convertible into more than 20% of the outstanding securities of any class of voting securities; or

•
any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated book value or the fair market value of the assets of GlycoMimetics or Crescent and their respective subsidiaries, as applicable, taken as a whole.

Notwithstanding the foregoing, before obtaining the applicable approvals of the GlycoMimetics stockholders or Crescent stockholders required to consummate the Merger, each party may furnish non-public information regarding such party and its subsidiaries to, and may enter into discussions or negotiations with, any third party in response to a bona fide written Acquisition Proposal, which such party’s board of directors determines in good faith, after consultation with such party’s financial advisors and outside legal counsel, constitutes or is reasonably likely to result in a Superior Offer (as defined below) (and is not withdrawn), if:
•
such Acquisition Proposal was not obtained or made as a direct or indirect result of a breach of the Merger Agreement;

•
such party’s board of directors concludes in good faith, based on the advice of outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties of such board of directors under applicable law;

•
at least two business days prior to furnishing any non-public information or entering into discussions with a third party, such party gives the other party written notice of the identity of the third party and of that party’s intention to furnish non-public information to, or enter into discussions with, such third party;

•
such party receives from the third party an executed confidentiality agreement containing provisions at least as favorable to such party as those contained in the confidentiality agreement between GlycoMimetics and Crescent; and

•
at least two business days prior to furnishing any non-public information to a third party, such party furnishes the same non-public information to the other party to the extent not previously furnished.

A “Superior Offer” means an unsolicited bona fide written Acquisition Proposal (with all references to 20% in the definition of Acquisition Transaction being treated as references to 50% for these purposes) that (a) was not obtained or made as a direct or indirect result of a breach of the Merger Agreement, (b) is on terms and conditions that the board of directors of the party receiving the offer determines in good faith, based on such matters that it deems relevant (including the likelihood of consummation thereof and the financing terms thereof), as well as any written offer by the other party to the Merger Agreement to amend the terms of the Merger Agreement, and following consultation with its outside legal counsel and financial advisors, if any, are more favorable, from a financial point of view, to that party’s stockholders than the terms of the transactions contemplated by the Merger Agreement, (c) is not subject to any financing conditions (and if financing is required, such financing is then fully committed to the third party) and (d) is reasonably capable of being completed on the terms proposed.
The Merger Agreement also provides that each party will promptly (and in no event later than one business day after such party receives any such Acquisition Proposal or Acquisition Inquiry) advise the other party of the status and terms of, and keep the other party reasonably informed with respect to, any Acquisition Proposal or Acquisition Inquiry and any material modification or material proposed modification thereto.
The Merger Agreement expressly permits Crescent to take any action with respect to an Interim Financing or a Crescent Acquisition.
Board Recommendation Change
Under the Merger Agreement, subject to certain exceptions described below, both Crescent and GlycoMimetics agreed that their respective board of directors may not withhold, amend, withdraw or modify (or publicly propose to withhold, amend, withdraw or modify) the recommendation of such party’s board of directors in a manner adverse to the other party except for in limited circumstances described below.
At any time prior to the approval of the Merger by each party’s respective stockholders, if (i) such party has received a bona fide written Acquisition Proposal that the such party’s board of directors determines, following consultation with its outside legal counsel and financial advisor, to be a Superior Offer, or (ii) a material development or change in circumstances (other than any such event, development or change to the extent related to any Acquisition Proposal, Acquisition Inquiry, Acquisition Transaction or the consequences thereof, the fact, in and of itself, that such party meets or exceeds internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations) that affects the business, assets or operations of such party and occurs or arises after the date the Merger Agreement was executed.
In the case of a change recommendation due to a material development or change in circumstance, such party’s board of directors must first promptly notify the other party, in writing, at least four business days before making a change in its recommendation, stating the material facts and circumstances related to the applicable material development or change in circumstance and that such party’s board of directors intends to make a change in its recommendation.
In the case of a change its recommendation due to a Superior Offer, such party’s board of directors must first:
•
determine in good faith, based on the advice of its outside legal counsel, that the failure to make a change in its recommendation would reasonably be expected to be inconsistent with its fiduciary duties under applicable law; and

•
negotiate with the other party in good faith to make such adjustments to the terms and conditions of the Merger Agreement so that such Acquisition Proposal ceases to constitute a Superior Offer, during the required four business day notice period and provide the other party with certain information regarding such Superior Offer.

If the other party delivers a written offer to alter the terms or conditions of the Merger Agreement during the required four business day notice period, the party considering a change in the recommendation of its board of directors must redetermine in good faith, based on the advice of its outside legal counsel and financial advisors, that the failure to make a change in its recommendation would reasonably be expected to be inconsistent with its fiduciary duties under applicable law (after taking into account such alterations of the terms and conditions of the Merger Agreement);
Required Stockholder Approvals
GlycoMimetics is obligated under the Merger Agreement to take all action necessary under applicable law to call, give notice of and hold a meeting of the holders of GlycoMimetics common stock for the purpose of considering and voting to approve the Merger Agreement and the transactions contemplated thereby (including the Merger) and an amendment to the GlycoMimetics Charter as further described herein (collectively, the “Merger proposals”). The GlycoMimetics Special Meeting will be held as promptly as practicable after this registration statement on Form S-4 is declared effective under the Securities Act, and in any event no later than 45 days after the effective date of this registration statement on Form S-4.
Promptly after this registration statement on Form S-4 has been declared effective, and no later than two business days thereafter, Crescent is required to obtain the approval by written consent from the holders of a majority of the outstanding shares of Crescent’s capital stock, voting as a single class on an as-converted basis and the holders of a majority of the outstanding shares of Crescent Series Seed Preferred Stock, voting as a separate class, in each case, to (x) adopt and approve the Merger Agreement and the Merger or the transactions contemplated thereby (including the Merger), (y) acknowledge that the approval given thereby is irrevocable and that such stockholders are aware of their rights to demand appraisal for their shares pursuant to Section 262 of the DGCL, and that such stockholder has received and read a copy of Section 262 of the DGCL and (z) acknowledge that by their approval of the Merger, they are not entitled to appraisal rights with respect to their shares in connection with the Merger and thereby waive any rights to receive payment of the fair value of their capital stock under the DGCL. Reasonably promptly following receipt of such consents, Crescent will prepare, and cause to be mailed to its stockholders who did not execute such consents, a notice in accordance with the DGCL.
Regulatory Approvals
Each party agreed to use commercially reasonable efforts to file or otherwise submit, as soon as practicable after the date of the Merger Agreement, all applications, notices, reports and other documents reasonably required to be filed by such party with or otherwise submitted by such party to any governmental authority with respect to the transactions contemplated by the Merger Agreement, and to submit promptly any additional information requested by any such governmental authority. GlycoMimetics and Crescent do not intend to seek any regulatory approval from antitrust or other regulatory authorities to consummate the transactions.
Indemnification and Insurance for Directors and Officers
Under the Merger Agreement, from the First Merger Effective Time through the sixth anniversary of the date on which the First Merger Effective Time occurs, GlycoMimetics and the surviving entity in the Second Merger agreed to indemnify and hold harmless each person who is now, or has been at any time prior to the date of the Merger Agreement, or who becomes prior to the First Merger Effective Time, a director or officer of GlycoMimetics or Crescent, respectively, against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the indemnified officer or director is or was a director or officer of GlycoMimetics or of Crescent, whether asserted or claimed prior to, at or after the First Merger Effective Time. From and after the First Merger Effective Time, GlycoMimetics and the surviving corporation in the Merger will also fulfill GlycoMimetics’ and Crescent’s indemnity obligations, respectively, to each person who is, has been, or who becomes prior to the First Merger Effective Time, a director or officer of GlycoMimetics or Crescent.

The certificate of formation and limited liability company agreement of the surviving entity will contain provisions no less favorable with respect to indemnification and advancement of expenses as those presently set forth in the GlycoMimetics Charter and GlycoMimetics Bylaws.
From and after the First Merger Effective Time, GlycoMimetics will maintain director and officers’ liability insurance policies, with an effective date as of the closing date of the First Merger, on commercially available terms and conditions and with coverage limits customary for U.S. public companies similarly situated to GlycoMimetics. In addition, GlycoMimetics will secure and purchase a six year “tail policy” on GlycoMimetics’ existing directors’ and officers’ liability insurance policy with an effective date as of the date of the closing of the First Merger.
Additional Agreements
Each of GlycoMimetics and Crescent has agreed to use its commercially reasonable efforts to cause to be taken all actions necessary to consummate the Merger and the other transactions contemplated by the Merger Agreement. In connection therewith, each party has agreed to:
•
make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such party in connection with the transactions contemplated by the Merger Agreement;

•
use commercially reasonable efforts to obtain each consent (if any) reasonably required to be obtained (pursuant to any applicable law or contract, or otherwise) in connection with the Merger and the other transactions contemplated by the Merger Agreement or for such contract to remain in full force and effect;

•
use commercially reasonable efforts to lift any injunction prohibiting, or any other legal bar to, the transactions contemplated by the Merger Agreement; and

•
use commercially reasonable efforts to satisfy the conditions precedent to the consummation of the Merger Agreement.

Pursuant to the Merger Agreement, GlycoMimetics and Crescent have further agreed that:
•
GlycoMimetics will use its commercially reasonable efforts to maintain its listing on Nasdaq and cause the shares of GlycoMimetics common stock (including any shares of GlycoMimetics common stock issuable upon conversion of the GlycoMimetics Series A Preferred Stock) being issued in the Merger to be approved for listing on Nasdaq at or prior to the First Merger Effective Time.

•
GlycoMimetics will keep Crescent reasonably informed regarding any stockholder litigation against GlycoMimetics or any of its directors relating to the Merger Agreement or the transactions contemplated thereby.

GlycoMimetics will (i) give Crescent the opportunity to participate in, but not control, the defense, settlement or prosecution of any such litigation (to the extent that the attorney-client privilege is not undermined or otherwise adversely affected), (ii) consult with Crescent with respect to the defense, settlement and prosecution of any such litigation and (iii) consider in good faith Crescent’s advice with respect to such litigation.
Conditions to the Completion of the Merger
The following contains a description of all material conditions to the completion of the Merger.
Each party’s obligation to complete the Merger is subject to the satisfaction or, to the extent permitted by applicable law, the written waiver by each of the parties, at or prior to the closing, of various conditions, which include the following:
•
any applicable waiting periods (or any extensions thereof) under the U.S. Hart Scott-Rodino Antitrust Improvements Act of 1976, as amended, (if applicable) shall have expired or otherwise been terminated;

•
the registration statement on Form S-4, of which this proxy statement/prospectus is a part, must have been declared effective by the SEC in accordance with the Securities Act and must not be subject to any stop order or any proceeding seeking a stop order that has not been withdrawn;

•
any material state securities laws applicable to the issuance of the shares of GlycoMimetics’ capital stock in connection with the Merger or any of the other transactions contemplated by the Merger Agreement shall have been complied with;

•
there must not have been issued, and remain in effect, any order preventing the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement by any governmental authority of competent jurisdiction, and no law, statute, rule, regulation, ruling or decree will be in effect which has the effect of making the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement illegal;

•
the holders of a majority of the outstanding shares of Crescent common stock, voting as a single class on an as-converted basis and the holders of a majority of the outstanding shares of Crescent Series Seed Preferred Stock, voting as a separate class, must have adopted and approved the Merger Agreement and the transactions contemplated thereby by written consent (the “Crescent stockholder approval”);

•
the holders of the shares of GlycoMimetics common stock constituting a majority of the votes properly cast at the GlycoMimetics Special Meeting must have approved the Merger Agreement and the transactions contemplated thereby;

•
the initial listing application for GlycoMimetics common stock on Nasdaq (including any shares of GlycoMimetics common stock issuable upon conversion of the shares of GlycoMimetics Series A Preferred Stock) shall have been approved by Nasdaq;

•
the lock-up agreements executed by certain stockholders of Crescent will continue to be in full force and effect;

•
the GlycoMimetics Charter amendment shall have been duly filed with the Secretary of State of the State of Delaware, containing at least such amendments as are necessary to consummate the transactions contemplated by the Merger Agreement; and

•
GlycoMimetics shall have filed a Certificate of Designation with the Secretary of State of the State of Delaware designating the GlycoMimetics Series A Preferred Stock.

In addition, each party’s obligation to complete the Merger is further subject to the satisfaction or waiver by that party of the following additional conditions:
•
the other party’s representations and warranties being true and correct as of the closing date, subject to applicable materiality qualifiers;

•
the other party to the Merger Agreement must have performed or complied with in all material respects all of such party’s agreements and covenants required to be performed or complied with by it under the Merger Agreement at or prior to the First Effective Time;

•
the lack of a material adverse effect that is continuing with respect to the other party; and

•
the other party having delivered certain certificates and other documents required under the Merger Agreement for the closing.

In addition, the obligation of GlycoMimetics and Merger Subs to complete the Merger is further subject to the Subscription Agreement being in full force and effect and cash proceeds of not less than $100.0 million, less the amount of proceeds actually received by the Company in connection with any Interim Financing prior to the Closing, having been received by Crescent, substantially simultaneously with the closing of the First Merger.
Termination and Termination Fees
Termination of the Merger Agreement
The Merger Agreement may be terminated at any time before the First Merger Effective Time, whether before or after the required stockholder approvals to complete the Merger have been obtained, as set forth below:

(a)
by mutual written consent of GlycoMimetics and Crescent;

(b)
by either GlycoMimetics or Crescent, if the Merger has not been consummated by September 30, 2025 (subject to possible extension as provided in the Merger Agreement); provided, however, that this right to terminate the Merger Agreement will not be available to any party whose action or failure to act has been a principal cause of the failure of the Merger to occur on or before September 30, 2025 and such action or failure to act constitutes a breach of the Merger Agreement; and provided, further, that such date may be extended by 60 days by either party in the event that the SEC has not declared effective the registration statement on Form S-4, of which this proxy statement/prospectus is a part, by the date which is 60 days prior to September 30, 2025;

(c)
by either GlycoMimetics or Crescent, if a court of competent jurisdiction or governmental entity has issued a final and non-appealable order, decree or ruling or having the effect of permanently restrains, enjoins or otherwise prohibits the Merger or any of the transactions contemplated by the Merger Agreement;

(d)
by GlycoMimetics, if the Crescent stockholder approval has not been obtained within two business days of the date of the registration statement on Form S-4, of which this proxy statement/prospectus is a part, becoming effective; provided that this right to terminate the Merger Agreement will not be available to GlycoMimetics once Crescent obtains such stockholder approval (whether timely or not);

(e)
by either GlycoMimetics or Crescent, if the GlycoMimetics Special Meeting has been held and completed and GlycoMimetics stockholders have taken a final vote on the Merger proposals set forth herein to be considered at the GlycoMimetics Special Meeting, and such proposals have not been approved by the GlycoMimetics stockholders; provided that GlycoMimetics may not terminate the Merger Agreement pursuant to this provision if the failure to obtain the approval of GlycoMimetics stockholders was caused by the action or failure to act of GlycoMimetics and such action or failure to act constitutes a material breach by GlycoMimetics of the Merger Agreement;

(f)
by Crescent, at any time prior to obtaining the approval by GlycoMimetics stockholders of the Merger proposals set forth herein to be considered at the GlycoMimetics Special Meeting, if any of the following circumstances shall occur:

•
GlycoMimetics fails to include in this proxy statement/prospectus the GlycoMimetics Board’s recommendation that GlycoMimetics stockholders vote to approve the Merger proposals set forth herein to be considered at the GlycoMimetics Special Meeting;

•
The GlycoMimetics Board, or any committee thereof, makes a GlycoMimetics board recommendation change or publicly approves, endorses or recommends any Acquisition Proposal; or

•
GlycoMimetics enters into any letter of intent or similar document or any contract relating to any Acquisition Proposal, other than a confidentiality agreement permitted pursuant to the Merger Agreement;

(g)
by GlycoMimetics, at any time prior to obtaining the Crescent stockholder approval, if any of the following circumstances shall occur:

•
the Crescent Board makes a Crescent board recommendation change or publicly proposes, endorses or recommends any Acquisition Proposal; or

•
Crescent enters into any letter of intent or similar document or any contract relating to any Acquisition Proposal;

(h)
by Crescent, if GlycoMimetics or Merger Subs have breached any of their representations, warranties, covenants or agreements contained in the Merger Agreement or if any representation or warranty of GlycoMimetics has become inaccurate, in either case such that the conditions to the closing would not be satisfied as of time of such breach or inaccuracy; provided that Crescent is not then in material breach of any representation, warranty covenant or agreement under the Merger Agreement; provided, further, if such breach or inaccuracy is curable, then GlycoMimetics shall not be permitted to terminate the Merger Agreement pursuant to this paragraph as a result of a particular breach or inaccuracy until the earlier of the expiration of a 30-day period after delivery of written notice of such breach or inaccuracy from Crescent to GlycoMimetics or Merger Subs and Crescent’s intention to terminate pursuant to this paragraph (it being understood that GlycoMimetics shall not be permitted to terminate the Merger Agreement pursuant to this paragraph as a result of such particular breach or inaccuracy if such breach by GlycoMimetics or Merger Subs is cured prior to such termination becoming effective);
(i)
by GlycoMimetics, if Crescent has breached any of its representations, warranties, covenants or agreements contained in the Merger Agreement or if any representation or warranty of Crescent has become inaccurate, in either case such that the conditions to the closing would not be satisfied as of time of such breach or inaccuracy; provided that GlycoMimetics is not then in material breach of any representation, warranty covenant or agreement under the Merger Agreement; provided, further, if such breach or inaccuracy is curable, then GlycoMimetics shall not be permitted to terminate the Merger Agreement pursuant to this paragraph as a result of a particular breach or inaccuracy until the earlier of the expiration of a 30-day period after delivery of written notice of such breach or inaccuracy from GlycoMimetics to Crescent and GlycoMimetics’ intention to terminate pursuant to this paragraph (it being understood that the Merger Agreement will not terminate pursuant to this paragraph as a result of such particular breach or inaccuracy if such breach by Crescent is cured prior to such termination becoming effective); or

(j)
by GlycoMimetics (at any time prior to obtaining the GlycoMimetics stockholder approval), upon the GlycoMimetics Board authorizing GlycoMimetics to enter into a definitive agreement that contemplates or otherwise relates to an Acquisition Transaction that constitutes a superior offer, subject to certain conditions.

Termination Fees Payable by GlycoMimetics
GlycoMimetics must pay Crescent a termination fee of $320,000 if (i) the Merger Agreement is terminated by GlycoMimetics or Crescent pursuant to clause (e) above or by Crescent pursuant to clause (f) above, (ii) at any time after the date of the Merger Agreement and prior to the GlycoMimetics Special Meeting, a bona fide third party Acquisition Proposal for a change of control transaction with respect to GlycoMimetics will have been publicly announced, disclosed or otherwise communicated to the GlycoMimetics Board (and will not have been withdrawn), and (iii) within 12 months after the date of such termination, GlycoMimetics enters into a definitive agreement with respect to a subsequent transaction or consummates a subsequent transaction (excluding in each case any transactions occurring in connection with the liquidation, dissolution and winding up of GlycoMimetics).
Termination Fees Payable by Crescent
Crescent must pay GlycoMimetics a termination fee of $2.0 million if (i) the Merger Agreement is terminated by GlycoMimetics pursuant to clause (d) or (g) above, (ii) at any time after the date of the Merger Agreement and before obtaining the Crescent stockholder approval, an Acquisition Proposal with respect to Crescent will have been publicly announced, disclosed or otherwise communicated to the Crescent Board (and will not have been withdrawn), and (iii) within 12 months after the date of such termination, Crescent enters into a definitive agreement with respect to a subsequent transaction or consummates a subsequent transaction.
If Crescent terminates the Merger Agreement other than pursuant to clause (e) or (f) above, Crescent must pay GlycoMimetics a non-refundable fee in an amount equal to $500,000 for each month (or portion thereof) that has elapsed after May 30, 2025 at the time of such payment; provided that in no event shall the amount of the fee payable by Crescent exceed $2.0 million.
Amendment and Waiver
The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties to the Merger Agreement and authorized by such party’s boards of directors at any time, unless the Merger Agreement has been adopted and approved by any party’s stockholders, in which case no amendment which by law requires further approval by the such party’s stockholders, may be made without such further approval.
Any provision of the Merger Agreement may be waived by any party solely on that party’s behalf, without the consent of any other party. The waiver must be expressly set forth in a written instrument duly executed and delivered on behalf of such party, which will only be valid in the specific instance in which it is given. No failure or delay on the part of any party with respect to the exercise of any power, right, privilege or remedy under the Merger Agreement will operate as a waiver of such power, right, privilege or remedy. Furthermore, no single or partial exercise of any such power, right, privilege or remedy will preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

AGREEMENTS RELATED TO THE MERGER
Support Agreements
Certain Crescent stockholders holding approximately 98.4% of the outstanding shares of Crescent capital stock as of May 3, 2025 have entered into Crescent Support Agreements with GlycoMimetics and Crescent to vote all of their shares of Crescent capital stock in favor of the adoption and approval of the Merger Agreement and the transactions contemplated thereby and against any alternative acquisition proposals. Current and certain former directors and officers of GlycoMimetics holding approximately 1.7% of the outstanding shares of GlycoMimetics common stock as of May 3, 2025 have entered into GlycoMimetics Support Agreements with GlycoMimetics and Crescent to vote all of their shares of GlycoMimetics common stock in favor of the Nasdaq Stock Issuance Proposal, the Authorized Share Increase Proposal and the Reverse Stock Split Proposal and against any alternative acquisition proposals.
Lock-Up Agreements
Certain of Crescent’s executive officers, directors and stockholders have entered into lock-up agreements, pursuant to which such parties have agreed not to, except in limited circumstances, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of GlycoMimetics common stock or any securities convertible into or exercisable or exchangeable for GlycoMimetics common stock, currently or thereafter owned, including shares of GlycoMimetics common stock issuable upon conversion of GlycoMimetics Series A Preferred Stock issued in exchange for shares of Crescent preferred stock in the Merger, but excluding, as applicable, shares purchased by existing Crescent stockholders in the Crescent Pre-Closing Financing (including any shares of GlycoMimetics common stock issuable upon exercise of pre-funded warrants issued in exchange for pre-funded warrants to purchase shares of Crescent common stock sold in the Crescent Pre-Closing Financing), until 180 days after the effective time.
The Crescent securityholders who have executed lock-up agreements as of May 3, 2025 owned, in the aggregate, approximately 98.4% of the shares of Crescent’s outstanding capital stock. Immediately after the Merger, Crescent securityholders who have, or are expected to have, executed lock-up agreements are expected to own, in the aggregate, approximately 40.8% of the outstanding shares of capital stock of the Combined Company (on a fully-diluted basis), subject to certain assumptions, including, but not limited to, an Exchange Ratio of 15.4192 shares of GlycoMimetics common stock for each share of Crescent common stock and GlycoMimetics’ net cash as of closing being equal to $1.8 million.
The foregoing description of the lock-up agreements does not purport to be complete and is qualified in its entirety by the full text of the form of lock-up agreement, which is attached hereto as Annex E.
Subscription Agreement
In connection with the Merger, Crescent and GlycoMimetics entered into the Subscription Agreement with certain new and existing investors of Crescent, pursuant to which such investors have agreed to purchase immediately prior to the First Merger, shares of Crescent common stock or, in lieu thereof, Crescent pre-funded warrants, representing an aggregate commitment of approximately $200.0 million (which includes $37.5 million of proceeds previously received by Crescent from the issuance of its Convertible Notes and accrued interest on such note) in the Crescent Pre-Closing Financing. Under the Subscription Agreement, the number of shares of Crescent common stock or pre-funded warrants, as applicable, shall be determined at a purchase price per share or warrant equal to (i) a valuation for Crescent equal to approximately $50.0 million, (ii) divided by the number of shares of Crescent common stock outstanding immediately prior to the First Effective Time of the Merger (but excluding the securities being issued under the Subscription Agreement). Each share of Crescent preferred stock will be converted into the right to receive a number of shares of GlycoMimetics Series A Preferred Stock calculated in accordance with the Merger Agreement.
The Crescent pre-funded warrants will have an exercise price per share equal to $0.001 (as adjusted from time to time as provided in the form of pre-funded warrant) and may be exercised at any time and from time to time after the original issue date. The Crescent pre-funded warrants do not expire. The foregoing description of the form of pre-funded warrant does not purport to be complete and is qualified in its entirety by the full text of the form of pre-funded warrant, which is filed as Exhibit 4.3 to the registration statement of which this proxy statement/prospectus forms a part.
The shares of Crescent common stock and Crescent pre-funded warrants that are issued in the Crescent Pre-Closing Financing will be or will have the right to be, respectively, converted into shares of GlycoMimetics common stock in the Merger. Accordingly, by approving Proposal No. 1 relating to the Merger, GlycoMimetics stockholders will also be approving the issuance of shares of GlycoMimetics common stock to be issued in exchange for all shares of Crescent common stock and pre-funded warrants that are sold in the Crescent Pre-Closing Financing.
The Subscription Agreement contains customary representations and warranties of Crescent and also contains customary representations and warranties of the purchaser parties thereto.
Each purchaser’s obligation to purchase shares of Crescent common stock and/or Crescent pre-funded warrants from Crescent pursuant to the Subscription Agreement is subject to the satisfaction or waiver of certain conditions, including:
•
Crescent’s representations and warranties in the Subscription Agreement being true and correct in all respects as of the effective date of the Subscription Agreement and true and correct in all material respects as of the closing date for the Crescent Pre-Closing Financing, subject to certain exceptions;

•
Crescent having performed and complied in all material respects with all covenants, agreements, obligations and conditions required to be performed or complied with by it;

•
the issuance of a compliance certificate by the chief executive officer of Crescent;

•
all registrations, qualifications, permits and approvals, if any, required under applicable state securities laws having been obtained;

•
the issuance of a secretary’s certificate by the secretary of Crescent;

•
the satisfaction or waiver of all conditions to the closing of the Merger set forth in the Merger Agreement (other than the condition regarding the Crescent Pre-Closing Financing) and the closing of Merger being set to occur substantially concurrent with the closing of the Crescent Pre-Closing Financing;

•
no injunction having been issued prohibiting the consummation of the Crescent Pre-Closing Financing;

•
Crescent having delivered the Registration Rights Agreement required by the Subscription Agreement;

•
this registration statement on Form S-4 shall have been become effective under the Securities Act, no stop order shall be suspending the effectiveness of this registration statement and no proceeding for that purpose shall have been initiated or threatened in writing by the SEC;

•
the Nasdaq Listing Application shall have been approved by Nasdaq;

•
no material adverse effect shall have occurred that is continuing, since the date of the Subscription Agreement;

•
Crescent shall receive at closing aggregate proceeds from the purchase of securities pursuant to the Subscription Agreement of not less than $100.0 million (including in such proceeds any convertible securities contributed as consideration in accordance with the Subscription Agreement), less the amount of proceeds actually received by the Company in connection with any Interim Financing prior to the Closing (excluding in proceeds any convertible securities contributed as consideration in accordance with the Subscription Agreement); and

•
an opinion from Company counsel, dated as of the closing.

Crescent’s obligation to sell shares of Crescent common stock to each purchaser pursuant to the Subscription Agreement is subject to the satisfaction or waiver of certain conditions, including:

•
the representations and warranties made by the purchasers being true and correct as of the effective date of the Subscription Agreement and true and correct in all material respects as of the closing date of the Crescent Pre-Closing Financing, subject to certain exceptions;

•
each purchaser having performed and complied with all covenants, agreements, obligations and conditions required to be performed or complied with by each purchaser;

•
all registrations, qualifications, permits and approvals, if any, required under applicable state securities laws having been obtained; and

•
the satisfaction or waiver of all conditions to the closing of the Merger set forth in the Merger Agreement (other than those conditions which are to be satisfied at the closing of the transactions contemplated by the Merger Agreement) and the closing of Merger being set to occur substantially concurrent with the closing of the Crescent Pre-Closing Financing.

Registration Rights Agreement
The Subscription Agreement contemplates GlycoMimetics, Crescent and the investors participating in the Crescent Pre-Closing Financing entering into a Registration Rights Agreement at the closing of the Crescent Pre-Closing Financing, pursuant to which, among other things, the Combined Company will agree to provide for the registration and resale of certain shares of Crescent common stock that are held by the investors participating in the Crescent Pre-Closing Financing from time to time, including the shares of GlycoMimetics common stock issued in exchange for shares of Crescent common stock sold in the Crescent Pre-Closing Financing and GlycoMimetics pre-funded warrants assumed upon conversion of the Crescent pre-funded warrants sold in the Crescent Pre-Closing Financing (including shares issuable upon exercise of such warrants).
Pursuant to the Registration Rights Agreement, the Combined Company will agree to prepare and file a resale registration statement covering the resale of the GlycoMimetics common stock within 30 days of the closing of the Crescent Pre-Closing Financing pursuant to Rule 415 and to use its reasonable best efforts to have the registration statement declared effective within 60 days of the closing of the Crescent Pre-Closing Financing, subject to certain exceptions, and to keep such registration statement continuously effective under the Securities Act until the earlier of (a) the date that all registrable securities covered by such registration statement (i) have been sold, thereunder or pursuant to Rule 144 of the Securities Act (“Rule 144”), or (ii) may be sold without volume or manner-of-sale restrictions pursuant to Rule 144 and without the requirement for the Combined Company to be in compliance with the current public information requirement under Rule 144, and (b) five years after the date of the Registration Rights Agreement.
Pursuant to the Registration Rights Agreement, the Combined Company will agree that neither the Combined Company nor securityholders of the Combined Company (other than the investors participating in the Crescent Pre-Closing Financing and party to the Registration Rights Agreement) may have “piggyback” registration rights and that the Combined Company will be prohibited from filing any other registration statements until all of the registerable securities subject to the Registration Rights Agreement are registered pursuant to an effective registration statement, subject to certain exceptions. The Registration Rights Agreement also provides that the Combined Company will pay certain expenses relating to such registrations and indemnify the applicable securityholders against certain liabilities. The form of Registration Rights Agreement is filed as Exhibit 10.4 to this registration statement on Form S-4 of which this proxy statement/prospectus is a part, and the foregoing description of the Registration Rights Agreement is qualified in its entirety by reference thereto.

GLYCOMIMETICS DIRECTORS, OFFICERS AND CORPORATE GOVERNANCE
The following sets forth certain information, as of May 3, 2025, concerning GlycoMimetics’ directors and executive officers.
GlycoMimetics’ directors, executive officers and key employees as of May 3, 2025 are as follows:
Name	Age	Position
Timothy Pearson(1)(2)	57	Director and Chairman
Patricia Andrews(1)	67	Director
Daniel Junius(1)(3)	72	Director
Brian Hahn	50	Principal Executive and Financial Officer

(1)
Member of the Audit Committee

(2)
Member of the Compensation Committee

(3)
Member of the Nominating and Corporate Governance Committee

Non-employee Directors
Timothy Pearson.   Mr. Pearson has served as has served as a member of the GlycoMimetics Board since 2014 and as its Chairperson since 2019. Mr. Pearson has served as the chief executive officer of Carrick Therapeutics, a privately held oncology company, since July 2019. He previously served as executive vice president and the chief financial officer of TESARO, Inc., an oncology-focused biopharmaceutical company, from 2014 until its acquisition by GlaxoSmithKline in February 2019. Mr. Pearson was also executive vice president and chief financial officer of Catalyst Health Solutions, a publicly held pharmacy benefit management company, from 2011 until its acquisition by SXC Health Solutions in 2012. Prior to joining Catalyst, Mr. Pearson served as the chief financial officer and executive vice president of MedImmune, Inc. Mr. Pearson also currently serves on the board of Korro Bio, a public company. He previously served on the board of directors of Ra Pharmaceuticals, Inc., until it was acquired by UCB in 2020. Mr. Pearson is a Certified Public Accountant and holds dual B.S. degrees in Business Administration from the University of Delaware and in Accounting from the University of Maryland, University College, as well as an M.S. in Finance from Loyola College. As a result of Mr. Pearson’s educational background and professional experiences, the GlycoMimetics Board believes Mr. Pearson possesses particularly impactful knowledge and experience in accounting and finance; corporate strategy, leadership of complex organizations and human capital management, all of which strengthen the Board’s collective qualifications, skills and experience.
Patricia Andrews.   Ms. Andrews has served as a member of the GlycoMimetics Board since 2017. Ms. Andrews has served as the chief executive officer of Sumitomo Pharma Oncology, Inc. (and its predecessor, Boston Biomedical, Inc.), an oncology drug research and development company, and as an executive officer of its parent company, Sumitomo Pharma Co. Ltd. from 2017 until her retirement in July 2023. Ms. Andrews joined Boston Biomedical in 2013. From 2008 to 2012, she served as the chief commercial officer of Incyte Corporation, a publicly held biopharmaceutical company. From 1991 to 2008, Ms. Andrews served in various roles of increasing responsibility at Pfizer Inc., culminating in her role as a vice president and the general manager of Pfizer’s U.S. Oncology business unit. Ms. Andrews serves on the board of Oncolytics Biotech, Inc. Ms. Andrews received her B.A. degree from Brown University and her M.B.A. degree from the University of Michigan. The GlycoMimetics Board believes Ms. Andrews’ qualifications to serve on the Board include her strong leadership and demonstrated management experience within the pharmaceutical industry, including serving as a chief executive officer and a chief commercial officer, as well as her in-depth knowledge of operations and commercial strategy.
Daniel Junius.   Mr. Junius has served as a member of the GlycoMimetics Board since 2016. Mr. Junius served as the president and chief executive officer of ImmunoGen, Inc., formerly a publicly held biotechnology company recently acquired by AbbVie, from 2009 until his retirement in 2016. He also served as ImmunoGen’s president and chief operating officer and acting chief financial officer from July 2008 to December 2008, as an executive vice president and the chief financial officer from 2006 to July 2008, and as a senior vice president and the chief financial officer from 2005 to 2006. Mr. Junius also served as a director of ImmunoGen from 2008 until June 2018. Before joining ImmunoGen, Mr. Junius was an executive vice president and the chief financial officer of New England Business Service, Inc., or NEBS, a business-to-business direct marketing company, from 2002 until its acquisition by Deluxe Corporation in 2004 and a senior vice president and the chief financial officer of NEBS from 1998 to 2002. Prior to NEBS, he was a vice president and the chief financial officer of Nashua Corporation, a manufacturer and marketer of specialty imaging paper and label products and services. He joined Nashua Corporation in 1984 and held financial management positions of increasing responsibility before becoming chief financial officer in 1996. Mr. Junius has served on the board of directors and as chair of the audit committee of IDEXX Laboratories, Inc., a publicly held pet healthcare company, since 2014. Mr. Junius holds a Bachelor of Arts in Political Science from Boston College and a master’s degree in Management from Northwestern University’s Kellogg School of Management. The GlycoMimetics Board believes that Mr. Junius’ extensive experience, including service as chief executive officer and chief financial officer of public companies, in addition to his financial expertise and depth of knowledge of the biopharmaceutical industry, allows him to make valuable contributions to the Board and to bolster the Board’s overall skills and experience.
Executive Officers and Employee Director
Brian Hahn.   Mr. Hahn has served as GlycoMimetics’ Principal Executive Officer and Principal Financial Officer in a consulting capacity since February 2025, following his departure from full-time employment with GlycoMimetics. Prior to this transition, Mr. Hahn was the Chief Financial Officer and Senior Vice President from January 2019 to February 2025, Chief Financial Officer from 2012 until January 2019, and Director of Finance and Administration from 2010 to 2012. From 2009 to 2010 he served in the position of Assistant Controller for OpGen, Inc., a biotechnology company, and from 2002 to 2009, Mr. Hahn served in the position of Executive Director of Finance at MiddleBrook Pharmaceuticals, Inc. (formerly Advancis Pharmaceutical), a specialty pharmaceutical company. From 1998 to 2001, he was a senior accountant with Bering Truck Corporation. Mr. Hahn currently serves as Co-Chair of the Biotechnology Industry Organization (BIO)’s Finance and Tax Committee. In 2015, Mr. Hahn testified on behalf of BIO before the House Subcommittee on Capital Markets and Government Sponsored Enterprises in support of the Fostering Innovation Act. Mr. Hahn received a B.B.A. from Shenandoah University and an M.B.A. from the University of Maryland.
Code of Ethics
GlycoMimetics has adopted a Code of Business Conduct and Ethics, which is applicable to all of its directors, officers and employees, including its CEO, Chief Financial Officer and other senior financial officers. The Code of Business Conduct and Ethics provides a framework for sound ethical business decisions and sets forth GlycoMimetics’ expectations on a number of topics, including conflicts of interest, compliance with laws, use of its assets and business ethics. GlycoMimetics’ Code of Business Conduct and Ethics is posted in the “Corporate Governance” section of the “Investors” tab of its website located at www.glycomimetics.com. If GlycoMimetics ever were to amend or waive any provision of the Code of Business Conduct and Ethics that applies to its principal executive officer, principal financial officer, principal accounting officer or any person performing similar functions, GlycoMimetics intends to satisfy its disclosure obligations, if any, with respect to any such waiver or amendment by posting such information on its website set forth above rather than by filing a Current Report on Form 8-K. In the case of a waiver for an executive officer or a director, the disclosure required under applicable Nasdaq listing standards also will be made available on GlycoMimetics’ website.
Hedging And Pledging Policy
Under GlycoMimetics Insider Trading Policy, GlycoMimetics directors, executive officers, employees, and their designees may not hedge their ownership of GlycoMimetics’ stock, including but not limited to trading in options, puts, calls, or other derivative instruments related to GlycoMimetics’ stock or debt. Additionally, directors, executive officers, employees, and their designees may not purchase GlycoMimetics’ stock on margin, borrow against GlycoMimetics’ stock held in a margin account, or pledge GlycoMimetics’ stock as collateral for a loan.

Audit Committee and Audit Committee Financial Experts
All members of the GlycoMimetics Audit Committee are “independent” in accordance with Nasdaq listing standards and SEC rules applicable to boards of directors in general and audit committee members in particular. The GlycoMimetics Board has determined that Ms. Andrews, Mr. Junius and Mr. Pearson each qualify as an “audit committee financial expert” as defined by the applicable SEC rules and that each member of the Audit Committee is financially sophisticated.
Family Relationships
There are no family relationships among any of GlycoMimetics’ executive officers or directors.
Audit Committee Report(1)
The Audit Committee consists solely of independent directors, as required by and in compliance with SEC rules and regulations and Nasdaq listing standards. The Audit Committee operates pursuant to a written charter adopted by the GlycoMimetics Board.
The Audit Committee is responsible for assisting the Board in its oversight responsibilities related to accounting policies, internal controls, financial reporting, and legal and regulatory compliance. Management of GlycoMimetics has the primary responsibility for its financial reporting processes, proper application of accounting principles, and internal controls as well as the preparation of its financial statements. GlycoMimetics’ independent registered public accounting firm is responsible for performing an audit of GlycoMimetics’ financial statements and expressing an opinion as to the conformity of such financial statements with accounting principles generally accepted in the United States (“U.S. GAAP”).
The Audit Committee has reviewed and discussed GlycoMimetics’ audited financial statements for the fiscal year ended December 31, 2024 with management and the independent registered public accounting firm. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. In addition, the Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm its independence. Based on the review and discussions described above, the Audit Committee recommended to the Board that GlycoMimetics’ audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2024, for filing with the SEC.
Mr. Daniel Junius, Chair
Ms. Patricia Andrews
Mr. Tim Pearson

(1)
The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of GlycoMimetics under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

ADDITIONAL INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Independence of the Board of Directors
As required under the Nasdaq listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. The GlycoMimetics Board consults with GlycoMimetics’ counsel to ensure that the board of directors’ determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the Nasdaq, as in effect from time to time.
Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and GlycoMimetics, its senior management and its independent registered public accounting firm, the Board of Directors has affirmatively determined that the following directors are independent directors within the meaning of the applicable Nasdaq listing standards: Ms. Andrews, and Messrs. Junius and Pearson. In making this determination, the Board found that none of the directors had a material or other disqualifying relationship with GlycoMimetics.
Board Leadership Structure
GlycoMimetics has structured its Board in a way that GlycoMimetics believes effectively serves its objectives of corporate governance and management oversight. GlycoMimetics separates the roles of President and Chairman of the board of directors in recognition of the differences between the two roles. GlycoMimetics believes that the President should be responsible for the day-to-day leadership and performance of GlycoMimetics, while the Chairman of the board of directors should work with the President and the rest of the board of directors to set the strategic direction for GlycoMimetics and provide guidance to, and oversight of the President. The Chairman also sets the agenda for meetings of the board of directors and presides over them.
Mr. Pearson, who is an independent director, was elected Chairman of the board of directors in 2019. In this capacity, Mr. Pearson, among other things, calls and presides over board meetings, including meetings of the independent directors, and sets meeting agendas. In this role, Mr. Pearson can effectively coordinate between the board of directors and management regarding risk management issues and the implementation of appropriate responses, and can help ensure the effective independent functioning of the board of directors in its oversight responsibilities. Accordingly, the Chairman has substantial ability to shape the work of the board of directors.
Role of the Board of Directors in Risk Oversight and Risk Management
One of the Board’s key functions is informed oversight of GlycoMimetics’ risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various standing committees of the Board that address risks inherent in their respective areas of oversight.
Meetings of The Board of Directors
GlycoMimetics Board met 16 times during the 2024 fiscal year. The independent members of the Board met separately as a group at each of the board meetings in 2024. All members of the Board attended at least 75% of the aggregate of (i) the total number of meetings of the board of directors held during the period for which each director served and (ii) the total number of meetings held by all committees of the board of directors of which each director was a member during the periods that they served. All of GlycoMimetics’ directors then on the board of directors attended GlycoMimetics’ 2024 annual meeting of stockholders (the “2024 Annual Meeting”) whether in person or via telephone.
Election of Board of Directors
Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors at GlycoMimetics’ annual stockholders’ meetings.

Code of Ethics
GlycoMimetics has adopted the GlycoMimetics Code of Business Conduct and Ethics that applies to all officers, directors and employees.
Insider Trading Policy
GlycoMimetics has adopted an Insider Trading Policy that governs the purchase, sale and/or other dispositions of its securities by its directors, officers and employees, as well as their immediate family members and entities owned or controlled by them, and that is designed to promote compliance with insider trading laws, rules and regulations.

GLYCOMIMETICS EXECUTIVE COMPENSATION
This section discusses the material components of the executive compensation program for GlycoMimetics’ current and former executive offices who are named in the 2024 Summary Compensation Table below. In 2024, GlycoMimetics’ “named executive officers” and their positions were as follows:
•
Harout Semerjian, GlycoMimetics’ President and Chief Executive Officer;

•
Brian Hahn, GlycoMimetics’ Chief Financial Officer and Senior Vice President and current Principal Executive Officer and Principal Financial Officer; and

•
Edwin Rock, M.D., GlycoMimetics’ former Chief Medical Officer and Senior Vice President.

2024 Summary Compensation Table
The following table sets forth information concerning the compensation of GlycoMimetics’ named executive officers for the years presented.
NAME AND PRINCIPAL POSITION	YEAR	SALARY ($)	BONUS ($)(1)	OPTION AWARDS ($)(2)	NON-EQUITY INCENTIVE PLAN COMPENSATION ($)(3)	ALL OTHER COMPENSATION ($)(4)	TOTAL ($)
Harout Semerjian........................... Former President and Chief Executive Officer(5)	2024	663,941	376,910	1,822,638	—	59,844	2,923,333
	2023	638,405	100,000	1,263,328	376,910	10,775	2,389,418
Brian Hahn..................................... Principal Executive Officer and Principal Financial Officer(5)	2024	479,449	196,004	655,625	—	52,687	1,383,765
	2023	461,009	154,679	477,822	196,004	10,425	1,299,939
Edwin Rock, M.D........................... Former Chief Medical Officer and Senior Vice President	2024	282,988	—	655,625	—	555,582	1,494,195
	2023	466,620	—	474,912	198,779	12,000	1,152,311

(1)
For Mr. Semerjian, the amount for 2023 represents a discretionary bonus awarded, in part, to assist with commuter expenses, and the amount for 2024 represents a retention bonus earned on December 31, 2024. For Mr. Hahn, amounts in this column represent the remaining 60% of a retention bonus that was paid in August 2023 and the amount for 2024 represents a retention bonus earned on December 31, 2024.

(2)
The amounts reflect the full grant date fair value for stock option awards granted during the indicated year. The grant date fair value was computed in accordance with ASC Topic 718, Compensation — Stock Compensation, with the performance-based option awards valued based on the probable achievement level of the performance conditions at the time of grant. Because there was only one vesting level of the 2024 performance-based options, there is no grant date fair value in in excess of the amount reported in the table above. This calculation does not give effect to any estimate of forfeitures related to service-based vesting but assumes that the executive will perform the requisite service for the award to vest in full. The assumptions GlycoMimetics used in valuing stock options are described in Note 9 to its audited financial statements included in this proxy statement/prospectus. These amounts do not reflect the actual economic value that will be realized by the named executive officer upon vesting or exercise of the stock options, or the sale of the common stock underlying the stock options.

(3)
The amounts reflect the portion of each officer’s target bonus paid based on the achievement of pre-specified corporate and/or individual performance goals.

(4)
Amounts in this column reflect matching contributions under GlycoMimetics’ 401(k) plan and supplemental compensation for cell phone expenses as well as vacation accrual payments and, in the case of Mr. Hahn, long-term care insurance premiums. For Dr. Rock only, the amount reported for 2024 also includes severance payments and company reimbursements for COBRA medical and dental insurance premiums in the aggregate amount of $503,365 and consulting fees of $7,125. See “Former Chief Medical Officer” below for additional information.
(5)
Messers. Semerjian and Hahn ceased employment with GlycoMimetics as of February 21, 2025 but continue to provide services as consultants pursuant to the consulting agreements discussed in further detail below.

Narrative Disclosure to Summary Compensation Table
2024 Salaries
GlycoMimetics’ named executive officers receive a base salary to compensate them for services rendered to GlycoMimetics. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role, and responsibilities. The base salaries of GlycoMimetics’ named executive officers are reviewed from time to time and adjusted when the GlycoMimetics Board or the Compensation Committee of the GlycoMimetics Board (the “Compensation Committee”) determines an adjustment is appropriate.
During 2024, the Compensation Committee increased the annual base salary for Mr. Semerjian from $640,458 to $666,076, the annual salary for Mr. Hahn from $462,491 to $480,991, and the annual base salary for Dr. Rock from $469,040 to $487,802, each effective February 2024, in recognition of the executive’s individual performance and based on compensation data provided by GlycoMimetics’ compensation consultant, Alpine Rewards, LLC.
2024 Bonuses
GlycoMimetics seeks to motivate and reward its executives for achievements relative to GlycoMimetics’ corporate goals and expectations for each fiscal year. Each named executive officer has a target bonus opportunity, defined as a percentage of his annual salary. The following table presents the target bonus of each of GlycoMimetics’ named executive officers for 2024:
NAME	TARGET BONUS (% OF SALARY)
Harout Semerjian	55
Brian Hahn	40
Edwin Rock, M.D.	40
To reinforce the importance of integrated and collaborative leadership, bonuses for executives other than the Chief Executive Officer have been based primarily on company performance, but also contain an individual performance component. GlycoMimetics’ Chief Executive Officer’s bonus has historically been based exclusively on company performance. In no event may a bonus awarded to an executive exceed 150% of such executive’s target bonus.
GlycoMimetics’ corporate performance objectives for 2024 included certain accomplishments in clinical, non-clinical development, as well as financial and administrative goals. Considering the financial situation of GlycoMimetics, no bonuses would be paid for 2024 performance.
Retention Bonuses
In January 2022, the Compensation Committee approved a cash retention program for selected employees, including GlycoMimetics’ executive officers other than the Chief Executive Officer. Under the program, each participant had the opportunity to receive an individual cash award up to 1.5 times the amount of such participant’s 2021 annual bonus target. Of the cash award, 40% was paid in a lump sum in August 2022 to participants who were employed at that time and the remaining 60% was paid in a lump sum in August 2023. Mr. Hahn is the only named executive officer who was eligible to participate in the cash retention program. His cash retention award is described in the Summary Compensation Table above under the “Bonus” column.

In August 2024, the Compensation Committee approved a cash retention program for selected employees, including GlycoMimetics’ executive officers. Under the program, each participant had the opportunity to receive an individual cash award up to 1.0 time the amount of such participant’s 2023 annual bonus target. The award was payable to those employed on December 31, 2024. The cash retention award is described in the 2024 Summary Compensation Table above under the “Bonus” column. In addition, pursuant to the cash retention program, in 2025, Messrs. Semerjian and Hahn also received payments of $53,425 and $28,058, respectively, representing the prorated amount of each executive’s respective target bonus for 2025.
Long-Term Incentives
GlycoMimetics has historically granted stock options to its named executive officers and in some prior years also awarded restricted stock units. GlycoMimetics awards stock options on the date the Compensation Committee approves the grant. GlycoMimetics sets the option exercise price and grant date fair value based on the closing price of its common stock on the Nasdaq Capital Market on the date of grant. GlycoMimetics typically grants stock options at the start of employment and annually as part of its Compensation Committee review process.
In January 2024, in connection with its annual compensation review for 2023, the Compensation Committee granted options to purchase shares of GlycoMimetics common stock to GlycoMimetics’ named executive officers. The shares of common stock subject to the option grants in the table below vest as to one-fourth of the shares one year after the date of grant, with the balance of the shares vesting in 36 successive equal monthly installments thereafter, subject to the named executive officer’s service with GlycoMimetics as of each such date. Each option has an exercise price of $3.11 per share, the closing price of GlycoMimetics common stock on the grant date.
NUMBER OF SHARES UNDERLYING JANUARY 2024 OPTION GRANT
Harout Semerjian	695,000
Brian Hahn	250,000
Edwin Rock, M.D.	250,000
In June 2024, the Compensation Committee granted options to purchase shares of GlycoMimetics common stock with performance-based vesting. The performance-based options are scheduled to vest in full upon FDA approval of GlycoMimetics’ product candidate uproleselan, subject to the recipient’s continued service through the vesting date. Mr. Semerjian was awarded a performance-based option for an aggregate of 521,250 shares, Mr. Hahn was awarded a performance-based option for an aggregate of 187,500 shares common stock, and Dr. Rock was awarded a performance-based option for an aggregate of 187,500 shares.

Outstanding Equity Awards at 2024 Fiscal Year-End
The following table provides information about outstanding stock options and restricted stock units held by each of GlycoMimetics’ named executive officers on December 31, 2024.
NAME	OPTION AWARDS					STOCK AWARDS
	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) EXERCISABLE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) UNEXERCISABLE	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF SECURITIES UNDERLYING UNEXERCISED UNEARNED OPTIONS (#) UNEXERCISABLE	OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE(1)	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)	MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED(2) ($)
Harout Semerjian...........................	915,333	183,067(3)	—	2.03	08/02/2031
	—	—	549,200(4)	2.03	08/02/2031
	308,802	114,698(5)	—	1.11	01/20/2032
	312,033	339,167(6)	—	2.55	01/18/2033
	—	695,000(7)	—	3.11	01/12/2034
	—	—	521,250(4)	0.26	06/09/2034
Brian Hahn....................................	61,000	—	—	7.15	01/07/2025
	65,000	—	—	5.22	01/06/2026
	65,000	—	—	6.33	01/03/2027
	65,000	—	—	20.03	01/09/2028
	90,000	—	—	10.59	01/16/2029
	120,000	—	—	4.72	01/21/2030
	67,563	1,437(8)	—	3.81	01/19/2031
	120,094	44,606(5)	—	1.11	01/20/2032
	118,019	128,281(6)	—	2.55	01/18/2033
	—	—	47,700(4)	1.11	01/20/2032
	—	—	—			8,625(9)	2,156
	—	250,000(7)	—	3.11	01/12/2034
	—	—	187,500(4)	0.26	06/09/2034
Edwin Rock, M.D..........................	112,500	87,500(10)	—	0.74	09/01/2032
	117,300	127,500(6)	—	2.55	01/18/2033
	—	250,000(7)	—	3.11	01/12/2034
			187,500(4)	0.26	06/09/2034

(1)
In each case the option expiration date is ten years after the date of grant.

(2)
Market value of restricted stock units that have not vested was determined by multiplying the number of shares by $0.25, the closing price of GlycoMimetics common stock on December 31, 2024.

(3)
These shares will vest monthly through August 3, 2025, in each case subject to the officer’s continued service through the applicable vesting date.

(4)
This option will vest upon achievement of specified development and commercialization milestones.

(5)
These shares will vest monthly through January 21, 2026, subject to the officer’s continued service through each applicable vesting date.

(6)
25% of the total shares underlying this option vested on January 19, 2024. The remaining shares will vest monthly through January 19, 2027, subject to the officer’s continued service through each applicable vesting date.

(7)
25% of the total shares underlying this option vested on January 12, 2025. The remaining shares will vest monthly through January 12, 2028, subject to the officer’s continued service through each applicable vesting date.

(8)
These shares vested on January 20, 2025, subject to the officer’s continued service through each applicable vesting date.

(9)
These shares vested on January 20, 2025, subject to the officer’s continuous service as of that date.

(10)
These shares will vest monthly through September 2, 2026, in each case subject to the officer’s continued service through the applicable vesting date.

Pension Benefits and Nonqualified Deferred Compensation
GlycoMimetics’ named executive officers did not participate in, or otherwise receive any benefits under, any pension plan or nonqualified deferred compensation plan sponsored by GlycoMimetics during 2024.
Employment Agreements and Potential Payments upon Termination of Employment or upon Change in Control
Pursuant to their employment agreements with GlycoMimetics, each named executive officer was eligible for severance benefits in specified circumstances. Under the terms of the agreements, upon execution and effectiveness of a severance agreement and release of claims, each such named executive officer was entitled to severance payments if GlycoMimetics terminated such executive’s employment without cause, or such executive terminated employment with GlycoMimetics for good reason.
The following table summarizes the schedule of severance payments each of GlycoMimetics’ named executive officers would have been eligible to receive in the event of a qualifying termination.
TERMINATION SCENARIO	SALARY CONTINUATION(1)	BONUS	CONTINUATION OF EMPLOYER PORTION OF MEDICAL, DENTAL AND VISION BENEFIT PREMIUMS	ACCELERATION OF UNVESTED EQUITY AWARDS
Prior to or More than 12 Months Following a Change in Control
Harout Semerjian...	18 months	None	18 months	None
Brian Hahn.............	12 months	None	12 months	None
Within 12 Months Following a Change in Control
Harout Semerjian...	18 months	Target Bonus(2)	18 months	Full Acceleration(3)
Brian Hahn.............	12 months	Target Bonus(2)	12 months	Full Acceleration(3)

(1)
If the termination was prior to, or more than 12 months following, a change in control, the executive officer’s salary continuation would have been paid on GlycoMimetics’ regular payroll dates, less applicable withholdings and deductions. If the termination was within 12 months following a change in control, the executive officer’s salary continuation would have been paid in a lump-sum cash payment, less applicable withholdings and deductions, within 60 days following the change in control termination.

(2)
The executive officer was eligible to receive payment of the executive officer’s target bonus award for the 18 months, in the case of Mr. Semerjian, or 12 months, in the case of Mr. Hahn and Dr. Rock, immediately prior to the executive officer’s change in control termination, payable in a lump-sum cash payment, less applicable withholdings and deductions, within 60 days following the change in control termination.

(3)
The executive officer would have been eligible to receive accelerated vesting of all then unvested equity awards that he may have, if any.

Executive Officer Separation and Consulting Agreements
Mr. Semerjian and Mr. Hahn each ceased his respective employment with GlycoMimetics as of February 21, 2025 (the “Separation Date”).
GlycoMimetics entered into a Separation Agreement with each of Mr. Semerjian and Mr. Hahn, effective as of the Separation Date. Under the Separation Agreement with Mr. Semerjian, GlycoMimetics will pay Mr. Semerjian a lump sum severance payment of $1,365,456 (the equivalent of 18 months of his base salary in effect as of the Separation Date plus his target bonus for 2024), subject to standard payroll deductions and withholdings. Under the Separation Agreement with Mr. Hahn, GlycoMimetics paid Mr. Hahn a lump sum severance payment of $480,991, (the equivalent of 12 months of his base salary in effect as of the Separation Date), subject to standard payroll deductions and withholdings.
In addition, GlycoMimetics will also pay the federal COBRA (or, if applicable, state continuation coverage) premiums to continue healthcare coverage (i) for Mr. Semerjian and his covered dependents, as applicable, for up to 18 months from the Separation Date, and (ii) for Mr. Hahn and his covered dependents, as applicable, for up to 12 months from the Separation Date.
GlycoMimetics has entered into a separate agreement with Mr. Semerjian (the “Semerjian Consulting Agreement”), effective as of the Separation Date, pursuant to which Mr. Semerjian will, at the request of the GlycoMimetics Board or its designee, provide GlycoMimetics with consulting services for a period of 12 months following the date of execution (the “Semerjian Consulting Period”). During the Semerjian Consulting Period, Mr. Semerjian will be paid an hourly rate of $700 and his equity awards will continue to vest in accordance with their terms due to his continued status as a consultant.
GlycoMimetics also entered into a separate agreement with Mr. Hahn (the “Hahn Consulting Agreement”), effective as of the Separation Date, pursuant to which Mr. Hahn will, at the request of the GlycoMimetics Board or its designee, provide GlycoMimetics with consulting services as its Principal Financial Officer, Principal Executive Officer and Principal Accounting Officer through the earlier of (i) the closing of a change in control (as defined in Mr. Hahn’s equity award agreements with GlycoMimetics and the GlycoMimetics equity award plans), and (ii) September 30, 2025 (the “Hahn Consulting Period”), subject to earlier termination or extension by mutual agreement of the parties. During the Hahn Consulting Period, Mr. Hahn will be paid a monthly retainer equal to $15,000 and his equity awards will continue to vest in accordance with their terms due to his continued standing as a consultant.
Health and Welfare Benefits
GlycoMimetics’ named executive officers are eligible to participate in all of its employee benefit plans, such as medical, dental, vision, group life and disability insurance, in each case on the same basis as its other employees.
GlycoMimetics also maintains a defined contribution employee retirement plan for its employees, including its named executive officers. GlycoMimetics’ 401(k) plan is intended to qualify as a tax-qualified plan under Section 401 of the Internal Revenue Code so that contributions to GlycoMimetics’ 401(k) plan, and income earned on such contributions, are not taxable to participants until withdrawn or distributed from the 401(k) plan. GlycoMimetics’ 401(k) plan provides that each participant may contribute a portion of his or her pre-tax compensation, up to a statutory limit, which was $22,500 for 2023 and is $23,000 for 2024. Participants who are at least 50 years old can also make “catch-up” contributions, which was and is up to an additional $7,500 for 2023 and 2024. Under GlycoMimetics’ 401(k) plan, each employee is fully vested in his or her deferred salary contributions. Employee contributions are held and invested by the plan’s trustee, subject to participants’ ability to give investment directions by following specified procedures. In 2024, GlycoMimetics provided matching contributions of up to 50% of the first 6% of each employee’s eligible contributions to the 401(k) plan.
GlycoMimetics does not provide perquisites or personal benefits to its named executive officers. GlycoMimetics does, however, pay the premiums for term life insurance for all of its employees, including its named executive officers. GlycoMimetics previously paid premiums for long-term care insurance for all of its employees; GlycoMimetics no longer does so, although GlycoMimetics continues to pay such premiums for continuing employees for whom it previously did so. Due to his tenure with GlycoMimetics, Mr. Hahn is the only named executive officer for whom GlycoMimetics continues to pay such long-term care insurance premiums.
Clawbacks
As a public company, if GlycoMimetics is required to restate its financial results due to its material noncompliance with any financial reporting requirements under the federal securities laws as a result of misconduct, the Chief Executive Officer and Chief Financial Officer may be legally required to reimburse GlycoMimetics for any bonus or other incentive-based or equity-based compensation they receive in accordance with the provisions of section 304 of the Sarbanes-Oxley Act of 2002, as amended. Additionally, GlycoMimetics has implemented a Dodd-Frank Act-compliant clawback policy, as required by SEC rules.
Former Chief Medical Officer
Dr. Rock’s position was eliminated in connection with the workforce reduction, and he separated from employment with GlycoMimetics effective August 1, 2024. In connection with Dr. Rock’s separation, GlycoMimetics entered into a separation agreement with Dr. Rock pursuant to which he became eligible to receive the severance payments and benefits under his employment agreement with GlycoMimetics, which includes his base salary continuation for a period of 12 months and reimbursement for continued health coverage pursuant to COBRA for up to 12 months. GlycoMimetics entered into a separate agreement with Dr. Rock (the “Consulting Agreement”), effective as of the Separation Date, pursuant to which Dr. Rock will, at the request of Mr. Hahn or his designee, provide GlycoMimetics with consulting services through January 31, 2025 (the “Consulting Period”). During the Consulting Period, Dr. Rock will be paid a specified hourly rate, subject to obtaining advance approval from an authorized representative of GlycoMimetics to provide such consulting services. Dr. Rock’s provision of services under the Consulting Agreement constituted “Continuous Service” for purposes of continued vesting and exercising of his outstanding equity awards under GlycoMimetics’ equity incentive plans. The severance payments, benefits and consulting fees paid to Dr. Rock by GlycoMimetics with respect to 2024 are set forth in the “All Other Compensation” column of the 2024 Summary Compensation Table above.
Pay Versus Performance
GlycoMimetics is providing the following information about the relationship between executive compensation actually paid and certain financial performance of GlycoMimetics as required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K. This does not necessarily reflect value actually received or realized by the executives or how the GlycoMimetics Compensation Committee evaluates compensation decisions in light of company or individual performance.
Pay versus Performance Table
Year(1)	Summary Compensation Table Total for Principal Executive Officer (“PEO”)(2) ($)(a)	Compensation Actually Paid to PEO(3) ($)(b)	Average Summary Compensation Table Total For Non-PEO Named Executive Officers (NEOs)(4) ($)(c)	Average Compensation Actually Paid To Non-PEO NEOs(5) ($)(e)	Value of Initial Fixed $100 Investment Based On Total Shareholder Return (“TSR”)(6) ($)(f)	Net Income (Loss)(7) (thousands) ($)(g)
2024	2,923,333	16,200	1,438,980	472,757	17	(37,879)
2023	2,389,418	1,726,797	1,226,125	1,040,066	164	(36,899)
2022	1,434,922	4,067,807	836,222	1,046,698	210	(46,689)

(1)
We are a smaller reporting company pursuant to Rule 405 of the Securities Act of 1933, as amended, and as such, we are only required to include information for the past three fiscal years in this table.

(2)
The dollar amounts reported in column (a) are the amounts of total compensation reported for Mr. Semerjian for each corresponding year in the “Total” column of the Summary Compensation Table.

(3)
The dollar amounts reported in column (b) represent the amount of “compensation actually paid” to Mr. Semerjian as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Semerjian during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the adjustments made to Mr. Semerjian’s total compensation for each year to determine the compensation actually paid are shown in the “Adjustments to Compensation Actually Paid” table below.

(4)
The dollar amounts reported in column (d) represent the average of the amounts reported for our company’s named executive officers (NEOs) as a group (excluding Mr. Semerjian) in the “Total” column of the Summary Compensation Table in each applicable year. The names of each of the NEOs included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2024 and 2023, Brian Hahn and Edwin Rock and (ii) for 2022, Brian Hahn and Armand Girard.

(5)
The dollar amounts reported in column (e) represent the average amount of “compensation actually paid” to the NEOs as a group (excluding Mr. Semerjian), as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the NEOs as a group (excluding Mr. Semerjian) during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the adjustments made to the average total compensation for the NEOs as a group (excluding Mr. Semerjian) for each year to determine the average compensation actually paid are shown in the “Adjustments to Compensation Actually Paid” table below.

(6)
Cumulative total shareholder return (“TSR”) is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between our company’s share price at the end and the beginning of the measurement period by our company’s share price at the beginning of the measurement period. No dividends were paid on stock or option awards in 2022, 2023 or 2024.

(7)
The dollar amounts reported represent the amount of net income (loss) reflected in our audited financial statements for the applicable year.

Adjustments to Compensation Actually Paid
As noted above in footnotes 3 and 5 to the Pay versus Performance Table, in accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to (i) Mr. Semerjian’s total compensation for each year, as applicable, to determine the compensation actually paid to him, and (ii) to the average total compensation for the NEOs as a group (excluding Mr. Semerjian) for each year to determine the average compensation actually paid to them. The methodology used to determine compensation actually paid is further described in footnotes (a), (b) and (c) below.
	FY2024		FY2023		FY2022
Adjustments:	PEO Semerjian	Other NEOs Average(c)	PEO Semerjian	Other NEOs Average(c)	PEO Semerjian	Other NEOs Average(c)
Total from Summary Compensation Table	$2,923,333	$1,438,980	$2,389,418	$1,226,125	$1,434,922	$836,222
Adjustments for stock and options awards
Deduct: SCT Amounts(a)	(1,822,638)	(655,625)	(1,263,328)	(476,367)	(338,800)	(161,920)
Add: Fair value of equity granted during fiscal year, outstanding and unvested as of end of fiscal year(b)	252,772	91,169	1,176,784	443,734	1,107,645	529,368
Add (Deduct): Change in fair value of equity granted in prior year that is outstanding at beginning and end of fiscal year(b)	(967,438)	(322,451)	(264,514)	(65,979)	2,045,495	115,696

	FY2024		FY2023		FY2022
Adjustments:	PEO Semerjian	Other NEOs Average(c)	PEO Semerjian	Other NEOs Average(c)	PEO Semerjian	Other NEOs Average(c)
Add (Deduct): Change in fair value for awards granted in prior fiscal years that vested in fiscal year(b)	(369,829)	(79,316)	(311,563)	(87,447)	(181,454)	(272,667)
Total adjustments for stock and option awards	(2,907,133)	(966,223)	600,707	290,308	2,632,885	210,476
Compensation Actually Paid (as calculated)	$16,200	$472,757	$1,726,797	$1,040,066	$4,067,807	$1,046,698

(a)
The grant date fair value of equity awards represents the amounts reported in the “Option Awards” column in the Summary Compensation Table for the applicable year.

(b)
The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following, to the extent applicable: (i) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards that are granted and vest in same applicable year, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on stock or option awards in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable year.

(c)
For the NEOs as a group in each applicable year (excluding Mr. Semerjian), all amounts shown represent averages.

Description of Relationship between Compensation Actually Paid and Cumulative TSR
The following graph sets forth the relationship between “compensation actually paid” to our PEO, the average of “compensation actually paid” to our other NEOs, and our cumulative TSR during the applicable year over the three fiscal-year period from 2022 through 2024:

Description of Relationship Between Compensation Actually Paid and Net Income (Loss)
The following graph sets forth the relationship between “compensation actually paid” to our PEO, the average of “compensation actually paid” to our other NEOs, and our net income (loss) during the applicable year over the three fiscal-year period from 2022 through 2024:
All information provided above under the “Pay Versus Performance” heading will not be deemed to be incorporated by reference into any filing of GlycoMimetics under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent GlycoMimetics specifically incorporates such information by reference.
Policies and Practices Regarding Long-Term Incentive Awards
The GlycoMimetics Compensation Committee and senior management monitor GlycoMimetics’ equity grant practices to evaluate whether such policies comply with governing regulations and are consistent with good corporate practices. When making regular annual equity grants, the GlycoMimetics Compensation Committee’s practice is to approve them at its meeting in January of each year as part of the annual compensation review and after results for the preceding fiscal year become available. Because the GlycoMimetics Compensation Committee’s regular meeting schedule is determined in the prior fiscal year, the proximity of any awards to other significant corporate events is coincidental. In addition, the GlycoMimetics Compensation Committee may make grants at any time during the year it deems appropriate, including with respect to new hires or transitions or for general retentive or incentive needs. GlycoMimetics attempts to make equity awards during periods when it does not have material non-public information (“MNPI”) that could impact GlycoMimetics’ stock price and GlycoMimetics does not time the release of MNPI based on equity grant dates.
During 2024, no stock option grants were made to any of GlycoMimetics’ named executive officers during any period beginning four business days before the filing or furnishing of a periodic report or current report (other than a current report on Form 8-K disclosing a material new option award grant under Item 5.02(e) of that form) and ending one business day after the filing or furnishing of any such report with the SEC.

GLYCOMIMETICS NON-EMPLOYEE DIRECTOR COMPENSATION
As compensation for serving on the GlycoMimetics Board, each director who is not an employee of GlycoMimetics receives a cash retainer for service on the GlycoMimetics Board and for service on each committee on which the director is a member. The compensation of GlycoMimetics’ directors is based on market practice information provided by GlycoMimetics’ independent compensation consultant. This compensation is periodically reviewed with respect to cash retainers and equity incentives.
The retainers paid to non-employee directors for service on the Board and for service on each committee of the Board on which the director is a member are as follows:
	MEMBER ANNUAL SERVICE RETAINER	CHAIRMAN ADDITIONAL ANNUAL SERVICE RETAINER
Board of Directors	$40,000	$30,000
Audit Committee	9,000	9,000
Compensation Committee	6,000	6,000
Nominating and Corporate Governance Committee	4,500	4,500
These retainers are payable in arrears in four equal quarterly installments on the last day of each quarter, provided that the amount of such payment is prorated for any portion of such quarter that the director is not serving on the GlycoMimetics Board. GlycoMimetics also reimbursed its non-employee directors for reasonable travel and out-of-pocket expenses incurred in connection with attending GlycoMimetics Board and committee meetings.
In March 2023, GlycoMimetics amended its non-employee director compensation policy to allow for each director to make an election to receive all or a portion of the annual cash compensation payable above in the form of fully vested shares of common stock. Elections must be delivered before the start of the fiscal year to which the election relates. Elections cannot be altered with respect to a fiscal year once the fiscal year begins and, once made, such election remains in effect for all subsequent fiscal years unless and until revised or revoked.
In addition, any new non-employee director receives an option grant to purchase 80,000 shares of common stock upon becoming a director. This grant will vest in three equal installments on the first, second and third anniversaries of the grant date. Further, on the date of the 2024 annual meeting of stockholders, each non-employee director that continues to serve as a non-employee member on the GlycoMimetics Board will receive an option to purchase 40,000 shares of common stock. The annual grant to the non-employee director vests on the first full anniversary of the date of grant. The exercise price of options granted to directors is equal to the closing price of GlycoMimetics common stock on the Nasdaq Capital Market the date of grant.
2024 Director Compensation
The following table shows the compensation earned by each of GlycoMimetics non-employee directors for the year ended December 31, 2024:
Name	FEES EARNED OR PAID IN CASH ($)	OPTION AWARDS ($)(1)(4)	TOTAL ($)
Patricia Andrews(2)	49,000	51,600	100,600
Mark Goldberg, M.D.(2)(3)	55,000	51,600	106,600
Scott Jackson(3)	49,000	51,600	100,600
Daniel Junius	62,500	51,600	114,100
Rachel King(2)(3)	40,000	51,600	91,600
Scott Koenig, M.D., Ph.D.(3)	44,500	51,600	96,100
Timothy Pearson	88,000	51,600	139,600

(1)
Reflects the aggregate grant date fair value of options and restricted stock units granted during the fiscal year ended December 31, 2024 calculated in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see Note 9 to GlycoMimetics’ audited consolidated financial statements included in this proxy statement/prospectus. These amounts do not reflect the actual economic value that will be realized by the director upon vesting or exercise of the stock options or the sale of the common stock underlying the stock options.

(2)
This director elected to receive quarterly retainers for the first and second quarters of 2024, equal to one-half of the amounts reported in the “Fees Earned or Paid in Cash” column, in the form of unrestricted shares of common stock.

(3)
Former director.

(4)
As of December 31, 2024, GlycoMimetics’ non-employee directors held the following restricted stock units and stock options:

	SHARE SUBJECT TO UNVESTED RESTRICTED STOCK UNITS (#)	SHARE SUBJECT TO OUTSTANDING OPTIONS (#)
Patricia Andrews	—	181,500
Mark Goldberg, M.D.(1)	—	192,500
Scott Jackson(1)	—	170,500
Daniel Junius	—	203,500
Rachel King(1)	24,063	1,534,500
Scott Koenig, M.D., Ph.D.(1)	—	161,000
Timothy Pearson	—	192,500

(1)
Former director.

GLYCOMIMETICS EQUITY COMPENSATION PLAN INFORMATION
The following table provides certain information regarding GlycoMimetics’ equity compensation plans in effect as of December 31, 2024:
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	12,427,973(1)	$5.29(2)	4,624,710(3)
Equity compensation plans not approved by security holders(4)	2,720,400	2.01	299,108
Total	15,148,373		4,923,818

(1)
Includes shares issuable upon exercise of outstanding options and shares issuable upon settlement of outstanding restricted stock units (“RSUs”) under GlycoMimetics’ Amended and Restated 2013 Equity Incentive Plan (the “2013 Plan”).

(2)
Excludes RSUs that convert to shares of GlycoMimetics common stock from determination of Weighted Average Exercise Price.

(3)
Consists of 2,531,613 shares available under the 2013 Plan and 3,554,364 shares available under GlycoMimetics’ 2013 Employee Stock Purchase Plan (“2013 ESPP”). On January 1 of each year, the number of shares reserved under the 2013 Plan is automatically increased by 4% of the total number of shares of common stock that are outstanding at that time, or a lesser number of shares as may be determined by the GlycoMimetics Board. An additional 2,575,749 shares were added to the number of available shares under the 2013 Plan, effective January 1, 2025. No shares were added to the reserve under the 2013 ESPP on January 1, 2025.

(4)
Represents shares issuable under GlycoMimetics’ Inducement Plan. A description of the Inducement Plan is contained in Note 9 to GlycoMimetics’ consolidated financial statements included in this proxy statement/prospectus.

CRESCENT EXECUTIVE COMPENSATION
Following completion of the Merger, the executive officers of Crescent will become executive officers of the Combined Company. This section sets forth the fiscal year 2024 compensatory arrangements for the following executive officers of Crescent (the “Crescent NEOs”):
Name(1)	Position	Appointment Date
Christopher Doughty	Chief Business Officer(2)	October 21, 2024
Ryan Lynch	Treasurer, Senior Vice President of Finance and Chief Accounting Officer	December 10, 2024
Jonathan Violin	Director; Former Chief Executive Officer and President(3)	October 21, 2024

(1)
Joshua Brumm, Crescent’s Chief Executive Officer, Jonathan McNeill, Crescent’s Chief Operating Officer and President, Ellie Im, Crescent’s Chief Medical Officer, Richard Scalzo, Crescent’s Chief Financial Officer, and Barbara Bispham, Crescent’s General Counsel and Corporate Secretary, were not appointed until 2025 and thus did not earn any compensation during 2024.

(2)
Mr. Doughty was appointed on October 21, 2024. From September 28, 2024 until October 21, 2024, Mr. Doughty provided services to Crescent as a consultant.

(3)
Dr. Violin was originally appointed on October 21, 2024 and served as Crescent’s Chief Executive Officer and President until Mr. Brumm’s appointment in March 2025. From September 28, 2024 and during his service as Crescent’s Chief Executive Officer until March 31, 2025, Dr. Violin provided services to Crescent as a consultant.

Summary Compensation Table
The following table presents information regarding the total compensation awarded to, earned by, and paid to the Crescent NEOs for the 2024 fiscal year.
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Total ($)
Christopher Doughty Chief Business Officer	2024	$109,791	$14,167	$54,645	$750,697	$929,300
Ryan Lynch Treasurer, Senior Vice President of Finance and Chief Accounting Officer	2024	$19,397	—	—	$519,390	$538,787
Jonathan Violin Director; Former Chief Executive Officer and President	2024	$155,000	—	$273,224	$3,700,620	$4,128,844

(1)
Amount in this column for 2024 for Mr. Doughty includes $74,374 of consulting fees related to services provided to Crescent prior to his commencement of employment and for Dr. Violin represent consulting fees paid for services provided to Crescent.

(2)
Amounts in this column represent annual cash bonus compensation paid for performance in 2024, as described in more information under “Narrative to Summary Compensation Table — Annual Bonuses” below.

(3)
Amounts in this column represent the aggregate grant date fair value of common stock and restricted stock awarded to the Crescent NEOs during 2024, calculated in accordance with Financial Accounting Standard Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”). See Note 7 to Crescent’s financial statements included elsewhere in this proxy statement/prospectus for more information on the assumptions used in calculating such amounts.

(4)
Amounts in this column represent the aggregate grant date fair value of stock options awarded to the Crescent NEOs during 2024, calculated in accordance with FASB ASC Topic 718. See Note 7 to

Crescent’s financial statements included elsewhere in this proxy statement/prospectus for more information on the assumptions used in calculating such amounts.
Narrative to Summary Compensation Table
Base Salary
The base salary for each Crescent NEO was established in connection with the commencement of their employment with Crescent after taking into account market compensation rates, responsibilities, and experience. Crescent expects to review base salaries for the Crescent NEOs annually and may adjust salaries from time to time to realign with market levels after taking into account individual responsibilities, internal equity, performance, and experience. As of December 31, 2024, the annual base salary (or, for Dr. Violin, the annual consulting fees) of each Crescent NEO was $425,000 for Mr. Doughty, $340,000 for Mr. Lynch and $600,000 for Dr. Violin.
Annual Bonus
Each Crescent NEO other than Dr. Violin is eligible to participate in Crescent’s annual bonus program with target bonuses equal to 40% for Mr. Doughty and 35% for Mr. Lynch. For 2024, Mr. Doughty’s target bonus was pro-rated based on his start date, and Mr. Lynch was not eligible to receive an annual bonus.
The 2024 bonuses were paid out based on a holistic evaluation of Crescent’s performance and the Crescent NEOs’ contributions to Crescent during 2024. Based on such performance, the Crescent Board approved the annual bonuses set forth in the “Summary Compensation Table” above, which were paid in 2025.
Long-Term Incentives
Crescent’s equity grant program is intended to align the interests of the Crescent NEOs with those of Crescent’s stockholders and to motivate them to make important contributions to Crescent’s performance. In connection with their commencement of services with Crescent in September 2024: (i) Mr. Doughty purchased 273,224 shares of restricted stock at $0.20 per share, representing the fair market value on such date, which shares vest 25% on September 28, 2025 and monthly thereafter through September 28, 2028; and (ii) Dr. Violin received a grant of 341,530 shares of stock that were fully vested on the date of grant and purchased 1,024,590 shares of restricted stock at $0.20 per share, representing the fair market value on such date, which shares vest 25% on September 28, 2025 and monthly thereafter through September 28, 2028. On December 11, 2024, Mr. Doughty and Dr. Violin received options to purchase 1,057,320 shares and 5,286,600 shares, respectively, which (a) for Mr. Doughty vest monthly through December 11, 2028 and (b) for Dr. Violin, vested 25% on the grant date with the remaining 75% vesting monthly through December 11, 2028. In connection with the commencement of his employment, on December 27, 2024, Mr. Lynch received options to purchase 731,535 shares of Crescent common stock, which vest 25% on December 27, 2025 and monthly thereafter until December 27, 2028.
Consulting Agreements and Offer Letters
In connection with the commencement of their services and/or employment with Crescent, Crescent entered into a consulting agreement and/or offer letters with each of the Crescent NEOs, as described below. For purposes of the following descriptions, “cause,” “change in control,” and “good reason” have the meanings provided under the respective offer letter.
Mr. Doughty
Prior to the commencement of his employment with Crescent, Mr. Doughty provided services pursuant to a consulting agreement with Crescent. Under the consulting agreement, Mr. Doughty received monthly consulting fees equal to $35,416 per month and received an initial grant of stock options as described above under “Long-Term Equity Incentives.”
In connection with his employment, Mr. Doughty entered into an offer letter which provides for at-will employment (with no defined term) and requires 30 days advance notice for Mr. Doughty to terminate his employment and for Crescent to terminate his employment without cause. Mr. Doughty’s offer letter also provides for an annual base salary of $425,000 and an annual target bonus equal to 40% of his base salary, pro-rated for 2024. The offer letter also provides for periodic grants of stock options sufficient to maintain Mr. Doughty’s ownership at approximately 1.0% on a fully-diluted basis until Crescent has raised an aggregate of $200 million in financing, to vest in equal monthly installments for the 48 months after the applicable date of grant. The options granted to Mr. Doughty on December 11, 2024 were in full satisfaction of such obligation.
Under Mr. Doughty’s offer letter, in the event of Mr. Doughty’s termination by Crescent without cause more than three months before or 12 months following a change in control of Crescent, he is eligible for the following severance benefits, subject to his execution and non-revocation of a release of claims: (i) severance payments equal to 12 months of his base salary, (ii) any earned but unpaid bonus for the year prior to the year of termination, and (iii) Crescent-subsidized continued health coverage for up to 12 months. Upon a termination by Crescent without cause or his resignation for good reason within three months before or 12 months following a change in control, he will be eligible to receive the foregoing severance benefits as well as the full acceleration of his outstanding time-based equity awards.
Mr. Lynch
In connection with his employment, Mr. Lynch entered into an offer letter which provides for at-will employment (with no defined term) and requires 30 days advance notice for Mr. Lynch to terminate his employment. Mr. Lynch’s offer letter also provides for an annual base salary of $340,000 and an annual target bonus equal to 35% of his base salary beginning with 2025 (Mr. Lynch was not eligible for a 2024 annual bonus). The offer letter also provides for an initial grant of stock options as described above under “Long-Term Equity Incentives.” Mr. Lynch is also eligible to receive the same severance benefits as described above for Mr. Doughty, except the change in control reference period is limited to the 12 months following a change in control, the cash severance payments will be equal to nine months of his base salary, and the Crescent-subsidized continued health coverage will continue for up to nine months.
Dr. Violin
Dr. Violin provided services to Crescent under a consulting agreement. Pursuant to the consulting agreement, he received a monthly consulting fee equal to $50,000 per month and received the Crescent equity grants as described above under “Long-Term Equity Incentives.” The consulting agreement also provided for periodic grants of stock options sufficient to maintain Dr. Violin’s ownership at approximately 5% on a fully-diluted basis until Crescent has raised an aggregate of $200 million in financing, to vest 25% on the date of grant and 75% in equal monthly installments for the 48 months after the date of grant. The options granted to Dr. Violin on December 11, 2024 were in full satisfaction of such obligation.
On April 14, 2024, as a result of him no longer serving as Chief Executive Officer and President, Crescent repurchased 885,045 restricted shares for $177,009 — the price Dr. Violin originally purchased such shares — and Dr. Violin agreed to forfeit 3,717,141 unvested stock options. Dr. Violin’s remaining 139,545 restricted shares will continue to vest on the original vesting schedule (25% on September 28, 2025 and monthly thereafter through September 28, 2028).
Outstanding Equity Awards at 2024 Fiscal Year-End
The following table sets forth information concerning outstanding equity awards held by each of the Crescent NEOs as of December 31, 2024.
	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Christopher Doughty	—	1,057,320(2)	$0.89	12/11/2034	273,224(3)	$54,645
Ryan Lynch	—	731,535(4)	$0.89	12/27/2034	—	—
Jonathan Violin	1,321,650	3,964,950(2)	$0.89	12/11/2034	1,024,590(3)	$204,918

(1)
Amounts in this column reflect the value of restricted stock as of December 31, 2024, based on a per share price of $0.20.

(2)
These options vest in approximately equal monthly installments through December 11, 2028, subject to the Crescent NEO’s continued service through the applicable vesting date.

(3)
These shares of restricted stock vest as to 25% on September 28, 2025 and thereafter in approximately equal monthly installments for 36 months, subject to the Crescent NEO’s continued service through the applicable vesting date.

(4)
The options vest as to 25% on December 27, 2025 and thereafter in approximately equal monthly installments for 36 months, subject to the Crescent NEO’s continued service through the applicable vesting date.

Additional Narrative Disclosure
Retirement Benefits
Crescent provides employees, including the Crescent NEOs, the opportunity to participate in a tax-qualified defined contribution 401(k) retirement plan; however, Crescent does not provide any matching or other contributions under such plan. Crescent does not provide any non-qualified deferred compensation plans or defined benefit plans.
2024 Equity Incentive Plan
Crescent also maintains a 2024 Equity Incentive Plan, the purpose of which is to advance the interests of Crescent’s stockholders by enhancing Crescent’s ability to attract, retain and motivate persons who are expected to make important contributions to Crescent and by providing such persons with equity ownership opportunities and performance-based incentives that are intended to better align the interests of such persons with those of Crescent’s stockholders. Crescent’s 2024 Equity Incentive Plan provides for the issuance of up to 31,003,257 shares of Crescent common stock, which may be granted as stock options, restricted stock, restricted stock units and other stock-based awards to eligible employees, officers, directors, consultants and advisors of Crescent on such terms and conditions as approved by the Crescent Board or any committee appointed by the Crescent Board to administer Crescent’s 2024 Equity Incentive Plan. No grants will be made under Crescent’s 2024 Equity Incentive Plan following consummation of the Merger.

CRESCENT DIRECTOR COMPENSATION
During 2024, Crescent granted each of Ms. Balcom and Ms. Moran stock options to acquire 139,545 shares of Crescent common stock, which vest monthly over three years commencing with December 11, 2024.
No members of the Crescent Board received any cash retainers or other fees during 2024. Crescent did not implement a formal non-employee director compensation policy during 2024. It is expected that the Combined Company will implement a non-employee director compensation program that is expected to include an annual cash retainer and annual equity grants.
2024 Director Compensation Table
The following table presents the total compensation for each person who served as a non-employee member of the Crescent Board and received compensation during fiscal year 2024. Directors who also serve as employees received no additional compensation for their service as directors.
Name	Stock Awards ($)	Option Awards ($)(1)(2)	All Other Compensation ($)	Total ($)
Alexandra Balcom	—	$97,682	—	$97,682
Peter Harwin	—	—	—	—
Susan Moran	—	$97,682	—	$97,682

(1)
The amounts reported represent the aggregate grant date fair value of the stock options awarded to Crescent non-employee directors during 2024, calculated in accordance with FASB ASC Topic 718. See Note 7 to Crescent’s financial statements included elsewhere in this proxy statement/prospectus for more information on the assumptions used in calculating such amounts.

(2)
As of December 31, 2024, Ms. Balcom and Ms. Moran each held outstanding options to acquire 139,545 shares of Crescent common stock.

MATTERS BEING SUBMITTED TO A VOTE OF GLYCOMIMETICS STOCKHOLDERS
PROPOSAL NO. 1 — THE NASDAQ STOCK ISSUANCE PROPOSAL
General
At the GlycoMimetics Special Meeting, GlycoMimetics will ask its stockholders to approve (i) the issuance of shares of GlycoMimetics common stock, including shares of GlycoMimetics common stock issuable upon conversion of GlycoMimetics Series A Preferred Stock, to the stockholders of Crescent pursuant to the Merger Agreement, which shares of GlycoMimetics common stock will represent more than 20% of the shares of GlycoMimetics common stock outstanding immediately prior to the First Merger and (ii) the change of control of GlycoMimetics resulting from the First Merger, pursuant to Nasdaq Listing Rules 5635(a) and 5635(b), respectively.
Immediately after the First Merger, GlycoMimetics securityholders as of immediately prior to the First Merger are expected to own approximately 2.6% of the outstanding shares of capital stock of the Combined Company (on a fully-diluted basis, and subject to dilution from any equity issued by Crescent after May 3, 2025 and before the closing), and former holders of Crescent securities are expected to own approximately 97.4% of the outstanding shares of capital stock of the Combined Company (on a fully-diluted basis), subject to certain assumptions, including, but not limited to, GlycoMimetics’ net cash as of closing being equal to $1.8 million. Under certain circumstances further described in the Merger Agreement, the ownership percentages may be adjusted up or down, including if GlycoMimetics’ net cash as of closing is less than $1.725 million or more than $1.875 million. GlycoMimetics’ management currently anticipates GlycoMimetics’ net cash as of closing will be approximately $1.8 million, and the currently estimated ownership percentages reflect this projection.
GlycoMimetics will assume outstanding and unexercised options to purchase shares of Crescent common stock, Crescent restricted stock units, and pre-funded warrants to purchase shares of Crescent common stock, and such securities will be converted into options to purchase shares of GlycoMimetics common stock, GlycoMimetics restricted stock units, and pre-funded warrants to purchase shares of GlycoMimetics common stock, as applicable, subject to certain adjustments.
The terms of, reasons for and other aspects of the Merger Agreement and the Merger are described in detail in the section of this proxy statement/prospectus titled “The Merger Agreement.” A copy of the Merger Agreement, including the amendments thereto, is attached as Annex A to this proxy statement/prospectus.
Reason for the Proposal
Under Nasdaq Listing Rule 5635(a)(1), a company listed on Nasdaq is required to obtain stockholder approval prior to the issuance of common stock, among other things, in connection with the acquisition of another company’s stock, if the number of shares of common stock to be issued is in excess of 20% of the number of shares of common stock then outstanding. The potential issuance of the shares of GlycoMimetics common stock in the Merger exceeds the 20% under the Nasdaq Listing Rules and is expected to represent approximately 97.4% of GlycoMimetics common stock (on a fully-diluted basis, and subject to dilution from any equity issued by Crescent after May 3, 2025 and before the closing) immediately following the Merger. Accordingly, in order to ensure compliance with Nasdaq Listing Rule 5635(a)(1), GlycoMimetics must obtain the approval of GlycoMimetics stockholders for the issuance of these shares of common stock in the Merger.
Under Nasdaq Listing Rule 5635(b), a company listed on Nasdaq is required to obtain stockholder approval prior to an issuance of stock that will result in a “change of control” of the listed company. It is expected that Nasdaq will determine that the Merger constitutes a “change of control” of the listed company. Accordingly, in order to ensure compliance with Nasdaq Listing Rule 5635(b), GlycoMimetics must obtain the approval of GlycoMimetics stockholders of the change of control resulting from the Merger.
Required Vote
The affirmative vote of a majority of the shares of GlycoMimetics common stock entitled to vote on the subject matter and present in person, or by remote communication, if applicable, or represented by proxy at the GlycoMimetics Special Meeting is required to approve the Nasdaq Stock Issuance Proposal. Abstentions will have the same effect as votes “AGAINST” the Nasdaq Stock Issuance Proposal and broker non-votes, if any, will have no effect on the Nasdaq Stock Issuance Proposal.
The Merger is conditioned upon the approval of the Nasdaq Stock Issuance Proposal. Notwithstanding the approval of the Nasdaq Stock Issuance Proposal, if the Merger is not consummated for any reason, the actions contemplated by the Nasdaq Stock Issuance Proposal will not be effected.
The Nasdaq Stock Issuance Proposal is conditioned on the approval of the Authorized Share Increase Proposal and the Reverse Stock Split Proposal. Notwithstanding the approval of the Nasdaq Stock Issuance Proposal, if the Authorized Share Increase Proposal and the Reverse Stock Split Proposal are not approved, the actions contemplated by the Nasdaq Stock Issuance Proposal will not be effected and the Merger will not be consummated.
Certain GlycoMimetics stockholders have agreed to vote any shares of GlycoMimetics common stock owned by them in favor of the Nasdaq Stock Issuance Proposal. See “Agreements Related to the Merger — Support Agreements” beginning on page 176 of this proxy statement/prospectus for more information.
Unless otherwise instructed, it is the intention of the persons named in the accompanying proxy card to vote shares represented by properly executed proxy cards “FOR” the approval of the Nasdaq Stock Issuance Proposal.
THE GLYCOMIMETICS BOARD RECOMMENDS A VOTE “FOR” THE NASDAQ STOCK ISSUANCE PROPOSAL.

PROPOSAL NO. 2 — THE AUTHORIZED SHARE INCREASE PROPOSAL
General
At the GlycoMimetics Special Meeting, GlycoMimetics will ask its stockholders to approve an amendment to the GlycoMimetics Charter to increase the number of authorized shares of GlycoMimetics common stock (the “GlycoMimetics Share Increase Amendment”). On May 11, 2025, the GlycoMimetics Board approved a proposal to amend the GlycoMimetics Charter to increase the number of authorized shares of GlycoMimetics common stock from 150,000,000 shares to 175,000,000, which would also have the effect of increasing the total number of authorized shares from 155,000,000, including GlycoMimetics preferred stock, to 180,000,000 (the “GlycoMimetics Share Increase”), in the form attached as Annex G to this proxy statement/prospectus. As of May 3, 2025, there were 64,532,091 shares of GlycoMimetics common stock issued and outstanding, and 20,811,991 shares of GlycoMimetics common stock reserved for issuance. Accordingly, approximately 64,655,918 shares of the total number of GlycoMimetics common stock currently authorized remain available for issuance or may be reserved for issuance.
Form of the GlycoMimetics Share Increase Amendment
The GlycoMimetics Share Increase Amendment would amend and restate the first paragraph of Article IV of the GlycoMimetics Charter in its entirety as follows:
“The Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of all classes of capital stock which the Company shall have authority to issue is One Hundred Eighty Million (180,000,000) shares, of which One Hundred Seventy-Five Million (175,000,000) shares shall be Common Stock (the “Common Stock”), each having a par value of one-tenth of one cent ($0.001), and Five Million (5,000,000) shares shall be Preferred Stock (the “Preferred Stock”), each having a par value of one-tenth of one cent ($0.001).”
Background and Reasons for the GlycoMimetics Share Increase Amendment
The GlycoMimetics Charter currently authorizes the issuance of up to 150,000,000 shares of GlycoMimetics common stock and 5,000,000 shares of preferred stock. As of the close of business on May 3, 2025, there were 64,532,091 shares of GlycoMimetics common stock issued and outstanding, and 20,811,991 shares of GlycoMimetics common stock reserved for issuance. Accordingly, 64,655,918 shares of the total number of GlycoMimetics common stock currently authorized remain available for issuance or may be reserved for issuance.
As described in greater detail in the section of this proxy statement/prospectus titled “The Merger Agreement,” pursuant to the Merger Agreement, GlycoMimetics will be required to issue shares of GlycoMimetics common stock, including shares of GlycoMimetics common stock issuable upon conversion of GlycoMimetics Series A Preferred Stock, to Crescent stockholders and to assume Crescent’s 2024 Equity Incentive Plan and outstanding options to purchase Crescent common stock, Crescent restricted stock units, and pre-funded warrants to purchase Crescent common stock.
The number of shares of GlycoMimetics common stock currently authorized and unissued and not reserved for issuance is not sufficient for (i) the issuance of GlycoMimetics common stock, including shares of GlycoMimetics common stock issuable upon conversion of GlycoMimetics Series A Preferred Stock, pursuant to the Merger Agreement and (ii) the assumption of Crescent’s 2024 Equity Incentive Plan and outstanding options to purchase Crescent common stock, Crescent restricted stock units, and pre-funded warrants to purchase Crescent common stock. In addition, there will not be sufficient shares of GlycoMimetics common stock available for issuance in connection with possible future acquisitions, equity and equity-based financings, possible future awards under employee benefit plans and other corporate purposes that the GlycoMimetics Board may determine to be desirable. Therefore, the GlycoMimetics Board has determined that the GlycoMimetics Share Increase Amendment is in the best interests of GlycoMimetics and its stockholders.
If the GlycoMimetics Share Increase Amendment is approved by stockholders, upon its effectiveness, and without giving effect to the proposed reverse stock split described in Proposal No. 3 of this proxy statement/prospectus, GlycoMimetics will have a total of 175,000,000 authorized shares of GlycoMimetics common stock, with 64,532,091 shares of GlycoMimetics common stock issued and outstanding (as of May 3, 2025), and 20,811,991 shares reserved for issuance (as of May 3, 2025), leaving a balance of 89,655,918 shares of GlycoMimetics common stock authorized and unissued and not reserved for any specific purpose. Such outstanding share amounts will be correspondingly adjusted to the extent the proposed reverse stock split is effected prior to effectiveness of the GlycoMimetics Share Increase Amendment, but the reverse stock split will not change the number of authorized shares of common or preferred stock. The GlycoMimetics Share Increase Amendment will have no effect on the authorized shares of GlycoMimetics Preferred Stock.
Except for (i) the issuance of shares of GlycoMimetics common stock, including shares of GlycoMimetics common stock issuable upon conversion of GlycoMimetics Series A Preferred Stock, and (ii) the issuance of shares of GlycoMimetics common stock that may result from the assumption of Crescent’s 2024 Equity Incentive Plan and outstanding options to purchase Crescent common stock, Crescent restricted stock units, and pre-funded warrants to purchase Crescent common stock, each pursuant to the terms of the Merger Agreement, GlycoMimetics does not currently have any plans, proposals or arrangement to issue any of its authorized but unissued shares of common stock.
In connection with the Merger (based on the estimated Exchange Ratio as described in the accompanying proxy statement/prospectus, and without giving effect to the proposed GlycoMimetics reverse stock split), GlycoMimetics is expected to issue approximately 1,430,841,779 shares of GlycoMimetics common stock, and reserve (a) 278,010,526 shares of GlycoMimetics common stock for issuance upon exercise of pre-funded warrants to purchase shares of GlycoMimetics common stock, (b) 308,384,000 shares of GlycoMimetics common stock reserved for issuance upon conversion of GlycoMimetics Series A Preferred Stock, and (c) 405,983,391 shares of GlycoMimetics common stock in connection with the assumption of Crescent’s 2024 Equity Incentive Plan and outstanding options and restricted stock units. If the Authorized Share Increase Proposal is effected, the number of authorized shares of GlycoMimetics common stock available for issuance immediately following the Merger will be dependent upon the final reverse stock split ratio mutually agreed by the GlycoMimetics Board and the Crescent Board prior to the First Effective Time or, if the Nasdaq Stock Issuance Proposal is not approved by GlycoMimetics stockholders, determined solely by the GlycoMimetics Board. Assuming a reverse-stock split ratio of 90:1, the mid-point of the range for the reverse stock split ratio set forth in the Reverse Stock Split Proposal, as of immediately following the Merger, GlycoMimetics will have 16,615,265 shares of GlycoMimetics common stock issued and outstanding, and 11,257,665 shares of GlycoMimetics common stock reserved for issuance, leaving a balance of 147,127,070 shares of GlycoMimetics common stock authorized and unissued and not reserved for any specific purpose. The foregoing does not consider the effects of any reservations of GlycoMimetics common stock in connection with the Stock Plan Proposal or the ESPP Proposal, or the termination of the GlycoMimetics Amended and Restated 2013 Equity Incentive Plan and GlycoMimetics 2013 Employee Stock Purchase Plan in connection with such proposals.
Possible Effects of the GlycoMimetics Share Increase Amendment
If the GlycoMimetics Share Increase Amendment is approved and becomes effective, the additional authorized shares would be available for issuance at the discretion of the GlycoMimetics Board and without further stockholder approval, except as may be required by law or Nasdaq rules. The additional shares of authorized GlycoMimetics common stock would have the same rights and privileges as the shares of GlycoMimetics common stock currently issued and outstanding. Holders of GlycoMimetics common stock have no preemptive rights. The GlycoMimetics Share Increase would not change the number of shares of common stock outstanding, nor will it have any immediate dilutive effect; however, the issuance of additional shares of GlycoMimetics common stock authorized by the GlycoMimetics Share Increase may, among other things, have a dilutive effect on earnings per share and on stockholders’ equity and voting rights. Furthermore, future sales of substantial amounts of GlycoMimetics common stock, or the perception that these sales might occur, could adversely affect the prevailing market price of GlycoMimetics common stock or limit GlycoMimetics’ ability to raise additional capital. GlycoMimetics stockholders should recognize that, as a result of this proposal, they will own a smaller percentage of shares relative to the total authorized shares of the company than they presently own.
Additionally, if the GlycoMimetics Share Increase Amendment is approved and becomes effective, it will increase the number of unissued authorized shares, which could, under certain circumstances, have an anti-takeover effect, for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of the GlycoMimetics Board or contemplating a tender offer or other transaction for the combination of GlycoMimetics with another company. However, the GlycoMimetics Share Increase Amendment is not being proposed in response to any effort of which GlycoMimetics is aware to accumulate shares of GlycoMimetics common stock or obtain control of GlycoMimetics, other than in connection with the Merger, nor is it part of a plan by management to recommend a series of similar amendments to the GlycoMimetics Board and stockholders. Other than the proposals being submitted to the GlycoMimetics stockholders for their consideration at the GlycoMimetics Special Meeting, the GlycoMimetics Board does not currently contemplate recommending the adoption of any other actions that could be construed to affect the ability of third parties to take over or change control of GlycoMimetics. For more information, please see the section titled “Risk Factors — Risks Related to the Combined Company” beginning on page 96 of this proxy statement/prospectus.
Appraisal or Dissenters’ Rights
Pursuant to the DGCL, stockholders are not entitled to appraisal rights or dissenter’s rights with respect to the GlycoMimetics Share Increase Amendment or the GlycoMimetics Share Increase.
Effectiveness of Amendment
If the GlycoMimetics Share Increase Amendment is approved by the stockholders at the GlycoMimetics Special Meeting, it will become effective upon the filing of a certificate of amendment, a copy of which is attached as Annex G to this proxy statement/prospectus, with the Delaware Secretary of State or such later effective date and time as specified in the certificate of amendment in accordance with Delaware law.
Copies of the GlycoMimetics Charter and the certificates of amendment to the GlycoMimetics Charter are available as exhibits to this proxy statement/prospectus.
Required Vote
The affirmative vote of a majority of the votes properly cast at the GlycoMimetics Special Meeting is required to approve the Authorized Share Increase Proposal. Abstentions and broker non-votes, if any, will have no effect on the Authorized Share Increase Proposal.
The Nasdaq Stock Issuance Proposal and the Merger are conditioned upon the approval of the Authorized Share Increase Proposal. In order to have an adequate number of available shares to effect the Merger, the stockholders of GlycoMimetics will need to approve the Authorized Share Increase Proposal. Notwithstanding the approval of the Authorized Share Increase Proposal, if the Nasdaq Stock Issuance Proposal is not approved or if the Merger is not consummated for any reason, the actions contemplated by the Authorized Share Increase Proposal will not be effected.
Certain GlycoMimetics stockholders have agreed to vote any shares of GlycoMimetics common stock owned by them in favor of the Authorized Share Increase Proposal. See “Agreements Related to the Merger — Support Agreements” beginning on page 176 of this proxy statement/prospectus for more information.
Unless otherwise instructed, it is the intention of the persons named in the accompanying proxy card to vote shares represented by properly executed proxy cards “FOR” the approval of the Authorized Share Increase Proposal.
THE GLYCOMIMETICS BOARD RECOMMENDS A VOTE “FOR” THE AUTHORIZED SHARE INCREASE PROPOSAL.

PROPOSAL NO. 3 — THE REVERSE STOCK SPLIT PROPOSAL
General
At the GlycoMimetics Special Meeting, GlycoMimetics will ask its stockholders to approve an amendment to the GlycoMimetics Charter to effect a reverse stock split of GlycoMimetics’ issued and outstanding common stock at a ratio in the range of 70:1 to 110:1, to be determined mutually by the GlycoMimetics Board and the Crescent Board (the “Split Ratio”). The final Split Ratio and effectiveness of such amendment and the abandonment of such amendment will be mutually agreed by the GlycoMimetics Board and the Crescent Board prior to the First Effective Time, assuming this proposal is approved by GlycoMimetics’ stockholders. On May 11, 2025, the GlycoMimetics Board adopted resolutions approving the proposed certificate of amendment to the GlycoMimetics Charter in the form attached as Annex H to this proxy statement/prospectus. If this certificate of amendment is filed with the Secretary of State of the State of Delaware, upon its effectiveness (the “reverse stock split effective time”), it will effect the reverse stock split by the Split Ratio but will not increase the par value of GlycoMimetics common stock. At the reverse stock split effective time, the issued and outstanding shares of GlycoMimetics common stock immediately prior to the reverse stock split effective time will automatically without further action on the part of GlycoMimetics be combined into a smaller number of shares in accordance with the final Split Ratio.
By approving the Reverse Stock Split Proposal, GlycoMimetics stockholders will approve the amendment to the GlycoMimetics Charter pursuant to which any whole number of issued and outstanding shares of GlycoMimetics common stock, between and including 70 and 110, would be combined into one share of GlycoMimetics common stock, and will authorize the GlycoMimetics Board to file the certificate of amendment. As of May 3, 2025, 150,000,000 shares of GlycoMimetics common stock were authorized, 64,532,091 shares of GlycoMimetics common stock were outstanding and no shares of GlycoMimetics common stock were held in treasury.
The reverse stock split will not change the number of authorized shares of GlycoMimetics common stock or preferred stock.
All holders of GlycoMimetics common stock will be affected proportionately by the reverse stock split. No fractional shares of GlycoMimetics common stock will be issued as a result of the reverse stock split. Instead, GlycoMimetics stockholders who otherwise would be entitled to receive fractional shares will be entitled to receive cash as set forth below under the caption “No Fractional Shares.” Each GlycoMimetics stockholder will hold the same percentage of the outstanding GlycoMimetics common stock immediately following the reverse stock split as that GlycoMimetics stockholder did immediately prior to the reverse stock split, except to the extent that the reverse stock split results in GlycoMimetics stockholders receiving cash in lieu of fractional shares.
Reasons for the Reverse Stock Split
The GlycoMimetics Board approved the proposal approving the amendment to the GlycoMimetics Charter effecting the reverse stock split for the following reasons:
•
The GlycoMimetics Board believes effecting the reverse stock split will result in an increase in the minimum bid price of GlycoMimetics common stock and reduce the risk of a delisting of GlycoMimetics common stock from Nasdaq in the future;

•
The GlycoMimetics Board believes a higher stock price may help generate investor interest in GlycoMimetics, and ultimately the Combined Company, and help GlycoMimetics attract and retain employees;

•
The GlycoMimetics Board believes a higher stock price may increase trading volume in GlycoMimetics common stock and facilitate future financings by the Combined Company;

•
The GlycoMimetics Board believes that the resulting increase in the number of authorized and unissued shares available for future issuance will be necessary for the issuance of shares to the stockholders of Crescent pursuant to the Merger Agreement, as described in the Nasdaq Stock Issuance Proposal, the issuance of shares of GlycoMimetics common stock that may result from the assumption of Crescent’s 2024 Equity Incentive Plan and outstanding options to purchase Crescent common stock, Crescent restricted stock units, and pre-funded warrants to purchase Crescent common stock, pursuant to the Merger Agreement, and ultimately the consummation of the Merger; and
•
The GlycoMimetics Board believes that a range of reverse stock split ratios provides it with the most flexibility to achieve the desired results of the reverse stock split.

Requirements for Listing on Nasdaq
GlycoMimetics common stock is currently listed on The Nasdaq Capital Market under the symbol “GLYC.” GlycoMimetics is not currently in compliance with the minimum bid price requirement for continued listing on The Nasdaq Capital Market and has until June 16, 2025 to regain compliance with the minimum closing bid price requirement for continued listing on The Nasdaq Capital Market under Nasdaq Listing Rule 5550(a)(2). GlycoMimetics intends to file an initial listing application pursuant to the terms of the Merger Agreement for the Combined Company to list the securities of the Combined Company on Nasdaq.
According to the Nasdaq rules, an issuer must, in a case such as this, apply for initial inclusion following a transaction whereby the issuer combines with a non-Nasdaq entity, resulting in a change of control of the issuer and potentially allowing the non-Nasdaq entity to obtain a Nasdaq listing. Accordingly, the listing standards of Nasdaq will require GlycoMimetics to have, among other things, a $4.00 per share minimum bid price for a certain number of trading days preceding the closing of the Merger. Therefore, the reverse stock split may be necessary in order to satisfy Nasdaq requirements and consummate the Merger.
It is a condition to the consummation of the Merger that GlycoMimetics will receive confirmation from Nasdaq that the Combined Company has been approved for listing on Nasdaq, but there can be no assurance such listing condition will be met or that GlycoMimetics will obtain such confirmation from Nasdaq. If such listing condition is not met or if such confirmation is not obtained, the Merger will not be consummated unless the condition is waived. The Nasdaq condition set forth in the Merger Agreement is not expected to be waived by the applicable parties.
One of the effects of the reverse stock split will be to effectively increase the proportion of authorized shares which are unissued relative to those which are issued. This could result in GlycoMimetics’ management being able to issue more shares without further stockholder approval. The reverse stock split will not affect the number of authorized shares of GlycoMimetics capital stock, which will continue to be authorized pursuant to the GlycoMimetics Charter.
Potential Increased Investor Interest
On May 9, 2025, GlycoMimetics common stock closed at $0.2402 per share. An investment in GlycoMimetics common stock may not appeal to brokerage firms that are reluctant to recommend lower priced securities to their clients. Investors may also be dissuaded from purchasing lower priced stocks because the brokerage commissions, as a percentage of the total transaction, tend to be higher for such stocks. Moreover, the analysts at many brokerage firms do not monitor the trading activity or otherwise provide research coverage of lower priced stocks. Also, the GlycoMimetics Board believes that most investment funds are reluctant to invest in lower priced stocks.
There are risks associated with the reverse stock split, including that the reverse stock split may not result in an increase in the per share price of GlycoMimetics common stock.
GlycoMimetics cannot predict whether the reverse stock split will increase the market price for GlycoMimetics common stock. The history of similar stock split combinations for companies in like circumstances is varied. There is no assurance that:
•
the market price per share of GlycoMimetics common stock after the reverse stock split will rise in proportion to the reduction in the number of shares of GlycoMimetics common stock outstanding before the reverse stock split;

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the reverse stock split will result in a per share price that will attract brokers and investors who do not trade in lower priced stocks;

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the reverse stock split will result in a per share price that will increase the ability of GlycoMimetics to attract and retain employees;

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the market price per share will either exceed or remain in excess of the $1.00 minimum bid price as required by Nasdaq for continued listing; or

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the market price per share will achieve and maintain the $4.00 minimum bid price requirement for a sufficient period of time for the Combined Company’s common stock to be approved for listing by Nasdaq.

The market price of GlycoMimetics common stock will also be based on the performance of GlycoMimetics, and after the Merger, on the performance of the Combined Company, and other factors, some of which are unrelated to the number of shares outstanding. If the reverse stock split is effected and the market price of GlycoMimetics common stock declines, the percentage decline as an absolute number and as a percentage of the overall market capitalization of GlycoMimetics may be greater than would occur in the absence of a reverse stock split. Furthermore, the liquidity of GlycoMimetics common stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse stock split.
Effects of the Reverse Stock Split
General
If the reverse stock split is implemented, after the reverse stock split effective time, the issued and outstanding shares of GlycoMimetics common stock immediately prior to the reverse stock split effective time will automatically, without further action on the part of GlycoMimetics, be combined into a smaller number of shares proportionately based on the Split Ratio and each GlycoMimetics stockholder will own a reduced number of shares of GlycoMimetics common stock. The reverse stock split will affect all GlycoMimetics stockholders uniformly and will not affect any stockholder’s percentage ownership interests in GlycoMimetics, except that GlycoMimetics stockholders who would have otherwise received fractional shares will receive cash in lieu of such fractional shares. After the reverse stock split, each share of GlycoMimetics common stock will have the same voting rights and rights to dividends and distributions and will be identical in all other respects to the GlycoMimetics common stock now authorized, and GlycoMimetics common stock issued pursuant to the reverse stock split will remain fully paid and non-assessable. The reverse stock split is not intended as, and will not have the effect of, a “going private transaction” covered by Rule 13e-3 under the Exchange Act. GlycoMimetics will continue to be subject to the periodic reporting requirements of the Exchange Act.
Effect on Shares of GlycoMimetics Common Stock
The reverse stock split will not change the number of authorized shares of GlycoMimetics common stock.
After the reverse stock split effective time, GlycoMimetics common stock would have a new committee on uniform securities identification procedures number, which is used to identify GlycoMimetics common stock. GlycoMimetics common stock is currently registered under Section 12(b) of the Exchange Act and GlycoMimetics is subject to the periodic reporting and other requirements of the Exchange Act.
Effect on GlycoMimetics Preferred Stock
The reverse stock split will not change the number of authorized shares of GlycoMimetics preferred stock.
Reduction in Stated Capital
The reverse stock split will not affect the par value of GlycoMimetics common stock. As a result, after the reverse stock split effective time, the stated capital on GlycoMimetics’ balance sheet attributable to GlycoMimetics common stock will be reduced proportionately based on the Split Ratio, subject to a minor adjustment in respect of the treatment of fractional shares, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. GlycoMimetics stockholders’ equity, in the aggregate, will remain unchanged.
Effect on Equity Plans and Outstanding Derivative and Convertible Securities
Proportionate adjustments will be made to the per share exercise price, the number of shares issuable upon the exercise, vesting or settlement of all outstanding options and warrants to purchase or acquire, as applicable, shares of GlycoMimetics common stock, and the number of shares reserved for issuance pursuant to GlycoMimetics’ existing equity incentive, stock option and employee stock purchase plans will be reduced proportionately based on the Split Ratio.
Procedure for Effecting Reverse Stock Split and Exchange of Stock Certificates
If (i) the GlycoMimetics stockholders approve the Nasdaq Stock Issuance Proposal and the Reverse Stock Split Proposal, (ii) the GlycoMimetics Board and the Crescent Board mutually agree that a reverse stock split is necessary, and (iii) the GlycoMimetics Board still believes that a reverse stock split is in the best interests of GlycoMimetics and its stockholders, GlycoMimetics will file the certificate of amendment to the GlycoMimetics Charter with the Secretary of State of the State of Delaware at such time as the GlycoMimetics Board has determined to be the appropriate reverse stock split effective time at the Split Ratio. If the Reverse Stock Split Proposal is approved and the Nasdaq Stock Issuance Proposal is not approved by GlycoMimetics stockholders, the GlycoMimetics Board and the Crescent Board may mutually agree to delay effecting the reverse stock split without resoliciting stockholder approval or abandon effecting the reverse stock split; otherwise, the GlycoMimetics Board may, in its sole discretion, delay without resolicitation of stockholder approval or abandon effecting the reverse stock split. Beginning at the reverse stock split effective time, each stock certificate representing pre-split shares will be deemed for all corporate purposes to evidence ownership of post-split shares.
Beneficial Owners of Common Stock
Upon the implementation of the reverse stock split, GlycoMimetics intends to treat shares held by stockholders in “street name” (i.e., through a bank, broker, custodian or other nominee), in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers, custodians or other nominees will be instructed to effect the reverse stock split for their beneficial holders holding GlycoMimetics common stock in street name. However, these banks, brokers, custodians or other nominees may have different procedures than registered stockholders for processing the reverse stock split and making payment for fractional shares. If a stockholder holds shares of GlycoMimetics common stock with a bank, broker, custodian or other nominee and has any questions in this regard, stockholders are encouraged to contact their bank, broker, custodian or other nominee.
Registered Holders of Common Stock in Book-Entry Form
Certain of GlycoMimetics’ registered holders of common stock hold some or all of their shares electronically in book-entry form with GlycoMimetics’ transfer agent, Equiniti. These stockholders do not hold physical stock certificates evidencing their ownership of GlycoMimetics common stock. However, they are provided with a statement reflecting the number of shares of GlycoMimetics common stock registered in their accounts. If a stockholder holds registered shares in book-entry form with GlycoMimetics’ transfer agent, no action needs to be taken to receive post-reverse stock split shares or payment in lieu of fractional shares, if applicable. If a stockholder is entitled to post-reverse stock split shares, a transaction statement will automatically be sent to the stockholder’s address of record indicating the number of shares of GlycoMimetics common stock held following the reverse stock split.
Registered Holders of Common Stock in Certificate Form
As soon as practicable after the reverse stock split effective time, the GlycoMimetics stockholders will be notified that the reverse stock split has been effected. GlycoMimetics expects that the GlycoMimetics transfer agent will act as Exchange Agent for purposes of implementing the exchange of stock certificates. Holders of pre-split shares will be asked to surrender to the Exchange Agent certificates representing pre-split shares held in certificated form in exchange for certificates representing post-split shares in accordance with the procedures to be set forth in a letter of transmittal to be sent by GlycoMimetics. No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the Exchange Agent. Any pre-split shares submitted for transfer, whether pursuant to a sale or other disposition, or otherwise, will automatically be exchanged for post-split shares. Stockholders should not destroy any stock certificate(s) and should not submit any certificate(s) unless and until requested to do so.
No Fractional Shares
No fractional shares will be issued in connection with the reverse stock split. Stockholders of record who otherwise would be entitled to receive fractional shares because they hold a number of pre-split shares not evenly divisible by the number of pre-split shares for which each post-split share is to be reclassified, will be entitled, upon surrender to the Exchange Agent of certificates representing such shares, to a cash payment in lieu thereof at a price equal to the fraction of a share to which the stockholder would otherwise be entitled multiplied by the closing price of the common stock on Nasdaq on the date of the filing of the certificate of amendment to the GlycoMimetics Charter effecting the reverse stock split. For the foregoing purposes, all shares of common stock held by a holder will be aggregated (thus resulting in no more than one fractional share per holder). The ownership of a fractional interest will not give the holder thereof any voting, dividend or other rights except to receive payment therefor as described herein.
Stockholders should be aware that, under the escheat laws of the various jurisdictions where stockholders reside, where GlycoMimetics is domiciled and where the funds will be deposited, sums due for fractional interests that are not timely claimed after the effective date of the split may be required to be paid to the designated agent for each such jurisdiction, unless correspondence has been received by GlycoMimetics or the Exchange Agent concerning ownership of such funds within the time permitted in such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds will have to seek to obtain them directly from the state to which they were paid.
Potential Anti-Takeover Effect
Although the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect, for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of the GlycoMimetics Board or contemplating a tender offer or other transaction for the combination of GlycoMimetics with another company, the reverse stock split is not being proposed in response to any effort of which GlycoMimetics is aware to accumulate shares of GlycoMimetics common stock or obtain control of GlycoMimetics, other than in connection with the Merger, nor is it part of a plan by management to recommend a series of similar amendments to the GlycoMimetics Board and stockholders. Other than the proposals being submitted to the GlycoMimetics stockholders for their consideration at the GlycoMimetics Special Meeting, the GlycoMimetics Board does not currently contemplate recommending the adoption of any other actions that could be construed to affect the ability of third parties to take over or change control of GlycoMimetics. For more information, please see the section titled “Risk Factors — Risks Related to the Combined Company” beginning on page 98 of this proxy statement/prospectus.
U.S. Federal Income Tax Considerations of the Reverse Stock Split
The following discussion is a summary of U.S. federal income tax considerations to U.S. Holders (as defined below) of GlycoMimetics common stock of the reverse stock split. The discussion does not purport to be a complete analysis of all potential tax considerations. The considerations of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws, are not discussed. This discussion is based on the Code, Treasury Regulations promulgated under the Code, judicial decisions and published rulings and administrative pronouncements of the IRS, in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a U.S. Holder. GlycoMimetics has not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax considerations of the reverse stock split.

This discussion is limited to a U.S. Holder that holds GlycoMimetics common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax considerations relevant to a U.S. Holder’s particular circumstances, including without limitation the effect of the Medicare contribution tax on net investment income, the alternative minimum tax, or the special tax accounting rules under Section 451(b) of the Code. In addition, it does not address considerations relevant to U.S. Holders subject to special rules, such as:
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U.S. expatriates and former citizens or long-term residents of the United States;

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U.S. Holders whose functional currency is not the U.S. dollar;

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persons holding GlycoMimetics common stock as part of a hedge, straddle or other risk-reduction strategy or as part of a conversion transaction or other integrated investment;

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banks, insurance companies and other financial institutions;

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real estate investment trusts or regulated investment companies;

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brokers, dealers or traders in securities or other persons that elect to use a mark-to-market method of accounting for their holdings in GlycoMimetics common stock;

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partnerships or other entities or arrangements classified as partnerships, passthroughs, or disregarded entities for U.S. federal income tax purposes (and investors therein), S corporations or other passthrough entities (including hybrid entities);

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tax-exempt organizations or governmental organizations;

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persons deemed to sell GlycoMimetics common stock under the constructive sale provisions of the Code;

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persons who hold or receive GlycoMimetics common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

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tax-qualified retirement plans; and

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persons that own, or have owned, actually or constructively, more than 5% of GlycoMimetics common stock.

If an entity or arrangement classified as a partnership for U.S. federal income tax purposes holds GlycoMimetics common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership, and certain determinations made at the partner level. Accordingly, a partnership holding GlycoMimetics common stock and each partner in such partnership is urged to consult its tax advisor regarding the U.S. federal income tax considerations to it of the reverse stock split.
For purpose of this discussion, a “U.S. Holder” is any beneficial owner of GlycoMimetics common stock that, for U.S. federal income tax purposes, is or is treated as any of the following:
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an individual who is a citizen or resident of the United States;

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a corporation created or organized under the laws of the United States, any state thereof or the District of Columbia;

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an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

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a trust that: (i) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code); or (ii) has a valid election in effect to be treated as a U.S. person for U.S. federal income tax purposes.

This discussion is for informational purposes only and is not tax advice. Each prospective investor is urged to consult its tax advisor with respect to the application of the U.S. federal income tax laws to its particular situation as well as any tax considerations of the reverse stock split arising under U.S. federal estate or gift tax laws, the laws of any state, local or non-U.S. taxing jurisdiction or any applicable income tax treaty.

Tax Considerations of the Reverse Stock Split
The proposed reverse stock split is intended to qualify as a “recapitalization” for U.S. federal income tax purposes pursuant to Section 368(a)(1)(E) of the Code. As a result, a U.S. Holder generally should not recognize gain or loss upon the proposed reverse stock split, except with respect to cash received in lieu of a fractional share of GlycoMimetics common stock, as discussed below. A U.S. Holder’s aggregate adjusted tax basis in the shares of GlycoMimetics common stock received pursuant to the proposed reverse stock split should equal the aggregate adjusted tax basis of the shares of the GlycoMimetics common stock surrendered (excluding any portion of such basis that is allocated to any fractional share of GlycoMimetics common stock), and such U.S. Holder’s holding period in the shares of GlycoMimetics common stock received should include the holding period in the shares of GlycoMimetics common stock surrendered. U.S. Treasury Regulations provide detailed rules for allocating the tax basis and holding period of the shares of GlycoMimetics common stock surrendered to the shares of GlycoMimetics common stock received in a recapitalization pursuant to the proposed reverse stock split. Each U.S. Holder of shares of GlycoMimetics common stock acquired on different dates and at different prices is urged to consult its tax advisor regarding the allocation of the tax basis and holding period of such shares.
Cash in Lieu of Fractional Shares
A U.S. Holder that receives cash in lieu of a fractional share of GlycoMimetics common stock pursuant to the proposed reverse stock split should recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the U.S. Holder’s tax basis in the shares of GlycoMimetics common stock surrendered that is allocated to such fractional share of GlycoMimetics common stock. Such capital gain or loss should be long-term capital gain or loss if the U.S. Holder’s holding period for GlycoMimetics common stock surrendered exceeded one year at the effective time of the reverse stock split.
Tax Reporting Regarding the Reverse Stock Split
Assuming the reverse stock split qualifies as a recapitalization within the meaning of Section 368(a) of the Code, each U.S. Holder who receives shares of GlycoMimetics common stock in the reverse stock split is required to retain permanent records pertaining to the reverse stock split and make such records available to any authorized IRS officers and employees. Such records should specifically include information regarding the amount, basis, and fair market value of all transferred property and relevant facts regarding any liabilities assumed or extinguished as part of such reorganization. Each U.S. Holder who owned at least five percent (by vote or value) of the total outstanding stock of GlycoMimetics or who owned securities in GlycoMimetics with a basis of $1,000,000 or more are required to attach a statement to their tax returns for the year in which the reverse stock split is consummated that contains the information listed in Treasury Regulations Section 1.368-3(b). Such statement must include the holder’s tax basis in the U.S. Holder’s GlycoMimetics common stock and the fair market value of such stock. Each U.S. Holder is urged to consult with its tax advisor to comply with these rules.
This discussion of U.S. federal income tax considerations of the reverse stock split is for general information purposes only and is not intended to be, and should not be construed as, tax advice. Determining the actual tax consequences of the reverse stock split to you may be complex and will depend on your specific situation and on factors that are not within GlycoMimetics’ knowledge or control. Each prospective investor is urged to consult its tax advisor with respect to the application of U.S. federal income tax laws to its specific situation as well as any tax considerations arising under the U.S. federal estate or gift tax rules or under the laws of any state, local, non-U.S. or other taxing jurisdiction.
Appraisal or Dissenters’ Rights
Pursuant to the DGCL, stockholders are not entitled to appraisal rights or dissenter’s rights with respect to the proposed amendment to the GlycoMimetics Charter to effect the reverse stock split.
Required Vote
The affirmative vote of a majority of the votes properly cast at the GlycoMimetics Special Meeting is required to approve the Reverse Stock Split Proposal. Abstentions and broker non-votes, if any, will have no effect on the Reverse Stock Split Proposal.

The Nasdaq Stock Issuance Proposal and the Merger are conditioned upon the approval of the Reverse Stock Split Proposal. However, the GlycoMimetics Board may determine to effect the Reverse Stock Split Proposal, if approved by the GlycoMimetics stockholders, following the meeting, even if the Nasdaq Stock Issuance Proposal or the Authorized Share Increase Proposal is not approved by the GlycoMimetics stockholders or the Merger is not otherwise completed.
Certain GlycoMimetics stockholders have agreed to vote any shares of GlycoMimetics common stock owned by them in favor of the Reverse Stock Split Proposal. See “Agreements Related to the Merger — Support Agreements” beginning on page 176 of this proxy statement/prospectus for more information.
Unless otherwise instructed, it is the intention of the persons named in the accompanying proxy card to vote shares represented by properly executed proxy cards “FOR” the approval of the Reverse Stock Split Proposal.
THE GLYCOMIMETICS BOARD RECOMMENDS A VOTE “FOR” THE REVERSE STOCK SPLIT PROPOSAL.

PROPOSAL NO. 4 — THE REDOMESTICATION PROPOSAL
General
At the GlycoMimetics special meeting, GlycoMimetics stockholders will be asked to approve (i) pursuant to the DGCL, the conversion of GlycoMimetics from a corporation organized under the laws of the State of Delaware (the “Delaware Corporation”) to an exempted company incorporated under the laws of the Cayman Islands (the “Cayman Company”) and to adopt resolutions approving the redomestication (the “Cayman Redomestication Resolutions”) included as Annex L to this proxy statement/prospectus — Proposal No. 4A — and (ii) pursuant to the Companies Act, the transfer by way of continuation of GlycoMimetics from the Delaware Corporation to the Cayman Company and to adopt the Cayman Redomestication Resolutions and as a special resolution the Cayman Articles (as defined below) — Proposal No. 4B, as more fully described in this Proposal No. 4. The proposed redomestication of the Delaware Corporation to a Cayman Company pursuant to this Proposal 4 is referred to herein as the “Cayman Redomestication.”
Principal Terms of the Cayman Redomestication
If the Cayman Redomestication is approved by GlycoMimetics stockholders and the Merger is completed, the Cayman Redomestication will be effected by the Combined Company through a conversion pursuant to Section 266 of the DGCL, and the Cayman Company will continue its existence as an exempted company limited by shares under the Companies Act, as amended, of the Cayman Islands (the “Companies Act”), as set forth in the plan of conversion (the “Plan of Conversion”), included as Annex I to this proxy statement/prospectus. Approval of the Redomestication Proposal will constitute approval of the Plan of Conversion.
Through the adoption of the Plan of Conversion, upon the effectuation of the Cayman Redomestication:
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The Combined Company will continue its existence as a Cayman Islands exempted company and will continue to operate its business under the name “Crescent Biopharma, Inc.”

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The internal affairs of the Combined Company will cease to be governed by Delaware law and will instead be governed by Cayman Islands law. See “Effects of the Cayman Redomestication — Comparison of Stockholder Rights under Delaware and Cayman Islands Law” below.

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The Combined Company will cease to be governed by GlycoMimetics’ amended and restated certificate of incorporation (as amended, the “Delaware Charter” or the “GlycoMimetics Charter”) and GlycoMimetics’ amended and restated bylaws (the “Delaware Bylaws” or the “GlycoMimetics Bylaws”) and will instead be governed by the provisions of the proposed Cayman Islands memorandum and articles of association (the “Cayman Articles”), a form of which is included as Annex J to this proxy statement/prospectus. See “Effects of the Cayman Redomestication — Comparison of Rights of Holders of the Delaware Corporation Capital Stock and the Cayman Company Share Capital “ below.

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The Cayman Redomestication will not result in any change in the Combined Company’s business, management, obligations, assets or liabilities (other than as a result of the transaction costs related to the Cayman Redomestication).

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The Combined Company will continue to be treated as a U.S. corporation for all purposes under the Code. See “U.S. Federal Income Tax Considerations of the Cayman Redomestication — U.S. Tax Status of the Cayman Corporation after the Cayman Redomestication” below.

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Each outstanding share of common stock of the Delaware Corporation will be automatically converted into one ordinary share of the Cayman Company (each a “Cayman Share”, together the “Cayman Shares”).

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Each outstanding share of any series of the preferred stock of the Delaware Corporation will be automatically converted into one outstanding share of the corresponding series of the preferred shares of the Cayman Company.

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Stockholders of the Combined Company will not be required to exchange their existing stock certificates (if any) for new share certificates.

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Each outstanding option or right to acquire shares of common stock of the Delaware Corporation will continue in existence in the form of and will automatically become an option or right to acquire an equal number of Cayman Shares under the same terms and conditions.

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The Cayman Shares resulting from the Cayman Redomestication will continue to be traded on Nasdaq under the symbol “GLYC.” The Cayman Redomestication is not expected to cause any interruption in the trading of such Cayman Shares.

If GlycoMimetics stockholders approve the Cayman Redomestication and the Merger is completed, GlycoMimetics and Crescent anticipate that the Cayman Redomestication will become effective as soon as practicable following the Merger (the “Cayman Redomestication Effective Time”).
The Cayman Redomestication may be delayed by GlycoMimetics’ board of directors or the Combined Company’s board of directors, or the Plan of Conversion may be terminated and abandoned by action of GlycoMimetics’ board of directors or the Combined Company’s board of directors, at any time prior to the Cayman Redomestication Effective Time, whether before or after the approval by GlycoMimetics’ stockholders, if GlycoMimetics’ board of directors or the Combined Company’s board of directors determines for any reason that such delay or abandonment would be in the best interests of GlycoMimetics and its stockholders or the Combined Company and its stockholders, as the case may be, including if the Merger is not completed for any reason. In addition, GlycoMimetics or the Combined Company may face legal challenges to the Cayman Redomestication, including, among others, stockholder challenges under Delaware law, seeking to delay or prevent the Cayman Redomestication.
Reasons for the Cayman Redomestication
GlycoMimetics’ board of directors and Crescent’s board of directors believe that there are several reasons the Cayman Redomestication is in the best interests of the Combined Company and its stockholders. In particular, GlycoMimetics’ board of directors and Crescent’s board of directors believe that the Cayman Redomestication will allow the Combined Company to take advantage of certain provisions of the corporate laws of the Cayman Islands.
The Cayman Redomestication will eliminate the Combined Company’s obligation to pay the annual Delaware franchise tax, which GlycoMimetics and Crescent expect will result in substantial savings to the Combined Company over the long term. For fiscal year 2024, GlycoMimetics paid approximately $13,048 in Delaware franchise taxes. Crescent anticipates that, if the Combined Company remains a Delaware Corporation, for fiscal year 2025, the Combined Company’s Delaware franchise taxes will be approximately $200,000 (based on the expected capital structure and assets of the combined company).
The Cayman Redomestication will potentially reduce the risk of opportunistic and frivolous stockholder demands and litigation for the Combined Company and its directors and officers, which may allow the Combined Company’s directors and officers to focus on the Combined Company’s business and save it the cost of such demands and litigation. Within recent years, the increasing frequency and cost of claims directed towards directors and officers of Delaware corporations has expanded the risk facing directors and officers of public companies in exercising their duties. For example, from time to time, public companies respond to stockholder books and records inspection demands pursuant to Section 220 of the DGCL, purportedly seeking to investigate alleged mismanagement and wrongdoing, which, in turn, causes public companies to expend substantial legal fees and costs in responding to such demands, in addition to the time and distraction for the management team in gathering records and providing information to the company’s lawyers. Such stockholder demands and litigation can be time-consuming and burdensome, both for the directors and officers involved and other members of management and employees. If the Combined Company were to be targeted by opportunistic and frivolous stockholder demands or lawsuits, the costs or other consequences of responding to or defending such claims could potentially be borne by the Combined Company’s stockholders through, among other things, indemnification obligations, distraction to the Combined Company’s management and employees, and increased insurance premiums. Although Section 220 of the DGCL was amended on March 25, 2025 (the “2025 DGCL Amendments”) to narrow the scope of such stockholder books and records inspection demands and increase the burden on stockholders for obtaining such records, GlycoMimetics’ board of directors still expects fewer opportunistic and frivolous books and records inspection demands under Cayman Islands law as shareholders generally do not have statutory rights to inspect or obtain copies of the register of shareholders or other corporate records under the Companies Act.
The Cayman Redomestication will potentially provide the Combined Company’s directors and officers with greater protection, which may help the Combined Company attract and retain highly qualified management personnel. Delaware law permits a corporation to adopt provisions limiting or eliminating the liability of a director or an officer to a company and its stockholders for monetary damages for breach of fiduciary duty, provided that the liability does not arise from certain proscribed conduct, including breach of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law.
In most cases, under Cayman Islands law, the Cayman Company will be the proper plaintiff in any claim based on a breach of duty owed to it, and a claim against (for example) the Cayman Company’s directors or officers usually may not be brought by a shareholder. While derivative actions have been brought in the Cayman Islands courts, and the Cayman Islands courts have confirmed the availability for such actions, they are less common relative to similar claims brought in Delaware pursuant to the Delaware law. In addition, Cayman Islands law does not specifically restrict a Cayman Islands exempted company from exculpating its directors or officers from liability for negligence or a breach of duty, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to limit liability against willful default, willful neglect, actual fraud or the consequences of committing a crime. Accordingly, the Cayman Redomestication is expected to protect directors or officers from direct claims by shareholders for a breach of the duty except in the limited circumstances permitted by Cayman Islands law. There is currently no known pending claim or litigation against any of GlycoMimetics’ directors or officers for breach of fiduciary duty related to their service as directors or officers of GlycoMimetics.
The Cayman Redomestication could also potentially provide the Combined Company with greater flexibility to consider and engage in certain types of corporate transactions that might provide shareholders with an opportunity to realize greater value for their shares in the Combined Company that the Combined Company’s board of directors determines to be in the best interests of the Combined Company. Although the 2025 DGCL Amendments restore the business judgment rule as the standard of review for corporate acts on transactions involving a controlling stockholder (other than going private transactions) approved by either a special committee of independent and disinterested directors or disinterested stockholders, such an approval may remain impractical in certain instances.
Cayman Islands law does not provide a list of statutory facts that directors and officers may consider in making takeover decisions or decisions in relation to corporate transactions. Under Cayman Islands law, in making decisions, directors are required to comply with their fiduciary duties to the company, including duties of loyalty, honesty, fidelity, good faith and acting in the best interests of the company. Directors must also act with skill, care and diligence with a standard measured against both objective and subjective tests.
As a result, the Cayman Redomestication may allow the Combined Company to accomplish certain types of transactions with a reduced risk of litigation or a court overturning the business decisions of the Combined Company’s board of directors, to the detriment of the Combined Company and its shareholders.
No such transactions potentially implicating the entire fairness standard under Delaware law are currently being discussed or considered by the GlycoMimetics’ board of directors. Consequently, the Cayman Redomestication is not being proposed to prevent a change in control, or as a response to any present attempt known to the GlycoMimetics’ board of directors to acquire control of GlycoMimetics or obtain representation on the GlycoMimetics’ board of directors.
Certain Risks Associated with the Cayman Redomestication
There can be no assurance that the Cayman Redomestication will result in all or any of the benefits described in this proxy statement/prospectus, including the benefits of or resulting from the transfer by way of continuation of the Combined Company under the Cayman Islands or the application of Cayman Islands law to the internal affairs of the Combined Company. See “Risk Factors — Risks Related to the Cayman Redomestication.”
Effects of the Cayman Redomestication
The Cayman Redomestication will effect a change in the legal domicile of the Combined Company and other changes, the most significant of which are described below. Following the Cayman Redomestication, the Combined Company will be governed by the Companies Act instead of the DGCL, and the Combined Company will be governed by the Cayman Articles. Approval of this Proposal No. 4 will constitute the approval and adoption of the Cayman Articles. The Delaware Charter and the Delaware Bylaws will no longer be applicable following completion of the Cayman Redomestication.
The summaries below do not purport to be complete and are subject to, and qualified in their entirety by reference to, the Companies Act, the Cayman Articles, the DGCL, the Delaware Charter and Delaware Bylaws, which you should carefully read, together with this entire document and the other referenced documents for a more complete understanding of the differences between being a stockholder of the Delaware Corporation before the Cayman Redomestication and being a shareholder of the Cayman Company following the completion of the Cayman Redomestication. Copies of the Cayman Articles, the Cayman Certificate of Designation (as defined below), the Delaware Charter, the Delaware Bylaws, the Delaware Certificate of Designation (as defined below), the form of certificate of amendment to effect the proposed reverse stock split described in Proposal No. 3 and the form of certificate of amendment to effect the increase in the number of authorized shares of GlycoMimetics common stock described in Proposal No. 2 are included as Annex J, Annex M, Exhibit 3.1, Exhibit 3.4, Annex F, Annex H and Annex G, respectively, to this proxy statement/prospectus.
Comparison of Rights of Holders of the Delaware Corporation Capital Stock and the Cayman Company Share Capital
The Cayman Articles differ in many respects from the Delaware Charter and Delaware Bylaws. The differences between the rights of stockholders of the Delaware Corporation under the Delaware Charter and Delaware Bylaws and their rights as shareholders of the Cayman Company immediately after the Cayman Redomestication under the Cayman Articles are summarized below. The following summary gives effect to the proposed increase in the number of authorized shares of GlycoMimetics common stock described in Proposal No. 2 and the proposed reverse stock split described in Proposal No. 3.
Delaware Corporation	Cayman Company
Organizational Documents
The rights of the Delaware Corporation’s stockholders are governed by the Delaware Charter, Delaware Bylaws and the DGCL.	The rights of Cayman Company shareholders will be governed by the Cayman Articles, the Companies Act, and the common law of the Cayman Islands.
Authorized Capital Stock
The Delaware Corporation is authorized to issue two classes of capital stock which are designated, respectively, “common stock” and “preferred stock.” The total number of shares that the Delaware Corporation is authorized to issue is 180,000,000, of which 175,000,000 shares are common stock, each having a par value $0.001 per share, and 5,000,000 shares are preferred stock, each having a par value $0.001 per share. The preferred stock may be issued from time to time in one or more series. The number of authorized shares of Delaware Corporation preferred stock may be increased or decreased (but not below the number of	The authorized share capital of the Cayman Company under the Cayman Articles is US$180,000 divided into 175,000,000 “ordinary shares,” having a par value of US$0.001 per share; and 5,000,000 “preferred shares,” having a par value of US$0.001 per share. The Cayman Company may increase its authorized share capital through an ordinary resolution passed by the affirmative vote of a simple majority of the votes cast at a general meeting (an “ordinary resolution”).

Delaware Corporation	Cayman Company
shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the Delaware Corporation entitled to vote thereon, without a separate vote of the holders of the preferred stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any certificate of designation filed with respect to any series of preferred stock.
Common Stock

The Delaware Corporation’s authorized common stock consists of 175,000,000 shares of common stock, par value $0.001 per share.
Each holder of a share of Delaware Corporation common stock is entitled to one vote for each such share held of record on the applicable record date on each matter properly submitted to the stockholders for their vote.

The Cayman Company’s authorized ordinary shares consist of 175,000,000 ordinary shares, par value US$0.001 per share.
Each holder of ordinary shares will carry the right to receive notice of, to attend and to vote at any Cayman Company general meeting.

Preferred Stock

Delaware Corporation preferred stock consists of 5,000,000 shares of preferred stock, each having a par value $0.001 per share. The voting rights of preferred stockholders can vary depending on the series of preferred stock issued. The Delaware Corporation Board is authorized to determine the voting powers, full or limited, or no voting powers for each series of preferred stock.
In connection with the Merger, the Delaware Corporation’s board of directors (the “Delaware Corporation Board”) intends to designate 308,384 shares of the Delaware Corporation’s undesignated preferred stock as Series A Preferred Stock (“Delaware Series A Preferred Stock”) through a certificate of designation in the form attached as Annex F (the “Delaware Certificate of Designation”). No shares of Series A Preferred Stock are currently authorized or outstanding.
Except as otherwise required by the Delaware Certificate of Designation or law, the Delaware Series A Preferred Stock will not have voting rights. The Delaware Certificate of Designation provides for certain voting rights in relation to the election of directors as discussed under “— Structure of Board of Directors; Term of Directors; Election of Directors” below. In addition, as long as any shares of Delaware Series A Preferred Stock are outstanding, the Delaware Corporation will not, without the affirmative vote of the Delaware Preferred Directors (as defined below), acting together, or the holders of a majority of the then outstanding shares of the Delaware Series A

The Cayman Company’s authorized preferred shares will consist of 5,000,000 preferred shares, par value US$0.001 per share.
The Cayman Articles will provide that, whenever the capital of the Cayman Company is divided into different classes (and as otherwise determined by the board of directors) the rights attached to any such class may, subject to any rights or restrictions for the time being attached to any class, only be materially adversely varied or abrogated with the consent in writing of the holders of simple majority of the issued ordinary or preferred shares of the relevant class, or with the sanction of a resolution passed at a separate meeting of the holders of the ordinary or preferred shares of such class by a simple majority of the votes cast at such a meeting. The directors may vary the rights attaching to any class without the consent or approval of shareholders; provided that the rights will not, in the determination of the directors, be materially adversely varied or abrogated by such action.
The Cayman Articles will also provide that the rights conferred upon the holders of the ordinary or preferred shares of any class shall not, unless otherwise expressly provided by the terms of issue of the relevant class, be deemed to be materially adversely varied or abrogated by the creation, allotment or issue of ordinary or preferred shares ranking pari passu with them, subsequent to them, with preferred rights (including enhanced voting rights) or the redemption or purchase of any of the relevant class by the Cayman Company.

Delaware Corporation	Cayman Company
Preferred Stock: (i) alter or change adversely the powers, preferences or rights given to the Delaware Series A Preferred Stock or alter or amend the Certificate of Designation, amend the Delaware Charter, the Delaware Bylaws or other charter documents, or file any articles of amendment, certificate of designations, preferences, limitations and relative rights of any series of Delaware Corporation preferred stock, in each case if such action would adversely alter or change the preferences, rights, privileges or powers of, or restrictions provided for the benefit of the Delaware Series A Preferred Stock, regardless of whether any of the foregoing actions will be by means of amendment to the Delaware Charter or by merger, consolidation, recapitalization, reclassification, conversion or otherwise, (ii) issue further shares of the Delaware Series A Preferred Stock beyond those contemplated for issuance in the Merger Agreement or increase or decrease (other than by conversion) the number of authorized shares of the Delaware Series A Preferred Stock, (iii) at any time while at least 30% of the originally issued Delaware Series A Preferred Stock remains issued and outstanding, consummate either: (A) any Fundamental Transaction (as defined in the Delaware Certificate of Designation) or (B) any merger or consolidation of the Delaware Corporation or other business combination in which the stockholders of the Delaware Corporation immediately before such transaction do not hold at least a majority on an as-converted-to-Delaware Corporation common stock basis of the capital stock of Delaware Corporation, immediately after such transaction, (iv) increase the authorized number of directors constituting the Delaware Corporation Board or change the number of votes entitled to be cast by any director or directors on any matter or (v) enter into any agreement with respect to any of the foregoing that does not explicitly require the approval contemplated to consummate such transaction.
Assuming the Delaware Corporation Board designates 308,384 shares of the Delaware Corporation’s preferred stock as the Delaware Series A Preferred Stock through the Delaware Certificate of Designation, upon the effectiveness of the Cayman Articles, the Cayman Company’s board of directors (the “Cayman Company Board”) will designate 308,384 preferred shares as Series A Non-Voting Convertible Preferred Shares (the “Cayman Series A Preferred Shares”) through a certificate of designation in the form attached as Annex M (the “Cayman Certificate of Designation”).
Except as otherwise provided for in the Cayman Articles, the Cayman Certificate of Designation or at law, a holder of Cayman Series A Preferred Shares will not have voting rights. The Cayman Certificate of Designation provides for certain voting rights in relation to the election of directors as discussed under “— Structure of Board of Directors; Term of Directors; Election of Directors” below. In addition, as long as any Cayman Series A Preferred Shares are issued and outstanding, the Cayman Company will not, without the affirmative vote of the Cayman Preferred Directors, acting together, or the holders of a simple majority of the then issued and outstanding Cayman Series A Preferred Shares: (i) alter or change adversely the powers, preferences or rights given to the Cayman Series A Preferred Shares or alter or amend the Cayman Certificate of Designation, amend the Cayman Articles, or file any articles of amendment, certificate of designations, preferences, limitations and relative rights of any series of Cayman Company preferred shares, in each case if such action would adversely alter or change the preferences, rights, privileges or powers of, or restrictions provided for the benefit of the Cayman Series A Preferred Shares, regardless of whether any of the foregoing actions will be by means of amendment to the Cayman Articles or by merger, consolidation, recapitalization, reclassification, conversion or otherwise, (ii) issue further Cayman Series A Preferred Shares beyond those contemplated for issuance in the Merger Agreement or increase or decrease (other than by conversion) the number of authorized Cayman Series A Preferred Shares, (iii) at any time while at least 30% of the originally issued Cayman Series A Preferred Shares remains issued and outstanding, consummate either: (A) any Fundamental Transaction (as defined in the Cayman Certificate of Designation) or (B) any merger or consolidation of the Cayman Company or other business

Delaware Corporation	Cayman Company
combination in which the shareholders of the Cayman Company immediately before such transaction do not hold at least a simple majority on an as-converted-to-Cayman Shares basis of the share capital of the Cayman Company immediately after such transaction, (iv) increase the authorized number of directors constituting the Cayman Company Board or change the number of votes entitled to be cast by any director or directors on any matter or (v) enter into any agreement with respect to any of the foregoing that does not explicitly require the approval contemplated to consummate such transaction.
Number and Qualification of Directors
The number of Delaware Corporation directors shall be fixed exclusively by resolutions adopted by a majority of the authorized number of directors constituting the Delaware Corporation Board. No decrease in the authorized number of directors constituting the Delaware Corporation Board will shorten the term of any incumbent director. Directors need not be stockholders of the Delaware Corporation. Following the completion of the Merger, the Combined Company’s is expected to consist of six members.	The Cayman Company Board will consist of at least one person; provided, however, that subject to the rights of the holders of any series of preferred shares specified by the Cayman Articles or any certificate of designation, the number of directors that shall constitute the Cayman Company Board shall be fixed exclusively by resolutions adopted by a simple majority of the voting power of the authorized number of directors then in office or by unanimous written consent of all directors. No decrease in the authorized number of directors constituting the Cayman Company Board will shorten the term of any incumbent director. Directors need not be shareholders of the Cayman Company. The Cayman Company Board is expected to consist of six members.
Structure of Board of Directors; Term of Directors; Election of Directors

The Delaware Corporation Board is divided into three classes designated as Class I, Class II and Class III, respectively. At each annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the particular class whose terms expire at such annual meeting. Notwithstanding the foregoing provisions of this section, each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal.
Except as otherwise provided by statute, the Delaware Charter or the Delaware Bylaws, directors shall be elected by a plurality of the votes of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote generally on the election of directors.
Following the completion of the Merger, at all times when at least 30% of the originally issued Delaware Series A Preferred Stock remains issued and outstanding: (i) the holders of Delaware Series A
The Cayman Company Board will be divided into three classes: Class I, Class II and Class III. The Cayman Company Board will be authorized to assign members of the directors already in office to such classes in accordance with a resolution or resolutions adopted by the Cayman Company Board. At each annual general meeting of shareholders, directors shall be elected for a full term of three years to succeed the directors of the particular class whose terms expire at such annual general meeting. Notwithstanding the foregoing provisions of this section, each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. The Class I directors shall stand appointed for a term expiring at the Cayman Company’s first annual general meeting following the general meeting at which the Cayman Articles are adopted, the Class II directors shall stand appointed for a term expiring at the Cayman Company’s second annual general meeting following the general meeting at which the Cayman Articles

Delaware Corporation	Cayman Company
Preferred Stock, exclusively and voting together as a separate class on an as-converted to Delaware Corporation common stock basis, shall be entitled to elect two directors (“Delaware Preferred Directors”); and (ii) the holders of Delaware Corporation common stock and of any other class or series of voting stock (including the Delaware Series A Preferred Stock), exclusively and voting together as a single class on an as-converted to common stock basis, shall be entitled to elect the balance of the total number of directors of the Delaware Corporation. Each Preferred Director shall be entitled to three votes on each matter presented to the Delaware Corporation Board.
are adopted and the Class III directors shall stand appointed for a term expiring at the Cayman Company’s third annual general meeting following the general meeting at which the Cayman Articles are adopted.
At all times when at least 30% of the originally issued Cayman Series A Preferred Shares remains issued and outstanding: (i) the holders of record of the Cayman Series A Preferred Shares, exclusively and voting together as a separate class on an as-converted to Cayman Shares basis, shall be entitled to elect two directors (“Cayman Preferred Directors”); and (ii) the holders of the Cayman Shares and of any other class or series of voting shares (including the Cayman Series A Preferred Shares), exclusively and voting together as a single class on an as-converted to Cayman Shares basis, shall be entitled to elect the balance of the total number of directors of the Cayman Company. Each Cayman Preferred Director shall be entitled to three votes on each matter presented to the Cayman Company Board.

Removal of Directors

Subject to the rights of the holders of any series of preferred stock, any director may be removed from office at any time, but only with cause and only by the affirmative vote of the holders of 66 2∕3% or more of the voting power of the outstanding shares of capital stock of the Delaware Corporation entitled to vote at an election of directors, unless otherwise provided under the DGCL or the Delaware Charter.
Following the completion of the Merger, at all times when at least 30% of the originally issued Series A Preferred Stock remains issued and outstanding, any Delaware Preferred Director may be removed without cause only by the affirmative vote of the holders of a majority of the Delaware Series A Preferred Stock.

Subject to the rights and restrictions of holders of any series of preferred shares to remove directors specified by the Cayman Articles or any certificate of designation, any individual director or the Cayman Company Board may only be removed with cause by a special resolution passed by the affirmative vote of not less than two-thirds of the votes cast at a general meeting (a “special resolution”).
At all times when at least 30% of the originally issued Series A Preferred Shares remains issued and outstanding, any Cayman Preferred Director may be removed without cause only by the affirmative vote of the holders of a simple majority of the Cayman Series A Preferred Shares.

Vacancies on the Board of Directors
Subject to the rights of the holders of any series of preferred stock, any vacancies on the Delaware Corporation Board resulting from death, resignation, disqualification, removal or other causes, and any newly created directorships resulting from any increase in the number of directors, shall, unless the Delaware Corporation Board determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders, except as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than	Subject to the rights of the holders of any series of preferred shares, including pursuant to any certificate of designation, any vacancies on the Cayman Company Board resulting from death, resignation, disqualification, removal or other causes, and any newly created directorships resulting from any increase in the number of directors, shall, unless the Cayman Company Board determines by resolution that any such vacancies or newly created directorships shall be filled by the shareholders as permitted in accordance with the Cayman Articles and any certificate of designation, be filled only by

Delaware Corporation	Cayman Company

a quorum of the Delaware Corporation Board, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified.
Following the completion of the Merger, at all times when at least 30% of the originally issued Delaware Series A Preferred Stock remains issued and outstanding, any vacancies of a Delaware Preferred Director directorship resulting from death, resignation, disqualification, removal or other causes shall be filled by the affirmative vote of the holders of a majority of the Delaware Series A Preferred Stock.

the affirmative vote of a simple majority of the voting power of the directors then in office, or by unanimous written consent of all directors, or by a sole remaining director and not by the shareholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified.
At all times when at least 30% of the originally issued Cayman Series A Preferred Shares remains issued and outstanding, any vacancies of a Cayman Preferred Director directorship resulting from death, resignation, disqualification, removal or other causes shall be filled by the affirmative vote of the holders of a simple majority of the Cayman Series A Preferred Shares.

Stockholder Action by Written Consent
No action may be taken by the Delaware Corporation stockholders except at an annual or special meeting of the Delaware Corporation stockholders called in accordance with the Delaware Bylaws, and no action may be taken by the Delaware Corporation stockholders by written consent or electronic transmission in lieu of a meeting.	A resolution in writing signed by all the shareholders entitled to receive notice of and to attend and vote at general meetings of the Cayman Company (or being corporations by their duly authorized representatives) shall be as valid and effective as if the same had been passed at a general meeting of the Company duly convened and held.
Quorum
At all meetings of stockholders, except where otherwise provided by statute or by the Delaware Charter or the Delaware Bylaws, the presence, in person, by remote communication, if applicable, or by proxy duly authorized, of the holders of a majority of the outstanding shares of Delaware Corporation common stock entitled to vote shall constitute a quorum for the transaction of business. In the absence of a quorum, any meeting of stockholders may be adjourned, from time to time, either by the chairman of the meeting or by vote of the holders of a majority of the shares represented thereat, but no other business shall be transacted at such meeting. The stockholders present at a duly called or convened meeting, at which a quorum is present, may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.	At all meetings of shareholders, except where otherwise provided by the Cayman Articles or any certificate of designation, the presence, in person, by remote communication, if applicable, or by proxy duly authorized, of the holders of a simple majority of the issued and outstanding shares of the Cayman Company and entitled to vote shall constitute a quorum for the transaction of business. In the absence of a quorum, any meeting of shareholders may be adjourned, from time to time, either by the chairman of the meeting or by vote of the holders of a simple majority of the shares represented thereat, but no other business shall be transacted at such meeting. The shareholders present at a duly called or convened meeting, at which a quorum is present, may continue to transact business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum.
Special Meetings of Stockholders

Special meetings of the Delaware Corporation stockholders may be called, for any purpose as is a proper matter for stockholder action under Delaware law, by (i) the chairman of the Delaware Corporation Board, (ii) the chief executive officer, or (iii) the Delaware Corporation Board pursuant to
General meetings of the Cayman Company shareholders may be called, for any purpose as is a proper matter for shareholder action under Cayman Islands law, by (i) the chairman of the Cayman Company Board, (ii) the chief executive officer, or (iii) the Cayman Company Board pursuant to a

Delaware Corporation	Cayman Company

a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Delaware Corporation Board for adoption).
The Delaware Corporation Board shall determine the time and place, if any, of such special meeting. Upon determination of the time and place, if any, of the meeting, the Delaware Corporation secretary shall cause a notice of meeting to be given to the Delaware Corporation stockholders entitled to vote, in accordance with the Delaware Bylaws. No business may be transacted at such special meeting otherwise than specified in the notice of meeting.

resolution adopted by a simple majority of the voting power of the directors present at a meeting of directors or by unanimous written consent of all directors.
The Cayman Company Board shall determine the date, time and place (including any electronic facility), if any, of such general meeting. Upon determination of the date, time and place (including any electronic facility), if any, of the meeting, the Cayman Company Board or secretary shall cause a notice of general meeting to be given to the Cayman Company shareholders entitled to vote, in accordance with the Cayman Articles. No business may be transacted at such special meeting otherwise than specified in the notice of general meeting.

Notice of Stockholder Meetings
Except as otherwise provided by law, notice, given in writing or by electronic transmission, of each meeting of stockholders shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting, such notice to specify the place, if any, date and hour, in the case of special meetings, the purpose or purposes of the meeting, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at any such meeting.
Except as otherwise provided by law, notice, given in writing or by electronic transmission, of each meeting of shareholders shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each shareholder entitled to vote at such meeting, such notice to specify the place (including any electronic facility), date and hour, in the case of general meetings, the purpose or purposes of the meeting, and the means of remote communications, if any, by which shareholders and proxy holders may be deemed to be present in person and vote at any such meeting.
The accidental omission to give notice of a meeting to or the non-receipt of a notice of a meeting by any shareholder shall not invalidate the proceedings at any meeting.

Advance Notice Requirements for Stockholder Proposals
Nominations of persons for election to the Delaware Corporation Board may be made at an annual meeting or special meeting of stockholders, and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders, by any Delaware Corporation stockholder who was a stockholder of record at the time of giving the stockholder’s notice, who is entitled to vote at the meeting and who complied with the notice procedures set forth in the Delaware Bylaws. Such notice must be received by the Delaware Corporation not later than the close of business on the ninetieth day no earlier than the close of business on the one hundred twentieth day prior to the first anniversary of the preceding year’s annual meeting, in the case of an annual meeting nomination, and not later than the close of business on the later of the ninetieth day prior to such meeting or the tenth day following the day on which	Nominations of persons for election to the Cayman Company Board and the proposal of business to be considered by the shareholders may be made at an annual general meeting of shareholders: (i) pursuant to the Cayman Company’s notice of meeting of shareholders (with respect to business other than nominations); (ii) brought specifically by or at the direction of the Cayman Company Board; or (iii) by any shareholder of the Cayman Company who was a shareholder of record at the time of giving the shareholders’ notice provided for in the Cayman Articles below, who is entitled to vote at the meeting and who complied with the notice procedures set forth in Cayman Articles. Such notice must be received by the Cayman Company not later than the close of business on the ninetieth day and no earlier than the close of business on the one hundred twentieth day prior to the first anniversary of the preceding year’s annual meeting, in the case of an

Delaware Corporation	Cayman Company
public announcement is first made of the date of the special meeting and of the nominees proposed by the Delaware Corporation Board to be elected at such meeting, in the case of a special meeting nomination.	annual meeting nomination, and not later than the close of business on the later of the ninetieth day prior to such meeting or the tenth day following the day on which public announcement is first made of the date of the general meeting and of the nominees proposed by the Cayman Company Board to be elected at such meeting, in the case of a general meeting nomination.
Amendment of Certificate of Incorporation and Memorandum of Association
The Delaware Charter may be amended pursuant to Section 242 of the DGCL, which requires the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote, and the affirmative vote of the majority of the outstanding shares of each class entitled to vote thereon as a class, at a duly constituted meeting of stockholders called expressly for such purpose; provided, however, that pursuant to the Delaware Charter the affirmative vote of the holders of 66 2∕3% of the voting rights is required to amend, repeal or adopt any provision inconsistent with the provisions of the Delaware Charter relating to: (i) Article V of the Delaware Charter which includes outlines the management structure of the Delaware Corporation, including the roles and responsibilities of the Delaware Corporation Board, procedures for amending the Delaware Bylaws, and requirements for stockholder actions and advance notice provisions, (ii) Article VI of the Delaware Charter which provides for the elimination of directors’ liability for monetary damages to the fullest extent permitted by law, (iii) Article VII of the Delaware Charter which designates the Court of Chancery of the State of Delaware as the exclusive forum for certain legal actions involving the Delaware Corporation, unless an alternative forum is consented to in writing and (iv) Article VIII of the Delaware Charter which provides for the percentage of the shares necessary to amend the Delaware Charter.
The Cayman Articles will consist of a memorandum of association and articles of association.
Subject to the Companies Act and the rights attaching to the various classes, including pursuant to any certificate of designation, the Cayman Company may at any time and from time to time by special resolution alter or amend the memorandum of association forming a part of the Cayman Articles in whole or in part.

Amendment of Bylaws and Articles of Association

Except as otherwise provided by law, the Delaware Bylaws may be adopted, amended or repealed by the Delaware Corporation Board. Any adoption, amendment or repeal of the Delaware Bylaws by the Delaware Corporation Board shall require the approval of a majority of the authorized number of directors. The Delaware Bylaws may also be adopted, amended or repealed by the stockholders by the affirmative vote of not less than 66 2∕3% of the outstanding shares of capital stock entitled to vote, voting together as a single class.

The Cayman Articles will consist of a memorandum of association and articles of association.
Subject to the Companies Act and the rights attaching to the various classes, including pursuant to any certificate of designation, the Cayman Company may at any time and from time to time by special resolution alter or amend the articles of association forming a part of the Cayman Articles in whole or in part.

Delaware Corporation	Cayman Company
Limitation on Director and Officer Liability

The liability of the directors for monetary damages shall be eliminated to the fullest extent under applicable law. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Delaware Corporation shall be eliminated to the fullest extent permitted by the DGCL, as so amended.
An officer of the Delaware Corporation shall not be personally liable to the Delaware Corporation or the Delaware Corporation stockholders for monetary damages for breach of his or her fiduciary duty as an officer, except for liability (a) for any breach of the duty of loyalty to the Delaware Corporation or the Delaware Corporation stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for any transaction from which the officer derived an improper personal benefit, or (d) arising from any claim brought by or in the right of the Delaware Corporation. If the DGCL is amended after the filing of this proxy/prospectus to authorize corporate action further eliminating or limiting the personal liability of officers, then the liability of an officer of the Delaware Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

The Companies Act does not restrict the authority of a Cayman exempted company to indemnify its directors, officers, employees or agents.
The Cayman Articles provide that no Indemnified Person (as defined below) shall be liable: (a) for the acts, receipts, neglects, defaults or omissions of any other director or officer or agent of the Cayman Company; or (b) for any loss on account of defect of title to any property of the Cayman Company; or (c) on account of the insufficiency of any security in or upon which any money of the Cayman Company shall be invested; or (d) for any loss incurred through any bank, broker or other similar Person; or (e) for any loss occasioned by any negligence, default, breach of duty, breach of trust, error of judgement or oversight on such Indemnified Person’s part; or (f) for any loss, damage or misfortune whatsoever which may happen in or arise from the execution of discharge of the duties, powers, authorities, or discretions of such Indemnified Person’s office or in relation thereto; unless the same shall happen through such Indemnified Person’s own actual fraud, willful default or willful neglect as determined by a court of competent jurisdiction.

Indemnification

The Delaware Corporation will indemnify its directors to the fullest extent not prohibited by the DGCL or any other applicable law; provided, however, that the corporation may modify the extent of such indemnification by individual contracts with its directors; and, provided, further, that the Delaware Corporation will not be required to indemnify any director in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Delaware Corporation Board, (iii) such indemnification is provided by the Delaware Corporation, in its sole discretion, pursuant to the powers vested in the Delaware Corporation under the DGCL or any other applicable law or (iv) such indemnification is required to be made under the Delaware Bylaws.
The Delaware Corporation will have power to indemnify its officers, employees and other agents as set forth in the DGCL or any other applicable law. The Delaware Corporation Board shall have the power to delegate the determination of whether
The Cayman Articles provide that, to the fullest extent permitted by law, every director (including any alternate director appointed pursuant to the provisions of the Cayman Articles), secretary, assistant secretary, or other officer (but not including the Cayman Company’s auditors) and the personal representatives of the same (each an “Indemnified Person”) shall be indemnified and secured harmless out of the assets and funds of the Cayman Company against all actions or proceedings whether threatened, pending or completed, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such Indemnified Person, other than by reason of such Indemnified Person’s own actual fraud, willful default or willful neglect as determined by a court of competent jurisdiction, (i) in or about the conduct of the Cayman Company’s business or affairs (including as a result of any mistake of judgment), (ii) in the execution or discharge of his or her duties, powers, authorities or discretions, or (iii) in respect of any actions or activities undertaken by an Indemnified Person provided for and in accordance with the provisions set out above (inclusive)

Delaware Corporation	Cayman Company

indemnification shall be given to any such person to such officers or other persons as the Delaware Corporation Board shall determine.
The Delaware Corporation will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director of the Delaware Corporation, or is or was serving at the request of the Delaware Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefor, all expenses incurred by any director in connection with such proceeding; provided, however, that, if the DGCL requires, an advancement of expenses incurred by a director in his or her capacity as a director (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Delaware Corporation of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under the Delaware Bylaws or otherwise.
The rights conferred on any person by the Delaware Bylaws will not be exclusive of any other right which such person may have or hereafter acquire.

including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such Indemnified Person in defending or otherwise being involved in, (whether successfully or otherwise) any civil proceedings concerning the Cayman Company or its affairs in any court whether in the Cayman Islands or elsewhere.
Each shareholder waives any claim or right of action they might have, whether individually or by or in the right of the Cayman Company, against any director or officer on account of any action taken by such director or officer, or the failure of such director or officer to take any action in the performance of his or her duties with or for the Cayman Company; provided that such waiver shall not extend to any matter in respect of any actual fraud, willful default or willful neglect which may attach to such director or officer.
The Cayman Company will pay the expenses (including attorneys’ fees) incurred by an Indemnified Person in defending any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the Indemnified Person to repay all amounts advanced if it should be ultimately determined that the Indemnified Person is not entitled to be indemnified under the Cayman Articles or otherwise.
The rights to indemnification and advancement of expenses conferred on any Indemnified Person as set out above will not be exclusive of any other rights that any Indemnified Person may have or hereafter acquire pursuant to an agreement with the Cayman Company or otherwise.

Conversion Rights
When the Delaware Series A Preferred Stock is issued in connection with the Merger, the holders of the Delaware Series A Preferred Stock will have the right to convert such shares into Delaware Corporation common stock at any time at a ratio of 1 share of Delaware Series A Preferred Stock to 1,000 shares of Delaware Corporation common stock, subject to certain limitations, including that a holder of Delaware Series A Preferred Stock is prohibited from converting shares of Delaware Series A Preferred Stock into shares of Delaware Corporation common stock if, as a result of such conversion, such holder, together with its affiliates, would beneficially own more than a specified percentage (initially set at 19.99%) of the total number of shares of Delaware Corporation	In accordance with the Cayman Certificate of Designation, each Cayman Series A Preferred Shares then issued and outstanding shall be convertible, at any time and from time to time, at the option of the holder thereof, at a ratio of 1 Cayman Series A Preferred Share to 1,000 Cayman Shares, subject to certain limitations, including that a holder of Cayman Series A Preferred Shares will be prohibited from converting Cayman Series A Preferred Shares into Cayman Shares if, as a result of such conversion, such holder, together with its affiliates, would beneficially own more than a specified percentage (initially set at 19.99%) of the total number of Cayman Shares issued and outstanding immediately after giving effect to such conversion.

Delaware Corporation	Cayman Company
common stock issued and outstanding immediately after giving effect to such conversion.
Preemptive Rights
Delaware Corporation stockholders do not have preemptive rights. Thus, if additional shares of Delaware Corporation common stock are issued, the current holders of Delaware Corporation common stock will own a proportionately smaller interest in a larger number of outstanding shares of common stock to the extent that they do not participate in the additional issuance.	Cayman Company shareholders will not have preemptive rights. Thus, if additional Cayman Shares are issued, the current holders of Cayman Shares will own a proportionately smaller interest in a larger number of outstanding Cayman Shares to the extent that they do not participate in the additional issuance.
Distributions to Stockholders
Subject to preferences that may be applicable to any outstanding shares of Delaware Corporation preferred stock, the holders of Delaware Corporation common stock are entitled to receive ratably such dividends as may be declared by the Delaware Corporation Board out of legally available funds.	Subject to the Companies Act, the Cayman Articles and any certificate of designation, and except as otherwise provided by the rights attached to any shares, the directors may resolve to declare dividends (including interim dividends) and other distributions on shares in issue and authorize payment of the dividends or other distributions out of the funds of the Cayman Company lawfully available therefor. All dividends shall be declared and paid according to the amounts paid up on the Cayman Shares, but if and for so long as nothing is paid up on any of the Cayman Shares, dividends may be declared and paid according to the par value of the Cayman Shares. Dividends may be paid in cash, in property, or in shares.
Exclusive Forum
The Delaware Charter provides that unless the Delaware Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Delaware Corporation; (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Delaware Corporation to the Delaware Corporation or its stockholders; (iii) any action asserting a claim against the Delaware Corporation arising pursuant to any provision of the DGCL, the Delaware Charter or the Delaware Bylaws; or (iv) any action asserting a claim against the Delaware Corporation governed by the internal affairs doctrine.	The Cayman Articles will provide that, unless the Cayman Company consents in writing to the selection of an alternative forum, the courts of the Cayman Islands shall have exclusive jurisdiction over any claim or dispute arising out of or in connection with the Cayman Articles or otherwise related in any way to each member’s shareholding in the Cayman Company, including but not limited to: (a) any derivative action or proceeding brought on behalf of the Cayman Company; (b) any action asserting a claim of breach of any fiduciary or other duty owed by any current or former director, officer or other employee of the Cayman Company to the Cayman Company or the members; (c) any action asserting a claim arising pursuant to any provision of the Companies Act, the Cayman Articles; or (d) any action asserting a claim against the Company concerning its internal affairs.

Delaware Corporation	Cayman Company
Registration Rights

Other than in connection with the Merger, Delaware Corporation stockholders do not have any registration rights.
In connection with the Merger, the Delaware Corporation will enter into a registration rights agreement with the investors participating in the Crescent Pre-Closing Financing, pursuant to which, among other things, the Combined Company will agree to prepare and file a resale registration statement covering the resale of certain shares of Delaware Corporation common stock within 30 business days of the Closing pursuant to Rule 415 and to use its commercially reasonable efforts to keep such registration statement continuously effective under the Securities Act. The registration rights agreement also provides that the Combined Company will pay certain expenses relating to such registrations and indemnify the applicable securityholders against certain liabilities.
Assuming the Delaware Corporation enters into a registration rights agreement with the investors participating in the Crescent Pre-Closing Financing, the Cayman Company will have comparable obligations pursuant to the registration rights agreement.
Stock Transfer Restrictions Applicable to Stockholders
Shares of Delaware Corporation common stock are transferable in the manner prescribed by the DGCL.	Transfer of Cayman Shares in record form may be subject to the restrictions that may be set out from time to time in the Cayman Articles, including, without limitation, the receipt of an instrument of transfer in such form as the directors may in their absolute discretion approve and such other evidence as the directors may reasonably require to show the right of the transferor to make the transfer.
Comparison of Stockholder Rights under Delaware and Shareholder Rights under Cayman Islands Law
The Companies Act and the common law of the Cayman Islands are similar in many respects to the statutory corporate laws of Delaware, as governed by the DGCL. However, there are certain differences that may affect the rights of a stockholder or shareholder of the Combined Company, as well as the corporate governance of the Combined Company. The following are brief summaries of material differences between the current rights of stockholders of the Delaware Corporation under the DGCL and the rights of shareholders of the Cayman Company following completion of the Cayman Redomestication under the Companies Act. This section does not include a complete description of all differences among such rights, nor does it include a complete description of such rights.
Increasing or Decreasing Authorized Capital Stock or Share Capital
Under Delaware law, stockholders must approve an amendment to the corporation’s charter to increase or decrease in the number of authorized shares in accordance with the provisions of the applicable statute.
Under Cayman Islands law, the memorandum and articles of association of a Cayman Islands exempted company sets the authorized share capital. Any changes made to the authorized share capital of a Cayman Islands exempted company will require an ordinary resolution and any amendment to the memorandum and articles of association of a Cayman Islands exempted company will require a special resolution.
Classified Board of Directors
The DGCL permits any Delaware corporation to classify its board of directors into as many as three classes with staggered terms of office. If this is done, the stockholders elect only one class each year and each class would have a term of office of three years. While the Companies Act does not provide for the classification of directors into classes with staggered terms of office, Cayman Islands law allows companies to implement a classified board structure through their articles of association.
Cumulative Voting
Under Delaware law, cumulative voting for directors entitles each stockholder to cast a number of votes that is equal to the number of voting shares held by such stockholder, multiplied by the number of directors to be elected, and to cast all such votes for one nominee or distribute such votes among up to as many candidates as there are positions to be filled. Cumulative voting may enable a minority stockholder or group of stockholders to elect at least one representative to the board of directors where such stockholders would not be able to elect any directors without cumulative voting.
Although the DGCL does not generally grant stockholders cumulative voting rights, a Delaware corporation may provide in its certificate of incorporation for cumulative voting in the election of directors.
The Companies Act does not provide for cumulative voting as a mechanism for electing directors and if a Cayman Islands exempted company wants to allow cumulative voting, it must explicitly set out in its articles of association.
The Delaware Charter does not provide for cumulative voting in the election of directors. Similarly, the Cayman Articles do not provide for cumulative voting.
Vacancies
Under the DGCL, subject to the certificate or articles of incorporation, bylaws, memorandum and articles of association and the rights of any holders of any outstanding series of preferred stock, vacancies on the board of directors, including those resulting from any increase in the authorized number of directors, may be filled by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum. Any director so appointed will hold office for the remainder of the term of the director no longer on the board.
Under Cayman Islands law, there is no statutory rule governing how board of director vacancies may be filled. Instead, the process is governed by a Cayman Islands exempted company’s articles of association, which generally give the remaining directors discretion to appoint a replacement until the next annual meeting or for the remainder of the term, and may also require shareholder approval.
Removal of Directors
Under the DGCL, the holders of a majority of shares of each class entitled to vote at an election of directors may vote to remove any director or the entire board without cause unless (i) the board is a classified board, in which case directors may be removed only for cause, or (ii) the corporation has cumulative voting, in which case, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against their removal would be sufficient to elect him or her. Currently, as permitted by the DGCL when a company’s board of directors is classified, the Delaware Charter provides that directors may be removed only for cause and only by the affirmative vote of the holders of not less than two-thirds (2/3) of the outstanding shares of capital stock of the Delaware Corporation then entitled to vote at an election of directors. Additionally, under the Delaware Certificate of Designation for the Delaware Series A Preferred Stock, any Delaware Preferred Director may be removed without cause only by the affirmative vote of the holders of a majority of the Delaware Series A Preferred Stock.
Under Cayman Islands law, there is no statutory right for shareholders to remove directors. Instead, the removal process is governed by a Cayman Islands exempted company’s articles of association. Under the Cayman Articles, subject to the rights and restrictions of holders of any series of preferred shares to remove directors specified by the Cayman Articles or any certificate of designation, neither the Cayman Company Board nor any individual director may be removed without cause. Subject to the rights and restrictions of holders of any series of preferred shares to remove directors specified by the Cayman Articles or any certificate of designation, any individual director or the Cayman Company Board may be removed with cause by a special resolution. Additionally, under the Cayman Certificate of Designation for the Cayman

Series A Preferred Shares, any Cayman Preferred Director may be removed without cause only by the affirmative vote of the holders of a simple majority of the Cayman Series A Preferred Shares.
Fiduciary Duties and Business Judgment
Under Delaware law, members of the board of directors or any committee designated by the board of directors are entitled to rely in good faith upon the records of the corporation and upon such information, opinions, reports and statements presented to the corporation by corporate officers, employees, committees of the board of directors or other persons as to matters such member reasonably believes are within such other person’s professional or expert competence, provided that such other person has been selected with reasonable care by or on behalf of the corporation. Such appropriate reliance on records and other information protects directors from liability related to decisions made based on such records and other information.
Under Cayman Islands law, directors owe fiduciary duties to the company, including duties of loyalty, honesty, fidelity, good faith and acting in the best interests of the company. Directors must also act with skill, care and diligence with a standard measured against both objective and subjective tests.
Similar to Delaware law, Cayman Islands law permits directors to rely on information, opinions, reports and statements prepared by officers, employees, committees or professional advisors, provided such reliance is reasonable and made in good faith. While Cayman Islands law does not have a statutory business judgment rule, as a matter of Cayman Islands law, a director is under a general fiduciary duty to avoid conflicts of interest and Cayman Islands courts will generally defer to directors’ decisions if made in good faith, for a proper purpose and without conflicts of interest.
Flexibility for Decisions, Including Takeovers
The DGCL does not provide a list of statutory factors that corporate directors and officers may consider in making takeover decisions. Instead, in a number of cases and in certain situations, Delaware law has been interpreted to provide that fiduciary duties require directors to accept an offer from the highest bidder regardless of the effect of such sale on the corporate constituencies other than the stockholders.
Cayman Islands law does not provide a list of statutory facts that directors and officers may consider in making takeover decisions.
Under Cayman Islands law, directors owe fiduciary duties to the company, including duties of loyalty, honesty, fidelity, good faith and acting in the best interests of the company. Directors must also act with skill, care and diligence with a standard measured against both objective and subjective tests.
Limitation on Personal Liability of Directors and Officers
The DGCL by way of statutory provisions or permitted provisions in corporate charter documents, eliminate or limit the personal liability of directors and officers to the corporation and their stockholders for monetary damages for breach of a director’s fiduciary duty.
The DGCL permits corporations to adopt charter provisions exculpating directors from monetary liability to the corporation and its stockholders for breaches of the directors’ duty of care, but the statute precludes liability limitation for breach of the duty of loyalty, acts or omissions not in good faith or involving intentional misconduct and for paying dividends or repurchasing stock out of other than lawfully available funds. With respect to a corporation’s most senior officers namely, the chief executive officer, president, chief financial officer, chief operating officer, chief legal officer, controller, treasurer and chief accounting officer, as well as any other persons identified as “named executive officers” in a public company’s most recent SEC filings or who otherwise consent to jurisdiction under Delaware’s long-arm statute applicable to directors and officers of Delaware corporations the DGCL authorizes similar limitations of liability, but only in connection with direct claims brought by stockholders, including class actions. The DGCL does not, however, authorize a limitation on liability of officers for breach of fiduciary duty arising out of claims brought by the corporation itself or for derivative claims brought by stockholders in the name of the corporation.

Cayman Islands law does not specifically restrict a Cayman Islands exempted company from exempting its directors or officers from liability for negligence or a breach of duty or a breach of trust, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to limit liability against willful default, willful neglect, actual fraud or the consequences of committing a crime.
Under Cayman Islands law, in most cases, the Cayman Company will be the proper plaintiff in any claim based on a breach of duty owed to it, and a claim against (for example) the Cayman Company’s directors or officers usually may not be brought by a shareholder. However, based on both Cayman Islands and English authorities, which would in all likelihood be of persuasive authority and be applied by a court in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which: a company is acting, or proposing to act, illegally or beyond the scope of its authority; the act complained of, although not beyond the scope of the authority, could only be effected if duly authorized by more than the number of votes which have actually been obtained; or those who control the company are perpetrating a “fraud on the minority.” In those instances, a shareholder may have a direct right of action against the Cayman Company where the individual rights of that shareholder have been infringed or are about to be infringed.
Indemnification
The DGCL has statutory mechanisms that permit corporations to indemnify directors, officers, employees and agents in similar circumstances.
In suits that are not brought by or in the right of the corporation, the DGCL’s statutory indemnification mechanisms permit a corporation to indemnify current and former directors, officers, employees and agents for attorneys’ fees and other expenses, judgments and amounts paid in settlement that the person actually and reasonably incurred in connection with the action, suit or proceeding. The person seeking indemnity may recover under these statutory provisions as long as they acted in good faith and believed their actions were either in the best interests of or not opposed to the best interests of the corporation.
In derivative suits brought in connection with a Delaware corporation, a corporation may indemnify its directors, officers, employees or agents for expenses that the person actually and reasonably incurred. A corporation may not indemnify a person if the person was adjudged to be liable to the corporation unless a court otherwise orders.
Under Cayman Islands law, in most cases, a Cayman Islands exempted company will be the proper plaintiff in any claim based on a breach of duty owed to it, and a claim against (for example) a Cayman Islands exempted company’s directors or officers usually may not be brought by a shareholder. However, based on both Cayman Islands and English authorities, which would in all likelihood be of persuasive authority and be applied by a court in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which: a company is acting, or proposing to act, illegally or beyond the scope of its authority; the act complained of, although not beyond the scope of the authority, could only be effected if duly authorized by more than the number of votes which have actually been obtained; or those who control the company are perpetrating a “fraud on the minority.” In those instances, a shareholder may have a direct right of action against a Cayman Islands exempted company where the individual rights of that shareholder have been infringed or are about to be infringed.
Under the statutory indemnification mechanism in Delaware law, no corporation may indemnify a party unless it decides that indemnification is proper. Under the DGCL, the corporation through its stockholders, directors or independent legal counsel will determine whether the conduct of the person seeking indemnity conformed to the statutory provisions governing indemnity.
The Companies Act does not restrict the authority of a Cayman Islands exempted company to indemnify its directors, officers, employees or agents, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, actual fraud or the consequences of committing a crime. The Cayman Articles provide for indemnification for every director and officer of the Cayman Company.

Advancement of Expenses
The DGCL provides that expenses incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding, upon receipt of an undertaking by or on behalf of such director or officer to repay the amount if it is ultimately determined that they are not entitled to be indemnified by the corporation as authorized under the DGCL. A Delaware corporation has the discretion to decide whether or not to advance such defense expenses, unless its certificate of incorporation or bylaws provide for mandatory advancement.
Cayman Islands law does not restrict the authority of a Cayman Islands exempted company to advance expenses incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding, but there is no statutory provision expressly requiring or governing advancement of expenses. Instead, the ability to advance expenses is typically addressed in a Cayman Islands exempted company’s articles of association. The Cayman Articles provide for expense advancement provisions for indemnified persons.
Director Compensation
Both the DGCL and the Companies Act do not have a specific statute governing either the establishment of director compensation, or the fairness of director compensation. The Combined Company’s board of directors after the Cayman Redomestication will establish the compensation of its directors.
Action by Written Consent of Directors
The DGCL provides that, unless the certificate or articles of incorporation or the bylaws provide otherwise, any action required or permitted to be taken at a meeting of the directors or a committee thereof may be taken without a meeting if all members of the board or committee, as the case may be, consent to the action in writing.
The Companies Act does not prescribe rules for the written consent of directors and the process is governed by a Cayman Islands exempted company’s articles of association which typically allows board decisions to be made by unanimous written consent in lieu of a meeting of the board of directors.
Neither the Delaware Charter or Delaware Bylaws, nor the Cayman Articles, limit the type or nature of a board action taken by written consent. A resolution in writing passed by the directors of the Cayman Company will be required to be executed by all the directors or committee thereof, entitled to receive notice of meetings of directors or committee thereof.
Actions by Written Consent of Stockholders and Shareholders
The DGCL provides that, unless the certificate of incorporation provides otherwise, any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting if the holders of outstanding stock having at least the minimum number of votes that would be necessary to authorize or take the action at a meeting of stockholders at which all shares entitled to vote thereon were present and voted, consent to the action in writing. In addition, the DGCL requires the corporation to give prompt notice of the taking of corporate action without a meeting by less than unanimous written consent to those stockholders who did not consent in writing.
Under Cayman Islands law, there is no statutory restriction on shareholder action by written consent and the process is governed by a Cayman Islands exempted company’s articles of association.
While the Delaware Charter prohibits action by written consent of the stockholders, the Cayman Articles permit a resolution to be signed in writing by all shareholders of the Cayman Company entitled to receive notice of and to attend and vote at general meetings of the Company, in lieu of a general meeting and provides that an ordinary resolution or a special resolution in writing signed by all shareholders entitled to vote at a general meeting will be valid and effective as if such resolution had been passed at a meeting of the shareholders.

Dividends and Distributions
Unless further restricted in the certificate of incorporation, the DGCL permits a corporation to declare and pay dividends out of either (i) surplus, or (ii) if no surplus exists, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year (provided that the amount of capital of the corporation is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets). The DGCL defines surplus as the excess, at any time, of the net assets of a corporation over its stated capital. In addition, the DGCL provides that a corporation may redeem or repurchase its shares only when the capital of the corporation is not impaired and only if such redemption or repurchase would not cause any impairment of the capital of the corporation.
Under the Companies Act and the Cayman Articles, the directors, by resolution, may declare dividends on shares in issue and authorize payment out of the funds of the Cayman Company lawfully available therefor. The directors may, subject to the preference of any classes of shares, authorize a dividend at such time and of such an amount as they think fit if they are satisfied that the Cayman Company will, have sufficient profits and/or share premium lawfully available therefor and, immediately after the payment of the dividend, satisfy the solvency test (that is, if the directors can determine based on the facts at the time that the company can in the future, following the payment of the dividend, pay its debts as they fall due in the ordinary course of business).
Restrictions on Business Combinations
While Delaware law provides certain protections to stockholders in connection with certain business combinations, which can be found in Section 203 of the DGCL, Cayman Islands law does not provide equivalent statutory protections to shareholders. Under Cayman Islands law, any specific provisions relating to business combinations needs to be set out expressly in the articles of association of a Cayman Islands exempted company. See “Stockholder and Shareholder Vote for Mergers and Other Corporation Reorganizations” below.
Under Section 203 of the DGCL, certain “business combinations” with “interested stockholders” of the Delaware Corporation are subject to a three-year moratorium unless specified conditions are met. For purposes of Section 203, the term “interested stockholders” generally is defined as any person (including its affiliates and associates) that beneficially owns 15% or more of the outstanding voting stock of the corporation or is an affiliate or associate of the corporation and was the beneficial owner of 15% or more of the outstanding voting stock of the corporation at any time in the last three-year period, and the term “business combination” is defined broadly to include (i) mergers with or caused by the interested stockholder; (ii) sales or other dispositions to the interested stockholder (except proportionately with the corporation’s other stockholders) of assets of the corporation or a subsidiary equal to 10% or more of the aggregate market value of either the corporation’s consolidated assets or its outstanding stock; (iii) the issuance or transfer by the corporation or a subsidiary of stock of the corporation or such subsidiary to the interested stockholder (except for transfers in a conversion or exchange or a pro rata distribution or certain other transactions, none of which increase the interested stockholder’s proportionate ownership of any class or series of the corporation’s or such subsidiary’s stock); or (iv) receipt by the interested stockholder (except proportionately as a stockholder), directly or indirectly, of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or a subsidiary. The three-year moratorium imposed on business combinations by Section 203 of the DGCL does not apply if: (i) prior to the time on which such stockholder becomes an interested stockholder the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested stockholder; (ii) the interested stockholder owns 85% of the corporation’s voting stock upon consummation of the transaction that made him or her an interested stockholder (excluding from the 85% calculation shares owned by directors who are also officers of the target corporation and shares held by employee stock plans that do not permit employees to decide confidentially whether to accept a tender or exchange offer); or (iii) at or after the time on which such stockholder becomes an interested stockholder, the board approves the business combination and it is also approved at a stockholder meeting by at least two-thirds (66-2/3%) of the outstanding voting stock not owned by the interested stockholder. Delaware companies are entitled to opt out of the business combination provisions of the DGCL. The Delaware Corporation has not opted out of the business combination provisions of Section 203 of the DGCL.
Stockholder and Shareholder Vote for Mergers and Other Corporate Reorganizations
Under the DGCL, unless the certificate of incorporation specifies a higher percentage, the stockholders of a corporation that is being acquired in a merger or sale involving substantially all of its assets must authorize such merger or sale of assets by vote of an absolute majority of outstanding shares entitled to vote. The corporation’s board of directors must also approve such transaction.
The DGCL does not require a stockholder vote of a constituent corporation in a merger (unless the corporation provides otherwise in its certificate of incorporation) if (i) the plan of merger does not amend the existing certificate of incorporation, (ii) each share of stock of such constituent corporation outstanding immediately before the effective date of the merger is an identical outstanding share after the effective date of merger and (iii) either no shares of the common stock of the surviving corporation and no shares, securities or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the authorized unissued shares or treasury shares of the common stock of the surviving corporation to be issued or delivered under the plan of merger, plus those initially issuable upon conversion of any other shares, securities or obligations to be issued or delivered under such plan, do not exceed 20% of the shares of common stock of such constituent corporation outstanding immediately prior to the effective date of the merger.
Under Cayman Islands law, a company may merge with another company (wherever incorporated, provided that such merger is not prohibited by the laws of the jurisdiction of incorporation of that company) pursuant to the Companies Act. A merger under Cayman Islands law requires the approval by a special resolution, which in the context of a general meeting of the Cayman Company requires (i) not less than a two-thirds majority of the votes cast by such shareholders attending and voting in person or, where proxies are allowed, by proxy at a quorate general meeting of the Cayman Company or (ii) the written resolution of all shareholders entitled to vote at such general meeting.
No shareholder resolution is required for a merger between a parent company (i.e., a company that holds issued shares that together represent 90% of the votes at a general meeting of the subsidiary company) and its subsidiary company, provided the parent company is the surviving entity and a copy of the plan of merger (including the memorandum and articles of association of the company) is given to every member of each subsidiary company to be merged unless that member agrees otherwise.
Under Cayman Islands law, a Cayman Islands exempted company may be acquired through a tender offer by a third party. Where the holders of 90% or more in value of a class of the Cayman Company’s shares (excluding any shares already beneficially owned by the offeror) have within four months of the making of an offer accepted an offer for their shares in the Cayman Company, the remaining shareholders in that class may be statutorily required to also transfer their shares by notice given at any time within two months of the expiry of the four month period, unless, within one month, the non-tendering shareholders can obtain a Cayman court order otherwise providing. If the offeror has acquired acceptances of 90% of all the Cayman Company’s shares but does not exercise its “squeeze out” right, then the non-accepting shareholders have no statutory right to require the offeror to acquire their shares on the same terms as the original offer.
A Cayman Islands exempted company may also be acquired by a court-approved scheme of arrangement under the Companies Act. A scheme of arrangement with one or more classes of shareholders requires a court order from the Cayman court and the approval of shareholders representing 75% or more by value of the shares of such participating class or series held by the shareholders voting on the scheme of arrangement, in each case at the relevant meeting or meetings. A scheme of arrangement, if authorized by the shareholders of each participating class or series and the court, is binding on all of the shareholders of each participating class or series. Shares held by the acquiring party are effectively excluded from the tally of a vote on the scheme because such shares will be considered to belong to a separate class for the purposes of approving the scheme.

Appraisal or Dissenter’s Rights
Under Delaware law, dissenting stockholders of a corporation engaged in certain major corporate transactions are entitled to appraisal rights. Appraisal or dissenter’s rights permit a stockholder to receive cash generally equal to the fair value of the stockholder’s shares (as determined by agreement of the parties or by a court) in lieu of the consideration such stockholder would otherwise receive in any such transaction.
Under Section 262 of the DGCL, appraisal rights are generally available for the shares of any class or series of stock of a Delaware corporation in a merger, consolidation or conversion, provided that no appraisal rights are available with respect to shares of any class or series of stock if, at the record date for the meeting held to approve such transaction, such shares of stock, or depositary receipts in respect thereof, are either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders, unless the stockholders receive in exchange for their shares anything other than shares of stock of the surviving or resulting corporation (or depositary receipts in respect thereof), or of any other corporation that is listed on a national securities exchange or held by more than 2,000 holders of record, cash in lieu of fractional shares or fractional depositary receipts described above or any combination of the foregoing.
In addition, Section 262 of the DGCL allows beneficial owners of shares to file a petition for appraisal without the need to name a nominee holding such shares on behalf of such owner as a nominal plaintiff. Under the DGCL, no appraisal rights are available to stockholders of the surviving or resulting corporation if the merger did not require their approval. The Delaware Charter and Delaware Bylaws do not provide for appraisal rights in addition to those provided by the DGCL.
Generally, under Cayman Islands law, shareholders of a Cayman Islands exempted company do not have statutory appraisal rights; provided that in the event of a statutory merger under the Companies Act a shareholder shall be entitled to receive the fair value of their shares upon dissenting from such merger. Rights of a dissenting shareholder are not available in certain circumstances, for example, to dissenters holding shares of any class in respect of which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the relevant date and where the consideration for such shares to be contributed are shares of any company listed on a national securities exchange or shares of the surviving or consolidated company.
The mechanics and timing procedures vary somewhat between Delaware and the Cayman Islands, but both require technical compliance with specific notice and payment protocols.
Special Meetings of Stockholders and General Meetings of Shareholders
The DGCL permits special meetings of stockholders to be called by the board of directors or by any other person authorized in the certificate of incorporation or bylaws to call a special stockholder meeting.
Under Cayman Islands law, there is no statutory right for shareholders to call a general meeting where the articles of association provide for the calling of meetings. Where the articles of association provide for calling of meetings, the ability to convene such a meeting will be governed by the company’s articles of association.
Meetings Pursuant to Petition of Stockholders and Shareholders
The DGCL provides that a director or a stockholder of a corporation may apply to the Court of Chancery of the State of Delaware if the corporation fails to hold an annual meeting for the election of directors or there is no written consent to elect directors in lieu of an annual meeting for a period of 30 days after the date designated for the annual meeting or, if there is no date designated, within 13 months after the last annual meeting or the last action by written consent to elect directors in lieu of an annual meeting.
Under Cayman Islands law, there is no statutory provision allowing shareholders to petition a court to compel a general meeting and Cayman Islands exempted companies are not required to hold annual general meetings, unless otherwise set out expressly in the articles of association of a Cayman Islands exempted company.

Adjournment of Stockholder and Shareholder Meetings
Under the DGCL, if a meeting of stockholders is adjourned due to lack of a quorum and the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting must be given to each stockholder of record entitled to vote at the meeting. At the adjourned meeting the corporation may transact any business that might have been transacted at the original meeting.
Under Cayman Islands law, the adjournment of shareholder meetings is not regulated by statute and is instead governed by a Cayman Islands exempted company’s articles of association. Typically, a Cayman Islands exempted company’s articles provide that if a meeting is not quorate, it may be adjourned to a later date without requiring new notice. There is no statutory requirement to provide notice of an adjourned meeting unless otherwise set out expressly in the articles of association of a Cayman Islands exempted company.
Duration of Proxies
Under the DGCL, a proxy executed by a stockholder will remain valid for a period of three years, unless the proxy provides for a longer period.
Under Cayman Islands law, there is no statutory equivalent, but the Cayman Articles state that a proxy executed by a shareholder will remain valid for a period of three years, unless the proxy provides for a longer period.
Quorum and Voting
The DGCL provides that the certificate of incorporation and bylaws may establish quorum and voting requirements, but in no event shall a quorum consist of less than one-third of the shares entitled to vote. If the certificate of incorporation and bylaws are silent as to specific quorum and voting requirements: (a) a majority of the shares entitled to vote shall constitute a quorum at a meeting of stockholders; (b) in all matters other than the election of directors, the affirmative vote of the majority of shares present at the meeting and entitled to vote on the subject matter shall be the act of the stockholders; (c) directors shall be elected by a plurality of the votes of the shares present at the meeting and entitled to vote on the election of directors; and (d) where a separate vote by a class or series is required, a majority of the outstanding shares of such class or series shall constitute a quorum entitled to take action with respect to that vote on that matter and, in all matters other than the election of directors, the affirmative vote of the majority of shares of such class or series present at the meeting shall be the act of such class or series, or classes or series. A bylaw amendment adopted by stockholders which specifies the votes that shall be necessary for the election of directors shall not be further amended or repealed by the board.
Under Cayman Islands law, quorum requirements are not regulated by statute and are instead governed by a Cayman Islands exempted company’s articles of association. Business may only be transacted at a meeting of shareholders of a Cayman Islands exempted company if a quorum is present. The Cayman Articles provide that a quorum for an annual or general meeting of shareholders of the Cayman Company is a simple majority of the issued and outstanding shares of the Cayman Company present in person or by proxy and entitled to vote at that meeting.
Stockholder and Shareholder Inspection Rights
The DGCL grants any stockholder or beneficial owner of shares the right, upon written demand under oath stating the proper purpose thereof, either in person or by attorney or other agent, to inspect and make copies and extracts from certificate, bylaws, minutes and signed consents of stockholder meetings, formal communications to stockholders as a whole, minutes and resolutions of the board and committees, materials provided to the board and committees, annual financial statements, Section 122(18) (i.e., Moelis) agreements, and director independence questionnaires within three years of the demand for a proper purpose. In the event that the corporation does not have specified books and records, including minutes of board and committee meetings, actions of board or any committee, financial statements and director and officer independence questionnaires, the Court of Chancery of the State of Delaware may order the production of additional corporate records necessary and essential for the stockholder’s proper purpose. A stockholder demand must describe its proper purpose and the records it seeks with reasonable particularity. A proper purpose is one reasonably related to such person’s interest as a stockholder. Information from books and records obtained by a stockholder from a production under Section 220 will be deemed to be incorporated by reference into any complaint filed by or at the direction of a stockholder on the basis of information obtained through a demand for books and records.
Under Cayman Islands law, shareholders generally do not have any rights to inspect or obtain copies of the register of shareholders or other corporate records of a company, though directors may from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of a Cayman Islands exempted company or any of them will be open to the inspection of shareholders not being directors.
Business Opportunities
Under Delaware law, the corporate opportunity doctrine holds that a corporate officer or director may not generally and unilaterally take a business opportunity for their own if: (i) the corporation is financially able to exploit the opportunity; (ii) the opportunity is within the corporation’s line of business; (iii) the corporation has an interest or expectancy in the opportunity; and (iv) by taking the opportunity for their own, the corporate fiduciary will thereby be placed in a position inimical to his or her duties to the corporation. The DGCL permits a Delaware corporation to renounce, in its certificate of incorporation or by action of the board of directors, any interest or expectancy of the corporation in, or being offered an opportunity to participate in, specified business opportunities or specified classes or categories of business opportunities that are presented to the corporation or one or more of its officers, directors or stockholders.
Unlike Delaware law, Cayman Islands law does not have a codified corporate opportunity doctrine and a director’s obligations in relation to business opportunities are governed by general fiduciary duties which include the duty to act in good faith and in the best interests of the company, the duty to avoid conflicts of interests and a duty to exercise independent judgement and avoid self-dealing. A Cayman Islands director may engage in business activities outside a Cayman Islands exempted company, provided that they have disclosed any personal interest in the opportunity. If the director properly declares their interest at a board meeting, Cayman Islands law generally permits the company to approve the transaction. A director may also vote on resolutions related to such a contract provided the interest has been disclosed.
What Doesn’t Change After Cayman Redomestication?
Apart from being governed by the Cayman Articles, the Companies Act, and the common law of the Cayman Islands, following completion of the Cayman Redomestication, the Combined Company will continue to exist in the form of a Cayman exempt company and will continue to be treated as a U.S. corporation for all purposes under the Code. By virtue of the Cayman Redomestication, all of the rights, privileges and powers of the Delaware Corporation, and all property, real, personal and mixed, and all debts due to the Delaware Corporation, as well as all other things and causes of action belonging to the Delaware Corporation, will remain vested in the Cayman Company and will be the property of the Cayman Company. In addition, all debts, liabilities and duties of the Delaware Corporation will remain attached to the Cayman Company and may be enforced against the Cayman Company.
No Change in the Business
The Cayman Redomestication will not result in any change in the Combined Company’s business, management, obligations, assets or liabilities (other than as a result of the transaction costs related to the Cayman Redomestication).
The Combined Company’s management, including all directors and officers, will remain the same in connection with the Cayman Redomestication and will have the same positions with the Cayman Company. To the extent that the Cayman Redomestication will require the consent or waiver of a third party, the Combined Company will use commercially reasonable effects to obtain such consent or waiver before completing the Cayman Redomestication. GlycoMimetics and Crescent do not expect that any such required consent will impede the Combined Company’s ability to redomesticate to the Cayman Islands. The

Cayman Redomestication will not otherwise adversely affect any of the Combined Company’s material contracts with any third parties, and the Combined Company’s rights and obligations under such material contractual arrangements will continue as rights and obligations of the Cayman Company.
No Stock Exchange Listing or Securities Act Consequences
The Combined Company will continue to be a publicly held company following completion of the Cayman Redomestication, and the Cayman Shares will continue to be listed on Nasdaq and traded under the symbol “CBIO”. The Combined Company will continue to file required periodic reports and other documents with the SEC. There is not expected to be any interruption in the trading of the Cayman Shares as a result of the Cayman Redomestication. The Combined Company and its stockholders will be in the same respective positions under the federal securities laws after the Cayman Redomestication as the Combined Company and its stockholders were prior to the Cayman Redomestication.
No Material Accounting Implications
Effecting the Cayman Redomestication will not have any material accounting implications.
No Exchange of Stock Certificates Required
Stockholders will not be required to exchange their existing stock certificates (if any) for new share certificates.
U.S. Federal Income Tax Considerations of the Cayman Redomestication
The following discussion is a summary of U.S. federal income tax considerations to U.S. Holders (as defined below) of the Combined Company common stock and the Combined Company convertible preferred stock (the “Combined Company stock”) of the Cayman Redomestication, and, subject to the limitations, qualifications, and assumptions described herein and in the opinion filed as Exhibit 8.1 hereto, insofar as it describes matters of federal income tax law or conclusions with respect thereto, constitutes the opinion of Gibson, legal counsel to Crescent. The discussion does not purport to be a complete analysis of all potential tax considerations. The considerations of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws, are not discussed. This discussion is based on the Code, Treasury Regulations promulgated under the Code, judicial decisions and published rulings and administrative pronouncements of the IRS, in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a U.S. Holder. The Combined Company has not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax considerations of the Cayman Redomestication.
This discussion is limited to a U.S. Holder that holds the Combined Company stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax considerations relevant to a U.S. Holder’s particular circumstances, including without limitation the effect of the Medicare contribution tax on net investment income, the alternative minimum tax, or the special tax accounting rules under Section 451(b) of the Code. In addition, it does not address considerations relevant to U.S. Holders subject to special rules, such as:
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U.S. expatriates and former citizens or long-term residents of the United States;

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U.S. Holders whose functional currency is not the U.S. dollar;

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persons holding the Combined Company stock as part of a hedge, straddle or other risk-reduction strategy or as part of a conversion transaction or other integrated investment;

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banks, insurance companies and other financial institutions;

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real estate investment trusts or regulated investment companies;

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brokers, dealers or traders in securities or other persons that elect to use a mark-to-market method of accounting for their holdings in the Combined Company stock;

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partnerships or other entities or arrangements classified as partnerships, passthroughs, or disregarded entities for U.S. federal income tax purposes (and investors therein), S corporations or other passthrough entities (including hybrid entities);

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tax-exempt organizations or governmental organizations;

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persons deemed to sell the Combined Company stock under the constructive sale provisions of the Code;

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persons who hold or receive the Combined Company stock pursuant to the exercise of any employee stock option or otherwise as compensation;

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tax-qualified retirement plans; and

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persons that own, or have owned, actually or constructively, more than 5% of the Combined Company stock.

If an entity or arrangement classified as a partnership for U.S. federal income tax purposes holds the Combined Company stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership, and certain determinations made at the partner level. Accordingly, a partnership holding Combined Company stock and each partner in such partnership is urged to consult its tax advisor regarding the U.S. federal income tax considerations to it of the Cayman Redomestication.
For purpose of this discussion, a “U.S. Holder” is any beneficial owner of the Combined Company stock that, for U.S. federal income tax purposes, is or is treated as any of the following:
•
an individual who is a citizen or resident of the United States;

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a corporation created or organized under the laws of the United States, any state thereof or the District of Columbia;

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an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

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a trust that: (i) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code); or (ii) has a valid election in effect to be treated as a U.S. person for U.S. federal income tax purposes.

This discussion is for informational purposes only and is not tax advice. Each prospective investor is urged to consult its tax advisor with respect to the application of the U.S. federal income tax laws to its particular situation as well as any tax considerations of the Cayman Redomestication arising under U.S. federal estate or gift tax laws, the laws of any state, local or non-U.S. taxing jurisdiction or any applicable income tax treaty.
U.S. Tax Status of the Cayman Corporation after the Cayman Redomestication
Pursuant to Section 7874 of the Code, the Combined Company after the Cayman Redomestication is and will continue to be treated as a U.S. corporation for all purposes under the Code. As such, the Combined Company after the Cayman Redomestication is subject to U.S. federal income tax on the Combined Company’s worldwide taxable income (regardless of whether such income is “U.S. source” or “foreign source”) and is required to file a U.S. federal income tax return annually with the IRS.
The Cayman Redomestication
In connection with this registration statement, Gibson, legal counsel to Crescent, will deliver an opinion that, subject to the limitations, qualifications, and assumptions described herein and in the opinion filed as Exhibit 8.1 hereto, the Cayman Redomestication will qualify as a “reorganization” for U.S. federal income tax purposes pursuant to Section 368(a)(1)(F) of the Code. As a result, a U.S. Holder will not recognize gain or loss upon the proposed Cayman Redomestication. A U.S. Holder will have the same aggregate basis in its the Combined Company stock after the Cayman Redomestication as such U.S. Holder had in the corresponding the Combined Company stock immediately prior to the Cayman Redomestication. A U.S. Holder’s holding period in the Combined Company stock immediately following the Cayman Redomestication will include such U.S. Holder’s holding period in the corresponding the Combined Company stock immediately prior to the Cayman Redomestication. Each U.S. Holder of shares of the Combined Company stock acquired on different dates and at different prices is urged to consult its tax advisor regarding the allocation of the tax basis and holding period of such shares.
Tax Reporting Regarding the Cayman Redomestication
Each U.S. Holder that receives shares of the Combined Company stock in the Cayman Redomestication is required to retain permanent records pertaining to the Cayman Redomestication and make such records available to any authorized IRS officers and employees. Such records should specifically include information regarding the amount, basis, and fair market value of all transferred property and relevant facts regarding any liabilities assumed or extinguished as part of such reorganization. Each U.S. Holder who owned at least five percent (by vote or value) of the total outstanding stock of the Combined Company stock or who owned securities in the Combined Company stock with a basis of $1,000,000 or more is required to attach a statement to their tax returns for the year in which the Cayman Redomestication is consummated that contains the information listed in Treasury Regulations Section 1.368-3(b). Such statement must include the U.S. Holder’s tax basis in the holder’s the Combined Company stock and the fair market value of such stock. Each U.S. Holder is urged to consult with its tax advisor to comply with these rules.
This discussion of U.S. federal income tax considerations of the Cayman Redomestication is for general information purposes only and is not intended to be, and should not be construed as, tax advice. Determining the actual tax considerations of the Cayman Redomestication to a holder may be complex and will depend on such holder’s specific situation and on factors that are not within GlycoMimetics’ knowledge or control. Each holder is urged to consult its tax advisor with respect to the application of U.S. federal income tax laws to its specific situation as well as any tax considerations arising under the U.S. federal estate or gift tax rules or under the laws of any state, local, non-U.S. or other taxing jurisdiction.
Additional Information
Regulatory Matters
The consummation of the Cayman Redomestication does not require any Cayman Islands regulatory approval but certain documents will be required to be filed with the Cayman Islands Registrar of Companies including:
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A director's undertaking confirming that the Cayman Company is able to pay its debts as they become due in the ordinary course of business together with a statement of the Cayman Company’s assets and liabilities;

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A sworn affidavit from a director stating that the Cayman Company is not in liquidation, subject to insolvency proceedings, or in the process of being wound up in any jurisdiction together with certain other declarations required under the Companies Act;

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A certificate good standing provided by the Secretary of State in Delaware immediately prior to the transfer by way of continuation in together with the charter documents of the Delaware Corporation;

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A formal notice of continuation to be filed with the Cayman Islands Registrar of Companies, notifying it of the Cayman Company's intent to continue as a Cayman Islands exempted company; and

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A directors' resolution resolving to change the domicile of the Delaware Corporation from Delaware to the Cayman Islands.

Once the above requirements are satisfied, the Cayman Islands Registrar of Companies will issue a Certificate of Continuation, which serves as evidence that the Cayman Company has been duly registered in the Cayman Islands and migrated out of Delaware.
The consummation of the Cayman Redomestication requires the filing of the Certificate of Conversion with the Office of the Secretary of State in Delaware.
No other regulatory or governmental approvals or consents will be required in connection with the Cayman Redomestication.

Appraisal Rights
Holders of our Delaware Corporation Common Stock are not entitled to appraisal rights with respect to the Cayman Redomestication described in this proposal.
Legal Proceedings
From time to time, GlycoMimetics may become subject to various legal proceedings and claims that arise in the ordinary course of its business activities. As of the date of this proxy statement/prospectus, GlycoMimetics is not currently a party to any claim or litigation, the outcome of which, if determined adversely to it, would individually or in the aggregate be reasonably expected to have a material adverse effect on its business. Regardless of the outcome, litigation can have an adverse impact on GlycoMimetics because of defense and settlement costs, diversion of management resources and other factors.
Enforcement of Civil Liabilities
The Cayman Islands has a different body of securities laws as compared to the United States and provides less protection to investors. Additionally, Cayman Islands companies may not have standing to sue before the Federal courts of the United States.
The courts of the Cayman Islands may be unlikely (i) to recognize or enforce against us judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.
Interest of Certain Persons
GlycoMimetics’ board of directors believes that the corporate laws of the state of Delaware and the Cayman Islands are substantially comparable as to the rights of stockholders, at least on balance of the relevant considerations against one another and as relevant to the Combined Company. As part of its process, GlycoMimetics’ board of directors considered if redomestication to the Cayman Islands would convey any non-ratable benefits on any of the Combined Company’s directors or officers and did not identify any such non-ratable benefits. However, others may allege, and stockholders should be aware in voting on the Redomestication Proposal and the Cayman Redomestication Resolutions, that the Combined Company’s directors and executive officers may be considered to have interests in the Cayman Redomestication that are different from, or in addition to, the interests of the stockholders generally to the extent that it might afford them greater limitations on liability under the common law of the Cayman Islands for acts in their capacities as directors or officers occurring after the Cayman Redomestication. GlycoMimetics’ board of directors has considered these potential interests, among other matters, in reaching the decision to approve the Cayman Redomestication and to recommend that GlycoMimetics’ stockholders vote in favor of this proposal.

Proposal No. 4A: To approve the redomestication of GlycoMimetics from the State of Delaware to the Cayman Islands by conversion pursuant to the DGCL and adopt the Cayman Redomestication Resolutions
Vote Required
The affirmative vote of a majority of the shares of GlycoMimetics common stock outstanding is required to approve the Cayman Redomestication and adopt the Cayman Redomestication Resolutions. Abstentions and broker non-votes, if any, will have the same effect as a vote “AGAINST” the matter.
Unless otherwise instructed, it is the intention of the persons named in the accompanying proxy card to vote shares represented by properly executed proxy cards “FOR” the approval of the Cayman Redomestication and the adoption of the Cayman Redomestication.
Proposal No. 4B: To resolve as a special resolution that: (i) the redomestication of GlycoMimetics from the State of Delaware to the Cayman Islands by way of continuation pursuant to the Companies Act and the Cayman Redomestication Resolutions be approved; and (ii) with effect from the registration of GlycoMimetics in the Cayman Islands, the memorandum of association and articles of association in the form presented to the GlycoMimetics Special Meeting (with such further consequential amendments as may be deemed necessary by the GlycoMimetics Board) be and are adopted as the memorandum of association and articles of association of the Cayman Company with the name of the company as set out therein.
Vote Required
The affirmative vote of not less than two-thirds of the votes properly cast by the holders of GlycoMimetics common stock in person or represented by proxy at the GlycoMimetics Special Meeting is required to approve the Cayman Redomestication and adopt the Cayman Redomestication Resolutions. Abstentions and broker non-votes, if any, will have no effect on Proposal No. 4B.
Unless otherwise instructed, it is the intention of the persons named in the accompanying proxy card to vote shares represented by properly executed proxy cards “FOR” the approval of Proposal No. 4B.
THE GLYCOMIMETICS BOARD RECOMMENDS A VOTE “FOR” EACH OF PROPOSALS NOS. 4A AND 4B AND THE ADOPTION OF THE CAYMAN REDOMESTICATION RESOLUTIONS.

PROPOSAL NO. 5 — THE DIRECTOR ELECTION PROPOSAL
General
The GlycoMimetics Board currently consists of three members: Patricia Andrews, Daniel Junius, and Timothy Pearson. In accordance with the terms of the GlycoMimetics Charter and GlycoMimetics Bylaws, the GlycoMimetics Board is divided into three classes, Class I, Class II and Class III, with members of each class serving staggered three-year terms. The members of the classes are divided as follows:

•
there are currently no directors in the class whose term would expire at GlycoMimetics’ annual meeting of stockholders to be held in 2025;

•
Patricia Andrews and Timothy Pearson are in the class of directors whose terms will expire at GlycoMimetics’ annual meeting of stockholders to be held in 2026; and

•
Daniel Junius is in the class of directors whose term will expire at GlycoMimetics’ annual meeting of stockholders to be held in 2027.

Upon the expiration of the term of a class of the GlycoMimetics Board, any director in that class will be eligible to be elected for a new three-year term at the annual meeting of stockholders in the year in which their term expires. To rebalance the classes evenly, the GlycoMimetics Board has determined that one of the current directors, Patricia Andrews, will be nominated for election in 2025. This adjustment is intended to align the classes without altering the board composition prior to the annual meeting of stockholders to be held in 2025.
The GlycoMimetics Charter and GlycoMimetics Bylaws provide that the authorized number of directors may be set and changed only by resolution of the GlycoMimetics Board. GlycoMimetics Bylaws also provide that GlycoMimetics’ directors may be removed only for cause by the affirmative vote of the holders of at least two-thirds of the voting rights of the shares of capital stock then entitled to vote in an annual election of directors, and that any vacancy on the GlycoMimetics Board, including a vacancy resulting from an increase in the size of the GlycoMimetics Board, may be filled only by vote of a majority of its directors then in office.
The GlycoMimetics Board has nominated Patricia Andrews as a director to the GlycoMimetics Board and to hold office until GlycoMimetics’ annual meeting of stockholders in 2028. If Patricia Andrews becomes unable or unwilling to serve, however, the proxies may be voted for substitute nominees selected by the GlycoMimetics Board.
GlycoMimetics stockholders should understand, however, that if the Merger is consummated, the approval of the director nominee named in the Director Election Proposal will only have an effect until the completion of the Merger because the composition of the GlycoMimetics Board will be reconstituted upon completion of the Merger, in accordance with the Merger Agreement. Following the Merger, the Combined Company’s board of directors will consist of six members designated by Crescent, including Alexandra Balcom, Joshua Brumm, Peter Harwin, David Lubner, Susan Moran, Jonathan Violin. All of GlycoMimetics’ current directors are expected to resign from their positions as directors of GlycoMimetics, effective by the closing of the Merger.
Required Vote
The director nominee who receives the most votes properly cast (also known as a plurality) will be elected. You may either vote “FOR” the nominee or “WITHHOLD” your vote from the nominee. Withheld votes and broker non-votes, if any, will have no effect on the Director Election Proposal.
The Merger is not conditioned upon the election of the director nominee named in the Director Election Proposal.
Unless otherwise instructed, it is the intention of the persons named in the accompanying proxy card to vote shares represented by properly executed proxy cards “FOR” the election of the director nominee named in the Director Election Proposal. However, if the nominee is unable to serve or for good cause will not serve as a director, the proxies will be voted for the election of such substitute nominee as the GlycoMimetics Board may designate.
THE GLYCOMIMETICS BOARD RECOMMENDS A VOTE “FOR” THE DIRECTOR NOMINEE NAMED IN THE DIRECTOR ELECTION PROPOSAL.

PROPOSAL NO. 6 — THE AUDITOR RATIFICATION PROPOSAL
General
At the GlycoMimetics Special Meeting, GlycoMimetics will ask its stockholders to ratify the appointment by the audit committee of the GlycoMimetics Board (the “GlycoMimetics audit committee”) of Ernst & Young LLP as GlycoMimetics’ independent registered public accounting firm for the fiscal year ending December 31, 2025, provided that PricewaterhouseCoopers LLP is expected to be appointed for the fiscal year ending December 31, 2025 if the Merger is completed. Ernst & Young LLP has served as GlycoMimetics’ independent registered public accounting firm since 2011.
The GlycoMimetics audit committee is solely responsible for selecting GlycoMimetics’ independent registered public accounting firm for the fiscal year ending December 31, 2025. Stockholder approval is not required to appoint Ernst & Young LLP as GlycoMimetics’ independent registered public accounting firm. However, the GlycoMimetics Board believes that submitting the selection of Ernst & Young LLP to GlycoMimetics stockholders for ratification is good corporate governance. If GlycoMimetics stockholders do not ratify this appointment, the GlycoMimetics audit committee will reconsider whether to retain Ernst & Young LLP. If the selection of Ernst & Young LLP is ratified, the GlycoMimetics audit committee, at its discretion, may direct the selection of a different independent registered public accounting firm at any time it decides that such a change would be in the best interest of GlycoMimetics and its stockholders.
A representative of Ernst & Young LLP is expected to be present at the GlycoMimetics Special Meeting and will have an opportunity to make a statement if he or she desires to do so and to respond to appropriate questions from GlycoMimetics stockholders.
Principal Accountant Fees and Services
The following table represents aggregate fees billed GlycoMimetics for the fiscal years ended December 31, 2024 and 2023 by Ernst & Young LLP, GlycoMimetics’ principal accountant.
	FISCAL YEAR ENDED DECEMBER 31,
	2024	2023
	(in thousands)
Audit fees	$835	$615
All other fees	—	—
Total	$835	$615
Audit fees for both years include the aggregate fees billed or incurred for professional services rendered in connection with the annual audit of GlycoMimetics’ financial statements, reviews of GlycoMimetics’ quarterly financial statements included in GlycoMimetics’ quarterly reports on Form 10-Q, accounting and financial reporting consultations and services in connection with registration statements and comfort letters.
All of the services of Ernst & Young LLP for the years ended December 31, 2024 and 2023 described above were pre-approved by the Audit Committee of GlycoMimetics (the “Audit Committee”).
Audit Committee Pre-Approval Policy
The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by GlycoMimetics’ independent registered public accounting firm, Ernst & Young LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to the chairperson of the Audit Committee or one or more of the committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting for ratification by the Audit Committee.

The Audit Committee has determined that the rendering of services other than audit services by Ernst & Young LLP is compatible with maintaining the principal accountant’s independence.
Audit Committee Report1
The Audit Committee consists solely of independent directors, as required by and in compliance with SEC rules and regulations and Nasdaq listing standards. The Audit Committee operates pursuant to a written charter adopted by the GlycoMimetics Board.
The Audit Committee is responsible for assisting the Board in its oversight responsibilities related to accounting policies, internal controls, financial reporting, and legal and regulatory compliance. Management of GlycoMimetics has the primary responsibility for its financial reporting processes, proper application of accounting principles, and internal controls as well as the preparation of its financial statements.
GlycoMimetics’ independent registered public accounting firm is responsible for performing an audit of GlycoMimetics’ financial statements and expressing an opinion as to the conformity of such financial statements with GAAP.
The Audit Committee has reviewed and discussed GlycoMimetics’ audited financial statements for the fiscal year ended December 31, 2024 with management and the independent registered public accounting firm. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. In addition, the Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm its independence. Based on the review and discussions described above, the Audit Committee recommended to the Board that GlycoMimetics’ audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2024, for filing with the SEC.
Mr. Daniel Junius, Chair
Ms. Patricia Andrews
Mr. Tim Pearson
Required Vote
The affirmative vote of a majority of the shares of GlycoMimetics common stock entitled to vote on the subject matter and present in person, or by remote communication, if applicable, or represented by proxy at the GlycoMimetics Special Meeting is required to approve the Auditor Ratification Proposal. Abstentions will have the same effect as votes “AGAINST” the Auditor Ratification Proposal and broker non-votes, if any, will have no effect on the Auditor Ratification Proposal.
The Merger is not conditioned upon the approval of the Auditor Ratification Proposal.
Unless otherwise instructed, it is the intention of the persons named in the accompanying proxy card to vote shares represented by properly executed proxy cards “FOR” the Auditor Ratification Proposal.
THE GLYCOMIMETICS BOARD RECOMMENDS A VOTE “FOR” THE AUDITOR RATIFICATION PROPOSAL, PROVIDED THAT PRICEWATERHOUSECOOPERS LLP IS EXPECTED TO BE APPOINTED FOR THE FISCAL YEAR ENDING DECEMBER 31, 2025 IF THE MERGER IS COMPLETED.

1
The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of GlycoMimetics under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

PROPOSAL NO. 7 — THE STOCK PLAN PROPOSAL
General
At the GlycoMimetics Special Meeting, GlycoMimetics will ask its stockholders to approve the Crescent Biopharma, Inc. 2025 Stock Incentive Plan (the “2025 Stock Plan”) to be effective on the closing date of the Merger. The 2025 Stock Plan was approved by the GlycoMimetics Board on May 11, 2025, subject to stockholder approval and the consummation of the Merger. If the 2025 Stock Plan is approved by stockholders and the Merger is consummated, no further awards will be granted under GlycoMimetics’ Amended and Restated 2013 Equity Incentive Plan.
The purpose of the 2025 Stock Plan is to promote and closely align the interests of employees, officers, non-employee directors and other individual service providers of the Combined Company and its stockholders by providing stock-based compensation and other performance-based compensation. The objectives of the 2025 Stock Plan are to attract and retain the best available employees, officers, non-employee directors and other individual service providers for positions of substantial responsibility and to motivate participants to optimize the profitability and growth of the Combined Company through incentives that are consistent with the Combined Company’s goals and that link the personal interests of participants to those of the Combined Company’s stockholders. The 2025 Stock Plan allows for the grant of stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”), other stock-based awards and incentive bonuses (collectively, “Awards”).
Summary of the 2025 Stock Plan
The following description of the 2025 Stock Plan is not intended to be complete and is qualified in its entirety by the complete text of the 2025 Stock Plan, a copy of which is attached as Annex N to this proxy statement/prospectus. Stockholders are urged to read the 2025 Stock Plan in its entirety.
Administration
The 2025 Stock Plan will be administered by the compensation committee of the Combined Company board of directors (the “Board”), or another committee designated by the Board to administer the 2025 Stock Plan, which is referred to herein as the “Administrator.” The Administrator will have broad authority, subject to the provisions of the 2025 Stock Plan, to administer and interpret the 2025 Stock Plan and Awards granted thereunder. All decisions and actions of the Administrator will be final.
Stock Subject to 2025 Stock Plan
The initial share pool under the 2025 Stock Plan will be 12% of the total number of shares of outstanding capital stock immediately following the consummation of the Merger (including Combined Company common stock, preferred stock and unexercised pre-funded warrants), subject to certain adjustments in the event of a change in the Combined Company’s capitalization. The shares that may be issued under the 2025 Stock Plan will be automatically increased on January 1 of each year beginning in 2026 and ending with a final increase on January 1, 2035 in an amount equal to 5% of the total number of shares of outstanding capital stock (including Combined Company common stock, preferred stock and unexercised pre-funded warrants) on the preceding December 31, unless a lower, or no, increase is determined by the Administrator. Only 25,000,000 shares of Combined Company common stock may be issued under the 2025 Stock Plan as incentive stock options, subject to certain adjustments in the event of a change in the Combined Company’s capitalization.
Shares of Combined Company common stock issued under the 2025 Stock Plan may be either authorized and unissued shares or previously issued shares acquired by the Combined Company. On termination or expiration of an Award under the 2025 Stock Plan, in whole or in part, the number of shares of Combined Company common stock subject to such Award but not issued thereunder or that are otherwise forfeited back to the Combined Company will again become available for grant under the 2025 Stock Plan. Additionally, shares retained or withheld in payment of any exercise price, purchase price, or tax withholding obligation of an Award will again become available for grant under the 2025 Stock Plan.

As of May 9, 2025, the closing price of a share of GlycoMimetics was $0.2402 per share, as reported on the Nasdaq Stock Market.
Eligibility
Current or prospective employees, officers, non-employee directors, and other independent service providers of the Combined Company and its subsidiaries will be eligible to participate in the 2025 Stock Plan, if selected by the Administrator. Following the Merger, it is expected that approximately 28 employees (including 7 executive officers), 5 non-employee directors and 11 other individual service providers of the Combined Company will be eligible to participate in the 2025 Stock Plan.
Types of Awards
Stock Options.   All stock options granted under the 2025 Stock Plan will be evidenced by a written agreement with the participant, which provides, among other things, whether the option is intended to be an incentive stock option or a non-qualified stock option, the number of shares subject to the option, the exercise price, exercisability (or vesting), the term of the option, which may not generally exceed ten years, and other terms and conditions. Subject to the express provisions of the 2025 Stock Plan, options generally may be exercised over such period, in installments or otherwise, as the Administrator may determine. The exercise price for any stock option granted may not generally be less than the fair market value of the Combined Company common stock subject to that option on the grant date. The exercise price may be paid in cash or such other method as determined by the Administrator, including an irrevocable commitment by a broker to pay over such amount from a sale of the shares issuable under an option, the delivery of previously owned shares, or withholding of shares deliverable upon exercise. The 2025 Stock Plan permits, without stockholder approval, the Administrator to reduce the exercise price of a previously awarded option or cancel and re-grant or exchange such option for cash or a new Award with a lower (or no) exercise price. Participants in the 2025 Stock Plan will not have voting rights or the right to receive dividends or dividend equivalents in respect of an option or any shares subject to an option until the participant has become the holder of record of such shares.
Stock Appreciation Rights.   All SARs granted under the 2025 Stock Plan will be evidenced by a written agreement with the participant, which provides, among other things the number of shares subject to the SAR, the exercise price, exercisability (or vesting), the term of the SAR, which generally may not exceed ten years, and other terms and conditions. SARs may be granted alone or in conjunction with all or part of a stock option. Upon exercising a SAR, the participant is entitled to receive the amount by which the fair market value of the Combined Company common stock at the time of exercise exceeds the exercise price of the SAR. This amount is payable in Combined Company common stock, cash, restricted stock, or a combination thereof, at the Administrator’s discretion. The 2025 Stock Plan permits, without stockholder approval, the Administrator to reduce the exercise price of a previously awarded SAR or cancel and re-grant or exchange such SAR for cash or a new Award with a lower (or no) exercise price. Participants in the 2025 Stock Plan will not have voting rights or the right to receive dividends or dividend equivalents in respect of an award of stock appreciation rights or any shares subject to such stock appreciation rights until the participant has become the holder of record of such shares.
Restricted Stock and RSUs.   Awards of restricted stock consist of shares of stock that are transferred to the participant subject to restrictions that may result in forfeiture if specified conditions are not satisfied. RSUs result in the transfer of shares of cash or stock to the participant only after specified conditions are satisfied. The Administrator will determine the restrictions and conditions applicable to each award of restricted stock or RSUs, which may include performance vesting conditions. All restricted stock awards and RSUs granted under the 2025 Stock Plan will be evidenced by a written agreement with the participant that details the specific terms and conditions applicable to such award. Participants who are granted restricted stock are entitled to receive all dividends and other distributions paid with respect to the shares of Combined Company common stock subject to such award unless otherwise determined by the Administrator.
Other Stock-Based Awards.   Other stock-based awards are Awards denominated in or payable in, valued in whole or in part by reference to, or otherwise based on or related to, the value of Combined Company common stock.

Incentive Bonuses.   Each incentive bonus will confer upon the participant the opportunity to earn a payment, which may be subject to vesting or performance criteria established by the Administrator. Payment of the amount due under an incentive bonus may be made in cash or shares, as determined by the Administrator.
Performance Criteria
The Administrator may specify certain performance criteria which must be satisfied before Awards will be granted or will vest. The performance goals may vary from participant to participant, group to group, and period to period.
Transferability
Awards generally may not be sold, transferred for value, pledged, assigned, or otherwise alienated or hypothecated by a participant other than by will or the laws of descent and distribution, and each option or SAR may be exercisable only by the participant during his or her lifetime.
Clawback
Awards will be subject to recoupment in accordance with any clawback policy adopted by the Combined Company, including the GlycoMimetics Incentive Compensation Recoupment Policy (or any successor or other clawback policy adopted by the Combined Company).
Adjustments Upon a Change in Capitalization
In the event of a change in capitalization of the Combined Company, including any reorganization, reclassification, combination of shares, stock split, reverse stock split, spin-off, dividend or distribution (other than quarterly cash dividends), the share pool and outstanding Awards will be equitably adjusted by the Administrator.
Change in Control
In the event of a change in control of the Combined Company, the Administrator may (i) provide for the assumption of outstanding Awards, (ii) issue substitute awards, (iii) accelerate vesting or waiver any forfeiture conditions, (iv) accelerate the exercisability of the award, (v) make any other adjustments to outstanding Awards as deemed to be appropriate or (vi) provide for the cancellation and cash-out of outstanding Awards; however, if Awards are not assumed, continued or substituted for, then all outstanding Awards will become fully vested and exercisable (with performance based on target or actual achievement as determined by the Administrator), unless determined otherwise by the Administrator.
Amendment and Termination
The Combined Company board of directors will have the right to amend, alter, suspend, or terminate the 2025 Stock Plan at any time, provided certain enumerated material amendments may not be made without stockholder approval. No amendment or alteration to the 2025 Stock Plan or an Award or Award agreement will be made that would materially impair the rights of the holder, without such holder’s consent; however, no consent will be required if the Administrator determines in its sole discretion and prior to the date of any change in control that such amendment or alteration either is required or advisable in order for the Combined Company, the 2025 Stock Plan, or such Award to satisfy any law or regulation or to meet the requirements of or avoid adverse financial accounting consequences under any accounting standard, or is not reasonably likely to significantly diminish the benefits provided under such Award, or that any such diminishment has been adequately compensated. The 2025 Stock Plan will automatically terminate as to the grant of future awards, unless earlier terminated by the Combined Company board of directors, on May 11, 2035.
Federal Income Tax Consequences
The following is a summary of the U.S. federal income tax treatment applicable to the Combined Company and the participants who receive Awards under the 2025 Stock Plan based on the federal income tax laws in effect on the date of this proxy statement/prospectus. This summary is not intended to be exhaustive and does not address all matters relevant to a particular participant based on their specific circumstances.
The summary expressly does not discuss the income tax laws of any state, municipality, or non-U.S. taxing jurisdiction, or the gift, estate, excise (including the rules applicable to deferred compensation under Section 409A of the Code), or tax laws other than U.S. federal income tax law. Because individual circumstances may vary, each participant is urged to consult their own tax advisor concerning the tax implications of Awards granted under the 2025 Stock Plan.
Incentive Stock Options
Options granted under the 2025 Stock Plan may be either incentive stock options, which are intended to satisfy the requirements of Section 422 of the Code, or non-qualified stock options, which are not intended to meet such requirements. No taxable income is recognized by the optionee at the time of the option grant, and no taxable income is recognized for ordinary income tax purposes at the time the option is exercised, although taxable income may arise at that time for alternative minimum tax purposes. Unless there is a “disqualifying disposition”, as described below, the optionee will recognize long-term capital gain in an amount equal to the excess of (i) the amount realized upon the sale or other disposition of the purchased shares over (ii) the exercise price paid for the shares. A disqualifying disposition occurs if the disposition is less than two years after the date of grant or less than one year after the exercise date. If there is a disqualifying disposition of the shares, then the excess of (i) the fair market value of those shares on the exercise date or (if less) the amount realized upon such sale or disposition over (ii) the exercise price paid for the shares will be taxable as ordinary income to the optionee. Any additional gain or loss recognized upon the disposition will be a capital gain or loss. If the optionee makes a disqualifying disposition of the purchased shares, then the Combined Company (or, if applicable, the affiliate employer) will be entitled to an income tax deduction for the taxable year in which such disposition occurs equal to the amount of ordinary income recognized by the optionee as a result of the disposition. The Combined Company will not be entitled to any income tax deduction if the optionee makes a qualifying disposition of the shares.
Nonqualified Stock Options
No taxable income is recognized by an optionee upon the grant of a non-qualified stock option. The optionee in general will recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income. The Combined Company (or, if applicable, the affiliate employer) will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-qualified stock option.
Stock Appreciation Rights
No taxable income is recognized upon receipt of a SAR. The participant will recognize ordinary income in the year in which the SAR is exercised, in an amount equal to the excess of the fair market value of the underlying shares of common stock on the exercise date over the base price in effect for the exercised right, and the participant will be required to satisfy the tax withholding requirements applicable to such income. The Combined Company (or, if applicable, the affiliate employer) will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the participant in connection with the exercise of the SAR.
Restricted Stock Awards
A participant who receives unvested shares of Combined Company common stock will not recognize any taxable income at the time those shares are granted but will have to report as ordinary income, as and when the restrictions constituting a substantial risk of forfeiture lapse, an amount equal to the excess of (i) the fair market value of the shares on the vesting date over (ii) the amount paid (if any) for the shares. The participant may, however, elect under Section 83(b) of the Code to include as ordinary income in the year the unvested shares are issued an amount equal to the excess of (a) the fair market value of those shares on the issue date over (b) the amount paid (if any) for such shares. If the Section 83(b) election is made, the participant will not recognize any additional income as and when the shares subsequently vest. The Combined Company (or, if applicable, the affiliate employer) will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the participant at the time such ordinary income is recognized by the participant.
Restricted Stock Units, Other Stock-Based Awards, Incentive Bonuses
Generally, no taxable income is recognized upon the grant of RSUs, other stock-based awards or incentive bonuses. The participant will recognize ordinary income in the year in which the award is settled in shares or cash. The amount of that income will be equal to the fair market value of the shares on the date of issuance or the amount of the cash paid in settlement of the award, and the participant will be required to satisfy the tax withholding requirements applicable to the income. The Combined Company (or, if applicable, the affiliate employer) will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the participant at the time the shares are issued or the cash amount is paid.
Deductibility of Executive Compensation
Section 162(m) of the Code limits the deductibility for federal income tax purposes of certain compensation paid to any “covered employee” in excess of $1.0 million. It is expected that compensation deductions for any covered employee with respect to awards granted under the 2025 Stock Plan will be subject to the $1.0 million annual deduction limitation.
New Plan Benefits
GlycoMimetics cannot currently determine the benefits or number of shares subject to Awards that may be granted in the future to eligible participants under the 2025 Stock Plan because the grant of Awards and terms of such Awards are to be determined in the sole discretion of the Administrator.
Required Vote
The affirmative vote of a majority of the shares of GlycoMimetics common stock entitled to vote on the subject matter and present in person, or by remote communication, if applicable, or represented by proxy at the GlycoMimetics Special Meeting is required to approve the Stock Plan Proposal. Abstentions will have the same effect as votes “AGAINST” the Stock Plan Proposal and broker non-votes, if any, will have no effect on the Stock Plan Proposal.
The Merger is not conditioned upon the approval of the Stock Plan Proposal.
Unless otherwise instructed, it is the intention of the persons named in the accompanying proxy card to vote shares represented by properly executed proxy cards “FOR” the Stock Plan Proposal.
THE GLYCOMIMETICS BOARD RECOMMENDS A VOTE “FOR” THE STOCK PLAN PROPOSAL.

PROPOSAL NO. 8 — THE ESPP PROPOSAL
General
At the GlycoMimetics Special Meeting, GlycoMimetics will ask its stockholders to approve the Crescent Biopharma, Inc. 2025 Employee Stock Purchase Plan (the “2025 ESPP”) to be effective on the closing date of the Merger. The 2025 ESPP was approved by the GlycoMimetics Board on May 11, 2025, subject to stockholder approval and the consummation of the Merger. If the 2025 ESPP is approved by stockholders and the Merger is consummated, GlycoMimetics’ 2013 Employee Stock Purchase Plan will be terminated and no further shares will be issued thereunder.
The purpose of the 2025 ESPP is to provide employees of the Combined Company and its designated subsidiaries with an opportunity to purchase shares of the Combined Company common stock through accumulated contributions. The 2025 ESPP, and the rights of participants to make purchases thereunder, is intended to qualify under Section 423 of the Code; however, sub-plans that do not meet the requirements of Section 423 of the Code may be established for the benefit of eligible employees of non-U.S. subsidiaries of the Combined Company.
Summary of the ESPP
The following description of the 2025 ESPP is not intended to be complete and is qualified in its entirety by the complete text of the 2025 ESPP, a copy of which is attached as Annex O to this proxy statement. Stockholders are urged to read the 2025 ESPP in its entirety.
Administration
The 2025 ESPP will be administered by the compensation committee of the Board or another committee designated by the Board to administer, which is referred to herein as the “ESPP Administrator.” All questions of interpretation of the 2025 ESPP are determined by the ESPP Administrator, whose decisions are final and binding upon all participants. The ESPP Administrator may delegate, subject to applicable law, its responsibilities under the 2025 ESPP to one or more other persons. The ESPP Administrator may adopt rules or procedures relating to the operation and administration of the 2025 ESPP to accommodate the specific requirements of local laws and procedures, including to adopt sub-plans for participants outside of the United States.
Stock Subject to ESPP
The initial share pool under the 2025 ESPP will be the lesser of (i) 1% of the total number of shares of outstanding capital stock immediately following the consummation of the Merger (including Combined Company common stock, preferred stock and unexercised pre-funded warrants) or (ii) 1,000,000 shares, subject to certain adjustments in the event of a change in the Combined Company’s capitalization. The shares that may be issued under the 2025 ESPP will be automatically increased on January 1 of each year beginning in 2026 and ending with a final increase on January 1, 2035 in an amount equal to the lesser of 1% of the total number of shares of outstanding capital stock (including Combined Company common stock, preferred stock and unexercised pre-funded warrants) on the preceding December 31 or 1,000,000 shares, unless a lower, or no, increase is determined by the ESPP Administrator. Shares of Combined Company common stock issued under the 2025 ESPP may either be shares of authorized but unissued Combined Company common stock, Combined Company common stock held as treasury shares, or Combined Company common stock acquired in an open-market transaction.
If the total number of shares to be purchased by all participants on any exercise date (as defined below) exceeds the number of shares remaining available for issuance under the 2025 ESPP, the ESPP Administrator may make a pro rata allocation of the remaining available number of shares in as uniform a manner as possible and as the ESPP Administrator determines to be equitable.
As of May 9, 2025, the closing price of a share of GlycoMimetics was $0.2402 per share, as reported on the Nasdaq Stock Market.

Eligibility
All employees of the Combined Company or a designated subsidiary of the Combined Company (as defined in the 2025 ESPP) who customarily work for more than 20 hours per week and more than five months in any calendar year and satisfy the requirements set forth in the 2025 ESPP will be eligible to participate in the 2025 ESPP. However, any employee who would own (or pursuant to Section 424(d) of the Code would be deemed to own) more than 5% of the voting power or value of the Combined Company common stock immediately after a grant under the 2025 ESPP is not eligible to participate, and no participant may purchase more than $25,000 of Combined Company common stock in any one calendar year. Following the Merger, it is expected that approximately 28 employees will be eligible to participate in the 2025 ESPP.
Offering Periods
The 2025 ESPP is generally implemented by a series of “offering periods”. The ESPP Administrator will determine the timing and length of the first offering period and first purchase period and any subsequent offering periods and purchase periods.
Payroll Deductions
To participate in an offering period, an eligible employee must execute and submit a properly completed subscription agreement on or before a date determined by the ESPP Administrator prior to the applicable enrollment date. Once enrolled in the 2025 ESPP, a participant can purchase shares of the Combined Company’s common stock with payroll deductions at the end of the applicable offering period. Once an offering period is over, a participant is automatically enrolled in the next offering period unless the participant chooses to withdraw from the 2025 ESPP.
Each subscription agreement will request a deduction in an amount expressed as a whole percentage between 1% and 15% and all payroll deductions will be credited to the eligible employee’s account. No interest will be paid on any amount held in the account of any eligible employee.
Option Grant
On the first trading day of each offering period, each eligible employee automatically will be granted an option to acquire shares of Combined Company common stock on the exercise date. All participants granted options under the 2025 ESPP will have the same rights and privileges consistent with the requirements set forth in Section 423 of the Code. No eligible employee will be permitted to purchase more than 2,500 shares of Combined Company common stock during each purchase period.
Purchase Price
The price per share at which shares are purchased under the 2025 ESPP is determined by the ESPP Administrator (subject to compliance with Section 423 of the Code or any other applicable law), but in no event will be less than 85% of the fair market value of the Combined Company common stock on the first or the last day of the offering period, whichever is lower.
Exercise of Options
At the end of each offering period, unless the participant has withdrawn from the 2025 ESPP, payroll deductions are applied automatically to purchase shares of common stock at the price described above. The number of shares purchased is determined by dividing the payroll deductions by the applicable purchase price, rounded down to the nearest whole share.
Any payroll deductions accumulated in a participant’s account that are not sufficient to purchase a full share will be retained in the participant’s account for the subsequent option period (subject to earlier withdrawal in accordance with the terms of the 2025 ESPP). Any other amounts of payroll deductions in a participant’s account that are not used for the purchase of shares of Combined Company common stock, whether because of the participant’s withdrawal, because the amount would enable the participant to purchase more than the maximum number of shares, or for any other reason, will be returned to the participant, without interest, as soon as administratively practicable after such withdrawal, exercise date or other event, as applicable.
Cancellation and Withdrawal
Participants may cancel all (but not less than all) of their option and terminate their subscription agreement by delivering a written notice revoking their subscription to the Combined Company or by following an electronic or other withdrawal procedure determined by the ESPP Administrator. Upon such termination and cancellation, the balance in the participant’s account will be returned to the participant, without interest, as soon as administratively practicable thereafter.
Termination of Employment or Eligibility
Upon the termination of a participant’s employment with the Combined Company (or a designated subsidiary, as applicable) for any reason or if a participant loses eligibility to participate in the 2025 ESPP, the participant’s option will be deemed cancelled, the balance in the participant’s account will be returned to the participant (or his or her estate or designated beneficiary in the event of the participant’s death), without interest, as soon as administratively practicable, and the participant will have no other rights under the 2025 ESPP.
Transferability
Rights to purchase Combined Company common stock under the 2025 ESPP may not be transferred by a participant and may be exercised during a participant’s lifetime only by the participant.
Adjustments Upon a Change in Capitalization
In the event of any reorganizations, recapitalizations, stock splits, reverse stock splits, stock dividends, extraordinary dividends or distributions, or similar events, the ESPP Administrator will appropriately adjust the number and class of shares available under the 2025 ESPP and the applicable purchase price of such shares.
Merger or Other Corporate Transaction
In the event of a merger, sale, or other similar corporate transaction involving the Combined Company, each outstanding option will be assumed or an equivalent option substituted by the successor corporation or a parent or subsidiary of the successor corporation. If the successor corporation refuses to assume or substitute for the option, the offering period with respect to which such option relates will be shortened by setting a new exercise date on which such offering period shall end. The new exercise date will occur before the date of the Combined Company’s proposed merger, sale, or other similar corporate transaction.
Amendment and Termination
The ESPP Administrator may amend, suspend or terminate the 2025 ESPP at any time and, in the event of a termination of the 2025 ESPP, may terminate all outstanding offering periods (and return each participant’s account balance to the participant) or allow outstanding offering periods to expire in accordance with their terms. The 2025 ESPP will continue in effect until terminated by the ESPP Administrator.
Federal Income Tax Consequences
The following is a brief description of the federal income tax treatment that will generally apply to the grant and exercise of rights under the 2025 ESPP, based on federal income tax laws in effect on the date of this proxy statement/prospectus. The exact federal income tax treatment of options under the 2025 ESPP will depend on the specific nature of any such option and the individual tax attributes of the participant. The following summary is not intended to be exhaustive and, among other considerations, does not describe gift, estate, social security, state, local or international tax consequences. In addition, if one or more sub-plans are established for employees of non-U.S. subsidiaries, the tax rules may be different than discussed below.

The 2025 ESPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code and, as a result, employees who participate in the 2025 ESPP will be afforded favorable tax treatment subject to meeting certain requirements specified by the Code. In general, there are no federal income tax consequences to a participant upon the grant of the option to purchase shares under the 2025 ESPP at the beginning of an option period or upon its exercise on the exercise date at the end of an option period. Upon the disposition of shares of common stock acquired upon exercise of an option, the participant will generally be subject to tax and the nature and amount of the tax will depend on whether the employee has satisfied the statutory holding period.
If the employee holds shares acquired under the 2025 ESPP for at least two years from the grant date of his or her option and at least one year from the date he or she acquired the shares (referred to as the “statutory holding period”), any gain on the sale of the shares will be taxed as ordinary income to the extent of the lesser of (i) the amount by which the fair market value of the shares on the grant date (i.e., the first day of the option period) exceeded the exercise price for the option, or (ii) the amount by which the fair market value of the shares on the date of sale exceeds the exercise price of the option. Any additional gain or loss will be taxed as long-term capital gain or loss.
If the participant sells or otherwise disposes of the shares before the expiration of the statutory holding period, then in the year of such “disqualifying” disposition, the participant will be required to recognize ordinary income equal to the difference between the fair market value of the shares on the date of the exercise of the option and the exercise price of the option. Any additional gain or loss will be short-term or long-term capital gain or loss depending on the length of time the employee has held the shares.
The Combined Company is not entitled to any deduction with respect to the difference between the fair market value of the common stock and the option exercise price if the participant satisfies the statutory holding period described above. If shares are sold before the statutory holding period is satisfied, the Combined Company (or, if applicable, the affiliate employer) is entitled to a tax deduction for any ordinary income recognized by the participant.
New Plan Benefits
The benefits that will be received by or allocated to eligible employees under the 2025 ESPP cannot be determined at this time because the amount of payroll deductions contributed to purchase shares of Combined Company common stock under the 2025 ESPP is entirely within the discretion of each participant (subject to the limitations discussed above).
Required Vote
The affirmative vote of a majority of the shares of GlycoMimetics common stock entitled to vote on the subject matter and present in person, or by remote communication, if applicable, or represented by proxy at the GlycoMimetics Special Meeting is required to approve the ESPP Proposal. Abstentions will have the same effect as votes “AGAINST” the ESPP Proposal and broker non-votes, if any, will have no effect on the ESPP Proposal.
The Merger is not conditioned upon the approval of the ESPP Proposal.
Unless otherwise instructed, it is the intention of the persons named in the accompanying proxy card to vote shares represented by properly executed proxy cards “FOR” the ESPP Proposal.
THE GLYCOMIMETICS BOARD RECOMMENDS A VOTE “FOR” THE ESPP PROPOSAL.

PROPOSAL NO. 9 — THE MERGER COMPENSATION PROPOSAL
General
Pursuant to Section 14A of the Exchange Act and Rule 14a-21(c) thereunder, GlycoMimetics is seeking non-binding, advisory stockholder approval of certain compensation arrangements for GlycoMimetics named executive officers that are based on or otherwise relate to the Merger, as disclosed pursuant to Item 402(t) of Regulation S-K in the section titled “The Merger — Interests of GlycoMimetics’ Directors and Executive Officers in the Merger —  Golden Parachute Compensation” beginning on page 145 of this proxy statement/prospectus. At the GlycoMimetics Special Meeting, GlycoMimetics will therefore ask its stockholders to adopt the following resolution:
“RESOLVED: That certain compensation arrangements for GlycoMimetics named executive officers in connection with the Merger, as disclosed pursuant to Item 402(t) of Regulation S-K in the section titled “The Merger — Interests of GlycoMimetics’ Directors and Executive Officers in the Merger —  Golden Parachute Compensation” in the proxy statement/prospectus, are hereby APPROVED on a non-binding, advisory basis.”
Because the vote is advisory in nature only, it will not be binding on GlycoMimetics. Accordingly, to the extent GlycoMimetics is contractually obligated to pay the compensation, the compensation will be payable to the named executive officers, subject only to the conditions applicable thereto, if the Merger is completed, regardless of the outcome of the advisory vote.
Required Vote
The affirmative vote of a majority of the shares of GlycoMimetics common stock entitled to vote on the subject matter and present in person, or by remote communication, if applicable, or represented by proxy at the GlycoMimetics Special Meeting is required to approve the Merger Compensation Proposal. Abstentions will have the same effect as votes “AGAINST” the Merger Compensation Proposal and broker non-votes, if any, will have no effect on the Merger Compensation Proposal.
The Merger is not conditioned upon the approval of the Merger Compensation Proposal.
Unless otherwise instructed, it is the intention of the persons named in the accompanying proxy card to vote shares represented by properly executed proxy cards “FOR” the approval of the Merger Compensation Proposal.
THE GLYCOMIMETICS BOARD RECOMMENDS A VOTE “FOR” THE MERGER COMPENSATION PROPOSAL.

PROPOSAL NO. 10 — THE SAY-ON-PAY PROPOSAL
General
At the 2020 annual meeting of GlycoMimetics stockholders, the GlycoMimetics stockholders indicated their preference that GlycoMimetics solicit a non-binding advisory vote on the compensation of its named executive officers, commonly referred to as a “say-on-pay vote,” every year. In accordance with that policy, this year, GlycoMimetics is again asking GlycoMimetics stockholders to approve, on an advisory basis, the compensation of its named executive officers as disclosed in this proxy statement/prospectus in accordance with SEC rules (the “Say-on-Pay Proposal”).
This say-on-pay vote is not intended to address any specific item of compensation, but rather the overall compensation of GlycoMimetics’ named executive officers and the policies and practices described in this proxy statement/prospectus. The compensation of GlycoMimetics’ named executive officers subject to the say-on-pay vote is disclosed in the compensation tables and the related narrative disclosures that accompany the compensation tables contained in the “GlycoMimetics Executive Compensation” section of this proxy statement/prospectus. GlycoMimetics believes that its compensation components provide a reasonable balance of base compensation and long-term equity-based incentive compensation that is closely aligned with its overall performance. Compensation of the GlycoMimetics’ named executive officers is designed to enable GlycoMimetics to attract, retain and motivate talented and experienced executives to lead it successfully in a competitive environment; to provide incentives that reward the achievement of performance goals that directly correlate to the enhancement of stockholder value; and to align the named executive officers’ interests with those of stockholders through long-term incentives linked to company performance.
Because the say-on-pay vote is advisory, it is not binding on the GlycoMimetics Board or GlycoMimetics. Nevertheless, the views expressed by GlycoMimetics stockholders, whether through this say-on-pay vote or otherwise, are important to GlycoMimetics’ management and the GlycoMimetics Board and, accordingly, the GlycoMimetics Board and the Compensation Committee of GlycoMimetics intend to consider the results of this say-on-pay vote in making determinations in the future regarding executive compensation arrangements. Unless the GlycoMimetics Board decides to modify the frequency of soliciting say-on-pay votes, the next scheduled say-on-pay vote will be at the 2026 annual meeting of stockholders.
At the GlycoMimetics Special Meeting, GlycoMimetics will therefore ask its stockholders to adopt the following resolution:
“RESOLVED, that the compensation paid to GlycoMimetics’ Named Executive Officers as disclosed pursuant to Item 402 of Regulation S-K, including the compensation tables and narrative discussion, is hereby approved.”
Required Vote
The affirmative vote of a majority of the shares of GlycoMimetics common stock entitled to vote on the subject matter and present in person, or by remote communication, if applicable, or represented by proxy at the GlycoMimetics Special Meeting is required to approve the Say-on-Pay Proposal. Abstentions will have the same effect as votes “AGAINST” the Say-on-Pay Proposal and broker non-votes, if any, will have no effect on the Say-on-Pay Proposal.
The Merger is not conditioned upon the approval of the Say-on-Pay Proposal.
Unless otherwise instructed, it is the intention of the persons named in the accompanying proxy card to vote shares represented by properly executed proxy cards “FOR” the approval of the Say-on-Pay Proposal.
THE GLYCOMIMETICS BOARD RECOMMENDS A VOTE “FOR” THE SAY-ON-PAY
PROPOSAL.

PROPOSAL NO. 11 — THE ADJOURNMENT PROPOSAL
General
If GlycoMimetics fails to receive a sufficient number of votes to approve the Nasdaq Stock Issuance Proposal, the Authorized Share Increase Proposal and/or the Reverse Stock Split Proposal, GlycoMimetics may propose to adjourn the GlycoMimetics Special Meeting, for a period of not more than 60 days, for the purpose of soliciting additional proxies to approve the Nasdaq Stock Issuance Proposal, the Authorized Share Increase Proposal and/or the Reverse Stock Split Proposal. GlycoMimetics currently does not intend to propose adjournment at the GlycoMimetics Special Meeting if there are sufficient votes to approve the Nasdaq Stock Issuance Proposal, the Authorized Share Increase Proposal and/or the Reverse Stock Split Proposal.
If a quorum is not present at the GlycoMimetics Special Meeting, under GlycoMimetics Bylaws, stockholders holding a majority of the shares present or by proxy and entitled to vote, or the chairman of the meeting, will have the power to adjourn the special meeting until a quorum is present or represented.
Required Vote
If a quorum is present, the affirmative vote of a majority of the shares of GlycoMimetics common stock entitled to vote on the subject matter and present in person, or by remote communication, if applicable, or represented by proxy at the GlycoMimetics Special Meeting is required to approve the Adjournment Proposal. Abstentions will have the same effect as votes “AGAINST” the Adjournment Proposal and broker non-votes, if any, will have no effect on the Adjournment Proposal.
The Merger is not conditioned upon the approval of the Adjournment Proposal.
Unless otherwise instructed, it is the intention of the persons named in the accompanying proxy card to vote shares represented by properly executed proxy cards “FOR” the approval of the Adjournment Proposal.
THE GLYCOMIMETICS BOARD RECOMMENDS A VOTE “FOR” THE ADJOURNMENT PROPOSAL, IF NECESSARY.

GLYCOMIMETICS’ BUSINESS
Overview
GlycoMimetics is a biotechnology company that was previously developing a pipeline of proprietary glycomimetics, which are small molecules that mimic the structure of carbohydrates involved in important biological processes, to inhibit disease-related functions of carbohydrates, such as the roles they play in cancers and inflammation. GlycoMimetics’ previous lead glycomimetic drug candidate, uproleselan, is a specific E-selectin antagonist that GlycoMimetics was developing to be used in combination with chemotherapy to treat patients with acute myeloid leukemia, or AML, a life-threatening hematologic cancer, and potentially other hematologic cancers.
GlycoMimetics conducted a randomized, double-blind, placebo-controlled Phase 3 pivotal clinical trial to evaluate uproleselan in individuals with relapsed/refractory (R/R) AML. In the second quarter of 2024, GlycoMimetics reported results from the Phase 3 trial showing that uproleselan combined with chemotherapy did not achieve a statistically significant improvement in overall survival in the intent to treat (ITT) population versus chemotherapy alone. GlycoMimetics has concluded, following subsequent feedback from the U.S. Food and Drug Administration, that the regulatory path forward for uproleselan for the treatment of relapsed and refractory acute myeloid leukemia would require an additional clinical trial. In July 2024, GlycoMimetics announced a streamlined operating plan that included the exploration of strategic alternatives focused on maximizing shareholder value and a corporate restructuring that included a reduction in its workforce by 26 employees, or approximately 80% of its headcount. At this time, GlycoMimetics does not intend to continue development of uproleselan or any other drug candidates.
Following the strategic review, on October 28, 2024, GlycoMimetics, Gemini Merger Sub Corp., a Delaware corporation and GlycoMimetics’ wholly-owned subsidiary, Gemini Merger Sub II, LLC, a Delaware limited liability company and GlycoMimetics’ wholly-owned subsidiary, and Crescent Biopharma, Inc., a Delaware corporation, entered into an Agreement and Plan of Merger and Reorganization, pursuant to which, among other matters, and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, (i) First Merger Sub will merge with and into Crescent, with Crescent continuing as GlycoMimetics’ wholly owned subsidiary and the surviving corporation of the merger and (ii) immediately following the First Merger and as part of the same overall transaction as the First Merger, Crescent will merge with and into Second Merger Sub.
Pursuant to the Exchange Ratio formula in the Merger Agreement, and based on GlycoMimetics’ and Crescent’s capitalization as of May 3, 2025, upon the closing of the Merger the pre-Merger Crescent stockholders (inclusive of those investors participating in the Crescent Pre-Closing Financing) are expected to own approximately 97.4% of the Combined Company and GlycoMimetics’ pre-Merger stockholders are expected to own approximately 2.6% of the Combined Company. The Exchange Ratio may be further adjusted as described in the Merger Agreement. GlycoMimetics and Crescent have agreed to customary representations, warranties and covenants in the Merger Agreement and the consummation of the Merger is subject to customary closing conditions, including, among other things, approval by GlycoMimetics’ stockholders and the Crescent stockholders of the transaction, Nasdaq and SEC approvals, and completion of a concurrent private placement of at least $100 million (as described below).
Additionally, in connection with the Merger, GlycoMimetics will establish the terms of a new series of preferred stock designated as GlycoMimetics Series A Preferred Stock. Holders of the GlycoMimetics Series A Preferred Stock will be entitled to receive dividends on shares of GlycoMimetics Series A Preferred Stock equal to, on an as-if-converted-to-GlycoMimetics common stock basis, and in the same form as dividends actually paid on shares of the GlycoMimetics common stock. Except as otherwise required by the Certificate of Designation or law, the GlycoMimetics Series A Preferred Stock will not have voting rights. The Certificate of Designation will provide however that for so long at least 30% of the GlycoMimetics Series A Preferred Stock remains issued and outstanding, the holders of GlycoMimetics Series A Preferred Stock exclusively and voting together as a separate class on an as-converted to common stock basis, shall be entitled to elect two directors (the “Preferred Directors”); and the holders of record of the shares of common stock and of any other class or series of voting stock (including the GlycoMimetics Series A Preferred Stock), exclusively and voting together as a single class on an as-converted to common stock basis, shall be entitled to elect the balance of the total number of directors. Each Preferred Director shall be entitled to three votes on each matter presented to the Combined Company Board.
Upon completion of the Merger, GlycoMimetics plans to operate under the name Crescent Biopharma, Inc. The Merger is expected to close in the late second quarter of 2025, subject to certain closing conditions, including, among other things, approval by the stockholders of each company and the satisfaction of customary closing conditions. The Merger is intended to qualify for federal income tax purposes as a tax-free reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended. Following the Merger, the current business of Crescent will become the primary business of GlycoMimetics.
Concurrently with the execution and delivery of the Merger Agreement, certain institutional and accredited investors have entered into a securities purchase agreement, with GlycoMimetics, pursuant to which they have agreed, subject to the terms and conditions of such agreements, to purchase, immediately following the consummation of the Merger, shares of GlycoMimetics common stock and pre-funded warrants for an aggregate purchase price of approximately $200.0 million in the Crescent Pre-Closing Financing. The closing of the Crescent Pre-Closing Financing is conditioned on the satisfaction or waiver of the conditions set forth in the Merger Agreement (in addition to other customary closing conditions) and is expected to occur immediately prior to the closing of the Merger.
In connection with the Merger, on February 14, 2025, Crescent and GlycoMimetics entered into the Subscription Agreement with certain institutional and accredited investors pursuant to which such investors have agreed, subject to the terms and conditions of such agreements, to purchase, immediately prior to the consummation of the Merger, shares of GlycoMimetics common stock and pre-funded warrants for an aggregate purchase price of approximately $200.0 million in the Crescent Pre-Closing Financing. The closing of the Crescent Pre-Closing Financing is conditioned on the satisfaction or waiver of the conditions set forth in the Merger Agreement (in addition to other customary closing conditions) and is expected to occur immediately prior to the closing of the Merger.
Concurrent with the execution of the Merger Agreement, GlycoMimetics’ directors and officers and certain stockholders of Crescent (solely in their respective capacities as Crescent stockholders) holding approximately 98.4% of the outstanding shares of Crescent capital stock have entered into support agreements to vote all of their shares in favor of the adoption and approval of the Merger.
GlycoMimetics’ future operations are highly dependent on the success of the Merger and there can be no assurances that the Merger will be successfully consummated. In the event that GlycoMimetics does not complete the Merger, GlycoMimetics may explore strategic alternatives, including, without limitation, another strategic transaction and/or pursue a dissolution and liquidation of its business.
GlycoMimetics’ Historical Platform and Drug Candidates
GlycoMimetics’ proprietary glycomimetics platform was based on its expertise in carbohydrate chemistry and its understanding of the role carbohydrates play in key biological processes. Most human proteins are modified by the addition of complex carbohydrate structures to the surface of such proteins, which affects the functions of the proteins and their interactions with other molecules. GlycoMimetics’ prior research and development efforts focused on drug candidates targeting selectins, which are proteins that serve as adhesion molecules and bind to carbohydrates that are involved in the inflammatory component and progression of a wide range of diseases, including hematologic disorders, cancer and cardiovascular disease. For example, GlycoMimetics believes that members of the selectin family play a key role in tumor metastasis and resistance to chemotherapy. Inhibiting specific carbohydrates from binding to selectins has long been viewed as a potentially attractive approach for therapeutic intervention. The ability to successfully develop drug-like carbohydrate compounds that inhibit binding with selectins, known as selectin antagonists, has historically been limited by their potency and the complexities of carbohydrate chemistry. GlycoMimetics believes its expertise in the rational design of potent glycomimetic antagonists with drug-like properties and in carbohydrate chemistry enabled GlycoMimetics to identify highly effective selectin antagonists and other glycomimetics that may inhibit the disease-related functions of certain carbohydrates in order to develop novel drug candidates to address orphan diseases with high unmet medical need.

The status of GlycoMimetics’ current drug candidates is summarized below. GlycoMimetics is no longer actively pursuing the development of any of these drug candidates. GlycoMimetics retained the worldwide development and commercialization rights to each of its drug candidates, except with respect to uproleselan and GMI-1687, for which GlycoMimetics has exclusively licensed development and commercialization rights to Apollomics (Hong Kong) Limited, or Apollomics, in Mainland China, Hong Kong, Macau and Taiwan, collectively referred to as Greater China. Although those agreements remain in force, Apollomics has announced its intention to wind down its clinical development program and GlycoMimetics does not anticipate those agreements to continue following the consummation of the Merger. On February 19, 2025, Apollomics exercised its right to terminate the collaboration and license agreement, which will be effective May 21, 2025.
Uproleselan
GlycoMimetics was previously developing uproleselan, a specific E-selectin antagonist, to be used in combination with chemotherapy to treat patients with acute myeloid leukemia, or AML, a life-threatening hematologic cancer, and potentially other hematologic cancers.
Uproleselan received Orphan Drug designation from the FDA in 2015 for treatment of patients with AML. In 2016, uproleselan received Fast Track designation from the FDA for treatment of adult patients with relapsed or refractory AML and elderly patients aged 60 years or older with AML. In 2017, uproleselan received Breakthrough Therapy designation from the FDA for treatment of adult patients with relapsed or refractory AML. In 2017, the European Commission, based on a favorable recommendation from the EMA Committee for Orphan Medicinal Products, granted Orphan Designation for uproleselan for treatment of patients with AML. In January 2021, the China National Medical Products Administration Center for Drug Evaluation granted Breakthrough Therapy designation to uproleselan for treatment of relapsed/refractory AML.
E-selectin plays a critical role in binding cancer cells within vascular niches in the bone marrow, which prevents the cells from entering circulation where they can be more readily killed by chemotherapy. In animal studies, uproleselan mobilized AML cancer cells out of the bone marrow, making them more sensitive to chemotherapy. In these studies, tumor burden was significantly reduced in the animals treated with a combination of chemotherapy and uproleselan as compared to animals treated with chemotherapy alone. In addition, the combination of uproleselan with chemotherapy resulted in improved survival rates for the treated animals compared to chemotherapy alone. In other animal studies, uproleselan appeared to also protect normal cells from some of the side effects of chemotherapy. Common side effects of chemotherapy include bone marrow toxicity resulting in neutropenia, which is an abnormally low number of neutrophils, the white blood cells that serve as the primary defense against infection, and mucositis, which is the inflammation and sloughing of the mucous membranes lining the digestive tract. Animals treated with uproleselan and chemotherapy had less severe neutropenia and mucositis and lower bone marrow toxicity as compared to animals treated with chemotherapy alone. GlycoMimetics believes that treatment with uproleselan results in lower bone marrow toxicity due to its inhibition of E-selectin, this inhibition makes stem cells in the bone marrow divide less frequently, thereby protecting them from chemotherapy agents that target rapidly dividing cells.
In 2018, GlycoMimetics dosed the first patient in a Phase 3 clinical trial to evaluate uproleselan in adults with relapsed/refractory AML. In 2021, GlycoMimetics completed enrollment of 388 patients in a randomized, double-blind, placebo-controlled Phase 3 pivotal clinical trial to evaluate uproleselan in individuals with relapsed/refractory AML, the design of which was based on guidance received from the FDA.
In September 2022, GlycoMimetics submitted a request to the FDA to amend the protocol for the trial to conduct an interim analysis and have the findings reviewed by the trial’s Independent Data Monitoring Committee, or IDMC, as blinded pooled survival data showed patients living longer than expected based on the historical benchmarks used to design the trial. The statistical plan agreed to with the FDA was for the IDMC to review efficacy and safety data at 80% of survival events, which was reached at the end of 2022. When designing the interim analysis, GlycoMimetics amended the protocol to create the opportunity to achieve unblinding at approximately 80% of survival events while maintaining the statistical integrity of the final analysis should the IDMC recommend the trial continue to the final overall events trigger. The interim analysis plan required a high statistical threshold to be met for the IDMC to recommend unblinding, reserving approximately 95% of the trial’s statistical power for the final analysis. In February 2023, the IDMC reviewed the interim utility analysis and recommended that the pivotal Phase 3 clinical trial continue to the originally planned final overall survival events trigger.
In May 2024, GlycoMimetics reported topline results from the Phase 3 trial, in which uproleselan combined with chemotherapy did not achieve a statistically significant improvement in overall survival in the intent to treat, or ITT, population versus chemotherapy alone. In June 2024, GlycoMimetics announced comprehensive results of the Phase 3 trial. Following the announcement of the data from the Phase 3 trial, GlycoMimetics requested and held a meeting with the FDA to discuss whether any of the results summarized above could serve as a basis for a submission for regulatory approval. Based on the feedback received, GlycoMimetics concluded that any potential regulatory path for uproleselan in this patient population would require an additional clinical trial, the conduct of which would require capital resources beyond those available to GlycoMimetics. The decision to not conduct an additional clinical trial did not relate to any safety or medical issues or negative regulatory feedback related to GlycoMimetics’ programs.
GlycoMimetics also entered into a Cooperative Research and Development Agreement, or CRADA, with the National Cancer Institute, or NCI, part of the National Institutes of Health, to conduct a Phase 2/3 randomized, controlled clinical trial evaluating the addition of uproleselan to a standard chemotherapy regimen in older adults with previously untreated AML who are eligible for intensive chemotherapy. On October 29, 2024, GlycoMimetics announced data from the Phase 2 portion of the trial showing no statistically significant improvement in event-free survival, or EFS, for patients receiving uproleselan in combination with chemotherapy versus chemotherapy alone.
GMI-1687
GlycoMimetics designed an innovative antagonist of E-selectin, GMI-1687, that could be a subcutaneously administered treatment. Initially developed as a potential life-cycle extension to uproleselan, GMI-1687 was being developed to broaden the clinical usefulness of an E-selectin antagonist to conditions where outpatient treatment is preferred or required. As described below, GlycoMimetics had entered into a collaboration with Apollomics (Hong Kong) Limited for the development of GMI-1687, as well as uproleselan, in Mainland China, Hong Kong, Macau and Taiwan, also known as Greater China, but GlycoMimetics was not otherwise actively developing GMI-1687. On February 19, 2025, Apollomics exercised its right to terminate the collaboration and license agreement, which will be effective May 21, 2025.
GlycoMimetics’ Collaboration with Apollomics for Uproleselan and GMI-1687
In 2020, GlycoMimetics entered into an exclusive collaboration and license agreement with Apollomics for the development and commercialization of uproleselan and GMI-1687 for all fields and all uses in Greater China. GlycoMimetics and Apollomics were also collaborating to advance the preclinical and clinical development of GMI-1687. In December 2024 Apollomics announced that its Phase 3 bridging trial of uproleselan did not demonstrate favorable benefit and that Apollomics would be winding down the program. GlycoMimetics does not expect the collaboration and license agreement to remain in effect following the consummation of the Merger, and does not have anticipate having any material ongoing obligations under the agreement for supplying drug for any trials being conducted by Apollomics.
Under the terms of the exclusive collaboration and license agreement, which currently remains in effect, GlycoMimetics is eligible to receive potential milestone payments totaling approximately $180.0 million based on the achievement of specified development, regulatory and commercial milestones, as well as tiered royalties ranging from the high single digits to 15% based on net sales. Apollomics will be responsible for all costs related to development, regulatory approvals and commercialization in Greater China for uproleselan and GMI-1687. GlycoMimetics retains all rights for both compounds in the rest of the world and has agreed to supply uproleselan and GMI-1687 to Apollomics pursuant to clinical and commercial supply agreements.
GlycoMimetics has also entered into a clinical supply agreement with Apollomics under which GlycoMimetics will manufacture and supply uproleselan product to Apollomics at agreed-upon prices. Apollomics has the option to begin manufacture after appropriate material transfer requirements are met.

In 2020, the China National Medical Products Administration, or NMPA, Center for Drug Evaluation, or CDE, granted IND approval for uproleselan (also referred to as APL-106), enabling the initiation of a Phase 1 PK and tolerability study. The IND approval also included acceptance of a Phase 3 bridging study of APL-106 in combination with chemotherapy in relapsed/refractory AML. In January 2021, APL-106 was granted Breakthrough Therapy designation from the China NMPA CDE for the treatment of relapsed/refractory acute myeloid leukemia. In January 2024, Apollomics announced the completion of enrollment in the Phase 3 bridging study. A total of 140 adult patients across 20 sites in Greater China with primary refractory AML or relapsed AML (first or second untreated relapse) and eligible to receive induction chemotherapy were randomized to receive either uproleselan combined with chemotherapy or placebo plus chemotherapy. The primary endpoint for the Phase 3 bridging study is overall survival. Secondary outcome measures include the rate and duration of remission and whether uproleselan can reduce the rate of oral mucositis, a chemotherapy-related side effect.
GlycoMimetics and Apollomics established a joint development committee to oversee activities under the collaboration and license agreement. The collaboration and license agreement will terminate on a region-by-region basis upon the expiration of the royalty term for each region, unless earlier terminated by either party. Either party may terminate the collaboration and license agreement upon prior written notice, subject to specified conditions, including uncured material breach, or upon bankruptcy or insolvency of the other party. Apollomics may terminate the collaboration and license agreement upon prior written notice for any reason. As noted above, in December 2024 Apollomics announced that its Phase 3 bridging trial of uproleselan did not demonstrate favorable benefit and that Apollomics would be winding down the program. GlycoMimetics does not expect the collaboration and license agreement to remain in effect following the consummation of the Merger, and GlycoMimetics does not anticipate having any material ongoing obligations under the agreement for supplying drug for any trials being conducted by Apollomics. On February 19, 2025, Apollomics exercised its right to terminate the collaboration and license agreement, which will be effective May 21, 2025.
Intellectual Property
GlycoMimetics strives to protect the intellectual property that GlycoMimetics believes is important to its business, including seeking and maintaining patent protection intended to cover the composition of matter of its drug candidates and their methods of use. GlycoMimetics has issued patents which cover uproleselan and methods of use that are expected to expire between 2032 and 2039. In addition, GlycoMimetics has several pending patent applications covering uproleselan and/or methods of using it, the last expiring of which, if issued, currently would be predicted to expire in 2041. GlycoMimetics also has two issued patents covering GMI-1687 that are expected to expire in 2037. In addition, GlycoMimetics has several pending patent applications covering GMI-1687 and/or methods of using it, the last expiring of which, if issued, currently would be predicted to expire in 2041. GlycoMimetics also has several pending patent applications directed to its lead galectin antagonist compounds and their methods of use, the last of which, if issued, currently would be predicted to expire in 2042. GlycoMimetics has also relied on trade secret protection for its confidential and proprietary information and careful monitoring of such information to protect aspects of its business, as well as know-how and continuing technological innovation to develop, strengthen and maintain its proprietary position in the field of glycomimetics.
If GlycoMimetics were to resume its historical business of drug development, GlycoMimetics’ success would depend significantly on its ability to obtain and maintain patent and other proprietary protection for commercially important inventions and know-how related to its business, defend and enforce its patents, preserve confidentiality of its trade secrets and operate without infringing valid and enforceable patents and other proprietary rights of third parties.
A third party may hold intellectual property, including patent rights that are important or necessary to the development of GlycoMimetics’ drug candidates. It may be necessary for GlycoMimetics to use the patented or proprietary technology of third parties to commercialize its drug candidates, in which case GlycoMimetics would be required to obtain a license from these third parties. If GlycoMimetics is not able to obtain such a license, or is not able to obtain such a license on commercially reasonable terms, its business could be materially harmed.

The patent positions of biotechnology companies like GlycoMimetics are generally uncertain and involve complex legal, scientific and factual questions. In addition, the coverage claimed in a patent application can be significantly reduced before the patent is issued, and its scope can be reinterpreted after issuance, including where a reissue application is filed in relation to an issued patent to correct issues or errors arising during prosecution that may render claims of the issued patent either wholly or partially invalid or unenforceable. Consequently, GlycoMimetics does not know whether any of its drug candidates will be protectable or remain protected by enforceable patents. GlycoMimetics cannot predict whether the patent applications GlycoMimetics is currently pursuing will issue as patents in any particular jurisdiction or whether the claims of any issued patents will provide sufficient proprietary protection from competitors. Any patents that GlycoMimetics holds may be challenged, circumvented or invalidated by third parties.
Because patent applications in the United States and certain other jurisdictions are maintained in secrecy for 18 months, and since publication of discoveries in scientific or patent literature often lags behind actual discoveries, GlycoMimetics cannot be certain of the priority of inventions covered by pending patent applications. Moreover, GlycoMimetics may have to participate in interference proceedings declared by the U.S. Patent and Trademark Office, or USPTO, or a foreign patent office to determine priority of invention or in post-grant challenge proceedings, such as oppositions, that challenge priority of invention or other features of patentability. Such proceedings could result in substantial cost, even if the eventual outcome is favorable to GlycoMimetics.
Manufacturing
GlycoMimetics does not have any manufacturing facilities or personnel. GlycoMimetics relied on third parties for the manufacturing of its drug candidates for preclinical and clinical testing, as well as for potential commercial manufacturing.
In January 2024, GlycoMimetics entered into a project agreement with Patheon Manufacturing Services LLC, part of Thermo Fisher Scientific, or Patheon, for manufacture and supply of uproleselan for commercial sale. Pursuant to the agreement, Patheon was to manufacture commercial supplies of injectable uproleselan from active pharmaceutical ingredients GlycoMimetics supplies, and was also to be responsible for supplying the other required raw materials and other supportive manufacturing services such as quality control testing for raw materials, packaging components and finished product. The initial term of the agreement is through year-end 2026; however, following GlycoMimetics’ decision to cease the development and potential commercialization of uproleselan GlycoMimetics has paused all activities under this project agreement and expects that it may be terminated following the consummation of the Merger with Crescent.
Commercialization
Prior to entering into the agreement with Crescent for the Merger, GlycoMimetics had not yet established a sales, marketing or drug distribution infrastructure. GlycoMimetics generally retained commercial rights in the United States for its drug candidates. If GlycoMimetics were to resume drug development activities, then subject to receiving marketing approvals, GlycoMimetics believes that it would be possible for GlycoMimetics to access the U.S. market for those drug candidates through a focused, specialized, key account sales force. GlycoMimetics believes that such an organization would be able to target the community of physicians who are the key specialists in treating the patient populations for which its drug candidates were being developed. With respect to uproleselan and GMI-1687, GlycoMimetics had granted Apollomics exclusive commercialization rights in Greater China. On February 19, 2025, Apollomics exercised its right to terminate the collaboration and license agreement, which will be effective May 21, 2025. GlycoMimetics would expect to enter into distribution and other marketing arrangements with third parties for any other drug candidates that obtain marketing approval outside the United States.
Competition
The biotechnology and pharmaceutical industries are characterized by rapidly advancing technologies, intense competition and a strong emphasis on proprietary products. While GlycoMimetics believes that its technology, knowledge, experience and scientific resources have in the past provided it with competitive advantages, GlycoMimetics would face potential competition from many different sources, including large pharmaceutical and biotechnology companies, specialty pharmaceutical and generic drug companies, and medical technology companies, in the event that GlycoMimetics resumes its drug development activities. Any product candidates that GlycoMimetics successfully develops and commercializes would compete with existing therapies and new therapies that may become available in the future.
If GlycoMimetics resumes its development activities and seek any regulatory approvals and pursue commercialization, GlycoMimetics believes that the key competitive factors affecting success of its drug candidates are likely to be their safety, efficacy, convenience, price, generic competition, and availability of coverage and reimbursement from government and other third-party payors.
Many of the companies against which GlycoMimetics would compete have significantly greater financial resources and expertise in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining regulatory approvals and marketing approved drugs than GlycoMimetics does. Mergers and acquisitions in the pharmaceutical and biotechnology industries may result in even more resources being concentrated among a smaller number of GlycoMimetics’ competitors. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These competitors would also compete with GlycoMimetics in recruiting and retaining qualified scientific and management personnel and establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, its programs.
Government Regulation and Product Approval
Government authorities in the United States, at the federal, state and local levels, and in other countries, extensively regulate, among other things, the research, development, testing, manufacture, packaging, storage, recordkeeping, labeling, advertising, promotion, distribution, marketing, import and export of pharmaceutical products, such as those GlycoMimetics is developing. The processes for obtaining regulatory approvals in the United States and in foreign countries, along with subsequent compliance with applicable statutes and regulations, require the expenditure of substantial time and financial resources.
United States Government Regulation
In the United States, the FDA regulates drugs under the Federal Food, Drug, and Cosmetic (“FDCA”), and its implementing regulations. The process of obtaining regulatory approvals and the subsequent compliance with appropriate federal, state, local and foreign statutes and regulations requires the expenditure of substantial time and financial resources. Failure to comply with the applicable United States requirements at any time during the drug development process, approval process or after approval, may subject an applicant to a variety of administrative or judicial sanctions, such as the FDA’s refusal to approve pending new drug applications, or NDAs, withdrawal of an approval, imposition of a clinical hold, issuance of warning or untitled letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, refusals of government contracts, restitution, disgorgement or civil or criminal penalties.
The process required by the FDA before a drug may be marketed in the United States generally involves:
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completion of preclinical laboratory tests, animal studies and formulation studies in compliance with the FDA’s good laboratory practice, or GLP, regulations;

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submission to the FDA of an IND, which must become effective before human clinical trials may begin;

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approval by an independent institutional review board, or IRB, at each clinical site before each trial may be initiated;

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performance of human clinical trials, including adequate and well-controlled clinical trials, in accordance with good clinical practices, or GCP, to establish the safety and efficacy of the proposed drug for each indication;

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submission to the FDA of an NDA;

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satisfactory completion of an FDA advisory committee review, if applicable;

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satisfactory completion of an FDA inspection of the manufacturing facility or facilities at which the product is produced to assess compliance with current good manufacturing practices, or cGMP, and to assure that the facilities, methods and controls are adequate to preserve the drug’s identity, strength, quality and purity, as well as satisfactory completion of an FDA inspection of selected clinical sites to determine GCP compliance; and

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FDA review and approval of the NDA.

Preclinical Studies
Preclinical studies include laboratory evaluation of product chemistry, toxicity and formulation, as well as animal studies to assess potential safety and efficacy. An IND sponsor must submit the results of the preclinical studies, together with manufacturing information, analytical data and any available clinical data or literature, among other things, to the FDA as part of an IND. Some preclinical testing may continue even after the IND is submitted. An IND automatically becomes effective 30 days after receipt by the FDA, unless before that time the FDA raises concerns or questions related to one or more proposed clinical trials and places the clinical trial on a clinical hold. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before the clinical trial can begin. As a result, submission of an IND may not result in the FDA allowing clinical trials to commence.
Clinical Trials
Clinical trials involve the administration of the investigational new drug to human subjects under the supervision of qualified investigators in accordance with GCP requirements, which include the requirement that all research subjects provide their informed consent in writing for their participation in any clinical trial. Clinical trials are conducted under protocols detailing, among other things, the objectives of the trial, the parameters to be used in monitoring safety and the effectiveness criteria to be evaluated. A protocol for each clinical trial and any subsequent protocol amendments must be submitted to the FDA as part of the IND. In addition, an IRB at each institution participating in the clinical trial must review and approve the plan for any clinical trial before it commences at that institution, and the IRB must continue to oversee the clinical trial while it is being conducted. Information about certain clinical trials must be submitted within specific timeframes to the National Institutes of Health, or NIH, for public dissemination on their ClinicalTrials.gov website.
Human clinical trials are typically conducted in three sequential phases, which may overlap or be combined. In Phase 1, the drug is initially introduced into healthy human subjects or patients with the target disease or condition and tested for safety, dosage tolerance, absorption, metabolism, distribution, excretion and, if possible, to gain an initial indication of its effectiveness. In Phase 2, the drug typically is administered to a limited patient population to identify possible adverse effects and safety risks, to preliminarily evaluate the efficacy of the product for specific targeted diseases and to determine dosage tolerance and optimal dosage. In Phase 3, the drug is administered to an expanded patient population, generally at geographically dispersed clinical trial sites, in well-controlled clinical trials to generate enough data to statistically evaluate the safety and efficacy of the product for approval, to establish the overall risk-benefit profile of the product and to provide adequate information for the labeling of the product.
Progress reports detailing the results of the clinical trials must be submitted, at least annually, to the FDA, and more frequently if serious adverse events occur. Phase 1, Phase 2 and Phase 3 clinical trials may not be completed successfully within any specified period, or at all. Furthermore, the FDA or the sponsor may suspend or terminate a clinical trial at any time on various grounds, including a finding that the research subjects are being exposed to an unacceptable health risk. Similarly, an IRB can suspend or terminate approval of a clinical trial at its institution if the clinical trial is not being conducted in accordance with the IRB’s requirements, or if the drug has been associated with unexpected serious harm to patients.
Marketing Approval
Assuming successful completion of the required clinical testing, the results of the preclinical and clinical studies, together with detailed information relating to the product’s chemistry, manufacture, controls and proposed labeling, among other things, are submitted to the FDA as part of an NDA requesting approval to market the product for one or more indications. In most cases, the submission of an NDA is subject to a substantial application user fee. Under the Prescription Drug User Fee Act, or PDUFA, guidelines that are currently in effect, the FDA has agreed to certain performance goals regarding the timing of its review of an application.
In addition, under the Pediatric Research Equity Act, an NDA or supplement to an NDA must contain data that are adequate to assess the safety and effectiveness of the drug for the claimed indications in all relevant pediatric subpopulations, and to support dosing and administration for each pediatric subpopulation for which the product is safe and effective. The FDA may, on its own initiative or at the request of the applicant, grant deferrals for submission of some or all pediatric data until after approval of the product for use in adults, or full or partial waivers from the pediatric data requirements. Unless otherwise required by regulation, the pediatric data requirements do not apply to products with orphan designation.
The FDA also may require submission of a risk evaluation and mitigation strategy, or REMS, plan to mitigate any identified or suspected serious risks. The REMS plan could include medication guides, physician communication plans, assessment plans and elements to assure safe use, such as restricted distribution methods, patient registries or other risk minimization tools.
The FDA conducts a preliminary review of all NDAs within the first 60 days after submission, before accepting them for filing, to determine whether they are sufficiently complete to permit substantive review. The FDA may request additional information rather than accept an NDA for filing. In this event, the application must be resubmitted with the additional information. The resubmitted application is also subject to review before the FDA accepts it for filing. Once the submission is accepted for filing, the FDA begins an in-depth substantive review. The FDA reviews an NDA to determine, among other things, whether the drug is safe and effective and whether the facility in which it is manufactured, processed, packaged or held meets standards designed to assure the product’s continued safety, quality and purity.
The FDA typically refers questions regarding novel drugs to an external advisory committee. An advisory committee is a panel of independent experts, including clinicians and other scientific experts, that reviews, evaluates and provides a recommendation as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions.
Before approving an NDA, the FDA typically will inspect the facility or facilities where the product is manufactured. The FDA will not approve an application unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and adequate to assure consistent production of the product within required specifications. Additionally, before approving an NDA, the FDA will typically inspect one or more clinical trial sites to assure compliance with GCP.
The testing and approval process for an NDA requires substantial time, effort and financial resources, and could take several years to complete. Data obtained from preclinical and clinical testing are not always conclusive and may be susceptible to varying interpretations, which could delay, limit or prevent regulatory approval. The FDA may not grant approval of an NDA on a timely basis, or at all.
After evaluating the NDA and all related information, including the advisory committee recommendation, if any, and inspection reports regarding the manufacturing facilities and clinical trial sites, the FDA may issue an approval letter, or, in some cases, a complete response letter. A complete response letter generally contains a statement of specific conditions that must be met in order to secure final approval of the NDA and may require additional clinical or preclinical testing in order for the FDA to reconsider the application. Even with submission of this additional information, the FDA ultimately may decide that the application does not satisfy the regulatory criteria for approval. If and when those conditions have been met to the FDA’s satisfaction, the FDA will typically issue an approval letter. An approval letter authorizes commercial marketing of the drug with specific prescribing information for specific indications.
Special FDA Expedited Review and Approval Programs
The FDA has various programs, including fast track designation, accelerated approval, priority review, and breakthrough therapy designation, which are intended to expedite or simplify the process for the development and the FDA review of drugs that are intended for the treatment of serious or life-threatening diseases or conditions and demonstrate the potential to address unmet medical needs. The purpose of these programs is to provide important new drugs to patients earlier than under standard FDA review procedures.
To be eligible for a fast track designation, the FDA must determine, based on the request of a sponsor, that a product is intended to treat a serious or life-threatening disease or condition and demonstrates the potential to address an unmet medical need. The FDA will determine that a product will fill an unmet medical need if it will provide a therapy where none exists or provide a therapy that may be potentially superior to existing therapy based on efficacy or safety factors. The FDA may review sections of the NDA for a fast track product on a rolling basis before the complete application is submitted if the sponsor provides a schedule for the submission of the sections of the NDA, the FDA agrees to accept sections of the NDA and determines that the schedule is acceptable, and the sponsor pays any required user fees upon submission of the first section of the NDA.
The FDA may give a priority review designation to drugs that offer major advances in treatment, or provide a treatment where no adequate therapy exists. A priority review means that the goal for the FDA to review an application is six months, rather than the standard review of 10 months under current PDUFA guidelines. These six- and ten-month review periods are measured from the “filing” date rather than the receipt date for NDAs for new molecular entities, which typically adds approximately two months to the timeline for review and decision from the date of submission. Most products that are eligible for fast track designation are also likely to be considered appropriate to receive a priority review.
In addition, products studied for their safety and effectiveness in treating serious or life-threatening illnesses and that provide meaningful therapeutic benefit over existing treatments may be eligible for accelerated approval. Such products may be approved on the basis of adequate and well-controlled clinical trials establishing that the drug product has an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit. Alternatively, the approval may be on a clinical endpoint that can be measured earlier than irreversible morbidity or mortality, that is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit. Approvals may also take into account the severity, rarity or prevalence of the condition and the availability or lack of alternative treatments. As a condition of approval, the FDA may require a sponsor of a drug receiving accelerated approval to perform post-marketing studies to verify and describe the predicted effect on irreversible morbidity or mortality or other clinical endpoint, and the drug may be subject to accelerated withdrawal procedures.
A sponsor can also request designation of a product candidate as a “breakthrough therapy.” A breakthrough therapy is defined as a drug that is intended, alone or in combination with one or more other drugs, to treat a serious or life-threatening disease or condition, and preliminary clinical evidence indicates that the drug may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. Drugs designated as breakthrough therapies are also eligible for accelerated approval. The FDA must take certain actions, such as holding timely meetings and providing advice, intended to expedite the development and review of an application for approval of a breakthrough therapy.
Even if a product qualifies for one or more of these programs, the FDA may later decide that the product no longer meets the conditions for qualification or decide that the time period for FDA review or approval will not be shortened. GlycoMimetics may explore some of these opportunities for its product candidates as appropriate.
Post-Approval Requirements
Drugs manufactured or distributed pursuant to FDA approvals are subject to pervasive and continuing regulation by the FDA, including, among other things, requirements relating to recordkeeping, periodic reporting, product sampling and distribution, advertising and promotion and reporting of adverse experiences with the product. After approval, most changes to the approved product, such as adding new indications, manufacturing changes or other labeling claims, are subject to further testing requirements and prior FDA review and approval. There also are continuing annual user fee requirements for any marketed products, as well as application fees for supplemental applications with clinical data.

Even if the FDA approves a product, it may limit the approved indications for use of the product, require that contraindications, warnings or precautions be included in the product labeling, including a boxed warning, require that post-approval studies, including Phase 4 clinical trials, be conducted to further assess a drug’s safety after approval, require testing and surveillance programs to monitor the product after commercialization, or impose other conditions, including distribution restrictions or other risk management mechanisms under a REMS, which can materially affect the potential market and profitability of the product. The FDA may prevent or limit further marketing of a product based on the results of post-marketing studies or surveillance programs.
In addition, drug manufacturers and other entities involved in the manufacture and distribution of approved drugs are required to register their establishments with the FDA and state agencies, and are subject to periodic unannounced inspections by the FDA and these state agencies for compliance with cGMP requirements. Changes to the manufacturing process are strictly regulated and often require prior FDA approval before being implemented. FDA regulations also require investigation and correction of any deviations from cGMP and impose reporting and documentation requirements upon the sponsor and any third-party manufacturers that the sponsor may decide to use. Accordingly, manufacturers must continue to expend time, money and effort in the area of production and quality control to maintain cGMP compliance.
Once an approval is granted, the FDA may withdraw the approval if compliance with regulatory requirements and standards is not maintained or if problems occur after the product reaches the market.
Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with manufacturing processes, or failure to comply with regulatory requirements, may result in mandatory revisions to the approved labeling to add new safety information; imposition of post-market studies or clinical trials to assess new safety risks; or imposition of distribution or other restrictions under a REMS program. Other potential consequences include, among other things:
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restrictions on the marketing or manufacturing of the product, complete withdrawal of the product from the market or product recalls;

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fines, warning letters or holds on post-approval clinical trials;

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refusal of the FDA to approve pending NDAs or supplements to approved NDAs, or suspension or revocation of product license approvals;

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product seizure or detention, or refusal to permit the import or export of products; or

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injunctions or the imposition of civil or criminal penalties.

The FDA strictly regulates marketing, labeling, advertising and promotion of products that are placed on the market. Although physicians, in the practice of medicine, may prescribe approved drugs for unapproved indications, pharmaceutical companies generally are required to promote their drug products only for the approved indications and in accordance with the provisions of the approved label. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses, and a company that is found to have improperly promoted off-label uses may be subject to significant liability. However, physicians may, in their independent medical judgment, prescribe legally available products for off-label uses. The FDA does not regulate the behavior of physicians in their choice of treatments, but the FDA does restrict manufacturer’s communications on the subject of off-label use of their products.
In addition, the distribution of prescription pharmaceutical products is subject to the Drug Supply Chain Security Act and state laws that limit the distribution of prescription pharmaceutical product samples and impose requirements to ensure accountability in distribution.
Federal and State Fraud and Abuse, Data Privacy and Security, and Transparency Laws and Regulations
In addition to FDA restrictions on marketing of pharmaceutical products, federal and state healthcare laws and regulations restrict business practices in the biopharmaceutical industry. These laws include, but are not limited to, anti-kickback and false claims laws and regulations, data privacy and security, and transparency laws and regulations.

The federal Anti-Kickback Statute prohibits, among other things, knowingly and willfully offering, paying, soliciting or receiving remuneration to induce or in return for purchasing, leasing, ordering or arranging for or recommending the purchase, lease or order of any item or service reimbursable under Medicare, Medicaid or other federal healthcare programs. The term “remuneration” has been broadly interpreted to include anything of value. The Anti-Kickback Statute has been interpreted to apply to arrangements between pharmaceutical manufacturers on one hand and prescribers, purchasers and formulary managers on the other. Although there are a number of statutory exemptions and regulatory safe harbors protecting some common activities from prosecution, the exemptions and safe harbors are drawn narrowly and require strict compliance in order to offer protection. Practices that involve remuneration that may be alleged to be intended to induce prescribing, purchases or recommendations may be subject to scrutiny if they do not qualify for an exemption or safe harbor. Several courts have interpreted the statute’s intent requirement to mean that if any one purpose of an arrangement involving remuneration is to induce referrals of federal healthcare-covered business, the statute has been violated.
The reach of the federal Anti-Kickback Statute was also broadened by the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010, or collectively PPACA, which, among other things, amended the intent requirement of the federal Anti-Kickback Statute such that a person or entity no longer needs to have actual knowledge of this statute or specific intent to violate it in order to have committed a violation. In addition, PPACA provides that the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal civil False Claims Act or the civil monetary penalties statute, which imposes penalties against any person or entity who is determined to have presented or caused to be presented a claim to a federal health program that the person knows or should know is for an item or service that was not provided as claimed or is false or fraudulent.
Federal false claims laws, including the federal civil False Claims Act, prohibit any person or entity from knowingly presenting, or causing to be presented, a false claim for payment to the federal government or knowingly making, using or causing to be made or used a false record or statement material to a false or fraudulent claim to the federal government. A claim includes “any request or demand” for money or property presented to the U.S. government. Pharmaceutical and other healthcare companies have been prosecuted under these laws for, among other things, allegedly providing free product to customers with the expectation that the customers would bill federal programs for the product. Companies also have been prosecuted for causing false claims to be submitted because of the companies’ marketing of products for unapproved, and thus non-reimbursable, uses. The federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, created additional federal criminal statutes that prohibit, among other things, knowingly and willfully executing a scheme to defraud any healthcare benefit program, including private third-party payors and knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services. Also, many states have similar fraud and abuse statutes or regulations that apply to items and services reimbursed under Medicaid and other state programs, or, in several states, apply regardless of the payor.
In addition, GlycoMimetics may be subject to data privacy and security regulation by both the federal government and the states in which GlycoMimetics conducts its business. HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act, or HITECH, and their respective implementing regulations, imposes specified requirements on certain types of individuals and entities relating to the privacy, security and transmission of individually identifiable health information. Among other things, HITECH makes HIPAA’s security standards directly applicable to “business associates,” defined as independent contractors or agents of covered entities (or other business associates) that create, receive, maintain or transmit protected health information in connection with providing a service for or on behalf of a covered entity, and their covered subcontractors. HITECH also increased the civil and criminal penalties that may be imposed against covered entities, business associates and possibly other persons, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorney’s fees and costs associated with pursuing federal civil actions. In addition, state laws govern the privacy and security of health information in certain circumstances, many of which are not pre-empted by HIPAA, differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts.

The federal Physician Payments Sunshine Act requires certain manufacturers of drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program, with specific exceptions, to report annually to the Centers for Medicare & Medicaid Services, or CMS, information related to payments or other transfers of value made to physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors), other healthcare professionals (such as physician assistants and nurse practitioners) and teaching hospitals, and applicable manufacturers and applicable group purchasing organizations to report annually to CMS ownership and investment interests held by the physicians and their immediate family members.
GlycoMimetics may also be subject to state laws that require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government, as well as state laws that require drug manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers or marketing expenditures.
Because of the breadth of these laws and the narrowness of available statutory and regulatory exemptions, it is possible that some of GlycoMimetics’ business activities could be subject to challenge under one or more of such laws. If GlycoMimetics’ operations are found to be in violation of any of the federal and state laws described above or any other governmental regulations that apply to GlycoMimetics, GlycoMimetics may be subject to significant penalties, including administrative, criminal and civil monetary penalties, damages, fines, disgorgement, imprisonment, additional reporting requirements and oversight if GlycoMimetics becomes subject to a corporate integrity agreement or similar agreement to resolve allegations of non-compliance with these laws, contractual damages, reputational harm, diminished profits and future earnings, disgorgement, exclusion from participation in government healthcare programs and the curtailment or restructuring of GlycoMimetics’ operations, any of which could adversely affect its ability to operate its business and its results of operations. To the extent that any of its products are sold in a foreign country, GlycoMimetics may be subject to similar foreign laws and regulations, which may include, for instance, applicable post-marketing requirements, including safety surveillance, anti-fraud and abuse laws and implementation of corporate compliance programs and reporting of payments or transfers of value to healthcare professionals.
Coverage and Reimbursement
The future commercial success of GlycoMimetics’ drug candidates or any of its collaborators’ ability to commercialize any approved drug candidates successfully will depend in part on the extent to which governmental payor programs at the federal and state levels, including Medicare and Medicaid, private health insurers and other third-party payors provide coverage for and establish adequate reimbursement levels for its drug candidates. Government health administration authorities, private health insurers and other organizations generally decide which drugs they will pay for and establish reimbursement levels for healthcare. In particular, in the United States, private health insurers and other third-party payors often provide reimbursement for products and services based on the level at which the government, through the Medicare or Medicaid programs, provides reimbursement for such treatments. In the United States, the European Union, or EU, and other potentially significant markets for GlycoMimetics’ drug candidates, government authorities and third-party payors are increasingly attempting to limit or regulate the price of medical products and services, particularly for new and innovative products and therapies, which often has resulted in average selling prices lower than they would otherwise be. Further, the increased emphasis on managed healthcare in the United States and on country and regional pricing and reimbursement controls in the EU will put additional pressure on product pricing, reimbursement and usage, which may adversely affect GlycoMimetics’ future product sales and results of operations. These pressures can arise from rules and practices of managed care groups, judicial decisions and laws and regulations related to Medicare, Medicaid and healthcare reform, pharmaceutical coverage and reimbursement policies and pricing in general.
Third-party payors are increasingly imposing additional requirements and restrictions on coverage and limiting reimbursement levels for medical products. For example, federal and state governments reimburse covered prescription drugs at varying rates generally below average wholesale price. These restrictions and limitations influence the purchase of healthcare services and products. Third-party payors may limit coverage to specific drug products on an approved list, or formulary, which might not include all of the FDA-approved drug products for a particular indication. Third-party payors are increasingly challenging the price and examining the medical necessity and cost-effectiveness of medical products and services, in addition to their safety and efficacy. GlycoMimetics may need to conduct expensive pharmacoeconomic studies in order to demonstrate the medical necessity and cost-effectiveness of its products, in addition to the costs required to obtain the FDA approvals. GlycoMimetics’ drug candidates may not be considered medically necessary or cost-effective. A payor’s decision to provide coverage for a drug product does not imply that an adequate reimbursement rate will be approved. Further, one payor’s determination to provide coverage for a drug product does not assure that other payors will also provide coverage for the drug product. Adequate third-party reimbursement may not be available to enable GlycoMimetics to maintain price levels sufficient to realize an appropriate return on its investment in drug development. Legislative proposals to reform healthcare or reduce costs under government insurance programs may result in lower reimbursement for GlycoMimetics’ drugs and drug candidates or exclusion of GlycoMimetics’ drugs and drug candidates from coverage. The cost containment measures that healthcare payors and providers are instituting and any healthcare reform could significantly reduce GlycoMimetics’ revenues from the sale of any approved drug candidates. GlycoMimetics cannot provide any assurances that GlycoMimetics will be able to obtain and maintain third-party coverage or adequate reimbursement for its drug candidates in whole or in part.
Impact of Healthcare Reform on GlycoMimetics’ Business
The United States and some foreign jurisdictions are considering enacting or have enacted a number of additional legislative and regulatory proposals to change the healthcare system in ways that could affect GlycoMimetics’ ability to sell its products profitably. Among policy makers and payors in the United States and elsewhere, there is significant interest in promoting changes in healthcare systems with the stated goals of containing healthcare costs, improving quality and expanding access. In the United States, the pharmaceutical industry has been a particular focus of these efforts, which include major legislative initiatives to reduce the cost of care through changes in the healthcare system, including limits on the pricing, coverage, and reimbursement of pharmaceutical and biopharmaceutical products, especially under government-funded health care programs, and increased governmental control of drug pricing.
There have been several U.S. government initiatives over the past few years to fund and incentivize certain comparative effectiveness research, including creation of the Patient-Centered Outcomes Research Institute under PPACA. Although the results of the comparative effectiveness studies are not intended to mandate coverage policies for public or private payors, it is not clear what effect, if any, the research will have on the sales of any product, if any such product or the condition that it is intended to treat is the subject of a study. It is also possible that comparative effectiveness research demonstrating benefits in a competitor’s product could adversely affect the sales of GlycoMimetics’ product candidates. If third-party payors do not consider GlycoMimetics’ drug candidates to be cost-effective compared to other available therapies, they may not cover its drug candidates, once approved, as a benefit under their plans or, if they do, the level of payment may not be sufficient to allow GlycoMimetics to sell its drugs on a profitable basis. The PPACA substantially changed the way healthcare is financed by both governmental and private insurers. Among other measures that may have an impact on GlycoMimetics’ business, PPACA established an annual, nondeductible fee on any entity that manufactures or imports specified branded prescription drugs and biologic agents; a new Medicare Part D coverage gap discount program; and a new formula that increases the rebates a manufacturer must pay under the Medicaid Drug Rebate Program. Additionally, PPACA extends manufacturers’ Medicaid rebate liability, expands eligibility criteria for Medicaid programs and expands entities eligible for discounts under the Public Health Service pharmaceutical pricing program. There have been judicial and Congressional challenges to certain aspects of PPACA, as well as efforts by the executive branch at various times to repeal or replace certain aspects of the PPACA.
Since its enactment, there have been judicial, administrative, executive, and Congressional legislative challenges to certain aspects of the PPACA. For example, in August 2022, the Inflation Reduction Act of 2022, or IRA was signed into law, which among other things, extends enhanced subsidies for individuals purchasing health insurance coverage in PPACA marketplaces through plan year 2025. The IRA also eliminates the “donut hole” under the Medicare Part D program beginning in 2025 by significantly lowering the beneficiary maximum out-of-pocket cost and creating a new manufacturer discount program. It is unclear how any such challenges and additional reform measures of the second Trump administration will impact the PPACA.

In addition, there has been increasing legislative and enforcement interest in the United States with respect to specialty drug pricing practices. Specifically, there have been several recent U.S. Congressional inquiries and proposed federal and proposed and enacted state legislation designed to, among other things, bring more transparency to drug pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drugs. For example, the IRA, among other things (i) directs the U.S. Department of Health and Human Services, or HHS, to negotiate the price of certain high-expenditure, single-source drugs that have been on the market for at least seven years and covered under Medicare, known as the Medicare Drug Price Negotiation Program, and (ii) imposes rebates under Medicare Part B and Medicare Part D to penalize price increases that outpace inflation. These provisions began to take effect progressively in fiscal year 2023. In August 2024, HHS announced the agreed-upon prices of the first 10 drugs that were subject to price negotiations, although the Medicare Drug Price Negotiation Program is currently subject to legal challenges. On January 17, 2025, HHS selected fifteen additional drugs covered under Part D for price negotiation in 2025. Each year thereafter more Part B and Part D products will become subject to the Medicare Drug Price Negotiation Program.
Further, on December 7, 2023, an initiative to control the price of prescription drugs through the use of march-in rights under the Bayh-Dole Act was announced. On December 8, 2023, the National Institute of Standards and Technology published for comment a Draft Interagency Guidance Framework for Considering the Exercise of March-In Rights which for the first time includes the price of a product as one factor an agency can use when deciding to exercise march-in rights. While march-in rights have not previously been exercised, it is uncertain if that will continue under the new framework.
At the state level, legislatures are increasingly passing legislation and implementing regulations designed to control pharmaceutical and biological product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing. For example, on January 5, 2024, the FDA approved Florida’s Section 804 Importation Program (SIP) proposal to import certain drugs from Canada for specific state healthcare programs. It is unclear how this program will be implemented, including which drugs will be chosen, and whether it will be subject to legal challenges in the United States or Canada. Other states have also submitted SIP proposals that are pending review by the FDA. Any such approved importation plans, when implemented, may result in lower drug prices for products covered by those programs.
As a result of PPACA, Medicare payments are increasingly tied to quality of care and value measures, and reporting of related data by providers such as physicians and hospitals. So-called “value-based reimbursement” measures may present challenges as well as potential opportunities for biopharmaceutical manufacturers. Medicare incentives for providers meeting certain quality measures may ultimately prove beneficial for manufacturers that are able to establish that their products may help providers to meet such measures. However, manufacturers’ ability to market their drug products based on quality or value is highly regulated and not always permissible. In addition, the potentially decreased Medicare reimbursement to those providers that fail to adequately comply with quality reporting requirements could translate to decreased resources available to purchase products and may negatively impact marketing or utilization of GlycoMimetics’ drug candidates if they are approved for marketing. GlycoMimetics cannot predict at this time what impact, if any, the longer-term shift towards value-based reimbursement will have on any of its drug candidates in either the Medicare program, or in any other third-party payor programs that may similarly tie payment to provider quality.
Additional legislative proposals to reform healthcare and government insurance programs, along with the trend toward managed healthcare in the United States, could influence the purchase of medicines and reduce reimbursement and/or coverage of GlycoMimetics’ product candidates, if approved.
Exclusivity and Approval of Competing Products
Hatch-Waxman Patent Listing
In seeking approval for a drug through an NDA, applicants are required to list with the FDA each patent with claims that cover the applicant’s product or a method of using the product. Upon approval of a drug, each of the patents listed in the application for the drug is then published in the FDA’s Approved

Drug Products with Therapeutic Equivalence Evaluations, commonly known as the Orange Book. Drugs listed in the Orange Book can, in turn, be cited by potential competitors in support of approval of an abbreviated new drug application, or ANDA, or 505(b)(2) NDA. Generally, an ANDA provides for marketing of a drug product that has the same active ingredients in the same strengths, dosage form and route of administration as the listed drug and has been shown to be bioequivalent through in vitro or in vivo testing or otherwise to the listed drug. ANDA applicants are not required to conduct or submit results of preclinical or clinical tests to prove the safety or efficacy of their drug product, other than the requirement for bioequivalence testing. Drugs approved in this way are commonly referred to as “generic equivalents” to the listed drug, and can often be substituted by pharmacists under prescriptions written for the original listed drug. 505(b)(2) NDAs generally are submitted for changes to a previously approved drug product, such as a new dosage form or indication.
The ANDA or 505(b)(2) NDA applicant is required to certify to the FDA concerning any patents listed for the approved product in the FDA’s Orange Book, except for patents covering methods of use for which the ANDA applicant is not seeking approval. Specifically, the applicant must certify with respect to each patent that:
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the required patent information has not been filed;

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the listed patent has expired;

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the listed patent has not expired, but will expire on a particular date and approval is sought after patent expiration; or

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the listed patent is invalid, unenforceable or will not be infringed by the new product.

Generally, the ANDA or 505(b)(2) NDA cannot be approved until all listed patents have expired, except when the ANDA or 505(b)(2) NDA applicant challenges a listed drug. A certification that the proposed product will not infringe the already approved product’s listed patents or that such patents are invalid or unenforceable is called a Paragraph IV certification. If the applicant does not challenge the listed patents or indicate that it is not seeking approval of a patented method of use, the ANDA or 505(b)(2) NDA application will not be approved until all the listed patents claiming the referenced product have expired.
If the ANDA or 505(b)(2) NDA applicant has provided a Paragraph IV certification to the FDA, the applicant must also send notice of the Paragraph IV certification to the NDA and patent holders once the application has been accepted for filing by the FDA. The NDA and patent holders may then initiate a patent infringement lawsuit in response to the notice of the Paragraph IV certification. The filing of a patent infringement lawsuit within 45 days after the receipt of notice of the Paragraph IV certification automatically prevents the FDA from approving the ANDA or 505(b)(2) NDA until the earlier of 30 months, expiration of the patent, settlement of the lawsuit or a decision in the infringement case that is favorable to the ANDA applicant.
Hatch-Waxman Non-Patent Exclusivity
Market and data exclusivity provisions under the FDCA also can delay the submission or the approval of certain applications for competing products. The FDCA provides a five-year period of non-patent data exclusivity within the United States to the first applicant to gain approval of an NDA for a new chemical entity. A drug is a new chemical entity if the FDA has not previously approved any other new drug containing the same active moiety, which is the molecule or ion responsible for the activity of the drug substance. During the exclusivity period, the FDA may not accept for review an ANDA or a 505(b)(2) NDA submitted by another company that contains the previously approved active moiety. However, an ANDA or 505(b)(2) NDA may be submitted after four years if it contains a certification of patent invalidity or noninfringement.
The FDCA also provides three years of marketing exclusivity for an NDA, 505(b)(2) NDA or supplement to an existing NDA or 505(b)(2) NDA if new clinical investigations, other than bioavailability studies, that were conducted or sponsored by the applicant, are deemed by the FDA to be essential to the approval of the application or supplement. Three-year exclusivity may be awarded for changes to a previously approved drug product, such as new indications, dosages, strengths or dosage forms of an existing drug. This three-year exclusivity covers only the conditions of use associated with the new clinical investigations and, as a general matter, does not prohibit the FDA from approving ANDAs or 505(b)(2) NDAs for generic versions of the original, unmodified drug product. Five-year and three-year exclusivity will not delay the submission or approval of a full NDA; however, an applicant submitting a full NDA would be required to conduct or obtain a right of reference to all of the preclinical studies and adequate and well-controlled clinical trials necessary to demonstrate safety and effectiveness.
Orphan Drug Exclusivity
Under the Orphan Drug Act, the FDA may grant orphan designation to a drug or biological product intended to treat a rare disease or condition, which is generally a disease or condition that affects fewer than 200,000 individuals in the United States, or more than 200,000 individuals in the United States and for which there is no reasonable expectation that the cost of developing and making a drug or biological product available in the United States for this type of disease or condition will be recovered from sales of the product. Orphan designation must be requested before submitting an NDA or biologics license application. Orphan designation does not convey any advantage in or shorten the duration of the regulatory review and approval process.
If a product that has orphan designation subsequently receives the first FDA approval for such drug for the disease or condition for which it has such designation, the product is entitled to orphan product exclusivity, which means that the FDA may not approve any other applications to market the same drug or biological product for the same indication for seven years, except in limited circumstances, such as a showing of clinical superiority to the product with orphan exclusivity. Competitors, however, may receive approval of different products for the indication for which the orphan product has exclusivity or obtain approval for the same product but for a different indication for which the orphan product has exclusivity. If a drug or biological product designated as an orphan product receives marketing approval for an indication broader than what is designated, it may not be entitled to orphan product exclusivity. Orphan drug status in the EU has similar, but not identical, benefits.
Pediatric Exclusivity
Pediatric exclusivity is another type of non-patent marketing exclusivity in the United States and, if granted, provides for the attachment of an additional six months of marketing protection to the term of any existing regulatory exclusivity, including the non-patent and orphan drug exclusivity periods described above. This six-month exclusivity may be granted if an NDA sponsor submits pediatric data that fairly respond to a written request from the FDA for such data. The data do not need to show the product to be effective in the pediatric population studied; rather, if the clinical trial is deemed to fairly respond to the FDA’s request, the additional protection is granted. If reports of requested pediatric studies are submitted to and accepted by FDA within the statutory time limits, whatever statutory or regulatory periods of exclusivity or Orange Book listed patent protection cover the drug are extended by six months. This is not a patent term extension, but it effectively extends the regulatory period during which the FDA cannot approve an ANDA or 505(b)(2) application owing to regulatory exclusivity or listed patents. If any of its drug candidates is approved, GlycoMimetics anticipates seeking pediatric exclusivity when it is appropriate.
Foreign Regulation
In order to market any product outside of the United States, GlycoMimetics would need to comply with numerous and varying regulatory requirements of other countries regarding safety and efficacy and governing, among other things, clinical trials, marketing authorization, commercial sales and distribution of its drug candidates. For example, in the EU, GlycoMimetics must obtain authorization of a clinical trial application, or CTA, in each member state in which GlycoMimetics intends to conduct a clinical trial. Whether or not GlycoMimetics obtains FDA approval for a drug, GlycoMimetics would need to obtain the necessary approvals by the comparable regulatory authorities of foreign countries before GlycoMimetics can commence clinical trials or marketing of the drug in those countries. The approval process varies from country to country and can involve additional product testing and additional administrative review periods. The time required to obtain approval in other countries might differ from and be longer than that required to obtain FDA approval. Regulatory approval in one country does not ensure regulatory approval in another, but a failure or delay in obtaining regulatory approval in one country may negatively impact the regulatory process in others.

Employees and Human Capital Resources
In July 2024, in connection with its streamlined operating plan, GlycoMimetics announced a corporate restructuring that included a reduction in its workforce by 26 employees, or approximately 80% of its headcount. GlycoMimetics substantially completed the reduction in the third quarter of 2024.
As of January 31, 2025, GlycoMimetics had four full-time employees, all of whom are located in the United States. None of GlycoMimetics’ employees is represented by a labor union or covered by a collective bargaining agreement. GlycoMimetics considers its relationship with its employees to be good.
Prior to GlycoMimetics’ corporate restructuring and the ceasing of its drug development activities, GlycoMimetics’ human capital resources objectives included, as applicable, identifying, recruiting, retaining, incentivizing and integrating its existing and new employees. The principal purposes of GlycoMimetics’ equity incentive plans were to attract, retain and reward high performing employees through the granting of equity-based compensation awards in order to motivate employees to perform to the best of their abilities and achieve GlycoMimetics’ objectives.
Corporate Information
GlycoMimetics was incorporated under the laws of the State of Delaware in 2003. GlycoMimetics’ executive officers and employees work remotely, and its mailing address is P.O. Box 65, Monrovia, MD 21770. GlycoMimetics’ telephone number is (240) 243-1201.
“GlycoMimetics,” the GlycoMimetics logo and other trademarks or service marks of GlycoMimetics, Inc. appearing in this proxy statement/prospectus are the property of GlycoMimetics, Inc. This proxy statement/prospectus contains additional trade names, trademarks and service marks of others, which are the property of their respective owners.
Available Information
GlycoMimetics’ internet website address is www.glycomimetics.com. In addition to the information contained in this proxy statement/prospectus, information about GlycoMimetics can be found on its website. GlycoMimetics’ website and information included in or linked to its website are not part of this proxy statement/prospectus.
GlycoMimetics’ annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, are available free of charge through its website as soon as reasonably practicable after they are electronically filed with or furnished to the Securities and Exchange Commission, or SEC. Additionally the SEC maintains an internet site that contains reports, proxy and information statements and other information. The address of the SEC’s website is www.sec.gov.

CRESCENT’S BUSINESS
All references to Crescent’s “product candidates,” “programs,” “portfolio” and “pipeline” in this proxy statement/prospectus refer to the research programs with respect to which Crescent has the option to acquire intellectual property license rights pursuant to the Paragon Option Agreements. As of the date of this proxy statement/prospectus, Crescent has exercised the option and entered into a license agreement for CR-001, but it has not exercised the option or entered into a license agreement for CR-002 or CR-003, nor does it expect to do so prior to the time that this registration statement on Form S-4 is declared effective by the SEC.
Overview
Crescent is a biotechnology company developing novel therapeutics to treat solid tumors, led by its initial program CR-001, a proprietary anti-PD-1/anti-VEGF bispecific antibody, which Crescent believes has the potential to deliver improved clinical efficacy and safety over pembrolizumab, marketed by Merck as Keytruda®, the best-selling drug in the world and approved for the treatment of numerous cancers. CR-001, for which Crescent has exercised its option in March 2025 and entered into a license agreement with Paragon in April 2025 for exclusive worldwide development and commercialization rights pursuant to the Antibody Paragon Option Agreement, is a new molecular entity designed to replicate the functional properties of ivonescimab, an anti-PD-1/anti-VEGF bispecific antibody in development by Akeso Biopharma and Summit Therapeutics Inc. that delivered significantly improved progression-free survival (“PFS”) in HARMONi-2, a head-to-head Phase 3 clinical trial versus Keytruda in non-small cell lung cancer (“NSCLC”). Crescent believes the emerging data from the clinical development of ivonescimab supports the rationale for developing CR-001 in light of CR-001 and ivonescimab sharing the same mechanism of action. Neither Crescent nor Paragon has any clinical data regarding cancer patients that have been treated with CR-001 and there can be no assurance that Crescent’s clinical trials, which have not yet commenced and are expected to cover a broader set of indications than in HARMONi-2, will have similar or comparable results, or that Crescent’s clinical trials, which will take several years, will be completed successfully and/or produce results necessary to support the requisite regulatory approvals in order for Crescent to be able to commercialize CR-001. See “Risk Factors — Risks Related to Crescent — Risks Related to Discovery, Development and Commercialization Risks — Crescent’s approach to the discovery and development of its programs is unproven, and Crescent may not be successful in its efforts to build a pipeline of programs with commercial value”. Following the precedents set by traditional PD-1 inhibitors, such as Keytruda and Opdivo®, Crescent plans to seek regulatory approvals for CR-001 to treat multiple solid tumor indications, utilizing monotherapies and combination treatment options. Crescent intends to submit an IND application to the FDA for CR-001 in the fourth quarter of 2025, with initial clinical data anticipated in the second half of 2026. Crescent plans to complement CR-001 with a portfolio of product candidates that have potential activity against solid tumors both as a monotherapy as well as in combination with CR-001.
Immune checkpoint inhibitors have revolutionized the treatment landscape for various solid tumors by reactivating the body’s immune system to target and destroy cancer cells. These inhibitors, which are antibodies against targets such as CTLA-4 and PD-1/PD-L1, have shown unprecedented anti-tumor activity, and have become standard-of-care treatments for a number of malignancies, including advanced metastatic melanoma and microsatellite instability-high tumors. These inhibitors have led to significant clinical outcomes, with notable improvements in survival rates and durable responses in patients who previously had limited treatment options. These products have also been successful commercially, with worldwide sales estimated to be in excess of $50 billion, over half of which are driven by sales of Keytruda.
Although checkpoint inhibitors are highly effective in some patients, many patients with solid tumors fail to respond to these therapies. Furthermore, patients who do respond do not always achieve long-lasting benefit. There have been broad efforts by the pharmaceutical industry to identify immuno-oncology products able to address this unmet clinical need. Ivonescimab is the first drug candidate to demonstrate significantly improved PFS compared to pembrolizumab (Keytruda) in HARMONi-2, a randomized, double-blind, head-to-head Phase 3 clinical trial sponsored by Akeso Biopharma for the treatment of naïve, or not previously treated, advanced and metastatic NSCLC. For further information regarding the HARMONi-2 trial, please see “— The breakthrough potential of ivonescimab, an anti-PD-1/anti-VEGF bispecific molecule”.
CR-001 was designed to build upon the success of ivonescimab through the creation of a proprietary anti-PD-1/anti-VEGF bispecific antibody designed to mimic the PD-1 and VEGF binding and functional activity of ivonescimab, with additional proprietary design focused on stability and manufacturability. Unlike traditional antibody drug products, such as the marketed anti-PD-1 and anti-VEGF antibodies, the bispecific binding of CR-001 to its targets is cooperative. Binding of VEGF, an angiogenic growth factor that stimulates the growth of blood vessels and is overexpressed in many tumors, to CR-001 leads to the formation of molecular complexes through polymerization of CR-001 based both on preclinical data generated by Paragon as well as clinical data generated by Akeso Biopharma. This increases its binding to PD-1 on immune cells and is designed to lead to more potent antitumor activity. Results from the HARMONi-2 trial in NSCLC sponsored by Akeso Biopharma showed that, compared to pembrolizumab, not only was there a significant improvement in overall PFS in the treated population, but that these benefits extended to patients with tumors that had low levels of PD-L1 expression, a class of patients where response to anti-PD-1 therapy has historically been modest.
Crescent plans to submit an IND for CR-001 in the fourth quarter of 2025 followed thereafter by commencement of a Phase 1 trial. Because the properties of CR-001 are closely aligned with those of ivonescimab, Crescent intends to apply clinical findings from ivonescimab to design the CR-001 Phase 1 trial such that it has the potential to serve as strong validation for the clinical potential of CR-001. Crescent anticipates results from this trial to be available in the second half of 2026, setting the stage for pivotal trials in multiple solid tumors, although neither Crescent nor Paragon has any clinical data regarding cancer patients that have been treated with CR-001 and there can be no assurance that Crescent’s clinical trials, which have not yet commenced and are expected to cover a broader set of indications than in HARMONi-2, will have similar or comparable results to those obtained by Akeso Biopharma in the HARMONi-2 trial, or that Crescent’s clinical trials, which will take several years, will be completed successfully and/or produce results necessary to support the requisite regulatory approvals in order for Crescent to be able to commercialize CR-001.
The range of solid tumor indications for which PD-1/PD-L1 checkpoint inhibitors or VEGF inhibitors have been approved is vast, numbering over thirty. Multiple inhibitors in both of these classes are approved for the treatment of solid tumors, generating revenue of many tens of billions. A new therapy that demonstrates superior efficacy in one or more of these indications could participate in this market in a significant way. Crescent believes that ivonescimab and anti-PD-1/anti-VEGF bispecific antibodies that share the precise cooperative mechanism of ivonescimab, such as CR-001, have the potential to do this. Although, to date, the superiority of ivonescimab over pembrolizumab has been demonstrated only in treatment-naïve advanced and metastatic NSCLC, clinical experience with checkpoint inhibitors suggests that molecules that enhance checkpoint inhibition, such as ivonescimab and CR-001, may improve antitumor responses in other solid tumors.
Key to maximizing the clinical and commercial success of other PD-1/PD-L1 checkpoint pathway inhibitors is their use in combination with other therapies, including other immunotherapies. This is best illustrated by Opdivo, a PD-1 inhibitor, and Yervoy®, a CTLA-4 inhibitor, both marketed by Bristol Myers Squibb. This combination of immuno-oncology drugs is approved by the FDA for treating various cancers, including metastatic melanoma, advanced renal cell carcinoma, and certain types of colorectal cancer. Crescent plans to follow this model by developing CR-001 both as a monotherapy and in combination with molecules that target different mechanisms of action.
Crescent’s expected second and third programs, CR-002 and CR-003, are ADCs against validated oncology targets. Crescent’s plan is to use these ADCs to deliver clinically active cytotoxic drugs known as topoisomerase inhibitors to tumor cells. Each of these programs has the potential to deliver therapeutics with clinical efficacy both as a monotherapy and in combination with CR-001. The identity of the targets of these ADCs will be disclosed as they advance, which is expected in mid-2026 for CR-002. Pursuant to the ADC Paragon Option Agreements, Crescent has engaged Paragon to execute a mutually agreed research plan for CR-002 and CR-003 aimed at producing a potential product candidate to be licensed for further development, manufacture and commercialization by Crescent. The research plan activities performed by Paragon for Crescent primarily include preclinical studies and are overseen by a joint development committee comprised of employees from Crescent and Paragon. Crescent has not yet exercised the option or entered into a license agreement with Paragon for CR-002 or CR-003 pursuant to the ADC Paragon Option Agreement, nor does it expect to do so prior to the time that this registration statement on Form S-4 is declared effective by the SEC.

Crescent believes that bispecific anti-PD-1/anti-VEGF molecules, such as CR-001, have the potential to displace leading traditional checkpoint inhibitors, such as anti-PD-1 and anti-PD-L1 inhibitors, which represent some of the most successful drugs in the market. The combination of CR-001 with wholly owned products, such as those Crescent expects to develop from its CR-002 and CR-003 programs, provides the opportunity for Crescent to command a significant share of this emerging market.
Crescent’s Strategy
Crescent’s goal is to establish CR-001 as the backbone for the treatment of a broad set of solid tumors. Crescent plans to complement CR-001 with a portfolio of product candidates that have potential monotherapy activity as well as combination activity with CR-001. Crescent’s strategy is to:
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Obtain clinical proof-of-concept data with CR-001 in a Phase 1 trial.   The similarity in binding and functional properties of CR-001 with ivonescimab provides Crescent with the opportunity to design a Phase 1 trial of CR-001 based on the clinical profile of ivonescimab. Crescent believes that, because CR-001 replicates the functional properties of ivonescimab, early clinical data from ivonescimab can serve as important validation of potential effectiveness and tolerability of both, thereby allowing Crescent to move quickly into late-stage development with a level of speed and confidence that would not exist if CR-001 did not mimic the PD-1 and VEGF binding affinity, potency, and cooperativity of ivonescimab.

•
Develop CR-001 in multiple indications.   Crescent has identified a number of solid tumors in which PD-1 checkpoint inhibitors and VEGF inhibitors have demonstrated clinical activity. Crescent intends to develop CR-001 in multiple solid tumors, prioritized based on existing clinical evidence for the potential of CR-001, the size of the market opportunity, and the feasibility to streamline the generation of the data that Crescent believes will be sufficient to obtain regulatory approval.

•
Advance Crescent’s internal ADC programs into clinical development.   Crescent intends to develop two ADC programs, CR-002 and CR-003, against validated oncology targets. Crescent believes that each of these programs has the potential to provide therapeutic benefit when used as a monotherapy and in combination with CR-001. Crescent intends to disclose the identity of the molecular targets for these programs as the programs advance.

•
Develop CR-001 in combination with a portfolio of internal drug candidates.   Crescent believes that, similar to traditional PD-1 checkpoint inhibitors, CR-001 has the potential to have meaningful clinical activity both as a monotherapy and in combination with other therapies. Crescent believes that the ability to combine CR-001 with current and future internal drug candidates provides it with a distinct competitive advantage.

•
Expand its portfolio of product candidates.   Crescent will consider opportunities to expand its pipeline by obtaining access to additional product candidates that have potential activity against solid tumors both as a monotherapy and in combination with CR-001.

Limitations of current immune checkpoint inhibitors
Immune checkpoint inhibitors have revolutionized the treatment of cancer, offering new hope to patients with previously limited options. These groundbreaking therapies work by reactivating the body’s own immune system to target and destroy cancer cells. Checkpoint inhibitors, such as CTLA-4 and PD-1/PD-L1 inhibitors, have demonstrated unprecedented anti-tumor activity, and have become standard treatments for various malignancies, including advanced metastatic melanoma, NSCLC, renal cell carcinoma, and microsatellite instability-high tumors. These inhibitors have led to significant clinical outcomes, with notable improvements in survival rates and durable responses in patients who previously had only limited treatment options.
The remarkable impact of immune checkpoint inhibitors on cancer treatment is reflected in their commercial success. For example, Yervoy, a CTLA-4 inhibitor that was approved in 2011, achieved worldwide sales of $2.2 billion in 2024. Keytruda, a PD-1 inhibitor, has received 40 FDA approvals and 30 European Commission approvals in a variety of different indications. Worldwide sales of Keytruda in 2024 were $29.5 billion. Despite the commercial dominance of Keytruda, at least six other PD-1/PD-L1 inhibitors have been approved by the FDA, including two that received initial approvals in 2024. Sales of this class of checkpoint inhibitors continue to grow year-over-year, with worldwide sales in 2024 estimated to be $51 billion.

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Figure 1. Global sales of PD-1/PD-L1 inhibitors
Despite these therapies’ remarkable success, only a fraction of patients treated with checkpoint inhibitors obtain meaningful benefit. For example, treatment of patients with unresectable or metastatic melanoma with pembrolizumab resulted in a 6% complete response (“CR”) rate, and a 27% partial response (“PR”) rate. A meta-analysis of 91 clinical trials found that the objective response rate to checkpoint inhibitors was less than 20%.
Multiple approaches have been taken to improve this response rate, including the clinical testing of potential therapies against other immune checkpoint targets, and combination therapies. Emerging targets, such as LAG-3, TIM-3, and TIGIT, are being evaluated in preclinical studies and clinical trials, with the hope of providing additional options for patients with refractory or resistant cancers. However, none of these approaches has yet demonstrated clinical efficacy as a monotherapy that matches the established success rates of PD-1/PD-L1 inhibitors. More promising results have been obtained when these agents are combined with PD-1/PD-L1 inhibitors. For example, Opdualag®, a fixed dose combination of relatlimab, a LAG-3 inhibitor, and nivolumab, was approved in 2022 for the treatment of unresectable or metastatic melanoma. The overall response rate with the combination drug in the RELATIVITY-047 trial was 43% versus 33% with nivolumab monotherapy. Combination with other agents thus offers new and potentially profound improvement in the ability of checkpoint inhibitors to meaningfully impact more patients and more tumor types.
The breakthrough potential of ivonescimab, an anti-PD-1/anti-VEGF bispecific molecule
Ivonescimab, a cooperative anti-PD-1/anti-VEGF bispecific molecule, has demonstrated promising clinical results that highlight its breakthrough potential in oncology. Ivonescimab was designed to synergistically combine the mechanisms of angiogenesis inhibition and immune checkpoint blockade in a single molecule by targeting both PD-1 and VEGF pathways. In the HARMONi-2 trial in NSCLC, ivonescimab demonstrated a statistically significant and clinically meaningful improvement in PFS compared to pembrolizumab.
HARMONi-2 is a randomized, double-blind Phase 3 trial across 55 hospitals in China sponsored by Akeso Biopharma to support regulatory approval in China comparing the efficacy of ivonescimab with pembrolizumab as first-line treatment with PD-L1 expressing locally advanced or metastatic NSCLC.

879 screened patients were randomly assigned to receive ivonescimab or pembrolizumab by intravenous infusion every three weeks. A planned interim analysis found that patients treated with ivonescimab had a statistically significant improvement in median PFS of 5.3 months compared to pembrolizumab, with p<0.0001. Ivonescimab-treated patients had a median PFS of 11.1 months, compared to 5.8 months with pembrolizumab. The median PFS of pembrolizumab in this trial is consistent with the 5.4 month PFS observed in the pembrolizumab monotherapy arm of the KEYNOTE-042 trial conducted in a similar patient population, providing additional support for observed improved potential of ivonescimab.
Figure 2. Ivonescimab monotherapy led to an improvement in median progression-free survival or mPFS over pembrolizumab as a first-line treatment in advanced and metastatic NSCLC
In addition to this improvement in PFS over pembrolizumab, two other observations from this trial highlight the potential of ivonescimab. First is that improved benefit was observed in patients where pembrolizumab has historically had modest efficacy. This includes patients with low levels of PD-L1 expression and in squamous cell tumors.
Figure 3. Ivonescimab provided improved PFS compared to pembrolizumab including in patients with low levels of PD-L1 expression and in squamous cell cancers, both of which have historically been associated with poor response to pembrolizumab. The benefits of ivonescimab are represented by the hazard ratio, a statistical measure of the relative risk of disease progression in patients in separate groups. A hazard ratio of 0.54 means that ivonescimab-treated patients had a 46% lower chance of disease progression than those treated with pembrolizumab. PD-L1 expression was assessed by the Tumor Proportion Score, or TPS, which quantifies the percentage of viable tumor cells showing partial or complete membrane staining of PD-L1.
Second, treatment with ivonescimab was well-tolerated with the frequency and severity of immune-related adverse events comparable to those observed in the pembrolizumab arm. Clinical experience in NSCLC with anti-VEGF inhibitors, such as bevacizumab, identified serious adverse events, including fatal pulmonary hemorrhage, that have limited the number of patients eligible for treatment. Other adverse events associated with bevacizumab include proteinuria and hypertension. The majority of these VEGF-related adverse events were Grade 1 or Grade 2 in the data presented from the interim analysis of the HARMONi-2 trial. There were no adverse events greater than Grade 3. The frequency of Grade 3 events were 1%

hemorrhage, 3% proteinuria, and 5% hypertension. There were no increases in treatment discontinuation or death associated with ivonescimab compared to pembrolizumab.
Our solution, CR-001
CR-001 is a bispecific antibody designed by Paragon to build upon the transformative clinical PFS observed with ivonescimab by replicating its functional properties with a proprietary new molecule. Crescent plans to submit an IND for CR-001 in the fourth quarter of 2025 followed by a Phase 1 trial, with results expected in the second half of 2026 in patients with solid tumors. Crescent intends to incorporate insights from clinical results of ivonescimab in the design of this trial to obtain early clinical proof-of-concept efficacy , although neither Crescent nor Paragon has generated any clinical data regarding cancer patients that have been treated with CR-001, and there can be no assurance that Crescent’s clinical trials, which have not yet commenced and are expected to cover a broader set of indications than in HARMONi-2, will have similar or comparable results to those obtained by Akeso Biopharma in the HARMONi-2 trial, or that Crescent’s clinical trials, which will take several years, will be completed successfully and/or produce results necessary to support the requisite regulatory approvals in order for Crescent to be able to commercialize CR-001. See “Risk Factors — Risks Related to Crescent — Risks Related to Discovery, Development and Commercialization Risks — Crescent’s approach to the discovery and development of its programs is unproven, and Crescent may not be successful in its efforts to build a pipeline of programs with commercial value”.
The rationale for targeting PD-1 and VEGF
Both PD-1 and VEGF are targets of approved drugs for multiple indications. However, the potential for combining the inhibition of both targets is not widely appreciated. Data from The Cancer Genome Atlas indicates that these targets are co-expressed in various human tumors.
VEGF is well-recognized for its angiogenesis-inducing activity, promoting the formation of new blood vessels to help tumors overcome oxygen deficits and nutrient starvation. However, it also has an important immunosuppressive role. VEGF can inhibit the maturation of key immune cells known as dendritic cells and promote the accumulation of another key population of immune cells, the myeloid-derived suppressor cells. Other reports indicate that blocking VEGF signaling may promote antitumor immune responses by inhibiting the accumulation of regulatory T cells. Because immunosuppressive microenvironments also drive angiogenesis, VEGF plays a central role in driving further immunosuppression. A number of preclinical studies and clinical trials have explored the potential of inhibiting both PD-1 and VEGF.
The design of ivonescimab drives its clinical activity
The antitumor activity of ivonescimab observed in the HARMONi-2 trial was higher than expected for the combination treatments containing both an anti-PD-1 and anti-VEGF antibody in NSCLC. For example, in the Lung-MAP S1800A trial, the combination of ramucirumab, a VEGF receptor inhibitor, and pembrolizumab led to a modest median PFS of 4.5 months compared to 5.2 months reported for patients treated with standard of care. In the ImPower150 trial, the addition of atezolizumab, a PD-L1 inhibitor, to a combination of bevacizumab and chemotherapy, led to a modest increase in median PFS from 6.8 months to 8.3 months.
In vitro studies reported by scientists at Akeso Biopharma and Summit Therapeutics Inc. at the Society for Immunotherapy of Cancer conference in 2023 found that ivonescimab binding to both PD-1 and to VEGF was cooperative. Each molecule of ivonescimab is capable of binding to two PD-1 and two VEGF molecules. Due to inherent dimerization of VEGF, its binding to ivonescimab can lead to the formation of ivonescimab complexes, effectively increasing the local concentration of anti-PD-1 binding sites. Similarly, binding of ivonescimab to PD-1 on immune cells leads to a local increase in anti-VEGF binding sites.

Figure 4. VEGF binding to ivonescimab leads to the formation of ivonescimab-VEGF complexes.
The presence of both PD-1 and VEGF expressing immune cells in tumors leads to cooperative binding of ivonescimab resulting in increased binding to both targets, which is hypothesized to be the driver of increased clinical activity.
The design of CR-001
CR-001 is a new molecular entity designed to match the targeting, binding, cooperativity, and pharmacokinetics of ivonescimab in order to maximize the likelihood of demonstrating superior efficacy compared to approved PD-1 and PD-L1 therapies. The VEGF binding domain is that of bevacizumab, an FDA-approved anti-VEGF antibody. This domain was incorporated into CR-001 to match the VEGF binding affinity of ivonescimab, which contains the same domain. The PD-1 binding domain of CR-001 is a proprietary scFv sequence that was designed to match the affinity of the PD-1 binding domain of ivonescimab while benefiting from increased stability engineered by Paragon. Paragon has filed composition of matter claims for the CR-001 sequence based in part on proprietary scFv engineering. Pursuant to the CR-001 License Agreement, Crescent has licensed from Paragon these and other intellectual property rights applicable to CR-001.
Figure 5. Structure of CR-001
CR-001 was designed to match the pharmacokinetics of ivonescimab. Similar to ivonescimab, the IgG Fc domain of CR-001 was modified to reduce its ability to bind to FcγRIIIA, a receptor on natural killer (“NK”) cells that drives antibody dependent cellular cytotoxicity. The resulting reduction in antibody-dependent cellular cytotoxicity is designed to protect CR-001 from driving NK cell dependent destruction of T cells. The affinity of CR-001 for the FcRn receptor matches that of ivonescimab, helping to prolong its half-life in circulation.
In vitro activity
The ability of VEGF to drive cooperative binding of the CR-001 lead molecule to PD-1 was investigated in cellular assays conducted by Paragon. CR-001 led to the concentration-dependent activation of the nuclear factor of activated T cell, gene by PD-1-expressing cells upon exposure to PD-L1 expressing cells. In the presence of exogenous VEGF, the potency of CR-001, as measured by PD-1/PD-L1 signaling inhibition, was increased by more than 10-fold (p = 0.001 by one-way Analysis of Variance), as reflected in the left graph below. Additionally, binding of CR-001 to PD-1+ cells was enhanced in the presence of exogenous VEG-F (not statistically significant due to sample size), as reflected in the right graph below. The activity of CR-001 in this assay closely matched that of ivonescimab, and was synthesized by Paragon based on publicly available information.
Figure 6. CR-001 led to cooperative binding to PD-1 in the presence of VEGF
A direct measure of CR-001 binding to PD-1 expressed on a Jurkat T cell line showed that the increased sensitivity to T cell activation upon VEGF addition was consistent with higher binding to PD-1. In the presence of VEGF, binding of CR-001 and ivonescimab to PD-1 were both greatly enhanced, directly demonstrating the cooperative binding nature of CR-001 and ivonescimab. The presence of VEGF creates daisy chains of drug molecules so that multiple drug molecules are bound to each PD-1 molecule, increasing signal amplitude.
Clinical potential for CR-001
Whereas, to date, the superiority of ivonescimab over pembrolizumab has been demonstrated only in treatment-naïve advanced and metastatic NSCLC, clinical experience with checkpoint inhibitors suggests that molecules that enhance checkpoint inhibition, such as ivonescimab and CR-001, may improve antitumor responses in other solid tumors. Ivonescimab has been or is currently being investigated in clinical trials in 16 indications, and has been granted marketing approval by the China National Medical Products Administration (“NMPA”) of China for the treatment of EGFR mutated locally advanced or metastatic NSCLC patients who have progressed after EGFR TKI treatment.
Access to solid tumor indications and the lucrative market opportunities they present is a critical objective for Crescent with CR-001. Crescent intends to prioritize the development of CR-001 in indications for which clinical evidence supports potential efficacy, and for which there is an efficient path to market, high unmet medical need, and favorable competitive intensity. This may include indications where ivonescimab has demonstrated clinical proof of concept for its mechanism of action, and may also include indications in which ivonescimab has not been studied to date. Crescent may also develop CR-001 in other indications where it believes that CR-001 may compete favorably with ivonescimab.

Figure 7. PD-1/PD-L1 checkpoint inhibitors and anti-VEGF antibodies have demonstrated antitumor activity across multiple solid tumors, both as a monotherapy and in combination.
Planned clinical development of CR-001
Crescent plans to submit an IND for CR-001 in the fourth quarter of 2025 and then to conduct a Phase 1 trial in patients with solid tumors in the United States, the European Union, and Australia. Crescent believes that the similarity between CR-001 and ivonescimab will enable it to apply insights from the clinical development of ivonescimab to that of CR-001. Specifically, the company believes this prior experience will help it to obtain early proof-of-concept data in the initial Phase 1 trial as well as to accelerate its development in later-stage trials.
Figure 8. Outline of the expected clinical development plan for CR-001, with specific indications to be designated for inclusion in Crescent’s planned IND filing closer to the submission date.
CR-001 has the potential to serve as the core of a growing portfolio
Cancer treatment often depends on the use of combination therapies. Traditionally, these have been combinations of cytotoxic drugs. However, new treatment modalities are transforming the treatment landscape resulting in combinations of biologics. Drug candidates such as ivonescimab and CR-001 not only have the potential to improve efficacy, but they can also do so with good tolerability. This provides the opportunity to combine these drug candidates with other antitumor drugs. Ivonescimab has already demonstrated in multiple clinical trials that it can be safely dosed in combination with other anticancer drugs to deliver meaningful antitumor activity.
A promising advancement in cancer therapy is the use of ADCs, which are designed to combine the targeting capabilities of antibodies with the cell-killing power of cytotoxic drugs. By specifically targeting cancer cells and delivering the cytotoxic agent directly to them, ADCs can minimize damage to healthy cells and reduce side effects. An emerging therapeutic approach combines the use of ADCs and checkpoint inhibitors. Examples of synergistic activity between these two classes of biologics have been reported in cancers such as NSCLC and urogenital cancers. In December 2023, the FDA approved the combination of enfortumab vedotin, an ADC targeting nectin-4, and pembrolizumab for patients with locally advanced or metastatic urothelial cancer.

CRESCENT
BIOPHARMA
CR-002
CR-003
+
CR-001
ADC
Systemic chemo
PD-1/PD-L1
Cooperative bispecific PD-1 x VEGF
CHEMOTHERAPY
Potential enhanced efficacy & safety via targeting
Potential enhanced efficacy & safety via cooperativity
IMMUNO-ONCOLOGY

Figure 9. Crescent plans to seek synergistic antitumor activity by combining CR-001 with ADCs
Crescent plans to develop additional ADC programs, including CR-002 and CR-003, with the potential to have both monotherapy activity as well as synergistic activity with CR-001. These programs, including CR-002 and CR-003, are designed to deliver a toxin that targets topoisomerase I, a toxin that has been incorporated into multiple other product candidates, including some approved drugs. Crescent anticipates submitting an IND application for, and revealing the target of, CR-002 in mid-2026.
Figure 10. Design of the CR-002 ADC product candidate
Crescent’s pipeline expansion opportunities
Crescent is focused on developing additional programs that have the potential:
•
for a product profile to be best-in-class and best-in-indication;

•
for the product to rapidly demonstrate clinical proof-of-concept;

•
for broad utility across multiple solid tumor indications; and

•
to be combined with CR-001 to provide additive or synergistic efficacy that is superior to either product alone.

Crescent’s Team, Investors, and Paragon Collaboration
Crescent was founded in September 2024 and launched to research and develop antibody and ADC candidates licensed from Paragon, an antibody discovery engine founded by Fairmount Funds Management LLC (“Fairmount”), and led by industry veterans with extensive experience in drug discovery. Crescent entered into the Paragon Option Agreements with Paragon and Parascent pursuant to which Paragon agreed to perform certain research activities to discover, generate, identify, and characterize antibody or ADC candidates, as applicable, directed to the selected targets PD-1 and VEGF for CR-001, an undisclosed target for CR-002, and three undisclosed targets for CR-003. Pursuant to the Paragon Option Agreements, Crescent has licensed intellectual property rights with respect to CR-001 and holds options to acquire intellectual property rights with respect to CR-002 and CR-003 from Paragon. Following the exercise of the options under the Paragon Option Agreements and execution of the respective license agreements, Crescent has or will have exclusive worldwide development and commercialization rights to its programs. Crescent exercised the option with respect to CR-001 in March 2025 and entered into the related license agreement in April 2025 pursuant to the Antibody Paragon Option Agreement. Crescent’s options to acquire the intellectual property rights to CR-002 and CR-003 under the ADC Paragon Option Agreement currently remain unexercised.
Crescent is led by an experienced management team. Crescent’s Chief Executive Officer, Joshua Brumm, who also serves as a Director of the Company, brings deep experience in company building, business strategy, and product development. Mr. Brumm previously was a general partner at Forbion, and prior to Forbion, was President and CEO of Dyne Therapeutics where he led the company through its initial public offering and advanced two rare muscle disease programs to positive data demonstrating clinical proof of concept. Jonathan McNeill serves as Crescent’s Chief Operating Officer and President, bringing extensive experience in corporate strategy, business development and financing in multiple therapeutic areas, including oncology and rare disease. Dr. McNeill previously was at Dyne Therapeutics for more than five years, most recently as Chief Business Officer, where he led business development, executed multiple financings totaling more than $1 billion, and was a key member of the executive team that advanced two neuromuscular disease programs through clinical proof of concept trials. Ellie Im serves as Crescent’s Chief Medical Officer. Dr. Im brings deep experience in oncology clinical development and operations across different modalities, including ADCs and bispecific antibodies, having led the clinical development for both Jemperli (GlaxoSmithKline) and Keytruda (Merck). Richard Scalzo serves as Crescent’s Chief Financial Officer, bringing significant life science and public company finance experience. Previously, Mr. Scalzo spent more than five years at Dyne Therapeutics where he most recently was the Senior Vice President, Head of Finance of Administration, and led the company’s transition to a public company and assisted in the execution of multiple functions. Christopher Doughty, Crescent’s Chief Business Officer, served in a similar role at Prometheus Biosciences, and as Vice President Strategy & Business Development at Strata Oncology. Crescent’s remaining management team includes Barbara Bispham, who serves as General Counsel and Secretary, and Ryan Lynch, who serves as Treasurer, Senior Vice President of Finance and Chief Accounting Officer.
Crescent has secured financing commitments that, upon closing of the Crescent Pre-Closing Financing, are expected to result in total gross proceeds of approximately $200 million from a syndicate of healthcare investors led by Fairmount, Venrock Healthcare Capital Partners, BVF Partners, and a large investment management firm, with participation from Paradigm BioCapital, RTW Investments, Blackstone Multi-Asset Investing, Frazier Life Sciences, Commodore Capital, Perceptive Advisers, Deep Track Capital, Boxer Capital Management, Soleus, Logos Capital, Driehaus Capital Management, Braidwell LP, and Wellington Management. The financing includes common stock and pre-funded warrants to purchase additional shares of common stock and reflects the conversion of previously issued $37.5 million Convertible Notes together with accrued interest of such Convertible Notes, and is expected to close immediately prior to the Closing. Crescent expects to use the proceeds to fund the development of CR-001 and other programs in its pipeline.

Paragon Option Agreements
Crescent is party to the Paragon Option Agreements with Paragon and Parascent. Paragon and Parascent each beneficially own more than 5% of a class of Crescent’s voting securities through their respective holdings of Crescent common stock, although neither are expected to own more than 5% following the closing of the Merger. Fairmount beneficially owns more than 5% of a class of Crescent’s voting securities, two of Crescent’s directors are affiliated with Fairmount (Peter Harwin and Jonathan Violin) and Fairmount beneficially owns more than 5% of Paragon. Fairmount appointed Paragon’s board of directors and has the contractual right to approve the appointment of any executive officers of Paragon. Parascent is an entity formed by Paragon as a vehicle to hold equity in Crescent in order to share profits with certain employees of Paragon and will not perform any substantive role under the Paragon Option Agreements other than to receive warrants granted to Parascent under the Paragon Option Agreements.
On September 19, 2024, Crescent entered into the Antibody Paragon Option Agreement with Paragon and Parascent. On October 28, 2024, Crescent entered into the ADC Paragon Option Agreement with Paragon and Parascent, which was subsequently amended and restated on April 28, 2025. Under the terms of the Paragon Option Agreements, Paragon agreed to perform certain research activities to discover, generate, identify, and characterize one or more antibody candidates, in the case of the Antibody Paragon Option Agreement, and one or more antibody drug conjugates, in the case of the ADC Paragon Option Agreement, directed to certain mutually agreed therapeutic targets of interest to Crescent (each, a “Research Program”). The Antibody Paragon Option Agreement includes two selected targets for CR-001: PD-1 and VEGF. The ADC Paragon Option Agreement includes one undisclosed target for CR-002 and three undisclosed targets for CR-003. From time to time, Crescent can choose to add additional targets to the ADC Paragon Option Agreement by mutual agreement with Paragon and Parascent.
The Paragon Option Agreements require Crescent, Paragon, and Parascent to develop a research plan for each target that includes design, modeling, synthesis, evaluation, and other mutually agreed activities (each, a “Research Plan”), which activities primarily include performing preclinical studies. Paragon will perform the activities set forth in each Research Plan on the timelines set forth in such Research Plan and in compliance with a mutually agreed budget. Each Research Program will be overseen and coordinated by a joint development committee consisting of two employees from Crescent and two employees from Paragon, with Crescent and Paragon each having one vote with respect to decisions of the committee. When Paragon and Parascent have produced an antibody or ADC, as applicable, against a selected target, and upon the completion of each Research Program, Paragon and Parascent will deliver to Crescent a data package that includes sequence information for all then-existing antibodies or ADCs, as applicable, and information directed to such target. Crescent, Paragon, and Parascent have developed a Research Plan for CR-001 and CR-002 consistent with the foregoing, and Paragon and Parascent have delivered an antibody against PD-1 and VEGF in accordance with such Research Plan.
Under the Paragon Option Agreements, Crescent has an “Option”, on a Research Program-by-Research Program basis, to enter into a separate agreement with Paragon consistent with a set of pre-negotiated terms (a “License Agreement”). Each License Agreement will include (a) an exclusive, worldwide license to all of Paragon’s right, title, and interest in and to the intellectual property resulting from the applicable Research Program to develop, manufacture, and commercialize the monospecific antibodies or ADCs, as applicable, and products directed to the selected target(s), and (b) an exclusive (in the case of the Antibody Paragon Option Agreement) or non-exclusive (in the case of the ADC Paragon Option Agreement), worldwide license to all of Paragon’s right, title, and interest in and to the intellectual property resulting from the applicable Research Program to develop, manufacture, and commercialize multispecific antibodies or ADCs, as applicable, and products directed to the selected target(s). Additionally, each License Agreement under the ADC Paragon Option Agreement will include a non-exclusive, worldwide license to certain patents controlled by Paragon or its affiliates that (i) include a claim that expressly recites the sequence of the monospecific antibody included in the ADC, or derived from the ADC, applicable to the Research Program, and (ii) are necessary to develop, manufacture, commercialize or otherwise exploit the ADC or derived ADCs applicable to the Research Program, but exclude any patents owned or otherwise controlled by Paragon or its affiliates that cover the composition of matter of, or any method of specifically making or using, a multispecific ADC or a multispecific product directed to targets other than the undisclosed CR-002 target that is developed, manufactured, commercialized or otherwise exploited by Paragon or its affiliate or sublicensee (other than Crescent and its affiliates and sublicensees). Each License under the ADC Paragon Option Agreement will further include a right of first negotiation for a set period of time after the execution of the License Agreement with regard to any multispecific ADCs or products that are developed by Paragon. The Option with respect to each Research Program is exercisable at Crescent’s sole discretion at any time during the period beginning on the initiation of activities under the associated Research Program and ending a specified number of days following the delivery of the data package from Paragon related to the results of the Research Program (an “Option Period”). There is no payment due upon exercise of an Option pursuant to the Paragon Option Agreements. Activities under a Research Plan may continue past the exercise of an Option or entry into a License Agreement. Crescent exercised the Option with respect to CR-001 in March 2025 and entered into the related License Agreement in April 2025 pursuant to the Antibody Paragon Option Agreement. Crescent’s Options to acquire the intellectual property rights to CR-002 and CR-003 under the ADC Paragon Option Agreement currently remain unexercised.
Upon exercise of an Option with respect to a Research Program, the parties are obligated to use reasonable efforts to finalize and execute a License Agreement within 30 days. Under the terms of a License Agreement, Crescent expects that it will have sole authority over and control of the development, regulatory approval, manufacturing and commercialization of such in-licensed intellectual property worldwide. In addition, Crescent expects to have sole authority over and control of the application for and issuance of all regulatory approvals related to such in-licensed intellectual property. Prior to entry into a License Agreement, Paragon is responsible for the prosecution, defense, maintenance and enforcement of patents related to the Research Program. Following entry into a License Agreement, Crescent expects to control prosecution, defense, maintenance and enforcement of patents in-licensed under such License Agreement. However, there is no assurance that Crescent will successfully negotiate future License Agreements with Paragon or that the terms will not differ from those described in this proxy statement/prospectus.
Unless terminated earlier, the Paragon Option Agreements shall continue in force on a Research Program-by-Research Program basis until the later of: (i) the end of the Option Period for such Research Program, as applicable, if such Option is not exercised by Crescent; (ii) if Crescent exercises its Option with respect to a Research Program, but the parties are unable to finalize and execute a License Agreement within 30 days, the expiration of such 30-day period (subject to any mutually agreed extension of such period); and (iii) the expiration of the applicable Research Term (as defined under the applicable Paragon Option Agreement). Crescent may terminate any Paragon Option Agreement or any Research Program at any time for any or no reason upon 30 days’ prior written notice to Paragon; provided, that Crescent must pay certain unpaid fees due to Paragon upon such termination, as well as any non-cancellable obligations reasonably incurred by Paragon in connection with its activities under any terminated Research Program. Paragon may terminate any Paragon Option Agreements or any Research Program immediately upon written notice to Crescent if, as a result of any action or failure to act by Crescent or its affiliates, such Research Program or all material activities under the applicable Research Plan are suspended, discontinued or otherwise delayed for a certain consecutive number of months. Each party has the right to terminate any Paragon Option Agreement or any Research Program upon (i) 30 days’ prior written notice of the other party’s material breach that remains uncured for the 30-day period and (ii) the other party’s bankruptcy.
Upon signing of the Antibody Paragon Option Agreement, Crescent was required to reimburse Paragon $1.5 million for upfront research and development costs related to CR-001 and other general and administrative costs incurred by Paragon prior to September 19, 2024. Contemporaneously, Crescent also issued an aggregate of 5,000,000 shares of Crescent common stock to Paragon for aggregate non-cash upfront consideration of Paragon’s entry into the Antibody Paragon Option Agreement, valued at $0.20 per share, for a total of $1.0 million. Paragon subsequently contributed 2,500,000 of such shares to Parascent. The $1.5 million of research and development costs related to CR-001 reflects the actual historical direct costs incurred by Paragon as well as a 20% mark-up on the direct costs to approximate the indirect costs incurred by Paragon from the inception of the CR-001 program to the entry into the Antibody Paragon Option Agreement. All of the costs reflected in the upfront amount were incurred by Paragon between January 1, 2024 and the parties’ entry into the Paragon Option Agreement. Such direct costs were related to development activities. Of these upfront development costs related to CR-001 incurred by Paragon prior to September 19, 2024, a total of $1.5 million was recognized as research and development expense and less than $0.1 million was recognized as general and administrative expense during the period from September 19, 2024 (inception) to December 31, 2024. Crescent paid $1.5 million to Paragon in November 2024. The non-cash upfront consideration was recorded as research and development expense in Crescent’s consolidated statement of operations and comprehensive loss during the period from September 19, 2024 (inception) to December 31, 2024 as related IP license fees associated with entering into the Option Agreement. Crescent is also required to pay Paragon for certain development fees and costs on a Research Program-by-Research Program basis. Paragon had no investments, intangibles, debt, or other assets or liabilities related to the CR-001 program aside from standard operating liabilities that were included in the upfront amount paid by Crescent to Paragon. Paragon’s cash flows related to the CR-001 program were operating cash flows and this categorization is consistent with the presentation of research and development expense-related cash flows, as presented on Crescent’s consolidated statement of cash flows.
Crescent is also required to pay Paragon for certain development fees and costs on a Research Program-by-Research Program basis. Under the Paragon Option Agreements, Crescent is required to pay Paragon a one-time, non-refundable research initiation fee within 30 days following finalization of a Research Plan in the amount of $1.3 million for CR-001, $2.5 million for CR-002, and $2.5 million for CR-003, which amounts were paid by Crescent in December 2024 for each of CR-001 and CR-002. Under the Paragon Option Agreements, on a Research Program-by-Research Program basis, Crescent is required to make one-time non-refundable milestone payments to Paragon of up to a total of $22.0 million for CR-001, $46.0 million for CR-002, and $46.0 million for CR-003 upon the achievement of certain clinical development and regulatory milestones. Crescent paid a $1.5 million milestone payment to Paragon in connection with the achievement of a development candidate for CR-001, which was expensed as development costs for the fiscal year ended December 31, 2024 and paid in January 2025.
Upon exercise of the Option with respect to a Research Program, the parties are obligated to use reasonable efforts to finalize and execute a License Agreement within 30 days. Any License Agreement entered into with respect to a given Research Program shall contain the same milestone payment obligations as the applicable Paragon Option Agreement, provided that any milestone set in such Paragon Option Agreement that has not yet been achieved and is duplicated in such License Agreement shall no longer be achievable and payable under the terms of such Paragon Option Agreement and shall only be achievable under the terms of the License Agreement. For the avoidance of doubt, if a milestone is achieved and paid by Crescent pursuant to a Paragon Option Agreement for a certain Research Program, then there shall be no milestone payment due for the achievement of such milestone under a subsequently executed License Agreement for such Research Program. Further, under a License Agreement, Crescent would also be required to make royalty payments to Paragon in the low single-digit percentage range based on net sales of products, subject to certain reductions. The royalty term will terminate on a product-by-product and country-by-country basis upon the later of the expiration of the last-to-expire valid claim within the relevant patent rights or the twelfth anniversary of the first commercial sale of such product in such country.
Additionally, as part of the Paragon Option Agreements, on each of December 31, 2025 and December 31, 2026, Crescent will grant Parascent warrants to purchase a number of shares equal to 1.00% of Crescent’s outstanding capital stock as of the date of the grant on a fully-diluted basis, with an exercise price equal to the fair market value of the underlying shares of Crescent common stock on each respective grant date. If Crescent undergoes an initial public offering or a reverse merger transaction, Parascent is instead (not in addition to) entitled to receive warrants from the ultimate public company parent to purchase a number of shares of such parent equal to 1.00% of the outstanding shares of the parent as of the date of the grant, on a fully-diluted basis, as applicable. If completed, the Merger would constitute a reverse merger transaction for purposes of the foregoing, and, thus, on each of December 31, 2025 and December 31, 2026, the Combined Company would be obligated to grant Parascent warrants to purchase a number of shares equal to 1.00% of the Combined Company’s outstanding capital stock as of the date of the grant on a fully-diluted basis, with an exercise price equal to the fair market value of the underlying shares of Combined Company common stock on each respective grant date. Parascent is an entity formed by Paragon as a vehicle to hold equity in Crescent in order to share profits with certain employees of Paragon and will not perform any substantive role under the Paragon Option Agreements other than to receive such warrants.
As of the date of this proxy statement/prospectus, Crescent has paid Paragon (i) $11.8 million under the Antibody Paragon Option Agreement for development costs related to PD-1 and VEGF incurred by Paragon through the effective date of the agreement, including pre-development costs, (ii) $2.1 million under the ADC Paragon Option Agreement for development costs related to the undisclosed CR-002 target incurred by Paragon through the effective date of the agreement, and (iii) $1.1 million under the ADC Paragon Option Agreement for development costs related to the three undisclosed CR-003 targets incurred by Paragon through the effective date of the agreement.
Crescent considers Paragon, Parascent, and Fairmount to be related parties. Please see the section titled “Certain Relationships and Related Party Transactions of the Combined Company” beginning on page 358 of this proxy statement/prospectus.
CR-001 License Agreement
On April 28, 2025, Crescent entered into a License Agreement for all antibodies discovered, generated, identified or characterized by Paragon in the course of performing the CR-001 research program directed to PD-1 and VEGF, antibodies created by Crescent derived from the licensed antibodies and directed to PD-1 and VEGF, and products that comprise the foregoing with Paragon (the “CR-001 License Agreement”) consistent with the pre-negotiated terms agreed to upon execution of the Antibody Paragon Option Agreement, pursuant to which Paragon granted Crescent a royalty-bearing, worldwide, exclusive and sublicensable license with respect to certain inventions, patent rights, sequence information and other intellectual property rights related to bispecific and multispecific antibodies directed at PD-1 and VEGF (the “Licensed Antibody Technology”) to develop, manufacture, commercialize and otherwise exploit certain bispecific and multispecific antibodies and products targeting PD-1 and VEGF in the field of prophylaxis, palliation, treatment and diagnosis of human disease and disorders in all therapeutic areas (the “field”) and worldwide (the “territory”). Under the terms of the CR-001 License Agreement, Crescent is obligated to pay Paragon up to $22.0 million based on specific development and regulatory milestones, including a $1.5 million fee for the nomination of a development candidate and a further milestone payment of $2.5 million upon the first dosing of a human patient in a Phase 1 trial. Following the execution of the CR-001 License Agreement, Crescent is solely responsible for, and has sole authority and control over, all aspects of the development, manufacturing and commercialization of CR-001, including regulatory strategy, communications, filings and activities (including clinical trials). In addition, the following summarizes other key terms of the CR-001 License Agreement.
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Crescent will pay Paragon a low-to-mid single-digit percentage royalty based on annual net sales of the products in the field and in the territory, subject to a 30% reduction if there is no valid patent covering the product in the country.

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The royalty term ends on the later of (i) the twelfth anniversary of such date or (ii) the expiration of the last-to-expire valid patent covering the product in the country at issue.

•
The CR-001 License Agreement may be terminated on 60 days’ notice by Crescent; on material breach without cure; and to the extent permitted by law, on a party’s insolvency or bankruptcy.

•
With respect to patents licensed to Crescent under the CR-001 License Agreement that have been filed as of the effective date of the CR-001 License Agreement, Crescent will control the preparing, filing, prosecuting and maintenance of such patents. With respect to patents filed after the effective date of the CR-001 License Agreement, Paragon will control the preparing, filing, prosecuting and maintaining of such patents until the final deliverable for the relevant research program is delivered to Crescent, after which Crescent will control the preparing, filing, prosecuting and maintain of such patents.

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Crescent shall have the right to grant sublicenses under the CR-001 License Agreement, provided that (i) any sublicense agreement is consistent with all relevant terms, conditions and restrictions of the CR-001 License Agreement, (ii) Crescent provides Paragon with a copy of each sublicense agreement and any amendments thereto within 30 days following execution thereof and (iii) Crescent remains responsible for all payments and obligations due under the CR-001 License Agreement.

In January 2025, Crescent paid Paragon the related $1.5 million milestone payment in connection with the selection of a development candidate for CR-001 and recorded the payment as development expense in Crescent’s consolidated statements of operations and comprehensive loss during the period from September 19, 2024 (inception) to December 31, 2024.

WuXi Biologics Master Services Agreement
On October 31, 2024, Crescent entered into a biologics master services agreement (the “WuXi Biologics MSA”) with WuXi Biologics (Hong Kong) Limited (“WuXi Biologics (Hong Kong)”). The WuXi Biologics MSA governs certain development activities and good manufacturing practice (“GMP”) manufacturing and testing for the CR-001 program, as well as potential future programs, on a work order basis. Under the WuXi Biologics MSA, Crescent is obligated to pay WuXi Biologics (Hong Kong) a service fee and all non-cancellable obligations in the amount specified in each work order associated with the agreement for the provision of services. WuXi Biologics (Hong Kong) is obligated to, among other things, (i) perform manufacturing services in accordance with applicable standards and law using personnel with appropriate qualifications, and to manufacture product in accordance with cGMP, (ii) comply with confidentiality and invention assignment provisions, (iii) notify Crescent of regulatory visits or inspections and provide redacted copies of any report or written communication received from such authorities in connection therewith and (iv) assign to Crescent all right, title and interest in and to all intellectual property created or developed in connection with the provision of the services, and all intellectual property relating to such inventions, subject to certain exceptions.
The WuXi Biologics MSA terminates on the later of (i) October 31, 2029 or (ii) the completion of services under all work orders executed by the parties prior to October 31, 2029, unless terminated earlier. The term of each work order terminates upon completion of the services under such work order, unless terminated earlier. Crescent can terminate the WuXi Biologics MSA or any work order (i) at any time upon 30 days’ prior written notice, or (ii) immediately upon written notice if WuXi Biologics (Hong Kong) fails to obtain or maintain required material governmental licenses or approvals. Either party may terminate a work order (i) at any time upon six months’ prior notice with reasonable cause, provided however that if WuXi Biologics (Hong Kong) terminates a work order in such manner, no termination or cancellation fees shall be paid by Crescent and (ii) immediately for cause upon (a) the other party’s material breach that remains uncured for 30 days after notice of such breach, (b) the other party’s bankruptcy, or (c) a force majeure event that prevents performance for a period of at least 90 days.
Crescent has entered into various work orders pursuant to the WuXi Biologics MSA for ongoing manufacturing work related to CR-001. As of March 31, 2025, Crescent has paid WuXi Biologics $13,500 pursuant to the work orders.
WuXi Cell Line License Agreement
On October 31, 2024, Crescent entered into a cell line license agreement (the “Cell Line License Agreement”) with WuXi Biologics Ireland Limited (“WuXi Biologics Ireland”). Under the Cell Line License Agreement, Crescent received a non-exclusive, worldwide, sublicensable license to certain of WuXi Biologics Ireland’s know-how, cell line, biological materials and media and feeds to make, have made, use, sell, have sold, offer for sale, import, keep and otherwise deal in and further commercialize certain therapeutic products produced through the use of the cell line licensed by WuXi Biologics Ireland under the Cell Line License Agreement (the “WuXi Biologics Ireland Licensed Products”). CR-001 is, and CR-002 may be, manufactured using a cell line licensed under Cell Line License Agreement. A cell line has not yet been selected for CR-003.
In consideration for the license, Crescent incurred a non-refundable license fee of $0.15 million. Additionally, if Crescent manufactures all of its commercial supplies of bulk drug product for a particular product with a manufacturer other than WuXi Biologics Ireland or its affiliates, it is required to make royalty payments to WuXi Biologics Ireland in an amount equal to a fraction of a single digit percentage of global net sales of the WuXi Biologics Ireland Licensed Products manufactured by a third-party manufacturer (the “Royalty”). If Crescent manufactures part of its commercial supplies of the WuXi Biologics Ireland Licensed Products with WuXi Biologics Ireland or its affiliates, then the Royalty will be reduced accordingly on a pro rata basis. Crescent has the option, at any time, to pay WuXi Biologics Ireland a non-refundable lump-sum royalty buyout payment on a drug product-by-drug product basis to extinguish future Royalty obligations with respect to such drug product.
The Cell Line License Agreement will continue indefinitely unless terminated (i) by Crescent upon six months’ prior written notice and its payment of all undisputed amounts due to WuXi Biologics Ireland through the effective date of termination, (ii) by WuXi Biologics Ireland for a material breach by Crescent that remains uncured for 60 days after written notice, (iii) by WuXi Biologics Ireland if Crescent fails to make a payment and such failure continues for 30 days after receiving notice of such failure, or (iv) by either party upon the other party’s bankruptcy.
Charles River Master Services Agreement
On December 6, 2024, Crescent entered into a master services agreement (the “Charles River MSA”) with Charles River Laboratories, Inc. (“Charles River”). The Charles River MSA governs certain clinical development activities and GMP manufacturing and testing for the CR-001 program, and potentially the CR-002 and CR-003 programs, on a non-exclusive, work order basis (each, a “Statement of Work”). Under the Charles River MSA, Crescent is obligated to pay Charles River a service fee in the amount specified in each Statement of Work associated with the agreement for the provision of services. Charles River is obligated to, among other things, (i) perform manufacturing services in accordance with applicable standards and law using personnel with appropriate qualifications, and to manufacture product in accordance with cGMP, (ii) comply with confidentiality and invention assignment provisions, (iii) notify Crescent of regulatory contact or communication and consult with Crescent regarding the response to any inquiry or observation from any regulatory authority and (iv) assign to Crescent all right, title and interest in and to all intellectual property created or developed in connection with the provision of the services, and all intellectual property relating to such inventions, subject to certain exceptions.
The Charles River MSA terminates on the later of (i) December 6, 2029, or (ii) the completion of services under all Statement of Works executed by the parties prior to December 6, 2029, unless terminated earlier. The term of each Statement of Work terminates upon completion of the services under such Statement of Work, unless terminated earlier. Crescent can terminate the Charles River MSA or any Statement of Work (i) at any time upon 30 days’ prior written notice, or (ii) for material breach of the Charles River MSA by Charles River, (x) upon 30 days’ prior written notice if such breach is not remedied within the 30 day notice period or (y) upon 15 days’ prior written notice if such breach is not capable of cure within such 30 day period. Charles River can terminate the Charles River MSA or any Statement of Work upon 30 days’ prior written notice for material breach of the Charles River MSA by Crescent if such breach is not remedied within the 30 day notice period or if such breach is not capable of cure within such 30 day notice period. Charles River can terminate any Statement of Work at any time upon 30 days’ prior written notice.
Crescent has entered into two Statements of Work pursuant to the Charles River MSA for certain assay development and toxicology work related to CR-001. Crescent has not yet recorded any expense in the condensed consolidated statement of operations related to the Statements of Work for the three months ended March 31, 2025.
Intellectual Property
Crescent strives to protect the proprietary programs and technologies that it believes are important to its business, including seeking and maintaining patent protection intended to cover the composition of matter of its programs, their methods of use and manufacture, related technologies, diagnostics, and other inventions.
Paragon has filed U.S. provisional patent applications, and intends to file one or more additional U.S. provisional patent applications directed to antibodies that target PD-1 and VEGF, including applications covering composition of matter, pharmaceutical formulations, and methods of using such antibodies, including CR-001. In addition, Paragon has filed U.S. provisional patent applications, and intends to file one or more additional U.S. provisional patent applications directed to ADCs against various oncology targets, including applications covering composition of matter, pharmaceutical formulations, and methods of using such ADCs, including CR-002. Pursuant to the CR-001 License Agreement, Crescent has exclusively licensed the rights to such PD-1 or VEGF patent applications. When the provisional patent applications are pursued non-provisionally and mature into one or more issued patents covering CR-001 or CR-002, Crescent would expect those patents to expire in 2045, absent any applicable patent term adjustments or extensions.

Crescent’s commercial success will depend in significant part upon obtaining and maintaining patent protection and trade secret protection for its targeted therapeutics and the methods used to develop and manufacture them, as well as successfully defending these patents against third-party challenges and operating without infringing on the proprietary rights of others. Crescent’s ability to stop third parties from making, using, selling, offering to sell, or importing its products depends on the extent to which Crescent has rights under valid and enforceable patents or trade secrets that cover these activities. Crescent cannot be sure that patents will be granted with respect to any of its pending patent applications or with respect to any patent applications filed by it in the future, nor can Crescent be sure that any of its existing patents, or any patents granted to it in the future will be commercially useful in protecting its targeted therapeutics, current programs and processes.
The term of individual patents depends upon the legal term of the patents in the countries in which they are obtained. In most countries in which Crescent files, including the United States, the patent term is 20 years from the earliest date of filing a non-provisional patent application. In the United States, a patent’s term may potentially be lengthened by patent term adjustment (“PTA”), which compensates a patentee for administrative delays by the USPTO in examining and granting a patent. In the United States, the patent term of a patent that covers an FDA-approved drug may also be eligible for PTE, which permits patent term restoration as compensation for the patent term lost during the FDA regulatory review process. The Hatch-Waxman Act permits PTE of up to five years beyond the expiration of the patent. The length of the PTE accorded a patent is related to the length of time the drug is under regulatory review by the FDA. PTE cannot extend the remaining term of a patent beyond a total of 14 years from the date of product approval. Further, only one patent applicable to an approved drug may be extended, and only those claims covering the approved drug, a method for using it, or a method for manufacturing it may be extended. Similar provisions for extending the term of a patent that covers an approved drug are available in multiple European countries and other foreign jurisdictions. In the future, if and when Crescent’s products receive FDA approval, it expects to apply for patent term extensions on patents covering those products. Crescent expects to seek patent term extensions to all of its issued patents in any jurisdiction where these are available; however, there is no guarantee that the applicable authorities, including the FDA in the United States, will agree with Crescent’s assessment of whether such extensions should be granted, and if granted, the length of such extensions. Patent term in the U.S. may be shortened if a patent is terminally disclaimed over an earlier-filed patent.
In some instances, Crescent files provisional patent applications directly in the USPTO. Provisional patent applications are designed to provide a lower-cost first patent filing in the United States. Corresponding non-provisional patent applications must be filed not later than 12 months after the provisional application filing date. The corresponding non-provisional application benefits in that the priority date(s) of the non-provisional patent application is/are the earlier provisional application filing date(s), and the patent term of the finally issued patent is calculated from the earliest non-provisional application filing date. This system allows Crescent to obtain an early priority date, obtain a later start to the patent term and to delay prosecution costs, which may be useful in the event that Crescent decides not to pursue examination in a subsequent non-provisional application. While Crescent intends, as appropriate, to timely file non-provisional patent applications relating to its provisional patent applications, it cannot predict whether any such non-provisional patent applications will result in the issuance of patents that provide it with any competitive advantage.
Crescent intends to file U.S. non-provisional applications and/or international Patent Cooperation Treaty (“PCT”) applications that claim the benefit of the priority date of earlier filed provisional or non-provisional applications, when applicable. The PCT system allows for a single PCT application to be filed within 12 months of the priority filing date of a corresponding priority patent application, such as a U.S. provisional or non-provisional application, and to designate all of the 157 PCT contracting states in which national phase patent applications can later be pursued based on the PCT application. The PCT International Searching Authority performs a patentability search and issues a non-binding patentability opinion, which can be used to evaluate the chances of success for the national applications in foreign countries prior to having to incur the filing fees. Although a PCT application does not issue as a patent, it allows the applicant to establish a patent application filing date in any of the member states and then seek patents through later-filed national-phase applications. No later than either 30 or 31 months from the earliest priority date of the PCT application, separate national phase patent applications can be pursued in any of the PCT member states, depending on the deadline set by individual contracting states. National phase entry can generally be accomplished through direct national filing or, in some cases, through a regional patent organization, such as the European Patent Organization. The PCT system delays application filing expenses, allows a limited evaluation of the chances of success for national/regional patent applications and allows for substantial savings in comparison to having filed individual countries rather than a PCT application in the event that no national phase applications are filed.
For all patent applications, Crescent determines claiming strategy on a case-by-case basis. Advice of counsel and Crescent’s business model and needs are always considered. Crescent files patent applications containing claims for protection of all commercially relevant uses of its proprietary technologies and any products, as well as all new applications and/or uses it discovers for existing technologies and products, assuming these are strategically valuable. Crescent may periodically reassess the number and type of patent applications, as well as the pending and issued patent claims to ensure that coverage and value are obtained for its processes, and compositions, given existing patent law and court decisions. Further, claims may be modified during patent prosecution to meet Crescent’s intellectual property and business needs.
Crescent recognizes that the ability to obtain patent protection and the degree of such protection depends on a number of factors, including the extent of the prior art, the novelty and non-obviousness of the invention, and the ability to satisfy subject matter, written description, and enablement requirements of the various patent jurisdictions. In addition, the coverage claimed in a patent application can be significantly reduced before the patent is issued, and its scope can be reinterpreted or further altered even after patent issuance. Consequently, Crescent may not obtain or maintain adequate patent protection for any of its targeted therapeutics. Crescent cannot predict whether the patent applications it is currently pursuing will be issued as patents in any particular jurisdiction or whether the claims of any issued patents will provide sufficient proprietary protection from competitors. Any patents that it holds may be challenged, circumvented or invalidated by third parties.
In addition to patents, Crescent relies upon unpatented trade secrets, know-how and continuing technological innovation to develop and maintain its competitive position. However, trade secrets and know-how can be difficult to protect. Crescent seeks to protect its proprietary information, in part by executing confidentiality agreements with its collaborators and scientific advisors, and non-competition, non-solicitation, confidentiality and invention assignment agreements with its employees and consultants. Crescent has also executed agreements requiring assignment of inventions with selected scientific advisors and collaborators. The confidentiality agreements Crescent enters into are designed to protect its proprietary information and the agreements or clauses requiring assignment of inventions to Crescent are designed to grant Crescent ownership of technologies that are developed through its relationship with the respective counterparty. Crescent cannot guarantee, however, that it has executed such agreements with all applicable counterparties, that such agreements will not be breached, or that these agreements will afford Crescent adequate protection of its intellectual property and proprietary rights.
The patent positions of biotechnology companies like Crescent’s are generally uncertain and involve complex legal, scientific and factual questions. Crescent’s commercial success will also depend in part on not infringing upon the proprietary rights of third parties. It is uncertain whether the issuance of any third-party patent would require Crescent to alter its development or commercial strategies, or its products or processes, obtain licenses or cease certain activities. Crescent’s breach of any license agreements or its failure to obtain a license to proprietary rights required to develop or commercialize its future products may have a material adverse impact on it. If third parties prepare and file patent applications in the United States that also claim technology to which Crescent has rights, Crescent may have to participate in interference or derivation proceedings in the USPTO to determine priority of invention.
When available to expand market exclusivity, Crescent’s strategy is to obtain, or license additional intellectual property related to current or contemplated development platforms, core elements of technology and/or programs and targeted therapeutics.
For more information regarding the risks related to Crescent’s intellectual property, see the section titled “Risk Factors — Risks Related to Crescent’s Intellectual Property.”

Commercial
Should any of its product candidates be approved for commercialization, Crescent intends to develop a plan to commercialize them in the United States and other key markets, through internal infrastructure and/or external partnerships in a manner that will enable Crescent to realize the full commercial value of its programs. Given its stage of development, Crescent has not yet established a commercial organization or distribution capabilities. Crescent currently holds exclusive Options (as defined below) to acquire worldwide development and commercialization rights to all of its programs.
Manufacturing
Crescent does not currently own or operate facilities for product manufacturing, testing, storage, and distribution. Crescent has contracted and expects to continue to contract with third parties for the manufacture and distribution of its product candidates. Because Crescent relies on contract manufacturers, it employs personnel with extensive technical, manufacturing, analytical and quality experience. Crescent’s team has deep knowledge and understanding of the regulations that govern manufacturing, documentation, quality assurance, and quality control of drug supply that are required to support Crescent’s regulatory filings.
Competition
The biotechnology and biopharmaceutical industries are characterized by continuing technological advancement and significant competition. While Crescent believes that its programs, technology, development experience and scientific knowledge provide it with competitive advantages, Crescent faces competition from major pharmaceutical and biotechnology companies, academic institutions, governmental agencies, and public and private research institutions, among others. Any product candidates that Crescent successfully develops and commercialize will compete with existing therapies and new therapies that may become available in the future. Many of the companies with which Crescent is currently competing or will compete against in the future have significantly greater financial resources and expertise in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining regulatory approvals, and marketing approved products than Crescent does. Mergers and acquisitions in the pharmaceutical and biotechnology industry may result in even more resources being concentrated among a smaller number of Crescent’s competitors. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These competitors also compete with Crescent in recruiting and retaining qualified scientific and management personnel, establishing clinical trial sites, patient enrollment for clinical trials as well as in acquiring technologies complementary to, or necessary for, Crescent’s programs.
Key competitive factors affecting the success of all of Crescent’s product candidates that it develops, if approved, are likely to be efficacy, safety, convenience, presentation, price, the level of generic competition, and the availability of reimbursement from government and other third-party payors. Crescent’s competitors may also obtain FDA or other regulatory approval for their products more rapidly than Crescent may obtain approval for its products, which could result in Crescent’s competitors establishing a strong market position before Crescent is able to enter the market.
Specifically, there are several companies developing or marketing treatments that may be approved for the same indications and/or diseases as Crescent’s most advanced program, CR-001, including major pharmaceutical companies. Crescent does not yet have clinical data for any of its programs and there can be no assurance that its programs will have similar or comparable results, or that Crescent’s results will support regulatory approval.
There are several approved immuno-oncology biologic therapies for the treatment of solid tumor indications, including, but not limited to, anti-PD-1 therapies Keytruda (pembrolizumab; Merck) and Opdivo (nivolumab; Bristol Myers Squibb), as well as approved anti-PD-L1 therapies Tecentriq® (atezolizumab; Genetech) and Imfinzi® (durvalumab; AstraZeneca). Future biosimilars and other therapies in development may also serve as competition for Crescent’s product candidates.

In addition, Crescent is aware of several anti-PD-(L)1/VEGF bispecific product candidates in clinical development for solid tumor indications, including, but not limited to, ivonescimab (Summit Therapeutics Inc.), BNT327 (BioNTech SE), LM-299 (LaNova Medicines Ltd.; in-licensed by Merck), and CTX-10726 (Compass Therapeutics, Inc.).
Government Regulation
The FDA and other regulatory authorities at federal, state and local levels, as well as in foreign countries, extensively regulate, among other things, the research, development, testing, manufacture, quality control, import, export, safety, effectiveness, labeling, packaging, storage, distribution, record keeping, approval, advertising, promotion, marketing, post-approval monitoring and post-approval reporting of biologics such as those Crescent is developing. Crescent, along with its third-party contractors, will be required to navigate the various preclinical, clinical and commercial approval requirements of the governing regulatory authorities of the countries in which Crescent wishes to conduct studies or seek approval or licensure of its product candidates. Generally, before a new therapeutic product can be marketed, considerable data demonstrating a biological product candidate’s quality, safety, purity and potency, or a small molecule drug candidate’s quality, safety and efficacy, must be obtained, organized into a format specific for each regulatory authority, submitted for review and approved by the regulatory authority. For biological product candidates, potency is similar to efficacy and is interpreted to mean the specific ability or capacity of the product, as indicated by appropriate laboratory tests or by adequately controlled clinical data obtained through the administration of the product in the manner intended, to effect a given result.
Failure to comply with the applicable U.S. requirements at any time during the product development process, approval process or post-marketing may subject an applicant to administrative or judicial sanctions. These sanctions could include, among other actions, the FDA’s refusal to approve pending applications from the sponsor, withdrawal of an approval, a clinical hold, untitled or warning letters, product recalls or market withdrawals, product seizures, total or partial suspension of production or distribution, injunctions, fines, refusals of government contracts, restitution, disgorgement and civil or criminal penalties. Any agency or judicial enforcement action could have a material adverse effect on Crescent and its products or product candidates.
U.S. Biologics Regulation
In the United States, biological products (or “biologics”) are subject to regulation under the FDCA, the Public Health Service Act (“PHSA”) and other federal, state, local, and foreign statutes and regulations. The process of obtaining regulatory approvals and the subsequent compliance with appropriate federal, state, and local statutes and regulations requires the expenditure of substantial time and financial resources. Failure to comply with the applicable U.S. requirements at any time during the product development process, approval process or following approval may subject an applicant to administrative action and judicial sanctions. The process required by the FDA before biologic product candidates may be marketed in the United States generally involves the following:
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completion of preclinical laboratory tests and animal studies performed in accordance with the FDA’s current Good Laboratory Practices (“GLP”) regulations;

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submission to the FDA of an IND, which must become effective before clinical trials may begin and must be updated annually or when significant changes are made;

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approval by an independent institutional review board (“IRB”), or ethics committee at each clinical site before the trial is commenced; manufacture of the proposed biologic candidate in accordance with current good manufacturing practices (“cGMPs”);

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performance of adequate and well-controlled human clinical trials in accordance with GCP requirements to establish the safety, purity and potency of the proposed biologic product candidate for its intended purpose;

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preparation of and submission to the FDA of a BLA, after completion of all pivotal clinical trials;

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satisfactory completion of an FDA Advisory Committee review, if applicable;

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a determination by the FDA within 60 days of its receipt of a BLA to file the application for review;

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satisfactory completion of an FDA pre-approval inspection of the manufacturing facility or facilities at which the proposed product is produced to assess compliance with cGMPs, and to assure that the facilities, methods and controls are adequate to preserve the biological product’s continued safety, purity and potency, and of selected clinical investigation sites to assess compliance with GCPs; and

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FDA review and approval of a BLA to permit commercial marketing of the product for particular indications for use in the United States.

Preclinical and Clinical Development
Prior to beginning any clinical trial with a product candidate, in the United States, Crescent must submit an IND to the FDA. An IND is a request for authorization from the FDA to administer an investigational new drug product to humans. The central focus of an IND submission is on the general investigational plan and the protocol or protocols for preclinical studies and clinical trials. The IND also includes results of animal and in vitro studies assessing the toxicology, pharmacokinetics, pharmacology and pharmacodynamic characteristics of the product, chemistry, manufacturing and controls information, and any available human data or literature to support the use of the investigational product. An IND must become effective before human clinical trials may begin. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day period, raises safety concerns or questions about the proposed clinical trial. In such a case, the IND may be placed on clinical hold and the IND sponsor, and the FDA must resolve any outstanding concerns or questions before the clinical trial can begin. Submission of an IND therefore may or may not result in FDA authorization to begin a clinical trial.
Clinical trials involve the administration of the investigational product to human subjects under the supervision of qualified investigators in accordance with GCPs, which include the requirement that all research subjects provide their informed consent for their participation in any clinical study. Clinical trials are conducted under protocols detailing, among other things, the objectives of the study, the parameters to be used in monitoring safety and the effectiveness criteria to be evaluated. A separate submission to the existing IND must be made for each successive clinical trial conducted during product development and for any subsequent protocol amendments. Furthermore, an independent IRB for each site proposing to conduct the clinical trial must review and approve the plan for any clinical trial and its informed consent form before the clinical trial begins at that site, and must monitor the study until completed. Regulatory authorities, the IRB or the sponsor may suspend a clinical trial at any time on various grounds, including a finding that the subjects are being exposed to an unacceptable health risk or that the trial is unlikely to meet its stated objectives. Some studies also include oversight by an independent group of qualified experts organized by the clinical study sponsor, known as a data safety monitoring board, which provides authorization for whether or not a study may move forward at designated check points based on access to certain data from the study and may halt the clinical trial if it determines that there is an unacceptable safety risk for subjects or other grounds, such as no demonstration of efficacy. There are also requirements governing the reporting of ongoing preclinical studies and clinical trials and clinical study results to public registries.
For purposes of BLA approval, human clinical trials are typically conducted in three sequential phases that may overlap.
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Phase 1.   The investigational product is initially introduced into healthy human subjects or patients with the target disease or condition. These studies are designed to test the safety, dosage tolerance, absorption, metabolism and distribution of the investigational product in humans, the side effects associated with increasing doses, and, if possible, to gain early evidence on effectiveness.

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Phase 2.   The investigational product is administered to a limited patient population with a specified disease or condition to evaluate the preliminary efficacy, optimal dosages and dosing schedule and to identify possible adverse side effects and safety risks. Multiple Phase 2 clinical trials may be conducted to obtain information prior to beginning larger and more expensive Phase 3 clinical trials.

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Phase 3.   The investigational product is administered to an expanded patient population to further evaluate dosage, to provide statistically significant evidence of clinical efficacy and to further test for safety, generally at multiple geographically dispersed clinical trial sites. These clinical trials are intended to establish the overall risk/benefit ratio of the investigational product and to provide an adequate basis for product approval.
In some cases, the FDA may require, or companies may voluntarily pursue, additional clinical trials after a product is approved to gain more information about the product. These so-called Phase 4 studies may be made a condition to approval of the BLA. Concurrent with clinical trials, companies may complete additional animal studies and develop additional information about the biological characteristics of the product candidate, and must finalize a process for manufacturing the product in commercial quantities in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the product candidate and, among other things, must develop methods for testing the identity, strength, quality and purity of the final product, or for biologics, the safety, purity and potency. Additionally, appropriate packaging must be selected and tested and stability studies must be conducted to demonstrate that the product candidate does not undergo unacceptable deterioration over its shelf life.
A sponsor may choose, but is not required, to conduct a foreign clinical study under an IND. When a foreign clinical study is conducted under an IND, all IND requirements must be met unless waived. When the foreign clinical study is not conducted under an IND, the sponsor must ensure that the study complies with certain FDA regulatory requirements in order to use the study as support for an IND or application for marketing approval or licensure, including that the study was conducted in accordance with GCP, including review and approval by an independent ethics committee and use of proper procedures for obtaining informed consent from subjects, and the FDA is able to validate the data from the study through an onsite inspection if the FDA deems such inspection necessary. The GCP requirements encompass both ethical and data integrity standards for clinical studies.
BLA Submission and Review
Assuming successful completion of all required testing in accordance with all applicable regulatory requirements, the results of product development, nonclinical studies and clinical trials are submitted to the FDA as part of a BLA requesting approval to market the product for one or more indications. The BLA must include all relevant data available from pertinent preclinical studies and clinical trials, including negative or ambiguous results as well as positive findings, together with detailed information relating to the product’s chemistry, manufacturing, controls, and proposed labeling, among other things. Data can come from company-sponsored clinical studies intended to test the safety and effectiveness of the product, or from a number of alternative sources, including studies initiated and sponsored by investigators. The submission of a BLA requires payment of a substantial application user fee to the FDA, unless a waiver or exemption applies.
Within 60 days following submission of the application, the FDA reviews a BLA submitted to determine if it is substantially complete before the agency accepts it for filing. The FDA may refuse to file any BLA that it deems incomplete or not properly reviewable at the time of submission and may request additional information. In this event, the BLA must be resubmitted with the additional information. Once a BLA has been accepted for filing, the FDA’s goal is to review standard applications within 10 months after the filing date, or, if the application qualifies for priority review, six months after the FDA accepts the application for filing. In both standard and priority reviews, the review process may also be extended by FDA requests for additional information or clarification. The FDA reviews a BLA to determine, among other things, whether a product is safe, pure and potent and the facility in which it is manufactured, processed, packed or held meets standards designed to assure the product’s continued safety, purity and potency. The FDA may convene an advisory committee to provide clinical insight on application review questions. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions.
Before approving a BLA, the FDA will typically inspect the facility or facilities where the product is manufactured. The FDA will not approve an application unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and adequate to assure consistent production of the product within required specifications. Additionally, before approving a BLA, the FDA will typically inspect one or more clinical sites to assure compliance with GCPs. If the FDA determines that the application, manufacturing process or manufacturing facilities are not acceptable, it will outline the deficiencies in the submission and often will request additional testing or information. Notwithstanding the submission of any requested additional information, the FDA ultimately may decide that the application does not satisfy the regulatory criteria for approval.
After the FDA evaluates a BLA and conducts inspections of manufacturing facilities where the investigational product and/or its drug substance will be produced, the FDA may issue an approval letter or a Complete Response letter. An approval letter authorizes commercial marketing of the product with specific prescribing information for specific indications. A Complete Response letter will describe all of the deficiencies that the FDA has identified in the BLA, except that where the FDA determines that the data supporting the application are inadequate to support approval, the FDA may issue the Complete Response letter without first conducting required inspections, testing submitted product lots and/or reviewing proposed labeling. In issuing the Complete Response letter, the FDA may recommend actions that the applicant might take to place the BLA in condition for approval, including requests for additional information or clarification. The FDA may delay or refuse approval of a BLA if applicable regulatory criteria are not satisfied, require additional testing or information and/or require post-marketing testing and surveillance to monitor safety or efficacy of a product.
If regulatory approval of a product is granted, such approval will be granted for particular indications and may entail limitations on the indicated uses for which such product may be marketed. For example, the FDA may approve the BLA with a REMS to ensure the benefits of the product outweigh its risks. A REMS is a safety strategy to manage a known or potential serious risk associated with a product and to enable patients to have continued access to such medicines by managing their safe use, and could include medication guides, physician communication plans, or elements to assure safe use, such as restricted distribution methods, patient registries and other risk minimization tools. The FDA also may condition approval on, among other things, changes to proposed labeling or the development of adequate controls and specifications. Once approved, the FDA may withdraw the product approval if compliance with pre- and post-marketing requirements is not maintained or if problems occur after the product reaches the marketplace. The FDA may require one or more Phase 4 post-market studies and surveillance to further assess and monitor the product’s safety and effectiveness after commercialization, and may limit further marketing of the product based on the results of these post-marketing studies.
Combination Therapy
Combination therapy is a treatment modality that involves the use of two or more drugs to be used in combination to treat a disease or condition. If those drugs are combined in one dosage form, such as one pill, that is known as a fixed dose combination product and it is reviewed pursuant to the FDA’s Combination Rule at 21 CFR 300.50. The rule provides that two or more drugs may be combined in a single dosage form when each component contributes to the claimed effects and the dosage of each component (amount, frequency, duration) is such that the combination is safe and effective for a significant patient population requiring such concurrent therapy as defined in the labeling for the drug.
But not all combination therapy falls under the category of a fixed dose combination. For example, the FDA recognizes that two drugs in separate dosage forms and in separate packaging, that otherwise might be administered as a monotherapy for an indication, also may be used in combination for the same indication. In 2013, the FDA issued guidance to assist sponsors that were developing the range of combination therapies that fall outside the category of fixed dose combinations. That guidance provides recommendations and advice on such topics as: (1) assessment at the outset whether two or more therapies are appropriate for use in combination; (2) guiding principles for nonclinical and clinical development of the combination; (3) options for regulatory pathways to seek marketing approval of the combination; and (4) post-marketing safety monitoring and reporting obligations. Given the wide range of potential combination therapy variations, the FDA indicated it intends to assess each potential combination on a case-by case basis and encouraged sponsors to engage in early and regular consultation with the relevant review division at the agency throughout the development process for its proposed combination.
Regulation of Combination Products
Certain therapeutic products are comprised of multiple components, such as drug components, biologic components, and device components, that would normally be subject to different regulatory frameworks by the FDA and frequently regulated by different centers at the FDA. These products are known as combination products. Under the FDCA, the FDA is charged with assigning a center with primary jurisdiction, or a lead center, for review of a combination product. The determination of which center will be the lead center is based on the “primary mode of action” of the combination product. Thus, if the primary mode of action of a drug/biologic-device combination product is attributable to the drug or biological product, the FDA center responsible for premarket review of the drug or biological product would have primary jurisdiction for the combination product. The FDA has also established the Office of Combination Products to address issues surrounding combination products and provide more certainty to the regulatory review process. That office serves as a focal point for combination product issues for agency reviewers and industry. It is also responsible for developing guidance and regulations to clarify the regulation of combination products, and for assignment of the FDA center that has primary jurisdiction for review of combination products where the jurisdiction is unclear or in dispute. A combination product with a primary mode of action attributable to the drug or biologic component generally would be reviewed and approved pursuant to the drug or biologic approval processes set forth in the FDCA. In reviewing the NDA or BLA for such a product, however, FDA reviewers would consult with their counterparts in the FDA’s Center for Devices and Radiological Health to ensure that the device component of the combination product met applicable requirements regarding safety, effectiveness, durability and performance. In addition, under FDA regulations, combination products are subject to cGMP requirements applicable to both drugs and devices, including the Quality System Regulation applicable to medical devices.
Post-Approval Requirements
Any products manufactured or distributed by Crescent pursuant to FDA approvals are subject to pervasive and continuing regulation by the FDA, including, among other things, requirements relating to record-keeping, reporting of adverse experiences, periodic reporting, product sampling and distribution, and advertising and promotion of the product. As part of the manufacturing process, the manufacturer is required to perform certain tests on each lot of the product before it is released for distribution. After a BLA is approved for a biological product, the product also may be subject to official lot release. If the product is subject to official release by the FDA, the manufacturer submits samples of each lot of product to the FDA together with a release protocol showing a summary of the history of manufacture of the lot and the results of all of the manufacturer’s tests performed on the lot. The FDA also may perform certain confirmatory tests on lots of some products before releasing the lots for distribution by the manufacturer. In addition, the FDA conducts laboratory research related to the regulatory standards on the safety, purity, and potency or effectiveness of biologics. After approval, most changes to the approved product, such as adding new indications or other labeling claims, are subject to prior FDA review and approval. There also are continuing user fee requirements, under which the FDA assesses an annual program fee for each product identified in an approved BLA. Biologic manufacturers and their subcontractors are required to register their establishments with the FDA and certain state agencies, and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with cGMPs, which impose certain procedural and documentation requirements upon Crescent and its third-party manufacturers. Changes to the manufacturing process are strictly regulated, and, depending on the significance of the change, may require prior FDA approval before being implemented. FDA regulations also require investigation and correction of any deviations from cGMPs and impose reporting requirements upon Crescent and any third-party manufacturers that it may decide to use. Accordingly, manufacturers must continue to expend time, money and effort in the area of production and quality control to maintain compliance with cGMPs and other aspects of regulatory compliance.
The FDA may withdraw approval if compliance with regulatory requirements and standards is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with manufacturing processes, or failure to comply with regulatory requirements, may result in revisions to the approved labeling to add new safety information; imposition of post-market studies or clinical studies to assess new safety risks; or imposition of distribution restrictions or other restrictions under a REMS program. Other potential consequences include, among other things:
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restrictions on the marketing or manufacturing of a product, complete withdrawal of the product from the market or product recalls;

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fines, warning letters or holds on post-approval clinical studies;

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refusal of the FDA to approve pending applications or supplements to approved applications, or suspension or revocation of existing product approvals;

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product seizure or detention, or refusal of the FDA to permit the import or export of products;

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consent decrees, corporate integrity agreements, debarment or exclusion from federal healthcare programs;

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mandated modification of promotional materials and labelling and the issuance of corrective information;

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the issuance of safety alerts, Dear Healthcare Provider letters, press releases and other communications containing warnings or other safety information about the product; or

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injunctions or the imposition of civil or criminal penalties.

The FDA closely regulates the marketing, labeling, advertising and promotion of biologics. A company can make only those claims relating to safety and efficacy, purity and potency that are approved by the FDA and in accordance with the provisions of the approved label. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses. Failure to comply with these requirements can result in, among other things, adverse publicity, warning letters, corrective advertising and potential civil and criminal penalties. Physicians may prescribe legally available products for uses that are not described in the product’s labeling and that differ from those tested by Crescent and approved by the FDA. Such off-label uses are common across medical specialties. Physicians may believe that such off-label uses are the best treatment for many patients in varied circumstances. The FDA does not regulate the behavior of physicians in their choice of treatments. The FDA does, however, restrict manufacturer’s communications on the subject of off-label use of their products.
Biosimilars and Reference Product Exclusivity
The BPCIA created an abbreviated approval pathway for biological products that are highly similar, or “biosimilar,” to or interchangeable with an FDA-approved reference biological product. The FDA has issued several guidance documents outlining an approach to review and approval of biosimilars.
Biosimilarity, which requires that there be no clinically meaningful differences between the biological product and the reference product in terms of safety, purity, and potency, is generally shown through analytical studies, animal studies, and a clinical study or studies. Interchangeability requires that a product is biosimilar to the reference product and the product must demonstrate that it can be expected to produce the same clinical results as the reference product in any given patient and, for products that are administered multiple times to an individual, the biologic and the reference biologic may be alternated or switched after one has been previously administered without increasing safety risks or risks of diminished efficacy relative to exclusive use of the reference biologic. A product shown to be biosimilar or interchangeable with an FDA-approved reference biological product may rely in part on the FDA’s previous determination of safety and effectiveness for the reference product for approval, which can potentially reduce the cost and time required to obtain approval to market the product. Complexities associated with the larger, and often more complex, structures of biological products, as well as the processes by which such products are manufactured, pose significant hurdles to implementation of the abbreviated approval pathway that are still being worked out by the FDA. The FDA has issued guidance documents intended to inform prospective applicants and facilitate the development of proposed biosimilars and interchangeable biosimilars, as well as to describe the FDA’s interpretation of certain statutory requirements added by the BPCIA.
Under the BPCIA, an application for a biosimilar product may not be submitted to the FDA until four years following the date that the reference product was first licensed by the FDA. In addition, the approval of a biosimilar product may not be made effective by the FDA until 12 years from the date on which the reference product was first licensed. During this 12-year period of exclusivity, another company may still market a competing version of the reference product if the FDA approves a full BLA for the competing product containing that applicant’s own preclinical data and data from adequate and well-controlled clinical trials to demonstrate the safety, purity and potency of its product. The BPCIA also created certain exclusivity periods for biosimilars approved as interchangeable products. At this juncture, it is unclear whether products deemed “interchangeable” by the FDA will, in fact, be readily substituted by pharmacies, which are governed by state pharmacy law.
A reference biologic is granted 12 years of exclusivity from the time of first licensure of the reference product. The first biologic product submitted under the abbreviated approval pathway that is determined to be interchangeable with the reference product has exclusivity against other biologics submitted under the abbreviated approval pathway for the lesser of (i) one year after the first commercial marketing, (ii) 18 months after approval if there is no legal challenge, (iii) 18 months after the resolution in the applicant’s favor of a lawsuit challenging the biologics’ patents if an application has been submitted, or (iv) 42 months after the application has been approved if a lawsuit is ongoing within the 42-month period.
A biological product can also obtain pediatric market exclusivity in the United States. Pediatric exclusivity, if granted, adds six months to existing exclusivity periods and patent terms. This six-month exclusivity, which runs from the end of other exclusivity protection or patent term, may be granted based on the voluntary completion of a pediatric study in accordance with an FDA-issued “Written Request” for such a study.
The BPCIA is complex and continues to be interpreted and implemented by the FDA. In July 2018, the FDA announced an action plan to encourage the development and efficient review of biosimilars, including the establishment of a new office within the agency that will focus on therapeutic biologics and biosimilars. On December 20, 2020, Congress amended the PHSA as part of the COVID-19 relief bill to further simplify the biosimilar review process by making it optional to show that conditions of use proposed in labeling have been previously approved for the reference product, which used to be a requirement of the application. In addition, government proposals have sought to reduce the 12-year reference product exclusivity period. Other aspects of the BPCIA, some of which may impact the BPCIA exclusivity provisions, have also been the subject of recent litigation. As a result, the ultimate impact, implementation, and impact of the BPCIA is subject to significant uncertainty.
As discussed below, the IRA is a significant new law that intends to foster generic and biosimilar competition and to lower drug and biologic costs.
Patent Term Extension
In the United States, after a BLA is approved, owners of relevant drug patents may apply for up to a five-year patent extension, which permits patent term restoration as compensation for the patent term lost during the FDA regulatory process. The allowable patent term extension is typically calculated as one-half the time between (1) the latter of (a) the effective date of an IND and (b) issue date of the patent for which extension is sought, and (2) the submission date of a BLA, plus the time between BLA submission date and the BLA approval date, up to a maximum of five years. The time can be shortened if the FDA determines that the applicant did not pursue licensure with due diligence. The total patent term after the extension may not exceed 14 years from the date of product licensure. Only one patent applicable to a licensed biological product is eligible for extension and only those claims covering the product, a method for using it, or a method for manufacturing it may be extended, and the application for the extension must be submitted prior to the expiration of the patent in question. However, Crescent may not be granted an extension because of, for example, failing to exercise due diligence during the testing phase or regulatory review process, failing to apply within applicable deadlines, failing to apply prior to expiration of relevant patents or otherwise failing to satisfy applicable requirements. Some, but not all, foreign jurisdictions possess patent term extension or other additional patent exclusivity mechanisms that may be more or less stringent and comprehensive than those of the United States.
Other Healthcare Laws and Compliance Requirements
Pharmaceutical companies are subject to additional healthcare regulation and enforcement by the federal government and by authorities in the states and foreign jurisdictions in which they conduct their business. Such laws include, without limitation: the federal Anti-Kickback Statute (“AKS”); the federal False Claims Act (“FCA”); HIPAA and similar foreign, federal and state fraud, abuse and transparency laws.
The AKS prohibits, among other things, persons and entities from knowingly and willfully soliciting, receiving, offering or paying remuneration, to induce, or in return for, either the referral of an individual, or the purchase or recommendation of an item or service for which payment may be made under any federal healthcare program. The term remuneration has been interpreted broadly to include anything of value. The AKS has been interpreted to apply to arrangements between pharmaceutical manufacturers on one hand, and prescribers and purchasers on the other. The government often takes the position that to violate the AKS, only one purpose of the remuneration need be to induce referrals, even if there are other legitimate purposes for the remuneration. There are a number of statutory exceptions and regulatory safe harbors protecting some common activities from AKS prosecution, but they are drawn narrowly and practices that involve remuneration, such as consulting agreements, that may be alleged to be intended to induce prescribing, purchasing or recommending may be subject to scrutiny if they do not qualify for an exception or safe harbor. Crescent’s practices may not in all cases meet all of the criteria for protection under a statutory exception or regulatory safe harbor. Failure to meet all of the requirements of a particular applicable statutory exception or regulatory safe harbor does not make the conduct per se illegal under the AKS. Instead, the legality of the arrangement will be evaluated on a case-by-case basis based on a cumulative review of all of its facts and circumstances. A person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation.
Civil and criminal false claims laws, including the FCA, and civil monetary penalty laws, which can be enforced through civil whistleblower or qui tam actions, prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, claims for payment of federal government funds, including in federal healthcare programs, that are false or fraudulent. Pharmaceutical and other healthcare companies have been prosecuted under these laws for engaging in a variety of different types of conduct that caused the submission of false claims to federal healthcare programs. Under the AKS, for example, a claim resulting from a violation of the AKS is deemed to be a false or fraudulent claim for purposes of the FCA.
HIPAA created additional federal criminal statutes that prohibit, among other things, executing a scheme to defraud any healthcare benefit program, including private third-party payors, and making false statements relating to healthcare matters. A person or entity does not need to have actual knowledge of the healthcare fraud statute implemented under HIPAA or specific intent to violate the statute in order to have committed a violation.
The FDCA addresses, among other things, the design, production, labeling, promotion, manufacturing, and testing of drugs, biologics and medical devices, and prohibits such acts as the introduction into interstate commerce of adulterated or misbranded drugs or devices. The PHSA also prohibits the introduction into interstate commerce of unlicensed or mislabeled biological products.
The U.S. federal Physician Payments Sunshine Act requires certain manufacturers of drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program, with specific exceptions, to annually report to the Centers for Medicaid & Medicare Services (“CMS”) information related to payments or other transfers of value to various healthcare professionals including physicians, physician assistants, nurse practitioners, clinical nurse specialists, certified nurse anesthetists, certified nurse-midwives, and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members. Beginning on January 1, 2023, California Assembly Bill 1278 requires California physicians and surgeons to notify patients of the Open Payments database established under the federal Physician Payments Sunshine Act.
Crescent is also subject to federal price reporting laws and federal consumer protection and unfair competition laws. Federal price reporting laws require manufacturers to calculate and report complex pricing metrics to government programs, where such reported prices may be used in the calculation of reimbursement and/ or discounts on approved products. Federal consumer protection and unfair competition laws broadly regulate marketplace activities and activities that potentially harm consumers.
Crescent is also subject to additional similar U.S. state and foreign law equivalents of each of the above federal laws, which, in some cases, differ from each other in significant ways, and may not have the same effect, thus complicating compliance efforts. If Crescent’s operations are found to be in violation of any of such laws or any other governmental regulations that apply, Crescent may be subject to penalties, including, without limitation, civil, criminal and administrative penalties, damages, fines, exclusion from government-funded healthcare programs, such as Medicare and Medicaid or similar programs in other countries or jurisdictions, integrity oversight and reporting obligations to resolve allegations of non-compliance, disgorgement, individual imprisonment, contractual damages, reputational harm, diminished profits and the curtailment or restructuring of its operations.
Data Privacy and Security
Numerous state, federal, and foreign laws govern the collection, dissemination, use, access to, confidentiality, and security of personal information, including health-related information. In the United States, numerous federal and state laws and regulations, including state data breach notification laws, state health information privacy laws, and federal and state consumer protection laws and regulations, govern the collection, use, disclosure, and protection of health-related and other personal information could apply to Crescent’s operations or the operations of Crescent’s partners.
For example, HIPAA, as amended by the HITECH Act, and their respective implementing regulations imposes data privacy, security, and breach notification obligations on certain health care providers, health plans, and health care clearinghouses, known as covered entities, as well as their business associates and their covered subcontractors that perform certain services that involve using, disclosing, creating, receiving, maintaining, or transmitting individually identifiable protected health information (“PHI”) for or on behalf of such covered entities. These requirements imposed by HIPAA and the HITECH Act on covered entities and business associates include entering into agreements that require business associates protect PHI provided by the covered entity against improper use or disclosure, among other things; following certain standards for the privacy of PHI, which limit the disclosure of a patient’s past, present, or future physical or mental health or condition or information about a patient’s receipt of health care if the information identifies, or could reasonably be used to identify, the individual; ensuring the confidentiality, integrity, and availability of all PHI created, received, maintained, or transmitted in electronic form, to identify and protect against reasonably anticipated threats or impermissible uses or disclosures to the security and integrity of such PHI; and reporting of breaches of PHI to individuals and regulators.
Entities that are found to be in violation of HIPAA may be subject to significant civil, criminal, and administrative fines and penalties and/or additional reporting and oversight obligations if required to enter into a resolution agreement and corrective action plan with HHS to settle allegations of HIPAA non-compliance. A covered entity or business associate is also liable for civil money penalties for a violation that is based on an act or omission of any of its agents, which may include a downstream business associate, as determined according to the federal common law of agency. HITECH also increased the civil and criminal penalties applicable to covered entities and business associates and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce HIPAA and seek attorneys’ fees and costs associated with pursuing federal civil actions. To the extent that Crescent submits electronic healthcare claims and payment transactions that do not comply with the electronic data transmission standards established under HIPAA and HITECH, payments to Crescent may be delayed or denied.
In addition, state health information privacy laws, such as California’s Confidentiality of Medical Information Act and Washington’s My Health My Data Act, govern the privacy and security of health-related information, specifically, may apply even when HIPAA does not and impose additional requirements.
Even when HIPAA and state health information privacy laws do not apply, according to the FTC and state Attorneys General, violating consumers’ privacy rights or failing to take appropriate steps to keep consumers’ personal information secure may constitute unfair acts or practices in or affecting commerce in violation of Section 5(a) of the Federal Trade Commission Act and state consumer protection laws.
In addition, certain state laws, such as the California Consumer Privacy Act of 2018, as amended by the California Privacy Rights Act of 2020 (CCPA), govern the privacy and security of personal information, including health-related information in certain circumstances, some of which are more stringent than HIPAA in various ways. Numerous other states have passed similar laws, but many differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts. The CCPA applies to personal data of consumers, business representatives, and employees, and imposes obligations on certain businesses that do business in California, including to provide specific disclosures in privacy notices, and affords rights to California residents in relation to their personal information. Health information falls under the CCPA’s definition of personal information where it identifies, relates to, describes, or is reasonably capable of being associated with or could reasonably be linked, directly or indirectly, with a particular consumer or household — unless it is subject to HIPAA — and is included under a new category of personal information, “sensitive personal information,” which is offered greater protection. The numerous other comprehensive privacy laws that have passed or are being considered in other states, as well as at the federal and local levels, also exempt some data processed in the context of clinical trials; but others exempt covered entities and business associates subject to HIPAA altogether, further complicating compliance efforts, and increasing legal risk and compliance costs for Crescent and the third parties upon whom Crescent relies.
Failure to comply with these laws, where applicable, can result in the imposition of significant civil and/or criminal penalties and private litigation. Privacy and security laws, regulations, and other obligations are constantly evolving, may conflict with each other to complicate compliance efforts, and can result in investigations, proceedings, or actions that lead to significant civil and/or criminal penalties and restrictions on data processing.
Coverage and Reimbursement
In the U.S. and markets in other countries, patients generally rely on third-party payors to reimburse all or part of the costs associated with their treatment. Adequate coverage and reimbursement from governmental healthcare programs, such as Medicare and Medicaid, and commercial payors is critical to new product acceptance. Crescent’s ability to successfully commercialize its product candidates will depend in part on the extent to which coverage and adequate reimbursement for these products and related treatments will be available from government health administration authorities, private health insurers and other organizations. Even if coverage is provided, the approved reimbursement amount may not be high enough to allow it to establish or maintain pricing sufficient to realize a sufficient return on its investment. Government authorities and third-party payors, such as private health insurers and health maintenance organizations, decide which medications they will pay for and establish reimbursement levels.
Significant uncertainty exists as to the coverage and reimbursement status of any pharmaceutical or biological product for which Crescent obtains regulatory approval. Sales of any product, if approved, depend, in part, on the extent to which such product will be covered by third-party payors, such as federal, state, and foreign government healthcare programs, commercial insurance and managed healthcare organizations, and the level of reimbursement, if any, for such product by third-party payors. Decisions regarding whether to cover any of Crescent’s product candidates, if approved, the extent of coverage and amount of reimbursement to be provided are made on a plan-by-plan basis. Further, no uniform policy for coverage and reimbursement exists in the United States, and coverage and reimbursement can differ significantly from payor to payor. Third-party payors often rely upon Medicare coverage policy and payment limitations in setting their own reimbursement rates, but also have their own methods and approval process apart from Medicare determinations. As a result, the coverage determination process is often a time-consuming and costly process that will require Crescent to provide scientific and clinical support for the use of its product candidates to each payor separately, with no assurance that coverage and adequate reimbursement will be applied consistently or obtained in the first instance. Factors payors consider in determining reimbursement are based on whether the product is:
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a covered benefit under its health plan;

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safe, effective and medically necessary;

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cost-effective; and

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neither experimental nor investigational.

Third-party payors are increasingly challenging the prices charged for medical products and services, examining the medical necessity and reviewing the cost effectiveness of pharmaceutical or biological products, medical devices and medical services, in addition to questioning safety and efficacy. Adoption of price controls and cost-containment measures, and adoption of more restrictive policies in jurisdictions with existing controls and measures, could further limit sales of any product that receives approval. Decreases in third-party reimbursement for any product or a decision by a third-party not to cover a product could reduce physician usage and patient demand for the product.

For products administered under the supervision of a physician, obtaining coverage and adequate reimbursement may be particularly difficult because of the higher prices often associated with such drugs. Additionally, separate reimbursement for the product itself or the treatment or procedure in which the product is used may not be available, which may impact physician utilization. In addition, companion diagnostic tests require coverage and reimbursement separate and apart from the coverage and reimbursement for their companion pharmaceutical or biological products. Similar challenges to obtaining coverage and reimbursement, applicable to pharmaceutical or biological products, will apply to companion diagnostics.
In addition, the U.S. government, state legislatures and foreign governments have continued implementing cost-containment programs, including price controls, restrictions on coverage and reimbursement and requirements for substitution of generic products. The IRA provides CMS with significant new authorities intended to curb drug costs and to encourage market competition. For the first time, CMS will be able to directly negotiate prescription drug prices and to cap out-of-pocket costs. Each year, CMS will select and negotiate a preset number of high-spend drugs and biologics that are covered under Medicare Part B and Part D that do not have generic or biosimilar competition. On August 29, 2023, HHS announced the list of the first ten drugs subject to price negotiations. These price negotiations occurred in 2024. In January 2025, CMS announced a list of 15 additional Medicare Part D drugs that will be subject to price negotiations. The IRA also provides a new “inflation rebate” covering Medicare patients that took effect in 2023 and is intended to counter certain price increases in prescriptions drugs. The inflation rebate provision requires drug manufacturers to pay a rebate to the federal government if the price for a drug or biologic under Medicare Part B and Part D increases faster than the rate of inflation. To support biosimilar competition, beginning in October 2022, qualifying biosimilars may receive a Medicare Part B payment increase for a period of five years. Separately, if a biologic drug for which no biosimilar exists delays a biosimilar’s market entry beyond two years, CMS will be authorized to subject the biologics manufacturer to price negotiations intended to ensure fair competition. Notwithstanding these provisions, the IRA’s impact on commercialization and competition remains largely uncertain.
In addition, net prices for drugs may be reduced by mandatory discounts or rebates required by government healthcare programs or private payors and by any future relaxation of laws that presently restrict imports of drugs from countries where they may be sold at lower prices than in the U.S. Increasingly, third-party payors are requiring that drug companies provide them with predetermined discounts from list prices and are challenging the prices charged for medical products. Crescent cannot be sure that reimbursement will be available for any product candidate that Crescent may commercialize and, if reimbursement is available, the level of reimbursement. In addition, many pharmaceutical manufacturers must calculate and report certain price reporting metrics to the government, such as average sales price and best price. Penalties may apply in some cases when such metrics are not submitted accurately and timely. Further, these prices for drugs may be reduced by mandatory discounts or rebates required by government healthcare programs.
Finally, in some foreign countries, the proposed pricing for a drug must be approved before it may be lawfully marketed. The requirements governing drug pricing vary widely from country to country. For example, the European Union provides options for its member states to restrict the range of medicinal products for which their national health insurance systems provide reimbursement and to control the prices of medicinal products for human use. To obtain reimbursement or pricing approval, some of these countries may require the completion of clinical trials that compare the cost effectiveness of a particular product candidate to currently available therapies. A member state may approve a specific price for the medicinal product or it may instead adopt a system of direct or indirect controls on the profitability of the company placing the medicinal product on the market. There can be no assurance that any country that has price controls or reimbursement limitations for pharmaceutical products will allow favorable reimbursement and pricing arrangements for any of Crescent’s product candidates. Historically, products launched in the European Union do not follow price structures of the U.S. and generally prices tend to be significantly lower.
Healthcare Reform
The United States and some foreign jurisdictions are considering or have enacted a number of reform proposals to change the healthcare system. There is significant interest in promoting changes in healthcare systems with the stated goals of containing healthcare costs, improving quality or expanding access. In the United States, the pharmaceutical industry has been a particular focus of these efforts and has been significantly affected by federal and state legislative initiatives, including those designed to limit the pricing, coverage, and reimbursement of pharmaceutical and biopharmaceutical products, especially under government-funded health care programs, and increased governmental control of drug pricing.
For example, the ACA, which was enacted in March 2010, substantially changed the way healthcare is financed by both governmental and private insurers in the United States, and significantly affected the pharmaceutical industry. The ACA contains a number of provisions of particular import to the pharmaceutical and biotechnology industries, including, but not limited to, those governing enrollment in federal healthcare programs, a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drugs that are inhaled, infused, instilled, implanted or injected, and annual fees based on pharmaceutical companies’ share of sales to federal health care programs. Since its enactment, there have been judicial and Congressional challenges to certain aspects of the ACA, and Crescent expects there will be additional challenges and amendments to the ACA in the future. For example, the IRA, among other things, extends enhanced subsidies for individuals purchasing health insurance coverage in ACA marketplaces through plan year 2025. The IRA also eliminates the “donut hole” under the Medicare Part D program beginning in 2025 by significantly lowering the beneficiary maximum out-of-pocket cost and creating a new manufacturer discount program.
Other legislative changes have been proposed and adopted since the ACA was enacted, including automatic aggregate reductions of Medicare payments to providers of on average 2% per fiscal year as part of the federal budget sequestration under the Budget Control Act of 2011. These reductions went into effect in April 2013 and, due to subsequent legislative amendments, will remain in effect until 2032 unless additional action is taken by Congress. In addition, the Bipartisan Budget Act of 2018, among other things, amended the Medicare Act (as amended by the ACA) to increase the point-of-sale discounts that manufacturers must agree to offer under the Medicare Part D coverage discount program from 50% to 70% off negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period, as a condition for the manufacturer’s outpatient drugs being covered under Medicare Part D.
Moreover, there has recently been heightened governmental scrutiny over the manner in which manufacturers set prices for their marketed products, which has resulted in several Congressional inquiries and proposed and enacted federal and state measures designed to, among other things, reduce the cost of prescription drugs, bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drug products. For example, in May 2019, CMS adopted a final rule allowing Medicare Advantage Plans the option to use step therapy for Part B drugs, permitting Medicare Part D plans to apply certain utilization controls to new starts of five of the six protected class drugs, and requiring the Explanation of Benefits for Part D beneficiaries to disclose drug price increases and lower cost therapeutic alternatives, which went into effect on January 1, 2021. In response to the Biden administration’s October 2022 executive order, on February 14, 2023, HHS released a report outlining three new models for testing by the CMS Innovation Center which will be evaluated on their ability to lower the cost of drugs, promote accessibility, and improve quality of care. It is unclear whether the models will be utilized in any health reform measures in the future. Further, on December 7, 2023, the Biden administration announced an initiative to control the price of prescription drugs through the use of march-in rights under the Bayh-Dole Act. On December 8, 2023, the National Institute of Standards and Technology published for comment a Draft Interagency Guidance Framework for Considering the Exercise of March-In Rights which for the first time includes the price of a product as one factor an agency can use when deciding to exercise march-in rights. While march-in rights have not previously been exercised, it is uncertain if that will continue under the new framework.
Notwithstanding the IRA, continued legislative and enforcement interest exists in the United States with respect to specialty drug pricing practices. Crescent expects regulators to continue pushing for transparency to drug pricing, reducing the cost of prescription drugs under Medicare, reviewing the relationship between pricing and manufacturer patient programs, and reforming government program reimbursement methodologies for drugs.
Individual states in the U.S. have also become increasingly active in passing legislation and implementing regulations designed to control pharmaceutical and biological product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain drug access and marketing cost disclosure and transparency measures, and designed to encourage importation from other countries and bulk purchasing.

Legally mandated price controls on payment amounts by third-party payors or other restrictions could harm Crescent’s business, financial condition, results of operations and prospects. In addition, regional healthcare authorities and individual hospitals are increasingly using bidding procedures to determine what pharmaceutical products and which suppliers will be included in their prescription drug and other healthcare programs. This could reduce the ultimate demand for its drugs or put pressure on its drug pricing, which could negatively affect Crescent’s business, financial condition, results of operations and prospects.
Other Government Regulation Outside of the United States
In addition to regulations in the United States, Crescent is subject to a variety of regulations in other jurisdictions governing, among other things, research and development, clinical trials, testing, manufacturing, safety, efficacy, quality control, labeling, packaging, storage, record keeping, distribution, reporting, export and import, advertising, marketing and other promotional practices involving biological products as well as authorization, approval as well as post-approval monitoring and reporting of its products. Because biologically sourced raw materials are subject to unique contamination risks, their use may be restricted in some countries.
Whether or not Crescent obtains FDA approval for a product, it must obtain the requisite approvals from regulatory authorities in foreign countries prior to the commencement of clinical trials or marketing of the product in those countries. Certain countries outside of the United States have a similar process that requires the submission of a clinical trial application much like the IND prior to the commencement of human clinical trials.
The requirements and process governing the conduct of clinical trials, including requirements to conduct additional clinical trials, product licensing, safety reporting, post-authorization requirements, marketing and promotion, interactions with healthcare professionals, pricing and reimbursement may vary widely from country to country. No action can be taken to market any product in a country until an appropriate approval application has been approved by the regulatory authorities in that country. The current approval process varies from country to country, and the time spent in gaining approval varies from that required for FDA approval. In certain countries, the sales price of a product must also be approved. The pricing review period often begins after market approval is granted. Even if a product is approved by a regulatory authority, satisfactory prices may not be approved for such product, which would make launch of such products commercially unfeasible in such countries.
Regulation in the European Union
European Data Laws
The collection and use of personal health data and other personal data in the EU is governed by the provisions of the European General Data Protection Regulation (EU) 2016/679 (GDPR), which came into force in May 2018, and related data protection laws in individual EU Member States. The GDPR imposes a number of strict obligations and restrictions on the ability to process, including collecting, analyzing and transferring, personal data of individuals, in particular with respect to health data from clinical trials and adverse event reporting. The GDPR includes requirements relating to the legal basis of the processing (such as consent of the individuals to whom the personal data relates), the information provided to the individuals prior to processing their personal data, the personal data breaches which may have to be notified to the national data protection authorities and data subjects, the measures to be taken when engaging processors, and the security and confidentiality of the personal data. EU Member States may also impose additional requirements in relation to health, genetic and biometric data through their national legislation.
In addition, the GDPR imposes specific restrictions on the transfer of personal data to countries outside of the European Economic Area (EEA) that are not considered by the European Commission (EC) to provide an adequate level of data protection. Appropriate safeguards are required to enable such transfers. Among the appropriate safeguards that can be used, the data exporter may use the standard contractual clauses (“SCCs”). When relying on SCCs, data exporters are also required to conduct a transfer risk assessment to verify if anything in the law and/or practices of the third country may impinge on the effectiveness of the SCCs in the context of the transfer at stake and, if so, to identify and adopt supplementary measures that are necessary to bring the level of protection of the data transferred to the EU standard of essential equivalence. Where no supplementary measure is suitable, the data exporter should avoid, suspend or terminate the transfer. With regard to the transfer of data from the EEA to the United States, on July 10, 2023, the EC adopted its adequacy decision for the EU-US Data Privacy Framework. On the basis of the new adequacy decision, personal data can flow from the EEA to U.S. companies participating in the framework. With regard to the transfer of data from the EU to the United Kingdom (UK), personal data may freely flow from the EEA to the UK since the UK is deemed to have an adequate data protection level. However, the adequacy decisions include a ‘sunset clause’ which entails that the decisions will automatically expire four years after their entry into force, unless renewed.
Failure to comply with the requirements of the GDPR and the related national data protection laws of the EU Member States may result in significant monetary fines for noncompliance of up to €20 million or 4% of the annual global revenues of the noncompliant company, whichever is greater, other administrative penalties and a number of criminal offenses for organizations and, in certain cases, their directors and officers, as well as civil liability claims from individuals whose personal data was processed.
Data protection authorities from the different EU Member States may still implement certain variations, enforce the GDPR and national data protection laws differently, and introduce additional national regulations and guidelines, which adds to the complexity of processing personal data in the EU.
Furthermore, there are specific requirements relating to processing health data from clinical trials, including public disclosure obligations provided in the EU Clinical Trials Regulation No. 536/2014 (CTR), EMA disclosure initiatives and voluntary commitments by industry. Failure to comply with these obligations could lead to government enforcement actions and significant penalties against Crescent, harm to Crescent’s reputation, and adversely impact its business and operating results.
Additionally, following the UK’s withdrawal from the EU and the EEA, companies also have to comply with the UK’s data protection laws (including the UK GDPR (as defined in section 3(10) (as supplemented by section 205(4)) of the Data Protection Act 2018 (the DPA 2018)), the DPA 2018, and related data protection laws in the UK). Separate from the fines that can be imposed by the GDPR, the UK regime has the ability to fine up to the greater of £17.5 million or 4% of global turnover. Companies are subject to specific transfer rules under the UK regime which broadly mirror the GDPR rules. On February 2, 2022, the UK Secretary of State laid before the UK Parliament the international data transfer agreement (IDTA) and the international data transfer addendum to the EC’s standard contractual clauses for international data transfers (Addendum) and a document setting out transitional provisions. The IDTA and Addendum came into force on March 21, 2022 and replaced the old SCCs for the purposes of the UK regime. Regarding transfers from the UK to the EEA, personal data may flow freely since the EEA is deemed to have an adequate data protection level for purposes of the UK regime. With regard to the transfer of personal data from the UK to the United States, the UK government has adopted an adequacy decision for the United States, the UK-US Data Bridge, which came into force on October 12, 2023. The UK-US Data Bridge recognizes the United States as offering an adequate level of data protection where the transfer is to a U.S. company participating in the EU-US Data Privacy Framework and the UK Extension.
Drug and Biologic Development Process
Regardless of where they are conducted, all clinical trials included in applications for marketing authorization for human medicines in the EU/EEA must have been carried out in accordance with EU regulations. This means that clinical trials conducted in the EU/EEA have to comply with EU clinical trial legislation but also that clinical trials conducted outside the EU/EEA have to comply with ethical principles equivalent to those set out in the EEA, including adhering to international good clinical practice and the Declaration of Helsinki. The conduct of clinical trials in the EU is governed by the EU CTR (EU) No. 536/2014, which entered into force on January 31, 2022. The CTR replaced the Clinical Trials Directive 2001/20/EC (“Clinical Trials Directive”) and introduced a complete overhaul of the existing regulation of clinical trials for medicinal products in the EU.
Under the former regime, which will expire after a transition period of three years, as outlined below in more detail, before a clinical trial can be initiated it must be approved in each EU member state where there is a site at which the clinical trial is to be conducted. The approval must be obtained from two separate entities: the National Competent Authority (“NCA”) and one or more Ethics Committees. The NCA of the EU Member States in which the clinical trial will be conducted must authorize the conduct of the trial, and the independent Ethics Committee must grant a positive opinion in relation to the conduct of the clinical trial in the relevant EU member state before the commencement of the trial. Any substantial changes to the trial protocol or other information submitted with the clinical trial applications must be submitted to or approved by the relevant NCA and Ethics Committees. Under the current regime all suspected unexpected serious adverse reactions to the investigated drug that occur during the clinical trial must be reported to the NCA and to the Ethics Committees of the EU member state where they occur.
A more unified procedure will apply under the new CTR. A sponsor will be able to submit a single application for approval of a clinical trial through a centralized EU clinical trials portal. One national regulatory authority (the reporting EU member state proposed by the applicant) will take the lead in validating and evaluating the application and consult and coordinate with the other concerned EU Member States. If an application is rejected, it may be amended and resubmitted through the EU clinical trials portal. If an approval is issued, the sponsor may start the clinical trial in all concerned EU Member States. However, a concerned EU member state may in limited circumstances declare an “opt-out” from an approval and prevent the clinical trial from being conducted in such member state. The CTR also aims to streamline and simplify the rules on safety reporting, and introduces enhanced transparency requirements such as mandatory submission of a summary of the clinical trial results to the EU Database. The CTR foresees a three-year transition period. EU Member States will work in CTIS immediately after the system has gone live. Since January 31, 2023, submission of initial clinical trial applications via CTIS is mandatory and CTIS serves as the single entry point for submission of clinical trial-related information and data. By January 31, 2025, all ongoing trials approved under the former Clinical Trials Directive will need to comply with the CTR and have to be transitioned to CTIS. On July 19, 2023, the EC published guidance concerning the steps to be taken in this transition. This guidance provides, among other things, that (i) documentation which was previously assessed will not be reassessed, (ii) templates that were developed and endorsed by the EU Clinical Trials Expert Group to provide compliance with the CTR do not need to be updated and (iii) there is no need to retrospectively create a site suitability form, which are only necessary for new trial sites.
Under both the former regime and the new CTR, national laws, regulations, and the applicable GCP and GLP standards must also be respected during the conduct of the trials, including the International Council for Harmonization of Technical Requirements for Pharmaceuticals for Human Use guidelines on GCP and the ethical principles that have their origin in the Declaration of Helsinki.
During the development of a medicinal product, the EMA and national regulators within the EU provide the opportunity for dialogue and guidance on the development program. At the EMA level, this is usually done in the form of scientific advice, which is given by the Committee for Medicinal Products for Human Use (“CHMP”) on the recommendation of the Scientific Advice Working Party. A fee is incurred with each scientific advice procedure, but is significantly reduced for designated orphan medicines. Advice from the EMA is typically provided based on questions concerning, for example, quality (chemistry, manufacturing and controls testing), nonclinical testing and clinical studies, and pharmacovigilance plans and risk-management programs. Advice is not legally binding with regard to any future Marketing Authorization Application (“MAA”) of the product concerned.
Drug Marketing Authorization
In the EEA, after completion of all required clinical testing, pharmaceutical products may only be placed on the market after obtaining a MA. To obtain an MA of a drug under European Union regulatory systems, an applicant can submit an MAA through, amongst others, a centralized or decentralized procedure.
To be used or sold in the UK, a drug must have an effective MA obtained by a centralized application through EMA or a national application. National applications are governed by the Human Medicines Regulations (SI 2012/1916). Applications are made electronically through the Medicines and Healthcare products Regulatory Agency (the “MHRA”) Submissions Portal. The process from application to authorizations generally takes up to 210 days, excluding time taken to provide any additional information or data required by the MHRA.

On August 30, 2023, the MHRA published detailed guidance on its recently announced new International Reliance Procedure (the “IRP”) for MAAs. The IRP applies since January 1, 2024 and replaces existing EU reliance procedures to apply for authorizations from seven international regulators (e.g. Health Canada, Swiss Medic, FDA, EMA, among others). The IRP allows medicinal products approved in other jurisdictions that meet certain criteria to undergo a fast-tracked MHRA review to obtain and/or update a MA in the UK. Applicants can submit initial MAAs to the IRP but the procedure can also be used throughout the lifecycle of a product for post-authorization procedures including line extensions, variations and renewals.
Centralized Authorization Procedure
The centralized procedure provides for the grant of a single MA that is issued by the EC following the scientific assessment of the application by the EMA that is valid for all EU Member States as well as in the three additional EEA member states. The centralized procedure is compulsory for certain types of medicinal products, including for medicines developed by means of certain biotechnological processes, products designated as orphan medicinal products, advanced therapy medicinal products (“ATMP”) and medicinal products with a new active substance indicated for the treatment of certain diseases (AIDS, cancer, neurodegenerative disorders, diabetes, auto-immune and viral diseases). For medicinal products containing a new active substance not yet authorized in the EEA before May 20, 2004 and indicated for the treatment of other diseases, medicinal products that constitute significant therapeutic, scientific or technical innovations or for which the grant of a MA through the centralized procedure would be in the interest of public health at EU level, an applicant may voluntarily submit an application for a marketing authorization through the centralized procedure.
Under the centralized procedure, the CHMP established at the EMA, is responsible for conducting the initial assessment of a drug. The CHMP is also responsible for several post-authorization and maintenance activities, such as the assessment of modifications or extensions to an existing marketing authorization. Under the centralized procedure, the timeframe for the evaluation of an MAA by the EMA’s CHMP is, in principle, 210 days from receipt of a valid MAA. However, this timeline excludes clock stops, when additional written or oral information is to be provided by the applicant in response to questions asked by the CHMP, so the overall process typically takes a year or more, unless the application is eligible for an accelerated assessment. Accelerated evaluation might be granted by the CHMP in exceptional cases, when a medicinal product is expected to be of a major public health interest, particularly from the point of view of therapeutic innovation. Upon request, the CHMP can reduce the time frame to 150 days if the applicant provides sufficient justification for an accelerated assessment. The CHMP will provide a positive opinion regarding the application only if it meets certain quality, safety and efficacy requirements. This opinion is then transmitted to the EC, which has the ultimate authority for granting MA within 67 days after receipt of the CHMP opinion.
Decentralized Authorization Procedure
Medicines that fall outside the mandatory scope of the centralized procedure have three routes to authorization: (i) they can be authorized under the centralized procedure if they concern a significant therapeutic, scientific or technical innovation, or if their authorization would be in the interest of public health; (ii) they can be authorized under a decentralized procedure where an applicant applies for simultaneous authorization in more than one EU member state; or (iii) they can be authorized in an EU member state in accordance with that state’s national procedures and then be authorized in other EU countries by a procedure whereby the countries concerned agree to recognize the validity of the original, national marketing authorization (mutual recognition procedure).
The decentralized procedure permits companies to file identical MA applications for a medicinal product to the competent authorities in various EU Member States simultaneously if such medicinal product has not received marketing approval in any EU Member State before. This procedure is available for pharmaceutical products not falling within the mandatory scope of the centralized procedure. The competent authority of a single EU Member State, the reference member state, is appointed to review the application and provide an assessment report. The competent authorities of the other EU Member States, the concerned member states, are subsequently required to grant a marketing authorization for their territories on the basis of this assessment. The only exception to this is where the competent authority of an EU Member State considers that there are concerns of potential serious risk to public health, the disputed points are subject to a dispute resolution mechanism and may eventually be referred to the EC, whose decision is binding for all EU Member States.
Risk Management Plan
All new MAAs must include a RMP describing the risk management system that a company will put in place and documenting measures to prevent or minimize the risks associated with the product. RMPs are continually modified and updated throughout the lifetime of the medicine as new information becomes available. An updated RMP must be submitted: (i) at the request of EMA or a national competent authority, or (ii) whenever the risk-management system is modified, especially as the result of new information being received that may lead to a significant change to the benefit-risk profile or as a result of an important pharmacovigilance or risk-minimization milestone being reached. The regulatory authorities may also impose specific obligations as a condition of the MA. Since October 20, 2023, all RMPs for centrally authorized products are published by the EMA, subject only to limited redactions.
MA Validity Period
Marketing Authorizations have an initial duration of five years. After these five years, the authorization may subsequently be renewed on the basis of a reevaluation of the risk-benefit balance. Once renewed, the MA is valid for an unlimited period unless the EC or the national competent authority decides, on justified grounds relating to pharmacovigilance, to proceed with only one additional five-year renewal. Applications for renewal must be made to the EMA at least nine months before the five-year period expires.
Any authorization which is not followed by the actual placing of the drug on the EU market (in case of centralized procedure) or on the market of the authorizing member state within three years after authorization ceases to be valid.
For the UK, the period of three years during which the drug has not been marketed in Great Britain will be restarted from the date of conversion to a Great Britain MA. Conversion refers to the procedure by which, as of January 1, 2021, MAs granted on the basis of a centralized procedure in the EU are only valid in Northern Ireland but not in Great Britain, whereas, prior EU authorizations have all been automatically converted into UK MAs effective in Great Britain only.
On the other hand, for the EU, in the case the drug has been marketed in the UK, the placing on the UK market before the end of the period starting when the UK left the EU on January 31, 2020 and ending on December 31, 2020 (the “Brexit Transition Period”) will be taken into account. If, after the end of the Brexit Transition Period, the drug is not placed on any other market of the remaining EU Member States, the three-year period will start running from the last date the drug was placed on the UK market before the end of the Brexit Transition Period.
Exceptional Circumstances/Conditional Approval
Similar to accelerated approval regulations in the United States, conditional MAs can be granted in the EU in exceptional circumstances. A conditional MA can be granted for medicinal products where, although comprehensive clinical data referring to the safety and efficacy of the medicinal product have not been supplied, a number of criteria are fulfilled: (i) the benefit/risk balance of the product is positive, (ii) it is likely that the applicant will be in a position to provide the comprehensive clinical data, (iii) unmet medical needs will be fulfilled by the grant of the MA and (iv) the benefit to public health of the immediate availability on the market of the medicinal product concerned outweighs the risk inherent in the fact that additional data are still required. Once a conditional MA has been granted, the MA holder must fulfil specific obligations within defined timelines. A conditional MA is valid for one year and must be renewed annually, but it can be converted into a standard MA once the MA holder fulfils the obligations imposed and the complete data confirm that the medicine’s benefits continue to outweigh its risks.
Data and Market Exclusivity
As in the United States, it may be possible to obtain a period of market and / or data exclusivity in the EU that would have the effect of postponing the entry into the marketplace of a competitor’s generic, hybrid or biosimilar product (even if the pharmaceutical product has already received a MA) and prohibiting another applicant from relying on the MA holder’s pharmacological, toxicological and clinical data in support of another MA for the purposes of submitting an application, obtaining MA or placing the product on the market. New Chemical Entities (“NCEs”) approved in the EU qualify for eight years of data exclusivity and 10 years of marketing exclusivity.
An additional non-cumulative one-year period of marketing exclusivity is possible if during the data exclusivity period (the first eight years of the 10-year marketing exclusivity period), the MA holder obtains an authorization for one or more new therapeutic indications that are deemed to bring a significant clinical benefit compared to existing therapies.
The data exclusivity period begins on the date of the product’s first MA in the EU. After eight years, a generic product application may be submitted and generic companies may rely on the MA holder’s data. However, a generic product cannot launch until two years later (or a total of 10 years after the first MA in the EU of the innovator product), or three years later (or a total of 11 years after the first MA in the EU of the innovator product) if the MA holder obtains MA for a new indication with significant clinical benefit within the eight-year data exclusivity period. Additionally, another noncumulative one-year period of data exclusivity can be added to the eight years of data exclusivity where an application is made for a new indication for a well-established substance, provided that significant preclinical or clinical studies were carried out in relation to the new indication. Another year of data exclusivity may be added to the eight years, where a change of classification of a pharmaceutical product has been authorized on the basis of significant pre- trial tests or clinical trials (when examining an application by another applicant for or holder of market authorization for a change of classification of the same substance the competent authority will not refer to the results of those tests or trials for one year after the initial change was authorized).
Products may not be granted data exclusivity since there is no guarantee that a product will be considered by the European Union’s regulatory authorities to include an NCE. Even if a compound is considered to be a NCE and the MA applicant is able to gain the prescribed period of data exclusivity, another company nevertheless could also market another version of the medicinal product if such company can complete a full MAA with their own complete database of pharmaceutical tests, preclinical studies and clinical trials and obtain MA of its product.
On April 26, 2023, the EC submitted a proposal for the reform of the European pharmaceutical legislation. The current draft envisages, e.g., a shortening of the periods of data exclusivity; however, there is currently neither a final version of this draft nor a date for its entry into force. While the European Parliament adopted its approving position on the reform on April 10, 2024, no further required legislative steps have been taken since.
Pediatric Development
In the EU, companies developing a new medicinal product are obligated to study their product in children and must therefore submit a pediatric improvement plan (“PIP”) together with a request for agreement to the EMA. The EMA issues a decision on the PIP based on an opinion of the EMA’s Pediatric Committee. Companies must conduct pediatric clinical trials in accordance with the PIP approved by the EMA, unless a deferral (e.g., until enough information to demonstrate its effectiveness and safety in adults is available) or waiver (e.g., because the relevant disease or condition occurs only in adults) has been granted by the EMA. The MAA for the medicinal product must include the results of all pediatric clinical trials performed and details of all information collected in compliance with the approved PIP, unless a waiver or a deferral has been granted, in which case the pediatric clinical trials may be completed at a later date. Medicinal products that are granted an MA on the basis of the pediatric clinical trials conducted in accordance with the approved PIP are eligible for a six-month extension of the protection under a supplementary protection certificate (if any is in effect at the time of approval) or, in the case of orphan medicinal products, a two- year extension of the orphan market exclusivity. This pediatric reward is subject to specific conditions and is not automatically available when data in compliance with the approved PIP are developed and submitted. An approved PIP is also required when a MA holder wants to add a new indication, medicinal form or route of administration for a medicine that is already authorized and covered by intellectual property rights.

In the UK, the MHRA has published guidance on the procedures for UK PIPs which, where possible, mirror the submission format and requirements of the EU system. EU PIPs remain applicable for Northern Ireland and EU PIPs agreed by the EMA prior to January 1, 2021 have been adopted as UK PIPs.
PRIME Designation
In March 2016, the EMA launched an initiative to facilitate development of product candidates in indications, often rare, for which few or no therapies currently exist. The Priority Medicines (“PRIME”) scheme is intended to encourage drug development in areas of unmet medical need and provides accelerated assessment of products representing substantial innovation reviewed under the centralized procedure. Products from small- and medium-sized enterprises may qualify for earlier entry into the PRIME scheme than larger companies on the basis of compelling non-clinical data and tolerability data from initial clinical trials. Many benefits accrue to sponsors of product candidates with PRIME designation, including but not limited to, early and proactive regulatory dialogue with the EMA, frequent discussions on clinical trial designs and other development program elements, and potentially accelerated marketing authorization application assessment once a dossier has been submitted. Importantly, once a candidate medicine has been selected for the PRIME scheme, a dedicated contact point and rapporteur from the CHMP or from CAT are appointed facilitating increased understanding of the product at EMA’s Committee level. A kick-off meeting with the CHMP/CAT rapporteur initiates these relationships and includes a team of multidisciplinary experts to provide guidance on the overall development plan and regulatory strategy. PRIME eligibility does not change the standards for product approval, and there is no assurance that any such designation or eligibility will result in expedited review or approval.
Post-Approval Regulation
Similar to the United States, both MA holders and manufacturers of medicinal products are subject to comprehensive regulatory oversight by the EMA, the EC and/or the competent regulatory authorities of the EU Member States. This oversight applies both before and after grant of manufacturing licenses and marketing authorizations. It includes control of compliance with EU good manufacturing practices rules, manufacturing authorizations, pharmacovigilance rules and requirements governing advertising, promotion, sale, and distribution, recordkeeping, importing and exporting of medicinal products.
Failure by Crescent or by any of its third-party partners, including suppliers, manufacturers and distributors to comply with EU laws and the related national laws of individual EU Member States governing the conduct of clinical trials, manufacturing approval, MA of medicinal products and marketing of such products, both before and after grant of MA, statutory health insurance, bribery and anti-corruption or other applicable regulatory requirements may result in administrative, civil or criminal penalties. These penalties could include delays or refusal to authorize the conduct of clinical trials or to grant MA, product withdrawals and recalls, product seizures, suspension, withdrawal or variation of the MA, total or partial suspension of production, distribution, manufacturing or clinical trials, operating restrictions, injunctions, suspension of licenses, fines and criminal penalties.
The holder of MA for a medicinal product must also comply with EU pharmacovigilance legislation and its related regulations and guidelines, which entail many requirements for conducting pharmacovigilance, or the assessment and monitoring of the safety of medicinal products.
These pharmacovigilance rules can impose on holders of MAs the obligation to conduct a labor intensive collection of data regarding the risks and benefits of marketed medicinal products and to engage in ongoing assessments of those risks and benefits, including the possible requirement to conduct additional clinical studies or post-authorization safety studies to obtain further information on a medicine’s safety, or to measure the effectiveness of risk-management measures, which may be time consuming and expensive and could impact Crescent’s profitability. MA holders must establish and maintain a pharmacovigilance system and appoint an individual qualified person for pharmacovigilance, who is responsible for oversight of that system. Key obligations include expedited reporting of suspected serious adverse reactions and submission of Periodic Safety Update Reports (“PSURs”) in relation to medicinal products for which they hold MAs. The EMA reviews PSURs for medicinal products authorized through the centralized procedure. If the EMA has concerns that the risk benefit profile of a product has varied, it can adopt an opinion advising that the existing MA for the product be suspended, withdrawn or varied. The agency can advise that the MA holder be obliged to conduct post-authorization Phase 4 safety studies. If the EC agrees with the opinion, it can adopt a decision varying the existing MA. Failure by the MA holder to fulfill the obligations for which the EC’s decision provides can undermine the ongoing validity of the MA.
More generally, non-compliance with pharmacovigilance obligations can lead to the variation, suspension or withdrawal of the MA for the product or imposition of financial penalties or other enforcement measures.
The manufacturing process for pharmaceutical products in the European Union is highly regulated and regulators may shut down manufacturing facilities that they believe do not comply with regulations. Manufacturing requires a manufacturing authorization, and the manufacturing authorization holder must comply with various requirements set out in the applicable EU laws, regulations and guidance, including Directive 2001/83/EC, Directive 2003/94/EC, Regulation (EC) No 726/2004 and the European Commission Guidelines for Good Manufacturing Practice. These requirements include compliance with EU GMP standards when manufacturing pharmaceutical products and active pharmaceutical ingredients, including the manufacture of active pharmaceutical ingredients outside of the European Union with the intention to import the active pharmaceutical ingredients into the European Union. Similarly, the distribution of pharmaceutical products into and within the European Union is subject to compliance with the applicable EU laws, regulations and guidelines, including the requirement to hold appropriate authorizations for distribution granted by the competent authorities of the EU Member States. The manufacturer or importer must have a qualified person who is responsible for certifying that each batch of product has been manufactured in accordance with GMP, before releasing the product for commercial distribution in the European Union or for use in a clinical trial. Manufacturing facilities are subject to periodic inspections by the competent authorities for compliance with GMP.
Sales and Marketing Regulations
The advertising and promotion of Crescent’s products is also subject to EU laws concerning promotion of medicinal products, interactions with physicians, misleading and comparative advertising and unfair commercial practices. In addition, other national legislation of individual EU Member States may apply to the advertising and promotion of medicinal products and may differ from one country to another. These laws require that promotional materials and advertising in relation to medicinal products comply with the product’s summary of product characteristics (“SmPC”) as approved by the competent regulatory authorities. The SmPC is the document that provides information to physicians concerning the safe and effective use of the medicinal product. It forms an intrinsic and integral part of the marketing authorization granted for the medicinal product. Promotion of a medicinal product that does not comply with the SmPC is considered to constitute off-label promotion. All advertising and promotional activities for the product must be consistent with the approved SmPC and therefore all off-label promotion is prohibited. Direct-to-consumer advertising of prescription-only medicines is also prohibited in the EU. Violations of the rules governing the promotion of medicinal products in the European Union could be penalized by administrative measures, fines and imprisonment. These laws may further limit or restrict the advertising and promotion of Crescent’s products to the general public and may also impose limitations on its promotional activities with healthcare professionals.
EU regulation with regards to dispensing, sale and purchase of medicines has generally been preserved in the UK following Brexit, through the Human Medicines Regulations 2012. However, organizations wishing to sell medicines online need to register with the MHRA. Following Brexit, the requirements to display the common logo no longer apply to UK-based online sellers, except for those established in Northern Ireland.
Anti-Corruption Legislation
In the EU, interactions between pharmaceutical companies and physicians are also governed by strict laws, regulations, industry self-regulation codes of conduct and physicians’ codes of professional conduct both at EU level and in the individual EU Member States. The provision of benefits or advantages to physicians to induce or encourage the prescription, recommendation, endorsement, purchase, supply, order or use of medicinal products is prohibited in the European Union. The provision of benefits or advantages to physicians is also governed by the national anti-bribery laws of the EU Member States. Violation of these laws could result in substantial fines and imprisonment.

Payments made to physicians in certain EU Member States also must be publicly disclosed. Moreover, agreements with physicians must often be the subject of prior notification and approval by the physician’s employer, his/her regulatory professional organization, and/or the competent authorities of the individual EU Member States. These requirements are provided in the national laws, industry codes, or professional codes of conduct, applicable in the individual EU Member States. Failure to comply with these requirements could result in reputational risk, public reprimands, administrative penalties, fines or imprisonment.
In the UK, the pharmaceutical sector is recognized as being particularly vulnerable to corrupt practices, some of which fall within the scope of the Bribery Act 2010. Due to the Bribery Act 2010’s far-reaching territorial application, the potential penalized act does not have to occur in the UK to become within its scope. If the act or omission does not take place in the UK, but the person’s act or omission would constitute an offense if carried out there and the person has a close connection with the UK, an offense will still have been committed. The Bribery Act 2010 is comprised of four offenses that cover (i) individuals, companies and partnerships that give, promise or offer bribes, (ii) individuals, companies and partnerships that request, agree to receive or accept bribes, (iii) individuals, companies and partnerships that bribe foreign public officials, and (iv) companies and partnerships that fail to prevent persons acting on their behalf from paying bribes. The penalties imposed under the Bribery Act 2010 depend on the offence committed, harm and culpability and penalties range from unlimited fines to imprisonment for a maximum term of 10 years and in some cases both.
Regulations in the UK and Other Markets
The UK formally left the EU on January 31, 2020 and EU laws now only apply to the UK in respect of Northern Ireland as laid out in the Protocol on Ireland and Northern Ireland and as amended by the Windsor Framework sets out a long-term set of arrangements for the supply of medicines into Northern Ireland. The EU and the UK agreed on a trade and cooperation agreement, which includes provisions affecting the life sciences sector (including on customs and tariffs). There are some specific provisions concerning pharmaceuticals, including the mutual recognition of GMP, inspections of manufacturing facilities for medicinal products and GMP issued documents. The TCA does not, however, contain wholesale mutual recognition of UK and EU pharmaceutical regulations and product standards.
The UK government has adopted the Medicines and Medical Devices Act 2021 (the MMDA) to enable the UK’s regulatory frameworks to be updated following the UK’s departure from the EU. The MMDA introduces regulation-making, delegated powers covering the fields of human medicines, clinical trials of human medicines, veterinary medicines and medical devices. The MHRA has since been consulting on future regulations for medicines and medical devices in the UK.
The MMDA supplements the UK Medical Devices Regulations 2002 (the “Regulations”), which are based on the EU Medical Devices Directive as amended to reflect the United Kingdom’s post-Brexit regulatory regime. Notably, the Regulations do not include any of the revisions that have been made by the EU Medical Devices Regulation (EU) 2017/745, which has gained full application in all EU Member States since May 26, 2021 but is not applicable in the UK as “retained law”. Additionally, the MHRA launched a comprehensive consultation in 2021 with proposals to amend the regulatory framework for medical devices in the United Kingdom. The stated objectives of the proposals include expansion of the scope of the Regulations (for example, by expanding the in vitro diagnostic medical device definition to include software and other products, including products without an intended medical purpose but with similar functioning and risk profiles) and potentially through use of internationally recognized definitions (for example, by excluding products that contain viable biological substances and excluding food), remove trade barriers, further the availability of medical devices and improve the favorability of the UK market. The consultation period closed on November 25, 2021 and on June 26, 2022, the MHRA published a response to its consultation, which sets out the proposed new UK regulatory framework for medical devices and in vitro diagnostic medical devices. The proposals are intended to improve patient safety and public health through appropriate regulatory oversight, improve the traceability of medical devices, improve the regulation of the rules governing software and AI as medical devices and introduce alternative routes to market to ensure the UK aligns with any superior international best practices. Core aspects of the new framework are expected to apply from July 1, 2025 with appropriate transitional measures and the introduction of secondary legislation.

For other countries outside of the European Union, such as countries in Eastern Europe, Latin America or Asia, the requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary from country to country. In all cases, again, the clinical trials must be conducted in accordance with GCP and the applicable regulatory requirements and the ethical principles that have their origin in the Declaration of Helsinki.
If Crescent fails to comply with applicable foreign regulatory requirements, Crescent may be subject to, among other things, fines, suspension of clinical trials, suspension or withdrawal of regulatory approvals, product recalls, seizure of products, operating restrictions and criminal prosecution.
Regulation of Medicinal Products in Australia
The Australian Therapeutic Goods Administration (“TGA”) and the National Health and Medical Research Council (“NHMRC”) set the GCP requirements for clinical research in Australia.
Compliance with the regulations, standards and codes set by the TGA and NHMRC is mandatory. Under the Therapeutic Goods Act 1989 (Cth) and the Therapeutic Goods Regulations 1990 (Cth), it is a condition (amongst other conditions) of all clinical trials involving investigational medicinal products to comply with the National Statement on Ethical Conduct in Research Involving Humans, published by the NHMRC (the “National Statement”), and the Guideline for Good Clinical Practice published by the International Council for Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use (“ICH Guidelines”). The ICH Guidelines have been adopted in Australia and must be complied with across all fields of clinical research involving therapeutic goods, including those related to pharmaceutical quality, nonclinical and clinical data requirements and trial designs. The basic requirements for preclinical data to support a first-in-human trial under ICH Guidelines are applicable in Australia. Requirements related to adverse event reporting in Australia are generally similar to those required in other major jurisdictions, although reporting timeframes may differ to other jurisdictions.
Clinical trials conducted using “unapproved therapeutic goods” in Australia, being those which have not yet been evaluated by the TGA for quality, safety and efficacy (and including unapproved indications of therapeutic goods which have otherwise been approved for use in Australia) must occur pursuant to either the Clinical Trial Notification Scheme (“CTN Scheme”) or the Clinical Trial Approval Scheme (“CTA Scheme”). In each case, the trial is supervised by a Human Research Ethics Committee (“HREC”), an independent review committee constituted in accordance with the National Statement that ensures the protection of rights, safety and well-being of human subjects involved in a clinical trial. An HREC reviews, approves and provides continuing oversight of trial protocols (including any amendments), methods and materials intended to be used in obtaining and documenting informed consent of the clinical trial subjects.
The CTN Scheme broadly involves:
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submission to an HREC, of all material relating to the proposed clinical trial, including the trial protocol;

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the HREC reviews the scientific validity of the trial design, the balance of risk versus harm of the therapeutic good, the ethical acceptability of the trial process, and approves the trial protocol. The HREC is also responsible for monitoring the conduct of the trial;

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the institution or organization at which the trial will be conducted (the “Approving Authority”) giving final approval for the conduct of the trial at the site, in terms no less restrictive to those advised by the HREC; and

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the investigator submitting a ‘Notification of Intent to Conduct a Clinical Trial’ form (“CTN Form”) to the TGA. The CTN Form must be signed by the sponsor, the principal investigator, the chairman of the HREC and a person responsible from the Approving Authority. The TGA does not review any data relating to the clinical trial however CTN trials cannot commence until the trial has been notified to the TGA. It is the responsibility of the sponsor to ensure that all relevant approvals are in place before supplying the “unapproved” therapeutic goods in clinical trials in Australia.

Under the CTA Scheme:
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a sponsor submits an application to conduct a clinical trial to the TGA for evaluation and comment, which includes payment of relevant fees;

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the TGA will undertake a preliminary assessment to ensure that there is sufficient data to begin evaluation. If critical data is missing, the TGA may request further information;

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a sponsor must forward any comments made by the TGA delegate to the HREC(s) at the sites where the trial will be conducted;

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the HREC is responsible for considering the scientific and ethical issues of the proposed trial protocol.

A sponsor cannot commence a trial under the CTA Scheme until written advice has been received from the TGA regarding the application and approval for the conduct of the trial has been obtained from an ethics committee and the institution at which the trial will be conducted.
Approval for inclusion in the Australian Register of Therapeutic Goods (“ARTG”) is required before a therapeutic good (including pharmaceutical product) may be marketed (or supplied, imported, exported or manufactured) in Australia. Exceptions apply to therapeutic goods/pharmaceutical products that are supplied, imported, and exported to and from Australia for the purposes of a clinical trial, on the basis that certain conditions are met (e.g., the trial is conducted in accordance with the CTN or CTA Scheme).
Once a sponsor decides to register a therapeutic good/pharmaceutical product in Australia, in order to obtain registration of the product on the ARTG, it is required that (amongst others):
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the sponsor submits appropriate documentation, including the outcomes of clinical trials and studies, to allow the TGA to assess the quality, safety and efficacy of the therapeutic product/ pharmaceutical product; and

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the sponsor submits evidence which demonstrates that the manufacture of the therapeutic product/ pharmaceutical product complies with the applicable GMP requirements.

The TGA has the ultimate discretion to decide whether to include the therapeutic product/ pharmaceutical product in the ARTG.
Regulation of Medical Products in New Zealand
Clinical trials in New Zealand are regulated under the Medicines Act 1981 (“Medicines Act”) and Medicines Regulations 1984.
Clinical Trial Requirements
The New Zealand Medicines and Medical Devices Safety Authority (“Medsafe”) is the regulatory authority that administers the application and approval process for medicines and clinical trials in New Zealand (under delegation from the Director-General of Health). Approval from Medsafe is required in the following two circumstances:
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before a medicine can be distributed in New Zealand — see “Approval for Distribution” below; however, there is an exemption from this approval requirement for medicines that are imported or manufactured for the sole purpose of use in a clinical trial (including pharmacokinetic, bioequivalence and first-in-human studies); and

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for all clinical trials involving unapproved medicines carried out in New Zealand; however, if a medicine is already approved by Medsafe for distribution in New Zealand, then there is no separate requirement to obtain approval for clinical trials with that medicine (including if the medicine is being tested for a use not provided for under its existing authorization).

Medsafe also expects all clinical trials to be carried out in accordance with internationally accepted standards for good clinical practice as published by the EMA in its Guideline for Good Clinical Practice, to the extent that these standards are compatible with the Medicines Act.
Clinical Trial Approval Process
The clinical trial approval process requires submission of an online application to Medsafe. The application must include information about the nature of the medicine, the purpose of the trial, details of the investigators conducting the trial, written consent to nomination from each investigator, copies of information supplied to the investigators, a protocol of the trial, and details of the sites and facilities used. The application must be made by the actual or intended importer, manufacturer, packer, or supplier of the medicine in New Zealand. Once approved, the applicant becomes the “sponsor” and assumes responsibility and legal liability for the trial in New Zealand.
Once an application is received, Medsafe provides it to the Health Research Council of New Zealand (“HRC”). One of two HRC standing committees will consider the application and make a recommendation to Medsafe as to whether the clinical trial should be approved (with or without conditions) or declined. The Standing Committee on Therapeutic Trials considers pharmaceutical medicine trial applications, while the Gene Technology Advisory Committee considers applications for trials involving gene and other biotechnology therapies. Both standing committees undertake a similar scientific assessment process, and consider factors such as trial protocol and design, data collection, and general compliance with the Guideline for Good Practice before making a recommendation to Medsafe.
Ethical Requirements
Medsafe expects all clinical trials to be approved by the Health and Disability Ethics Committee (“HDEC”), regardless of whether Medicines Act approval is required. HDEC reviews and approves applications and provides ongoing oversight of clinical trials to ensure alignment with good ethical practice. HDEC approval can be sought before, during, or after Medicines Act approval is sought from Medsafe.
Registration
A clinical trial’s sponsor may register a trial with the Australian New Zealand Clinical Trials Registry (“ANZCTR”), an online public registry of clinical trials undertaken in New Zealand, Australia, and elsewhere. While not mandatory, the ANZCTR is a recognized part of the World Health Organisation Registry Network and registration is encouraged by the World Health Organisation.
Approval for Distribution
If a sponsor decides to distribute the new medicine product in New Zealand after the clinical trial, the sponsor must apply for distribution approval. This is separate to the approval process for clinical trials and involves submitting an application to Medsafe for consideration. Medsafe assesses the safety, efficacy, quality and risk profile of the medicine, and makes a recommendation to the Minister of Health as to whether the medicine should be approved for distribution (in practice, the Minister follows Medsafe’s recommendation).
Employees and Human Capital Resources
As of May 3, 2025, Crescent had 22 full-time employees. Crescent also engages temporary employees and consultants to augment its existing workforce. None of Crescent’s employees are represented by a labor union or covered under a collective bargaining agreement. Crescent considers its relationship with its employees to be good.
Crescent recognizes that attracting, motivating, and retaining talent at all levels is vital to continuing its success. Crescent invests in its employees through high-quality benefits, professional development opportunities, and various health and wellness initiatives and offers competitive compensation packages (base salary and incentive plans), ensuring fairness in internal compensation practices. The principal purposes of Crescent’s incentive plans (bonus and equity) are to align with the long-term interests of its stakeholders and stockholders.
Properties and Facilities
Crescent currently operates as a virtual company and does not maintain physical corporate offices. Crescent’s employees currently work remotely. Crescent believes these arrangements support its current needs. Crescent maintains a mailing address at 221 Crescent Street Building 23, Suite 105, Waltham, MA 02453.

Legal Proceedings
From time to time, Crescent may become involved in legal proceedings. Crescent is not currently a party to or aware of any proceedings that it believes will have, individually or in the aggregate, a material adverse effect on its business, financial condition or results of operations. Regardless of outcome, litigation can have an adverse impact on Crescent because of defense and settlement costs, diversion of management resources and other factors.

GLYCOMIMETICS’ MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
You should read the following discussion of GlycoMimetics’ financial condition and results of operations in conjunction with the financial statements and the related notes thereto and other financial information included elsewhere in this proxy statement/prospectus. The following discussion contains forward-looking statements that reflect GlycoMimetics’ current plans, estimates and beliefs. GlycoMimetics’ historical results are not necessarily indicative of the results that may be expected for any period in the future. GlycoMimetics’ actual results and the timing of events could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this proxy statement/prospectus, particularly in the section titled “Risk Factors.” Please also see the section titled “Cautionary Note Regarding Forward-Looking Statements.”
Overview and Recent Developments
GlycoMimetics is a biotechnology company that was previously developing a pipeline of proprietary glycomimetics, which are small molecules that mimic the structure of carbohydrates involved in important biological processes, to inhibit disease-related functions of carbohydrates such as the roles they play in cancers and inflammation. GlycoMimetics’ previous lead glycomimetic drug candidate, uproleselan, is a specific E-selectin antagonist that GlycoMimetics was developing to be used in combination with chemotherapy to treat patients with acute myeloid leukemia, or AML, a life-threatening hematologic cancer, and potentially other hematologic cancers. GlycoMimetics conducted a randomized, double-blind, placebo-controlled Phase 3 pivotal clinical trial to evaluate uproleselan in individuals with relapsed/refractory (R/R) AML. In May 2024, GlycoMimetics reported topline results from the Phase 3 trial, in which uproleselan combined with chemotherapy did not achieve a statistically significant improvement in overall survival in the intent to treat (“ITT”) population versus chemotherapy alone. In June 2024, GlycoMimetics announced comprehensive results of the Phase 3 trial.
Following the announcement of the data from the Phase 3 trial, GlycoMimetics requested and held a meeting with the FDA to discuss whether any of the results summarized above could serve as a basis for a submission for regulatory approval. Based on the feedback received, GlycoMimetics concluded that any potential regulatory path for uproleselan in this patient population would require an additional clinical trial, the conduct of which would require capital resources beyond those available to GlycoMimetics. The decision to not conduct an additional clinical trial did not relate to any safety or medical issues or negative regulatory feedback related to its programs.
In July 2024, following the announcement of the data from its Phase 3 pivotal trial and its discussions with the FDA, GlycoMimetics announced that GlycoMimetics would initiate a review of strategic alternatives focused on maximizing stockholder value, which could include, but are not limited to, a merger, sale, divestiture of assets, licensing, or other strategic transaction. GlycoMimetics also reduced its workforce by approximately 80% in the third quarter of 2024 in order to conserve its cash resources as part of a streamlined operating plan while GlycoMimetics undertook its strategic review.
GlycoMimetics also previously entered into a Cooperative Research and Development Agreement, or CRADA, with the National Cancer Institute, or NCI, part of the National Institutes of Health, to conduct a Phase 2/3 randomized, controlled clinical trial testing the addition of uproleselan to a standard chemotherapy regimen. On October 29, 2024 GlycoMimetics announced data from the Phase 2 portion of the trial showing no statistically significant improvement in event-free survival (“EFS”) for patients receiving uproleselan in combination with chemotherapy versus chemotherapy alone.
Following these outcomes of its clinical trials and regulatory discussions GlycoMimetics does not currently intend to continue development of uproleselan or any of its other drug candidates. GlycoMimetics currently does not have any ongoing clinical trials.
The Merger Agreement
Following the strategic review described above, on October 28, 2024 GlycoMimetics entered into the Merger Agreement with Crescent, a privately held biotechnology company advancing a pipeline of oncology therapeutics designed to treat solid tumors, pursuant to which Crescent will become a wholly owned subsidiary of GlycoMimetics and GlycoMimetics will operate under the name Crescent Biopharma, Inc. following the Merger. GlycoMimetics anticipates that the Merger will close in the late second quarter of 2025, subject to certain closing conditions, along with the concurrent Crescent Pre-Closing Financing. Following the Merger, the current business of Crescent will become the primary business of GlycoMimetics.
Based on its current operating plan, GlycoMimetics expects that its current cash and cash equivalents will fund its operations until the closing of the contemplated Merger, which is subject to approval by its stockholders and the stockholders of Crescent and other customary closing conditions; however, GlycoMimetics has based this estimate on assumptions that may prove to be wrong, and GlycoMimetics could use its capital resources sooner than GlycoMimetics expects. If the contemplated Merger does not close by the third quarter of 2025, GlycoMimetics may seek other strategic alternatives or liquidate.
Critical Accounting Policies and Significant Judgments and Estimates
GlycoMimetics’ management’s discussion and analysis of its financial condition and results of operations is based on its financial statements, which have been prepared in accordance with generally accepted accounting principles in the United States, or GAAP. The preparation of these financial statements requires GlycoMimetics to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities as of the dates of the balance sheets and the reported amounts of revenue and expenses during the reporting periods. In accordance with GAAP, GlycoMimetics bases its estimates on historical experience and on various other assumptions that GlycoMimetics believes are reasonable under the circumstances at the time such estimates are made. Actual results may differ materially from its estimates and judgments under different assumptions or conditions. GlycoMimetics periodically reviews its estimates in light of changes in circumstances, facts and experience. The effects of material revisions in estimates are reflected in GlycoMimetics’ financial statements prospectively from the date of the change in estimate.
GlycoMimetics defines its critical accounting policies as those accounting principles generally accepted in the United States that require GlycoMimetics to make subjective estimates and judgments about matters that are uncertain and are likely to have a material impact on its financial condition and results of operations, as well as the specific manner in which GlycoMimetics applies those principles. While its significant accounting policies are more fully described in Note 3 to its financial statements appearing elsewhere in this proxy statement/prospectus, GlycoMimetics believes the following are the critical accounting policies used in the preparation of its financial statements that require significant judgments and estimates.
Stock-Based Compensation
GlycoMimetics has issued stock-based compensation awards to its employees and non-employee directors, including stock options. GlycoMimetics measures stock-based compensation expense related to these awards based on the fair value of the award, utilizing the Black-Scholes-Merton option pricing model, on the date of grant and recognize stock-based compensation expense on a straight-line basis over the requisite service period of the awards, which generally equals the vesting period. GlycoMimetics accounts for forfeitures as they occur. GlycoMimetics previously granted stock options with exercise prices equal to the estimated fair value of its common stock on the date of grant. The Black-Scholes-Merton option pricing model requires the input of various assumptions that require management to apply judgment and make assumptions and estimates, including:
Risk-Free Interest Rate — The risk-free interest rate assumption is based on observed interest rates for constant maturity U.S. Treasury securities consistent with the expected life of GlycoMimetics’ employee stock options.
Expected Term — The expected life represents the period of time the stock options are expected to be outstanding and is based on the simplified method. Under the simplified method, the expected life of an option is presumed to be the midpoint between the vesting date and the end of the contractual term. GlycoMimetics used the simplified method due to the lack of sufficient historical exercise data to provide a reasonable basis upon which to otherwise estimate the expected life of the stock options.

Expected Volatility — Volatility is a measure of the amount by which a financial variable such as share price has fluctuated (historical volatility) or is expected to fluctuate (expected volatility) during a period. GlycoMimetics based the expected volatility on the historical volatility of its publicly traded common stock.
Expected Dividend Yield — GlycoMimetics has assumed no dividend yield because it does not expect to pay dividends in the future, which is consistent with its history of not paying dividends.
Components of Operating Results
Revenue
GlycoMimetics has not generated any revenue from the sale of its drug candidates and does not expect to generate any revenue from the sale of drugs in the near future. Substantially all of its historical revenue consisted of upfront and milestone payments under license and collaboration agreements. GlycoMimetics does not expect to recognize revenue in the future under any current license or collaboration agreement. On February 19, 2025, Apollomics exercised its right to terminate the collaboration and license agreement, which will be effective May 21, 2025.
Research and Development
Research and development expenses have consisted of expenses incurred in performing research and development activities, including compensation and benefits for full-time research and development employees, facilities expenses, overhead expenses, cost of laboratory supplies, clinical trial and related clinical manufacturing expenses, fees paid to CROs and other consultants and other outside expenses. Other preclinical research and platform programs have included activities related to exploratory efforts, target validation, lead optimization for GlycoMimetics’ earlier programs and its proprietary glycomimetics platform.
GlycoMimetics has not utilized a formal time allocation system to capture expenses on a project-by-project basis because GlycoMimetics was organized and recorded expense by functional department and its employees allocated time to more than one development project. Accordingly, GlycoMimetics has only allocated a portion of its research and development expenses by functional area and by drug candidate.
Research and development costs are expensed as incurred. Non-refundable advance payments for goods or services to be received in the future for use in research and development activities were deferred and capitalized. The capitalized amounts are expensed as the related goods are delivered or the services are performed.
General and Administrative
General and administrative expenses have consisted primarily of salaries and other related costs, including stock-based compensation, for personnel in executive, finance, accounting, business development and human resources functions. Other significant costs include facility costs not otherwise included in research and development expenses, legal fees relating to patent and corporate matters and fees for accounting and consulting services.
Interest Income
Other income consists of interest income earned on GlycoMimetics’ cash and cash equivalents.

Results of Operations
The following table sets forth GlycoMimetics’ results of operations:
	Year Ended December 31,
(dollars in thousands)	2024	2023	Increase/(Decrease)
Revenue	$—	$10	$(10)	(100)%
Costs and expenses:
Research and development expense	14,260	20,072	(5,812)	(29)%
General and administrative expense	18,249	19,213	(964)	(5)%
Restructuring and asset impairment charges	7,530	—	7,530	100%
Total costs and expenses	40,039	39,285	754	2%
Loss from operations	(40,039)	(39,275)	(764)	(2)%
Other income
Gain on sale of asset	1,225	—	1,225	100%
Interest income	935	2,376	(1,441)	(61)%
Total other income	2,160	2,376	(216)	(9)%
Net loss and comprehensive loss	$(37,879)	$(36,899)	$(980)	(3)%
Revenue
During the years ended December 31, 2024 and 2023, GlycoMimetics recognized $0 and $10,000, respectively, in revenue from its license agreements with Apollomics.
Research and Development Expense
The following table summarizes GlycoMimetics’ research and development expense by functional area:
	Year Ended December 31,
(dollars in thousands)	2024	2023	Increase/(Decrease)
Clinical development	$3,090	$6,533	$(3,443)	(53)%
Manufacturing and formulation	4,145	1,702	2,443	144%
Contract research services, consulting and other costs	1,184	1,792	(608)	(34)%
Laboratory costs	780	1,548	(768)	(50)%
Personnel-related	3,789	7,587	(3,798)	(50)%
Stock-based compensation	1,272	910	362	40%
Research and development expense	$14,260	$20,072	$(5,812)	(29)%
The following table summarizes GlycoMimetics’ research and development expense by drug candidate:
	Year Ended December 31,
(dollars in thousands)	2024	2023	Increase/(Decrease)
Uproleselan	$7,471	$7,587	$(116)	(2)%
GMI-1687	313	1,742	(1,429)	(82)%
Other research and development	1,416	2,246	(830)	(37)%
Personnel-related and stock-based compensation	5,060	8,497	(3,437)	(40)%
Research and development expense	$14,260	$20,072	$(5,812)	(29)%
GlycoMimetics’ research and development expense for the year ended December 31, 2024 decreased by $5.8 million compared to 2023 primarily due to GlycoMimetics’ winding down of operations beginning in

June 2024 following the results from its clinical trials. During 2023, GlycoMimetics accrued amounts for the expected payments of year-end bonuses to employees; as no bonuses are payable for the year ended December 31, 2024, GlycoMimetics did not record any further accruals.
General and Administrative Expense
The following table sets forth the components of GlycoMimetics’ general and administrative expense:
	Year Ended December 31,
(dollars in thousands)	2024	2023	Increase/(Decrease)
Personnel-related	$5,434	$6,927	$(1,493)	(22)%
Stock-based compensation	3,426	2,614	812	31%
Legal, consulting and other professional expenses	8,546	8,526	20	0%
Other	843	1,146	(303)	(26)%
General and administrative expense	$18,249	$19,213	$(964)	(5)%
General and administrative expenses decreased by $1.0 million for the year ended December 31, 2024 as compared 2023. This decrease was primarily due to lower personnel-related expenses, including no bonus accruals for 2024. These decreases were offset by higher stock-based compensation expenses incurred 2024 as compared to 2023 due to stock options granted in 2024.
Gain on Sale of Asset
During the year ended December 31, 2024, GlycoMimetics sold the rights to one of its prior drug candidates, rivipansel, for cash proceeds of $1.2 million. As GlycoMimetics had previously written down this asset to zero value in the prior year, GlycoMimetics recorded a $1.2 million gain on sale of asset during the year ended December 31, 2024.
Restructuring and Asset Impairment Charges
During the year ended December 31, 2024 GlycoMimetics undertook a reduction of its headcount and incurred $7.0 million of severance and related expenses. GlycoMimetics also recorded $0.5 million of charges related to the restructuring.
Interest Income
During the year ended December 31, 2024, interest income decreased by $1.4 million due to lower invested cash and cash equivalent balances as compared to the same period in 2023.
Liquidity and Capital Resources
Sources of Liquidity
GlycoMimetics historically financed its operations primarily through public offerings and private placements of its capital stock, including at-the-market equity sales agreements and upfront and milestone payments from its license and collaboration agreements. As of December 31, 2024, GlycoMimetics had $10.7 million in cash and cash equivalents. Based on its current operating plan, GlycoMimetics expects that its current cash and cash equivalents will fund its operations until the closing of the Merger, which is subject to approval by its stockholders and the stockholders of Crescent and other customary closing conditions; however, GlycoMimetics has based this estimate on assumptions that may prove to be wrong, and GlycoMimetics could use its capital resources sooner than GlycoMimetics expects. If GlycoMimetics is unable to close the Merger or raise additional capital, GlycoMimetics will need to eliminate some or all of its operations or liquidate. The Crescent Pre-Closing Financing is subject to the satisfaction or waiver of the closing conditions of the Merger and would close immediately prior to the closing of the Merger.
In March 2022, GlycoMimetics filed a shelf registration statement with the SEC, which was declared effective on April 22, 2022. In April 2022, GlycoMimetics entered into an at-the-market sales agreement, or the Sales Agreement, with Cowen and Company. Under the Sales Agreement, GlycoMimetics may sell up to $100.0 million in shares of its common stock. During the years ended December 31, 2023 and 2022, GlycoMimetics sold shares of common stock under the Sales Agreement, for aggregate net proceeds of $28.7 million and $4.2 million, respectively, after deducting commissions and offering expenses. There were no shares sold in the year ended December 31, 2024. As of December 31, 2024, $66.0 million remained available to be sold under the Sales Agreement, although GlycoMimetics has no current plans to sell additional shares under the Sales Agreement prior to the closing of the Merger, and the shelf registration has expired.
GlycoMimetics entered into a collaboration and license agreement with Apollomics in 2020 and are potentially eligible to earn milestone payments and royalties under that agreement. However, GlycoMimetics’ ability to earn milestone payments and potential royalty payments and their timing will be dependent upon the outcome of Apollomics’ activities and is therefore uncertain. In December 2024 Apollomics announced that its Phase 3 bridging trial of uproleselan did not demonstrate favorable benefit and that Apollomics would be winding down the program. On February 19, 2025, Apollomics exercised its right to terminate the collaboration and license agreement, which will be effective May 21, 2025.
Funding Requirements
GlycoMimetics’ primary uses of capital were historically compensation and related expenses, third-party clinical research and development services, clinical costs, legal and other regulatory expenses and general overhead costs. Now that GlycoMimetics has suspended all of its research and development activities in anticipation of the Merger with Crescent, its operations will be limited and GlycoMimetics expects that its expenses will decrease significantly.
As of December 31, 2024, GlycoMimetics’ only contractual obligation consisted of the remaining rent obligation of $67,000 for office space that expired at the end of January 2025. Due to the outcome of GlycoMimetics’ Phase 3 clinical trial, GlycoMimetics does not anticipate any funding requirements to arise under GlycoMimetics’ collaboration and license agreement with Apollomics (which will be terminated effective May 21, 2025) or other manufacturing agreements.
Going Concern
The accompanying financial statements have been prepared assuming that GlycoMimetics will continue as a going concern within one year after the date that the financial statements are issued. During 2024, GlycoMimetics incurred a net loss of $37.9 million and had net cash flows used in operating activities of $31.1 million. At December 31, 2024, GlycoMimetics had $10.7 million in cash and cash equivalents and had no committed source of additional funding. Management believes that given GlycoMimetics’ current cash position and forecasted negative cash flows from operating activities over the next twelve months, there is substantial doubt about its ability to continue as a going concern after the date that is one year from the date that these financial statements are issued without the closing of the contemplated Merger.
If the contemplated Merger does not close by the late second quarter of 2025, GlycoMimetics may seek other strategic alternatives or liquidate.
Cash Flows
The following table summarizes GlycoMimetics’ cash flows:
	Year Ended December 31,
(in thousands)	2024	2023
Net cash provided by (used in):
Operating activities	$(31,098)	$(34,880)
Investing activities	20	(21)
Financing activities	5	28,823
Net change in cash and cash equivalents	$(31,073)	$(6,078)

Operating Activities
Net cash used in operating activities was $31.1 million during the year ended December 31, 2024 compared to $34.9 million during the year ended December 31, 2023. The decrease is due to GlycoMimetics’ winding down of operations beginning in June 2024 following the results from its clinical trials, offset in part by increased costs for GlycoMimetics’ corporate restructuring.
Investing Activities
Net cash provided by investing activities for the year ended December 31, 2024 was from proceeds from the sale of laboratory equipment net of purchases of computer, office and laboratory equipment. Net cash used in investing activities for the year ended December 31, 2023 was from the purchases of computer, office and laboratory equipment.
Financing Activities
Net cash provided by financing activities during the year ended December 31, 2024 consisted of proceeds received from stock option exercises. Net cash provided by financing activities during the year ended December 31, 2023 primarily consisted of the net proceeds received from sales of GlycoMimetics common stock under the Sales Agreement of $28.7 million.

CRESCENT’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
You should read the following discussion of Crescent’s financial condition and results of operations in conjunction with the financial statements and the related notes thereto and other financial information included elsewhere in this proxy statement/prospectus. The following discussion contains forward-looking statements that reflect Crescent’s current plans, estimates and beliefs. Crescent’s historical results are not necessarily indicative of the results that may be expected for any period in the future. Crescent’s actual results and the timing of events could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this proxy statement/prospectus, particularly in the section titled “Risk Factors.” Please also see the section titled “Cautionary Note Regarding Forward-Looking Statements.”
Overview
Crescent is a biotechnology company developing novel therapeutics to treat solid tumors, led by its initial program CR-001, a proprietary anti-PD-1/anti-VEGF bispecific antibody. Crescent believes CR-001 has the potential to deliver improved clinical efficacy and safety over pembrolizumab, marketed by Merck as Keytruda®, the best-selling drug in the world and approved for the treatment of numerous cancers. CR-001, for which Crescent exercised its option in March 2025 and entered into a license agreement with Paragon in April 2025 for exclusive worldwide development and commercialization rights pursuant to the Antibody Paragon Option Agreement, is a new molecular entity designed to replicate the functional properties of ivonescimab, a cooperative bispecific anti-PD-1/anti-VEGF antibody in development by Akeso Biopharma and Summit Therapeutics Inc. that delivered significantly improved progression-free survival in a head-to-head Phase 3 clinical trial versus Keytruda in non-small cell lung cancer. Crescent believes the emerging data from the clinical development of ivonescimab supports the rationale for developing CR-001 in light of CR-001 and ivonescimab sharing the same mechanism of action. Neither Crescent nor Paragon has any clinical data regarding cancer patients that have been treated with CR-001 and there can be no assurance that Crescent’s clinical trials, which have not yet commenced and are expected to cover a broader set of indications than in HARMONi-2, will have similar or comparable results, or that Crescent’s clinical trials, which will take several years, will be completed successfully and/or produce results necessary to support the requisite regulatory approvals in order for Crescent to be able to commercialize CR- 001. See “Risk Factors — Risks Related to Crescent — Risks Related to Discovery, Development and Commercialization Risks — Crescent’s approach to the discovery and development of its programs is unproven, and Crescent may not be successful in its efforts to build a pipeline of programs with commercial value”. Following the precedents set by traditional PD-1 inhibitors, such as Keytruda and Opdivo®, Crescent plans to seek regulatory approvals for CR-001 to treat multiple solid tumor indications, both as a monotherapy and in combination with other mechanisms of action. Crescent intends to submit an Investigational New Drug application to the FDA for CR-001 in the fourth quarter of 2025, with initial clinical data anticipated in the second half of 2026. Crescent plans to complement CR-001 with a portfolio of product candidates that have potential activity against solid tumors both as a monotherapy as well as in combination with CR-001. Crescent’s expected second and third programs, CR-002 and CR-003, are antibody drug conjugates against validated oncology targets. Pursuant to the ADC Paragon Option Agreements, Crescent has engaged Paragon to execute a mutually agreed research plan for CR-002 and CR-003 aimed at producing a potential product candidate to be licensed for further development, manufacture and commercialization by Crescent. The research plan activities performed by Paragon for Crescent primarily include preclinical studies and are overseen by a joint development committee comprised of employees from Crescent and Paragon. Crescent has not yet exercised the option or entered into a license agreement with Paragon for CR-002 or CR-003 pursuant to the ADC Paragon Option Agreement, nor does it expect to do so prior to the time that this registration statement on Form S-4 is declared effective by the SEC.
Since its inception in September 2024, Crescent has devoted substantially all of its resources to raising capital, organizing and staffing Crescent, business and scientific planning, conducting discovery and research activities, establishing arrangements with third parties, and providing general and administrative support for these operations. Crescent does not have any programs approved for sale and has not generated any revenue from product sales. To date, Crescent has funded its operations primarily with proceeds from the issuance of its Convertible Notes and convertible preferred stock. In September 2024, Crescent received

$4.0 million in gross proceeds from the issuance of Series Seed Preferred Stock. Additionally, in October 2024, Crescent received gross proceeds of $37.5 million, with a total commitment up to $75.0 million, from the issuance of the Convertible Notes.
Crescent has incurred operating losses since inception. Crescent’s ability to generate product revenue sufficient to achieve profitability will depend heavily on the successful development and eventual commercialization of any programs Crescent may develop. Crescent incurred net losses of $17.9 million for the period from September 19, 2024 (inception) to December 31, 2024. As of December 31, 2024, Crescent had an accumulated deficit of $17.9 million. Crescent expects to continue to incur significantly increased expenses for the foreseeable future if and as it:
•
advances its existing and future research and development and discovery-related development of its CR-001 and CR-002 programs, including potential expansion into additional indications;

•
seeks and identifies additional research programs and product candidates and initiates discovery- related activities and preclinical studies for those programs;

•
completes future preclinical studies for Crescent’s pipeline;

•
pursues investigational new drug applications or comparable foreign applications that allow commencement of Crescent’s planned clinical trials or future clinical trials for any programs Crescent may develop;

•
initiates enrollment and successfully completes clinical trials;

•
pursues positive results from Crescent’s future clinical trials that support a finding of safety and effectiveness, an acceptable risk-benefit profile in the intended populations and a competitive efficacy, safety and half-life profile;

•
hires research and development, clinical, manufacturing and commercial personnel;

•
adds operational, financial and management information systems and personnel;

•
experiences any delays, challenges, or other issues associated with the preclinical and clinical development of Crescent’s programs, including with respect to its regulatory strategies;

•
develops, maintains and enhances a sustainable, scalable, reproducible and transferable clinical and commercial-scale cGMP capabilities through a third-party or Crescent’s own manufacturing facility for the programs Crescent may develop;

•
seeks, obtains and maintains regulatory approvals for any product candidates for which Crescent successfully completes clinical trials;

•
ultimately establishes a sales, marketing and distribution infrastructure to commercialize any programs for which Crescent may obtain regulatory approval;

•
generates revenue from commercial sales of product candidates for which Crescent receives regulatory approval, if any;

•
maintains safety, tolerability and efficacy profile of any product Crescent may develop in additional indications following approval in one indication;

•
maintains, expands, enforces, defends and protects Crescent’s intellectual property portfolio and other intellectual property protection or regulatory exclusivity for any products Crescent may develop and defends any intellectual property-related claims;

•
further acquires or in-licenses product candidates or programs, intellectual property and technologies;

•
establishes and maintains any future collaborations, including making milestone, royalty or other payments thereunder; and

•
incurs additional costs of operating as a public company, including increased costs of audit, legal, regulatory and tax-related services associated with maintaining compliance with an exchange listing and SEC requirements, director and officer insurance premiums and investor and public relations costs.

Any changes in the outcome of any of these variables with respect to the development of programs that Crescent may identify could mean a significant change in the costs and timing associated with the development of such programs. For example, if the U.S. Food and Drug Administration or another comparable regulatory authority were to require Crescent to conduct clinical trials beyond those that Crescent currently anticipates will be required to complete clinical development and obtain regulatory approval of one or more product candidates, or if Crescent experiences significant delays in Crescent’s preclinical studies or clinical trials, Crescent would be required to expend significant additional financial resources and time to advance and complete clinical development. Crescent may never obtain regulatory approval for any of its product candidates.
Crescent will not generate revenue from product sales unless and until it successfully initiates and completes clinical development and obtains regulatory approval for any product candidates. If Crescent obtains regulatory approval for any of its product candidates and does not enter into a commercialization partnership, it expects to incur significant expenses related to developing Crescent’s commercialization capability to support product sales, manufacturing, marketing, and distribution.
As a result of all the foregoing, Crescent expects to need substantial additional funding to support its continued operations and growth strategy. Until such a time as Crescent can generate significant revenue from product sales, if ever, it expects to finance its operations through the sale of equity, debt financings or other capital sources, including collaborations with other companies or other strategic transactions. Crescent may be unable to raise additional funds or enter into such other agreements on favorable terms, or at all. If Crescent fails to raise capital or enter into such agreements as, and when needed, Crescent may have to significantly delay, scale back or discontinue the development and commercialization of one or more of its programs.
Because of the numerous risks associated with product development, Crescent is unable to accurately predict the timing or amount of increased expenses or when or if Crescent will be able to achieve or maintain profitability. Even if Crescent is able to generate product sales, Crescent may not become profitable. If Crescent fails to become profitable or is unable to sustain profitability on a continuing basis, then Crescent may be unable to continue its operations at planned levels and be forced to reduce or terminate its operations.
As of December 31, 2024, Crescent had cash of $34.8 million. Based on its current operating plan, Crescent has concluded that there is substantial doubt about its ability to continue as a going concern within the 12 months after the date Crescent’s financial statements for the period from September 19, 2024 (inception) to December 31, 2024 are available to be issued.
GlycoMimetics and Crescent entered into the Merger Agreement on October 28, 2024, which agreement was subsequently amended on February 14, 2025 and April 28, 2025, pursuant to which, among other matters, and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Gemini Merger Sub Corp., the First Merger Sub, will merge with and into Crescent, with Crescent continuing as a wholly owned subsidiary of GlycoMimetics and the surviving corporation of the First Merger, and Crescent will merge with and into Gemini Merger Sub II, LLC, the Second Merger Sub, with Second Merger Sub being the surviving entity of the Second Merger. After the completion of the Merger, Second Merger Sub will change its corporate name to “Crescent Biopharma Operating Company, LLC” and GlycoMimetics will change its name to “Crescent Biopharma, Inc.” The term Combined Company refers to the post-Merger corporate structure including Crescent Biopharma, Inc. (f/k/a GlycoMimetics, Inc.) as the parent entity and Crescent Biopharma Operating Company, LLC as its wholly-owned subsidiary. The Combined Company will be led by Crescent’s management team and will focus on developing differentiated oncology therapeutics for patients living with solid tumors.
In connection with the Merger, Crescent and GlycoMimetics entered into the Subscription Agreement with certain institutional and accredited investors, pursuant to which such investors have agreed, subject to the terms and conditions of such agreements, to purchase immediately prior to the consummation of the Merger, shares of Crescent common stock and pre-funded warrants for an aggregate purchase price of $200.0 million (which includes $37.5 million of proceeds previously received by Crescent from the issuance of its Convertible Notes and accrued interest on such notes) in the Crescent Pre-Closing Financing. The closing of the Crescent Pre-Closing Financing is conditioned on the satisfaction or waiver of the conditions set forth in the Merger Agreement and is expected to occur immediately prior to the closing of the Merger.

The proceeds from the Subscription Agreement are expected to advance the Combined Company’s pipeline and will be used for research and development, business development, working capital, and other general corporate purposes.
Crescent estimates that the net proceeds from the Merger and the Crescent Pre-Closing Financing, together with Crescent’s existing cash as of the date of this proxy statement/prospectus, will be sufficient to enable Crescent to fund its operating expenses and capital expenditure requirements through 2027. Crescent has based this estimate on assumptions that may prove to be wrong, Crescent’s operating plan may change as a result of many factors currently unknown to Crescent and Crescent could exhaust its available capital resources sooner than Crescent expects. See the sections titled “— Liquidity and Capital Resources” below and “Risk Factors — Risks Related to Crescent — Risks Related to Crescent’s Financial Condition and Capital Requirements” beginning on page 60 of this proxy statement/prospectus.
Impact of General Economic Risk Factors on Crescent’s Operations
Uncertainty in the global economy presents significant risks to Crescent’s business. Crescent is subject to continuing risks and uncertainties in connection with the current macroeconomic environment, including increases in inflation, fluctuating interest rates, new or increased tariffs and other barriers to trade, changes to fiscal and monetary policy or government budget dynamics (particularly in the pharmaceutical and biotech areas), recent bank failures, geopolitical factors, including the ongoing conflicts between Russia and Ukraine and in the Middle East and the responses thereto, and supply chain disruptions. While Crescent is closely monitoring the impact of the current macroeconomic and geopolitical conditions on all aspects of Crescent’s business, including the impacts on participants in any future clinical trials and its employees, suppliers, vendors and business partners and Crescent’s future access to capital, the ultimate extent of the impact on Crescent’s business remains highly uncertain and will depend on future developments and factors that continue to evolve. Most of these developments and factors are outside Crescent’s control and could exist for an extended period of time. Crescent will continue to evaluate the nature and extent of the potential impacts to its business, results of operations, liquidity and capital resources. For additional information, see the section titled “Risk Factors — Risks Related to Crescent — General Risk Factors.”
Components of Results of Operations
Revenue
To date, Crescent has not generated revenue from any sources, including product sales, and does not expect to generate any revenue from the sale of products in the foreseeable future. If Crescent’s development efforts for its product candidates are successful and result in regulatory approval, Crescent may generate revenue in the future from product sales or payments from future collaboration or license agreements that Crescent may enter into with third parties, or any combination thereof. Crescent cannot predict if, when, or to what extent it will generate revenue from the commercialization and sale of Crescent’s product candidates. Crescent may never succeed in obtaining regulatory approval for any of its product candidates.
Operating Expenses
Crescent’s operating expenses consist of (i) research and development expenses and (ii) general and administrative expenses.
Research and Development
Research and development expenses consist primarily of costs incurred in connection with the research and development of Crescent’s programs. These expenses include:
•
costs of funding research performed by third parties, including Paragon, that conduct research and development activities on Crescent’s behalf and services rendered under the Paragon Option Agreements for CR-001 and CR-002;

•
expenses incurred in connection with continuing Crescent’s current research programs and discovery-phase development of any programs Crescent may identify, including under future agreements with third parties, such as consultants and contractors; and

•
personnel-related expenses, including recruiting costs, salaries, bonuses, benefits and equity-based compensation expense.

Crescent expenses research and development costs as incurred. For the period from September 19, 2024 (inception) to December 31, 2024, Crescent recognized $13.2 million of expenses in connection with services provided by Paragon under the Paragon Option Agreements in Crescent’s statement of operations and comprehensive loss. See the section titled “Contractual Obligations and Commitments” below for further details on Crescent’s research plans.
General and Administrative
General and administrative expenses consist primarily of personnel-related expenses, including recruiting costs, salaries, bonuses, benefits, and equity-based compensation, for individuals in Crescent’s executive, finance, operations, human resources, business development and other administrative functions. Other significant general and administrative expenses include legal fees relating to corporate matters and patent-related activities, insurance costs, information technology, and professional and consulting fees associated with accounting, audit, tax and investor and public relations.
Crescent expects that its general and administrative expenses will increase substantially for the foreseeable future as Crescent increases its headcount and potentially establishes office space to support its expected growth. Crescent also expects to incur increased expenses associated with the Merger and Crescent Pre-Closing Financing transactions and becoming a public company, including transactional costs and increased costs of accounting, audit, legal, regulatory and tax related services associated with maintaining compliance with SEC requirements, additional director and officer insurance costs, and investor and public relations costs. Crescent also expects to incur additional intellectual property-related expenses as Crescent files patent applications to protect innovations arising from its research and development activities.
Other Expense, net
Other expense, net includes interest income of $0.2 million earned for the period from September 19, 2024 (inception) to December 31, 2024 relating to Crescent’s money market account and interest expense of $0.9 million incurred for the period from September 19, 2024 (inception) to December 31, 2024 relating to Crescent’s Convertible Notes issued to various investors in October 2024.
Income Taxes
No provision for income taxes was recorded for the period from September 19, 2024 (inception) through December 31, 2024. Crescent has recorded a full valuation allowance against its net deferred tax assets as of the balance sheet date, as Crescent believes it is not more likely than not that the benefit will be realized due to its cumulative losses generated to date and expectation of future losses.
Results of Operations for the Period from September 19, 2024 (Inception) to December 31, 2024
The following table summarizes Crescent’s statement of operations and comprehensive loss for the period presented (in thousands):
Period from September 19, 2024 (Inception) to December 31, 2024
Operating expenses
Research and development(1)	$14,034
General and administrative(2)	3,157
Total operating expenses	17,191
Loss from operations	(17,191)

Period from September 19, 2024 (Inception) to December 31, 2024
Other income/(expense):
Interest income	176
Interest expense(3)	(852)
Total other expense, net	(676)
Net loss and comprehensive loss	$(17,867)

(1)
Includes related party amount of $13,185 for the period from September 19, 2024 (inception) to December 31, 2024.

(2)
Includes related party amount of $571 for the period from September 19, 2024 (inception) to December 31, 2024.

(3)
Includes related party amount of $341 for the period from September 19, 2024 (inception) to December 31, 2024.

Research and Development Expenses
The following table summarizes Crescent’s research and development expenses incurred for the period presented (in thousands):
Period from September 19, 2024 (Inception) to December 31, 2024
External research and development costs by selected target:
CR-001(1)	$10,510
CR-002(2)	3,251
Other research and development costs:
Professional fees	207
Personnel-related (including stock-based compensation)(3)	61
Other(4)	5
Total research and development expenses	$14,034

(1)
Includes related party amount of $9,868 for the period from September 19, 2024 (inception) to December 31, 2024.

(2)
Includes related party amount of $3,251 for the period from September 19, 2024 (inception) to December 31, 2024.

(3)
Includes related party amount of $61 for the period from September 19, 2024 (inception) to December 31, 2024.

(4)
Includes related party amount of $5 for the period from September 19, 2024 (inception) to December 31, 2024.

Research and development expenses were $14.0 million for the period from September 19, 2024 (inception) to December 31, 2024 and consisted primarily of the following:
•
$9.9 million of research and development expense due to Paragon for services rendered under the Antibody Paragon Option Agreement for CR-001, including $2.5 million of research and development expense due to Paragon for pre-development costs associated with CR-001;

•
$0.6 million of research and development expense related to chemistry, manufacturing, and development costs for CR-001 with a third-party contract development and manufacturing organization;

•
$3.3 million of research and development expense due to Paragon for services rendered under the ADC Paragon Option Agreement for CR-002; and

•
$0.2 million of professional fees related to hiring of Crescent’s research and development team.

General and Administrative Expenses
The following table summarizes Crescent’s total general and administrative expenses for the period presented (in thousands):
Period from September 19, 2024 (Inception) to December 31, 2024
Professional and consulting fees(1)	$1,774
Personnel-related (including stock-based compensation)	1,153
Legal fees related to patent(2)	147
Other(3)	83
Total general and administrative expenses	$3,157

(1)
Includes related party amount of $405 for the period from September 19, 2024 (inception) to December 31, 2024.

(2)
Includes related party amount of $140 for the period from September 19, 2024 (inception) to December 31, 2024.

(3)
Includes related party amount of $26 for the period from September 19, 2024 (inception) to December 31, 2024.

General and administrative expenses were $3.2 million for the period from September 19, 2024 (inception) to December 31, 2024 and consisted primarily of the following:
•
$1.8 million of professional and consulting fees associated with accounting, audit, investor and public relations, and legal fees due to an increase in Crescent’s business activity and as Crescent began preparing to become a public company, including $0.4 million reimbursed to Paragon for such services provided;

•
$1.2 million of personnel-related costs related to recruiting costs, salaries, benefits and other compensation-related costs, including stock-based compensation of $1.1 million;

•
$0.1 million of legal fees due to Paragon associated with patent-related activities; and

•
$0.1 million of other business expenses.

Liquidity and Capital Resources
Sources of Liquidity
Since its inception, Crescent has incurred significant operating losses. Crescent expects to incur significant expenses and operating losses for the foreseeable future as Crescent continues the preclinical development of its programs and commences clinical development of CR-001 and CR-002. Crescent has not yet commercialized any products and Crescent does not expect to generate revenue from sales of products for several years, if at all. To date, Crescent has funded its operations primarily with proceeds from the issuance of Series Seed convertible preferred stock and the sale of Crescent’s Convertible Notes. In September 2024, Crescent issued and sold 20,000,000 shares of Series Seed Preferred Stock to Fairmount, through an affiliate fund, at a purchase price of $0.20 per share, for total gross proceeds of $4.0 million, which qualifies as a related party transaction. In October 2024, Crescent received $37.5 million in net proceeds from the issuance of its Convertible Notes to several investors, of which Fairmount, through an affiliate fund, holds a convertible note with an initial principal amount of $15.0 million, which qualifies as a related party transaction. As of December 31, 2024, Crescent had cash of $34.8 million.

Cash Flows
The following table summarizes Crescent’s cash flows for the period presented (in thousands):
Period from September 19, 2024 (Inception) to December 31, 2024
Net cash used in operating activities	$(6,269)
Net cash provided by financing activities	41,035
Net increase in cash	$34,766
Net Cash Used in Operating Activities
From September 19, 2024 (inception) to December 31, 2024, net cash used in operating activities was $6.3 million, which was primarily attributable to a net loss of $17.9 million, offset by non-cash charges of $2.1 million and net cash provided by changes in operating activities of $9.5 million. Non-cash charges consisted of a $1.1 million increase in stock-based compensation expense and $1.0 million in non-cash research and development expense. Net cash provided by changes in Crescent’s operating activities primarily consisted of a $0.1 million increase in accounts payable, $2.2 million increase in accrued expenses and other current liabilities, $7.2 million increase in related parties accounts payable and other current liabilities, partially offset by less than $0.1 million increase in prepaid expenses and other current assets. The increase in amounts due to related parties, accounts payable, and accrued expenses and other current liabilities was primarily due to an increase in Crescent’s business activity, as well as vendor invoicing and payments.
Net Cash Provided by Financing Activities
From September 19, 2024 (inception) to December 31, 2024, net cash provided by financing activities was $41.0 million, consisting of $4.0 million of net proceeds from the issuance of Crescent’s Series Seed Preferred Stock, $0.3 million of proceeds from the issuance of common stock and $37.5 million of gross proceeds from the issuance of the Convertible Notes, partially offset by $0.8 million of payments in deferred offering costs and less than $0.1 million of debt issuance costs associated with the Convertible notes.
Future Funding Requirements
To date, Crescent has not generated any revenue from product sales. Crescent does not expect to generate revenue from product sales unless and until Crescent successfully completes preclinical and clinical development of, receives regulatory approval for, and commercializes a product candidate. Crescent does not know when, or if, that will occur. Crescent expects its expenses to increase substantially in connection with its ongoing activities, particularly as Crescent advances the preclinical activities and studies and initiates clinical trials. In addition, if Crescent obtains regulatory approval for any programs, Crescent expects to incur significant expenses related to product sales, marketing, and distribution to the extent that such sales, marketing and distribution are not the responsibility of potential collaborators. Further, upon the completion of the Merger, Crescent expects to incur additional costs associated with operating as a public company. The timing and amount of Crescent’s operating expenditures will depend largely on the factors set out above. For more information, see the section titled “Risk Factors — Risks Related to Crescent — Risks Related to Crescent’s Financial Condition and Capital Requirements” beginning on page 60 of this proxy statement/prospectus.
Crescent’s funding requirements and timing and amount of its operating expenditures will depend on many factors, including, but not limited to:
•
the rate of progress in the development of Crescent’s existing and future research and development and discovery-related development of its CR-001 and CR-002 programs, including potential expansion into additional indications;

•
the scope, progress, results and costs of additional research programs and product candidates and discovery-related activities and preclinical studies for those programs;

•
the ability of Crescent to successfully file investigational new drug applications or comparable foreign applications and obtain authorization to commence Crescent’s planned clinical trials or future clinical trials for any programs Crescent may develop;

•
the costs of enrollment and successful completion of clinical trials;

•
the costs necessary to pursue positive results from Crescent’s future clinical trials that support a finding of safety and effectiveness, an acceptable risk-benefit profile in the intended populations and a competitive efficacy, safety and half-life profile;

•
the costs of hiring research and development, clinical, manufacturing and commercial personnel;

•
the costs of adding operational, financial and management information systems and personnel;

•
the costs necessary to obtain regulatory approvals, if any, for any approved products in the United States and other jurisdictions, and the costs of post-marketing studies that could be required by regulatory authorities in jurisdictions where approval is obtained;

•
the costs of developing, maintaining and enhancing sustainable, scalable, reproducible and transferable clinical and commercial-scale cGMP capabilities through a third-party or Crescent’s own manufacturing facility for the programs Crescent may develop;

•
the costs and timing of future commercialization activities, including establishing sales, marketing and distribution infrastructure to commercialize any programs, for any of Crescent’s product candidates for which Crescent receives regulatory approval;

•
the revenue, if any, received from commercial sales of Crescent’s product candidates for which Crescent receives marketing approval;

•
the costs and timing of preparing, maintaining, expanding, enforcing, defending and protecting Crescent’s intellectual property rights and protection or regulatory exclusivity for any products Crescent may develop and defending any intellectual property-related claims;

•
the timing and payment of milestone, royalty or other payments Crescent must make pursuant to its existing and potential future collaborations and licensing arrangements with third parties;

•
the costs Crescent incurs in maintaining business operations;

•
the costs associated with being a public company, including costs of audit, legal, regulatory and tax- related services associated with maintaining compliance with an exchange listing and SEC requirements, director and officer insurance premiums and investor and public relations costs;

•
the effect of competing technological and market developments; and

•
the extent to which Crescent acquires or invests in businesses, products and technologies, including entering into licensing or collaboration arrangements for programs.

Identifying potential programs and product candidates and conducting preclinical studies and clinical trials is a time consuming, expensive and uncertain process that takes years to complete, and Crescent may never generate the necessary data or results required to obtain marketing approval and achieve product sales. In addition, Crescent’s programs, if approved, may not achieve commercial success. Crescent’s commercial revenues, if any, will be derived from sales of products that Crescent does not expect to be commercially available for many years, if ever. Accordingly, Crescent will need to obtain substantial additional funds to achieve its business objectives.
Adequate additional funds may not be available to Crescent on acceptable terms, or at all. Crescent does not currently have any committed external source of funds. To the extent that Crescent raises additional capital through the sale of equity or convertible debt securities, ownership interests will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of Crescent’s existing stockholders. Additional debt financing and preferred equity financing, if available, may involve agreements that include covenants limiting or restricting Crescent’s ability to take specific actions, such as incurring debt, making capital expenditures or declaring dividends and may require the issuance of warrants, which could potentially dilute ownership interests.

If Crescent raises additional funds through strategic collaborations or licensing arrangements with third parties, Crescent may have to relinquish valuable rights to its technologies, future revenue streams, research programs, or product candidates or grant licenses on terms that may not be favorable to Crescent. If Crescent is unable to raise additional funds through equity or debt financings when needed, Crescent may be required to delay, limit or terminate its product development programs or any future commercialization efforts or grant rights to develop and market product candidates to third parties that Crescent would otherwise prefer to develop and market itself.
As of December 31, 2024, Crescent had cash of $34.8 million. Based on its current operating plan, Crescent has concluded that there is substantial doubt about its ability to continue as a going concern for at least 12 months from the date Crescent’s financial statements for the period September 19, 2024 (inception) to December 31, 2024 are available to be issued. Crescent estimates that the net proceeds from the Merger and the Crescent Pre-Closing Financing, together with Crescent’s existing cash as of the date of this proxy statement/prospectus, will be sufficient to enable Crescent to fund Crescent’s operating expenses and capital expenditure obligations requirements through 2027. Crescent has based this estimate on assumptions that may prove to be wrong, Crescent’s operating plan may change as a result of many factors currently unknown to Crescent and Crescent could exhaust its available capital resources sooner than Crescent expects.
Contractual Obligations and Other Commitments
Paragon Option Agreements
In September 2024, Crescent entered into the Antibody Paragon Option Agreement with Paragon and Parascent for CR-001 for the selected targets PD-1 and VEGF. In October 2024, Crescent entered into the initial ADC Paragon Option Agreement with Paragon and Parascent for CR-002 for an undisclosed target, which was subsequently amended and restated in April 2025 to add CR-003 and its three undisclosed targets. Parascent is an entity formed by Paragon as a vehicle to hold equity in Crescent in order to share profits with certain employees of Paragon and will not perform any substantive role under the Paragon Option Agreements other than to receive such warrants. Under the Paragon Option Agreements, Crescent has the Option, on a Research Program-by-Research Program basis, to enter into a separate agreement with Paragon consistent with a set of pre-negotiated terms (a “License Agreement”). If Crescent exercises its Options and finalizes the related license agreements, it will be required to make non-refundable milestone payments to Paragon of up to $22.0 million for CR-001, up to $46.0 million for CR-002, and up to $46.0 million for CR-003 upon the achievement of certain clinical development and regulatory milestones, as well as tiered royalty payments in the low-to-mid single-digits beginning on the first commercial sale of each developed product. From time to time, Crescent can choose to add additional targets by mutual agreement with Paragon.
The Paragon Option Agreements require Crescent, Paragon, and Parascent to develop a Research Plan for each target that includes design, modeling, synthesis, evaluation, and other mutually agreed activities, which activities primarily include performing preclinical studies. Paragon will perform the activities set forth in each Research Plan on the timelines set forth in such Research Plan and in compliance with a mutually agreed budget. Each Research Program will be overseen and coordinated by a joint development committee consisting of two employees from Crescent and two employees from Paragon, with Crescent and Paragon each having one vote with respect to decisions of the committee. When Paragon and Parascent have produced an antibody or ADC, as applicable, against a selected target, and upon the completion of each Research Program, Paragon and Parascent will deliver to Crescent a data package that includes sequence information for all then-existing antibodies or ADCs, as applicable, and information directed to such target.
Under the Paragon Option Agreements, each License Agreement will include (a) an exclusive, worldwide license to all of Paragon’s right, title, and interest in and to the intellectual property resulting from the applicable Research Program to develop, manufacture, and commercialize the monospecific antibodies or ADCs, as applicable, and products directed to the selected target(s), and (b) an exclusive (in the case of the Antibody Paragon Option Agreement) or non-exclusive (in the case of the ADC Paragon Option Agreement), worldwide license to all of Paragon’s right, title, and interest in and to the intellectual property resulting from the applicable Research Program to develop, manufacture, and commercialize multispecific antibodies or ADCs, as applicable, and products directed to the selected target(s). Additionally, each License

Agreement under the ADC Paragon Option Agreement will include a non-exclusive, worldwide license to certain patents controlled by Paragon or its affiliates that (i) include a claim that expressly recites the sequence of the monospecific antibody included in the ADC, or derived from the ADC, applicable to the Research Program, and (ii) are necessary to develop, manufacture, commercialize or otherwise exploit the ADC or derived ADCs applicable to the Research Program, but exclude any patents owned or otherwise controlled by Paragon or its affiliates that cover the composition of matter of, or any method of specifically making or using, a multispecific ADC or a multispecific product directed to targets other than the undisclosed CR-002 target that is developed, manufactured, commercialized or otherwise exploited by Paragon or its affiliate or sublicensee (other than Crescent and its affiliates and sublicensees). Each License under the ADC Paragon Option Agreement will further include a right of first negotiation for a set period of time after the execution of the License Agreement with regard to any multispecific ADCs or products that are developed by Paragon. Each License Agreement shall also grant Crescent an exclusive license to any improvements Paragon may make to the relevant product candidate, and Crescent will retain ownership over anything Crescent invents, including improvements thereto. The Option with respect to each Research Program is exercisable at Crescent’s sole discretion at any time during the period beginning on the initiation of activities under the associated Research Program and ending a specified number of days following the delivery of the data package from Paragon related to the results of the Research Program (an “Option Period”). There is no payment due upon exercise of an Option pursuant to the Paragon Option Agreements. Activities under a Research Plan may continue past the exercise of an Option or entry into a License Agreement. Crescent exercised the Option with respect to CR-001 in March 2025 and entered into the related License Agreement in April 2025 pursuant to the Antibody Paragon Option Agreement. Crescent’s Options to acquire the intellectual property rights to CR-002 and CR-003 under the ADC Paragon Option Agreement currently remain unexercised.
Upon exercise of an Option with respect to a Research Program, the parties are obligated to use reasonable efforts to finalize and execute a License Agreement within 30 days. Under the terms of a License Agreement, Crescent expects that it will have sole authority over and control of the development, regulatory approval, manufacturing and commercialization of such in-licensed intellectual property worldwide. In addition, Crescent expects to have sole authority over and control of the application for and issuance of all regulatory approvals related to such in-licensed intellectual property. Prior to entry into a License Agreement, Paragon is responsible for the prosecution, defense, maintenance and enforcement of patents related to the Research Program. Following entry into a License Agreement, Crescent expects to control prosecution, defense, maintenance and enforcement of patents licensed under such License Agreement. However, there is no assurance that Crescent will successfully negotiate future License Agreements with Paragon or that the terms will not differ from those described in this proxy statement/prospectus.
Unless terminated earlier, the Paragon Option Agreements shall continue in force on a Research Program-by-Research Program basis until the later of: (i) the end of the Option Period for such Research Program, as applicable, if such Option is not exercised by Crescent; (ii) if Crescent exercises its Option with respect to a Research Program, but the parties are unable to finalize and execute a License Agreement within 30 days, the expiration of such 30-day period (subject to any mutually agreed extension of such period); and (iii) the expiration of the applicable Research Term (as defined under the applicable Paragon Option Agreement). Crescent may terminate any Paragon Option Agreement or any Research Program at any time for any or no reason upon 30 days’ prior written notice to Paragon; provided, that Crescent must pay certain unpaid fees due to Paragon upon such termination, as well as any non-cancellable obligations reasonably incurred by Paragon in connection with its activities under any terminated Research Program. Paragon may terminate any Paragon Option Agreements or any Research Program immediately upon written notice to Crescent if, as a result of any action or failure to act by Crescent or its affiliates, such Research Program or all material activities under the applicable Research Plan are suspended, discontinued or otherwise delayed for a certain consecutive number of months. Each party has the right to terminate any Paragon Option Agreement or any Research Program upon (i) 30 days’ prior written notice of the other party’s material breach that remains uncured for the 30-day period and (ii) the other party’s bankruptcy.
Upon signing of the Antibody Paragon Option Agreement, Crescent was required to reimburse Paragon $1.5 million for upfront research and development costs related to CR-001 and other general and administrative costs incurred by Paragon prior to September 19, 2024. Contemporaneously, Crescent also issued an aggregate of 5,000,000 shares of Crescent common stock to Paragon for aggregate non-cash upfront consideration of Paragon’s entry into the Antibody Paragon Option Agreement, valued at $0.20 per share, for a total of $1.0 million. Paragon subsequently contributed 2,500,000 of such shares to Parascent. The $1.5 million of research and development costs related to CR-001 reflects the actual historical direct costs incurred by Paragon as well as a 20% mark-up on the direct costs to approximate the indirect costs incurred by Paragon from the inception of the CR-001 program to the entry into the Antibody Paragon Option Agreement. All of the costs reflected in the upfront amount were incurred by Paragon between January 1, 2024 and the parties’ entry into the Paragon Option Agreement. Such direct costs were related to development activities. Of these upfront development costs related to CR-001 incurred by Paragon prior to September 19, 2024, a total of $1.5 million was recognized as research and development expense and less than $0.1 million was recognized as general and administrative expense during the period from September 19, 2024 (inception) to December 31, 2024. Crescent paid $1.5 million to Paragon in November 2024. The non-cash upfront consideration was recorded as research and development expense in Crescent’s statement of operations and comprehensive loss during the period from September 19, 2024 (inception) to December 31, 2024 as related IP license fees associated with entering into the Option Agreement. Crescent is also required to pay Paragon for certain development fees and costs on a Research Program-by-Research Program basis. Under the Antibody Paragon Option Agreement, Crescent is also responsible for certain additional development costs incurred by Paragon for CR-002, which from September 19, 2024 (inception) to December 31, 2024, totaled $4.7 million, and of which $4.6 million was recognized as research and development expense and $0.1 million was recognized as general and administrative expense in Crescent’s statements of operations and comprehensive loss for the period from September 19, 2024 (inception) to December 31, 2024. An amount of $6.2 million is included in related party accounts payable and other current liabilities within Crescent’s balance sheet as of December 31, 2024. Under the Antibody Paragon Option Agreement, Crescent is obligated to pay Paragon $1.3 million following finalization of the research plan for CR-001, which was paid in December 2024. Crescent also paid a $1.5 million milestone payment to Paragon in January 2025 in connection with the selection of a development candidate for CR-001. Paragon had no investments, intangibles, debt, or other assets or liabilities related to the CR-001 program aside from standard operating liabilities that were included in the upfront amount paid by Crescent to Paragon. Paragon’s cash flows related to the CR-001 program were operating cash flows and this categorization is consistent with the presentation of research and development expense-related cash flows, as presented on Crescent’s statement of cash flows.
Through December 31, 2024, Crescent incurred a total of $10.5 million of research and development expenses for CR-001, of which $5.2 million and $4.7 million was paid to Paragon in 2024 and 2025, respectively. The remaining $0.6 million of research and development expenses was directly incurred by Crescent and accrued on Crescent’s balance sheet as of December 31, 2024. The remaining $0.6 million of research and development expenses remains accrued as of the date of this filing.
Pursuant to the ADC Paragon Option Agreement, Crescent was required to pay Paragon a one-time, non-refundable research initiation fee in the amount of $2.5 million for CR-002, which was paid in December 2024 and recognized as research and development expense in Crescent’s statements of operations and comprehensive loss for the period from September 19, 2024 (inception) to December 31, 2024. Under the ADC Paragon Option Agreement, Crescent is required to reimburse Paragon $0.8 million for costs related to CR-002 incurred by Paragon through December 31, 2024, which $0.8 million was recognized as research and development expense and less than $0.1 million was recognized in general and administrative expense in Crescent’s statement of operations and comprehensive loss during the period from September 19, 2024 (inception) to December 31, 2024. Through December 31, 2024, Crescent incurred a total of $3.3 million of development expenses for CR-002, and of this amount $0.8 million is included in related party accounts payable and other current liabilities within Crescent’s balance sheet as of December 31, 2024 for development costs related to CR-002. No pre-development costs were incurred for CR-002 for periods prior to September 19, 2024 (inception).
The ADC Paragon Option Agreement was amended and restated in April 2025 to add CR-003. Accordingly, no amounts with respect to CR-003 are reflected in Crescent’s statements of operations and comprehensive loss for the period from September 19, 2024 (inception) to December 31, 2024 or Crescent’s balance sheet as of December 31, 2024. Upon signing of the amended and restated ADC Paragon Option Agreement, Crescent was required to reimburse Paragon $1.1 million for upfront research and development costs related to CR-003 and other general and administrative costs incurred by Paragon prior to April 28, 2025. No pre-development costs were incurred for CR-003 for periods prior to September 19, 2024 (inception).
Any License Agreement entered into with respect to a given Research Program shall contain the same milestone payment obligations as the applicable Paragon Option Agreement, provided that any milestone set in such Paragon Option Agreement that has not yet been achieved and is duplicated in such License Agreement shall no longer be achievable and payable under the terms of such Paragon Option Agreement and shall only be achievable under the terms of the License Agreement. For the avoidance of doubt, if a milestone is achieved and paid by Crescent pursuant to a Paragon Option Agreement for a certain Research Program, then there shall be no milestone payment due for the achievement of such milestone under a subsequently executed License Agreement for such Research Program. Further, under a License Agreement, Crescent would also be required to make royalty payments to Paragon in the low single-digit percentage range based on net sales of products, subject to certain reductions. The royalty term will terminate on a product-by-product and country-by-country basis upon the later of the expiration of the last-to-expire valid claim within the relevant patent rights or the twelfth anniversary of the first commercial sale of such product in such country.
Furthermore, on each of December 31, 2025 and December 31, 2026, Crescent will grant Parascent warrants to purchase a number of shares equal to 1.00% of Crescent’s outstanding capital stock as of the date of the grant on a fully-diluted basis, with an exercise price equal to the fair market value of the underlying shares of Crescent common stock on each respective grant date.
Crescent considers Paragon, Parascent and Fairmount to be related parties. See the section titled “Certain Relationships and Related Party Transactions of the Combined Company — Crescent’s Relationships with Paragon, Parascent and Fairmount.”
CR-001 License Agreement
On April 28, 2025, Crescent entered into a License Agreement for all antibodies discovered, generated, identified or characterized by Paragon in the course of performing the CR-001 research program directed to PD-1 and VEGF, antibodies created by Crescent derived from the licensed antibodies and directed to PD-1 and VEGF, and products that comprise the foregoing with Paragon (the “CR-001 License Agreement”) consistent with the pre-negotiated terms agreed to upon execution of the Antibody Paragon Option Agreement, pursuant to which Paragon granted Crescent a royalty-bearing, worldwide, exclusive and sublicensable license with respect to certain inventions, patent rights, sequence information and other intellectual property rights related to bispecific and multispecific antibodies directed at PD-1 and VEGF (the “Licensed Antibody Technology”) to develop, manufacture, commercialize and otherwise exploit certain bispecific and multispecific antibodies and products targeting PD-1 and VEGF in the field of prophylaxis, palliation, treatment and diagnosis of human disease and disorders in all therapeutic areas (the “field”) and worldwide (the “territory”). Under the terms of the CR-001 License Agreement, Crescent is obligated to pay Paragon up to $22.0 million based on specific development and regulatory milestones, including a $1.5 million fee for the nomination of a development candidate and a further milestone payment of $2.5 million upon the first dosing of a human patient in a Phase 1 trial. Following the execution of the CR-001 License Agreement, Crescent is solely responsible for, and has sole authority and control over, all aspects of the development, manufacturing and commercialization of CR-001, including regulatory strategy, communications, filings and activities (including clinical trials). In addition, the following summarizes other key terms of the CR-001 License Agreement.
•
Crescent will pay Paragon a low-to-mid single-digit percentage royalty based on annual net sales of the products in the field and in the territory, subject to a 30% reduction if there is no valid patent covering the product in the country.

•
The royalty term ends on the later of (i) the twelfth anniversary of such date or (ii) the expiration of the last-to-expire valid patent covering the product in the country at issue.

•
The CR-001 License Agreement may be terminated on 60 days’ notice by Crescent; on material breach without cure; and to the extent permitted by law, on a party’s insolvency or bankruptcy.

•
With respect to patents licensed to Crescent under the CR-001 License Agreement that have been filed as of the effective date of the CR-001 License Agreement, Crescent will control the preparing,

filing, prosecuting and maintenance of such patents. With respect to patents filed after the effective date of the CR-001 License Agreement, Paragon will control the preparing, filing, prosecuting and maintaining of such patents until the final deliverable for the relevant research program is delivered to Crescent, after which Crescent will control the preparing, filing, prosecuting and maintain of such patents.
•
Crescent shall have the right to grant sublicenses under the CR-001 License Agreement, provided that (i) any sublicense agreement is consistent with all relevant terms, conditions and restrictions of the CR-001 License Agreement, (ii) Crescent provides Paragon with a copy of each sublicense agreement and any amendments thereto within 30 days following execution thereof and (iii) Crescent remains responsible for all payments and obligations due under the CR-001 License Agreement.

In January 2025, Crescent paid Paragon the related $1.5 million milestone payment in connection with the selection of a development candidate for CR-001 and recorded the payment as development expense in Crescent’s statements of operations and comprehensive loss during the period from September 19, 2024 (inception) to December 31, 2024.
WuXi Biologics Master Services Agreement
On October 31, 2024, Crescent entered into a biologics master services agreement (the “WuXi Biologics MSA”) with WuXi Biologics (Hong Kong) Limited (“WuXi Biologics (Hong Kong)”). The WuXi Biologics MSA governs certain development activities and good manufacturing practice (“GMP”) manufacturing and testing for the CR-001 program, as well as potential future programs, on a work order basis. Under the WuXi Biologics MSA, Crescent is obligated to pay WuXi Biologics (Hong Kong) a service fee and all non-cancellable obligations in the amount specified in each work order associated with the agreement for the provision of services. WuXi Biologics (Hong Kong) is obligated to, among other things, (i) perform manufacturing services in accordance with applicable standards and law using personnel with appropriate qualifications, and to manufacture product in accordance with cGMP, (ii) comply with confidentiality and invention assignment provisions, (iii) notify Crescent of regulatory visits or inspections and provide redacted copies of any report or written communication received from such authorities in connection therewith and (iv) assign to Crescent all right, title and interest in and to all intellectual property created or developed in connection with the provision of the services, and all intellectual property relating to such inventions, subject to certain exceptions.
The WuXi Biologics MSA terminates on the later of (i) October 31, 2029 or (ii) the completion of services under all work orders executed by the parties prior to October 31, 2029, unless terminated earlier. The term of each work order terminates upon completion of the services under such work order, unless terminated earlier. Crescent can terminate the WuXi Biologics MSA or any work order (i) at any time upon 30 days’ prior written notice, or (ii) immediately upon written notice if WuXi Biologics (Hong Kong) fails to obtain or maintain required material governmental licenses or approvals. Either party may terminate a work order (i) at any time upon six months’ prior notice with reasonable cause, provided however that if WuXi Biologics (Hong Kong) terminates a work order in such manner, no termination or cancellation fees shall be paid by Crescent and (ii) immediately for cause upon (a) the other party’s material breach that remains uncured for 30 days after notice of such breach, (b) the other party’s bankruptcy, or (c) a force majeure event that prevents performance for a period of at least 90 days.
WuXi Cell Line License Agreement
On October 31, 2024, Crescent entered into a cell line license agreement (the “Cell Line License Agreement”) with WuXi Biologics Ireland Limited (“WuXi Biologics Ireland”). Under the Cell Line License Agreement, Crescent received a non-exclusive, worldwide, sublicensable license to certain of WuXi Biologics Ireland’s know-how, cell line, biological materials and media and feeds to make, have made, use, sell, have sold, offer for sale, import, keep and otherwise deal in and further commercialize certain therapeutic products produced through the use of the cell line licensed by WuXi Biologics Ireland under the Cell Line License Agreement (the “WuXi Biologics Ireland Licensed Products”). CR-001 is, and CR-002 may be, manufactured using a cell line licensed under Cell Line License Agreement. A cell line has not yet been selected for CR-003.

In consideration for the license, Crescent incurred a non-refundable license fee of $0.15 million. Additionally, if Crescent manufactures all of its commercial supplies of bulk drug product for a particular product with a manufacturer other than WuXi Biologics Ireland or its affiliates, it is required to make royalty payments to WuXi Biologics Ireland in an amount equal to a fraction of a single digit percentage of global net sales of the WuXi Biologics Ireland Licensed Products manufactured by a third-party manufacturer (the “Royalty”). If Crescent manufactures part of its commercial supplies of the WuXi Biologics Ireland Licensed Products with WuXi Biologics Ireland or its affiliates, then the Royalty will be reduced accordingly on a pro rata basis. Crescent has the option, at any time, to pay WuXi Biologics Ireland a non-refundable lump-sum royalty buyout payment on a drug product-by-drug product basis to extinguish future Royalty obligations with respect to such drug product.
The Cell Line License Agreement will continue indefinitely unless terminated (i) by Crescent upon six months’ prior written notice and its payment of all undisputed amounts due to WuXi Biologics Ireland through the effective date of termination, (ii) by WuXi Biologics Ireland for a material breach by Crescent that remains uncured for 60 days after written notice, (iii) by WuXi Biologics Ireland if Crescent fails to make a payment and such failure continues for 30 days after receiving notice of such failure, or (iv) by either party upon the other party’s bankruptcy.
Charles River Master Services Agreement
On December 6, 2024, Crescent entered into a master services agreement (the “Charles River MSA”) with Charles River Laboratories, Inc. (“Charles River”). The Charles River MSA governs certain clinical development activities and GMP manufacturing and testing for the CR-001 program, and potentially the CR-002 and CR-003 programs, on a non-exclusive, work order basis (each, a “Statement of Work”). Under the Charles River MSA, Crescent is obligated to pay Charles River a service fee in the amount specified in each Statement of Work associated with the agreement for the provision of services. Charles River is obligated to, among other things, (i) perform manufacturing services in accordance with applicable standards and law using personnel with appropriate qualifications, and to manufacture product in accordance with cGMP, (ii) comply with confidentiality and invention assignment provisions, (iii) notify Crescent of regulatory contact or communication and consult with Crescent regarding the response to any inquiry or observation from any regulatory authority and (iv) assign to Crescent all right, title and interest in and to all intellectual property created or developed in connection with the provision of the services, and all intellectual property relating to such inventions, subject to certain exceptions.
The Charles River MSA terminates on the later of (i) December 6, 2029, or (ii) the completion of services under all Statement of Works executed by the parties prior to December 6, 2029, unless terminated earlier. The term of each Statement of Work terminates upon completion of the services under such Statement of Work, unless terminated earlier. Crescent can terminate the Charles River MSA or any Statement of Work (i) at any time upon 30 days’ prior written notice, or (ii) for material breach of the Charles River MSA by Charles River, (x) upon 30 days’ prior written notice if such breach is not remedied within the 30 day notice period or (y) upon 15 days’ prior written notice if such breach is not capable of cure within such 30 day period. Charles River can terminate the Charles River MSA or any Statement of Work upon 30 days’ prior written notice for material breach of the Charles River MSA by Crescent if such breach is not remedied within the 30 day notice period or if such breach is not capable of cure within such 30 day notice period. Charles River can terminate any Statement of Work at any time upon 30 days’ prior written notice.
Convertible Notes
In October 2024, Crescent completed convertible note financings in which Crescent issued and sold to certain investors an aggregate principal amount of $37.5 million (of which $15.0 million is from Fairmount), with a total commitment up to $75.0 million aggregate principal in Convertible Notes at an interest rate of 12% per annum. Upon a “Next Equity Financing” under the terms of the Convertible Notes, the principal amount and all accrued interest under each convertible note will convert into a number of shares of Crescent common stock equal to the quotient obtained by dividing the purchase price by the conversion price in connection with the Next Equity Financing. All unpaid interest and principal is scheduled to mature on December 31, 2026. Prepayment is not permitted without prior written consent of the investor. Pursuant to the Subscription Agreement, the holders of the Convertible Notes have agreed to contribute such notes as consideration in exchange for shares of Crescent common stock and pre-funded warrants to purchase shares of Crescent common stock in the Crescent Pre-Closing Financing.
As of December 31, 2024, the aggregate principal amount of outstanding borrowings under Crescent’s Convertible Notes was $37.5 million, with up to $75.0 million of borrowings to withdraw in total until the maturity date.
Critical Accounting Policies and Significant Judgments and Estimates
Crescent’s management’s discussion and analysis of its financial condition and results of operations is based on Crescent’s financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of these financial statements requires Crescent to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported revenues recognized and expenses incurred during the reporting periods. Crescent’s estimates are based on its historical experience and on various other factors that Crescent believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.
While Crescent’s significant accounting policies are described in more detail in Note 2 to its financial statements for the period from September 19, 2024 (inception) to December 31, 2024 included elsewhere in this proxy statement/prospectus, Crescent believes the following accounting policies used in the preparation of Crescent’s financial statements require the most significant judgments and estimates.
Research and Development Contract Costs Accruals
Crescent records the costs associated with research studies and manufacturing development as incurred. These costs are a significant component of Crescent’s research and development expenses, with a substantial portion of Crescent’s ongoing research and development activities conducted by third-party service providers, including contract research organizations and contract manufacturing organizations, and Crescent’s related party Paragon.
Crescent accrues for expenses resulting from obligations under Paragon Option Agreements between Paragon, Parascent, and Crescent and agreements with CROs, CMOs, and other outside service providers for which payment flows do not match the periods over which materials or services are provided to Crescent. Accruals are recorded based on estimates of services received and efforts expended pursuant to agreements established with Paragon, CROs, CMOs, and other outside service providers. These estimates are typically based on contracted amounts applied to the proportion of work performed and determined through analysis with internal personnel and external service providers as to the progress or stage of completion of the services. Crescent makes significant judgments and estimates in determining the accrual balance in each reporting period. In the event advance payments are made to Paragon, a CRO, CMO, or outside service provider, the payments will be recorded as a prepaid asset which will be expensed as the contracted services are performed. Changes in these estimates that result in material changes to Crescent’s accruals could materially affect its results of operations. As of December 31, 2024, Crescent has not experienced any material deviations between accrued and actual research and development expenses.
Stock-Based Compensation
Crescent measures stock-based awards granted to employees, directors, and non-employees in the form of stock options to purchase shares of Crescent’s common stock, based on their fair value on the date of the grant using the Black-Scholes model. Crescent measures common stock awards, restricted common stock awards and restricted stock units using the difference, if any, between the purchase price per share of the award and the fair value of Crescent’s common stock at the date of grant. Compensation expense for those awards is recognized using the straight-line method over the requisite service period, which is generally the vesting period of the respective award for employees. Compensation expense for awards to non-employees with service-based vesting conditions is recognized in the same manner as if Crescent had paid cash in exchange for the goods or services, which is generally over the vesting period of the award. Crescent accounts for forfeitures as they occur. Crescent classifies its stock-based compensation expenses in the same manner in which the award recipient’s payroll costs are classified or in which the award recipient’s service payments are classified.
The Black-Scholes model uses inputs that are determined by the Crescent Board on the date of grant and assumptions Crescent makes for the volatility of stock-based awards, the expected term of stock-based awards, the risk-free interest rate for a period that approximates the expected term of Crescent’s stock-based awards and its expected dividend yield. Crescent has historically been a private company and lacks company-specific historical and implied volatility information of Crescent’s stock. Therefore, Crescent estimates its expected stock volatility based on the historical volatility of a representative group of public companies in the biotechnology industry for a term equal to the remaining time of the expected term. The expected term of Crescent’s stock options has been determined utilizing the “simplified” method for awards that qualify as “plain-vanilla” stock options. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve for time periods approximately equal to the remaining contractual term of the options on the date of measurement. Crescent has estimated a 0% dividend yield based on the expected dividend yield and the fact that Crescent has never paid, and does not expect to pay, any cash dividends in the foreseeable future. See Note 2 to Crescent’s financial statements included elsewhere in this proxy statement/prospectus for information concerning certain of the specific assumptions Crescent used in applying the Black-Scholes model to determine the estimated fair value of its stock options granted in the periods presented.
Determination of Fair Value of Common Stock
As there has been no public market for Crescent’s common stock from September 19, 2024 (inception) to December 31, 2024, the estimated fair value of stock-based awards has been determined by the Crescent Board as of the date of grant, with input from management, and with consideration of additional objective and subjective factors that Crescent believed were relevant. In addition, the board of directors considered various objective and subjective factors to determine the fair value of Crescent’s share-based awards as of each grant date, including:
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the prices at which Crescent sold shares of Crescent preferred stock and preferences of the Crescent preferred stock relative to its stock-based awards at the time of each grant;

•
Crescent’s common stock valuations;

•
the progress of Crescent’s research and development programs, including the status of discovery-phase studies for Crescent’s product candidates;

•
Crescent’s stage of development and business strategy;

•
external market conditions affecting the biotechnology industry and trends within the biotechnology industry;

•
Crescent’s financial position, including cash on hand, and its historical and forecasted performance and operating results; and

•
the lack of an active public market for Crescent’s common stock and Crescent preferred stock at the grant dates.

Crescent’s common stock valuations were prepared by a third-party valuation firm using a hybrid method, including an option pricing method (“OPM”). The OPM treats common stock and preferred stock as call options on the total equity value of a company, with exercise prices based on the value thresholds at which the allocation among the various holders of a company’s securities changes. Under this method, the common stock has value only if the funds available for distribution to stockholders exceed the value of the preferred stock liquidation preferences at the time of the liquidity event, such as a strategic sale or a merger. The hybrid method is a probability-weighted expected return method (“PWERM”), where the equity value in one or more of the scenarios is calculated using an OPM. The PWERM is a scenario-based methodology that estimates the fair value of common stock based upon an analysis of future values for a company, assuming various outcomes. The common stock value is based on the probability-weighted present value of expected future investment returns considering each of the possible outcomes available as well as the rights of each class of stock. The future value of the common stock under each outcome is discounted back to the valuation date at an appropriate risk-adjusted discount rate and probability weighted to arrive at an indication of value for the common stock. A discount for lack of marketability of the common stock is then applied to arrive at an indication of value for the common stock.
Crescent’s independent third-party valuations were used, in part, by Crescent’s board of directors to determine the price per share of common stock and by management to determine the estimated fair value of the common stock. These valuations utilized the Hybrid Method to value the common stock as of October 31, 2024, March 21, 2025 and April 21, 2025. These valuations included reverse merger and future M&A scenarios.
From inception to the date of this proxy statement/prospectus, Crescent has issued the following shares of restricted stock, stock options, and restricted stock units (“RSUs”) to its employees, consultants and directors:
						(in thousands)
Grant Date	Award Type	Number Awards Granted	Common Stock Valuation	Exercise Price	Grant Date Fair Value	Comp Expense As of 12/31	Unrecognized Comp Expense As of 12/31
9/28/2024(1)(4)	Restricted Stock	1,639,344	$0.20	n/a	$0.20	$85	$243
10/4/2024(1)	Restricted Stock	273,224	$0.20	n/a	$0.20	$4	$51
10/11/2024(1)	Restricted Stock	136,612	$0.20	n/a	$0.20	$2	$26
12/11/2024(2)(4)	Stock Options	6,762,555	$0.89	$0.89	$0.70	$981	$3,765
12/27/2024(2)	Stock Options	731,535	$0.89	$0.89	$0.71	$2	$518
1/13/2025(2)	Stock Options	1,690,944	$0.89	$0.89	$0.71	—	$1,201
3/15/2025(2)	Stock Options	1,338,567	$0.89	$0.89	$0.71	—	$950
3/17/2025(2)	Stock Options	9,101,460	$0.89	$0.89	$0.71	—	$6,462
3/17/2025(2)	RSUs	3,033,820	$0.89	n/a	$0.89	—	$2,700
4/1/2025(3)	Stock Options	4,379,492	$1.38	$1.38	$1.10	—	$4,817
4/14/2025(3)	Stock Options	2,055,249	$1.38	$1.38	$1.10	—	$2,261
5/2/2025(5)	Stock Options	1,179,426	$1.46	$1.46	$1.16	—	$1,368

(1)
Crescent determined that the grant date fair value of each share of restricted stock issued between September 28, 2024 and October 11, 2024 was equal to $0.20 per share, which was the same amount per share at which Fairmount and Paragon purchased shares of preferred stock and common stock, respectively, at the inception date. Crescent determined this value based on the early stage of the company, the fact that it had no operations or assets other than the capital contributed on the Inception Date and the Paragon Option Agreement with respect to CR-001, the uncertain nature and probability of any potential financing that would enable Crescent to acquire additional operations or assets (which financing would require the participation of a number of other third party investors beyond affiliated entities), and that Crescent had not yet hired adequate management members in order to execute on its development plan.

(2)
Crescent’s independent third-party valuations were used, in part, by the Crescent board of directors to determine the price per share of common stock and by management to determine the estimated fair value of the common stock. An independent third-party valuation of Crescent determined that the value of Crescent’s common stock was $0.89 per share as of October 31, 2024, which was utilized to determine the exercise price and the grant date fair value of stock options and RSUs, as applicable, granted by Crescent between December 11, 2024 and March 17, 2024. The fair value of Crescent’s common stock was estimated using a Hybrid Method as part of Crescent’s October 31, 2024 valuation of its common stock price, which considered a reverse merger scenario and an M&A scenario. The probability of a reverse merger scenario was weighted at 60% and was mainly driven by Crescent’s execution of the Merger Agreement with GlycoMimetics, which established an exchange ratio of approximately 14.9149, and the Subscription Agreement, which established a preliminary purchase price of $1.8485 per share of Crescent common stock, on October 28, 2024. The terms and conditions of the Subscription Agreement were presumed to be at arm’s length as a majority of the purchasers did not previously hold equity in Crescent or are not related parties of Crescent. The Crescent Board determined on each grant date that no internal or external developments during the period from October 31, 2024 to March 17, 2025 (or such grant date, if earlier) warranted a change in the estimated fair value of Crescent’s common stock when determining the exercise price of the options, because during such period there was no significant development of its expected product candidates given their early, pre-clinical stage, no option had been exercised nor had any license agreement been entered into with respect to the Paragon Option Agreements, no developments had occurred with GlycoMimetics that would further inform assumptions about the closing date of the Merger, and no comments had been received from the SEC that would further inform assumptions about the effectiveness date of the registration statement.
(3)
Crescent’s independent third-party valuations were used, in part, by the Crescent board of directors to determine the price per share of common stock and by management to determine the estimated fair value of the common stock. An independent third-party valuation of Crescent determined that the value of Crescent’s common stock was $1.38 per share as of March 21, 2025, which was utilized to determine the exercise price and the grant date fair value of stock options granted by Crescent on April 1, 2025 and April 14, 2025. The fair value of Crescent’s common stock was estimated using a Hybrid Method as part of Crescent’s March 21, 2025 valuation of its common stock price, which considered a reverse merger scenario and an M&A scenario. The probability of a reverse merger scenario increased to 85% due to the exercise of the CR-001 option under the Antibody Paragon Option Agreement on March 18, 2025 as well as the continued progression of the registration statement process. The Crescent Board determined on the grant date that no internal or external developments during the period from March 21, 2025 to April 14, 2025 warranted a change in the estimated fair value of Crescent’s common stock when determining the exercise price of the options, because during such period there were no significant development of its expected product candidates given their early, pre-clinical stage, no further options had been exercised nor had any license agreement been entered into with respect to the Paragon Option Agreements, no developments had occurred with GlycoMimetics that would further inform assumptions about the closing date of the Merger, and no additional comments had been received from the SEC that would further inform assumptions about the effectiveness date of the registration statement.

(4)
On April 14, 2025, as a result of Dr. Violin no longer serving as Chief Executive Officer and President, Crescent repurchased 885,045 shares of restricted stock at the price Dr. Violin originally purchased such shares, and Dr. Violin agreed to forfeit 3,717,141 unvested stock options.

(5)
Crescent’s independent third-party valuations were used, in part, by the Crescent board of directors to determine the price per share of common stock and by management to determine the estimated fair value of the common stock. An independent third-party valuation of Crescent determined that the value of Crescent’s common stock was $1.46 per share as of April 21, 2025, which was utilized to determine the exercise price and the grant date fair value of stock options granted by Crescent on May 2, 2025. The fair value of Crescent’s common stock was estimated using a Hybrid Method as part of Crescent’s April 21, 2025 valuation of its common stock price, which considered a reverse merger scenario and an M&A scenario. The probability of a reverse merger scenario increased to 90% due to the continued progression of the registration statement process. While the Company entered into an Amended and Restated ADC Paragon Option Agreement on April 28, 2025 whereby Crescent engaged Paragon to execute a mutually agreed research plan for CR-002 and CR-003 aimed at producing a potential product candidate to be licensed for further development by Crescent, the Crescent Board determined that the grants dated May 2, 2025 warranted no further change in the estimated fair value of Crescent’s common stock due to the early, pre-clinical stage of its pipeline candidates. Further, no developments had occurred with GlycoMimetics that would further inform assumptions about the closing date of the Merger, and no additional comments had been received from the SEC that would further inform assumptions about the effectiveness date of the registration statement.

With respect to how the valuation process for the foregoing grants considered Fairmount’s common control of Crescent and Paragon, at the time of the restricted stock grants between September 28, 2024 and October 11, 2024, Crescent considered the purchase price per share at the inception date by Fairmount and Paragon, the status of the Paragon Option Agreement with respect to CR-001, and the possibility that

Fairmount may in the future provide additional funding or support Crescent’s acquisition of certain assets in the form of rights to intellectual property related to other programs from Paragon, but ultimately concluded that the forward-looking factors were too premature and speculative to have resulted in any valuation impact at Crescent. At the time of the restricted stock grants, the Paragon Option Agreement for CR-001 was several months away from producing a potential discovery candidate and the option had not been exercised by Crescent, and the intellectual property assets owned by Paragon that ultimately became, or are expected to become, the subject of the option agreements for CR-002 and CR-003 were not yet contemplated. Additionally, following Crescent’s formation, it was expected that Fairmount’s additional financial support would be limited and that Crescent (even with certain of its directors of the Board appointed by Fairmount) would need to enter into fully arms-length third party contracts with entities collectively investing substantially more money in Crescent than Fairmount in order for Crescent to execute its corporate goals. Ultimately, Crescent’s success was determined to be primarily dependent on such third party investors to provide the necessary financing and Crescent’s success in developing the assets it licenses from Paragon. For the subsequent grants of stock options and restricted stock units, the Crescent Board considered updates with respect to the Paragon Option Agreements (including any exercise of options, entry into license agreements, or entry into similar option agreements with Paragon), Crescent’s addition of directors and employees not affiliated with Fairmount, and the entry into the Merger Agreement and Subscription Agreement, which further supported Crescent’s prior expectation that Fairmount’s additional financial support would be limited and that Crescent’s success would be primarily dependent on third party investors to provide the necessary financing and Crescent’s success in developing the assets it licenses from Paragon.
The difference between the fair value of Crescent’s common stock as of October 31, 2024 and March 21, 2025 of approximately $0.89 per share and $1.38 per share, respectively, as determined by the valuations, on the one hand, and the preliminary valuation implied by the Merger Agreement and Subscription Agreement of approximately $1.8485 per share as calculated as of October 31, 2024 and March 21, 2025, on the other hand, is the result of (a) the inclusion in the valuations of probabilistic weighting of a reverse merger scenario and M&A scenario and (b) the inclusion in the valuations of discounts for lack of marketability of Crescent’s common stock and the time value of money. The valuation implied by the Merger Agreement and Subscription Agreement is based only upon a scenario in which Crescent completes the Merger. For each of the October 31, 2024 and March 21, 2025 valuations, the future projected price per share of the reverse merger scenario was determined to be $1.84, before giving effect to any discount for lack of marketability or the time value of money. If Crescent had applied a weighting of 100% to the reverse merger scenario for each of the valuations, the fair value of Crescent’s common stock would have been $1.84 per share as of October 31, 2024 and March 21, 2025, respectively, before giving effect to any discount for lack of marketability or the time value of money.
The difference between the fair value of Crescent’s common stock as of March 21, 2025 and April 21, 2025 of approximately $1.38 per share and $1.46 per share, respectively, as determined by the valuations, is primarily the result of increasing the probability of the reverse merger scenario from 85% as of March 21, 2025 to 90% as of April 21, 2025.
The assumptions underlying these valuations represented management’s best estimate, which involved inherent uncertainties and the application of management’s judgment. As a result, if Crescent had used significantly different assumptions or estimates, the fair value of Crescent’s incentive shares and its stock-based compensation expense could have been materially different.
Once a public trading market for Crescent’s common stock has been established in connection with the completion of the Merger, it is no longer necessary for the board of directors to estimate the fair value of Crescent’s stock-based awards in connection with its accounting for granted stock-based awards or other such awards Crescent may grant, as the fair value of its common stock and share-based awards is determined based on the quoted market price of Crescent’s common stock.
Convertible Notes
As of December 31, 2024, Crescent has issued $37.5 million in convertible notes to certain investors. Crescent accounts for its convertible notes under Accounting Standard Codification (“ASC”) No. 815, Derivatives and Hedging (“ASC 815”). Under ASC 815-15-25, the election can be at the inception of a financial instrument to account for the instrument under ASC No. 825, Fair Value Measurements and

Disclosures (Including the Fair Value Option) (“ASC 825” and the “Fair Value Option”). Crescent performed an analysis of all of the terms and features of the convertible notes and has not elected the Fair Value Option. Crescent assessed all terms and features of the Convertible Note in order to identify any potential embedded features that would require bifurcation. As part of this analysis, Crescent assessed the economic characteristics and risks of the embedded features. Crescent determined that the share settled redemption feature was clearly and closely related to the debt host and did not require separate accounting. Crescent determined that the conversion options of the Convertible Note, including the conversion features related to a defaulting purchaser and highest interest rate, were not clearly and closely associated with a debt host. However, these features did not meet the definition of a derivative under ASC 815, Derivatives and Hedging, and as a result, did not require separate accounting as a derivative liability.
Recently Issued Accounting Pronouncements
A description of recently issued accounting pronouncements that may potentially impact Crescent’s financial position, results of operations or cash flows is disclosed in Note 2 to Crescent’s financial statements as of December 31, 2024 included elsewhere in this proxy statement/prospectus.
Off-Balance Sheet Arrangements
During the periods presented Crescent did not have, nor does Crescent currently have, any off-balance sheet arrangements as defined in the rules and regulations of the SEC.
Quantitative and Qualitative Disclosures About Market Risks
Interest Rate Risk
The Convertible Notes bear interest until December 2026 at a fixed rate per annum equal to 12%. An immediate 10% change in the prime rate would not have a material impact on Crescent’s debt-related obligations, financial position or results of operations.
Inflation Risk
Crescent’s results of operations and financial condition are presented based on historical cost. While it is difficult to accurately measure the impact of inflation due to the imprecise nature of the estimates required, Crescent believes the effects of inflation, if any, on its business, results of operations, financial condition or financial statements included elsewhere in this proxy statement/prospectus have been immaterial. Crescent cannot assure you its business will not be affected in the future by inflation.

MANAGEMENT FOLLOWING THE MERGER
Executive Officers and Directors
Upon the completion of the Merger, the business and affairs of the Combined Company will be managed under the direction of the Combined Company’s board of directors.
The Combined Company’s board of directors will initially be fixed at six members, consisting of six current Crescent board members, namely Alexandra Balcom, Joshua Brumm, Peter Harwin, David Lubner, Dr. Susan Moran and Dr. Jonathan Violin. The staggered structure of the current GlycoMimetics Board will remain in place for the Combined Company following the completion of the Merger.
Each executive officer of the Combined Company will serve at the discretion of the Combined Company’s board of directors and holds office until his or her successor is duly elected and qualified or until his or her earlier resignation or removal. There are no family relationships among any of the proposed Combined Company’s directors or executive officers.
All of GlycoMimetics’ current directors are expected to resign from their positions as directors of GlycoMimetics, effective as of the Closing.
The following table sets forth the name, age as of May 3, 2025 and position of each of the individuals who are expected to serve as executives and directors of the Combined Company following completion of the Merger:
Name	Age	Position
Executive Officers
Joshua Brumm	47	Chief Executive Officer and Director
Jonathan McNeill, M.D.	40	Chief Operating Officer and President
Ellie Im, M.D.	47	Chief Medical Officer
Richard Scalzo	39	Chief Financial Officer
Christopher Doughty	38	Chief Business Officer
Ryan Lynch	41	Treasurer, Senior Vice President of Finance and Chief Accounting Officer
Barbara Bispham	39	General Counsel and Corporate Secretary
Non-Employee Directors:
Alexandra Balcom	41	Director
Peter Harwin	39	Chair and Director
David Lubner	61	Director
Susan Moran, M.D., MSCE	55	Director
Jonathan Violin, Ph.D.	49	Director
Executive Officers and Employee Director
Joshua Brumm. Mr. Brumm has served as Crescent’s Chief Executive Officer and as a member of the Crescent Board since March 2025. Prior to joining Crescent, Mr. Brumm was a General Partner at Forbion, a leading life sciences investment firm, from June 2024 to March 2025. From October 2019 to March 2024, Mr. Brumm served as Chief Executive Officer and President and as a director of Dyne Therapeutics, Inc. (Nasdaq: DYN), a biotechnology company. Prior to joining Dyne Therapeutics, Mr. Brumm served as Chief Operating Officer and Chief Financial Officer at Kaleido Biosciences, Inc. (formerly, Nasdaq: KLDO), a healthcare company, from April 2018 to October 2019. Prior to joining Kaleido, Mr. Brumm served as Chief Operating Officer and Chief Financial Officer at Versartis, Inc., a biopharmaceutical company, from November 2013 until December 2017. Mr. Brumm served as Executive Vice President of Finance and Principal Financial Officer at Pharmacyclics, LLC, a biopharmaceutical company, from August 2012 to August 2013. Prior to joining Pharmacyclics, Mr. Brumm served in various roles at ZELTIQ Aesthetics,

Inc., a medical technology company, from December 2009 to August 2012, including as Senior Vice President and Chief Financial Officer, Vice President of Corporate Development and Investor Relations, Senior Managing Director of International Sales and Director of Corporate Development and Strategy. Prior to his service at ZELTIQ Aesthetics, Mr. Brumm served as Director of Finance at Proteolix, Inc. and held investment banking roles at Citigroup Global Markets, Inc. and Morgan Stanley. Mr. Brumm currently serves on the board of AIRNA, Corporation, Inc., as Chairman of the Board of Amphista Therapeutics Limited, and as a venture partner at Forbion. Mr. Brumm holds a B.A. in business administration from the University of Notre Dame.
Crescent believes that Mr. Brumm is qualified to serve as a member of the Combined Company’s board of directors because of his extensive experience as a senior management executive of healthcare and biotechnology companies, as well as his finance background and experience as an investor in life sciences companies.
Jonathan McNeill, M.D.   Dr. McNeill has served as Crescent’s Chief Operating Officer and President since March 2025. Prior to joining Crescent, Dr. McNeill was a Partner at Forbion, a leading life sciences investment firm, from January 2025 to March 2025. From February 2019 to September 2024, Dr. McNeill held roles of increasing responsibility at Dyne Therapeutics, Inc. (Nasdaq: DYN), a biotechnology company, where he served as Chief Business Officer from July 2023 to September 2024, Senior Vice President, Business Development from July 2021 to July 2023, and as Vice President, Business Development from February 2019 to June 2021. Prior to joining Dyne Therapeutics, Dr. McNeill served as Associate Director, Business Development at Editas Medicine, Inc. (Nasdaq: EDIT), a biotechnology company, from August 2015 to January 2019. Prior to joining Editas, Dr. McNeill served as a Consultant at Boston Consulting Group from March 2014 to August 2015. Dr. McNeill earned his B.A. in public policy and economics from the University of North Carolina and his M.D. from the University of Pennsylvania.
Ellie Im, M.D.   Dr. Im has served as Crescent’s Chief Medical Officer since April 2025. Prior to joining Crescent, Dr. Im served as Senior Vice President of Clinical Development, Oncology, at Centessa Pharmaceuticals PLC (Nasdaq: CNTA), a clinical-stage pharmaceutical company, from September 2023 to March 2025. Prior to joining Centessa, Dr. Im held roles of increasing responsibility at Mersana Therapeutics, Inc. (Nasdaq: MRSN), a clinical-stage biopharmaceutical company, where she served as Senior Vice President, Clinical Development and Operations from January 2023 to September 2023, Senior Vice President, Head of Clinical Development from March 2022 to September 2023, and as Vice President, Clinical Development from May 2021 to March 2022. Prior to Mersana Therapeutics, Dr. Im was Clinical Development Lead and Senior Medical Director at Tesaro Inc. (formerly, Nasdaq: TSRO), an oncology-focused company that was later acquired by GlaxoSmithKline plc, where she led the clinical development for Jemperli. She also served as Medical Director for Merck & Co, Oncology Clinical Development, and led clinical development for Keytruda. Dr. Im is a medical oncologist and holds an MD degree from Catholic University College of Medicine, South Korea. She is board certified in internal medicine and medical oncology and a member of the American Society of Clinical Oncology and Hematology.
Richard Scalzo.   Mr. Scalzo has served as Crescent’s Chief Financial Officer since April 2025. Prior to joining Crescent, Mr. Scalzo served as Senior Vice President, Head of Finance and Administration at Dyne Therapeutics, Inc. (Nasdaq: DYN), a biotechnology company, from July 2022 to March 2025. Mr. Scalzo also previously served as Vice President, Accounting and Administration and Treasurer from January 2020 to June 2022 and Corporate Controller from December 2019 to July 2020 at Dyne Therapeutics. Prior to Dyne Therapeutics, Mr. Scalzo served as Corporate Controller at several biotechnology companies, including Kaleido Biosciences, Inc. from August 2018 to November 2019, X4 Pharmaceuticals, Inc. (Nasdaq: XFOR) from September 2016 to August 2018 and Ocata Therapeutics, Inc. (formerly, Nasdaq: OCAT; acquired by Astellas Pharma Inc. in February 2016) from August 2014 to September 2016. Mr. Scalzo started his career with PricewaterhouseCoopers LLP in its health industries practice. Mr. Scalzo is a certified public accountant in the Commonwealth of Massachusetts and holds a B.S. in accounting from Boston College and an M.B.A. from the University of Massachusetts.
Christopher Doughty.   Mr. Doughty has served as Crescent’s Chief Business Officer since October 2024. From February 2021 to October 2024, Mr. Doughty served as Chief Business Officer at Prometheus Biosciences, Inc., a Nasdaq-listed biotechnology company that was acquired by Merck & Co., Inc. in June 2023, where he was responsible for business development, corporate development, strategic planning, and competitive intelligence related activities. Prior to joining Prometheus, Mr. Doughty served as Vice President Strategy and Business Development at Strata Oncology, Inc., a biotechnology company, from May 2017 to February 2021, where he was responsible for leading business development. Prior to joining Strata, Mr. Doughty served as an Engagement Manager at McKinsey & Company. Mr. Doughty received an M.B.A. from the University of Michigan Ross School of Business and a B.S. in Industrial and Operations Engineering from the University of Michigan.
Ryan Lynch.   Mr. Lynch has served as Crescent’s Treasurer, Senior Vice President of Finance and Chief Accounting Officer since December 2024. Prior to joining Crescent, Mr. Lynch served as VP Finance at Kelonia Therapeutics, Inc., a biotechnology company, from November 2021 to December 2024, where he was responsible for overseeing the company’s finance and accounting functions. Prior to Kelonia, from December 2019 to November 2021, Mr. Lynch served as Senior Director, Corporate Controller at Morphic Therapeutic, Inc., a biopharmaceutical company and wholly owned subsidiary of Morphic Holding, Inc, a Nasdaq-listed biopharmaceutical company that was acquired by Eli Lilly and Company in 2024, where he was responsible for overseeing the company’s finance and accounting functions. Prior to joining Morphic, Mr. Lynch held positions of increasing responsibility at Concert Pharmaceuticals, Inc. from May 2014 to November 2019, most recently serving as Senior Director, Corporate Controller. Mr. Lynch received an M.S. in Accounting from the University of Massachusetts Amherst and a B.B.A. in Accounting from the University of Massachusetts Amherst. Mr. Lynch is a licensed certified public accountant in Massachusetts.
Barbara Bispham.   Ms. Bispham has served as Crescent’s General Counsel and Corporate Secretary since January 2025. Prior to joining Crescent, Ms. Bispham served as Senior Vice President, General Counsel and Corporate Secretary at Sail Biomedicines, a biotechnology company and subsidiary of Flagship Pioneering, Inc., from October 2023 to January 2025, where she was responsible for overseeing the company’s legal and intellectual property operations. Prior to Sail, Ms. Bispham served as Senior Vice President, General Counsel and Corporate Secretary at Senda Biosciences, Inc., a biotechnology company and subsidiary of Flagship Pioneering, Inc., from October 2022 until it merged with LARONDE, Inc., also a subsidiary of Flagship Pioneering, Inc., to form Sail Biomedicines in October 2023, where she was responsible for overseeing the company’s legal and intellectual property operations. Prior to joining Senda, Ms. Bispham held positions of increasing responsibility at BridgeBio Pharma, Inc. (Nasdaq: BBIO), a biopharmaceutical company, from August 2020 to September 2022, most recently serving as Vice President, Head of Legal, where she was responsible for overseeing the company’s legal, transactional, employment, governance, litigation, privacy, compliance, and intellectual property operations. While at BridgeBio Pharma, Ms. Bispham supported key activities in connection with the commercialization of the company’s first two FDA-approved drugs, NULIBRY® (fosdenopterin) and TRUSELTIQ® (infigratinib). Prior to joining BridgeBio, Ms. Bispham was an associate at Goodwin Procter LLP, where she was a member of the firm’s Tech & Life Sciences Group, and, before that, a corporate associate at Cooley LLP, where she was a member of the public companies and emerging companies practice groups. Ms. Bispham received a B.A. from the University of Pennsylvania and a J.D. from Cornell Law School.
Non-employee Directors
Alexandra Balcom.   Ms. Balcom has served as a member of the Crescent Board since November 2024. Ms. Balcom has served as Chief Financial Officer at Nuvalent, Inc. (Nasdaq: NUVL), a biotechnology company, since January 2021. From April 2017 to March 2021, Ms. Balcom held positions of increasing responsibility at SQZ Biotechnologies Company, formerly a NYSE-listed biotechnology company, most recently serving as Vice President of Finance from January 2019 to March 2021. Prior to joining SQZ Biotechnologies, Ms. Balcom held positions of increasing responsibility at Agios Pharmaceuticals Inc. (Nasdaq: AGIO), a biopharmaceutical company, from January 2011 to April 2017, most recently serving as Corporate Controller. Ms. Balcom received a B.B.A. in Finance from the University of Massachusetts, Amherst, and a M.B.A. from Boston College. Ms. Balcom is a Certified Public Accountant in Massachusetts.
Crescent believes Ms. Balcom is qualified to serve as a member of the Combined Company’s board of directors because of her experience as an executive officer of life sciences companies, her expertise in finance and her background in business development and operations.
Peter Harwin.   Mr. Harwin has served as a member of the Crescent Board since September 2024. Mr. Harwin is a Managing Member at Fairmount, a healthcare investment firm he co-founded in April 2016.

Prior to Fairmount, Mr. Harwin served as a member of the investment team at Boxer Capital, LLC, an investment fund that was part of the Tavistock Group, based in San Diego. Mr. Harwin also serves as chairman of the board of directors of Cogent Biosciences, Inc. (Nasdaq: COGT) and as a member of the board of directors of Apogee Therapeutics, Inc. (Nasdaq: APGE), Oruka Therapeutics, Inc. (Nasdaq: ORKA), Spyre Therapeutics, Inc. (Nasdaq: SYRE) and Paragon Therapeutics, Inc. Mr. Harwin received a B.B.A. from Emory University.
Crescent believes Mr. Harwin is qualified to serve as a member of the Combined Company’s board of directors because of his experience advising and serving as a director of biotechnology companies and as a manager of funds specializing in the area of life sciences.
David Lubner.   Mr. Lubner has served as a member of the Crescent Board since April 2025. Mr. Lubner served as Executive Vice President and Chief Financial Officer of Ra Pharmaceuticals, Inc., a biotechnology company acquired by UCB S.A. in April 2020, from January 2016 until June 2020. Before joining Ra Pharmaceuticals, Mr. Lubner served as Chief Financial Officer of Tetraphase Pharmaceuticals, Inc., a biotechnology company, from its inception in 2006 to 2016, as Chief Financial Officer of PharMetrics Inc., a patient-based pharmacy and medical claims data informatics company, from 1999 until it was acquired by IMS Health in 2005 and as Vice President and Chief Financial Officer of ProScript, Inc. from 1996 to 1999. Mr. Lubner serves as a member of the board of directors of Arcellx Inc. (Nasdaq: ACLX), Cargo Therapeutics, Inc. (Nasdaq: CRGX), Dyne Therapeutics, Inc. (Nasdaq: DYN) and Vor Biopharma, Inc. (Nasdaq: VOR) and several other private companies. Mr. Lubner previously served on the board of directors of Nightstar Therapeutics plc from 2017 until it was acquired by Biogen Inc. in June 2019, Therapeutics Acquisition Corporation (d/b/a as Research Alliance Corp. I), a blank check company focused on the healthcare industry from May 2020 to June 2021, Gemini Therapeutics, Inc. from 2020 to 2022 and Point Biopharma, Inc. from 2021 until it was acquired by Eli Lilly and Company in 2023. He received his B.S. in business administration from Northeastern University and an M.S. in taxation from Bentley University.
Crescent believes Mr. Lubner is qualified to serve as a member of the Combined Company’s board of directors because of his financial and leadership experience as a senior executive in the biotechnology industry and his experience as a director of a public biotechnology company, including serving as chair of the audit committee.
Susan Moran, M.D., MSCE.   Dr. Moran has served as a member of the Crescent Board since November 2024. From July 2021 to May 2024, Dr. Moran served as Chief Medical Officer of RayzeBio, Inc., a Nasdaq-listed radiopharmaceutical therapeutics company that was acquired by the Bristol-Myers Squibb Company in 2024. Prior to joining RayzeBio, Dr. Moran served as Chief Medical Officer at QED Therapeutics, Inc., a biotechnology company and subsidiary of BridgeBio Pharma, Inc. (Nasdaq: BBIO), from March 2018 to June 2021. Prior to joining QED, Dr. Moran held positions of increasing responsibility at Puma Biotechnology, Inc. (Nasdaq: PBYI), a biopharmaceutical company, from 2014 to 2018, most recently serving as Vice President and Head of Clinical Development. Prior to joining Puma, Dr. Moran served as Medical Director at Takeda Oncology from 2011 until 2014 and as Senior Medical Director at Sanofi Genzyme from 2007 until 2011. Dr. Moran is a board-certified internist and previously held faculty appointments at the University of Pennsylvania School of Medicine and Harvard Medical School. Dr. Moran currently serves on the board of directors of Tyra Biosciences, Inc. (Nasdaq: TYRA) and BioAtla, Inc. (Nasdaq: BCAB). Dr. Moran received a B.A. from the University of Virginia, a M.D. from Duke University, and a M.S. in Clinical Epidemiology from the University of Pennsylvania School of Medicine.
Crescent believes Dr. Moran is qualified to serve as a member of the Combined Company’s board of directors because of her leadership, scientific, medical and academic experience in the biotechnology industry.
Jonathan Violin, Ph.D.   Dr. Violin has served as a member of the Crescent Board since October 2024. Dr. Violin previously served as Crescent’s Chief Executive Officer and President from October 2024 to March 2025. Dr. Violin has served as a Venture Partner at Fairmount Funds Management LLC, a healthcare investment firm, since June 2023. Prior to joining Fairmount, Dr. Violin served as President, Chief Executive Officer and member of the board of directors of Viridian Therapeutics, Inc. (Nasdaq: VRDN), a biopharmaceutical company, from January 2021 to February 2023, and he previously served as President and Chief Operating Officer of Viridian from October 2020 until January 2021. He was the Co-Founder of Viridian’s predecessor and led its operations from April 2020 to its acquisition. Dr. Violin has served as a member of the board of directors of Dianthus Therapeutics, Inc. (formerly Magenta Therapeutics, Inc.) (Nasdaq: DNTH) since the completion of its business combination in September 2023 with Dianthus Therapeutics, Inc., a biotechnology company he co-founded in 2019. Dr. Violin also co-founded Quellis Biosciences, Inc., a biotechnology company (acquired by Astria Therapeutics, Inc. (Nasdaq: ATXS), formerly Catabasis Pharmaceuticals, Inc.), in 2018 and, since January 2021, has served on the Astria Therapeutics board of directors. Prior to that, he co-founded and helped lead Trevena Inc. (Nasdaq: TRVN), a biotechnology company, in various roles from 2008 until November 2018, including most recently as Senior Vice President, Scientific Affairs and Investor Relations Officer. Dr. Violin received a Ph.D. from the Department of Pharmacology in the Biomedical Sciences Program at the University of California, San Diego, a M.B.A. with a concentration in Health Sector Management from the Fuqua School of Business at Duke University, and a B.S. in Chemical Pharmacology from Duke University.
Crescent believes that Dr. Violin is qualified to serve as a member of the Combined Company’s board of directors because of his extensive experience and innovations in the field of biotechnology and his academic expertise and accomplishments.
Composition of the Board of Directors
The GlycoMimetics Board currently consists of three members, divided into three staggered classes, with one class to be elected at each annual meeting to serve for a three-year term. The staggered structure of the board of directors will remain in place for the Combined Company following the completion of the Merger, with Class I directors holding terms expiring at the 2028 annual meeting of stockholders, Class II directors holding terms expiring at the 2026 annual meeting of stockholders and Class III directors holding terms expiring at the 2027 annual meeting of stockholders. It is anticipated that the incoming directors will be appointed to classes of the Combined Company board of directors following the completion of the Merger as follows: Joshua Brumm and Peter Harwin are expected to be Class I directors; Susan Moran and Jonathan Violin are expected to be Class II directors; and Alexandra Balcom and David Lubner are expected to be Class III directors.
Following the completion of the Merger, pursuant to the Series A Certificate of Designation, at all times when at least 30% of the originally issued GlycoMimetics Series A Preferred Stock remains issued and outstanding: (i) the holders of GlycoMimetics Series A Preferred Stock, exclusively and voting together as a separate class on an as-converted to common stock basis, shall be entitled to elect two Preferred Directors; and (ii) the holders of GlycoMimetics common stock and of any other class or series of voting stock (including the GlycoMimetics Series A Preferred Stock), exclusively and voting together as a single class on an as-converted to common stock basis, shall be entitled to elect the balance of the total number of directors of GlycoMimetics. Each Preferred Director shall be entitled to three votes on each matter presented to the Combined Company Board.
Following the completion of the Merger, it is expected that Peter Harwin and Dr. Violin will be elected as the two Preferred Directors by the holders of GlycoMimetics Series A Preferred Stock. These two directors will, in the aggregate, have six votes on each matter presented to the Combined Company Board, representing 60% of the total votes of the Combined Company Board. As a result, these two Preferred Directors would be able to control or significantly influence all matters submitted to the Combined Company Board for approval, including business plans and policies and the appointment and removal of the Combined Company’s officers. See “Risk Factors — Risks Related to the Combined Company — After completion of the Merger, Preferred Directors elected by the holders of GlycoMimetics Series A Preferred Stock will have the ability to control or significantly influence all matters submitted to the Combined Company Board for approval.”
Director Independence
Nasdaq listing rules have objective tests and a subjective test for determining who is an “independent director.” The subjective test states that an independent director must be a person who lacks a relationship that, in the opinion of the board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Subject to specified exceptions, each member of a listed company’s audit, compensation and nominating committees must be independent, and audit and compensation committee members must satisfy additional independence criteria.

Based on information provided by each proposed director concerning her or his background, employment and affiliations, GlycoMimetics and Crescent expect that the Combined Company’s board of directors will determine that Alexandra Balcom, Peter Harwin, David Lubner and Susan Moran qualify as “independent directors” as defined under Nasdaq listing rules. Joshua Brumm, Crescent’s current Chief Executive Officer, is not expected to qualify as an independent director of the Combined Company. Jonathan Violin is not expected to qualify as an independent director of the Combined Company due to his receipt of compensation for the provision of consulting services. In making these determinations, the Combined Company’s board of directors will consider the current and prior relationships that each director has with GlycoMimetics and Crescent and all other facts and circumstances that the Combined Company’s board of directors deems relevant in determining the independence of each proposed director, including the interests of each Combined Company director in the Merger, any relevant related party transactions and the beneficial ownership of securities of GlycoMimetics, Crescent or the Combined Company by each Combined Company director. See also the sections titled “The Merger — Interests of Crescent’s Directors and Executive Officers in the Merger,” “Certain Relationships and Related Party Transactions of the Combined Company” and “Principal Stockholders of Crescent” beginning on pages 146, 358 and 394, respectively, of this proxy statement/prospectus for additional information.
Board Leadership Structure
Following the completion of the Merger, Peter Harwin is expected to serve as Chair of the Combined Company’s board of directors (“Chair”). Although the Combined Company’s governance documents will not require that the Combined Company separate the Chief Executive Officer and Chair positions, Crescent believes that having the positions be separate is the appropriate leadership structure for the Combined Company at this time as it helps facilitate independent board oversight of management and allows the Chief Executive Officer to focus on strategy execution and managing the business while the Chair focuses on corporate governance and managing the Combined Company’s board of directors.
The Crescent Board recognizes that, depending on future circumstances, other leadership models, such as combining the roles of Chief Executive Officer and Chair, might be appropriate. Accordingly, the Combined Company’s board may periodically review its leadership structure. At any time when a non- independent director is serving as Chair, Crescent anticipates that the independent directors of the Combined Company will designate a lead independent director to preside at all meetings of the board of directors of the Combined Company at which the Chair is not present, preside over executive sessions of the independent directors, which will occur regularly throughout each year, serve as a liaison between the Chair and independent directors, and perform such additional duties as the Combined Company’s board of directors may otherwise determine and delegate.
Board Committees
Following the completion of the Merger, GlycoMimetics and Crescent anticipate that the Combined Company’s board of directors will establish an audit committee, a compensation committee and a nominating and governance committee (“governance committee”), each of which will operate pursuant to a charter adopted by the Combined Company’s board of directors. GlycoMimetics and Crescent believe that following the completion of the Merger the functioning and composition of these committees of the Combined Company will comply with the requirements of Nasdaq listing rules and SEC rules and regulations. The Combined Company’s board of directors may also establish other committees from time to time to assist the Combined Company and its board of directors. Each of the audit committee, compensation committee and the governance committee is expected to have the responsibilities described below.
Audit Committee
Following the completion of the Merger, the members of the Combined Company’s audit committee are expected to be Alexandra Balcom, David Lubner and Susan Moran, each of whom is expected to qualify as an independent director for audit committee purposes as defined under the rules of the SEC and the applicable Nasdaq listing rules and has sufficient knowledge in financial and auditing matters to serve on the Combined Company’s audit committee. Alexandra Balcom is expected to chair the audit committee. In addition, the Combined Company’s board of directors is expected to determine that Alexandra Balcom is an “audit committee financial expert” as defined under the rules of the SEC.
The primary responsibilities of the Combined Company’s audit committee will be to oversee the Combined Company’s accounting and financial reporting processes, including the audits of the financial statements, and the internal and external audit processes. The audit committee will oversee the system of internal controls established by management and the Combined Company’s compliance with legal and regulatory requirements. The audit committee will also be responsible for the review, consideration and approval or ratification of related party transactions. The audit committee will oversee the independent auditors, including their independence and objectivity. The audit committee will be empowered to retain outside legal counsel and other advisors as it deems necessary or appropriate to assist it in fulfilling its responsibilities and to approve the fees and other retention terms of the advisors.
Compensation Committee
Following the consummation of the Merger, the members of the Combined Company’s compensation committee are expected to be Peter Harwin, David Lubner and Susan Moran, each of whom is expected to qualify as an independent director for compensation committee purposes as defined under the rules of the SEC and the applicable Nasdaq listing rules. Susan Moran is expected to chair the compensation committee.
The primary responsibilities of the Combined Company’s compensation committee will be to periodically review and approve the compensation and other benefits for the Combined Company’s senior officers and directors. This will include reviewing and approving corporate goals and objectives relevant to the compensation of the Combined Company’s executive officers, evaluating the performance of these officers in light of the goals and objectives and setting the officers’ compensation. The compensation committee will also administer and make recommendations to the Combined Company’s board of directors regarding equity incentive plans that are subject to the board of directors’ approval and approve the grant of equity awards under the plans to executive officers.
Governance Committee
Following the consummation of the Merger, the members of the Combined Company’s governance committee are expected to be Alexandra Balcom, Peter Harwin and Jonathan Violin. Peter Harwin is expected to chair the governance committee.
Nasdaq Rule 5605(e)(1)(B) typically requires a nominations committee comprised solely of independent directors. However, Nasdaq Rule 5605(e)(3) provides that, if the nominations committee is comprised of at least three members, one director, who is not an independent director and is not currently an executive officer or an employee or a family member of an executive officer of the company, may be appointed to the nominations committee, under exceptional and limited circumstances, if the Board determines that such individual’s membership on the committee is required by the best interests of the company and its stockholders.
Crescent anticipates that the Combined Company’s board of directors will determine that, due to exceptional and limited circumstances, Dr. Violin’s membership on the governance committee is in the best interests of the Combined Company and its stockholders because Dr. Violin will be able to provide substantial insight and guidance to the Combined Company on potential director nominees and corporate governance matters given his experience as Crescent’s former Chief Executive Officer and his experience serving as a Chief Executive Officer or director of other public biotechnology companies.
The Combined Company’s governance committee will be responsible for engaging in succession planning for the Combined Company’s board of directors, developing and recommending to the Combined Company’s board of directors criteria for identifying and evaluating qualified director candidates and making recommendations to the Combined Company’s board of directors regarding candidates for election or reelection to the Combined Company’s board of directors at each annual stockholders’ meeting. In addition, the governance committee will be responsible for overseeing corporate governance matters. The governance committee will also be responsible for overseeing the structure, composition and functioning of the Combined Company’s board of directors and its committees.

Compensation Committee Interlocks and Insider Participation
None of the expected members of the Combined Company’s compensation committee has at any time been one of the officers or employees of the Combined Company. None of the Combined Company’s expected executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers that is or are expected to serve on the Combined Company’s board of directors or compensation committee following the completion of the Merger.
Code of Conduct and Ethics
Following the completion of the Merger, the Combined Company will adopt a Code of Conduct and Ethics that establishes the standards of ethical conduct applicable to all of the Combined Company’s directors, officers and employees. The full text of the Combined Company’s Code of Conduct and Ethics will be posted on the Combined Company’s website at www.crescentbiopharma.com. It is expected to address, among other matters, compliance with laws and policies, conflicts of interest, corporate opportunities, regulatory reporting, external communications, confidentiality requirements, insider trading, proper use of assets and how to report compliance concerns. The Combined Company intends to disclose any amendments to the Code of Conduct and Ethics, or any waivers of its requirements, on its website to the extent required by applicable rules. The Combined Company’s audit committee will be responsible for applying and interpreting the Code of Conduct and Ethics in situations where questions are presented to it. Information contained on, or that can be accessed through, the Combined Company’s website is not incorporated by reference into this proxy statement/prospectus, and you should not consider information on the Combined Company’s website to be part of this proxy statement/prospectus.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS OF THE COMBINED COMPANY
In addition to the compensation arrangements, including employment, termination of employment and change in control arrangements, with Crescent’s and GlycoMimetics’ directors and executive officers, including those discussed in the sections titled “Management Following the Merger,” “Crescent Executive Compensation” and “GlycoMimetics Executive Compensation,” the following is a description of each transaction involving GlycoMimetics since January 1, 2023, each transaction involving Crescent since September 19, 2024 (inception) and each currently proposed transaction in which:
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either Crescent or GlycoMimetics has been or is to be a participant;

•
the amounts involved exceeded or will exceed the lesser of $120,000 and 1% of the average of Crescent’s or GlycoMimetics’ total assets at year-end for the last two completed fiscal years, as applicable; and

•
any of Crescent’s or GlycoMimetics’ directors, executive officers or holders of more than 5% of Crescent’s or GlycoMimetics’ capital stock, or an affiliate or immediate family member of the foregoing persons, had or will have a direct or indirect material interest.

GlycoMimetics Transactions
There have been no transactions since January 1, 2024 to which GlycoMimetics has been a participant in which the amount involved exceeded or will exceed $120,000 (which amount is less than one percent of the average of GlycoMimetics’ total assets at year-end for the last two completed fiscal years), and in which any of GlycoMimetics’ directors, executive officers or holders of more than 5% of capital stock, or any members of their immediate family, had or will have a direct or indirect material interest, other than compensation arrangements that are described under “Executive Compensation” and “Non-Employee Director Compensation.” GlycoMimetics also entered into indemnification agreements with its directors and executive officers.
Crescent Transactions
Initial Financing
In September 2024, Crescent completed a financing of Crescent preferred stock and common stock and issued and sold (i) an aggregate of 20,000,000 shares of Crescent preferred stock to Fairmount at a purchase price of $0.20 per share per share and (ii) an aggregate of 5,000,000 shares of Crescent common stock to Paragon for aggregate non-cash upfront consideration of Paragon’s entry into the Antibody Paragon Option Agreement, valued at $0.20 per share, 2,500,000 of which Paragon subsequently contributed to Parascent. Paragon beneficially owns more than 5% of a class of Crescent’s voting securities through its holdings of Crescent common stock. Fairmount beneficially owns more than 5% of a class of Crescent voting securities, has two seats on the Crescent Board and beneficially owns more than 5% of Paragon. Fairmount appointed Paragon’s board of directors and has the contractual right to approve the appointment of any executive officers of Paragon.
Convertible Note Financing
In October 2024, Crescent completed convertible note financings in which it issued and sold to certain investors an aggregate principal amount of $37.5 million in Convertible Notes at an interest rate of 12% per annum, and such investors committed to purchase an aggregate additional principal amount of $37.5 million in Convertible Notes on the same terms when called by Crescent. The principal amount and all accrued interest under each Convertible Note will convert into a number of shares of Crescent common stock equal to the quotient obtained by dividing the purchase price by the conversion price in connection with the Crescent Pre-Closing Financing, which constitutes a “Next Equity Financing” under the Convertible Notes. In a conversion pursuant to a Next Equity Financing such as the Crescent Pre-Closing Financing, the conversion price of the Convertible Notes is the price per share in the Next Equity Financing. The following table summarizes the purchases of Convertible Notes by related persons:
Purchaser	Total Commitment Amount	Principal Amount Purchased	Interest Rate (Per Annum)
Entities affiliated with Fairmount	$30,000,000	$15,000,000	12%
Crescent Pre-Closing Financing
In connection with the Merger, on February 14, 2025, Crescent and GlycoMimetics entered into the Subscription Agreement with certain investors to effect the Crescent Pre-Closing Financing. Pursuant to the Subscription Agreement, the investors agreed to purchase an estimated aggregate of 86,626,359 shares of Crescent common stock and 18,030,153 Crescent pre-funded warrants, at an estimated price of $1.9110 per share of common stock and $1.9109 per pre-funded warrant, for aggregate gross proceeds of approximately $200.0 million (which includes $37.5 million of proceeds previously received by Crescent from the issuance of its Convertible Notes and accrued interest on such notes). The aggregate purchase price of $200.0 million is fixed, while the purchase price per share or warrant and the aggregate number of shares and warrants to be purchased is subject to change pursuant to the terms of the Subscription Agreement. Please see the section titled “Agreements Related to the Merger — Subscription Agreement.” The closing of the Crescent Pre-Closing Financing is conditioned upon the satisfaction or waiver of the conditions to the Merger as well as certain other conditions. Four of the investors or their affiliates are, or are expected to be as of immediately following the Crescent Pre-Closing Financing, beneficial holders of more than 5% of Crescent’s capital stock, and the table below sets forth the number of shares of Crescent common stock and Crescent pre-funded warrants expected to be purchased by such holders at the closing of the Crescent Pre-Closing Financing (based on the currently estimated purchase price per share or warrant, as applicable).
Participant	Shares of Crescent Common Stock	Pre-funded Warrants of Crescent	Total Purchase Price
Entities affiliated with Fairmount	9,688,429	11,242,878	$40,000,000(1)
Entities affiliated with Venrock Healthcare Capital Partners	9,688,428	3,393,636	$25,000,000(2)
Entities affiliated with BVF	9,688,425	3,393,639	$25,000,000(3)
Entities affiliated with FMR LLC	9,671,160	—	$18,481,718

(1)
Includes $15.0 million of proceeds previously received by Crescent from the issuance of the Convertible Notes and accrued interest on such notes, with the remainder of the purchase price to be paid in cash.

(2)
Includes $11.25 million of proceeds previously received by Crescent from the issuance of the Convertible Notes and accrued interest on such notes, with the remainder of the purchase price to be paid in cash.

(3)
Includes $11.25 million of proceeds previously received by Crescent from the issuance of the Convertible Notes and accrued interest on such notes, with the remainder of the purchase price to be paid in cash.

Crescent’s Relationships with Paragon, Parascent and Fairmount
Crescent is party to the Paragon Option Agreements with Paragon and Parascent. Paragon and Parascent each beneficially own more than 5% of a class of Crescent’s voting securities through their respective holdings of Crescent common stock. Fairmount beneficially owns more than 5% of a class of Crescent’s voting securities, two of Crescent’s directors are affiliated with Fairmount (Peter Harwin and Jonathan Violin) and Fairmount beneficially owns more than 5% of Paragon. Fairmount appointed Paragon’s board of directors and has the contractual right to approve the appointment of any executive officers of Paragon. Parascent is an entity formed by Paragon as a vehicle to hold equity in Crescent in order to share profits with certain employees of Paragon and will not perform any substantive role under the Paragon Option Agreements other than to receive warrants granted to Parascent under the Paragon Option Agreements.
Paragon Option Agreements
On September 19, 2024, Crescent entered into the Antibody Paragon Option Agreement with Paragon and Parascent. On October 28, 2024, Crescent entered into the ADC Paragon Option Agreement with

Paragon and Parascent, which was subsequently amended and restated on April 28, 2025. Under the terms of the Paragon Option Agreements, Paragon agreed to perform certain research activities to discover, generate, identify, and characterize one or more antibody candidates, in the case of the Antibody Paragon Option Agreement, and one or more antibody drug conjugates, in the case of the ADC Paragon Option Agreement, directed to certain mutually agreed therapeutic targets of interest to Crescent. The Antibody Paragon Option Agreement includes two selected targets for CR-001: PD-1 and VEGF. The ADC Paragon Option Agreement includes one undisclosed target for CR-002 and three undisclosed targets for CR-003. From time to time, Crescent can choose to add additional targets to the ADC Paragon Option Agreement by mutual agreement with Paragon and Parascent.
The Paragon Option Agreements require Crescent, Paragon, and Parascent to develop a research plan for each target that includes design, modeling, synthesis, evaluation, and other mutually agreed activities, which activities primarily include performing preclinical studies. Paragon will perform the activities set forth in each Research Plan on the timelines set forth in such Research Plan and in compliance with a mutually agreed budget. Each Research Program will be overseen and coordinated by a joint development committee consisting of two employees from Crescent and two employees from Paragon, with Crescent and Paragon each having one vote with respect to decisions of the committee. When Paragon and Parascent have produced an antibody or ADC, as applicable, against a selected target, and upon the completion of each Research Program, Paragon and Parascent will deliver to Crescent a data package that includes sequence information for all then-existing antibodies or ADCs, as applicable, and information directed to such target. Crescent, Paragon, and Parascent have developed a Research Plan for CR-001, CR-002 and CR-003 consistent with the foregoing, and Paragon and Parascent have delivered an antibody against PD-1 and VEGF in accordance with such Research Plan.
Under the Paragon Option Agreements, Crescent has an Option, on a Research Program-by-Research Program basis, to enter into a separate agreement with Paragon consistent with a set of pre-negotiated terms. Each License Agreement will include (a) an exclusive, worldwide license to all of Paragon’s right, title, and interest in and to the intellectual property resulting from the applicable Research Program to develop, manufacture, and commercialize the monospecific antibodies or ADCs, as applicable, and products directed to the selected target(s), and (b) an exclusive (in the case of the Antibody Paragon Option Agreement) or non-exclusive (in the case of the ADC Paragon Option Agreement), worldwide license to all of Paragon’s right, title, and interest in and to the intellectual property resulting from the applicable Research Program to develop, manufacture, and commercialize multispecific antibodies or ADCs, as applicable, and products directed to the selected target(s). Additionally, each License Agreement under the ADC Paragon Option Agreement will include a non-exclusive, worldwide license to certain patents controlled by Paragon or its affiliates that (i) include a claim that expressly recites the sequence of the monospecific antibody included in the ADC, or derived from the ADC, applicable to the Research Program, and (ii) are necessary to develop, manufacture, commercialize or otherwise exploit the ADC or derived ADCs applicable to the Research Program, but exclude any patents owned or otherwise controlled by Paragon or its affiliates that cover the composition of matter of, or any method of specifically making or using, a multispecific ADC or a multispecific product directed to targets other than the undisclosed CR-002 target that is developed, manufactured, commercialized or otherwise exploited by Paragon or its affiliate or sublicensee (other than Crescent and its affiliates and sublicensees). Each License under the ADC Paragon Option Agreement will further include a right of first negotiation for a set period of time after the execution of the License Agreement with regard to any multispecific ADCs or products that are developed by Paragon. Each License Agreement shall also grant Crescent an exclusive license to any improvements Paragon may make to the relevant product candidate, and Crescent will retain ownership over anything Crescent invents, including improvements thereto. The Option with respect to each Research Program is exercisable at Crescent’s sole discretion at any time during the period beginning on the initiation of activities under the associated Research Program and ending a specified number of days following the delivery of the data package from Paragon related to the results of the Research Program. There is no payment due upon exercise of an Option pursuant to the Paragon Option Agreements. Activities under a Research Plan may continue past the exercise of an Option or entry into a License Agreement. Crescent exercised the Option with respect to CR-001 in March 2025 and entered into the related License Agreement in April 2025 pursuant to the Antibody Paragon Option Agreement. Crescent’s Options to acquire the intellectual property rights to CR-002 and CR-003 under the ADC Paragon Option Agreement currently remain unexercised.

Upon exercise of an Option with respect to a Research Program, the parties are obligated to use reasonable efforts to finalize and execute a License Agreement within 30 days. Under the terms of a License Agreement, Crescent expects that it will have sole authority over and control of the development, regulatory approval, manufacturing and commercialization of such in-licensed intellectual property worldwide. In addition, Crescent expects to have sole authority over and control of the application for and issuance of all regulatory approvals related to such in-licensed intellectual property. Prior to entry into a License Agreement, Paragon is responsible for the prosecution, defense, maintenance and enforcement of patents related to the Research Program. Following entry into a License Agreement, Crescent expects to control prosecution, defense, maintenance and enforcement of patents in-licensed under such License Agreement. However, there is no assurance that Crescent will successfully negotiate future License Agreements with Paragon or that the terms will not differ from those described in this proxy statement/prospectus.
Unless terminated earlier, the Paragon Option Agreements shall continue in force on a Research Program- by-Research Program basis until the later of: (i) the end of the Option Period for such Research Program, as applicable, if such Option is not exercised by Crescent; (ii) if Crescent exercises its Option with respect to a Research Program, but the parties are unable to finalize and execute a License Agreement within 30 days, the expiration of such 30-day period (subject to any mutually agreed extension of such period); and (iii) the expiration of the applicable Research Term (as defined under the applicable Paragon Option Agreement). Crescent may terminate any Paragon Option Agreement or any Research Program at any time for any or no reason upon 30 days’ prior written notice to Paragon; provided, that Crescent must pay certain unpaid fees due to Paragon upon such termination, as well as any non-cancellable obligations reasonably incurred by Paragon in connection with its activities under any terminated Research Program. Paragon may terminate any Paragon Option Agreements or any Research Program immediately upon written notice to Crescent if, as a result of any action or failure to act by Crescent or its affiliates, such Research Program or all material activities under the applicable Research Plan are suspended, discontinued or otherwise delayed for a certain consecutive number of months. Each party has the right to terminate any Paragon Option Agreement or any Research Program upon (i) 30 days’ prior written notice of the other party’s material breach that remains uncured for the 30-day period and (ii) the other party’s bankruptcy.
Upon signing of the Antibody Paragon Option Agreement, Crescent was required to reimburse Paragon $1.5 million for upfront research and development costs related to CR-001 and other general and administrative costs incurred by Paragon prior to September 19, 2024. Contemporaneously, Crescent also issued an aggregate of 5,000,000 shares of Crescent common stock to Paragon for aggregate non-cash upfront consideration of Paragon’s entry into the Antibody Paragon Option Agreement, valued at $0.20 per share, for a total of $1.0 million. Paragon subsequently contributed 2,500,000 of such shares to Parascent. The $1.5 million of research and development costs related to CR-001 reflects the actual historical direct costs incurred by Paragon as well as a 20% mark-up on the direct costs to approximate the indirect costs incurred by Paragon from the inception of the CR-001 program to the entry into the Antibody Paragon Option Agreement. All of the costs reflected in the upfront amount were incurred by Paragon between January 1, 2024 and the parties’ entry into the Paragon Option Agreement. Such direct costs were related to development activities. Of these upfront development costs related to CR-001 incurred by Paragon prior to September 19, 2024, a total of $1.5 million was recognized as research and development expense and less than $0.1 million was recognized as general and administrative expense during the period from September 19, 2024 (inception) to December 31, 2024. Crescent paid $1.5 million to Paragon in November 2024. The non-cash upfront consideration was recorded as research and development expense in Crescent’s consolidated statement of operations and comprehensive loss during the period from September 19, 2024 (inception) to December 31, 2024 as related IP license fees associated with entering into the Option Agreement. Paragon had no investments, intangibles, debt, or other assets or liabilities related to the CR-001 program aside from standard operating liabilities that were included in the upfront amount paid by Crescent to Paragon. Paragon’s cash flows related to the CR-001 program were operating cash flows and this categorization is consistent with the presentation of research and development expense-related cash flows, as presented on Crescent’s consolidated statement of cash flows.
Crescent is also required to pay Paragon for certain development fees and costs on a Research Program-by-Research Program basis. Under the Paragon Option Agreements, Crescent is required to pay Paragon a one-time, non-refundable research initiation fee within 30 days following finalization of a Research Plan in the amount of $1.3 million for CR-001, $2.5 million for CR-002, and $2.5 million for CR-003, which amounts were paid by Crescent in December 2024 for each of CR-001 and CR-002. Under the Paragon Option

Agreements, on a Research Program-by- Research Program basis, Crescent is required to make one-time non-refundable milestone payments to Paragon of up to a total of $22.0 million for CR-001, $46.0 million for CR-002, and $46.0 million for CR-003 upon the achievement of certain clinical development and regulatory milestones. Crescent paid a $1.5 million milestone payment to Paragon in connection with the achievement of a development candidate for CR-001, which was expensed as development costs for the fiscal year ended December 31, 2024 and paid in January 2025.
Upon exercise of the Option with respect to a Research Program, the parties are obligated to use reasonable efforts to finalize and execute a License Agreement within 30 days. Any License Agreement entered into with respect to a given Research Program shall contain the same milestone payment obligations as the applicable Paragon Option Agreement, provided that any milestone set in such Paragon Option Agreement that has not yet been achieved and is duplicated in such License Agreement shall no longer be achievable and payable under the terms of such Paragon Option Agreement and shall only be achievable under the terms of the License Agreement. For the avoidance of doubt, if a milestone is achieved and paid by Crescent pursuant to a Paragon Option Agreement for a certain Research Program, then there shall be no milestone payment due for the achievement of such milestone under a subsequently executed License Agreement for such Research Program. Further, under a License Agreement, Crescent would also be required to make royalty payments to Paragon in the low single-digit percentage range based on net sales of products, subject to certain reductions. The royalty term will terminate on a product-by-product and country-by-country basis upon the later of the expiration of the last-to-expire valid claim within the relevant patent rights or the twelfth anniversary of the first commercial sale of such product in such country.
Additionally, as part of the Paragon Option Agreements, on each of December 31, 2025 and December 31, 2026, Crescent will grant Parascent warrants to purchase a number of shares equal to 1.00% of Crescent’s outstanding capital stock as of the date of the grant on a fully-diluted basis, with an exercise price equal to the fair market value of the underlying shares of Crescent common stock on each respective grant date. If Crescent undergoes an initial public offering or a reverse merger transaction, Parascent is instead (not in addition to) entitled to receive warrants from the ultimate public company parent to purchase a number of shares of such parent equal to 1.00% of the outstanding shares of the parent as of the date of the grant, on a fully-diluted basis, as applicable. If completed, the Merger would constitute a reverse merger transaction for purposes of the foregoing, and, thus, on each of December 31, 2025 and December 31, 2026, the Combined Company would be obligated to grant Parascent warrants to purchase a number of shares equal to 1.00% of the Combined Company’s outstanding capital stock as of the date of the grant on a fully-diluted basis, with an exercise price equal to the fair market value of the underlying shares of Combined Company common stock on each respective grant date. Parascent is an entity formed by Paragon as a vehicle to hold equity in Crescent in order to share profits with certain employees of Paragon and will not perform any substantive role under the Paragon Option Agreements other than to receive such warrants.
As of the date of this proxy statement/prospectus, Crescent has paid Paragon (i) $11.8 million under the Antibody Paragon Option Agreement for development costs related to PD-1 and VEGF incurred by Paragon through the effective date of the agreement, including pre-development costs, (ii) $2.1 million under the ADC Paragon Option Agreement for development costs related to the undisclosed CR-002 target incurred by Paragon through the effective date of the agreement, and (iii) $1.1 million under the ADC Paragon Option Agreement for development costs related to the three undisclosed CR-003 targets incurred by Paragon through the effective date of the agreement.
CR-001 License Agreement
On April 28, 2025, Crescent entered into a License Agreement for all antibodies discovered, generated, identified or characterized by Paragon in the course of performing the CR-001 research program directed to PD-1 and VEGF, antibodies created by Crescent derived from the licensed antibodies and directed to PD-1 and VEGF, and products that comprise the foregoing with Paragon (the “CR-001 License Agreement”) consistent with the pre-negotiated terms agreed to upon execution of the Antibody Paragon Option Agreement, pursuant to which Paragon granted Crescent a royalty-bearing, worldwide, exclusive and sublicensable license with respect to certain inventions, patent rights, sequence information and other intellectual property rights related to bispecific and multispecific antibodies directed at PD-1 and VEGF (the “Licensed Antibody Technology”) to develop, manufacture, commercialize and otherwise exploit certain bispecific and multispecific antibodies and products targeting PD-1 and VEGF in the field of prophylaxis, palliation, treatment and diagnosis of human disease and disorders in all therapeutic areas (the “field”) and worldwide (the “territory”). Under the terms of the CR-001 License Agreement, Crescent is obligated to pay Paragon up to $22.0 million based on specific development and regulatory milestones, including a $1.5 million fee for the nomination of a development candidate and a further milestone payment of $2.5 million upon the first dosing of a human patient in a Phase 1 trial. Following the execution of the CR-001 License Agreement, Crescent is solely responsible for, and has sole authority and control over, all aspects of the development, manufacturing and commercialization of CR-001, including regulatory strategy, communications, filings and activities (including clinical trials). In addition, the following summarizes other key terms of the CR-001 License Agreement.
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Crescent will pay Paragon a low-to-mid single-digit percentage royalty based on annual net sales of the products in the field and in the territory, subject to a 30% reduction if there is no valid patent covering the product in the country.

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The royalty term ends on the later of (i) the twelfth anniversary of such date or (ii) the expiration of the last-to-expire valid patent covering the product in the country at issue.

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The CR-001 License Agreement may be terminated on 60 days’ notice by Crescent; on material breach without cure; and to the extent permitted by law, on a party’s insolvency or bankruptcy.

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With respect to patents licensed to Crescent under the CR-001 License Agreement that have been filed as of the effective date of the CR-001 License Agreement, Crescent will control the preparing, filing, prosecuting and maintenance of such patents. With respect to patents filed after the effective date of the CR-001 License Agreement, Paragon will control the preparing, filing, prosecuting and maintaining of such patents until the final deliverable for the relevant research program is delivered to Crescent, after which Crescent will control the preparing, filing, prosecuting and maintain of such patents.

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Crescent shall have the right to grant sublicenses under the CR-001 License Agreement, provided that (i) any sublicense agreement is consistent with all relevant terms, conditions and restrictions of the CR-001 License Agreement, (ii) Crescent provides Paragon with a copy of each sublicense agreement and any amendments thereto within 30 days following execution thereof and (iii) Crescent remains responsible for all payments and obligations due under the CR-001 License Agreement.

In January 2025, Crescent paid Paragon the related $1.5 million milestone payment in connection with the selection of a development candidate for CR-001 and recorded the payment as development expense in Crescent’s consolidated statements of operations and comprehensive loss during the period from September 19, 2024 (inception) to December 31, 2024.
Crescent Indemnification Agreements and Insurance
Crescent has entered into an indemnification agreement with each of its directors and officers and purchased directors’ and officers’ liability insurance. The indemnification agreements require Crescent to indemnify its directors and officers to the fullest extent permitted under Delaware law.
Crescent Restricted Stock Grants to Directors and Executive Officers
Crescent has entered into restricted stock purchase agreements with certain of its executive officers and directors, as more fully described in the sections titled “Crescent Executive Compensation” and “Crescent Director Compensation” beginning on pages 197 and 201, respectively, of this proxy statement/prospectus.
Crescent Policies for Approval of Related Party Transactions
Crescent does not have a formal policy regarding approval of transactions with related parties. To date, all disclosable transactions with related parties have been approved by the directors not interested in such transaction pursuant to Section 144(a)(1) of the DGCL. Following the completion of the Merger, Crescent anticipates that the Combined Company will adopt a related party transaction approval policy and the Combined Company’s audit committee will be responsible for the review, consideration and approval or ratification of related party transactions.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Defined terms included below shall have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus.
On October 28, 2024, Crescent entered into the Merger Agreement with GlycoMimetics and the Merger Subs, which agreement was subsequently amended on February 14, 2025 and April 28, 2025, pursuant to which, and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Merger Sub I will merge with and into Crescent, with Crescent surviving as a wholly owned subsidiary of GlycoMimetics and the surviving corporation of the First Merger, and, immediately following the First Merger and as part of the same overall transaction, Crescent will merge with and into Merger Sub II, with Merger Sub II being the surviving entity of the Second Merger. The closing of the Crescent Pre-Closing Financing is conditioned on the satisfaction or waiver of the conditions set forth in the Merger Agreement and is expected to occur immediately prior to the closing of the Merger, the pro forma adjustments reflect the Merger and the Crescent Pre-Closing Financing. The Merger is expected to close in the late second quarter of 2025 following the effectiveness of this registration statement and receipt of approval by the stockholders of each of Crescent and GlycoMimetics, in the latter case pursuant to the GlycoMimetics Special Meeting. In connection with the Merger, Merger Sub II will change its corporate name to “Crescent Biopharma Operating Company, LLC” and GlycoMimetics will change its name to “Crescent Biopharma, Inc.” GlycoMimetics following the Merger is referred to herein as the “Combined Company.” The Combined Company will be led by Crescent’s management team and will focus on developing differentiated oncology therapeutics for patients living with solid tumors.
At the First Effective Time, upon the terms and subject to the conditions set forth in the Merger Agreement, (i) each then-outstanding share of Crescent common stock (including shares of Crescent common stock issued in connection with the Crescent Pre-Closing Financing) will be automatically converted solely into the right to receive a number of shares of GlycoMimetics common stock equal to the Exchange Ratio, (ii) each then-outstanding share of Crescent preferred stock will be converted into the right to receive a number of shares of GlycoMimetics Series A Preferred Stock, which are each convertible into 1,000 shares of GlycoMimetics common stock, equal to the Exchange Ratio divided by 1,000, (iii) each then-outstanding option to purchase Crescent common stock will be assumed by GlycoMimetics and will be converted into an option to purchase shares of GlycoMimetics, subject to adjustment as set forth in the Merger Agreement, (iv) each then-outstanding Crescent restricted stock unit will be assumed by GlycoMimetics, subject to adjustment as set forth in the Merger Agreement, (v) each then-outstanding pre-funded warrant to purchase shares of Crescent common stock will be converted into a pre-funded warrant to purchase shares of GlycoMimetics common stock, subject to adjustment as set forth in the Merger Agreement and the form of warrant, (vi) the vesting of each option to acquire shares of GlycoMimetics common stock that is issued and outstanding will be accelerated, each in-the-money option will be cancelled and converted into the right to receive immediately prior to the First Effective Time a number of shares of GlycoMimetics common stock equal to the number of shares underlying such option, and each out-of-the-money option will be cancelled for no consideration; and (vii) each GlycoMimetics restricted stock unit will be cancelled and converted into the right to receive a number of shares of GlycoMimetics common stock equal to the number of unsettled shares of GlycoMimetics common stock underlying such GlycoMimetics restricted stock unit.
The Exchange Ratio is currently estimated to be approximately 15.4192 shares of GlycoMimetics common stock for each share of Crescent common stock on the closing date. Each share of Crescent preferred stock will be converted into the right to receive a number of shares of GlycoMimetics Series A Preferred Stock, equal to the Exchange Ratio divided by 1,000. Under the Exchange Ratio formula, the former Crescent stockholders immediately before the effective time, including those purchasing shares and pre-funded warrants in the Crescent Pre-Closing Financing, are estimated to own approximately 97.4% of the outstanding common stock of the Combined Company, and the stockholders of GlycoMimetics immediately before the effective time are estimated to own approximately 2.6% of the outstanding common stock of the Combined Company, which give effect to (a) GlycoMimetics estimated net cash as of the closing of the Merger being approximately $1.8 million, (b) Crescent closing the Crescent Pre-Closing Financing for an aggregate gross purchase price of approximately $200.0 million, which reflects the conversion of the previously issued $37.5 million of Convertible Notes and accrued interest, (c) a valuation for GlycoMimetics equal to $8.0 million subject to further adjustment for net cash at closing, and (d) a valuation for Crescent equal to $50.0 million plus $200.0 million of assumed proceeds in the Crescent Pre-Closing Financing, in each case as further described in the Merger Agreement.
The following unaudited pro forma condensed combined financial information gives effect to the Merger, which is expected to be accounted for as a reverse recapitalization under U.S. GAAP. For further details related to the accounting for the Merger, please see Notes 1 and 3 below. All share amounts have been adjusted to reflect the estimated Exchange Ratio of 15.4192 shares of GlycoMimetics common stock for each share of Crescent common stock, unless otherwise stated.
The unaudited pro forma condensed combined balance sheet combines the historical balance sheets of GlycoMimetics and Crescent as of December 31, 2024 and depicts the accounting of the transaction prepared pursuant to Article 11 of Regulation S-X (the “pro forma balance sheet transaction accounting adjustments”). The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2024 for GlycoMimetics, the period from September 19, 2024 (inception) to December 31, 2024 for Crescent, combine the historical results of GlycoMimetics and Crescent for those periods and depict the pro forma transaction accounting adjustments assuming that those adjustments were made as of January 1, 2024 (the “pro forma statements of operations transaction accounting adjustments”). Collectively, the pro forma balance sheet transaction accounting adjustments and the pro forma statements of operations transaction accounting adjustments are referred to as the “transaction accounting adjustments” or “pro forma adjustments.”
These unaudited pro forma condensed combined financial information and related notes have been derived from and should be read in conjunction with:
•
the historical audited financial statements of Crescent as of December 31, 2024 and for the period from September 19, 2024 (inception) to December 31, 2024, and the related notes included elsewhere in this proxy statement/prospectus;

•
the historical audited consolidated financial statements of GlycoMimetics as of and for the year ended December 31, 2024, and the related notes included elsewhere in this proxy statement/prospectus; and

•
the sections titled “GlycoMimetics’ Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Crescent’s Management’s Discussion and Analysis of Financial Condition and Results of Operation,” and other financial information relating to GlycoMimetics and Crescent included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined financial information is based on the assumptions and pro forma adjustments that are described in the accompanying notes. The pro forma adjustments are preliminary, subject to further revision as additional information becomes available and additional analyses are performed including but not limited to additional financing, additional direct and incremental offering costs and a reverse stock split. Adjustments have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. Differences between these preliminary estimates and the final accounting, expected to be completed after the closing of the Merger, may occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial information.
The unaudited pro forma condensed combined financial information does not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the integration of the two companies. The unaudited pro forma condensed combined financial information is not necessarily indicative of the financial position or results of operations in the future periods or the result that actually would have been realized had GlycoMimetics and Crescent been a combined organization during the specified periods. The actual results reported in periods following the Merger may differ significantly from those reflected in the unaudited condensed combined pro forma financial information presented herein for a number of reasons, including, but not limited to, differences in the assumptions used to prepare this unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF DECEMBER 31, 2024
(In thousands)
	Historical
	5(A) Glyco Mimetics, Inc.	5(B) Crescent Biopharma, Inc.	Transaction Accounting Adjustments	Notes	Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$10,720	$34,766	$(5,200)	5(a)	$180,757
			161,648	5(c)
			(17,365)	5(d)
			(2,900)	5(e)
			(912)	5(g)
Prepaid expenses and other current assets	371	38	(371)	5(f)	38
Total current assets	11,091	34,804	134,900		180,795
Other assets	—	813	(813)	5(d)	—
Total assets	$11,091	$35,617	$134,087		$180,795
Liabilities, Convertible Preferred Stock and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$329	$107	$—		$436
Accrued expenses	5,382	2,225	(4,536)	5(a)	1,356
			(870)	5(c)
			(845)	5(g)
Related party accounts payable and other current liabilities	—	7,221	—		7,221
Warrant liability, related party	—	61	—		61
Lease liabilities	67	—	(67)	5(g)	—
Total current liabilities	5,778	9,614	(6,318)		9,074
Notes payable, noncurrent	—	37,482	(37,482)	5(c)	—
Total liabilities	5,778	47,096	(43,800)		9,074
Crescent convertible preferred stock	—	4,000	(4,000)	5(b)	—
Stockholders’ equity (deficit)
GlycoMimetics Series A convertible preferred stock	—	—	4,000	5(b)	4,000
GlycoMimetics common stock	64	—	(64)	5(i)	—
Crescent common stock	—	1	326	5(c)	1,684
			1,287	5(c)
			64	5(i)
			6	5(i)
Additional paid-in capital	499,613	2,387	38,026	5(c)	183,904
			160,361	5(c)
			(18,178)	5(d)
			400	5(h)
			(498,699)	5(i)
			(6)	5(i)
Accumulated deficit	(494,364)	(17,867)	(664)	5(a)	(17,867)
			(2,900)	5(e)
			(371)	5(f)
			(400)	5(h)
			498,699	5(i)
Total stockholders’ equity (deficit)	5,313	(15,479)	181,887		171,721
Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$11,091	$35,617	$134,087		$180,795
See accompanying notes to the unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
AND COMPREHENSIVE LOSS FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2024
(In thousands, except share and per share amounts)
	Historical
	6(A) Glyco Mimetics, Inc.	6(B) Crescent Biopharma Inc.	Transaction Accounting Adjustments	Note	Pro Forma Combined	Note
Operating expenses:
Research and development	$14,260	$14,034	$—		$28,294
General and administrative	18,249	3,157	664	6(a)	22,842
			371	6(b)
			400	6(c)
Restructuring and asset impairment charges	7,530	—	—		7,530
Total operating expenses	40,039	17,191	1,436		58,666
Loss from operations	(40,039)	(17,191)	(1,436)		(58,666)
Other income (expense):
Gain on sale of asset	1,225	—	—		1,225
Interest income	935	176	—		1,111
Interest expense	—	(852)	852	6(d)	—
Total other income (expense)	2,160	(676)	852		2,336
Net loss and comprehensive loss	$(37,879)	$(17,867)	$(584)		$(56,330)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	64,477,249				1,760,559,018	6(e)
Weighted-average shares used in computing net loss per share attributable to Series A non-voting convertible preferred stockholders, basic and diluted	—				308,384	6(e)
Net loss per share attributable to common stockholders, basic and diluted	$(0.59)				$(0.03)
Net loss per share attributable to Series A non-voting convertible preferred stockholders, basic and diluted	$—				$(27.23)
See accompanying notes to the unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
1.
Description of the Merger

On October 28, 2024, Crescent entered into the Merger Agreement with GlycoMimetics and the Merger Subs, which agreement was subsequently amended on February 14, 2025 and April 28, 2025, pursuant to which, and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Merger Sub I will merge with and into Crescent, with Crescent surviving as a wholly owned subsidiary of GlycoMimetics and the surviving corporation of the First Merger, and, immediately following the First Merger and as part of the same overall transaction, Crescent will merge with and into Merger Sub II, with Merger Sub II being the surviving entity of the Second Merger. The Merger, including the Crescent Pre-Closing Financing, is expected to close in the late second quarter of 2025 following the effectiveness of this registration statement and receipt of approval by the stockholders of each of Crescent and GlycoMimetics, in the latter case pursuant to the GlycoMimetics Special Meeting. In connection with the Merger, Merger Sub II will change its corporate name to “Crescent Biopharma Operating Company, LLC” and GlycoMimetics will change its name to “Crescent Biopharma, Inc.” GlycoMimetics following the Merger is referred to herein as the “Combined Company.” Subject to the terms and conditions of the Merger Agreement, at closing of the Merger:
a)
each then-outstanding share of Crescent common stock (including shares of Crescent common stock issued in connection with the Crescent Pre-Closing Financing) will be converted into the right to receive a number of shares of GlycoMimetics common stock equal to the Exchange Ratio;

b)
each then-outstanding share of Crescent preferred stock will be converted into the right to receive a number of shares of GlycoMimetics Series A Preferred Stock, which are each convertible into 1,000 shares of GlycoMimetics common stock, equal to the Exchange Ratio divided by 1,000;

c)
each then-outstanding option to purchase Crescent common stock will be assumed by GlycoMimetics and will be converted into an option to purchase shares of GlycoMimetics common stock, subject to adjustment as set forth in the Merger Agreement;

d)
each then-outstanding Crescent restricted stock unit will be assumed by GlycoMimetics, subject to adjustment as set forth in the Merger Agreement; and

e)
each then-outstanding pre-funded warrant to purchase shares of Crescent common stock will be converted into a pre-funded warrant to purchase shares of GlycoMimetics common stock, subject to adjustment as set forth in the form of pre-funded warrant.

The shares of GlycoMimetics common stock issued in exchange for shares of Crescent restricted stock will to the same extent be unvested and subject to the same repurchase option or risk of forfeiture.
Under the terms of the Merger Agreement, the GlycoMimetics Board will take actions to accelerate the vesting of certain outstanding options to purchase GlycoMimetics common stock held by a current employee, director or consultant of GlycoMimetics as of the closing of the Merger. The acceleration of vesting of GlycoMimetics options occurs upon a modification of the awards as a result of the Merger. The incremental fair value of GlycoMimetics options associated with the modification to accelerate vesting has been included as an adjustment to the unaudited pro forma condensed combined financial information.
Each option to acquire shares of GlycoMimetics common stock with an exercise price less than or equal to the GlycoMimetics Closing Price will be cancelled and converted into the right to receive a number of shares of GlycoMimetics common stock underlying such GlycoMimetics option, and each option with an exercise price greater than the GlycoMimetics Closing Price to acquire shares of GlycoMimetics common stock will be cancelled for no consideration. The incremental fair value of GlycoMimetics options associated with the modification to accelerate vesting and the acceleration of grant date fair value associated with the cancelation of certain stock options for no consideration has been included as an adjustment to the unaudited pro forma condensed combined financial information. Each GlycoMimetics restricted stock unit will be cancelled and converted into the right to receive a number of shares of GlycoMimetics common stock equal to the number of unsettled shares of GlycoMimetics common stock underlying such GlycoMimetics restricted stock unit.

Immediately following the Merger, GlycoMimetics securityholders as of immediately prior to the Merger are expected to own approximately 2.6% of the outstanding capital stock of the Combined Company on a fully diluted basis, former Crescent securityholders, excluding shares purchased in the Crescent Pre-Closing Financing, are expected to own approximately 32.5% of the outstanding capital stock of the Combined Company on a fully diluted basis, and shares and pre-funded warrants issued in the Crescent Pre-Closing Financing are expected to own approximately 64.9% of the outstanding capital stock of the Combined Company on a fully diluted basis. Crescent stockholders are expected to receive approximately 2,423,219,696 shares on a fully diluted basis in connection with the Merger, including (i) 423,933,421 shares of GlycoMimetics common stock and stock options subject to vesting terms, based on the number of shares of Crescent common stock outstanding immediately prior to the Merger, including Crescent restricted stock, (ii) the shares of common stock and pre-funded warrants issued in the Crescent Pre-Closing Financing, and (iii) Crescent preferred stock outstanding as of December 31, 2024, which will be exchanged into shares of newly created GlycoMimetics Series A Preferred Stock which are each convertible into 1,000 shares of GlycoMimetics common stock, equal to the Exchange Ratio divided by 1,000. These estimates are subject to certain inputs, which include, but are not limited to, (a) GlycoMimetics’ net cash as of the closing of the Merger being approximately $1.8 million, (b) Crescent closing the Crescent Pre-Closing Financing for an aggregate purchase price of approximately $200.0 million, which reflects the contribution and cancellation of the previously issued $37.5 million of Convertible Notes and accrued interest, (c) a valuation for GlycoMimetics equal to $8.0 million subject to further adjustment for net cash at closing, and (d) a valuation for Crescent equal to $50.0 million plus $200 million of assumed proceeds in the Crescent Pre-Closing Financing, in each case as further described in the Merger Agreement. The following table summarizes the pro forma number of shares of common stock of the Combined Company outstanding following the consummation of the transactions:
	Pro Forma (Assuming GlycoMimetics Net Cash at Closing of $1.8 million)
Equity Capitalization Summary (fully diluted basis) Upon Consummation of the Merger	Number of Shares Owned	% Ownership
Crescent stockholders	809,500,046	32.5%
GlycoMimetics stockholders	64,532,091	2.6%
Investors participating in the Subscription Agreement(1)	1,613,719,650	64.9%
Total common stock of the combined company	2,487,751,787	100.0%

(1)
Includes 278,010,526 pre-funded warrants issued in the Crescent Pre-Closing Financing after reflecting the estimated Exchange Ratio.

Consummation of the Merger is subject to certain closing conditions, including, among other things, (1) approval by GlycoMimetics stockholders of the issuance of GlycoMimetics common stock, including shares of GlycoMimetics common stock issuable upon conversion of the GlycoMimetics Series A Preferred Stock, and the other transactions proposed under the Merger Agreement, (2) approval by the requisite Crescent stockholders of the adoption and approval of the Merger Agreement and the transactions contemplated thereby, (3) Nasdaq’s approval of the listing application to be submitted in connection with the Merger, and (4) the effectiveness of this registration statement.
The employment agreements for GlycoMimetics employees include entitlement to change in control payments for certain executives, and severance for certain non-executives, the aggregate of which will be treated as pre-Merger compensation expense of GlycoMimetics and will be reflected as an increase to accrued expenses of GlycoMimetics, which will be assumed by the Combined Company at the closing of the Merger to the extent they are not yet settled in cash beforehand by GlycoMimetics. Prior to the closing of the Merger, GlycoMimetics also has or expects to (i) discontinue its research and development activities, (ii) close out of all contracts related to GlycoMimetics’ worldwide clinical trial, and (iii) terminate its office space leases. Additionally, GlycoMimetics’ current Directors & Officers (“D&O”) policy will be fully utilized at the closing of the Merger.

Private Financing Transaction — Subscription Agreement
In connection with the Merger, on February 14, 2025, Crescent and GlycoMimetics entered into the Subscription Agreement with certain institutional and accredited investors, pursuant to which such investors have agreed, subject to the terms and conditions of such agreements, to purchase immediately prior to the consummation of the Merger, 86,626,359 shares of Crescent common stock and 18,030,153 pre-funded warrants, at an estimated purchase price of $1.9110 per share and $1.9109 per warrant, for an aggregate purchase price of $200.0 million in a private placement, which includes $37.5 million proceeds received as of December 31, 2024 from the issuance of a convertible note and accrued interest. The closing of the Crescent Pre-Closing Financing is conditioned on the satisfaction or waiver of the conditions set forth in the Merger Agreement and is expected to occur immediately prior to the closing of the Merger.
2.
Basis of Presentation

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. The adjustments presented in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an understanding of the Combined Company upon consummation of the Merger. The unaudited pro forma condensed combined statement of operations data for the twelve months ended December 31, 2024 give effect to the Merger as if it had been consummated on January 1, 2024. The unaudited pro forma condensed combined balance sheet as of December 31, 2024 gives effect to the Merger and combines the historical balance sheets of GlycoMimetics and Crescent as if the Merger had been consummated on December 31, 2024.
The unaudited pro forma condensed combined financial information is based on the assumptions and adjustments that are described in the accompanying notes. Accordingly, the pro forma adjustments are preliminary, subject to further revision as additional information becomes available and additional analyses are performed and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. Differences between these preliminary accounting conclusions and estimates and the final accounting conclusions and amounts may occur as a result of, among other reasons: (i) changes in initial assumptions in the determination of the accounting acquirer and related accounting, (ii) changes in the amount of GlycoMimetics net cash to be assumed at the closing date, and (iii) other changes in GlycoMimetics’ assets and liabilities, which are expected to be completed after the closing of the Merger, and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial information and the Combined Company’s future results of operations and financial position.
3.
Accounting for the Merger

The unaudited pro forma condensed combined financial information gives effect to the Merger, is expected to be accounted for under U.S. GAAP as a reverse recapitalization of GlycoMimetics by Crescent, as the transaction is, in essence, the issuance of equity for GlycoMimetics’ net assets, which will primarily consist of nominal operations and assets consisting of cash and nominal other assets immediately before the Merger. Under this method of accounting, Crescent will be considered the accounting acquirer for financial reporting purposes. This determination is based on the expectations that, immediately following the Merger:
•
Immediately prior to the Merger, Crescent is not a variable interest entity as it has sufficient equity at risk in order to fund its next development milestones;

•
Crescent stockholders will own a substantial majority of the voting rights in the Combined Company through existing ownership and additional interest through the Subscription Agreement;

•
Crescent’s largest stockholder will retain the largest interest in the Combined Company (25.4%);

•
Crescent will designate the initial members of the Combined Company board of directors;

•
Crescent’s executive management team will become the management of the Combined Company; and

•
The Combined Company will be renamed “Crescent Biopharma, Inc.”

As a result of Crescent being the accounting acquirer, Crescent’s assets and liabilities will be recorded at their pre-combination carrying amounts. GlycoMimetics’ assets and liabilities will be measured and recognized at their fair values as of the effective time of the Merger, which are expected to approximate the carrying value of the acquired other non-operating assets and liabilities, with no goodwill or other intangible assets recorded. Any difference between the consideration transferred and the fair value of the net assets of GlycoMimetics following the determination of the actual consideration transferred for GlycoMimetics will be reflected as an adjustment to additional paid-in capital. For periods prior to closing of the Merger, the historical financial statements of Crescent shall become the historical financial statements of the Combined Company.
4.
Shares of GlycoMimetics Common Stock, Convertible Preferred Stock, Options, and Warrants Issued to Crescent Stockholders upon Closing of the Merger

At the closing of the Merger, all outstanding shares of Crescent common stock, on a fully-diluted basis, will be exchanged for shares of GlycoMimetics common stock based on the preliminary estimated Exchange Ratio of 15.4192 shares of GlycoMimetics common stock for each share of Crescent common stock, determined in accordance with the terms of the Merger Agreement. Each share of Crescent preferred stock will be converted into the right to receive a number of shares of GlycoMimetics Series A Preferred Stock, equal to the Exchange Ratio divided by 1,000 (and each such share of GlycoMimetics Series A Preferred Stock will have the right to convert into 1,000 shares of GlycoMimetics common stock, subject to certain limitations). The estimated number of shares of GlycoMimetics common stock that GlycoMimetics expects to issue to Crescent’s stockholders assumes GlycoMimetics net cash at the closing of the Merger is $1.8 million and is determined as follows:
Shares of Crescent common stock outstanding as of December 31, 2024(1)(2)	6,169,753
Shares of Crescent common stock to be issued upon conversion of Crescent convertible preferred stock	20,000,000
Shares of Crescent common stock to be issued upon exercise of Crescent stock options(3)	23,295,911
Shares of Crescent common stock to be issued upon vesting of Crescent restricted stock units(4)	3,033,820
Estimated shares of Crescent common stock to be issued in connection with the Purchase Agreements, see Note 5(c)	86,626,359
Estimated Crescent pre-funded warrants to be issued in connection with the Purchase Agreements, see Note 5(c)	18,030,153
Total Crescent fully diluted shares prior to the closing of the merger	157,155,996
Estimated Exchange Ratio	15.4192
Estimated fully diluted shares to be issued to Crescent stockholders and Investors participating in Purchase Agreements upon closing of the merger	2,423,219,696

(1)
On April 14, 2025, as a result of Dr. Violin no longer serving as Chief Executive Officer and President, Crescent repurchased 885,045 shares of restricted stock at the price Dr. Violin originally purchased such shares, and Dr. Violin agreed to forfeit 3,717,141 unvested stock options.

(2)
Represents shares of Crescent common stock outstanding as of December 31, 2024, as well as 822,605 shares of unvested Crescent restricted stock and 5,618 shares issued with respect to stock options exercised during the three months ended March 31, 2025.

(3)
Represents the outstanding stock options as of December 31, 2024 to acquire Crescent common stock, stock options granted during the three months ended March 31, 2025, and stock options granted in April and May 2025 to acquire Crescent common stock.

(4)
Represents the outstanding restricted stock units granted during the three months ended March 31, 2025 to acquire Crescent common stock.

5.
Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2024

The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:
Pro forma notes:
5(A)   Derived from the audited balance sheet of GlycoMimetics as of December 31, 2024.
5(B)   Derived from the audited balance sheet of Crescent as of December 31, 2024.
Pro forma Balance Sheet Transaction Accounting Adjustments:
5(a)   To reflect preliminary estimated incremental compensation expense of $0.7 million related to severance and retention payments resulting from pre-existing employment agreements or from approval from the GlycoMimetics Board that is expected to be incurred upon the closing of the Merger. This amount is in addition to existing severance and retention payments of $4.5 million owed and unpaid by GlycoMimetics on December 31, 2024. The pro forma adjustment is reflected as a decrease in cash of $5.2 million for the severance payments made subsequent to December 31, 2024, a decrease to accrued expenses of $4.5 million and an increase to accumulated deficit of $0.7 million.
5(b)   To reflect the exchange of all outstanding shares of Crescent preferred stock, with a carrying amount of $4.0 million, into newly created GlycoMimetics Series A Preferred Stock at closing of the Merger, with the terms of GlycoMimetics Series A Preferred Stock expected to result in classification within stockholders’ equity.
5(c)   To reflect the issuance of 86,626,359 shares of Crescent common stock and 18,030,153 pre-funded warrants, prior to giving effect to the Exchange Ratio, pursuant to the Subscription Agreement, for an aggregate purchase price of $200.0 million (which includes $37.5 million of gross proceeds previously received by Crescent from the issuance of its Convertible Notes). The aggregate proceeds are net less than $0.1 million of debt issuance costs and include accrued interest of $0.9 million as of December 31, 2024 adjusted through accumulated deficit (see Note 6(d)), for net proceeds prior to transaction costs of $161.6 million. The issuance of shares in connection with the Subscription Agreement are recorded as the issuance of Crescent common stock at par value, with the remaining amount recorded to additional paid-in-capital.
The net cash proceeds received prior to direct and incremental transaction costs from the Subscription Agreement and corresponding adjustment to additional paid-in-capital upon close of the Merger is determined as follows (in thousands):
Aggregate purchase price of Purchase Agreement	$200,000
Net proceeds previously received from issuance of convertible note as of December 31, 2024	(37,482)
Debt issuance costs recorded as part of issuance of convertible note as of December 31, 2024	(18)
Accrued interest payable as part of issuance of convertible note as of December 31, 2024, see Note 6(d)	(852)
Net proceeds received prior to direct and incremental transaction costs from the Purchase Agreement upon close of the Merger	$161,648
Issuance of Crescent common stock and pre-funded warrants at par value upon close of the Merger	(1,287)
Additional paid-in capital related to the issuance of Crescent common stock and pre-funded warrants upon close of the Merger (excluding Crescent common stock issued in connection with conversion of convertible note)	$160,361
5(d)   To reflect preliminary estimated transaction costs of $17.4 million, not yet reflected in the historical financial statements, that are expected to be incurred by Crescent in connection with the Merger, and $0.8 million reflected in the historical financial statements as deferred offering costs, such as advisory, legal and auditor fees, as a reduction in cash and a reduction in other assets in the unaudited pro forma condensed combined balance sheet. As the Merger will be accounted for as a reverse recapitalization equivalent to the issuance of equity for the net assets, primarily cash, of GlycoMimetics, these direct and incremental costs are treated as a reduction of the net proceeds received within additional paid-in capital.
5(e)   To reflect preliminary estimated transaction costs of $2.9 million, not yet reflected in the historical financial statements, which are expected to be incurred by GlycoMimetics in connection with the Merger, such as advisory, legal and auditor fees and including the estimated $1.6 million cost of a D&O tail policy, as a reduction in cash and a reduction in accumulated deficit of $2.9 million in the unaudited pro forma condensed combined balance sheet.
5(f)   To derecognize $0.4 million of GlycoMimetics’ prepaid expenses and other current assets consisting of $0.1 million of prepaid expenses related to software that will not be utilized and $0.3 million of prepaid insurance primarily related to the current GlycoMimetics’ D&O insurance policy that will be fully utilized at the closing of the Merger.
5(g)   To reflect the derecognition of GlycoMimetics’ operating lease liability and other accrued expenses that will be paid prior to the closing of the Merger.
5(h)   To reflect the one-time stock compensation expense of $0.4 million in general and administrative expense related to the acceleration of stock options pursuant to a modification to accelerate vesting of certain stock options per the terms of the Merger Agreement.
5(i)   To reflect the recapitalization of Crescent and the derecognition of accumulated other comprehensive income and the accumulated deficit of GlycoMimetics, which is reversed to additional paid-in capital.
The derecognition of accumulated deficit of GlycoMimetics of $498.7 million is determined as follows (in thousands):
Accumulated deficit of GlycoMimetics as of December 31, 2024	$494,364
Compensation expense related to GlycoMimetics severance and retention payments, see Note 5(a)	663
Preliminary estimated transaction costs of GlycoMimetics, see Note 5(e)	2,900
Derecognition of GlycoMimetics prepaid expenses, see Note 5(f)	371
Pre-merger stock-based compensation expense for GlycoMimetics’ accelerated awards, see Note 5(h)	400
Total adjustment to derecognize the accumulated deficit of GlycoMimetics	$498,699

6.
Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations and Comprehensive Loss

The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:
Pro forma notes:
6(A)   Derived from the audited consolidated statements of operations and comprehensive loss of GlycoMimetics for the year ended December 31, 2024.
6(B)   Derived from the audited statement of operations and comprehensive loss of Crescent for the period September 19, 2024 (inception) to December 31, 2024.
Crescent and GlycoMimetics did not record any provision or benefit for income taxes during the year ended December 31, 2024 because each company incurred a pre-tax loss in 2024 and each company maintained a full valuation allowance on its deferred tax assets. Accordingly, no pro forma adjustments have an impact on associated income tax.

Pro forma Statements of Operations Transaction Accounting Adjustments:
6(a)   To reflect preliminary estimated incremental compensation expense related to severance and retention payments recorded in general and administrative expenses of $0.7 million, resulting from pre-existing employment agreements or from approval from the GlycoMimetics Board that will be incurred upon the closing of the Merger, assuming that the adjustment described in Note 5(a) was made on January 1, 2024.
6(b)   To reflect the derecognition of GlycoMimetics’ prepaid expenses and other current assets of $0.4 million related to $0.1 million of software that will not be utilized, and prepaid insurance of $0.3 million primarily related to the current GlycoMimetics D&O policy that will be fully utilized at the closing of the Merger, assuming the adjustment made in Note 5(f) was made on January 1, 2024.
6(c)   To reflect the one-time stock compensation expense of $0.4 million in general and administrative expense acceleration of stock options pursuant to a modification to accelerate vesting of certain stock options assuming the adjustment made in Note 5(h) was made on January 1, 2024.
6(d)   To reflect Crescent’s interest expense related to its Convertible Notes that is recorded in its historical financial statements, to be derecognized in the unaudited pro forma condensed combined statement of operations for the twelve months ended December 31, 2024, assuming the adjustment described in Note 5(c) was made on January 1, 2023.
6(e)   The pro forma combined basic and diluted net loss per share has been adjusted to reflect the pro forma net loss for the year ended December 31, 2024. In addition, the number of shares used in calculating the pro forma combined basic and diluted net loss per share has been adjusted to reflect the estimated total number of shares of common stock of the Combined Company for the respective periods. Pro forma weighted average shares outstanding includes the pre-funded warrants related to the Subscription Agreement as the exercise price is negligible and they are fully vested and exercisable. Shares of GlycoMimetics Series A Preferred Stock share the same characteristics as common stock and have no substantive preference attributed to them and, accordingly, have been considered a class of common stock in the computation of net loss per share regardless of their legal form. Net loss is allocated to common stock based on its proportional ownership on an as-converted basis. Net loss is not allocated to participating securities as they do not have an obligation to fund losses.
The pro forma weighted average shares have been calculated as follows:
December 31, 2024
Basic and Diluted
Net loss attributable to common stockholders	$(47,934)
Net loss attributable to Series A non-voting convertible preferred stockholders	$(8,396)
Historical weighted average number of GlycoMimetics common shares outstanding	64,477,249
Shares of GlycoMimetics common stock issued to Crescent stockholders upon close of Merger, assuming consummation of the Merger as of January 1, 2024(1)	1,696,081,769
Pro forma combined weighted average number of common shares outstanding	1,760,559,018
Pro forma combined weighted average number of shares of Series A Preferred Stock outstanding	308,384
Net loss per share attributable to common stockholders, basic and diluted	$(0.03)
Net loss per share attributable to Series A non-voting convertible preferred stockholders, basic and diluted	$(27.23)

(1)
Represents the estimated shares of GlycoMimetics common stock and pre-funded warrants issued to Crescent stockholders at the closing of the Merger, excluding (i) the outstanding and unvested Crescent restricted stock awards and units and options to purchase Crescent common stock at the closing of the Merger that were converted to the right to receive 59,462,988 shares of the GlycoMimetics common stock and 359,204,314 options to purchase shares of GlycoMimetics common stock after reflecting the estimated Exchange Ratio and (ii) the outstanding shares of Crescent preferred stock that were exchanged for 308,384 shares of GlycoMimetics Series A Preferred Stock. The 59,462,988 shares of GlycoMimetics common stock issued in exchange for shares of Crescent restricted stock awards and units and 359,204,314 options to purchase shares of GlycoMimetics common stock issued in exchange for options to purchase shares of Crescent common stock are subject to the same vesting and forfeiture conditions, applicable, as they were prior to the Merger.
To present the effect of the proposed reverse stock split range, the unaudited pro forma condensed combined financial earnings per share has been prepared using the assumptions below:
Proposed Reverse Stock Split	Minimum (1 for 70)	Mid (1 for 90)	Maximum (1 for 110)
Historical weighted average number of GlycoMimetics common shares outstanding	921,104	716,414	586,157
Shares of GlycoMimetics common stock issued to Crescent stockholders upon close of Merger, assuming consummation of the Merger as of January 1, 2024	24,229,740	18,845,353	15,418,925
Pro forma combined weighted average number of common shares outstanding	25,150,844	19,561,767	16,005,082
Pro forma combined weighted average number of shares of Series A Preferred Stock outstanding	4,405	3,426	2,803
Net loss per share attributable to common stockholders, basic and diluted	$(1.91)	$(2.45)	$(2.99)
Net loss per share attributable to Series A non-voting convertible preferred stockholders, basic and diluted	$(1,905.85)	$(2,450.38)	$(2,994.91)

DESCRIPTION OF GLYCOMIMETICS CAPITAL STOCK
The following description of GlycoMimetics capital stock and provisions of the GlycoMimetics Charter and GlycoMimetics Bylaws are summaries and are qualified by reference to such charter and bylaws and applicable provisions of Delaware corporate law. Copies of these documents are filed as exhibits to the registration statement of which this proxy/prospectus forms a part.
Authorized Capital Stock
The GlycoMimetics Charter authorizes GlycoMimetics to issue up to 150,000,000 shares of common stock, $0.001 par value per share, and 5,000,000 shares of preferred stock, $0.001 par value per share. The GlycoMimetics Board may establish the rights and preferences of the preferred stock from time to time.
Description of Common Stock
Voting Rights
Each holder of GlycoMimetics common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Under the GlycoMimetics Charter and GlycoMimetics Bylaws, GlycoMimetics’ stockholders do not have cumulative voting rights. Because of this, the holders of a majority of the shares of GlycoMimetics common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they should so choose.
Dividends
Subject to preferences that may be applicable to any then-outstanding shares of preferred stock, holders of GlycoMimetics common stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by the GlycoMimetics Board out of legally available funds.
Liquidation
In the event of GlycoMimetics’ liquidation, dissolution or winding up, holders of GlycoMimetics common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of GlycoMimetics’ debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then-outstanding shares of GlycoMimetics preferred stock.
Rights and Preferences
Holders of GlycoMimetics common stock have no preemptive, conversion or subscription rights and there are no redemption or sinking fund provisions applicable to the GlycoMimetics common stock. The rights, preferences and privileges of the holders of GlycoMimetics common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of GlycoMimetics preferred stock that GlycoMimetics may designate in the future.
Description of Preferred Stock
The GlycoMimetics Board has the authority, without further action by GlycoMimetics’ stockholders, to issue up to 5,000,000 shares of GlycoMimetics preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the rights, preferences and privileges of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereon, and to increase or decrease the number of shares of any such series, but not below the number of shares of such series then outstanding.
The GlycoMimetics Board may authorize the issuance of GlycoMimetics preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of GlycoMimetics common stock. The purpose of authorizing the GlycoMimetics Board to issue GlycoMimetics preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of GlycoMimetics preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of GlycoMimetics and may adversely affect the market price of GlycoMimetics common stock and the voting and other rights of the holders of GlycoMimetics common stock. It is not possible to state the actual effect of the issuance of any shares of GlycoMimetics preferred stock on the rights of holders of GlycoMimetics common stock until the GlycoMimetics Board determines the specific rights attached to that GlycoMimetics preferred stock.
In connection with the proposed merger between GlycoMimetics and Crescent Biopharma, Inc., the GlycoMimetics Board is expected to designate 308,384 shares of GlycoMimetics preferred stock, to be designated as the Series A Preferred Stock.
Holders of the Series A Preferred Stock will be entitled to receive dividends equal to, on an as-if-converted-to-GlycoMimetics common stock basis, and in the same form as dividends actually paid on shares of GlycoMimetics common stock. Except as otherwise required by law, the Series A Preferred Stock will not have voting rights. However, as long as any shares of Series A Preferred Stock are outstanding, GlycoMimetics will not, without the affirmative vote of the holders of a majority of the then outstanding shares of the Series A Preferred Stock, (a) alter or change adversely the powers, preferences or rights given to the s Series A Preferred Stock, (b) alter or amend the certificate of designation of the Series A Preferred Stock, (c) amend the GlycoMimetics Charter or the GlycoMimetics Bylaws in any manner that adversely affects any rights of the holders of the Series A Preferred Stock, (d) file any articles of amendment, certificate of designations, preferences, limitations and relative rights of any series of GlycoMimetics Preferred Stock (as defined in the certificate of designation for the Series A Preferred Stock), if such action would adversely alter or change the preferences, rights, privileges or powers of, or restrictions provided for the benefit of the Series A Preferred Stock, (e) issue further shares of the Series A Preferred Stock or increase or decrease (other than by conversion) the number of authorized shares of the Series A Preferred Stock, (f) at any time while at least 30% of the originally issued Series A Preferred Stock remains issued and outstanding, consummate either (A) a Fundamental Transaction (as defined in the certificate of designation of the Series A Preferred Stock) or (B) any merger or consolidation or other business combination in which GlycoMimetics’ stockholders immediately before such transaction do not hold at least a majority of GlycoMimetics’ capital stock immediately after such transaction, (g) increase the authorized number of directors constituting the GlycoMimetics Board or change the number of votes entitled to be cast by any director or directors on any matter or (h) enter into any agreement with respect to any of the foregoing. The Series A Preferred Stock will not have a preference upon GlycoMimetics’ liquidation, dissolution or winding-up.
At all times when at least 30% of the originally issued Series A Preferred Stock will remain issued and outstanding, (i) the holders of Series A Preferred Stock, exclusively and voting together as a separate class on an as-converted to common stock basis, shall be entitled to elect two (2) directors (the “Preferred Directors”); and (ii) the holders of GlycoMimetics common stock and of any other class or series of voting stock (including the Series A Preferred Stock), exclusively and voting together as a single class on an as-converted to common stock basis, shall be entitled to elect the balance of the total number of directors. Any Preferred Director may be removed without cause only by the affirmative vote of the holders of a majority of the Series A Preferred Stock. Each Preferred Director shall be entitled to three (3) votes on each matter presented to the GlycoMimetics Board.
Subject to certain limitations and the completion of certain steps in connection with the proposed Merger with Crescent, each share of Series A Preferred Stock then outstanding shall be convertible, at any time and from time to time, at the option of the holder of the Series A Preferred Stock, into a number of shares equal to 1,000 shares of common stock.
Anti-Takeover Provisions
The GlycoMimetics Charter provides for the GlycoMimetics Board to be divided into three classes with staggered three-year terms. Only one class of directors is elected at each annual meeting of GlycoMimetics’ stockholders, with the other classes continuing for the remainder of their respective three-year terms. Because GlycoMimetics’ stockholders do not have cumulative voting rights, stockholders holding a majority of the shares of common stock outstanding are able to elect all of GlycoMimetics’ directors. The GlycoMimetics Charter and the GlycoMimetics Bylaws also provide that directors may be removed by the stockholders only for cause upon the vote of 66 2∕3% or more of GlycoMimetics’ outstanding common stock. Furthermore, the authorized number of directors may be changed only by resolution of the board of directors, and vacancies and newly created directorships on the board of directors may, except as otherwise required by law or determined by the GlycoMimetics Board, only be filled by a majority vote of the directors then serving on the board, even though less than a quorum.
The GlycoMimetics Charter and the GlycoMimetics Bylaws provide that all stockholder actions must be effected at a duly called meeting of stockholders and eliminate the right of stockholders to act by written consent without a meeting. The GlycoMimetics Bylaws also provide that only GlycoMimetics’ chairman of the board, chief executive officer or the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors may call a special meeting of stockholders.
The GlycoMimetics Bylaws provide that stockholders seeking to present proposals before a meeting of stockholders to nominate candidates for election as directors at a meeting of stockholders must provide timely advance notice in writing, and specify requirements as to the form and content of a stockholder’s notice.
The GlycoMimetics Charter and the GlycoMimetics Bylaws provide that the stockholders cannot amend many of the provisions described above except by a vote of 66 2∕3% or more of GlycoMimetics’ outstanding common stock.
The combination of these provisions makes it more difficult for GlycoMimetics’ existing stockholders to replace the GlycoMimetics Board as well as for another party to obtain control of GlycoMimetics by replacing the GlycoMimetics Board. Since the GlycoMimetics Board has the power to retain and discharge GlycoMimetics’ officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for the GlycoMimetics Board to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change GlycoMimetics’ control.
These provisions are intended to enhance the likelihood of continued stability in the composition of the GlycoMimetics Board and its policies and to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to reduce GlycoMimetics’ vulnerability to hostile takeovers and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for GlycoMimetics’ shares and may have the effect of delaying changes in GlycoMimetics’ control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of GlycoMimetics’ stock that could result from actual or rumored takeover attempts. GlycoMimetics believes that the benefits of these provisions, including increased protection of GlycoMimetics’ potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure GlycoMimetics, outweigh the disadvantages of takeover proposals, because negotiation of takeover proposals could result in an improvement of their terms.
Choice of Forum
The GlycoMimetics Charter provides that the Court of Chancery of the State of Delaware will be the exclusive forum for:
•
any derivative action or proceeding brought on GlycoMimetics’ behalf;

•
any action asserting a breach of fiduciary duty;

•
any action asserting a claim against GlycoMimetics arising pursuant to the DGCL, the GlycoMimetics Charter or the GlycoMimetics Bylaws; or

•
any action asserting a claim against GlycoMimetics that is governed by the internal affairs doctrine.

The exclusive forum provision will not apply to any causes of action arising under the Securities Act and the Exchange Act.
The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with any action, a court could find the choice of forum provisions contained in the GlycoMimetics Charter to be inapplicable or unenforceable in such action.
Transfer Agent and Registrar
The transfer agent and registrar for the GlycoMimetics common stock is Equiniti (formerly known as the American Stock Transfer & Trust Company). The transfer agent’s address is 48 Wall Street, 23rd floor, New York, NY 10043.
Listing on the Nasdaq Capital Market
The GlycoMimetics common stock is listed on the Nasdaq Capital Market under the symbol “GLYC.”

COMPARISON OF RIGHTS OF HOLDERS OF GLYCOMIMETICS CAPITAL STOCK AND
CRESCENT CAPITAL STOCK
If the Merger is completed, Crescent stockholders will receive shares of GlycoMimetics common stock and GlycoMimetics Series A Preferred Stock, pursuant to the terms of the Merger Agreement. Prior to or upon the closing of the Merger, assuming that Proposal Nos. 2 and 3 are approved by GlycoMimetics’ stockholders, the GlycoMimetics Charter will be amended to increase the number of shares of GlycoMimetics common stock that GlycoMimetics is authorized to issue from 150,000,000 to 175,000,000, to effect the proposed reverse stock split, as set forth in the forms of certificates of amendment attached as Annex G, and Annex H, to this proxy statement/prospectus.
GlycoMimetics and Crescent are both incorporated under the laws of the State of Delaware, and the rights of their respective stockholders are generally governed by the DGCL, as well as their respective certificates of incorporation and bylaws. Upon completion of the Merger, Crescent stockholders will become stockholders of GlycoMimetics, and their rights thereafter will be governed by the DGCL, the GlycoMimetics Bylaws, and the GlycoMimetics Charter, each as may be amended in connection with the Merger, including as contemplated by Proposal Nos. 2 and 3. The material differences between the rights of Crescent stockholders prior to the Merger and their rights as GlycoMimetics stockholders after the Merger — taking into account the amendments to the GlycoMimetics Charter and Bylaws that would be effected if Proposal Nos. 2 and 3 are approved — are described in the immediately following paragraph.
The material differences between the current rights of Crescent stockholders under the Crescent Charter and Crescent Bylaws and their rights as GlycoMimetics stockholders, after the Merger, under the GlycoMimetics Charter and GlycoMimetics Bylaws, both as will be in effect immediately following the completion of the Merger and assuming that that Proposal Nos. 2 and 3 are approved by GlycoMimetics’ stockholders, are summarized below. The summary below does not purport to be complete and is subject to, and qualified in its entirety by reference to, the DGCL and the governing corporate instruments that are subject to amendment in accordance with their terms. You should carefully read this entire document and the other referenced documents, including the governing corporate instruments, for a more complete understanding of the differences between being a stockholder of GlycoMimetics or Crescent before the Merger and being a stockholder of the Combined Company following the completion of the Merger. For more information on how to obtain these documents, see the section titled “Where You Can Find More Information” beginning on page 401 of this proxy statement/prospectus.
If Proposal No. 4 is approved by GlycoMimetics stockholders and the Merger is completed, the Combined Company will effect the Cayman Redomestication pursuant to the Plan of Conversion as set forth in the form attached as Annex I to this proxy statement/prospectus, and, upon completion of the Cayman Redomestication, the rights of GlycoMimetics stockholders and the rights of Crescent stockholders who become Combined Company stockholders pursuant to the Merger will no longer be governed by the GlycoMimetics Charter, the GlycoMimetics Bylaws and the DGCL and instead will be governed by a Cayman Articles, in the form attached as Annex J to this proxy statement/prospectus, and the Cayman Islands Companies Act. For a comparison of rights of holders of the Combined Company capital stock as a Delaware corporation and the Combined Company share capital as a Cayman Islands exempted company limited by shares, assuming the completion of the Cayman Islands Redomicile, see the section titled “Proposal No. 4 — The Redomestication Proposal — Effects of the Cayman Redomestication — Comparison of Rights of Holders of the Delaware Corporation Capital Stock and the Cayman Company Share Capital” beginning on page 213 of this proxy statement/prospectus.
GlycoMimetics	Crescent
Organizational Documents
The rights of GlycoMimetics stockholders are governed by the GlycoMimetics’ amended and restated certificate of incorporation (as amended, the “GlycoMimetics Charter”), GlycoMimetics’	The rights of Crescent’s stockholders are governed by Crescent’s certificate of incorporation (the “Crescent Charter”), Crescent’s bylaws (the “Crescent Bylaws”) and the DGCL.

GlycoMimetics	Crescent
amended and restated bylaws (the “GlycoMimetics Bylaws”) and the DGCL.
Authorized Capital Stock
GlycoMimetics is authorized to issue two classes of capital stock which are designated, respectively, “common stock” and “preferred stock.” The total number of shares that GlycoMimetics is authorized to issue is 180,000,000, of which 175,000,000 shares are common stock, each having a par value $0.001 per share, and 5,000,000 shares are preferred stock, each having a par value $0.001 per share. The preferred stock may be issued from time to time in one or more series. The number of authorized shares of GlycoMimetics preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of GlycoMimetics entitled to vote thereon, without a separate vote of the holders of the preferred stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any certificate of designation filed with respect to any series of preferred stock.	Crescent is authorized to issue two classes of capital stock which are designated, respectively, “common stock” and “preferred stock.” The total number of shares that Crescent is authorized to issue is 60,000,000, of which 40,000,000 shares are common stock, par value $0.0001 per share, and 20,000,000 shares are preferred stock, par value $0.0001 per share. The number of authorized shares of Crescent common stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Crescent preferred stock that may be required under the Crescent Charter) the affirmative vote of the holders of shares of Crescent capital stock representing a majority of the votes represented by all outstanding shares of Crescent capital stock entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.
Common Stock

The GlycoMimetics authorized common stock consists of 175,000,000 shares of common stock, par value $0.001 per share.
Each holder of a share of GlycoMimetics common stock is entitled to one vote for each such share held of record on the applicable record date on each matter properly submitted to the stockholders for their vote.

Crescent’s authorized common stock consists of 40,000,000 shares of common stock, par value $0.0001 per share.
Each holder of a share of Crescent common stock is entitled to one vote for each such share held of record on the applicable record date on each matter voted on at a meeting of stockholders (and written actions in lieu of meetings).

Preferred Stock

GlycoMimetics preferred stock consists of 5,000,000 shares of preferred stock, each having a par value $0.001 per share. The voting rights of preferred stockholders can vary depending on the series of preferred stock issued. The GlycoMimetics Board is authorized to determine the voting powers, full or limited, or no voting powers for each series of preferred stock.
In connection with the Merger, the GlycoMimetics Board intends to designate 308,384 shares of undesignated preferred stock as GlycoMimetics Series A Preferred Stock through a certificate of designation in the form attached as Annex F (the “Certificate of Designation”). No shares of Series A Preferred Stock are currently authorized or outstanding. Except as otherwise required by the Certificate of Designation or law, the
All of Crescent’s 20,000,000 shares of preferred stock are designated as shares of “Series Seed Preferred Stock,” of which 20,000,000 are issued and outstanding. On each matter voted on at a meeting of stockholders (and written actions in lieu of meetings), each holder of a share of Crescent preferred stock is entitled to cast the number of votes equal to the number of whole shares of Crescent common stock into which the shares of preferred stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Holders of Crescent preferred stock vote together with holders of Crescent common stock as a single class and on an as-converted to common stock basis.

GlycoMimetics	Crescent
GlycoMimetics Series A Preferred Stock will not have voting rights. The Certificate of Designation provides for certain voting rights in relation to the election of directors as discussed under “— Structure of Board of Directors; Term of Directors; Election of Directors” below. As long as any shares of GlycoMimetics Series A Preferred Stock are outstanding, GlycoMimetics will not, without the affirmative vote of the Preferred Directors, acting together, or the holders of a majority of the then outstanding shares of the GlycoMimetics Series A Preferred Stock: (i) alter or change adversely the powers, preferences or rights given to the GlycoMimetics Series A Preferred Stock or alter or amend the Certificate of Designation, amend the GlycoMimetics Charter, the GlycoMimetics Bylaws or other charter documents, or file any articles of amendment, certificate of designations, preferences, limitations and relative rights of any series of GlycoMimetics preferred stock, in each case if such action would adversely alter or change the preferences, rights, privileges or powers of, or restrictions provided for the benefit of the Series A Preferred Stock, regardless of whether any of the foregoing actions will be by means of amendment to the GlycoMimetics Charter or by merger, consolidation, recapitalization, reclassification, conversion or otherwise, (ii) issue further shares of the GlycoMimetics Series A Preferred Stock beyond those contemplated for issuance in the Merger Agreement or increase or decrease (other than by conversion) the number of authorized shares of the GlycoMimetics Series A Preferred Stock, (iii) at any time while at least 30% of the originally issued GlycoMimetics Series A Preferred Stock remains issued and outstanding, consummate either: (A) any Fundamental Transaction (as defined in the Certificate of Designation) or (B) any merger or consolidation of GlycoMimetics or other business combination in which the stockholders of GlycoMimetics immediately before such transaction do not hold at least a majority on an as-converted-to-GlycoMimetics common stock basis of the capital stock of GlycoMimetics, immediately after such transaction, (iv) increase the authorized number of directors constituting the GlycoMimetics Board or change the number of votes entitled to be cast by any director or directors on any matter or (v) enter into any agreement with respect to any of the foregoing that does not explicitly require the approval contemplated to consummate such transaction.

GlycoMimetics	Crescent
Number and Qualification of Directors
The number of GlycoMimetics directors shall be fixed exclusively by resolutions adopted by a majority of the authorized number of directors constituting the GlycoMimetics Board. No decrease in the authorized number of directors constituting the GlycoMimetics Board will shorten the term of any incumbent director. Directors need not be stockholders of GlycoMimetics. Following the completion of the Merger, the Combined Company’s is expected to consist of six members.	The number of directors of Crescent is established from time to time by the Crescent Board. The Crescent Board currently consists of four members. Any decrease in the authorized number of directors shall not become effective until the expiration of the term of the directors then in office, unless, at the time of such decrease, there are vacancies on the board which are eliminated by the decrease.
Structure of Board of Directors; Term of Directors; Election of Directors

The GlycoMimetics directors is divided into three classes designated as Class I, Class II and Class III, respectively. At each annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the particular class whose terms expire at such annual meeting. Notwithstanding the foregoing provisions of this section, each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal.
Except as otherwise provided by statute, the GlycoMimetics Charter or the GlycoMimetics Bylaws, directors shall be elected by a plurality of the votes of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote generally on the election of directors.
Following the completion of the Merger, at all times when at least 30% of the originally issued GlycoMimetics Series A Preferred Stock remains issued and outstanding: (i) the holders of GlycoMimetics Series A Preferred Stock, exclusively and voting together as a separate class on an as-converted to common stock basis, shall be entitled to elect two Preferred Directors; and (ii) the holders of GlycoMimetics common stock and of any other class or series of voting stock (including the GlycoMimetics Series A Preferred Stock), exclusively and voting together as a single class on an as-converted to common stock basis, shall be entitled to elect the balance of the total number of directors of GlycoMimetics. Each Preferred Director shall be entitled to three votes on each matter presented to the GlycoMimetics Board.

Crescent directors shall be elected at the annual meeting of stockholders by such stockholders as have the right to vote on such election. Election of directors need not be by written ballot. Each director shall hold office for a term of one year and until his or her successor is elected and qualified, or until such director’s earlier resignation or removal. All elections shall be determined by a plurality of the votes cast, except as otherwise required by law.
The holders of record of the shares of Crescent preferred stock, voting together exclusively and as a separate class, are entitled to elect one director of Crescent. The holders of record of the shares of common stock and of any other class or series of voting stock (including the Crescent preferred stock), exclusively and voting together as a single class on an as-converted to common stock basis, shall be entitled to elect the balance of the total number of directors.

Removal of Directors
Subject to the rights of the holders of any series of preferred stock, any director may be removed from office at any time, but only with cause and only by	Any director may be removed, with or without cause, by the holders of a majority of shares of the class or series of capital stock entitled to elect such

GlycoMimetics	Crescent

the affirmative vote of the holders of 66 2∕3% or more of the voting power of the outstanding shares of capital stock of GlycoMimetics entitled to vote at an election of directors, unless otherwise provided under the DGCL or the GlycoMimetics Charter.
Following the completion of the Merger, at all times when at least 30% of the originally issued GlycoMimetics Series A Preferred Stock remains issued and outstanding, any Preferred Director may be removed without cause only by the affirmative vote of the holders of a majority of the GlycoMimetics Series A Preferred Stock.
director, voting together as a single class on an as-converted to common stock basis, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders.
Vacancies on the Board of Directors

Subject to the rights of the holders of any series of preferred stock, any vacancies on the GlycoMimetics Board resulting from death, resignation, disqualification, removal or other causes, and any newly created directorships resulting from any increase in the number of directors, shall, unless the GlycoMimetics Board determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders, except as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the GlycoMimetics Board, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified.
Following the completion of the Merger, at all times when at least 30% of the originally issued GlycoMimetics Series A Preferred Stock remains issued and outstanding, any vacancies of a Preferred Director directorship resulting from death, resignation, disqualification, removal or other causes shall be filled by the affirmative vote of the holders of a majority of the GlycoMimetics Series A Preferred Stock.

Any director may resign at any time upon notice given in writing or by electronic transmission to Crescent. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event. A vacancy in any director seat not reserved for holders of Crescent preferred stock can be filled by either (A) the vote or written consent in lieu of a meeting of the stockholders entitled to elect the director, or (B) the vote or written consent in lieu of a meeting of a majority of the remaining director(s), although less than a quorum. Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced. If there are no directors in office, then an election of directors may be held in the manner provided by statute.
If the holders of shares of Crescent preferred stock fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors, then any directorship not so filled shall remain vacant until such time as the holders of the Crescent preferred stock elect a person to fill such directorship.

Stockholder Action by Written Consent

No action may be taken by the GlycoMimetics stockholders except at an annual or special meeting of the GlycoMimetics stockholders called in accordance with the GlycoMimetics Bylaws, and no action may be taken by the GlycoMimetics stockholders by written consent or electronic transmission in lieu of a meeting.
Any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to

GlycoMimetics	Crescent
authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Every written consent shall bear the date of signature of each stockholder who signs the consent, and no written consent shall be effective to take the corporate action referred to therein unless, within 60 days of the earliest dated consent delivered to Crescent, a written consent signed by a sufficient number of stockholders to take action are delivered to Crescent.
Quorum
At all meetings of stockholders, except where otherwise provided by statute or by the GlycoMimetics Charter or the GlycoMimetics Bylaws, the presence, in person, by remote communication, if applicable, or by proxy duly authorized, of the holders of a majority of the outstanding shares of GlycoMimetics common stock entitled to vote shall constitute a quorum for the transaction of business. In the absence of a quorum, any meeting of stockholders may be adjourned, from time to time, either by the chairman of the meeting or by vote of the holders of a majority of the shares represented thereat, but no other business shall be transacted at such meeting. The stockholders present at a duly called or convened meeting, at which a quorum is present, may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.	Except as otherwise provided by the DGCL or the Crescent Charter, the holders of a majority of the voting power of all of the shares of stock entitled to vote at the meeting, present in person or by proxy, shall constitute a quorum for all purposes. Where a separate vote by a class or series is required, a majority of the voting power of the shares of such class or series present in person or represented by proxy shall constitute a quorum entitled to take action with respect to that vote on that matter. The stockholders present at a duly constituted meeting may continue to transact business until adjournment notwithstanding the withdrawal of enough stockholders to reduce the voting shares below a quorum. If a quorum shall fail to attend any meeting, the chairman of the meeting or the holders of a majority of the shares of stock entitled to vote who are present, in person or by proxy, may adjourn the meeting to another place, if any, date, or time.
Special Meetings of Stockholders

Special meetings of the GlycoMimetics stockholders may be called, for any purpose as is a proper matter for stockholder action under Delaware law, by (i) the chairman of the GlycoMimetics Board, (ii) the chief executive officer of GlycoMimetics, or (iii) the GlycoMimetics Board pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the GlycoMimetics Board for adoption).
The GlycoMimetics Board shall determine the time and place, if any, of such special meeting. Upon determination of the time and place, if any, of the meeting, the GlycoMimetics secretary shall cause a notice of meeting to be given to the GlycoMimetics stockholders entitled to vote, in accordance with the GlycoMimetics Bylaws. No business may be
Special meetings of the stockholders, for any purpose or purposes prescribed in the notice of the meeting, may be called by the Crescent Board or the Chief Executive Officer if one is elected, or the President if one is elected, and shall be held at such place, date, and time as they or he or she shall fix.

GlycoMimetics	Crescent
transacted at such special meeting otherwise than specified in the notice of meeting.
Notice of Stockholder Meetings
Except as otherwise provided by law, notice, given in writing or by electronic transmission, of each meeting of GlycoMimetics stockholders shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting, such notice to specify the place, if any, date and hour, in the case of special meetings, the purpose or purposes of the meeting, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at any such meeting.	Except as otherwise provided by the DGCL or the Crescent Charter, notice of the place, if any, date, and time of all meetings of the stockholders, the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, and the record date for determining the stockholders entitled to vote at the meeting, shall be given not less than 10 days nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting.
Advance Notice Requirements for Stockholder Proposals
Nominations of persons for election to the GlycoMimetics Board may be made at an annual meeting or special meeting of stockholders, and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders, by any GlycoMimetics stockholder who was a stockholder of record at the time of giving the stockholder’s notice, who is entitled to vote at the meeting and who complied with the notice procedures set forth in the GlycoMimetics Bylaws. Such notice must be received by GlycoMimetics not later than the close of business on the ninetieth day no earlier than the close of business on the one hundred twentieth day prior to the first anniversary of the preceding year’s annual meeting, in the case of an annual meeting nomination, and not later than the close of business on the later of the ninetieth day prior to such meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the GlycoMimetics Board to be elected at such meeting, in the case of a special meeting nomination.	Neither the Crescent Charter nor the Crescent Bylaws contain advance notice requirements for stockholder proposals.
Amendment of Certificate of Incorporation
The GlycoMimetics Charter may be amended pursuant to Section 242 of the DGCL, which requires the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote, and the affirmative vote of the majority of the outstanding shares of each class entitled to vote thereon as a class, at a duly constituted meeting of stockholders called expressly for such purpose;	The Crescent Charter may be amended pursuant to Section 242 of the DGCL; provided that, at any time when shares of preferred stock are outstanding, the written consent or affirmative vote of the holders of at least a majority of the outstanding shares of preferred stock, voting together as a single class on an as-converted to common stock basis (the “Requisite Holders”), is

GlycoMimetics	Crescent
provided, however, that pursuant to the GlycoMimetics Charter, the affirmative vote of the holders of 66 2∕3% of the voting rights is required to amend, repeal or adopt any provision inconsistent with the provisions of the GlycoMimetics Charter relating to: (i) Article V of the GlycoMimetics Charter which includes outlines the management structure of GlycoMimetics, including the roles and responsibilities of the GlycoMimetics Board, procedures for amending the GlycoMimetics Bylaws, and requirements for stockholder actions and advance notice provisions, (ii) Article VI of the GlycoMimetics Charter which provides for the elimination of directors’ liability for monetary damages to the fullest extent permitted by law, (iii) Article VII of the GlycoMimetics Charter which designates the Court of Chancery of the State of Delaware as the exclusive forum for certain legal actions involving GlycoMimetics, unless an alternative forum is consented to in writing and (iv) Article VIII of the GlycoMimetics Charter which provides for the percentage of the shares necessary to amend the GlycoMimetics Charter.	required to (i) amend, alter or repeal of any provision of the Crescent Charter in a manner that adversely affects the special rights, powers, and preferences of the preferred stock or any series thereof, (ii) create or issue any capital stock unless the same ranks junior to the preferred stock with respect to its special rights, powers and preferences or (iii) increase the authorized number of shares of preferred stock or any additional class or series of capital stock of Crescent unless the same ranks junior to the preferred stock with respect to its special rights, powers and preferences.
Amendment of Bylaws
Except as otherwise provided by law, the GlycoMimetics Bylaws may be adopted, amended or repealed by the GlycoMimetics Board. Any adoption, amendment or repeal of the GlycoMimetics Bylaws by the GlycoMimetics Board shall require the approval of a majority of the authorized number of directors. The GlycoMimetics Bylaws may also be adopted, amended or repealed by the stockholders by the affirmative vote of not less than 66 2∕3% of the outstanding shares of capital stock entitled to vote, voting together as a single class.	The Crescent Bylaws may be amended or repealed by the Crescent Board or by the stockholders; provided that, at any time when shares of preferred stock are outstanding, the written consent or affirmative vote of the Requisite Holders is required to amend, alter or repeal of any provision of the Crescent Bylaws in a manner that adversely affects the special rights, powers, and preferences of the preferred stock or any series thereof.
Limitation on Director and Officer Liability

The liability of the directors for monetary damages shall be eliminated to the fullest extent under applicable law. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of GlycoMimetics shall be eliminated to the fullest extent permitted by the DGCL, as so amended.
An officer of GlycoMimetics shall not be personally liable to GlycoMimetics or the GlycoMimetics stockholders for monetary damages for breach of his or her fiduciary duty as an officer, except for liability (a) for any breach of the duty of loyalty to GlycoMimetics or the GlycoMimetics stockholders,
The Crescent Charter provides that, to the fullest extent permitted by law, a director or officer of Crescent shall not be personally liable to Crescent or its stockholders for monetary damages for breach of fiduciary duty as a director or officer. If the DGCL or any other law of the State of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of Crescent shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

GlycoMimetics	Crescent
(b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for any transaction from which the officer derived an improper personal benefit, or (d) arising from any claim brought by or in the right of GlycoMimetics. If the DGCL is amended after the filing of this proxy/prospectus to authorize corporate action further eliminating or limiting the personal liability of officers, then the liability of an officer of GlycoMimetics shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.
Indemnification

GlycoMimetics will indemnify its directors to the fullest extent not prohibited by the DGCL or any other applicable law; provided, however, that the corporation may modify the extent of such indemnification by individual contracts with its directors; and, provided, further, that GlycoMimetics will not be required to indemnify any director in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the GlycoMimetics Board, (iii) such indemnification is provided by GlycoMimetics, in its sole discretion, pursuant to the powers vested in GlycoMimetics under the DGCL or any other applicable law or (iv) such indemnification is required to be made under the GlycoMimetics Bylaws.
GlycoMimetics will have power to indemnify its officers, employees and other agents as set forth in the DGCL or any other applicable law. The GlycoMimetics Board shall have the power to delegate the determination of whether indemnification shall be given to any such person to such officers or other persons as the GlycoMimetics Board shall determine.
GlycoMimetics will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director of GlycoMimetics, or is or was serving at the request of GlycoMimetics as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefor, all expenses incurred by any director in connection with such proceeding; provided, however, that, if the DGCL

The Crescent Charter (i) requires Crescent to indemnify, to the fullest extent permitted by applicable law, any director or officer of Crescent, and (ii) authorizes Crescent to indemnify, to the extent permitted by the DGCL, any employee or agent of Crescent, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (for purposes of this paragraph, a “proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of Crescent or is or was serving at the request of Crescent as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such proceeding. Crescent is required to indemnify a director or officer in connection with a proceeding initiated by such person only if the proceeding was authorized by the Crescent Board.
The Crescent Bylaws require Crescent to indemnify, to the fullest extent permitted by Delaware law, except in certain circumstances, each person who was or is made a party to or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (for purpose of this paragraph, a “proceeding”), by reason of the fact that he or she is or was a director or an officer of Crescent or is or was serving at the request of Crescent as a director, officer, or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (for purpose of this paragraph, an “indemnitee”), whether the basis of

GlycoMimetics	Crescent

requires, an advancement of expenses incurred by a director in his or her capacity as a director (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to GlycoMimetics of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under the GlycoMimetics Bylaws or otherwise.
The rights conferred on any person by the GlycoMimetics Bylaws will not be exclusive of any other right which such person may have or hereafter acquire.
such proceeding is alleged action in an official capacity as a director, officer or trustee, or in any other capacity while serving as a director, officer or trustee. The Crescent Bylaws also provide that an indemnitee will have the right to be paid by Crescent expenses (including attorney’s fees) incurred in defending any such proceeding in advance of its final disposition, provided, however, that, if the DGCL requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer shall be made only upon delivery to Crescent of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses. The Crescent Bylaws also provide that the rights to indemnification and advance of expenses shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Crescent Charter, the Crescent Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.
Conversion Rights
When the GlycoMimetics Series A Preferred Stock is issued in connection with the Merger, the holders of the GlycoMimetics Series A Preferred Stock will have the right to convert such shares into GlycoMimetics common stock at any time at a ratio of 1 share of GlycoMimetics Series A Preferred Stock to 1,000 shares of GlycoMimetics common stock, subject to certain limitations, including that a holder of GlycoMimetics Series A Preferred Stock is prohibited from converting shares of GlycoMimetics Series A Preferred Stock into shares of GlycoMimetics common stock if, as a result of such conversion, such holder, together with its affiliates, would beneficially own more than a specified percentage (initially set at 19.99%) of the total number of shares of GlycoMimetics common stock issued and outstanding immediately after giving effect to such conversion.	The Crescent Charter provides that holders of preferred stock have the right to convert such shares into shares of common stock, at the option of the holder, at any time, at a conversion rate in accordance with the terms set forth in the Crescent Charter. In addition, upon the earliest to occur of (i) immediately prior to the closing of the sale of shares of common stock to the public at a price of at least $1.00 per share (subject to appropriate adjustment for any stock dividend, stock split, combination or other similar recapitalization with respect to the common stock), in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act, resulting in at least $50,000,000 of gross proceeds, net of the underwriting discount and commissions, to Crescent and in connection with such offering the shares of Crescent common stock are listed for trading on the Nasdaq Stock Market’s National Market, the New York Stock Exchange or another exchange or marketplace approved by the Crescent Board; and (ii) the date and time, or the occurrence of an event, specified by vote or written consent of the Requisite Holders, (A) all outstanding shares of preferred stock other than the Crescent preferred stock will automatically be converted into shares of common stock and (B) all outstanding shares of Crescent preferred

GlycoMimetics	Crescent
stock will automatically be converted into shares of non-voting preferred stock with the rights, privileges, duties and obligations to be determined, at the then effective conversion rate as calculated in accordance with the Crescent Charter.
Preemptive Rights
GlycoMimetics stockholders do not have preemptive rights. Thus, if additional shares of GlycoMimetics common stock are issued, the current holders of GlycoMimetics common stock will own a proportionately smaller interest in a larger number of outstanding shares of common stock to the extent that they do not participate in the additional issuance.	Crescent stockholders do not have preemptive rights. Thus, if additional shares of Crescent common stock are issued, the current holders of Crescent common stock will own a proportionately smaller interest in a larger number of outstanding shares of common stock to the extent that they do not participate in the additional issuance.
Distributions to Stockholders
Subject to preferences that may be applicable to any outstanding shares of GlycoMimetics preferred stock, the holders of GlycoMimetics common stock are entitled to receive ratably such dividends as may be declared by the GlycoMimetics Board out of legally available funds.	Crescent shall not declare, pay or set aside any dividends (other than dividends on shares of common stock payable in shares of common stock) unless holders of preferred stock first receive, or simultaneously receive, a dividend on each outstanding share of preferred stock in an amount calculated in accordance with the Crescent Charter.
Exclusive Forum
The GlycoMimetics Charter provides that unless GlycoMimetics consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of GlycoMimetics; (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of GlycoMimetics to GlycoMimetics or its stockholders; (iii) any action asserting a claim against GlycoMimetics arising pursuant to any provision of the DGCL, the GlycoMimetics Charter or the GlycoMimetics Bylaws; or (iv) any action asserting a claim against GlycoMimetics governed by the internal affairs doctrine.	The Crescent Charter provides that, unless Crescent consents in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of Crescent, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of Crescent to Crescent or Crescent’s stockholders, (iii) any action asserting a claim against Crescent, its directors, officers or employees arising pursuant to any provision of the DGCL, the Crescent Charter or the Crescent Bylaws or (iv) any action asserting a claim against Crescent, its directors, officers or employees governed by the internal affairs doctrine or that otherwise relates to the internal affairs of Crescent, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter

GlycoMimetics	Crescent
jurisdiction. These provisions may impose additional costs on Crescent’s stockholders in pursuing any such claims, particularly if the stockholders do not reside in or near the State of Delaware or were permitted to select another jurisdiction. Additionally, these provisions may limit Crescent’s stockholders’ ability to bring a claim in a judicial forum that they find favorable for disputes with Crescent or its directors, officers or other employees, which may discourage such lawsuits against Crescent and its directors, officers and other employees even though an action, if successful, might benefit its stockholders.
Registration Rights
Other than in connection with the Merger, GlycoMimetics stockholders do not have any registration rights.	Crescent stockholders do not have any registration rights.
In connection with the Merger, GlycoMimetics will enter into a registration rights agreement with the investors participating in the Crescent Pre-Closing Financing, pursuant to which, among other things, the Combined Company will agree to prepare and file a resale registration statement covering the resale of certain shares of GlycoMimetics common stock within 30 business days of the Closing pursuant to Rule 415 and to use its commercially reasonable efforts to keep such registration statement continuously effective under the Securities Act. The registration rights agreement also provides that the Combined Company will pay certain expenses relating to such registrations and indemnify the applicable securityholders against certain liabilities.
Stock Transfer Restrictions Applicable to Stockholders
Shares of GlycoMimetics common stock are transferable in the manner prescribed by the DGCL.	Shares of Crescent are transferable in the manner prescribed by the DGCL.

PRINCIPAL STOCKHOLDERS OF GLYCOMIMETICS
The following table sets forth certain information regarding the ownership of GlycoMimetics common stock as of May 3, 2025 by: (i) each director; (ii) each of the executive officers, also called the named executive officers; (iii) all executive officers and directors as a group; and (iv) all those known to be beneficial owners of more than five percent of GlycoMimetics common stock. Except as otherwise noted below, the address for persons listed in the table is c/o GlycoMimetics, Inc.
This table is based upon information supplied by GlycoMimetics’ named executive officers, directors and principal stockholders. Unless otherwise indicated in the footnotes to the table and subject to community property laws where applicable, each stockholder named in the table has sole voting and investment power with regard to the shares indicated as being beneficially owned. Applicable percentages are based on 64,532,091 shares of common stock outstanding on May 3, 2025, adjusted as required by the rules promulgated by the SEC.
Beneficial Owner	Number of Shares Beneficially Owned	Percent of Shares Beneficially Owned
5% Stockholders:
Entities affiliated with Biotechnology Value Fund, L.P.(1)	9,544,262	14.8%
Entities affiliated with RA Capital Management, L.P.(2)	6,383,000	9.9%
Entities affiliated with Adage Capital Management, L.P.(3)	5,091,231	7.9%
Entities affiliated with Logos Global Management, L.P.(4)	5,000,000	7.7%
Named Executive Officers and Directors:
Harout Semerjian(5)**	2,133,199	3.2%
Brian Hahn(6)	966,255	1.5%
Edwin Rock, M.D.(7)**	972,703	1.5%
Patricia Andrews(8)	200,108	*
Daniel Junius(9)	256,750	*
Timothy Pearson(10)	177,150	*
All current directors and executive officers as a group (4 persons)(11)	1,600,263	2.4%

*
Represents beneficial ownership of less than one percent of the outstanding shares of common stock.

**
Former officer that was a named executive officer in 2024.

(1)
As reported on a Schedule 13G/A filed by Biotechnology Value Fund, L.P., Mark Lampert and affiliated entities (collectively, “BVF”) with the SEC on January 29, 2024, which states that BVF had shared voting and dispositive power with respect to these shares. The principal business address of BVF is 44 Montgomery Street, 40th Floor, San Francisco, CA 94104.

(2)
As reported on a Schedule 13G filed by RA Capital Management, L.P. with the SEC on November 6, 2024. RA Capital Healthcare Fund GP, LLC is the general partner of the Fund. The general partner of RA Capital is RA Capital Management GP, LLC, of which Dr. Kolchinsky and Mr. Shah are the controlling persons. RA Capital serves as investment adviser for the Fund and may be deemed a beneficial owner, for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (“Act”), of any securities of the Issuer held by the Fund. The Fund has delegated to RA Capital the sole power to vote and the sole power to dispose of all securities held in the Fund’s portfolio, including the shares of common stock reported herein. Because the Fund has divested voting and investment power over the reported securities it holds and may not revoke that delegation on less than 61 days’ notice, the Fund disclaims beneficial ownership of the securities it holds for purposes of Section 13(d) of the Act and therefore disclaims any obligation to report ownership of the reported securities under Section 13(d) of the Act. As managers of RA Capital, Dr. Kolchinsky and Mr. Shah may be deemed beneficial owners, for purposes of Section 13(d) of the Act, of any securities of the Issuer beneficially owned by RA Capital. RA Capital, Dr. Kolchinsky, and Mr. Shah disclaim beneficial ownership of the securities reported in this Schedule 13G other than for the purpose of determining their obligations under Section 13(d) of the Act, and the filing of this Schedule 13G shall not be deemed an admission that either RA Capital, Dr. Kolchinsky, or Mr. Shah is the beneficial owner of such securities for any other purpose. The principal business address of RA Capital Management, L.P. is 200 Berkeley Street, 18th Floor, Boston MA 02116.
(3)
As reported on a Schedule 13D filed on November 4, 2024 by Adage Capital Management, (i) Adage Capital Management, L.P., a Delaware limited partnership (“ACM”), as the investment manager of Adage Capital Partners, L.P., a Delaware limited partnership (“ACP”), with respect to the shares of common stock directly held by ACP; (ii) Robert Atchinson (“Mr. Atchinson”), as (i) managing member of Adage Capital Advisors, L.L.C., a Delaware limited liability company (“ACA”), managing member of Adage Capital Partners GP, L.L.C., a Delaware limited liability company (“ACPGP”), general partner of ACP and (ii) managing member of Adage Capital Partners LLC, a Delaware limited liability company (“ACPLLC”), general partner of ACM, with respect to the shares of common stock directly held by ACP; and (iii) Phillip Gross (“Mr. Gross”), as (i) managing member of ACA, managing member of ACPGP and (ii) managing member of ACPLLC, general partner of ACM, with respect to the shares of common stock directly held by ACP. The principal business address of Adage Capital Management is 200 Clarendon Street, 52nd floor, Boston, MA 02116.

(4)
As reported on a schedule 13G filed on November 27, 2024 by Logos Global Management, L.P. Logos Global Master Fund LP (“Global Fund”), Logos Global Management LP (“Logos Global”), Logos GP LLC (“Logos GP”), Logos Global Management GP LLC (“Logos Global GP”), and Arsani William (collectively, the “Filers”). Logos Global is the investment adviser to investment funds, including Global Fund. Logos Global GP is the general partner of Logos Global. Dr. William is a control person of Logos Global and Logos Global GP.

(5)
Consists of (a) 25,000 shares of common stock held directly and (b) 2,108,199 shares of common stock underlying options that are vested and exercisable within 60 days of May 3, 2025.

(6)
Consists of (a) 79,268 shares of common stock held directly and (b) 886,987 shares of common stock underlying options that are vested and exercisable within 60 days of May 3, 2025.

(7)
Consists of (a) 680,403 shares of common stock held directly and (b) 292,300 shares of common stock underlying options that are vested and exercisable within 60 days of May 3, 2025.

(8)
Consists of (a) 58,608 shares of common stock held directly and (b) 141,500 shares of common stock underlying options that are vested and exercisable within 60 days of May 3, 2025.

(9)
Consists of (a) 93,250 shares of common stock held directly and (b) 163,500 shares of common stock underlying options that are vested and exercisable within 60 days of May 3, 2025.

(10)
Consists of (a) 24,650 shares of common stock held directly and (b) 152,500 shares of common stock underlying options that are vested and exercisable within 60 days of May 3, 2025.

(11)
Consists of (a) 255,776 shares of common stock and (b) 1,344,487 shares of common stock underlying options that are vested and exercisable within 60 days of May 3, 2025.

PRINCIPAL STOCKHOLDERS OF CRESCENT
The following table sets forth certain information known to Crescent regarding beneficial ownership of Crescent capital stock on an as-converted to Crescent common stock basis as of May 3, 2025 for:
•
each person or group of affiliated persons, who is known by Crescent to be the beneficial owner of more than 5% of Crescent capital stock;

•
each of Crescent’s directors;

•
each Crescent named executive officer; and

•
all of Crescent’s directors and executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and thus represents voting or investment power with respect to Crescent’s securities. Under such rules, beneficial ownership includes any shares over which the individual has sole or shared voting power or investment power as well as any shares that the individual has the right to acquire within 60 days of May 3, 2025. Shares of Crescent common stock that an individual has the right to acquire within 60 days of May 3, 2025 are deemed to be outstanding and beneficially owned by the individual for the purpose of computing the percentage ownership of that individual, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. To Crescent’s knowledge and subject to applicable community property rules, and except as otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned. The percentage of beneficial ownership shown prior to the Merger and Crescent Pre-Closing Financing in the table below is based on 26,169,753 shares of Crescent common stock deemed to be outstanding as of May 3, 2025, assuming the conversion of all outstanding shares of Crescent preferred stock into shares of Crescent common stock. The following table does not reflect any shares of Crescent common stock or Crescent pre-funded warrants that such holders have agreed to purchase in the Crescent Pre-Closing Financing.
Unless otherwise indicated, the address for each beneficial owner is c/o Crescent Biopharma, Inc., 221 Crescent Street, Building 23, Suite 105, Waltham, MA 02453.
Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Outstanding Beneficially Owned
5% or Greater Stockholders
Fairmount Healthcare Fund II, L.P.(1)	20,000,000	76.4%
Paragon Therapeutics, Inc.(2)	2,500,000	9.6%
Parascent Holding LLC(3)	2,500,000	9.6%
Named Executive Officers and Directors:
Joshua Brumm.	—	*
Jonathan McNeill	—	*
Ellie Im	—	*
Richard Scalzo	—	*
Christopher Doughty(4)	405,389	1.5%
Ryan Lynch	—	*
Barbara Bispham	—	*
Alexandra Balcom(5)	23,258	*
Peter Harwin(1)	20,000,000	76.4%
David Lubner	7,753	*
Susan Moran(6)	23,258	*
Jonathan Violin(7)	2,050,534	7.4%
All executive officers and directors as a group (12 persons)(8)	22,510,191	80.6%

*
Less than 1%.

(1)
Consists of 20,000,000 shares of Crescent common stock issuable upon conversion of 20,000,000 shares of Crescent preferred stock held directly by Fairmount Fund II. Fairmount serves as investment manager for Fairmount Fund II. Fairmount Fund II has delegated to Fairmount the sole power to vote and the sole power to dispose of all securities held in Fairmount Fund II’s portfolio. Because Fairmount Fund II has divested itself of voting and investment power over the securities it holds and may not revoke that delegation on less than 61 days’ notice, Fairmount Fund II disclaims beneficial ownership of the securities it holds. As managers of Fairmount, Peter Harwin and Tomas Kiselak may be deemed to have voting and investment power over the shares held by Fairmount Fund II. Fairmount, Peter Harwin and Tomas Kiselak disclaim beneficial ownership of such shares, except to the extent of any pecuniary interest therein. The address of each of the entities and individuals listed is 200 Barr Harbor Drive, Suite 400, West Conshohocken, PA 19428.

(2)
Consists of 2,500,000 shares of Crescent common stock held by Paragon. Paragon is managed by its board of directors, consisting of Peter Harwin, Susanna High, and Tomas Kiselak.

(3)
Consists of 2,500,000 shares of Crescent common stock held by Parascent. Parascent is managed by its sole manager, Evan Thompson.

(4)
Consists of (a) 273,224 shares of restricted voting common stock, (b) vested options to acquire 88,110 shares of common stock, and (c) options to acquire 44,055 shares of common stock that will vest within 60 days of the date of this table.

(5)
Consists of (a) vested options to acquire 15,505 shares of common stock and (b) options to acquire 7,753 shares of common stock that will vest within 60 days of the date of this table.

(6)
Consists of (a) vested options to acquire 15,505 shares of common stock and (b) options to acquire 7,753 shares of common stock that will vest within 60 days of the date of this table.

(7)
Consists of (a) 481,075 shares of restricted voting common stock and (b) vested options to acquire 1,569,459 shares of common stock.

(8)
Consists of (a) 20,000,000 shares of Crescent common stock issuable upon conversion of 20,000,000 shares of Crescent preferred stock, (b) 754,299 shares of restricted voting common stock, (c) vested options to acquire 1,688,579 shares of common stock, and (d) options to acquire 67,313 shares of common stock that will vest within 60 days of the date of this table.

PRINCIPAL STOCKHOLDERS OF THE COMBINED COMPANY
Except where specifically noted, the following information and all other information contained in this proxy statement/prospectus does not give effect to the proposed reverse stock split described in Proposal No. 3 of this proxy statement/prospectus.
The following table sets forth certain information regarding beneficial ownership of the Combined Company’s common stock immediately after consummation of the Merger, assuming the consummation of the Merger occurred on May 3, 2025 for:
•
each person or group of affiliated persons, who is expected by GlycoMimetics and Crescent to be the beneficial owner of more than 5% of the Combined Company’s common stock;

•
each person expected to be a director of the Combined Company;

•
each person expected to be a named executive officer of the Combined Company; and

•
all of the Combined Company’s expected directors and executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and thus represents voting or investment power with respect to the Combined Company’s securities. Under such rules, beneficial ownership includes any shares over which the individual or entity has sole or shared voting power or investment power as well as any shares that the individual has the right to acquire within 60 days of May 3, 2025. Shares of the Combined Company’s common stock that an individual or entity has the right to acquire within 60 days of May 3, 2025 are deemed to be outstanding and beneficially owned by the individual or entity for the purpose of computing the percentage ownership of that individual, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. To GlycoMimetics’ and Crescent’s knowledge and subject to applicable community property rules, and except as otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned.
The table lists applicable percentage ownership based on 1,495,373,870 shares of common stock expected to be outstanding upon consummation of the Merger, after giving effect to the Crescent Pre-Closing Financing and prior to giving effect to the anticipated GlycoMimetics reverse stock split and includes 6,364,568 shares of unvested restricted common stock. The number of shares beneficially owned includes shares of common stock that each person has the right to acquire within 60 days, including upon the exercise of stock options and pre-funded warrants. These stock options and pre-funded warrants shall be deemed to be outstanding for the purpose of computing the percentage of outstanding shares of the Combined Company’s common stock expected to be owned by such person but shall not be deemed to be outstanding for the purpose of computing the percentage of outstanding shares of the combined organization’s common stock expected to be owned by any other person.
Immediately after the Merger, GlycoMimetics securityholders as of immediately prior to the Merger are expected to own approximately 2.6% of the outstanding shares of capital stock of the Combined Company (on a fully-diluted basis, and subject to dilution from any equity issued by Crescent after May 3, 2025 and before the closing), and former holders of Crescent securities are expected to own approximately 97.4% of the outstanding shares of capital stock of the Combined Company (on a fully-diluted basis), subject to certain assumptions, including, but not limited to, GlycoMimetics’ net cash as of closing being equal to $1.8 million. GlycoMimetics’ management currently anticipates GlycoMimetics’ net cash as of closing will be approximately $1.8 million, and the currently estimated ownership percentages reflect this projection. There can be no assurances any of these assumptions will be accurate at closing when the final Exchange Ratio is determined. The table below assumes that, based on GlycoMimetics’ and Crescent’s capitalization as of May 3, 2025, the Exchange Ratio is estimated to be equal to approximately 15.4192 shares of GlycoMimetics common stock for each share of Crescent common stock, prior to giving effect to the anticipated GlycoMimetics reverse stock split. The estimated Exchange Ratio was derived on a fully-diluted basis, using a stipulated value of Crescent of approximately $250.0 million and of GlycoMimetics of approximately $8.0 million, assuming net cash of $1.8 million as of closing. The final Exchange Ratio is subject to adjustment prior to the closing of the Merger based upon GlycoMimetics’ net cash at closing and the aggregate proceeds from the sale of Crescent common stock and Crescent pre-funded warrants in the Crescent Pre-Closing Financing.

Unless otherwise indicated, the address for each beneficial owner is c/o Crescent Biopharma, Inc., 221 Crescent Street Building 23, Suite 105, Waltham, MA 02453.
NAME OF BENEFICIAL OWNER	NUMBER OF SHARES BENEFICIALLY OWNED	PERCENTAGE OF SHARES OUTSTANDING BENEFICIALLY OWNED
5% or Greater Stockholders
Entities affiliated with Fairmount Funds Management LLC(1)	336,285,823	19.99%
Entities affiliated with Venrock Healthcare Capital Partners(2)	149,387,805	9.99%
Entities affiliated with BVF Partners L.P.(3)	149,387,758	9.99%
Entities affiliated with FMR LLC(4)	149,121,546	9.97%
Directors and Executive Officers
Joshua Brumm	—	*
Jonathan McNeill	—	*
Ellie Im	—	*
Richard Scalzo	—	*
Christopher Doughty(5)	6,250,774	*
Ryan Lynch	—	*
Barbara Bispham	—	*
Alexandra Balcom(6)	358,612	*
Peter Harwin(1)	336,285,823	19.99%
David Lubner	119,537	*
Susan Moran(7)	358,612	*
Jonathan Violin(8)	31,617,600	2.08%
All executive officers and directors as a group (12 persons)(9)	374,990,958	21.94%

(1)
Consists of (i) 149,387,823 shares of the Combined Company’s common stock and (ii) 186,898,000 shares of the Combined Company’s common stock issuable upon conversion of 186,898 shares of the Combined Company’s Series A Preferred Stock held by Fairmount Healthcare Fund II L.P. (“Fairmount Fund II”). Excludes (i) 173,356,183 shares of the Combined Company’s common stock issuable upon the exercise of the pre-funded warrants and (ii) 121,486,000 shares of the Combined Company’s common stock issuable upon the conversion of 121,486 shares of the Combined Company’s Series A Preferred Stock. The pre-funded warrants are subject to a beneficial ownership limitation of 9.99% and the shares of the Combined Company’s Series A Preferred Stock are subject to a beneficial ownership limitation of 19.99%, which such limitations restrict Fairmount Funds Management LLC (“Fairmount”) and its affiliates from exercising that portion of the warrants and converting those shares of preferred stock that would result in Fairmount and its affiliates owning, after exercise or conversion, a number of shares of the Combined Company’s common stock in excess of the applicable ownership limitation. At such time as Fairmount and its affiliates beneficially own 9.0% or less of the shares of common stock, the beneficial ownership limitation applicable to the shares of the Combined Company’s Series A Preferred Stock will automatically reduce to 9.99%. Fairmount serves as investment manager for Fairmount Fund II. Fairmount Fund II has delegated to Fairmount the sole power to vote and the sole power to dispose of all securities held in Fairmount Fund II’s portfolio. Because Fairmount Fund II has divested itself of voting and investment power over the securities it holds and may not revoke that delegation on less than 61 days’ notice, Fairmount Fund II disclaims beneficial ownership of the securities it holds. As managers of Fairmount, Peter Harwin and Tomas Kiselak may be deemed to have voting and investment power over the shares held by Fairmount Fund II. Fairmount, Mr. Harwin and Mr. Kiselak disclaim beneficial ownership of such shares, except to the extent of any pecuniary interest therein. The address of the entities and individuals listed is 200 Barr Harbor Drive, Suite 400, West Conshohocken, PA 19428.

(2)
Consists of (i) 86,518,256 shares of the Combined Company’s common stock held by Venrock Healthcare Capital Partners EG, L.P. (“VHCPEG”), (ii) 44,816,351 shares of the Combined Company’s common stock held by Venrock Healthcare Capital Partners XP, L.P. (“VHCPXP”), (iii) 16,413,521 shares of the Combined Company’s common stock held by Venrock Healthcare Capital Partners III, L.P. (“VHCP3”), and (iv) 1,639,677 shares of the Combined Company’s common stock held by VHCP Co-Investment Holdings III, LLC (“VHCPCo3”). Excludes 30,305,373, 15,698,148, 5,749,294 and 574,334 shares of the Combined Company’s common stock issuable upon the exercise of the pre-funded warrants held by VHCPEG, VHCPXP, VHCP3 and VHCPCo3, respectively. The pre-funded warrants are subject to a beneficial ownership limitation of 9.99%, which such limitations restrict Venrock Healthcare Capital Partners and its affiliates from exercising that portion of the warrants that would result in Venrock Healthcare Capital Partners and its affiliates owning, after exercise, a number of shares of the Combined Company’s common stock in excess of the applicable ownership limitation. VHCP Management III, LLC (“VHCPM3”) is the sole general partner of VHCP3 and the sole manager of VHCPCo3. VHCP Management EG, LLC (“VHCPM EG”) is the sole general partner of VHCPEG. VHCP Management XP, LLC (“VHCPM XP”) is the sole general partner of VHCPXP. As voting members of VHCPM3, VHCPM EG and VHCPM XP, Dr. Bong Koh and Nimish Shah may be deemed beneficial owners of any securities beneficially owned by VHCPM3, VHCPM EG and VHCPM XP. The principal business address of each of these persons and entities is 7 Bryant Park, 23rd Floor, New York, NY 10018.

(3)
Consists of (i) 75,977,012 shares of the Combined Company’s common stock held by Biotechnology Value Fund, L.P. (“BVF”), (ii) 64,335,917 shares of the Combined Company’s common stock held by Biotechnology Value Fund II, L.P. (“BVF2”), (iii) 6,483,202 shares of the Combined Company’s common stock held by Biotechnology Value Trading Fund OS, L.P. (“Trading Fund OS”) and (iv) 2,591,627 shares of the Combined Company’s common stock held by MSI BVF SPV, LLC (“MSI”). Excludes 26,613,029, 22,535,422, 2,270,939 and 907,804 shares of the Combined Company’s common stock issuable upon the exercise of the pre-funded warrants held by BVF, BVF2, Trading Fund OS and MSI, respectively. BVF I GP LLC (“BVF GP”), as the general partner of BVF, may be deemed to beneficially own the shares beneficially owned by BVF. BVF II GP LLC (“BVF2 GP”), as the general partner of BVF2, may be deemed to beneficially own the shares beneficially owned by BVF2. BVF Partners OS Ltd. (“Partners OS”), as the general partner of Trading Fund OS, may be deemed to beneficially own the shares beneficially owned by Trading Fund OS. BVF GP Holdings LLC (“BVF GPH”), as the sole member of each of BVF GP and BVF2 GP, may be deemed to beneficially own the shares beneficially owned in the aggregate by BVF and BVF2. BVF Partners L.P. (“Partners”), as the investment manager of each of BVF, BVF2, Trading Fund OS and MSI, and the sole member of Partners OS, may be deemed to beneficially own the shares beneficially owned in the aggregate by BVF, BVF2, Trading Fund OS and MSI. BVF Inc., as the general partner of Partners, may be deemed to beneficially own the shares beneficially owned by Partners. Mark Lampert, as a director and officer of BVF Inc., may be deemed to beneficially own the shares beneficially owned by BVF Inc. Pursuant to a certain agreement entered into between Mr. Loy and Partners, Mr. Loy is obligated to transfer to Partners the economic benefit, if any, received upon the sale of the shares issuable upon the exercise of his options. The business address for each of the entities and Mr. Lambert is 44 Montgomery St., 40th Floor, San Francisco, California 94104.

(4)
These shares are owned by funds or accounts managed by direct or indirect subsidiaries of FMR LLC, all of which shares are beneficially owned, or may be deemed to be beneficially owned, by FMR LLC, certain of its subsidiaries and affiliates, and other companies. Abigail P. Johnson is a Director, the Chairman and the Chief Executive Officer of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. The address of FMR LLC is 245 Summer Street, Boston, MA 02210.

(5)
Consists of (a) 4,212,896 shares of restricted voting common stock, (b) vested options to acquire 1,358,586 shares of common stock, and (c) options to acquire 679,293 shares of common stock that will vest within 60 days of the date of this table.

(6)
Consists of (a) vested options to acquire 239,075 shares of common stock and (b) options to acquire 119,537 shares of common stock that will vest within 60 days of the date of this table.

(7)
Consists of (a) vested options to acquire 239,075 shares of common stock and (b) options to acquire 119,537 shares of common stock that will vest within 60 days of the date of this table.

(8)
Consists of (a) 7,417,792 shares of restricted voting common stock and (b) vested options to acquire 24,199,808 shares of common stock.

(9)
See Notes (1), (5), (6), (7) and (8) above.

LEGAL MATTERS
Sidley Austin LLP will pass upon the validity of GlycoMimetics common stock offered by this proxy statement/prospectus.
EXPERTS
The financial statements of GlycoMimetics, Inc. at December 31, 2024 and 2023, and for each of the two years in the period ended December 31, 2024, included in this proxy statement/prospectus have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about GlycoMimetics, Inc.’s ability to continue as a going concern as described in Note 2 to the financial statements) appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
The financial statements of Crescent Biopharma, Inc. as of December 31, 2024 and for the period from September 19, 2024 (inception) to December 31, 2024 included in this proxy statement/ prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to Crescent Biopharma, Inc.’s ability to continue as a going concern as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION
GlycoMimetics is subject to the informational requirements of the Exchange Act and in accordance therewith, files annual, quarterly and current reports, proxy statements and other information with the SEC electronically, and the SEC maintains a website that contains GlycoMimetics’ filings as well as reports, proxy and information statements, and other information issuers file electronically with the SEC at www.sec.gov.
GlycoMimetics also makes available free of charge on or through its website at www.glycomimetics.com, its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after GlycoMimetics electronically files such material with or otherwise furnishes it to the SEC. The website addresses for the SEC and GlycoMimetics are inactive textual references and except as specifically incorporated by reference into this proxy statement/prospectus, information on those websites is not part of this proxy statement/prospectus.
GlycoMimetics has filed with the SEC a registration statement on Form S-4, of which this proxy statement/prospectus is a part, under the Securities Act to register the shares of GlycoMimetics common stock (including the shares of GlycoMimetics common stock issuable upon conversion of GlycoMimetics Series A Preferred Stock) to be issued to Crescent stockholders in the Merger. The registration statement, including the attached annexes, exhibits and schedules, contains additional relevant information about GlycoMimetics and GlycoMimetics common stock. This proxy statement/prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC.
GlycoMimetics has supplied all information contained in this proxy statement/prospectus relating to GlycoMimetics and Crescent has supplied all information contained in this proxy statement/prospectus relating to Crescent.
If you would like to request documents from GlycoMimetics or Crescent, please send a request in writing or by telephone to either GlycoMimetics or Crescent at the following addresses:
GlycoMimetics, Inc. P.O. Box 65, Monrovia, MD 21770 Attn: Corporate Secretary Tel: (240) 243-1201	Crescent Biopharma, Inc. 221 Crescent Street, Building 23, Suite 105 Waltham, MA 02453 Attn: Secretary Tel: (617) 430-5595
If you are a GlycoMimetics stockholder and would like additional copies, without charge, of this proxy statement/prospectus or if you have questions about the Merger, including the procedures for voting your shares, you should contact GlycoMimetics’ proxy solicitor, Innisfree M&A, at the following telephone number:
Banks and Brokers Call: (877) 750-8310
Stockholders Call Toll Free: (212) 750-5833

STOCKHOLDER PROPOSALS OR DIRECTOR NOMINATIONS FOR 2026 ANNUAL MEETING
If a GlycoMimetics stockholder would like GlycoMimetics to consider including a proposal in GlycoMimetics’ proxy statement for its 2026 annual meeting pursuant to Rule 14a-8 of the Exchange Act, then the proposal must be received by GlycoMimetics’ corporate secretary at GlycoMimetics’ principal executive offices on or before January 14, 2026. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:
GlycoMimetics, Inc.
Attention: Corporate Secretary
P.O. Box 65,
Monrovia, MD 21770
The GlycoMimetics Bylaws also establish an advance notice procedure for stockholders who wish to present a proposal or nominate a director at an annual meeting, but do not seek to include the proposal or director nominee in GlycoMimetics’ proxy statement. In order to be properly brought before GlycoMimetics’ 2026 annual meeting, the stockholder must provide timely written notice to GlycoMimetics’ corporate secretary, at GlycoMimetics’ principal executive offices, and any such proposal or nomination must constitute a proper matter for stockholder action. The written notice must contain the information specified in the GlycoMimetics Bylaws. To be timely, a stockholder’s written notice must be received by GlycoMimetics’ corporate secretary at GlycoMimetics’ principal executive offices:

•
no earlier than February 5, 2026, and

•
no later than March 7, 2026.

In the event that GlycoMimetics holds its 2026 annual meeting more than 30 days before, or more than 30 days after, the one-year anniversary of this year’s annual meeting, then such written notice must be received by GlycoMimetics’ corporate secretary at GlycoMimetics’ principal executive offices:

•
no earlier than the 120th day prior to the day of GlycoMimetics’ 2026 annual meeting, and

•
no later than close of business on the later of: (i) the 90th day prior to the day of GlycoMimetics’ 2026 annual meeting or (ii) the 10th day following the earlier of the day on which public announcement of the date of GlycoMimetics’ 2026 annual meeting is first made or notice is first given.

Availability of Bylaws
A copy of the GlycoMimetics Bylaws may be obtained by accessing GlycoMimetics’ filings on the SEC’s website at www.sec.gov. You may also contact GlycoMimetics’ corporate secretary at GlycoMimetics’ principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.
Householding of Proxy Materials
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single set of the proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
In connection with the GlycoMimetics Special Meeting, a number of brokers with account holders who are GlycoMimetics stockholders will be “householding” the proxy materials. A single set of the proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of the proxy materials, please notify your broker or GlycoMimetics. Direct your written request to Secretary, GlycoMimetics, Inc., P.O. Box 65, Monrovia, MD 21770 or

contact Investor Relations at (240) 243-1201. GlycoMimetics undertakes to promptly deliver a separate set of the proxy materials upon receiving your written request. Stockholders who currently receive multiple copies of the proxy materials at their addresses and would like to request “householding” of their communications should contact their brokers.

Report of Independent Registered Public Accounting Firm
To the Shareholders and the Board of Directors of GlycoMimetics, Inc.
Opinion on the Financial Statements
We have audited the accompanying balance sheets of GlycoMimetics, Inc. (the Company) as of December 31, 2024 and 2023, the related statements of operations and comprehensive loss, stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2024, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2024, in conformity with U.S. generally accepted accounting principles.
The Company’s Ability to Continue as a Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has incurred recurring losses from operations and has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
Critical Audit Matters
Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective or complex judgments. We determined that there are no critical audit matters.
/s/ Ernst & Young LLP
We have served as the Company’s auditor since 2011.
Baltimore, Maryland
February 13, 2025

GLYCOMIMETICS, INC.
Balance Sheets
	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$10,720,178	$41,792,830
Prepaid expenses and other current assets	371,276	1,997,904
Total current assets	11,091,454	43,790,734
Prepaid research and development expenses	—	603,737
Operating lease right-of-use asset	—	767,828
Other assets	—	154,176
Total assets	$11,091,454	$45,316,475
Liabilities & stockholders’ equity
Current liabilities:
Accounts payable	$329,304	$868,115
Accrued expenses	5,381,744	5,225,557
Lease liabilities	66,844	741,558
Total current liabilities	5,777,892	6,835,230
Lease liabilities, net of current portion	—	66,844
Total liabilities	5,777,892	6,902,074
Stockholders’ equity:
Preferred stock; $0.001 par value; 5,000,000 shares authorized, no shares issued and outstanding at December 31, 2024 and December 31, 2023	—	—
Common stock; $0.001 par value; 150,000,000 shares authorized at December 31, 2024; 100,000,000 shares authorized at December 31, 2023; 64,483,958 shares issued and outstanding at December 31, 2024; 64,393,744 shares issued and outstanding at December 31, 2023	64,484	64,394
Additional paid-in capital	499,613,448	494,835,219
Accumulated deficit	(494,364,370)	(456,485,212)
Total stockholders’ equity	5,313,562	38,414,401
Total liabilities and stockholders’ equity	$11,091,454	$45,316,475
See accompanying notes.

GLYCOMIMETICS, INC.
Statements of Operations and Comprehensive Loss
	Year Ended December 31,
	2024	2023
Revenue from collaboration and license agreements	$—	$10,000
Costs and expenses:
Research and development expense	14,259,756	20,071,656
General and administrative expense	18,249,318	19,213,637
Restructuring and asset impairment charges	7,530,304	—
Total costs and expenses	40,039,378	39,285,293
Loss from operations	(40,039,378)	(39,275,293)
Other income
Gain on sale of asset	1,224,945	—
Interest income	935,275	2,375,873
Total other income	2,160,220	2,375,873
Net loss and comprehensive loss	$(37,879,158)	$(36,899,420)
Basic and diluted net loss per common share	$(0.59)	$(0.58)
Basic and diluted weighted-average number of common shares outstanding	64,477,249	63,342,465
See accompanying notes.

GLYCOMIMETICS, INC.
Statements of Stockholders’ Equity
			Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity
	Common Stock
	Shares	Amount
Balance at December 31, 2022	54,377,798	$54,378	$462,461,251	$(419,585,792)	$42,929,837
Issuance of common stock, net of issuance costs	9,822,930	9,823	28,697,188	—	28,707,011
Issuance of common stock for services	24,001	24	35,976	—	36,000
Exercise of options and vesting of restricted stock units	169,015	169	116,328	—	116,497
Stock-based compensation	—	3,524,476	3,524,476
Net loss	—	—	—	(36,899,420)	(36,899,420)
Balance at December 31, 2023	64,393,744	64,394	494,835,219	(456,485,212)	38,414,401
Issuance of common stock for services	28,383	28	75,347	—	75,375
Exercise of options and vesting of restricted stock units	61,831	62	5,336	—	5,398
Stock-based compensation	—	—	4,697,546	—	4,697,546
Net loss	—	—	—	(37,879,158)	(37,879,158)
Balance at December 31, 2024	64,483,958	$64,484	$499,613,448	$(494,364,370)	$5,313,562
See accompanying notes.

GLYCOMIMETICS, INC.
Statements of Cash Flows
	Year Ended December 31,
	2024	2023
Operating activities
Net loss	$(37,879,158)	$(36,899,420)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	35,174	153,301
Loss on disposal of property and equipment	46,654	8,627
Asset impairment	365,179	—
Non-cash lease expense	402,649	856,238
Issuance of common stock for services	75,375	36,000
Stock-based compensation	4,697,546	3,524,476
Changes in assets and liabilities:
Prepaid expenses and other assets	1,678,948	846,182
Prepaid research and development expenses	603,737	(553,737)
Accounts payable	(538,811)	(102,076)
Accrued expenses	156,187	(1,766,449)
Lease liabilities	(741,558)	(983,045)
Net cash used in operating activities	(31,098,078)	(34,879,903)
Investing activities
Purchases of property and equipment	(9,972)	(21,394)
Proceeds from sales of property and equipment	30,000	—
Net cash provided by (used in) investing activities	20,028	(21,394)
Financing activities
Proceeds from issuance of common stock, net of issuance costs	—	28,707,011
Proceeds from exercise of stock options	5,398	116,497
Net cash provided by financing activities	5,398	28,823,508
Net change in cash and cash equivalents	(31,072,652)	(6,077,789)
Cash and cash equivalents, beginning of period	41,792,830	47,870,619
Cash and cash equivalents, end of period	$10,720,178	$41,792,830
See accompanying notes.

GLYCOMIMETICS, INC.
Notes to Financial Statements
1.   Description of the Business
GlycoMimetics, Inc. (the Company), a Delaware corporation, was incorporated in 2003. The Company was previously developing a pipeline of proprietary glycomimetics, which are small molecules that mimic the structure of carbohydrates involved in important biological processes, to inhibit disease-related functions of carbohydrates such as the roles they play in cancers and inflammation. In July 2024, following feedback from the U.S. Food and Drug Administration (FDA), the Company determined that the regulatory path forward for its lead product candidate, uproleselan, for the treatment of relapsed and refractory acute myeloid leukemia would require an additional clinical trial. The decision to not conduct an additional clinical trial did not relate to any safety or medical issues or negative regulatory feedback related to the Company’s programs. In order to conserve its cash resources, in July 2024 the Company reduced its workforce by approximately 80%. The Company also initiated a strategic review of its business in an effort to maximize shareholder value.
Following the strategic review, on October 28, 2024 the Company entered into an Agreement and Plan of Merger and Reorganization (the Merger Agreement) with Crescent Biopharma, Inc., a Delaware corporation (Crescent), pursuant to which Crescent will become a wholly owned subsidiary of the Company (the Merger). Upon completion of the Merger, the Company plans to operate under the name Crescent Biopharma, Inc. The Merger is expected to close in the late second quarter of 2025, subject to certain closing conditions, including, among other things, approval by the stockholders of each company and the satisfaction of customary closing conditions.
Concurrently with the execution and delivery of the Merger Agreement, certain institutional and accredited investors have entered into a securities purchase agreement (the Purchase Agreement) with the Company, pursuant to which they have agreed, subject to the terms and conditions of such agreements, to purchase, immediately following the consummation of the Merger, shares of the Company’s common stock and pre-funded warrants (together, the PIPE Securities) for an aggregate purchase price of approximately $200.0 million in a private placement (the Private Placement). The closing of the Private Placement is conditioned on the satisfaction or waiver of the conditions set forth in the Merger Agreement (in addition to other customary closing conditions) and is expected to occur immediately following the closing of the Merger.
Pursuant to the exchange ratio formula set forth in the Merger Agreement, upon the closing of the Merger (but prior to closing of the Private Placement described below), on a pro forma basis and based upon the number of shares of common stock of the Company expected to be issued in the Merger, pre-Merger Crescent stockholders will own approximately 86.2% of the combined company and pre-Merger stockholders of the Company will own approximately 13.8% of the combined company. After giving further effect to the Private Placement, the pre-Merger Crescent stockholders (inclusive of those investors participating in the Private Placement) are expected to own approximately 96.9% of the combined company and the pre-Merger stockholders of the Company are expected to own approximately 3.1% of the combined company. The exchange ratio will be adjusted to the extent that the Company’s net cash at closing of the Merger is less than $1.0 million and will be based on the amount of proceeds actually received by the Company in the Private Placement.
2.   Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern within one year after the date that the financial statements are issued. During 2024, the Company incurred a net loss of $37.9 million and had net cash flows used in operating activities of $31.1 million. At December 31, 2024, the Company had $10.7 million in cash and cash equivalents and had no committed source of additional funding other than the expected Private Placement. Management believes that given the Company’s current cash position and forecasted negative cash flows from operating activities over the next twelve months, there is substantial doubt about its ability to continue as a going concern after the date that is one year from the date that these financial statements are issued without the closing of the contemplated Merger and Private Placement.
If the contemplated Merger and Private Placement does not close by the late second quarter of 2025, the Company may seek other strategic alternatives or liquidate.
The accompanying financial statements do not include any adjustments that might be necessary if the Company is not able to continue as a going concern.
3.   Summary of Significant Accounting Policies
Basis of Accounting
The accompanying financial statements were prepared based on the accrual method of accounting in accordance with U.S. generally accepted accounting principles (GAAP).
Restructuring Charges
The Company recognizes restructuring charges related to reorganization plans that have been implemented by management. In connection with these activities, the Company records restructuring charges, as applicable, at fair value for:
•
contractual or other employee termination benefits provided that the obligations result from services already rendered based on rights that vest or accumulate when the payment of benefits becomes probable and the amount can be reasonably estimated;

•
one-time employee termination benefits to the employees provided that management has committed to a plan of termination, the plan identifies the employees and their expected termination dates, the detail of termination benefits are complete, and it is unlikely that changes to the plan will be made or the plan will be withdrawn;

•
contract termination costs when the Company cancels a contract in accordance with its terms; and

•
costs to be incurred over the remaining contract term without economic benefit to the Company at the cease-use date.

For one-time employee terminations benefits, the Company recognizes the liability in full on the communication date when future services are not required or amortizes the liability ratably over the service period, if required. The fair value of termination benefits reflects the Company’s estimate of expected utilization of certain Company-funded post-employment benefits.
As described in Note 13, during the year ended December 31, 2024, the Company incurred severance charges of $7.0 million in connection with a corporate restructuring, including a reduction in headcount.
Segment Information
Operating segments are defined as components of an enterprise about which separate discrete information is available for evaluation by the chief operating decision maker, or decision-making group, in deciding how to allocate resources and in assessing performance.
The Company views its operations and manages its business in one segment. The Company’s chief operating decision maker is the president and chief executive officer.
The Company has not generated any product revenue since inception. The Company has no ongoing operations, is not actively performing any research and development, and is preserving cash until the contemplated Merger and Private Placement. If the contemplated Merger and Placement does not close by the late second quarter of 2025, the Company may seek other strategic alternatives or liquidate. As of December 31, 2024, the Company had no material assets besides cash and cash equivalents and only had six employees.
The accounting policies of the Company’s single reportable segment are the same as those described in Note 3.

The chief operating decision maker assesses performance and decides how to allocate resources based on net income (loss) that is reported on the statement of operations and comprehensive loss as net income (loss). The segment-level financial information is the same as the financial information presented in the statement of operations and comprehensive loss.
The measure of segment assets is reported on the balance sheet as total assets.
Net income (loss) is used to monitor budget versus actual results. The monitoring of budgeted versus actual results are used in assessing performance of the segment.
The Company does not have intra-entity sales or transfers.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting periods. Although actual results could differ from those estimates, management does not believe that such differences would be material.
Cash and Cash Equivalents
Cash and cash equivalents consist of investment in money market funds with commercial banks and financial institutions. The Company considers all investments in highly liquid financial instruments with an original maturity of three months or less at the date of purchase to be cash equivalents. Cash equivalents are stated at amortized cost, plus accrued interest, which approximates fair value.
Fair Value Measurements
The Company’s financial instruments include cash and cash equivalents. The fair values of the financial instruments approximated their carrying values at December 31, 2024 and 2023, due to their short-term maturities. The Company accounts for recurring and nonrecurring fair value measurements in accordance with ASC 820, Fair Value Measurements. ASC 820 defines fair value, establishes a fair value hierarchy for assets and liabilities measured at fair value, and requires expanded disclosures about fair value measurements. The ASC hierarchy ranks the quality of reliability of inputs, or assumptions, used in the determination of fair value, and requires assets and liabilities carried at fair value to be classified and disclosed in one of the following three categories:
•
Level 1 — Fair value is determined by using unadjusted quoted prices that are available in active markets for identical assets and liabilities.

•
Level 2 — Fair value is determined by using inputs, other than Level 1 quoted prices, that are directly and indirectly observable. Inputs can include quoted prices for similar assets and liabilities in active markets or quoted prices for identical assets and liabilities in inactive markets. Related inputs can also include those used in valuation or other pricing models that can be corroborated by observable market data.

•
Level 3 — Fair value is determined by inputs that are unobservable and not corroborated by market data. Use of these inputs involves significant and subjective judgments to be made by a reporting entity. In instances where the determination of the fair value measurement is based on inputs from different levels of fair value hierarchy, the fair value measurement will fall within the lowest level input that is significant to the fair value measurement in its entirety.

The Company periodically evaluates financial assets and liabilities subject to fair value measurements to determine the appropriate level at which to classify them each reporting period. This determination requires the Company to make subjective judgments as to the significance of inputs used in determining fair value and where such inputs lie within the ASC 820 hierarchy.
The Company had no assets or liabilities that were measured using quoted prices for similar assets and liabilities or significant unobservable inputs (Level 2 and Level 3 assets and liabilities, respectively) either on a recurring or non-recurring basis as of December 31, 2024 and 2023. The carrying value of cash held in money market funds of approximately $8.3 million and $38.8 million as of December 31, 2024 and 2023, respectively, is included in cash and cash equivalents and approximates market values based on quoted market prices (Level 1 inputs). The Company did not transfer any assets measured at fair value on a recurring basis between levels during the years ended December 31, 2024 and 2023.
Concentration of Credit Risk
Credit risk represents the risk that the Company would incur a loss if counterparties failed to perform pursuant to the terms of their agreements. Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash and cash equivalents. The Company maintains its cash balances with financial institutions in federally insured accounts and has cash balances in excess of the insurance limits. Cash equivalents consist of investment in United States government money market funds with major financial institutions. These deposits and funds may be redeemed upon demand and the Company does not anticipate any losses on such balances. The Company has not experienced any losses to date and believes that it is not exposed to any significant credit risk on cash and cash equivalents.
Research and Development Costs
Except for payments made in advance of services, research and development costs are expensed as incurred. For payments made in advance, the Company recognizes research and development expense as the services are rendered. Research and development costs primarily consist of salaries and related expenses for personnel, laboratory supplies and raw materials, sponsored research, depreciation of laboratory facilities and leasehold improvements, and utilities costs related to research space. Other research and development expenses include fees paid to consultants and outside service providers including clinical research organizations and clinical manufacturing organizations.
Stock-Based Compensation
Stock-based payments are accounted for in accordance with the provisions of ASC 718, Compensation — Stock Compensation. The fair value of stock-based payments is estimated, on the date of grant, using the Black-Scholes-Merton model. The resulting fair value is recognized ratably over the requisite service period, which is generally the vesting period of the option. The Company has elected to account for forfeitures as they occur.
The Company has elected to use the Black-Scholes-Merton option pricing model to value any options granted. The Company will reconsider use of the Black-Scholes-Merton model if additional information becomes available in the future that indicates another model would be more appropriate or if grants issued in future periods have characteristics that prevent their value from being reasonably estimated using this model.
A discussion of management’s methodology for developing some of the assumptions used in the valuation model follows:
Expected Dividend Yield — The Company has never declared or paid dividends and has no plans to do so in the foreseeable future.
Expected Volatility — Volatility is a measure of the amount by which a financial variable such as share price has fluctuated (historical volatility) or is expected to fluctuate (expected volatility) during a period. The Company bases the expected volatility on the historical volatility of the Company’s publicly traded common stock.
Risk-Free Interest Rate — This is the U.S. Treasury rate for the week of each option grant during the year, having a term that most closely resembles the expected life of the option.
Expected Term — This is a period of time that the options granted are expected to remain unexercised. Options granted have a maximum term of 10 years. The Company estimates the expected life of the option term to be 6.25 years. The Company uses a simplified method to calculate the average expected term.

Income Taxes
The Company accounts for income taxes using the asset and liability method in accordance with ASC 740, Income Taxes. Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and the financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. A valuation allowance is recorded when necessary to reduce deferred tax assets to the amount expected to be realized.
The Company accounts for uncertain tax positions pursuant to ASC 740. Financial statement recognition of a tax position taken or expected to be taken in a tax return is determined based on a more-likely-than-not threshold of that tax position being sustained. If the tax position meets this threshold, the benefit to be recognized is measured as the tax benefit having the highest likelihood of being realized upon ultimate settlement with the taxing authority. The Company recognizes interest accrued related to unrecognized tax benefits and penalties in the provision for income taxes.
Comprehensive Loss
Comprehensive loss comprises net loss and other changes in equity that are excluded from net loss. For the years ended December 31, 2024 and 2023, the Company’s net loss was equal to comprehensive loss and, accordingly, no additional disclosure is presented.
Recently Adopted Accounting Pronouncements
In November 2023, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, which is intended to provide enhanced segment disclosures. The standard will require disclosures about significant segment expenses and other segment items and identifying the Chief Operating Decision Maker and how they use the reported segment profitability measures to assess segment performance and allocate resources. These enhanced disclosures are required for all entities on an interim and annual basis, even if they have only a single reportable segment. The standard is effective for years beginning after December 15, 2023, and interim periods within annual periods beginning after December 15, 2024 and early adoption is permitted. The Company adopted this standard for the year ended December 31, 2024 and the primary impact of which was the additional segment disclosures included in Note 3.
Recent Accounting Pronouncements
In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which is intended to provide enhancements to annual income tax disclosures. The standard will require more detailed information in the rate reconciliation table and for income taxes paid, among other enhancements. The standard is effective for years beginning after December 15, 2024 and early adoption is permitted. The Company is evaluating this standard to determine if adoption will have a material impact on the Company’s financial statements.
In November 2024, the FASB issued ASU 2024-03, Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures (Subtopic 220-40), which requires disclosure, in the notes to the financial statements, of specified information about certain costs and expenses. This ASU is effective for public entities for annual reporting periods beginning after December 15, 2026 and interim reporting periods beginning after December 15, 2027. The Company is currently evaluating the impact ASU 2024-03 will have on its consolidated financial statements.
4.   Net Loss Per Share of Common Stock
Basic net loss per common share is determined by dividing net loss by the weighted-average number of common shares outstanding during the period, without consideration of common stock equivalents. Diluted net loss per share is computed by dividing net loss by the weighted-average number of common stock equivalents outstanding for the period. The treasury stock method is used to determine the dilutive effect of the Company’s stock options and restricted stock units (RSUs).

The following potentially dilutive securities outstanding have been excluded from the computation of diluted weighted-average common shares outstanding, as they would be anti-dilutive:
	2024	2023
Stock options and RSUs	15,043,815	10,981,357
5.   Prepaid Expenses and Other Current Assets
The following is a summary of the Company’s prepaid expenses and other current assets at December 31:
	2024	2023
Prepaid research and development expenses	$—	$1,420,642
Other prepaid expenses	234,696	401,442
Other assets	136,580	175,820
Prepaid expenses and other current assets	$371,276	$1,997,904
6.   Accrued Expenses
The following is a summary of the Company’s accrued expenses at December 31:
	2024	2023
Accrued research and development expenses	$51,306	$1,824,689
Accrued bonuses	—	2,561,913
Accrued consulting and other professional fees	790,250	439,192
Accrued employee benefits	3,825	399,763
Accrued retention	1,049,105	—
Accrued severance	3,487,258	—
Accrued expenses	$5,381,744	$5,225,557
7.   Operating Leases
At the inception of an arrangement, the Company determines whether the arrangement is or contains a lease based on the circumstances present. The Company determines a lease exists if the contract conveys the right to control an identified asset for a period of time in exchange for consideration. Control is considered to exist when the lessee has the right to obtain substantially all of the economic benefits from the use of an identified asset as well as direct the right to use of that asset. Leases with a term greater than one year are recognized on the balance sheet as right-of-use assets, lease liabilities and, if applicable, long-term lease liabilities. The Company has elected not to recognize on the balance sheet leases with terms of one year or less on the lease commencement date. If a contract is considered to be a lease, the Company recognizes a lease liability based on the present value of the future lease payments over the expected lease term, with an offsetting entry to recognize a right-of-use asset. The Company has also elected to use the practical expedient and account for each lease component and related non-lease component as one single component. The lease component results in a right-of-use asset being recorded on the balance sheet and amortized as lease expense on a straight-line basis.
The interest rate implicit in lease contracts is typically not readily determinable. As such, the Company utilizes the appropriate incremental borrowing rate, which is the rate incurred to borrow on a collateralized basis over a term similar to the term of the lease for which the rate is estimated. Certain adjustments to the right-of-use asset may be required for items such as initial direct costs paid or incentives received.
The Company leased office and research space in Rockville, Maryland under an operating lease that was subject to annual rent increases (the Lease). The Company paid a security deposit of $52,320 to be held until the expiration or termination of the Company’s obligations under the Lease. In April 2023, the Company and its landlord entered into an amendment to the Lease (the Lease Amendment). Pursuant to the Lease Amendment, the Company and the landlord agreed that the lease term for a portion of the premises, consisting of approximately 30,000 square feet, would be extended from November 1, 2023 to January 31, 2025. However, pursuant to the Company’s strategic review and restructuring plan adopted during the year ended December 31, 2024, the Company abandoned the leased space and determined that its right-of-use-asset was fully impaired. As a result, the Company recognized an impairment charge of $0.4 million, during the year ended December 31, 2024, representing the carrying value of the right-of-use asset. The Company’s lease of the remaining premises, consisting of approximately 12,000 square feet, expired on October 31, 2023. There were no additional operating leases as of the year ended December 31, 2024.
The components of lease expense and related cash flows were as follows:
	Year Ended December 31,
	2024	2023
Operating lease cost	$450,274	$944,963
Variable lease cost	516,344	602,416
Total operating lease cost	$966,618	$1,547,379
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash outflows for operating leases	$789,183	$1,017,770
Maturities of lease liability due under these lease agreements as of December 31, 2024 were as follows:
Operating Lease Obligation
2025	$67,401
Thereafter	—
Total	67,401
Present value adjustment	(557)
Present value of lease payments	$66,844
Supplemental information related to leases were as follows:
Operating Leases	December 31, 2024	December 31, 2023
Weighted-average remaining lease term (in years)	0.1	1.1
Weighted-average incremental borrowing rate	10.0%	10.0%
	Year Ended December 31,
	2024	2023
Right-of-use assets obtained in exchange for operating lease obligations	$—	$872,892
8.   Stockholders’ Equity
Common Stock
During the year ended December 31, 2024, the Company’s board of directors adopted, and its stockholders approved, an increase in the total authorized shares of common stock from 100,000,000 to 150,000,000 shares with a par value of $0.001 per share.
At-The-Market Equity Offerings
In March 2022, the Company filed a shelf registration statement with the SEC, which was declared effective on April 22, 2022. On April 28, 2022, the Company entered into an at-the-market sales agreement (the Sales Agreement) with Cowen and Company, LLC. Under the Sales Agreement, the Company may sell up to $100.0 million worth of shares of common stock. During the year ended December 31, 2023, the Company issued and sold 9,822,930 shares of common stock under the Sales Agreement at a weighted average price per share of $3.01, for aggregate net proceeds of $28.7 million, after deducting commissions and offering expenses. There were no shares issued under the 2022 Sales Agreement during the year ended December 31, 2024. As of December 31, 2024, approximately $66.0 million remained available to be sold under the terms of the Sales Agreement. The shelf registration statement will expire on April 28, 2025.
9.   Stock-based Compensation
2013 Equity Incentive Plan
The Company’s board of directors adopted, and its stockholders approved, its 2013 Equity Incentive Plan effective in January 2014, and the 2013 Equity Incentive Plan was amended and restated by approval of the board of directors in April 2022 and by approval of the stockholders in May 2022 (as so amended and restated, the 2013 Plan). The 2013 Plan provides for the grant of incentive stock options within the meaning of Section 422 of the Internal Revenue Code (the Code), to the Company’s employees and its parent and subsidiary corporations’ employees, and for the grant of nonstatutory stock options, restricted stock awards, restricted stock unit awards (RSUs), stock appreciation rights, performance stock awards and other forms of stock compensation to its employees, including officers, consultants and directors. The 2013 Plan also provides for the grant of performance cash awards to the Company’s employees, consultants and directors. Unless otherwise stated in a stock option agreement, 25% of the shares subject to an option grant will typically vest upon the first anniversary of the vesting start date and thereafter at the rate of one forty-eighth of the option shares per month as of the first day of each month after the first anniversary. Upon termination of employment by reasons other than death, cause, or disability, any vested options shall terminate 90 days after the termination date, unless otherwise set forth in a stock option agreement. Stock options generally terminate 10 years from the date of grant.
Authorized Shares
The maximum number of shares of common stock that may be issued under the 2013 Plan was originally 1,000,000 shares, plus any shares subject to stock options or similar awards granted under the 2003 Plan that expire or terminate without having been exercised in full or are forfeited to or repurchased by the Company. Upon the amendment and restatement of the 2013 Plan in May 2022, the existing share reserve was increased by 2,619,622. Beginning on January 1, 2023 and ending on (and including) January 1, 2029, the maximum number of shares of common stock that may be issued under the 2013 Plan will cumulatively be increased by 4% of the number of shares of common stock issued and outstanding on the immediately preceding December 31, or such lesser number of shares as determined by the board of directors or the compensation committee thereof. The maximum number of shares that may be issued pursuant to exercise of incentive stock options under the 2013 Plan is 20,000,000. As of December 31, 2024, the total number of shares reserved for issuance under the 2013 Plan was 14,257,627 shares, of which 1,070,346 shares were available for future grants.
Shares issued under the 2013 Plan may be authorized but unissued or reacquired shares of common stock. Shares subject to stock awards granted under the 2013 Plan that expire or terminate without being exercised in full, or that are paid out in cash rather than in shares, will not reduce the number of shares available for issuance under the 2013 Plan. Additionally, shares issued pursuant to stock awards under the 2013 Plan that the Company repurchases or that are forfeited, as well as shares reacquired by the Company as consideration for the exercise or purchase price of a stock award or to satisfy tax withholding obligations related to a stock award, will become available for future grant under the 2013 Plan.

Stock Options
A summary of the Company’s stock option activity under the 2013 Plan for the year ended December 31, 2024 is as follows:
	OUTSTANDING OPTIONS	WEIGHTED- AVERAGE EXERCISE PRICE	WEIGHTED- AVERAGE REMAINING CONTRACTUAL TERM (YEARS)	AGGREGATE INTRINSIC VALUE (IN THOUSANDS)
Outstanding as of December 31, 2023	8,273,800	$5.29	6.3
Options granted	5,756,875	1.85
Options exercised	(3,250)	1.66
Options forfeited	(1,722,543)	6.58
Outstanding as of December 31, 2024	12,304,882	3.50	7.4	$—
Vested or expected to vest as of December 31, 2024	6,561,952	5.06	6.0	—
Exercisable as of December 31, 2024	6,024,978	5.33	5.7	—
As of December 31, 2024, there was $915,970 of total unrecognized compensation expense related to unvested options that will be recognized over a weighted-average period of approximately 0.3 years. The total fair value of options that vested in the years ended December 31, 2024 and 2023 was $2,919,122 and $1,710,938, respectively. During 2024, the Company issued 3,250 shares of common stock in conjunction with exercises of stock options granted under the 2013 Plan and received $5,398 in cash proceeds from the exercise of these stock options. During 2023, the Company issued 100,960 shares of common stock in conjunction with exercises of stock options granted under the 2013 Plan and received $116,497 in cash proceeds from the exercise of these stock options. Total intrinsic value of the options exercised during the years ended December 31, 2024 and 2023 was $4,091 and $82,300, respectively.
The Company has granted stock options to purchase an aggregate of 2,459,275 shares to certain employees under the 2013 Plan, the vesting of which is subject to performance vesting conditions relating to the achievement of specified regulatory or commercial milestones. The maximum fair value of $650,266 associated with performance-based options granted under the 2013 Plan has been excluded from compensation expense as the completion of the performance milestones was not deemed to be probable as of December 31, 2024.
Restricted Stock Units (RSUs)
An RSU is a stock award that entitles the holder to receive shares of the Company’s common stock as the award vests. The fair value of each RSU is based on the closing price of the Company’s common stock on the date of grant. In January 2021, the Company awarded RSUs under the 2013 Plan to all of its employees. The RSUs granted vest over four years in equal installments on each anniversary of the grant date, provided that the employee remains employed by the Company at the applicable vesting date. Compensation expense is recognized on a straight-line basis. As of December 31, 2024, there was $9,541 of total unrecognized compensation expense associated with these RSU grants that will be recognized entirely in the first quarter of 2025.
The following is a summary of RSU activity for the 2013 Plan for the year ended December 31, 2024:
	Number of Shares Underlying RSUs	Weighted-Average Grant Date Fair Value
Unvested at December 31, 2023	117,157	$3.81
Forfeited	(58,581)	3.81
Vested	(10,443)	3.81
Unvested at December 31, 2024	48,133	3.81

Issuance of Shares to Directors in Lieu of Cash Compensation
In March 2023, the Company’s board of directors amended the Company’s Non-Employee Director Compensation Policy to include an election to receive unrestricted shares of common stock in lieu of quarterly board and committee retainer cash payments. The number of shares to be issued to an electing director is determined on the last day of each fiscal quarter by dividing the dollar amount of the compensation to be paid for such quarter that is subject to the election by the closing price of a share of common stock on the last trading day of the fiscal quarter, rounded up to the nearest whole share. Non-employee directors who made such an election received 13,127 shares of common stock in lieu of cash compensation earned for the quarter ended March 31, 2024. All shares of common stock issued pursuant to such an election were fully vested upon issuance and are classified as “Other Awards” under the 2013 Plan.
In June 2024, the Non-Employee Director Compensation Policy was amended to allow a director to revoke his or her annual election to receive unrestricted shares of common stock in lieu of quarterly board and committee retainer cash payments. The decision to amend the policy followed a significant decline in the market value of the Company’s common stock in May 2024. Without the ability of the directors to revoke the prior elections, the Company would have been obligated to issue a significantly greater number of shares than in prior quarters in lieu of the fixed cash retainer payments. Each of the directors who previously elected to receive unrestricted shares of common stock in lieu of quarterly board and committee retainer cash payments for 2024 revoked their elections in June 2024, and as a result there were no additional shares issued subsequent to March 31, 2024.
Inducement Plan
The Company’s board of directors previously adopted the GlycoMimetics, Inc. Inducement Plan (as amended to date, the Inducement Plan). The Inducement Plan provides for the grant of nonstatutory stock options, restricted stock awards, RSU awards, stock appreciation rights and other forms of stock awards to individuals not previously an employee or director of the Company as an inducement for such individuals to join the Company. Unless otherwise stated in an applicable stock option agreement, one-fourth of the shares subject to an option grant under the Inducement Plan will typically vest upon the first anniversary of the vesting start date, with the balance of the shares vesting in a series of thirty-six successive equal monthly installments as of the first day of each month measured from the first anniversary of the vesting start date, subject to the new employee’s continued service with the Company through the applicable vesting dates. Upon termination of employment by reasons other than death, cause or disability, any vested options will terminate 90 days after the termination date, unless otherwise set forth in a stock option agreement. Stock options generally terminate 10 years from the date of grant. The Inducement Plan was amended by the board of directors on multiple occasions to increase the number of shares reserved for issuance to 3,000,000 shares as of December 31, 2024. As of December 31, 2024, there were 299,108 shares available for future grants under the Inducement Plan.
A summary of the Company’s stock option activity under the Inducement Plan for the year ended December 31, 2024 is as follows:
	OUTSTANDING OPTIONS	WEIGHTED- AVERAGE EXERCISE PRICE	WEIGHTED- AVERAGE REMAINING CONTRACTUAL TERM (YEARS)	AGGREGATE INTRINSIC VALUE (IN THOUSANDS)
Outstanding as of December 31, 2023	2,590,400	$1.97	8.0
Options granted	130,000	3.20
Options forfeited	(29,600)	3.85
Outstanding as of December 31, 2024	2,690,800	2.01	7.1	$—
Vested or expected to vest as of December 31, 2024	1,610,833	1.96	6.9	—
Exercisable as of December 31, 2024	1,452,908	1.95	7.0	—

As of December 31, 2024, there was $235,087 of total unrecognized compensation expense related to unvested options under the Inducement Plan that will be recognized over a weighted-average period of approximately 0.3 years. There were no options exercised under the Inducement Plan during the years ended December 31, 2024 or 2023. The total fair value of options that vested in the years ended December 31, 2024 and 2023 was $919,184 and $601,586, respectively.
The Company has granted stock options to purchase an aggregate of 584,200 shares to certain newly hired employees under the Inducement Plan which options are subject to performance-based conditions. The maximum fair value of $825,353 associated with the performance-based options is excluded from the unrecognized compensation expense under the Inducement Plan as the completion of the performance milestones was not probable as of December 31, 2024.
The weighted-average fair value of the options granted under all equity incentive plans during the years ended December 31, 2024 and 2023 was $1.49 and $1.96 per share, respectively, applying the Black-Scholes-Merton option pricing model utilizing the following weighted-average assumptions:
	2024	2023
Expected term	6.25 years	6.25 years
Expected volatility	101.79%	78.36%
Risk-free interest rate	4.17%	3.60%
Expected dividend yield	0%	0%
Total stock-based compensation expense associated with stock options and RSUs was classified as follows on the statement of operations for the years ended December 31:
	2024	2023
Research and development expense	$1,271,655	$909,981
General and administrative expense	3,425,891	2,614,495
Total stock-based compensation expense	$4,697,546	$3,524,476
10.   Income Taxes
The components of the gross deferred tax asset and related valuation allowance at December 31 were as follows:
	2024	2023
Deferred income tax assets:
Net operating loss carryforward	$96,811,786	$88,746,869
Research and orphan drug credits	54,937,994	53,152,849
Capitalized research costs	11,861,613	10,748,355
Capitalized start-up costs	339,138	532,931
Patent amortization	27,071	42,541
Stock-based compensation	6,699,628	7,324,617
Accrued bonus	25,356	704,974
Operating lease liabilities	18,394	222,452
Other	1,303	87,097
Gross deferred income tax assets	170,722,283	161,562,685
Valuation allowance	(170,722,283)	(161,351,398)
Net deferred income tax assets	—	211,287
Deferred income tax liabilities:
Operating lease right-of-use assets	—	(211,287)
Gross deferred income tax liabilities	—	(211,287)
Net deferred income tax asset/(liability)	$—	$—

Based on the Company’s operating history and management’s expectation regarding future profitability, management believes the Company’s deferred tax assets will not be realizable under ASC 740, Income Taxes. Accordingly, a full valuation allowance was recorded as of December 31, 2024 and 2023.
As of December 31, 2024, the Company had $351.8 million of U.S. Federal and state net operating losses, $10.9 million of research and development tax credits and $44.1 million of orphan drug tax credits available to carry forward. A portion of the net operating loss carryforwards will begin to expire in 2025, the research and development tax credits in 2025 and the orphan drug tax credit in 2033. Under current federal income tax laws, federal net operating losses incurred in 2018 and in future years may be carried forward indefinitely, but the deductibility of such federal net operating losses is limited.
The Company’s tax attributes, including net operating losses and credits, are subject to any ownership changes as defined under Internal Revenue Code Sections 382 and 383. A change in ownership could affect the Company’s ability to utilize its net operating losses and credits. As of December 31, 2024, the Company does not believe that an ownership change has occurred. Any future ownership changes, such as the consummation of the Merger, may cause a limitation on the Company’s ability to utilize existing tax attributes.
The Company files income tax returns in the U.S. federal jurisdiction and the State of Maryland is the only significant state jurisdiction. The Company’s federal income tax returns for tax years 2005 and after remain subject to examination by the U.S. Internal Revenue Service due to tax attributes available to be carried forward to open or future tax years. The Company’s Maryland income tax returns for the tax years 2007 and thereafter remain subject to examination by the Comptroller of Maryland. In addition, all of the net operating losses, research and development tax credit and orphan drug credit carryforwards that may be used in future years are still subject to adjustment. The Company is not currently under examination from any taxing authorities.
The Company did not have unrecognized tax benefits as of December 31, 2024 and 2023, and does not anticipate this to change significantly over the next 12 months. The Company will recognize interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense.
Reconciliations between the statutory federal income tax rate and the effective income tax rate of income tax expense is as follows as of December 31:
	2024	2023
U.S. Federal statutory tax rate	21.0%	21.0%
State taxes	5.9	6.3
Research credit	0.4	0.7
Orphan drug credit	4.1	4.1
Stock-based compensation	(5.1)	2.3
Executive compensation	(1.2)	(0.1)
Other	(0.4)	(3.5)
Change in valuation allowance	(24.7)	(30.8)
Provision for income taxes	—%	—%
11.   License and Collaboration Agreements
Apollomics
In 2020, the Company entered into a collaboration and license agreement (the Agreement) with Apollomics (Hong Kong), Limited (Apollomics) for the development, manufacture and commercialization of products derived from two of the Company’s compounds, GMI-1271 and GMI-1687 (the Products) for therapeutic and prophylactic uses (the Field) in China, Taiwan, Hong Kong and Macau (the Territory). Under the terms of the Agreement, the Company granted Apollomics:

•
an exclusive license, with the right to sublicense, to develop, manufacture and have manufactured, distribute, market, promote, sell, have sold, offer for sale, import, label, package and otherwise the Products in the Field in the Territory; and

•
a non-exclusive license to conduct preclinical research with respect to Products in the Field outside of the Territory for the purposes of developing such Products for use in the Territory.

The Company did not recognize any milestone revenue under the Agreement for the years ended December 31, 2024 or 2023.
The Company and Apollomics also entered into a clinical supply agreement pursuant to which the Company agreed to manufacture and supply the Products at agreed upon prices. Apollomics has the option to begin manufacture of the Products after appropriate material transfer requirements are met. The Company did not recognize any revenue under the clinical supplies agreement during the years ended December 31, 2024 or 2023.
12.   Employee Benefit Plan
The Company has a defined contribution plan under the Internal Revenue Code Section 401(k). This plan covers substantially all employees who meet minimum age and service requirements and allows participants to defer a portion of their annual compensation on a pre-tax basis. For the years ended December 31, 2024, 2023 and 2022, the Company matched 50% up to the first 6% of employee contributions. All matching contributions have been paid by the Company. The Company’s matching contributions vest in full immediately. The total Company matching contributions were approximately $211,000 and $248,000 for the years ended December 31, 2024 and 2023, respectively.
13.   Restructuring and Asset Impairment Charges
In July 2024, the Company’s Board of Directors approved a streamlined operating plan that included a reduction in the Company’s workforce by 26 employees, or approximately 80% of its headcount.
Employees affected by the reduction in force are entitled to receive severance payments and Company-funded medical insurance for a specific time. During the year ended December 31, 2024, the Company recognized $7.0 million of charges for severance and related benefits.
The following is a summary of the activity for accrued severance costs for the year ended December 31, 2024:
2024
Severance accrual, January 1	$—
Charges	7,026,614
Cash payments	(3,539,356)
Severance accrual, December 31	$3,487,258
The accrued severance liability of $3.5 million is payable within the next twelve months and has been included in accrued expenses on the balance sheet as of December 31, 2024.
The Company also completed an evaluation of the impact of the restructuring on the carrying value of its long-lived assets. Our evaluation determined that indicators of impairment were present within right-of-use assets and property and equipment. Where impairment indicators existed the Company evaluated the identified asset group and separately compared the estimated undiscounted cash flow for each asset group to the net book value of the related long-term asset. The Company calculated the amount of the impairment by developing a fair value estimate of the asset group that was compared to the carrying value.
The Company recorded $0.4 million of impairment charges related to its facility operating lease and accelerated depreciation on property and equipment during the year ended December 31, 2024.

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Stockholders of Crescent Biopharma, Inc.
Opinion on the Financial Statements
We have audited the accompanying balance sheet of Crescent Biopharma, Inc. (the “Company”) as of December 31, 2024, and the related statements of operations and comprehensive loss, of convertible preferred stock and stockholders’ deficit and of cash flows for the period from September 19, 2024 (inception) to December 31, 2024, including the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024, and the results of its operations and its cash flows for the period from September 19, 2024 (inception) to December 31, 2024 in conformity with accounting principles generally accepted in the United States of America.
Substantial Doubt About the Company’s Ability to Continue as a Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred significant operating losses and negative cash flows from operations that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit of these financial statements in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
Critical Audit Matters
The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that (i) relates to accounts or disclosures that are material to the financial statements and (ii) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.
External Research and Development Costs
As described in Note 2 to the financial statements, research and development costs are expensed as incurred. Research and development costs include salaries and bonuses, stock-based compensation, employee benefits, and external costs of vendors and consultants engaged to conduct research and development activities. The Company’s research and development expense for the period from September 19, 2024 (inception) to December 31, 2024 was $14.0 million, a majority of which relates to external research and development costs.
The principal consideration for our determination that performing procedures relating to external research and development costs is a critical audit matter is a high degree of auditor effort in performing procedures related to the Company’s external research and development costs.
Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the financial statements. These procedures included, among others, testing external research and development costs on a sample basis by obtaining and agreeing the contractual terms of the agreement, amounts incurred to date, and estimates of work performed to date to the (i) underlying agreements with vendors engaged to conduct research and development; (ii) purchase orders; (iii) invoices received; (iv) underlying payments made for expenses incurred on the contracts; and (v) external confirmations or communications obtained by management from vendors.
/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
February 18, 2025
We have served as the Company’s auditor since 2024.

CRESCENT BIOPHARMA, INC.
BALANCE SHEET
(In thousands, except share and per share amounts)
December 31, 2024
Assets
Current assets:
Cash	$34,766
Prepaid expenses and other current assets	38
Total current assets	34,804
Other assets	813
Total assets	$35,617
Liabilities, Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities
Accounts payable	$107
Accrued expenses and other current liabilities(1)	2,225
Related party accounts payable and other current liabilities	7,221
Warrant liability, related party	61
Total current liabilities	9,614
Long term liabilities
Notes payable, noncurrent(2)	37,482
Total liabilities	47,096
Commitments and contingencies (Note 10)
Convertible preferred stock:
Series Seed convertible preferred stock, $0.0001 par value; 20,000,000 shares authorized as of December 31, 2024; 20,000,000 shares issued and outstanding as of December 31, 2024; liquidation preference of $4,000 as of December 31, 2024	4,000
Stockholders’ deficit:
Common stock, $0.0001 par value; 40,000,000 shares authorized, 7,049,180 shares issued and outstanding as of December 31, 2024, respectively	1
Additional paid-in capital	2,387
Accumulated deficit	(17,867)
Total stockholders’ deficit	(15,479)
Total liabilities, convertible preferred stock and stockholders’ deficit	$35,617

(1)
Includes related party amount of $341 as of December 31, 2024 (see Note 12).

(2)
Includes related party amount of $14,993 as of December 31, 2024 (see Note 4).

The accompanying notes are an integral part of these financial statements.

CRESCENT BIOPHARMA, INC.
STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS
(In thousands, except share and per share amounts)
Period from September 19, 2024 (Inception) to December 31, 2024
Operating expenses
Research and development(1)	$14,034
General and administrative(2)	3,157
Total operating expenses	17,191
Loss from operations	(17,191)
Other income/(expense):
Interest income	176
Interest expense(3)	(852)
Total other expense, net	(676)
Net loss and comprehensive loss	$(17,867)
Net loss per share attributable to common stockholders, basic and diluted	$(3.36)
Weighted-average common shares outstanding, basic and diluted	5,311,975

(1)
Includes related party amount of $13,185 for the period from September 19, 2024 (inception) to December 31, 2024 (see Note 12).

(2)
Includes related party amount of $571 for the period from September 19, 2024 (inception) to December 31, 2024 (see Note 12).

(3)
Includes related party amount of $341 for the period from September 19, 2024 (inception) to December 31, 2024 (see Note 4).

The accompanying notes are an integral part of these financial statements.

CRESCENT BIOPHARMA, INC.
STATEMENT OF CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
(In thousands, except share amounts)
	Convertible Preferred Stock		Common Stock
	Shares	Amount	Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
Balances as of September 19, 2024 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of common stock(1)	—	—	7,049,180	1	1,314	—	1,315
Issuance of Series Seed convertible preferred stock	20,000,000	4,000	—	—	—	—	—
Stock-based compensation expense	—	—	—	—	1,073	—	1,073
Net loss	—	—	—	—	—	(17,867)	(17,867)
Balances as of December 31, 2024	20,000,000	$4,000	7,049,180	$1	$2,387	$(17,867)	$(15,479)

(1)
Includes issuance of 2,049,180 restricted stock awards (see Note 7)

The accompanying notes are an integral part of these financial statements.

CRESCENT BIOPHARMA, INC.
STATEMENT OF CASH FLOWS
(In thousands)
Period from September 19, 2024 (Inception) to December 31, 2024
Cash flows from operating activities:
Net loss	$(17,867)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation expense	1,134
Non-cash interest expense	2
Non-cash research and development expense related to Paragon option agreement	1,000
Changes in operating assets and liabilities:
Accounts payable	107
Accrued expenses and other current liabilities(1)	2,172
Related party accounts payable and other current liabilities	7,221
Prepaid expenses and other current assets	(38)
Net cash used in operating activities	(6,269)
Cash flows from financing activities:
Proceeds from issuance of common stock	315
Proceeds from issuance of Series Seed convertible preferred stock, net	4,000
Proceeds from the issuance of notes payable, net of issuance costs(2)	37,480
Payment of deferred offering costs	(760)
Net cash provided by financing activities	41,035
Net increase in cash	34,766
Cash at beginning of period	—
Cash at end of period	$34,766
Supplemental disclosure of non-cash financing activities:
Deferred offering costs in accrued expenses and other current liabilities	$53

(1)
Includes related party amount of $341 for the period from September 19, 2024 (inception) to December 31, 2024.

(2)
Includes related party amount of $14,993 for the period from September 19, 2024 (inception) to December 31, 2024.

The accompanying notes are an integral part of these financial statements.

CRESCENT BIOPHARMA, INC.
NOTES TO FINANCIAL STATEMENTS
1.   Nature of the Business and Basis of Presentation
Background and Basis of Presentation
Crescent Biopharma, Inc. (“Crescent” or the “Company”) was established and incorporated under the laws of the state of Delaware on September 19, 2024. Crescent was founded to research and develop cancer therapy candidates licensed from Paragon Therapeutics, Inc. (“Paragon”), an antibody discovery engine founded by Fairmount Funds Management LLC (“Fairmount”). The Company currently operates as a virtual company, and thus, does not maintain a corporate headquarters or other significant facilities. Crescent was formed to develop therapies for the treatment of solid tumors.
The Company is subject to risks and uncertainties common to early-stage companies in the biopharmaceutical industry, including, but not limited to, the ability to complete preclinical and clinical trials, the ability to obtain regulatory approval for product candidates, development by competitors of new technological innovations, dependence on key personnel, the ability to attract and retain qualified employees, reliance on third-party organizations, protection of proprietary technology, compliance with government regulations, product liability, uncertainty of market acceptance of products and the ability to raise additional capital to fund operations.
The Company’s potential product candidates will require approval from the U.S. Federal Food and Drug Administration or comparable foreign authorities prior to the commencement of commercial sales. There can be no assurance that the Company’s potential product candidates will receive all the required approvals. In addition, there can be no assurance that the Company’s potential product candidates, if approved, will be accepted in the marketplace, that any future product candidates can be developed or manufactured at an acceptable cost and with appropriate performance characteristics, or that such product candidates will be successfully marketed, if at all.
GlycoMimetics, Inc., a Delaware corporation (“GlycoMimetics”), and the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) on October 28, 2024, which agreement was subsequently amended on February 14, 2025, pursuant to which, among other matters, and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Gemini Merger Sub Corp., a Delaware corporation, will merge with and into Crescent, with Crescent continuing as a wholly owned subsidiary of GlycoMimetics and the surviving corporation of the merger (the “First Merger”), and Crescent will merge with and into Gemini Merger Sub II, LLC, a Delaware limited liability company (“Second Merger Sub”), with Second Merger Sub being the surviving entity of the merger (the “Second Merger” and, together with the First Merger, the “Merger”). In connection with the Merger, Second Merger Sub will change its corporate name to “Crescent Biopharma Operating Company, LLC” and GlycoMimetics will change its name to “Crescent Biopharma, Inc.” GlycoMimetics following the Merger is referred to herein as the “combined company.” The combined company will be led by Crescent’s management team and will focus on developing cancer therapies for the treatment of solid tumors.
At the effective time of the First Merger (the “First Effective Time”), (i) each then-outstanding share of Crescent common stock (including shares of Crescent common stock issued in the Crescent Pre-Closing Financing described below) (excluding shares to be canceled pursuant to the Merger Agreement and excluding dissenting shares) will be automatically converted solely into the right to receive a number of shares of GlycoMimetics common stock equal to the exchange ratio set forth in the Merger Agreement and (ii) each then-outstanding share of Crescent preferred stock will be converted into the right to receive a number of shares of GlycoMimetics Series A Preferred Stock equal to the exchange ratio divided by 1,000, in accordance with the terms of the Merger Agreement, (iii) each then-outstanding option to purchase Crescent common stock will be assumed by GlycoMimetics, subject to adjustment as set forth in the Merger Agreement, (iv) each then-outstanding warrant to purchase shares of Crescent common stock will be converted into a warrant to purchase shares of GlycoMimetics common stock, subject to adjustment as set forth in the Merger Agreement and the form of warrant, (v) each in-the-money option to acquire shares of GlycoMimetics common stock that is issued and outstanding (whether vested or unvested) will be cancelled and converted into the right to receive immediately prior to the First Effective Time a number of shares of GlycoMimetics common stock equal to the number of shares underlying such option; and (vi) each GlycoMimetics restricted stock unit will be cancelled and converted into the right to receive a number of shares of GlycoMimetics common stock equal to the number of unsettled shares of GlycoMimetics common stock underlying such GlycoMimetics restricted stock unit.
In connection with the Merger, on February 14, 2025, Crescent and GlycoMimetics entered into an amended and restated subscription agreement (the “Subscription Agreement”) with certain investors, including certain investors of the Company, pursuant to which the Company agreed to issue and sell to such investors in a financing transaction (the “Crescent Pre-Closing Financing”) shares of the Company’s common stock and pre-funded warrants to purchase shares of the Company’s common stock at an estimated purchase price of $1.8485 per share of common stock and $1.8484 per pre-funded warrant, for gross proceeds of approximately $200.0 million (which includes $37.5 million of gross proceeds previously received by Crescent from the issuance of its convertible notes (the “Convertible Notes”) and accrued interest on such notes), which will precede the closing of the Merger. Shares of the Company’s common stock and pre-funded warrants to purchase shares of the Company’s common stock issued pursuant to the Crescent Pre-Closing Financing will be converted into shares of GlycoMimetics common stock and pre-funded warrants to purchase share of GlycoMimetics common stock in accordance with the exchange ratio at the effective time of the close of the transaction.
The financial statement and accompanying notes have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).
Going Concern
The Company has evaluated whether there are certain conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within twelve months of the date that the financial statements are issued. As of December 31, 2024, the Company had $34.8 million in cash.
The Company will devote substantially all of its resources to advancing the development of its programs, organizing and staffing the Company, business planning, raising capital, and providing general and administrative support for these operations. Current and future programs will require significant research and development efforts, including preclinical and clinical trials, and regulatory approvals to commercialization. These efforts require significant amounts of additional capital, adequate personnel, and infrastructure. Even if the Company’s development efforts are successful, it is uncertain when, if ever, the Company will realize significant revenue from product sales. If the Company obtains regulatory approval for any of its potential product candidates and starts to generate revenue, it expects to incur significant expenses related to developing its internal commercialization capability to support product sales, marketing, and distribution.
As a result, the Company will need substantial additional funding to support its operating activities as it advances its potential product candidates through development, seeks regulatory approval and prepares for and, if any of its potential product candidates are approved, proceeds to commercialization. Until such time as the Company can generate significant revenue from product sales, if ever, the Company expects to finance its operating activities through a combination of equity offerings and debt financings. Adequate funding may not be available to the Company on acceptable terms, or at all.
If the Company is unable to obtain additional funding, the Company will assess its capital resources and may be required to delay, reduce the scope of or eliminate some or all of its planned operations, which may have a material adverse effect on the Company’s business, financial condition, results of operations and ability to operate as a going concern. The financial statements do not include any adjustments that may result if the Company is not able to continue as a going concern.
The Company has not generated any revenue from product sales or other sources and has incurred significant operating losses and negative cash flows from operations since inception. The Company has incurred a net loss of $17.9 million during the period from September 19, 2024 (inception) to December 31, 2024. As of December 31, 2024, the Company had an accumulated deficit of $17.9 million.

In October 2024, the Company received $37.5 million in gross proceeds from a Convertible Note Agreement with several investors, of which Fairmount, through an affiliate fund, holds a convertible note with an initial principal amount of $15.0 million, which qualifies as a related party transaction (see Note 12).
In connection with the Merger, Crescent and GlycoMimetics entered into the Subscription Agreement, as discussed elsewhere in Note 1 of these financial statements. Shares of Crescent common stock and pre-funded warrants to purchase shares of Crescent common stock issued pursuant to the Subscription Agreement will be converted into shares of GlycoMimetics common stock and pre-funded warrants to purchase shares of GlycoMimetics common stock at Closing pursuant to the Merger Agreement. However, the completion of the transactions is subject to the satisfaction of customary closing conditions, and there are no assurances that such conditions will be achieved nor that such financing or other strategic transactions will be available on acceptable terms, or at all.
Based on its expectations of continuing operating losses and negative cash flows from operations for the foreseeable future, as of February 18, 2025, the date the Company’s financial statements are available to be issued, the Company has concluded that there is substantial doubt about its ability to continue as a going concern for at least 12 months from the date the financial statements are available to be issued.
The accompanying financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of this uncertainty. Accordingly, the financial statements have been prepared on a basis that assumes the Company will continue as a going concern and which contemplates the realization of assets and satisfaction of liabilities and commitments in the ordinary course of business.
2.   Summary of Significant Accounting Policies
Use of Estimates
The preparation of the Company’s financial statements in conformity with U.S. GAAP requires management to make estimates, assumptions, and judgements that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting periods. Significant estimates and assumptions reflected within these financial statements include but are not limited to research and development expenses and any applicable prepaid or accrued costs and the valuation of stock-based compensation awards and related expenses. The Company bases its estimates on known trends and other market-specific or other relevant factors that it believes to be reasonable under the circumstances. On an ongoing basis, management evaluates its estimates, as there are changes in circumstances, facts, and experience. Actual results may differ materially from those estimates or assumptions.
Segment Information
The Company operates and manages its business as a single segment for the purposes of assessing performance and making operating decisions. The Company’s chief executive officer, who is the chief operating decision maker (the “CODM”), reviews the Company’s financial information for purposes of evaluating financial performance and allocating resources (see Note 13).
Concentrations of Credit Risk
Financial instruments that potentially expose the Company to concentrations of credit risk primarily consist of cash. The Company maintains its cash balances at an accredited financial institution in amounts that, at times, may exceed federally insured limits. However, the Company has not experienced any losses on its deposits of cash.
The Company is dependent on third-party organizations to research, develop, manufacture, and process its potential product candidates for its development programs. The Company expects to continue to be dependent on a small number of manufacturers to supply it with its requirements for all products. The Company’s research and development programs could be adversely affected by a significant interruption in the supply of the necessary materials. A significant amount of the Company’s research and development activities are performed under its agreements with Paragon (see Note 9).
Deferred Offering Costs
The Company capitalizes certain legal, professional, accounting, and other third-party fees that are directly associated with in-process equity financings as deferred offering costs until such financings are consummated. After the consummation of an equity financing, these costs are recorded as a reduction of the proceeds from the offering, either as a reduction of the carrying value of the preferred stock or in stockholders’ deficit as a reduction of additional paid-in capital generated as a result of the offering. Should the in-process equity financing be abandoned, the deferred offering costs would be expensed immediately as a charge to operating expenses in the statement of operations and comprehensive loss. As of December 31, 2024, deferred offering costs of $0.8 million were recorded as Other assets in the balance sheet.
Fair Value Measurements
Certain assets and liabilities are carried at fair value under U.S. GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. Financial assets and liabilities carried at fair value are to be classified and disclosed in one of the following three levels of the fair value hierarchy, of which the first two are considered observable and the last is considered unobservable:
•
Level 1 — Quoted prices in active markets that are identical assets or liabilities.

•
Level 2 — Observable inputs (other than Level 1 quoted prices), such as quoted prices in active markets for similar assets or liabilities, quoted prices in markets that are not active for identical or similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market data.

•
Level 3 — Unobservable inputs that are supported by little or no market activity that are significant to determining the fair value of the assets or liabilities, including pricing models, discounted cash flow methodologies, and similar techniques.

The carrying values of the Company’s prepaid expenses and other current assets, accounts payable and accrued expenses and other current liabilities approximate their fair values due to their relatively short maturity periods. The Company accounts for its Convertible Notes at amortized cost, which approximates fair value utilizing Level 2 inputs.
Classification of Convertible Preferred Stock
The Company has classified the Series Seed convertible preferred stock (the “Convertible Preferred Stock”) outside of stockholders’ deficit on the Company’s balance sheet because the holders of such stock have certain liquidation rights in the event of a deemed liquidation event that, in certain situations, is not solely within the control of the Company and would require the redemption of the then-outstanding Convertible Preferred Stock.
The Convertible Preferred Stock is not redeemable, except in the event of deemed liquidation (see Note 5). Because the occurrence of a deemed liquidation event is not currently probable, the carrying values of the Convertible Preferred Stock are not being accreted to their redemption values. Subsequent adjustments to the carrying values of the Convertible Preferred Stock would be made only when a deemed liquidation event becomes probable.
Convertible Notes Payable
The Company accounted for the Convertible Note (as defined in Note 4) at amortized cost. The Company considered if optional conversion features are required to be bifurcated and separately accounted for as a derivative. Costs related to the issuance of the Convertible Note were recorded as a debt discount, amortized over the term of the Convertible Note (see Note 4) and were accounted for as interest expense in other income (expense), net within the statements of operations and comprehensive loss using the effective interest method.
Research and Development Contract Costs Accruals
The Company records the costs associated with research studies and manufacturing development as incurred. These costs are a significant component of the Company’s research and development expenses, with a substantial portion of the Company’s ongoing research and development activities conducted to date by vendors, including the Company’s related party Paragon (see Note 9), and contract manufacturing organizations (“CMOs”), and in future periods may involve contract research organizations (“CROs”).
The Company accrues for expenses resulting from obligations under its discovery and option agreements (the “Option Agreements”) by and among the Company, Paragon and Parascent Holding LLC (“Parascent”), and agreements with CROs, CMOs, and other vendors for which payment flows may not match the periods over which materials or services are provided to the Company. Accruals are recorded based on estimates of services received and efforts expended pursuant to agreements established with Paragon, CROs, CMOs, and other outside service providers. These estimates are typically based on contracted amounts, invoices received, and determined through analysis with internal personnel and external service providers as to the progress or stage of completion of the services. The Company makes significant judgments and estimates in determining the accrual balance in each reporting period. In the event advance payments are made to Paragon, a CRO, CMO, or other outside service provider, the payments will be recorded as a prepaid asset which will be expensed as the contracted services are performed. Changes in these estimates that result in material changes to the Company’s accruals could materially affect the Company’s results of operations. As of December 31, 2024, the Company has not experienced any material deviations between accrued and actual research and development expenses.
Research and Development Costs
Research and development costs are expensed as incurred. Research and development costs include salaries and bonuses, stock-based compensation, employee benefits, and external costs of vendors and consultants engaged to conduct research and development activities, which include amounts reimbursed to Paragon under the Paragon Option Agreements (as defined in Note 9).
Nonrefundable advance payments for goods or services to be received in the future for use in research and development activities are recorded as prepaid expenses on the accompanying balance sheet. The prepaid amounts are expensed as the related goods are delivered or the services are performed, or when it is no longer expected that the goods will be delivered, or the services rendered. If nonrefundable advance payments represent a one-time cost for obtaining goods or services, with anticipated benefits to be utilized within a year of period end, the payment is expensed immediately.
General and Administrative Expenses
General and administrative expenses consist primarily of salaries and bonuses, stock-based compensation, employee benefits, finance and administration costs, and professional fees.
Commitments and Contingencies
The Company may be subject to contingent liabilities, such as legal proceedings and claims, that arise in the ordinary course of business activities. The Company accrues for loss contingencies when losses become probable and are reasonably estimable. If the reasonable estimate of the loss is a range and no amount within the range is a better estimate, the minimum amount of the range is recorded as a liability on the balance sheet. The Company does not accrue for contingent losses that, in its judgment, are considered to be reasonably possible, but not probable; however, it discloses the range of reasonably possible losses. As of December 31, 2024, no liabilities were recorded for loss contingencies (see Note 10).
Stock-Based Compensation
The Company classifies stock-based compensation expense in its statement of operations and comprehensive loss in the same manner in which the award recipient’s payroll costs are classified or in which the award recipient’s service payments are classified.

The Company grants stock options and restricted stock awards that are subject to service-based vesting conditions. Compensation expense for awards to employees and directors with service-based vesting conditions is recognized using the straight-line method over the requisite service period, which is generally the vesting period of the respective award. Compensation expense for awards to non-employees with service- based vesting conditions is recognized in the same manner as if the Company had paid cash in exchange for the goods or services, which is generally over the vesting period of the award. Forfeitures are accounted for as they occur. The Company has issued stock options and restricted common stock awards (“RSAs”) with service-based vesting conditions only.
The Company measures all stock-based awards granted to employees, directors, and non-employees in the form of stock options to purchase shares of its common stock, based on the fair value of the awards on the date of grant using the Black-Scholes option-pricing model. The Company measures RSAs using the difference, if any, between the purchase price per share of the award and the fair value of the Company’s common stock at the date of grant.
The Company’s common stock valuations were prepared using a hybrid method, including an option pricing method (“OPM”). The OPM treats common stock and preferred stock as call options on the total equity value of a company, with exercise prices based on the value thresholds at which the allocation among the various holders of a company’s securities changes. Under this method, the common stock has value only if the funds available for distribution to stockholders exceed the value of the preferred stock liquidation preferences at the time of the liquidity event, such as a strategic sale or a merger. The hybrid method is a probability-weighted expected return method (“PWERM”), where the equity value in one or more of the scenarios is calculated using an OPM. The PWERM is a scenario-based methodology that estimates the fair value of common stock based upon an analysis of future values for the company, assuming various outcomes. The common stock value is based on the probability-weighted present value of expected future investment returns considering each of the possible outcomes available as well as the rights of each class of stock. The future value of the common stock under each outcome is discounted back to the valuation date at an appropriate risk-adjusted discount rate and probability weighted to arrive at an indication of value for the common stock. A discount for lack of marketability of the common stock is then applied to arrive at an indication of value for the common stock.
The assumptions underlying these valuations represented management’s best estimate, which involved inherent uncertainties and the application of management’s judgment. As a result, if the Company had used significantly different assumptions or estimates, the fair value of incentive shares and stock-based compensation expense could have been materially different.
Net Loss per Share Attributable to Common Stockholders
The Company applies the two-class method when computing net loss per share attributable to the Company’s common stockholders as the Company has issued shares that meet the definition of participating securities. The two-class method determines net loss per share for each class of common and participating securities according to dividends declared or accumulated and participation rights in undistributed earnings.
The two-class method requires loss available to common stockholders for the period to be allocated between common and participating securities based upon their respective rights to share in the undistributed earnings as if all loss for the period had been distributed. The Company considers its Convertible Preferred Stock to be participating securities as, in the event a dividend is paid on common stock, the holders of Convertible Preferred Stock would be entitled to receive dividends on a basis consistent with the Company’s common stockholders. There is no allocation required under the two-class method during periods of loss since the participating securities do not have a contractual obligation to share in the losses of the Company.
Basic net loss per share attributable to common stockholders is computed by dividing the net loss attributable to the Company’s common stockholders by the weighted average number of common shares outstanding for the period, excluding potentially dilutive common shares. Diluted net loss per share attributable to common stockholders is computed by adjusting net loss attributable to common stockholders to reallocate undistributed earnings based on the potential impact of dilutive securities. Diluted net loss per share attributable to common stockholders is computed by dividing the diluted net loss by the weighted average number of common shares outstanding for the period, including potentially dilutive securities.

For purposes of this calculation, the Company’s outstanding Convertible Preferred Stock, Convertible Notes, stock options to purchase common stock and unvested RSAs are considered potentially dilutive common shares.
The Company generated a net loss for the period presented. In periods in which the Company reports a net loss attributable to common stockholders, diluted net loss per share attributable to common stockholders is the same as basic net loss per share attributable to common stockholders since dilutive common shares are not assumed to have been issued if their effect is anti-dilutive.
Income Taxes
The Company accounts for income taxes using the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the financial statements or in the Company’s tax returns. Deferred tax assets and liabilities are determined based on the differences between the financial statement basis and tax basis of assets and liabilities using enacted tax rates in effect for the years in which the differences are expected to reverse. Changes in deferred tax assets and liabilities are recorded in the provision for income taxes. The Company assesses the likelihood that its deferred tax assets will be recovered from future taxable income and, to the extent it believes, based upon the weight of available evidence, that it is more likely than not that all or a portion of the deferred tax assets will not be realized, a valuation allowance is established through a charge to income tax expense. The potential for recovery of deferred tax assets is evaluated by estimating the future taxable profits expected and considering prudent and feasible tax planning strategies.
The Company accounts for uncertainty in income taxes recognized in the financial statements by applying a two-step process to determine the amount of tax benefit to be recognized. First, the tax position must be evaluated to determine the likelihood that it will be sustained upon external examination by the taxing authorities. If the tax position is deemed more likely than not to be sustained, the tax position is then assessed to determine the amount of benefit to recognize in the financial statements. The amount of the benefit that may be recognized is the largest amount that has a greater than 50% likelihood of being realized upon ultimate settlement. The provision for income taxes includes the effects of any resulting tax reserves, or unrecognized tax benefits, that are considered appropriate as well as the related net interest and penalties.
The Company had accrued no amounts for interest or penalties related to uncertain tax positions as of December 31, 2024. The Company did not have any uncertain tax positions as of December 31, 2024.
Recently Adopted Accounting Pronouncements
In November 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2023-07, Segment Reporting (Topic 280) (“ASU 2023-07”), which enhances the segment disclosure requirements for public entities on an annual and interim basis. Under this proposal, public entities will be required to disclose significant segment expenses that are regularly provided to the CODM and included within each reported measure of segment profit or loss. Additionally, current annual disclosures about a reportable segment’s profit or loss and assets will be required on an interim basis. Entities will also be required to disclose information about the CODM’s title and position at the Company along with an explanation of how the CODM uses the reported measures of segment profit or loss in their assessment of segment performance and deciding how to allocate resources. Finally, ASU 2023-07 requires all segment disclosures for public entities that have only a single reportable segment. The amendments in ASU 2023-07 are effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. The Company adopted and applied the new disclosure requirements in these financial statements (see Note 13).
Recently Issued Accounting Pronouncement Not Yet Adopted
In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. This ASU expands disclosures in an entity’s income tax rate reconciliation table and disclosures regarding taxes paid both in the U.S. and foreign jurisdictions. This update is effective beginning with the Company’s 2025 fiscal year annual reporting period. The Company is currently evaluating the impact of this standard on its financial statements.

In November 2024, the FASB issued ASU 2024-03, Income Statement-Reporting Comprehensive Income-Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses (“ASU 2024-03”). The amendments in ASU 2024-03 require public entities to disclose specified information about certain costs and expenses. ASU 2024-03 is effective for the Company’s annual reporting period beginning after December 15, 2026 and interim reporting periods beginning after December 27, 2027, with early adoption permitted. The Company is currently evaluating the impact of this standard on its financial statements.
3.   Accrued Expenses and Other Current Liabilities
Accrued expenses and other current liabilities consisted of the following (in thousands):
December 31, 2024
Accrued interest(1)	$852
Accrued research and development	713
Accrued professional and consulting	645
Accrued employee compensation and benefits	15
$2,225

(1)
Includes related party amount of $341 as of December 31, 2024

4.   Convertible Notes Payable
In October 2024, the Company entered into a Convertible Note Purchase Agreement (the “Note Purchase Agreement”) with a series of investors, pursuant to which the Company issued Convertible Notes with an initial principal amount of $37.5 million (of which $15.0 million is from a related party). The principal amount and all accrued interest of the Convertible Notes will automatically convert into the Company’s common stock or preferred stock in connection with the closing of a Next Equity Financing or other events (e.g., a sale of substantially all Company assets, a merger, etc.). The Convertible Notes accrue interest at a rate of 12.0% per annum, compounded annually. All unpaid interest and principal are scheduled to mature on December 31, 2026 (the “Maturity Date”). Prepayment is not permitted without the prior written consent of the majority of the holders of the Convertible Notes. The principal payment along with the accrued interest on each Convertible Note is due in full on the Maturity Date. Pursuant to the Note Purchase Agreement, the Company has the right to sell and issue additional Convertible Notes up to an aggregate principal amount equal to $37.5 million, in addition to the $37.5 million of initial principal amount of the Convertible Note for a total aggregate principal amount of up to $75.0 million. As of December 31, 2024, the Company had outstanding borrowings of $37.5 million under its Convertible Notes.
Pursuant to the Subscription Agreement, the holders of the Convertible Notes have agreed to contribute such notes as consideration in exchange for shares of Crescent common stock and pre-funded warrants to purchase shares of Crescent common stock in the Crescent Pre-Closing Financing.
The Company assessed all terms and features of the Convertible Note in order to identify any potential embedded features that would require bifurcation. As part of this analysis, the Company assessed the economic characteristics and risks of the embedded features. The Company determined that the share settled redemption feature was clearly and closely related to the debt host and did not require separate accounting. The Company determined that the conversion options of the Convertible Note, including the conversion features related to a defaulting purchaser and highest interest rate, were not clearly and closely associated with a debt host. However, these features did not meet the definition of a derivative under ASC 815, Derivatives and Hedging, and as a result, did not require separate accounting as a derivative liability.
The Company paid debt issuance costs of less than $0.1 million in relation to the Convertible Note. The debt issuance costs are reflected as a reduction of the carrying value of Convertible Note on the Company’s balance sheet and are being amortized as interest expense over the term of the Convertible Note using the effective interest method. As of December 31, 2024, the Company recognized interest expense related to the Convertible Note of $0.9 million, which includes non-cash interest expense related to the amortization of debt issuance costs of less than $0.1 million. As of December 31, 2024, the weighted average effective interest rate of the Convertible Note was approximately 12.0%.
5.   Convertible Preferred Stock
On September 19, 2024, the Company issued 20,000,000 shares of the Series Seed Convertible Preferred Stock to a related party, Fairmount Healthcare Fund II L.P., an affiliate fund of Fairmount, at a purchase price of $0.20 per share for gross proceeds of $4.0 million.
Upon the issuance of the Convertible Preferred Stock, the Company assessed the embedded conversion and liquidation features of the securities as described below and determined that such features did not require the Company to separately account for these features as embedded derivatives.
As of December 31, 2024, Convertible Preferred Stock consisted of the following (in thousands, except share amounts):
	December 31, 2024
	Preferred Stock Authorized	Preferred Stock Issued and Outstanding	Carrying Value	Liquidation Preference	Common Stock Issuable Upon Conversion
Series Seed Preferred Stock	20,000,000	20,000,000	$4,000	$4,000	20,000,000
	20,000,000	20,000,000	$4,000	$4,000	20,000,000
The holders of the Convertible Preferred Stock have the following rights and preferences:
Voting
The holders of Convertible Preferred Stock are entitled to vote, together with the holders of the Company’s common stock, on all matters submitted to stockholders for a vote. Each holder of outstanding shares of Convertible Preferred Stock is entitled to the number of votes equal to the number of shares of common stock into which the shares of preferred stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. A majority vote of the holders of Convertible Preferred Stock is required to liquidate or dissolve the Company, amend the certificate of incorporation or bylaws in a manner that adversely affects the rights of the Convertible Preferred Stock, reclassify common stock or establish another class of capital stock (unless the same ranks junior to the Convertible Preferred Stock with respect to its rights), create shares that would rank senior to or authorize additional shares of Convertible Preferred Stock, declare a dividend or make a distribution.
In addition, the holders of shares of Convertible Preferred Stock are entitled to elect one director of the Company. The holders of shares of common stock and any other class or series of voting stock (including Convertible Preferred Stock), exclusively and voting together as a single class, are entitled to elect the balance of the total number of directors of the Company.
Conversion
Each share of Convertible Preferred Stock is convertible into common shares at the option of the holder, at any time, and without the payment of additional consideration by the holder. Additionally, in the event of a Mandatory Conversion, such as the Merger, each share of Convertible Preferred Stock will be automatically converted into shares of newly created non-voting preferred stock at the applicable conversion ratio then in effect upon (i) the closing of a firm-commitment underwritten public offering of the Company’s common stock at a price of at least $1.00 per share resulting in at least $50.0 million of gross proceeds to the Company, net of the underwriting discount and commissions, and (ii) the vote or written consent of the holders of a majority of the outstanding shares of preferred stock, voting as a single class. The rights, privileges, duties and obligations relating to the non-voting preferred stock are to be determined at the time of a Mandatory Conversion.

The conversion ratio of Convertible Preferred Stock is determined by dividing the original issue price by the conversion price in effect at the time of conversion. The original issue price is $0.20 per share for Convertible Preferred Stock (in each case subject to appropriate adjustment in the event of any stock split, stock dividend, combination or other similar recapitalization and other adjustments as set forth in the Company’s certificate of incorporation, as amended and restated). The conversion price is $0.20 per share for Series Seed Convertible Preferred Stock. As of December 31, 2024, each outstanding share of Convertible Preferred Stock was convertible into common stock on a one-for-one basis.
Dividends
The Company may not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Company (other than dividends on shares of common stock payable in shares of common stock) unless the holders of the Convertible Preferred Stock then outstanding first receive, or simultaneously receive, a dividend on each outstanding share of Convertible Preferred Stock in an amount at least equal to (i) in the case of a dividend being distributed to common stock or any class or series that is convertible into common stock, the equivalent dividend on an as-converted basis or (ii) in the case of a dividend on any class or series that is not convertible into common stock, a dividend equal to a dividend rate on Convertible Preferred Stock calculated based on the respective original issue price of Series Seed Convertible Preferred Stock. Dividends are non-cumulative. For the period September 19, 2024 (inception) through December 31, 2024, no cash dividends had been declared or paid by the Company.
Liquidation
In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, or upon the occurrence of a Deemed Liquidation Event (as defined below), the holders of shares of Convertible Preferred Stock then outstanding are entitled to be paid out of the assets or funds of the Company available for distribution to stockholders before any payment is made to the holders of common stock. The holders of Convertible Preferred Stock are entitled to an amount equal to the greater of (i) the applicable original issue price per share of the Convertible Preferred Stock, plus any declared but unpaid dividends thereon, or (ii) the amount per share that would have been payable had all shares of Convertible Preferred Stock been converted into common stock immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event. If upon any such liquidation event, the assets or funds of the Company available for distribution to stockholders are insufficient to pay the full amount to which they are entitled, then the holders of shares of Convertible Preferred Stock in preference to any distributions to common stock will share ratably in any distribution of the assets or funds available for distribution in proportion to the respective amounts which would otherwise be payable if it were paid in full.
Unless the holders of a majority in voting power of the then outstanding shares of Convertible Preferred Stock elect otherwise, a Deemed Liquidation Event shall include a merger or consolidation (other than one in which stockholders of the Company own a majority by voting power of the outstanding shares of the surviving or acquiring corporation) or sale, lease, transfer, exclusive license or other disposition of all or substantially all of the Company’s assets.
Redemption
The Convertible Preferred Stock does not have redemption rights, except for the contingent redemption upon the occurrence of a Deemed Liquidation Event.
6.   Common Stock
As of December 31, 2024, the Company has the authority to issue a total of 40,000,000 shares of common stock at a par value of $0.0001 per share. As of December 31, 2024, 5,000,000 shares of common stock were issued and outstanding and 2,049,180 shares of common stock in connection with RSAs were issued and outstanding. Each share of common stock entitles the holder to one vote, together with the holders of Convertible Preferred Stock, on all matters submitted to the stockholders for a vote. The holders of common stock are entitled to receive dividends, if any, as declared by the Company’s board of directors (the “Board of Directors”), subject to the preferential dividend rights of the holders of Convertible Preferred Stock.

As of December 31, 2024, there are 27,494,090 shares of common stock reserved for issuance for the potential conversion of shares of Convertible Preferred Stock into common stock and the exercise of outstanding stock options for common stock.
7.   Stock-Based Compensation
2024 Equity Incentive Plan
On September 19, 2024, the Board of Directors approved the 2024 Equity Incentive Plan (the “2024 Plan”), under which the Company may grant stock options, restricted stock awards, restricted stock units, or other stock-based awards to employees, officers, directors, consultants, and advisors. The 2024 Plan is administered by the Board of Directors, or, at the discretion of the Board of Directors, by a committee of the Board of Directors. The exercise prices, vesting and other restrictions are determined at the discretion of the Board of Directors, or its committee, if so delegated. Stock options granted under the 2024 Plan generally vest over four years, subject to the participant’s continued service, and expire after ten years. Upon adoption, the 2024 Plan authorized 2,049,180 shares of common stock reserved for issuance under the plan. On December 11, 2024, the 2024 Plan was amended to increase the number of shares of common stock reserved for issuance by 6,623,010 shares. On December 27, 2024, the 2024 Plan was amended to increase the number of shares of common stock reserved for issuance by 731,535 shares. As of December 31, 2024, the total number of shares of common stock reserved for issuance under the 2024 Plan was 9,403,725, with 273,224 shares of common stock available for future grants. On December 11, 2024, the Board of Directors approved an award of stock options to an affiliate of a consultant outside of the 2024 Plan.
Stock Option Valuation
The fair value of each stock option grant is estimated on the grant date using the Black-Scholes option- pricing model. The Company is a private company and lacks company-specific historical and implied volatility information. Therefore, it estimates its expected stock volatility based on the historical volatility of a publicly traded set of peer companies and expects to continue to do so until such time as it has adequate historical data regarding the volatility of its own traded stock price. For stock options with service-based vesting conditions, the expected term of the Company’s stock options has been determined utilizing the “simplified” method for awards that qualify as “plain-vanilla” stock options. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. The expected dividend yield is based on the fact that the Company has never paid cash dividends on common stock and does not expect to pay any cash dividends in the foreseeable future.
The following table summarizes the weighted-average assumptions used in calculating the fair value of the awards for the period September 19, 2024 (inception) to December 31, 2024:
Period from September 19, 2024 (Inception) to December 31, 2024
Expected term (in years)	5.8
Expected volatility	96.7%
Risk-free interest rate	4.2%
Dividend yield	0.0%

Stock Options
The following table summarizes the stock option activity for the period from September 19, 2024 (inception) to December 31, 2024:
	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Outstanding balance as of September 19, 2024 (inception)	—	$—	—	$—
Granted	7,494,090	0.89
Exercised	—	—
Forfeited	—
Outstanding balance as of December 31, 2024	7,494,090	$0.89	9.9	$—
Vested and expected to vest, December 31, 2024	7,494,090	$0.89	9.9	$—
Exercisable as of December 31, 2024	1,321,650	$0.89	9.9	$—
The weighted average grant-date fair value of stock options granted for the period September 19, 2024 (inception) to December 31, 2024 was $0.70. For the period from September 19, 2024 (inception) to December 31, 2024, there was no intrinsic value related to outstanding options. The aggregate intrinsic value of stock options is calculated as the difference between the exercise price of the stock options and the fair value of the Company’s common stock for those stock options that had an exercise price lower than the fair value of the Company’s common stock.
Restricted Stock Awards
In September 2024 and October 2024, the Company issued a total of 2,049,180 RSAs to certain directors and consultants at a price of $0.20 per share, the fair value of the common stock. Of the 2,049,180 RSAs issued, 136,612 RSAs were issued to a consultant in exchange for regulatory and strategic services provided to the Company and 1,366,120 RSAs were issued to a consultant in exchange for executive services, and such issuances were determined to be related party transactions (see Note 12). The Company’s RSAs have service-based vesting conditions only and vest over a four-year period or vest upon grant, during which time all unvested shares are subject to forfeiture by the Company in the event the holder’s service with the Company voluntarily or involuntarily terminates.
The following table summarizes the RSA activity for the period from September 19, 2024 (inception) to December 31, 2024:
	Number of RSAs	Weighted Average Grant Date Fair Value
Unvested balance as of September 19, 2024 (inception)	—	$—
Granted	2,049,180	0.20
Vested	(341,530)	0.20
Forfeited	—	—
Unvested balance as of December 31, 2024	1,707,650	$0.20
Parascent Warrant Obligation
Under the terms of the Paragon Option Agreements, Parascent will be entitled to grants of warrants to purchase in the aggregate a number of shares equal to 1.00% of the then outstanding shares of the Company’s stock, on a fully diluted basis, on December 31, 2025 and December 31, 2026, at the fair market value determined by the Board of Directors (the “Parascent Warrant Obligation”). Parascent is an entity formed by Paragon as a vehicle to hold equity in the Company in order to share profits with certain employees of Paragon. The grant dates for the issuance of warrants are expected to be December 31, 2025 and December 31, 2026 as all terms of the award, including number of shares and exercise price, will be known by all parties. Parascent’s warrant has a service inception period for the grant preceding the grant date, with the full award being vested as of the grant date with no post-grant date service requirement. As of December 31, 2024, the estimated fair value of warrants to be granted on December 31, 2025 was $0.3 million. For the period from September 19, 2024 (inception) to December 31, 2024, $0.1 million was recognized as stock-based compensation expense related to the Parascent Warrant Obligation. The warrants expected to be granted to Parascent are liability-classified and after the initial recognition, the liability is adjusted to fair value using the Black-Scholes option-pricing model at the end of each reporting period, with changes in fair value recorded in the statement of operations and comprehensive loss.
The following table summarizes the assumptions used in calculating the fair value of the awards for the period September 19, 2024 (inception) to December 31, 2024:
Period from September 19, 2024 (Inception) to December 31, 2024
Expected term (years)	10.0
Expected volatility	96.3%
Risk-free interest rate	4.6%
Dividend yield	—
Stock-Based Compensation Expense
The following table summarizes the classification of the Company’s stock-based compensation expense in the statement of operations and comprehensive loss (in thousands):
Period from September 19, 2024 (Inception) to December 31, 2024
General and administrative	$1,073
Research and development	61
$1,134
As of December 31, 2024, total unrecognized compensation cost related to the unvested stock options was $4.3 million, which is expected to be recognized over a weighted average period of approximately 3.9 years. As of December 31, 2024, total unrecognized compensation cost related to the unvested RSAs was $0.3 million, which is expected to be recognized over a weighted average period of 3.1 years. As of December 31, 2024, the unrecognized compensation cost related to the Parascent Warrant Obligation was $0.2 million, which is expected to be recognized over a weighted average period of 1.0 year.
The following table summarizes the award types of the Company’s stock-based compensation expense in the statement of operations and comprehensive loss (in thousands):
Period from September 19, 2024 (Inception) to December 31, 2024
Stock options	$983
RSA	90
Parascent warrant obligation	61
$1,134

8.   Income Taxes
A reconciliation of the Company’s statutory income tax rate to the Company’s effective income tax rate is as follows:
Period from September 19, 2024 (Inception) to December 31, 2024
U.S. federal statutory tax rate	21.0%
State income tax, net of federal benefit	1.7
Permanent differences	(1.0)
Tax credits	0.4
Change in valuation allowance	(22.1)
Effective tax rate	0.0%
Net deferred tax assets consisted of the following (in thousands):
Period from September 19, 2024 (Inception) to December 31, 2024
Deferred tax assets:
Net operating loss carryforwards	$444
Tax credit carryforwards	73
Accrued liabilities and reserves	4
Capitalized research and development costs	1,724
Intangible assets	1,466
Stock-based compensation	229
Total deferred tax assets	3,940
Valuation allowance	(3,940)
Deferred tax assets, net of valuation allowance	$—
The Company had a federal net operating loss carryforwards of $2.0 million for the period from September 19, 2024 (inception) to December 31, 2024. The Company had state net operating loss carryforwards of less than $0.5 million for the period from September 19, 2024 (inception) to December 31, 2024. The federal net operating loss carryforwards may be carried forward indefinitely. The state net operating loss carryforwards begin to expire in 2044.
Future realization of the tax benefits of existing temporary differences and net operating loss carryforwards ultimately depends on the existence of sufficient taxable income within the carryforward period. As of December 31, 2024, the Company performed an evaluation to determine whether a valuation allowance was needed. The Company considered all available evidence, both positive and negative, which included the results of operations for the current year. The Company determined that it is more likely than not that all of the deferred tax assets will not be realized. Accordingly, the Company maintained a full valuation allowance as of December 31, 2024.

For the period from September 19, 2024 (inception) to December 31, 2024, the valuation allowance increased primarily due to the increases in net operating loss carryforwards and research and development tax credit carryforwards. The changes in the valuation allowance were as follows (in thousands):
Period from September 19, 2024 (Inception) to December 31, 2024
Valuation allowance as of September 19, 2024 (inception)	$—
Increases recorded to income tax provision	3,940
Valuation allowance as of December 31, 2024	$3,940
The Tax Cuts and Jobs Act of 2017 resulted in significant changes to the treatment of research and development expenditures under Section 174. For tax years beginning after the year ended December 31, 2021, taxpayers are required to capitalize and amortize all research and development expenditures that are paid or incurred in connection with its trade or business. Specifically, costs for U.S. based research and development activities must be amortized over five years using a midyear convention. For the period from September 19, 2024 (inception) to December 31, 2024, the Company capitalized $14.0 million of research and development expenses.
The Company has not completed a study to assess whether an ownership change has occurred or whether there have been multiple ownership changes since the Company became a loss corporation as defined in Section 382. Future changes in the Company’s capital ownership, which may be outside of the Company’s control, may trigger an ownership change. In addition, future equity offerings or acquisitions that have equity as a component of the purchase price could result in an ownership change. If an ownership change has occurred or does occur in the future, utilization of the net operating loss carryforwards or other tax attributes may be limited, which could potentially result in increased future tax liability for the Company.
The calculation of the Company’s tax liabilities involves dealing with uncertainties in the application of complex tax laws and regulations for both federal taxes and the many states in which the Company operates or does business in. ASC 740 states that a tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, on the basis of the technical merits.
The Company records uncertain tax positions as liabilities in accordance with ASC 740 and adjusts these liabilities when the Company’s judgment changes as a result of the evaluation of new information not previously available. Because of the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from the Company’s current estimate of the unrecognized tax benefit liabilities. These differences will be reflected as increases or decreases to income tax expense in the period in which new information is available. For the period from September 19, 2024 (inception) to December 31, 2024, the Company has not recorded any uncertain tax positions in the Company’s financial statements.
The Company recognizes interest and penalties related to unrecognized tax benefits on the income tax expense line in the accompanying statement of operations. For the period from September 19, 2024 (inception) to December 31, 2024, no accrued interest or penalties are included on the related tax liability line in the balance sheet.
The Company files tax returns as prescribed by the tax laws of the jurisdictions in which it operates. In the normal course of business, the Company is subject to examination by federal and state jurisdictions, where applicable. There are currently no pending tax examinations. The Company’s tax years are still open under statute from inception.

9.   Paragon Option Agreements
In September 2024, Crescent entered into the Antibody Paragon Option Agreement with Paragon and Parascent for CR-001, with the selected targets PD-1 and VEGF. In October 2024, Crescent entered into the ADC Paragon Option Agreement with Paragon and Parascent for CR-002, with an undisclosed target (collectively the “Paragon Option Agreements”). Parascent is an entity formed by Paragon as a vehicle to hold equity in Crescent in order to share profits with certain employees of Paragon and will not perform any substantive role under the Paragon Option Agreements other than to receive such warrants. Under the Paragon Option Agreements, Crescent has the exclusive option (an “Option”), on a Research Program-by-Research Program basis, to enter into a separate agreement with Paragon consistent with a set of pre-negotiated terms (a “License Agreement”). If the Company exercises its Options and finalizes the related license agreements, it will be required to make non-refundable milestone payments to Paragon of up to $22.0 million for CR-001 and up to $46.0 million for CR-002 upon the achievement of certain clinical development and regulatory milestones, as well as tiered royalty payments in the low-to-mid single-digits beginning on the first commercial sale of each developed product. From time to time, the Company can choose to add additional targets by mutual agreement with Paragon.
Under the terms of the Paragon Option Agreements, Paragon agreed to perform certain research activities to discover, generate, identify, and characterize one or more antibody candidates, in the case of the Antibody Paragon Option Agreement, and one or more antibody drug conjugates, in the case of the ADC Paragon Option Agreement, directed to certain mutually agreed therapeutic targets of interest to Crescent (each, a “Research Program”). The Paragon Option Agreements require Crescent, Paragon, and Parascent to develop a research plan for each target that includes design, modeling, synthesis, evaluation, and other mutually agreed activities (each, a “Research Plan”), which activities primarily include performing preclinical studies. Paragon will perform the activities set forth in each Research Plan on the timelines set forth in such Research Plan and in compliance with a mutually agreed budget. Each Research Program will be overseen and coordinated by a joint development committee consisting of two employees from Crescent and two employees from Paragon, with Crescent and Paragon each having one vote with respect to decisions of the committee. When Paragon and Parascent have produced an antibody or ADC, as applicable, against a selected target, and upon the completion of each Research Program, Paragon and Parascent will deliver to Crescent a data package that includes sequence information for all then-existing antibodies or ADCs, as applicable, and information directed to such target.
Unless terminated earlier, the Paragon Option Agreements shall continue in force on a Research Program- by-Research Program basis until the later of: (i) the end of the option period for such Research Program, as applicable, if such Option is not exercised by the Company; (ii) if the Company exercises its Option with respect to a Research Program, but the parties are unable to finalize and execute a License Agreement within 30 days, the expiration of such 30-day period (subject to any mutually agreed extension of such period); and (iii) the expiration of the applicable Research Term (as defined under the Paragon Option Agreements).The Company may terminate the Paragon Option Agreements or any Research Program at any time for any or no reason upon 30 days’ prior written notice to Paragon, provided that the Company must pay certain unpaid fees due to Paragon upon such termination, as well as any non-cancellable obligations reasonably incurred by Paragon in connection with its activities under any terminated Research Program. Paragon may terminate the Paragon Option Agreements or a Research Program immediately upon written notice to the Company if, as a result of any action or failure to act by the Company or its affiliates, such Research Program or all material activities under the applicable Research Plan are suspended, discontinued or otherwise delayed for a certain consecutive number of months. Each party has the right to terminate the Paragon Option Agreements or any Research Program upon (i) 30 days’ prior written notice of the other party’s material breach that remains uncured for the 30-day period and (ii) the other party’s bankruptcy.
Under the Antibody Paragon Option Agreement, Crescent was required to reimburse Paragon $1.5 million for upfront research and development costs related to CR-001 and other general and administrative costs incurred by Paragon prior to September 19, 2024. Contemporaneously, Crescent also issued an aggregate of 5,000,000 shares of Crescent common stock to Paragon for an aggregate non-cash upfront consideration of Paragon’s entry into the Antibody Paragon Option Agreement, valued at $0.20 per share for a total of $1.0 million. Paragon subsequently contributed 2,500,000 of such shares to Parascent. Of these upfront development costs related to CR-001 incurred by Paragon prior to September 19, 2024, a total of $1.5 million was recognized as research and development expense and less than $0.1 million was recognized as general and administrative expense during the period from September 19, 2024 (inception) to December 31, 2024. Crescent paid $1.5 million to Paragon in November 2024. The non-cash upfront consideration was recorded as research and development expense in Crescent’s statement of operations and comprehensive loss during the period from September 19, 2024 (inception) to December 31, 2024 as related IP license fees associated with entering into the Option Agreement. Crescent is also required to pay Paragon for certain development fees and costs on a Research Program-by-Research Program basis. Under the Antibody Paragon Option Agreement, Crescent is also responsible for certain additional development costs incurred by Paragon, which from September 19, 2024 (inception) to December 31, 2024, totaled $4.7 million, and of which $4.6 million was recognized as research and development expense and $0.1 million was recognized as general and administrative expense in Crescent’s statements of operations and comprehensive loss for the period from September 19, 2024 (inception) to December 31, 2024. An amount of $6.2 million is included in related party accounts payable and other current liabilities within Crescent’s balance sheet as of December 31, 2024. Under the Antibody Paragon Option Agreement, Crescent is obligated to pay Paragon $1.3 million following finalization of the research plan for CR-001, which was paid in December 2024. Crescent also paid a $1.5 million milestone payment to Paragon in January 2025 in connection with the selection of a development candidate for CR-001.
Through December 31, 2024, Crescent incurred a total of $10.5 million of research and development expenses for CR-001, of which $5.2 million and $4.7 million was paid to Paragon in 2024 and 2025, respectively. The remaining $0.6 million of research and development expenses was directly incurred by Crescent and accrued on Crescent’s balance sheet as of December 31, 2024. The remaining $0.6 million of research and development expense remains accrued as of the date of this filing.
Under the ADC Paragon Option Agreement, the Company is required to reimburse Paragon $0.8 million for development costs related to CR-002 incurred by Paragon through December 31, 2024, which $0.8 million was recognized as research and development expense and less than $0.1 million was recognized in general and administrative expense in the Company’s statement of operations and comprehensive loss during the period from September 19, 2024 (inception) to December 31, 2024. An amount of $0.8 million is included in related party accounts payable and other current liabilities as of December 31, 2024 for development costs related to CR-002. In addition, the Company is obligated to pay Paragon $2.5 million following the finalization of the research plan, which was paid in December 2024, and which was recognized as research and development expense in the Company’s statement of operations and comprehensive loss during the period September 19, 2024 (inception) to December 31, 2024, as well as for subsequent development costs related to CR-002. No pre-development costs were incurred for CR-002 for periods prior to September 19, 2024 (inception).
Through December 31, 2024, Crescent incurred a total of $3.3 million of development expenses for CR-002, which was paid to Paragon in January 2025.
Any License Agreement entered into with respect to a given Research Program shall contain the same milestone payment obligations as the Paragon Option Agreements, provided that any milestone set in the Paragon Option Agreements that has not yet been achieved and is duplicated in such License Agreement shall no longer be achievable and payable under the terms of the Paragon Option Agreements and shall only be achievable under the terms of the License Agreement. For the avoidance of doubt, if a milestone is achieved and paid by Crescent pursuant to the Paragon Option Agreements for a certain Research Program, then there shall be no milestone payment due for the achievement of such milestone under a subsequently executed License Agreement for such Research Program. Further, under a License Agreement, Crescent would also be required to make royalty payments to Paragon in the low single-digit percentage range based on net sales of products, subject to certain reductions. The royalty term will terminate on a product-by-product and country- by-country basis upon the later of the expiration of the last-to-expire valid claim within the relevant patent rights or the twelfth anniversary of the first commercial sale of such product in such country.
Additionally, as part of the Paragon Option Agreements, on each of December 31, 2025 and December 31, 2026, Crescent will grant Parascent warrants to purchase an aggregate number of shares equal to 1.00% of Crescent’s outstanding capital stock as of the date of the grant on a fully-diluted basis, with an exercise price equal to the fair market value of the underlying shares of Crescent common stock on each respective grant date. The warrants are liability-classified and after the initial recognition, the liability is adjusted to fair value at the end of each reporting period, with changes in fair value recorded in the statement of operations and comprehensive loss (see Note 7).
The Company expenses the fees incurred under the Paragon Option Agreements as the associated costs are incurred when the underlying services are rendered. Such amounts are classified within research and development expenses and general and administrative expenses in the accompanying statement of operations and comprehensive loss.
The Company concluded that the rights obtained under the Paragon Option Agreements represent an asset acquisition whereby the underlying assets comprise in-process research and development assets with no alternative future use. The Paragon Option Agreements did not qualify as a business combination because substantially all of the fair value of the assets acquired was concentrated in the exclusive license options, which represent a group of similar identifiable assets. The research initiation fees represent a one-time cost on a research program-by research program basis for accessing research services or resources with benefits that are expected to be consumed in the near term, therefore the amounts paid are expensed as part of research and development costs immediately. Amounts paid as reimbursements of on-going development cost, monthly development cost fee and additional development expenses incurred by Paragon due to work completed for selected targets prior to the effective date of the Paragon Option Agreements that associated with services being rendered under the related Research Programs is recognized as research and development expense when incurred.
For the period from September 19, 2024 (inception) to December 31, 2024, the Company recognized $13.2 million of research and development expenses in connection with services provided by Paragon under the Paragon Option Agreements.
10.   Commitments and Contingencies
401(k) Plan
The Company maintains a defined-contribution plan under Section 401(k) of the Internal Revenue Code of 1986 (the “401(k) Plan”). The 401(k) Plan covers all employees who meet defined minimum age and service requirements and allows participants to defer a portion of their annual compensation on a pre-tax basis. Matching contributions to the 401(k) Plan may be made at the discretion of management. For the period from September 19, 2024 (inception) to December 31, 2024, the Company has not recorded any expense related to 401(k) Plan match contributions.
Indemnification Agreements
In the ordinary course of business, the Company may provide indemnification of varying scope and terms to vendors, lessors, business partners and other parties with respect to certain matters including, but not limited to, losses arising out of breach of such agreements or from intellectual property infringement claims made by third parties. In addition, the Company has entered into indemnification agreements with each of its directors and executive officers that will require the Company, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or executive officers. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is, in many cases, unlimited. To date, the Company has not incurred any material costs as a result of such indemnifications. The Company is not aware of any indemnification arrangements that could have a material effect on its financial position, results of operations or cash flows, and it has not accrued any liabilities related to such obligations in its financial statements as of December 31, 2024.
Legal Proceedings
From time to time, the Company may become involved in legal proceedings or other litigation relating to claims arising in the ordinary course of business. The Company accrues a liability for such matters when it is probable that future expenditures will be made and that such expenditures can be reasonably estimated. Significant judgment is required to determine both probability and estimated exposure amount. Legal fees and other costs associated with such proceedings are expensed as incurred. As of December 31, 2024, the Company was not a party to any material legal proceedings or claims.
11.   Net Loss per Share
Basic and diluted net loss per share attributable to common stockholders was calculated as follows (in thousands, except share and per share amounts):
Period from September 19, 2024 (Inception) to December 31, 2024
Numerator:
Net loss	$(17,867)
Denominator:
Weighted-average common shares outstanding, basic and diluted	5,311,975
Net loss attributable to common stockholders, basic and diluted	$(3.36)
For the computation of basic net loss per share attributable to common stockholders, the amount of weighted-average common shares outstanding excludes all shares of unvested restricted common stock as such shares are not considered outstanding for accounting purposes until vested.
The Company’s potential dilutive securities have been excluded from the computation of diluted net loss per share as the effect would be to reduce the net loss per share. Therefore, the weighted-average number of common shares outstanding used to calculate both basic and diluted net loss per share attributable to common stockholders is the same. The Company excluded potential common shares from the computation of diluted net loss per share attributable to common stockholders for the period presented because including them would have had an anti-dilutive effect:
Period from September 19, 2024 (Inception) to December 31, 2024
Convertible preferred stock (as converted to common stock)	20,000,000
Unvested restricted stock awards	1,707,650
Stock options to purchase common stock	7,494,090
29,201,740
12.   Related Party Transactions
Fairmount, Paragon, and Parascent have been identified as related parties of Crescent and have engaged in material transactions with the Company. At December 31, 2024, Fairmount, Paragon, and Parascent owned approximately 74%, 9%, and 9%, respectively, of the outstanding shares of stock of Crescent, assuming the conversion of preferred stock into common stock. Fairmount currently has two representatives appointed to Crescent’s Board of Directors. Fairmount appointed Paragon’s board of directors and has the contractual right to approve the appointment of any executive officers of Paragon. Parascent is an entity formed by Paragon as a vehicle to hold equity in Crescent in order to share profits with certain employees of Paragon and will not perform any substantive role under the Paragon Option Agreements other than to receive warrants granted to Parascent under the Paragon Option Agreements.
In September 2024, the Company issued and sold an aggregate of 20,000,000 shares of Series Seed Preferred Stock to Fairmount, at a purchase price of $0.20 per share, for gross proceeds of $4.0 million (see Note 5). Paragon subsequently contributed 2,500,000 of such shares to Parascent. In October 2024, Fairmount entered into the Note Purchase Agreement with the Company and holds a Convertible Note with an initial principal amount of $15.0 million (see Note 4).

On October 11, 2024, the Board of Directors issued 136,612 RSAs to a consultant in exchange for regulatory and strategic services provided to the Company. The consultant is an employee of Fairmount. On October 11, 2024, the Board of Directors issued the Company’s Chief Executive Officer 1,366,120 RSAs and options to purchase 5,286,600 shares of Crescent common stock, and the CEO paid $0.2 million for 1,024,590 of such RSAs. The Chief Executive Officer is also a Fairmount employee.
In connection with services provided by Paragon and Parascent under the Paragon Option Agreements, the Company recognized $13.2 million of expenses as research and development expense and recognized $0.1 million of expenses as general and administrative expense in the Company’s statement of operations and comprehensive loss for the period from September 19, 2024 (inception) to December 31, 2024. As of December 31, 2024, the Company had $7.2 million in related party accounts payable pertaining to services provided by Paragon and Parascent under the Paragon Option Agreements and reimbursements of recruiting and start-up fees included in other current liabilities on the balance sheet. In addition, under the terms of the Paragon Option Agreements, Parascent will be entitled to grants of warrants to purchase an aggregate number of shares equal to 1.00% of outstanding shares of the Company’s common stock, on a fully diluted basis, as of the date of the grants (see Note 7). If the Company exercises its options under the Paragon Option Agreements, it will be required to make non-refundable milestone payments to Paragon of up to $12.0 million for CR-001 and $26.0 million for CR-002 upon the achievement of certain clinical development milestones, up to $10.0 million for CR-001 and $20.0 million for CR-002 upon the achievement of certain regulatory milestones, as well as tiered royalty payments in the low-to-mid single-digits beginning on the first commercial sale of each product developed.
The following is a summary of related party accounts payable and other current liabilities (in thousands):
December 31, 2024
Paragon reimbursable Option Agreement fees	$6,895
Paragon reimbursable recruiting and start-up fees	326
$7,221
13.   Segment Reporting
The Company has one reportable segment relating to the research and development of its research programs, CR-001 and CR-002. The Company’s CODM, its Chief Executive Officer, manages the Company’s operations on a company wide basis for the allocation of resources and the assessment of performance. The Company’s measure of segment profit or loss used to assess performance and allocate resources is consolidated net loss and comprehensive loss. Although the Company’s financial reporting package that is reviewed and approved by the CODM disaggregates significant expenses such as program-level external research and development costs, personnel costs, including stock-based compensation expense, and professional and consulting fees, all decisions made by the CODM are based upon reviewing operating metrics and performance indications at the Company-wide consolidated level. The CODM uses consolidated net loss to evaluate loss generated from the Company’s business activities in deciding how to allocate company resources and monitoring budget versus actual results. Assets are also managed on a Company-wide consolidated basis.
The table below is a summary of the segment loss, including significant segment expenses (in thousands):

Period from September 19, 2024 (Inception) to December 31, 2024
CR-001 external research and development costs	$10,510
CR-002 external research and development costs	3,251
General and administrative personnel costs (including stock-based compensation expense)	1,153
Research and development personnel costs (including stock-based compensation expense)	61
Professional and consulting fees	1,981
Other segment items(1)	911
Net loss and comprehensive loss	$17,867

(1)
Other expense including interest expense and miscellaneous other expense offset by interest income

14.   Subsequent Events
The Company has evaluated events and transactions occurring subsequent to December 31, 2024 through February 18, 2025, the date at which the financial statements are available to be issued.
15.   Events Subsequent to the Original Issuance of the Financial Statements (unaudited)
The Company has evaluated subsequent events from February 18, 2025, the date at which the financial statements were available to be issued, through May 12, 2025, the date the financial statements were available to be reissued, and determined there are no events subject to additional disclosure, other than those disclosed below.
On March 18, 2025, pursuant to the Antibody Paragon Option Agreement, the Company exercised its option to acquire the intellectual property rights to CR-001 and on April 28, 2025 the Company entered into a license agreement for CR-001 consistent with those terms under the Antibody Paragon Option Agreement described further in Note 9 of these financial statements.
In March 2025, the Company authorized an increase in the number of common shares covered by the 2024 Equity Incentive Plan by 13,473,847 shares to 24,568,516 shares and granted options for the purchase of an aggregate of 10,440,027 shares of common stock to employees and directors, at an exercise price of $0.89 per share. In March 2025, the Company granted restricted stock units for the purchase of an aggregate of 3,033,820 shares of common stock to employees and directors, at a grant date fair value of $0.89 per share.
In April 2025, the Company authorized an increase in the number of common shares covered by the 2024 Equity Incentive Plan by 6,434,741 shares to 31,003,257 shares and granted options for the purchase of an aggregate of 6,434,741 shares of common stock to employees at an exercise price of $1.38 per share.
In May 2025, the Company granted options for the purchase of an aggregate of 1,179,426 shares of common stock to employees and a consultant at an exercise price of $1.46 per share.
On April 14, 2025, as a result of Dr. Violin no longer serving as Chief Executive Officer and President, Crescent repurchased 885,045 shares of unvested restricted stock at the price Dr. Violin originally purchased such shares, and Dr. Violin agreed to forfeit 3,717,141 unvested stock options.
On April 28, 2025, the Company entered into an amendment to the Merger Agreement whereby the Company may issue RSUs from time to time pursuant to the terms of the amended Merger Agreement.
On April 28, 2025, the Company entered into an Amended and Restated Paragon ADC Option Agreement to add CR-003 and its three undisclosed targets as well as to engage Paragon to execute a mutually agreed research plan for CR-002 and CR-003 aimed at producing a potential product candidate to be licensed for further development, manufacture and commercialization by Crescent. In addition, if the

Company exercises its option and finalizes the related license agreement, it will be required to make non-refundable milestone payments to Paragon up to $46.0 million for CR-003 upon the achievement of certain clinical development and regulatory milestones, as well as tiered royalty payments in the low-to-mid single digits beginning on the first commercial sale of each developed product.
As of May 12, 2025, Crescent has not exercised the options for CR-002 or CR-003.

Annex A
AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
among:
GLYCOMIMETICS, INC.
GEMINI MERGER SUB CORP.;
GEMINI MERGER SUB II, LLC; and
CRESCENT BIOPHARMA, INC.
Dated as of October 28, 2024

Exhibits:
Exhibit A-1	Form of Parent Stockholder Support Agreement
Exhibit A-2	Form of Company Stockholder Support Agreement
Exhibit B	Form of Lock-Up Agreement
Exhibit C	Form of Subscription Agreement
Exhibit D-1	First Certificate of Merger, including certificate of incorporation of the First Step Surviving Corporation attached as Exhibit A thereto, incorporated by reference into this Agreement
Exhibit D-2	Second Certificate of Merger, incorporated by reference into this Agreement
Exhibit E	Form of Certificate of Designation

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
This Agreement and Plan of Merger and Reorganization (this “Agreement”) is made and entered into as of October 28, 2024, by and among GlycoMimetics, Inc., a Delaware corporation (“Parent”), Gemini Merger Sub Corp., a Delaware corporation and wholly owned subsidiary of Parent (“First Merger Sub”), Gemini Merger Sub II, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Second Merger Sub” and, together with First Merger Sub, “Merger Subs”), and Crescent Biopharma, Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Section 1.
Recitals
A.   Parent and the Company intend to effect a merger of First Merger Sub with and into the Company (the “First Merger”) in accordance with this Agreement and the DGCL. Upon consummation of the First Merger, First Merger Sub will cease to exist and the Company will become a wholly owned subsidiary of Parent.
B.   Immediately following the First Merger and as part of the same overall transaction as the First Merger, the Company will merge with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Merger”), with Second Merger Sub being the surviving entity of the Second Merger.
C.   The Parties intend that, (i) the First Merger and the Second Merger, taken together, will constitute an integrated transaction described in Rev. Rul. 2001-46, 2001-2 C.B. 321 that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, and (ii) this Agreement will constitute, and is hereby adopted as, a plan of reorganization within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).
D.   The Parent Board has (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Parent and its stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions, including the issuance of shares of Parent Capital Stock to the stockholders of the Company pursuant to the terms of this Agreement and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of Parent vote to approve this Agreement and thereby approve the Parent Stockholder Matters, including the Contemplated Transactions, and against any competing proposals.
E.   The First Merger Sub Board has (i) determined that the Contemplated Transactions are fair to, advisable, and in the best interests of First Merger Sub and its sole stockholder, (ii) approved and declared advisable this Agreement and the Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholder of First Merger Sub votes to adopt this Agreement and thereby approve the Contemplated Transactions.
F.   The sole member of the Second Merger Sub has (i) determined that the Contemplated Transactions are fair to, advisable, and in the best interests of Second Merger Sub and its sole member, (ii) approved and declared advisable this Agreement and the Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the sole member of Second Merger Sub votes to adopt this Agreement and thereby approve the Contemplated Transactions.
G.   The Company Board has (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of the Company vote to adopt this Agreement and thereby approve the Contemplated Transactions.
H.   Concurrently with the execution and delivery of this Agreement and as a condition and inducement to the Company’s willingness to enter into this Agreement, each of the officers and directors set forth on Section A of the Parent Disclosure Letter (solely in their capacity as stockholders of Parent) are executing support agreements in favor of the Company in substantially the form attached hereto as Exhibit A-1 (the “Parent Stockholder Support Agreement”), pursuant to which such Persons have, subject to the terms and conditions set forth therein, agreed to vote all of their shares of Parent Capital Stock in favor of the approval of this Agreement and thereby approve the Contemplated Transactions, and, if deemed necessary by Parent, an amendment to Parent’s certificate of incorporation to effect the Nasdaq Reverse Split and any other matters, and against any competing proposals.
I.   Concurrently with the execution and delivery of this Agreement and as a condition and inducement to Parent’s willingness to enter into this Agreement, each of the officers, directors and stockholders of the Company listed on Section A of the Company Disclosure Letter (solely in their capacity as stockholders of the Company) are executing support agreements in favor of Parent in substantially the form attached hereto as Exhibit A-2 (the “Company Stockholder Support Agreement”), pursuant to which such Persons have, subject to the terms and conditions set forth therein, agreed to vote all of their shares of Company Capital Stock in favor of the adoption of this Agreement and thereby approve the Contemplated Transactions and against any competing proposals.
J.   Concurrently with the execution and delivery of this Agreement and as a condition and inducement to Parent’s and the Company’s willingness to enter into this Agreement, all of the stockholders of the Company or Parent listed on Section B of the Company Disclosure Letter are executing lock-up agreements in substantially the form attached hereto as Exhibit B (the “Lock-Up Agreement,” and collectively, the “Lock-Up Agreements”).
K.   It is expected that within two (2) Business Days after the date hereof, the holders of shares of Company Capital Stock sufficient to adopt and approve this Agreement and the Merger as required under the DGCL and the Company’s certificate of incorporation and bylaws will execute and deliver an action by written consent adopting this Agreement, in form and substance reasonably acceptable to Parent, in order to obtain the Required Company Stockholder Vote.
L.   Concurrently with the execution and delivery of this Agreement, certain investors have executed a Securities Purchase Agreement in the form attached hereto as Exhibit C among Parent and the Persons named therein (including as may be amended, restated and/or superseded from time to time, the “Subscription Agreement”), pursuant to which such Persons will have agreed to purchase in the amounts set forth therein shares of Parent Common Stock and pre-funded warrants to purchase Parent Common Stock following the Second Effective Time (the “Parent Financing”).
Agreement
The Parties, intending to be legally bound, agree as follows:
Section 1.   Definitions and Interpretative Provisions.
1.1   Definitions.
(a)   For purposes of this Agreement (including this Section 1):
“Acceptable Confidentiality Agreement” means a confidentiality agreement containing terms not materially less restrictive in the aggregate to the counterparty thereto than the terms of the Confidentiality Agreement, except such confidentiality agreement need not contain any standstill, non-solicitation or no hire provisions. Notwithstanding the foregoing, a Person who has previously entered into a confidentiality agreement with Parent relating to a potential Acquisition Proposal on terms that are not materially less restrictive than the Confidentiality Agreement with respect to the scope of coverage and restrictions on disclosure and use shall not be required to enter into a new or revised confidentiality agreement, and such existing confidentiality agreement shall be deemed to be an Acceptable Confidentiality Agreement.
“Acquisition Inquiry” means, with respect to a Party, an inquiry, indication of interest or request for non-public information (other than an inquiry, indication of interest or request for information made or submitted by the Company, on the one hand, or Parent, on the other hand, to the other Party) that could reasonably be expected to lead to an Acquisition Proposal.
“Acquisition Proposal” means, with respect to a Party, any offer or proposal, whether written or oral (other than an offer or proposal made or submitted by or on behalf of the Company or any of its Affiliates, on the one hand, or by or on behalf of Parent or any of its Affiliates, on the other hand, to the other Party) contemplating or otherwise relating to any Acquisition Transaction with such Party.
“Acquisition Transaction” means any transaction or series of related transactions (other than any Interim Financing, any Company Acquisition, or the Parent Financing) involving:
(a)   any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of a Party or any of its Subsidiaries or (ii) in which a Party or any of its Subsidiaries issues securities representing more than 20% of the outstanding securities of any class of voting securities of such Party or any of its Subsidiaries, or issues securities convertible into more than 20% of the outstanding securities of any class of voting securities of such Party or any of its Subsidiaries; or
(b)   any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated book value or the fair market value of the assets of a Party and its Subsidiaries, taken as a whole.
“Affiliate” shall have the meaning given to such term in Rule 145 under the Securities Act.
“Affordable Care Act” means the Patient Protection and Affordable Care Act.
“Anticipated Closing Date” means the anticipated Closing Date, as agreed upon by Parent and the Company.
“Business Day” means any day other than a day on which banks in the State of New York are authorized or obligated to be closed.
“Certificate of Designation” means the Certificate of Designation of Preferences, Rights and Limitations of Parent Convertible Preferred Stock in the form attached hereto as Exhibit E.
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as set forth in Section 4980B of the Code and Section 6 of Title I of ERISA.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company Associate” means any current employee, independent contractor, officer or director of the Company or any of its Subsidiaries.
“Company Board” means the board of directors of the Company.
“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.
“Company Capitalization Representations” means the representations and warranties of the Company set forth in Sections 3.6(a) and 3.6(d).
“Company Common Stock” means the common stock, $0.0001 par value per share, of the Company.
“Company Contract” means any Contract: (a) to which the Company or any of its Subsidiaries is a Party, (b) by which the Company or any of its Subsidiaries is or may become bound or under which the Company or any of its Subsidiaries has, or may become subject to, any obligation or (c) under which the Company or any of its Subsidiaries has or may acquire any right or interest.
“Company Employee Plan” means any Employee Plan that the Company or any of its Subsidiaries (i) sponsors, maintains, administers, or contributes to, (ii) may reasonably be expected to have any Liability, or (iii) utilizes to provide benefits to or otherwise cover any current or former employee, officer, director or other service provider of the Company or any of its Subsidiaries (or their spouses, dependents, or beneficiaries), but excluding any Employee Plan in which the Company or any of its Subsidiaries participates that is sponsored by any professional employer organization.

“Company Fundamental Representations” means the representations and warranties of the Company set forth in Sections 3.1(a), 3.2, 3.3, 3.4, 3.5(a)(i) and 3.20.
“Company IP Rights” means all Intellectual Property rights that are owned or purported to be owned by, assigned to, exclusively licensed to, or controlled by the Company or its Subsidiaries that are necessary for, or used or held for use in, the operation of the business of the Company and its Subsidiaries as presently conducted.
“Company IP Rights Agreement” means any Contract governing, related to or pertaining to any Company IP Rights other than any confidential information provided under confidentiality agreements.
“Company Key Employee” means any executive officer of the Company or any of its Subsidiaries.
“Company Material Adverse Effect” means any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of a Company Material Adverse Effect, has or would reasonably be expected to have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of the Company or its Subsidiaries, taken as a whole; provided, however, that Effects arising or resulting from the following shall not be taken into account in determining whether there has been a Company Material Adverse Effect: (a) the announcement of this Agreement or the pendency of the Contemplated Transactions, (b) the taking of any action, or the failure to take any action, by the Company that is required to comply with the terms of this Agreement, (c) any natural disaster, calamity or epidemics, pandemics or other force majeure events, or any act or threat of terrorism or war, any armed hostilities or terrorist activities (including any escalation or general worsening of any of the foregoing) anywhere in the world or any governmental or other response or reaction to any of the foregoing, (d) any change in GAAP or applicable Law or the interpretation thereof, (e) general economic or political conditions or conditions generally affecting the industries in which the Company and its Subsidiaries operate or (f) any change in the cash position of the Company and its Subsidiaries which results from operations in the Ordinary Course of Business; except in each case with respect to clauses (c), (d) and (e), to the extent disproportionately affecting the Company and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which the Company and its Subsidiaries operate.
“Company Merger Shares” means the product determined by multiplying (i) the Post-Closing Parent Shares by (ii) the Company Allocation Percentage, in which:
•
“Aggregate Valuation” means the sum of (i) the Company Valuation, plus (ii) the Parent Valuation.

•
“Company Acquisition” means any acquisition or license of, by purchase or otherwise, a portion of, or all or substantially all of, (i) the property or assets, (ii) the equity securities or other evidence of beneficial ownership, or (iii) any division, line of business or other business unit, in each case, of any Person other than Parent and its Subsidiaries.

•
“Company Allocation Percentage” means the percentage (rounded to four decimal places) determined by subtracting (i) the Parent Allocation Percentage from (ii) 100 percent.

•
“Company Outstanding Shares” means, without duplication, the total number of shares of Company Capital Stock outstanding immediately prior to the First Effective Time (including any shares of Company Common Stock or Company Preferred Stock that are issued in, or issuable upon the exercise or conversion of securities issued in, any Interim Financing or Company Acquisition), expressed on a fully diluted and as-converted-to-Company Common Stock basis assuming, without limitation or duplication, the exercise of all Company Options, Company Warrants or other rights or commitments to receive shares of Company Common Stock or Company Preferred Stock (or securities convertible or exercisable into shares of Company Common Stock or Company Preferred Stock, including the Company Notes), whether conditional or unconditional or vested or unvested, that are outstanding as of immediately prior to the First Effective Time; provided, that Company Outstanding Shares shall exclude (i) any Company Options, Company Warrants and any other equity awards issued under the Company Stock Plans (including any shares of Company Common Stock issuable upon the exercise of such Company Options, Company Warrants or other equity awards) issued to directors, employees, consultants or other service providers following the date hereof but prior to the Closing (collectively, the “Service Provider Grants”) and (ii) any shares of Company Common Stock underlying Company Notes that are to be contributed as consideration in the Parent Financing pursuant to the Subscription Agreement.
•
“Company Valuation” means (i) $50,000,000, plus (ii) the Fair Market Value of each Company Acquisition, plus (ii) the Fair Market Value of any Interim Financing.

•
“Exchange Ratio” means the ratio (rounded to four decimal places) equal to the quotient obtained by dividing (i) the Company Merger Shares by (ii) the Company Outstanding Shares.

•
“Fair Market Value” means (A) for a Company Acquisition, the sum of (i) in the case any Company Capital Stock is issued as consideration for such Company Acquisition, (a) $50,000,000, divided by the Company Outstanding Shares (calculated as of the date hereof), multiplied by (b) the aggregate number of shares of Company Capital Stock issued in such Company Acquisition, and (ii) in the case any consideration other than cash or shares of Company Capital Stock is issued as consideration for such Company Acquisition, the fair market value for such assets or securities as between a willing buyer and a willing seller in an arm’s length, non-distressed transaction occurring on the date of valuation, taking into account all relevant factors determinative of value, as reasonably determined by the Company in good faith, and (B) for any Interim Financing, (i) $50,000,000, divided by the Company Outstanding Shares (calculated as of the date hereof), multiplied by (ii) the aggregate number of shares of Company Capital Stock issued (or to be issued upon conversion or exercise of any securities convertible into shares of Company Capital Stock) in such Interim Financing.

•
“Parent Allocation Percentage” means the quotient (expressed as a percentage and rounded to four decimal places) determined by dividing (i) the Parent Valuation by (ii) the Aggregate Valuation.

•
“Parent Net Cash Lower Amount” means, if Parent Net Cash is less than the Parent Net Cash Lower Target, then the amount, if any, that the Parent Net Cash Target exceeds the Parent Net Cash.

•
“Parent Net Cash Lower Target” means $1,725,000.

•
“Parent Net Cash Target” means $1,800,000.

•
“Parent Net Cash Upper Amount” means, if Parent Net Cash is greater than Parent Net Cash Upper Target, then the amount, if any, that the Parent Net Cash exceeds the Parent Net Cash Target.

•
“Parent Net Cash Upper Target” means $1,875,000.

•
“Parent Outstanding Shares” means, without duplication, (including, without limitation, the effects of the Nasdaq Reverse Split, if completed) the total number of shares of Parent Common Stock outstanding immediately prior to the First Effective Time expressed on a fully-diluted basis and as converted to Parent Common Stock basis and assuming, without limitation or duplication, (i) the issuance of shares of Parent Common Stock in respect of all Parent Options, warrants or other rights or commitments to receive shares of Parent Common Stock or Parent Preferred Stock (or securities convertible or exercisable into shares of Parent Common Stock or Parent Preferred Stock, but excluding any Parent Common Stock issuable in accordance with the Parent Financing), whether conditional or unconditional, that are outstanding as of immediately prior to the First Effective Time, and (ii) the settlement in shares of Parent Common Stock of Parent Restricted Stock Units outstanding as of immediately prior to the Effective Time on a net settlement basis as provided in Section 6.6(e). Notwithstanding any of the foregoing, no Out of the Money Parent Options shall be included in the total number of shares of Parent Common Stock outstanding for purposes of determining the Parent Outstanding Shares.

•
“Parent Valuation” means the greater of (x)(i) $8,000,000, minus (ii) the Parent Net Cash Lower Amount (if any) plus (iii) the Parent Net Cash Upper Amount (if any), and (y)(i) the Parent Valuation Floor, minus (ii) the Parent Net Cash Lower Amount (if any) plus (iii) the Parent Net Cash Upper Amount (if any).

•
“Parent Valuation Floor” means an amount equal to (i) 0.03, multiplied by (ii) the sum of (A) the Company Valuation (as of immediately prior to the Closing), (B) the aggregate Aggregate Purchase Amount (as defined in the Subscription Agreement) of the investors thereunder, and (C) $8,000,000.

•
“Post-Closing Parent Shares” mean the quotient determined by dividing (i) the Parent Outstanding Shares by (ii) the Parent Allocation Percentage.

“Company Notes” means the convertible notes issued by the Company on or around October 24, 2024, including the second tranche contemplated thereunder.
“Company Options” means options or other rights to purchase shares of Company Capital Stock issued by the Company.
“Company Preferred Stock” means the shares of the Company’s capital stock designated as preferred stock, including the Company Series Seed Preferred Stock.
“Company Registered IP” means all Company IP Rights that are owned or exclusively licensed by the Company that are registered, filed or issued under the authority of, with or by any Governmental Authority, including all patents, registered copyrights and registered trademarks and all applications and registrations for any of the foregoing.
“Company Series Seed Preferred Stock” means a series of the Company’s preferred stock designated as Series Seed Preferred Stock, $0.0001 par value per share.
“Company Stock Plans” means the Company’s 2024 Equity Incentive Plan.
“Company Triggering Event” shall be deemed to have occurred if, at any time prior to the adoption of this Agreement and the approval of the Contemplated Transactions by the Required Company Stockholder Vote: (a) the Company Board shall have made a Company Board Adverse Recommendation Change; (b) the Company Board or any committee thereof shall have publicly approved, endorsed or recommended any Acquisition Proposal; or (c) the Company shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal.
“Company Warrants” means warrants to purchase shares of Company Capital Stock issued by the Company.
“Confidentiality Agreement” means the letter agreement dated as of September 17, 2024, between the Company and Parent.
“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).
“Contemplated Transactions” means the Merger and the other transactions contemplated by this Agreement (other than the Parent Charter Amendment), the Parent Financing and the Nasdaq Reverse Split (to the extent applicable and deemed necessary by Parent and the Company).
“Contract” means, with respect to any Person, any written agreement, contract, subcontract, lease (whether for real or personal property), mortgage, license, or other legally binding commitment or undertaking of any nature to which such Person is a party or by which such Person or any of its assets are bound or affected under applicable Law.
“DGCL” means the General Corporation Law of the State of Delaware.
“DLLCA” means the Delaware Limited Liability Company Act.
“Effect” means any effect, change, event, circumstance, or development.
“Employee Plan” means (A) an “employee benefit plan” within the meaning of Section 3(3) of ERISA whether or not subject to ERISA; (B) other plan, program, policy or arrangement providing for stock options, stock purchases, equity-based compensation, bonuses (including any annual bonuses and retention bonuses) or other incentives, severance pay, deferred compensation, employment, compensation, change in control or transaction bonuses, supplemental, vacation, retirement benefits (including post-retirement health and welfare benefits), pension benefits, profit-sharing benefits, fringe benefits, life insurance benefits, perquisites, health benefits, medical benefits, dental benefits, vision benefits, and all other employee benefit plans, agreements, and arrangements, not described in (A) above; and (C) all other plans, programs, policies or arrangements providing compensation to employees, consultants and non-employee directors.
“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, lease, exclusive license, option, easement, reservation, servitude, adverse title, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction or encumbrance of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).
“Enforceability Exceptions” means the (a) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.
“Entity” means any corporation (including any nonprofit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity, and each of its successors.
“Environmental Law” means any federal, state, local or foreign Law relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.
“ERISA Affiliate” means, with respect to any Entity, any other Person that would be treated as a single employer with such Entity or part of the same “controlled group” as such Entity under Sections 414(b), (c), (m) or (o) of the Code.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“First Merger Sub Board” means the board of directors of First Merger Sub.
“Governmental Authority” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (b) federal, state, local, municipal, foreign, supra-national or other government, (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, bureau, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any taxing authority) or (d) self-regulatory organization (including Nasdaq).
“Governmental Authorization” means any: (a) permit, license, certificate, franchise, permission, variance, exception, order, approval, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law or (b) right under any Contract with any Governmental Authority.
“Hazardous Materials” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Law, including without limitation, crude oil or any fraction thereof, and petroleum products or by-products.
“HSR Act” means the U.S. Hart Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“In the Money Parent Option” shall mean Parent Options with an exercise price equal to or less than the Parent Closing Price.
“Intellectual Property” means: (a) United States, foreign and international patents, patent applications, including all provisionals, nonprovisionals, substitutions, divisionals, continuations, continuations-in-part, reissues, extensions, supplementary protection certificates, reexaminations, term extensions, certificates of invention and the equivalents of any of the foregoing, statutory invention registrations, invention disclosures and inventions (collectively, “Patents”), (b) trademarks, service marks, trade names, domain names, corporate names, brand names, URLs, trade dress, logos and other source identifiers, including registrations and applications for registration thereof and goodwill associated therewith, (c) copyrights, including registrations and applications for registration thereof, (d) software, including all source code, object code and related documentation, (e) formulae, customer lists, trade secrets, know-how, confidential information and other proprietary rights and intellectual property, whether patentable or not, and (f) all United States and foreign rights arising under or associated with any of the foregoing.
“Interim Financing” means any sale (or series of related sales) by the Company of its Common Stock or Preferred Stock, as applicable, that is completed following the date hereof; provided, however, that the issuance of Company Notes and the Parent Financing shall not be an Interim Financing.
“IRS” means the United States Internal Revenue Service.
“Knowledge” means, (i) with respect to an individual, that such individual is actually aware of the relevant fact or such individual would reasonably be expected to know such fact in the ordinary course of the performance of such individual’s employment responsibilities, and (ii) with respect to any Person that is an Entity the Knowledge of any executive officer of such Person as of the date such knowledge is imputed. With respect to any matters relating to Intellectual Property, such awareness or reasonable expectation to have knowledge does not require any such individual to conduct or have conducted or obtain or have obtained any freedom to operate opinions of counsel or any Intellectual Property rights clearance searches.
“Law” means any federal, state, national, supra-national, foreign, local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority (including under the authority of Nasdaq or the Financial Industry Regulatory Authority).
“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before any court or other Governmental Authority or any arbitrator or arbitration panel.
“Minimum Concurrent Investment Amount” means (i) $100,000,000 minus (ii) the amount of proceeds actually received by the Company in connection with any Interim Financing prior to the Closing.
“Multiemployer Plan” means a “multiemployer plan,” as defined in Section 3(37) or 4001(a)(3) of ERISA.
“Multiple Employer Plan” means a “multiple employer plan” within the meaning of Section 413(c) of the Code or Section 3(40) of ERISA.
“Multiple Employer Welfare Arrangement” means a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.
“Nasdaq Reverse Split” means a reverse stock split of all outstanding shares of Parent Common Stock effected by Parent for the purpose of maintaining compliance with Nasdaq listing standards.
“Nasdaq” means The Nasdaq Stock Market.
“Order” means any judgment, order, writ, injunction, ruling, decision or decree of (that is binding on a Party), or any plea agreement, corporate integrity agreement, resolution agreement or deferred prosecution agreement with, or any settlement under the jurisdiction of, any court or Governmental Authority.
“Ordinary Course of Business” means, in the case of each of the Company and Parent, such actions taken in the ordinary course of its business and consistent with its past practice or, with respect to the Company, the customary practices of a recently formed company at a similar stage of development.
“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of association or incorporation or organization or limited partnership or limited liability company, and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all bylaws, regulations and similar documents or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.
“Out of the Money Parent Options” shall mean Parent Options with an exercise price greater than the Parent Closing Price.
“Parent Associate” means any current employee, independent contractor, officer or director of Parent or any of its Subsidiaries.
“Parent Balance Sheet” means the audited balance sheet of Parent as of December 31, 2023, included in Parent’s Report on Form 10-K for the year ended December 31, 2023, as filed with the SEC.
“Parent Board” means the board of directors of Parent.
“Parent Capital Stock” means the Parent Common Stock and the Parent Preferred Stock.
“Parent Capitalization Representations” means the representations and warranties of Parent and Merger Subs set forth in Sections 4.6(a) and 4.6(d).
“Parent Closing Price” means the volume weighted average closing trading price of a share of Parent Common Stock on Nasdaq for the five (5) consecutive trading days ending three (3) trading days immediately prior to the Closing Date as reported by Bloomberg L.P.
“Parent Common Stock” means the common stock, $0.001 par value per share, of Parent.
“Parent Contract” means any Contract: (a) to which Parent is a party, (b) by which Parent or any Parent IP Rights or any other asset of Parent is or may become bound or under which Parent has, or may become subject to, any obligation or (c) under which Parent has or may acquire any right or interest.
“Parent Convertible Preferred Stock” means Parent’s non-voting convertible preferred stock, par value $0.001 per share, with the rights, preferences, powers and privileges specified in the Certificate of Designation.
“Parent Employee Plan” means any Employee Plan that Parent or any of its Subsidiaries (i) sponsors, maintains, administers, or contributes to, (ii) may reasonably be expected to have any Liability, or (iii) utilizes to provide benefits to or otherwise cover any current or former employee, officer, director or other service provider of Parent or any of its Subsidiaries (or their spouses, dependents, or beneficiaries), but excluding any Employee Plan in which the Parent or any of its Subsidiaries participates that is sponsored by any professional employer organization.
“Parent Fundamental Representations” means the representations and warranties of Parent and Merger Subs set forth in Sections 4.1(a), 4.2, 4.3, 4.4, 4.5(a)(i) and 4.21.
“Parent IP Rights Agreement” means any Contract governing, related or pertaining to any Parent IP Rights.
“Parent IP Rights” means all Intellectual Property owned, licensed or controlled by Parent that is necessary for, or used or held for use in, the operation of the business of Parent.
“Parent Key Employee” means (i) an executive officer of Parent; and (ii) any employee of Parent that reports directly to the Parent Board or to an executive officer of Parent.
“Parent Material Adverse Effect” means any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of the Parent Material Adverse Effect, has or would reasonably be expected to have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of Parent and its Subsidiaries, taken as a whole; provided, however, that Effects arising or resulting from the following shall not be taken into account in determining whether there has been a Parent Material Adverse Effect: (a) the announcement of this Agreement or the pendency of the Contemplated Transactions, (b) any change in the stock price or trading volume of Parent Common Stock (it being understood, however, that any Effect causing or contributing to any change in stock price or trading volume of Parent Common Stock may be taken into account in determining whether a Parent Material Adverse Effect has occurred, unless such Effects are otherwise excepted from this definition), (c) the taking of any action, or the failure to take any action, by Parent that is required to comply with the terms of this Agreement, (d) any natural disaster, calamity or epidemics, pandemics or other force majeure events, or any act or threat of terrorism or war, any armed hostilities or terrorist activities (including any escalation or general worsening of any of the foregoing) anywhere in the world, or any governmental or other response or reaction to any of the foregoing, (e) any change in GAAP or applicable Law or the interpretation thereof, (f) general economic or political conditions or conditions generally affecting the industries in which Parent or any of its Subsidiaries operates, (g) failure to achieve or maintain any minimum level of Parent Net Cash, (h) any determination by the SEC regarding Parent’s reporting status under the Exchange Act, or (i) any results, outcomes, data, indications, adverse events, side effects or safety observations arising from preclinical trials, clinical trials and/or testing relating to Parent’s Uproleselan (GMI-1271) program, including any requirement to conduct further clinical studies or tests or any increased incidence or severity of any previously identified side effects, adverse effects, adverse events or safety observations or reports of any new side effects, adverse events or safety observations (or any public announcements relating to any of the foregoing); except, in each case with respect to clauses (d), (e) and (f), to the extent materially and disproportionately affecting Parent or any of its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which Parent or any of its Subsidiaries operates. Notwithstanding the above, a delisting of Parent Common Stock on Nasdaq shall constitute a Parent Material Adverse Effect, provided that the Company has not refused or unreasonably delayed its consent to reasonable actions by Parent to maintain the listing of Parent Common Stock on Nasdaq.
“Parent Net Cash” means without duplication, (i) Parent’s unrestricted cash and cash equivalents and marketable securities determined, to the extent in accordance with GAAP, in a manner consistent with the manner in which such items were historically determined and in accordance with the financial statements (including any related notes) contained or incorporated by reference in the Parent SEC Documents and the Parent Balance Sheet, plus (ii) all prepaid expenses set forth on Section 1.1(a) of the Parent Disclosure Letter, minus (iii) the sum of Parent’s consolidated short-term and long-term contractual obligations and liabilities accrued at the Closing Date, in each case determined in accordance with GAAP and, to the extent in accordance with GAAP, in a manner consistent with the manner in which such items were historically determined and in accordance with the financial statements (including any related notes) contained or incorporated by reference in the Parent SEC Documents and the Parent Balance Sheet, minus (iv) the aggregate amount (without duplication) of all fees and expenses incurred by Parent prior to the First Effective Time in connection with the Contemplated Transactions, excluding any Parent Net Cash Excluded Expenses but including (to the extent not a Parent Net Cash Excluded Expense): (a) any fees and expenses of legal counsel, accountants, financial advisors, investment bankers, brokers, consultants, tax advisors, and other professional advisors of Parent in connection with the Contemplated Transactions; (b) 50% of the fees paid to the SEC in connection with filing the Proxy Statement and any amendments and supplements thereto, with the SEC; (c) 50% of the fees and expenses in connection with the printing, mailing and distribution of the Proxy Statement and any amendments and supplements thereto; (d) 50% of the Nasdaq Fees; (e) any bonus, retention payments, severance, change-in-control payments or similar payment obligations (including payments with “single-trigger” provisions triggered at and as of the consummation of the transactions contemplated hereby) that become due or payable to any director, officer, employee or consultant in connection with the consummation of the Contemplated Transactions, together with any payroll Taxes associated therewith; (f) the costs associated with obtaining the “D&O tail policy” pursuant to Section 6.7, in each case, to the extent unpaid as of the First Effective Time; and (g) for the avoidance of doubt, the amount by which the actual amount of any Parent Net Cash Excluded Expense at Closing exceeds the estimate set forth on Schedule 1.1(b) of the Parent Disclosure Letter, minus (v) all remaining rent payments and any other Liabilities under Parent’s lease obligations, minus (vi) any unpaid Taxes of Parent and its Subsidiaries for Tax periods (or portions thereof) ending on or before the Closing Date, and plus (vii) $300,000 for each month, or portion thereof, after June 30, 2025 by which Closing is delayed (except where such delay is caused primarily by the actions of Parent), which amount shall begin accruing on July 1, 2025 (for example, if the Closing is delayed until (A) July 31, 2025 as a result of such failure then $300,000 will be added to Parent Net Cash or (B) August 30, 2025 as a result of such failure then $600,000 will be added to Parent Net Cash); provided, however, that if any portion of the fees and expenses described in subclauses (b), (c), and (d) of clause (iv) have been paid by Parent prior to the First Effective Time in an amount greater than Parent’s share of such fee and expense described in subclauses (b), (c), and (d), then (x) such portion in excess of Parent’s shares of such fee and expense described in subclauses (b), (c), and

(d) shall not be deducted by reason of subclauses (b), (c), and (d) of clause (v) and (y) such portion shall be added to the calculation of Parent Net Cash. For avoidance of doubt, (i) the cash received in the Parent Financing will be excluded from the calculation of Parent Net Cash and (ii) the calculation of Parent Net Cash may result in a number below $0.
“Parent Net Cash Excluded Expenses” means those fees and expenses incurred by Parent prior to the First Effective Time in connection with the Contemplated Transactions set forth on Section 1.1(b) of the Parent Disclosure Letter, which schedule shall include a description and good faith estimate of such Parent Net Cash Excluded Expense as of immediately before the Closing.
“Parent Options” means options or other rights to purchase shares of Parent Common Stock granted by Parent, including pursuant to any Parent Stock Plan.
“Parent Preferred Stock” means the shares of Parent’s capital stock designated as preferred stock, par value $0.001 per share of Parent, including the Parent Convertible Preferred Stock.
“Parent Registered IP” means all Parent IP Rights that are owned or exclusively licensed by Parent that are registered, filed or issued under the authority of, with or by any Governmental Authority, including all patents, registered copyrights and registered trademarks and all applications for any of the foregoing.
“Parent Restricted Stock Units” means any equity award with respect to Parent Common Stock that represents the right to receive in the future shares of Parent Common Stock pursuant to any Parent Stock Plan.
“Parent Triggering Event” shall be deemed to have occurred if, prior to the approval of this Agreement and the Contemplated Transactions by Parent’s stockholders and subject to Section 6.3(c): (a) Parent shall have failed to include in the Proxy Statement the Parent Board Recommendation, (b) the Parent Board or any committee thereof shall have made a Parent Board Adverse Recommendation Change or subject to Section 6.3(e), publicly proposed, endorsed or recommended any Acquisition Proposal or (c) Parent shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement permitted pursuant to Section 5.4).
“Party” or “Parties” means the Company, Merger Subs and Parent.
“Permitted Alternative Agreement” means a definitive agreement that contemplates or otherwise relates to an Acquisition Transaction that constitutes a Superior Offer.
“Permitted Encumbrance” means (a) any statutory liens for current Taxes not yet due and payable or for Taxes that are being contested in good faith by the appropriate proceedings and for which adequate reserves will be or have been made on the Company Financial Statements or the Parent Balance Sheet, as applicable, in accordance with GAAP, (b) minor non-monetary liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company or Parent, as applicable, (c) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements, (d) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Law, (e) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies for amounts that are not yet due and payable and (f) liens arising under applicable securities Law.
“Person” means any individual, Entity or Governmental Authority.
“Personal Information” means any data or information that constitutes “personal information,” “personal data,” “personally identifiable information,” “protected health information,” or any analogous term under applicable Law, including any such information that identifies, relates to, describes, is linked to, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with any identified or identifiable individual or household.
“Privacy Laws” mean, collectively, (i) all Laws governing privacy, data protection, data security, trans-border data flow, data loss, data theft, breach notification, data localization, sending solicited or unsolicited electronic mail or text messages, cookies or other tracking technology, or the collection, handling, use, maintenance, storage, disclosure, transfer, or other processing of Personal Information, including any such legally binding requirements set forth in regulations and agreements containing consent orders published by regulatory authorities of competent jurisdiction such as the U.S. Federal Trade Commission, U.S. Federal Communications Commission, or state data protection authorities, including HIPAA, Section 5 of the Federal Trade Commission Act, the Controlling the Assault of Non-Solicited Pornography And Marketing Act, the Telephone Consumer Protection Act and U.S. state consumer protection and data breach notification Laws, and (ii) any legally binding requirements of any self-regulatory organizations governing data privacy, data protection, data security, trans-border data flow, data loss, data theft, breach notification, data localization, sending solicited or unsolicited electronic mail or text messages, cookies or other tracking technology, or the collection, handling, use, maintenance, storage, disclosure, transfer, or other processing of Personal Information, including the Payment Card Industry Data Security Standard.
“Representatives” means with respect to a Person, such Person’s directors, officers, employees, agents, attorneys, accountants, investment bankers, advisors and other representatives.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Subsequent Transaction” means any Acquisition Transaction (with all references to 20% in the definition of Acquisition Transaction being treated as references to 50% for these purposes).
“Subsidiary” means, with respect to an Entity, a Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such entity’s board of directors or other governing body or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity.
“Superior Offer” means an unsolicited bona fide written Acquisition Proposal (with all references to 20% in the definition of Acquisition Transaction being treated as references to 50% for these purposes) that: (a) was not obtained or made as a direct or indirect result of a breach of this Agreement, (b) is on terms and conditions that the Parent Board or the Company Board, as applicable, determines in good faith, based on such matters that it deems relevant (including the likelihood of consummation thereof and the financing terms thereof), as well as any written offer by the other Party to this Agreement to amend the terms of this Agreement, and following consultation with its outside legal counsel and financial advisors, if any, are more favorable, from a financial point of view, to Parent’s stockholders or the Company’s stockholders, as applicable, than the terms of the Contemplated Transactions, (c) is not subject to any financing conditions (and if financing is required, such financing is then fully committed to the third party) and (d) is reasonably capable of being completed on the terms proposed.
“Tax Return” means any return (including any information return), report, statement, declaration, claim or refund, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed or required to be filed with any Governmental Authority (or provided to a payee) in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.
“Tax” means any U.S. federal, state, local, foreign or other tax, including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, employment tax, unemployment tax, national health insurance tax, environmental tax, excise tax, ad valorem tax, transfer tax, conveyance tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax, payroll tax, social security tax, customs duty, licenses tax, alternative or add-on minimum or other tax or similar charge, duty, levy, fee, tariff, impost, obligation or assessment in the nature of a tax (whether imposed directly or through withholding and whether or not disputed), and including any fine, penalty, addition to tax, interest or additional amount imposed by a Governmental Authority with respect thereto (or attributable to the nonpayment thereof).

“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.
(b)   Each of the following terms is defined in the Section set forth opposite such term:
Terms	Section
AAA	2.8(i)
Accounting Firm	2.8(i)
Agreement	Preamble
Allocation Certificate	6.15
Assumed Option	6.5(a)
Assumed Warrant	6.5(b)
Capitalization Date	4.6(a)
Cash Determination Time	2.8(a)
Certificate of Merger	2.3
Certifications	4.7(a)
Closing Date	2.3
Closing	2.3
Company 409A Plan	3.17(j)
Company Board Adverse Recommendation Change	6.2(d)
Company Board Recommendation	6.2(c)
Company Disclosure Letter	Section 3
Company Financial Statements	6.1(d)
Company Intervening Event	6.2(d)
Company Material Contract	3.13(a)
Company Material Contracts	3.13(a)
Company Permits	3.14(b)
Company Product Candidates	3.14(d)
Company Real Estate Leases	3.11
Company Regulatory Permits	3.14(d)
Company Required S-4 Information	6.1(c)
Company Stockholder Support Agreement	Recital
Company Stockholder Written Consents	6.2(a)
Company Termination Fee	10.3(b)
Company Valuation Calculation	2.8(b)
Company Valuation Delivery Date	2.8(b)
Company Valuation Determination Time	2.8(b)
Company Valuation Dispute Notice	2.8(d)
Company Valuation Response Date	2.8(d)
Company Valuation Schedule	2.8(b)
Company	Preamble
Concurrent Investment	Preamble
Costs	6.7(a)
D&O Indemnified Parties	6.7(a)
Dispute Notice	2.8(c)
Dissenting Shares	2.12(a)

Terms	Section
Drug/Device Regulatory Agency	3.14(b)
Employment-Related Laws	3.17(k)
End Date	10.1(b)
Exchange Agent	2.7(a)
FDA	3.14(b)
FDCA	3.14(c)
First Certificate of Merger	2.3
First Effective Time	2.3
First Merger	Recital
First Step Surviving Corporation	Section 2
Form S-4	6.1(a)
GAAP
Intended Tax Treatment	2.10
Liability	3.9
Lock-Up Agreement	Recital
Lock-Up Agreements	Recital
Merger Consideration	2.5(a)(ii)
Merger Subs	Preamble
Merger	Recital
Nasdaq Fees	6.9
Nasdaq Listing Application	6.9
Notice Period	6.2(d)
Ordinary Course Agreement	3.16(g)
Parent 409A Plan	4.17(j)
Parent Board Adverse Recommendation Change	6.3(c)
Parent Board Recommendation	6.3(b)
Parent Charter Amendment	2.4(b)(ii)
Parent Disclosure Letter	Section 4
Parent Intervening Event	6.3(c)
Parent Material Contract	4.13(a)
Parent Material Contracts	4.13(a)
Parent Net Cash Calculation	2.8(a)
Parent Net Cash Schedule	2.8(a)
Parent Notice Period	6.3(c)
Parent Permits	4.14(b)
Parent Product Candidates	4.14(d)
Parent Real Estate Leases	4.11
Parent Regulatory Permits	4.14(d)
Parent SEC Documents	4.7(a)
Parent Stock Plans	4.6(c)
Parent Stockholder Matters	6.3(a)
Parent Stockholder Meeting	6.3(a)
Parent Stockholder Support Agreement	Recital

Terms	Section
Parent	Preamble
PHSA	3.14(c)
Post-Closing Welfare Plan	6.6(b)
Pre-Closing Period	5.1(a)
Privacy Policies	3.22
Proxy Statement	6.1(a)
Registration Statement	6.1(a)
Required Company Stockholder Vote	3.4
Required Parent Stockholder Vote	4.4
Response Date	2.8(c)
SEC Documents	6.16
Second Certificate of Merger	2.3
Second Effective Time	2.3
Second Merger	Recital
Stockholder Notice	6.2(b)
Subscription Agreement	Recital
Surviving Entity	Section 2
Tax Certificates	6.10(c)
Transaction Litigation	6.4(c)
WARN Act	3.17(k)
1.2   Other Definitional and Interpretative Provisions.   The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Sections, Exhibits and Schedules are to Sections, Exhibits and Schedules of this Agreement unless otherwise specified. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine gender. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. The word “or” is not exclusive. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or Contract (except for references to any agreements or Contracts listed on the Parent Disclosure Letter or Company Disclosure Letter) are to that agreement or Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. The Exhibits to this Agreement, the Parent Disclosure Letter and the Company Disclosure Letter are integral parts of the interpretation of this Agreement, but only Exhibit D-1 (including Exhibit A to such Exhibit) and Exhibit D-2 is incorporated by reference and made a part hereof for purposes of Section 251 of the DGCL. References to any Person include the successors and permitted assigns of that Person. References to any statute are to that statute and to the rules and regulations promulgated thereunder, in each case as amended, modified, re-enacted thereof, substituted, from time to time. References to “$” and “dollars” are to the currency of the United States. All accounting terms used herein will be interpreted, and all accounting determinations hereunder will be made, in accordance with GAAP unless otherwise expressly specified. References from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively. All references to “days” shall be to calendar days unless otherwise indicated as a “Business Day.” Except as otherwise specifically indicated, for purposes of measuring the beginning and ending of time periods in this

Agreement (including for purposes of “Business Day” and for hours in a day or Business Day), the time at which a thing, occurrence or event shall begin or end shall be deemed to occur in the Eastern time zone of the United States. The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement. The Parties agree that the Company Disclosure Letter or Parent Disclosure Letter shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in Section 3 or Section 4, respectively. The disclosures in any section or subsection of the Company Disclosure Letter or the Parent Disclosure Letter shall qualify other sections and subsections in Section 3 or Section 4, respectively, to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections. The words “delivered” or “made available” mean, with respect to any documentation, that prior to 5:00 p.m. (New York City time) on the date that is the day prior to the date of this Agreement, a copy of such material has been (a) posted to and continuously made available by a Party to the other Party and its Representatives in the electronic data room maintained by such disclosing Party for the purposes of the Contemplated Transactions or (b) delivered by or on behalf of a Party or its Representatives to the other Party or its Representatives via electronic mail or in hard copy form prior to the execution of this Agreement.
Section 2.   Description of Transaction.
2.1   The Merger.   Upon the terms and subject to the conditions set forth in this Agreement, at the First Effective Time, First Merger Sub shall be merged with and into the Company, and the separate existence of First Merger Sub shall cease. The Company will continue as the surviving corporation in the First Merger (the “First Step Surviving Corporation”). Upon the terms and subject to the conditions set forth in this Agreement, at the Second Effective Time, the First Step Surviving Corporation will merge with and into Second Merger Sub, and the separate existence of the First Step Surviving Corporation shall cease. As a result of the Second Merger, Second Merger Sub will continue as the surviving entity in the Second Merger (the “Surviving Entity”).
2.2   Effects of the Merger.   The First Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. As a result of the First Merger, the Company will become a wholly owned subsidiary of Parent. The Second Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL and the DLLCA.
2.3   Closing; First Effective Time; Second Effective Time.   Unless this Agreement is earlier terminated pursuant to the provisions of Section Section 10, and subject to the satisfaction or waiver of the conditions set forth in Section 7, Section 8 and Section 9, the consummation of the Merger (the “Closing”) shall take place remotely, as promptly as practicable (but in no event later than the second Business Day following the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in 6.19, Section 8 and Section 9, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions), or at such other time, date and place as Parent and the Company may mutually agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date.” Immediately prior to the Closing on the Closing Date, Parent shall file the Certificate of Designation with the office of the Secretary of State of the State of Delaware. At the Closing, (i) the Parties shall cause the First Merger to be consummated by executing and filing with the Secretary of State of the State of Delaware a certificate of merger with respect to the Merger, satisfying the applicable requirements of the DGCL and in form and substance attached hereto as Exhibit D-1 and incorporated herein by reference (the “First Certificate of Merger”) and (ii) the Parties shall cause the Second Merger to be consummated by executing and filing with the Secretary of State of the State of Delaware a certificate of merger with respect to the Second Merger, satisfying the applicable requirements of the DGCL and the DLLCA and in form and substance attached hereto as Exhibit D-2 and incorporated herein by reference (the “Second Certificate of Merger” and together with the First Certificate of Merger, the “Certificate of Merger”). The First Merger shall become effective at the time of the filing of such Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as may be specified in such Certificate of Merger with the consent of Parent and the Company (the time as of which the Merger becomes effective being referred to as the “First Effective Time”). The Second Merger shall become effective at the time of the filing of such Second Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as may be specified in such Second Certificate of Merger with the consent of Parent and the Company (the time as of which the Second Merger becomes effective being referred to as the “Second Effective Time”).
2.4   Organizational Documents; Directors and Officers.
(a)   At the First Effective Time:
(i)   The certificate of incorporation of the First Step Surviving Corporation shall be amended and restated in the Merger to read as set forth on Exhibit A to the First Certificate of Merger, until thereafter amended as provided by the DGCL and such certificate of incorporation;
(ii)   The bylaws of the First Step Surviving Corporation shall be identical to the bylaws of the Company as in effect immediately prior to the First Effective Time, until thereafter amended as provided by the DGCL and such bylaws; and
(iii)   The directors and officers of the First Step Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the First Step Surviving Corporation, shall be such persons as are designated by the Company prior to the First Effective Time.
(b)   At the Second Effective Time:
(i)   The certificate of formation of the Surviving Entity shall be the certificate of formation of Second Merger Sub as in effect immediately prior to the Second Effective Time, until thereafter amended as provided by the DLLCA and such certificate of formation; provided, however, that at the Second Effective Time (as part of the Second Certificate of Merger), the certificate of formation shall be amended to (A) change the name of the Surviving Entity to “Crescent Biopharma Operating Company, LLC,” and (B) make such other changes as are mutually agreed to by Parent and the Company;
(ii)   The limited liability company agreement of the Surviving Entity shall be amended and restated in its entirety to read identically to the limited liability company agreement of Second Merger Sub as in effect immediately prior to the Second Effective Time, until thereafter amended as provided by the DLLCA and such limited liability company agreement; provided, however, that following the Second Effective Time (but as soon thereafter as practicable), the limited liability company agreement shall be amended to change the name of the Surviving Entity to “Crescent Biopharma Operating Company, LLC”;
(iii)   The certificate of incorporation of Parent shall be identical to the certificate of incorporation of Parent immediately prior to the Second Effective Time, until thereafter amended as provided by the DGCL and such certificate of incorporation; provided, however, that at the Second Effective Time, Parent shall file an amendment to its certificate of incorporation to (i) change the name of Parent to “Crescent Biopharma, Inc.”, (ii) effect the Nasdaq Reverse Split (to the extent applicable and necessary), (iii) increase the number of shares of Parent Capital Stock that Parent is authorized to issue to a number mutually agreed between Parent and the Company, such amount to be sufficient to allow for consummation of the Contemplated Transactions, (iv) redomicile Parent from Delaware to such jurisdiction as may be determined by the Company (being either the Cayman Islands or Bermuda), and (v) make such other changes as are mutually agreeable to Parent and the Company (such amendment, the “Parent Charter Amendment”);
(iv)   The directors and officers of Parent, each to hold office in accordance with the certificate of incorporation and bylaws of Parent, shall be as set forth in Section 6.12; and
(v)   The directors and officers of Surviving Entity, each to hold office in accordance with the certificate of formation and limited liability company agreement of Second Merger

Sub, shall be as set forth in Section 6.12 after giving effect to the provisions of Section 6.12, or such other persons as shall be mutually agreed upon by Parent and the Company.
2.5   Conversion of Company, First Merger Sub and Second Merger Sub Equity Securities.
(a)   At the First Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Subs, the Company or any stockholder of the Company or Parent:
(i)   any shares of Company Capital Stock held as treasury stock immediately prior to the First Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor; and
(ii)   subject to Section 2.5(c), (A) each share of Company Common Stock outstanding immediately prior to the First Effective Time (excluding shares of Company Capital Stock to be canceled pursuant to Section 2.5(a)(i) and excluding Dissenting Shares) shall be converted solely into the right to receive a number of shares of Parent Common Stock equal to the Exchange Ratio, and (B) each share of Company Preferred Stock outstanding immediately prior to the First Effective Time (excluding shares of Company Capital Stock to be canceled pursuant to Section 2.5(a)(i) and excluding Dissenting Shares) shall be converted solely into the right to receive a number of shares of Parent Convertible Preferred Stock equal to (x) the Exchange Ratio divided by (y) 1,000 (collectively, the “Merger Consideration”).
(b)   If any shares of Company Capital Stock outstanding immediately prior to the First Effective Time are unvested or are subject to a repurchase option or a risk of forfeiture under any applicable restricted stock purchase agreement or other similar agreement with the Company, then the shares of Parent Capital Stock issued in exchange for such shares of Company Capital Stock will to the same extent be unvested and subject to the same repurchase option or risk of forfeiture, and such shares of Parent Capital Stock shall accordingly be marked with appropriate legends. The Company shall take all actions that may be necessary to ensure that, from and after the First Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.
(c)   No fractional shares of Parent Capital Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of Company Common Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (on a per certificate basis) shall receive from Parent, in lieu of such fractional share and upon surrender by such holder of a letter of transmittal in accordance with Section 2.7 and any accompanying documents as required therein: (i) one share of Parent Common Stock if the aggregate amount of fractional shares of Parent Common Stock such holder of Company Common Stock would otherwise be entitled to is equal to or exceeds 0.50; or (ii) no shares of Parent Common Stock if the aggregate amount of fractional shares of Parent Common Stock such holder of Company Common Stock would otherwise be entitled to is less than 0.50, with no cash being paid for any fractional share eliminated by such rounding. Any fractional shares of Parent Preferred Stock that a holder of Company Preferred Stock would otherwise be entitled to receive shall be aggregated with all fractional shares of Parent Preferred Stock issuable to such and any remaining fractional shares shall be, in lieu of such fractional share and upon surrender by such holder of a letter of transmittal in accordance with Section 2.7 and any accompanying documents as required therein, rounded up to the nearest whole share of Parent Preferred Stock.
(d)   All Company Options (including any Service Provider Grants) outstanding immediately prior to the First Effective Time shall be treated in accordance with Section 6.5(a). All Company Warrants outstanding immediately prior to the First Effective Time shall be treated in accordance with Section 6.5(b).
(e)   Each share of common stock, $0.001 par value per share, of First Merger Sub issued and outstanding immediately prior to the First Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, $0.001 par value per share, of the First Step Surviving Corporation. Each book entry share of First Merger Sub evidencing ownership of any such shares shall, as of the First Effective Time, evidence ownership of such shares of common stock of the First Step Surviving Corporation.
(f)   If, between the date of this Agreement and the First Effective Time, the outstanding Company Capital Stock or Parent Capital Stock shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split (including the Nasdaq Reverse Split to the extent such split has not previously been taken into account in calculating the Exchange Ratio), combination or exchange of shares or other like change, the Exchange Ratio shall, to the extent necessary, be equitably adjusted to reflect such change to the extent necessary to provide the holders of Company Capital Stock, Company Options, Company Warrants and Parent Capital Stock with the same economic effect as contemplated by this Agreement prior to such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or other like change; provided, however, that nothing herein will be construed to permit the Company or Parent to take any action with respect to Company Capital Stock or Parent Capital Stock, respectively, that is prohibited or not expressly permitted by the terms of this Agreement.
(g)   At the Second Effective Time, by virtue of the Second Merger and without any action on the part of Parent, the First Step Surviving Corporation, Second Merger Sub or their respective stockholders, each share of the First Step Surviving Corporation issued and outstanding immediately prior to the Second Effective Time shall be canceled and extinguished without any conversion thereof and no payment or distribution shall be made with respect thereto.
2.6   Closing of the Company’s Transfer Books.   At the First Effective Time: (a) all Company Capital Stock outstanding immediately prior to the First Effective Time shall be treated in accordance with Section 2.5(a), and all holders of certificates representing Company Capital Stock that were outstanding immediately prior to the First Effective Time shall cease to have any rights as stockholders of the Company and (b) the stock transfer books of the Company shall be closed with respect to all Company Capital Stock outstanding immediately prior to the First Effective Time. No further transfer of any such Company Capital Stock shall be made on such stock transfer books after the First Effective Time.
2.7   Surrender of Company Capital Stock.
(a)   On or prior to the Closing Date, Parent and the Company shall jointly select a reputable bank, transfer agent or trust company to act as exchange agent in the Merger (the “Exchange Agent”). At the First Effective Time, Parent shall deposit with the Exchange Agent evidence of book-entry shares representing the shares of Parent Capital Stock issuable pursuant to Section 2.5(a) in exchange for Company Capital Stock.
(b)   Promptly after the First Effective Time, the Parties shall cause the Exchange Agent to mail to the Persons who were record holders of shares of Company Capital Stock that were converted into the right to receive the Merger Consideration: (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify (including a provision confirming that delivery of physical stock certificates representing shares of Company Capital Stock, (the “Company Stock Certificates”) shall be effected, and risk of loss and title shall pass, only upon delivery of such Company Stock Certificates to the Exchange Agent) and (ii) instructions for effecting the surrender of Company Stock Certificates, or uncertificated shares of Company Capital Stock, in exchange for book-entry shares of Parent Capital Stock. Upon surrender of a Company Stock Certificate or other reasonable evidence of the ownership of uncertificated Company Capital Stock to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent: (A) the holder of such Company Stock Certificate or uncertificated shares of Company Capital Stock shall be entitled to receive in exchange therefor book-entry shares representing the Merger Consideration (in a number of whole shares of Parent Capital Stock) that such holder has the right to receive pursuant to the provisions of Section 2.5(a) and Section 2.5(c) and (B) the Company Stock Certificate or uncertificated shares of Company Capital Stock so surrendered shall be canceled. Until surrendered as contemplated by this Section 2.7(b), each Company Stock

Certificate or uncertificated shares of Company Capital Stock shall be deemed, from and after the First Effective Time, to represent only the right to receive book-entry shares of Parent Capital Stock representing the Merger Consideration. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the delivery of any shares of Parent Capital Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an applicable affidavit with respect to such Company Stock Certificate and post a bond indemnifying Parent against any claim suffered by Parent related to the lost, stolen or destroyed Company Stock Certificate or any Parent Capital Stock issued in exchange therefor as Parent may reasonably request.
(c)   No dividends or other distributions declared or made with respect to Parent Capital Stock with a record date after the First Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Capital Stock that such holder has the right to receive in the Merger until such holder surrenders such Company Stock Certificate or uncertificated shares of Company Capital Stock or provides an affidavit of loss or destruction in lieu thereof in accordance with this Section 2.7 (at which time such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar Laws, to receive all such dividends and distributions, without interest).
(d)   Any shares of Parent Capital Stock deposited with the Exchange Agent that remain undistributed to holders of Company Stock Certificates as of the date that is 180 days after the Closing Date shall be delivered to Parent upon demand, and any holders of Company Stock Certificates who have not theretofore surrendered their Company Stock Certificates or uncertificated shares of Company Capital Stock in accordance with this Section 2.7 shall thereafter look only to Parent for satisfaction of their claims for Parent Capital Stock and any dividends or distributions with respect to shares of Parent Capital Stock.
(e)   No Person shall be liable to any holder of any Company Stock Certificate or uncertificated shares of Company Capital Stock or to any other Person with respect to any shares of Parent Capital Stock (or dividends or distributions with respect thereto) or for any cash amounts delivered to any public official pursuant to any applicable abandoned property Law, escheat Law or similar Law.
2.8   Calculation of Net Cash and Company Valuation.
(a)   No later than five (5) Business Days before the Closing, Parent will deliver to the Company a schedule (the “Parent Net Cash Schedule”) setting forth, in reasonable detail, Parent’s good faith, estimated calculation of the components of Parent Net Cash, including any Parent Net Cash Lower Amount or Parent Net Cash Upper Amount (the “Parent Net Cash Calculation”) as of 11:59 p.m. on the Business Day prior to the Anticipated Closing Date (the “Cash Determination Time”) prepared and certified by Parent’s chief financial officer (or if there is no chief financial officer at such time, the principal financial and accounting officer for Parent). Parent shall make available to the Company (electronically to the greatest extent possible) as reasonably requested by the Company, the work papers and back-up materials used or useful in preparing the Parent Net Cash Schedule and, if reasonably requested by the Company, Parent’s internal finance personnel and its accountants and counsel at reasonable times and upon reasonable notice. The Parent Net Cash Calculation shall include Parent’s determination, as of the Cash Determination Time, of the defined terms in Section 1.1(a) necessary to calculate the Exchange Ratio. During the period after the delivery of the Parent Net Cash Schedule and prior to the Closing, the Company shall have an opportunity to review the Parent Net Cash Schedule and Parent shall reasonably cooperate with the Company in good faith to respond to any questions regarding the Parent Net Cash Schedule raised by the Company; provided, that this shall in no way limit or otherwise affect the Company’s remedies under this Agreement or otherwise, or constitute an acknowledgement by the Company of the accuracy of the amounts reflected therein.
(b)   No later than five (5) Business Days before the Closing, the Company will deliver to Parent a schedule (the “Company Valuation Schedule”) setting forth, in reasonable detail, the Company’s good faith, estimated calculations of the components of the Company Valuation (the

“Company Valuation Calculation”) and the date of delivery of such schedule being (the “Company Valuation Delivery Date”) as of 11:59 p.m. on the last Business Day prior to the Anticipated Closing Date (the “Company Valuation Determination Time”) prepared and certified by the Company’s chief financial officer (or if there is no chief financial officer at such time, the principal financial and accounting officer for the Company). The Company shall make available to Parent, as reasonably requested by Parent, the work papers and back-up materials used or useful in preparing the Company Valuation Schedule and, if reasonably requested by Parent, the Company’s accountants and counsel at reasonable times and upon reasonable notice. During the period after the delivery of the Company Valuation Schedule and prior to the Closing, Parent shall have an opportunity to review the Company Valuation Schedule and the Company shall reasonably cooperate with Parent in good faith to respond to any questions regarding the Company Valuation Schedule raised by Parent; provided, that this shall in no way limit or otherwise affect the Parent’s remedies under this Agreement or otherwise, or constitute an acknowledgement by Parent of the accuracy of the amounts reflected therein.
(c)   No later than three (3) Business Days after the Cash Determination Time (the last day of such period, the “Response Date”), the Company shall have the right to dispute any part of the Parent Net Cash Calculation by delivering a written notice to that effect to Parent (a “Dispute Notice”). Any Dispute Notice shall identify in reasonable detail and to the extent known the nature and amounts of any proposed revisions to the Parent Net Cash Calculation and will be accompanied by reasonably detailed materials supporting the basis for such revisions.
(d)   No later than three (3) Business Days after the Company Valuation Delivery Date (the last day of such period, the “Company Valuation Response Date”), Parent shall have the right to dispute any part of the Company Valuation Calculation by delivering a written notice to that effect to the Company (a “Company Valuation Dispute Notice”). Any Company Valuation Dispute Notice shall identify in reasonable detail and to the extent known the nature and amounts of any proposed revisions to the Company Valuation Calculation and will be accompanied by reasonably detailed materials supporting the basis for such revisions.
(e)   If, on or prior to the Response Date, the Company notifies Parent in writing that it has no objections to the Parent Net Cash Calculation or, if on the Response Date, the Company fails to deliver a Dispute Notice as provided in Section 2.8(c), then the Parent Net Cash Calculation as set forth in the Parent Net Cash Schedule shall be deemed to have been finally determined for purposes of this Agreement and to represent the Parent Net Cash at the Cash Determination Time for purposes of this Agreement.
(f)   If, on or prior to the Company Valuation Response Date, Parent notifies the Company in writing that it has no objections to the Company Valuation Calculation or, if on the Company Valuation Response Date, Parent fails to deliver a Company Valuation Dispute Notice as provided in Section 2.8(d), then the Company Valuation Calculation as set forth in the Company Valuation Schedule shall be deemed to have been finally determined for purposes of this Agreement and to represent the Company Valuation at the Company Valuation Determination Time for purposes of this Agreement.
(g)   If the Company delivers a Dispute Notice on or prior to the Response Date, then Representatives of Parent and the Company shall promptly meet and attempt in good faith to resolve the disputed item(s) and negotiate an agreed-upon determination of Parent Net Cash, which agreed upon the Parent Net Cash amount shall be deemed to have been finally determined for purposes of this Agreement and to represent the Parent Net Cash at the Cash Determination Time for purposes of this Agreement.
(h)   If Parent delivers a Company Valuation Dispute Notice on or prior to the Company Valuation Response Date, then Representatives of Parent and the Company shall promptly meet and attempt in good faith to resolve the disputed item(s) and negotiate an agreed-upon determination of the components of the Company Valuation, which agreed upon Company Valuation amount shall be deemed to have been finally determined for purposes of this Agreement and to represent the Company Valuation at the Company Valuation Determination Time for purposes of this Agreement.
(i)   If Representatives of Parent and the Company are unable to negotiate an agreed-upon determination of Parent Net Cash as of the Cash Determination Time pursuant to Section 2.8(g) or the components of Company Valuation as of the Company Valuation Determination Time pursuant to Section 2.8(h) within three days after delivery of the Dispute Notice or the Company Valuation Dispute Notice, as applicable, (or such other period as Parent and the Company may mutually agree upon), then any remaining disagreements as to the calculation of Parent Net Cash or Company Valuation shall be referred to an independent auditor of recognized national standing jointly selected by Parent and the Company. If the parties are unable to select an independent auditor within five (5) days, then either Parent or the Company may thereafter request that the Boston, Massachusetts Office of the American Arbitration Association (“AAA”) make such selection (either the independent auditor jointly selected by both parties or such independent auditor selected by the AAA, the “Accounting Firm”). Parent and the Company shall promptly deliver to the Accounting Firm the work papers and back-up materials used in preparing the Parent Net Cash Schedule and the Dispute Notice and the Company Valuation Schedule and the Company Valuation Dispute Notice, and Parent and the Company shall use commercially reasonable efforts to cause the Accounting Firm to make its determination within five (5) Business Days of accepting its selection. Parent and the Company shall be afforded the opportunity to present to the Accounting Firm any material related to the unresolved disputes and to discuss the issues with the Accounting Firm; provided, however, that no such presentation or discussion shall occur without the presence of a Representative of each of Parent and the Company. The determination of the Accounting Firm shall be limited to the disagreements submitted to the Accounting Firm. The determination of the amount of Parent Net Cash or the components of the Company Valuation made by the Accounting Firm shall be made in writing delivered to each of Parent and the Company, shall be final and binding on Parent and the Company and shall (absent manifest error) be deemed to have been finally determined for purposes of this Agreement and to represent the Parent Net Cash at the Cash Determination Time or the components of the Company Valuation at the Company Valuation Determination Time for purposes of this Agreement. The Parties shall delay the Closing until the resolution of the matters described in this Section 2.8(i). The fees and expenses of the Accounting Firm shall be allocated between Parent and the Company in the same proportion that the disputed amount of the Parent Net Cash or the Company Valuation that was unsuccessfully disputed by such Party (as finally determined by the Accounting Firm) bears to the total disputed amount of the Parent Net Cash amount or the components of the Company Valuation. If this Section 2.8(i) applies as to the determination of the Parent Net Cash at the Cash Determination Time or to the determination of the components of the Company Valuation at the Company Valuation Determination Time, as applicable, upon resolution of the matter in accordance with this Section 2.8(i), the Parties shall not be required to determine Parent Net Cash or the Company Valuation again even though the Closing may occur later than the Anticipated Closing Date, except that either Parent and the Company may request a redetermination of Parent Net Cash or the Company Valuation if the Closing Date is more than thirty (30) days after the Anticipated Closing Date.
2.9   Further Action.   If, at any time after the First Effective Time, any further action is determined by the Surviving Entity to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Entity with full right, title and possession of and to all rights and property of the Company, then the officers and directors of the Surviving Entity shall be fully authorized, and shall use their and its commercially reasonable efforts (in the name of the Company, in the name of First Merger Sub, in the name of Second Merger Sub, in the name of the Surviving Entity and otherwise) to take such action.
2.10   Intended Tax Treatment.   The Parties acknowledge and agree that, for U.S. federal (and applicable state and local) income Tax purposes, the Merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”). The Parties adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3.

2.11   Withholding.   Each of the Exchange Agent, Parent and the Surviving Entity shall be entitled to deduct and withhold from any consideration deliverable pursuant to this Agreement to any Person such amounts as are required to be deducted or withheld from such consideration under applicable Law; provided that the Exchange Agent, Parent and the Surviving Entity shall use commercially reasonable efforts to promptly notify such Persons of any intention to withhold any portion of such consideration and cooperate with such Persons to reduce or eliminate any such withholding to the extent permitted by applicable Law. To the extent such amounts are so deducted or withheld and remitted to the appropriate Governmental Authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. All payments made under this agreement that constitute compensation to employees for services for Tax purposes shall be made through the payroll of the Surviving Entity or Parent, as applicable.
2.12   Appraisal Rights.
(a)   Notwithstanding any provision of this Agreement to the contrary, shares of Company Capital Stock that are outstanding immediately prior to the First Effective Time and which are held by stockholders or owned by beneficial owners who have exercised and perfected appraisal rights for such shares of Company Capital Stock in accordance with the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the Merger Consideration described in Section 2.5 attributable to such Dissenting Shares. Such stockholders or beneficial owners shall be entitled to receive payment of the fair value of such shares of Company Capital Stock held by them in accordance with the DGCL, unless and until such stockholders or beneficial owners fail to perfect or effectively withdraw or otherwise lose their appraisal rights under the DGCL. All Dissenting Shares held by stockholders or owned by beneficial owners who shall have failed to perfect or shall have effectively withdrawn or lost their right to appraisal of such shares of Company Capital Stock under the DGCL (whether occurring before, at or after the First Effective Time) shall thereupon be deemed to be converted into and to have become exchangeable for, as of the First Effective Time, the right to receive the Merger Consideration, without interest, attributable to such Dissenting Shares upon their surrender in the manner provided in Sections 2.5 and 2.7.
(b)   The Company shall give Parent prompt written notice of any demands by dissenting stockholders or beneficial owners received by the Company, withdrawals of such demands and any other instruments served on the Company and any material correspondence received by the Company in connection with such demands, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with Parent’s prior written consent, not to be unreasonably withheld, delayed or conditioned, make any payment with respect to, or settle or offer to settle, any such demands, or approve any withdrawal of any such demands or agree to do any of the foregoing.
Section 3.   Representations and Warranties of the Company.
Except as set forth in the written disclosure document delivered by the Company to Parent (the “Company Disclosure Letter”) concurrently with the execution of this Agreement, the Company represents and warrants to Parent and Merger Subs as follows:
3.1   Due Organization; Subsidiaries.
(a)   The Company is a corporation or other legal entity duly incorporated or otherwise organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted, (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used and (iii) to perform its obligations under all Contracts by which it is bound.
(b)   The Company is duly licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions where the nature of its business in the manner in which its business is currently being conducted requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Company Material Adverse Effect.
(c)   The Company has no Subsidiaries and the Company does not own any capital stock or membership interests of, or any equity, ownership or profit sharing interest of any nature in, or controls directly or indirectly, any other Entity. The Company is not and has never otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity. The Company has not agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. The Company has not, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.
3.2   Organizational Documents.   The Company has delivered to Parent accurate and complete copies of the Organizational Documents of the Company. The Company is not in breach or violation of its Organizational Documents in any material respect.
3.3   Authority; Binding Nature of Agreement.   The Company has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the Contemplated Transactions. The Company Board has (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of the Company vote to adopt this Agreement and thereby approve the Contemplated Transactions. This Agreement has been duly executed and delivered by the Company and assuming the due authorization, execution and delivery by Parent, First Merger Sub and Second Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.
3.4   Vote Required.   The affirmative vote (or written consent) of (i) the holders of a majority of the shares of Company Capital Stock outstanding on the record date, voting as a single class on an as-converted basis, and (ii) the holders of a majority of the shares of Company Series Seed Preferred Stock outstanding on the record date and entitled to vote thereon, voting as a separate class, is the only vote of the holders of any class or series of Company Capital Stock necessary to adopt and approve this Agreement and approve the Contemplated Transactions (collectively, the “Required Company Stockholder Vote”).
3.5   Non-Contravention; Consents.
(a)   Subject to obtaining the Required Company Stockholder Vote, compliance with any applicable requirements of the HSR Act (if applicable) and the filing of the Certificate of Merger and Certificate of Designation required by the DGCL or DLLCA, neither (x) the execution, delivery or performance of this Agreement by the Company, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):
(i)   contravene, conflict with or result in a violation of any of the provisions of the Company’s Organizational Documents;
(ii)   contravene, conflict with or result in a material violation of, or give any Governmental Authority or other Person the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Law or any Order by which the Company, or any of the assets owned or used by the Company, is subject;
(iii)   contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the business of the Company, or any of the assets owned, leased or used by the Company;

(iv)   contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Material Contract, or give any Person the right to: (A) declare a default or exercise any remedy under any Company Material Contract, (B) any material payment, rebate, chargeback, penalty or change in delivery schedule under any Company Material Contract, (C) accelerate the maturity or performance of any Company Material Contract or (D) cancel, terminate or modify any term of any Company Material Contract, except in the case of any nonmaterial breach, default, penalty or modification; or
(v)   result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by the Company (except for Permitted Encumbrances).
(b)   Except for (i) the Required Company Stockholder Vote, (ii) the filing of the Certificate of Merger and Certificate of Designation with the Secretary of State of the State of Delaware pursuant to the DGCL or DLLCA, (iii) compliance with any applicable requirements of the HSR Act (if applicable) and (iv) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, the Company was not, is not, nor will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or (y) the consummation of the Contemplated Transactions.
(c)   No state takeover statute or similar Law applies or purports to apply to the Merger, this Agreement, the Company Stockholder Support Agreements or any of the Contemplated Transactions.
3.6   Capitalization.
(a)   The authorized capital stock of the Company consists of (i) 40,000,000 shares of Company Common Stock of which 27,049,180 shares have been issued and are outstanding as of the date hereof and (ii) 20,000,000 shares of Company Preferred Stock, of which 20,000,000 shares have been designated Series Seed Preferred Stock and 20,000,000 have been issued and are outstanding as of the date hereof. The Company does not hold any shares of its capital stock in its treasury. As of the date of this Agreement, the Company’s capital stock is held by the Persons and in the amounts set forth in Section 3.6(a) of the Company Disclosure Letter, which further sets forth for each such Person (i) the name of such Person and the number of shares held, (ii) the class and series of such shares, (iii) the number of the applicable book-entry positions representing such shares or the number of the certificate representing such shares, (iv) whether such Person is or has ever been an employee, and (v) the state of residence of such Person. Each share of Company Preferred Stock is convertible into one share of Company Common Stock. There are no declared or accrued but unpaid dividends with respect to any shares of the Company’s capital stock and the Company has never declared or paid any dividend or other distribution.
(b)   All of the outstanding Company Capital Stock as set out in Section 3.6(a) of the Company Disclosure Letter have been duly authorized and validly issued, and are fully paid and nonassessable and are free of any Encumbrances other than Encumbrances set forth in the Organizational Documents or under applicable securities Laws. None of the outstanding Company Capital Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right and none of the outstanding Company Capital Stock is subject to any right of first refusal in favor of the Company. Except as contemplated herein, there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any Company Capital Stock. The Company is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding Company Capital Stock or other securities. Section 3.6(b) of the Company Disclosure Letter accurately and completely describes all repurchase rights held by the Company with respect to Company Capital Stock (including shares issued pursuant to the exercise of stock options) and specifies which of those repurchase rights are currently exercisable.
(c)   Except for the Company Stock Plans and except as set forth on Section 3.6(c) of the Company Disclosure Letter, the Company does not have any stock option plan or any other plan,

program, agreement or arrangement providing for any equity-based compensation for any Person. Section 3.6(c) of the Company Disclosure Letter sets forth the following information with respect to each Company Option outstanding as of the date hereof: (i) the name of the holder, (ii) the number of shares of Company Common Stock subject to such Company Option as of the date hereof, (iii) the exercise price of such Company Option, (iv) the date on which such Company Option was granted, (v) the applicable vesting schedule, including any acceleration provisions, (vi) the date on which such Company Option expires, (vii) whether such Company Option is intended to be an “incentive stock option” (as defined in the Code) or a nonqualified stock option and (viii) in the case of a Company Option, the plan pursuant to which such Company Option was granted. The Company has made available to Parent accurate and complete copies of equity incentive plans pursuant to which the Company has equity-based awards, the forms of all award agreements evidencing such equity-based awards and evidence of board and stockholder approval of the Company Stock Plans and any amendments thereto.
(d)   Except for the outstanding Company Options or as set forth on Section 3.6(d) of the Company Disclosure Letter, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any Company Capital Stock or other securities of the Company, (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company, (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which the Company is or may become obligated to sell or otherwise issue any Company Capital Stock or any other securities or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company.
(e)   All outstanding Company Capital Stock, Company Options and other securities of the Company have been issued and granted in compliance in all material respects with (i) all applicable securities laws and other applicable Law and (ii) all requirements set forth in applicable Contracts.
(f)   The Company Capital Stock are uncertificated.
3.7   Financial Statements.
(a)   The Company maintains a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Company in conformity with GAAP and to maintain accountability of the Company’s assets, (iii) access to the Company’s assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for the Company’s assets is compared with the existing assets at regular intervals and appropriate action is taken with respect to any differences. The Company maintains internal controls consistent with the practices of similarly situated private companies over financial reporting that provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes.
(b)   Section 3.7(c) of the Company Disclosure Letter lists, and the Company has delivered to Parent accurate and complete copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K under the Exchange Act) effected by the Company.
(c)   There have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer or general counsel of the Company, the Company Board or any committee thereof. Neither the Company nor its independent auditors have identified (i) any significant deficiency or material weakness in the design or operation of the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company, the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any claim or allegation regarding any of the foregoing.
3.8   Absence of Changes.   Except as set forth on Section 3.8 of the Company Disclosure Letter, between the date of its incorporation and the date of this Agreement, the Company has conducted its business only in the Ordinary Course of Business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto) and there has not been any (a) Company Material Adverse Effect or (b) action, event or occurrence that would have required consent of Parent pursuant to Section 5.2(b) of this Agreement had such action, event or occurrence taken place after the execution and delivery of this Agreement.
3.9   Absence of Undisclosed Liabilities.   Since the date of its incorporation, the Company does not have any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any kind, whether accrued, absolute, contingent, matured, unmatured or otherwise (each a “Liability”), except for: (a) Liabilities disclosed, reflected or reserved against (or to be disclosed, reflected or reserved against) in Company Financial Statements, (b) normal and recurring current Liabilities that have been incurred by the Company since the date hereof in the Ordinary Course of Business (none of which relates to any breach of contract, breach of warranty, tort, infringement or violation of Law), (c) Liabilities for performance of obligations of the Company under Company Contracts, (d) Liabilities incurred in connection with the Contemplated Transactions, and (e) Liabilities described in Section 3.9 of the Company Disclosure Letter.
3.10   Title to Assets.   The Company owns and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or tangible assets and equipment used or held for use in its business or operations or purported to be owned by it, including all tangible assets reflected in the books and records of the Company as being owned by the Company. All of such assets are owned or, in the case of leased assets, leased by the Company free and clear of any Encumbrances, other than Permitted Encumbrances.
3.11   Real Property; Leasehold.   The Company does not own and has never owned any real property, nor is the Company party to any agreement to purchase or sell any real property. The Company has made available to Parent (a) an accurate and complete list of all real properties with respect to which the Company directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of or leased by the Company and (b) copies of all leases under which any such real property is possessed (the “Company Real Estate Leases”), each of which is in full force and effect, with no existing material default thereunder by the Company or to the Company’s Knowledge, the other party thereto.
3.12   Intellectual Property.
(a)   Section 3.12(a) of the Company Disclosure Letter is an accurate, true and complete listing of all Company Registered IP.
(b)   Section 3.12(b) of the Company Disclosure Letter accurately identifies (i) all Company Contracts pursuant to which any Company IP Rights are licensed to the Company (other than (A) any non-customized software that (1) is so licensed solely in executable or object code form pursuant to a nonexclusive, internal use software license and other Intellectual Property associated with such software and (2) is not incorporated into, or material to the development, manufacturing or distribution of, any of the Company’s products or services, (B) any Intellectual Property licensed on a nonexclusive basis ancillary to the purchase or use of services, equipment, reagents or other materials, (C) any confidential information provided under confidentiality agreements and (D) agreements between Company and its employees in Company’s standard form thereof) and (ii) whether the license or licenses granted to the Company are exclusive or nonexclusive.
(c)   Section 3.12(c) of the Company Disclosure Letter accurately identifies each Company Contract pursuant to which any Person has been granted any license or covenant not to sue under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Company IP Rights (other than (i) any confidential information provided under confidentiality agreements and (ii) any Company IP Rights nonexclusively licensed to academic collaborators, suppliers or service providers for the sole purpose of enabling such academic collaborator, supplier or service providers to provide services for the Company’s benefit).
(d)   The Company is not bound by, and no Company IP Rights are subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of the Company to use, exploit, assert or enforce any Company IP Rights anywhere in the world.
(e)   The Company exclusively owns all right, title and interest to and in Company IP Rights (other than (i) Company IP Rights licensed to the Company, or co-owned rights each as identified in Section 3.12(e) of the Company Disclosure Letter, (ii) any non-customized software that (A) is licensed to the Company solely in executable or object code form pursuant to a nonexclusive, internal use software license and other Intellectual Property associated with such software and (B) is not incorporated into, or material to the development, manufacturing or distribution of, any of the Company’s products or services and (iii) any Intellectual Property licensed on a nonexclusive basis ancillary to the purchase or use of equipment, reagents or other materials), in each case, free and clear of any Encumbrances (other than Permitted Encumbrances). Without limiting the generality of the foregoing:
(i)   All documents and instruments necessary to register or apply for or renew registration of Company Registered IP have been validly executed, delivered and filed in a timely manner with the appropriate Governmental Authority.
(ii)   Each Person who is or was an employee or contractor of the Company and who is or was involved in the creation or development of any Intellectual Property for the Company has signed a valid, enforceable agreement containing a present assignment of such Intellectual Property to the Company and confidentiality provisions protecting trade secrets and confidential information of the Company.
(iii)   To the Knowledge of the Company, no current or former stockholder, officer, director or employee of the Company has any claim, right (whether currently exercisable, or exercisable in the future) or interest to or in any Company IP Rights purported to be owned by the Company. To the Knowledge of the Company, no employee of the Company is (a) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for the Company or (b) in breach of any Contract with any former employer or other Person concerning Company IP Rights purported to be owned by the Company or confidentiality provisions protecting trade secrets and confidential information comprising Company IP Rights purported to be owned by the Company.
(iv)   No funding, facilities or personnel of any Governmental Authority or any university, college, research institute or other educational institution were used, directly or indirectly, to develop or create, in whole or in part, any Company IP Rights in which the Company has an ownership interest, except for any such funding or use of facilities or personnel that does not result in such Governmental Authority or institution owning such Company IP Rights or the right to receive royalties or other remuneration for the practice of such Company IP Rights as of the date of this Agreement.
(v)   The Company has taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information that the Company holds, or purports to hold, as confidential or a trade secret.
(vi)   The Company has not assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Company IP Rights to any other Person.
(f)   The Company has delivered or made available to Parent, a complete and accurate copy of all Company IP Rights Agreements. With respect to each of the Company IP Rights Agreements: (i) each such agreement is valid and binding on the Company and in full force and effect, (ii) the Company has not received any written notice of termination or cancellation under such agreement, or received any written notice of breach or default under such agreement, which breach has not been cured or waived and (iii) the Company, and to the Knowledge of the Company, no other party to any such agreement, is not in breach or default thereof in any material respect.
(g)   The manufacture, marketing, offering for sale, sale, importation, use or intended use or other disposal of any product as currently sold or under development by the Company does not violate any license or agreement between the Company and any other third party, and, to the Knowledge of the Company, does not infringe or misappropriate any valid and issued Patent right or other Intellectual Property of any other Person, which infringement or misappropriation would reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, no third party is infringing upon any Patents owned by Company within the Company IP Rights, or otherwise violating any Company IP Rights Agreement.
(h)   As of the date of this Agreement, Company is not a party to any Legal Proceeding (including, but not limited to, opposition, interference or other proceeding in any patent or other government office) contesting the validity, enforceability, claim construction, ownership or right to use, sell, offer for sale, license or dispose of any Company IP Rights. The Company has not received any written notice asserting that any Company IP Rights or the proposed use, sale, offer for sale, license or disposition of products, methods or processes claimed or covered thereunder infringes or misappropriates or violates the rights of any other Person or that the Company has otherwise infringed, misappropriated or otherwise violated any Intellectual Property of any Person. None of the Company IP Rights is subject to any outstanding order of, judgment of, decree of or agreement with any Governmental Authority that limits the ability of the Company to exploit any Company IP Rights.
(i)   Each item of Company Registered IP is and at all times has been filed and maintained in compliance in all material respects with all applicable Law and all filings, payments and other actions required to be made or taken to maintain such item of Company Registered IP in full force and effect have been made by the applicable deadline. To the Knowledge of the Company, all Company Registered IP that is issued or granted is valid and enforceable.
(j)   To the Knowledge of the Company, no trademark (whether registered or unregistered) or trade name owned, used or applied for by the Company conflicts or interferes with any trademark (whether registered or unregistered) or trade name owned, used or applied for by any other Person. None of the goodwill associated with or inherent in any trademark (whether registered or unregistered) in which the Company has or purports to have an ownership interest has been impaired as determined by the Company in accordance with GAAP.
(k)   Except as set forth in Sections 3.12(b), 3.12(c) or 3.12(k) of the Company Disclosure Letter or as contained in “off-the-shelf” license agreements entered into in the Ordinary Course of Business by the Company, (i) the Company is not bound by any Contract to indemnify, defend, hold harmless or reimburse any other Person with respect to any Intellectual Property infringement, misappropriation, or similar claim which is material to the Company, taken as a whole and (ii) the Company has never assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation, or violation of any Intellectual Property right, which assumption, agreement or responsibility remains in force as of the date of this Agreement.
(l)   The Company is not party to any Contract that, as a result of such execution, delivery and performance of this Agreement, will cause the grant of any license or other right to any Company IP Rights, result in breach of, default under or termination of such Contract with respect to any Company IP Rights, or impair the right of the Company or the Surviving Entity and its Subsidiaries to use, sell or license or enforce any Company IP Rights or portion thereof, except for the occurrence of any such grant or impairment that would not individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.
3.13   Agreements, Contracts and Commitments.
(a)   Section 3.13(a) of the Company Disclosure Letter lists the following Company Contracts in effect as of the date of this Agreement (each, a “Company Material Contract” and collectively, the “Company Material Contracts”):

(i)   each Company Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business;
(ii)   each Company Contract containing (A) any covenant limiting the freedom of the Company or the Surviving Entity to engage in any line of business or compete with any Person, or limiting the development, manufacture or distribution of the Company’s products or services (B) any most-favored pricing arrangement, (C) any exclusivity provision or (D) any non-solicitation provision;
(iii)   each Company Contract (A) pursuant to which any Person granted the Company an exclusive license under any Intellectual Property, or (B) pursuant to which the Company granted any Person an exclusive license under any Company IP Rights;
(iv)   each Company Contract relating to capital expenditures and requiring payments after the date of this Agreement in excess of $100,000 pursuant to its express terms and not cancelable without penalty;
(v)   each Company Contract containing any royalty, dividend or similar arrangement based on the revenues or profits of the Company, any of its Subsidiaries, or of a product;
(vi)   each Company Contract relating to the disposition or acquisition of material assets or any ownership interest in any Entity, in each case, involving payments in excess of $100,000 after the date of this Agreement;
(vii)   each Company Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit in excess of $100,000 or creating any material Encumbrances with respect to any assets of the Company or any loans or debt obligations with officers or directors of the Company;
(viii)   each Company Contract requiring payment by or to the Company after the date of this Agreement in excess of $100,000 pursuant to its express terms relating to: (A) any distribution agreement (identifying any that contain exclusivity provisions), (B) any agreement involving provision of services or products with respect to any pre-clinical or clinical development activities of the Company, (C) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which the Company has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which the Company has continuing obligations to develop any Intellectual Property that will not be owned, in whole or in part, by the Company or (D) any Contract to license any patent, trademark registration, service mark registration, trade name or copyright registration to or from any third party to manufacture or produce any product, service or technology of the Company or any Contract to sell, distribute or commercialize any products or service of the Company, in each case, except for Company Contracts entered into in the Ordinary Course of Business;
(ix)   each Company Contract with any Person, including any financial advisor, broker, finder, investment banker or other Person, providing advisory services to the Company in connection with the Contemplated Transactions and requiring payments by Company after the date in this Agreement in excess of $100,000 pursuant to its express terms;
(x)   each Company Contract to which the Company is a party or by which any of its assets and properties is currently bound, which involves annual obligations of payment by, or annual payments to, the Company in excess of $100,000;
(xi)   each Company Contract entered into in settlement of any Legal Proceeding or other dispute pursuant to which the Company or any of its Subsidiaries has outstanding obligations to pay consideration in excess of $100,000;
(xii)   any other Company Contract that is not terminable at will (with no penalty or payment) by the Company, and (A) which involves payment or receipt by the Company after the date of this Agreement under any such agreement, contract or commitment of more than $100,000 in the aggregate, or obligations after the date of this Agreement in excess of $100,000 in the aggregate or (B) that is material to the business or operations of the Company taken as a whole; or
(xiii)   Company Real Estate Leases.
(b)   The Company has delivered or made available to Parent accurate and complete copies of all Company Material Contracts, including all amendments thereto. There are no Company Material Contracts that are not in written form. The Company has not, nor to the Company’s Knowledge, as of the date of this Agreement has any other party to a Company Material Contract, breached, violated or defaulted under, or received notice that it breached, violated or defaulted under, any of the terms or conditions of any Company Material Contract in such a manner, and, if such Company Material Contract provides for a cure period, the Company or such other party fails to have cured such breach, violation or default, so that any other party or the Company, as the case may be, is permitted to modify, cancel or terminate any such Company Material Contract, or would permit any other party to seek damages which would reasonably be expected to have a Company Material Adverse Effect. As to the Company, as of the date of this Agreement, each Company Material Contract is valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions. No Person is renegotiating, or has a right pursuant to the terms of any Company Material Contract to change, any material amount paid or payable to the Company under any Company Material Contract or any other material term or provision of any Company Material Contract.
3.14   Compliance; Permits; Restrictions.
(a)   The Company is, and has been in material compliance with all applicable Laws. No investigation, claim, suit, proceeding, audit, Order or other Legal Proceeding or action by any Governmental Authority is pending or, to the Knowledge of the Company, threatened against the Company. There is no agreement or Order binding upon the Company which (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company, any acquisition of material property by the Company or the conduct of business by the Company as currently conducted, (ii) is reasonably likely to have an adverse effect on the Company’s ability to comply with or perform any covenant or obligation under this Agreement or (iii) is reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with the Contemplated Transactions.
(b)   Except for matters regarding the U.S. Food and Drug Administration (or any successor agency thereto) (“FDA”) or other comparable Governmental Authority responsible for regulation of the development, testing, manufacturing, processing, storage, labeling, sale, marketing, advertising, distribution and importation or exportation of drug or medical device products (“Drug/Device Regulatory Agency”), the Company holds all required Governmental Authorizations for the operation of the business of the Company as currently conducted (the “Company Permits”). Section 3.14(b) of the Company Disclosure Letter identifies each Company Permit. The Company is in material compliance with the terms of the Company Permits. No Legal Proceeding is pending or, to the Knowledge of the Company, threatened, which seeks to revoke, substantially limit, suspend or materially modify any Company Permit. The rights and benefits of each Company Permit will be available to the Surviving Entity or its Subsidiaries, as applicable, immediately after the Second Effective Time on terms substantially identical to those enjoyed by the Company as of the date of this Agreement and immediately prior to the First Effective Time.
(c)   There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened with respect to an alleged violation by the Company of the Federal Food, Drug, and Cosmetic Act (“FDCA”), the Public Health Service Act (“PHSA”), FDA regulations adopted thereunder, the Controlled Substances Act or any other similar Law promulgated by a Drug/Device Regulatory Agency.
(d)   The Company holds all required Governmental Authorizations issuable by any Drug/Device Regulatory Agency necessary for the conduct of the business of the Company as currently conducted, and the development, testing, manufacturing, processing, storage, labeling, sale, marketing, advertising, distribution and importation or exportation, as currently conducted, of any of its products or product candidates (the “Company Product Candidates”) (collectively, the “Company Regulatory Permits”) and no such Company Regulatory Permit has been (i) revoked, withdrawn, suspended, cancelled or terminated or (ii) modified in any adverse manner, other than immaterial adverse modifications. Section 3.14(d) of the Company Disclosure Letter identifies each Company Regulatory Permit. The Company has timely maintained and is in compliance in all material respects with the Company Regulatory Permits and has not received any written notice or correspondence or, to the Knowledge of the Company, other communication from any Drug/Device Regulatory Agency regarding (A) any material violation of or failure to comply materially with any term or requirement of any Company Regulatory Permit or (B) any revocation, withdrawal, suspension, cancellation, termination or material modification of any Company Regulatory Permit. The Company has made available to Parent all information requested by Parent in the Company’s possession or control relating to material Company Product Candidates and the development, testing, manufacturing, processing, storage, labeling, sale, marketing, advertising, distribution and importation or exportation of the Company Product Candidates, including but not limited to complete copies of the following (to the extent there are any): (x) adverse event reports; preclinical, clinical and other study reports and material study data; inspection reports, notices of adverse findings, untitled letters, warning letters, filings and letters and other written correspondence to and from any Drug/Device Regulatory Agency; and meeting minutes with any Drug/Device Regulatory Agency and (y) similar reports, material study data, notices, letters, filings, correspondence and meeting minutes with any other Governmental Authority. All such information is accurate and complete in all material respects.
(e)   All clinical, preclinical and other studies and tests conducted by or on behalf of, or sponsored by, the Company, or in which the Company or its current products or product candidates, including the Company Product Candidates, have participated, were, and, if still pending, are being conducted in accordance in all material respects with standard medical and scientific research procedures, in accordance in all material respects with the applicable protocols and in compliance in all material respects with the applicable regulations of the Drug/Device Regulatory Agencies and other applicable Law, including 21 C.F.R. Parts 11, 50, 54, 56, 58, 312 and 812. The Company has not received any written notices, correspondence or other communications from any Drug/Device Regulatory Agency, Governmental Authority, institutional review board, ethics committee or safety monitoring committee requiring, or to the Knowledge of the Company threatening to initiate, any action to place a clinical hold order on, or otherwise terminate, delay or suspend any clinical studies conducted by or on behalf of, or sponsored by, the Company or in which the Company or its current products or product candidates, including the Company Product Candidates, have participated. Further, no clinical investigator, researcher or clinical staff participating in any clinical study conducted by or, to the Knowledge of the Company, on behalf of the Company has been disqualified from participating in studies involving the Company Product Candidates, and to the Knowledge of the Company, no such administrative action to disqualify such clinical investigators, researchers or clinical staff has been threatened or is pending.
(f)   The Company is not, and to the Knowledge of the Company, no contract manufacturer with respect to any Company Product Candidate, is the subject of any pending or, to the Knowledge of the Company, threatened investigation in respect of its business or products, including Company Product Candidates, by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto or by any other Drug/Device Regulatory Agency under a comparable policy. The Company has not, and to the Knowledge of the Company, no contract manufacturer, nor their respective officers, employees or agents, with respect to any Company Product Candidate has committed any acts, made any statement or failed to make any statement, in each case in respect of its business or products that would violate the FDA’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy, and any amendments thereto or a comparable policy of any other Drug/Device Regulatory Agency. None of the Company, and to the Knowledge of the Company, any contract manufacturer with respect to any Company Product Candidate, or any of their respective officers, employees or agents is currently or has been debarred, convicted of any crime or is engaging or has engaged in any conduct that could result in a debarment or exclusion under (i) 21 U.S.C. Section 335a or (ii) any similar applicable Law. To the Knowledge of the Company, no debarment or exclusionary claims, actions, proceedings or investigations in respect of their business or products are pending or threatened against the Company, and to the Knowledge of the Company, any contract manufacturer with respect to any Company Product Candidate, or any of their respective officers, employees or agents.
(g)   All manufacturing operations conducted by, or to the Knowledge of the Company, for the benefit of the Company in connection with any Company Product Candidate have been and are being conducted in compliance in all material respects with applicable Laws, including the FDA’s standards for current good manufacturing practices, including applicable requirements contained in 21 C.F.R. Parts 210, 211 and 600-610 and the respective counterparts thereof promulgated by Governmental Authorities in countries outside the United States.
(h)   Neither the Company nor, to the Knowledge of the Company, any manufacturing site of a contract manufacturer or laboratory, with respect to any Company Product Candidate, (i) is subject to a Drug/Device Regulatory Agency shutdown or import or export prohibition or (ii) has received any Form FDA 483, notice of violation, warning letter, untitled letter or similar correspondence or notice from the FDA or other Drug/Device Regulatory Agency alleging or asserting noncompliance with any applicable Law, in each case, that have not been complied with or closed to the satisfaction of the relevant Drug/Device Regulatory Agency, and, to the Knowledge of the Company, neither the FDA nor any other Drug/Device Regulatory Agency is considering such action.
3.15   Legal Proceedings; Orders.
(a)   There is no pending Legal Proceeding and, to the Knowledge of the Company, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves the Company or any of its Subsidiaries or any Company Associate (in his or her capacity as such) or any of the material assets owned or used by the Company or any of its Subsidiaries or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions.
(b)   There is no Order to which the Company or any of its Subsidiaries, or any of the material assets owned or used by the Company or any of its Subsidiaries, is subject. To the Knowledge of the Company, no officer or Company Key Employee is subject to any Order that prohibits such officer or Company Key Employee from engaging in or continuing in any conduct, activity or practice relating to the Company or any of its Subsidiaries or any material assets owned or used by the Company or any of its Subsidiaries.
3.16   Tax Matters.
(a)   The Company has timely filed (or caused to be timely filed) all income Tax Returns and all other material Tax Returns required to be filed by the Company under applicable Law (taking into account any applicable extensions). All such Tax Returns were true, correct and complete in all material respects. Subject to exceptions as would not be material, no claim has been made by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that the Company is subject to taxation by that jurisdiction.
(b)   All material amounts of Taxes due and owing by the Company (whether or not shown on any Tax Return) have been timely paid (taking into account any applicable extensions).
(c)   The Company has withheld and paid to the appropriate Governmental Authority all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.
(d)   There are no Encumbrances for a material amount of Taxes (other Encumbrances described in clause (a) of the definition of “Permitted Encumbrances”) upon any of the assets of the Company.

(e)   No deficiencies for a material amount of Taxes with respect to the Company have been claimed, proposed or assessed by any Governmental Authority in writing that have not been timely paid in full. There are no pending (or, based on written notice, threatened) material audits, assessments, examinations or other actions for or relating to any liability in respect of Taxes of the Company. The Company has not granted a waiver of any statute of limitations in respect of a material amount of Taxes or an extension of time with respect to a material Tax assessment or deficiency that, in each case, is currently in effect.
(f)   The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code in the last five (5) years.
(g)   The Company is not a party to any Tax allocation, Tax sharing or similar agreement (including indemnity arrangements), other than customary commercial Contracts entered into in the Ordinary Course of Business the primary purpose of which does not relate to Tax (an “Ordinary Course Agreement”).
(h)   The Company has not been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which is the Company). The Company has no Liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, or by Contract (other than an Ordinary Course Agreement).
(i)   The Company has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.
(j)   The Company has not entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations Sections 1.6011-4(b)(2) or 301.6111-2(b)(2).
(k)   The Company is not aware of any facts or circumstances and has not taken or agreed to take any action, in each case, that would reasonably be expected to prevent or impede the Intended Tax Treatment.
3.17   Employee and Labor Matters; Benefit Plans.
(a)   The Company has made available to Parent a list (on an anonymized basis) setting forth, for each Company Associate who is an employee of the Company or any of its Subsidiaries, whether full- or part-time, such employee’s annual salary (or if hourly, hourly rate), most recent annual bonus received, and current annual bonus opportunity. No Company Key Employee has indicated to the Company, or any of its Subsidiaries, that he or she intends to resign or retire as a result of the transactions contemplated by this Agreement or otherwise. The Company has made available to Parent a list (on an anonymized basis) setting forth, for each Company Associate who is an individual independent contractor engaged by the Company, such contractor’s rate of compensation.
(b)   The employment of the Company’s and each of its Subsidiaries’ employees is terminable by the Company and/or its applicable Subsidiary at will. The Company has made available to Parent accurate and complete copies of all employee manuals and handbooks, to the extent currently effective and material.
(c)   Neither the Company nor any of its Subsidiaries is a party to, bound by the terms of, and does not have a duty to bargain under, any collective bargaining agreement or other Contract with a labor organization representing its employees, and there are no labor organizations representing or, to the Knowledge of the Company, purporting to represent or seeking to represent any employees of the Company.
(d)   Section 3.17(d) of the Company Disclosure Letter lists all Company Employee Plans (other than employment arrangements which are terminable “at will” without any contractual obligation on the part of the Company or any of its Subsidiaries to make any severance, termination, change in control or similar payment and that are substantively identical to the employment arrangements made available to Parent).

(e)   Each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter with respect to such qualified status from the IRS. To the Knowledge of the Company, nothing has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Employee Plan or the exempt status of any related trust.
(f)   Each Company Employee Plan has been established, maintained and operated in compliance, in all material respects, with its terms all applicable Law, including, without limitation, the Code, ERISA and the Affordable Care Act. No Legal Proceeding (other than those relating to routine claims for benefits) is pending or, to the Knowledge of the Company, threatened with respect to any Company Employee Plan. All payments and/or contributions required to have been made with respect to all Company Employee Plans either have been made or have been accrued in accordance with the terms of the applicable Company Employee Plan and applicable Law.
(g)   Neither the Company nor any of its ERISA Affiliates maintains, contributes to or is required to contribute to, or has, in the past six (6) years, maintained, contributed to or been required to contribute to (i) any “employee benefit plan” that is or was subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) a Multiemployer Plan, (iii) any funded welfare benefit plan within the meaning of Section 419 of the Code, (iv) any Multiple Employer Plan, or (v) any Multiple Employer Welfare Arrangement. Neither the Company nor any of its ERISA Affiliates has ever incurred any liability under Title IV of ERISA.
(h)   No Company Employee Plan provides for, and neither the Company nor any of its Subsidiaries has promised to provide any, medical or other welfare benefits to any service provider beyond termination of service or retirement, other than (i) pursuant to COBRA or an analogous state law requirement or (ii) continuation coverage through the end of the month in which such termination or retirement occurs. The Company does not sponsor or maintain any self-funded medical or long-term disability benefit plan.
(i)   No Company Employee Plan is subject to any law of a foreign jurisdiction outside of the United States.
(j)   Each Company Employee Plan that constitutes in any part a “nonqualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Code and the guidance thereunder) (each, a “Company 409A Plan”) has been operated and maintained in all material respects in operational and documentary compliance with the requirements of Section 409A of the Code and the applicable guidance thereunder. No payment to be made under any Company 409A Plan is or, when made in accordance with the terms of the Company 409A Plan, will be subject to the penalties of Section 409A(a)(1) of the Code.
(k)   The Company and each of its Subsidiaries is, and has been, in material compliance with all applicable federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, worker classification, tax withholding, prohibited discrimination, retaliation and harassment, equal employment, fair employment practices, meal and rest periods, immigration status, employee and workplace safety and health, wages (including overtime wages), compensation, hours of work, “plant closings” and “mass layoffs” within the meaning of the Worker Adjustment and Retraining Act of 1988 or similar state or local law (the “WARN Act”), labor practices or disputes, restrictive covenants, employment agreements, workers’ compensation and long-term disability policies, leaves of absence and worker privacy (collectively, “Employment-Related Laws”), and in each case, with respect to employees of the Company and any of its Subsidiaries: (i) has withheld and reported all material amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees, (ii) is not liable for any material amounts of arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing and (iii) is not liable for any material payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business). There are no material Legal Proceedings, claims, labor disputes or organizing activities, or grievances pending or, to the Knowledge of the Company, threatened or reasonably anticipated against or involving the Company or any of its Subsidiaries or any trustee of the Company or any of its Subsidiaries relating to any employee, contingent worker, director, employment agreement or Employee Plan (other than routine claims for benefits) or Employment-Related Laws. To the Knowledge of the Company, there are no material pending or threatened or reasonably anticipated claims or actions against the Company, any trustee or any trustee of any Subsidiary of the Company under any workers’ compensation policy or long-term disability policy. The Company is not a party to a conciliation agreement, consent decree or other agreement or Order with any federal, state or local agency or Governmental Authority with respect to employment practices.
(l)   The Company has no material liability with respect to any misclassification, since its incorporation, of: (i) any Person as an independent contractor rather than as an employee, (ii) any employee leased from another employer or (iii) any employee currently or formerly classified as exempt from overtime wages. Neither the Company nor any of its Subsidiaries has taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act, issued any notification of a plant closing or mass layoff required by the WARN Act (nor has the Company or any of its Subsidiaries been under any requirement or obligation to issue any such notification), or incurred any liability or obligation under the WARN Act that remains unsatisfied.
(m)   To the Company’s Knowledge, there has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, job action, union, organizing activity, question concerning representation or any similar activity or dispute, by or with respect to any Company Associates. No event has occurred within the past six months, and no condition or circumstance exists, that, to the Company’s Knowledge, might directly or indirectly be likely to give rise to or provide a basis for the commencement of any such strike, slowdown, work stoppage, lockout, job action, union organizing activity, question concerning representation or any similar activity or dispute.
(n)   Neither the Company nor any of its Subsidiaries is, nor has the Company nor any of its Subsidiaries been, engaged in any material unfair labor practice within the meaning of the National Labor Relations Act. There is no material Legal Proceeding, claim, labor dispute or grievance pending or, to the Knowledge of the Company, threatened or reasonably anticipated relating to any employment contract, privacy right, labor dispute, wages and hours, leave of absence, plant closing notification, workers’ compensation policy, long-term disability policy, harassment, retaliation, immigration, employment statute or regulation, safety or discrimination matter involving any current or former employee of the Company or any of its Subsidiaries including charges of unfair labor practices or discrimination complaints.
(o)   There is no contract, agreement, plan or arrangement to which the Company or any of its Subsidiaries is a party or by which it is bound to compensate any of its employees or other service providers for any income or excise taxes paid pursuant to the Code, including, but not limited to, Section 4999 or Section 409A of the Code.
(p)   Neither the Company nor any of its Subsidiaries is a party to any Contract that as a result of the execution and delivery of this Agreement, the stockholder approval of this Agreement, nor the consummation of the transactions contemplated hereby, could (either alone or in conjunction with any other event) result in, or cause the accelerated vesting, payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or other service provider of the Company or any of its Subsidiaries.
3.18   Environmental Matters.   The Company has complied with all applicable Environmental Laws, which compliance includes the possession by the Company of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except for any failure to be in compliance that, individually or in the aggregate, would not result in a Company Material Adverse Effect. The Company has not received any written notice or other communication (in writing or otherwise), whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that the Company is not in compliance with any Environmental Law and, to the Knowledge of the Company, there are no circumstances that may prevent or interfere with the Company’s compliance with any Environmental Law in the future, except where such failure to comply would not reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company: (i) no current or prior owner of any property leased or controlled by the Company has received any written notice or other communication relating to property owned or leased at any time by the Company, whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that such current or prior owner or the Company is not in compliance with or violated any Environmental Law relating to such property and (ii) the Company has no material liability under any Environmental Law. The Company has made available all environmental site assessments, environmental audits and other material environmental documents in the Company’s possession or control relating to the Company, including the Company’s business and current or former facilities.
3.19   Insurance.   The Company has delivered to Parent accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of the Company. Each of such insurance policies is in full force and effect and the Company is in compliance in all material respects with the terms thereof. Other than customary end of policy notifications from insurance carriers, the Company has not received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy or (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy. The Company has provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending against the Company, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed the Company of its intent to do so.
3.20   No Financial Advisors.   Except as set forth on Section 3.20 of the Company Disclosure Letter, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of the Company.
3.21   Transactions with Affiliates.   Section 3.21 of the Company Disclosure Letter describes any material transactions or relationships between, on one hand, the Company and, on the other hand, any (a) executive officer or director of the Company or any of such executive officer’s or director’s immediate family members, (b) owner of more than 5% of the voting power of the outstanding Company Capital Stock or (c) to the Knowledge of the Company, any “related person” (within the meaning of Item 404 of Regulation S-K under the Securities Act) of any such officer, director or owner (other than the Company) in the case of each of (a), (b) or (c) that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.
3.22   Privacy and Data Security.   The Company is and has at all times been in compliance with all applicable Privacy Laws and the applicable terms of any Company Contracts governing privacy, data protection, data security, trans-border data flow, data loss, data theft, or breach notification, data localization, sending solicited or unsolicited electronic mail or text messages, cookies or other tracking technology, or the collection, handling, use, maintenance, storage, disclosure, transfer, or other processing of, Personal Information (including any such information of individuals, clinical trial participants, patients, patient family members, caregivers or advocates, physicians and other health care professionals, clinical trial investigators, researchers, pharmacists that interact with the Company in connection with the operation of the Company’s business), except, in each case, for such noncompliance as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, the Company (i) has implemented and maintains reasonable written policies and procedures that materially comply with applicable Privacy Laws and are designed to protect the privacy and security of Personal Information (the “Privacy Policies”) and (ii) has complied with such Privacy Policies, except for such noncompliance as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, no Legal Proceeding has been asserted or threatened against the Company by any Person alleging a violation of Privacy Laws, Privacy Policies, or the applicable terms of any Company Contracts governing privacy, data protection, data security, trans-border data flow, data loss, data theft, or breach notification, data localization, sending solicited or unsolicited electronic mail or text messages, cookies or other tracking technology, or the collection, handling, use, maintenance, storage, disclosure, transfer, or other processing of, Personal Information. To the Knowledge of the Company, there have been no data security incidents or data breaches or other adverse events or incidents that have resulted in any unauthorized access, use, disclosure, modification or destruction of, Personal Information or other data in the possession or control of the Company or any service provider acting on behalf of the Company, in each case, where such incident, breach or event resulted in a notification obligation to any Person under applicable Law or pursuant to the terms of any Company Contract.
3.23   Ownership of Parent Capital Stock.   None of the Company, their directors or, to the knowledge of the Company, any of its officers, Affiliates, or employees of the Company or any of its controlled Affiliates (a) has owned any shares of Parent’s capital stock; or (b) has been an “interested stockholder” (as defined in Section 203 of the DGCL) of Parent, in each case during the three years prior to the date hereof.
3.24   No Other Representations or Warranties.   The Company hereby acknowledges and agrees that, except for the representations and warranties contained in this Agreement, neither Parent nor any other person on behalf of Parent makes any express or implied representation or warranty with respect to Parent or with respect to any other information provided to the Company, any of its stockholders or any of their respective Affiliates in connection with the Contemplated Transactions, and (subject to the express representations and warranties of Parent set forth in Section 4 (in each case as qualified and limited by the Parent Disclosure Letter)) none of the Company, or any of its Representatives or stockholders, has relied on any such information (including the accuracy or completeness thereof).
Section 4.   Representations and Warranties of Parent, First Merger and Second Merger Sub.
Except (i) as set forth in the written disclosure document delivered by Parent to the Company (the “Parent Disclosure Letter”) concurrently with the execution of this Agreement or (ii) as disclosed in the Parent SEC Documents filed with the SEC prior to the date hereof and publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval system (but (A) without giving effect to any amendment thereof filed with, or furnished to the SEC on or after the date hereof and (B) excluding any disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature), it being understood that any matter disclosed in the Parent SEC Documents shall be deemed to be disclosed in a section of the Parent Disclosure Letter only to the extent that is readily apparent from a reading of such Parent SEC Documents that is applicable to such section or subsection of the Parent Disclosure Letter, Parent, First Merger Sub and Second Merger Sub represent and warrant to the Company as follows:
4.1   Due Organization; Subsidiaries.
(a)   Each of Parent, First Merger Sub and Second Merger Sub is a corporation duly incorporated or formed, as applicable, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation, as applicable, and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted, (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used and (iii) to perform its obligations under all Contracts by which it is bound. Since the date of its incorporation, Merger Subs have not engaged in any activities other than in connection with or as contemplated by this Agreement.
(b)   Each of Parent and its Subsidiaries is licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions where the nature of its business in the manner in which its business is currently being conducted requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Parent Material Adverse Effect.

(c)   Parent has no Subsidiaries other than Merger Subs and except as set forth on Section 4.1(c) of the Parent Disclosure Letter, Parent does not own any capital stock of, or any equity ownership or profit sharing interest of any nature in, or control directly or indirectly, any other Entity other than Merger Subs. Except as set forth on Section 4.1(c) of the Parent Disclosure Letter, Parent is not and has not otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity. Parent has not agreed and is not obligated to make, nor is Parent bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Parent has not, at any time, been a general partner of, and has not otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.
4.2   Organizational Documents.   Parent has delivered to the Company accurate and complete copies of Parent’s Organizational Documents. Parent is not in breach or violation of its Organizational Documents in any material respect.
4.3   Authority; Binding Nature of Agreement.   Parent and each Merger Sub has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the Contemplated Transactions. The Parent Board has: (a) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Parent and its stockholders, (b) approved and declared advisable this Agreement and the Contemplated Transactions, including the issuance of shares of Parent Capital Stock to the stockholders of the Company pursuant to the terms of this Agreement and (c) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of Parent vote to approve the Contemplated Transactions, and, if deemed necessary by Parent and the Company, the amendment to the certificate of incorporation of the Parent to (i) change the name of Parent to “Crescent Biopharma, Inc.”, (ii) effect the Nasdaq Reverse Split and (iii) make such other changes as are mutually agreeable to Parent and the Company pursuant to the terms of this Agreement. The First Merger Sub Board (by unanimous written consent) has: (x) determined that the Contemplated Transactions are fair to, advisable and in the best interests of First Merger Sub and its sole stockholder, (y) deemed advisable and approved this Agreement and the Contemplated Transactions and (z) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholder of First Merger Sub vote to adopt this Agreement and thereby approve the Contemplated Transactions. The sole member of Second Merger Sub (by unanimous written consent) has: (A) determined that the Contemplated Transactions are fair to, advisable, and in the best interests of Second Merger Sub and the sole member; and (B) deemed advisable and approved this Agreement and the Contemplated Transactions. This Agreement has been duly executed and delivered by Parent and Merger Subs and, assuming the due authorization, execution and delivery by the Company and the accuracy of the representation in Section 3.23, constitutes the legal, valid and binding obligation of Parent and Merger Subs, enforceable against each of Parent and Merger Subs in accordance with its terms, subject to the Enforceability Exceptions.
4.4   Vote Required.   Assuming the accuracy of the representation in Section 3.23, the affirmative vote of a majority of the shares of Parent Common Stock properly cast at the Parent Stockholder Meeting is the only vote of the holders of any class or series of Parent’s capital stock necessary to approve this Agreement and thereby approve the Contemplated Transactions and clauses (i), (ii) and (iii) of the definition of “Parent Charter Amendment” (collectively, the “Required Parent Stockholder Vote”).
4.5   Non-Contravention; Consents.
(a)   Subject to obtaining the Required Parent Stockholder Vote, compliance with any applicable requirements of the HSR Act (if applicable) and the filing of the Certificate of Merger and Certificate of Designation required by the DGCL or DLLCA, and assuming the accuracy of the representation in Section 3.23, neither (x) the execution, delivery or performance of this Agreement by Parent or Merger Subs, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):
(i)   contravene, conflict with or result in a violation of any of the provisions of the Organizational Documents of Parent or its Subsidiaries;

(ii)   contravene, conflict with or result in a material violation of, or give any Governmental Authority or other Person the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Law or any Order to which Parent or its Subsidiaries or any of the assets owned or used by Parent or its Subsidiaries, is subject;
(iii)   contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Parent or its Subsidiaries or that otherwise relates to the business of Parent, or any of the assets owned, leased or used by Parent;
(iv)   contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Parent Material Contract, or give any Person the right to: (A) declare a default or exercise any remedy under any Parent Material Contract, (B) any material payment, rebate, chargeback, penalty or change in delivery schedule under any such Parent Material Contract, (C) accelerate the maturity or performance of any Parent Material Contract or (D) cancel, terminate or modify any term of any Parent Material Contract, except in the case of any nonmaterial breach, default, penalty or modification; or
(v)   result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by Parent or its Subsidiaries (except for Permitted Encumbrances).
(b)   Except for (i) any Consent set forth on Section 4.5(a) of the Parent Disclosure Letter under any Parent Contract, (ii) the Required Parent Stockholder Vote, (iii) the filing of the Certificate of Merger and Certificate of Designation with the Secretary of State of the State of Delaware pursuant to the DGCL or DLLCA, (iv) compliance with any applicable requirements of the HSR Act (if applicable) and (v) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, and assuming the accuracy of the representation in Section 3.23, neither Parent nor any of its Subsidiaries was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or (y) the consummation of the Contemplated Transactions.
(c)   Assuming the accuracy of the representation in Section 3.23, the Parent Board and the First Merger Sub Board have taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Contemplated Transactions. No other state takeover statute or similar Law applies or purports to apply to the Merger, this Agreement or any of the other Contemplated Transactions.
4.6   Capitalization.
(a)   The authorized capital stock of Parent consists of (i) 150,000,000 shares of Parent Common Stock of which 64,483,958 shares have been issued and are outstanding as of September 30, 2024 (the “Capitalization Date”) and (ii) 5,000,000 shares of Parent Preferred Stock, par value $0.001 per share, of which none have been designated. No shares of Parent Preferred Stock have been issued and are outstanding as of the Capitalization Date. Parent does not hold any shares of its capital stock in its treasury.
(b)   All of the outstanding shares of Parent Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable and are free of any Encumbrances other than Encumbrances set forth in the Organizational Documents or under applicable securities Laws. None of the outstanding shares of Parent Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right and none of the outstanding shares of Parent Common Stock is subject to any right of first refusal in favor of Parent. Except as contemplated herein, there is no Parent Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Parent Common Stock. Parent is not under any obligation, nor is Parent bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Parent Common Stock or other securities. Section 4.6(b) of the Parent Disclosure Letter accurately and completely describes all repurchase rights held by Parent with respect to shares of Parent Common Stock (including shares issued pursuant to the exercise of stock options) and specifies which of those repurchase rights are currently exercisable.
(c)   Except for the Parent 2003 Stock Incentive Plan, the Parent 2013 Equity Incentive Plan and the Parent 2020 Inducement Plan (each as may be amended from time to time, collectively, the “Parent Stock Plans”) and except as set forth on Section 4.6(c) of the Parent Disclosure Letter, Parent does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. As of the Capitalization Date, Parent has reserved 14,257,627 shares of Parent Common Stock for issuance under the Parent Stock Plans, of which 13,163,469 shares have been issued and are currently outstanding, 117,157 shares have been reserved for issuance upon exercise or settlement of Parent Options and Parent Restricted Stock Units, as applicable, granted under the Parent Stock Plans, and 977,001 shares remain available for future issuance pursuant to the Parent Stock Plans. As of the Capitalization Date, Parent has reserved 3,554,364 shares of Parent Common Stock for future issuance pursuant to the Parent ESPP (of which 0 shares have been issued and are currently outstanding). Section 4.6(c) of the Parent Disclosure Letter sets forth the following information with respect to each Parent Option outstanding as of the Capitalization Date, as applicable: (i) the name of the holder, (ii) the number of shares of Parent Common Stock subject to such Parent Option and Parent Restricted Stock Units as of the Capitalization Date, (iii) the exercise price of such Parent Option, (iv) the date on which such Parent Option or Parent Restricted Stock Unit was granted, (v) the applicable vesting schedule, including any acceleration provisions, (vi) the date on which such Parent Option expires, (vii) whether such Parent Option is intended to be an “incentive stock option” (as defined in the Code) or a nonqualified stock option and (viii) in the case of a Parent Option, the plan pursuant to which such Parent Option was granted. Parent has made available to the Company accurate and complete copies of equity incentive plans pursuant to which Parent has equity-based awards, the forms of all award agreements evidencing such equity-based awards and evidence of board and stockholder approval of the Parent Stock Plans and any amendments thereto.
(d)   Except for the outstanding Parent Options and Parent Restricted Stock Units, or as set forth on Section 4.6(d) of the Parent Disclosure Letter, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Parent, (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Parent, (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which Parent is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Parent. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to Parent.
(e)   All outstanding shares of Parent Common Stock, Parent Options and Parent Restricted Stock Units, and other securities of Parent have been issued and granted in compliance in all material respects with (i) all applicable securities laws and other applicable Law and (ii) all requirements set forth in applicable Contracts.
(f)   With respect to Parent Options and Parent Restricted Stock Units granted pursuant to the Parent Stock Plans, (i) each grant of a Parent Option or Parent Restricted Stock Unit was duly authorized no later than the date on which the grant of such Parent Option and Parent Restricted Stock Unit was by its terms to be effective (the “Parent Grant Date”) by all necessary corporate action, including, as applicable, approval by the Parent Board (or a duly constituted and authorized committee thereof) or duly authorized officer and any required stockholder approval by the necessary number of votes or written consents, (ii) each Parent Option and Parent Restricted

Stock Unit grant was made in accordance with the terms of the Parent Stock Plan pursuant to which it was granted and all other applicable Law and regulatory rules or requirements, and (iii) the per share exercise price of each Parent Option was not less than the fair market value of a share of Parent Common Stock on the applicable Parent Grant Date.
4.7   SEC Filings; Financial Statements.
(a)   Parent has filed or furnished, as applicable, on a timely basis all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC under the Exchange Act or the Securities Act (the “Parent SEC Documents”). As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and as of the time they were filed, none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The certifications and statements required by (i) Rule 13a-14 under the Exchange Act and (ii) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Parent SEC Documents (collectively, the “Certifications”) are accurate and complete and comply as to form and content with all applicable Laws. As used in this Section 4.7, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.
(b)   The financial statements (including any related notes) contained or incorporated by reference in the Parent SEC Documents: (i) complied as to form in all material respects with the Securities Act and the Exchange Act, as applicable, and the published rules and regulations of the SEC applicable thereto, (ii) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis unless otherwise noted therein throughout the periods indicated and (iii) fairly present, in all material respects, the financial position of Parent as of the respective dates thereof and the results of operations and cash flows of Parent for the periods covered thereby. Other than as expressly disclosed in the Parent SEC Documents filed prior to the date hereof, there has been no material change in Parent’s accounting methods or principles that would be required to be disclosed in Parent’s financial statements in accordance with GAAP. The books of account and other financial records of Parent and each of its Subsidiaries are true and complete in all material respects.
(c)   Parent’s auditor has at all times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act), (ii) to the Knowledge of Parent, “independent” with respect to Parent within the meaning of Regulation S-X under the Exchange Act and (iii) to the Knowledge of Parent, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder.
(d)   Except as set forth on Section 4.7(d) of the Parent Disclosure Letter, Parent has not received any comment letter from the SEC or the staff thereof or any correspondence from Nasdaq or the staff thereof relating to the delisting or maintenance of listing of the Parent Common Stock on Nasdaq. Parent has not disclosed any unresolved comments in the Parent SEC Documents.
(e)   There have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer or general counsel of Parent, the Parent Board or any committee thereof, other than ordinary course audits or reviews of accounting policies and practices or internal controls required by the Sarbanes-Oxley Act.
(f)   Parent is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act, the Exchange Act and the applicable listing and governance rules and regulations of Nasdaq.

(g)   Parent maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance (i) that Parent maintains records that in reasonable detail accurately and fairly reflect Parent’s transactions and dispositions of assets, (ii) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (iii) that receipts and expenditures are made only in accordance with the authorization policy and (iv) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Parent’s assets that could have a material effect on Parent’s financial statements. Parent has evaluated the effectiveness of Parent’s internal control over financial reporting and, to the extent required by applicable Law, presented in any applicable Parent SEC Document that is a report on Form 10-K or Form 10-Q (or any amendment thereto) its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report or amendment based on such evaluation. Parent has disclosed to Parent’s auditors and the Audit Committee of the Parent Board (and made available to the Company a summary of the significant aspects of such disclosure) (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s or its Subsidiaries’ internal control over financial reporting. Except as disclosed in the Parent SEC Documents filed prior to the date hereof, Parent’s internal control over financial reporting is effective at the reasonable assurance level and Parent has not identified any material weaknesses in the design or operation of Parent’s internal control over financial reporting.
(h)   Parent’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to ensure that all information (both financial and nonfinancial) required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Parent’s principal executive officer and principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the Certifications and such disclosure controls and procedures are effective. Parent has carried out evaluation of the effectiveness of its disclosure controls and procedures as required by Rule 13a-15 of the Exchange Act.
4.8   Absence of Changes.   Except as set forth on Section 4.8 of the Parent Disclosure Letter, between December 31, 2023 and the date of this Agreement, Parent has conducted its business only in the Ordinary Course of Business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto) and there has not been any (a) Parent Material Adverse Effect or (b) action, event or occurrence that would have required consent of the Company pursuant to Section Section 5(b) of this Agreement had such action, event or occurrence taken place after the execution and delivery of this Agreement.
4.9   Absence of Undisclosed Liabilities.   Since December 31, 2023, neither Parent nor any of its Subsidiaries has any Liability except for: (a) Liabilities disclosed, reflected or reserved against in the Parent Balance Sheet, (b) normal and recurring current Liabilities that have been incurred by Parent or its Subsidiaries since the date of the Parent Balance Sheet in the Ordinary Course of Business (none of which relates to any breach of contract, breach of warranty, tort, infringement or violation of Law), (c) Liabilities for performance of obligations of Parent or any of its Subsidiaries under Parent Contracts, (d) Liabilities incurred in connection with the Contemplated Transactions or the Subscription Agreement, and (e) Liabilities described in Section 4.9 of the Parent Disclosure Letter.
4.10   Title to Assets.   Each of Parent and its Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or tangible assets and equipment used or held for use in its business or operations or purported to be owned by it, including: (a) all tangible assets reflected on the Parent Balance Sheet and (b) all other tangible assets reflected in the books and records of Parent as being owned by Parent. All of such assets are owned or, in the case of leased assets, leased by Parent or any of its Subsidiaries free and clear of any Encumbrances, other than Permitted Encumbrances.
4.11   Real Property; Leasehold.   Neither Parent nor any of its Subsidiaries owns or has ever owned any real property, nor is Parent party to any agreement to purchase or sell any real property. Parent has made available to the Company (a) an accurate and complete list of all real properties with respect to which Parent directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of or leased by Parent or any of its Subsidiaries and (b) copies of all leases under which any such real property is possessed (the “Parent Real Estate Leases”), each of which is in full force and effect, with no existing material default thereunder by Parent or its Subsidiaries or, to Parent’s Knowledge, the other party thereto.
4.12   Intellectual Property.
(a)   Section 4.12(a) of the Parent Disclosure Letter is an accurate, true and complete listing of all Parent Registered IP.
(b)   Section 4.12(b) of the Parent Disclosure Letter accurately identifies (i) all Parent Contracts pursuant to which any Parent IP Rights are licensed to Parent (other than (A) any non-customized software that (1) is so licensed solely in executable or object code form pursuant to a nonexclusive, internal use software license and other Intellectual Property associated with such software and (2) is not incorporated into, or material to the development, manufacturing, or distribution of, any of Parent products or services, (B) any Intellectual Property licensed on a nonexclusive basis ancillary to the purchase or use of services, equipment, reagents or other materials, (C) any confidential information provided under confidentiality agreements and (D) agreements between Parent and its employees in Parent’s standard form thereof) and (ii) whether the license or licenses granted to Parent are exclusive or nonexclusive.
(c)   Section 4.12(c) of the Parent Disclosure Letter accurately identifies each Parent Contract pursuant to which any Person has been granted any license or covenant not to sue under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Parent IP Rights (other than (i) any confidential information provided under confidentiality agreements and (ii) any Parent IP Rights nonexclusively licensed to academic collaborators, suppliers or service providers for the sole purpose of enabling such academic collaborator, supplier or service providers to provide services for Parent’s benefit).
(d)   Neither Parent nor any of its Subsidiaries is bound by, and no Parent IP Rights are subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of Parent or any of its Subsidiaries to use, exploit, assert, or enforce any Parent IP Rights anywhere in the world.
(e)   Parent or one of its Subsidiaries exclusively owns all right, title, and interest to and in the Parent IP Rights (other than (i) Parent IP Rights licensed to Parent, or co-owned rights each as identified in Section 4.12(e) of the Parent Disclosure Letter, (ii) any non-customized software that (A) is licensed to Parent solely in executable or object code form pursuant to a nonexclusive, internal use software license and other Intellectual Property associated with such software and (B) is not incorporated into, or material to the development, manufacturing or distribution of, any of Parent or its Subsidiaries’ products or services and (iii) any Intellectual Property licensed on a nonexclusive basis ancillary to the purchase or use of equipment, reagents or other materials), in each case, free and clear of any Encumbrances (other than Permitted Encumbrances). Without limiting the generality of the foregoing:
(i)   All documents and instruments necessary to register or apply for or renew registration of Parent Registered IP have been validly executed, delivered, and filed in a timely manner with the appropriate Governmental Authority.
(ii)   Each Person who is or was an employee or contractor of Parent or any of its Subsidiaries and who is or was involved in the creation or development of any Intellectual Property for Parent or any of its Subsidiaries has signed a valid, enforceable agreement containing a present assignment of such Intellectual Property to Parent or such Subsidiary and confidentiality provisions protecting trade secrets and confidential information of Parent and its Subsidiaries.
(iii)   To the Knowledge of Parent, no current or former stockholder, officer, director or employee of Parent or any of its Subsidiaries has any claim, right (whether currently exercisable, or exercisable in the future), or interest to or in any Parent IP Rights purported to be owned by Parent. To the Knowledge of Parent, no employee of Parent or any of its Subsidiaries is (a) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for Parent or such Subsidiary or (b) in breach of any Contract with any former employer or other Person concerning Parent IP Rights purported to be owned by Parent or such Subsidiary or confidentiality provisions protecting trade secrets and confidential information comprising Parent IP Rights purported to be owned by Parent or such Subsidiary.
(iv)   No funding, facilities or personnel of any Governmental Authority were used, directly or indirectly, to develop or create, in whole or in part, any Parent IP Rights in which Parent or any of its Subsidiaries has an ownership interest.
(v)   Parent and each of its Subsidiaries has taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information that Parent or such Subsidiary holds, or purports to hold, as confidential or a trade secret.
(vi)   Parent or any of its Subsidiaries has not assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Parent IP Rights to any other Person.
(f)   Parent has delivered, or made available to the Company, a complete and accurate copy of all material Parent IP Rights Agreements.
(g)   The manufacture, marketing, offering for sale, sale, importation, use or intended use or other disposal of any product as currently sold or under development by Parent does not violate any license or agreement between Parent or its Subsidiaries and any third party in any material respect, and, to the Knowledge of Parent, does not infringe or misappropriate any valid and issued Patent right or other Intellectual Property of any other Person, which infringement or misappropriation would reasonably be expected to have a Parent Material Adverse Effect. To the Knowledge of Parent, no third party is infringing upon any Patents owned by Parent within the Parent IP Rights, or violating any Parent IP Rights Agreement.
(h)   As of the date of this Agreement, Parent is not a party to any Legal Proceeding (including, but not limited to, opposition, interference or other proceeding in any patent or other government office) contesting the validity, ownership or right to use, sell, offer for sale, license or dispose of any Parent IP Rights. Parent has not received any written notice asserting that any Parent Registered IP or the proposed use, sale, offer for sale, license or disposition of any products, methods or processes claimed or covered thereunder infringes or misappropriates or violates the rights of any other Person or that Parent or any of its Subsidiaries have otherwise infringed, misappropriated or otherwise violated any Intellectual Property of any Person.
(i)   To the Knowledge of Parent, no trademark (whether registered or unregistered) or trade name owned, used or applied for by Parent conflicts or interferes with any trademark (whether registered or unregistered) or trade name owned, used or applied for by any other Person except as would not have a Parent Material Adverse Effect. None of the goodwill associated with or inherent in any trademark (whether registered or unregistered) in which Parent has or purports to have an ownership interest has been impaired as determined by Parent in accordance with GAAP.
(j)   Except as may be set forth in the Contracts listed on Section 4.12(b), 4.12(c) or 4.12(k) of the Parent Disclosure Letter or as contained in “off-the-shelf” license agreements entered into in the Ordinary Course of Business by Parent, (i) Parent is not bound by any Contract to indemnify, defend, hold harmless or reimburse any other Person with respect to any Intellectual Property infringement, misappropriation or similar claim which is material to Parent taken as a whole and (ii) Parent has never assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation or violation of any Intellectual Property right, which assumption, agreement or responsibility remains in force as of the date of this Agreement.
(k)   Neither Parent nor any of its Subsidiaries is party to any Contract that, as a result of such execution, delivery and performance of this Agreement, will cause the grant of any license or other right to any Parent IP Rights, result in breach of, default under or termination of such Contract with respect to any Parent IP Rights, or impair the right of Parent or the Surviving Entity and its Subsidiaries to use, sell or license or enforce any Parent IP Rights or portion thereof, except for the occurrence of any such grant or impairment that would not individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect.
4.13   Agreements, Contracts and Commitments.
(a)   Section 4.13 of the Parent Disclosure Letter identifies each Parent Contract that is in effect as of the date of this Agreement other than the Subscription Agreement (each, an “Parent Material Contract” and collectively, the “Parent Material Contracts”):
(i)   each Parent Contract relating to any material bonus, deferred compensation, severance, incentive compensation, pension, profit-sharing or retirement plans, or any other employee benefit plans or arrangements;
(ii)   each Parent Contract requiring payments by Parent after the date of this Agreement in excess of $100,000 pursuant to its express terms relating to the employment of, or the performance of employment-related services by, any Parent Associate providing employment related, consulting or independent contractor services, not terminable by Parent on thirty (30) calendar days’ or less notice without liability;
(iii)   each Parent Contract relating to any agreement or plan, including any option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased or the vesting of benefits of which will be accelerated, by the occurrence of any of the Contemplated Transactions (either alone or in conjunction with any other event, such as termination of employment), or the value of any of the benefits of which will be calculated on the basis of any of the Contemplated Transactions;
(iv)   each Parent Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business;
(v)   each Parent Contract containing (A) any covenant limiting the freedom of Parent or any of its Subsidiaries to engage in any line of business or compete with any Person, or limiting the development, manufacture or distribution of the Parent’s products or services (B) any most-favored pricing arrangement, (C) any exclusivity provision or (D) any non-solicitation provision;
(vi)   each Parent Contract (A) pursuant to which any Person granted Parent an exclusive license under any Intellectual Property, or (B) pursuant to which Parent granted any Person an exclusive license under any Parent IP Rights;
(vii)   each Parent Contract containing any royalty, dividend or similar arrangement based on the revenues or profits of Parent, any of its Subsidiaries, or of a product;
(viii)   each Parent Contract relating to capital expenditures and requiring payments after the date of this Agreement in excess of $100,000 pursuant to its express terms and not cancelable without penalty;
(ix)   each Parent Contract relating to the disposition or acquisition of material assets or any ownership interest in any Entity, in each case, involving payments in excess of $100,000 after the date of this Agreement;

(x)   each Parent Contract entered into in settlement of any Legal Proceeding or other dispute pursuant to which Parent or any of its Subsidiaries has outstanding obligations to pay consideration in excess of $100,000;
(xi)   each Parent Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit in excess of $100,000 or creating any material Encumbrances with respect to any assets of Parent or any loans or debt obligations with officers or directors of Parent;
(xii)   each Parent Contract requiring payment by or to Parent after the date of this Agreement in excess of $100,000 pursuant to its express terms relating to: (A) any distribution agreement (identifying any that contain exclusivity provisions), (B) any agreement involving provision of services or products with respect to any pre-clinical or clinical development activities of Parent, (C) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which Parent or any of its Subsidiaries has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which Parent or any of its Subsidiaries has continuing obligations to develop any Intellectual Property that will not be owned, in whole or in part, by Parent or such Subsidiary or (D) any Contract to license any patent, trademark registration, service mark registration, trade name or copyright registration to or from any third party to manufacture or produce any product, service or technology of Parent or any of its Subsidiaries or any Contract to sell, distribute or commercialize any products or service of Parent or any of its Subsidiaries, in each case, except for Parent Contracts entered into in the Ordinary Course of Business;
(xiii)   each Parent Contract with any Person, including any financial advisor, broker, finder, investment banker or other Person, providing advisory services to Parent in connection with the Contemplated Transactions and requiring payments by Parent after the date in this Agreement in excess of $100,000 pursuant to its express terms;
(xiv)   each Parent Contract to which Parent or any of its Subsidiaries is a party or by which any of their assets and properties is currently bound (other than Parent Real Estate Leases), which involves annual obligations of payment by, or annual payments to, Parent or such Subsidiary in excess of $100,000;
(xv)   any Parent Real Estate Lease;
(xvi)   a Contract disclosed in or required to be disclosed in Section 4.12(b) or Section 4.12(c) of the Parent Disclosure Letter; or
(xvii)   any other Parent Contract (other than Parent Real Estate Leases) that is not terminable at will (with no penalty or payment) by Parent or any of its Subsidiaries, and (A) which involves payment or receipt by Parent or such Subsidiary after the date of this Agreement under any such agreement, contract or commitment of more than $100,000 in the aggregate, or obligations after the date of this Agreement in excess of $100,000 in the aggregate or (B) that is material to the business or operations of Parent and its Subsidiaries taken as a whole.
(b)   Parent has delivered or made available to the Company accurate and complete copies of all Parent Material Contracts, including all amendments thereto. There are no Parent Material Contracts that are not in written form. Parent has not nor, to Parent’s Knowledge as of the date of this Agreement, has any other party to a Parent Material Contract, breached, violated or defaulted under, or received notice that it breached, violated or defaulted under, any of the terms or conditions of any Parent Material Contract in such a manner, and, if such Parent Material Contract provides for a cure period, Parent or such other party fails to have cured such breach, violation or default, so that any other party or Parent, as the case may be, is permitted to modify, cancel or terminate any such Parent Material Contract, or would permit any other party to seek damages which would reasonably be expected to have a Parent Material Adverse Effect. As to Parent and its Subsidiaries,

as of the date of this Agreement, each Parent Material Contract is valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions. No Person is renegotiating, or has a right pursuant to the terms of any Parent Material Contract to change, any material amount paid or payable to Parent under any Parent Material Contract or any other material term or provision of any Parent Material Contract.
4.14   Compliance; Permits; Restrictions.
(a)   Parent and each of its Subsidiaries is, and since January 1, 2023, has been in material compliance with all applicable Laws. No investigation, claim, suit, proceeding, audit, Order or other action by any Governmental Authority is pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries. There is no agreement or Order binding upon Parent or any of its Subsidiaries which (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Parent or any of its Subsidiaries, any acquisition of material property by Parent or any of its Subsidiaries or the conduct of business by Parent or any of its Subsidiaries as currently conducted, (ii) is reasonably likely to have an adverse effect on Parent’s ability to comply with or perform any covenant or obligation under this Agreement or (iii) is reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with the Contemplated Transactions.
(b)   Except for matters regarding the FDA or other Drug/Device Regulatory Agency, each of Parent and its Subsidiaries holds all required Governmental Authorizations that are material to the operation of the business of Parent and Merger Subs as currently conducted (collectively, the “Parent Permits”). Section 4.14(b) of the Parent Disclosure Letter identifies each Parent Permit. Each of Parent and its Subsidiaries is in material compliance with the terms of the Parent Permits. No Legal Proceeding is pending or, to the Knowledge of Parent, threatened, which seeks to revoke, substantially limit, suspend or materially modify any Parent Permit. The rights and benefits of each Parent Permit, if any, will be available to Parent and Surviving Entity immediately after the Second Effective Time on terms substantially identical to those enjoyed by Parent and its Subsidiaries as of the date of this Agreement and immediately prior to the First Effective Time.
(c)   There are no Legal Proceedings pending or, to the Knowledge of Parent, threatened with respect to an alleged violation by Parent or any of its Subsidiaries of the FDCA, PHSA, FDA regulations adopted thereunder, the Controlled Substances Act or any other similar Law promulgated by a Drug/Device Regulatory Agency.
(d)   Each of Parent and its Subsidiaries holds all required Governmental Authorizations issuable by any Drug/Device Regulatory Agency necessary for the conduct of the business of Parent and Merger Subs as currently conducted, and, as applicable, the development, testing, manufacturing, processing, storage, labeling, sale, marketing, advertising, distribution and importation or exportation, as currently conducted, of any of its product candidates (the “Parent Product Candidates”) (the “Parent Regulatory Permits”) and no such Parent Regulatory Permit has been (i) revoked, withdrawn, suspended, cancelled or terminated or (ii) modified in any adverse manner other than immaterial adverse modifications. Section 4.14(d) of the Parent Disclosure Letter identifies each Parent Regulatory Permit. Parent has timely maintained and is in compliance in all material respects with the Parent Regulatory Permits and neither Parent nor or any of its Subsidiaries has, since January 1, 2023, received any written notice or correspondence or, to the Knowledge of Parent, other communication from any Drug/Device Regulatory Agency regarding (A) any material violation of or failure to comply materially with any term or requirement of any Parent Regulatory Permit or (B) any revocation, withdrawal, suspension, cancellation, termination or material modification of any Parent Regulatory Permit. Parent has made available to the Company all information requested by the Company in Parent’s or its Subsidiaries’ possession or control relating to material Parent Product Candidates and the development, testing, manufacturing, processing, storage, labeling, sale, marketing, advertising, distribution and importation or exportation of the Parent Product Candidates, including, but not limited to, complete copies of the following (to the extent there are any): (x) adverse event reports; pre-clinical, clinical and other study reports and material study data; inspection reports, notices of adverse findings, untitled letters, warning letters, filings and letters and other written correspondence to and from any Drug/Device Regulatory Agency; and meeting minutes with any Drug/Device Regulatory Agency and (y) similar reports, material study data, notices, letters, filings, correspondence and meeting minutes with any other Governmental Authority. All such information are accurate and complete in all material respects.
(e)   All clinical, pre-clinical and other studies and tests conducted by or on behalf of, or sponsored by, Parent or its Subsidiaries, in which Parent or its Subsidiaries or their respective product candidates, including the Parent Product Candidates, have participated were, since January 1, 2023, and, if still pending, are being conducted in accordance in all material respects with standard medical and scientific research procedures, and in compliance in all material respects with the applicable regulations of the Drug/Device Regulatory Agencies and other applicable Law, including 21 C.F.R. Parts 11, 50, 54, 56, 58, 312 and 812. Since January 1, 2023, neither Parent nor any of its Subsidiaries has received any written notices, correspondence, or other communications from any Drug/Device Regulatory Agency requiring or, to the Knowledge of Parent, any action to place a clinical hold order on, or otherwise terminate, delay or suspend any clinical studies conducted by or on behalf of, or sponsored by, Parent or any of its Subsidiaries or in which Parent or any of its Subsidiaries or its current product candidates, including the Parent Product Candidates, have participated. Further, no clinical investigator, researcher or clinical staff participating in any clinical study conducted by or, to the Knowledge of Parent, on behalf of Parent or any of its Subsidiaries has been disqualified from participating in studies involving the Parent Product Candidates, and to the Knowledge of Parent, no such administrative action to disqualify such clinical investigators, researchers or clinical staff has been threatened or is pending.
(f)   Neither Parent nor any of its Subsidiaries and, to the Knowledge of Parent, any contract manufacturer with respect to any Parent Product Candidate is the subject of any pending or, to the Knowledge of Parent, threatened investigation in respect of its business or products by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto or by any other Drug/Device Regulatory Agency under a comparable policy. Neither Parent nor any of its Subsidiaries and, to the Knowledge of Parent, any contract manufacturer, nor their respective officers, employees or agents, with respect to any Parent Product Candidate has committed any acts, made any statement or failed to make any statement, in each case in respect of its business or products that would violate FDA’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy, and any amendments thereto. None of Parent, any of its Subsidiaries, and to the Knowledge of Parent, any contract manufacturer with respect to any Parent Product Candidate, or any of their respective officers, employees or agents is currently or has been debarred, convicted of any crime or is engaging or has engaged in any conduct that could result in a material debarment or exclusion under (i) 21 U.S.C. Section 335a or (ii) any similar applicable Law. To the Knowledge of Parent, no material debarment or exclusionary claims, actions, proceedings or investigations in respect of their business or products are pending or threatened against Parent, any of its Subsidiaries, and to the Knowledge of the Parent, any contract manufacturer with respect to any Parent Product Candidate, or any of its officers, employees or agents.
(g)   All manufacturing operations conducted by, or to the Knowledge of Parent, for the benefit of, Parent or its Subsidiaries in connection with any Parent Product Candidate, since January 1, 2023, have been and are being conducted in compliance in all material respects with applicable Laws, including the FDA’s standards for current good manufacturing practices, including applicable requirements contained in 21 C.F.R. Parts 210 and 211, and the respective counterparts thereof promulgated by Governmental Authorities in countries outside the United States.
(h)   None of Parent, any of its Subsidiaries, and to the Knowledge of Parent, any manufacturing site of a contract manufacturer or laboratory, with respect to any Parent Product Candidate, (i) is subject to a Drug/Device Regulatory Agency shutdown or import or export prohibition or (ii) has received any Form FDA 483, notice of violation, warning letter, untitled letter or similar correspondence or notice from the FDA or other Drug/Device Regulatory Agency alleging or asserting noncompliance with any applicable Law, in each case, that have not been complied with or closed to the satisfaction of the relevant Drug/Device Regulatory Agency, and, to the Knowledge of Parent, neither the FDA nor any other Drug/Device Regulatory Agency is considering such action.
4.15   Legal Proceedings; Orders.
(a)   There is no pending Legal Proceeding and, to the Knowledge of Parent, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves Parent or any of its Subsidiaries or any Parent Associate (in his or her capacity as such) or any of the material assets owned or used by Parent or any of its Subsidiaries or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions.
(b)   There is no Order to which Parent or any of its Subsidiaries, or any of the material assets owned or used by Parent or any of its Subsidiaries is subject. To the Knowledge of Parent, no officer or other Parent Key Employee or any of its Subsidiaries is subject to any Order that prohibits such officer or employee from engaging in or continuing in any conduct, activity or practice relating to the business of Parent or any of its Subsidiaries or any material assets owned or used by Parent or any of its Subsidiaries.
4.16   Tax Matters.
(a)   Each of Parent and each of its Subsidiaries has timely filed (or caused to be timely filed) all income Tax Returns and all other material Tax Returns required to be filed by it under applicable Law (taking into account any applicable extensions). All such Tax Returns were true, correct and complete in all material respects. Subject to exceptions as would not be material, no claim has been made by a Governmental Authority in a jurisdiction where Parent or any of its Subsidiaries does not file Tax Returns that Parent or any of its Subsidiaries is subject to taxation by that jurisdiction.
(b)   All material amounts of Taxes due and owing by Parent or any of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid (taking into account any applicable extensions).
(c)   Each of Parent and each of its Subsidiaries has withheld and paid to the appropriate Governmental Authority all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.
(d)   There are no Encumbrances for a material amount of Taxes (other Encumbrances described in clause (a) of the definition of “Permitted Encumbrances”) upon any of the assets of Parent or any of its Subsidiaries.
(e)   No deficiencies for a material amount of Taxes with respect to Parent or any of its Subsidiaries have been claimed, proposed or assessed by any Governmental Authority in writing that have not been timely paid in full. There are no pending (or, based on written notice, threatened) material audits, assessments, examinations or other actions for or relating to any liability in respect of Taxes of Parent or any of its Subsidiaries. Neither Parent nor any of its Subsidiaries has granted a waiver of any statute of limitations in respect of a material amount of Taxes or an extension of time with respect to a material Tax assessment or deficiency that, in each case, is currently in effect.
(f)   Neither Parent nor any of its Subsidiaries is a party to any Tax allocation, Tax sharing or similar agreement (including indemnity arrangements), other than Ordinary Course Agreements.
(g)   Neither Parent nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which is Parent). Neither Parent nor any of its Subsidiaries has any material Liability for the Taxes of any Person (other than Parent or its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, or by Contract (other than an Ordinary Course Agreement).

(h)   Neither Parent nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.
(i)   Neither Parent nor any of its Subsidiaries has entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations Sections 1.6011-4(b)(2) or 301.6111-2(b)(2).
(j)   Neither Parent nor any of its Subsidiaries is aware of any facts or circumstances or has taken or agreed to take any action, in each case, that would reasonably be expected to prevent or impede the Intended Tax Treatment.
4.17   Employee and Labor Matters; Benefit Plans.
(a)   The Parent has made available to Company a list setting forth, for each Parent Associate who is an employee of Parent or any of its Subsidiaries, such employee’s name, employer, title, hire date, location, whether full- or part-time, whether active or on leave (and, if on leave, the expected return), whether exempt from the Fair Labor Standards Act and applicable state law, annual salary (or if hourly, hourly rate), most recent annual bonus received and current annual bonus opportunity. The Parent has made available to Company a list setting forth, for each Parent Associate who is an individual independent contractor engaged by Parent or any of its Subsidiaries, such contractor’s name, duties and rate of compensation.
(b)   The employment of Parent’s employees is terminable by Parent at will. Parent has made available to the Company accurate and complete copies of all employee manuals and handbooks, to the extent currently effective and material.
(c)   Parent is not a party to, bound by the terms of, and does not have a duty to bargain under, any collective bargaining agreement or other Contract with a labor organization representing any of its employees, and there are no labor organizations representing or, to the Knowledge of Parent, purporting to represent or seeking to represent any employees of Parent.
(d)   Section 4.17(d) of the Parent Disclosure Letter lists all Parent Employee Plans (other than employment arrangements which are terminable “at will” without any contractual obligation on the part of Parent or any of its Subsidiaries to make any severance, termination, change in control or similar payment and that are substantively identical to the employment arrangements made available to the Company).
(e)   Each Parent Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter with respect to such qualified status from the IRS. To the Knowledge of Parent, nothing has occurred that would reasonably be expected to adversely affect the qualified status of any such Parent Employee Plan or the exempt status of any related trust.
(f)   Each Parent Employee Plan has been established, maintained and operated in compliance, in all material respects, with its terms all applicable Law, including, without limitation, the Code, ERISA and the Affordable Care Act. No Legal Proceeding (other than those relating to routine claims for benefits) is pending or, to the Knowledge of Parent, threatened with respect to any Parent Employee Plan. All payments and/or contributions required to have been made with respect to all Parent Employee Plans either have been made or have been accrued in accordance with the terms of the applicable Parent Employee Plan and applicable Law.
(g)   Neither Parent nor any of its ERISA Affiliates maintains, contributes to or is required to contribute to, or has, in the past six (6) years, maintained, contributed to or been required to contribute to (i) any “employee benefit plan” that is or was subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) a Multiemployer Plan, (iii) any funded welfare benefit plan within the meaning of Section 419 of the Code, (iv) any Multiple Employer Plan, or (v) any Multiple Employer Welfare Arrangement. Neither Parent nor any of its ERISA Affiliates has ever incurred any liability under Title IV of ERISA.

(h)   No Parent Employee Plan provides for, and neither Parent nor any of its Subsidiaries has promised to provide any, medical or other welfare benefits to any service provider beyond termination of service or retirement, other than (i) pursuant to COBRA or an analogous state law requirement or (ii) continuation coverage through the end of the month in which such termination or retirement occurs. Parent does not sponsor or maintain any self-funded medical or long-term disability benefit plan.
(i)   No Parent Employee Plan is subject to any law of a foreign jurisdiction outside of the United States.
(j)   Each Parent Employee Plan that constitutes in any part a “nonqualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Code and the guidance thereunder) (each, a “Parent 409A Plan”) has been operated and maintained in all material respects in operational and documentary compliance with the requirements of Section 409A of the Code and the applicable guidance thereunder. No payment to be made under any Parent 409A Plan is or, when made in accordance with the terms of the Parent 409A Plan, will be subject to the penalties of Section 409A(a)(1) of the Code.
(k)   Parent is in material compliance with all Employment-Related Laws and in each case, with respect to the employees of Parent: (i) has withheld and reported all material amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees, (ii) is not liable for any material amounts of arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing and (iii) is not liable for any material payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business). There are no material Legal Proceedings, claims, labor disputes or organizing activities, or grievances pending or, to the Knowledge of Parent, threatened or reasonably anticipated against or involving Parent or any trustee of Parent relating to any employee, contingent worker, director, employment agreement or Parent Employee Plan (other than routine claims for benefits) or Employment-Related Laws. To the Knowledge of Parent, there are no material pending or threatened or reasonably anticipated claims or actions against Parent, any Parent trustee or any trustee of any Subsidiary of Parent under any workers’ compensation policy or long-term disability policy. Parent is not a party to a conciliation agreement, consent decree or other agreement or Order with any federal, state or local agency or Governmental Authority with respect to employment practices.
(l)   Parent has no material liability with respect to any misclassification within the past three (3) years of: (i) any Person as an independent contractor rather than as an employee, (ii) any employee leased from another employer or (iii) any employee currently or formerly classified as exempt from overtime wages. Parent has not taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act, issued any notification of a plant closing or mass layoff required by the WARN Act (nor has Parent been under any requirement or obligation to issue any such notification), or incurred any liability or obligation under the WARN Act that remains unsatisfied.
(m)   To the Knowledge of Parent, there has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, job action, union, organizing activity, question concerning representation or any similar activity or dispute, with respect to any Parent Associate. No event has occurred within the past six months, and no condition or circumstance exists, that, to the Knowledge of Parent, might directly or indirectly be likely to give rise to or provide a basis for the commencement of any such strike, slowdown, work stoppage, lockout, job action, union organizing activity, question concerning representation or any similar activity or dispute.
(n)   Parent is not, nor has Parent been, engaged in any material unfair labor practice within the meaning of the National Labor Relations Act. There is no material Legal Proceeding, claim, labor dispute or grievance pending or, to the Knowledge of Parent, threatened or reasonably anticipated relating to any employment contract, privacy right, labor dispute, wages and hours, leave of absence, plant closing notification, workers’ compensation policy, long-term disability policy, harassment, retaliation, immigration, employment statute or regulation, safety or discrimination matter involving any current or former employee of Parent, including charges of unfair labor practices or discrimination complaints.
(o)   There is no contract, agreement, plan or arrangement to which Parent or any of its Subsidiaries is a party or by which it is bound to compensate any of its employees or other service providers for any income or excise taxes paid pursuant to the Code, including, but not limited to, Section 4999 or Section 409A of the Code.
(p)   Neither Parent nor any of its Subsidiaries is a party to any Contract that as a result of the execution and delivery of this Agreement, the stockholder approval of this Agreement, nor the consummation of the transactions contemplated hereby, could (either alone or in conjunction with any other event) (i) result in the payment of any “parachute payment” within the meaning of Section 280G of the Code or (ii) result in, or cause the accelerated vesting, payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or other service provider of Parent or any of its Subsidiaries.
4.18   Environmental Matters.   Since January 1, 2023, Parent and each of its Subsidiaries has complied with all applicable Environmental Laws, which compliance includes the possession by Parent of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except for any failure to be in compliance that, individually or in the aggregate, would not result in a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries has received since January 1, 2023, any written notice or other communication (in writing or otherwise), whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that Parent or any of its Subsidiaries is not in compliance with any Environmental Law, and, to the Knowledge of Parent, there are no circumstances that may prevent or interfere with Parent’s or any of its Subsidiaries’ compliance with any Environmental Law in the future, except where such failure to comply would not reasonably be expected to have a Parent Material Adverse Effect. To the Knowledge of Parent: (i) no current or prior owner of any property leased or controlled by Parent or any of its Subsidiaries has received since January 1, 2023, any written notice or other communication relating to property owned or leased at any time by Parent or any of its Subsidiaries, whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that such current or prior owner or Parent or any of its Subsidiaries is not in compliance with or violated any Environmental Law relating to such property and (ii) neither Parent nor any of its Subsidiaries has any material liability under any Environmental Law. Parent has made available all environmental site assessments, environmental audits and other material environmental documents in the Parent’s possession or control relating to the Parent and its Subsidiaries, including the Parent’s and its Subsidiaries’ business and current or former facilities.
4.19   Insurance.   Parent has delivered to the Company accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of Parent and its Subsidiaries (including Merger Subs). Each of such insurance policies is in full force and effect and Parent and its Subsidiaries (including Merger Subs) are in compliance in all material respects with the terms thereof. Other than customary end of policy notifications from insurance carriers, since January 1, 2023, neither Parent nor any of its Subsidiaries has received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy or (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy. Each of Parent and its Subsidiaries (including Merger Subs) has provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending against Parent or such Subsidiary for which Parent or such Subsidiary has insurance coverage, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed Parent or any of its Subsidiaries of its intent to do so.
4.20   Transactions with Affiliates.   Except as set forth in the Parent SEC Documents filed prior to the date of this Agreement, since the date of Parent’s last proxy statement filed with the SEC, no event has occurred that would be required to be reported by Parent pursuant to Item 404 of

Regulation S-K promulgated by the SEC. Section 4.20 of the Parent Disclosure Letter identifies each Person who is (or who may be deemed to be) an Affiliate of Parent as of the date of this Agreement.
4.21   No Financial Advisors.   Except as set forth on Section 4.21 of the Parent Disclosure Letter, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Parent.
4.22   Valid Issuance.   The Parent Capital Stock (including any Parent Common Stock issuable upon conversion thereof) to be issued in the Merger will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable. The Parent Common Stock issuable upon conversion of any Parent Capital Stock has been duly reserved for issuance, and upon issuance in accordance with the terms of the Certificate of Designation, will be validly issued, fully paid and nonassessable.
4.23   Privacy and Data Security.   Parent and its Subsidiaries are and since January 1, 2023, have been in compliance with all applicable Privacy Laws and the applicable terms of any Parent Contracts governing privacy, data protection, data security, trans-border data flow, data loss, data theft, or breach notification, data localization, sending solicited or unsolicited electronic mail or text messages, cookies or other tracking technology, or the collection, handling, use, maintenance, storage, disclosure, transfer, or other processing of, Personal Information (including any such information of individuals, clinical trial participants, patients, patient family members, caregivers or advocates, physicians and other health care professionals, clinical trial investigators, researchers, pharmacists that interact with Parent or any of its Subsidiaries in connection with the operation of Parent’s and its Subsidiaries’ business), except, in each case, for such noncompliance as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. To the Knowledge of Parent, Parent (i) has implemented and maintains reasonable Privacy Policies that materially comply with applicable Privacy Laws and are designed to protect the privacy and security of Personal Information and (ii) has complied with such Privacy Policies, except for such noncompliance as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. To the Knowledge of Parent, no Legal Proceeding has been asserted or threatened against Parent by any Person alleging a violation of Privacy Laws, Privacy Policies, or the applicable terms of any Parent Contracts governing privacy, data protection, data security, trans-border data flow, data loss, data theft, or breach notification, data localization, sending solicited or unsolicited electronic mail or text messages, cookies or other tracking technology, or the collection, handling, use, maintenance, storage, disclosure, transfer, or other processing of, Personal Information. To the Knowledge of Parent, there have been no data security incidents or data breaches, or other adverse events or incidents that have resulted in any unauthorized access, use, disclosure, modification or destruction of, Personal Information or other data in the possession or control of Parent or any service provider acting on behalf of Parent, in each case, where such incident, breach, or event has resulted in a notification obligation to any Person under applicable Law or pursuant to the terms of any Parent Contract.
4.24   No Other Representations or Warranties.   Parent hereby acknowledges and agrees that, except for the representations and warranties contained in this Agreement, neither the Company nor any of its Subsidiaries nor any other person on behalf of the Company or its Subsidiaries makes any express or implied representation or warranty with respect to the Company or its Subsidiaries or with respect to any other information provided to Parent, Merger Subs or stockholders or any of their respective Affiliates in connection with the Contemplated Transactions, and (subject to the express representations and warranties of the Company set forth in Section 3 (in each case as qualified and limited by the Company Disclosure Letter)) none of Parent, Merger Subs nor any of their respective Representatives or stockholders, has relied on any such information (including the accuracy or completeness thereof).
Section 5.   Certain Covenants of the Parties.
5.1   Operation of Parent’s Business.
(a)   Except (i) as expressly contemplated or permitted by this Agreement or the Subscription Agreement, (ii) as set forth in Section 5.1(a) of the Parent Disclosure Letter, (iii) as required by applicable Law, or (iv) unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), during the period commencing on the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 10 and the First Effective Time (the “Pre-Closing Period”), Parent shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to (x) conduct its business and operations in the Ordinary Course of Business and in material compliance with all applicable Law and the requirements of all Contracts that constitute Parent Material Contracts and (y) continue to pay material outstanding accounts payable and other material current Liabilities (including payroll) when due and payable.
(b)   Except (i) as expressly contemplated or permitted by this Agreement or the Subscription Agreement, (ii) as set forth in Section 5.1(b) of the Parent Disclosure Letter, (iii) as required by applicable Law, or (iv) with the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned), at all times during the Pre-Closing Period, Parent shall not, nor shall it cause or permit any of Subsidiaries to, do any of the following:
(i)   declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock or repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities, (except for shares of Parent Common Stock from terminated employees, directors or consultants of Parent);
(ii)   except as required to give effect to anything in contemplation of the Closing, amend any of its Organizational Documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the Contemplated Transactions;
(iii)   sell, issue, grant, pledge or otherwise dispose of or encumber or authorize the issuance of: (A) any capital stock or other security (except for Parent Common Stock issued upon the valid exercise or settlement of outstanding Parent Options or Parent Restricted Stock Units, as applicable), (B) any option, warrant or right to acquire any capital stock or any other security or (C) any instrument convertible into or exchangeable for any capital stock or other security;
(iv)   form any Subsidiary or acquire any equity interest or other interest in any other Entity or enter into a joint venture with any other Entity;
(v)   (A) lend money to any Person, (B) incur or guarantee any indebtedness for borrowed money, (C) guarantee any debt securities of others or (D) make any capital expenditure or commitment in excess of $25,000;
(vi)   (A) adopt, establish or enter into any Parent Employee Plan, including, for the avoidance of doubt, any equity awards plans, (B) cause or permit any Parent Employee Plan to be amended other than as required by law or in order to make amendments for the purposes of compliance with Section 409A of the Code, (C) pay any bonus or make any profit-sharing or similar payment to (except with respect to obligations in place on the date of this Agreement pursuant to any Parent Employee Plan disclosed to the Company), or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers, employees or consultants, (D) increase the severance or change of control benefits offered to any current or new employees, directors or consultants, or (E) hire any officer, employee or consultant;
(vii)   acquire any material asset or sell, lease, license or otherwise irrevocably dispose of any of its assets or properties, or grant any Encumbrance with respect to such assets or properties;
(viii)   sell, assign, transfer, license, sublicense or otherwise dispose of any material Parent IP Rights (other than pursuant to non-exclusive licenses in the Ordinary Course of Business);

(ix)   other than in the Ordinary Course of Business: (A) make, change or revoke any material Tax election; (B) file any amended income or other material Tax Return; (C) adopt or change any material accounting method in respect of Taxes; (D) enter into any material Tax closing agreement, settle any material Tax claim or assessment; (E) consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment; or (F) surrender any material claim for refund;
(x)   waive, settle or compromise any pending or threatened Legal Proceeding against Parent or any of its Subsidiaries, other than waivers, settlements or agreements (A) for an amount not in excess of $100,000 in the aggregate (excluding amounts to be paid under existing insurance policies or renewals thereof) and (B) that do not impose any material restrictions on the operations or businesses of Parent or its Subsidiaries, taken as a whole, or any equitable relief on, or the admission of wrongdoing by Parent or any of its Subsidiaries;
(xi)   delay or fail to repay when due any material obligation, including accounts payable and accrued expenses;
(xii)   forgive any loans to any Person, including its employees, officers, directors or Affiliate;
(xiii)   terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy;
(xiv)   (A) materially change pricing or royalties or other payments set or charged by Parent or any of Subsidiaries to its customers or licensees or (B) agree to materially change pricing or royalties or other payments set or charged by Persons who have licensed Intellectual Property to Parent or any of Subsidiaries;
(xv)   enter into, amend in a manner adverse to Parent or terminate any Parent Material Contract outside of the Ordinary Course of Business; or
(xvi)   agree, resolve or commit to do any of the foregoing.
Nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of Parent prior to the First Effective Time. Prior to the First Effective Time, Parent shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.
5.2   Operation of the Company’s Business.
(a)   Except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth in Section 5.2(a) of the Company Disclosure Letter, (iii) as required by applicable Law, (iv) with respect to any Interim Financing or Company Acquisition, which are expressly permitted, or (v) unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), during the Pre-Closing Period the Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to conduct its business and operations in the Ordinary Course of Business and in material compliance with all applicable Law and the requirements of all Contracts that constitute Company Material Contracts.
(b)   Except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth in Section 5.2(b) of the Company Disclosure Letter, (iii) as required by applicable Law, (iv) in connection with any Interim Financing or Company Acquisition, which are expressly permitted, or (v) with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), at all times during the Pre-Closing Period, the Company shall not, nor shall it cause or permit any of its Subsidiaries to, do any of the following:
(i)   declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock; or repurchase, redeem or otherwise reacquire any shares of Company Capital Stock or other securities (except for shares of Company Common Stock from terminated employees, directors or consultants of the Company);

(ii)   except as required to give effect to anything in contemplation of the Closing, amend any of its or its Subsidiaries’ Organizational Documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the Contemplated Transactions;
(iii)   other than in the Ordinary Course of Business, sell, issue grant, or authorize any of the foregoing actions with respect to more than 25% of the shares of Company Capital Stock outstanding as of the date of this Agreement: (A) any capital stock or other security of the Company or any of its Subsidiaries (except for shares of outstanding Company Common Stock issued upon the valid exercise of Company Options or Company Warrants), (B) any option, warrant or right to acquire any capital stock or any other security or (C) any instrument convertible into or exchangeable for any capital stock or other security of the Company or any of its Subsidiaries;
(iv)   other than in the Ordinary Course of Business, acquire any equity interest or other interest in any other Entity or enter into a joint venture with any other Entity;
(v)   (A) lend money to any Person, (B) incur or guarantee any indebtedness for borrowed money, or (C) guarantee any debt securities of others;
(vi)   sell, lease, license or otherwise irrevocably dispose of any of its assets or properties, or grant any Encumbrance with respect to such assets or properties, except in the Ordinary Course of Business;
(vii)   sell, assign, transfer, license, sublicense or otherwise dispose of any material Company IP Rights (other than pursuant to non-exclusive licenses in the Ordinary Course of Business);
(viii)   waive, settle or compromise any pending or threatened Legal Proceeding against the Company, other than waivers, settlements or agreements (A) for an amount not in excess of $100,000 in the aggregate (excluding amounts to be paid under existing insurance policies or renewals thereof) and (B) that do not impose any material restrictions on the operations or businesses of the Company or any equitable relief on, or the admission of wrongdoing by the Company;
(ix)   enter into, amend in a manner adverse to the Company or terminate any Company Material Contract outside of the Ordinary Course of Business; or
(x)   agree, resolve or commit to do any of the foregoing.
Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of the Company prior to the First Effective Time. Prior to the First Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.
5.3   Access and Investigation.
(a)   Subject to the terms of the Confidentiality Agreement, which the Parties agree will continue in full force following the date of this Agreement, during the Pre-Closing Period, upon reasonable notice, Parent, on the one hand, and the Company, on the other hand, shall and shall use commercially reasonable efforts to cause such Party’s Representatives to: (a) provide the other Party and such other Party’s Representatives with reasonable access during normal business hours to such Party’s Representatives, personnel, property and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such Party and its Subsidiaries, (b) provide the other Party and such other Party’s Representatives with such copies of the existing books, records, Tax Returns, work papers, product data, and other documents and information relating to such Party and its Subsidiaries, and with such additional financial, operating and other data and information regarding such Party and its Subsidiaries as the other Party may reasonably request, (c) permit the other Party’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers and managers of such Party responsible for such Party’s financial statements and the internal controls of such Party to discuss such matters as the other Party may deem necessary, and (d) make available to the other Party copies of any material notice, report or other document filed with or sent to or received from any Governmental Authority in connection with the Contemplated Transactions. Any investigation conducted by either Parent or the Company pursuant to this Section 5.3 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other Party.
(b)   Notwithstanding anything herein to the contrary in this Section 5.3, no access or examination contemplated by this Section 5.3 shall be permitted to the extent that it would require any Party or its Subsidiaries to waive the attorney-client privilege or attorney work product privilege, or violate any applicable Law; provided, that such Party or its Subsidiary (i) shall be entitled to withhold only such information that may not be provided without causing such violation or waiver, (ii) shall provide to the other Party all related information that may be provided without causing such violation or waiver (including, to the extent permitted, redacted versions of any such information) and (iii) shall enter into such effective and appropriate joint-defense agreements or other protective arrangements as may be reasonably requested by the other Party in order that all such information may be provided to the other Party without causing such violation or waiver.
5.4   No Solicitation.
(a)   Each of Parent and the Company agrees that, during the Pre-Closing Period, neither it nor any of its Subsidiaries shall, nor shall it or any of its Subsidiaries authorize or permit any of its Representatives to, directly or indirectly,: (i) solicit, initiate or knowingly encourage, induce or facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry, (ii) furnish any non-public information regarding such Party to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry, (iv) execute or enter into any letter of intent or any Contract contemplating or otherwise relating to any Acquisition Transaction or (v) publicly propose to do any of the foregoing; provided, however, that, (x) any public disclosures made in compliance with Section 6.3(e) shall not constitute a violation of this Section 5.4 and (y) notwithstanding anything contained in this Section 5.4 and subject to compliance with this Section 5.4, prior to the approval of this Agreement by a Party’s stockholders (i.e., the Required Company Stockholder Vote, in the case of the Company and its Subsidiaries, or the Required Parent Stockholder Vote in the case of Parent), such Party may furnish non-public information regarding such Party and its Subsidiaries to, and enter into discussions or negotiations with, any Person in response to a bona fide written Acquisition Proposal by such Person which such Party’s board of directors determines in good faith, after consultation with such Party’s financial advisors and outside legal counsel, constitutes, or is reasonably likely to result in, a Superior Offer (and is not withdrawn) if: (A) such Acquisition Proposal was not obtained or made as a direct or indirect result of a breach of this Agreement, (B) the board of directors of such Party concludes in good faith based on the advice of outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the board of directors’ fiduciary duties under applicable Law, (C) at least two (2) Business Days prior to initially furnishing any such nonpublic information to, or entering into discussions with, such Person, such Party gives the other Party written notice of the identity of such Person and of such Party’s intention to furnish nonpublic information to, or enter into discussions with, such Person, (D) such Party receives from such Person an executed Acceptable Confidentiality Agreement and (E) at least two (2) Business Days prior to furnishing any such nonpublic information to such Person, such Party furnishes such nonpublic information to the other Party (to the extent such information has not been previously furnished by such Party to the other Party). Without limiting the generality of the foregoing, each Party acknowledges and agrees that, in the event any Representative of such Party takes any action that, if taken by such Party, would constitute a breach of this Section 5.4 by such Party, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 5.4 by such Party for purposes of this Agreement.
(b)   If any Party or any Representative of such Party receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then such Party shall promptly (and in no event later than one (1) Business Day after such Party becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise the other Party in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the terms thereof). Such Party shall keep the other Party reasonably informed with respect to the status and terms of any such Acquisition Proposal or Acquisition Inquiry and any material modification or material proposed modification thereto.
(c)   Each Party shall immediately cease and cause to be terminated any existing discussions, negotiations and communications with any Person that relate to any Acquisition Proposal or Acquisition Inquiry as of the date of this Agreement and request the destruction or return of any nonpublic information provided to such Person.
(d)   For the avoidance of doubt and notwithstanding anything to the contrary in this Section 5.4, the Company shall be expressly permitted to take any action with respect to an Interim Financing or a Company Acquisition.
5.5   Notification of Certain Matters.   During the Pre-Closing Period, each of the Company, on the one hand, and Parent, on the other hand, shall promptly notify the other (and, if in writing, furnish copies of) if any of the following occurs: (a) any notice or other communication is received from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions, (b) any Legal Proceeding against or involving or otherwise affecting such Party or its Subsidiaries is commenced, or, to the Knowledge of such Party, threatened against such Party or, to the Knowledge of such Party, any director or officer of such Party, (c) such Party becomes aware of any inaccuracy in any representation or warranty made by such Party in this Agreement or (d) the failure of such Party to comply with any covenant or obligation of such Party; in each case that could reasonably be expected to make the timely satisfaction of any of the conditions set forth in 6.19, Section 8 or Section 9, as applicable, impossible or materially less likely. No such notice shall be deemed to supplement or amend the Company Disclosure Letter or the Parent Disclosure Letter for the purpose of (x) determining the accuracy of any of the representations and warranties made by the Company in this Agreement or (y) determining whether any condition set forth in 6.19, Section 8 or Section 9 has been satisfied. Any failure by either Party to provide notice pursuant to this Section 5.5 shall not be deemed to be a breach for purposes of Section 8.2 or Section 9.2, as applicable, unless such failure to provide such notice was knowing and intentional.
Section 6.   Additional Agreements of the Parties.
6.1   Proxy Statement.
(a)   On or prior to February 14, 2025, Parent shall prepare and file with the SEC a proxy statement relating to the Parent Stockholder Meeting to be held in connection with the Parent Stockholder Matters (together with any amendments thereof or supplements thereto, the “Proxy Statement”). Parent shall use its commercially reasonable efforts to (i) cause the Proxy Statement to comply with applicable rules and regulations promulgated by the SEC and (ii) respond promptly to any comments or requests of the SEC or its staff related to the Proxy Statement.
(b)   Parent covenants and agrees that the Proxy Statement (and the letters to stockholders, notice of meeting and form of proxy included therewith) will (i) comply as to form in all material respects with the requirements of applicable U.S. federal securities Laws and the DGCL, and (ii) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.
(c)   Parent shall use commercially reasonable efforts to cause the Proxy Statement to be mailed to Parent’s stockholders as promptly as practicable after the Proxy Statement has been filed with the SEC and either (i) the SEC has indicated that it does not intend to review the Proxy Statement or that its review of the Proxy Statement has been completed or (ii) at least ten (10) days shall have passed since the Proxy Statement was filed with the SEC without receiving any correspondence from the SEC commenting upon, or indicating that it intends to review, the Proxy Statement, all in compliance with applicable U.S. federal securities laws and the DGCL. If Parent, First Merger Sub, Second Merger Sub or the Surviving Entity (1) become aware of any event or information that, pursuant to the Securities Act or the Exchange Act, should be disclosed in an amendment or supplement to the Proxy Statement, (2) receives notice of any SEC request for an amendment or supplement to the Proxy Statement or for additional information related thereto, or (3) receives SEC comments on the Proxy Statement, as the case may be, then such Party, as the case may be, shall promptly inform the other Parties thereof and shall cooperate with such other Parties in Parent filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the Parent stockholders. The Company and its legal counsel shall be given reasonable opportunity to review and comment on the Proxy Statement, including all amendments and supplements thereto, prior to the filing thereof with the SEC, and on the response to any comments of the SEC on the Proxy Statement, prior to the filing thereof with the SEC. Parent may file the Proxy Statement, or any amendment or supplement thereto, without the prior consent of the Company.
(d)   As promptly as reasonably practicable following December 31, 2024, the Company will use commercially reasonable efforts to furnish to Parent audited financial statements for the year ended December 31, 2024 (the “Company Financial Statements”) required to be included in the Proxy Statement.
6.2   Company Stockholder Written Consent.
(a)   Promptly after the date hereof, and in any event no later than two (2) Business Days thereafter, the Company shall obtain the approval by written consent from Company stockholders sufficient for the Required Company Stockholder Vote in lieu of a meeting pursuant to Section 228 of the DGCL, for purposes of (i) adopting and approving this Agreement and the Contemplated Transactions, (ii) acknowledging that the approval given thereby is irrevocable and that such stockholder is aware of its rights to demand appraisal for its shares pursuant to Section 262 of the DGCL, and that such stockholder has received and read a copy of Section 262 of the DGCL and (iii) acknowledging that by its approval of the Merger it is not entitled to appraisal rights with respect to its shares in connection with the Merger and thereby waives any rights to receive payment of the fair value of its capital stock under the DGCL (the “Company Stockholder Written Consents”). Under no circumstances shall the Company assert that any other approval or consent is necessary by its stockholders to approve this Agreement and the Contemplated Transactions.
(b)   Reasonably promptly following receipt of the Required Company Stockholder Vote, the Company shall prepare and mail a notice (the “Stockholder Notice”) to every stockholder of the Company that did not execute the Company Stockholder Written Consent. The Stockholder Notice shall (i) be a statement to the effect that the Company Board determined that the Merger is advisable in accordance with Section 251(b) of the DGCL and in the best interests of the stockholders of the Company and approved and adopted this Agreement, the Merger and the other Contemplated Transactions, (ii) provide the stockholders of the Company to whom it is sent with notice of the actions taken in the Company Stockholder Written Consent, including the adoption and approval of this Agreement, the Merger and the other Contemplated Transactions in accordance with Section 228(e) of the DGCL and the certificate of incorporation and bylaws of the Company and (iii) include a description of the appraisal rights of the Company’s stockholders available under the DGCL, along with such other information as is required thereunder and pursuant to applicable Law. All materials (including any amendments thereto) submitted to the stockholders of the Company in accordance with this Section 6.2(b) shall be subject to Parent’s advance review and reasonable approval.
(c)   The Company agrees that, subject to Section 6.2(d): (i) the Company Board shall recommend that the Company’s stockholders vote to adopt and approve this Agreement and the

Contemplated Transactions and shall use commercially reasonable efforts to solicit such approval within the time set forth in Section 6.2(a) (the recommendation of the Company Board that the Company’s stockholders vote to adopt and approve this Agreement being referred to as the “Company Board Recommendation”) and (ii) the Company Board Recommendation shall not be withdrawn or modified (and the Company Board shall not publicly propose to withdraw or modify the Company Board Recommendation) in a manner adverse to Parent, and no resolution by the Company Board or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to Parent or to adopt, approve or recommend (or publicly propose to adopt, approve or recommend) any Acquisition Proposal shall be adopted or proposed.
(d)   Notwithstanding anything to the contrary contained in Section 6.2(c), and subject to compliance with Section 5.4 and Section 6.2, if at any time prior to approval and adoption of this Agreement by the Required Company Stockholder Vote, (i) the Company receives a bona fide written Acquisition Proposal that the Company Board determines, following consultation with its outside legal counsel and financial advisor, to be a Superior Offer, or (ii) as a result of a material development or change in circumstances (other than any such event, development or change to the extent related to (A) any Acquisition Proposal, Acquisition Inquiry, Acquisition Transaction or the consequences thereof or (B) the fact, in and of itself, that the Company meets or exceeds internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations) that affects the business, assets or operations of the Company that occurs or arises after the date of this Agreement (a “Company Intervening Event”), the Company Board may withhold, amend, withdraw or modify the Company Board Recommendation (or publicly propose to withhold, amend, withdraw or modify the Company Board Recommendation) in a manner adverse to Parent (collectively, a “Company Board Adverse Recommendation Change”) if, but only if, (x) in the case of a Superior Offer, following the receipt of and on account of such Superior Offer, (i) the Company Board determines in good faith, based on the advice of its outside legal counsel, that the failure to withhold, amend, withdraw or modify the Company Board Recommendation would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law, (ii) the Company has, during the Notice Period (as defined below), negotiated with Parent in good faith to make such adjustments to the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Offer and (iii) if, Parent has delivered to the Company a written offer to alter the terms or conditions of this Agreement during the Notice Period, the Company Board shall have determined in good faith, based on the advice of its outside legal counsel and financial advisor, that the failure to withhold, amend, withdraw or modify the Company Board Recommendation would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law (after taking into account such alterations of the terms and conditions of this Agreement); provided that (1) Parent receives written notice from the Company confirming that the Company Board has determined to change its recommendation at least four (4) Business Days in advance of the Company Board Adverse Recommendation Change (the “Notice Period”), which notice shall include a description in reasonable detail of the reasons for such Company Board Adverse Recommendation Change, and written copies of any relevant proposed transaction agreements with any party making a potential Superior Offer, (2) during any Notice Period, Parent shall be entitled to deliver to the Company one or more counterproposals to such Acquisition Proposal and the Company will, and cause its Representatives to, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that the applicable Acquisition Proposal ceases to constitute a Superior Offer and (3) in the event of any material amendment to any Superior Offer (including any revision in the amount, form or mix of consideration the Company’s stockholders would receive as a result of such potential Superior Offer), the Company shall be required to provide Parent with notice of such material amendment and the Notice Period shall be extended, if applicable, to ensure that at least three (3) Business Days remain in the Notice Period following such notification during which the parties shall comply again with the requirements of this Section 6.2(d) and the Company Board shall not make a Company Board Adverse Recommendation Change prior to the end of such Notice Period as so extended (it being understood that there may be multiple extensions) or (y) in the case of a Company Intervening Event, the Company promptly notifies Parent, in writing, within the Notice Period before making a Company Board

Adverse Recommendation Change, which notice shall state expressly the material facts and circumstances related to the applicable Company Intervening Event and that the Company Board intends to make a Company Board Adverse Recommendation Change.
(e)   The Company’s obligation to solicit the consent of its stockholders to sign the Company Stockholder Written Consent in accordance with Section 6.2(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or other Acquisition Proposal or Acquisition Inquiry, or by any Company Board Adverse Recommendation Change.
6.3   Parent Stockholder Meeting.
(a)   Parent shall take all action necessary under applicable Law to call, give notice of and hold a meeting of the holders of Parent Common Stock to consider and vote to approve (I) the issuance of shares of Parent Capital Stock (including shares of Parent Capital Stock issuable upon conversion thereof) in connection with the Contemplated Transactions for purposes of the listing rules of Nasdaq, and (II) the Parent Charter Amendment (collectively, the “Parent Stockholder Matters” and such meeting, the “Parent Stockholder Meeting”). The Parent Stockholder Meeting shall be held as promptly as practicable after the filing of the Proxy Statements in accordance with Section 6.1(a), and in any event, no later than 60 days after the date thereof. Parent shall take reasonable measures to ensure that all proxies solicited in connection with the Parent Stockholder Meeting are solicited in compliance with all applicable Law. Notwithstanding anything to the contrary contained herein, if on the date of the Parent Stockholder Meeting, or a date preceding the date on which the Parent Stockholder Meeting is scheduled, Parent reasonably believes that (i) it will not receive proxies sufficient to obtain the Required Parent Stockholder Vote, whether or not a quorum would be present, (ii) it will not have sufficient shares of Parent Common Stock represented (whether in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent Stockholder Meeting or (iii) that the failure to postpone or adjourn the Parent Stockholder Meeting would reasonably be expected to be inconsistent with its fiduciary obligations under applicable Law, Parent may postpone or adjourn, or make one or more successive postponements or adjournments of, the Parent Stockholder Meeting as long as the date of the Parent Stockholder Meeting is not postponed or adjourned more than an aggregate of 30 days in connection with any postponements or adjournments.
(b)   Parent agrees that (i) the Parent Board shall recommend that the holders of Parent Common Stock vote to approve the Parent Stockholder Matters and shall use commercially reasonable efforts to solicit such approval within the timeframe set forth in Section 6.3(a) above and (ii) the Proxy Statement shall include a statement to the effect that the Parent Board recommends that Parent’s stockholders vote to approve the Parent Stockholder Matters (the recommendation of the Parent Board being referred to as the “Parent Board Recommendation”).
(c)   Notwithstanding anything to the contrary contained in Section 6.3(b), and subject to compliance with Section 5.4 and Section 6.3, the Parent Board may withhold, amend, withdraw or modify the Parent Board Recommendation (or publicly propose to withhold, amend, withdraw or modify the Parent Board Recommendation) in a manner adverse to the Company (a “Parent Board Adverse Recommendation Change”) if, at any time prior to approval and adoption of this Agreement by the Required Parent Stockholder Vote, (i) Parent receives a bona fide written Acquisition Proposal that the Parent Board determines, following consultation with its outside legal counsel and financial advisor, to be a Superior Offer or (ii) as a result of a material development or change in circumstances (other than any such event, development or change to the extent related to (A) any Acquisition Proposal, Acquisition Inquiry, Acquisition Transaction or the consequences thereof, or (B) the fact, in and of itself, that Parent meets or exceeds internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations) that affects the business, assets or operations of Parent that occurs or arises after the date of this Agreement (a “Parent Intervening Event”), if, but only if, (x) in the case of a Superior Offer, following the receipt of and on account of such Superior Offer, (i) the Parent Board determines in good faith, based on the advice of its outside legal counsel, that the failure to withhold, amend, withdraw or modify the Parent Board Recommendation would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law, (ii) Parent has, and has caused its financial advisors and outside legal counsel to, during the Parent Notice Period (as defined below), negotiated with the Company in good faith to make such adjustments to the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Offer, and (iii) if, after the Company has delivered to Parent a written offer to alter the terms or conditions of this Agreement during the Parent Notice Period, the Parent Board shall have determined in good faith, based on the advice of its outside legal counsel and financial advisor, that the failure to withhold, amend, withdraw or modify the Parent Board Recommendation would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law (after taking into account such alterations of the terms and conditions of this Agreement); provided that (1) the Company receives written notice from Parent confirming that the Parent Board has determined to change its recommendation at least four (4) Business Days in advance of the Parent Board Adverse Recommendation Change (the “Parent Notice Period”), which notice shall include a description in reasonable detail of the reasons for such Parent Board Adverse Recommendation Change, and written copies of any relevant proposed transaction agreements with any party making a potential Superior Offer, (2) during any Parent Notice Period, the Company shall be entitled to deliver to Parent one or more counterproposals to such Acquisition Proposal and Parent will, and cause its Representatives to, negotiate with the Company in good faith (to the extent the Company desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that the applicable Acquisition Proposal ceases to constitute a Superior Offer and (3) in the event of any material amendment to any Superior Offer (including any revision in the amount, form or mix of consideration the Parent’s stockholders would receive as a result of such potential Superior Offer), Parent shall be required to provide the Company with notice of such material amendment and the Parent Notice Period shall be extended, if applicable, to ensure that at least three (3) Business Days remain in the Parent Notice Period following such notification during which the parties shall comply again with the requirements of this Section 6.3(c) and the Parent Board shall not make a Parent Board Adverse Recommendation Change prior to the end of such Parent Notice Period as so extended (it being understood that there may be multiple extensions) or (y) in the case of a Parent Intervening Event, Parent promptly notifies the Company, in writing, within the Parent Notice Period before making a Parent Board Adverse Recommendation Change, which notice shall state expressly the material facts and circumstances related to the applicable Parent Intervening Event and that the Parent Board intends to make a Parent Board Adverse Recommendation Change.
(d)   Parent’s obligation to call, give notice of and hold the Parent Stockholder Meeting in accordance with Section 6.3(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer, Acquisition Proposal or Acquisition Inquiry, or by any Parent Board Adverse Recommendation Change.
(e)   Nothing contained in this Agreement shall prohibit Parent or the Parent Board from (i) complying with Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided, however, that any disclosure made by Parent or the Parent Board pursuant to Rules 14d-9 and 14e-2(a) shall be limited to a statement that Parent is unable to take a position with respect to the bidder’s tender offer unless the Parent Board determines in good faith, after consultation with its outside legal counsel, that such statement would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law; (ii) complying with Item 1012(a) of Regulation M-A promulgated under the Exchange Act; (iii) informing any Person of the existence of the provisions contained in Section 5.4; or (iv) making any disclosure that the Parent Board (or a committee thereof), after consultation with its outside legal counsel, has determined in good faith is required by applicable Law or by any listing or trading rules or regulations of Nasdaq; provided that, in the case of (iv), Parent shall provide the Company with a reasonable opportunity to review any such disclosure not less than two (2) Business Days prior to the making thereof (or, if two Business Days is not reasonably practicable under the circumstances, such shorter period of time as is reasonably practicable under the circumstances) and shall consider in good faith any comments from the Company thereto.

6.4   Efforts; Regulatory Approvals.
(a)   The Parties shall use commercially reasonable efforts to obtain all regulatory approvals required by applicable Law to consummate the Contemplated Transactions. Without limiting the generality of the foregoing, each Party (i) shall make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such Party in connection with the Contemplated Transactions, (ii) shall use commercially reasonable efforts to obtain each Consent (if any) reasonably required to be obtained (pursuant to any applicable Law or Contract, or otherwise) by such Party in connection with the Contemplated Transactions or for such Contract to remain in full force and effect, (iii) shall use commercially reasonable efforts to lift any injunction prohibiting, or any other legal bar to, the Contemplated Transactions and (iv) shall use commercially reasonable efforts to satisfy the conditions precedent to the consummation of this Agreement.
(b)   Notwithstanding the generality of the foregoing, each Party shall use commercially reasonable efforts to file or otherwise submit, as soon as practicable after the date of this Agreement, all applications, notices, reports and other documents reasonably required to be filed by such Party with or otherwise submitted by such Party to any Governmental Authority with respect to the Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Authority. Without limiting the generality of the foregoing, the Parties shall prepare and file, if required, (a) the notification and report forms required to be filed under the Hart — Scott — Rodino Antitrust Improvements Act of 1976 and (b) any notification or other document required to be filed in connection with the Merger under any applicable foreign Law relating to antitrust or competition matters, no later than ten (10) Business Days after the date the Company and Parent receive notification (in writing or otherwise) from the Federal Trade Commission, the Department of Justice, any state attorney general, foreign antitrust or competition authority or other Governmental Authority that a filing is required in connection with antitrust or competition matters.
(c)   Without limiting the generality of the foregoing, Parent shall give the Company prompt written notice (email being sufficient) of any litigation against Parent and/or its directors relating to this Agreement or the Contemplated Transactions (“Transaction Litigation”) (including by providing copies of all pleadings with respect thereto) and keep the Company reasonably informed with respect to the status thereof. Parent will (i) give the Company the opportunity to participate in, but not control, the defense, settlement or prosecution of any Transaction Litigation (to the extent that the attorney-client privilege is not undermined or otherwise adversely affected; provided that Parent and the Company will use commercially reasonable efforts to find alternative solutions to not undermine or adversely affect the privilege such as entering into common interest agreements, joint defense agreements or similar agreements), (ii) consult with the Company with respect to the defense, settlement and prosecution of any Transaction Litigation and (iii) consider in good faith the Company’s advice with respect to such Transaction Litigation. Parent will obtain the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed) prior to settling or satisfying any such claim.
6.5   Company Options; Company Warrants.
(a)   At the First Effective Time, Parent shall assume each Company Stock Plan and each Company Option (including any Service Provider Grants), whether vested or unvested, that is outstanding immediately prior to the First Effective Time shall, at the First Effective Time, cease to represent a right to acquire shares of Company Common Stock and shall be converted, at the First Effective Time, into an option to purchase shares of Parent Common Stock (an “Assumed Option”), on the same terms and conditions (including any vesting provisions and any provisions providing for accelerated vesting upon certain events) as were applicable under such Company Option as of immediately prior to the First Effective Time, except for administrative or ministerial changes as determined by the Company Board (or, following the First Effective Time, the Parent Board or compensation committee). The number of shares of Parent Common Stock subject to each such Assumed Option shall be equal to (i) the number of shares of Company Common Stock subject to the respective Company Option immediately prior to the First Effective Time multiplied by (ii) the Exchange Ratio, rounded down, if necessary, to the nearest whole share of Parent Common Stock, and such Assumed Option shall have an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of the Company Common Stock otherwise purchasable pursuant to the respective Company Option immediately prior to the First Effective Time divided by (B) the Exchange Ratio; provided, that in the case of any Company Option to which Section 421 of the Code applies as of immediately prior to the First Effective Time (taking into account the effect of any accelerated vesting thereof, if applicable) by reason of its qualification under Section 422 of the Code, the exercise price, the number of shares of Parent Common Stock subject to such option and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of Section 424(a) of the Code; provided further, that in the case of any Assumed Option to which Section 409A of the Code applies as of the First Effective Time, the exercise price, the number of shares of Parent Common Stock subject to such option and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of Section 409A of the Code in order to avoid the imposition of any additional taxes thereunder. The Company Board shall, prior to the First Effective Time, take all actions necessary to effect the foregoing.
(b)   At the First Effective Time, each Company Warrant, whether vested or unvested, that is outstanding immediately prior to the First Effective Time shall, at the First Effective Time, cease to represent a right to acquire shares of Company Capital Stock and shall be converted, at the First Effective Time, into a warrant to purchase shares of Parent Common Stock (an “Assumed Warrant”), on the same terms and conditions (including any vesting provisions and any provisions providing for accelerated vesting upon certain events) as were applicable under such Assumed Warrant as of immediately prior to the First Effective Time. The number of shares of Parent Common Stock subject to each such Assumed Warrant shall be equal to (i) the number of shares of the Company Common Stock subject to each Assumed Warrant immediately prior to the First Effective Time multiplied by (ii) the Exchange Ratio (rounded up to the next whole share of Parent Common Stock to the extent the aggregate amount of fractional shares of Parent Common Stock such holder of Assumed Warrants would otherwise be entitled to is equal to or exceeds 0.50, and otherwise rounded down), and such Assumed Warrant shall have an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of the Company Common Stock otherwise purchasable pursuant to such Assumed Warrant immediately prior to the First Effective Time divided by (B) the Exchange Ratio.
6.6   Employee Benefits.
(a)   Parent shall comply with the terms of any employment, severance, retention, change of control, or similar agreement specified on Section 4.17(d) or contemplated by Section 5.1(b) of the Parent Disclosure Letter, subject to the provisions of such agreements. The parties acknowledge and agree that the Merger shall not constitute a “change in control” (or term of similar import) under any Company Employee Plan.
(b)   From and after the First Effective Time, with respect to each benefit plan maintained by Parent or the Surviving Entity that is an “employee welfare benefit plan” as defined in Section 3(1) of ERISA (each, a “Post-Closing Welfare Plan”) in which any current or former employee of Parent is or becomes eligible to participate (including under COBRA), Parent and the Surviving Entity shall use commercially reasonable efforts to cause each such Post-Closing Welfare Plan to (i) waive all limitations as to pre-existing conditions, waiting periods, required physical examinations and exclusions with respect to participation and coverage requirements applicable under such Post-Closing Welfare Plan for such current or former Parent employee and his or her eligible dependents to the same extent that such pre-existing conditions, waiting periods, required physical examinations and exclusions would not have applied or would have been waived under the corresponding Parent Employee Plan in which such current or former Parent employee was a participant immediately prior to his or her commencement of participation in such Post-Closing Welfare Plan, and (ii) provide each such current or former Parent employee and his or her eligible dependents with credit for any co-payments and deductibles paid in the plan year that includes the First Effective Time, and prior to the date that, such current or former Parent employee commences participation in such Post-Closing Welfare Plan in satisfying any applicable co-payment or deductible requirements under such Post-Closing Welfare Plan for the applicable plan year, to the extent that such expenses were recognized for such purposes under the comparable Parent Employee Plan.
(c)   Parent 401(k) Plan.   Unless directed otherwise by the Company in writing no less than three (3) Business Days before the Closing Date, Parent shall, at least one (1) Business Day prior to the Closing Date, (i) ceased contributions to, and adopted written resolutions (or taken other necessary and appropriate action(s)) to terminate any Parent Employee Plan that is intended to qualify under Section 401(a) of the Code with a cash or deferred arrangement described in Section 401(k) of the Code (collectively, the “401(k) Plans”) in compliance with such 401(k) Plan’s terms and the requirements of applicable Law, (ii) made all employee and employer contributions to the 401(k) Plans for all periods of service prior to the Closing Date, including such contributions that would have been made on behalf of 401(k) Plan participants had the Merger not occurred (regardless of any service or end-of-year employment requirements) but prorated for the portion of the plan year that ends on the Closing Date, and (iii) 100% vested all participants under the 401(k) Plans, with such termination, contributions and vesting effective no later than one (1) day prior to the Closing Date. Parent shall provide the Company copies of all such corporate actions or documentation related to the same at least three (3) Business Days before their adoption or approval for the Company’s reasonable review and comment.
(d)   Parent Options.   As of immediately prior to the First Effective Time, each Parent Option that is then outstanding but not then vested or exercisable shall become immediately vested and exercisable in full. At the First Effective Time, each In the Money Parent Option that is then outstanding shall be canceled and the holder thereof shall be entitled to receive, immediately prior to the First Effective Time a number of shares of Parent Common Stock equal to the number of shares underlying such Parent Option. Notwithstanding anything herein to the contrary, the tax withholding obligations for each holder receiving shares of Parent Common Stock in accordance with the preceding sentence shall be satisfied by Parent withholding from issuance that number of shares of Parent Common Stock calculated by multiplying the legally-required withholding rate for such holder in connection with such issuance by the number of shares of Parent Common Stock to be issued in accordance with the preceding sentence, and rounding up to the nearest whole share and remitting such withholding in cash to the appropriate taxing authorities. At the First Effective Time, each Out of the Money Parent Option shall be cancelled for no consideration. Prior to the Closing, the Parent Board shall have adopted appropriate resolutions and taken all other actions necessary and appropriate to provide for the foregoing.
(e)   Parent Restricted Stock Units.   As of immediately prior to the First Effective Time, the Parent Board shall have adopted appropriate resolutions and taken all other actions necessary and appropriate to provide that (i) the vesting of each outstanding and unvested Parent Restricted Stock Unit shall be accelerated in full effective as of immediately prior to the First Effective Time, contingent on the occurrence of the Closing and (ii) for each outstanding and unsettled Parent Restricted Stock Unit (including any Parent Restricted Stock Units accelerated under Section 6.6(e)(i) above) the holder thereof shall be entitled to receive, immediately prior to the First Effective Time a number of shares of Parent Common Stock equal to the number of vested and unsettled shares underlying such Parent Restricted Stock Units. Notwithstanding anything herein to the contrary, the tax withholding obligations for each holder receiving shares of Parent Common Stock in accordance with the preceding sentence shall be satisfied by Parent withholding from issuance that number of shares of Parent Common Stock calculated by multiplying the legally-required withholding rate for such holder in connection with such issuance by the number of shares of Parent Common Stock to be issued in accordance with the preceding sentence, and rounding up to the nearest whole share and remitting such withholding in cash to the appropriate taxing authorities. Prior to the Closing, the Parent Board shall have adopted appropriate resolutions and taken all other actions necessary and appropriate to provide for the foregoing.

6.7   Indemnification of Officers and Directors.
(a)   From the First Effective Time through the sixth anniversary of the date on which the First Effective Time occurs, each of Parent and the Surviving Entity shall indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the First Effective Time, a director or officer of Parent or the Company, respectively (the “D&O Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director or officer of Parent or of the Company, whether asserted or claimed prior to, at or after the First Effective Time, in each case, to the fullest extent permitted under the DGCL. Each D&O Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of Parent and the Surviving Entity, jointly and severally, upon receipt by Parent or the Surviving Entity from the D&O Indemnified Party of a request therefor; provided that any such person to whom expenses are advanced provides an undertaking to Parent, to the extent then required by the DGCL, to repay such advances if it is ultimately determined that such person is not entitled to indemnification. Without otherwise limiting the D&O Indemnified Parties’ rights with regards to counsel, following the First Effective Time, the D&O Indemnified Parties shall be entitled to continue to retain Sidley Austin LLP or such other counsel selected by the D&O Indemnified Parties.
(b)   The certificate of incorporation and bylaws of the Surviving Entity shall contain, and Parent shall cause the certificate of incorporation and bylaws of the Surviving Entity to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers as those presently set forth in the certificate of incorporation and bylaws of Parent.
(c)   From and after the First Effective Time, (i) the Surviving Entity shall fulfill and honor in all respects the obligations of the Company to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under the Company’s Organizational Documents and pursuant to any indemnification agreements between the Company and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the First Effective Time and (ii) Parent shall fulfill and honor in all respects the obligations of Parent to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under Parent’s Organizational Documents and pursuant to any indemnification agreements between Parent and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the First Effective Time.
(d)   From and after the First Effective Time, Parent shall maintain directors’ and officers’ liability insurance policies, with an effective date as of the Closing Date, on commercially reasonable terms and conditions and with coverage limits customary for U.S. public companies similarly situated to Parent. In addition, Parent shall purchase at its sole expense, prior to the First Effective Time, a six (6) year prepaid “D&O tail policy” for the non-cancelable extension of the directors’ and officers’ liability coverage of Parent’s existing directors’ and officers’ insurance policies for a claims reporting or discovery period of at least six (6) years from and after the First Effective Time with respect to any claim related to any period of time at or prior to the First Effective Time with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under Parent’s existing policies as of the date of this Agreement, or otherwise acceptable to Parent, except that Parent will not commit or spend on such “D&O Tail policy” annual premiums in excess of 250% of the annual premiums paid by Parent in its last full fiscal year prior to the date hereof for Parent’s current policies of directors’ and officers’ liability insurance and fiduciary liability insurance (nor, for the avoidance of doubt, shall Parent be obligated to spend any specific amount), and if such premiums for such “D&O tail policy” would exceed 250% of such annual premium, then Parent shall purchase policies that provide the maximum coverage available at an annual premium equal to 250% of such annual premium. The Company shall in good faith cooperate with Parent prior to the First Effective Time with respect to the procurement of such “D&O tail policy.”
(e)   From and after the First Effective Time, Parent shall pay all expenses, including reasonable attorneys’ fees, that are incurred by the persons referred to in this Section 6.7 in connection with their enforcement of the rights provided to such persons in this Section 6.7.
(f)   The provisions of this Section 6.7 are intended to be in addition to the rights otherwise available to the current and former officers and directors of Parent and the Company by Law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their Representatives.
(g)   In the event Parent or the Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Entity, as the case may be, shall succeed to the obligations set forth in this Section 6.7. Parent shall cause the Surviving Entity to perform all of the obligations of the Surviving Entity under this Section 6.7.
6.8   Disclosure.   The Parties shall use their commercially reasonable efforts to agree to the text of any initial press release and Parent’s Form 8-K announcing the execution and delivery of this Agreement. Without limiting any Party’s obligations under the Confidentiality Agreement, no Party shall, and no Party shall permit any of its Subsidiaries or any of its Representative to, issue any press release or make any public disclosure regarding the Contemplated Transactions unless: (a) the other Party shall have approved such press release or disclosure in writing, such approval not to be unreasonably conditioned, withheld or delayed; or (b) such Party shall have determined in good faith, upon the advice of outside legal counsel, that such disclosure is required by applicable Law and, to the extent practicable, before such press release or disclosure is issued or made, such Party advises the other Party of, and consults with the other Party regarding, the text of such press release or disclosure; provided, however, that each of the Company and Parent may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are consistent with previous press releases, public disclosures or public statements made by the Company or Parent in compliance with this Section 6.8. Notwithstanding the foregoing, a Party need not consult with any other Parties in connection with such portion of any press release, public statement or filing to be issued or made pursuant to Section 6.2(d) or pursuant to Section 6.3(e).
6.9   Listing.   At or prior to the First Effective Time, Parent shall use its commercially reasonable efforts to (a) maintain its listing on Nasdaq until the First Effective Time and to obtain approval of the listing of the combined corporation on Nasdaq, (b) to the extent required by the rules and regulations of Nasdaq, prepare and submit to Nasdaq a notification form for the listing of the shares of Parent Common Stock to be issued in connection with the Contemplated Transactions, and to cause such shares to be approved for listing (subject to official notice of issuance); (c) prepare and timely submit to Nasdaq a notification form for the Nasdaq Reverse Split (if required) and to submit a copy of the amendment to Parent’s certificate of incorporation effecting the Nasdaq Reverse Split, certified by the Secretary of State of the State of Delaware, to Nasdaq on the Closing Date; and (d) to the extent required by Nasdaq Marketplace Rule 5110, assist the Company in preparing and filing an initial listing application for the Parent Capital Stock on Nasdaq (including any Parent Common Stock issuable upon conversion thereof) (the “Nasdaq Listing Application”) and to cause such Nasdaq Listing Application to be conditionally approved prior to the First Effective Time. Each Party will reasonably promptly inform the other Party of all verbal or written communications between Nasdaq and such Party or its representatives. The Parties will use commercially reasonable efforts to coordinate with respect to compliance with Nasdaq rules and regulations. The Party not filing the Nasdaq Listing Application will cooperate with the other Party as reasonably requested by such filing Party with respect to the Nasdaq Listing Application and promptly furnish to such filing Party all information concerning itself and its members that may be required or reasonably requested in connection with any action contemplated by this Section 6.9. All Nasdaq fees associated with any action contemplated by this Section 6.9, including any fees related to the engagement of a consultant (the “Nasdaq Fees”), shall be paid by the Company.
6.10   Tax Matters.
(a)   The Parties shall use reasonable efforts (and each shall cause its Affiliates) to cause the Merger to qualify for the Intended Tax Treatment. No Party shall take any actions, or fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the Intended Tax Treatment. The Parties shall report the Contemplated Transactions for all applicable Tax purposes in a manner that is consistent with the Intended Tax Treatment. No Party shall take any position that is inconsistent with the Intended Tax Treatment during the course of any audit, litigation or other proceeding with respect to Taxes, in each case, unless otherwise required by a determination within the meaning of Section 1313(a) of the Code. The Parties shall comply with the recordkeeping and information reporting requirements imposed on them, including, but not limited to, those set forth in Treasury Regulation Section 1.368-3.
(b)   Parent shall promptly notify the Company if, at any time before the First Effective Time, Parent becomes aware of any fact or circumstance that would reasonably be expected to prevent, cause a failure of, or impede the Intended Tax Treatment. The Company shall promptly notify Parent if, at any time before the First Effective Time, the Company becomes aware of any fact or circumstance that would reasonably be expected to prevent, cause a failure of, or impede the Intended Tax Treatment.
(c)   If the SEC requires that an opinion with respect to the Intended Tax Treatment be prepared and submitted in connection with the Proxy Statement, (i) the Company shall use its reasonable best efforts to cause Gibson, Dunn and Crutcher LLP (or such other nationally recognized law or accounting firm reasonably satisfactory to the Company) to furnish an opinion (as so required and subject to customary assumptions and limitations), (ii) Parent shall use its reasonable best efforts to cause Sidley Austin LLP (or such other nationally recognized law or accounting firm reasonably satisfactory to Parent) to furnish an opinion (as so required and subject to customary assumptions and limitations), and (iii) Parent and the Company shall each deliver to each of Gibson, Dunn and Crutcher LLP (or such other nationally recognized law or accounting firm reasonably satisfactory to the Company) and Sidley Austin LLP (or such other nationally recognized law or accounting firm reasonably satisfactory to Parent) a Tax certificate, dated as of the date the Proxy Statement shall have been declared effective by the SEC and signed by an officer of Parent or the Company, as applicable, containing customary representations and covenants reasonably acceptable to the Company and Parent, as applicable, in each case, as reasonably necessary and appropriate to enable such advisors to render such opinions (the “Tax Certificates”). Each of Parent and the Company shall use its commercially reasonable efforts not to take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which would cause to be untrue) any of the Tax certifications, covenants or representations included in the Tax Certificates.
(d)   Parent and the Company shall reasonably cooperate in the preparation, execution and filing of all Tax Returns, questionnaires, applications or other documents regarding any real property transfer, sales, use, transfer, value added, stock transfer and stamp taxes, and transfer, recording, registration and other fees and similar Taxes which become payable in connection with the Merger that are required or permitted to be filed on or before the First Effective Time. Each of Parent and the Company shall pay, without deduction from any consideration or other amounts payable or otherwise deliverable pursuant to this Agreement and without reimbursement from the other party, any such Taxes or fees imposed on it by any Governmental Authority, which becomes payable in connection with the Merger.
6.11   Legends.   Parent shall be entitled to place appropriate legends on the book entries and/or certificates evidencing any shares of Parent Capital Stock to be received in the Merger by equityholders of the Company who may be considered “affiliates” of Parent for purposes of Rules 144 and 145 under the Securities Act reflecting the restrictions set forth in Rules 144 and 145 and to issue appropriate stop transfer instructions to the transfer agent for any such shares of Parent Capital Stock.
6.12   Officers and Directors.   Until successors are duly elected or appointed and qualified in accordance with applicable Law, the Parties shall use commercially reasonable efforts and take all necessary action so that the Persons listed on Section 6.12 of the Parent Disclosure Letter are elected or appointed, as applicable, to the positions of officers or directors of Parent and the Surviving Entity, as set forth therein, to serve in such positions effective as of the Second Effective Time. If any Person listed on Section 6.12 of the Parent Disclosure Letter is unable or unwilling to serve as officer or director of Parent or the Surviving Entity, as set forth therein, the Party appointing such Person (as set forth on Section 6.12 of the Parent Disclosure Letter) shall designate a successor. The Parties shall use reasonable best efforts to have each of the Persons that will serve as directors and officers of the Parent following the Closing to execute and deliver a Lock-Up Agreement prior to Closing.
6.13   Termination of Certain Agreements and Rights.   Each of Parent and the Company shall cause any stockholder agreements, voting agreements, registration rights agreements, co-sale agreements and any other similar Contracts between either Parent or the Company and any holders of Parent Common Stock or Company Capital Stock, respectively, including any such Contract granting any Person investor rights, rights of first refusal, registration rights or director registration rights, to be terminated immediately prior to the First Effective Time, without any liability being imposed on the part of Parent or the Surviving Entity.
6.14   Section 16 Matters.   Prior to the First Effective Time, Parent shall take all such steps as may be required to cause any acquisitions of Parent Common Stock and any options to purchase Parent Common Stock in connection with the Contemplated Transactions, by each individual who is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.
6.15   Allocation Information.   The Company will prepare and deliver to Parent prior to the Closing a spreadsheet setting forth (as of immediately prior to the First Effective Time) (a) each holder of Company Capital Stock, (b) such holder’s name and address, (c) the number or percentage and type of Company Capital Stock held as of the Closing Date for each such holder and (d) the number of shares of Parent Capital Stock to be issued to such holder pursuant to this Agreement in respect of the Company Capital Stock held by such holder as of immediately prior to the First Effective Time (the “Allocation Certificate”).
6.16   Parent SEC Documents.   From the date of this Agreement to the First Effective Time, Parent shall use commercially reasonable efforts to timely file with the SEC all registration statements, proxy statements, Certifications, reports, schedules, exhibits, forms and other documents required to be filed by Parent with the SEC under the Exchange Act or the Securities Act (“SEC Documents”). As of its filing date, or if amended after the date of this Agreement, as of the date of the last such amendment, each SEC Document filed by Parent with the SEC (a) shall comply in all material respects with the applicable requirements of the Exchange Act and the Securities Act, and (b) shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.
6.17   Notice of Certain Transactions.   As reasonably practicable following the closing of any Interim Financing or Company Acquisition, the Company shall provide notice to Parent (email being sufficient) setting forth in reasonable detail the terms of such Interim Financing or Company Acquisition, including (i) in the case of any Interim Financing, the amount of proceeds actually received by the Company in connection with such Interim Financing and (ii) in the case of any Company Acquisition, the Fair Market Value associated therewith.
6.18   Obligations of Merger Subs.   Parent will take all action necessary to cause each Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

6.19   Parent Financing.   To the extent requested by the Company prior to the Closing, Parent shall use reasonable best efforts to amend, restate and/or supersede the Subscription Agreement, in the manner determined by the Company at the Company’s cost and expense, to allow for the purchase of additional shares (up to $200,000,000 of such additional shares at a price per share no less than the Nasdaq official closing price (as reflected on Nasdaq.com) immediately preceding the signing of such amendment or restatement of the Subscription Agreement or other or superseding subscription agreement) of Parent Common Stock (whether in a second tranche or otherwise) by new or existing investors.
Section 7.   Conditions Precedent to Obligations of Each Party.
The obligations of each Party to effect the Merger and otherwise consummate the Contemplated Transactions to be consummated at the Closing are subject to the satisfaction or, to the extent permitted by applicable law, the written waiver by each of the Parties, at or prior to the Closing, of each of the following conditions:
7.1   Regulatory Approvals.   Any applicable waiting periods (or any extensions thereof) under the HSR Act (if applicable) shall have expired or otherwise been terminated.
7.2   No Restraints.   Any material state securities laws applicable to the issuance of the shares of Parent Capital Stock in connection with the Contemplated Transactions (including any Parent Common Stock issuable upon conversion thereof) shall have been complied with and no Order preventing the consummation of the Contemplated Transactions shall have been issued by any Governmental Authority of competent jurisdiction and remain in effect and there shall not be any Law which has the effect of making the consummation of the Contemplated Transactions illegal.
7.3   Stockholder Approval.   (a) Parent shall have obtained the Required Parent Stockholder Vote (but solely with respect to such items as are necessary to consummate the transactions contemplated by this Agreement) and (b) the Company shall have obtained the Required Company Stockholder Vote.
7.4   Listing.   The Nasdaq Listing Application shall have been approved by Nasdaq.
7.5   Lock-Up Agreements.   The Lock-Up Agreements shall be in full force and effect.
7.6   Parent Charter Amendment.   The Parent Charter Amendment shall have been duly filed with the Secretary of State of the State of Delaware, containing at least such amendments as are necessary to consummate the transactions contemplated by this Agreement.
7.7   Certificate of Designation.   Parent shall have filed the Certificate of Designation with the Secretary of State of the State of Delaware.
Section 8.   Additional Conditions Precedent to Obligations of Parent and Merger Subs.
The obligations of Parent and Merger Subs to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by Parent, at or prior to the Closing, of each of the following conditions:
8.1   Accuracy of Representations.   The Company Fundamental Representations shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date). The Company Capitalization Representations shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except, in each case, (x) for such inaccuracies which are de minimis, individually or in the aggregate, (y) for those representations and warranties which address matters only as of a particular date (which representations and warranties shall have been true and correct, subject to the qualifications as set forth in the preceding clause (x), as of such particular date). The representations and warranties of the Company contained in this Agreement (other than the Company

Fundamental Representations and the Company Capitalization Representations) shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (a) in each case, or in the aggregate, where the failure to be so true and correct would not reasonably be expected to have a Company Material Adverse Effect (without giving effect to any references therein to any Company Material Adverse Effect or other materiality qualifications) or (b) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (a), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Letter made or purported to have been made after the date of this Agreement shall be disregarded).
8.2   Performance of Covenants.   The Company shall have performed or complied with in all material respects all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the First Effective Time.
8.3   Documents.   Parent shall have received the following documents, each of which shall be in full force and effect:
(a)   a certificate executed by the Chief Executive Officer or Chief Financial Officer of the Company certifying (i) that the conditions set forth in Sections 8.1, 8.2, 8.4, 8.5 and 8.6 have been duly satisfied and (ii) that the information (other than emails and addresses) set forth in the Allocation Certificate delivered by the company in accordance with Section 6.15 is true and accurate in all respects as of the Closing Date;
(b)   a certificate pursuant to Treasury Regulations Sections 1.1445-2(c) and 1.897-2(h), together with a form of notice to the IRS in accordance with the requirements of Treasury Regulations Section 1.897-2(h), in each case, in form and substance reasonably acceptable to Parent;
(c)   the Company Valuation Schedule; and
(d)   the Allocation Certificate.
8.4   No Company Material Adverse Effect.   Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect that is continuing.
8.5   Company Stockholder Written Consent.   The Company Stockholder Written Consent executed by the stockholders of the Company shall be in full force and effect.
8.6   Parent Financing.   The Subscription Agreement shall be in full force and effect and proceeds of not less than the Minimum Concurrent Investment Amount shall have been received by Parent or will be received by Parent substantially concurrently with the Closing in connection with the consummation of the transactions contemplated by the Subscription Agreement.
Section 9.   Additional Conditions Precedent to Obligation of the Company.
The obligations of the Company to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by the Company, at or prior to the Closing, of each of the following conditions:
9.1   Accuracy of Representations.   The Parent Fundamental Representations shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date). The Parent Capitalization Representations shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except, in each case, (x) for such inaccuracies which are de minimis, individually or in the aggregate, (y) for those representations and warranties which address matters only as of a particular date (which representations and warranties shall have been true and correct, subject to the qualifications as set forth in the preceding clause (x), as of such particular date). The representations and warranties of Parent and Merger Subs contained in this Agreement (other than the Parent Fundamental Representations and the Parent Capitalization Representations) shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (a) in each case, or in the aggregate, where the failure to be so true and correct would not reasonably be expected to have a Parent Material Adverse Effect (without giving effect to any references therein to any Parent Material Adverse Effect or other materiality qualifications) or (b) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (a), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Parent Disclosure Letter made or purported to have been made after the date of this Agreement shall be disregarded).
9.2   Performance of Covenants.   Parent and Merger Subs shall have performed or complied with in all material respects all of their agreements and covenants required to be performed or complied with by each of them under this Agreement at or prior to the First Effective Time.
9.3   Documents.   The Company shall have received the following documents, each of which shall be in full force and effect:
(a)   a certificate executed by an executive officer of Parent certifying that the conditions set forth in Sections 9.1, 9.2 and 9.4 have been duly satisfied;
(b)   written resignations in forms satisfactory to the Company, dated as of the Closing Date and effective as of the Closing executed by the officers and directors of Parent who are not to continue as officers or directors of Parent pursuant to Section 6.12 hereof; and
(c)   the Parent Net Cash Schedule.
9.4   No Parent Material Adverse Effect.   Since the date of this Agreement, there shall not have occurred any Parent Material Adverse Effect that is continuing.
Section 10.   Termination.
10.1   Termination.   This Agreement may be terminated prior to the First Effective Time (whether before or after adoption of this Agreement by the Company’s stockholders and whether before or after approval of the Parent Stockholder Matters by Parent’s stockholders, unless otherwise specified below):
(a)   by mutual written consent of Parent and the Company;
(b)   by either Parent or the Company if the Merger shall not have been consummated by September 30, 2025 (subject to possible extension as provided in this Section 10.1(b), the “End Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to the Company or Parent if such Party’s (or in the case of Parent, Merger Subs’) action or failure to act has been a principal cause of the failure of the Merger to occur on or before the End Date and such action or failure to act constitutes a breach of this Agreement;
(c)   by either Parent or the Company if a court of competent jurisdiction or other Governmental Authority shall have issued a final and nonappealable Order having the effect of permanently restraining, enjoining or otherwise prohibiting the Contemplated Transactions;
(d)   by Parent if the Required Company Stockholder Vote shall not have been obtained within two (2) Business Days of the date hereof; provided, however, that once the Required Company Stockholder Vote has been obtained (whether timely or not), Parent may not terminate this Agreement pursuant to this Section 10.1(d);
(e)   by either Parent or the Company if (i) the Parent Stockholder Meeting (including any adjournments and postponements thereof) shall have been held and completed and Parent’s stockholders shall have taken a final vote on the Parent Stockholder Matters and (ii) the Parent Stockholder Matters shall not have been approved at the Parent Stockholder Meeting (or at any adjournment or postponement thereof) by the Required Parent Stockholder Vote; provided, however, that the right to terminate this Agreement under this Section 10.1(e) shall not be available to Parent where the failure to obtain the Required Parent Stockholder Vote shall have been caused by the action or failure to act of Parent and such action or failure to act constitutes a material breach by Parent of this Agreement;
(f)   by the Company (at any time prior to the approval of the Parent Stockholder Matters by the Required Parent Stockholder Vote) if a Parent Triggering Event shall have occurred;
(g)   by Parent (at any time prior to the adoption of this Agreement and the approval of the Contemplated Transactions by the Required Company Stockholder Vote) if a Company Triggering Event shall have occurred;
(h)   by the Company, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by Parent or Merger Subs or if any representation or warranty of Parent or Merger Subs shall have become inaccurate, in either case, such that the conditions set forth in Section 9.1 or Section 9.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided, that the Company is not then in material breach of any representation, warranty, covenant or agreement under this Agreement; provided further, that if such inaccuracy in Parent’s or Merger Subs’ representations and warranties or breach by Parent or Merger Subs is curable by Parent or Merger Subs, then the Company shall not be permitted to terminate this Agreement pursuant to this Section 10.1(h) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a thirty (30) day period commencing upon delivery of written notice from the Company to Parent or Merger Subs of such breach or inaccuracy and its intention to terminate pursuant to this Section 10.1(h) and (ii) Parent or Merger Subs (as applicable) ceasing to exercise commercially reasonable efforts to cure such breach following delivery of written notice from the Company to Parent or Merger Subs of such breach or inaccuracy and its intention to terminate pursuant to this Section 10.1(h) (it being understood that the Company shall not be permitted to terminate this Agreement pursuant to this Section 10.1(h) as a result of such particular breach or inaccuracy if such breach by Parent or Merger Subs is cured prior to such termination becoming effective);
(i)   by Parent, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by the Company or if any representation or warranty of the Company shall have become inaccurate, in either case, such that the conditions set forth in Section 8.1 or Section 8.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that Parent is not then in material breach of any representation, warranty, covenant or agreement under this Agreement; provided, further, that if such inaccuracy in the Company’s representations and warranties or breach by the Company is curable by the Company then Parent shall not be permitted to terminate this Agreement pursuant to this Section 10.1(i) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a thirty (30) day period commencing upon delivery of written notice from Parent to the Company of such breach or inaccuracy and its intention to terminate pursuant to this Section 10.1(i) and (ii) the Company ceasing to exercise commercially reasonable efforts to cure such breach following delivery of written notice from Parent to the Company of such breach or inaccuracy and its intention to terminate pursuant to this Section 10.1(i) (it being understood that Parent shall not be permitted to terminate this Agreement pursuant to this Section 10.1(i) as a result of such particular breach or inaccuracy if such breach by the Company is cured prior to such termination becoming effective); or
(j)   by Parent (at any time prior to the approval of the Parent Stockholder Matters by the Required Parent Stockholder Vote) and following compliance with all of the requirements set forth in the proviso to this Section 10.1(j), upon the Parent Board authorizing Parent to enter into a Permitted Alternative Agreement; provided, however, that Parent shall not enter into any Permitted Alternative Agreement unless: (i) Parent shall have complied in all material respects with its obligations under Section 5.4 and Section 6.3, (ii) the Parent Board shall have determined in good faith, after consultation with its outside legal counsel, that the failure to enter into such Permitted Alternative Agreement would reasonably be expected to be inconsistent with its fiduciary obligations under applicable Law and (iii) Parent shall concurrently pay to the Company the Company Termination Fee in accordance with Section 10.3(d).
The Party desiring to terminate this Agreement pursuant to this Section Section 10 (other than pursuant to Section 10.1(a)) shall give a notice of such termination to the other Party specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail.
10.2   Effect of Termination.   In the event of the termination of this Agreement as provided in Section Section 10, this Agreement shall be of no further force or effect; provided, however, that (a) this Section 10.2, Section 10.3 and Error! Reference source not found.11 (other than Section 11.8) and the related definitions of the defined terms in such sections shall survive the termination of this Agreement and shall remain in full force and effect and (b) the termination of this Agreement and the provisions of Section 10.3 shall not relieve any Party of any liability for fraud or for any willful and material breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement.
10.3   Expenses; Termination Fees.
(a)   Except as set forth in this Section 10.3 and Section 6.9, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such expenses, whether or not the Merger is consummated.
(b)   If (i) this Agreement is terminated by Parent or the Company pursuant to Section 10.1(e) or by the Company pursuant to Section 10.1(f), (ii) at any time after the date of this Agreement and prior to the Parent Stockholder Meeting, a bona fide third party Acquisition Proposal for a change of control transaction with respect to Parent shall have been publicly announced, disclosed or otherwise communicated to the Parent Board (and shall not have been withdrawn) and (iii) within twelve (12) months after the date of such termination, Parent enters into a definitive agreement with respect to a Subsequent Transaction or consummates a Subsequent Transaction (excluding in each case any transactions occurring in connection with the liquidation, dissolution and winding up of Parent), then Parent shall pay to the Company, within ten (10) Business Days after termination (or, if applicable, upon such entry into a definitive agreement or consummation of a Subsequent Transaction), a nonrefundable fee in an amount equal to $320,000 (the “Company Termination Fee”).
(c)   If this Agreement is terminated by the Company (other than pursuant to Section 10.1(e) or Section 10.1(f)), the Company shall pay to Parent, within ten (10) Business Days of such termination, a non-refundable fee in an amount equal to $500,000 for each month (or portion thereof) that has elapsed after May 30, 2025 at the time of such payment; provided that in no event shall the amount of the fee payable by the Company pursuant to this Section 10.3(c) exceed $2,000,000.
(d)   If this Agreement is terminated by Parent pursuant to Section 10.1(d), the Company shall pay to Parent, within ten (10) Business Days of such termination, a nonrefundable fee in an amount equal to $2,000,000. If (i) this Agreement is terminated by Parent pursuant to Section 10.1(g), (ii) at any time after the date of this Agreement and before obtaining the Required Company Stockholder Vote, a, Acquisition Proposal with respect to the Company shall have been announced, disclosed or otherwise communicated to the Company Board (and shall not have been withdrawn) and (iii) within twelve (12) months after the date of such termination, the Company enters into a definitive agreement with respect to a Subsequent Transaction or consummates a Subsequent Transaction, then the Company shall pay to Parent, within ten (10) Business Days after termination (or, if applicable, upon such entry into a definitive agreement or consummation of a Subsequent Transaction), a nonrefundable fee in an amount equal to $2,000,000.
(e)   If either Party fails to pay when due any amount payable by it under this Section 10.3, then (i) such Party shall reimburse the other Party for reasonable costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other Party of its rights under this Section 10.3 and (ii) such Party shall pay to the other Party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the other Party in full) at a rate per annum equal to the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid plus three percent.
(f)   The Parties agree that, subject to Section 10.2, the payment of the fees and expenses set forth in this Section 10.3 shall be the sole and exclusive remedy of each Party following a termination of this Agreement under the circumstances described in this Section 10.3, it being understood that in no event shall either Parent or the Company be required to pay the individual fees or damages payable pursuant to this Section 10.3 on more than one occasion. Subject to Section 10.2, following the payment of the fees and expenses set forth in this Section 10.3 by a Party, (i) such Party shall have no further liability to the other Party in connection with or arising out of this Agreement or the termination thereof, any breach of this Agreement by the other Party giving rise to such termination, or the failure of the Contemplated Transactions to be consummated, (ii) no other Party or their respective Affiliates shall be entitled to bring or maintain any other claim, action or proceeding against such Party or seek to obtain any recovery, judgment or damages of any kind against such Party (or any partner, member, stockholder, director, officer, employee, Subsidiary, Affiliate, agent or other Representative of such Party) in connection with or arising out of this Agreement or the termination thereof, any breach by such Party giving rise to such termination or the failure of the Contemplated Transactions to be consummated and (iii) all other Parties and their respective Affiliates shall be precluded from any other remedy against such Party and its Affiliates, at law or in equity or otherwise, in connection with or arising out of this Agreement or the termination thereof, any breach by such Party giving rise to such termination or the failure of the Contemplated Transactions to be consummated. Each of the Parties acknowledges that (x) the agreements contained in this Section 10.3 are an integral part of the Contemplated Transactions, (y) without these agreements, the Parties would not enter into this Agreement and (z) any amount payable pursuant to this Section 10.3 is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate the Parties in the circumstances in which such amount is payable; provided, however, that nothing in this Section 10.3(f) shall limit the rights of the Parties under Section 11.10.
Section 11.   Miscellaneous Provisions.
11.1   Non-Survival of Representations and Warranties.   The representations and warranties of the Company, Parent and Merger Subs contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the First Effective Time, and only the covenants that by their terms survive the First Effective Time and this Section 11 shall survive the First Effective Time.
11.2   Amendment.   This Agreement may be amended with the approval of the respective boards of directors of the Company, Merger Subs and Parent at any time (whether before or after the adoption and approval of this Agreement by the Company’s stockholders or before or after obtaining the Required Parent Stockholder Vote); provided, however, that after any such approval of this Agreement by a Party’s stockholders, no amendment shall be made which by Law requires further approval of such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Company, Merger Subs and Parent.
11.3   Waiver.
(a)   Any provision hereof may be waived by the waiving Party solely on such Party’s own behalf, without the consent of any other Party. No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b)   No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.
11.4   Entire Agreement; Counterparts; Exchanges by Electronic Transmission.   This Agreement and the other schedules, exhibits, certificates, instruments and agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms; provided, further, that only Exhibit D (including Exhibit A to such Exhibit) is incorporated by reference and made a part hereof for purposes of Section 251 of the DGCL. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by electronic transmission in PDF format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.
11.5   Applicable Law; Jurisdiction.   This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. In any action or proceeding between any of the Parties arising out of or relating to this Agreement or any of the Contemplated Transactions, each of the Parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 11.5, (c) waives any objection to laying venue in any such action or proceeding in such courts, (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any Party, (e) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 11.7 of this Agreement and (f) irrevocably and unconditionally waives the right to trial by jury.
11.6   Assignability.   This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Party’s prior written consent shall be void and of no effect.
11.7   Notices.   All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery by hand or (c) on the date delivered in the place of delivery if sent by email (with a written or electronic confirmation of delivery) prior to 6:00 p.m. (New York City time), otherwise on the next succeeding Business Day, in each case to the intended recipient as set forth below:
if to Parent or Merger Subs:
GlycoMimetics Inc.
9708 Medical Center Drive
Rockville, Maryland 20850
Attention: Christian Dinneen-Long
Email: cdinneen-long@glycomimetics.com

with a copy to (which shall not constitute notice):
Sidley Austin LLP
787 Seventh Avenue
New York, NY 10019
Attention: Asher M. Rubin; John Butler
Email: arubin@sidley.com; john.butler@sidley.com
if to the Company:
Crescent Biopharma, Inc.
221 Crescent Street, Building 23, Suite 105
Waltham, Massachusetts 02453
Attention: Jonathan Violin
Email: jviolin@crescentbiopharma.com
with a copy to (which shall not constitute notice):
Gibson, Dunn & Crutcher LLP
One Embarcadero Center, Suite 2600
San Francisco, CA 94111
Attention: Ryan Murr, Branden Berns, Chris Trester
Email: rmurr@gibsondunn.com, bberns@gibsondunn.com, ctrester@gibsondunn.com
11.8   Cooperation.   Each Party agrees to cooperate fully with the other Party and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Party to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.
11.9   Severability.   Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.
11.10   Other Remedies; Specific Performance.   Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms (including failing to take such actions as are required of it hereunder to consummate this Agreement) or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity, and each of the Parties waives any bond, surety or other security that might be required of any other Party with respect thereto. Each of the Parties further agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.
11.11   No Third-Party Beneficiaries.   Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties and the D&O Indemnified Parties to the extent of their respective rights pursuant to Section 6.7) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
[Remainder of page intentionally left blank]

In Witness Whereof, the Parties have caused this Agreement to be executed as of the date first above written.
GLYCOMIMETICS INC.
By: /s/ Harout Semerjian Name: Harout Semerjian Title: President and Chief Executive Officer
GEMINI MERGER SUB CORP.
By: /s/ Harout Semerjian Name: Harout Semerjian Title: President and Chief Executive Officer
GEMINI MERGER SUB II, LLC
By: /s/ Harout Semerjian Name: Harout Semerjian Title: President and Chief Executive Officer

In Witness Whereof, the Parties have caused this Agreement to be executed as of the date first above written.
CRESCENT BIOPHARMA, INC.
By: /s/ Jonathan Violin Name: Jonathan Violin Title: Chief Executive Officer

AMENDMENT NO. 1 TO THE
AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
This AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Amendment”) is made as of February 14, 2025, with respect to that certain Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), dated as of October 28, 2024 (the “Agreement Date”), by and among GlycoMimetics, Inc., a Delaware corporation (“Parent”), Gemini Merger Sub Corp., a Delaware corporation and wholly owned subsidiary of Parent (“First Merger Sub”), Gemini Merger Sub II, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Second Merger Sub” and, together with First Merger Sub, “Merger Subs”), and Crescent Biopharma, Inc. (the “Company”), a Delaware corporation. All capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement.
W I T N E S S E T H:
WHEREAS, pursuant to Section 11.2 of the Merger Agreement, the Merger Agreement may be amended by any instrument in writing signed on behalf of the Company, Parent and Merger Subs, with the approval of the respective boards of directors of the Company, Parent and Merger Subs;
WHEREAS, the Parent Board has (i) determined that the Contemplated Transactions (including as adjusted pursuant to this Amendment) are fair to, advisable and in the best interests of Parent and its stockholders, (ii) approved and declared advisable the Merger Agreement (including as amended hereby) and the Contemplated Transactions, including the issuance of shares of Parent Capital Stock to the stockholders of the Company pursuant to the terms of the Merger Agreement (including as amended hereby) and (iii) determined to recommend, upon the terms and subject to the conditions set forth in the Merger Agreement (including as amended hereby), that the stockholders of Parent vote to approve the Merger Agreement (including as amended hereby) and thereby approve the Parent Stockholder Matters, including the Contemplated Transactions, and against any competing proposals;
WHEREAS, the First Merger Sub Board has (i) determined that the Contemplated Transactions (including as adjusted pursuant to this Amendment) are fair to, advisable, and in the best interests of First Merger Sub and its sole stockholder, (ii) approved and declared advisable the Merger Agreement (including as amended hereby) and the Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in the Merger Agreement (including as amended hereby), that the stockholder of First Merger Sub votes to adopt the Merger Agreement (including as amended hereby) and thereby approve the Contemplated Transactions;
WHEREAS, the sole member of the Second Merger Sub has (i) determined that the Contemplated Transactions (including as adjusted pursuant to this Amendment) are fair to, advisable, and in the best interests of Second Merger Sub and its sole member, (ii) approved and declared advisable the Merger Agreement (including as amended hereby) and the Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in the Merger Agreement (including as amended hereby), that the sole member of Second Merger Sub votes to adopt the Merger Agreement (including as amended hereby) and thereby approve the Contemplated Transactions; and
WHEREAS, the Company Board has (i) determined that the Contemplated Transactions (including as adjusted pursuant to this Amendment) are fair to, advisable and in the best interests of the Company and its stockholders, and (ii) approved and declared advisable the Merger Agreement (including as amended hereby) and the Contemplated Transactions.
NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the Company, Parent and Merger Subs hereby agree as follows:

ARTICLE 1   AMENDMENTS TO THE MERGER AGREEMENT
1.1.
Pre-Closing Financing.

1.1.1
Recital L of the Merger Agreement shall be, and hereby is, amended and replaced in its entirety with the following:

L. Certain investors have executed a Securities Purchase Agreement in the form attached hereto as Exhibit C among Parent, the Company and the Persons named therein (including as may be amended, restated and/or superseded from time to time, the “Subscription Agreement”), pursuant to which such Persons will have agreed to purchase in the amounts set forth therein (including by contribution of Company Notes) (i) shares of Company Common Stock and (ii) pre-funded Company Warrants, in each case, immediately prior to the First Effective Time (the “Company Pre-Closing Financing”).
1.1.2
Exhibit C of the Merger Agreement shall be, and hereby is, amended and replaced in its entirety with the form of Subscription Agreement set forth on Annex A hereto.

1.1.3
The definition of “Company Outstanding Shares” shall be, and hereby is, amended and replaced in its entirety with the following:

“Company Outstanding Shares” means, without duplication, the total number of shares of Company Capital Stock outstanding immediately prior to the First Effective Time (including any shares of Company Common Stock or Company Preferred Stock that are issued in, or issuable upon the exercise or conversion of securities issued in, the Company Pre-Closing Financing, any Interim Financing or any Company Acquisition), expressed on a fully diluted and as-converted-to-Company Common Stock basis assuming, without limitation or duplication, the exercise of all Company Options, Company Warrants or other rights or commitments to receive shares of Company Common Stock or Company Preferred Stock (or securities convertible or exercisable into shares of Company Common Stock or Company Preferred Stock, including the Company Notes), whether conditional or unconditional or vested or unvested, that are outstanding as of immediately prior to the First Effective Time; provided, that Company Outstanding Shares shall exclude (i) any Company Options, Company Warrants and any other equity awards issued under the Company Stock Plans (including any shares of Company Common Stock issuable upon the exercise of such Company Options, Company Warrants or other equity awards) issued to directors, employees, consultants or other service providers following the Agreement Date but prior to the Closing (collectively, the “Service Provider Grants”) and (ii) any shares of Company Common Stock underlying Company Notes that are to be contributed as consideration in the Company Pre-Closing Financing pursuant to the Subscription Agreement (to avoid double counting).
1.1.4
The definition of “Company Valuation” shall be, and hereby is, amended and replaced in its entirety with the following:

“Company Valuation” means (i) $50,000,000, plus (ii) the amount of proceeds actually received by the Company from the Company Pre-Closing Financing (including the Company Notes and any interest thereon contributed as consideration in the Company Pre-Closing Financing), plus (iii) the Fair Market Value of each Company Acquisition, plus (iv) the Fair Market Value of any Interim Financing.
1.1.5
The definition of “Parent Valuation Floor” shall be, and hereby is, amended and replaced in its entirety with the following:

“Parent Valuation Floor” means an amount equal to (i) 0.03, multiplied by (ii) the sum of (A) the Company Valuation (as of immediately prior to the Closing), and (B) $8,000,000.
1.1.6
The Parties hereby acknowledge and agree that (i) references to shares of Company Common Stock in Section 2.5(a)(ii) of the Merger Agreement shall include any shares issued pursuant to the Company Pre-Closing Financing and (ii) references to Company Warrants in Section 6.5(b) of the Merger Agreement shall include any pre-funded Company Warrants issued pursuant to the Company Pre-Closing Financing.
1.1.7
Section 5.1(a)(i) and Section 5.1(b)(i) of the Merger Agreement shall be, and hereby are, amended by deleting any reference to the Subscription Agreement in such provisions.

1.1.8
References to “this Agreement” in Section 5.2(a)(i) and Section 5.2(b)(i) of the Merger Agreement shall be, and hereby are, deemed to include “or the Subscription Agreement.”

1.1.9
References to “Parent” in Section 8.6 of the Merger Agreement shall be deemed deleted and replaced with a reference to “the Company.”

1.1.10
All references to the Parent Financing in the Merger Agreement shall be (to the extent not otherwise deleted pursuant to Section 1.1 of this Amendment) deemed deleted and replaced with a reference to the Company Pre-Closing Financing.

1.2.
Registration Statement on Form S-4.

1.2.1
Section 6.1 of the Merger Agreement shall be, and hereby is, amended and replaced in its entirety with the following:

6.1.
Registration Statement, Proxy Statement.

(a)   As promptly as practicable after the date of this Agreement, Parent, in cooperation with the Company, shall prepare and file with the SEC a registration statement on Form S-4 (the “Form S-4”), in which a proxy statement relating to the Parent Stockholder Meeting to be held in connection with the Merger (together with any amendments thereof or supplements thereto, the “Proxy Statement”) shall be included as a part (the Proxy Statement and the Form S-4, collectively, the “Registration Statement”), in connection with the registration under the Securities Act of the shares of Parent Common Stock (including any Parent Common Stock issuable upon (I) conversion of the Parent Convertible Preferred Stock or (II) exercise of any Assumed Warrant) to be issued by virtue of the Contemplated Transactions, other than any shares of Parent Capital Stock which are not permitted to be registered on Form S-4 pursuant to applicable Law. Parent shall use commercially reasonable efforts to (i) cause the Registration Statement to comply with applicable rules and regulations promulgated by the SEC, (ii) cause the Registration Statement to become effective as promptly as practicable, and (iii) respond promptly to any comments or requests of the SEC or its staff related to the Registration Statement. Parent shall use commercially reasonable efforts to take all actions required under any applicable federal, state, securities and other Laws in connection with the issuance of shares of Parent Capital Stock pursuant to the Contemplated Transactions (including any Parent Common Stock issuable upon (I) conversion of the Parent Convertible Preferred Stock or (II) exercise of any Assumed Warrant). Each of the Parties shall reasonably cooperate with the other Party and furnish all information concerning itself and its Affiliates, as applicable, to the other Parties that is required by law to be included in the Registration Statement as the other Parties may reasonably request in connection with such actions and the preparation of the Registration Statement and Proxy Statement.
(b)   Parent covenants and agrees that the Registration Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith) will (i) comply as to form in all material respects with the requirements of applicable U.S. federal securities laws and the DGCL and DLLCA, and (ii) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company covenants and agrees that the information supplied by or on behalf of the Company to Parent for inclusion in the Registration Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make such information, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, neither Party makes any covenant, representation or warranty with respect to statements made in the Registration

Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith), if any, based on information provided by the other Party or any of its Representatives regarding such other Party or its Affiliates for inclusion therein.
(c)   Parent shall use commercially reasonable efforts to cause the Proxy Statement to be mailed to Parent’s stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. If at any time before the First Effective Time, (i) Parent, Merger Subs or the Company (A) become aware of any event or information that, pursuant to the Securities Act or the Exchange Act, should be disclosed in an amendment or supplement to the Registration Statement or Proxy Statement, (B) receives notice of any SEC request for an amendment or supplement to the Registration Statement or for additional information related thereto, or (C) receives SEC comments on the Registration Statement, or (ii) the information provided in the Registration Statement has become “stale” and new information should be disclosed in an amendment or supplement to the Registration Statement, as the case may be, then such Party, as the case may be, shall promptly inform the other Parties thereof and shall cooperate with such other Parties in Parent filing such amendment or supplement with the SEC (and, if appropriate, in mailing such amendment or supplement to the Parent stockholders) or otherwise addressing such SEC request or comments and each Party and shall use their commercially reasonable efforts to cause any such amendment to become effective, if required. Parent shall promptly notify the Company if it becomes aware (1) that the Registration Statement has become effective, (2) of the issuance of any stop order or suspension of the qualification or registration of the Parent Capital Stock issuable in connection with the Contemplated Transactions (including any Parent Common Stock issuable upon (I) conversion of the Parent Convertible Preferred Stock and (II) exercise of any Assumed Warrant) for offering or sale in any jurisdiction, or (3) any order of the SEC related to the Registration Statement, and shall promptly provide to the Company copies of all written correspondence between it or any of its Representatives, on the one hand, and the SEC or staff of the SEC, on the other hand, with respect to the Registration Statement and all orders of the SEC relating to the Registration Statement.
(d)   The Company shall reasonably cooperate with Parent and provide, and cause its Representatives to provide, Parent and its Representatives, with all true, correct and complete information regarding the Company that is required by Law to be included in the Registration Statement or reasonably requested by Parent to be included in the Registration Statement (collectively, the “Company Required S-4 Information”). Without limiting the foregoing, the Company will use commercially reasonable efforts to cause to be delivered to Parent a consent letter of the Company’s independent accounting firm, dated no later than the date on which the Registration Statement is filed with the SEC (and reasonably satisfactory in form and substance to Parent), that is customary in scope and substance for consent letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement. The Company and its legal counsel shall be given reasonable opportunity to review and comment on the Registration Statement, including all amendments and supplements thereto, prior to the filing thereof with the SEC, and on the response to any comments of the SEC on the Registration Statement, prior to the filing thereof with the SEC. Parent may file the Registration Statement, or any amendment or supplement thereto, without the prior consent of the Company, provided that Parent has included the Company Required S-4 Information in the Registration Statement in substantially the same form as it was provided to Parent by the Company pursuant to this Section 6.1; provided, further, that if the prior consent of the Company is not obtained then, notwithstanding anything else herein, the Company makes no covenant or representation regarding the portion of such information supplied by or on behalf of the Company to Parent for inclusion in such Registration Statement that the Company reasonably identifies prior to such filing of the Registration Statement.
(e)   As promptly as reasonably practicable following February 14, 2025, the Company will use commercially reasonable efforts to furnish to Parent audited financial statements for the year ended December 31, 2024 (the “Company Financial Statements”) required to be included in the Proxy Statement. As promptly as reasonably practicable following any request therefore, the Company will use commercially reasonable efforts to furnish to Parent any unaudited interim financial statements for each interim period completed prior to Closing that would be required to be included in the Registration Statement or any periodic report due prior to the Closing if the Company were subject to the periodic reporting requirements under the Securities Act or the Exchange Act.
1.2.2
The parties acknowledge and agree that, as a result of this Amendment, the further approval of the Merger Agreement (including as amended hereby) by the stockholders of the Company is required. As a result, Section 6.2(a) of the Merger Agreement shall be, and hereby is, amended and replaced in its entirety with the following:

Promptly after the Registration Statement has been declared effective under the Securities Act, and in any event no later than two (2) Business Days thereafter, the Company shall obtain the approval by written consent from Company stockholders sufficient for the Required Company Stockholder Vote in lieu of a meeting pursuant to Section 228 of the DGCL, for purposes of (i) adopting and approving this Agreement and the Contemplated Transactions, (ii) acknowledging that the approval given thereby is irrevocable and that such stockholder is aware of its rights to demand appraisal for its shares pursuant to Section 262 of the DGCL, and that such stockholder has received and read a copy of Section 262 of the DGCL and (iii) acknowledging that by its approval of the Merger it is not entitled to appraisal rights with respect to its shares in connection with the Merger and thereby waives any rights to receive payment of the fair value of its capital stock under the DGCL (the “Company Stockholder Written Consents”). Under no circumstances shall the Company assert that any other approval or consent is necessary by its stockholders to approve this Agreement and the Contemplated Transactions.
1.2.3
The second sentence of Section 6.3(a) shall be, and hereby is, amended and replaced in its entirety with the following:

The Parent Stockholder Meeting shall be held as promptly as practicable after the date that the Registration Statement is declared effective under the Securities Act, and in any event, no later than 45 days after the effective date of the Registration Statement.
1.2.4
A new Section 7.8 is hereby inserted into the Merger Agreement as follows:

7.8.   Effectiveness of Registration Statement.   The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and shall not be subject to any stop order or Legal Proceeding seeking a stop order with respect to the Registration Statement that has not been withdrawn.
1.2.5
A new proviso is hereby inserted at the end of Section 10.1(b) the Merger Agreement as follows: “; provided further, however, that, in the event that the SEC has not declared effective under the Securities Act the Registration Statement by the date which is sixty (60) days prior to the End Date, then either the Company or Parent shall be entitled to extend the End Date for an additional sixty (60) days.”

1.2.6
Section 10.1(d) of the Merger Agreement shall be, and hereby is, amended and replaced in its entirety with the following:

(d)   by Parent if the Required Company Stockholder Vote shall not have been obtained within two (2) Business Days of the Registration Statement becoming effective in accordance with the provisions of the Securities Act; provided, however, that once the Required Company Stockholder Vote has been obtained (whether timely or not), Parent may not terminate this Agreement pursuant to this Section 10.1(d);
1.2.7
All references to the Proxy Statement in the Merger Agreement shall be (to the extent not otherwise deleted pursuant to Section 1.2 of this Amendment) deemed deleted and replaced with a reference to the Registration Statement.

ARTICLE 2   ADDITIONAL SUPPORT AGREEMENTS
2.1.   Subject to applicable law, the Company hereby agrees to obtain additional Support Agreements from the investors in an Interim Financing such that the Company Common Stock subject to Support Agreements continues to exceed a majority of the Company Outstanding Shares (measured as of immediately following the closing of such Interim Financing).
ARTICLE 3   MISCELLANEOUS
3.1.   Except as specifically modified herein, the Merger Agreement remains in full force and effect, and the Parties hereto reserve all of their respective rights and remedies with respect to all other matters and claims, whether known or unknown, arising under the Merger Agreement. The Merger Agreement (including as amended hereby) and the other schedules, exhibits, certificates, instruments and agreements referred to in the Merger Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms.
3.2.   This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, with the same effect as if the signatures thereto were in the same instrument. The exchange of a fully executed Amendment (in counterparts or otherwise) by all Parties by electronic transmission in PDF format shall be sufficient to bind the Parties to the terms and conditions of this Amendment.
3.3.   Article 11 of the Merger Agreement is hereby incorporated by reference into this Amendment, mutatis mutandis.
[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the date first above written.
GLYCOMIMETICS INC.
By:
/s/ Harout Semerjian

Name:
Harout Semerjian

Title:
President and Chief Executive Officer

GEMINI MERGER SUB CORP.
By:
/s/ Harout Semerjian

Name:
Harout Semerjian

Title:
President and Chief Executive Officer

GEMINI MERGER SUB II, LLC
By:
/s/ Harout Semerjian

Name:
Harout Semerjian

Title:
President and Chief Executive Officer

[Signature Page to Amendment No. 1]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the date first above written.
CRESCENT BIOPHARMA, INC.
By:
/s/ Jonathan Violin

Name:
Jonathan Violin

Title:
Chief Executive Officer

[Signature Page to Amendment No. 1]

AMENDMENT NO. 2 TO THE
AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
This AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Amendment”) is made as of April 28, 2025, with respect to that certain Agreement and Plan of Merger and Reorganization (as amended to date, the “Merger Agreement”), dated as of October 28, 2024 (the “Agreement Date”), by and among GlycoMimetics, Inc., a Delaware corporation (“Parent”), Gemini Merger Sub Corp., a Delaware corporation and wholly owned subsidiary of Parent (“First Merger Sub”), Gemini Merger Sub II, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Second Merger Sub” and, together with First Merger Sub, “Merger Subs”), and Crescent Biopharma, Inc. (the “Company”), a Delaware corporation. All capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement.
W I T N E S S E T H:
WHEREAS, pursuant to Section 11.2 of the Merger Agreement, the Merger Agreement may be amended by any instrument in writing signed on behalf of the Company, Parent and Merger Subs, with the approval of the respective boards of directors of the Company, Parent and Merger Subs;
WHEREAS, the Parent Board has (i) determined that the Contemplated Transactions (including as adjusted pursuant to this Amendment) are fair to, advisable and in the best interests of Parent and its stockholders, (ii) approved and declared advisable the Merger Agreement (including as amended hereby) and the Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in the Merger Agreement (including as amended hereby), that the stockholders of Parent vote to approve the Merger Agreement (including as amended hereby) and thereby approve the Parent Stockholder Matters, including the Contemplated Transactions, and against any competing proposals;
WHEREAS, the First Merger Sub Board has (i) determined that the Contemplated Transactions (including as adjusted pursuant to this Amendment) are fair to, advisable, and in the best interests of First Merger Sub and its sole stockholder, (ii) approved and declared advisable the Merger Agreement (including as amended hereby) and the Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in the Merger Agreement (including as amended hereby), that the stockholder of First Merger Sub votes to adopt the Merger Agreement (including as amended hereby) and thereby approve the Contemplated Transactions;
WHEREAS, the sole member of the Second Merger Sub has (i) determined that the Contemplated Transactions (including as adjusted pursuant to this Amendment) are fair to, advisable, and in the best interests of Second Merger Sub and its sole member, (ii) approved and declared advisable the Merger Agreement (including as amended hereby) and the Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in the Merger Agreement (including as amended hereby), that the sole member of Second Merger Sub votes to adopt the Merger Agreement (including as amended hereby) and thereby approve the Contemplated Transactions; and
WHEREAS, the Company Board has (i) determined that the Contemplated Transactions (including as adjusted pursuant to this Amendment) are fair to, advisable and in the best interests of the Company and its stockholders, and (ii) approved and declared advisable the Merger Agreement (including as amended hereby) and the Contemplated Transactions.
NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the Company, Parent and Merger Subs hereby agree as follows:

Article 1   AMENDMENTS TO THE MERGER AGREEMENT
1.1.
Company RSUs.

1.1.1
A new sentence is hereby inserted at the end of Section 2.5(d) of the Merger Agreement as follows:

“All Company RSUs outstanding immediately prior to the First Effective Time shall be treated in accordance with Section 6.5(c).”
1.1.2
References to “Company Options” in the definition Section 2.5(f) of the Merger Agreement shall be, and hereby are, deemed to include a reference to “Company RSUs.”

1.1.3
A new Section 6.5(c) is hereby inserted into the Merger Agreement as follows:

(c)   At the First Effective Time, each restricted stock unit award of the Company (each such award, a “Company RSU”) (including any Service Provider Grants), whether vested or unvested, that is outstanding immediately prior to the First Effective Time shall, at the First Effective Time, cease to represent a right to acquire shares of Company Capital Stock and shall be converted, at the First Effective Time, into a restricted stock unit award of Parent and represent a right to acquire shares of Parent Common Stock (an “Assumed RSU”), on the same terms and conditions (including any vesting provisions and any provisions providing for accelerated vesting upon certain events) as were applicable under such Assumed RSU as of immediately prior to the First Effective Time. The number of shares of Parent Common Stock subject to each such Assumed RSU shall be equal to (i) the number of shares of the Company Common Stock subject to each Assumed RSU immediately prior to the First Effective Time multiplied by (ii) the Exchange Ratio (rounded up to the next whole share of Parent Common Stock to the extent the aggregate amount of fractional shares of Parent Common Stock such holder of Assumed RSUs would otherwise be entitled to is equal to or exceeds 0.50, and otherwise rounded down).
1.2.
Certificate of Designation.

1.2.1
Exhibit E of the Merger Agreement shall be, and hereby is, amended and replaced in its entirety with the form of Certificate of Designation set forth on Schedule I hereto.

Article 2   MISCELLANEOUS
2.1.   Except as specifically modified herein, the Merger Agreement remains in full force and effect, and the Parties hereto reserve all of their respective rights and remedies with respect to all other matters and claims, whether known or unknown, arising under the Merger Agreement. The Merger Agreement (including as amended hereby) and the other schedules, exhibits, certificates, instruments and agreements referred to in the Merger Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms.
2.2.   This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, with the same effect as if the signatures thereto were in the same instrument. The exchange of a fully executed Amendment (in counterparts or otherwise) by all Parties by electronic transmission in PDF format shall be sufficient to bind the Parties to the terms and conditions of this Amendment.
2.3.   Article 11 of the Merger Agreement is hereby incorporated by reference into this Amendment, mutatis mutandis.
[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the date first above written.
GLYCOMIMETICS INC.
By:
/s/ Brian Hahn

Name:
Brian Hahn

Title:
Principal Financial Officer

GEMINI MERGER SUB CORP.
By:
/s/ Brian Hahn

Name:
Brian Hahn

Title:
Principal Financial Officer

GEMINI MERGER SUB II, LLC
By:
/s/ Brian Hahn

Name:
Brian Hahn

Title:
Principal Financial Officer

[Signature Page to Amendment No. 2]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the date first above written.
CRESCENT BIOPHARMA, INC.
By:
/s/ Joshua Brumm

Name:
Joshua Brumm

Title:
Chief Executive Officer

[Signature Page to Amendment No. 2]

Annex B
Strictly Confidential
October 28, 2024
GlycoMimetics, Inc.
9708 Medical Center Drive
Rockville, MD 20850
Attention: Timothy R. Pearson
Chairman of the Board of Directors
Members of the Board of Directors:
We have been advised that GlycoMimetics, Inc., a Delaware corporation (“GlycoMimetics” or “Parent”), proposes to enter into an Agreement and Plan of Merger and Reorganization (the “Agreement”), by and among GlycoMimetics, Gemini Merger Sub Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“First Merger Sub”), Gemini Merger Sub II, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Second Merger Sub” and, together with First Merger Sub, “Merger Subs”), and Crescent Biopharma Inc., a Delaware corporation (“Crescent” or the “Company”). Upon the terms and subject to the conditions set forth in the Agreement, at the First Effective Time, First Merger Sub will be merged with and into the Company (the “First Merger”), and the separate existence of First Merger Sub will cease. The Company will continue as the surviving corporation in the First Merger (the “First Step Surviving Corporation”). Upon the terms and subject to the conditions set forth in the Agreement, at the Second Effective Time, the First Step Surviving Corporation will merge with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Merger”), and the separate existence of the First Step Surviving Corporation shall cease. As a result of the Second Merger, Second Merger Sub will continue as the surviving entity in the Second Merger (the “Surviving Entity”). Pursuant to the terms and subject to the conditions set forth in the Agreement, upon consummation of the Merger, (i) each outstanding share of Company Common Stock (excluding shares of Company Capital Stock held as treasury stock immediately prior to the First Effective Time which shall be canceled and excluding Dissenting Shares) will be converted solely into the right to receive a number of shares of Parent Common Stock equal to the Exchange Ratio, and (ii) each outstanding share of Company Preferred Stock (excluding shares of Company Capital Stock held as treasury stock immediately prior to the First Effective Time which shall be canceled and excluding Dissenting Shares) will be converted solely into the right to receive a number of shares of Parent Convertible Preferred Stock equal to (x) the Exchange Ratio divided by (y) 1,000 (collectively, the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Agreement.
The Agreement also contemplates that concurrently with the execution and delivery of the Agreement, certain investors will execute a Subscription Agreement pursuant to which such Persons will agree to purchase shares of Parent Common Stock following the First Effective Time (the “Parent Financing”). It is a condition precedent to the obligations of Parent and Merger Subs to effect the Merger that proceeds of not less than $100 million (minus the amount of proceeds actually received by the Company in connection with any Interim Financing) be received (the “Minimum Concurrent Investment Amount”).

For purposes of rendering our Opinion we have, with your consent, assumed that (i) Parent will receive $200 million in proceeds from the Parent Financing and that no Interim Financing will have occurred, (ii) the Exchange Ratio will be 14.7507, (iii) upon closing of the Merger, the holders of Company Common Stock, Company Preferred Stock, Company Options and Company Warrants will in the aggregate hold approximately 86.2% of the fully-diluted shares of Parent Common Stock (excluding certain Parent Options) immediately following the Merger (19.4% after giving effect to the Parent Financing), the holders of Parent Common Stock will in the aggregate hold approximately 13.8% of the fully-diluted shares of Parent Common Stock (excluding certain Parent Options) immediately following the Merger (3.1% after giving effect to the Parent Financing) and (iv) the investors in the Parent Financing will in the aggregate hold approximately 77.5% of the fully-diluted shares of Parent Common Stock (excluding certain Parent Options).
We have, with your consent, relied upon the assumption that all information provided to us by GlycoMimetics and Crescent is accurate and complete in all material respects. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our Opinion of which we become aware after the date hereof. We have assumed there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of GlycoMimetics or Crescent since the date of the last financial statements made available to us. We have not obtained any independent evaluations, valuations or appraisals of the assets or liabilities of GlycoMimetics or Crescent, nor have we been furnished with such materials. In addition, we have not evaluated the solvency or fair value of GlycoMimetics or Crescent under any state or federal laws relating to bankruptcy, insolvency or similar matters.
Our Opinion does not address any legal, regulatory, tax or accounting matters related to the Merger, as to which we have assumed that GlycoMimetics and the Board of Directors have received such advice from legal, tax and accounting advisors as each has determined appropriate. Our Opinion addresses only the fairness from a financial point of view of the Exchange Ratio as set forth in the Agreement to the holders of Parent Common Stock.
We express no view as to any other aspect or implication of the Merger or any other agreement or arrangement entered into in connection with the Merger. Our Opinion is necessarily based upon economic and market conditions and other circumstances as they exist and can be evaluated by us on the date hereof. It should be understood that although subsequent developments may affect our Opinion, we do not have any obligation to update, revise or reaffirm our Opinion and we expressly disclaim any responsibility to do so.
We have not considered any potential legislative or regulatory changes currently being considered or recently enacted by the United States or any foreign government, or any domestic or foreign regulatory body, or any changes in accounting methods or generally accepted accounting principles that may be adopted by the Securities and Exchange Commission (the “SEC”), the Financial Accounting Standards Board, or any similar foreign regulatory body or board.
In your capacity as members of the Board of Directors of GlycoMimetics (the “Board of Directors”), you have requested our opinion (our “Opinion”) as to the fairness, from a financial point of view and as of the date hereof, of the Exchange Ratio as set forth in the Agreement to the holders of Parent Common Stock.
In connection with our Opinion, we took into account an assessment of general economic, market and financial conditions as well as our experience in connection with similar transactions and securities valuations generally and, among other things:
•
Reviewed a draft of the Merger Agreement;

•
Reviewed and analyzed certain publicly available financial and other information for each of GlycoMimetics and Crescent, respectively, including equity research on comparable companies, and certain relevant financial and operating data furnished to Lucid by the management of each of GlycoMimetics and Crescent, respectively;

•
Reviewed and analyzed certain relevant historical financial and operating data concerning Crescent furnished to Lucid by the management of Crescent and its financial advisors;

•
Discussed with certain members of the management of GlycoMimetics the historical and current business operations, financial condition and prospects of GlycoMimetics and Crescent;

•
Reviewed and analyzed certain operating results of Crescent as compared to operating results and the reported price and trading histories of certain publicly traded companies that Lucid deemed relevant;

•
Reviewed and analyzed certain financial terms of the Merger Agreement as compared to the publicly available financial terms of certain selected business combinations that Lucid deemed relevant;

•
Reviewed and analyzed certain financial terms of completed initial public offerings for certain companies that Lucid deemed relevant;

•
Reviewed certain pro forma financial effects of the Merger;

•
Reviewed and analyzed certain internal financial analyses, including the cash burn model over the next year and whether the concurrent capital raised would sufficiently cover select programs, reports and other information concerning Crescent prepared by Crescent; and

•
Reviewed and analyzed such other information and such other factors, and conducted such other financial studies, analyses and investigations, as Lucid deemed relevant for purposes of this Opinion.

For purposes of rendering our Opinion we have assumed, with your consent, that except as would not be in any way meaningful to our analysis: (i) the final form of the Agreement will not differ from the Draft Agreement that we have reviewed; (ii) the representations and warranties of each party contained in the Agreement are true and correct in all respects; (iii) each party will perform all of the covenants and agreements required to be performed by such party under the Agreement; and (iv) the transactions contemplated by the Agreement will be consummated in accordance with the terms of the Agreement, without any waiver or amendment of any term or condition thereof. We have also assumed that all governmental, regulatory and other consents and approvals contemplated by the Agreement or otherwise required for the transactions contemplated by the Agreement will be obtained and that in the course of obtaining any of those consents no restrictions will be imposed, or waivers made that would have an adverse effect on GlycoMimetics, Crescent, or the contemplated benefits of the Merger. We have assumed that the Merger will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes and the rules and regulations promulgated thereunder.
It is understood that this letter is intended for the benefit and use of the Board of Directors (in its capacity as such) in its consideration of the financial terms of the Merger and, except as set forth in our engagement letter with GlycoMimetics, dated as of July 24, 2024 (the “Engagement Letter”), may not be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose without our prior written consent, except that this Opinion may be included in its entirety in any filing related to the Merger required to be filed with the SEC and any proxy statement to be mailed to holders of Parent Common Stock. This letter does not constitute a recommendation to the Board of Directors of whether to approve the Merger or to any stockholder of GlycoMimetics or any other person as to how to vote or act with respect to the transactions contemplated by the Agreement (including the Merger) or any other matter. Our Opinion does not address GlycoMimetics’ underlying business decision to proceed with the Merger or the relative merits of the Merger compared to other alternatives available to GlycoMimetics. We express no opinion as to the prices or ranges of prices at which shares or the securities of any person, including GlycoMimetics, will trade at any time, including following the announcement or consummation of the Merger, or as to the potential effects of volatility in the credit, financial, and stock markets on GlycoMimetics, Crescent or the transactions contemplated by the Agreement. We have not been requested to opine as to, and our Opinion does not in any manner address, the amount or nature of compensation to any of the officers, directors or employees of any party to the Merger, or any class of such persons, relative to the compensation to be paid to the holders of Parent Common Stock in connection with the Merger or with respect to the fairness of any such compensation.
Lucid is an investment bank providing investment banking, brokerage, equity research, institutional sales and trading services. As part of our investment banking services, we are regularly engaged in the valuation of businesses and their securities in connection with mergers, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. We have acted as GlycoMimetics’ financial advisor in connection with the Merger and will receive a fee for our services pursuant to the terms of our Engagement Letter, a significant portion of which is contingent upon consummation of the Merger. In addition, GlycoMimetics has agreed to reimburse our expenses and indemnify us for certain liabilities that may arise out of our engagement. We will also receive an additional fee for rendering our Opinion set forth below pursuant to the Engagement Letter, which is not contingent upon consummation of the Merger. In the two years preceding the date hereof, Lucid has not had a relationship with GlycoMimetics or its affiliates and has not received any fees from GlycoMimetics or any of its affiliates. In the two years preceding the date hereof, Lucid has not had a relationship with Crescent or any of its affiliates and has not received any fees from Crescent or any of its affiliates. Lucid and its affiliates may in the future seek to provide investment banking or financial advisory services to GlycoMimetics and Crescent and/or their respective affiliates and expect to receive fees for the rendering of these services.
In the ordinary course of business, Lucid or certain of our affiliates, as well as investment funds in which we or our affiliates may have financial interests, may acquire, hold or sell long or short positions, or trade or otherwise effect transactions in debt, equity, and other securities and financial instruments (including bank loans and other obligations) of, or investments in, GlycoMimetics, Crescent or any other party that may be involved in the Merger and/or their respective affiliates.
Consistent with applicable legal and regulatory requirements, Lucid has adopted policies and procedures to establish and maintain the independence of our research department and personnel. As a result, our research analysts may hold views, make statements or investment recommendations and/or publish research reports with respect to GlycoMimetics and the proposed Merger that may differ from the views of Lucid’s investment banking personnel.
The Opinion set forth below was reviewed and approved by a fairness opinion committee of Lucid.
Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein and such other factors that we deem relevant, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of Parent Common Stock.
Very truly yours,
Lucid Capital Markets, LLC

Annex C
SUPPORT AGREEMENT
This Support Agreement (this “Agreement”) is made and entered into as of October 28, 2024, by and among Crescent Biopharma, Inc., a Delaware corporation (the “Company”), GlycoMimetics, Inc., a Delaware corporation (“Parent”), and the undersigned stockholder (the “Stockholder” and each of the Stockholder, Company, and Parent a “Party” and, collectively, the “Parties”) of the Company. Capitalized terms used herein but not otherwise defined shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).
RECITALS
WHEREAS, concurrently with the execution and delivery hereof, Parent, the Company and Gemini Merger Sub Corp., a Delaware corporation and a wholly owned subsidiary of Parent (the “First Merger Sub”), and Gemini Merger Sub II, LLC a Delaware limited liability company (the “Second Merger Sub”) have entered into an Agreement and Plan of Merger and Reorganization (as such agreement may be amended or supplemented from time to time pursuant to the terms thereof, the “Merger Agreement”), pursuant to which (i) the First Merger Sub will merge with and into the Company, with the Company surviving the merger as the surviving corporation and a wholly owned subsidiary of Parent and (ii) the Company will merge with and into the Second Merger Sub, with Second Merger Sub being the surviving entity of the Second Merger, upon the terms and subject to the conditions set forth in the Merger Agreement (together, the “Merger”).
WHEREAS, as of the date hereof, the Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of such number of shares of Company Capital Stock as indicated in Appendix A.
WHEREAS, as an inducement to the willingness of Parent to enter into the Merger Agreement, Parent has required that Stockholder enter into this Agreement.
NOW, THEREFORE, intending to be legally bound, the Parties hereby agree as follows:
1.   Certain Definitions.   Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement. For all purposes of this Agreement, the following terms shall have the following respective meanings:
(a)   “Constructive Sale” means, with respect to any security, a short sale with respect to such security, entering into or acquiring a derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security or entering into any other hedging or other derivative transaction that has the effect of either directly or indirectly materially changing the economic benefits or risks of ownership of such security.
(b)   “Shares” means (i) all shares of Company Capital Stock beneficially owned by the Stockholder as of the date hereof, (ii) all additional shares of Company Capital Stock acquired and beneficially owned by the Stockholder during the period commencing with the execution and delivery of this Agreement and expiring on the Closing Date, and (iii) all convertible notes, promissory notes, warrants, options, rights or other securities or instruments directly or indirectly held by the Stockholder as of the date hereof that are convertible into or exercisable or exchangeable for shares of Company Capital Stock, whether or not currently convertible, exercisable or exchangeable.
(c)   “Transfer” or “Transferred” means, with respect to any security, the direct or indirect assignment, sale, transfer, tender, exchange, pledge or hypothecation, or the grant, creation or suffrage of a lien, security interest or encumbrance in or upon, or the gift, grant or placement in trust, or the Constructive Sale or other disposition of such security (including transfers by testamentary or intestate succession, by domestic relations order or other court order, or otherwise by operation of law) or any right, title or interest therein (including any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise), or the beneficial ownership thereof, the offer to make such a sale, transfer, Constructive Sale or other disposition, and each agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing.

2.   Transfer and Voting Restrictions.   The Stockholder covenants to Parent and the Company as follows:
(a)   Except as otherwise permitted by Section 2(c), during the period commencing with the execution and delivery of this Agreement and expiring on the Expiration Date (as defined below), the Stockholder shall not Transfer any of the Stockholder’s Shares, or publicly announce its intention to Transfer any of its Shares.
(b)   Except as otherwise permitted by this Agreement or otherwise permitted or required by order of a court of competent jurisdiction or a Governmental Authority, the Stockholder will not commit any act that would restrict the Stockholder’s legal power, authority and right to vote all of the Shares held by the Stockholder or otherwise prevent or disable the Stockholder from performing any of his, her or its obligations under this Agreement. Without limiting the generality of the foregoing, except for this Agreement and as otherwise permitted by this Agreement, the Stockholder shall not enter into any voting agreement with any person or entity with respect to any of the Stockholder’s Shares, grant any person or entity any proxy (revocable or irrevocable) or power of attorney with respect to any of the Shares, deposit any Shares in a voting trust or otherwise enter into any agreement or arrangement with any person or entity in each case which has the effect of limiting or affecting the Stockholder’s legal power, authority or right to execute and deliver the Company Stockholder Written Consents.
(c)   Notwithstanding anything else herein to the contrary, the Stockholder may, at any time, Transfer Shares (i) by will or other testamentary document or by intestacy, (ii) to such Stockholder’s Affiliates (in each case, directly or indirectly) (iii) to any member of the Stockholder’s immediate family (or, if the Stockholder is a corporation, partnership or other entity, to an immediate family member of a beneficial owner of the Shares held by the Stockholder), (iv) to any trust or other entity for the direct or indirect benefit of the Stockholder or the immediate family of the Stockholder (or, if the Stockholder is a corporation, partnership or other entity, for the direct or indirect benefit of an immediate family member of a beneficial owner of the Shares held by the Stockholder) or otherwise for estate tax or estate planning purposes, (v) in the case of a Stockholder who is not a natural person, by pro rata distributions from the Stockholder to its members, partners, or shareholders pursuant to the Stockholder’s organizational documents, (vi) purchased from Parent pursuant to the Parent Financing on or about the Closing Date (including any shares of Parent issued upon conversion of any pre-funded warrants of Parent), and (vii) to the extent required by applicable Law; provided, that in the cases of clauses (i)-(v), (x) such Transferred Shares shall continue to be bound by this Agreement and (y) the applicable direct transferee (if any) of such Transferred Shares shall have executed and delivered to Parent and the Company a support agreement substantially identical to this Agreement upon consummation of the Transfer if not already a party thereto.
(d)   Notwithstanding anything to the contrary herein, nothing in this Agreement shall obligate the Stockholder to exercise any option or any other right to acquire any shares of Company Capital Stock.
3.   Agreement to Vote Shares.   The Stockholder covenants to the Company as follows:
(a)   Until the Expiration Date (as defined below), at any meeting of the stockholders of the Company, however called, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of the Company, the Stockholder shall be present (in person or by proxy) and vote, or exercise its right to consent with respect to, all Shares held by the Stockholder (A) in favor of the adoption and approval of the Merger Agreement, (B) in favor of approval of the Contemplated Transactions, and (C) against any Acquisition Proposal.
(b)   If the Stockholder is not the record holder, of Shares, the Stockholder agrees to take all actions necessary to cause the record holder and any nominees to be present (in person or by proxy) and vote all the Stockholder’s Shares in accordance with this Section 3.
(c)   In the event of a stock split, stock dividend or distribution, or any change in the capital stock of the Company by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, reincorporation, exchange of shares or the like, the term “Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.
4.   Action in Stockholder Capacity Only.   The Stockholder is entering into this Agreement solely in the Stockholder’s capacity as the beneficial owner of its Shares and not in the Stockholder’s capacity as a director or officer of the Company. Nothing herein shall limit or affect the Stockholder’s ability to act as an officer or director of the Company.
5.   Irrevocable Proxy.   The Stockholder hereby revokes (or agrees to cause to be revoked) any proxies that the Stockholder has heretofore granted with respect to its Shares. In the event and to the extent that the Stockholder fails to vote the Shares in accordance with Section 3 at any applicable meeting of the stockholders of the Company or pursuant to any applicable written consent of the stockholders of the Company, the Stockholder shall be deemed to have irrevocably granted to, and appointed, the Company, and any individual designated in writing by it, and each of them individually, as his, her or its proxy and attorney-in-fact (with full power of substitution), for and in its name, place and stead, to vote his, her or its Shares in any action by written consent of Company stockholders or at any meeting of the Company stockholders called with respect to any of the matters specified in, and in accordance and consistent with, Section 3 of this Agreement. The Company agrees not to exercise the proxy granted herein for any purpose other than the purposes described in this Agreement. Except as otherwise provided for herein (including the next sentence), the Stockholder hereby affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked and that such irrevocable proxy is executed and intended to be irrevocable. Notwithstanding any other provisions of this Agreement, the irrevocable proxy granted hereunder shall automatically terminate on the Expiration Date.
6.   No Solicitation.   The Stockholder agrees not to directly or indirectly, including through any of its officers, directors or agents, take any action that the Company is prohibited from taking pursuant to Section 5.4 of the Merger Agreement and Section 5.4 of the Merger Agreement is hereby incorporated by reference mutatis mutandis.
7.   Documentation and Information.   The Stockholder shall permit and hereby authorizes Parent and the Company to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that Parent or the Company reasonably determines to be necessary in connection with the Merger and any of the Contemplated Transactions, a copy of this Agreement, the Stockholder’s identity and ownership of the Shares and the nature of the Stockholder’s commitments and obligations under this Agreement; provided, that, Parent and the Company provide such documents, schedules, press release or other disclosure document to the Stockholder in advance for its review and comment. Each of Parent and the Company is an intended third-party beneficiary of this Section 7.
8.   No Exercise of Appraisal Rights; Waivers.   The Stockholder hereby irrevocably and unconditionally (a) waives, and agrees to cause to be waived and to prevent the exercise of, any rights of appraisal, any dissenters’ rights and any similar rights (including any notice requirements related thereto) relating to the Merger that Stockholder may have by virtue of, or with respect to, any Shares (including all rights under Section 262 of the DGCL) and (b) agrees that the Stockholder will not bring, commence, institute, maintain, prosecute or voluntarily aid or participate in any action, claim, suit or cause of action, in law or in equity, in any court or before any Governmental Authority, which (i) challenges the validity of or seeks to enjoin the operation of any provision of this Agreement or (ii) alleges that the execution and delivery of this Agreement by the Stockholder breaches any duty that such Stockholder has (or may be alleged to have) to the Company or to the other Company stockholders; provided, that (x) the Stockholder may defend against, contest or settle any such action, claim, suit or cause of action brought against the Stockholder that relates solely to the Stockholder’s capacity as a director, officer or securityholder of the Company and (y) the foregoing shall not limit or restrict in any manner the Stockholder from enforcing the Stockholder’s rights under this Agreement and the other agreements entered into by the Stockholder in connection herewith, or otherwise in connection with the Merger, including the Stockholder’s right to receive the Merger Consideration pursuant to the terms of the Merger Agreement.

9.   Representations and Warranties of the Stockholder.   The Stockholder hereby represents and warrants to Parent and the Company as follows:
(a)   (i) The Stockholder is the beneficial owner of the shares of Company Capital Stock indicated in Appendix A (each of which shall be deemed to be “held” by the Stockholder for purposes of Section 3 unless otherwise expressly stated with respect to any shares in Appendix A), free and clear of any and all Encumbrances (except for any Encumbrance that may be imposed pursuant to this Agreement, any lock-up agreement entered into by and between the Stockholder, the Company and Parent, and Encumbrances arising under applicable securities or community property laws); and (ii) the Stockholder does not beneficially own any securities of the Company other than the shares of Company Capital Stock and rights to purchase shares of Company Capital Stock set forth in Appendix A.
(b)   Except as otherwise provided in this Agreement, the Stockholder has full power and authority to (i) make, enter into and carry out the terms of this Agreement and (ii) vote all of its Shares in the manner set forth in this Agreement without the consent or approval of, or any other action on the part of, any other person or entity (including any Governmental Authority). Without limiting the generality of the foregoing, the Stockholder has not entered into any voting agreement (other than this Agreement) with any person with respect to any of the Stockholder’s Shares, granted any person any proxy (revocable or irrevocable) or power of attorney with respect to any of the Stockholder’s Shares, deposited any of the Stockholder’s Shares in a voting trust or entered into any arrangement or agreement with any person limiting or affecting the Stockholder’s legal power, authority or right to vote the Stockholder’s Shares on any matter.
(c)   This Agreement has been duly and validly executed and delivered by the Stockholder and (assuming the due authorization, execution and delivery by the other Parties) constitutes a valid and binding agreement of the Stockholder enforceable against the Stockholder in accordance with its terms, subject to the Enforceability Exceptions. The execution and delivery of this Agreement by the Stockholder and the performance by the Stockholder of the agreements and obligations hereunder will not result in any breach or violation of or be in conflict with or constitute a default under any term of any Contract or if applicable any provision of an organizational document (including a certificate of incorporation) to or by which the Stockholder is a party or bound, or any applicable law to which the Stockholder (or any of the Stockholder’s assets) is subject or bound, except for any such breach, violation, conflict or default which, individually or in the aggregate, would not reasonably be expected to materially impair or adversely affect the Stockholder’s ability to perform its obligations under this Agreement.
(d)   The execution, delivery and performance of this Agreement by the Stockholder do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Authority, except for any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain, individually or in the aggregate, has not and would not materially impair the Stockholder’s ability to perform its obligations under this Agreement.
(e)   The Stockholder has had the opportunity to review the Merger Agreement and this Agreement with counsel of the Stockholder’s own choosing. The Stockholder has had an opportunity to review with its own tax advisors the tax consequences of the Merger and the Contemplated Transactions. The Stockholder understands that it must rely solely on its advisors and not on any statements or representations made by Parent, the Company or any of their respective agents or representatives with respect to the tax consequences of the Merger and the Contemplated Transactions. The Stockholder understands that such Stockholder (and not Parent, the Company or the Surviving Entity) shall be responsible for such Stockholder’s tax liability that may arise as a result of the Merger or the Contemplated Transactions. The Stockholder understands and acknowledges that the Company, Parent and Merger Sub are entering into the Merger Agreement in reliance upon the Stockholder’s execution, delivery and performance of this Agreement.
(f)   With respect to the Stockholder, as of the date hereof, there is no action, suit, investigation or proceeding pending against, or, to the knowledge of the Stockholder, threatened against, the Stockholder or any of the Stockholder’s properties or assets (including the Shares) that would reasonably be expected to prevent or materially delay or impair the ability of the Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby.
10.   Certain Agreements.   Each Stockholder, by this Agreement, and with respect to such Stockholder’s Shares, severally and not jointly, hereby agrees to terminate, subject to the occurrence of, and effective immediately prior to, the First Effective Time any rights under any letter agreement providing for redemption rights, put rights, purchase rights, information rights, rights to consult with and advise management, inspection rights, preemptive rights, board of directors observer rights or rights to receive information delivered to the board of directors or other similar rights not generally available to stockholders of the Company between the Stockholder and the Company, but excluding, for the avoidance of doubt, any rights the Stockholder may have that relate to any indemnification, commercial, development or employment agreements or arrangements between such Stockholder and the Company or any subsidiary of the Company, which shall survive in accordance with their terms. Each Stockholder hereby terminates and waives all rights of first refusal, redemption rights and rights of notice of the Merger and the other transactions contemplated by the Merger Agreement, effective as of immediately prior to, and contingent upon, the First Effective Time.
11.   Termination.   This Agreement shall terminate and shall cease to be of any further force or effect as of the earliest of (a) such date and time as the Merger Agreement shall have been terminated pursuant to the terms thereof as in effect on the date of this Agreement (and without giving effect to any amendments thereto unless consented to by the Stockholder), (b) the First Effective Time and (c) the time this Agreement is terminated upon the written agreement of the Stockholder, the Company and Parent (the “Expiration Date”); provided, however, that (i) Section 12 shall survive the termination of this Agreement and (ii) the termination of this Agreement shall not relieve any Party from any liability for any material and willful breach of this Agreement prior to the First Effective Time.
12.   Miscellaneous Provisions.
(a)   Amendments.   No amendment of this Agreement shall be effective against any Party unless it shall be in writing and signed by each of the Parties.
(b)   Entire Agreement; Counterparts; Exchanges by Electronic Transmission or Facsimile.   This Agreement constitutes the entire agreement between the Parties and supersedes all other prior agreements, arrangements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by facsimile or electronic transmission in PDF format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.
(c)   Applicable Law; Jurisdiction.   This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. In any action or proceeding between any of the Parties arising out of or relating to this Agreement, each of the Parties: (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, (ii) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (i) of this Section 1212(c), (iii) waives any objection to laying venue in any such action or proceeding in such courts, (iv) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any Party, (v) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 12(h) of this Agreement and (vi) irrevocably and unconditionally waives the right to trial by jury.
(d)   Assignment.   This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated (except pursuant to the Merger) by such Party without the prior written consent of the other Parties, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Parties’ prior written consent shall be void and of no effect.
(e)   No Third-Party Rights.   Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
(f)   Severability.   Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.
(g)   Specific Performance.   Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms (including failing to take such actions as are required of it hereunder to consummate this Agreement) or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity, and each of the Parties waives any bond, surety or other security that might be required of any other Party with respect thereto. Each of the Parties further agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.
(h)   Notices.   All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, (ii) upon delivery in the case of delivery by hand or (iii) on the date delivered in the place of delivery if sent by email or facsimile (with a written or electronic confirmation of delivery) prior to 6:00 p.m. (New York City time), otherwise on the next succeeding Business Day, (A) if to the Company or Parent, to the address, electronic mail address or facsimile provided in Section 11.7 of the Merger Agreement, including to the persons designated therein to receive copies; and/or (B) if to the Stockholder, to the Stockholder’s address, electronic mail address or facsimile shown below Stockholder’s signature to this Agreement.
(i)   Confidentiality.   Except to the extent required by applicable Law or regulation, the Stockholder shall hold any non-public information regarding the Company, this Agreement, the Merger Agreement and the Merger in strict confidence and shall not divulge any such information to any third person until the Company and Parent have publicly disclosed their entry into the Merger Agreement and this Agreement; provided, however, that the Stockholder may disclose such information to its Affiliates, attorneys, accountants, consultants, and other advisors (provided that such Persons are subject to confidentiality obligations at least as restrictive as those contained herein). Neither the Stockholder nor any of its Affiliates (other than the Company, whose actions shall be governed by the Merger

Agreement), shall issue or cause the publication of any press release or other public announcement with respect to the Company, this Agreement, the Merger, the Merger Agreement or the other transactions contemplated hereby or thereby without the prior written consent of the Company and Parent, except as may be required by applicable Law in which circumstance such announcing Party shall make reasonable efforts to consult with the Company and Parent to the extent practicable.
(j)   Interpretation.   The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Sections and Appendixes are to Sections and Appendixes of this Agreement unless otherwise specified. Any capitalized terms used in any Appendix but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine gender. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. The word “or” is not exclusive. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References to any statute are to that statute and to the rules and regulations promulgated thereunder, in each case as amended, modified, re-enacted thereof, substituted, from time to time. References to “$” and “dollars” are to the currency of the United States. All accounting terms used herein will be interpreted, and all accounting determinations hereunder will be made, in accordance with GAAP unless otherwise expressly specified. References from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively. All references to “days” shall be to calendar days unless otherwise indicated as a “Business Day.” Except as otherwise specifically indicated, for purposes of measuring the beginning and ending of time periods in this Agreement (including for purposes of “Business Day” and for hours in a day or Business Day), the time at which a thing, occurrence or event shall begin or end shall be deemed to occur in the Eastern time zone of the United States. The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.
[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first above written.
COMPANY:
CRESCENT BIOPHARMA, INC.

By:
Title:
[Signature Page to Company Stockholder Support Agreement]

PARENT:
GLYCOMIMETICS, INC.

By:
Title:
[Signature Page to Company Stockholder Support Agreement]

[STOCKHOLDER],
in his/her capacity as the Stockholder:
Signature:
Address:

[Signature Page to Company Stockholder Support Agreement]

Appendix A

Annex D
SUPPORT AGREEMENT
This Support Agreement (this “Agreement”) is made and entered into as of October 28, 2024, by and among Crescent Biopharma, Inc., a Delaware corporation (the “Company”), GlycoMimetics, Inc., a Delaware corporation (“Parent”), and the undersigned stockholder (the “Stockholder” and each of the Stockholder, Company, and Parent a “Party” and, collectively, the “Parties”) of the Parent. Capitalized terms used herein but not otherwise defined shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).
RECITALS
WHEREAS, concurrently with the execution and delivery hereof, Parent, the Company and GEMINI MERGER SUB CORP., a Delaware corporation and a wholly owned subsidiary of Parent (the “First Merger Sub”), and GEMINI MERGER SUB II, LLC, a Delaware limited liability company (the “Second Merger Sub”) have entered into an Agreement and Plan of Merger and Reorganization (as such agreement may be amended or supplemented from time to time pursuant to the terms thereof, the “Merger Agreement”), pursuant to which (i) the First Merger Sub will merge with and into the Company, with the Company surviving the merger as the surviving corporation and a wholly owned subsidiary of Parent and (ii) the Company will merge with and into the Second Merger Sub, with Second Merger Sub being the surviving entity of the Second Merger, upon the terms and subject to the conditions set forth in the Merger Agreement (together, the “Merger”).
WHEREAS, as of the date hereof, the Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of such number of shares of Parent Common Stock as indicated in Appendix A.
WHEREAS, as an inducement to the willingness of the Company to enter into the Merger Agreement, the Company has required that Stockholder enter into this Agreement.
NOW, THEREFORE, intending to be legally bound, the Parties hereby agree as follows:
1.   Certain Definitions.   Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement. For all purposes of this Agreement, the following terms shall have the following respective meanings:
(a)   “Constructive Sale” means, with respect to any security, a short sale with respect to such security, entering into or acquiring a derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security or entering into any other hedging or other derivative transaction that has the effect of either directly or indirectly materially changing the economic benefits or risks of ownership of such security.
(b)   “Parent Stockholder Matters” means the approval of (i) the issuance of Parent Capital Stock (including shares of Parent Common Stock issuable upon conversion thereof) in connection with the Contemplated Transactions for purposes of the listing rules of Nasdaq and (ii) the Parent Charter Amendment.
(c)   “Shares” means (i) all shares of Parent Common Stock owned, beneficially or of record, by the Stockholder as of the date hereof, (ii) all additional shares of Parent Common Stock acquired by the Stockholder, beneficially owned or of record, during the period commencing with the execution and delivery of this Agreement and expiring on the Closing Date, and (iii) all convertible notes, promissory notes, warrants, options, rights or other securities or instruments directly or indirectly held by the Stockholder as of the date hereof that are convertible into or exercisable or exchangeable for shares of Parent Common Stock, whether or not currently convertible, exercisable or exchangeable.
(d)   “Transfer” or “Transferred” means, with respect to any security, the direct or indirect assignment, sale, transfer, tender, exchange, pledge or hypothecation, or the grant, creation or suffrage of a lien, security interest or encumbrance in or upon, or the gift, grant or placement in trust, or the Constructive Sale or other disposition of such security (including transfers by testamentary or intestate succession, by domestic relations order or other court order, or otherwise by operation of law) or any right, title or interest therein (including any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise), or the record or beneficial ownership thereof, the offer to make such a sale, transfer, Constructive Sale or other disposition, and each agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing.
2.   Transfer and Voting Restrictions.   The Stockholder covenants to Parent and the Company as follows:
(a)   Except as otherwise permitted by Section 2(c), during the period commencing with the execution and delivery of this Agreement and expiring on the Expiration Date (as defined below), the Stockholder shall not Transfer any of the Stockholder’s Shares, or publicly announce its intention to Transfer any of its Shares.
(b)   Except as otherwise permitted by this Agreement or otherwise permitted or required by order of a court of competent jurisdiction or a Governmental Authority, the Stockholder will not commit any act that would restrict the Stockholder’s legal power, authority and right to vote all of the Shares held by the Stockholder or otherwise prevent or disable the Stockholder from performing any of his, her or its obligations under this Agreement. Without limiting the generality of the foregoing, except for this Agreement, and as otherwise permitted by this Agreement, the Stockholder shall not enter into any voting agreement with any person or entity with respect to any of the Stockholder’s Shares, grant any person or entity any proxy (revocable or irrevocable) or power of attorney with respect to any of the Shares, deposit any Shares in a voting trust or otherwise enter into any agreement or arrangement with any person or entity in each case which has the effect of limiting or affecting the Stockholder’s legal power, authority or right to vote the Stockholder’s Shares in favor of the Parent Stockholder Matters and against any competing proposals.
(c)   Notwithstanding anything else herein to the contrary, the Stockholder may, at any time, Transfer Shares (i) by will or other testamentary document or by intestacy, (ii) to such Stockholder’s Affiliates (in each case, directly or indirectly) (iii) to any member of the Stockholder’s immediate family (or, if the Stockholder is a corporation, partnership or other entity, to an immediate family member of a beneficial owner of the Shares held by the Stockholder), (iv) to any trust or other entity for the direct or indirect benefit of the Stockholder or the immediate family of the Stockholder (or, if the Stockholder is a corporation, partnership or other entity, for the direct or indirect benefit of an immediate family member of a beneficial owner of the Shares held by the Stockholder) or otherwise for estate tax or estate planning purposes, (v) in the case of a Stockholder who is not a natural person, by pro rata distributions from the Stockholder to its members, partners, or shareholders pursuant to the Stockholder’s organizational documents, (vi) purchased from Parent on or about the Closing Date (including any shares of Parent issued upon conversion of any pre-funded warrants of Parent), (vii) to the extent required by applicable Law and (viii) pursuant to the exercise of any option to purchase any Parent Common Stock, including in order to pay the exercise price of such option or satisfy taxes applicable thereto; provided, that in the cases of clauses (i)-(v), (x) such Transferred Shares shall continue to be bound by this Agreement and (y) the applicable direct transferee (if any) of such Transferred Shares shall have executed and delivered to Parent and the Company a support agreement substantially identical to this Agreement upon consummation of the Transfer if not already a party thereto.
(d)   Notwithstanding anything to the contrary herein, nothing in this Agreement shall obligate the Stockholder to exercise any option or any other right to acquire any shares of Parent Common Stock.
3.   Agreement to Vote Shares.   The Stockholder covenants to the Company as follows:
(a)   Until the Expiration Date (as defined below), at any meeting of the stockholders of Parent called to vote upon the Parent Stockholder Matters, however called, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of Parent, the Stockholder shall be present (in person or by proxy) and vote, or exercise its right to consent with respect to, all Shares held by the Stockholder (A) in favor of the Parent Stockholder Matters, and (B) against any Acquisition Proposal.

(b)   If the Stockholder is the beneficial owner, but not the record holder, of Shares, the Stockholder agrees to take all actions necessary to cause the record holder and any nominees to be present (in person or by proxy) and vote all the Stockholder’s Shares in accordance with this Section 3.
(c)   In the event of a stock split, stock dividend or distribution, or any change in the capital stock of Parent by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, reincorporation, exchange of shares or the like, the term “Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.
4.   Action in Stockholder Capacity Only.   The Stockholder is entering into this Agreement solely in the Stockholder’s capacity as a record holder and beneficial owner, as applicable, of its Shares and not in the Stockholder’s capacity as a director or officer of Parent. Nothing herein shall limit or affect the Stockholder’s ability to act as an officer or director of Parent.
5.   Irrevocable Proxy.   The Stockholder hereby revokes (or agrees to cause to be revoked) any proxies that the Stockholder has heretofore granted with respect to its Shares. In the event and to the extent that the Stockholder fails to vote the Shares in accordance with Section 3 at any applicable meeting of the stockholders of Parent or pursuant to any applicable written consent of the stockholders of Parent, the Stockholder shall be deemed to have irrevocably granted to, and appointed, Parent, and any individual designated in writing by it, and each of them individually, as his, her or its proxy and attorney-in-fact (with full power of substitution), for and in its name, place and stead, to vote his, her or its Shares in any action by written consent of Parent stockholders or at any meeting of Parent stockholders called with respect to any of the matters specified in, and in accordance and consistent with, Section 3 of this Agreement. Parent agrees not to exercise the proxy granted herein for any purpose other than the purposes described in this Agreement. Except as otherwise provided for herein, the Stockholder hereby affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked and that such irrevocable proxy is executed and intended to be irrevocable. Notwithstanding any other provisions of this Agreement, the irrevocable proxy granted hereunder shall automatically terminate on the Expiration Date.
6.   No Solicitation.   The Stockholder agrees not to directly or indirectly, including through any of its officers, directors or agents, take any action that Parent is prohibited from taking pursuant to Section 5.4 of the Merger Agreement and Section 5.4 of the Merger Agreement is hereby incorporated by reference mutatis mutandis.
7.   Documentation and Information.   The Stockholder shall permit and hereby authorizes Parent and the Company to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that Parent or the Company reasonably determines to be necessary in connection with the Merger and any of the Contemplated Transactions, a copy of this Agreement, the Stockholder’s identity and ownership of the Shares and the nature of the Stockholder’s commitments and obligations under this Agreement. Each of Parent and the Company is an intended third-party beneficiary of this Section 7.
8.   Representations and Warranties of the Stockholder.   The Stockholder hereby represents and warrants to Parent and the Company as follows:
(a)   (i) The Stockholder is the beneficial or record owner of the shares of Parent Common Stock indicated in Appendix A (each of which shall be deemed to be “held” by the Stockholder for purposes of Section 3 unless otherwise expressly stated with respect to any shares in Appendix A), free and clear of any and all Encumbrances (except for any Encumbrance that may be imposed pursuant to this Agreement and Encumbrances arising under applicable securities or community property laws); and (ii) the Stockholder does not beneficially own any securities of Parent other than the shares of Parent Common Stock and rights to purchase shares of Parent Common Stock set forth in Appendix A.
(b)   Except as otherwise provided in this Agreement, the Stockholder has full power and authority to (i) make, enter into and carry out the terms of this Agreement and (ii) vote all of its Shares in the manner set forth in this Agreement without the consent or approval of, or any other action on the part of, any other person or entity (including any Governmental Authority). Without limiting the generality of the foregoing, the Stockholder has not entered into any voting agreement (other than this Agreement)

with any person with respect to any of the Stockholder’s Shares, granted any person any proxy (revocable or irrevocable) or power of attorney with respect to any of the Stockholder’s Shares, deposited any of the Stockholder’s Shares in a voting trust or entered into any arrangement or agreement with any person limiting or affecting the Stockholder’s legal power, authority or right to vote the Stockholder’s Shares on any matter.
(c)   This Agreement has been duly and validly executed and delivered by the Stockholder and (assuming the due authorization, execution and delivery by the other Parties) constitutes a valid and binding agreement of the Stockholder enforceable against the Stockholder in accordance with its terms, subject to the Enforceability Exceptions. The execution and delivery of this Agreement by the Stockholder and the performance by the Stockholder of the agreements and obligations hereunder will not result in any breach or violation of or be in conflict with or constitute a default under any term of any Contract or if applicable any provision of an organizational document (including a certificate of incorporation) to or by which the Stockholder is a party or bound, or any applicable law to which the Stockholder (or any of the Stockholder’s assets) is subject or bound, except for any such breach, violation, conflict or default which, individually or in the aggregate, would not reasonably be expected to materially impair or adversely affect the Stockholder’s ability to perform its obligations under this Agreement.
(d)   The execution, delivery and performance of this Agreement by the Stockholder do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Authority, except for any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain, individually or in the aggregate, has not and would not materially impair the Stockholder’s ability to perform its obligations under this Agreement.
(e)   The Stockholder has had the opportunity to review the Merger Agreement and this Agreement with counsel of the Stockholder’s own choosing. The Stockholder has had an opportunity to review with its own tax advisors the tax consequences of the Merger and the Contemplated Transactions. The Stockholder understands that it must rely solely on its advisors and not on any statements or representations made by Parent, the Company or any of their respective agents or representatives with respect to the tax consequences of the Merger and the Contemplated Transactions. The Stockholder understands that such Stockholder (and not Parent, the Company or the Surviving Entity) shall be responsible for such Stockholder’s tax liability that may arise as a result of the Merger or the Contemplated Transactions. The Stockholder understands and acknowledges that the Company, Parent and Merger Sub are entering into the Merger Agreement in reliance upon the Stockholder’s execution, delivery and performance of this Agreement.
(f)   With respect to the Stockholder, as of the date hereof, there is no action, suit, investigation or proceeding pending against, or, to the knowledge of the Stockholder, threatened against, the Stockholder or any of the Stockholder’s properties or assets (including the Shares) that would reasonably be expected to prevent or materially delay or impair the ability of the Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby.
9.   Termination.   This Agreement shall terminate and shall cease to be of any further force or effect as of the earliest of (a) such date and time as the Merger Agreement shall have been terminated pursuant to the terms thereof as in effect on the date of this Agreement (and without giving effect to any amendments thereto unless consented to by the Stockholder), (b) the First Effective Time and (c) the time this Agreement is terminated upon the written agreement of the Stockholder, the Company and Parent (the “Expiration Date”); provided, however, that (i) Section 10 shall survive the termination of this Agreement, and (ii) the termination of this Agreement shall not relieve any Party from any liability for any material and willful breach of this Agreement prior to the First Effective Time.
10.   Miscellaneous Provisions.
(a)   Amendments.   No amendment of this Agreement shall be effective against any Party unless it shall be in writing and signed by each of the Parties.

(b)   Entire Agreement; Counterparts; Exchanges by Electronic Transmission or Facsimile.   This Agreement constitutes the entire agreement between the Parties and supersedes all other prior agreements, arrangements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by facsimile or electronic transmission in PDF format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.
(c)   Applicable Law; Jurisdiction.   This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. In any action or proceeding between any of the Parties arising out of or relating to this Agreement, each of the Parties: (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, (ii) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (i) of this Section 10(c), (iii) waives any objection to laying venue in any such action or proceeding in such courts, (iv) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any Party, (v) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 10(h) of this Agreement and (vi) irrevocably and unconditionally waives the right to trial by jury.
(d)   Assignment.   This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated (except pursuant to the Merger) by such Party without the prior written consent of the other Parties, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Parties’ prior written consent shall be void and of no effect.
(e)   No Third-Party Rights.   Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
(f)   Severability.   Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.
(g)   Specific Performance.   Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms (including failing to take such actions as are required of it hereunder to consummate this Agreement) or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity, and each of the Parties waives any bond, surety or other security that might be required of any other Party with respect thereto. Each of the Parties further agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.
(h)   Notices.   All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, (ii) upon delivery in the case of delivery by hand or (iii) on the date delivered in the place of delivery if sent by email or facsimile (with a written or electronic confirmation of delivery) prior to 6:00 p.m. (New York City time), otherwise on the next succeeding Business Day, (A) if to the Company or Parent, to the address, electronic mail address or facsimile provided in Section 11.7 of the Merger Agreement, including to the persons designated therein to receive copies; and/or (B) if to the Stockholder, to the Stockholder’s address, electronic mail address or facsimile shown below Stockholder’s signature to this Agreement.
(i)   Confidentiality.   Except to the extent required by applicable Law or regulation, the Stockholder shall hold any non-public information regarding the Company, this Agreement, the Merger Agreement and the Merger in strict confidence and shall not divulge any such information to any third person until the Company and Parent have publicly disclosed their entry into the Merger Agreement and this Agreement; provided, however, that the Stockholder may disclose such information to its Affiliates, attorneys, accountants, consultants, and other advisors (provided that such Persons are subject to confidentiality obligations at least as restrictive as those contained herein). Neither the Stockholder nor any of its Affiliates (other than Parent, whose actions shall be governed by the Merger Agreement), shall issue or cause the publication of any press release or other public announcement with respect to Parent, this Agreement, the Merger, the Merger Agreement or the other transactions contemplated hereby or thereby without the prior written consent of the Company and Parent, except as may be required by applicable Law in which circumstance such announcing Party shall make reasonable efforts to consult with the Company and Parent to the extent practicable.
(j)   Interpretation.   The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Sections and Appendixes are to Sections and Appendixes of this Agreement unless otherwise specified. Any capitalized terms used in any Appendix but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine gender. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. The word “or” is not exclusive. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References to any statute are to that statute and to the rules and regulations promulgated thereunder, in each case as amended, modified, re-enacted thereof, substituted, from time to time. References to “$” and “dollars” are to the currency of the United States. All accounting terms used herein will be interpreted, and all accounting determinations hereunder will be made, in accordance with GAAP unless otherwise expressly specified. References from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively. All references to “days” shall be to calendar days unless otherwise indicated as a “Business Day.” Except as otherwise specifically indicated, for purposes of measuring the beginning and ending of time periods in this Agreement (including for purposes of “Business Day” and for hours in a day or Business Day), the time at which a thing, occurrence or event shall begin or end shall be deemed to occur in the Eastern time zone of the United States. The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.
[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first above written.
COMPANY:
CRESCENT BIOPHARMA, INC.

By:
Title:
[Signature Page to Company Stockholder Support Agreement]

PARENT:
GLYCOMIMETICS, INC.

By:
Title:
[Signature Page to Company Stockholder Support Agreement]

[STOCKHOLDER],
in his/her capacity as the Stockholder:
Signature:
Address:

[Signature Page to Company Stockholder Support Agreement]

Appendix A

Annex E
LOCK-UP AGREEMENT
October 28, 2024
GlycoMimetics, Inc.
9708 Medical Center Drive
Rockville, Maryland 20850
Attention: Christian Dinneen-Long
Email: cdinneen-long@glycomimetics.com
Ladies and Gentlemen:
The undersigned signatory of this lock-up agreement (this “Lock-Up Agreement”) understands that GlycoMimetics, Inc., a Delaware corporation (“Parent”), has entered into an Agreement and Plan of Merger and Reorganization, dated as of October 28, 2024 (as the same may be amended from time to time, the “Merger Agreement”) with GEMINI MERGER SUB CORP., a Delaware corporation and a wholly owned subsidiary of Parent, GEMINI MERGER SUB II, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent, and Crescent Biopharma, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.
1.
As a condition and inducement to each of the parties to enter into the Merger Agreement and to consummate the transactions contemplated thereby, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby irrevocably agrees that, subject to the exceptions set forth herein, without the prior written consent of Parent, the undersigned will not, during the period commencing upon the Closing and ending on the date that is 180 days after the Closing Date (the “Restricted Period”); provided, that if a registration statement covering the shares of Parent Common Stock and pre-funded warrants of Parent issued and sold in connection with the Parent Financing (other than any shares or pre-funded warrants of Parent held by affiliates of Parent) has not been declared effective by the SEC prior to the end of such 180-day period, then the Restricted Period shall end on such later date upon which such registration statement is first declared effective:

a.
offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Parent Common Stock or any securities convertible into or exercisable or exchangeable for shares of Parent Common Stock (including without limitation, shares of Parent Common Stock or such other securities which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the SEC and securities of Parent which may be issued upon exercise of an option to purchase shares of Parent Common Stock or a warrant to purchase shares of Parent Common Stock) that are currently or hereafter owned by the undersigned, except as set forth below (collectively, the “Undersigned’s Shares”);

b.
enter into any swap, short sale, hedge or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Undersigned’s Shares regardless of whether any such transaction described in clause (a) above or this clause (b) is to be settled by delivery of shares of Parent Common Stock or other securities, in cash or otherwise;

c.
make any demand for, or exercise any right with respect to, the registration of any shares of Parent Common Stock or any security convertible into or exercisable or exchangeable for shares of Parent Common Stock (other than such rights set forth in the Merger Agreement); or

d.
publicly disclose the intention to do any of the foregoing.

2.
The restrictions and obligations contemplated by this Lock-Up Agreement shall not apply to:

a.
transfers of the Undersigned’s Shares:

i.
(A) to any person related to the undersigned (or to an ultimate beneficial owner of the undersigned) by blood or adoption who is an immediate family member of the undersigned, or by marriage or domestic partnership (each, a “Family Member”), or to a trust formed for the benefit of the undersigned or any of the undersigned’s Family Members, (B) to the undersigned’s estate, following the death of the undersigned, by will, intestacy or other operation of Law, (C) as a bona fide gift or a charitable contribution, (D) by operation of Law pursuant to a qualified domestic order or in connection with a divorce settlement or (E) to any partnership, corporation or limited liability company which is controlled by or under common control with the undersigned and/or by any such Family Member(s);

ii.
if the undersigned is a corporation, partnership, limited liability company or other entity, (A) to another corporation, partnership, limited liability company or other entity that is a direct or indirect affiliate (as defined under Rule 12b-2 of the Exchange Act) of the undersigned, including investment funds or other entities that controls or manages, is under common control or management with, or is controlled or managed by, the undersigned, (B) as a distribution or dividend to equity holders, current or former general or limited partners, members or managers (or to the estates of any of the foregoing), as applicable, of the undersigned (including upon the liquidation and dissolution of the undersigned pursuant to a plan of liquidation approved by the undersigned’s equity holders), (C) as a bona fide gift or a charitable contribution or otherwise to a trust or other entity for the direct or indirect benefit of an immediate family member of a beneficial owner (as defined in Rule 13d-3 of the Exchange Act) of the Undersigned’s Shares or (D) transfers or dispositions not involving a change in beneficial ownership; or

iii.
if the undersigned is a trust, to any grantors or beneficiaries of the trust;

provided that, in the case of any transfer or distribution pursuant to this clause (a), such transfer is not for value (other than transfers pursuant to 1(A), 1(E) or 2(A)) and each donee, heir, beneficiary or other transferee or distributee shall sign and deliver to Parent a lock-up agreement in the form of this Lock-Up Agreement with respect to the shares of Parent Common Stock or such other securities that have been so transferred or distributed;
b.
the exercise of an option to purchase shares of Parent Common Stock (including a net or cashless exercise of an option to purchase shares of Parent Common Stock ), and any related transfer of shares of Parent Common Stock to Parent for the purpose of paying the exercise price of such options or for paying taxes (including estimated taxes) due as a result of the exercise of such options or for paying taxes (including estimated taxes) due as a result of the exercise of such options; provided that, for the avoidance of doubt, the underlying shares of Parent Common Stock shall continue to be subject to the restrictions on transfer set forth in this Lock-Up Agreement;

c.
transfers to Parent in connection with the net settlement of any other equity award that represents the right to receive in the future shares of Parent Common Stock, settled in shares of Parent Common Stock, to pay any tax withholding obligations; provided that, for the avoidance of doubt, the underlying shares of Parent Common Stock shall continue to be subject to the restrictions on transfer set forth in this Lock-Up Agreement;

d.
the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of Parent Common Stock; provided that such plan does not provide for any transfers of shares of Parent Common Stock during the Restricted Period;

e.
transfers by the undersigned of shares of Parent Common Stock purchased by the undersigned on the open market or in a public or private offering by Parent, in each case at or following the Effective Time (including for avoidance of doubt, the Parent Financing);

f.
pursuant to a bona-fide third party tender offer, merger, consolidation or other similar transaction made to all holders of Parent’s capital stock involving a change of control of

Parent, provided that in the event that such tender offer, merger, consolidation or other such transaction is not completed, the Undersigned’s Shares shall remain subject to the restrictions contained in this Lock-Up Agreement; or
g.
pursuant to an order of a court or regulatory agency.

and provided, further, that, with respect to each of (b), (c), and (d) above, no filing by any party (including any donor, donee, transferor, transferee, distributor or distributee) under Section 16 of the Exchange Act or other public announcement shall be made voluntarily reporting a reduction in beneficial ownership of shares of Parent Common Stock or any securities convertible into or exercisable or exchangeable for Parent Common Stock in connection with such transfer or disposition during the Restricted Period (other than any exit filings) and if any filings under Section 16(a) of the Exchange Act, or other public filing, report or announcement reporting a reduction in beneficial ownership of shares of Parent Common Stock in connection with such transfer or distribution, shall be legally required during the Restricted Period, such filing, report or announcement shall clearly indicate in the footnotes therein, in reasonable detail, a description of the circumstances of the transfer and that the shares remain subject to the lock-up agreement.
3.
For purposes of this Lock-Up Agreement, “change of control” shall mean the transfer (whether by tender offer, merger, consolidation or other similar transaction), in one transaction or a series of related transactions, to a person or group of affiliated persons, of the Company’s voting securities if, after such transfer, the Company’s stockholders as of immediately prior to such transfer do not hold a majority of the outstanding voting securities of the Company (or the surviving entity).

4.
Any attempted transfer in violation of this Lock-Up Agreement will be of no effect and null and void, regardless of whether the purported transferee has any actual or constructive knowledge of the transfer restrictions set forth in this Lock-Up Agreement, and will not be recorded on the share register of Parent. In furtherance of the foregoing, the undersigned agrees that Parent and any duly appointed transfer agent for the registration or transfer of the securities described herein are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Lock-Up Agreement. Parent may cause the legend set forth below, or a legend substantially equivalent thereto, to be placed upon any certificate(s) or other documents, ledgers or instruments evidencing the undersigned’s ownership of Parent Common Stock:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AND MAY ONLY BE TRANSFERRED IN COMPLIANCE WITH A LOCK-UP AGREEMENT, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.
5.
The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Lock-Up Agreement. All authority herein conferred or agreed to be conferred and any obligations of the undersigned shall be binding upon the successors, assigns, heirs or personal representatives of the undersigned.

6.
The undersigned understands that if the Merger Agreement is terminated for any reason, the undersigned shall be released from all obligations under this Lock-Up Agreement. The undersigned understands that Parent is proceeding with the transactions contemplated by the Merger Agreement in reliance upon this Lock-Up Agreement.

7.
Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of this Lock-Up Agreement were not performed in accordance with their specific terms (including failing to take such actions as are required of it hereunder to consummate this Agreement) or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Lock-Up Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity, and each of the parties waives any bond, surety or other security that might be required of any other party with respect thereto. Each of the parties further agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.
8.
In the event that any holder of Parent’s securities that are subject to a substantially similar agreement entered into by such holder, other than the undersigned, is permitted by Parent to sell or otherwise transfer or dispose of shares of Parent Common Stock for value other than as permitted by this or a substantially similar agreement entered into by such holder (whether in one or multiple releases or waivers), the same percentage of shares of Parent Common Stock held by the undersigned on the date of such release or waiver as the percentage of the total number of outstanding shares of Parent Common Stock held by such holder on the date of such release or waiver that are the subject of such release or waiver shall be immediately and fully released on the same terms from any remaining restrictions set forth herein (the “Pro-Rata Release”); provided, however, that such Pro-Rata Release shall not be applied unless and until permission has been granted by Parent to an equity holder or equity holders to sell or otherwise transfer or dispose of all or a portion of such equity holders shares of Parent Common Stock in an aggregate amount in excess of 1% of the number of shares of Parent Common Stock subject to a substantially similar agreement. In the event of any Pro-Rata Release, Parent shall promptly (and in any event within two (2) Business Days of such release) inform each relevant holder of Parent Common Stock or warrants of the terms of such Pro-Rata Release.

9.
Upon the release of any of the Undersigned’s Shares from this Lock-Up Agreement, Parent will reasonably cooperate with the undersigned to facilitate the timely preparation and delivery of certificates representing the Undersigned Shares without the restrictive legend above or the withdrawal of any stop transfer instructions by virtue of this Lock-Up Agreement.

10.
This Lock-Up Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. In any action or proceeding between any of the parties arising out of or relating to this Lock-Up Agreement, each of the parties: (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, (ii) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with foregoing clause (i) of this paragraph, (iii) waives any objection to laying venue in any such action or proceeding in such courts, (iv) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party and (v) irrevocably and unconditionally waives the right to trial by jury. This Lock-Up Agreement constitutes the entire agreement between the parties to this Lock-Up Agreement and supersedes all other prior agreements, arrangements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Lock-Up Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Lock-Up Agreement (in counterparts or otherwise) by all parties by facsimile or electronic transmission in PDF format shall be sufficient to bind the parties to the terms and conditions of this Agreement.

[SIGNATURE PAGE FOLLOWS]

Very truly yours,
Print Name of Stockholder:

Signature (for individuals):

Signature (for entities):
By:

Name:
Title:
[Signature Page to Lock-Up Agreement]

Accepted and Agreed
by GlycoMimetics, Inc.:
By:
Name:
Title:
[Signature Page to Lock-Up Agreement]

Annex F
GLYCOMIMETICS, INC.
CERTIFICATE OF DESIGNATION OF PREFERENCES,
RIGHTS AND LIMITATIONS
OF
SERIES A NON-VOTING CONVERTIBLE PREFERRED STOCK
Pursuant to Section 151 of the
General Corporation Law of the State of Delaware
THE UNDERSIGNED DOES HEREBY CERTIFY, on behalf of GlycoMimetics, Inc., a Delaware corporation (the “Corporation”), that the following resolution was duly adopted by the Board of Directors of the Corporation (the “Board of Directors”), in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”), at a meeting duly called and held on [•], which resolution provides for the creation of a series of the Corporation’s Preferred Stock, par value $0.001 per share, which is designated as “Series A Non-Voting Convertible Preferred Stock,” with the preferences, rights and limitations set forth therein relating to dividends, conversion, redemption, dissolution and distribution of assets of the Corporation.
WHEREAS:   the Amended and Restated Certificate of Incorporation of the Corporation (as amended from time to time, the “Certificate of Incorporation”), provides for a class of its authorized stock known as Preferred Stock, consisting of 5,000,000 shares, $0.001 par value per share (the “Preferred Stock”), issuable from time to time in one or more series.
RESOLVED:   that, pursuant to authority conferred upon the Board of Directors by the Certificate of Incorporation, (i) a series of Preferred Stock of the Corporation be, and hereby is, authorized by the Board of Directors, (ii) the Board of Directors hereby authorizes the issuance of [•] shares of “Series A Non-Voting Convertible Preferred Stock” pursuant to the terms of the Agreement and Plan of Merger and Reorganization, dated October 28, 2024, by and among the Corporation, Gemini Merger Sub Corp., a Delaware corporation and wholly owned subsidiary of the Corporation, Gemini Merger Sub II, LLC, a Delaware limited liability company and wholly owned subsidiary of the Corporation, and Crescent Biopharma, Inc. (the “Merger Agreement”), and (iii) the Board of Directors hereby fixes the designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of such shares of Preferred Stock, in addition to any provisions set forth in the Certificate of Incorporation that are applicable to the Preferred Stock of all classes and series, as follows:
TERMS OF SERIES A NON-VOTING CONVERTIBLE PREFERRED STOCK
1.   Definitions.   For the purposes hereof, the following terms shall have the following meanings:
“Buy-In” shall have the meaning set forth in Section 6.4.3.
“Closing Sale Price” means, for any security as of any date, the last closing trade price for such security immediately prior to 4:00 p.m., New York City time, on the principal Trading Market where such security is listed or traded, as reported by Bloomberg, L.P. (or an equivalent, reliable reporting service), or if the foregoing do not apply, the last trade price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, L.P., or, if no last trade price is reported for such security by Bloomberg, L.P., the average of the bid prices of any market makers for such security as reported on the OTC Pink Market by OTC Markets Group, Inc. If the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Sale Price of such security on such date shall be the fair market value as determined in good faith by the Board of Directors of the Corporation.
“Commission” means the United States Securities and Exchange Commission.
“Common Stock” means the Corporation’s common stock, par value $0.001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

F-1

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Series A Non-Voting Preferred Stock in accordance with the terms hereof.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Holder” means a holder of shares of Series A Non-Voting Preferred Stock.
“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.
“Trading Day” means a day on which the principal Trading Market is open for business.
“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, or the New York Stock Exchange (or any successors to any of the foregoing).
2.   Designation, Amount and Par Value.   The series of Preferred Stock shall be designated as the Corporation’s Series A Non-Voting Convertible Preferred Stock (the “Series A Non-Voting Preferred Stock”) and the number of shares so designated shall be [•]. Each share of Series A Non-Voting Preferred Stock shall have a par value of $0.001 per share.
3.   Dividends.   Holders shall be entitled to receive, and the Corporation shall pay, dividends on shares of the Series A Non-Voting Preferred Stock (on an as-if-converted-to-Common-Stock basis, without regard to the Beneficial Ownership Limitation (as defined below)) equal to and in the same form, and in the same manner, as dividends (other than dividends on shares of the Common Stock payable in the form of Common Stock) actually paid on shares of the Common Stock when, as and if such dividends (other than dividends payable in the form of Common Stock) are paid on shares of the Common Stock. Other than as set forth in the previous sentence, no other dividends shall be paid on shares of Series A Non-Voting Preferred Stock, and the Corporation shall pay no dividends (other than dividends payable in the form of Common Stock) on shares of the Common Stock unless it simultaneously complies with the previous sentence.
4.   Voting Rights.
4.1   Except as otherwise provided herein or as otherwise required by the DGCL, the Series A Non-Voting Preferred Stock shall have no voting rights. However, as long as any shares of Series A Non-Voting Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of (x) the holders of a majority of the then outstanding shares of the Series A Non-Voting Preferred Stock or (y) the Preferred Directors, acting together: (i) alter or change adversely the powers, preferences or rights given to the Series A Non-Voting Preferred Stock or alter or amend this Certificate of Designation of Preferences, Rights and Limitations of Series A Non-Voting Convertible Preferred Stock (the “Certificate of Designation”), amend or repeal any provision of, or add any provision to, the Certificate of Incorporation or Amended and Restated Bylaws of the Corporation, as amended, or file any articles of amendment, certificate of designations, preferences, limitations and relative rights of any series of Preferred Stock, if such action would adversely alter or change the preferences, rights, privileges or powers of, or restrictions provided for the benefit of the Series A Non-Voting Preferred Stock, regardless of whether any of the foregoing actions shall be by means of amendment to the Certificate of Incorporation or by merger, consolidation, recapitalization, reclassification, conversion or otherwise, (ii) issue further shares of Series A Non-Voting Preferred Stock or increase or decrease (other than by conversion) the number of authorized shares of Series A Non-Voting Preferred Stock, (iii) at any time while at least 30% of the originally issued Series A Non-Voting Preferred Stock remains issued and outstanding, consummate either: (A) any Fundamental Transaction (as defined below) or (B) any merger or consolidation of the Corporation with or into another entity or any stock sale to, or other business combination in which the stockholders of the Corporation immediately before such transaction do not hold at least a majority of the capital stock of the Corporation immediately after such transaction, (iv) increase the authorized number of directors constituting the Board of

F-2

Directors or change the number of votes entitled to be cast by any director or directors on any matter or (v) enter into any agreement with respect to any of the foregoing. Holders of shares of Common Stock acquired upon the conversion of shares of Series A Non-Voting Preferred Stock shall be entitled to the same voting rights as each other holder of Common Stock.
4.2   Any vote required or permitted under Section 4.1 may be taken at a meeting of the Holders or the Board of Directors, or through the execution of an action by written consent in lieu of such meeting, provided that the consent is executed by Holders representing a majority of the outstanding shares of Series A Non-Voting Preferred Stock or the Preferred Directors, acting together.
4.3   Election of Directors.
4.3.1   At all times when at least 30% of the originally issued Series A Non-Voting Preferred Stock remains issued and outstanding, (i) the holders of record of the shares of Series A Non-Voting Preferred Stock, exclusively and voting together as a separate class on an as-converted to Common Stock basis, shall be entitled to elect 2 directors of the Corporation (the “Preferred Directors”); and (iii) the holders of record of the shares of Common Stock and of any other class or series of voting stock (including the Series A Non-Voting Preferred Stock), exclusively and voting together as a single class on an as-converted to Common Stock basis, shall be entitled to elect the balance of the total number of directors of the Corporation (the “At-Large Directors”); provided, however, for administrative convenience, the initial Preferred Directors may also be appointed by the Board of Directors in connection with the approval of the initial issuance of Series A Non-Voting Preferred Stock without a separate action by the holders of Series A Non-Voting Preferred Stock.
4.3.2   Any Preferred Director elected as provided in Section 4.3.1 may be removed without cause by, and only by, the affirmative vote of the holders of a majority of the shares of the Series A Non-Voting Preferred Stock, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders.
4.3.3   If the holders of shares of the Series A Non-Voting Preferred Stock fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors pursuant to Section 4.3.1 (and to the extent any of such directorships is not otherwise filled by a director appointed in accordance with the proviso in Section 4.3.1), then any directorship not so filled shall remain vacant until such time as the holders of the Series A Non-Voting Preferred Stock fill such directorship in accordance with Section 4.3.1.
4.3.4   At any meeting held for the purpose of electing a Preferred Director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the Series A Non-Voting Preferred Stock shall constitute a quorum for the purpose of electing such Preferred Director.
4.3.5   Each Preferred Director shall be entitled to three votes on each matter presented to the Board of Directors.
5.   Rank; Liquidation.
5.1   The Series A Non-Voting Preferred Stock shall rank on parity with the Common Stock as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntarily or involuntarily.
5.2   Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a “Liquidation”), each Holder shall be entitled to receive out of the assets, whether capital or surplus, of the Corporation the same amount that a holder of Common Stock would receive if the Series A Non-Voting Preferred Stock were fully converted (disregarding for such purpose any Beneficial Ownership Limitations) to Common Stock which amounts shall be paid pari passu with all holders of Common Stock, plus an additional amount equal to any dividends declared on but unpaid to such shares. If, upon any such Liquidation, the assets of the Corporation shall be insufficient to pay the Holders

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of shares of the Series A Non-Voting Preferred Stock the amount required under the preceding sentence, then all remaining assets of the Corporation shall be distributed ratably to the Holders and the holders of Common Stock in accordance with the respective amounts that would be payable on all such securities if all amounts payable thereon were paid in full. For the avoidance of any doubt, a Fundamental Transaction shall not be deemed a Liquidation unless the Corporation expressly declares that such Fundamental Transaction shall be treated as if it were a Liquidation.
6.   Conversion.
6.1   Conversion at Option of Holder.   Subject to Section 6.3, each share of Series A Non-Voting Preferred Stock then outstanding shall be convertible, at any time and from time to time, at the option of the Holder thereof, into a number of shares of Common Stock equal to the Conversion Ratio, subject to the Beneficial Ownership Limitation (as defined below) (each, an “Optional Conversion”). Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”), duly completed and executed. Provided the Corporation’s transfer agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer program, the Notice of Conversion may specify, at the Holder’s election, whether the applicable Conversion Shares shall be credited to the account of the Holder’s prime broker with DTC through its Deposit Withdrawal Agent Commission system (a “DWAC Delivery”). The date on which an Optional Conversion shall be deemed effective (the “Conversion Date”) shall be the Trading Day that the Notice of Conversion, completed and executed, is sent via email to, and received during regular business hours by, the Corporation; provided, that the original certificate(s) (if any) representing such shares of Series A Non-Voting Preferred Stock being converted, duly endorsed, and the accompanying Notice of Conversion, are received by the Corporation within two (2) Trading Days thereafter. In all other cases, the Conversion Date shall be defined as the Trading Day on which the original certificate(s) (if any) representing such shares of Series A Non-Voting Preferred Stock being converted, duly endorsed, and the accompanying Notice of Conversion, are received by the Corporation. The calculations set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error.
6.2   Conversion Ratio.   The “Conversion Ratio” for each share of Series A Non-Voting Preferred Stock shall be 1,000 shares of Common Stock issuable upon the conversion (the “Conversion”) of each share of Series A Non-Voting Preferred Stock (corresponding to a ratio of 1,000:1), subject to adjustment as provided herein.
6.3   Beneficial Ownership Limitation.   Notwithstanding anything herein to the contrary, the Corporation shall not effect any conversion of any share of Series A Non-Voting Preferred Stock, and a Holder shall not have the right to convert any portion of the Series A Non-Voting Preferred Stock pursuant to Section 6.1, to the extent that, after giving effect to such attempted conversion set forth on an applicable Notice of Conversion (as defined in the Certificate of Designation) with respect to the Series A Non-Voting Preferred Stock, such Holder (or any of such Holder’s affiliates or any other Person who would be a beneficial owner of Common Stock beneficially owned by the Holder for purposes of Section 13(d) or Section 16 of the Exchange Act and the applicable rules and regulations of the Commission, including any “group” of which the Holder is a member (the foregoing, “Attribution Parties”)) would beneficially own a number of shares of Common Stock in excess of the Beneficial Ownership Limitation. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such Holder and its Attribution Parties shall include the number of shares of Common Stock issuable upon conversion of the Series A Non-Voting Preferred Stock subject to the Notice of Conversion with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (A) conversion of the remaining, unconverted Series A Non-Voting Preferred Stock beneficially owned by such Holder or any of its Attribution Parties, and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation (including any warrants) beneficially owned by such Holder or any of its Attribution Parties that are subject to and would exceed a limitation on conversion or exercise similar to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this Section 6.3, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the applicable rules and regulations of the Commission, and the terms “beneficial ownership” and “beneficially own” have the meanings ascribed to such terms therein. In addition, for

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purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and the applicable rules and regulations of the Commission. For purposes of this Section 6.3, in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (A) the Corporation’s most recent periodic or annual filing with the Commission, as the case may be, (B) a more recent public announcement by the Corporation that is filed with the Commission, or (C) a more recent notice by the Corporation or the Corporation’s transfer agent to the Holder setting forth the number of shares of Common Stock then outstanding. Upon the written request of a Holder (which may be by email), the Corporation shall, within two (2) Trading Days thereof, confirm in writing to such Holder (which may be via email) the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to any actual conversion or exercise of securities of the Corporation, including shares of Series A Non-Voting Preferred Stock, by such Holder or its Attribution Parties since the date as of which such number of outstanding shares of Common Stock was last publicly reported or confirmed to the Holder. The “Beneficial Ownership Limitation” shall initially be 19.99% of the number of shares of Common Stock outstanding or deemed to be outstanding as of the applicable measurement date. The Corporation shall be entitled to rely on representations made to it by the Holder in any Notice of Conversion regarding its Beneficial Ownership Limitation. Notwithstanding the foregoing, by written notice to the Corporation, (i) the Holder may reset the Beneficial Ownership Limitation percentage to a higher percentage, not to exceed 19.99%, which increase will not be effective until the sixty-first (61st) day after such written notice is delivered to the Corporation, and (ii) the Holder may reset the Beneficial Ownership Limitation percentage to a lower percentage effective immediately after the delivery of such notice to the Corporation. Upon such an increase by a Holder of the Beneficial Ownership Limitation pursuant to clause (i), not to exceed 19.99%, the Beneficial Ownership Limitation may not be further amended by such Holder without first providing the minimum notice required by this Section 6.3. Notwithstanding the foregoing, (x) at any time following notice of a Fundamental Transaction, the Holder may waive and/or change the Beneficial Ownership Limitation effective immediately upon written notice to the Corporation and may reinstitute a Beneficial Ownership Limitation at any time thereafter effective immediately upon written notice to the Corporation (y) at any time that the beneficial ownership of shares of Common Stock of a Holder (together with any of such Holder’s Attribution Parties) is equal to or less than 9.00% of the number of shares of Common Stock outstanding as of any given date, then such Holder’s Beneficial Ownership Limitation shall automatically be set to 9.99%. The provisions of this Section 6.3 shall be construed, corrected and implemented in a manner so as to effectuate the intended Beneficial Ownership Limitation herein contained and the shares of Common Stock underlying the Series A Non-Voting Preferred Stock in excess of the Beneficial Ownership Limitation shall not be deemed to be beneficially owned by the Holder for any purpose including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the Exchange Act.
6.4   Mechanics of Conversion.
6.4.1   Delivery of Certificate or Electronic Issuance.   Upon Conversion not later than two (2) Trading Days after the applicable Conversion Date, or if the Holder requests the issuance of physical certificate(s), two (2) Trading Days after receipt by the Corporation of the original certificate(s) representing such shares of Series A Non-Voting Preferred Stock being converted, duly endorsed, and the accompanying Notice of Conversion (the “Share Delivery Date”), the Corporation shall either: (a) deliver, or cause to be delivered, to the converting Holder a physical certificate or certificates representing the number of Conversion Shares being acquired upon the conversion of shares of Series A Non-Voting Preferred Stock, or (b) in the case of a DWAC Delivery (if so requested by the Holder), electronically transfer such Conversion Shares by crediting the account of the Holder’s prime broker with DTC through its DWAC system. If in the case of any Notice of Conversion such certificate or certificates for the Conversion Shares are not delivered to or as directed by or, in the case of a DWAC Delivery, such shares are not electronically delivered to or as directed by, the applicable Holder by the Share Delivery Date, the applicable Holder shall be entitled to elect to rescind such Notice of Conversion by written notice to the Corporation at any time on or before its receipt of such certificate or certificates for Conversion Shares or electronic receipt of such shares, as applicable, in which event the Corporation shall promptly return to such Holder any original Series A Non-Voting Preferred Stock certificate delivered to the

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Corporation and such Holder shall promptly return to the Corporation any Common Stock certificates or otherwise direct the return of any shares of Common Stock delivered to the Holder through the DWAC system, representing the shares of Series A Non-Voting Preferred Stock unsuccessfully tendered for conversion to the Corporation.
6.4.2   Obligation Absolute.   Subject to Section 6.3 and subject to Holder’s right to rescind a Notice of Conversion pursuant to Section 6.4.1, the Corporation’s obligation to issue and deliver the Conversion Shares upon conversion of Series A Non-Voting Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by such Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such Holder in connection with the issuance of such Conversion Shares. Subject to Section 6.3 and subject to Holder’s right to rescind a Notice of Conversion pursuant to Section 6.4.1, in the event a Holder shall elect to convert any or all of its Series A Non-Voting Preferred Stock, the Corporation may not refuse conversion based on any claim that such Holder or anyone associated or affiliated with such Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to Holder, restraining and/or enjoining conversion of all or part of the Series A Non-Voting Preferred Stock of such Holder shall have been sought and obtained by the Corporation, and the Corporation posts a surety bond for the benefit of such Holder in the amount of 150% of the value of the Conversion Shares into which would be converted the Series A Non-Voting Preferred Stock which is subject to such injunction, which bond shall remain in effect until the completion of arbitration/litigation of the underlying dispute and the proceeds of which shall be payable to such Holder to the extent it obtains judgment. In the absence of such injunction, the Corporation shall, subject to Section 6.3 and subject to Holder’s right to rescind a Notice of Conversion pursuant to Section 6.4.1, issue Conversion Shares upon a properly noticed conversion.
6.4.3   Buy-In on Failure to Timely Deliver Certificates.   If the Corporation fails to deliver to a Holder the applicable certificate or certificates or to effect a DWAC Delivery, as applicable, by the Share Delivery Date pursuant to Section 6.4.1 (other than a failure caused by materially incorrect or incomplete information provided by Holder to the Corporation or the application of the Beneficial Ownership Limitation), and if after such Share Delivery Date such Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by such Holder of the Conversion Shares which such Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then the Corporation shall (A) pay in cash to such Holder (in addition to any other remedies available to or elected by such Holder) the amount by which (x) such Holder’s total purchase price (including any brokerage commissions) for the shares of Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such Holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of such Holder, either reissue (if surrendered) the shares of Series A Non-Voting Preferred Stock equal to the number of shares of Series A Non-Voting Preferred Stock submitted for conversion or deliver to such Holder the number of shares of Common Stock that would have been issued if the Corporation had timely complied with its delivery requirements under Section 6.4.1. For example, if a Holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Series A Non-Voting Preferred Stock with respect to which the actual sale price (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Corporation shall be required to pay such Holder $1,000. The Holder shall provide the Corporation written notice, within three (3) Trading Days after the occurrence of a Buy-In, indicating the amounts payable to such Holder in respect of such Buy-In together with applicable confirmations and other evidence reasonably requested by the Corporation. Nothing herein shall

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limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation’s failure to timely deliver certificates representing shares of Common Stock upon conversion of the shares of Series A Non-Voting Preferred Stock as required pursuant to the terms hereof; provided, however, that the Holder shall not be entitled to both (i) require the reissuance of the shares of Series A Non-Voting Preferred Stock submitted for conversion for which such conversion was not timely honored and (ii) receive the number of shares of Common Stock that would have been issued if the Corporation had timely complied with its delivery requirements under Section 6.4.1.
6.4.4   Reservation of Shares Issuable Upon Conversion.   The Corporation covenants that at all times it will reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series A Non-Voting Preferred Stock, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holders of the Series A Non-Voting Preferred Stock, not less than such aggregate number of shares of the Common Stock as shall be issuable (taking into account the adjustments of Section 7) upon the conversion of all outstanding shares of Series A Non-Voting Preferred Stock. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and non-assessable.
6.4.5   Fractional Shares.   No fractional shares of Common Stock shall be issued upon conversion of the Series A Non-Voting Preferred Stock, no certificates or scrip for any such fractional shares shall be issued and no cash shall be paid for any such fractional shares. Any fractional shares of Common Stock that a Holder of Series A Non-Voting Preferred Stock would otherwise be entitled to receive shall be aggregated with all fractional shares of Common Stock issuable to such Holder and any remaining fractional shares shall be rounded up to the nearest whole share. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Non-Voting Preferred Stock the Holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.
6.4.6   Transfer Taxes.   The issuance of certificates for shares of the Common Stock upon conversion of the Series A Non-Voting Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the registered Holder(s) of such shares of Series A Non-Voting Preferred Stock and the Corporation shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.
6.5   Status as Stockholder.   Upon each Conversion Date, (i) the shares of Series A Non-Voting Preferred Stock being converted shall be deemed converted into shares of Common Stock and (ii) the Holder’s rights as a holder of such converted shares of Series A Non-Voting Preferred Stock shall cease and terminate, excepting only the right to receive certificates for such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to such Holder because of a failure by the Corporation to comply with the terms of this Certificate of Designation. In all cases, the Holder shall retain all of its rights and remedies for the Corporation’s failure to convert Series A Non-Voting Preferred Stock.
7.   Certain Adjustments.
7.1   Stock Dividends and Stock Splits.   If the Corporation, at any time while this Series A Non-Voting Preferred Stock is outstanding: (A) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of this Series A Non-Voting Preferred Stock) with respect to the then outstanding shares of Common Stock; (B) subdivides

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outstanding shares of Common Stock into a larger number of shares; or (C) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, then the Conversion Ratio shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately after such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately before such event (excluding any treasury shares of the Corporation). Any adjustment made pursuant to this Section 7.1 shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination.
7.2   Fundamental Transaction.   If, at any time while this Series A Non-Voting Preferred Stock is outstanding, (A) the Corporation effects any merger or consolidation of the Corporation with or into another Person or any stock sale to, or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, share exchange or scheme of arrangement) with or into another Person (other than such a transaction in which the Corporation is the surviving or continuing entity and its Common Stock is not exchanged for or converted into other securities, cash or property), (B) the Corporation effects any sale, lease, transfer or exclusive license of all or substantially all of its assets in one transaction or a series of related transactions, (C) any tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which more than 50% of the Common Stock not held by the Corporation or such Person is exchanged for or converted into other securities, cash or property, or (D) the Corporation effects any reclassification of the Common Stock or any compulsory share exchange pursuant (other than as a result of a dividend, subdivision or combination covered by Section 7.1) to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental Transaction”), then, upon any subsequent conversion of this Series A Non-Voting Preferred Stock the Holders shall have the right to receive, in lieu of the right to receive Conversion Shares, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one share of Common Stock (the “Alternate Consideration”). For purposes of any such subsequent conversion, the determination of the Conversion Ratio shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall adjust the Conversion Ratio in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holders shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Series A Non-Voting Preferred Stock following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall file a new certificate of designations with the same terms and conditions and issue to the Holders new preferred stock consistent with the foregoing provisions and evidencing the Holders’ right to convert such preferred stock into Alternate Consideration. The terms of any agreement to which the Corporation is a party and pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 7.2 and insuring that this Series A Non-Voting Preferred Stock (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction. The Corporation shall cause to be delivered to each Holder, at its last address as it shall appear upon the stock books of the Corporation, written notice of any Fundamental Transaction at least 20 calendar days prior to the date on which such Fundamental Transaction is expected to become effective or close.
7.3   Calculations.   All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

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8.   Redemption.   The shares of Series A Non-Voting Preferred Stock shall not be redeemable; provided, however, that the foregoing shall not limit the ability of the Corporation to purchase or otherwise deal in such shares to the extent otherwise permitted hereby and by law.
9.   Transfer.   A Holder may transfer any shares of Series A Non-Voting Preferred Stock together with the accompanying rights set forth herein, held by such holder without the consent of the Corporation; provided that such transfer is in compliance with applicable securities laws. The Corporation shall in good faith (i) do and perform, or cause to be done and performed, all such further acts and things, and (ii) execute and deliver all such other agreements, certificates, instruments and documents, in each case, as any holder of Series A Non-Voting Preferred Stock may reasonably request in order to carry out the intent and accomplish the purposes of this Section 9. The transferee of any shares of Series A Non-Voting Preferred Stock shall be subject to the Beneficial Ownership Limitation applicable to the transferor as of the time of such transfer.
10.   Series A Non-Voting Preferred Stock Register.   The Corporation shall maintain at its principal executive offices (or such other office or agency of the Corporation as it may designate by notice to the Holders in accordance with Section 11), a register for the Series A Non-Voting Preferred Stock, in which the Corporation shall record (i) the name, address, and electronic mail address of each holder in whose name the shares of Series A Non-Voting Preferred Stock have been issued and (ii) the name, address, and electronic mail address of each transferee of any shares of Series A Non-Voting Preferred Stock. The Corporation may deem and treat the registered Holder of shares of Series A Non-Voting Preferred Stock as the absolute owner thereof for the purpose of any conversion thereof and for all other purposes. The Corporation shall keep the register open and available at all times during business hours for inspection by any holder of Series A Non-Voting Preferred Stock or his, her or its legal representatives.
11.   Notices.   Any notice required or permitted by the provisions of this Certificate of Designation to be given to a Holder of shares of Series A Non-Voting Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the Delaware General Corporation Law, and shall be deemed sent upon such mailing or electronic transmission.
12.   Book-Entry; Certificates.   The Series A Non-Voting Preferred Stock will be issued in book-entry form; provided that, if a Holder requests that such Holder’s shares of Series A Non-Voting Preferred Stock be issued in certificated form, the Corporation will instead issue a stock certificate to such Holder representing such Holder’s shares of Series A Non-Voting Preferred Stock. To the extent that any shares of Series A Non-Voting Preferred Stock are issued in book-entry form, references herein to “certificates” shall instead refer to the book-entry notation relating to such shares.
13.   Lost or Mutilated Series A Non-Voting Preferred Stock Certificate.   If a Holder’s Series A Non-Voting Convertible Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series A Non-Voting Convertible Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation.
14.   Waiver.   Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation. Any waiver by the Corporation or a Holder must be in writing. Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein and any right of the Holders of Series A Non-Voting Preferred Stock granted hereunder may be waived as to all shares of Series A Non-Voting Preferred Stock (and the Holders thereof) upon the written consent of the Holders of not less than a majority of the shares of Series A Non-Voting Preferred Stock then outstanding, provided, however, that the Beneficial Ownership Limitation applicable to a Holder, and

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any provisions contained herein that are related to such Beneficial Ownership Limitation, cannot be modified, waived or terminated without the consent of such Holder, provided further, that any proposed waiver that would, by its terms, have a disproportionate and materially adverse effect on any Holder shall require the consent of such Holder(s).
15.   Severability.   Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, then such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof.
16.   Status of Converted Series A Non-Voting Preferred Stock.   If any shares of Series A Non-Voting Preferred Stock shall be converted or redeemed by the Corporation, such shares shall, to the fullest extent permitted by applicable law, be retired and cancelled upon such acquisition, and shall not be reissued as a share of Series A Non-Voting Preferred Stock. Any share of Series A Non-Voting Preferred Stock so acquired shall, upon its retirement and cancellation, and upon the taking of any action required by applicable law, resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series A Non-Voting Preferred Stock.
[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, GlycoMimetics, Inc. has caused this Certificate of Designation of Preferences, Rights and Limitations of Series A Non-Voting Convertible Preferred Stock to be duly executed by its [•] on [•], 202[5].
GLYLCOMIMETICS, INC.
By:

Name:
Title:

ANNEX A
NOTICE OF CONVERSION
(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF SERIES A NON-VOTING CONVERTIBLE PREFERRED STOCK)
The undersigned Holder hereby irrevocably elects to convert the number of shares of Series A Non-Voting Preferred Stock indicated below, represented in book-entry form, into shares of common stock, par value $0.001 per share (the “Common Stock”), of GlycoMimetics, Inc., a Delaware corporation (the “Corporation”), as of the date written below. If securities are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. Capitalized terms utilized but not defined herein shall have the meaning ascribed to such terms in that certain Certificate of Designation of Preferences, Rights and Limitations of Series A Non-Voting Convertible Preferred Stock (the “Certificate of Designation”) filed by the Corporation with the Secretary of State of the State of Delaware on [•], 202[5].
As of the date hereof, the number of shares of Common Stock beneficially owned by the undersigned Holder (together with such Holder’s Attribution Parties), including the number of shares of Common Stock issuable upon conversion of the Series A Non-Voting Preferred Stock subject to this Notice of Conversion, but excluding the number of shares of Common Stock which are issuable upon (A) conversion of the remaining, unconverted Series A Non-Voting Preferred Stock beneficially owned by such Holder or any of its Attribution Parties, and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation (including any warrants) beneficially owned by such Holder or any of its Attribution Parties that are subject to a limitation on conversion or exercise similar to the limitation contained in Section 6.3 of the Certificate of Designation, is            . For purposes hereof, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the applicable regulations of the Commission. In addition, for purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and the applicable regulations of the Commission.
CONVERSION CALCULATIONS:
Date to Effect Conversion:
Number of shares of Series A Non-Voting Preferred Stock owned prior to Conversion:
Number of shares of Series A Non-Voting Preferred Stock to be Converted:
Number of shares of Common Stock to be Issued:
Address for delivery of physical certificates:
For DWAC Delivery, please provide the following:
Broker No.:
Account No.:
[HOLDER]
By:

Name:
Title:

ANNEX G
CERTIFICATE OF AMENDMENT
TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
GLYCOMIMETICS, INC.
GlycoMimetics, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Company”), hereby certifies that:
FIRST:   The name of this Company is GlycoMimetics, Inc.
SECOND:   The Company’s Amended and Restated Certificate of Incorporation was filed on January 15, 2014.
THIRD:   The Board of Directors of the Company, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending the Amended and Restated Certificate of Incorporation, as currently in effect (the “Certificate of Incorporation”), to amend and restate Paragraph A of Article IV of the Certificate of Incorporation in its entirety as follows:
“A.   The Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of all classes of capital stock which the Company shall have authority to issue is One Hundred Eighty Million (180,000,000) shares, of which One Hundred Seventy-Five Million (175,000,000) shares shall be Common Stock (the “Common Stock”), each having a par value of one-tenth of one cent ($0.001), and Five Million (5,000,000) shares shall be Preferred Stock (the “Preferred Stock”), each having a par value of one-tenth of one cent ($0.001).”
FOURTH:   This Certificate of Amendment was submitted to the stockholders of the Company and was duly adopted and approved in accordance with the provisions of Sections 228 and 242 of the General Corporate Law of the State of Delaware.
FIFTH:   This Certificate of Amendment shall be effective at [•] (Eastern Time) as of [•], 2025.
IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be signed by its Principal Executive Officer this [•] day of [•], 2025.
GLYCOMIMETICS, INC.
By:

G-1

ANNEX H
CERTIFICATE OF AMENDMENT
TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
GLYCOMIMETICS, INC.
GlycoMimetics, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Company”), hereby certifies that:
FIRST:   The name of this Company is GlycoMimetics, Inc.
SECOND:   The Company’s Amended and Restated Certificate of Incorporation was filed on January 15, 2014.
THIRD:   The Board of Directors of the Company, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending the Amended and Restated Certificate of Incorporation, as currently in effect (the “Certificate of Incorporation”), to add the following new Paragraph D and Paragraph E immediately following the existing Paragraph C of Article IV:
“D.   Effective as of [•] p.m. (Eastern Time) on [•], 2025 (such time, the “Effective Time”), a one-for-[•] reverse stock split of the shares of Common Stock, pursuant to which every [•] shares of the Common Stock issued and held of record by each stockholder of the Company (including treasury shares) immediately prior to the Effective Time shall be reclassified and combined into one validly issued, fully paid and non-assessable share of Common Stock from and after the Effective Time, without any action on the part of the Company or the respective stockholders thereof (such reclassification and combination of shares, the “Reverse Stock Split”). The par value of the Common Stock following the Reverse Stock Split shall remain at $0.001 per share. No fractional shares of Common Stock shall be issued as a result of the Reverse Stock Split. In lieu of any fractional shares, if upon aggregating all of the shares of Common Stock held by a record holder immediately following the Reverse Stock Split such holder would otherwise be entitled to a fractional share of Common Stock as a result of the Reverse Stock Split, the Company shall pay in cash (without interest) to each such holder an amount equal to the product of such resulting fractional interest in one share of Common Stock multiplied by the closing trading price on The Nasdaq Stock Market LLC of a share of Common Stock on the last trading day immediately prior to the date on which the Effective Time occurs (with such price proportionately adjusted to give effect to the Reverse Stock Split).
E.   Each stock certificate or book entry share that, immediately prior to the Effective Time, represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Common Stock after the Effective Time into which the shares formerly represented by such certificate or book entry share have been combined (as well as the right to receive cash in lieu of fractional shares of Common Stock after the Effective Time); provided, however, that each stockholder of record holding a certificate that represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall receive, upon surrender of such certificate, a new certificate evidencing and representing the number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been combined.”
FOURTH:   This Certificate of Amendment was submitted to the stockholders of the Company and was duly adopted and approved in accordance with the provisions of Sections 228 and 242 of the General Corporate Law of the State of Delaware.
FIFTH.   This Certificate of Amendment shall be effective at [•] (Eastern Time) as of [•], 2025.

H-1

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be signed by its Principal Executive Officer this [•] day of [•], 2025.
GLYCOMIMETICS, INC.
By:

H-2

Annex I
PLAN OF CONVERSION
This Plan of Conversion (this “Plan”) is adopted as of [•], 2025 and sets forth certain terms of the conversion of Crescent Biopharma, Inc. (formerly known as GlycoMimetics, Inc.), a Delaware corporation (the “Delaware Corporation”), to a Cayman Islands exempted company (the “Cayman Company”), pursuant to the terms of the General Corporation Law of the State of Delaware (as amended, the “DGCL”) and Part XII of the Companies Act of the Cayman Islands (as amended, the “Companies Act”).
RECITALS:
A.   The Delaware Corporation was incorporated on April 4, 2003.
B.   Upon the terms and subject to the conditions set forth in this Plan, and in accordance with Section 266 of the DGCL and Part XII of the Companies Act, the Delaware Corporation will be converted to a Cayman Company.
C.   The Board of Directors of the Delaware Corporation (the “Board”) has unanimously (i) determined that the Conversion (as defined below) is advisable and in the best interests of the Delaware Corporation and its stockholders and recommended the approval of the Conversion by the stockholders of the Delaware Corporation and (ii) approved and adopted this Plan, the Conversion and the other documents and transactions contemplated by this Plan, including the Cayman Articles, the Cayman Certificate of Designation and the Delaware Certificate of Conversion (as each is defined below).
D.   The stockholders of the Delaware Corporation have approved and adopted this Plan, the Conversion and the other documents and transactions contemplated by this Plan, including the Cayman Articles, the Cayman Certificate of Designation and the Delaware Certificate of Conversion.
E.   In connection with the Conversion, on the Effective Date (as defined below), each share of Common Stock, par value $0.001 per share (the “Delaware Common Stock”), and each share of Series A Preferred Stock, par value $0.001 per share (the “Delaware Preferred Stock”), of the Delaware Corporation issued and outstanding (or held in treasury) immediately prior to the Effective Date shall be converted into one Ordinary Share, par value $0.001 per share (the “Cayman Ordinary Shares”), and one Series A Preference Share, par value $0.001 per share (the “Cayman Preferred Shares”), respectively, of the Cayman Company.
F.   The mode of carrying out the Conversion into effect shall be as described in this Plan.
ARTICLE I
THE CONVERSION
1.1   Conversion.   On the Effective Date, the Delaware Corporation will be converted to the Cayman Company by way of continuation of the Company from a corporation organized under the laws of the State of Delaware to an exempted company incorporated under the laws of the Cayman Islands, pursuant to, and in accordance with, Section 266 of the DGCL and Part XII of the Companies Act (the “Conversion”). The Board and the stockholders of the Delaware Corporation have approved and adopted this Plan, the Conversion and the other documents and transactions contemplated by this Plan, including the Cayman Articles, the Cayman Certificate of Designation and the Delaware Certificate of Conversion.
1.2   Certificate of Conversion.   The Delaware Corporation shall file a certificate of conversion in the form attached hereto as Exhibit A (the “Delaware Certificate of Conversion”) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) and shall file the memorandum and articles of association in the form attached hereto as Exhibit B (the “Cayman Articles”) and any and all documents required to be filed with the Cayman Islands Registrar of Companies in connection with the Conversion and the Delaware Corporation or the Cayman Company, as applicable, shall make all other filings or recordings required by the DGCL or the Companies Act in connection with the Conversion.
1.3   Effective Date.   The Conversion will become effective upon the filing of the Delaware Certificate of Conversion with the Delaware Secretary of State and the issuance of a certificate of continuation by the

Cayman Islands Registrar of Companies (the “Cayman Certificate of Continuation”) or at such later date and/or time as specified in the Delaware Certificate of Conversion and the Cayman Certificate of Continuation (the “Effective Date”).
ARTICLE II
ORGANIZATION
2.1   Cayman Governing Documents.   On the Effective Date, the Cayman Articles, including the Certificate of Designation attached hereto as Exhibit C (the “Cayman Certificate of Designation” and together with the Cayman Articles, the “Cayman Governing Documents”), shall govern the Cayman Company until amended and/or restated in accordance with the Cayman Governing Documents and applicable law.
2.2   Directors and Officers.   From and after the Effective Date, by virtue of the Conversion and without any further action on the part of the Delaware Corporation or its stockholders, the members of the Board and the officers of the Delaware Corporation holding their respective offices in the Delaware Corporation existing immediately prior to the Effective Date shall continue in their respective offices as members of the Board and officers of the Cayman Company.
ARTICLE III
EFFECT OF THE CONVERSION
3.1   Effect of Conversion.   On the Effective Date, the effect of the Conversion will be as provided by this Plan and by the applicable provisions of the DGCL and the Companies Act. Without limitation of the foregoing, for all purposes of the laws of the State of Delaware and the Cayman Islands, the Cayman Company will continue as a body corporate for all purposes, as if incorporated and registered as an exempted company under and subject to the Companies Act and all of the rights, privileges, and powers of the Delaware Corporation, and all property, real, personal, and mixed, and all debts due to the Delaware Corporation, as well as all other things and causes of action belonging to the Delaware Corporation, shall remain vested in the Cayman Company and shall be the property of the Cayman Company, and all debts, liabilities, and duties of the Delaware Corporation shall remain attached to the Cayman Company, and may be enforced against the Cayman Company to the same extent as if said debts, liabilities, and duties had originally been incurred or contracted by the Cayman Company.
3.2   Conversion of Shares.   On the Effective Date, by virtue of the Conversion and without any further action by the Delaware Corporation or the stockholders, (i) each share of Delaware Common Stock issued and outstanding immediately before the Effective Date shall be converted into one Cayman Ordinary Share, and all options, warrants or other entitlement to receive a share of Delaware Common Stock shall automatically be converted into an option, warrant or other entitlement to receive a Cayman Ordinary Share and (ii) each share of Delaware Preferred Stock issued and outstanding immediately before the Effective Date shall be converted into one Cayman Preferred Share, and all options, warrants or other entitlement to receive a share of Delaware Preferred Stock shall automatically be converted into an option, warrant or other entitlement to receive a Cayman Preferred Share.
ARTICLE IV
MISCELLANEOUS
4.1   Abandonment or Amendment.   At any time prior to the filing of the Delaware Certificate of Conversion with the Delaware Secretary of State, the Delaware Corporation may abandon the proposed Conversion and terminate this Plan to the extent permitted by law or may amend this Plan.
4.2   Captions.   The captions in this Plan are for convenience only and shall not be considered a part, or to affect the construction or interpretation, of any provision of this Plan.
4.3   Tax Reporting.   The Conversion is intended to be a “reorganization” for purposes of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Plan of Conversion is hereby adopted as a “plan of reorganization” for purposes of the Section 368(a)(1)(F) of the Code.
4.4   Governing Law.   This Plan shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware.

IN WITNESS WHEREOF, this Plan has been executed on behalf of the Delaware Corporation by its officers thereunto duly authorized, all as of the date set forth above.
CRESCENT BIOPHARMA, INC.
By:

Name:
Title:

EXHIBIT A
DELAWARE CERTIFICATE OF CONVERSION

EXHIBIT B
CAYMAN ISLANDS MEMORANDUM AND ARTICLES OF ASSOCIATION

EXHIBIT C
CAYMAN ISLANDS CERTIFICATE OF DESIGNATION

Annex J
THE COMPANIES ACT (AS AMENDED)
COMPANY LIMITED BY SHARES
MEMORANDUM OF ASSOCIATION
OF
CRESCENT BIOPHARMA, INC.
Walkers (Cayman) LLP
190 Elgin Avenue, George Town,
Grand Cayman, KY1-9001, Cayman Islands
T +1 345 949 0100   F +1 345 949 7886   www.walkersglobal.com
REF: ME/KG/C9608-195644

THE COMPANIES ACT (AS AMENDED)
COMPANY LIMITED BY SHARES
MEMORANDUM OF ASSOCIATION
OF
CRESCENT BIOPHARMA, INC.
(ADOPTED BY SPECIAL RESOLUTION DATED [    ] 2025)
1.
The name of the Company is Crescent Biopharma, Inc. (the “Company”).

2.
The registered office of the Company will be situated at the offices of Walkers Corporate Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9008, Cayman Islands or at such other location as the Directors may from time to time determine.

3.
The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by any law as provided by Section 7(4) of the Companies Act (as amended) of the Cayman Islands (the “Companies Act”).

4.
The Company shall have and be capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit as provided by Section 27(2) of the Companies Act.

5.
The Company will not trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the Company carried on outside the Cayman Islands; provided that nothing in this section shall be construed as to prevent the Company effecting and concluding contracts in the Cayman Islands, and exercising in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands.

6.
The liability of the shareholders of the Company is limited to the amount, if any, unpaid on the shares respectively held by them.

7.
The authorised share capital of the Company is US$180,000 divided into 175,000,000 ordinary shares with a nominal or par value of US$0.001, and 5,000,000 preferred shares with a nominal or par value of US$0.001 provided that subject to the Companies Act and the Articles of Association the Company shall have power to redeem or purchase any of its shares and to sub-divide or consolidate the said shares or any of them and to issue all or any part of its capital whether original, redeemed, increased or reduced with or without any preference, priority, special privilege or other rights or subject to any postponement of rights or to any conditions or restrictions whatsoever and so that unless the conditions of issue shall otherwise expressly provide every issue of shares whether stated to be ordinary, preference or otherwise shall be subject to the powers on the part of the Company hereinbefore provided.

8.
The Company may exercise the power contained in Section 206 of the Companies Act to deregister in the Cayman Islands and be registered by way of continuation in any jurisdiction outside the Cayman Islands.

THE COMPANIES ACT (AS AMENDED)
COMPANY LIMITED BY SHARES
ARTICLES OF ASSOCIATION
OF
CRESCENT BIOPHARMA, INC.
(ADOPTED BY SPECIAL RESOLUTION DATED [    ] 2025)
TABLE A
The Regulations contained or incorporated in Table ‘A’ in the First Schedule of the Companies Act shall not apply to Crescent Biopharma, Inc. (the “Company”) and the following Articles shall comprise the Articles of Association of the Company.
INTERPRETATION
1.
In these Articles the following defined terms will have the meanings ascribed to them, if not inconsistent with the subject or context:

“Articles” means these articles of association of the Company, as amended or substituted from time to time.
“Audit Committee” means the audit committee of the Company formed pursuant to Article 134 hereof, or any successor audit committee.
“Branch Register” means any branch Register of such category or categories of Shareholders as the Company may from time to time determine.
“business day” means any day other than a Saturday, a Sunday or a U.S. Federal Holiday or a day on which banking institutions or trust companies are authorised or obligated by law to close in the United States.
“Certificate of Designation” means a certificate of designation of preferences, rights and limitations with respect to any Class of Preferred Shares (as may be amended from time to time).
“Class” or “Classes” means any class or classes of Shares as may from time to time be issued by the Company.
“Companies Act” means the Companies Act (as amended) of the Cayman Islands.
“Designated Stock Exchange” means any national securities exchange or automated quotation system on which the Company’s securities are listed for trading, including but not limited to The Nasdaq Stock Market LLC, The NYSE MKT LLC, The New York Stock Exchange LLC or any OTC market.
“Directors” means the directors of the Company for the time being, or as the case may be, the directors assembled as a board or as a committee thereof.
“Electronic Facility” means without limitation, website addresses and conference call systems, and any device, system, procedure, method or other facility whatsoever providing an electronic means of venue for a general meeting of the Company.
“Electronic Transactions Act” means the Electronic Transactions Act (as amended) of the Cayman Islands.
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, or any similar U.S. federal statute and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time.

“Initial Public Offering” means the Company’s initial public offering of securities.
“Memorandum of Association” means the memorandum of association of the Company, as amended or substituted from time to time.
“Office” means the registered office of the Company as required by the Companies Act.
“Officers” means the officers for the time being and from time to time of the Company.
“Ordinary Resolution” means a resolution:
(a)
passed by a simple majority of the votes cast by such Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Shareholder is entitled; or

(b)
approved in writing by all of the Shareholders entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Shareholders and the effective date of the resolution so adopted shall be the date on which the instrument, or the last of such instruments, if more than one, is executed.

“Ordinary Shares” means the ordinary Shares in the capital of the Company of $0.001 nominal or par value designated as Ordinary Shares, and having the rights provided for in these Articles.
“paid up” means paid up as to the par value in respect of the issue of any Shares and includes credited as paid up.
“Person” means any natural person, firm, company, joint venture, partnership, company, association or other entity (whether or not having a separate legal personality) or any of them as the context so requires, other than in respect of a Director or Officer in which circumstances Person shall mean any person or entity permitted to act as such in accordance with the laws of the Cayman Islands.
“Preferred Shares” means the Preferred Shares in the capital of the Company of $0.001 nominal or par value designated as Preferred Shares or such other Series of Preferred Shares, and having the rights provided for in these Articles.
“Proponent” and “Proponents” have the meanings given to them in Article 13(d) hereof.
“Principal Register” means where the Company has established one or more Branch Registers pursuant to the Companies Act and these Articles, means the Register maintained by the Company pursuant to the Companies Act and these Articles that is not designated by the Directors as a Branch Register.
“Register” means the register of members of the Company required to be kept pursuant to the Companies Act and includes any Branch Register(s) established by the Company in accordance with the Companies Act.
“Seal” means the common seal of the Company (if adopted) including any facsimile thereof.
“SEC” means the U.S. Securities and Exchange Commission.
“Secretary” means any Person appointed by the Directors to perform any of the duties of the secretary of the Company.
“Securities Act” means the U.S. Securities Act of 1933, as amended, or any similar U.S. federal statute and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time.
“Series” means a series of a Class as may from time to time be issued by the Company.
“Share” means a share in the capital of the Company. All references to “Shares” herein shall be deemed to be Shares of any or all Classes as the context may require. For the avoidance of doubt in these Articles the expression “Share” shall include a fraction of a Share.

“Shareholder” means a Person who is registered as the holder of Shares in the Register and includes each subscriber to the Memorandum of Association pending entry in the Register of such subscriber.
“Share Premium Account” means the share premium account established in accordance with these Articles and the Companies Act.
“signed” or “executed” means bearing a signature or representation of a signature affixed by mechanical means.
“Special Resolution” means a special resolution of the Company passed in accordance with the Companies Act, being a resolution:
(a)
passed by a majority of not less than two-thirds of such Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company of which notice specifying the intention to propose the resolution as a special resolution has been duly given and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Shareholder is entitled; or

(b)
approved in writing by all of the Shareholders entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Shareholders and the effective date of the special resolution so adopted shall be the date on which the instrument or the last of such instruments, if more than one, is executed.

“Treasury Shares” means Shares that were previously issued but were purchased, redeemed, surrendered or otherwise acquired by the Company and not cancelled.
2.
In these Articles, save where the context requires otherwise:

(a)
words importing the singular number shall include the plural number and vice versa;

(b)
words importing the masculine gender only shall include the feminine gender and any Person as the context may require;

(c)
the word “may” shall be construed as permissive and the word “shall” shall be construed as imperative;

(d)
references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced;

(e)
any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(f)
reference to a dollar or dollars or US$ (or $) and to a cent or cents is reference to dollars and cents of the United States of America;

(g)
reference to a statutory enactment shall include reference to any amendment or re-enactment thereof for the time being in force;

(h)
reference to any determination by the Directors shall be construed as a determination by the Directors in their sole and absolute discretion and shall be applicable either generally or in any particular case; and

(i)
reference to “in writing” shall be construed as written or represented by any means reproducible in writing, including any form of print, lithograph, email, facsimile, photograph or telex or represented by any other substitute or format for storage or transmission for writing or partly one and partly another; and

(j)
any requirements as to execution or signature under the Articles including the execution of the Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Act.

3.
Subject to the preceding Articles, any words defined in the Companies Act shall, if not inconsistent with the subject or context, bear the same meaning in these Articles.

PRELIMINARY
4.
The business of the Company may be commenced at any time after incorporation.

5.
The Office shall be at such address in the Cayman Islands as the Directors may from time to time determine.

6.
The Company shall also have and maintain an office or principal place of business at such place as may be fixed by the Directors, and may also have offices at such other places, as the Directors may from time to time determine or the business of the Company may require.

7.
The Directors shall keep, or cause to be kept, the Register at such place or (subject to compliance with the Companies Act and these Articles) places as the Directors may from time to time determine. In the absence of any such determination, the Register shall be kept at the Office. The Directors may keep, or cause to be kept, one or more Branch Registers as well as the Principal Register in accordance with the Companies Act; provided that a duplicate of such Branch Register(s) shall be maintained with the Principal Register in accordance with the Companies Act and the rules or requirements of any Designated Stock Exchange.

THE SEAL
8.
The Directors may adopt a Seal. The Seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise, as may be determined from time to time by the Directors.

SHAREHOLDER MEETINGS
9.
Meetings of the Shareholders of the Company may be held at such place (including any Electronic Facility) as may be determined from time to time by the Directors and in accordance with these Articles.

10.
The Directors may cancel or postpone any duly convened annual or general meeting for any reason or for no reason at any time prior to the time for holding such meeting or, if the meeting is adjourned, the time for holding such adjourned meeting. The Directors shall make a public announcement of any cancellation or postponement or otherwise provide notice to Shareholders of any cancellation or postponement. A postponement may be for a stated period of any length or indefinitely as the Directors may determine.

Annual General Meetings
11.
For so long as the Company’s Shares are traded on a Designated Stock Exchange, the Company shall in each year hold a general meeting as its annual general meeting at such time and place (including any Electronic Facility) as may be determined by the Directors in accordance with the rules of the Designated Stock Exchange, unless such Designated Stock Exchange does not require the holding of an annual general meeting.

12.
The annual general meeting of the Shareholders of the Company, for the purpose of election of Directors and for such other business as may properly come before it, shall be held at such place (including any Electronic Facility), on such date and at such time each year as may be designated from time to time by the Directors. Nominations of persons for election to the board of Directors of the Company and the proposal of business to be considered by the Shareholders may be made at an annual general meeting of Shareholders: (i) pursuant to the Company’s notice of meeting of Shareholders (with respect to business other than nominations); (ii) brought specifically by or at the direction of the Directors; or (iii) by any Shareholder of the Company who was a Shareholder of record at the time of giving the Shareholders’ notice provided for in Article 13 below, who is entitled to vote at the meeting and who complied with the notice procedures set forth in Articles 11 – 16. For the avoidance of doubt, clause (iii) of this Article 12 shall be the exclusive means for a Shareholder to make nominations and submit other business (other than matters properly included in the Company’s notice of meeting of Shareholders) before an annual general meeting of Shareholders.

13.
At an annual general meeting of the Shareholders, only such business shall be conducted as is a proper matter for shareholder action under Cayman Islands law and these Articles and as shall have been properly brought before the meeting.

(a)
For nominations for the election of Directors to be properly brought before an annual general meeting by a Shareholder pursuant to clause (iii) of Article 12 of these Articles, the Shareholder must deliver written notice to the Directors or Secretary at the principal executive offices of the Company on a timely basis as set forth in Article 13(c) and must update and supplement such written notice on a timely basis as set forth in Article 14. Such Shareholder’s notice shall set forth: (A) as to each nominee such Shareholder proposes to nominate at the meeting: (1) the name, age, business address and residence address of such nominee, (2) the principal occupation or employment of such nominee, (3) the class and number of Shares of the Company which are legally and beneficially owned by such nominee, (4) the date or dates on which such Shares were acquired and the investment intent of such acquisition and (5) such other information concerning such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved), or that is otherwise required to be disclosed pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named as a nominee and to serving as a director if elected); and (B) the information required by Article 13(d). The Company may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director of the Company or that could be material to a reasonable Shareholder’s understanding of the independence, or lack thereof, of such proposed nominee.

(b)
For business other than nominations for the election to the Directors to be properly brought before an annual general meeting by a Shareholder pursuant to clause (iii) of Article 12 of these Articles, the Shareholder must deliver written notice to the Directors or Secretary at the principal executive offices of the Company on a timely basis as set forth in Article 13(c), and must update and supplement such written notice on a timely basis as set forth in Article 14. Such Shareholder’s notice shall set forth: (A) as to each matter such Shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest (including any anticipated benefit of such business to any Proponent (as defined below) other than solely as a result of its ownership of Shares, that is material to any Proponent individually, or to the Proponents in the aggregate) in such business of any Proponent; and (B) the information required by Article 13(d).

(c)
To be timely, the written notice required by Articles 13(a) and 13(b) must be received by the Directors or Secretary at the principal executive offices of the Company not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the preceding year’s annual general meeting; provided, however, that, subject to the last sentence of this Article 13(c), in the event that the date of the annual general meeting is advanced more than thirty (30) days prior to or delayed by more than sixty (60) days after the anniversary of the preceding year’s annual general meeting, notice by the Shareholder to be timely must be so received not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual general meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual general meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made. In no event shall an adjournment or a postponement of an annual general meeting for which notice has been given, or the public announcement thereof has been made, commence a new time period for the giving of a Shareholder’s notice as described above.

(d)
The written notice required by Articles 13(a) and 13(b) shall also set forth, as of the date of the notice and as to the Shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (each, a “Proponent” and collectively, the “Proponents”): (A) the name and address of each Proponent, as they appear on the Register; (B) the class, series and number of Shares of the Company that are owned beneficially and of record by each Proponent; (C) a description of any agreement, arrangement or understanding (whether oral or in writing)

with respect to such nomination or proposal between or among any Proponent and any of its affiliates or associates, and any others (including their names) acting in concert, or otherwise under the agreement, arrangement or understanding, with any of the foregoing; (D) a representation that the Proponents are holders of record or beneficial owners, as the case may be, of Shares of the Company entitled to vote at the meeting and intend to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice (with respect to a notice under Article 13(a)) or to propose the business that is specified in the notice (with respect to a notice under Article 13(b)); (E) a representation as to whether the Proponents intend to deliver a proxy statement and form of proxy to holders of a sufficient number of holders of the Company’s voting Shares to elect such nominee or nominees (with respect to a notice under Article 13(a)) or to carry such proposal (with respect to a notice under Article 13(b)); (F) to the extent known by any Proponent, the name and address of any other Shareholder supporting the proposal on the date of such Shareholder’s notice; and (G) a description of all Derivative Transactions (as defined below) by each Proponent during the previous twelve (12) month period, including the date of the transactions and the class, series and number of securities involved in, and the material economic terms of, such Derivative Transactions.
For purposes of Articles 11 – 16 (Annual General Meetings) and Articles 17 – 20 (General Meetings), a “Derivative Transaction” means any agreement, arrangement, interest or understanding entered into by, or on behalf or for the benefit of, any Proponent or any of its affiliates or associates, whether record or beneficial:
(w)   the value of which is derived in whole or in part from the value of any class or series of Shares or other securities of the Company,
(x)   which otherwise provides any direct or indirect opportunity to gain or share in any gain derived from a change in the value of securities of the Company,
(y)   the effect or intent of which is to mitigate loss, manage risk or benefit of security value or price changes, or
(z)   which provides the right to vote or increase or decrease the voting power of, such Proponent, or any of its affiliates or associates, with respect to any securities of the Company, which agreement, arrangement, interest or understanding may include, without limitation, any option, warrant, debt position, note, bond, convertible security, swap, share appreciation right, short position, profit interest, hedge, right to dividends, voting agreement, performance-related fee or arrangement to borrow or lend shares (whether or not subject to payment, settlement, exercise or conversion in any such class or series), and any proportionate interest of such Proponent in the securities of the Company held by any general or limited partnership, or any limited liability company, of which such Proponent is, directly or indirectly, a general partner or managing member.
14.
A Shareholder providing written notice required by Articles 13(a) and 13(b) shall update and supplement such notice in writing, if necessary, so that the information provided or required to be provided in such notice is true and correct in all material respects as of (i) the record date for the meeting and (ii) the date that is five (5) business days prior to the meeting and, in the event of any adjournment or postponement thereof, five (5) business days prior to such adjourned or postponed meeting. In the case of an update and supplement pursuant to clause (i) above of this Article 14, such update and supplement shall be received by the Directors or Secretary at the principal executive offices of the Company not later than five (5) business days after the record date for the meeting. In the case of an update and supplement pursuant to clause (ii) of this Article 14, such update and supplement shall be received by the Directors or Secretary at the principal executive offices of the Company not later than two (2) business days prior to the date for the meeting, and, in the event of any adjournment or postponement thereof, two (2) business days prior to such adjourned or postponed meeting.

15.
Notwithstanding anything in Article 13(c) to the contrary, in the event that the number of Directors in an Expiring Class is increased and there is no public announcement of the appointment of a Director to such class, or, if no appointment was made, of the vacancy in such class, made by the Company at least ten (10) days before the last day a Shareholder may deliver a notice of nomination in accordance with

Article 13(c), a Shareholder’s notice required by Articles 11 – 16 and which complies with the requirements in Article 13(a), other than the timing requirements in Article 13(c), shall also be considered timely, but only with respect to nominees for any new positions in such Expiring Class created by such increase, if it shall be received by the Secretary at the principal executive offices of the Company not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Company. For purposes of this section, an “Expiring Class” shall mean a class of Directors whose term shall expire at the next annual general meeting of Shareholders.
16.
A person shall not be eligible for election or re-election as a director unless the person is nominated either in accordance with clause (ii) of Article 12, or in accordance with clause (iii) of Article 12. Except as otherwise required by law, the chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made, or proposed, as the case may be, in accordance with the procedures set forth in these Articles and, if any proposed nomination or business is not in compliance with these Articles, or the Proponent does not act in accordance with the representations in Article 13(d)(D) and Article 13(d)(E), to declare that such proposal or nomination shall not be presented for Shareholder action at the meeting and shall be disregarded, notwithstanding that proxies in respect of such nominations or such business may have been solicited or received.

For purposes of Articles 11 – 16 (Annual General Meetings) and Articles 17 – 20 (General Meetings):
(1)   “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Company with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act; and
(2)   “affiliates” and “associates” shall have the meanings set forth in Rule 405 under the Securities Act.
General Meetings
17.
General meetings of the Shareholders of the Company may be called only by (i) the Chairman of the Directors, (ii) the Chief Executive Officer, or (iii) the Directors pursuant to a resolution adopted by a simple majority of the voting power of the Directors present at a meeting of the directors, or in accordance with terms set out in Article 51 of these Articles. Shareholders shall not be entitled to requisition or convene annual general meetings or general meetings.

18.
The Directors shall determine the date, time and place (including any Electronic Facility), if any, of such general meeting. Upon determination of the date, time and place (including any Electronic Facility), if any, of the meeting, the Directors or Secretary shall cause a notice of general meeting to be given to the Shareholders entitled to vote, in accordance with Article 21. No business may be transacted at such general meeting otherwise than specified in the notice of general meeting.

19.
If the Directors wish to make this facility available for a specific general meeting or all general meetings of the Company, participation in any general meeting of the Company may be by means of any Electronic Facility, a telephone or similar communication equipment by way of which all Persons participating in such meeting can communicate with each other and such participation shall be deemed to constitute presence in person at the meeting.

20.
Nominations of persons for election to the Directors may be made at a general meeting of Shareholders at which Directors are to be elected (i) by or at the direction of the Directors or (ii) by any Shareholder of the Company who is a Shareholder of record at the time of giving notice provided for in this Article, who shall be entitled to vote at the meeting and who delivers written notice to the Directors or Secretary of the Company setting forth the information required by Article 13(a). In the event the Company calls a general meeting of Shareholders for the purpose of electing one or more directors to the board of Directors, any such Shareholder of record may nominate a person or persons (as the case may be), for election to such position(s) as specified in the Company’s notice of meeting, if written notice setting forth the information required by Article 13(a) of these Articles shall be received by the

Directors or Secretary at the principal executive offices of the Company not later than the close of business on the later of the ninetieth (90th) day prior to such meeting or the tenth (10th) day following the day on which public announcement is first made of the date of the general meeting and of the nominees proposed by the Directors to be elected at such meeting. The Shareholder shall also update and supplement such information as required under Article 14. In no event shall an adjournment or a postponement of a general meeting for which notice has been given, or the public announcement thereof has been made, commence a new time period for the giving of a Shareholder’s notice as described above.
Notice of Meetings
21.
Except as otherwise provided by law, notice, given in writing or by electronic transmission, of each meeting of Shareholders shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each Shareholder entitled to vote at such meeting, such notice to specify the place (including any Electronic Facility), date and hour, in the case of general meetings, the purpose or purposes of the meeting, and the means of remote communications, if any, by which Shareholders and proxy holders may be deemed to be present in person and vote at any such meeting. Written notice to Shareholders of Shareholder meetings shall be given in accordance with Articles 123 – 127. To the maximum extent permitted by applicable law, notice of the time, place (including any Electronic Facility), if any, and purpose of any meeting of Shareholders may be waived in writing, signed by the person entitled to notice thereof, or by electronic transmission by such person, either before or after such meeting, and will be waived by any Shareholder by his, her or its attendance thereat in person, by remote communication, if applicable, or by proxy, except when the Shareholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Any Shareholder so waiving notice of such meeting shall be bound by the proceedings of any such meeting in all respects as if due notice thereof had been given.

22.
The accidental omission to give notice of a meeting to or the non-receipt of a notice of a meeting by any Shareholder shall not invalidate the proceedings at any meeting.

Quorum
23.
At all meetings of Shareholders, whether annual or general, except where otherwise provided by these Articles or any Certificate of Designation, the presence, in person, by remote communication, if applicable, or by proxy duly authorized, of the holders of a simple majority of the issued and outstanding Shares of the Company and entitled to vote shall constitute a quorum for the transaction of business. In the absence of a quorum, any meeting of Shareholders may be adjourned, from time to time, either by the chairman of the meeting or by vote of the holders of a simple majority of the Shares represented thereat, but no other business shall be transacted at such meeting. The Shareholders present at a duly called or convened meeting, at which a quorum is present, may continue to transact business until adjournment, notwithstanding the withdrawal of enough Shareholders to leave less than a quorum. Except as otherwise provided by statute or by applicable stock exchange rules, or by these Articles, matters before a meeting shall be resolved by Ordinary Resolution. Except as otherwise provided by statute, or these Articles, Directors shall be elected by a plurality of the votes of the Shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote generally on the election of directors. Where a separate vote by a class or classes or series is required, except where otherwise provided by the statute or by these Articles, a simple majority of the issued and outstanding Shares of such class or classes or series, present in person, by remote communication, if applicable, or represented by proxy duly authorized, shall constitute a quorum entitled to take action with respect to that vote on that matter. Except where otherwise provided by statute, by these Articles or any Certificate of Designation, the affirmative vote of the holders of a simple majority (plurality, in the case of the election of directors) of Shares of such class or classes or series present in person, by remote communication, if applicable, or represented by proxy at the meeting shall be the act of such class or classes or series.

Adjournment and Notice of Adjourned Meetings
24.
Any meeting of Shareholders, whether annual or general, may be adjourned from time to time and from place to place (including any Electronic Facility) either by the chairman of the meeting or by the vote of the holders of a simple majority of the Shares entitled to vote present in person, by remote communication, if applicable, or represented by proxy at the meeting. When a meeting is adjourned to another time or place (including any Electronic Facility), notice need not be given of the adjourned meeting if the time and place (including any Electronic Facility) thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Company may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each Shareholder of record entitled to vote at the meeting.

Voting Rights and Proxy
25.
Except as:

(a)
otherwise provided in these Articles and subject to any rights and restrictions for the time being attached to any Share, every holder of an Ordinary Share present in person and every Person representing a Shareholder by proxy shall, at a general meeting of the Company, have one vote for each Ordinary Share of which he or she or the Person represented by proxy is the holder; and

(b)
otherwise provided for in a Certificate of Designation or as otherwise provided in these Articles and subject to any rights and restrictions for the time being attached to any Share, a holder of a Preferred Share shall have no voting rights.

26.
For the purpose of determining those Shareholders entitled to vote at any meeting of the Shareholders, except as otherwise provided by law, only persons in whose names are recorded on the Register on the record date, as provided in Article 32, shall be entitled to vote at any meeting of Shareholders. Every person entitled to vote shall have the right to do so either in person, by remote communication, if applicable, or by an agent or agents authorized by a duly appointed proxy. An agent so appointed need not be a Shareholder.

27.
On a poll, votes may be given either personally or by proxy.

28.
The instrument appointing a proxy shall be either: (i) in writing under the hand of the appointor or of his or her duly authorized attorney or, if the appointor is a corporation, either under Seal or under the hand of an Officer or attorney duly authorized; or (ii) given in such other manner as described in any form of proxy provided by the Company. A proxy need not be a Shareholder.

29.
An instrument appointing a proxy may be in any usual or common form or such other form as the Directors may approve.

30.
The instrument appointing a proxy shall be deposited at the Office or at such other place as is specified for that purpose in the notice convening the meeting no later than the time specified in the notice convening the general meeting or, if no such time is specified, no later than the time for holding the meeting or, if the meeting is adjourned, the time for holding such adjourned meeting.

Joint Owners of Shares
31.
If Shares are recorded in the Register in the names of two (2) or more persons, whether fiduciaries, members of a partnership, joint tenants, tenants in common, tenants by the entirety, or otherwise, or if two (2) or more persons have the same fiduciary relationship respecting the same Shares, unless the Secretary is given written notice to the contrary and is furnished with a copy of the instrument or order appointing them or creating the relationship wherein it is so provided, their acts with respect to voting shall have the following effect: (a) if only one (1) votes, his or her act binds all; (b) if more than one (1) votes, the act of the majority so voting binds all; (c) if more than one (1) votes, but the vote is evenly split on any particular matter, each faction may vote the securities in question proportionally, or may apply to a court of a competent jurisdiction, as required. If the instrument filed with the Secretary shows that any such tenancy is held in unequal interests, a majority or even-split for the purpose of subsection (c) shall be a majority or even-split in interest.
Fixing Record Dates
32.
For the purpose of determining those Shareholders entitled to receive notice of, attend or to vote at any meeting of Shareholders or any adjournment thereof, the Directors may fix in advance or arrears, a date as the record date pursuant to resolutions adopted by the Directors. If no record date is fixed by the Directors, the record date for determining Shareholders entitled to notice of or to vote at a meeting of Shareholders shall be at the close of business on the day next preceding the day on which notice is given, or if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of Shareholders of record entitled to notice of or to vote at a meeting of Shareholders shall apply to any adjournment of the meeting; provided, however, that the Directors may fix a new record date for the adjourned meeting.

33.
In order that the Company may determine the Shareholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the Shareholders entitled to exercise any rights in respect of any change, conversion or exchange of shares, or for the purpose of any other lawful action, the Directors may fix, in advance or arrears, a date as a record date pursuant to resolutions adopted by the Directors. If no record date is fixed, the record date for determining Shareholders for any such purpose shall be at the close of business on the day on which the Directors adopts the resolution relating thereto.

Organization
34.
At every meeting of Shareholders, the Chairman of the Directors, or, if a Chairman has not been appointed or is absent, the President, or, if the President is absent, a chairman of the meeting chosen by a simple majority of the voting power of the Directors present, shall act as chairman. The Secretary, or, in his or her absence, an Assistant Secretary directed to do so by the President, shall act as secretary of the meeting.

35.
The Directors of the Company shall be entitled to make such rules or regulations for the conduct of meetings of Shareholders as it shall deem necessary, appropriate or convenient. Subject to such rules and regulations of the Directors, if any, the chairman of the meeting shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are necessary, appropriate or convenient for the proper conduct of the meeting, including, without limitation, establishing an agenda or order of business for the meeting, rules and procedures for maintaining order at the meeting and the safety of those present, limitations on participation in such meeting to Shareholders of record of the Company and their duly authorized and constituted proxies and such other persons as the chairman shall permit, restrictions on entry to the meeting after the time fixed for the commencement thereof, limitations on the time allotted to questions or comments by participants and regulation of the opening and closing of the polls for balloting on matters which are to be voted on by ballot. The date and time of the opening and closing of the polls for each matter upon which the Shareholders will vote at the meeting shall be announced at the meeting. Unless and to the extent determined by the Directors or the chairman of the meeting, meetings of Shareholders shall not be required to be held in accordance with rules of parliamentary procedure.

36.
A resolution put to the vote of the meeting shall be decided on a poll in such manner as the chairman directs and the result of the poll shall be deemed to be the resolution of the meeting.

Corporations Acting by Representatives at Meetings
37.
Any corporation which is a Shareholder or a Director may by resolution of its directors or other governing body authorize such Person as it thinks fit to act as its representative at any meeting of the Company or of any meeting of holders of any Class of Shareholder or of the Directors or of a committee of Directors, and the Person so authorized shall be entitled to exercise the same powers on behalf of the corporation which he or she represents as that corporation could exercise if it were an individual Shareholder or Director.

Clearing Houses
38.
If a clearing house (or its nominee) is a Shareholder of the Company it may authorize (including through an omnibus proxy form) such person or persons as it thinks fit to act as its representative or representatives at any meeting of the Company or at any meeting of any Class of Shareholder of the Company. A person so authorized pursuant to this Article 38 shall be entitled to exercise the same powers on behalf of the clearing house (or its nominee) which he or she represents as that clearing house (or its nominee) could exercise if it were an individual Shareholder holding the number and Class of Shares specified in such authorization.

DIRECTORS
Powers
39.
The powers of the Company shall be exercised, its business conducted, and its property controlled, by the board of Directors.

Number of Directors
40.
Subject to the rights of the holders of any series of Preferred Shares specified by these Articles or any Certificate of Designation, the number of directors that shall constitute the board of Directors shall be fixed exclusively by resolutions adopted by a simple majority of the voting power of the authorized number of Directors then in office or in accordance with terms set out in Article 51 of these Articles. Directors need not be Shareholders. If for any reason, the Directors shall not have been elected at an annual general meeting in accordance with these Articles, they may be elected as soon thereafter as convenient at a general meeting of the Shareholders called for that purpose in the manner provided in these Articles.

Classes and Terms of Directors
41.
Subject to the rights of the holders of any series of Preferred Shares to elect additional directors specified by these Articles or any Certificate of Designation, for so long as the Company’s Shares are traded on a Designated Stock Exchange, the Directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. The Directors are authorized to assign Directors already in office to such classes in accordance with a resolution or resolutions adopted by the board of Directors. At the first annual general meeting of Shareholders following the closing of the Initial Public Offering, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual general meeting of Shareholders following the closing of the Initial Public Offering, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual general meeting of Shareholders following the closing of the Initial Public Offering, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual general meeting of Shareholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual general meeting. Notwithstanding the foregoing provisions of this Article 41, each Director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. No decrease in the number of directors constituting the board of Directors shall shorten the term of any incumbent director.

Vacancies
42.
Subject to the rights of the holders of any series of Preferred Shares specified by these Articles or any Certificate of Designation, any vacancies on the board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall, unless the Directors determine by resolution that any such vacancies or newly created directorships shall be filled by Shareholders as permitted in accordance with these Articles and any Certificate of Designation, be filled only by the affirmative vote of a simple majority of the voting power of the directors then in office, or in accordance with the terms set out in

Article 51 of these Articles, or by a sole remaining director, and not by the Shareholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified. A vacancy in the board of Directors shall be deemed to exist under Article in the case of the death, removal or resignation of any director.
Resignation
43.
Any director may resign at any time by delivering his or her notice in writing or by electronic transmission to the Secretary, such resignation to specify whether it will be effective at a particular time. If no such specification is made, it shall be deemed effective at the time of delivery to the Secretary. When one or more directors shall resign from the board of Directors, effective at a future date, except as otherwise provided in these Articles or any Certificate of Designation, a simple majority of the voting power of the directors then in office or in accordance with the terms set out in Article 51 of these Articles, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each Director so chosen shall hold office for the unexpired portion of the term of the Director whose place shall be vacated and until his or her successor shall have been duly elected and qualified.

Removal
44.
Subject to the rights and restrictions of holders of any series of Preferred Shares to remove Directors specified by these Articles or any Certificate of Designation, neither the board of Directors nor any individual Director may be removed without cause.

45.
Subject to the rights and restrictions of holders of any series of Preferred Shares to remove Directors specified by these Articles or any Certificate of Designation, any individual Director or board of Directors may be removed with cause by Special Resolution (the “Requisite Removal with Cause Threshold”).

For the purposes of Articles 44 and 45 and any Certificate of Designation, “cause” for the removal of a Director shall be deemed to exist only if such Director has been found by the affirmative vote of the Requisite Removal with Cause Threshold (provided that written advice of external legal counsel has been provided to the Company in support of such finding), or by a court of competent jurisdiction, to have been guilty of (a) wilful misconduct or fraud in the performance of such director’s duties to the Company or (b) any fraud or dishonesty or having acted in any manner which brings, or is likely to bring, such director or the Company into disrepute or is materially adverse to the Company’s interests.
Director Meetings
46.
Meetings of Directors may be held at any time or date and at any place within or without the Cayman Islands which has been designated by the Directors and publicized among all directors, either orally or in writing, by telephone, including a voice-messaging system or other system designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other electronic means. No further notice shall be required for meetings of the Directors.

Meetings by Electronic Communications Equipment
47.
Any member of the Directors, or of any committee thereof, may participate in a meeting by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

Waiver of Notice
48.
The transaction of all business at any meeting of the Directors, or any committee thereof, however called or noticed, or wherever held, shall be as valid as though it had been transacted at a meeting duly held after regular call and notice, if a quorum be present and if, either before or after the meeting, each of the Directors not present who did not receive notice shall sign a written waiver of notice or shall waive notice by electronic transmission. All such waivers shall be filed with the corporate records or made a part of the minutes of the meeting.
Quorum And Voting
49.
Except with respect to questions related to indemnification arising under Articles 118 – 122 (Indemnification) herein for which a quorum shall be one-third of the exact number of Directors fixed from time to time, a quorum of the Directors shall consist of a simple majority of the exact number of directors fixed from time to time; provided, however, at any meeting whether a quorum be present or otherwise, a simple majority of the voting power of the directors present may adjourn from time to time until the time fixed for the next meeting of the Directors, without notice other than by announcement at the meeting.

50.
Subject to the rights and restrictions of holders of any series of Preferred Shares specified by these Articles or any Certificate of Designation, at each meeting of the Directors at which a quorum is present, all questions and business shall be determined by the affirmative vote of a simple majority of the voting power of the Directors present, unless a different vote be required by these Articles or any Certificate of Designation. In computing any majority in respect of a determination to be made by Directors required under these Articles regard shall be had to the voting power that a Director is entitled under any Certificate of Designation.

Action Without Meeting
51.
A resolution in writing signed by all the Directors or all the members of a committee of Directors entitled to receive notice of a meeting of Directors or committee of Directors, as the case may be (an alternate Director, subject as provided otherwise in the terms of appointment of the alternate Director, being entitled to sign such a resolution on behalf of his or her appointer), shall be as valid and effectual as if it had been passed at a duly called and constituted meeting of Directors or committee of Directors, as the case may be. When signed a resolution may consist of several documents each signed by one or more of the Directors or his or her duly appointed alternate.

Fees And Compensation
52.
Directors shall be entitled to such compensation for their services as may be approved by the Directors, including, if so approved, by resolution of the Directors, a fixed sum and expenses of attendance, if any, for attendance at each meeting of the Directors and at any meeting of a committee of the Directors. Nothing herein contained shall be construed to preclude any director from serving the Company in any other capacity as an officer, agent, employee, or otherwise and receiving compensation therefor.

Interested Directors
53.
A Director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with the Company shall declare the nature of his or her interest at a meeting of the Directors. A general notice given to the Directors by any Director to the effect that he or she is to be regarded as interested in any contract or other arrangement which may thereafter be made with that company or firm shall be deemed a sufficient declaration of interest in regard to any contract so made. A Director may vote in respect of any contract or proposed contract or arrangement notwithstanding that he or she may be interested therein and if he or she does so his or her vote shall be counted and he or she may be counted in the quorum at any meeting of the Directors at which any such contract or proposed contract or arrangement shall come before the meeting for consideration.

54.
A Director may hold any other office or place of profit under the Company (other than the office of auditor) in conjunction with his or her office of Director for such period and on such terms (as to remuneration and otherwise) as the Directors may determine and no Director or intending Director shall be disqualified by his or her office from contracting with the Company either with regard to his or her tenure of any such other office or place of profit or as vendor, purchaser or otherwise, nor shall any such contract or arrangement entered into by or on behalf of the Company in which any Director is in any way interested, be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or arrangement by reason of such Director holding that office or of the fiduciary relation thereby established. A Director, notwithstanding his or her interest, may be counted in the quorum present at any meeting of the Directors whereat he or she or any other Director is appointed to hold any such office or place of profit under the Company or whereat the terms of any such appointment are arranged and he or she may vote on any such appointment or arrangement.
Director Records
55.
The Directors shall cause minutes to be made provided for the purpose of recording:

(a)
all appointments of Officers made by the Directors;

(b)
the names of the Directors present at each meeting of the Directors and of any committee of the Directors; and

(c)
all resolutions and proceedings at all meetings of the Company, and of the Directors and of committees of Directors.

Authority to Wind Up the Company
56.
The Directors shall have the authority to present a winding up petition on behalf of the Company without the sanction of a resolution passed by the Company in general meeting.

Committees
57.
The Directors may appoint and delegate any of their powers to an executive committee (an “Executive Committee”) to consist of one (1) or more members of the Directors. The Executive Committee, to the extent permitted by law and provided in the resolution of the Directors shall have and may exercise all the powers and authority of the Directors in the management of the business and affairs of the Company, and may authorize the Seal of the Company to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to (i) approving or adopting, or recommending to the Shareholders any action or matter (other than the election or removal of Directors) that is to be submitted to Shareholders for approval or (ii) adopting, amending or repealing the Articles.

58.
The Directors may, from time to time, appoint and delegate any of their powers to other committees. Such other committees appointed by the Directors shall consist of one (1) or more members of the Directors and shall have such powers and perform such duties as may be prescribed by the resolution or resolutions creating such committees, but in no event shall any such committee have the powers denied to the Executive Committee in these Articles.

Term of Committees
59.
The Directors, subject to the rights and restrictions of holders of any series of Preferred Shares specified by these Articles or any Certificate of Designation and the terms in Articles 57 and 58, may at any time increase or decrease the number of members of a committee or terminate the existence of a committee. The membership of a committee member shall terminate on the date of his or her death or voluntary resignation from the committee or from the Directors. The Directors may at any time for any reason remove any individual committee member and the Directors may fill any committee vacancy created by death, resignation, removal or increase in the number of members of the committee. The Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee, and, in addition, in the absence or disqualification of any member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Directors to act at the meeting in the place of any such absent or disqualified member.

Meetings of Committees
60.
Unless the Directors shall otherwise provide, meetings of the Executive Committee or any other committee appointed pursuant to Articles 57 and 58 shall be held at such times and places and on such dates as are determined by the Directors, or by any such committee, and when notice thereof has been given to each member of such committee, no further notice of such meetings need be given thereafter. Unless otherwise provided by the Directors in the resolutions authorizing the creation of the committee, a simple majority of the authorized number of members of any such committee shall constitute a quorum for the transaction of business, and the act of a majority of those present at any meeting at which a quorum is present shall be the act of such committee.

Organization
61.
Except as otherwise provided in these Articles, at every meeting of the Directors and Shareholders, the Chairman of the Directors, or, if a Chairman has not been appointed or is absent, the Chief Executive Officer (if a Director), or, if a Chief Executive Officer is absent, the President (if a Director), or if the President is absent, the most senior Vice President (if a Director), or, in the absence of any such person, a chairman of the meeting chosen by a simple majority of the voting power of the directors present, shall preside over the meeting. The Secretary, or in his or her absence, any assistant Secretary or other officer or director directed to do so by the President, shall act as secretary of the meeting. The Chairman of the Directors shall also perform such other duties and have such other powers, as the Directors shall designate from time to time.

Alternate Director
62.
Any Director may in writing appoint another Person to be his or her alternate and, save to the extent provided otherwise in the form of appointment, such alternate shall have authority to sign written resolutions on behalf of the appointing Director, but shall not be authorized to sign such written resolutions where they have been signed by the appointing Director, and to act in such Director’s place at any meeting of the Directors. Every such alternate shall be entitled to attend and vote at meetings of the Directors as the alternate of the Director appointing him or her and where he or she is a Director to have a separate vote in addition to his or her own vote. A Director may at any time in writing revoke the appointment of an alternate appointed by him or her. Such alternate shall not be an Officer solely as a result of his or her appointment as an alternate other than in respect of such times as the alternate acts as a Director. The remuneration of such alternate shall be payable out of the remuneration of the Director appointing him or her and the proportion thereof shall be agreed between them.

63.
The Directors may from time to time appoint any Person, whether or not a Director to hold such office in the Company as the Directors may think necessary for the administration of the Company (including, for the avoidance of doubt and without limitation, any chairperson (or co-chairperson) of the board of Directors, one or more chief executive officers, presidents, a chief financial officer, a secretary, assistant secretary, vice-presidents, a treasurer or any other Officers as may be determined by the Directors), and for such term and at such remuneration (whether by way of salary or commission or participation in profits or partly in one way and partly in another), and with such powers and duties as the Directors may think fit. Any Person so appointed by the Directors may be removed by the Directors.

64.
The Directors may from time to time and at any time by power of attorney (whether under Seal or under hand) or otherwise appoint any company, firm or Person or body of Persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys or authorised signatory (any such person being an “Attorney” or “Authorised Signatory”, respectively) of the Company for such purposes and with such powers, authorities and discretion (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such power of attorney or other appointment may contain such provisions for the protection and convenience of Persons dealing with any such Attorney or Authorised Signatory as the Directors may think fit, and may also authorise any such Attorney or Authorised Signatory to delegate all or any of the powers, authorities and discretion vested in him or her.

VOTING OF SECURITIES
OWNED BY THE COMPANY
Voting of Securities Owned by The Company
65.
All shares and other securities of other companies or corporations owned or held by the Company for itself, or for other parties in any capacity, shall be voted, and all proxies with respect thereto shall be executed, by the person authorized so to do by resolution of the Directors, or, by the Chairman of the Directors, the Chief Executive Officer, the President, or any Vice President.

SHARES
Shares
66.
Subject to these Articles and to the rights and restrictions of holders of any series of Preferred Shares specified by these Articles or any Certificate of Designation and, where applicable, the rules of the Designated Stock Exchange and/or any competent regulatory authority, all Shares for the time being unissued shall be under the control of the Directors who may:

(a)
issue, allot and dispose of the same to such Persons, in such manner, on such terms and having such rights and being subject to such restrictions as they may from time to time determine; and

(b)
grant options with respect to such Shares and issue warrants or similar instruments with respect thereto;

and, for such purposes, the Directors may reserve an appropriate number of Shares for the time being unissued.
67.
Subject to the rights and restrictions of holders of any series of Preferred Shares specified by these Articles or any Certificate of Designation, the Directors, or the Shareholders by Ordinary Resolution, may authorize the division of Shares into any number of Classes and sub-classes and Series and sub-series and the different Classes and sub-classes and Series and sub-series shall be authorized, established and designated (or re-designated as the case may be) and the variations in the relative rights (including, without limitation, voting, dividend and redemption rights), restrictions, preferences, privileges and payment obligations as between the different Classes and Series (if any) may be fixed and determined by the Directors or the Shareholders by Ordinary Resolution.

68.
Any conversion of Shares may be effected in any manner available under applicable law, including redeeming or repurchasing the relevant Shares and applying the proceeds thereof towards payment for the new Shares. For the purposes of the repurchase or redemption, the Directors may, subject to the Company being able to pay its debts in the ordinary course of business, make payments out of amounts standing to the credit of the Company’s share premium account or out of its capital.

69.
The Directors may refuse to accept any application for Shares, and may accept any application in whole or in part, for any reason or for no reason. The Company may, insofar as may be permitted by law, pay a commission to any Person in consideration of their subscribing or agreeing to subscribe whether absolutely or conditionally for any Shares. Such commissions may be satisfied by the payment of cash or the lodgement of fully or partly paid-up Shares or partly in one way and partly in the other. The Company may also pay such brokerage as may be lawful on any issue of Shares.

Fractional Shares
70.
The Directors may issue fractions of a Share and, if so issued, a fraction of a Share shall be subject to and carry the corresponding fraction of liabilities (whether with respect to nominal or par value, premium, contributions, calls or otherwise), limitations, preferences, privileges, qualifications, restrictions, rights (including, without prejudice to the generality of the foregoing, voting and participation rights) and other attributes of a whole Share. If more than one fraction of a Share of the same Class is issued to or acquired by the same Shareholder such fractions shall be accumulated.

Calls on Shares
71.
Subject to the terms of the allotment and issue of any Shares, the Directors may from time to time make calls upon the Shareholders in respect of Shares that are not fully paid, and each Shareholder shall (subject to receiving at least 14 days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount unpaid on such Shares. The Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article

72.
The joint holders of a Share shall be jointly and severally liable to pay calls in respect thereof.

73.
If a sum called in respect of a Share is not paid before or on the day appointed for payment thereof, the Person from whom the sum is due shall pay interest upon the sum at the rate of eight percent per annum from the day appointed for the payment thereof to the time of the actual payment, but the Directors shall be at liberty to waive payment of that interest wholly or in part.

74.
The Directors may make arrangements on the issue of partly paid Shares for a difference between the Shareholders, or the particular Shares, in the amount of calls to be paid and in the times of payment.

75.
The Directors may, if they think fit, receive from any Shareholder willing to advance the same all or any part of the moneys uncalled and unpaid upon any partly paid Shares held by him or her, and upon all or any of the moneys so advanced may (until the same would, but for such advance, become presently payable) pay interest at such rate (not exceeding without the sanction of an Ordinary Resolution, eight percent per annum) as may be agreed upon between the Shareholder paying the sum in advance and the Directors.

Forfeiture of Shares
76.
If a Shareholder fails to pay any call or instalment of a call in respect of any Shares on the day appointed for payment, the Directors may, at any time thereafter during such time as any part of such call or instalment remains unpaid, serve a notice on him or her requiring payment of so much of the call or instalment as is unpaid, together with any interest which may have accrued.

77.
The notice shall name a further day (not earlier than the expiration of 14 days from the date of the notice) on or before which the payment required by the notice is to be made, and shall state that in the event of non-payment at or before the time appointed the Shares in respect of which the call was made will be liable to be forfeited.

78.
If the requirements of any such notice as aforesaid are not complied with, any Share in respect of which the notice has been given may at any time thereafter, before the payment required by notice has been made, be forfeited by a resolution of the Directors to that effect.

79.
A forfeited Share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit, and at any time before a sale or disposition the forfeiture may be cancelled on such terms as the Directors think fit.

80.
A Person whose Shares have been forfeited shall cease to be a Shareholder in respect of the forfeited Shares, but shall, notwithstanding, remain liable to pay to the Company all moneys which at the date of forfeiture were payable by him or her to the Company in respect of the Shares forfeited, but his or her liability shall cease if and when the Company receives payment in full of the amount unpaid on the Shares forfeited.

81.
A statutory declaration in writing that the declarant is a Director, and that a Share has been duly forfeited on a date stated in the declaration, shall be conclusive evidence of the facts in the declaration as against all Persons claiming to be entitled to the Share.

82.
The Company may receive the consideration, if any, given for a Share on any sale or disposition thereof pursuant to the provisions of these Articles as to forfeiture and may execute a transfer of the Share in favour of the Person to whom the Share is sold or disposed of and that Person shall be registered as the holder of the Share, and shall not be bound to see to the application of the purchase money, if any, nor shall his or her title to the Shares be affected by any irregularity or invalidity in the proceedings in reference to the disposition or sale.

Transfer of Shares
83.
Subject to these Articles and the rules or regulations of the Designated Stock Exchange or any relevant rules of the SEC or securities laws (including, but not limited to the Exchange Act), a Shareholder may transfer all or any of his or her Shares.

84.
The instrument of transfer of any Share shall be in (i) any usual or common form; (ii) such form as is prescribed by the Designated Stock Exchange; or (iii) in any other form the Directors may determine and shall be executed by or on behalf of the transferor (or otherwise as prescribed by the rules and regulations of the Designated Stock Exchange) and if in respect of a nil or partly paid up Share, or if so required by the Directors, shall also be executed on behalf of the transferee and shall be accompanied by the certificate (if any) of the Shares to which it relates and such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer. The transferor shall be deemed to remain a Shareholder until the name of the transferee is entered in the Register in respect of the relevant Shares.

85.
Subject to the terms of issue thereof and the rules or regulations of the Designated Stock Exchange or any relevant rules of the SEC or securities laws (including, but not limited to the Exchange Act), the Directors may determine to decline to register any transfer of Shares without assigning any reason therefor.

86.
The registration of transfers may be suspended at such times and for such periods as the Directors may from time to time determine.

87.
All instruments of transfer that are registered shall be retained by the Company, but any instrument of transfer that the Directors decline to register shall (except in any case of fraud) be returned to the Person depositing the same.

Transmission of Shares
88.
The legal personal representative of a deceased sole holder of a Share shall be the only Person recognised by the Company as having any title to the Share. In the case of a Share registered in the name of two or more holders, the survivors or survivor, or the legal personal representatives of the deceased holder of the Share, shall be the only Person recognised by the Company as having any title to the Share.

89.
Any Person becoming entitled to a Share in consequence of the death or bankruptcy of a Shareholder shall upon such evidence being produced as may from time to time be required by the Directors, have the right either to be registered as a Shareholder in respect of the Share or, instead of being registered himself or herself, to make such transfer of the Share as the deceased or bankrupt Person could have made; but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the deceased or bankrupt Person before the death or bankruptcy.

90.
A Person becoming entitled to a Share by reason of the death or bankruptcy of a Shareholder shall be entitled to the same dividends and other advantages to which he or she would be entitled if he or she were the registered Shareholder, except that he or she shall not, before being registered as a Shareholder in respect of the Share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company.

Alteration of Share Capital
91.
Subject to the rights and restrictions of holders of any series of Preferred Shares specified by these Articles or any Certificate of Designation, the Company may from time to time by Ordinary Resolution increase the share capital by such sum, to be divided into Shares of such Classes and amount, as the resolution shall prescribe.

92.
Subject to the rights and restrictions of holders of any series of Preferred Shares specified by these Articles or any Certificate of Designation, the Company may by Ordinary Resolution:

(a)
consolidate and divide all or any of its share capital into Shares of a larger amount than its existing Shares;

(b)
convert all or any of its paid up Shares into stock and reconvert that stock into paid up Shares of any denomination;

(c)
subdivide its existing Shares, or any of them into Shares of a smaller amount; provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced Share shall be the same as it was in case of the Share from which the reduced Share is derived; and

(d)
cancel any Shares that, at the date of the passing of the resolution, have not been taken or agreed to be taken by any Person and diminish the amount of its share capital by the amount of the Shares so cancelled.

93.
The Company may by Special Resolution reduce its share capital and any capital redemption reserve in any manner authorized by law.

Redemption, Purchase and Surrender of Shares
94.
Subject to the Companies Act and the rules of the Designated Stock Exchange, the Company may:

(a)
issue Shares on terms that they are to be redeemed or are liable to be redeemed at the option of the Company or the Shareholder on such terms and in such manner as the Directors may determine;

(b)
purchase its own Shares (including any redeemable Shares) on such terms and in such manner as the Directors may determine and agree with the Shareholder;

(c)
make a payment in respect of the redemption or purchase of its own Shares in any manner authorized by the Companies Act, including out of its capital; and

(d)
accept the surrender for no consideration of any paid up Share (including any redeemable Share) on such terms and in such manner as the Directors may determine.

95.
Any Share in respect of which notice of redemption has been given shall not be entitled to participate in the profits of the Company in respect of the period after the date specified as the date of redemption in the notice of redemption.

96.
The redemption, purchase or surrender of any Share shall not be deemed to give rise to the redemption, purchase or surrender of any other Share.

97.
The Directors may when making payments in respect of redemption or purchase of Shares, if authorized by the terms of issue of the Shares being redeemed or purchased or with the agreement of the holder of such Shares, make such payment either in cash or in specie including, without limitation, interests in a special purpose vehicle holding assets of the Company or holding entitlement to the proceeds of assets held by the Company or in a liquidating structure.

Treasury Shares
98.
Shares that the Company purchases, redeems or acquires (by way of surrender or otherwise) may, at the option of the Company, be cancelled immediately or held as Treasury Shares in accordance with the Companies Act. In the event that the Directors do not specify that the relevant Shares are to be held as Treasury Shares, such Shares shall be cancelled.

99.
No dividend may be declared or paid, and no other distribution (whether in cash or otherwise) of the Company’s assets (including any distribution of assets to Shareholders on a winding up) may be declared or paid in respect of a Treasury Share.

100.
The Company shall be entered in the Register as the holder of the Treasury Shares; provided that:

(a)
the Company shall not be treated as a member for any purpose and shall not exercise any right in respect of the Treasury Shares, and any purported exercise of such a right shall be void;

(b)
a Treasury Share shall not be voted, directly or indirectly, at any meeting of the Company and shall not be counted in determining the total number of issued shares at any given time, whether for the purposes of these Articles or the Companies Act, save that an allotment of Shares as fully paid bonus shares in respect of a Treasury Share is permitted and Shares allotted as fully paid bonus shares in respect of a treasury share shall be treated as Treasury Shares.

101.
Treasury Shares may be disposed of by the Company on such terms and conditions as determined by the Directors.

Capitalization of Reserves
102.
Subject to the Companies Act and these Articles, the Directors may:

(a)
resolve to capitalize an amount standing to the credit of reserves (including a Share Premium Account, capital redemption reserve and profit and loss account), whether or not available for distribution;

(b)
appropriate the sum resolved to be capitalized to the Shareholders in proportion to the nominal amount of Shares (whether or not fully paid) held by them respectively and apply that sum on their behalf in or towards:

(i)
paying up the amounts (if any) for the time being unpaid on Shares held by them respectively, or

(ii)
paying up in full unissued Shares or debentures of a nominal amount equal to that sum,

and allot the Shares or debentures, credited as fully paid, to the Shareholders (or as they may direct) in those proportions, or partly in one way and partly in the other, but the Share Premium Account, the capital redemption reserve and profits which are not available for distribution may, for the purposes of this Article 102, only be applied in paying up unissued Shares to be allotted to Shareholders credited as fully paid;
(c)
make any arrangements they think fit to resolve a difficulty arising in the distribution of a capitalized reserve and in particular, without limitation, where Shares or debentures become distributable in fractions the Directors may deal with the fractions as they think fit;

(d)
authorize a Person to enter (on behalf of all the Shareholders concerned) into an agreement with the Company providing for either:

(i)
the allotment to the Shareholders respectively, credited as fully paid, of Shares or debentures to which they may be entitled on the capitalization, or

(ii)
the payment by the Company on behalf of the Shareholders (by the application of their respective proportions of the reserves resolved to be capitalized) of the amounts or part of the amounts remaining unpaid on their existing Shares, and any such agreement made under this authority being effective and binding on all those Shareholders; and
(e)
generally do all acts and things required to give effect to any of the actions contemplated by this Article 102.

Share Premium Account
103.
The Directors shall in accordance with the Companies Act establish a Share Premium Account and shall carry to the credit of such account from time to time a sum equal to the amount or value of the premium paid on the issue of any Share.

104.
There shall be debited to any Share Premium Account on the redemption or purchase of a Share the difference between the nominal value of such Share and the redemption or purchase price; provided that at the determination of the Directors such sum may be paid out of the profits of the Company or, if permitted by the Companies Act, out of capital.

Certificates
105.
If so determined by the Directors, any Person whose name is entered as a member in the Register may receive a certificate in the form determined by the Directors. All certificates shall specify the Share or Shares held by that person and the amount paid up thereon; provided that in respect of a Share or Shares held jointly by several persons the Company shall not be bound to issue more than one certificate, and delivery of a certificate for a Share to one of several joint holders shall be sufficient delivery to all. All certificates for Shares shall be delivered personally or sent through the post addressed to the member entitled thereto at the Shareholder’s registered address as appearing in the Register.

106.
Every share certificate of the Company shall bear legends required under the applicable laws, including the Exchange Act.

107.
Any two or more certificates representing Shares of any one Class held by any Shareholder may at the Shareholder’s request be cancelled and a single new certificate for such Shares issued in lieu on payment (if the Directors shall so require) of US$1.00 or such smaller sum as the Directors shall determine.

108.
If a share certificate shall be damaged or defaced or alleged to have been lost, stolen or destroyed, a new certificate representing the same Shares may be issued to the relevant Shareholder upon request subject to delivery of the old certificate or (if alleged to have been lost, stolen or destroyed) compliance with such conditions as to evidence and indemnity and the payment of out-of-pocket expenses of the Company in connection with the request as the Directors may think fit.

109.
In the event that Shares are held jointly by several persons, any request may be made by any one of the joint holders and if so made shall be binding on all of the joint holders.

Modification of Rights
110.
Whenever the capital of the Company is divided into different Classes (and as otherwise determined by the Directors) the rights attached to any such Class may, subject to any rights or restrictions for the time being attached to any Class, only be materially adversely varied or abrogated with the consent required under the terms of any Certificate of Designation (if applicable) or, where there is no Certificate of Designation or the Certificate of Designation does not provide for a consent threshold, the consent in writing of the holders of a simple majority of the issued Shares of the relevant Class, or with the sanction of a resolution passed at a separate meeting of the holders of the Shares of such Class by a simple majority of the votes cast at such a meeting. To every such separate meeting all the provisions of these Articles relating to general meetings of the Company or to the proceedings thereat shall, mutatis mutandis, apply. For the purposes of this Article the Directors may treat all the Classes or any two or more Classes as forming one Class if they consider that all such Classes would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate Classes. The Directors may vary the rights attaching to any Class without the consent or approval of Shareholders provided that the rights will not, in the determination of the Directors, be materially adversely varied or abrogated by such action.

111.
The rights conferred upon the holders of the Shares of any Class shall not, unless otherwise expressly provided by the terms of issue of the Shares of that Class, be deemed to be materially adversely varied or abrogated by, inter alia, the creation, allotment or issue of Shares ranking pari passu with them, subsequent to them, with preferred rights (including enhanced voting rights) or the redemption or purchase of any Shares of any Class by the Company.

DIVIDENDS
Declaration of Dividends
112.
Subject to any rights and restrictions for the time being attached to any Shares, or as otherwise provided for in the Companies Act, these Articles and any Certificate of Designation, the Directors may from time to time declare dividends (including interim dividends) and other distributions on Shares in issue and authorize payment of the same out of the funds of the Company lawfully available therefor. Dividends may be paid in cash, in property, or in shares.

113.
Subject to any rights and restrictions for the time being attached to any Shares, all dividends shall be declared and paid according to the amounts paid up on the Shares, but if and for so long as nothing is paid up on any of the Shares dividends may be declared and paid according to the par value of the Shares.

114.
Any dividend may be paid in any manner as the Directors may determine. If paid by cheque it will be sent through the post to the registered address of the Shareholder or Person entitled thereto, or in the case of joint holders, to any one of such joint holders at his or her registered address or to such Person and such address as the Shareholder or Person entitled, or such joint holders as the case may be, may direct. Every such cheque shall be made payable to the order of the Person to whom it is sent or to the order of such other Person as the Shareholder or Person entitled, or such joint holders as the case may be, may direct.

115.
If several Persons are registered as joint holders of any Share, any of them may give effectual receipts for any dividend or other moneys payable on or in respect of the Share.

Dividend Reserve
116.
Before payment of any dividend, there may be set aside out of any funds of the Company available for dividends such sum or sums as the Directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Company, or for such other purpose as the Directors shall think conducive to the interests of the Company, and the Directors may modify or abolish any such reserve in the manner in which it was created.

FISCAL YEAR
117.
The fiscal year of the Company shall end on 31 December of each year or such other date as the Directors may determine.

INDEMNIFICATION
Indemnification Of Directors, Officers, Employees and Other Agents
118.
To the fullest extent permitted by law, every Director (including, for the purposes of this Article 118, any alternate Director appointed pursuant to the provisions of these Articles), Secretary, assistant Secretary, or other Officer (but not including the Company’s auditors) and the personal representatives of the same (each an “Indemnified Person”) shall be indemnified and secured harmless out of the assets and funds of the Company against all actions or proceedings whether threatened, pending or completed, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such Indemnified Person, other than by reason of such Indemnified Person’s own actual fraud, wilful default or wilful neglect as determined by a court of competent jurisdiction, (i) in or about the conduct of the Company’s business or affairs (including as a result of any mistake of judgment), (ii) in the execution or discharge of his or her duties, powers, authorities or discretions, or (iii) in respect of any actions or activities undertaken by an Indemnified Person provided for and in accordance with the provisions set out above (inclusive) including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such Indemnified Person in defending or otherwise being involved in, (whether successfully or otherwise) any civil proceedings concerning the Company or its affairs in any court whether in the Cayman Islands or elsewhere. Each Shareholder agrees to waive any claim or right of action he or she might have, whether individually or by or in the right of the Company, against any Director or Officer on account of any action taken by such Director or Officer, or the failure of such Director or Officer to take any action in the performance of his or her duties with or for the Company; provided that such waiver shall not extend to any matter in respect of any actual fraud, wilful default or wilful neglect which may attach to such Director or Officer.
119.
No Indemnified Person shall be liable:

(a)
for the acts, receipts, neglects, defaults or omissions of any other Director or Officer or agent of the Company; or

(b)
for any loss on account of defect of title to any property of the Company; or

(c)
on account of the insufficiency of any security in or upon which any money of the Company shall be invested; or

(d)
for any loss incurred through any bank, broker or other similar Person; or

(e)
for any loss occasioned by any negligence, default, breach of duty, breach of trust, error of judgement or oversight on such Indemnified Person’s part; or

(f)
for any loss, damage or misfortune whatsoever which may happen in or arise from the execution or discharge of the duties, powers, authorities, or discretions of such Indemnified Person’s office or in relation thereto;

unless the same shall happen through such Indemnified Person’s own actual fraud, wilful default or wilful neglect as determined by a court of competent jurisdiction.
120.
The Company will pay the expenses (including attorneys’ fees) incurred by an Indemnified Person in defending any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the Indemnified Person to repay all amounts advanced if it should be ultimately determined that the Indemnified Person is not entitled to be indemnified under these Articles or otherwise.

121.
The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or Officer of the Company against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

122.
The rights to indemnification and advancement of expenses conferred on any Indemnified Person as set out above will not be exclusive of any other rights that any Indemnified Person may have or hereafter acquire pursuant to an agreement with the Company or otherwise.

NOTICES
123.
Any notice or document may be served by the Company or by the Person entitled to give notice to any Shareholder either personally, or by sending it by post or courier service in a prepaid letter addressed to such Shareholder at his or her address as appearing in the Register, or by electronic mail, or by facsimile should the Directors deem it appropriate. Notice may also be served by electronic communication in accordance with the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or by placing it on the Company’s website. In the case of joint holders of a Share, all notices shall be given to that one of the joint holders whose name stands first in the Register in respect of the joint holding, and notice so given shall be sufficient notice to all the joint holders.

124.
Any Shareholder present, either personally or by proxy, at any meeting of the Company shall for all purposes be deemed to have received due notice of such meeting and, where requisite, of the purposes for which such meeting was convened.

125.
Any notice or other document, if served by:

(a)
post, shall be deemed to have been served five clear days after the time when the letter containing the same is posted;

(b)
facsimile, shall be deemed to have been served upon production by the transmitting facsimile machine of a report confirming transmission of the facsimile in full to the facsimile number of the recipient;

(c)
courier service, shall be deemed to have been served 48 hours after the time when the letter containing the same is delivered to the courier service;

(d)
electronic mail or other electronic communication (such as transmission to any number, address or internet website (including the website of the SEC) or other electronic delivery methods as otherwise decided and approved by the Directors), shall be deemed to have been served immediately upon the time of the transmission by electronic mail or approved electronic communication, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient; or

(e)
placing it on the Company’s website; service of the notice shall be deemed to have been effected one hour after the notice or document was placed on the Company’s website.

In proving service by post or courier service it shall be sufficient to prove that the letter containing the notice or documents was properly addressed and duly posted or delivered to the courier service.
126.
Any notice or document delivered or sent in accordance with the terms of these Articles shall notwithstanding that such Shareholder be then dead or bankrupt, and whether or not the Company has notice of his or her death or bankruptcy, be deemed to have been duly served in respect of any Share registered in the name of such Shareholder as sole or joint holder, unless his or her name shall at the time of the service of the notice or document, have been removed from the Register as the holder of the Share, and such service shall for all purposes be deemed a sufficient service of such notice or document on all Persons interested (whether jointly with or as claiming through or under him or her) in the Share.

127.
Notice of every general meeting of the Company shall be given to:

(a)
all Shareholders holding Shares with the right to receive notice and who have supplied to the Company an address for the giving of notices to them; and

(b)
every Person entitled to a Share in consequence of the death or bankruptcy of a Shareholder, who but for his or her death or bankruptcy would be entitled to receive notice of the meeting.

No other Person shall be entitled to receive notices of general meetings.
AMENDMENT OF THE ARTICLES OF ASSOCIATION
128.
Subject to the Companies Act and the rights attaching to the various Classes, including pursuant to any Certificate of Designation, the Company may at any time and from time to time by Special Resolution alter or amend these Articles in whole or in part.

LOANS TO OFFICERS OR EMPLOYEES
129.
Except as otherwise prohibited by applicable law, the Company may lend money to, or guarantee any obligation of, or otherwise assist any officer or other employee of the Company or of its subsidiaries, including any officer or employee who is a director of the Company or its subsidiaries, whenever, in the judgment of the Directors, such loan, guarantee or assistance may reasonably be expected to benefit the Company. The loan, guarantee or other assistance may be with or without interest and may be unsecured, or secured in such manner as the Directors shall approve, including, without limitation, legal mortgage and charge of Shares. Nothing in these Articles shall be deemed to deny, limit or restrict the powers of guaranty or warranty of the Company at common law or under any statute.

ACCOUNTS, AUDIT AND ANNUAL RETURN AND DECLARATION
130.
The books of account relating to the Company’s affairs shall be kept in such manner as may be determined from time to time by the Directors.

131.
The books of account shall be kept at the Office, or at such other place or places as the Directors think fit, and shall always be open to the inspection of the Directors.

132.
The Directors may from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Shareholders not being Directors, and no Shareholder (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by law or authorized by the Directors or by Ordinary Resolution.

133.
The accounts relating to the Company’s affairs shall only be audited if the Directors so determine, in which case the financial year end and the accounting principles will be determined by the Directors. The financial year of the Company shall end on 31 December of each year or such other date as the Directors may determine.

134.
Without prejudice to the freedom of the Directors to establish any other committee, if the Shares are listed or quoted on the Designated Stock Exchange, and if required by the Designated Stock Exchange, the Directors shall establish and maintain an audit committee (the “Audit Committee”) as a committee of the board of Directors and shall adopt a formal written Audit Committee charter and review and assess the adequacy of the formal written charter on an annual basis. The composition and responsibilities of the Audit Committee shall comply with the rules and regulations of the SEC and the Designated Stock Exchange.

135.
The Directors in each year shall prepare, or cause to be prepared, an annual return and declaration setting forth the particulars required by the Companies Act and deliver a copy thereof to the Registrar of Companies in the Cayman Islands.

WINDING UP
136.
If the Company shall be wound up the liquidator shall apply the assets of the Company in such manner and order as he or she thinks fit in satisfaction of creditors’ claims.

137.
If the Company shall be wound up, the liquidator may, with the sanction of an Ordinary Resolution divide amongst the Shareholders in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may, for such purpose set such value as he or she deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Shareholders or different Classes, including, by reference to the rights and restrictions attached to such Shares under these Articles or any Certificate of Designation. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Shareholders as the liquidator, with the like sanction shall think fit, but so that no Shareholder shall be compelled to accept any assets whereon there is any liability.

REGISTRATION BY WAY OF CONTINUATION
138.
The Company may by Special Resolution resolve to be registered by way of continuation in a jurisdiction outside the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing. In furtherance of a resolution adopted pursuant to this Article 138, the Directors may cause an application to be made to the Registrar of Companies to deregister the Company in the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing and may cause all such further steps as they consider appropriate to be taken to effect the transfer by way of continuation of the Company.

MERGERS AND CONSOLIDATION
139.
The Company may merge or consolidate in accordance with the Companies Act.

140.
To the extent required by the Companies Act, the Company may by Special Resolution resolve to merge or consolidate the Company.

EXCLUSIVE JURISDICTION AND FORUM
141.
Unless the Company consents in writing to the selection of an alternative forum, the courts of the Cayman Islands shall have exclusive jurisdiction over any claim or dispute arising out of or in connection with the Memorandum of Association, the Articles or otherwise related in any way to each Shareholder’s shareholding in the Company, including but not limited to:

(a)
any derivative action or proceeding brought on behalf of the Company;

(b)
any action asserting a claim of breach of any fiduciary or other duty owed by any current or former Director, Officer or other employee of the Company to the Company or the Shareholders;

(c)
any action asserting a claim arising pursuant to any provision of the Companies Act, the Memorandum of Association or the Articles; or

(d)
any action asserting a claim against the Company concerning its internal affairs.

142.
Subject to Article 144 below, each Shareholder irrevocably submits to the exclusive jurisdiction of the courts of the Cayman Islands over all such claims or disputes.

143.
Without prejudice to any other rights or remedies that the Company may have, each Shareholder acknowledges that damages alone would not be an adequate remedy for any breach of the exclusive jurisdiction and forum provisions set out above and that accordingly the Company shall be entitled, without proof of special damages, to the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of those provisions.

144.
Articles 141, 142 and 143 shall not apply to any action or suits brought to enforce any liability or duty created by the Securities Act, the Exchange Act, or any claim for which the federal district courts of the United States of America are, as a matter of the laws of the United States, the sole and exclusive forum for determination of such a claim.

Annex K
Section 262 of the Delaware General Corporation Law
§ 262. Appraisal rights
(a)
Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger, consolidation, conversion, transfer, domestication or continuance nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository; the words “beneficial owner” mean a person who is the beneficial owner of shares of stock held either in voting trust or by a nominee on behalf of such person; and the word “person” means any individual, corporation, partnership, unincorporated association or other entity.

(b)
Appraisal rights shall be available for the shares of any class or series of stock of a constituent, converting, transferring, domesticating or continuing corporation in a merger, consolidation, conversion, transfer, domestication or continuance to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264, § 266 or § 390 of this title (other than, in each case and solely with respect to a converted or domesticated corporation, a merger, consolidation, conversion, transfer, domestication or continuance authorized pursuant to and in accordance with the provisions of § 265 or § 388 of this title):

(1)
Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders, or at the record date fixed to determine the stockholders entitled to consent pursuant to § 228 of this title, to act upon the agreement of merger or consolidation or the resolution providing for the conversion, transfer, domestication or continuance (or, in the case of a merger pursuant to § 251(h) of this title, as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2)
Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent, converting, transferring, domesticating or continuing corporation if the holders thereof are required by the terms of an agreement of merger or consolidation, or by the terms of a resolution providing for conversion, transfer, domestication or continuance, pursuant to § 251, § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264, § 266 or § 390 of this title to accept for such stock anything except:

a.
Shares of stock of the corporation surviving or resulting from such merger or consolidation, or of the converted entity or the entity resulting from a transfer, domestication or continuance if such entity is a corporation as a result of the conversion, transfer, domestication or continuance, or depository receipts in respect thereof;

b.
Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger, consolidation, conversion, transfer, domestication or continuance will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.
Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d.
Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3)
In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4)
[Repealed.]

(c)
Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation, the sale of all or substantially all of the assets of the corporation or a conversion effected pursuant to § 266 of this title or a transfer, domestication or continuance effected pursuant to § 390 of this title. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d)
Appraisal rights shall be perfected as follows:

(1)
If a proposed merger, consolidation, conversion, transfer, domestication or continuance for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations or the converting, transferring, domesticating or continuing corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and, § 114 of this title, if applicable) may be accessed without subscription or cost. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger, consolidation, conversion, transfer, domestication or continuance, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger, consolidation, conversion, transfer, domestication or continuance shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger, consolidation, conversion, transfer, domestication or continuance, the surviving, resulting or converted entity shall notify each stockholder of each constituent or converting, transferring, domesticating or continuing corporation who has complied with this subsection and has not voted in favor of or consented to the merger, consolidation, conversion, transfer, domestication or continuance, and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section, of the date that the merger, consolidation or conversion has become effective; or

(2)
If the merger, consolidation, conversion, transfer, domestication or continuance was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent, converting, transferring, domesticating or continuing corporation before the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, or the surviving, resulting or converted entity within 10 days after such effective date, shall notify each stockholder of any class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation who is entitled to appraisal rights of the approval of the merger, consolidation, conversion, transfer, domestication or continuance and that appraisal rights are available for any or all shares of such class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting, transferring, domesticating or continuing corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and § 114 of this title, if applicable) may be accessed without subscription or cost. Such notice may, and, if given on or after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, shall, also notify such stockholders of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving, resulting or converted entity the appraisal of such holder’s shares; provided that a demand may be delivered to such entity by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs such entity of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, either (i) each such constituent corporation or the converting, transferring, domesticating or continuing corporation shall send a second notice before the effective date of the merger, consolidation, conversion, transfer, domestication or continuance notifying each of the holders of any class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation that are entitled to appraisal rights of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance or (ii) the surviving, resulting or converted entity shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation or entity that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation or the converting, transferring, domesticating or continuing corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.
(3)
Notwithstanding subsection (a) of this section (but subject to this paragraph (d)(3)), a beneficial owner may, in such person’s name, demand in writing an appraisal of such beneficial owner’s shares in accordance with either paragraph (d)(1) or (2) of this section, as applicable; provided that (i) such beneficial owner continuously owns such shares through the effective date of the merger, consolidation, conversion, transfer, domestication or continuance and otherwise satisfies the requirements applicable to a stockholder under the first sentence of subsection (a) of this section and (ii) the demand made by such beneficial owner reasonably identifies the holder of record of the shares for which the demand is made, is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provides an address at which such beneficial owner consents to receive notices given by the surviving, resulting or converted entity hereunder and to be set forth on the verified list required by subsection (f) of this section.
(e)
Within 120 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, the surviving, resulting or converted entity, or any person who has complied with subsections (a) and (d) of this section and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, any person entitled to appraisal rights who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation, conversion, transfer, domestication or continuance. Within 120 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, any person who has complied with the requirements of subsections (a) and (d) of this section, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the surviving, resulting or converted entity a statement setting forth the aggregate number of shares not voted in favor of the merger, consolidation, conversion, transfer, domestication or continuance (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2) of this title)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of stockholders or beneficial owners holding or owning such shares (provided that, where a beneficial owner makes a demand pursuant to paragraph (d)(3) of this section, the record holder of such shares shall not be considered a separate stockholder holding such shares for purposes of such aggregate number). Such statement shall be given to the person within 10 days after such person’s request for such a statement is received by the surviving, resulting or converted entity or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section, whichever is later.

(f)
Upon the filing of any such petition by any person other than the surviving, resulting or converted entity, service of a copy thereof shall be made upon such entity, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all persons who have demanded appraisal for their shares and with whom agreements as to the value of their shares have not been reached by such entity. If the petition shall be filed by the surviving, resulting or converted entity, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving, resulting or converted entity and to the persons shown on the list at the addresses therein stated. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving, resulting or converted entity.

(g)
At the hearing on such petition, the Court shall determine the persons who have complied with this section and who have become entitled to appraisal rights. The Court may require the persons who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any person fails to comply with such direction, the Court may dismiss the proceedings as to such person. If immediately before the merger, consolidation, conversion, transfer, domestication or continuance the shares of the class or series of stock of the constituent, converting, transferring, domesticating or continuing corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger, consolidation, conversion, transfer, domestication or continuance for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h)
After the Court determines the persons entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, consolidation, conversion, transfer, domestication or continuance, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger, consolidation, conversion, transfer, domestication or continuance through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger, consolidation or conversion and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving, resulting or converted entity may pay to each person entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving, resulting or converted entity or by any person entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to an appraisal. Any person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under this section.

(i)
The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving, resulting or converted entity to the persons entitled thereto. Payment shall be so made to each such person upon such terms and conditions as the Court may order. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving, resulting or converted entity be an entity of this State or of any state.

(j)
The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section who participated in the proceeding and incurred expenses in connection therewith, the Court may order all or a portion of such expenses, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal not dismissed pursuant to subsection (k) of this section or subject to such an award pursuant to a reservation of jurisdiction under subsection (k) of this section.

(k)
Subject to the remainder of this subsection, from and after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, no person who has demanded appraisal rights with respect to some or all of such person’s shares as provided in subsection (d) of this section shall be entitled to vote such shares for any purpose or to receive payment of dividends or other distributions on such shares (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger, consolidation, conversion, transfer, domestication or continuance). If a person who has made a demand for an appraisal in accordance with this section shall deliver to the surviving, resulting or converted entity a written withdrawal of such person’s demand for an appraisal in respect of some or all of such person’s shares in accordance with subsection (e) of this section, either within 60 days after such effective date or thereafter with the written approval of the corporation, then the right of such person to an appraisal of the shares subject to the withdrawal shall cease. Notwithstanding the foregoing, an appraisal proceeding in the Court of Chancery shall not be dismissed as to any person without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just, including without limitation, a reservation of jurisdiction for any application to the Court made under subsection (j) of this section; provided, however that this provision shall not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation, conversion, transfer, domestication or continuance within 60 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, as set forth in subsection (e) of this section. If a petition for an appraisal is not filed within the time provided in subsection (e) of this section, the right to appraisal with respect to all shares shall cease.
(l)
The shares or other equity interests of the surviving, resulting or converted entity to which the shares of stock subject to appraisal under this section would have otherwise converted but for an appraisal demand made in accordance with this section shall have the status of authorized but not outstanding shares of stock or other equity interests of the surviving, resulting or converted entity, unless and until the person that has demanded appraisal is no longer entitled to appraisal pursuant to this section.

Annex L
Redomestication Resolutions
Redomestication of the Company to the Cayman Islands by Conversion and by way of Continuation
WHEREAS, as part of their ongoing oversight, direction and management of the business of GlycoMimetics, Inc., a Delaware corporation (the “Company”), the Board of Directors of the Company (the “Board”) and management have thoroughly discussed the issue of the Company’s jurisdiction of incorporation;
WHEREAS, after considering other jurisdictions of incorporation, the Board decided to focus on Delaware and the Cayman Islands and evaluate the redomestication of the Company from the State of Delaware to the Cayman Islands by conversion and by way of continuation of the Company from a corporation organized under the laws of the State of Delaware to an exempted company incorporated under the laws of the Cayman Islands, pursuant to and in accordance with Section 266 of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), Part XII of the Companies Act, as amended, of the Cayman Islands (the “Companies Act”), and the proposed Plan of Conversion (the “Plan of Conversion”), substantially in the form attached hereto as Exhibit A (such conversion and continuation, the “Cayman Redomestication”);
WHEREAS, the Board evaluated a number of factors in reaching a decision regarding the Company’s jurisdiction of incorporation, including possible negative impacts from a potential redomestication, meaningful differences in corporate law between Delaware and the Cayman Islands and implications to the Company’s stockholders for economic, governance and litigation rights, as well as the other factors and considerations reflected in the draft management proposal (the “Cayman Redomestication Proposal”), substantially in the form attached hereto as Exhibit B and as included in the Company’s proxy statement/prospectus for a special meeting in lieu of an annual meeting of stockholders to approve, among other matters, the Cayman Redomestication (including any adjournments or postponements thereof, the “Special Meeting”);
WHEREAS, through the adoption of the Plan of Conversion, upon the Cayman Redomestication, the Company will cease to be governed by the laws of the State of Delaware and its existing amended and restated certificate of incorporation, as amended by certificates of amendment and certificates of designation, and amended and restated bylaws and will become an exempted company governed by the laws of the Cayman Islands (the “Converted Company”) as well as by the proposed Cayman Islands memorandum and articles of association (the “Cayman Articles”) and the proposed Cayman Islands certificate of designation (the “Cayman Certificate of Designation” and, together with the Cayman Articles, the “Cayman Governing Documents”), substantially in the forms attached hereto and incorporated herein by reference as Exhibit C and Exhibit D, respectively;
WHEREAS, upon receipt of stockholder approval of the Cayman Redomestication Proposal and the Cayman Redomestication (including the Plan of Conversion and Cayman Governing Documents) and these resolutions approving the Cayman Redomestication at the Special Meeting, the Cayman Redomestication will become effective on the date and/or time (the “Effective Date”) (i) of the registration of the Cayman Company by the Cayman Islands Registrar of Companies (the “Certificate of Continuation”) and (ii) specified in a certificate of conversion meeting the requirements of Section 266 of the DGCL (the “Certificate of Conversion”) to be properly executed and filed in accordance with such section;
WHEREAS, on the Effective Date, (i) each share of common stock of the Company issued and outstanding or held in treasury immediately prior to the Effective Date will be automatically converted into one outstanding ordinary share of the Converted Company; (ii) each share of any series of the preferred stock of the Company issued and outstanding immediately prior to the Effective Date will be automatically converted into one outstanding share of the corresponding series of preferred shares of the Converted Company; and (iii) each option or right to acquire shares of common stock of the Company issued and outstanding will continue in existence in the form of and will automatically become an option or right to acquire an equal number of ordinary shares of the Converted Company under the same terms and conditions; and

WHEREAS, the Board has determined that it is in the best interests of the Company and its stockholders for the Company to redomesticate to the Cayman Islands by conversion and by way of continuation.
NOW, THEREFORE, BE IT RESOLVED, that the Board hereby unanimously determines that the Cayman Redomestication, the Plan of Conversion and the Cayman Governing Documents are in the best interests of the Company and its stockholders and approves and adopts the Cayman Redomestication, the Plan of Conversion and the Cayman Governing Documents;
RESOLVED FURTHER, that the Plan of Conversion (including each attachment thereto) is incorporated herein by reference and that the form, terms, provisions and conditions of the Plan of Conversion be, and the same hereby are, in all respects approved and adopted;
RESOLVED FURTHER, that, in accordance with the Plan of Conversion, from and after the Effective Date, the board of directors of the Converted Company shall consist of the same directors as the Board immediately prior to the Effective Date, having the same director classes and the same terms, to serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal;
RESOLVED FURTHER, that the initial term of office of the Class I directors shall expire at the Converted Company’s first annual meeting of shareholders following the Effective Date, the initial term of office of the Class II directors shall expire at the Converted Company’s second annual meeting of shareholders following the Effective Date, the initial term of office of the Class III directors shall expire at the Converted Company’s third annual meeting of shareholders following the Effective Date, and at each annual meeting of shareholders following the Effective Date, directors elected to succeed those directors of the class whose terms then expire shall be elected for a term of office to expire at the third succeeding annual meeting of shareholders after their election;
RESOLVED FURTHER, that, in accordance with the Plan of Conversion, from and after the Effective Date, the Chair of the board as of the Effective Date shall continue to serve as the Chair of the board of directors of the Converted Company until a successor has been duly elected or appointed and qualified or until his earlier death, resignation or removal;
RESOLVED FURTHER, that effective as of the Effective Date, each committee of the Board as of immediately prior to the Effective Date shall be, from and after the Effective Date, constituted as a committee of the board of directors of the Converted Company on the same terms and with the same powers and authority of the Board as of immediately prior to the Effective Date, and the members of each committee of the Board as of immediately prior to the Effective Date shall be, from and after the Effective Date, the members of each such committee of the board of directors of the Converted Company, to serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal;
RESOLVED FURTHER, that the Board hereby directs that the Cayman Redomestication (including the Plan of Conversion and Cayman Governing Documents) and these resolutions approving the Cayman Redomestication be submitted for approval and adoption, respectively, by the stockholders of the Company at the Special Meeting;
RESOLVED FURTHER, that the Board hereby unanimously recommends a vote “FOR” the Cayman Redomestication Proposal, including, without limitation, the Cayman Redomestication (including the Plan of Conversion and the Cayman Governing Documents), and that the Company’s stockholders approve the Cayman Redomestication (including the Plan of Conversion and the Cayman Governing Documents) and adopt these resolutions at the Special Meeting;
RESOLVED FURTHER, that upon receipt of stockholder approval of the Cayman Redomestication Proposal at the Special Meeting, including, without limitation, the approval of the Cayman Redomestication (including the Plan of Conversion and the Cayman Governing Documents) and the adoption of these resolutions, at the Special Meeting, each of the duly authorized officers of the Company (together, the “Authorized Officers” and each, an “Authorized Officer”) be, and each of them hereby is, authorized, empowered and directed, in the name and on behalf of the Company and without further action from the

Board, to prepare, execute, file and deliver all agreements, documents, notices, certificates, consents, approvals or other instruments and take all such actions that such Authorized Officer deems necessary, desirable or appropriate in order to perform the Company’s obligations under the Plan of Conversion and to consummate the Cayman Redomestication, including, without limitation, (a) the execution and filing of any and all documents relating to and in connection with the Cayman Redomestication required under the DGCL and the Companies Act, including, without limitation, any affidavit, undertaking, declaration, notice or otherwise, (b) the execution and filing of the Plan of Conversion and the Cayman Articles; (c) the filing of the annual franchise tax reports required by the Secretary of State of the State of Delaware and the payment of the applicable franchise taxes; (d) the payment of any fees that may be necessary in connection with the Cayman Redomestication; (e) the submission of all required notifications to the Nasdaq Stock Market LLC or any other applicable stock exchange; and (f) the filing of Current Reports on Form 8-K and any other regulatory filings that may be necessary, desirable or appropriate in connection with the Cayman Redomestication;
RESOLVED FURTHER, that, notwithstanding approval by the stockholders of the Company at the Special Meeting of the Cayman Redomestication (including the Plan of Conversion and the Cayman Governing Documents) and the adoption of these resolutions, the Board may, at any time prior to the Effective Date, abandon the Cayman Redomestication and the Plan of Conversion without further action by the stockholders of the Company;
RESOLVED FURTHER, that pursuant to the Plan of Conversion, at the Effective Date, any outstanding stock certificates that immediately prior to the Effective Date represented issued and outstanding shares of common stock of the Company shall be deemed, subject to the below, for all purposes to evidence ownership of and to represent the respective ordinary shares of the Converted Company into which the shares represented by such certificates are converted pursuant to the Plan of Conversion, and that, at the Effective Date, the transfer agent be and is hereby authorised to make any updates to the register of members of the Company that may be required in connection with the Cayman Redomestication; and
RESOLVED FURTHER, that notwithstanding the foregoing resolutions, any ordinary shares of the Converted Company may be issued as uncertificated shares, whether upon original issuance, re-issuance or subsequent transfer.

Annex M
CRESCENT BIOPHARMA, INC.
CERTIFICATE OF DESIGNATION OF PREFERENCES,
RIGHTS AND LIMITATIONS
OF
SERIES A NON-VOTING CONVERTIBLE PREFERRED SHARES
Pursuant to Article [   ] of the memorandum and articles of association of the Company, adopted by special resolution passed on [   ] 2025 (as amended from time to time, the “Articles”). Capitalised terms not otherwise defined herein shall have the meanings assigned thereto in the Articles.
Crescent Biopharma, Inc. (the “Company”), an exempted company incorporated in the Cayman Islands with limited liability, DOES HEREBY CERTIFY:
That, pursuant to the authority conferred by the Articles, at a duly convened meeting of the board of directors of the Company (the “Board of Directors”) on [•] 2025, the Board of Directors adopted the following resolutions, which such resolutions provides for the creation of a series of the Company’s Preferred Shares with a par value of US$0.001 per share, which is designated as “Series A Non-Voting Convertible Preferred Shares,” with the preferences, rights and limitations set forth therein relating to dividends, conversion, redemption, dissolution and distribution of assets of the Company.
WHEREAS:   the Articles provide for a class of shares known as Preferred Shares, consisting of 5,000,000 shares with par value of US$0.001 per share (the “Preferred Shares”), issuable from time to time in one or more series.
RESOLVED:   that, pursuant to authority conferred upon the Board of Directors by the Articles, the Board of Directors (i) does hereby create and authorize and provide for the issuance and allotment of a series of Preferred Shares of the Company with a par value of US$0.001 per share, designated as “Series A Non-Voting Convertible Preferred Shares”, and (ii) hereby fixes the designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of such Preferred Shares, in addition to any provisions set forth in the Articles that are applicable to the Preferred Shares of all classes and series, as follows:
TERMS OF SERIES A NON-VOTING CONVERTIBLE PREFERRED SHARES
1.   Definitions.   For the purposes hereof, the following terms shall have the following meanings:
“Buy-In” shall have the meaning set forth in Section 6.4.3.
“Closing Sale Price” means, for any security as of any date, the last closing trade price for such security immediately prior to 4:00 p.m., New York City time, on the principal Trading Market where such security is listed or traded, as reported by Bloomberg, L.P. (or an equivalent, reliable reporting service), or if the foregoing do not apply, the last trade price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, L.P., or, if no last trade price is reported for such security by Bloomberg, L.P., the average of the bid prices of any market makers for such security as reported on the OTC Pink Market by OTC Markets Group, Inc. If the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Sale Price of such security on such date shall be the fair market value as determined in good faith by the Board of Directors of the Company.
“Commission” means the United States Securities and Exchange Commission.
“Ordinary Shares” means the Company’s ordinary shares, par value $0.001 per share, and shares of any other class of securities into which such securities may hereafter be reclassified or changed.
“Conversion Shares” means, collectively, the Ordinary Shares issuable upon conversion of the shares of Series A Non-Voting Preferred Shares in accordance with the terms hereof.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Holder” means a holder of Series A Non-Voting Preferred Shares.
“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.
“Trading Day” means a day on which the principal Trading Market is open for business.
“Trading Market” means any of the following markets or exchanges on which the Ordinary Shares is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, or the New York Stock Exchange (or any successors to any of the foregoing).
2.   Designation, Amount and Par Value.   The series of Preferred Shares shall be designated as the Company’s Series A Non-Voting Convertible Preferred Shares (the “Series A Non-Voting Preferred Shares”) and the number of shares so designated shall be [•]. Each share of Series A Non-Voting Preferred Shares shall have a par value of $0.001 per share.
3.   Dividends.   Holders shall be entitled to receive, and the Company shall pay, dividends on shares of the Series A Non-Voting Preferred Shares (on an as-if-converted-to-Ordinary Shares basis, without regard to the Beneficial Ownership Limitation (as defined below)) equal to and in the same form, and in the same manner, as dividends (other than dividends on Ordinary Shares payable in the form of Ordinary Shares) actually paid on shares of the Ordinary Shares when, as and if such dividends (other than dividends payable in the form of Ordinary Shares) are paid on Ordinary Shares. Other than as set forth in the previous sentence, no other dividends shall be paid on shares of Series A Non-Voting Preferred Shares, and the Company shall pay no dividends (other than dividends payable in the form of Ordinary Shares) on Ordinary Shares unless it simultaneously complies with the previous sentence.
4.   Voting Rights.
4.1   Except as otherwise provided herein or as otherwise required by the Articles, the Series A Non-Voting Preferred Shares shall have no voting rights. However, as long as any Series A Non-Voting Preferred Shares are issued and outstanding, the Company shall not, without the affirmative vote of (x) the holders of a simple majority of the then issued and outstanding Series A Non-Voting Preferred Shares or (y) the Preferred Directors, acting together: (i) alter or change adversely the powers, preferences or rights given to the Series A Non-Voting Preferred Shares or alter or amend this Certificate of Designation of Preferences, Rights and Limitations of Series A Non-Voting Convertible Preferred Shares (the “Certificate of Designation”), amend or repeal any provision of, or add any provision to, the Articles, as amended, or file any articles of amendment, certificate of designations, preferences, limitations and relative rights of any series of Preferred Shares, if such action would adversely alter or change the preferences, rights, privileges or powers of, or restrictions provided for the benefit of the Series A Non-Voting Preferred Shares, regardless of whether any of the foregoing actions shall be by means of amendment to the Articles or by merger, consolidation, recapitalization, reclassification, conversion or otherwise, (ii) issue further Series A Non-Voting Preferred Shares or increase or decrease (other than by conversion) the number of authorized shares of Series A Non-Voting Preferred Shares, (iii) at any time while at least 30% of the originally issued Series A Non-Voting Preferred Shares remains issued and outstanding, consummate either: (A) any Fundamental Transaction (as defined below) or (B) any merger or consolidation of the Company with or into another entity or any share sale to, or other business combination in which the shareholders of the Company immediately before such transaction do not hold at least a simple majority of the share capital of the Company immediately after such transaction, (iv) increase the authorized number of directors constituting the Board of Directors or change the number of votes entitled to be cast by any director or directors on any matter or (v) enter into any agreement with respect to any of the foregoing. Holders of shares of Ordinary Shares acquired upon the conversion of shares of Series A Non-Voting Preferred Shares shall be entitled to the same voting rights as each other holder of Ordinary Shares.
4.2   Any vote required or permitted under Section 4.1 may be taken at a meeting of the Holders or the Board of Directors, or through the execution of an action by written consent or resolution in lieu of such meeting, provided that the consent is executed by Holders representing a simple majority of the then issued and outstanding Series A Non-Voting Preferred shares or the Preferred Directors, acting together.
4.3   Election of Directors.
4.3.1   At all times when at least 30% of the originally issued Series A Non-Voting Preferred Shares remains issued and outstanding, (i) the holders of record of the Series A Non-Voting Preferred Shares, exclusively and voting together as a separate class on an as-converted to Ordinary Shares basis, shall be entitled to elect two (2) directors of the Company (the “Preferred Directors”); and (ii) the holders of record of the Ordinary Shares and of any other class or series of voting shares (including the Series A Non-Voting Preferred Shares), exclusively and voting together as a single class on an as-converted to Ordinary Shares basis, shall be entitled to elect the balance of the total number of directors of the Company (the “At-Large Directors”).
4.3.2   Any Preferred Director elected as provided in Section 4.3.1 may be removed without cause by, and only by, the affirmative vote of the holders of a simple majority of the Series A Non-Voting Preferred Shares, given either at a general meeting of such shareholders duly called for that purpose or pursuant to a written consent or resolution of shareholders.
4.3.3   If the holders of the Series A Non-Voting Preferred Shares fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors pursuant to Section 4.3.1 (and to the extent any of such directorships is not otherwise filled by a director appointed in accordance with the proviso in Section 4.3.1), then any directorship not so filled shall remain vacant until such time as the holders of the Series A Non-Voting Preferred Shares fill such directorship in accordance with Section 4.3.1.
4.3.4   At any meeting held for the purpose of electing a Preferred Director, the presence in person or by proxy of the holders of a simple majority of the then issued and outstanding Series A Non-Voting Preferred Shares shall constitute a quorum for the purpose of electing such Preferred Director.
4.3.5   Each Preferred Director shall be entitled to three votes on each matter presented to the Board of Directors.
5.   Rank; Liquidation.
5.1   The Series A Non-Voting Preferred Shares shall rank pari passu with the Ordinary Shares as to distributions of assets upon liquidation, dissolution or winding up of the Company, whether voluntarily or involuntarily.
5.2   Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (a “Liquidation”), each Holder shall be entitled to receive out of the assets or distributable reserves of the Company the same amount that a holder of Ordinary Shares would receive if the Series A Non-Voting Preferred Shares were fully converted (disregarding for such purpose any Beneficial Ownership Limitations) to Ordinary Shares which amounts shall be paid pari passu with all holders of Ordinary Shares, plus an additional amount equal to any dividends declared on but unpaid to such shares. If, upon any such Liquidation, the assets of the Company shall be insufficient to pay the Holders of the Series A Non-Voting Preferred Shares the amount required under the preceding sentence, then all remaining assets of the Company shall be distributed ratably to the Holders and the holders of Ordinary Shares in accordance with the respective amounts that would be payable on all such securities if all amounts payable thereon were paid in full. For the avoidance of any doubt, a Fundamental Transaction shall not be deemed a Liquidation unless the Company expressly declares that such Fundamental Transaction shall be treated as if it were a Liquidation.
6.   Conversion.
6.1   Conversion at Option of Holder.   Subject to Section 6.3, each Series A Non-Voting Preferred Share then issued and outstanding shall be convertible, at any time and from time to time, at the option of the Holder thereof, into a number of shares of Ordinary Shares equal to the Conversion

Ratio, subject to the Beneficial Ownership Limitation (as defined below) (each, an “Optional Conversion”). Holders shall effect conversions by providing the Company with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”), duly completed and executed. Provided the Company’s transfer agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer program, the Notice of Conversion may specify, at the Holder’s election, whether the applicable Conversion Shares shall be credited to the account of the Holder’s prime broker with DTC through its Deposit Withdrawal Agent Commission system (a “DWAC Delivery”). The date on which an Optional Conversion shall be deemed effective (the “Conversion Date”) shall be the Trading Day that the Notice of Conversion, completed and executed, is sent via email to, and received during regular business hours by, the Company; provided, that the original certificate(s) (if any) representing such Series A Non-Voting Preferred Shares being converted, duly endorsed, and the accompanying Notice of Conversion, are received by the Company within two (2) Trading Days thereafter. In all other cases, the Conversion Date shall be defined as the Trading Day on which the original certificate(s) (if any) representing such Series A Non-Voting Preferred Shares being converted, duly endorsed, and the accompanying Notice of Conversion, are received by the Company. The calculations set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error.
6.2   Conversion Ratio.   The “Conversion Ratio” for each Series A Non-Voting Preferred Share shall be 1,000 shares of Ordinary Shares issuable upon the conversion (the “Conversion”) of each Series A Non-Voting Preferred Share (corresponding to a ratio of 1,000:1), subject to adjustment as provided herein.
6.3   Beneficial Ownership Limitation.   Notwithstanding anything herein to the contrary, the Company shall not effect any conversion of any Series A Non-Voting Preferred Share, and a Holder shall not have the right to convert any portion of the Series A Non-Voting Preferred Share pursuant to Section 6.1, to the extent that, after giving effect to such attempted conversion set forth on an applicable Notice of Conversion (as defined in the Certificate of Designation) with respect to the Series A Non-Voting Preferred Share, such Holder (or any of such Holder’s affiliates or any other Person who would be a beneficial owner of Ordinary Shares beneficially owned by the Holder for purposes of Section 13(d) or Section 16 of the Exchange Act and the applicable rules and regulations of the Commission, including any “group” of which the Holder is a member (the foregoing, “Attribution Parties”)) would beneficially own a number of Ordinary Shares in excess of the Beneficial Ownership Limitation. For purposes of the foregoing sentence, the aggregate number of Ordinary Shares beneficially owned by such Holder and its Attribution Parties shall include the number of Ordinary Shares issuable upon conversion of the Series A Non-Voting Preferred Shares subject to the Notice of Conversion with respect to which such determination is being made, but shall exclude the number of Ordinary Shares which are issuable upon (A) conversion of the remaining, unconverted Series A Non-Voting Preferred Shares beneficially owned by such Holder or any of its Attribution Parties, and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company (including any warrants) beneficially owned by such Holder or any of its Attribution Parties that are subject to and would exceed a limitation on conversion or exercise similar to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this Section 6.3, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the applicable rules and regulations of the Commission, and the terms “beneficial ownership” and “beneficially own” have the meanings ascribed to such terms therein. In addition, for purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and the applicable rules and regulations of the Commission. For purposes of this Section 6.3, in determining the number of issued and outstanding Ordinary Shares, a Holder may rely on the number of issued and outstanding Ordinary Shares as stated in the most recent of the following: (A) the Company’s most recent periodic or annual filing with the Commission, as the case may be, (B) a more recent public announcement by the Company that is filed with the Commission, or (C) a more recent notice by the Company or the Company’s transfer agent to the Holder setting forth the number of Ordinary Shares then outstanding. Upon the written request of a Holder (which may be by email), the Company shall, within two (2) Trading Days thereof, confirm in writing to such Holder (which may be via email) the number of Ordinary Shares then issued and outstanding. In any case, the number of issued and outstanding Ordinary Shares shall be determined after giving effect to any actual conversion or exercise of securities of the Company, including of Series A Non-Voting Preferred Shares, by such Holder or its Attribution Parties since the date as of which such number of issued and outstanding Ordinary Shares was last publicly reported or confirmed to the Holder. The “Beneficial Ownership Limitation” shall initially be 19.99% of the number of shares of Ordinary Shares issued and outstanding or deemed to be issued and outstanding as of the applicable measurement date. The Company shall be entitled to rely on representations made to it by the Holder in any Notice of Conversion regarding its Beneficial Ownership Limitation. Notwithstanding the foregoing, by written notice to the Company, (i) the Holder may reset the Beneficial Ownership Limitation percentage to a higher percentage, not to exceed 19.99%, which increase will not be effective until the sixty-first (61st) day after such written notice is delivered to the Company, and (ii) the Holder may reset the Beneficial Ownership Limitation percentage to a lower percentage effective immediately after the delivery of such notice to the Company. Upon such an increase by a Holder of the Beneficial Ownership Limitation pursuant to clause (i), not to exceed 19.99%, the Beneficial Ownership Limitation may not be further amended by such Holder without first providing the minimum notice required by this Section 6.3. Notwithstanding the foregoing, (x) at any time following notice of a Fundamental Transaction, the Holder may waive and/or change the Beneficial Ownership Limitation effective immediately upon written notice to the Company and may reinstitute a Beneficial Ownership Limitation at any time thereafter effective immediately upon written notice to the Company (y) at any time that the beneficial ownership of Ordinary Shares of a Holder (together with any of such Holder’s Attribution Parties) is equal to or less than 9.00% of the number of Ordinary Shares issued and outstanding as of any given date, then such Holder’s Beneficial Ownership Limitation shall automatically be set to 9.99%. The provisions of this Section 6.3 shall be construed, corrected and implemented in a manner so as to effectuate the intended Beneficial Ownership Limitation herein contained and the Ordinary Shares underlying the Series A Non-Voting Preferred Shares in excess of the Beneficial Ownership Limitation shall not be deemed to be beneficially owned by the Holder for any purpose including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the Exchange Act.
6.4   Mechanics of Conversion.
6.4.1   Delivery of Certificate or Electronic Issuance.   Upon Conversion not later than two (2) Trading Days after the applicable Conversion Date, or if the Holder requests the issuance of physical certificate(s), two (2) Trading Days after receipt by the Company of the original certificate(s) representing such Series A Non-Voting Preferred Shares being converted, duly endorsed, and the accompanying Notice of Conversion (the “Share Delivery Date”), the Company shall either: (a) deliver, or cause to be delivered, to the converting Holder a physical certificate or certificates representing the number of Conversion Shares being acquired upon the conversion of Series A Non-Voting Preferred Shares, or (b) in the case of a DWAC Delivery (if so requested by the Holder), electronically transfer such Conversion Shares by crediting the account of the Holder’s prime broker with DTC through its DWAC system. If in the case of any Notice of Conversion such certificate or certificates for the Conversion Shares are not delivered to or as directed by or, in the case of a DWAC Delivery, such shares are not electronically delivered to or as directed by, the applicable Holder by the Share Delivery Date, the applicable Holder shall be entitled to elect to rescind such Notice of Conversion by written notice to the Company at any time on or before its receipt of such certificate or certificates for Conversion Shares or electronic receipt of such shares, as applicable, in which event the Company shall promptly return to such Holder any original Series A Non-Voting Preferred Share certificate delivered to the Company and such Holder shall promptly return to the Company any Ordinary Share certificates or otherwise direct the return of any Ordinary Shares delivered to the Holder through the DWAC system, representing the Series A Non-Voting Preferred Shares unsuccessfully tendered for conversion to the Company.
6.4.2   Obligation Absolute.   Subject to Section 6.3 and subject to Holder’s right to rescind a Notice of Conversion pursuant to Section 6.4.1, the Company’s obligation to issue and deliver the Conversion Shares upon conversion of Series A Non-Voting Preferred Shares in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by such Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to such Holder in connection with the issuance of such Conversion Shares. Subject to Section 6.3 and subject to Holder’s right to rescind a Notice of Conversion pursuant to Section 6.4.1, in the event a Holder shall elect to convert any or all of its Series A Non-Voting Preferred Shares, the Company may not refuse conversion based on any claim that such Holder or anyone associated or affiliated with such Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to Holder, restraining and/or enjoining conversion of all or part of the Series A Non-Voting Preferred Shares of such Holder shall have been sought and obtained by the Company, and the Company posts a surety bond for the benefit of such Holder in the amount of 150% of the value of the Conversion Shares into which would be converted Series A Non-Voting Preferred Shares which is subject to such injunction, which bond shall remain in effect until the completion of arbitration/litigation of the underlying dispute and the proceeds of which shall be payable to such Holder to the extent it obtains judgment. In the absence of such injunction, the Company shall, subject to Section 6.3 and subject to Holder’s right to rescind a Notice of Conversion pursuant to Section 6.4.1, issue Conversion Shares upon a properly noticed conversion.
6.4.3   Buy-In on Failure to Timely Deliver Certificates.   If the Company fails to deliver to a Holder the applicable certificate or certificates or to effect a DWAC Delivery, as applicable, by the Share Delivery Date pursuant to Section 6.4.1 (other than a failure caused by materially incorrect or incomplete information provided by Holder to the Company or the application of the Beneficial Ownership Limitation), and if after such Share Delivery Date such Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Holder’s brokerage firm otherwise purchases, Ordinary Shares to deliver in satisfaction of a sale by such Holder of the Conversion Shares which such Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then the Company shall (A) pay in cash to such Holder (in addition to any other remedies available to or elected by such Holder) the amount by which (x) such Holder’s total purchase price (including any brokerage commissions) for the Ordinary Shares so purchased exceeds (y) the product of (1) the aggregate number of Ordinary Shares that such Holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of such Holder, either reissue (if surrendered) the Series A Non-Voting Preferred Shares equal to the number of Series A Non-Voting Preferred Shares submitted for conversion or deliver to such Holder the number of Ordinary Shares that would have been issued if the Company had timely complied with its delivery requirements under Section 6.4.1. For example, if a Holder purchases Ordinary Shares having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of Series A Non-Voting Preferred Shares with respect to which the actual sale price (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Company shall be required to pay such Holder $1,000. The Holder shall provide the Company written notice, within three (3) Trading Days after the occurrence of a Buy-In, indicating the amounts payable to such Holder in respect of such Buy-In together with applicable confirmations and other evidence reasonably requested by the Company. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing Ordinary Shares upon conversion of the Series A Non-Voting Preferred Shares as required pursuant to the terms hereof; provided, however, that the Holder shall not be entitled to both (i) require the reissuance of the Series A Non-Voting Preferred Shares submitted for conversion for which such conversion was not timely honored and (ii) receive the number of Ordinary Shares that would have been issued if the Company had timely complied with its delivery requirements under Section 6.4.1.
6.4.4   Reservation of Shares Issuable Upon Conversion.   The Company covenants that at all times it will reserve and keep available out of its authorized and unissued Ordinary Shares for the sole purpose of issuance upon conversion of the Series A Non-Voting Preferred Shares, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holders of the Series A Non-Voting Preferred Shares, not less than such aggregate number of Ordinary Shares as shall be issuable (taking into account the adjustments of Section 7) upon the conversion of all outstanding Series A Non-Voting Preferred Shares. The Company covenants that all Ordinary Shares that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and non-assessable.
6.4.5   Fractional Shares.   No fractional Ordinary Shares shall be issued upon conversion of the Series A Non-Voting Preferred Shares, no certificates or scrip for any such fractional shares shall be issued and no cash shall be paid for any such fractional shares. Any fractional Ordinary Shares that a Holder of Series A Non-Voting Preferred Shares would otherwise be entitled to receive shall be aggregated with all fractional Ordinary Shares issuable to such Holder and any remaining fractional shares shall be rounded up to the nearest whole share. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of Series A Non-Voting Preferred Shares the Holder is at the time converting into Ordinary Shares and the aggregate number of Ordinary Shares issuable upon such conversion.
6.4.6   Transfer Taxes.   The issuance of certificates for Ordinary Shares upon conversion of the Series A Non-Voting Preferred Shares shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the registered Holder(s) of such Series A Non-Voting Preferred Shares and the Company shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.
6.5   Status as Shareholder.   Upon each Conversion Date, (i) the Series A Non-Voting Preferred Shares being converted shall be deemed converted into Ordinary Shares and (ii) the Holder’s rights as a holder of such converted Series A Non-Voting Preferred Shares shall cease and terminate, excepting only the right to receive certificates for such Ordinary Shares and to any remedies provided herein or otherwise available at law or in equity to such Holder because of a failure by the Company to comply with the terms of this Certificate of Designation. In all cases, the Holder shall retain all of its rights and remedies for the Company’s failure to convert Series A Non-Voting Preferred Shares.
7.   Certain Adjustments.
7.1   Share Dividends and Share Splits.   If the Company, at any time while a Series A Non-Voting Preferred Share is issued and outstanding: (A) pays a share dividend or otherwise makes a distribution or distributions payable in Ordinary Shares (which, for avoidance of doubt, shall not include any Ordinary Shares issued by the Company upon conversion of a Series A Non-Voting Preferred Share) with respect to the then issued and outstanding Ordinary Shares; (B) subdivides outstanding Ordinary Shares into a larger number of shares; or (C) combines (including by way of a share consolidation) issued and outstanding Ordinary Shares into a smaller number of shares, then the Conversion Ratio shall be multiplied by a fraction of which the numerator shall be the number of Ordinary Shares (excluding any treasury shares of the Company) issued and outstanding immediately after such event and of which the denominator shall be the number of Ordinary Shares issued and outstanding immediately before such event (excluding any treasury shares of the Company). Any adjustment made pursuant to this Section 7.1 shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination.
7.2   Fundamental Transaction.   If, at any time while a Series A Non-Voting Preferred Share is issued and outstanding, (A) the Company effects any merger or consolidation of the Company with or into another Person or any share sale to, or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, share exchange or scheme of arrangement) with or into another Person (other than such a transaction in which the Company is the surviving or continuing entity and its Ordinary Shares are not exchanged for or converted into other securities, cash or property), (B) the Company effects any sale, lease, transfer or exclusive license of all or substantially all of its assets in one transaction or a series of related transactions, (C) any tender offer or exchange offer

(whether by the Company or another Person) is completed pursuant to which more than 50% of the Ordinary Shares not held by the Company or such Person is exchanged for or converted into other securities, cash or property, or (D) the Company effects any reclassification of the Ordinary Shares or any compulsory share exchange pursuant (other than as a result of a dividend, subdivision or combination covered by Section 7.1) to which the Ordinary Shares are effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental Transaction”), then, upon any subsequent conversion of a Series A Non-Voting Preferred Share the Holders shall have the right to receive, in lieu of the right to receive Conversion Shares, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one Ordinary Share (the “Alternate Consideration”). For purposes of any such subsequent conversion, the determination of the Conversion Ratio shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one Ordinary Share in such Fundamental Transaction, and the Company shall adjust the Conversion Ratio in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Ordinary Shares are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holders shall be given the same choice as to the Alternate Consideration it receives upon any conversion of a Series A Non-Voting Preferred Share following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Company or surviving entity in such Fundamental Transaction shall file a new certificate of designation with the same terms and conditions and issue to the Holders new preferred shares consistent with the foregoing provisions and evidencing the Holders’ right to convert such preferred shares into Alternate Consideration. The terms of any agreement to which the Company is a party and pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 7.2 and insuring that this Series A Non-Voting Preferred Shares (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction. The Company shall cause to be delivered to each Holder, at its last address as it shall appear upon the register of members of the Company (the “Register of Members”), written notice of any Fundamental Transaction at least 20 calendar days prior to the date on which such Fundamental Transaction is expected to become effective or close.
7.3   Calculations.   All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 7, the number of Ordinary Shares deemed to be issued and outstanding as of a given date shall be the sum of the number of Ordinary Shares (excluding any treasury shares of the Company) issued and outstanding.
8.   Redemption.   The Series A Non-Voting Preferred Shares shall not be redeemable; provided, however, that the foregoing shall not limit the ability of the Company to purchase or otherwise deal in such shares to the extent otherwise permitted hereby and under the Articles.
9.   Transfer.   Subject to the Articles, a Holder may transfer any Series A Non-Voting Preferred Shares together with the accompanying rights set forth herein, held by such holder without the consent of the Company; provided that such transfer is in compliance with applicable securities laws. The Company shall in good faith (i) do and perform, or cause to be done and performed, all such further acts and things, and (ii) execute and deliver all such other agreements, certificates, instruments and documents, in each case, as any holder of Series A Non-Voting Preferred Shares may reasonably request in order to carry out the intent and accomplish the purposes of this Section 9. The transferee of any Series A Non-Voting Preferred Shares shall be subject to the Beneficial Ownership Limitation applicable to the transferor as of the time of such transfer.
10.   Series A Non-Voting Preferred Shares Register.   The Company shall maintain at its principal executive offices (or such other office or agency of the Company as it may designate by notice to the Holders in accordance with Section 11), a register for the Series A Non-Voting Preferred Shares, in which the Company shall record (i) the name, address, and electronic mail address of each holder in whose name the Series A Non-Voting Preferred Shares have been issued and (ii) the name, address, and electronic mail address of each transferee of any Series A Non-Voting Preferred Shares. The Company may deem and treat the registered Holder of Series A Non-Voting Preferred Shares as the absolute owner thereof for the purpose of any conversion thereof and for all other purposes. The Company shall keep the register open and available at all times during business hours for inspection by any holder of Series A Non-Voting Preferred Shares or his, her or its legal representatives.
11.   Notices.   Any notice required or permitted by the provisions of this Certificate of Designation to be given to a Holder of Series A Non-Voting Preferred Shares shall be mailed, postage prepaid, to the post office address last shown on the records of the Company, or given by electronic communication in compliance with the provisions of the Articles, and shall be deemed sent upon such mailing or electronic transmission.
12.   Book-Entry; Certificates.   The Series A Non-Voting Preferred Shares will be issued in book-entry form; provided that, if a Holder requests that such Holder’s Series A Non-Voting Preferred Shares be issued in certificated form, the Company will instead issue a share certificate to such Holder representing such Holder’s Series A Non-Voting Preferred Shares. To the extent that any Series A Non-Voting Preferred Shares are issued in book-entry form, references herein to “certificates” shall instead refer to the book-entry notation relating to such shares.
13.   Lost or Mutilated Series A Non-Voting Preferred Shares Certificate.   If a Holder’s Series A Non-Voting Convertible Preferred Share certificate shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the Series A Non-Voting Convertible Preferred Shares so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Company.
14.   Waiver.   Any waiver by the Company or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Company or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation. Any waiver by the Company or a Holder must be in writing. Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein and any right of the Holders of Series A Non-Voting Preferred Shares granted hereunder may be waived as to all Series A Non-Voting Preferred Shares (and the Holders thereof) upon the written consent or resolution of the Holders of not less than a simple majority of the Series A Non-Voting Preferred Shares then issued and outstanding, provided, however, that the Beneficial Ownership Limitation applicable to a Holder, and any provisions contained herein that are related to such Beneficial Ownership Limitation, cannot be modified, waived or terminated without the consent of such Holder, provided further, that any proposed waiver that would, by its terms, have a disproportionate and materially adverse effect on any Holder shall require the consent of such Holder(s).
15.   Severability.   Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, then such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof.
16.   Status of Converted Series A Non-Voting Preferred Shares.   If any Series A Non-Voting Preferred Shares shall be converted, repurchased, surrendered or redeemed by the Company, such shares shall, to the fullest extent permitted by applicable law and in accordance with the Articles, be repurchased, surrendered or redeemed (as applicable) and automatically cancelled, and shall not be reissued as a Series A Non-Voting Preferred Share. Immediately upon its cancellation, any such Series A Non-Voting Preferred Share shall no longer be designated as a Series A Non-Voting Preferred Share and shall form part of the authorized but unissued share capital of the Company.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Crescent Biopharma, Inc. has caused this Certificate of Designation of Preferences, Rights and Limitations of Series A Non-Voting Convertible Preferred Shares to be duly executed on its behalf by its [director][authorized person] on [•], 2025.
CRESCENT BIOPHARMA, INC.
By:

Name:

Title:

ANNEX A
NOTICE OF CONVERSION
(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SERIES A
NON-VOTING CONVERTIBLE PREFERRED SHARES)
The undersigned Holder hereby irrevocably elects to convert the number of Series A Non-Voting Preferred Shares indicated below, represented in book-entry form, into Ordinary Shares, par value $0.001 per share (the “Ordinary Shares”), of Crescent Biopharma, Inc., an exempted company incorporated in the Cayman Islands with limited liability (the “Company”), on the date written below. If securities are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. Capitalized terms utilized but not defined herein shall have the meaning ascribed to such terms in that certain Certificate of Designation of Preferences, Rights and Limitations of Series A Non-Voting Convertible Preferred Shares (the “Certificate of Designation”) or the amended and restated memorandum and articles of association of the Company, adopted by special resolution passed on [   ] 2025 (as amended from time to time, the “Articles”).
On the date hereof, the number of Ordinary Shares beneficially owned by the undersigned Holder (together with such Holder’s Attribution Parties), including the number of Ordinary Shares issuable upon conversion of the Series A Non-Voting Preferred Shares subject to this Notice of Conversion, but excluding the number of Ordinary Shares which are issuable upon (A) conversion of the remaining, unconverted Series A Non-Voting Preferred Shares beneficially owned by such Holder or any of its Attribution Parties, and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company (including any warrants) beneficially owned by such Holder or any of its Attribution Parties that are subject to a limitation on conversion or exercise similar to the limitation contained in Section 6.3 of the Certificate of Designation, is            . For purposes hereof, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the applicable regulations of the Commission. In addition, for purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and the applicable regulations of the Commission.
CONVERSION CALCULATIONS:
Date to Effect Conversion:
Number of Series A Non-Voting Preferred Shares owned prior to Conversion:
Number of Series A Non-Voting Preferred Shares to be Converted:
Number of Ordinary Shares to be Issued:
Address for delivery of physical certificates:
For DWAC Delivery, please provide the following:
Broker No.:
Account No.:

[HOLDER]
By:

Name:

Title:

Annex N
CRESCENT BIOPHARMA, INC.
2025 STOCK INCENTIVE PLAN

1.
Purpose

The purpose of this Crescent Biopharma, Inc. 2025 Stock Incentive Plan (the “Plan”) is to promote and closely align the interests of employees, officers, non-employee directors and other individual service providers of Crescent Biopharma, Inc. and its stockholders by providing stock-based compensation and other performance-based compensation. The objectives of the Plan are to attract and retain the best available employees, officers, non-employee directors and other individual service providers for positions of substantial responsibility and to motivate Participants to optimize the profitability and growth of the Company through incentives that are consistent with the Company’s goals and that link the personal interests of Participants to those of the Company’s stockholders. The Plan provides for the grant of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units and Other Stock-Based Awards and for Incentive Bonuses, which may be paid in cash, Common Stock or a combination thereof, as determined by the Committee.

2.
Definitions

As used in the Plan, the following terms shall have the meanings set forth below:
(a)   “Act” means the Securities Exchange Act of 1934, as amended.
(b)   “Affiliate” means any entity in which the Company has a substantial direct or indirect equity interest, as determined by the Committee from time to time.
(c)   “Award” means an Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Other Stock-Based Award or Incentive Bonus, or any combination of these, granted to a Participant pursuant to the provisions of the Plan, any of which may be subject to performance conditions.
(d)   “Award Agreement” means a written or electronic agreement or other instrument as may be approved from time to time by the Committee and designated as such implementing the grant of each Award. An Award Agreement may be in the form of an agreement to be executed by both the Participant and the Company (or an authorized representative of the Company) or certificates, notices or similar instruments as approved by the Committee and designated as such.
(e)   “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Act.
(f)   “Board” means the Board of Directors of the Company.
(g)   “Cause” has the meaning set forth in the written employment, offer, services or severance agreement or letter between the Participant and the Company or an Affiliate, or in any severance plan in which the Participant participates, or if there is no such agreement or plan or no such term is defined in such agreement or plan, means a Participant’s (i) dishonest statements or acts with respect to the Company or any Affiliate, or any current or prospective customers, suppliers, vendors or other third parties with which such entity does business that results in or is reasonably anticipated to result in material harm to the Company; (ii) conviction or plea of guilty or no contest to: (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) failure to perform in all material respects the Participant’s assigned duties and responsibilities; (iv) gross negligence, willful misconduct that results in or is reasonably anticipated to result in material harm to the Company; (v) violation of any material provision of any agreement(s) between the Participant and the Company; or (vi) material violation of any written Company policies.
(h)   “Change in Control” means, except as otherwise provided in an Award Agreement, the occurrence of any one of the following events following the Effective Date (and for the avoidance of doubt shall exclude the transactions contemplated by the Merger Agreement):

(i)   any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including the securities beneficially owned by such Person or any securities acquired directly from the Company or its Affiliates) representing 50% or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in Section 2(h)(iii)(A) below;
(ii)   the following individuals cease for any reason to constitute a majority of the number of directors then serving: (A) individuals who, on the Effective Date (as defined below), constitute the Board and (B) any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least a majority of the directors then still in office who were either directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended;
(iii)   there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other entity, other than (A) a merger or consolidation which would result in the holders of the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 50% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation;
(iv)   the implementation of a plan of complete liquidation or dissolution of the Company; or
(v)   there is consummated a sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which is owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.
(i)   “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rulings and regulations issued thereunder.
(j)   “Committee” means the Compensation Committee of the Board (or any successor committee) or such other committee as designated by the Board to administer the Plan under Section 6.
(k)   “Common Stock” means the common stock of the Company, $0.0001 par value per share, or such other class or kind of shares or other securities as may be applicable under Section 16.
(l)   “Company” means Crescent Biopharma, Inc., a Cayman Islands exempted company, and except as utilized in the definition of Change in Control, any successor corporation.
(m)   “Disability” has the meaning set forth in a written employment, offer, services or severance agreement or letter between the Participant and the Company or an Affiliate, or in any severance plan in which the Participant participates, or if there is no such agreement or plan or no such term is defined in such agreement or plan, means the inability of the Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment. A determination of Disability shall be made by the Committee on the basis of such medical evidence as the Committee deems warranted under the circumstances, and in this respect, Participants shall submit to an examination by a physician upon request by the Committee.
(n)   “Dividend Equivalent” means an amount payable in cash or Common Stock, as determined by the Committee, equal to the dividends that would have been paid to the Participant if the share of Common Stock with respect to which the Dividend Equivalent relates had been owned by the Participant.
(o)   “Effective Date” means the date on which the Plan takes effect, as defined pursuant to Section 4.

(p)   “Eligible Person” any current or prospective employee, officer, non-employee director or other individual service provider of the Company or any Subsidiary; provided, however, that Incentive Stock Options may only be granted to employees of the Company or any of its “subsidiary corporations” within the meaning of Section 424 of the Code.
(q)   “Fair Market Value” means as of any date, the value of the Common Stock determined as follows: (i) if the Common Stock is listed on any established stock exchange, system or market, its Fair Market Value shall be the closing price of a share of Common Stock as quoted on such exchange, system or market as reported in the Wall Street Journal or such other source as the Committee deems reliable (or, if no sale of Common Stock is reported for such date, on the next preceding date on which any sale shall have been reported); and (ii) in the absence of an established market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Committee by the reasonable application of a reasonable valuation method, taking into account factors consistent with Treas. Reg. § 409A-1(b)(5)(iv)(B) as the Committee deems appropriate.
(r)   “Incentive Bonus” means a bonus opportunity awarded under Section 12 pursuant to which a Participant may become entitled to receive an amount based on satisfaction of such performance criteria established for a specified performance period as specified in the Award Agreement.
(s)   “Incentive Stock Option” means an Option that is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.
(t)   “Merger Agreement” means that certain Agreement and Plan of Merger and Reorganization dated as of October 28, 2024 by and among the Company, Gemini Merger Sub Corp., Gemini Merger Sub II, LLC, and Crescent Biopharma, Inc.
(u)   “Nonqualified Stock Option” means an Option that is not intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.
(v)   “Option” means a right to purchase a number of shares of Common Stock at such exercise price, at such times and on such other terms and conditions as are specified in or determined pursuant to an Award Agreement. Options granted pursuant to the Plan may be Incentive Stock Options or Nonqualified Stock Options.
(w)   “Other Stock-Based Award” means an Award granted to an Eligible Person under Section 11.
(x)   “Outstanding Common Stock” means the sum of (i) the shares of Common Stock outstanding, (ii) the shares of Common Stock underlying unexercised pre-funded warrants, and (iii) the shares of Common Stock underlying the Company’s preferred stock, par value $0.0001 (determined on an as-converted basis without regard to any limitations on such conversion).
(y)   “Participant” means any Eligible Person to whom Awards have been granted from time to time by the Committee and any authorized transferee of such individual.
(z)   “Person” shall have the meaning given in Section 3(a)(9) of the Act, as modified and used in Sections 14(d) and 15(d) thereof, except that such term shall not include (i) the Company or any of its Affiliates, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.
(aa)   “Restricted Stock” means an Award or issuance of Common Stock the grant, issuance, vesting and/or transferability of which is subject during specified periods of time to such conditions (including continued employment or engagement or performance conditions) and terms as the Committee deems appropriate.
(bb)   “Restricted Stock Unit” means an Award denominated in units of Common Stock under which the issuance of shares of such Common Stock (or cash payment in lieu thereof) is subject to such conditions (including continued employment or engagement or performance conditions) and terms as the Committee deems appropriate.

(cc)   “Separation from Service” or “Separates from Service” means a Termination of Employment that constitutes a “separation from service” within the meaning of Section 409A of the Code.
(dd)   “Stock Appreciation Right” or “SAR” means a right granted that entitles the Participant to receive, in cash or Common Stock or a combination thereof, as determined by the Committee, value equal to the excess of (i) the Fair Market Value of a specified number of shares of Common Stock at the time of exercise over (ii) the exercise price of the right, as established by the Committee on the date of grant.
(ee)   “Subsidiary” means any business association (including a corporation or a partnership, other than the Company) in an unbroken chain of such associations beginning with the Company if each of the associations other than the last association in the unbroken chain owns equity interests (including stock or partnership interests) possessing 50% or more of the total combined voting power of all classes of equity interests in one of the other associations in such chain.
(ff)   “Substitute Awards” means Awards granted or Common Stock issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.
(gg)   “Termination of Employment” means ceasing to serve as an employee of the Company and its Subsidiaries or, with respect to a non-employee director or other service provider, ceasing to serve as such for the Company and its Subsidiaries, except that with respect to all or any Awards held by a Participant (i) the Committee may determine that a leave of absence (including as a result of a Participant’s short-term or long-term disability or other medical leave) or employment on a less than full-time basis is considered a “Termination of Employment,” (ii) the Committee may determine that a transition from employment to service with a partnership, joint venture or corporation not meeting the requirements of a Subsidiary in which the Company or a Subsidiary is a party is not considered a “Termination of Employment,” (iii) service as a member of the Board shall constitute continued service with respect to Awards granted to a Participant while he or she served as an employee, (iv) service as an employee of the Company or a Subsidiary shall constitute continued employment with respect to Awards granted to a Participant while he or she served as a member of the Board or other service provider, and (v) the Committee may determine that a transition from employment with the Company or a Subsidiary to service to the Company or a Subsidiary other than as an employee shall constitute a “Termination of Employment”. The Committee shall determine whether any corporate transaction, such as a sale or spin-off of a division or Subsidiary that employs or engages a Participant, shall be deemed to result in a Termination of Employment with the Company and its Subsidiaries for purposes of any affected Participant’s Awards, and the Committee’s decision shall be final and binding.

3.
Eligibility

Any Eligible Person is eligible for selection by the Committee to receive an Award.

4.
Effective Date and Termination of Plan

This Plan became effective on the Closing Date (as defined in the Merger Agreement) (the “Effective Date”). The Plan shall remain available for the grant of Awards until May 11, 2035. Notwithstanding the foregoing, the Plan may be terminated at such earlier time as the Board may determine. Termination of the Plan will not affect the rights and obligations of the Participants and the Company arising under Awards theretofore granted.

5.
Shares Subject to the Plan and to Awards

(a)   Aggregate Limits.   The aggregate number of shares of Common Stock issuable under the Plan shall be equal to (i) 12% of the total number of shares of Outstanding Common Stock immediately following the closing of the transactions set forth in the Merger Agreement plus (ii) any shares of Common Stock added as a result of the following sentence (collectively, the “Share Pool”). The Share Pool will automatically increase on January 1 of each year beginning in 2026 and ending with a final increase on January 1, 2035 in an amount equal to 5% of the Outstanding Common Stock on the preceding December 31; provided, however, that the Committee may provide that there will be no January 1 increase in the Share Pool for any such year or that the increase in the Share Pool for any such year will be a smaller number of shares of Common Stock than would otherwise occur pursuant to this sentence. The aggregate number of shares of Common Stock available for grant under this Plan and the number of shares of Common Stock subject to Awards outstanding at the time of any event described in Section 16 shall be subject to adjustment as provided in Section 16. The shares of Common Stock issued under this Plan may be shares that are authorized and unissued or shares that were reacquired by the Company, including shares purchased in the open market or in private transactions.
(b)   Issuance of Shares.   For purposes of Section 5(a), the aggregate number of shares of Common Stock issued under this Plan at any time shall equal only the number of shares of Common Stock actually issued upon exercise or settlement of an Award. Shares of Common Stock subject to Awards that have been canceled, expired, forfeited or otherwise not issued under an Award and shares of Common Stock subject to Awards settled in cash shall not count as shares of Common Stock issued under this Plan. The aggregate number of shares available for issuance under this Plan at any time shall not be reduced by (i) shares subject to Awards that have been terminated, expired unexercised, forfeited or settled in cash, (ii) shares subject to Awards that have been retained or withheld by the Company in payment or satisfaction of the exercise price, purchase price or tax withholding obligation of an Award, or (iii) shares subject to Awards that otherwise do not result in the issuance of shares in connection with payment or settlement thereof. In addition, shares that have been delivered (either actually or by attestation) to the Company in payment or satisfaction of the exercise price, purchase price or tax withholding obligation of an Award shall be available for issuance under this Plan.
(c)   Substitute Awards.   Substitute Awards shall not reduce the shares of Common Stock authorized for issuance under the Plan or authorized for grant to a Participant in any calendar year. Additionally, in the event that a company acquired by the Company or any Subsidiary, or with which the Company or any Subsidiary combines, has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the shares of Common Stock authorized for issuance under the Plan; provided, however, that Awards using such available shares (i) shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, (ii) shall only be made to individuals who were not employees or service providers of the Company or its Affiliates at the time of such acquisition or combination, and (iii) shall comply with the requirements of any stock exchange or market or quotation system on which the Common Stock is traded, listed or quoted.
(d)   Tax Code Limits.   The aggregate number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options granted under this Plan shall be equal to 25,000,000, which number shall be calculated and adjusted pursuant to Section 16 only to the extent that such calculation or adjustment will not affect the status of any Option intended to qualify as an Incentive Stock Option under Section 422 of the Code.
(e)   Limits on Non-Employee Director Compensation.   The aggregate dollar value of equity-based (based on the grant date Fair Market Value of equity-based Awards) and cash compensation granted under this Plan or otherwise to any non-employee director for service on the Board shall not exceed $1,000,000 during any calendar year.

6.
Administration of the Plan

(a)   Administrator of the Plan.   The Plan shall be administered by the Committee. The Board shall fill vacancies on, and from time to time may remove or add members to, the Committee. The Committee shall act pursuant to a majority vote or unanimous written consent. Any power of the Committee may also be exercised by the Board, except to the extent that the grant or exercise of such authority would cause any Award or transaction to become subject to (or lose an exemption under) the short-swing profit recovery provisions of Section 16 of the Act. To the extent that any permitted action taken by the Board conflicts with action taken by the Committee, the Board action shall control. To the maximum extent permissible under applicable law, the Committee (or any successor) may by resolution delegate any or all of its authority to one or more subcommittees composed of one or more directors and/or officers of the Company, and any such subcommittee shall be treated as the Committee for all purposes under this Plan. Notwithstanding the foregoing, if the Board or the Committee (or any successor) delegates to a subcommittee comprised of one or more officers of the Company the authority to grant Awards, no such subcommittee shall designate any officer serving thereon or any officer (within the meaning of Section 16 of the Act) or non-employee director of the Company as a recipient of any Awards granted under such delegated authority. The Committee hereby delegates to and designates the most senior officer in the Finance Department of the Company of the Company (or such other officer with similar authority), and to his or her delegates or designees, the authority to assist the Committee in the day-to-day administration of the Plan and of Awards granted under the Plan, including those powers set forth in Section 6(b)(v) through (xi) and to execute Award Agreements or other documents entered into under this Plan on behalf of the Committee or the Company. The Committee may further designate and delegate to one or more additional officers or employees of the Company or any Subsidiary, and/or one or more agents, authority to assist the Committee in any or all aspects of the day-to-day administration of the Plan and/or of Awards granted under the Plan.
(b)   Powers of Committee.   Subject to the express provisions of this Plan, the Committee shall be authorized and empowered to do all things that it determines to be necessary or appropriate in connection with the administration of this Plan, including:
(i)   to prescribe, amend and rescind rules and regulations relating to this Plan and to define terms not otherwise defined herein;
(ii)   to determine which Persons are Eligible Persons, to which of such Eligible Persons, if any, Awards shall be granted hereunder and the timing of any such Awards;
(iii)   to prescribe and amend the terms of the Award Agreements, to grant Awards and determine the terms and conditions thereof;
(iv)   to reduce the exercise price of a previously awarded Option or Stock Appreciation Right or cancel and re-grant or exchange such Option or Stock Appreciation Right for cash or a new Award with a lower (or no) exercise price, with any such determination made by the Committee in its sole discretion, in each case, without stockholder approval;
(v)   to adopt such procedures and sub-plans as are necessary or appropriate (A) to permit or facilitate participation in this Plan by Eligible Persons who are not citizens of, or subject to taxation by, the United States or who are employed outside the United States or (B) to allow Awards to qualify for special tax treatment in a jurisdiction other than the United States; provided, however, that Board approval will not be necessary for immaterial modifications to this Plan or any Award Agreement that are required for compliance with the laws of the relevant jurisdiction;
(vi)   to establish and verify the extent of satisfaction of any performance goals or other conditions applicable to the grant, issuance, retention, vesting, exercisability or settlement of any Award;
(vii)   to prescribe and amend the terms of or form of any document or notice required to be delivered to the Company by Participants under this Plan;
(viii)   to determine the extent to which adjustments are required pursuant to Section 16;
(ix)   to interpret and construe this Plan, any rules and regulations under this Plan and the terms and conditions of any Award granted hereunder, and to make exceptions to any such provisions if the Committee, in good faith, determines that it is appropriate to do so;
(x)   to approve corrections in the documentation or administration of any Award; and
(xi)   to make all other determinations deemed necessary or advisable for the administration of this Plan.

Notwithstanding anything in this Plan to the contrary, with respect to any Award that is “deferred compensation” under Section 409A of the Code, the Committee shall exercise its discretion in a manner that causes such Awards to be compliant with or exempt from the requirements of Section 409A of the Code. Without limiting the foregoing, unless expressly agreed to in writing by the Participant holding such Award, the Committee shall not take any action with respect to any Award which constitutes (x) a modification of a stock right within the meaning of Treas. Reg. § 1.409A-1(b)(5)(v)(B) so as to constitute the grant of a new stock right, (y) an extension of a stock right, including the addition of a feature for the deferral of compensation within the meaning of Treas. Reg. § 1.409A-1 (b)(5)(v)(C), or (z) an impermissible acceleration of a payment date or a subsequent deferral of a stock right subject to Section 409A of the Code within the meaning of Treas. Reg. § 1.409A-1(b)(5)(v)(E).
The Committee may, in its sole and absolute discretion, without amendment to the Plan but subject to the limitations otherwise set forth in Section 20, waive or amend the operation of Plan provisions respecting exercise after Termination of Employment. The Committee or any member thereof may, in its sole and absolute discretion, except as otherwise provided in Section 20, waive, settle or adjust any of the terms of any Award so as to avoid unanticipated consequences or address unanticipated events (including any temporary closure of an applicable stock exchange, disruption of communications or natural catastrophe).
(c)   Determinations by the Committee.   All decisions, determinations and interpretations by the Committee regarding the Plan, any rules and regulations under the Plan, and the terms and conditions of, or operation of, any Award granted hereunder, shall be final and binding on all Participants, beneficiaries, heirs, assigns or other persons holding or claiming rights under the Plan or any Award. The Committee shall consider such factors as it deems relevant, in its sole and absolute discretion, to making such decisions, determinations and interpretations, including the recommendations or advice of any officer or other employee of the Company and such attorneys, consultants and accountants as it may select. Members of the Board and members of the Committee acting under the Plan shall be fully protected in relying in good faith upon the advice of counsel and shall incur no liability except for as a result of gross negligence or willful misconduct in the performance of their duties.
(d)   Subsidiary Awards.   In the case of a grant of an Award to any Participant employed by a Subsidiary, such grant may, if the Committee so directs, be implemented by the Company issuing any subject shares of Common Stock to the Subsidiary, for such lawful consideration as the Committee may determine, upon the condition or understanding that the Subsidiary will transfer the shares of Common Stock to the Participant in accordance with the terms of the Award specified by the Committee pursuant to the provisions of the Plan. Notwithstanding any other provision hereof, such Award may be issued by and in the name of the Subsidiary and shall be deemed granted on such date as the Committee shall determine.

7.
Plan Awards

(a)   Terms Set Forth in Award Agreement.   Awards may be granted to Eligible Persons as determined by the Committee at any time and from time to time prior to the termination of the Plan. The terms and conditions of each Award shall be set forth in an Award Agreement in a form approved by the Committee for such Award, subject to and incorporating by reference or otherwise the applicable terms and conditions of the Plan, which Award Agreement may contain such terms and conditions as specified from time to time by the Committee, provided such other terms and conditions do not conflict with the Plan. The Award Agreement for any Award (other than Restricted Stock Awards) shall include the time or times at or within which and the consideration, if any, for which any shares of Common Stock or cash, as applicable, may be acquired from the Company. The terms of Awards may vary among Participants, and the Plan does not impose upon the Committee any requirement to make Awards subject to uniform terms. Accordingly, the terms of individual Award Agreements may vary.
(b)   Termination of Employment.   Subject to the express provisions of the Plan, the Committee shall specify before, at, or after the time of grant of an Award the provisions governing the effect(s) upon an Award of a Participant’s Termination of Employment.
(c)   Rights of a Stockholder.   A Participant shall have no rights as a stockholder with respect to shares of Common Stock covered by an Award (including voting rights) until the date the Participant becomes the holder of record of such shares of Common Stock. No adjustment shall be made for dividends or other rights for which the record date is prior to such date, except as provided in Sections 10(b), 11(b) or 16 of this Plan or as otherwise provided by the Committee.
(d)   No Fractional Shares.   No fractional shares of Common Stock shall be issued pursuant to an Award or in settlement thereof.

8.
Options

(a)   Grant, Term and Price.   The grant, issuance, retention, vesting and/or settlement of any Option shall occur at such time and be subject to such terms and conditions as determined by the Committee or under criteria established by the Committee, which may include conditions based on continued employment or engagement, passage of time, attainment of age and/or service requirements, and/or satisfaction of performance conditions. The term of an Option shall in no event be greater than 10 years; provided, however, the term of an Option (other than an Incentive Stock Option) shall be automatically extended if, at the time of its scheduled expiration, the Participant holding such Option is prohibited by law or the Company’s insider trading policy from exercising the Option, which extension shall expire on the 30th day following the date such prohibition no longer applies. The Committee will establish the price at which Common Stock may be purchased upon exercise of an Option, which in no event will be less than the Fair Market Value of such shares on the date of grant; provided, however, that the exercise price per share of Common Stock with respect to an Option that is granted as a Substitute Award may be less than the Fair Market Value of the shares of Common Stock on the date such Option is granted if such exercise price is based on a formula set forth in the terms of the options held by such optionees or in the terms of the agreement providing for such merger or other acquisition that satisfies the requirements of (i) Section 409A of the Code, if such options held by such optionees are not intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code, and (ii) Section 424(a) of the Code, if such options held by such optionees are intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code. The exercise price of any Option may be paid in cash to the Company or such other method as determined by the Committee, including an irrevocable commitment by a broker to pay over such amount from a sale of the shares of Common Stock issuable under an Option, the delivery of previously owned shares of Common Stock or withholding of shares of Common Stock otherwise deliverable upon exercise.
(b)   No Reload Grants.   Options shall not be granted under the Plan in consideration for, and shall not be conditioned upon the delivery of, shares of Common Stock to the Company in payment of the exercise price and/or tax withholding obligation under any other employee stock option.
(c)   Incentive Stock Options.   Notwithstanding anything to the contrary in this Section 8, in the case of the grant of an Incentive Stock Option, if the Participant owns stock possessing more than 10% of the combined voting power of all classes of stock of the Company, the exercise price of such Option must be at least 110% of the Fair Market Value of the shares of Common Stock on the date of grant and the Option must expire within a period of not more than five years from the date of grant. Notwithstanding anything in this Section 8 to the contrary, Options designated as Incentive Stock Options shall not be eligible for treatment under the Code as Incentive Stock Options (and will be deemed to be Nonqualified Stock Options) to the extent that either (i) the aggregate Fair Market Value of shares of Common Stock (determined as of the time of grant) with respect to which such Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Subsidiary) exceeds $100,000, taking Options into account in the order in which they were granted, or (ii) such Options otherwise remain exercisable but are not exercised within three months (or such other period of time provided in Section 422 of the Code) of separation of service (as determined in accordance with Section 3401(c) of the Code and the regulations promulgated thereunder).
(d)   No Stockholder Rights.   Participants shall have no voting rights and will have no rights to receive dividends or Dividend Equivalents in respect of an Option or any shares of Common Stock subject to an Option until the Participant has become the holder of record of such shares.

9.
Stock Appreciation Rights

(a)   General Terms.   The grant, issuance, retention, vesting and/or settlement of any Stock Appreciation Right shall occur at such time and be subject to such terms and conditions as determined by the Committee or under criteria established by the Committee, which may include conditions based on continued employment or engagement, passage of time, attainment of age and/or service requirements, and/or satisfaction of performance conditions. The term of a Stock Appreciation Right shall in no event be greater than 10 years; provided, however, the term of a Stock Appreciation Right shall be automatically extended if, at the time of its scheduled expiration, the Participant holding such Stock Appreciation Right is prohibited by law or the Company’s insider trading policy from exercising the Stock Appreciation Right which extension shall expire on the 30th day following the date such prohibition no longer applies. Stock Appreciation Rights may be granted to Participants from time to time either in tandem with or as a component of Options granted under the Plan (“tandem SARs”) or not in conjunction with other Awards (“freestanding SARs”). Upon exercise of a tandem SAR as to some or all of the shares covered by the grant, the related Option shall be canceled automatically to the extent of the number of shares covered by such exercise. Conversely, if the related Option is exercised as to some or all of the shares covered by the grant, the related tandem SAR, if any, shall be canceled automatically to the extent of the number of shares covered by the Option exercise. Any Stock Appreciation Right granted in tandem with an Option may be granted at the same time such Option is granted or at any time thereafter before exercise or expiration of such Option, provided that the Fair Market Value of Common Stock on the date of the SAR’s grant is not greater than the exercise price of the related Option. All freestanding SARs shall be granted subject to the same terms and conditions applicable to Options as set forth in Section 8 and all tandem SARs shall have the same exercise price as the Option to which they relate. Subject to the provisions of Section 8 and the immediately preceding sentence, the Committee may impose such other conditions or restrictions on any Stock Appreciation Right as it shall deem appropriate. Stock Appreciation Rights may be settled in Common Stock, cash, Restricted Stock or a combination thereof, as determined by the Committee and set forth in the applicable Award Agreement.
(b)   No Stockholder Rights.   Participants shall have no voting rights and will have no rights to receive dividends or Dividend Equivalents in respect of an Award of Stock Appreciation Rights or any shares of Common Stock subject to an Award of Stock Appreciation Rights until the Participant has become the holder of record of such shares.

10.
Restricted Stock and Restricted Stock Units

(a)   Vesting and Performance Criteria.   The grant, issuance, vesting and/or settlement of any Award of Restricted Stock or Restricted Stock Units shall occur at such time and be subject to such terms and conditions as determined by the Committee or under criteria established by the Committee, which may include conditions based on continued employment or engagement, passage of time, attainment of age and/or service requirements, and/or satisfaction of performance conditions. In addition, the Committee shall have the right to grant Restricted Stock or Restricted Stock Unit Awards as the form of payment for grants or rights earned or due under other stockholder-approved compensation plans or arrangements of the Company.
(b)   Dividends and Distributions.   Participants in whose name Restricted Stock is granted shall be entitled to receive all dividends and other distributions paid with respect to those shares of Common Stock, unless determined otherwise by the Committee. The Committee will determine whether any such dividends or distributions will be automatically reinvested in additional shares of Restricted Stock and/or subject to the same restrictions on transferability as the Restricted Stock with respect to which they were distributed or whether such dividends or distributions will be paid in cash. Shares underlying Restricted Stock Units shall be entitled to dividends or distributions only to the extent provided by the Committee.

11.
Other Stock-Based Awards

(a)   General Terms.   The Committee is authorized, subject to limitations under applicable law, to grant to Eligible Persons such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Common Stock, as deemed by the Committee to be consistent with the purposes of the Plan. The Committee shall determine the terms and conditions of such Other Stock-Based Awards. Common Stock delivered pursuant to an Other Stock-Based Award in the nature of a purchase right granted under this Section 11 shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including cash, Common Stock, other Awards, or other property, as the Committee shall determine.
(b)   Dividends and Distributions.   Shares underlying Other Stock-Based Awards shall be entitled to dividends or distributions only to the extent provided by the Committee.

12.
Incentive Bonuses

(a)   Vesting Criteria.   The Committee shall establish the vesting conditions applicable to an Incentive Bonus, including any performance criteria and level of achievement versus such criteria that may determine the amount payable under an Incentive Bonus, which may include a target, threshold and/or maximum amount payable and any formula for determining such achievement.
(b)   Timing and Form of Payment.   The Committee shall determine the timing of payment of any Incentive Bonus. Payment of the amount due under an Incentive Bonus may be made in cash or in Common Stock, as determined by the Committee.
(c)   Discretionary Adjustments.   Notwithstanding satisfaction of any performance goals, the amount paid under an Incentive Bonus on may be adjusted by the Committee on the basis of such further considerations as the Committee shall determine.

13.
Performance Awards

The Committee may establish performance criteria and level of achievement versus such criteria that shall determine the number of shares of Common Stock, Restricted Stock Units, Other Stock-Based Awards or cash to be granted, retained, vested, issued or issuable under or in settlement of or the amount payable pursuant to an Award (any such Award, a “Performance Award”). A Performance Award may be identified as “Performance Share,” “Performance Equity,” “Performance Unit” or other such term as chosen by the Committee.

14.
Deferral of Payment

The Committee may, in an Award Agreement or otherwise, provide for the deferred delivery of Common Stock or cash upon settlement, vesting or other events with respect to Restricted Stock Units, Other Stock-Based Awards or in payment or satisfaction of an Incentive Bonus. Notwithstanding anything herein to the contrary, in no event will any election to defer the delivery of Common Stock or any other payment with respect to any Award be allowed if the Committee determines, in its sole discretion, that the deferral would result in the imposition of the additional tax under Section 409A(a)(1)(B) of the Code. No Award shall provide for deferral of compensation that does not comply with Section 409A of the Code. The Company, any Subsidiary or Affiliate which is in existence or hereafter comes into existence, the Board and the Committee shall have no liability to a Participant, or any other party, if an Award that is intended to be exempt from, or compliant with, Section 409A of the Code is not so exempt or compliant or for any action taken by the Board or the Committee in respect thereof.

15.
Conditions and Restrictions Upon Securities Subject to Awards

The Committee may provide that the Common Stock issued upon exercise of an Option or Stock Appreciation Right or otherwise subject to or issued under an Award shall be subject to such further agreements, restrictions, conditions or limitations as the Committee in its discretion may specify prior to the exercise of such Option or Stock Appreciation Right or the grant, vesting or settlement of such Award, including conditions on vesting or transferability, forfeiture or repurchase provisions and method of payment for the Common Stock issued upon exercise, vesting or settlement of such Award (including the actual or constructive surrender of Common Stock already owned by the Participant) or payment of taxes arising in connection with an Award. Without limiting the foregoing, such restrictions may address the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any shares of Common Stock issued under an Award, including (a) restrictions under an insider trading policy or pursuant to applicable law, (b) restrictions designed to delay and/or coordinate the timing and manner of sales by the Participant and holders of other Company equity compensation arrangements, (c) restrictions as to the use of a specified brokerage firm for such resales or other transfers and (d) provisions requiring Common Stock be sold on the open market or to the Company in order to satisfy tax withholding or other obligations.

16.
Adjustment of and Changes in the Stock

(a)   The number and kind of shares of Common Stock available for issuance under this Plan (including under any Awards then outstanding), and the number and kind of shares of Common Stock subject to the limits set forth in Section 5, shall be equitably adjusted by the Committee to reflect any reorganization, reclassification, combination of shares, stock split, reverse stock split, spin-off, dividend or distribution of securities, property or cash (other than regular, quarterly cash dividends), or any other event or transaction that affects the number or kind of shares of Outstanding Common Stock. Such adjustment may be designed to comply with Section 424 of the Code or may be designed to treat the shares of Common Stock available under the Plan and subject to Awards as if they were all outstanding on the record date for such event or transaction or to increase the number of such shares of Common Stock to reflect a deemed reinvestment in shares of Common Stock of the amount distributed to the Company’s securityholders. The terms of any outstanding Award shall also be equitably adjusted by the Committee as to price, number or kind of shares of Common Stock subject to such Award, vesting, performance criteria, and other terms to reflect the foregoing events, which adjustments need not be uniform as between different Awards or different types of Awards. No fractional shares of Common Stock shall be issued or issuable pursuant to such an adjustment.
(b)   In the event there shall be any other change in the number or kind of outstanding shares of Common Stock, or any stock or other securities into which such Common Stock shall have been changed, or for which it shall have been exchanged, by reason of a Change in Control, other merger, consolidation or otherwise, then the Committee shall determine the appropriate and equitable adjustment to be effected, which adjustments need not be uniform between different Awards or different types of Awards. In addition, in the event of such change described in this paragraph, the Committee may accelerate the time or times at which any Award may be exercised, consistent with and as otherwise permitted under Section 409A of the Code, and may provide for cancellation of such accelerated Awards that are not exercised within a time prescribed by the Committee in its sole discretion.
(c)   In the event of a Change in Control, the Committee, acting in its sole discretion without the consent or approval of any Participant, may take one or more of the following actions, which may vary among individual Participants and/or among Awards held by any individual Participant: (i) arrange for the assumption of an outstanding Award by the successor or acquiring entity (if any) of such Change in Control (or by its parents, if any), which assumption will be binding on all selected Participants; provided that the exercise price and the number and nature of shares issuable upon exercise of any such Option or Stock Appreciation Right, or any Award that is subject to Section 409A of the Code, will be adjusted appropriately pursuant to Section 424(a) of the Code; (ii) provide for the issuance of substitute awards by the successor or acquiring entity (if any) of such Change in Control (or by its parents, if any) that will substantially preserve the otherwise applicable terms of the outstanding Award as determined by the Committee in its sole discretion; (iii) accelerate vesting or waive any forfeiture conditions; (iv) accelerate the time of exercisability of an Award so that such Award may be exercised in full or in part for a limited period of time on or before a date specified by the Committee, after which specified date all unexercised Awards and all rights of Participants thereunder shall terminate; or (v) make such other adjustments to Awards then outstanding as the Committee deems appropriate to reflect such Change in Control. Notwithstanding anything herein to the contrary, in the event of a Change in Control in which the acquiring or surviving company in the transaction does not assume or continue outstanding Awards or issue substitute awards upon the Change in Control, unless determined otherwise by the Committee, immediately prior to the Change in Control, all Awards that are not assumed, continued or substituted for shall be treated as follows effective immediately prior to the Change in Control: (A) in the case of an Option or Stock Appreciation Right, the Participant shall have the ability to exercise such Option or Stock Appreciation Right, including any portion of the Option or Stock Appreciation Right not previously exercisable, (B) in the case of any Award the vesting of which is in whole or in part subject to performance criteria or an Incentive Bonus, all conditions to the grant, issuance, retention, vesting or transferability of, or any other restrictions applicable to, such Award shall immediately lapse and the Participant shall have the right to receive a payment based on target level achievement or actual performance through a date determined by the Committee, and (C) in the case of outstanding Restricted Stock, Restricted Stock Units or Other Stock-Based Awards (other than those referenced in subsection (B)), all conditions to the grant, issuance, retention, vesting or transferability of, or any other restrictions applicable to, such Award shall immediately lapse. In no event shall any action be taken pursuant to this Section 16(c) that would change the payment or settlement date of an Award in a manner that would result in the imposition of any additional taxes or penalties pursuant to Section 409A of the Code.
(d)   Notwithstanding anything in this Section 16 to the contrary, in the event of a Change in Control, the Committee may provide for the cancellation and cash settlement of all outstanding Awards upon such Change in Control (including the cancellation for no consideration of any Option or Stock Appreciation Right with an exercise price that equals or exceeds the per share consideration in such transaction).
(e)   Notwithstanding anything in this Section 16 to the contrary, an adjustment to an Option or Stock Appreciation Right under this Section 16 shall be made in a manner that will not result in the grant of a new Option or Stock Appreciation Right under Section 409A of the Code.

17.
Transferability

Each Award may not be sold, transferred for value, pledged, assigned, or otherwise alienated or hypothecated by a Participant other than by will or the laws of descent and distribution, and each Option or Stock Appreciation Right shall be exercisable only by the Participant during his or her lifetime. Notwithstanding the foregoing, (a) outstanding Options may be exercised following the Participant’s death by the Participant’s beneficiaries or as permitted by the Committee and (b) as permitted by the Committee, a Participant may transfer or assign an Award as a gift to any “family member” (as such term is defined in the Registration Statement on Form S-8) (an “Assignee Entity”), provided that such Assignee Entity shall be entitled to exercise assigned Options and Stock Appreciation Rights only during the lifetime of the assigning Participant (or following the assigning Participant’s death, by the Participant’s beneficiaries or as otherwise permitted by the Committee) and provided further that such Assignee Entity shall not further sell, pledge, transfer, assign or otherwise alienate or hypothecate such Award.

18.
Compliance with Laws and Regulations

(a)   This Plan, the grant, issuance, vesting, exercise and settlement of Awards hereunder, and the obligation of the Company to sell, issue or deliver shares of Common Stock under such Awards, shall be subject to all applicable foreign, federal, state and local laws, rules and regulations, stock exchange rules and regulations, and to such approvals by any governmental or regulatory agency as may be required. The Company shall not be required to register in a Participant’s name or deliver Common Stock prior to the completion of any registration or qualification of such shares under any foreign, federal, state or local law or any ruling or regulation of any government body which the Committee shall determine to be necessary or advisable. To the extent the Company is unable to or the Committee deems it infeasible to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any shares of Common Stock hereunder, the Company and its Subsidiaries shall be relieved of any liability with respect to the failure to issue or sell such shares of Common Stock as to which such requisite authority shall not have been obtained. No Option shall be exercisable and no Common Stock shall be issued and/or transferable under any other Award unless a registration statement with respect to the Common Stock underlying such Option is effective and current or the Company has determined, in its sole and absolute discretion, that such registration is unnecessary.
(b)   In the event an Award is granted to or held by a Participant who is employed or providing services outside the United States, the Committee may, in its sole discretion, modify the provisions of the Plan or of such Award as they pertain to such individual to comply with applicable foreign law or to recognize differences in local law, currency or tax policy. The Committee may also impose conditions on the grant, issuance, exercise, vesting, settlement or retention of Awards in order to comply with such foreign law and/or to minimize the Company’s obligations with respect to tax equalization for Participants employed outside their home country.

19.
Withholding

To the extent required by applicable federal, state, local or foreign law, the Committee may, and/or a Participant shall, make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise with respect to any Award or the issuance or sale of any shares of Common Stock. The Company shall not be required to recognize any Participant rights under an Award, to issue shares of Common Stock or to recognize the disposition of such shares of Common Stock until such obligations are satisfied. To the extent permitted or required by the Committee, these obligations may or shall be satisfied by the Company withholding cash from any compensation otherwise payable to or for the benefit of a Participant, the Company withholding a portion of the shares of Common Stock that otherwise would be issued to a Participant under such Award or any other Award held by the Participant, or by the Participant tendering to the Company cash or, if allowed by the Committee, shares of Common Stock.

20.
Amendment of the Plan or Awards

The Board may amend, alter, suspend or terminate this Plan, and the Committee may amend or alter any Award Agreement or other document evidencing an Award made under this Plan; however, except as provided pursuant to the provisions of Section 16, no such amendment shall, without the approval of the stockholders of the Company:
(a)   increase the maximum number of shares of Common Stock for which Awards may be granted under this Plan;
(b)   extend the term of this Plan;
(c)   change the class of Persons eligible to be Participants; or
(d)   otherwise amend the Plan in any manner requiring stockholder approval by law or the rules of any stock exchange or market or quotation system on which the Common Stock is traded, listed or quoted.
No amendment or alteration to the Plan or an Award or Award Agreement shall be made which would materially impair the rights of the holder of an Award without such holder’s consent; provided, however, that no such consent shall be required if the Committee determines in its sole discretion and prior to the date of any Change in Control that such amendment or alteration either (i) is required or advisable in order for the Company, the Plan or the Award to satisfy any law or regulation or to meet the requirements of, or avoid adverse financial accounting consequences under, any accounting standard, or (ii) is not reasonably likely to significantly diminish the benefits provided under such Award, or that any such diminishment has been adequately compensated.

21.
No Liability of Company

The Company, any Subsidiary or Affiliate which is in existence or hereafter comes into existence, the Board, the Committee and any delegate thereof shall not be liable to a Participant or any other person as to: (a) the non-issuance or sale of shares of Common Stock as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any shares of Common Stock hereunder; and (b) any tax consequence expected, but not realized, by any Participant or other person due to the receipt, vesting, exercise or settlement of any Award granted hereunder.

22.
Non-Exclusivity of Plan

Neither the adoption of this Plan by the Board nor the submission of this Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or the Committee to adopt such other incentive arrangements as either may deem desirable, including the granting of equity awards otherwise than under this Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

23.
Governing Law

This Plan and any agreements or other documents hereunder shall be interpreted and construed in accordance with the laws of the Cayman Islands (without regard to its choice of law provisions) and applicable Federal law. Any reference in this Plan or in the agreement or other document evidencing any Awards to a provision of law or to a rule or regulation shall be deemed to include any successor law, rule or regulation of similar effect or applicability.

24.
No Right to Employment, Reelection or Continued Service

Nothing in this Plan or an Award Agreement shall interfere with or limit in any way the right of the Company, its Subsidiaries and/or its Affiliates to terminate any Participant’s employment, service on the Board or service at any time or for any reason not prohibited by law, nor shall this Plan or an Award itself confer upon any Participant any right to continue his or her employment or service for any specified period of time. Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company, any Subsidiary and/or its Affiliates. Subject to Sections 4 and 20, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Board without giving rise to any liability on the part of the Company, its Subsidiaries and/or its Affiliates.

25.
Specified Employee Delay

To the extent any payment under this Plan is considered deferred compensation subject to the restrictions contained in Section 409A of the Code, such payment may not be made to a specified employee (as determined in accordance with a uniform policy adopted by the Company with respect to all arrangements subject to Section 409A of the Code) upon Separation from Service before the date that is six months after the specified employee’s Separation from Service (or, if earlier, the specified employee’s death). Any payment that would otherwise be made during this period of delay shall be accumulated and paid on the sixth month plus one day following the specified employee’s Separation from Service (or, if earlier, as soon as administratively practicable after the specified employee’s death).

26.
No Liability of Committee Members

No member of the Committee shall be personally liable by reason of any contract or other instrument executed by such member or on his or her behalf in his or her capacity as a member of the Committee nor for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each member of the Committee and each other employee, officer or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim) arising out of any act or omission to act in connection with the Plan, unless arising out of such Person’s own fraud or willful bad faith; provided, however, that approval of the Board shall be required for the payment of any amount in settlement of a claim against any such Person. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such Persons may be entitled under the Company’s Certificate of Incorporation and Bylaws (as each may be amended from time to time), as a matter of law, pursuant to any individual agreement or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

27.
Severability

If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.

28.
Unfunded Plan

The Plan is intended to be an unfunded plan. Participants are and shall at all times be general creditors of the Company with respect to their Awards. If the Committee or the Company chooses to set aside funds in a trust or otherwise for the payment of Awards under the Plan, such funds shall at all times be subject to the claims of the creditors of the Company in the event of its bankruptcy or insolvency.

29.
Clawback/Recoupment

Awards granted under this Plan will be subject to recoupment in accordance with any clawback policy that the Company adopts or is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Rule 10D-1 under the Exchange Act or other applicable law. In addition, the Committee may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Committee determines necessary or appropriate, including a reacquisition right in respect of previously acquired shares of Common Stock or other cash or property upon the occurrence of misconduct. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or be deemed a “constructive termination” (or any similar term) as such terms are used in any agreement between any Participant and the Company.

30.
Beneficiary Designation

Participants may designate beneficiaries with respect to Awards under the Plan in accordance with the procedures determined by the Committee. In the absence of a beneficiary designation, a Participant’s estate will be the deemed beneficiary.

31.
Interpretation

Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference and shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof. Words in the masculine gender shall include the feminine gender, and where appropriate, the plural shall include the singular and the singular shall include the plural. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. References herein to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and not prohibited by the Plan.

Annex O
CRESCENT BIOPHARMA, INC.
2025 EMPLOYEE STOCK PURCHASE PLAN

1.
Purpose

The purpose of this Crescent Biopharma, Inc. 2025 Employee Stock Purchase Plan (the “Plan”) is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock through accumulated Contributions. The Company’s intention is to have the Plan qualify as an “employee stock purchase plan” under Section 423 of the Code. The provisions of the Plan, accordingly, will be construed to extend and limit Plan participation in a uniform and nondiscriminatory basis consistent with the requirements of Section 423 of the Code.

2.
Definitions.

As used in the Plan, the following terms shall have the meanings set forth below:
(a)   “Administrator” means the Compensation Committee of the Board (or any successor committee), or such other committee as designated by the Board to administer the Plan under Section 14.
(b)   “Applicable Laws” means the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted, and the applicable laws of any foreign country or jurisdiction where options are, or will be, granted under the Plan.
(c)   “Board” means the Board of Directors of the Company.
(d)   “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rulings and regulations issued thereunder.
(e)   “Common Stock” means the common stock of the Company, $0.0001 par value per share.
(f)   “Company” means Crescent Biopharma, Inc., a Cayman Islands exempted company, and any successor corporation.
(g)   “Compensation” means an Eligible Employee’s base salary or base hourly rate of pay before deduction for any salary deferral contributions made by the Eligible Employee to any tax-qualified or nonqualified deferred compensation plan, but excluding commissions, overtime, incentive compensation, bonuses and other forms of compensation. The Administrator, in its discretion, may, on a uniform and nondiscriminatory basis, establish a different definition of Compensation for an Offering Period.
(h)   “Contributions” means the payroll deductions and any other additional payments that the Administrator may permit to be made by a Participant to fund the exercise of options granted pursuant to the Plan, subject to Section 423 of the Code.
(i)   “Designated Subsidiary” means any Subsidiary that has been designated by the Administrator from time to time in its sole discretion as eligible to participate in the Plan. As of the date of adoption of the Plan, the Designated Subsidiaries consist exclusively of: Crescent Biopharma Operating Company, LLC.
(j)   “Effective Date” means the Closing Date (as defined in the Merger Agreement).
(k)   “Eligible Employee” means any person, including an officer, who is customarily employed by the Company or a Designated Subsidiary (i) for more than 20 hours per week and (ii) for more than five months in any calendar year. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company. Where the period of leave exceeds 90 days and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the 91st day of such leave. “Eligible Employee” shall not include any person who is a citizen or resident of a foreign jurisdiction if granting them an option under the Plan would violate the law of such jurisdiction, or if compliance with the laws of the jurisdiction would cause the Plan to violate Section 423 of the Code.
(l)   “Employer” means the Company and each Designated Subsidiary.
(m)   “Enrollment Date” means the first Trading Day of each Offering Period.
(n)   “Exchange Act” means the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.
(o)   “Exercise Date” means the last Trading Day of each Purchase Period.
(p)   “Fair Market Value” means as of any date, the value of the Common Stock determined as follows: (i) if the Common Stock is listed on any established stock exchange, system or market, its Fair Market Value shall be the closing price for the Common Stock as quoted on such exchange, system or market as reported in the Wall Street Journal or such other source as the Administrator deems reliable (or, if no sale of Common Stock is reported for such date, on the next preceding date on which any sale shall have been reported); and (ii) in the absence of an established market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Administrator.
(q)   “Merger Agreement” means that certain Agreement and Plan of Merger and Reorganization dated as of October 28, 2024 by and among the Company, Gemini Merger Sub Corp., Gemini Merger Sub II, LLC, and Crescent Biopharma, Inc.
(r)   “New Exercise Date” means a new Exercise Date if the Administrator shortens any Offering Period then in progress.
(s)   “Offering” means an offer under the Plan of an option that may be exercised during an Offering Period as further described in Section 4. For purposes of the Plan, the Administrator may designate separate Offerings under the Plan (the terms of which need not be identical) in which Eligible Employees of one or more Employers will participate, even if the dates of the applicable Offering Periods of each such Offering are identical and the provisions of the Plan will separately apply to each Offering. To the extent permitted by Treasury Regulation Section 1.423-2(a)(1), the terms of each Offering need not be identical; provided, however, that the terms of the Plan and an Offering together satisfy Treasury Regulation Sections 1.423-2(a)(2) and (a)(3).
(t)   “Offering Periods” means the periods established by the Administrator (not to exceed 27 months) during which an option granted pursuant to the Plan may be exercised. The duration and timing of Offering Periods may be changed pursuant to Sections 4, 18, and 19.
(u)   “Outstanding Common Stock” means the sum of (i) the shares of Common Stock outstanding, (ii) the shares of Common Stock underlying unexercised pre-funded warrants, and (iii) the shares of Common Stock underlying the Company’s preferred stock, par value $0.0001 per share.
(v)   “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.
(w)   “Participant” means an Eligible Employee who elects to participate in the Plan.
(x)   “Purchase Period” means the period during an Offering Period during which shares of Common Stock may be purchased on a Participant’s behalf in accordance with the terms of the Plan, as established by the Administrator.
(y)   “Purchase Price” means an amount equal to 85% of the Fair Market Value of a share of Common Stock on the Enrollment Date or on the Exercise Date, whichever is lower; provided, however, that the Purchase Price may be determined for subsequent Offering Periods by the Administrator subject to compliance with Section 423 of the Code (or any other Applicable Law) or pursuant to Section 18.

(z)   “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.
(aa)   “Trading Day” means a day on which the national stock exchange upon which the Common Stock is listed is open for trading or, if the Common Stock is not listed on a national stock exchange, a business day as determined by the Administrator in good faith.
(bb)   “Treasury Regulations” means the Treasury regulations of the Code. Reference to a specific Treasury Regulation or Section of the Code shall include such Treasury Regulation or Section, any valid regulation promulgated under such Section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such Section or regulation.

3.
Eligibility.

(a)   Offering Periods.   Any Eligible Employee on a given Enrollment Date will be eligible to participate in the Plan if he or she was employed by the Company for at least 30 calendar days (unless otherwise determined by the Administrator) immediately preceding the Enrollment Date, subject to the requirements of Section 5; provided, however, that an Eligible Employee who commences employment with the Company or a Designated Subsidiary following such 30-day period (or such other period as determined by the Administrator) will be eligible to participate in the Plan at the beginning of the next Purchase Period to occur that is at least 30 calendar days (or such other period as determined by the Administrator) following the commencement of his or her employment with the Company or a Designated Subsidiary. Eligible Employees who do not elect to participate in the Plan on a given Enrollment Date may elect to participate in the Plan at the beginning of any subsequent Purchase Period, as determined by the Administrator.
(b)   Non-U.S. Employees.   Employees who are citizens or residents of a non-U.S. jurisdiction (without regard to whether they also are citizens or residents of the United States or resident aliens (within the meaning of Section 7701(b)(1)(A) of the Code)) may be excluded from participation in the Plan or an Offering if the participation of such employees is prohibited under the laws of the applicable jurisdiction or if complying with the laws of the applicable jurisdiction would cause the Plan or an Offering to violate Section 423 of the Code. In addition, as provided in Section 14, the Administrator may establish one or more sub-plans of the Plan (which may, but are not required to, comply with the requirements of Section 423 of the Code) to provide benefits to employees of Designated Subsidiaries located outside the United States in a manner that complies with local law. Any such sub-plan will be a component of the Plan and will not be a separate plan.
(c)   Limitations.   Any provisions of the Plan to the contrary notwithstanding, no Eligible Employee will be granted an option under the Plan (i) to the extent that, immediately after the grant, such Eligible Employee (or any other person whose stock would be attributed to such Eligible Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company or any Parent or Subsidiary of the Company and/or hold outstanding options to purchase such stock possessing 5% or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Parent or Subsidiary of the Company, or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans (as defined in Section 423 of the Code) of the Company or any Parent or Subsidiary of the Company accrues at a rate that exceeds $25,000 worth of stock (determined at the Fair Market Value of the stock at the time such option is granted) for each calendar year in which such option is outstanding at any time, as determined in accordance with Section 423 of the Code and the regulations thereunder.

4.
Offering Periods

The Plan will be implemented by consecutive Offering Periods with new Offering Periods commencing at such times as determined by the Administrator. The Administrator will have the power to change the duration of Offering Periods (including the commencement dates thereof) without stockholder approval.

5.
Participation

An Eligible Employee may participate in the Plan by (i) submitting to the Company’s Finance department (or its delegate), on or before a date determined by the Administrator prior to an applicable

Enrollment Date, a properly completed subscription agreement authorizing Contributions in the form provided by the Administrator for such purpose, or (ii) following an electronic or other enrollment procedure determined by the Administrator.

6.
Contributions

(a)   At the time a Participant enrolls in the Plan pursuant to Section 5, such Participant will elect to have payroll deductions made on each pay day or other Contributions (to the extent permitted by the Administrator) made during the Offering Period (or portion thereof) in an amount equal to at least 1% but not exceeding 15% of the Compensation (or such other percentage of Compensation as determined by the Administrator in its sole discretion, prior to the commencement of an applicable Offering Period), that the Participant receives on each pay day during the Offering Period; provided, however, that should a pay day occur on an Exercise Date, a Participant will have any payroll deductions made on such day applied to his or her notional account under the subsequent Purchase Period or Offering Period. The maximum permissible Contribution by any Participant for all Offering Periods during any calendar year shall be $25,000. The Administrator, in its sole discretion and to the extent permitted by Section 423 of the Code, may permit all Participants in a specified Offering to contribute amounts to the Plan through payment by cash, check, or other means set forth in the subscription agreement prior to each Exercise Date of each Purchase Period. A Participant’s subscription agreement will remain in effect for successive Offering Periods unless terminated as provided in Section 10.
(b)   Payroll deductions for a Participant will commence on the first pay day following the Enrollment Date (or such later date on which a Participant enrolls in the Plan pursuant to Section 5) and will end on the last pay day prior to the Exercise Date of such Purchase Period to which such authorization is applicable, unless sooner terminated by the Participant as provided in Section 10; provided, however, that with respect to the first Offering Period, payroll deduction for a Participant will not commence until such time as determined by the Administrator.
(c)   All Contributions made for a Participant will be credited to his or her notional account under the Plan and payroll deductions will be made in whole percentages only. Except to the extent permitted by the Administrator pursuant to Section 6(a), a Participant may not make any additional payments into such notional account.
(d)   A Participant may discontinue his or her participation in the Plan as provided in Section 10. Participants shall not be permitted to increase or to otherwise decrease their rates of Contributions during a Purchase Period unless otherwise determined by the Administrator in its sole discretion; provided, however, that Participants shall be permitted to increase or decrease their rates of Contributions effective as of the beginning of each Purchase Period.
(e)   Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code, a Participant’s Contributions may be decreased to 0% at any time during a Purchase Period. Subject to Section 423(b)(8) of the Code, Contributions will recommence at the rate originally elected by the Participant effective as of the beginning of the first Purchase Period scheduled to end in the following calendar year, unless terminated by the Participant as provided in Section 10.
(f)   At the time the option under the Plan is exercised, in whole or in part, or at the time some or all of the Common Stock issued under the Plan is disposed of (or any other time that a taxable event related to the Plan occurs), the Participant must make adequate provision for the Company’s or Employer’s federal, state, local, or any other tax liability payable to any authority including taxes imposed by jurisdictions outside of the United States, national insurance, social security, or other tax withholding obligations, if any, that arise upon the exercise of the option or the disposition of the Common Stock (or any other time that a taxable event related to the Plan occurs). At any time, the Company or the Employer may, but will not be obligated to, withhold from the Participant’s compensation the amount necessary for the Company or the Employer to meet applicable withholding obligations, including any withholding required to make available to the Company or the Employer any tax deductions or benefits attributable to sale or early disposition of Common Stock by the Eligible Employee. In addition, the Company or the Employer may, but will not be obligated to, withhold from the proceeds of the sale of Common Stock or any other method of withholding the Company or the Employer deems appropriate to the extent permitted by Treasury Regulation Section 1.423-2(f).

7.
Grant of Option

On the Enrollment Date of each Offering Period, each Eligible Employee participating in such Offering Period (or any Purchase Period within such Offering Period) will be granted an option to purchase on each Exercise Date during such Offering Period (at the applicable Purchase Price) up to a number of shares of Common Stock determined by dividing (i) such Eligible Employee’s Contributions accumulated prior to such Exercise Date and retained in the Eligible Employee’s notional account as of the Exercise Date by (ii) the applicable Purchase Price; provided, however, that in no event will an Eligible Employee be permitted to purchase during each Purchase Period more than 2,500 shares of Common Stock (subject to any adjustment pursuant to Section 18); provided, further, that such purchase will be subject to the limitations set forth in Sections 3(c) and 13. The Eligible Employee may accept the grant of such option by electing to participate in the Plan in accordance with the requirements of Section 5. The Administrator may, for future Offering Periods, increase or decrease, in its absolute discretion, the maximum number of shares of Common Stock that an Eligible Employee may purchase during each Purchase Period of an Offering Period. Exercise of the option will occur as provided in Section 8, unless the Participant has withdrawn pursuant to Section 10. The option will expire on the last day of the Offering Period.

8.
Exercise of Option

(a)   Unless a Participant withdraws from the Plan as provided in Section 10, such Participant’s option for the purchase of shares of Common Stock will be exercised automatically on the Exercise Date, and the maximum number of full shares subject to the option will be purchased for such Participant at the applicable Purchase Price with the accumulated Contributions from his or her notional account. No fractional shares of Common Stock will be purchased; unless determined by the Administrator, any Contributions accumulated in a Participant’s notional account that are not sufficient to purchase a full share will be retained in the Participant’s notional account for the subsequent Purchase Period or Offering Period, subject to earlier withdrawal by the Participant as provided in Section 10. Any other funds left over in a Participant’s notional account after the Exercise Date will be returned to the Participant (without interest thereon, except as otherwise required under local laws, as further set forth in Section 12). During a Participant’s lifetime, a Participant’s option to purchase shares hereunder is exercisable only by him or her.
(b)   If the Administrator determines that, on a given Exercise Date, the number of shares of Common Stock with respect to which options are to be exercised may exceed (i) the number of shares of Common Stock that were available for sale under the Plan on the Enrollment Date of the applicable Offering Period, or (ii) the number of shares of Common Stock available for sale under the Plan on such Exercise Date, the Administrator may in its sole discretion (x) provide that the Company will make a pro rata allocation of the shares of Common Stock available for purchase on such Enrollment Date or Exercise Date, as applicable, in as uniform a manner as will be practicable and as it will determine in its sole discretion to be equitable among all Participants exercising options to purchase Common Stock on such Exercise Date, and continue all Offering Periods then in effect, or (y) provide that the Company will make a pro rata allocation of the shares available for purchase on such Enrollment Date or Exercise Date, as applicable, in as uniform a manner as will be practicable and as it will determine in its sole discretion to be equitable among all Participants exercising options to purchase Common Stock on such Exercise Date, and terminate any or all Offering Periods then in effect pursuant to Section 19. The Company may make a pro rata allocation of the shares available on the Enrollment Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional shares for issuance under the Plan by the Company’s stockholders subsequent to such Enrollment Date.

9.
Delivery

As soon as reasonably practicable after each Exercise Date on which a purchase of shares of Common Stock occurs, the Company will arrange the delivery to each Participant of the shares purchased upon exercise of his or her option in a form determined by the Administrator (in its sole discretion) and pursuant to rules established by the Administrator. The Company may permit or require that shares be deposited directly with a broker designated by the Company or to a designated agent of the Company, and the Company may utilize electronic or automated methods of share transfer. The Company may require that shares be retained with such broker or agent for a designated period of time and/or may establish other procedures to permit tracking of disqualifying dispositions of such shares. No Participant will have any voting, dividend, or other stockholder rights with respect to shares of Common Stock subject to any option granted under the Plan until such shares have been purchased and delivered to the Participant as provided in this Section 9.

10.
Withdrawal

A Participant may withdraw all, but not less than all, the Contributions credited to his or her notional account and not yet used to exercise his or her option under the Plan at any time by (a) submitting to the Company’s Finance department (or its delegate) a written notice of withdrawal in the form determined by the Administrator for such purpose, or (b) following an electronic or other withdrawal procedure determined by the Administrator. All the Participant’s Contributions credited to his or her notional account will be paid to such Participant as soon as reasonably practicable after receipt of notice of withdrawal and such Participant’s option for the Offering Period will be automatically terminated, and no further Contributions for the purchase of shares will be made for such Offering Period. If a Participant withdraws from an Offering Period, Contributions will not resume at the beginning of the succeeding Offering Period, unless the Participant re-enrolls in the Plan in accordance with the provisions of Section 5.

11.
Termination of Employment

Upon a Participant’s ceasing to be an Eligible Employee, for any reason, he or she will be deemed to have elected to withdraw from the Plan and the Contributions credited to such Participant’s notional account during the Offering Period but not yet used to purchase shares of Common Stock under the Plan will be returned to such Participant or, in the case of his or her death, to the person or persons entitled thereto under Section 15, and such Participant’s option will be automatically terminated. In no event may a Participant be granted an option under the Plan following his or her termination of employment unless such Participant subsequently becomes an Eligible Employee again.

12.
Interest

No interest will accrue on the Contributions of a Participant in the Plan, except as may be required by Applicable Law, as determined by the Company, and if so required by the laws of a particular jurisdiction, shall apply to all Participants in the relevant Offering except to the extent otherwise permitted by Treasury Regulation Section 1.423-2(f).

13.
Stock

(a)   Subject to adjustment upon changes in capitalization of the Company as provided in Section 18 hereof, the maximum number of shares of Common Stock that will be made available for sale under the Plan shall be equal to (i) a number equal to the lesser of (x) 1,000,000 or (y) 1% of the total number of shares of Outstanding Common Stock immediately following the closing of the transactions set forth in the Merger Agreement, plus (ii) any shares of Common Stock added as a result of the following sentence (collectively, the “Share Pool”). The Share Pool will automatically increase on January 1 of each year beginning in 2026 and ending with a final increase on January 1, 2035 in an amount equal to the lesser of (x) 1,000,000 or (y) 1% of the Outstanding Common Stock on the preceding December 31; provided, however, that the Administrator may provide that there will be no January 1 increase in the Share Pool for any such year or that the increase in the Share Pool for any such year will be a smaller number of shares of Common Stock than would otherwise occur pursuant to this sentence.
(b)   Until the shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), a Participant will only have the rights of an unsecured creditor with respect to such shares, and no right to vote or receive dividends or any other rights as a stockholder will exist with respect to such shares.
(c)   Shares of Common Stock to be delivered to a Participant under the Plan will be registered in the name of the Participant or in the name of the Participant and his or her spouse.

14.
Administration

The Plan shall be administered by the Administrator. The Board shall fill vacancies on, and from time to time may remove or add members to, the Administrator. Any power of the Administrator may also be exercised by the Board. The Administrator will have full and exclusive discretionary authority to construe, interpret, and apply the terms of the Plan, to designate separate Offerings under the Plan, to determine eligibility, to adjudicate all disputed claims filed under the Plan, and to establish such procedures that it deems necessary for the administration of the Plan (including, without limitation, to adopt such procedures and sub-plans as are necessary or appropriate to permit the participation in the Plan by employees who are foreign nationals or employed outside the United States, the terms of which sub-plans may take precedence over other provisions of this Plan, with the exception of Section 13(a), but unless otherwise superseded by the terms of such sub-plan, the provisions of this Plan shall govern the operation of such sub-plan). Unless otherwise determined by the Administrator, the employees eligible to participate in each sub-plan will participate in a separate Offering. Without limiting the generality of the foregoing, the Administrator is specifically authorized to adopt rules and procedures regarding eligibility to participate, the definition of Compensation, handling of Contributions, making of Contributions to the Plan (including, without limitation, in forms other than payroll deductions), establishment of bank or trust accounts to hold Contributions, payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures, and handling of stock certificates that vary with applicable local requirements. The Administrator also is authorized to determine that, to the extent permitted by Treasury Regulation Section 1.423-2(f), the terms of an option granted under the Plan or an Offering to citizens or residents of a non-U.S. jurisdiction will be less favorable than the terms of options granted under the Plan or the same Offering to employees resident solely in the United States. The Administrator hereby delegates to and designates the most senior officer in the Finance Department of the Company (or such other officer with similar authority), and to his or her delegates or designates, the authority to assist the Administrator in the day-to-day administration of the Plan. The Administrator may also delegate some or all of its responsibilities to one or more other persons (which may include Company personnel) and, to the extent there has been any such delegation, any reference in the Plan to the Administrator shall include the delegate of the Administrator. Every finding, decision, and determination made by the Administrator will, to the full extent permitted by Applicable Laws, be final and binding upon all parties.

15.
Designation of Beneficiary

(a)   If permitted by the Administrator, a Participant may file a designation of a beneficiary who is to receive any shares of Common Stock and cash, if any, from the Participant’s notional account under the Plan in the event of such Participant’s death subsequent to an Exercise Date on which the option is exercised but prior to delivery to such Participant of such shares and cash. In addition, if permitted by the Administrator, a Participant may file a designation of a beneficiary who is to receive any cash from the Participant’s notional account under the Plan in the event of such Participant’s death prior to exercise of the option. If a Participant is married and the designated beneficiary is not the spouse, spousal consent will be required for such designation to be effective.
(b)   Such designation of beneficiary may be changed by the Participant at any time by notice in a form determined by the Administrator. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant’s death, the Company will deliver such shares and/or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent, or relative is known to the Company, then to such other person as the Company may designate.
(c)   All beneficiary designations will be in such form and manner as the Administrator may designate from time to time. Notwithstanding Sections 15(a) and 15(b), the Company and/or the Administrator may decide not to permit such designations by Participants in non-U.S. jurisdictions to the extent permitted by Treasury Regulation Section 1.423-2(f).

16.
Transferability

Neither Contributions credited to a Participant’s notional account nor any rights with regard to the exercise of an option or to receive shares of Common Stock under the Plan may be assigned, transferred, pledged, or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 15) by the Participant. Any such attempt at assignment, transfer, pledge, or other disposition will be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 10 hereof.

17.
Use of Funds

The Company may use all Contributions received or held by it under the Plan for any corporate purpose, and the Company will not be obligated to segregate such Contributions except under Offerings in which applicable local law requires that Contributions to the Plan by Participants be segregated from the Company’s general corporate funds and/or deposited with an independent third party for Participants in non-U.S. jurisdictions. Until shares of Common Stock are issued, Participants will only have the rights of an unsecured creditor with respect to such shares.

18.
Adjustments, Dissolution, Liquidation, Merger or Other Corporate Transaction

(a)   Adjustments.   In the event that any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Common Stock or other securities of the Company, or other change in the corporate structure of the Company affecting the Common Stock occurs, the Administrator, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will, in such manner as it may deem equitable, adjust the number and class of Common Stock that may be delivered under the Plan, the Purchase Price per share and the number of shares of Common Stock covered by each option under the Plan that has not yet been exercised, and the numerical limits of Sections 7 and 13.
(b)   Dissolution or Liquidation.   In the event of the proposed dissolution or liquidation of the Company, any Offering Period then in progress will be shortened by setting a New Exercise Date, and will terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Administrator. The New Exercise Date will be before the date of the Company’s proposed dissolution or liquidation. The Administrator will notify each Participant in writing or electronically, prior to the New Exercise Date, that the Exercise Date for the Participant’s option has been changed to the New Exercise Date and that the Participant’s option will be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 10.
(c)   Merger or Other Corporate Transaction.   In the event of a merger, sale, or other similar corporate transaction involving the Company, each outstanding option will be assumed or an equivalent option substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. If the successor corporation refuses to assume or substitute for the option, the Offering Period with respect to which such option relates will be shortened by setting a New Exercise Date on which such Offering Period shall end. The New Exercise Date will occur before the date of the Company’s proposed merger, sale, or other similar corporate transaction. The Administrator will notify each Participant in writing or electronically prior to the New Exercise Date, that the Exercise Date for the Participant’s option has been changed to the New Exercise Date and that the Participant’s option will be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 10.

19.
Amendment or Termination

(a)   The Administrator, in its sole discretion, may amend, suspend, or terminate the Plan, or any part thereof, at any time and for any reason. If the Plan is terminated, the Administrator, in its discretion, may elect to terminate all outstanding Offering Periods either immediately or upon completion of the purchase of shares of Common Stock on the next Exercise Date (which may be sooner than originally scheduled, if determined by the Administrator in its discretion), or may elect to permit Offering Periods to expire in accordance with their terms (and subject to any adjustment pursuant to Section 18). If the Offering Periods are terminated prior to expiration, all amounts then credited to Participants’ notional accounts that have not been used to purchase shares of Common Stock will be returned to the Participants (without interest thereon, except as otherwise required under local laws, as further set forth in Section 12) as soon as administratively practicable.

(b)   Without stockholder consent and without limiting Section 19(a), the Administrator will be entitled to change the Offering Periods or Purchase Periods, designate separate Offerings, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with Contribution amounts, and establish such other limitations or procedures as the Administrator determines in its sole discretion advisable that are consistent with the Plan.
(c)   In the event the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Administrator may, in its discretion and, to the extent necessary or desirable, modify, amend, or terminate the Plan to reduce or eliminate such accounting consequence including, but not limited to:
(i)   amending the Plan to conform with the safe harbor definition under the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto), including with respect to an Offering Period underway at the time;
(ii)   altering the Purchase Price for any Offering Period or Purchase Period including an Offering Period or Purchase Period underway at the time of the change in Purchase Price;
(iii)   shortening any Offering Period or Purchase Period by setting a New Exercise Date, including an Offering Period or Purchase Period underway at the time of the Administrator action;
(iv)   reducing the maximum percentage of Compensation a Participant may elect to set aside as Contributions; and
(v)   reducing the maximum number of shares of Common Stock a Participant may purchase during any Offering Period or Purchase Period.
Such modifications or amendments will not require stockholder approval or the consent of any Participants.

20.
Notices

All notices or other communications by a Participant to the Company under or in connection with the Plan will be deemed to have been duly given when received in the form and manner specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

21.
Conditions Upon Issuance of Shares

(a)   Shares of Common Stock will not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto will comply with all applicable provisions of law, domestic or foreign, including the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and will be further subject to the approval of counsel for the Company with respect to such compliance.
(b)   As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of Applicable Law.

22.
Term of Plan

The Plan will become effective upon the Effective Date. It will continue in effect until terminated pursuant to Section 19.

23.
Stockholder Approval

The Plan will be subject to approval by the stockholders of the Company within 12 months after the date the Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

24.
Governing Law

This Plan and any agreements or other documents hereunder shall be interpreted and construed in accordance with the laws of the Cayman Islands (without regard to its choice of law provisions). Any reference in this Plan or in any agreements or other documents hereunder to a provision of law or to a rule or regulation shall be deemed to include any successor law, rule, or regulation of similar effect or applicability.

25.
Severability

If any provision of the Plan is or becomes or is deemed to be invalid, illegal, or unenforceable for any reason in any jurisdiction or as to any Participant, such invalidity, illegality, or unenforceability shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as to such jurisdiction or Participant as if the invalid, illegal, or unenforceable provision had not been included.

26.
Interpretation

Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference and shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof. Words in the masculine gender shall include the feminine gender, and where appropriate, the plural shall include the singular and the singular shall include the plural. The use herein of the word “including” following any general statement, term, or matter shall not be construed to limit such statement, term, or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term, or matter. References herein to any agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof and not prohibited by the Plan.

EXHIBIT A
CRESCENT BIOPHARMA, INC.
2025 EMPLOYEE STOCK PURCHASE PLAN
SUBSCRIPTION AGREEMENT
Original Application	Offering Date:
Change in Payroll Deduction Rate
1.       hereby elects to participate in the Crescent Biopharma, Inc. 2025 Employee Stock Purchase Plan (the “Plan”) and subscribes to purchase shares of the Company’s Common Stock in accordance with this Subscription Agreement and the Plan. Capitalized terms used but not defined in this Subscription Agreement have the meanings provided under the Plan.
2.   I hereby authorize payroll deductions from each paycheck in the amount of    % of my Compensation on each payday (from 1% to 15%) during the Offering Period in accordance with the Plan, commencing with the next Offering Period; provided, however, that, in no event may more than $25,000 of Common Stock be purchased under the Plan in any calendar year. (Please note that no fractional percentages are permitted.)
3.   I understand that the payroll deductions will be accumulated for the purchase of shares of Common Stock at the applicable Purchase Price determined in accordance with the Plan. I understand that if I do not withdraw from an Offering Period, any accumulated payroll deductions will be used to automatically exercise my option and purchase Common Stock under the Plan.
4.   I have received a copy of the complete Plan and its accompanying prospectus. I understand that my participation in the Plan is in all respects subject to the terms of the Plan.
5.   Shares of Common Stock purchased for me under the Plan should be issued in the name(s) of       (Eligible Employee or Eligible Employee and Spouse only).
6.   I understand that if I dispose of any shares received by me pursuant to the Plan within two years after the Offering Date (the first day of the Offering Period during which I purchased such shares) or one year after the Exercise Date, I will be treated for federal income tax purposes as having received ordinary income at the time of such disposition in an amount equal to the excess of the fair market value of the shares at the time such shares were purchased by me over the price that I paid for the shares. The Company may, but will not be obligated to, withhold from my compensation the amount necessary to meet any applicable withholding obligation including any withholding necessary to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Common Stock by me. If I dispose of such shares at any time after the expiration of the holding period, I understand that I will be treated for federal income tax purposes as having received income only at the time of such disposition, and that such income will be taxed as ordinary income only to the extent of an amount equal to the lesser of (a) the excess of the fair market value of the shares at the time of such disposition over the Purchase Price which I paid for the shares, or (b) 15% of the fair market value of the shares on the first day of the Offering Period. The remainder of the gain, if any, recognized on such disposition will be taxed as capital gain.
7.   I hereby agree to be bound by the terms of the Plan. The effectiveness of this Subscription Agreement is dependent upon my eligibility to participate in the Plan.

Employee’s Social Security #:
Employee’s Address:

I UNDERSTAND THAT THIS SUBSCRIPTION AGREEMENT WILL REMAIN IN EFFECT THROUGHOUT SUCCESSIVE OFFERING PERIODS UNLESS TERMINATED BY ME.
Signature	Date:

EXHIBIT B
CRESCENT BIOPHARMA, INC.
2025 EMPLOYEE STOCK PURCHASE PLAN
NOTICE OF WITHDRAWAL
The undersigned Participant in the Offering Period of the Crescent Biopharma, Inc. 2025 Employee Stock Purchase Plan that began on                  ,     (the “Offering Date”) hereby notifies the Company that he or she hereby withdraws from the Offering Period. He or she hereby directs the Company to pay to the undersigned as soon as reasonably practicable all the payroll deductions credited to his or her notional account with respect to such Offering Period. The undersigned understands and agrees that his or her option for such Offering Period will be automatically terminated. The undersigned understands further that no further payroll deductions will be made for the purchase of shares in the current Offering Period and the undersigned will be eligible to participate in succeeding Offering Periods only by delivering to the Company a new Subscription Agreement.
Participant’s Name:
Participant’s Address:

Signature	Date:

Annex P
Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) DateTO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:KEEP THIS PORTION FOR YOUR RECORDSTHIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLYV75282-Z90350For Against Abstain For Against Abstain! ! !! ! !! ! !! ! !! ! !! ! !! ! !! ! !! ! !! ! !The Board of Directors recommends you vote "FOR" Proposals 1, 2, 3, 4, 6, 7,8, 9, 10 and 11.Nominee:01) Patricia Andrews1. Approve (i) the issuance of shares of GlycoMimetics common stock (includingthe shares of GlycoMimetics common stock issuable upon conversion ofGlycoMimetics Series A Preferred Stock), which will represent more than 20%of the shares of GlycoMimetics common stock outstanding immediately priorto the Merger, to stockholders of Crescent, pursuant to the terms of the MergerAgreement, a copy of which is attached as Annex A, including the amendmentsthereto, to the accompanying proxy statement/prospectus, and (ii) the change ofcontrol of GlycoMimetics resulting from the Merger, pursuant to Nasdaq ListingRules 5635(a) and 5635(b), respectively.2. Approve an amendment to the amended and restated certificate of incorporationof GlycoMimetics, as amended (the “GlycoMimetics Charter”), to increasethe number of shares of GlycoMimetics common stock that GlycoMimeticsis authorized to issue from 150,000,000 shares to 175,000,000, in the formattached as Annex G to the accompanying proxy statement/prospectus.4. Approve (A) the redomestication of GlycoMimetics from the State of Delawareto the Cayman Islands by conversion (“Proposal No. 4A”) and (B)(i) theredomestication of GlycoMimetics from the State of Delaware to the CaymanIslands by way of continuation and (ii) the adoption of the memorandum andarticles of association of the Combined Company (the “Cayman Articles”)substantially in the form attached as Annex J to the accompanying proxystatement/prospectus.6. Ratify the appointment of Ernst & Young LLP as GlycoMimetics’ independentregistered public accounting firm for fiscal year ending December 31, 2025,provided that PricewaterhouseCoopers LLP is expected to be appointed for thatfiscal year if the Merger is completed, as the Combined Company’s independentregistered public accounting firm.7. Approve the Crescent Biopharma, Inc. 2025 Stock Incentive Plan.8. Approve the Crescent Biopharma, Inc. 2025 Employee Stock Purchase Plan.9. Approve, on an advisory basis, certain compensation arrangements forGlycoMimetics’ named executive officers that are based on or otherwise relateto the Merger.10. Approve, on an advisory basis, the compensation of GlycoMimetics’ namedexecutive officers.11. Approve an adjournment of the GlycoMimetics Special Meeting, if necessary,to solicit additional proxies if there is not a sufficient number of votes in favorof the Nasdaq Stock Issuance Proposal, the Authorized Share Increase Proposaland/or the Reverse Stock Split Proposal.3. Approve an amendment to the GlycoMimetics Charter to effect a reverse stocksplit of GlycoMimetics’ issued and outstanding common stock at a ratio in therange between 70:1 to 110:1, inclusive, in the form attached as Annex H to theaccompanying proxy statement/prospectus, with the final ratio and effectivenessof such amendment and the abandonment of such amendment to be mutuallyagreed by the GlycoMimetics board of directors (the “GlycoMimetics Board”)and the Crescent board of directors (the “Crescent Board”) prior to the FirstEffective Time or, if the Nasdaq Stock Issuance Proposal is not approved byGlycoMimetics stockholders, determined solely by the GlycoMimetics Board.5. Election of DirectorPlease sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If acorporation or partnership, please sign in full corporate or partnership name by authorized officer.NOTE: Such other business as may properly come before the meeting or any adjournmentor postponement thereof.GLYCOMIMETICS, INC.The Board of Directors recommends you vote "FOR" the nominee listed inProposal 5.! !For WithholdSCAN TOVIEW MATERIALS & VOTE wGLYCOMIMETICS, INC.P.O. BOX 65MONROVIA, MARYLAND 21770VOTE BY INTERNETBefore The Meeting - Go to www.proxyvote.com or scan the QR Barcode aboveUse the Internet to transmit your voting instructions and for electronic delivery ofinformation. Vote by 11:59 P.M. ET on June 4, 2025. Have your proxy card in handwhen you access the web site and follow the instructions to obtain your records andto create an electronic voting instruction form.During The Meeting - Go to www.virtualshareholdermeeting.com/GLYC2025SMYou may attend the meeting via the Internet and vote during the meeting. Have theinformation that is printed in the box marked by the arrow available and follow theinstructions.VOTE BY PHONE - 1-800-690-6903Use any touch-tone telephone to transmit your voting instructions. Vote by11:59 P.M. ET on June 4, 2025. Have your proxy card in hand when you call and thenfollow the instructions.VOTE BY MAILMark, sign and date your proxy card and return it in the postage-paid envelope wehave provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way,Edgewood, NY 11717.25-6615-13 C3.1 P93

V75283-Z90350Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:The Notice, Proxy Statement and Form 10-K are available at www.proxyvote.com.GLYCOMIMETICS, INC.Special Meeting of StockholdersJune 5, 2025 9:00 AM ETThis proxy is solicited by the Board of DirectorsThe undersigned hereby appoint(s) Brian Hahn as proxy and attorney-in-fact, with the power to act without the other and to appoint his substitute, and hereby authorize(s) him to represent and to vote, as designated on the reverse side of this card, all of the shares of Common Stock of GLYCOMIMETICS, INC. that the undersigned is/are entitled to vote at the Special Meeting of Stockholders to be held at 9:00 AM ET on June 5, 2025, live via the Internet, atwww.virtualshareholdermeeting.com/GLYC2025SM, and any adjournment or postponement thereof.This proxy, when properly executed and returned, will be voted in the manner directed herein. If no such direction is made but the card is signed, this proxy will be voted in accordance with the Board of Directors' recommendations and in the discretion of the proxies with respect to such other business as may properly come before the meeting or any adjournment or postponement thereof. In the event that the director nominee named on the reverse side of this card is unavailable for election or unable to serve, the shares represented by this proxy may be voted for a substitute director nominee selected by the Board of Directors.Continued and to be signed on reverse side25-6615-13 C3.1 P94

PART II
INFORMATION NOT REQUIRED IN PROXY STATEMENT/PROSPECTUS
Item 20.   Indemnification of Directors and Officers
Delaware
GlycoMimetics and Crescent are corporations under the DGCL. Section 145(a) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.
Section 145(b) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery of the State of Delaware or such other court shall deem proper.
Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.
Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

GlycoMimetics
The GlycoMimetics Charter contains provisions that eliminate, to the maximum extent permitted by the DGCL, the personal liability of directors for monetary damages for breach of fiduciary duty as a director. The GlycoMimetics Charter and GlycoMimetics Bylaws provide that GlycoMimetics shall indemnify its directors and executive officers and may indemnify its employees and other agents to the fullest extent permitted by the DGCL.
GlycoMimetics has entered into indemnification agreements with its directors and executive officers, in addition to the indemnification provided for in the GlycoMimetics Charter and GlycoMimetics Bylaws, and it intends to enter into indemnification agreements with any new directors and executive officers in the future.
GlycoMimetics has purchased and intends to maintain insurance on behalf of any person who is or was a director or officer against any loss arising from any claim asserted against him or her incurred by him or her in any such capacity, subject to certain exclusions.
Crescent
The Crescent Charter contains provisions that limit or eliminate the personal liability of Crescent’s directors or officers to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended. These limitations of liability do not alter director or officer liability under the federal securities laws and do not affect the availability of equitable remedies such as an injunction or rescission. In addition, the Crescent Bylaws provide that:
•
Crescent will indemnify its directors and officers to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended; and

•
Crescent will advance expenses, including attorneys’ fees, to its directors and officers in connection with legal proceedings relating to their service for or on behalf of Crescent, subject to limited exceptions.

Crescent has entered into indemnification agreements with its directors and executive officers. These agreements provide that Crescent will indemnify each of its directors and executive officers to the fullest extent permitted by Delaware law. Crescent will advance expenses, including attorneys’ fees (but excluding judgments, fines and settlement amounts), to each indemnified director or executive officer in connection with any proceeding in which indemnification is available and Crescent will indemnify its directors and officers for any action or proceeding arising out of that person’s services as a director or officer brought on behalf of Crescent or in furtherance of Crescent’s rights. Additionally, certain of Crescent’s directors may have certain rights to indemnification, advancement of expenses or insurance provided by their affiliates or other third parties, which indemnification relates to and might apply to the same proceedings arising out of such director’s services as a director referenced herein. Nonetheless, Crescent has agreed in the indemnification agreements that Crescent’s obligations to those same directors are primary and any obligation of such affiliates or other third parties to advance expenses or to provide indemnification for the expenses or liabilities incurred by those directors are secondary.
Crescent also intends to maintain general liability insurance which covers certain liabilities of its directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act.
Item 21.   Exhibits and Financial Statement Schedules
(a)
Exhibit Index

A list of exhibits filed with this registration statement on Form S-4 is set forth on the Exhibit Index and is incorporated herein by reference.
(b)
Financial Statements

The financial statements filed with this registration statement on Form S-4 are set forth on the Financial Statement Index and are incorporated herein by reference.

Item 22.   Undertakings
(a)
The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Filing Fee Table” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement.
(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(5)
The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (a)(5) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)
The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(7)
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
Exhibit Number	Description
2.1(a)†***	Agreement and Plan of Merger and Reorganization, dated as of October 28, 2024, by and among GlycoMimetics, Inc., Gemini Merger Sub Corp., Gemini Merger Sub II, LLC, and Crescent Biopharma, Inc. (included in Annex A to the proxy statement/prospectus and incorporated herein by reference).
2.1(b)†***	Amendment No. 1 to Agreement and Plan of Merger and Reorganization, dated as of February 14, 2025, by and among GlycoMimetics, Inc., Gemini Merger Sub Corp., Gemini Merger Sub II, LLC, and Crescent Biopharma, Inc. (included in Annex A to the proxy statement/prospectus and incorporated herein by reference).
2.1(c)†***	Amendment No. 2 to Agreement and Plan of Merger and Reorganization, dated as of April 28, 2025, by and among GlycoMimetics, Inc., Gemini Merger Sub Corp., Gemini Merger Sub II, LLC, and Crescent Biopharma, Inc. (included in Annex A to the proxy statement/prospectus and incorporated herein by reference) (incorporated herein by reference to Exhibit 2.1(c) of GlycoMimetics, Inc.’s Registration Statement on Form S-4 (File No. 333-285035), filed with the Commission on April 28, 2025).
3.1	Amended and Restated Certificate of Incorporation (incorporated herein by reference to Exhibit 3.1 to GlycoMimetics, Inc.’s Current Report on Form 8-K (File No. 001-36177), filed with the Commission on January 15, 2014).
3.2	Certificate of Amendment to the Certificate of Incorporation of GlycoMimetics, Inc. (incorporated herein by reference to Exhibit 3.1 to GlycoMimetics, Inc.’s Current Report on Form 8-K (File No. 001-36177), filed with the Commission on May 1, 2024).
3.3	Certificate of Amendment to the Certificate of Incorporation of GlycoMimetics, Inc. (incorporated herein by reference to Exhibit 3.2 to GlycoMimetics, Inc.’s Current Report on Form 8-K (File No. 001-36177), filed with the Commission on May 1, 2024).
3.4	Amended and Restated Bylaws (incorporated herein by reference to Exhibit 3.2 to GlycoMimetics, Inc.’s Current Report on Form 8-K (File No. 001-36177), filed with the Commission on January 15, 2014).
3.5***	Form of Certificate of Designation of Preferences, Rights and Limitations of Series A Non-Voting Convertible Preferred Stock (included in Annex F to the proxy statement/prospectus and incorporated herein by reference) (incorporated herein by reference to Exhibit 3.5 of GlycoMimetics, Inc.’s Registration Statement on Form S-4 (File No. 333-285035), filed with the Commission on April 28, 2025).
3.6***	Certificate of Incorporation of Crescent Biopharma, Inc. (incorporated herein by reference to Exhibit 3.6 of GlycoMimetics, Inc.’s Registration Statement on Form S-4 (File No. 333-285035), filed with the Commission on February 18, 2025).

Exhibit Number	Description
3.7***	Bylaws of Crescent Biopharma, Inc. (incorporated herein by reference to Exhibit 3.7 of GlycoMimetics, Inc.’s Registration Statement on Form S-4 (File No. 333-285035), filed with the Commission on February 18, 2025).
4.1	Specimen stock certificate evidencing shares of Common Stock (incorporated herein by reference to Exhibit 4.2 to Amendment No. 2 to GlycoMimetics, Inc.’s Registration Statement on Form S-1 (File No. 333-191567), filed with the Commission on October 31, 2013).
4.2	Description of Certain of Registrant’s Securities (incorporated herein by reference to Exhibit 4.2 to GlycoMimetics, Inc.’s Annual Report on Form 10-K (File No. 001-36177), filed with the Commission on February 13, 2024).
4.3***	Form of Pre-funded Warrant (incorporated herein by reference to Exhibit 4.3 of GlycoMimetics, Inc.’s Registration Statement on Form S-4 (File No. 333-285035), filed with the Commission on April 4, 2025).
5.1*	Opinion of Sidley Austin LLP.
8.1*	Tax Opinion of Gibson, Dunn & Crutcher LLP.
10.1	Form of Crescent Support Agreement (included in Annex C to the proxy statement/prospectus and incorporated herein by reference).
10.2***	Form of GlycoMimetics Support Agreement (included in Annex D to the proxy statement/prospectus and incorporated herein by reference).
10.3†	Form of Amended and Restated Securities Purchase Agreement (incorporated herein by reference to Exhibit 10.2 to GlycoMimetics, Inc.’s Current Report on Form 8-K (File No. 001-36177), filed with the Commission on February 14, 2025).
10.4***	Form of Registration Rights Agreement (incorporated herein by reference to Exhibit 10.4 of GlycoMimetics, Inc.’s Registration Statement on Form S-4 (File No. 333-285035), filed with the Commission on February 18, 2025).
10.5***	Form of Lock-Up Agreement (included in Annex E to the proxy statement/prospectus and incorporated herein by reference).
10.6#	GlycoMimetics, Inc. Amended and Restated 2013 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.1 to GlycoMimetics, Inc.’s Current Report on Form 8-K (File No. 001-36177), filed with the Commission on May 20, 2022).
10.7#	Form of Stock Option Grant Notice and Stock Option Agreement under 2013 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.12 to Amendment No. 1 to GlycoMimetics, Inc.’s Registration Statement on Form S-1 (File No. 333-191567), filed with the Commission on October 28, 2013).
10.8#	Form of Restricted Stock Unit Grant Notice and Restricted Stock Unit Award Agreement under 2013 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.13 to Amendment No. 1 to GlycoMimetics, Inc.’s Registration Statement on Form S-1 (File No. 333-191567), filed with the Commission on October 28, 2013).
10.9#	2013 Employee Stock Purchase Plan (incorporated herein by reference to Exhibit 10.14 to Amendment No. 1 to GlycoMimetics, Inc.’s Registration Statement on Form S-1 (File No. 333-191567), filed with the Commission on October 28, 2013).
10.10#	GlycoMimetics, Inc. Amended and Restated Inducement Plan (incorporated herein by reference to Exhibit 10.19 to GlycoMimetics, Inc.’s Annual Report on Form 10-K (File No. 001-36177), filed with the Commission on March 3, 2022).
10.11#	Form of Stock Option Grant Notice and Stock Option Agreement under the GlycoMimetics, Inc. Inducement Plan (incorporated herein by reference to Exhibit 10.22 to GlycoMimetics, Inc.’s Annual Report on Form 10-K (File No. 001-36177), filed with the Commission on February 28, 2020).

Exhibit Number	Description
10.12#	Form of Indemnification Agreement (incorporated herein by reference to Exhibit 10.15 to Amendment No. 1 to GlycoMimetics, Inc.’s Registration Statement on Form S-1 (File No. 333-191567), filed with the Commission on October 28, 2013).
10.13#	Executive Employment Agreement, dated as of August 3, 2021, by and between GlycoMimetics, Inc. and Harout Semerjian (incorporated herein by reference to Exhibit 10.1 to GlycoMimetics, Inc.’s Quarterly Report on Form 10-Q (File No. 001-36177), filed with the Commission on November 2, 2021).
10.14#	Amended and Restated Executive Employment Agreement, dated as of July 30, 2019, by and between GlycoMimetics, Inc. and Brian Hahn (incorporated herein by reference to Exhibit 10.3 to GlycoMimetics, Inc.’s Quarterly Report on Form 10-Q (File No. 001-36177), filed with the Commission on August 1, 2019).
10.15#	Executive Employment Agreement, dated as of February 16, 2022, by and between GlycoMimetics, Inc. and Bruce Johnson (incorporated herein by reference to Exhibit 10.4 to GlycoMimetics, Inc.’s Quarterly Report on Form 10-Q (File No. 001-36177), filed with the Commission on May 3, 2023).
10.16#	Executive Employment Agreement, dated as of August 31, 2022, by and between GlycoMimetics, Inc. and Edwin Rock, M.D. (incorporated herein by reference to Exhibit 10.1 to GlycoMimetics, Inc.’s Quarterly Report on Form 10-Q (File No. 001-36177), filed with the Commission on November 9, 2022).
10.17#	Executive Employment Agreement, dated as of February 10, 2023, by and between GlycoMimetics, Inc. and Chinmaya Rath (incorporated herein by reference to Exhibit 10.5 to GlycoMimetics, Inc.’s Quarterly Report on Form 10-Q (File No. 001-36177), filed with the Commission on May 3, 2023).
10.18#	Amended and Restated Non-Employee Director Compensation Policy, as currently in effect (incorporated herein by reference to Exhibit 10.13 to GlycoMimetics, Inc.’s Annual Report on Form 10-K (File No. 001-36177), filed with the Commission on March 27, 2024).
10.19	Lease Agreement, dated July 23, 2014, by and between GlycoMimetics, Inc. and BMR-Medical Center Drive, LLC (incorporated herein by reference to Exhibit 10.1 to GlycoMimetics, Inc.’s Current Report on Form 8-K (File No. 001-36177), filed with the Commission on July 28, 2014).
10.20	First Amendment to Lease, dated March 24, 2016, by and between GlycoMimetics, Inc. and BMR-Medical Center Drive LLC (incorporated herein by reference to Exhibit 10.1 to GlycoMimetics, Inc.’s Current Report on Form 8-K (File No. 001-36177), filed with the Commission on March 29, 2016).
10.21	Second Amendment to Lease, dated April 20, 2018, by and between GlycoMimetics, Inc. and BMR-Medical Center Drive LLC (incorporated herein by reference to Exhibit 10.16 to GlycoMimetics, Inc.’s Annual Report on Form 10-K (File No. 001-36177), filed with the Commission on March 27, 2024).
10.22	Third Amendment to Lease, dated April 19, 2023, by and between GlycoMimetics, Inc. and ARE-Maryland No. 45, LLC (incorporated herein by reference to Exhibit 10.1 to GlycoMimetics, Inc.’s Current Report on Form 8-K (File No. 001-36177), filed with the commission on April 21, 2023).
10.23††	Collaboration and License Agreement, dated January 2, 2020, by and between GlycoMimetics, Inc. and Apollomics (Hong Kong) Limited (incorporated herein by reference to Exhibit 10.20 to GlycoMimetics, Inc.’s Annual Report on Form 10-K (File No. 001-36177), filed with the Commission on February 28, 2020).

Exhibit Number	Description
10.24	Sales Agreement, dated April 28, 2022, by and between GlycoMimetics, Inc. and Cowen and Company, LLC (incorporated herein by reference to Exhibit 10.1 to GlycoMimetics, Inc.’s Quarterly Report on Form 10-Q (File No. 001-36177), filed with the Commission on April 28, 2022).
10.25††	Project Agreement dated January 2, 2024, with Patheon Manufacturing Services LLC, part of Thermo Fisher Scientific (incorporated herein by reference to Exhibit 10.20 to GlycoMimetics, Inc.’s Annual Report on Form 10-K (File No. 001-36177), filed with the Commission on March 27, 2024).
10.26#	Retention Agreement, dated as of August 7, 2024, by and between GlycoMimetics, Inc. and Harout Semerjian (incorporated herein by reference to Exhibit 10.1 to GlycoMimetics, Inc.’s Quarterly Report on Form 10-Q (File No. 001-36177), filed with the Commission on November 13, 2024).
10.27#	Retention Agreement, dated as of August 7, 2024, by and between GlycoMimetics, Inc. and Brian Hahn (incorporated herein by reference to Exhibit 10.2 to GlycoMimetics, Inc.’s Quarterly Report on Form 10-Q (File No. 001-36177), filed with the Commission on November 13, 2024).
10.28#	Separation Agreement, dated as of July 30, 2024, by and between GlycoMimetics, Inc. and Edwin Rock (incorporated herein by reference to Exhibit 10.3 to GlycoMimetics, Inc.’s Quarterly Report on Form 10-Q (File No. 001-36177), filed with the Commission on November 13, 2024).
10.29#	Consulting Agreement, dated as of July 31, 2024, by and between GlycoMimetics, Inc. and Edwin Rock (incorporated herein by reference to Exhibit 10.4 to GlycoMimetics, Inc.’s Quarterly Report on Form 10-Q (File No. 001-36177), filed with the Commission on November 13, 2024).
10.30#***	Separation Agreement, dated as of February 20, 2025, by and between GlycoMimetics, Inc. and Harout Semerjian (incorporated herein by reference to Exhibit 10.30 of GlycoMimetics, Inc.’s Registration Statement on Form S-4 (File No. 333-285035), filed with the Commission on April 28, 2025).
10.31#***	Separation Agreement, dated as of February 20, 2025, by and between GlycoMimetics, Inc. and Brian Hahn (incorporated herein by reference to Exhibit 10.31 of GlycoMimetics, Inc.’s Registration Statement on Form S-4 (File No. 333-285035), filed with the Commission on April 28, 2025).
10.32#***	Consulting Agreement, dated as of February 21, 2025, by and between GlycoMimetics, Inc. and Harout Semerjian (incorporated herein by reference to Exhibit 10.32 of GlycoMimetics, Inc.’s Registration Statement on Form S-4 (File No. 333-285035), filed with the Commission on April 28, 2025).
10.33#***	Consulting Agreement, dated as of February 21, 2025, by and between GlycoMimetics, Inc. and Brian Hahn (incorporated herein by reference to Exhibit 10.33 of GlycoMimetics, Inc.’s Registration Statement on Form S-4 (File No. 333-285035), filed with the Commission on April 28, 2025).
10.34#*	Crescent Biopharma, Inc. 2025 Stock Incentive Plan (included as Annex N to the proxy statement/prospectus and incorporated herein by reference).
10.35#*	Crescent Biopharma, Inc. 2025 Employee Stock Purchase Plan (included as Annex O to the proxy statement/prospectus and incorporated herein by reference).

Exhibit Number	Description
10.36#***	Crescent Biopharma, Inc. 2024 Equity Incentive Plan, as amended by the First Amendment dated May 7, 2024, the Second Amendment dated December 27, 2024, the Third Amendment dated January 13, 2024, the Fourth Amendment dated March 15, 2025, the Fifth Amendment dated April 1, 2025, and the Sixth Amendment dated April 14, 2025 (incorporated herein by reference to Exhibit 10.36 of GlycoMimetics, Inc.’s Registration Statement on Form S-4 (File No. 333-285035), filed with the Commission on April 28, 2025).
10.37(a)#***	Form of Restricted Stock Notice and Restricted Stock Purchase Agreement (With Purchase Price) of Crescent Biopharma, Inc. (incorporated herein by reference to Exhibit 10.33(a) of GlycoMimetics, Inc.’s Registration Statement on Form S-4 (File No. 333-285035), filed with the Commission on February 18, 2025).
10.38(b)#***	Form of Restricted Stock Notice and Restricted Stock Purchase Agreement (No Purchase Price) of Crescent Biopharma, Inc. (incorporated herein by reference to Exhibit 10.33(b) of GlycoMimetics, Inc.’s Registration Statement on Form S-4 (File No. 333-285035), filed with the Commission on February 18, 2025).
10.39#***	Form of Stock Option Agreement under Crescent Biopharma, Inc. 2024 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.34 of GlycoMimetics, Inc.’s Registration Statement on Form S-4 (File No. 333-285035), filed with the Commission on February 18, 2025)
10.40#***	Form of Restricted Stock Unit Award Agreement under Crescent Biopharma, Inc. 2024 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.36 of GlycoMimetics, Inc.’s Registration Statement on Form S-4 (File No. 333-285035), filed with the Commission on April 4, 2025).
10.41††#***	Consulting Agreement, dated September 28, 2024, by and between Crescent Biopharma, Inc. and Jonathan Violin (incorporated herein by reference to Exhibit 10.35 of GlycoMimetics, Inc.’s Registration Statement on Form S-4 (File No. 333- 285035), filed with the Commission on February 18, 2025).
10.42#***	Form of Indemnification Agreement between Crescent Biopharma, Inc. and its directors and officers (incorporated herein by reference to Exhibit 10.36 of GlycoMimetics, Inc.’s Registration Statement on Form S-4 (File No. 333-285035), filed with the Commission on February 18, 2025).
10.43#***	Consulting Agreement, dated September 28, 2024, by and between Crescent Biopharma, Inc. and Christopher Doughty (incorporated herein by reference to Exhibit 10.37 of GlycoMimetics, Inc.’s Registration Statement on Form S-4 (File No. 333-285035), filed with the Commission on February 18, 2025).
10.44††#***	Offer Letter, dated November 27, 2024, by and between Crescent Biopharma, Inc. and Christopher Doughty (incorporated herein by reference to Exhibit 10.38 of GlycoMimetics, Inc.’s Registration Statement on Form S-4 (File No. 333-285035), filed with the Commission on February 18, 2025).
10.45††#***	Offer Letter, dated November 15, 2024, by and between Crescent Biopharma, Inc. and Ryan Lynch (incorporated herein by reference to Exhibit 10.39 of GlycoMimetics, Inc.’s Registration Statement on Form S-4 (File No. 333-285035), filed with the Commission on February 18, 2025).
10.46††#***	Offer Letter, dated December 20, 2024, by and between Crescent Biopharma, Inc. and Barbara Bispham (incorporated herein by reference to Exhibit 10.40 of GlycoMimetics, Inc.’s Registration Statement on Form S-4 (File No. 333-285035), filed with the Commission on February 18, 2025).

Exhibit Number	Description
10.47††#***	Offer Letter, dated March 15, 2025, by and between Crescent Biopharma, Inc. and Joshua Brumm (incorporated herein by reference to Exhibit 10.42 of GlycoMimetics, Inc.’s Registration Statement on Form S-4 (File No. 333-285035), filed with the Commission on April 4, 2025).
10.48††#***	Offer Letter, dated March 15, 2025, by and between Crescent Biopharma, Inc. and Jonathan McNeill (incorporated herein by reference to Exhibit 10.43 of GlycoMimetics, Inc.’s Registration Statement on Form S-4 (File No. 333-285035), filed with the Commission on April 4, 2025).
10.49††#***	Offer Letter, dated March 19, 2025, by and between Crescent Biopharma, Inc. and Ellie Im (incorporated herein by reference to Exhibit 10.44 of GlycoMimetics, Inc.’s Registration Statement on Form S-4 (File No. 333-285035), filed with the Commission on April 4, 2025).
10.50††#***	Offer Letter, dated March 24, 2025, by and between Crescent Biopharma, Inc. and Richard Scalzo (incorporated herein by reference to Exhibit 10.45 of GlycoMimetics, Inc.’s Registration Statement on Form S-4 (File No. 333-285035), filed with the Commission on April 4, 2025).
10.51†††***	Antibody Discovery and Option Agreement, dated September 19, 2024, by and among Paragon Therapeutics, Inc., Parascent Holding LLC and Crescent Biopharma, Inc. (incorporated herein by reference to Exhibit 10.41 of GlycoMimetics, Inc.’s Registration Statement on Form S-4 (File No. 333-285035), filed with the Commission on February 18, 2025).
10.52†††***	CR-001 License Agreement, dated April 28, 2025, by and between Paragon Therapeutics, Inc. and Crescent Biopharma, Inc. (incorporated herein by reference to Exhibit 10.52 of GlycoMimetics, Inc.’s Registration Statement on Form S-4 (File No. 333-285035), filed with the Commission on April 28, 2025).
10.53†††***	ADC Discovery and Option Agreement, dated October 28, 2024, by and among Paragon Therapeutics, Inc., Parascent Holding LLC and Crescent Biopharma, Inc. (incorporated herein by reference to Exhibit 10.42 of GlycoMimetics, Inc.’s Registration Statement on Form S-4 (File No. 333-285035), filed with the Commission on February 18, 2025).
10.54†††***	Amended and Restated ADC Discovery and Option Agreement, dated April 28, 2025, by and among Paragon Therapeutics, Inc., Parascent Holding LLC and Crescent Biopharma, Inc. (incorporated herein by reference to Exhibit 10.54 of GlycoMimetics, Inc.’s Registration Statement on Form S-4 (File No. 333-285035), filed with the Commission on April 28, 2025).
10.55†††***	Biologics Master Services Agreement, dated October 31, 2024, by and between Crescent Biopharma, Inc. and WuXi Biologics (Hong Kong) Limited (incorporated herein by reference to Exhibit 10.48 of GlycoMimetics, Inc.’s Registration Statement on Form S-4 (File No. 333-285035), filed with the Commission on April 4, 2025).
10.56†††***	Cell Line License Agreement, dated October 31, 2024, by and between Crescent Biopharma, Inc. and WuXi Biologics Ireland Limited (incorporated herein by reference to Exhibit 10.49 of GlycoMimetics, Inc.’s Registration Statement on Form S-4 (File No. 333-285035), filed with the Commission on April 4, 2025).
10.57†††***	Master Contract Services Agreement, dated December 6, 2024, by and between Crescent Biopharma, Inc. and Charles River Laboratories, Inc (incorporated herein by reference to Exhibit 10.50 of GlycoMimetics, Inc.’s Registration Statement on Form S-4 (File No. 333-285035), filed with the Commission on April 4, 2025).
23.1*	Consent of Ernst & Young LLP, independent registered public accounting firm of GlycoMimetics, Inc.
23.2*	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm of Crescent Biopharma, Inc.

Exhibit Number	Description
23.3*	Consent of Sidley Austin LLP (included in Exhibit 5.1).
23.4*	Consent of Lucid Capital Markets, LLC.
24.1***	Power of Attorney (included in the signature page hereto) (incorporated herein by reference to Exhibit 24.1 of GlycoMimetics, Inc.’s Registration Statement on Form S-4 (File No. 333-285035), filed with the Commission on February 18, 2025).
99.1***	Consent of Alexandra Balcom to serve as a director of GlycoMimetics, Inc., to be renamed Crescent Biopharma, Inc. (incorporated herein by reference to Exhibit 99.1 of GlycoMimetics, Inc.’s Registration Statement on Form S-4 (File No. 333-285035), filed with the Commission on February 18, 2025).
99.2***	Consent of Peter Harwin to serve as a director of GlycoMimetics, Inc., to be renamed Crescent Biopharma, Inc. (incorporated herein by reference to Exhibit 99.2 of GlycoMimetics, Inc.’s Registration Statement on Form S-4 (File No. 333-285035), filed with the Commission on February 18, 2025).
99.3***	Consent of Susan Moran to serve as a director of GlycoMimetics, Inc., to be renamed Crescent Biopharma, Inc. (incorporated herein by reference to Exhibit 99.3 of GlycoMimetics, Inc.’s Registration Statement on Form S-4 (File No. 333-285035), filed with the Commission on February 18, 2025).
99.4***	Consent of Jonathan Violin to serve as a director of GlycoMimetics, Inc., to be renamed Crescent Biopharma, Inc. (incorporated herein by reference to Exhibit 99.4 of GlycoMimetics, Inc.’s Registration Statement on Form S-4 (File No. 333-285035), filed with the Commission on February 18, 2025).
99.5***	Consent of Joshua Brumm to serve as a director of GlycoMimetics, Inc., to be renamed Crescent Biopharma, Inc. (incorporated herein by reference to Exhibit 99.5 of GlycoMimetics, Inc.’s Registration Statement on Form S-4 (File No. 333-285035), filed with the Commission on April 4, 2025).
99.6***	Consent of David Lubner to serve as a director of GlycoMimetics, Inc., to be renamed Crescent Biopharma, Inc. (incorporated herein by reference to Exhibit 99.6 of GlycoMimetics, Inc.’s Registration Statement on Form S-4 (File No. 333-285035), filed with the Commission on April 28, 2025).
101.INS	XBRL Instance Document.
101.SCH	XBRL Taxonomy Extension Schema.
101.CAL	XBRL Taxonomy Extension Calculation Linkbase.
101.DEF	XBRL Taxonomy Extension Definition Linkbase.
101.LAB	XBRL Taxonomy Extension Label Linkbase.
101.PRE	XBRL Taxonomy Extension Presentation Linkbase.
104	Cover Page Interactive Data File. Formatted in Inline XBRL and contained in exhibit 101.
107*	Filing Fee Table.

*
Filed herewith.

***
Previously filed.

#
Indicates management contract or compensatory plan or arrangement.

†
Exhibits and/or schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant hereby undertakes to furnish supplementally copies of any of the omitted exhibits and schedules upon request by the SEC; provided, however, that the registrant may request confidential treatment pursuant to Rule 24b-2 under the Exchange Act for any exhibits or schedules so furnished.

††
Certain portions of this exhibit (indicated by “[***]”) have been omitted because they are both (i) not material and (ii) customarily and actually treated as private or confidential.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Monrovia, State of Maryland, on May 12, 2025.
GlycoMimetics, Inc.
By:
/s/ Brian Hahn

Name:
Brian Hahn

Title:
Principal Executive Officer and Principal Financial Officer

Pursuant to the requirements of the Securities Act this registration statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ Brian Hahn Brian Hahn	Principal Executive and Financial Officer (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)	May 12, 2025
* Timothy R. Pearson	Chairman of the Board of Directors	May 12, 2025
* Patricia S. Andrews	Director	May 12, 2025
* Daniel M. Junius	Director	May 12, 2025
* By:	/s/ Brian Hahn Brian Hahn Attorney-in-Fact